FILED PURSUANT TO RULE 424(h)
REGISTRATION FILE NO.: 333-283864-03

The information in this preliminary prospectus is not complete and may be changed. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

THIS PRELIMINARY PROSPECTUS, DATED JANUARY 26, 2026, MAY BE AMENDED OR COMPLETED PRIOR TO THE TIME OF SALE

PROSPECTUS

$770,246,000 (Approximate)

Benchmark 2026-V20 Mortgage Trust

(Central Index Key Number 0002106400)

Issuing Entity

Deutsche Mortgage & Asset Receiving Corporation

(Central Index Key Number 0001013454)

Depositor

German American Capital Corporation

(Central Index Key Number 0001541294)

Goldman Sachs Mortgage Company

(Central Index Key Number 0001541502)

Citi Real Estate Funding Inc.

(Central Index Key Number 0001701238)

Barclays Capital Real Estate Inc.

(Central Index Key Number 0001549574)

Bank of Montreal

(Central Index Key Number 0000927971)

Sponsors and Mortgage Loan Sellers

Benchmark 2026-V20 Mortgage Trust
Commercial Mortgage Pass-Through Certificates, Series 2026-V20

Deutsche Mortgage & Asset Receiving Corporation is offering certain classes of the Benchmark 2026-V20 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2026-V20 identified in the table below. The offered certificates (and the non-offered certificates identified under “Summary of Certificates”) will represent the ownership interests in the issuing entity, Benchmark 2026-V20 Mortgage Trust, a New York common law trust. The assets of the issuing entity will primarily consist of a pool of fixed rate commercial mortgage loans, which are generally the sole source of payments on the certificates. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of certificates will be entitled to receive monthly distributions of interest and/or principal on the 4th business day following the 11th day of each month (or if the 11th is not a business day, the next business day), commencing in March 2026. The rated final distribution date for each class of offered certificates is the distribution date in February 2059.

Class	Initial Certificate Balance or Notional Amount(1)		Approx. Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(2)
Class A-1	$4,488,000		[_]%	(3)	August 2030
Class A-2	(4)		[_]%	(3)	(4)
Class A-3	(4)		[_]%	(3)	(4)
Class X-A	$693,222,000	(5)	[_]%	Variable(6)	January 2031
Class X-B	$77,024,000	(5)	[_]%	Variable(6)	January 2031
Class A-M	$85,704,000		[_]%	(3)	January 2031
Class B	$43,394,000		[_]%	(3)	January 2031
Class C	$33,630,000		[_]%	(3)	January 2031

(Footnotes on table begin on page 3)

You should carefully consider the summary of risk factors and the risk factors beginning on page 59 and page 61, respectively, of this prospectus.

Neither the certificates nor the mortgage loans are insured or guaranteed by any governmental agency, instrumentality or private issuer or any other person or entity.

The certificates will represent interests in the issuing entity only. They will not represent interests in or obligations of the sponsors, the depositor, any of their affiliates or any other entity.

The United States Securities and Exchange Commission and state regulators have not approved or disapproved of the offered certificates or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. Deutsche Mortgage & Asset Receiving Corporation will not list the offered certificates on any securities exchange or on any automated quotation system of any securities association.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”), contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

The underwriters, Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC, Citigroup Global Markets Inc., Barclays Capital Inc., BMO Capital Markets Corp., Academy Securities, Inc. and Mischler Financial Group, Inc. will purchase the offered certificates from Deutsche Mortgage & Asset Receiving Corporation and will offer them to the public at negotiated prices, plus, in certain cases, accrued interest, determined at the time of sale. Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC, Citigroup Global Markets Inc., Barclays Capital Inc. and BMO Capital Markets Corp. are acting as co-lead managers and joint bookrunners in the following manner: Deutsche Bank Securities Inc. is acting as sole bookrunning manager with respect to approximately 44.4% of each class of offered certificates, Goldman Sachs & Co. LLC is acting as sole bookrunning manager with respect to approximately 24.3% of each class of offered certificates, Citigroup Global Markets Inc. is acting as sole bookrunning manager with respect to approximately 15.5% of each class of offered certificates, Barclays Capital Inc. is acting as sole bookrunning manager with respect to approximately 11.4% of each class of offered certificates, and BMO Capital Markets Corp. is acting as sole bookrunning manager with respect to approximately 4.4% of each class of offered certificates. Academy Securities, Inc. and Mischler Financial Group, Inc. are acting as co-managers.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, Luxembourg and Euroclear Bank, as operator of the Euroclear System, in Europe, against payment in New York, New York on or about February 19, 2026. Deutsche Mortgage & Asset Receiving Corporation expects to receive from this offering approximately [_]% of the aggregate certificate balance of the offered certificates, plus accrued interest from February 1, 2026, before deducting expenses payable by the depositor.

Deutsche Bank Securities	Citigroup	BMO Capital Markets	Barclays	Goldman Sachs & Co. LLC
Co-Lead Managers and Joint Bookrunners
Academy Securities Co-Manager			Mischler Financial Co-Manager

January    , 2026

(THIS PAGE INTENTIONALLY LEFT BLANK)

SUMMARY OF CERTIFICATES

Class	Initial Certificate Balance or Notional Amount(1)		Approx. Initial Credit Support(7)	Approx. Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(2)	Weighted Average Life (Yrs.)(8)	Principal Window (months)(8)
Offered Certificates
Class A-1	$4,488,000		30.000%	[_]%	(3)	August 2030	2.36	1 – 54
Class A-2	(4)		30.000%	[_]%	(3)	(4)	(4)	(4)
Class A-3	(4)		30.000%	[_]%	(3)	(4)	(4)	(4)
Class X-A	$693,222,000	(5)	N/A	[_]%	Variable(6)	January 2031	N/A	N/A
Class X-B	$77,024,000	(5)	N/A	[_]%	Variable(6)	January 2031	N/A	N/A
Class A-M	$85,704,000		20.125%	[_]%	(3)	January 2031	4.91	59 – 59
Class B	$43,394,000		15.125%	[_]%	(3)	January 2031	4.91	59 – 59
Class C	$33,630,000		11.250%	[_]%	(3)	January 2031	4.91	59 – 59
Non-Offered Certificates(9)
Class X-D	$29,291,000	(5)	N/A	[_]%	Variable(6)	January 2031	N/A	N/A
Class X-E(10)	$18,443,000	(5)	N/A	[_]%	Variable(6)	February 2031	N/A	N/A
Class D	$29,291,000		7.875%	[_]%	(3)	January 2031	4.91	59 – 59
Class E(10)	$18,443,000		5.750%	[_]%	(3)	February 2031	4.96	59 – 60
Class F-RR(10)	$13,018,000		4.250%	[_]%	(3)	February 2031	4.99	60 – 60
Class G-RR	$36,885,584		0.000%	[_]%	(3)	February 2031	4.99	60 – 60
Class S(11)	N/A		N/A	N/A	N/A	N/A	N/A	N/A
Class R(12)	N/A		N/A	N/A	N/A	N/A	N/A	N/A
VRR Interest(13)	$18,978,856	(14)	N/A	%	(15)	February 2031	4.86	1 – 60

(1)	Approximate, subject to a variance of plus or minus 5%. The certificate balance of the VRR Interest is not included in the certificate balance or notional amount of any other class of certificates set forth under “Offered Certificates” or “Non-Offered Certificates” in the table above. The VRR Interest is not offered by this prospectus.
(2)	The assumed final distribution dates set forth in this prospectus have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”.
(3)	The pass-through rates for the Class A-1, Class A-2, Class A-3, Class A-M, Class B, Class C, Class D, Class E, Class F-RR and Class G-RR certificates (collectively, the “principal balance certificates”), in each case, will be one of (i) a fixed per annum rate, (ii) the weighted average of the net mortgage rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which such distribution date occurs (the “WAC rate”), (iii) a rate equal to the lesser of a specified pass-through rate and the WAC rate, or (iv) the WAC rate, less a specified rate, but in any case not less than 0.000%. See “Description of the Certificates—Distributions—Pass-Through Rates”.
(4)	The exact initial certificate balances of the Class A-2 and Class A-3 certificates are unknown and will be determined based on the final pricing of those classes of certificates. However, the respective initial certificate balances, assumed final distribution dates, weighted average lives and principal windows of the Class A-2 and Class A-3 certificates are expected to be within the applicable ranges reflected in the following chart. The aggregate initial certificate balance of the Class A-2 and Class A-3 certificates is expected to be approximately $603,030,000, subject to a variance of plus or minus 5%.
Class of Certificates	Expected Range of Initial Certificate Balance	Expected Range of Assumed Final Distribution Date	Expected Range of Weighted Avg. Life (Yrs)	Expected Range of Principal Window
Class A-2	$0 – $274,943,000	NAP – January 2031	NAP – 4.78	NAP / 54 – 59
Class A-3	$328,087,000 – $603,030,000	January 2031	4.91 – 4.85	59 – 59 / 54 – 59
(5)	The Class X-A, Class X-B, Class X-D and Class X-E certificates (collectively, the “Class X certificates” and, together with the principal balance certificate and the Class S certificates, the “non-VRR certificates” and, together with the VRR Interest and the Class R certificates, the “certificates”) will not have certificate balances. The notional amount of the Class X-A certificates will be equal to the aggregate certificate balance of the Class A-1, Class A-2, Class A-3 and Class A-M certificates. The notional amount of the Class X-B certificates will be equal to the aggregate certificate balance of the Class B and Class C certificates. The notional amount of the Class X-D certificates will be equal to the certificate balance of the Class D certificates. The notional amount of the Class X-E certificates will be equal to the certificate balance of the Class E certificates. The notional amount of each class of Class X certificates is subject to change depending upon the final pricing of the principal balance certificates, as follows: (1) if as a result of such pricing the pass-through rate of any class of principal balance certificates whose certificate balance comprises such notional amount is equal to the WAC rate, the certificate balance of such class of principal balance certificates may not be part of, and reduce accordingly, such notional amount of such class of Class X certificates (or, if as a result of such pricing the pass-through rate of such class of Class X certificates is equal to zero, such class of Class X certificates may not be issued on the closing date), and/or (2) if as a result of such pricing the pass-through rate of any class of principal balance certificates that does not comprise such notional amount of such class of Class X certificates is less than the WAC rate, such class of principal balance certificates may become a part of, and increase accordingly, such notional amount of such class of Class X certificates. See “Description of the Certificates—Distributions—Pass-Through Rates”.
(6)	Each class of Class X certificates will not be entitled to distributions of principal. Each class of Class X certificates will accrue interest on their respective notional amount and at their respective pass-through rate as described in “Description of the Certificates—Distributions—Pass-Through Rates”.
(7)	The approximate initial credit support percentages set forth for the certificates are approximate and, for the Class A-1, Class A-2 and Class A-3 certificates, are represented in the aggregate. The approximate initial credit support percentages shown in the table above do not take into account the VRR Interest. However, losses incurred on the mortgage loans will be allocated between the VRR Interest on the one hand, and the principal balance certificates on the other hand, pro rata in accordance with their respective percentage allocation entitlement. See “Credit Risk Retention” and “Description of the Certificates”.

(8)	The weighted average life and principal window during which distributions of principal would be received as set forth in the foregoing table with respect to each class of principal balance certificates are based on the assumptions set forth under “Yield and Maturity Considerations—Weighted Average Life” and on the assumptions that there are no prepayments, modifications or losses in respect of the mortgage loans and that there are no extensions or forbearances of maturity dates or anticipated repayment dates of the mortgage loans. The weighted average life and principal window of the Class A-2 and Class A-3 certificates are expected to be within the applicable ranges reflected in the chart set forth in footnote (4) above.
(9)	The classes of certificates set forth under “Non-Offered Certificates” in the table above are not offered by this prospectus. Any information in this prospectus concerning the non-offered certificates is presented solely to enhance your understanding of the offered certificates.
(10)	The initial certificate balance of each of the Class E and Class F-RR certificates, and the notional amount of the Class X-E certificates, is subject to change based on final pricing of all non-VRR certificates and the VRR Interest and the final determination of the Class F-RR and Class G-RR certificates (collectively, the “HRR certificates”) that will be retained by the retaining third-party purchaser in partial satisfaction of the retention obligations of German American Capital Corporation, in its capacity as “retaining sponsor”. For more information regarding the methodology and key inputs and assumptions used to determine the sizing of the HRR certificates, see “Credit Risk Retention”.
(11)	The Class S certificates will not have a certificate balance, notional amount, pass-through rate, assumed final distribution date or rating. Excess interest accruing after the related anticipated repayment date on any mortgage loan with an anticipated repayment date will, to the extent collected, be allocated to the Class S certificates and the VRR Interest. The Class S certificates will not be entitled to distributions in respect of principal or interest other than the Non-VRR percentage of any excess interest.

(12) The Class R certificates will not have a certificate balance, notional amount, pass-through rate, assumed final distribution date or rating. The Class R certificates will represent the residual interests in each Trust REMIC, as further described in this prospectus. The Class R certificates will not be entitled to distributions of principal or interest.

(13)	German American Capital Corporation, as retaining sponsor, is expected to acquire from the depositor, on the closing date, an “eligible vertical interest” (as defined in Regulation RR) in the form of a single vertical security (the “VRR Interest”). The VRR Interest represents the right to receive a specified percentage (to be determined as described in footnote (14) below) of all amounts collected on the mortgage loans (net of all expenses of the issuing entity) that are available for distribution to the non-VRR certificates and the VRR Interest on each Distribution Date. For more information regarding the VRR Interest, see “Credit Risk Retention”. The VRR Interest will be retained by certain retaining parties in accordance with the credit risk retention rules applicable to this securitization transaction. The VRR Interest is a class of certificates.
(14)	The initial certificate balance of the VRR Interest is subject to change depending on the final pricing of all classes of certificates with the final initial certificate balance of the VRR Interest determined such that, upon initial issuance, the percentage of the fair value of the HRR certificates and the percentage of the VRR Interest (in the aggregate) will equal at least 5. If the initial certificate balance of the VRR Interest is reduced, the initial certificate balance of each class of principal balance certificates (and correspondingly, the initial notional amount of each class of Class X certificates) will be increased on a pro rata basis (based on the initial certificate balance set forth in the table above) in an aggregate amount equal to such reduction in the initial certificate balance of the VRR Interest. If the initial certificate balance of the VRR Interest is increased, the initial certificate balance of each class of principal balance certificates (and correspondingly, the initial notional amount of each class of Class X certificates) will be decreased on a pro rata basis (based on the initial certificate balance set forth in the table above) in an aggregate amount equal to such increase in the initial certificate balance of the VRR Interest. For a further description, see “Credit Risk Retention”.
(15)	Although it does not have a specified pass-through rate (other than for tax reporting purposes), the effective interest rate for the VRR Interest will be the WAC rate.

TABLE OF CONTENTS

SUMMARY OF CERTIFICATES	3
IMPORTANT NOTICE REGARDING THE OFFERED CERTIFICATES	13
IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS PROSPECTUS	14
SUMMARY OF TERMS	23
SUMMARY OF RISK FACTORS	59
Risks Relating to the Mortgage Loans	59
Risks Relating to Conflicts of Interest	60
Other Risks Relating to the Certificates	60
RISK FACTORS	61
Risks Related to Market Conditions and Other External Factors	61
Cyberattacks or Other Security Breaches Could Have a Material Adverse Effect on the Business of the Transaction Parties	61
Risks Relating to the Mortgage Loans	62
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	62
Risks of Commercial, Multifamily and Manufactured Housing Lending Generally	62
Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases	64
Retail Properties Have Special Risks	70
Mixed Use Properties Have Special Risks	72
Hospitality Properties Have Special Risks	72
Risks Relating to Affiliation with a Franchise or Hotel Management Company	74
Risks Related to Casino Properties	75
Office Properties Have Special Risks	75
Industrial Properties Have Special Risks	77
Multifamily Properties Have Special Risks	78
Self Storage Properties Have Special Risks	82
Manufactured Housing Community Properties Have Special Risks	83

Risks Relating to Enforceability of Cross-Collateralization	84
Mortgaged Properties Leased to School Tenants Also Have Risks	85
Condominium Ownership May Limit Use and Improvements	85
Operation of a Mortgaged Property Depends on the Property Manager’s Performance	87
Cash Management Operations Entail Certain Risks That Could Adversely Affect Distributions on Your Certificates	88
Climate Change May Directly or Indirectly Have an Adverse Effect on the Mortgage Pool	88
Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses	89
Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	91
Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	92
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	92
Risks Related to Zoning Non-Compliance and Use Restrictions	94
Risks Relating to Inspections of Properties	96
Risks Relating to Costs of Compliance with Applicable Laws and Regulations	96
Insurance May Not Be Available or Adequate	96
Terrorism Insurance May Not Be Available for All Mortgaged Properties	99
Risks Associated with Blanket Insurance Policies or Self-Insurance	100
Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates	101

Limited Information Causes Uncertainty	101
Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions	101
Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment	102
The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us	103
Static Pool Data Would Not Be Indicative of the Performance of this Pool	103
Appraisals May Not Reflect Current or Future Market Value of Each Property	104
The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property	105
The Borrower’s Form of Entity May Cause Special Risks	105
A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	108
Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions	108
Other Financings or Ability to Incur Other Indebtedness Entails Risk	109
Tenancies-in-Common May Hinder Recovery	111
Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions	111
Risks Associated with One Action Rules	111
State Law Limitations on Assignments of Leases and Rents May Entail Risks	111
Various Other Laws Could Affect the Exercise of Lender’s Rights	112
Risks of Anticipated Repayment Date Loans	112
Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date or

Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk	113
Risks Related to Ground Leases and Other Leasehold Interests	114
Leased Fee Properties Have Special Risks	116
Energy Efficiency and Greenhouse Gas Emission Standards Set By New York City’s Local Law 97 May Adversely Affect Future Net Operating Income at Mortgaged Real Properties Located in New York City	116
Increases in Real Estate Taxes May Reduce Available Funds	117
Collective Bargaining Activity May Disrupt Operations, Increase Labor Costs or Interfere with Business Strategies	117
State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed in Lieu of Foreclosure and Reduce Net Proceeds	118
Risks Related to Conflicts of Interest	118
Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests	118
The Servicing of the Servicing Shift Whole Loan Will Shift to Other Servicers	120
Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests	121
Potential Conflicts of Interest of the Master Servicer and the Special Servicer	122
Potential Conflicts of Interest of the Operating Advisor	124
Potential Conflicts of Interest of the Asset Representations Reviewer	125
Potential Conflicts of Interest of the Directing Holder and the Companion Loan Holders	126

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans	127
Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Holder To Terminate the Special Servicer of the Applicable Whole Loan	129
Other Potential Conflicts of Interest May Affect Your Investment	129
Other Risks Relating to the Certificates	130
The Certificates Are Limited Obligations	130
The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline	130
Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded	130
Subordination of the Subordinate Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinate Certificates	133
Your Yield May Be Affected by Defaults, Prepayments and Other Factors	134
Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment	137
Risks Relating to Modifications of the Mortgage Loans	142
Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan	143
Payments Allocated to the VRR Interest Will Not Be Available to Make Payments on the Non-VRR

Certificates, and Payments Allocated to the Non-VRR Certificates Will Not Be Available to Make Payments on the VRR Interest	143
Risks Relating to Interest on Advances and Special Servicing Compensation	144
Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer	144
The Originators, the Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans	144
The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity	146
Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	146
General Risk Factors	149
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	149
The Certificates May Not Be a Suitable Investment for You	149
The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS	149
Other Events May Affect the Value and Liquidity of Your Investment	150
Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Certificates	151
The Master Servicer, any Sub-Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Custodian May Have Difficulty Performing Under the Pooling and Servicing

Agreement or a Related Sub Servicing Agreement	154
DESCRIPTION OF THE MORTGAGE POOL	155
General	155
Co-Originated or Unaffiliated Third-Party Originated Mortgage Loans	156
Certain Calculations and Definitions	157
Definitions	158
Mortgage Pool Characteristics	166
Overview	166
Property Types	167
Specialty Use Concentrations.	173
Multi-Property Mortgage Loans and Related Borrower Mortgage Loans	174
Geographic Concentrations	175
Mortgaged Properties With Limited Prior Operating History	176
Tenancies-in-Common or Diversified Ownership	176
Condominium and Other Shared Interests	176
Fee & Leasehold Estates; Ground Leases	178
Environmental Considerations	179
Redevelopment, Renovation and Expansion	181
Assessment of Property Value and Condition	182
Litigation and Other Considerations	183
Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings	183
Loan Purpose	183
Default History, Bankruptcy Issues and Other Proceedings	184
Tenant Issues	186
Tenant Concentrations	186
Lease Expirations and Terminations	186
Purchase Options and Rights of First Refusal	192
Affiliated Leases	192
Insurance Considerations	193
Use Restrictions	195
Appraised Value	197
Non-Recourse Carveout Limitations	198
Real Estate and Other Tax Considerations	199
Delinquency Information	200
Certain Terms of the Mortgage Loans	200
Amortization of Principal	200
Due Dates; Mortgage Rates; Calculations of Interest	201
ARD Loans	202
Single Purpose Entity Covenants	202

Prepayment Protections and Certain Involuntary Prepayments	203
“Due-On-Sale” and “Due-On-Encumbrance” Provisions	206
Defeasance; Collateral Substitution	207
Partial Releases	208
Substitutions	211
Additions	211
Escrows	212
Mortgaged Property Accounts	212
Exceptions to Underwriting Guidelines	212
Additional Indebtedness	213
General	213
Whole Loans	213
Mezzanine Indebtedness	214
Preferred Equity	215
Other Secured Indebtedness	216
Other Unsecured Indebtedness	216
The Whole Loans	218
General	218
The Serviced Pari Passu Whole Loans	223
The Non-Serviced Pari Passu Whole Loans	226
The Non-Serviced AB Whole Loans	228
TRANSACTION PARTIES	246
The Sponsors and Mortgage Loan Sellers	246
German American Capital Corporation	246
Goldman Sachs Mortgage Company	254
Citi Real Estate Funding Inc.	264
Barclays Capital Real Estate Inc.	272
Bank of Montreal	279
Compensation of the Sponsors	287
The Depositor	287
The Issuing Entity	287
The Trustee and Certificate Administrator	288
The Master Servicer	291
The Special Servicer	294
The Operating Advisor and Asset Representations Reviewer	298
CREDIT RISK RETENTION	300
Qualifying CRE Loans	300
The VRR Interest	301
Material Terms of the VRR Interest	301
HRR Certificates	303
General	303
Retaining Third-Party Purchaser	304
Material Terms of the HRR Certificates	305

Determination of Amount of Required Horizontal Credit Risk Retention	305
Hedging, Transfer and Financing Restrictions	312
Operating Advisor	313
Representations and Warranties	313
DESCRIPTION OF THE CERTIFICATES	315
General	315
Distributions	317
Method, Timing and Amount	317
Available Funds	318
Priority of Distributions	319
Pass-Through Rates	322
Interest Distribution Amount	324
Principal Distribution Amount	324
Certain Calculations with Respect to Individual Mortgage Loans	326
Excess Interest	327
Application Priority of Mortgage Loan Collections or Whole Loan Collections	327
Allocation of Yield Maintenance Charges and Prepayment Premiums	330
Assumed Final Distribution Date; Rated Final Distribution Date	331
Prepayment Interest Shortfalls	332
Subordination; Allocation of Realized Losses	334
Reports to Certificateholders; Certain Available Information	336
Certificate Administrator Reports	336
Information Available Electronically	341
Voting Rights	345
Delivery, Form, Transfer and Denomination	346
Denomination	346
Book-Entry Registration	346
Definitive Certificates	349
Certificateholder Communication	349
Access to Certificateholders’ Names and Addresses	349
Requests to Communicate	349
List of Certificateholders	350
DESCRIPTION OF THE MORTGAGE LOAN PURCHASE AGREEMENTS	350
General	350
Dispute Resolution Provisions	361
Asset Review Obligations	361
POOLING AND SERVICING AGREEMENT	361
General	361
Assignment of the Mortgage Loans	362
Servicing Standard	363
Subservicing	364
Advances	365

P&I Advances	365
Servicing Advances	366
Nonrecoverable Advances	367
Recovery of Advances	368
Accounts	369
Withdrawals from the Collection Account	371
Servicing and Other Compensation and Payment of Expenses	373
General	373
Master Servicing Compensation	378
Special Servicing Compensation	380
Disclosable Special Servicer Fees	385
Certificate Administrator and Trustee Compensation	385
Operating Advisor Compensation	386
Asset Representations Reviewer Compensation	386
CREFC® Intellectual Property Royalty License Fee	387
Appraisal Reduction Amounts	388
Maintenance of Insurance	394
Modifications, Waivers and Amendments	397
Mortgage Loans with “Due-on-Sale” and “Due-on-Encumbrance” Provisions	402
Inspections	404
Collection of Operating Information	404
Special Servicing Transfer Event	404
Asset Status Report	406
Realization Upon Mortgage Loans	410
Sale of Defaulted Loans and REO Properties	412
The Directing Holder	415
General	415
Major Decisions	417
Asset Status Report	420
Replacement of the Special Servicer	420
Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event	420
Servicing Override	423
Rights of Holders of Companion Loans	423
Limitation on Liability of Directing Holder	424
The Operating Advisor	425
General	425
Duties of the Operating Advisor at All Times	425
Annual Report	427
Additional Duties of the Operating Advisor While an Operating Advisor Consultation Event

Has Occurred and Is Continuing	428
Recommendation of the Replacement of the Special Servicer	429
Eligibility of Operating Advisor	429
Other Obligations of Operating Advisor	430
Delegation of Operating Advisor’s Duties	430
Termination of the Operating Advisor With Cause	431
Rights Upon Operating Advisor Termination Event	432
Waiver of Operating Advisor Termination Event	432
Termination of the Operating Advisor Without Cause	432
Resignation of the Operating Advisor	433
Operating Advisor Compensation	433
The Asset Representations Reviewer	433
Asset Review	433
Eligibility of Asset Representations Reviewer	438
Other Obligations of Asset Representations Reviewer	438
Delegation of Asset Representations Reviewer’s Duties	439
Assignment of Asset Representations Reviewer’s Rights and Obligations	439
Asset Representations Reviewer Termination Events	440
Rights Upon Asset Representations Reviewer Termination Event	440
Termination of the Asset Representations Reviewer Without Cause	441
Resignation of Asset Representations Reviewer	441
Asset Representations Reviewer Compensation	441
Limitation on Liability of the Risk Retention Consultation Party	441
Replacement of the Special Servicer Without Cause	442
Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote	445
Termination of the Master Servicer and the Special Servicer for Cause	446
Servicer Termination Events	446

Rights Upon Servicer Termination Event	447
Waiver of Servicer Termination Event	449
Resignation of the Master Servicer and Special Servicer	450
Resignation of Master Servicer, Trustee, Certificate Administrator, Operating Advisor or Asset Representations Reviewer Upon Prohibited Risk Retention Affiliation	450
Limitation on Liability; Indemnification	451
Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA	453
Dispute Resolution Provisions	454
Certificateholder’s Rights When a Repurchase Request is Initially Delivered By a Certificateholder	454
Repurchase Request Delivered by a Party to the PSA	454
Resolution of a Repurchase Request	454
Mediation and Arbitration Provisions	458
Servicing of the Non-Serviced Mortgage Loans	459
General	459
Servicing of the CityCenter (Aria & Vdara) Mortgage Loan	462
Servicing of the Torrey Heights Mortgage Loan	462
Servicing of the Servicing Shift Mortgage Loans	463
Rating Agency Confirmations	463
Evidence as to Compliance	465
Limitation on Rights of Certificateholders to Institute a Proceeding	466
Termination; Retirement of Certificates	466
Amendment	468
Resignation and Removal of the Trustee and the Certificate Administrator	470
Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction	471
CERTAIN LEGAL ASPECTS OF MORTGAGE LOANS	471
New York	471
California	472
General	472
Types of Mortgage Instruments	473
Leases and Rents	473
Personalty	473
Foreclosure	474

General	474
Foreclosure Procedures Vary from State to State	474
Judicial Foreclosure	474
Equitable and Other Limitations on Enforceability of Certain Provisions	474
Nonjudicial Foreclosure/Power of Sale	475
Public Sale	475
Rights of Redemption	476
Anti-Deficiency Legislation	476
Leasehold Considerations	477
Cooperative Shares	477
Bankruptcy Laws	478
Environmental Considerations	484
General	484
Superlien Laws	484
CERCLA	484
Certain Other Federal and State Laws	485
Additional Considerations	485
Due-on-Sale and Due-on-Encumbrance Provisions	486
Subordinate Financing	486
Default Interest and Limitations on Prepayments	486
Applicability of Usury Laws	486
Americans with Disabilities Act	487
Servicemembers Civil Relief Act	487
Anti-Money Laundering, Economic Sanctions and Bribery	487
Potential Forfeiture of Assets	488
CERTAIN AFFILIATIONS, RELATIONSHIPS AND RELATED TRANSACTIONS INVOLVING TRANSACTION PARTIES	488
PENDING LEGAL PROCEEDINGS INVOLVING TRANSACTION PARTIES	490
USE OF PROCEEDS	490
YIELD AND MATURITY CONSIDERATIONS	490
Yield Considerations	490
General	490
Rate and Timing of Principal Payments	491
Losses and Shortfalls	492
Certain Relevant Factors Affecting Loan Payments and Defaults	493
Delay in Payment of Distributions	493
Yield on the Certificates with Notional Amounts	494
Weighted Average Life	494
Pre-Tax Yield to Maturity Tables	499
MATERIAL FEDERAL INCOME TAX CONSIDERATIONS	500

General	500
Qualification as a REMIC	501
Status of Offered Certificates	503
Taxation of Regular Interests	504
General	504
Original Issue Discount	504
Acquisition Premium	506
Market Discount	506
Premium	507
Election To Treat All Interest Under the Constant Yield Method	507
Treatment of Losses	508
Yield Maintenance Charges and Prepayment Provisions	508
Sale or Exchange of Regular Interests	509
Taxes That May Be Imposed on a REMIC	509
Prohibited Transactions	509
Net Income from Foreclosure Property	510
REMIC Partnership Representative	510
Taxation of Certain Foreign Investors	511
FATCA	512
Backup Withholding	512
Information Reporting	512
3.8% Medicare Tax on “Net Investment Income”	512
Reporting Requirements	512
CERTAIN STATE AND LOCAL TAX CONSIDERATIONS	513
METHOD OF DISTRIBUTION (CONFLICTS OF INTEREST)	514
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	516
WHERE YOU CAN FIND MORE INFORMATION	516
FINANCIAL INFORMATION	517
CERTAIN ERISA CONSIDERATIONS	517
General	517
Plan Asset Regulations	518
Administrative Exemption	518
Insurance Company General Accounts	520
LEGAL INVESTMENT	521
LEGAL MATTERS	522
RATINGS	522
INDEX OF DEFINED TERMS	524

ANNEX A-1	CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES
ANNEX A-2	CERTAIN POOL CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES
ANNEX A-3	DESCRIPTION OF TOP FIFTEEN MORTGAGE LOANS AND ADDITIONAL MORTGAGE LOAN INFORMATION
ANNEX B	FORM OF REPORT TO CERTIFICATEHOLDERS
ANNEX C	FORM OF OPERATING ADVISOR ANNUAL REPORT
ANNEX D-1	GERMAN AMERICAN CAPITAL CORPORATION, CITI REAL ESTATE FUNDING INC., BARCLAYS CAPITAL REAL ESTATE INC. AND BANK OF MONTREAL MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX D-2	EXCEPTIONS TO GACC MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX D-3	EXCEPTIONS TO CREFI MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX D-4	EXCEPTIONS TO BCREI MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX D-5	EXCEPTIONS TO BMO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX E-1	GOLDMAN SACHS MORTGAGE COMPANY MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX E-2	EXCEPTIONS TO GSMC MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

IMPORTANT NOTICE REGARDING THE OFFERED CERTIFICATES

WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THE CERTIFICATES OFFERED IN THIS PROSPECTUS. HOWEVER, THIS PROSPECTUS DOES NOT CONTAIN ALL OF THE INFORMATION CONTAINED IN OUR REGISTRATION STATEMENT. FOR FURTHER INFORMATION REGARDING THE DOCUMENTS REFERRED TO IN THIS PROSPECTUS, YOU SHOULD REFER TO OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT. OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT CAN BE ACCESSED ELECTRONICALLY AT HTTP://WWW.SEC.GOV.

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE INFORMATION IN THIS PROSPECTUS IS PRELIMINARY AND MAY BE SUPPLEMENTED OR AMENDED PRIOR TO THE TIME OF SALE.

IN ADDITION, THE OFFERED CERTIFICATES REFERRED TO IN THIS PROSPECTUS, AND THE ASSET POOL BACKING THEM, ARE SUBJECT TO MODIFICATION OR REVISION (INCLUDING THE POSSIBILITY THAT ONE OR MORE CLASSES OF OFFERED CERTIFICATES MAY BE SPLIT, COMBINED OR ELIMINATED) AT ANY TIME PRIOR TO ISSUANCE, AND ARE OFFERED ON A “WHEN, AS AND IF ISSUED” BASIS.

THE UNDERWRITERS DESCRIBED IN THESE MATERIALS MAY FROM TIME TO TIME PERFORM INVESTMENT BANKING SERVICES FOR, OR SOLICIT INVESTMENT BANKING BUSINESS FROM, ANY COMPANY NAMED IN THESE MATERIALS. THE UNDERWRITERS AND/OR THEIR RESPECTIVE EMPLOYEES MAY FROM TIME TO TIME HAVE A LONG OR SHORT POSITION IN ANY CONTRACT OR CERTIFICATE DISCUSSED IN THESE MATERIALS.

THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPERSEDES ANY PREVIOUS SUCH INFORMATION DELIVERED TO ANY PROSPECTIVE INVESTOR AND MAY BE SUPERSEDED BY INFORMATION DELIVERED TO SUCH PROSPECTIVE INVESTOR PRIOR TO THE TIME OF SALE.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CERTIFICATE ADMINISTRATOR, THE DIRECTING HOLDER, THE RISK RETENTION CONSULTATION PARTY, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. THE UNDERWRITERS CURRENTLY INTEND TO MAKE A MARKET IN THE OFFERED CERTIFICATES BUT ARE UNDER NO OBLIGATION TO DO SO. THE ABILITY OF THE UNDERWRITERS TO MAKE A MARKET IN THE OFFERED CERTIFICATES MAY BE IMPACTED BY CHANGES IN ANY REGULATORY REQUIREMENTS APPLICABLE TO THE MARKETING, HOLDING AND SELLING OF, AND ISSUING QUOTATIONS WITH RESPECT TO, THE OFFERED CERTIFICATES OR CMBS GENERALLY. ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—OTHER RISKS RELATING TO THE CERTIFICATES—THE CERTIFICATES MAY HAVE LIMITED LIQUIDITY AND THE MARKET VALUE OF THE CERTIFICATES MAY DECLINE”.

IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

This prospectus begins with several introductory sections describing the certificates and the issuing entity in abbreviated form:

●	“Summary of Certificates”, which sets forth important statistical information relating to the certificates;
●	“Summary of Terms”, which gives a brief introduction of the key features of the certificates and a description of the mortgage loans; and
●	“Summary of Risk Factors” and “Risk Factors”, which describe risks that apply to the certificates.

This prospectus includes cross references to sections in this prospectus where you can find further related discussions. The table of contents in this prospectus identifies the pages where these sections are located.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Defined Terms”.

All annexes and schedules attached to this prospectus are a part of this prospectus.

In this prospectus:

●	the terms “depositor”, “we”, “us” and “our” refer to Deutsche Mortgage & Asset Receiving Corporation.
●	references to “lender” or “mortgage lender” with respect to a mortgage loan generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the master servicer or special servicer, as applicable, with respect to the obligations and rights of the lender as described under “Pooling and Servicing Agreement”.
●	unless otherwise specified, (i) references to a mortgaged property (or portfolio of mortgaged properties) by name refer to such mortgaged property (or portfolio of mortgaged properties) so identified on Annex A-1, (ii) references to a mortgage loan by name refer to such mortgage loan secured by the related mortgaged property (or portfolio of mortgaged properties) so identified on Annex A-1, (iii) any parenthetical with a percent next to a mortgaged property name (or portfolio of mortgaged properties name) indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount with respect to such mortgaged property) represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization, and (iv) any parenthetical with a percent next to a mortgage loan name or a group of mortgage loans indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of such mortgage loan or the aggregate outstanding principal balance of such group of mortgage loans, as applicable, represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization.

This prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state or other jurisdiction where such offer, solicitation or sale is not permitted.

NOTICE TO INVESTORS: EUROPEAN ECONOMIC AREA

PROHIBITION ON SALES TO EEA RETAIL INVESTORS

THE OFFERED CERTIFICATES ARE NOT INTENDED TO BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO AND SHOULD NOT BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO ANY EEA RETAIL INVESTOR IN THE EUROPEAN ECONOMIC AREA (THE “EEA”). FOR THESE PURPOSES, AN “EEA RETAIL INVESTOR” MEANS A PERSON WHO IS ONE (OR MORE) OF THE FOLLOWING: (I) A RETAIL CLIENT AS DEFINED IN POINT (11) OF ARTICLE 4(1) OF DIRECTIVE 2014/65/EU (AS AMENDED, “MIFID II”); OR (II) A CUSTOMER WITHIN THE MEANING OF DIRECTIVE (EU) 2016/97 (AS AMENDED), WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR (III) NOT A QUALIFIED INVESTOR AS DEFINED IN ARTICLE 2 OF REGULATION (EU) 2017/1129 (AS AMENDED, THE “EU PROSPECTUS REGULATION”).

CONSEQUENTLY NO KEY INFORMATION DOCUMENT REQUIRED BY REGULATION (EU) NO 1286/2014 (AS AMENDED, THE “EU PRIIPS REGULATION”) FOR OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO EEA RETAIL INVESTORS IN THE EEA HAS BEEN PREPARED AND THEREFORE OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO ANY EEA RETAIL INVESTOR IN THE EEA MAY BE UNLAWFUL UNDER THE EU PRIIPS REGULATION.

THIS PROSPECTUS IS NOT A PROSPECTUS FOR THE PURPOSES OF THE EU PROSPECTUS REGULATION.

MIFID II PRODUCT GOVERNANCE

ANY PERSON OFFERING, SELLING OR RECOMMENDING THE OFFERED CERTIFICATES (A “DISTRIBUTOR”) SUBJECT TO MIFID II IS RESPONSIBLE FOR UNDERTAKING ITS OWN TARGET MARKET ASSESSMENT IN RESPECT OF THE OFFERED CERTIFICATES AND DETERMINING APPROPRIATE DISTRIBUTION CHANNELS FOR THE PURPOSES OF THE MIFID II PRODUCT GOVERNANCE RULES UNDER COMMISSION DELEGATED DIRECTIVE (EU) 2017/593 (AS AMENDED, THE “DELEGATED DIRECTIVE”). NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR (EXCEPT AS REGARDS ITSELF OR AGENTS ACTING ON ITS BEHALF, TO THE EXTENT RELEVANT) ANY UNDERWRITER MAKE ANY REPRESENTATIONS OR WARRANTIES AS TO A DISTRIBUTOR’S COMPLIANCE WITH THE DELEGATED DIRECTIVE.

NOTICE TO INVESTORS: UNITED KINGDOM

PROHIBITION ON SALES TO UK RETAIL INVESTORS

THE OFFERED CERTIFICATES ARE NOT INTENDED TO BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO AND SHOULD NOT BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO ANY UK RETAIL INVESTOR IN THE UNITED KINGDOM (THE “UK”). FOR THESE PURPOSES, A “UK RETAIL INVESTOR” MEANS A PERSON WHO IS ONE (OR MORE) OF THE FOLLOWING: (I) A RETAIL CLIENT AS DEFINED IN POINT (8) OF ARTICLE 2 OF COMMISSION DELEGATED REGULATION (EU) 2017/565 AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUROPEAN UNION (WITHDRAWAL) ACT 2018 (AS AMENDED, THE “EUWA”) AND AS AMENDED; OR (II) A CUSTOMER WITHIN THE MEANING OF THE PROVISIONS OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (AS AMENDED, THE “FSMA”) AND ANY RULES OR REGULATIONS MADE UNDER THE FSMA (SUCH RULES AND REGULATIONS AS AMENDED) TO IMPLEMENT DIRECTIVE (EU) 2016/97, WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT, AS DEFINED IN POINT (8) OF ARTICLE 2(1) OF REGULATION (EU) NO 600/2014 AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA AND AS AMENDED; OR (III) NOT A QUALIFIED INVESTOR AS DEFINED IN ARTICLE 2 OF REGULATION (EU) 2017/1129 AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA AND AS AMENDED (THE “UK PROSPECTUS REGULATION”).

CONSEQUENTLY NO KEY INFORMATION DOCUMENT REQUIRED BY REGULATION (EU) NO 1286/2014 AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA AND AS AMENDED (THE “UK PRIIPS REGULATION”) FOR OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO UK RETAIL INVESTORS IN THE UK HAS BEEN PREPARED AND THEREFORE OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO UK RETAIL INVESTORS IN THE UK MAY BE UNLAWFUL UNDER THE UK PRIIPS REGULATION.

THIS PROSPECTUS IS NOT A PROSPECTUS FOR THE PURPOSES OF THE UK PROSPECTUS REGULATION.

UK PRODUCT GOVERNANCE

ANY PERSON OFFERING, SELLING OR RECOMMENDING THE OFFERED CERTIFICATES (A “DISTRIBUTOR”) THAT IS SUBJECT TO THE FCA HANDBOOK PRODUCT INTERVENTION AND PRODUCT GOVERNANCE SOURCEBOOK (THE “UK MIFIR PRODUCT GOVERNANCE RULES”) IS RESPONSIBLE FOR UNDERTAKING ITS OWN TARGET MARKET ASSESSMENT IN RESPECT OF THE OFFERED CERTIFICATES AND DETERMINING APPROPRIATE DISTRIBUTION CHANNELS. NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR (EXCEPT AS REGARDS ITSELF OR AGENTS ACTING ON ITS BEHALF, TO THE EXTENT RELEVANT) ANY UNDERWRITER MAKE ANY REPRESENTATIONS OR WARRANTIES AS TO A DISTRIBUTOR’S COMPLIANCE WITH THE UK MIFIR PRODUCT GOVERNANCE RULES.

UK FINANCIAL PROMOTION REGIME AND PROMOTION OF COLLECTIVE INVESTMENT SCHEMES REGIME

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF THE FSMA THAT IS NOT A “RECOGNISED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UK TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE COMMUNICATION OF THIS PROSPECTUS (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UK, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (AS AMENDED, THE “FINANCIAL PROMOTION ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D) OF THE FINANCIAL PROMOTION ORDER, OR (IV) ARE PERSONS TO WHICH THIS PROSPECTUS MAY OTHERWISE LAWFULLY BE COMMUNICATED OR DIRECTED (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS”); AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, AND DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UK, OR (II) HAVE PROFESSIONAL EXPERIENCE OF PARTICIPATING IN UNREGULATED SCHEMES (AS DEFINED FOR PURPOSES OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES) (EXEMPTIONS) ORDER 2001 (AS AMENDED, THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER”)) AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 14(5) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (III) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (IV) ARE PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH SECTION 4.12B OF THE FCA HANDBOOK CONDUCT OF BUSINESS SOURCEBOOK (ALL SUCH PERSONS TOGETHER WITH FPO PERSONS, “RELEVANT PERSONS”).

THIS PROSPECTUS MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS. ANY PERSONS OTHER THAN RELEVANT PERSONS SHOULD NOT ACT OR RELY ON THIS PROSPECTUS.

POTENTIAL INVESTORS IN THE UK ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UK REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UK FINANCIAL SERVICES COMPENSATION SCHEME.

EEA AND UK SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT:

(a)   IT HAS NOT OFFERED, SOLD OR OTHERWISE MADE AVAILABLE AND WILL NOT OFFER, SELL OR OTHERWISE MAKE AVAILABLE ANY OFFERED CERTIFICATES TO ANY EEA RETAIL INVESTOR IN THE EUROPEAN ECONOMIC AREA. FOR THE PURPOSES OF THIS PROVISION:

(i)    THE EXPRESSION “EEA RETAIL INVESTOR” MEANS A PERSON WHO IS ONE (OR MORE) OF THE FOLLOWING:

(A)  A RETAIL CLIENT AS DEFINED IN POINT (11) OF ARTICLE 4(1) OF DIRECTIVE 2014/65/EU (AS AMENDED, “MIFID II”); OR

(B)  A CUSTOMER WITHIN THE MEANING OF DIRECTIVE (EU) 2016/97 (AS AMENDED), WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR

(C)  NOT A QUALIFIED INVESTOR AS DEFINED IN ARTICLE 2 OF REGULATION (EU) 2017/1129 (AS AMENDED); AND

(ii)    THE EXPRESSION “OFFER” INCLUDES THE COMMUNICATION IN ANY FORM AND BY ANY MEANS OF SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE OFFERED CERTIFICATES TO BE OFFERED SO AS TO ENABLE AN INVESTOR TO DECIDE TO PURCHASE OR SUBSCRIBE FOR THE OFFERED CERTIFICATES;

(b)   IT HAS NOT OFFERED, SOLD OR OTHERWISE MADE AVAILABLE AND WILL NOT OFFER, SELL OR OTHERWISE MAKE AVAILABLE ANY OFFERED CERTIFICATES TO ANY UK RETAIL INVESTOR IN THE UNITED KINGDOM (THE “UK”). FOR THE PURPOSES OF THIS PROVISION:

(i)    THE EXPRESSION “UK RETAIL INVESTOR” MEANS A PERSON WHO IS ONE (OR MORE) OF THE FOLLOWING:

(A)  A RETAIL CLIENT AS DEFINED IN POINT (8) OF ARTICLE 2 OF COMMISSION DELEGATED REGULATION (EU) 2017/565 AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUROPEAN UNION (WITHDRAWAL) ACT 2018 (AS AMENDED, THE “EUWA”) AND AS AMENDED; OR

(B)  A CUSTOMER WITHIN THE MEANING OF THE PROVISIONS OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (AS AMENDED, THE “FSMA”) AND ANY RULES OR REGULATIONS MADE UNDER THE FSMA (SUCH RULES AND REGULATIONS AS AMENDED) TO IMPLEMENT DIRECTIVE (EU) 2016/97, WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT, AS DEFINED IN POINT (8) OF

ARTICLE 2(1) OF REGULATION (EU) NO 600/2014 AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA AND AS AMENDED; OR

(C)  NOT A QUALIFIED INVESTOR AS DEFINED IN ARTICLE 2 OF REGULATION (EU) 2017/1129 AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA AND AS AMENDED; AND

(ii)    THE EXPRESSION “OFFER” INCLUDES THE COMMUNICATION IN ANY FORM AND BY ANY MEANS OF SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE OFFERED CERTIFICATES TO BE OFFERED SO AS TO ENABLE AN INVESTOR TO DECIDE TO PURCHASE OR SUBSCRIBE FOR THE OFFERED CERTIFICATES;

(c)   IT HAS ONLY COMMUNICATED OR CAUSED TO BE COMMUNICATED AND WILL ONLY COMMUNICATE OR CAUSE TO BE COMMUNICATED AN INVITATION OR INDUCEMENT TO ENGAGE IN INVESTMENT ACTIVITY (WITHIN THE MEANING OF SECTION 21 OF THE FSMA) RECEIVED BY IT IN CONNECTION WITH THE ISSUE OR SALE OF THE OFFERED CERTIFICATES IN CIRCUMSTANCES IN WHICH SECTION 21(1) OF THE FSMA DOES NOT APPLY TO THE ISSUING ENTITY OR THE DEPOSITOR; AND

(d)   IT HAS COMPLIED AND WILL COMPLY WITH ALL APPLICABLE PROVISIONS OF THE FSMA WITH RESPECT TO ANYTHING DONE BY IT IN RELATION TO THE OFFERED CERTIFICATES IN, FROM OR OTHERWISE INVOLVING THE UK.

EU SECURITIZATION RULES AND UK SECURITIZATION RULES

NONE OF THE ORIGINATORS, THE SPONSORS, THE DEPOSITOR, THE ISSUING ENTITY, THE UNDERWRITERS OR ANY OTHER PARTY TO THE TRANSACTION (OR ANY OF THEIR RESPECTIVE AFFILIATES) INTENDS TO RETAIN A MATERIAL NET ECONOMIC INTEREST IN THE SECURITIZATION CONSTITUTED BY THE ISSUANCE OF THE CERTIFICATES, OR TO TAKE ANY OTHER ACTION IN RESPECT OF SUCH SECURITIZATION, IN A MANNER PRESCRIBED OR CONTEMPLATED BY THE EU SECURITIZATION RULES OR THE UK SECURITIZATION RULES (EACH AS DEFINED BELOW). IN PARTICULAR, NO SUCH PERSON UNDERTAKES TO TAKE ANY ACTION, OR REFRAIN FROM TAKING ANY ACTION, FOR PURPOSES OF, OR IN CONNECTION WITH, COMPLIANCE BY ANY PROSPECTIVE INVESTOR OR CERTIFICATEHOLDER WITH ANY APPLICABLE REQUIREMENT OF THE EU SECURITIZATION RULES OR THE UK SECURITIZATION RULES. FURTHERMORE, THE ARRANGEMENTS DESCRIBED UNDER “CREDIT RISK RETENTION” HAVE NOT BEEN STRUCTURED WITH THE OBJECTIVE OF ENSURING OR FACILITATING COMPLIANCE BY ANY PERSON WITH ANY APPLICABLE REQUIREMENT OF THE EU SECURITIZATION RULES OR THE UK SECURITIZATION RULES. CONSEQUENTLY, THE CERTIFICATES MAY NOT BE A SUITABLE INVESTMENT FOR ANY PERSON THAT IS SUBJECT TO THE EU SECURITIZATION RULES OR THE UK SECURITIZATION RULES.

AS A RESULT, THE PRICE AND LIQUIDITY OF THE CERTIFICATES IN THE SECONDARY MARKET MAY BE ADVERSELY AFFECTED. THIS COULD ADVERSELY AFFECT YOUR ABILITY TO TRANSFER YOUR CERTIFICATES OR THE PRICE YOU MAY RECEIVE UPON YOUR SALE OF YOUR CERTIFICATES.

SEE “RISK FACTORS—GENERAL RISK FACTORS—LEGAL AND REGULATORY PROVISIONS AFFECTING INVESTORS COULD ADVERSELY AFFECT THE LIQUIDITY OF THE CERTIFICATES”.

PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES BUT MAY BE AVAILABLE FOR PURCHASE BY INVESTORS RESIDENT IN THE PRC FROM OUTSIDE THE PRC.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC.

ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

NO PERSON HAS ISSUED OR DISTRIBUTED OR HAD IN ITS POSSESSION FOR THE PURPOSES OF ISSUE OR DISTRIBUTION, OR WILL ISSUE OR DISTRIBUTE OR HAVE IN ITS POSSESSION FOR THE PURPOSES OF ISSUE OR DISTRIBUTION, WHETHER IN HONG KONG OR ELSEWHERE, ANY ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE OFFERED CERTIFICATES, WHICH IS DIRECTED AT, OR THE CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE SECURITIES LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO OFFERED CERTIFICATES WHICH ARE OR ARE INTENDED TO BE DISPOSED OF (A) ONLY TO PERSONS OUTSIDE HONG KONG OR (B) ONLY TO “PROFESSIONAL INVESTORS” WITHIN THE MEANING OF THE SECURITIES AND FUTURES ORDINANCE (CAP. 571 OF THE LAWS OF HONG KONG) (THE “SFO”) AND ANY RULES OR REGULATIONS MADE UNDER THE SFO.

THE OFFERED CERTIFICATES (IF THEY ARE NOT A “STRUCTURED PRODUCT” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP. 571 OF THE LAWS OF HONG KONG)) HAVE NOT BEEN OFFERED OR SOLD AND WILL NOT BE OFFERED OR SOLD, BY MEANS OF ANY DOCUMENT, OTHER THAN (A) TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES OR REGULATIONS MADE UNDER THE SFO, OR (B) IN OTHER CIRCUMSTANCES WHICH DO NOT RESULT IN THE DOCUMENT CONSTITUTING A “PROSPECTUS” AS DEFINED IN THE COMPANIES (WINDING UP AND MISCELLANEOUS PROVISIONS) ORDINANCE (CAP. 32 OF THE LAWS OF HONG KONG) OR WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE COMPANIES ORDINANCE (CAP. 622 OF THE LAWS OF HONG KONG). FURTHER, THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY THE SECURITIES AND FUTURES COMMISSION OF HONG KONG OR ANY OTHER REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFERING CONTEMPLATED IN THIS PROSPECTUS.

W A R N I N G

IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

SINGAPORE

NEITHER THIS PROSPECTUS NOR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH ANY OFFER OF THE OFFERED CERTIFICATES HAS BEEN OR WILL BE LODGED OR REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE (“MAS”) UNDER THE SECURITIES AND FUTURES ACT (CAP. 289) OF SINGAPORE (THE “SFA”).

ACCORDINGLY, MAS ASSUMES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT A PROSPECTUS AS DEFINED IN THE SFA AND STATUTORY LIABILITY UNDER THE SFA IN RELATION TO THE CONTENTS OF PROSPECTUSES WOULD NOT APPLY. PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY WHETHER THE INVESTMENT IS SUITABLE FOR IT.

THIS PROSPECTUS AND ANY OTHER DOCUMENTS OR MATERIALS IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE OFFERED CERTIFICATES MAY NOT BE DIRECTLY OR INDIRECTLY ISSUED, CIRCULATED OR DISTRIBUTED, NOR MAY THE OFFERED CERTIFICATES BE OFFERED OR SOLD, OR BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN TO AN INSTITUTIONAL INVESTOR (AS DEFINED IN SECTION 4A(1)(C) OF THE SFA) (“INSTITUTIONAL INVESTOR”) PURSUANT TO SECTION 304 OF THE SFA.

UNLESS SUCH OFFERED CERTIFICATES ARE OF THE SAME CLASS AS OTHER OFFERED CERTIFICATES OF THE ISSUING ENTITY THAT ARE LISTED FOR QUOTATION ON AN APPROVED EXCHANGE (AS DEFINED IN SECTION 2(1) OF THE SFA) (“APPROVED EXCHANGE”) AND IN RESPECT OF WHICH ANY OFFER INFORMATION STATEMENT, INTRODUCTORY DOCUMENT, SHAREHOLDERS’ CIRCULAR FOR A REVERSE TAKE-OVER, DOCUMENT ISSUED FOR THE PURPOSES OF A TRUST SCHEME, OR ANY OTHER SIMILAR DOCUMENT APPROVED BY AN APPROVED EXCHANGE, WAS ISSUED IN CONNECTION WITH AN OFFER, OR THE LISTING FOR QUOTATION, OF THOSE OFFERED CERTIFICATES, ANY SUBSEQUENT OFFERS IN SINGAPORE OF OFFERED CERTIFICATES ACQUIRED PURSUANT TO AN INITIAL OFFER MADE HEREUNDER MAY ONLY BE MADE, PURSUANT TO THE REQUIREMENTS OF SECTION 304A, TO PERSONS WHO ARE INSTITUTIONAL INVESTORS.

AS THE OFFERED CERTIFICATES ARE ONLY OFFERED TO PERSONS IN SINGAPORE WHO QUALIFY AS AN INSTITUTIONAL INVESTOR, THE ISSUING ENTITY IS NOT REQUIRED TO DETERMINE THE CLASSIFICATION OF THE OFFERED CERTIFICATES PURSUANT TO SECTION 309B OF THE SFA.

NOTHING SET OUT IN THIS NOTICE SHALL BE CONSTRUED AS LEGAL ADVICE AND EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN LEGAL COUNSEL. THIS NOTICE IS FURTHER SUBJECT TO THE PROVISIONS OF THE SFA AND ITS REGULATIONS, AS THE SAME MAY BE AMENDED OR CONSOLIDATED FROM TIME TO TIME, AND DOES NOT PURPORT TO BE EXHAUSTIVE IN ANY RESPECT.

THE REPUBLIC OF KOREA

THIS PROSPECTUS IS NOT, AND UNDER NO CIRCUMSTANCES IS THIS PROSPECTUS TO BE CONSTRUED AS, A PUBLIC OFFERING OF SECURITIES IN KOREA. NEITHER THE ISSUER NOR ANY OF ITS AGENTS MAKE ANY REPRESENTATION WITH RESPECT TO THE ELIGIBILITY OF ANY RECIPIENTS OF THIS PROSPECTUS TO ACQUIRE THE OFFERED CERTIFICATES UNDER THE LAWS OF KOREA, INCLUDING, BUT WITHOUT LIMITATION, THE FOREIGN EXCHANGE TRANSACTION LAW AND REGULATIONS THEREUNDER (THE “FETL”). THE OFFERED CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF KOREA FOR PUBLIC OFFERING IN KOREA, AND NONE OF THE OFFERED CERTIFICATES MAY BE OFFERED, SOLD OR DELIVERED, DIRECTLY OR INDIRECTLY, OR OFFERED OR SOLD TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY IN KOREA OR TO ANY RESIDENT OF KOREA EXCEPT PURSUANT TO THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE DECREES AND REGULATIONS THEREUNDER (THE “FSCMA”), THE FETL AND ANY OTHER APPLICABLE LAWS, REGULATIONS AND MINISTERIAL GUIDELINES IN KOREA. WITHOUT PREJUDICE TO THE FOREGOING, THE NUMBER OF OFFERED CERTIFICATES OFFERED IN KOREA OR TO A RESIDENT OF KOREA SHALL BE LESS THAN FIFTY AND FOR A PERIOD OF ONE YEAR FROM THE ISSUE DATE OF THE OFFERED CERTIFICATES,

NONE OF THE OFFERED CERTIFICATES MAY BE DIVIDED RESULTING IN AN INCREASED NUMBER OF OFFERED CERTIFICATES. FURTHERMORE, THE OFFERED CERTIFICATES MAY NOT BE RESOLD TO KOREAN RESIDENTS UNLESS THE PURCHASER OF THE OFFERED CERTIFICATES COMPLIES WITH ALL APPLICABLE REGULATORY REQUIREMENTS (INCLUDING, BUT NOT LIMITED TO, GOVERNMENT REPORTING APPROVAL REQUIREMENTS UNDER THE FETL AND ITS SUBORDINATE DECREES AND REGULATIONS) IN CONNECTION WITH THE PURCHASE OF THE OFFERED CERTIFICATES.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY OFFERED CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR REOFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN.

JAPANESE RETENTION REQUIREMENT

THE JAPANESE FINANCIAL SERVICES AGENCY (“JFSA”) PUBLISHED A RISK RETENTION RULE AS PART OF THE REGULATORY CAPITAL REGULATION OF CERTAIN CATEGORIES OF JAPANESE INVESTORS SEEKING TO INVEST IN SECURITIZATION TRANSACTIONS (THE “JRR RULE”). THE JRR RULE MANDATES AN “INDIRECT” COMPLIANCE REQUIREMENT, MEANING THAT CERTAIN CATEGORIES OF JAPANESE INVESTORS WILL BE REQUIRED TO APPLY HIGHER RISK WEIGHTING TO SECURITIZATION EXPOSURES THEY HOLD UNLESS THE RELEVANT ORIGINATOR COMMITS TO HOLD A RETENTION INTEREST IN THE SECURITIES ISSUED IN THE SECURITIZATION TRANSACTION EQUAL TO AT LEAST 5% OF THE EXPOSURE OF THE TOTAL UNDERLYING ASSETS IN THE SECURITIZATION TRANSACTION (THE “JAPANESE RETENTION REQUIREMENT”), OR SUCH INVESTORS DETERMINE THAT THE UNDERLYING ASSETS WERE NOT “INAPPROPRIATELY ORIGINATED.” IN THE ABSENCE OF SUCH A DETERMINATION BY SUCH INVESTORS THAT SUCH UNDERLYING ASSETS WERE NOT “INAPPROPRIATELY ORIGINATED,” THE JAPANESE RETENTION REQUIREMENT WOULD APPLY TO AN INVESTMENT BY SUCH INVESTORS IN SUCH SECURITIES.

NO PARTY TO THE TRANSACTION DESCRIBED IN THIS PROSPECTUS HAS COMMITTED TO HOLD A RISK RETENTION INTEREST IN COMPLIANCE WITH THE JAPANESE RETENTION REQUIREMENT, AND WE MAKE NO REPRESENTATION AS TO WHETHER THE TRANSACTION DESCRIBED IN THIS PROSPECTUS WOULD OTHERWISE COMPLY WITH THE JRR RULE.

NOTICE TO RESIDENTS OF CANADA

THE OFFERED CERTIFICATES MAY BE SOLD IN CANADA ONLY TO PURCHASERS PURCHASING, OR DEEMED TO BE PURCHASING, AS PRINCIPAL THAT ARE ACCREDITED INVESTORS, AS DEFINED IN NATIONAL INSTRUMENT 45-106 PROSPECTUS EXEMPTIONS OR SUBSECTION 73.3(1) OF THE SECURITIES ACT (ONTARIO), AND ARE PERMITTED CLIENTS, AS DEFINED IN NATIONAL INSTRUMENT 31-103 REGISTRATION REQUIREMENTS, EXEMPTIONS AND ONGOING REGISTRANT OBLIGATIONS. ANY RESALE OF THE OFFERED CERTIFICATES MUST BE MADE IN ACCORDANCE WITH AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE PROSPECTUS REQUIREMENTS OF APPLICABLE SECURITIES LAWS.

SECURITIES LEGISLATION IN CERTAIN PROVINCES OR TERRITORIES OF CANADA MAY PROVIDE A PURCHASER WITH REMEDIES FOR RESCISSION OR DAMAGES IF THIS PROSPECTUS (INCLUDING ANY AMENDMENT THERETO) CONTAINS A MISREPRESENTATION, PROVIDED THAT THE REMEDIES FOR RESCISSION OR DAMAGES ARE EXERCISED BY THE PURCHASER WITHIN THE TIME LIMIT PRESCRIBED BY THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY. THE PURCHASER SHOULD REFER TO ANY APPLICABLE PROVISIONS OF THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY FOR PARTICULARS OF THESE RIGHTS OR CONSULT WITH A LEGAL ADVISOR.

PURSUANT TO SECTION 3A.3 OF NATIONAL INSTRUMENT 33-105 UNDERWRITING CONFLICTS (“NI 33-105”), THE UNDERWRITERS ARE NOT REQUIRED TO COMPLY WITH THE DISCLOSURE REQUIREMENTS OF NI 33-105 REGARDING UNDERWRITER CONFLICTS OF INTEREST IN CONNECTION WITH THIS OFFERING.

SUMMARY OF TERMS

This summary highlights selected information from this prospectus. It does not contain all of the information you need to consider in making your investment decision. To understand all of the terms of the offering of the offered certificates, read this entire document carefully.

Relevant Parties

Depositor	Deutsche Mortgage & Asset Receiving Corporation, a Delaware corporation. The depositor’s principal offices are located at 1 Columbus Circle, New York, New York 10019, and its telephone number is (212) 250-2500. See “Transaction Parties—The Depositor”.
Issuing Entity	Benchmark 2026-V20 Mortgage Trust, a New York common law trust. The issuing entity will be established on the closing date pursuant to the pooling and servicing agreement that will be entered into between certain parties to this securitization transaction. See “Transaction Parties—The Issuing Entity”.
Sponsors	The sponsors of this transaction are:
●	German American Capital Corporation, a Maryland corporation;
●	Goldman Sachs Mortgage Company, a New York limited partnership;
●	Citi Real Estate Funding Inc., a New York corporation;
●	Barclays Capital Real Estate Inc., a Delaware corporation; and
●	Bank of Montreal, a Canadian chartered bank.

The sponsors are sometimes also referred to in this prospectus as the “mortgage loan sellers”.

The sponsors originated, co-originated or acquired (or, on or prior to the closing date, will acquire) and will transfer to the depositor the mortgage loans set forth in the following chart:

Mortgage Loan Seller(1)	Number of Mortgage Loans	Aggregate Cut-off Date Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance(2)
German American Capital Corporation	11	$359,000,056	40.5%
Goldman Sachs Mortgage Company	6	180,436,961	20.3
Citi Real Estate Funding Inc.	7	112,775,000	12.7
Barclays Capital Real Estate Inc.	5	100,900,423	11.4
Bank of Montreal	3	38,750,000	4.4
Goldman Sachs Mortgage Company / Citi Real Estate Funding Inc. / German American Capital Corporation(3)	1	75,000,000	8.5
German American Capital Corporation / Goldman Sachs Mortgage Company(4)	1	20,000,000	2.3
Total	34	$886,862,441	100.0%

(1)	Each mortgage loan was originated by its respective mortgage loan seller or its affiliate, except those certain mortgage loans that were originated by an unaffiliated third-party and purchased by the respective mortgage loan seller on or prior to the closing date or are part of larger whole loan structures that were co-originated by the applicable mortgage loan seller or its affiliate with one or more other lenders. See “Description of the Mortgage Pool—Co-Originated or Unaffiliated Third-Party Originated Mortgage Loans” for additional information.
(2)	The sum of the numerical data in this column does not equal the indicated total due to rounding.
(3)	The CityCenter (Aria & Vdara) mortgage loan (8.5%) is part of a whole loan as to which separate notes are being sold by German American Capital Corporation, Goldman Sachs Mortgage Company and Citi Real Estate Funding Inc. The CityCenter (Aria & Vdara) mortgage loan is evidenced by three promissory notes: (i) note A-12, with an outstanding principal balance of $25,000,000 as of the cut-off date, as to which Citi Real Estate Funding Inc. is acting as mortgage loan seller, (ii) note A-16, with an outstanding principal balance of $25,000,000 as of the cut-off date, as to which German American Capital Corporation is acting as mortgage loan seller, and (iii) note A-20-A, with an outstanding principal balance of $25,000,000 as of the cut-off date, as to which Goldman Sachs Mortgage Company is acting as mortgage loan seller.
(4)	The Torrey Heights mortgage loan (2.3%) is part of a whole loan as to which separate notes are being sold by German American Capital Corporation and Goldman Sachs Mortgage Company. The Torrey Heights mortgage loan is evidenced by two promissory notes: (i) note A-6-2, with an outstanding principal balance of $10,000,000 as of the cut-off date, as to which German American Capital Corporation is acting as mortgage loan seller, and (ii) note A-8, with an outstanding principal balance of $10,000,000 as of the cut-off date, as to which Goldman Sachs Mortgage Company is acting as mortgage loan seller.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

Master Servicer	Midland Loan Services, a Division of PNC Bank, National Association, a national banking association, is expected to act as the master servicer and will be responsible for the master servicing and administration of the serviced mortgage loans and any related serviced companion loans pursuant to the pooling and servicing agreement. The principal commercial mortgage master servicing offices of the master servicer are located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210. See “Transaction Parties—The Master Servicer” and “Pooling and Servicing Agreement”.

Prior to the related servicing shift securitization date, any servicing shift whole loan will be serviced by the master servicer under the pooling and servicing agreement. From and after a related servicing shift securitization date, the related servicing shift whole loan will be serviced under, and by the master servicer designated in, the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Servicing Shift Mortgage Loans”.

Special Servicer	Rialto Capital Advisors, LLC, a Delaware limited liability company, is expected to act as special servicer with respect to the serviced mortgage loans (other than any applicable excluded special servicer loan) and any related serviced companion loans. The special servicer will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to such serviced mortgage loans and any related serviced companion loans as to which a special servicing transfer event (such as a default or an imminent default) is continuing and (ii) in certain circumstances, reviewing, evaluating, processing and providing or withholding consent as to certain “major decisions” and “special servicer non-major decisions” and other transactions and performing certain enforcement actions relating to such serviced mortgage loans and any related serviced companion loans for which a special servicing transfer event has not occurred, in each case pursuant to the pooling and servicing agreement. The principal servicing offices of Rialto Capital Advisors, LLC are located at Southeast Financial Center, 200 S. Biscayne Blvd., Suite 3550, Miami, Florida 33131. See “Transaction Parties—The Special Servicer” and “Pooling and Servicing Agreement”.

If the special servicer obtains knowledge that it has become a borrower party with respect to any serviced mortgage loan and any related serviced companion loan (referred to as an “excluded special servicer loan”), if any, the special servicer will be required to resign as special servicer of that excluded special servicer loan. See “Pooling and Servicing Agreement—Termination of the Master Servicer and the Special Servicer for Cause”.

Rialto Capital Advisors, LLC is expected to be appointed as the special servicer by RREF V – D AIV RR L, LLC or its affiliate, which is expected to purchase each of the Class X-E, Class E, Class F-RR and Class G-RR certificates and receive the Class S certificates and, on the closing date, is expected to appoint itself or its affiliate to be the initial directing holder with respect to each serviced mortgage loan (other than, for so long as no control appraisal period under the related intercreditor agreement is continuing, any serviced AB whole loans, any applicable excluded loans and any servicing shift mortgage loan) and any related serviced companion loans. RREF V – D AIV RR L, LLC (or its affiliate) may also purchase one or more other classes of additional certificates. See “Pooling and Servicing Agreement—The Directing Holder”.

Rialto Capital Advisors, LLC, or its affiliate, assisted RREF V – D AIV RR L, LLC or its affiliate with due diligence relating to the mortgage loans to be included in the mortgage pool.

Prior to the related servicing shift securitization date, any servicing shift whole loan, if necessary, will be specially serviced by the special servicer under the pooling and servicing agreement. From and after a related servicing shift securitization date, the related servicing shift whole loan will be specially serviced, if necessary, under, and by the special servicer designated in, the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Servicing Shift Mortgage Loans”.

Trustee	Computershare Trust Company, National Association, a national banking association will be the trustee. The corporate trust office of Computershare Trust Company, National Association is located at 9062 Old Annapolis Road, Columbia, Maryland 21045 (among other locations). Following the transfer of the mortgage loans to the issuing entity, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each serviced mortgage loan and any related serviced companion loans. See “Transaction Parties—The Trustee and the Certificate Administrator” and “Pooling and Servicing Agreement”.

The initial mortgagee of record with respect to any servicing shift mortgage loan will be the trustee under the pooling and servicing agreement. From and after a related servicing shift securitization date, the mortgagee of record with respect to any related servicing shift mortgage loan will be the trustee designated in the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Servicing Shift Mortgage Loans”.

Certificate Administrator	Computershare Trust Company, National Association, a national banking association, will be certificate administrator. The certificate administrator will also be required to act as custodian, 17g-5 information provider, certificate registrar and authenticating agent. The corporate trust offices of Computershare Trust Company, National Association, in its capacity as certificate administrator, are located at 9062 Old Annapolis Road, Columbia, Maryland 21045 (among other locations), and for certificate transfer services, Computershare Trust Company, National Association, 1505 Energy Park Drive,

St. Paul, Minnesota 55108. See “Transaction Parties—The Trustee and the Certificate Administrator” and “Pooling and Servicing Agreement”.

The custodian with respect to any servicing shift mortgage loan will be the certificate administrator, in its capacity as custodian under the pooling and servicing agreement. After any related servicing shift securitization date, the custodian of the related mortgage file (other than the promissory note evidencing the related servicing shift mortgage loan) will be the custodian under the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Servicing Shift Mortgage Loans”.

Operating Advisor	Park Bridge Lender Services LLC, a New York limited liability company and an indirect wholly owned subsidiary of Park Bridge Financial LLC, will be the operating advisor. The operating advisor will have certain review and reporting responsibilities with respect to the performance of the special servicer and, in certain circumstances may recommend to the certificateholders that the special servicer be replaced. The operating advisor will generally have no obligations or consultation rights as operating advisor under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan or any related REO property. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.
Asset Representations Reviewer	Park Bridge Lender Services LLC, a New York limited liability company and an indirect wholly owned subsidiary of Park Bridge Financial LLC, will also be the asset representations reviewer. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and notification from the certificate administrator that the required percentage of certificateholders have voted to direct a review of such delinquent mortgage loans.

See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Asset Representations Reviewer”.

Directing Holder	The directing holder will have certain consent and consultation rights in certain circumstances with respect to the serviced mortgage loans (other than any servicing shift mortgage loans or applicable excluded loan) and any related serviced companion loans, as further described in this prospectus. The directing holder with respect to each serviced mortgage loan (other than, for so long as no control appraisal period under the related intercreditor agreement is continuing, any serviced AB whole loan, any applicable excluded loan and any servicing shift mortgage loan) and any related serviced companion loans will be the trust directing holder. The “trust directing holder” will generally be the controlling class certificateholder (or its representative) selected by a majority of the controlling class certificateholders (by certificate balance, as certified by the certificate registrar from time to time as provided for in the pooling and servicing agreement). See “Pooling and Servicing Agreement—The Directing Holder”. However, in certain circumstances there may be no directing holder even if there is a controlling class, and in other circumstances there will be no controlling class.

With respect to the directing holder, an “excluded loan” is a mortgage loan or whole loan with respect to which the directing holder or the holder of the majority of the controlling class certificates (by certificate balance), is a borrower, a mortgagor, a manager of a mortgaged property, the holder of a mezzanine loan that has accelerated the related mezzanine loan or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan, or any borrower party affiliate thereof.

The controlling class will be the most subordinate class of the Class E, Class F-RR and Class G-RR certificates then-outstanding that has an aggregate certificate balance, as notionally reduced by any cumulative appraisal reduction amounts allocable to such class, at least equal to 25% of the initial certificate balance of that class; provided that each of the Class E and Class F-RR certificates will only be control eligible certificates for so long as RREF V – D AIV RR L, LLC, Rialto Capital Advisors, LLC or any of their affiliates is the holder of the majority (by certificate balance) of such class of certificates. No class of certificates, other than as described above, will be eligible to act as the controlling class or appoint a directing holder.

RREF V – D AIV RR L, LLC or its affiliate is expected to purchase each of the Class X-E, Class E, Class F-RR and Class G-RR certificates and receive the Class S certificates and, on the closing date, is expected to appoint itself or its affiliate as the initial directing holder with respect to each serviced mortgage loan (other than, for so long as no control appraisal period under the related intercreditor agreement is continuing, any serviced AB mortgage loan, any excluded loans and any servicing shift mortgage loan) and any related serviced companion loans. RREF V – D AIV RR L, LLC (or its affiliate) may also purchase one or more other classes of additional certificates.

With respect to any servicing shift whole loan, the holder of the related controlling companion loan will be the related controlling noteholder, and will be entitled to certain consent and consultation rights with respect to the related servicing shift whole loan under the related intercreditor agreement. From and after the related servicing shift securitization date, the controlling noteholder of the related servicing shift whole loan is expected to be the directing holder (or equivalent party) under the related servicing shift pooling and servicing agreement and will be entitled to certain consent and consultation rights with respect to the related servicing shift whole loan, which are substantially similar to, but not necessarily identical to, those of the trust directing holder related to this securitization transaction. The trust directing holder of this securitization will only have limited consultation rights with respect to certain servicing matters or mortgage loan modifications affecting any servicing shift mortgage loan. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu Whole Loans”.

Risk Retention

Consultation Party	The “risk retention consultation party” will be selected by Deutsche Bank AG, New York Branch as the holder of the VRR Interest. The risk retention consultation party will have certain non-binding consultation rights in certain circumstances (i) for so long as no consultation termination event is continuing, with respect to any serviced mortgage loan (other than any applicable excluded loan and any servicing shift mortgage loan) and any related serviced companion loans that is a specially serviced loan, and (ii) during the continuance of a consultation termination event, with respect to any serviced mortgage loan (other than any applicable excluded loan and servicing shift mortgage loan) and any related serviced companion loans, as further described in this prospectus. For the avoidance of doubt, the risk retention consultation party will not have any consultation rights with respect to any applicable excluded loan. Deutsche Bank AG, New York Branch (or an affiliate thereof) is expected to be appointed as the initial risk retention consultation party.

With respect to the risk retention consultation party, an “excluded loan” is a mortgage loan or whole loan with respect to which the risk retention consultation party or the person entitled to appoint the risk retention consultation party is a borrower, a mortgagor, a manager of a mortgaged property, the holder of a mezzanine loan that has accelerated the related mezzanine loan or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan, or any borrower party affiliate thereof.

Non-Serviced Mortgage Loan

Related Parties	With respect to each non-serviced mortgage loan, the entities acting or expected to act as of the date of this prospectus as master servicer, special servicer, trustee, custodian, directing holder (or equivalent party), operating advisor and asset representations reviewer (or, in each case, in similar capacities) are identified in the table titled “Non-Serviced Whole Loans” under “—Whole Loans” below in connection with the related securitization transactions. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.
Certain Affiliations	The originators, the sponsors, the underwriters and parties to the pooling and servicing agreement have various roles in this transaction as well as certain relationships with parties to this transaction and certain of their affiliates. These roles and other potential relationships may give rise to conflicts of interest as further described under “Risk Factors—Risks Related to Conflicts of Interest” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Relevant Dates and Periods

Cut-off Date	With respect to each mortgage loan, the later of the related due date of such mortgage loan in February 2026 (or, in the case of any mortgage loan that has its first due date after February 2026, the date that would have been its due date in February 2026 under the terms of that mortgage loan if a monthly payment were scheduled to be due in that month) and the date of origination of such mortgage loan.
Closing Date	On or about February 19, 2026.
Distribution Date	The 4th business day following each determination date. The first distribution date will be in March 2026.
Determination Date	The 11th day of each month or, if the 11th day is not a business day, then the business day immediately following such 11th day.
Record Date	With respect to any distribution date, the last business day of the month preceding the month in which that distribution date occurs.
Interest Accrual Period	Interest will accrue on the offered certificates during the calendar month immediately preceding the related distribution date. Interest will be calculated on the offered certificates based on a 360-day year consisting of 30-day months, or a “30/360 basis”.
Collection Period	For any mortgage loan to be held by the issuing entity and any distribution date, the period commencing on the day immediately following the due date for such mortgage loan in the month preceding the month in which that distribution date occurs and ending on and including the due date for such mortgage loan occurring in the month in which that distribution date occurs. However, in the event that the last day of a collection period (or applicable grace period) is not a business day, any periodic payments received with respect to the mortgage loans relating to that collection period on the business day immediately following that last day will be deemed to have been received during that collection period and not during any other collection period.

Assumed Final Distribution Date;

Rated Final Distribution Date	Each class of offered certificates will have the assumed final distribution dates set forth below, which have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”:
Class A-1	August 2030
Class A-2	NAP – January 2031(1)
Class A-3	January 2031
Class X-A	January 2031
Class X-B	January 2031
Class A-M	January 2031
Class B	January 2031
Class C	January 2031

(1)	The range of Assumed Final Distribution Dates is based on the initial certificate balance of the Class A-2 certificates ranging from $0 to $274,943,000.

The rated final distribution date for each class of offered certificates will be the distribution date in February 2059.

Transaction Overview

On the closing date, each sponsor will sell its respective mortgage loans to the depositor, which will in turn deposit the mortgage loans into the issuing entity, a common law trust created on the closing date. The issuing entity will be formed pursuant to the pooling and servicing agreement.

The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the offered certificates are illustrated below:

The foregoing illustration does not take into account the sale of any non-offered certificates.

Offered Certificates

General	We are offering the following classes of Benchmark 2026-V20 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2026-V20 set forth below (referred to as the “offered certificates”):
●	Class A-1
●	Class A-2
●	Class A-3
●	Class X-A
●	Class X-B
●	Class A-M
●	Class B
●	Class C

The certificates will consist of (i) the offered certificates and (ii) each class of non-offered certificates, which consists of the Class X-D, Class X-E, Class D, Class E, Class F-RR, Class G-RR, Class S and Class R certificates and the VRR Interest (collectively referred to as the “non-offered certificates”). The offered certificates and the non-offered certificates (other than the Class R certificates and the VRR Interest) are collectively referred to as the “non-VRR certificates”. The offered certificates and the non-offered certificates are collectively referred to as the “certificates”. The Class F-RR and Class G-RR certificates are collectively referred to as the “HRR certificates”.

Certificate Balances and

Notional Amounts	Each class of offered certificates will have the approximate aggregate initial certificate balance or notional amount set forth below, subject to a variance of plus or minus 5%:
Initial Certificate Balance or Notional Amount
Class A-1	$4,488,000
Class A-2	(1)
Class A-3	(1)
Class X-A	$693,222,000(2)
Class X-B	$77,024,000(2)
Class A-M	$85,704,000
Class B	$43,394,000
Class C	$33,630,000

(1)	The exact initial certificate balances of the Class A-2 and Class A-3 certificates are unknown and will be determined based on the final pricing of those classes of certificates. The initial certificate balance of the Class A-2 certificates will be between $0 and $274,943,000, and the initial certificate balance of the Class A-3 certificates will be between $328,087,000 and $603,030,000.
(2)	The notional amount of each of the Class X-A and Class X-B certificates is subject to change depending upon the final pricing of the principal balance certificates, as follows: (1) if as a result of such pricing the pass-through rate of any class of principal balance certificates whose certificate balance comprises such notional amount is equal to the WAC rate, the certificate balance of such class of principal balance certificates may not be part of, and reduce accordingly, such notional amount of such Class X certificates (or, if as a result of such pricing the pass-through rate of such Class X certificates is equal to zero, such Class X certificates may not be issued on the closing date), and/or (2) if as a result of such pricing the pass-through rate of any class of principal balance certificates that does not comprise such notional amount of such Class X certificates is less than the WAC rate, such class of principal balance certificates may become a part of, and increase accordingly, such notional amount of such Class X certificates.

Pass-Through Rates

A. Offered Certificates	Each class of offered certificates will accrue interest at an annual rate called a pass-through rate. The initial approximate pass-through rate for each class of offered certificates is set forth below:
Class A-1	[_]%(1)
Class A-2	[_]%(1)
Class A-3	[_]%(1)
Class X-A	[_]%(2)
Class X-B	[_]%(3)
Class A-M	[_]%(1)
Class B	[_]%(1)
Class C	[_]%(1)

(1)	The pass-through rates for the Class A-1, Class A-2, Class A-3, Class A-M, Class B and Class C certificates for each distribution date, in each case, will be one of (i) a fixed per annum rate, (ii) the WAC rate, (iii) a rate equal to the lesser of a specified pass-through rate and the WAC rate, or (iv) the WAC rate, less a specified rate, but in any case not less than 0.000%.
(2)	The pass-through rate for the Class X-A certificates for any distribution date will equal the excess, if any, of (a) the WAC rate, over (b) the weighted average of the pass-through rates of the Class A-1, Class A-2, Class A-3 and Class A-M certificates for that distribution date, weighted on the basis of their respective certificate balances outstanding immediately prior to that distribution date.
(3)	The pass-through rate for the Class X-B certificates for any distribution date will equal the excess, if any, of (a) the WAC rate, over (b) the weighted average of the pass-through rates of the Class B and Class C certificates for that distribution date, weighted on the basis of their respective certificate balances outstanding immediately prior to that distribution date.

See “Description of the Certificates—Distributions—Pass-Through Rates”.

B. Interest Rate Calculation

Convention	Interest on the offered certificates at their applicable pass-through rates will be calculated based on a 30/360 basis.

For purposes of calculating the pass-through rates on each class of Class X certificates and any other class of certificates that has a pass-through rate limited by, equal to or based on the weighted average net mortgage interest rate (which calculation does not include any companion loan interest rate), the mortgage loan interest rates will not reflect any default interest rate, any loan term modifications agreed to by the special servicer or any modifications resulting from a borrower’s bankruptcy or insolvency.

For purposes of calculating the pass-through rates on the offered certificates, the interest rate for each mortgage loan that accrues interest based on the actual number of days in each month and assuming a 360-day year (“actual/360 basis”), will be recalculated, if necessary, so that the amount of interest that would accrue at that recalculated rate in the applicable month, calculated on a 30/360 basis, will equal the amount of interest that is required to be paid on that mortgage loan in that month, subject to certain adjustments as described in “Description of the Certificates—Distributions—Pass-Through Rates” and “—Interest Distribution Amount”.

C. Servicing and

Administration Fees	The master servicer and the special servicer will be entitled to a master servicing fee and a special servicing fee, respectively, from the payments on each mortgage loan (other than a non-serviced mortgage loan with respect to the special servicing fee only), any related serviced companion loans and any related REO loans and, (a) with respect to the master servicing fee, if unpaid after final recovery on the related mortgage loan, out of general collections with respect to the other mortgage loans and (b) with respect to the special servicing fees, if the related loan interest payments (or other collections in respect of the related mortgage loan or mortgaged property) are insufficient, then from general collections on all mortgage loans. The servicing fee for each distribution date, including the master servicing fee and the portion of the servicing fee payable to any primary servicer or sub-servicer, is calculated on the stated principal amount of each mortgage loan and any related serviced companion loans at the servicing fee rate equal to a per annum rate ranging from 0.001259% to 0.031250%.

The principal compensation to be paid to the special servicer in respect of its special servicing activities will be the special servicing fee, the workout fee and the liquidation fee.

The special servicing fee for each distribution date is calculated based on the stated principal amount of each serviced mortgage loan and any related serviced companion loans as to which a special servicing transfer event is continuing (including any REO loans), on a loan-by-loan basis at the special servicing fee rate equal to the greater of 0.25% per annum and the rate that would result in a special servicing fee of $5,000 for the related month. The special servicer will not be entitled to a special servicing fee with respect to any non-serviced mortgage loan.

The workout fee will generally be payable with respect to each specially serviced loan and any related serviced companion loans which has become a “corrected loan” (which will occur (i) with respect to a specially serviced loan as to which there has been a payment default, when the borrower has brought the mortgage loan current and thereafter made three consecutive full and timely monthly payments, including pursuant to any workout and (ii) with respect to any other specially serviced loan, when the related default is cured or the other circumstances pursuant to which it became a specially serviced loan cease to exist in the commercially reasonable judgment of the special servicer). The workout fee will be payable out of each collection of interest and principal (including scheduled payments, prepayments, balloon payments, and payments at maturity) received on the related mortgage loan (or serviced whole loan, as applicable) for so long as it remains a corrected mortgage loan, in an amount equal to the lesser of (1) 1.00% of each such collection of interest and principal (or, if such rate would result in an aggregate workout fee of less than $25,000, then such higher rate as would result in an aggregate workout fee equal to $25,000) and (2) $1,000,000 in the aggregate with respect to any particular workout of a specially serviced loan.

A liquidation fee will generally be payable with respect to each specially serviced loan (and any related serviced companion loans) and any related REO property, each mortgage loan (and any related serviced companion loan) repurchased by a mortgage loan seller or other applicable party or that is subject to a loss of value payment or each defaulted mortgage loan that is a non-serviced mortgage loan sold by the special servicer, as to which the special servicer obtains a full, partial or discounted payoff from the related borrower, loan purchaser or which is repurchased by the related mortgage loan seller outside the applicable cure period and, except as otherwise described in this prospectus, with respect to any specially serviced loan or REO property as to which the special servicer receives any liquidation proceeds. The liquidation fee for each mortgage loan (and any related serviced companion loans) and REO property will be payable from the related payment or proceeds in an amount equal to the lesser of (1) 1.00% of such payment or proceeds (or, if such rate would result in an aggregate liquidation fee of less than $25,000, then the liquidation fee rate will be equal to such higher rate as would result in an aggregate liquidation fee equal to $25,000) and (2) $1,000,000.

Workout fees and liquidation fees paid by the issuing entity with respect to each serviced mortgage loan and any related serviced companion loans will be subject to an aggregate cap per serviced mortgage loan and any related serviced companion loans of $1,000,000 as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Special Servicing Compensation”. Any workout fees or liquidation fees paid to a predecessor or successor special servicer will not be taken into account in determining the cap.

Any primary servicing fees or sub-servicing fees with respect to each serviced mortgage loan and any related serviced companion loan will be paid by the master servicer out of the fees described above.

The master servicer and the special servicer are also entitled to additional fees and amounts, including income on the amounts held in certain accounts and certain permitted investments. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”.

The certificate administrator fee for each distribution date is calculated on the stated principal amount of each serviced mortgage loan and REO loan at a per annum rate equal to 0.01063%. The trustee fee will be payable by the certificate administrator from the certificate administrator fee.

The operating advisor will be entitled to a fee on each distribution date calculated on the stated principal amount of each mortgage loan and REO loan (including non-serviced mortgage loans but excluding any companion loans) at a per annum rate equal to 0.00217%.

The asset representations reviewer will be entitled to a reasonable hourly fee (to be paid by the applicable mortgage loan seller except as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”) upon the completion of the review it conducts with respect to certain delinquent mortgage loans, which will be subject to a cap as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances. Fees and expenses payable by the issuing entity to any party to the pooling and servicing agreement will be generally payable prior to any distributions to certificateholders.

Additionally, with respect to each distribution date, an amount equal to the product of 0.00050% per annum multiplied by the stated principal amount of each mortgage loan and any REO loan will be payable to CRE Finance Council© as a license fee for use of its name and trademarks, including an investor reporting package. This fee will be payable prior to any distributions to certificateholders.

Payment of the fees and reimbursement of the costs and expenses described above will generally have priority over the distribution of amounts payable to the certificateholders. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” and “—Limitation on Liability; Indemnification”.

With respect to each non-serviced mortgage loan set forth in the following table, the related master servicer under the related pooling and servicing agreement governing the servicing of that mortgage loan will be entitled to a primary servicing fee (which includes any sub-servicing fee) at a rate equal to a per annum rate set forth in the following table, and the related special servicer under the related pooling and servicing agreement will be entitled to a special servicing fee at a rate equal to the per annum rate set forth below. In addition, each party to the related pooling and servicing agreement governing the servicing of such non-serviced whole loan will be entitled to receive other fees and reimbursements with respect to the related non-serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the related non-serviced whole loan), such amounts will be reimbursable from general collections on the mortgage loans to the extent not recoverable from the related non-serviced whole loan and to the extent allocable to the related non-serviced mortgage loan pursuant to the related intercreditor agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Whole Loans(1)

Non-Serviced Loan	Primary Servicing Fee and Sub-Servicing Fee Rate(2)(3)	Special Servicing Fee Rate(2)(4)
CityCenter (Aria & Vdara)	0.000009%	0.15%
Amazon LAX	0.001250%	0.25%
Etude Self Storage Portfolio	0.001250%	0.25%
Boise Towne Square	0.001250%	0.25%
Torrey Heights	0.0000222%	0.25%

(1)	Does not reflect the Kawasaki Motors North America Headquarters mortgage loan, a servicing shift mortgage loan. With respect to any servicing shift mortgage loan, after the securitization of the related controlling pari passu companion loan, such mortgage loan will be a non-serviced mortgage loan, and the related servicing shift master servicer and related servicing shift special servicer under the related servicing shift pooling and servicing agreement will be entitled to a primary servicing fee and special servicing fee, respectively, as will be set forth in such related servicing shift pooling and servicing agreement.

(2)	The fees related to the whole loans listed in the above chart relate to securitization transactions that have either closed or are expected to close on or prior to the closing date, and, in certain instances are based on publicly available information.
(3)	The related non-serviced master servicer and/or sub-servicer under the applicable non-serviced trust and servicing agreement or pooling and servicing agreement, as applicable, will be entitled to a primary servicing fee (and in certain cases, a sub-servicing fee) at a rate equal to a per annum rate set forth in the chart, which is included as part of the servicing fee rate.
(4)	In the case of certain mortgage loans, the Special Servicing Fee Rate will be subject to a cap or floor amount.

Distributions

A. Allocation Between VRR Interest

and Non-VRR Certificates	The aggregate amount available for distribution to holders of the certificates (including the VRR Interest) on each distribution date will be: (i) the gross amount of interest, principal, yield maintenance charges and prepayment premiums collected with respect to the mortgage loans in the applicable one-month collection period (other than any excess interest accrued after the related anticipated repayment date on any mortgage loan with an anticipated repayment date), net of specified expenses of the issuing entity, including fees payable therefrom to, and losses, liabilities, costs and expenses reimbursable or indemnifiable therefrom to, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer and CREFC®; and (ii) allocated to amounts available for distribution to the holder of the VRR Interest, on the one hand, and amounts available for distribution to the holders of the non-VRR certificates, on the other hand. On each distribution date, the portion of such aggregate available funds allocable to: (a) the VRR Interest will be the product of such aggregate available funds multiplied by a fraction, expressed as a percentage, the numerator of which is the initial certificate balance of the VRR Interest, and the denominator of which is the aggregate initial certificate balance of all of the classes of principal balance certificates and the initial certificate balance of the VRR Interest; and (b) the non-VRR certificates will at all times be the product of such aggregate available funds multiplied by the difference between 100% and the percentage referenced in clause (a). With respect to each of the VRR Interest and the non-VRR certificates, the percentage referred to in the preceding sentence is referred to in this prospectus as its “percentage allocation entitlement”.

B. Amount and Order of

Distributions	On each distribution date, funds available for distribution to the holders of the non-VRR certificates (other than the Class S certificates) (exclusive of any portion thereof that represents the related percentage allocation entitlement of any yield maintenance charges and prepayment premiums) and the Class R certificates will be distributed in the following amounts and order of priority:

First, to the Class A-1, Class A-2, Class A-3, Class X-A, Class X-B, Class X-D and Class X-E certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the interest entitlements for those classes;

Second, to the Class A-1, Class A-2 and Class A-3 certificates, in reduction of the certificate balances of those classes, in the following priority:

(a)	First, to principal on the Class A-1 certificates, until the certificate balance of the Class A-1 certificates has been reduced to zero;
(b)	Second, to principal on the Class A-2 certificates, until the certificate balance of the Class A-2 certificates has been reduced to zero; and
(c)	Third, to principal on the Class A-3 certificates, until the certificate balance of the Class A-3 certificates has been reduced to zero.

However, if the certificate balances of each class of principal balance certificates, other than the Class A-1, Class A-2 and Class A-3 certificates, have been reduced to zero, funds available for distributions of principal will be distributed to the Class A-1, Class A-2 and Class A-3 certificates, pro rata, based on their respective certificate balances;

Third, to the Class A-1, Class A-2 and Class A-3 certificates, pro rata, based on the aggregate unreimbursed losses, for any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by those classes;

Fourth, to the Class A-M certificates, as follows: (a) to interest on the Class A-M certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class A-M certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class A-M certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to that class of certificates;

Fifth, to the Class B certificates, as follows: (a) to interest on the Class B certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class B certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class B certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to that class of certificates;

Sixth, to the Class C certificates, as follows: (a) to interest on the Class C certificates in the amount of its interest entitlement;

(b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class C certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class C certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to that class of certificates;

Seventh, to the non-offered certificates (other than the Class X-D, Class X-E, Class S and Class R certificates and the VRR Interest), in the amounts and order of priority described in “Description of the Certificates—Distributions”; and

Eighth, to the Class R certificates, any remaining amounts.

For more detailed information regarding distributions on the certificates, see “Description of the Certificates—Distributions—Priority of Distributions”.

C. Interest and Principal Entitlements	A description of the interest entitlement of each class of non-VRR certificates (other than the Class S certificates) can be found in “Description of the Certificates—Distributions—Interest Distribution Amount”. A description of the interest entitlements of the VRR Interest can be found in “Credit Risk Retention—The VRR Interest—Material Terms of the VRR Interest—Priority of Distributions on the VRR Interest”. As described in those sections, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the pass-through rate on your certificate’s balance or notional amount.

A description of the amount of principal required to be distributed to each class of certificates on a particular distribution date can be found in “Description of the Certificates—Distributions—Principal Distribution Amount” and “Credit Risk Retention—The VRR Interest—Material Terms of the VRR Interest—Priority of Distributions on the VRR Interest”.

D. Yield Maintenance Charges,

Prepayment Premiums	Yield maintenance charges and prepayment premiums with respect to the mortgage loans will be allocated to the holder of the VRR Interest, on the one hand, and to the holders of certain of the non-VRR certificates, on the other hand, in accordance with their respective percentage allocation entitlement as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. Yield maintenance charges and prepayment premiums with respect to the mortgage loans that are allocated to the non-VRR certificates will be further allocated as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

For an explanation of the calculation of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

E. Subordination, Allocation of

Losses and Certain Expenses	The following chart generally sets forth the manner in which the payment rights of certain classes of non-VRR certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of non-VRR certificates. On any distribution date, the aggregate amount available for distributions on the certificates (other than excess interest that accrues on a mortgage loan that has an anticipated repayment date (if any)) will be allocated between the VRR Interest and the non-VRR certificates in accordance with their respective percentage allocation entitlement, and principal and interest allocated to the non-VRR certificates will be further allocated to the specified classes of those certificates in descending order (beginning with the Class A-1, Class A-2, Class A-3, Class X-A, Class X-B, Class X-D and Class X-E certificates), in each case as set forth in the following chart. Certain payment rights between the Class A-1, Class A-2, Class A-3, Class X-A, Class X-B, Class X-D and Class X-E certificates are more particularly described under “Description of the Certificates—Distributions”.

On any distribution date, mortgage loan losses will be allocated between the VRR Interest and non-VRR certificates in accordance with their respective percentage allocation entitlement, and the mortgage loan losses allocated to the non-VRR certificates will be further allocated to the specified classes of those certificates in ascending order (beginning with certain non-VRR certificates that are not being offered by this prospectus), in each case as set forth in the chart below.

*	The Class X-A, Class X-B, Class X-D and Class X-E certificates are interest-only certificates and the Class X-D and Class X-E certificates are not offered by this prospectus.
**	Other than the Class X-D, Class X-E, Class S and Class R certificates and the VRR Interest.

Credit enhancement will be provided solely by certain classes of subordinate principal balance certificates that will be subordinate to certain classes of senior principal balance certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. No other form of credit enhancement will be available for the benefit of the holders of the offered certificates. The right to payment of the holder of the VRR Interest will be pro rata and pari passu with the right to payment of holders of the non-VRR certificates (as a collective whole), and, as described above, any losses incurred on the mortgage loans will be allocated between the VRR Interest, on the one hand, and the non-VRR certificates, on the other hand, pro rata in accordance with their respective percentage allocation entitlements.

Principal losses and principal payments, if any, on mortgage loans that are allocated to a class of non-VRR certificates (other than the Class X-A, Class X-B, Class X-D, Class X-E or Class S certificates) will reduce the certificate balance of that class of certificates. Principal losses and principal payments, if any, on mortgage loans that are allocated to the VRR Interest will reduce the certificate balance of the VRR Interest.

The notional amount of the Class X-A certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class A-1, Class A-2, Class A-3 and Class A-M certificates. The notional amount of the Class X-B certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class B and Class C certificates. The notional amount of the Class X-D certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class D certificates. The notional amount of the Class X-E certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class E certificates. The notional amount of each class of Class X certificates is subject to change depending upon the final pricing of the principal balance certificates, as follows: (1) if as a result of such pricing the pass-through rate of any class of principal balance certificates whose certificate balance comprises such notional amount is equal to the WAC rate, the certificate balance of such class of principal balance certificates may not be part of, and reduce accordingly, such notional amount of such class of Class X certificates (or, if as a result of such pricing the pass-through rate of such class of Class X certificates is equal to zero, such class of Class X certificates may not be issued on the closing date), and/or (2) if as a result of such pricing the pass-through rate of any class of principal balance certificates that does not comprise such notional amount of such class of Class X certificates is less than the WAC rate, such class of principal balance certificates may become a part of, and increase accordingly, such notional amount of such class of Class X certificates.

To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates in accordance with the distribution priorities.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” and “Credit Risk Retention—The VRR Interest—Material Terms of the VRR Interest—Allocation of VRR Realized Losses” for more detailed information regarding the subordination provisions applicable to the certificates and the allocation of losses to the certificates.

F. Shortfalls in Available Funds	The following types of shortfalls will reduce the aggregate available funds and will correspondingly reduce the amount allocated to the VRR Interest and the non-VRR certificates. The reduction in amounts available for distribution to the non-VRR certificates will reduce distributions to the classes of non-VRR certificates with the lowest payment priorities:
●	shortfalls resulting from the payment of special servicing fees and other additional compensation that the special servicer is entitled to receive;
●	shortfalls resulting from interest on advances made by the master servicer, the special servicer or the trustee (to the extent not covered by late payment charges or default interest paid by the related borrower);
●	shortfalls resulting from the application of appraisal reductions to reduce interest advances;
●	shortfalls resulting from extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement;
●	shortfalls resulting from a modification of a mortgage loan’s interest rate or principal balance; and
●	shortfalls resulting from other unanticipated or default-related expenses of the issuing entity.

In addition, prepayment interest shortfalls on the mortgage loans that are not covered by certain compensating interest payments made by the master servicer are required to be allocated between the VRR Interest, on the one hand, and the non-VRR certificates, on the other hand, in accordance with their respective percentage allocation entitlement. The prepayment interest shortfalls allocated to the non-VRR certificates (other than the Class S certificates) entitled to interest are required to be further allocated among the classes of non-VRR certificates, on a pro rata basis, to reduce the amount of interest payable on each such class of certificates to the extent described in this prospectus. See “Description of the Certificates—Distributions—Priority of Distributions”.

With respect to a whole loan that is comprised of a mortgage loan, one or more subordinate companion loans and, in some cases, one or more pari passu companion loans, shortfalls in available funds resulting from any of the foregoing will result first in a reduction in amounts distributable in accordance with the related intercreditor agreement in respect of the related subordinate companion loan(s), and then, result in a reduction in amounts distributable in accordance with the related intercreditor agreement in respect of the related mortgage loan (and any pari passu companion loans, on a pro rata basis), which allocations to the related mortgage loan will in turn reduce distributions in respect of the certificates as described above. See “Description of the Mortgage Pool—The Whole Loans” and “Yield and Maturity Considerations—Yield Considerations—Losses and Shortfalls”.

G. Excess Interest	On each distribution date, any excess interest in respect of the increase in the interest rate on any mortgage loan with an anticipated repayment date (which accrues after the related anticipated repayment date), to the extent actually collected and applied as interest during a collection period, will be allocated to the holders of the Class S certificates and the VRR Interest on the related distribution date. This excess interest will not be available to make distributions to any other class of certificates, to provide credit support for other classes of certificates, to offset any interest shortfalls or to pay any other amounts to any other party under the pooling and servicing agreement.

Advances

A. P&I Advances	The master servicer will be required to advance a delinquent periodic payment on each mortgage loan (unless the master servicer or the special servicer determines that the advance would be non-recoverable). Neither the master servicer nor the trustee will be required to advance balloon payments due at maturity in excess of the regular periodic payment, interest in excess of a mortgage loan’s regular interest rate, default interest, late payment charges, prepayment premiums or yield maintenance charges.

The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction of the related mortgage loan has occurred (and with respect to any mortgage loan that is part of a whole loan, to the extent such appraisal reduction amount is allocated to the related mortgage loan). There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest. If the master servicer fails to make a required advance, the trustee will be required to make the advance, unless the trustee determines that the advance would be non-recoverable. If an interest advance is made by the master servicer, the master servicer will not advance the portion of interest that constitutes its servicing fee, but will advance the portion of interest that constitutes the regular monthly fees payable to the certificate administrator, the trustee, the operating advisor and the CREFC® license fee.

Neither the master servicer nor the trustee will make, or be permitted to make, any principal or interest advance with respect to any companion loan that is not held by the issuing entity.

None of the master servicer, special servicer or trustee will make, or be permitted to make, any advance in connection with the exercise of any cure rights or purchase rights granted to the holder of any subordinate companion loan under the related intercreditor agreement.

See “Pooling and Servicing Agreement—Advances”.

B. Servicing Advances	The master servicer may be required to make advances with respect to serviced mortgage loans and any related serviced companion loans to pay delinquent real estate taxes, assessments and hazard insurance premiums and similar expenses necessary to:
●	protect and maintain (and in the case of REO properties, lease and manage) the related mortgaged property;
●	maintain the priority of the lien on the related mortgaged property; and/or
●	enforce the related mortgage loan documents.

The special servicer will have no obligation to make any servicing advances but may in the special servicer’s discretion make such an advance on an urgent or emergency basis.

If the master servicer fails to make a required advance of this type, the trustee will be required to make this advance. None of the master servicer, the special servicer or the trustee is required to advance amounts determined by such party to be non-recoverable.

See “Pooling and Servicing Agreement—Advances”.

With respect to any non-serviced mortgage loan, the master servicer and/or the special servicer (and the trustee, as applicable) under the related pooling and servicing agreement governing the servicing of the related non-serviced whole loan will be required to make similar advances with respect to delinquent real estate taxes, assessments and hazard insurance premiums as described above.

C. Interest on Advances	The master servicer, the special servicer and the trustee, as applicable, will be entitled to interest, compounded annually, on the above described advances at the “Prime Rate” (and solely with respect to the master servicer and the special servicer, subject to a floor rate of 2.0%) as published in The Wall Street Journal, as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the certificates. Neither the master servicer nor the trustee will be entitled to interest on advances made with respect to principal and interest due on a mortgage loan, until the related due date has passed and any grace period for late payments applicable to the mortgage loan has expired. See “Pooling and Servicing Agreement—Advances”.

With respect to any non-serviced mortgage loan, the applicable makers of advances under the related pooling and servicing agreement governing the servicing of the related non-serviced whole loan will similarly be entitled to interest on advances, and any accrued and unpaid interest on servicing advances made in respect of the related non-serviced mortgage loan may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from such non-serviced mortgage loan and to the extent allocable to the related non-serviced mortgage loan in accordance with the related intercreditor agreement.

The Mortgage Pool

The Mortgage Pool	The issuing entity’s primary assets will be 34 fixed rate commercial mortgage loans, each evidenced by one or more promissory notes secured by first mortgages, deeds of trust, deeds to secure debt or similar security instruments on the fee simple and/or leasehold estate of the related borrower(s) in 59 commercial, multifamily and manufactured housing properties. See “Description of the Mortgage Pool—Additional Indebtedness”.

The aggregate principal balance of the mortgage loans as of the cut-off date will be approximately $886,862,441.

In this prospectus, unless otherwise specified, (i) references to a mortgaged property (or portfolio of mortgaged properties) by name refer to such mortgaged property (or portfolio of mortgaged properties) so identified on Annex A-1, (ii) references to a mortgage loan by name refer to such mortgage loan secured by the related mortgaged property (or portfolio of mortgaged properties) so identified on Annex A-1, (iii) any parenthetical with a percent next to a mortgaged property name (or portfolio of mortgaged properties name) indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount with respect to such mortgaged property) represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization, and (iv) any parenthetical with a percent next to a mortgage loan name or a group of mortgage loans indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of such mortgage loan or the aggregate outstanding principal balance of such group of mortgage loans, as applicable, represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization.

Whole Loans

Unless otherwise expressly stated in this prospectus, the term “mortgage loan” refers to each of the thirty-four (34) commercial mortgage loans to be held by the issuing entity. Of the mortgage loans, each of the mortgage loans in the following table is part of a larger whole loan, each of which is comprised of (i) the related mortgage loan and (ii) one or more loans that are pari passu in right of payment to the related mortgage loan (each referred to in this prospectus as a “pari passu companion loan”). Each of the pari passu companion loans and subordinate companion loans (if any) are referred to in this prospectus as a “companion loan”. The companion loans, together with their related mortgage loan, are each referred to in this prospectus as a “whole loan”.

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan Cut-off Date Balance	Subordinate Companion Loan Cut-off Date Balance	Mortgage Loan LTV Ratio(1)	Mortgage Loan Underwritten NCF DSCR(1)	Mortgage Loan Underwritten NOI Debt Yield(1)	Whole Loan LTV Ratio(2)	Whole Loan Underwritten NCF DSCR(2)	Whole Loan Underwritten NOI Debt Yield(2)
Project Broadview	$80,000,000	9.0%	$99,437,800	NAP	59.6%	1.79x	10.9%	59.6%	1.79x	10.9%
CityCenter (Aria & Vdara)	$75,000,000	8.5%	$2,472,800,000	$902,200,000	36.2%	4.46x	24.8%	49.1%	3.28x	18.3%
Northshore Mall	$75,000,000	8.5%	$100,000,000	NAP	59.5%	2.30x	15.6%	59.5%	2.30x	15.6%
1 Willoughby Square	$75,000,000	8.5%	$50,000,000	NAP	65.5%	1.48x	10.6%	65.5%	1.48x	10.6%
535 & 545 5th Avenue	$74,979,839	8.5%	$234,936,828	NAP	63.2%	1.30x	9.7%	63.2%	1.30x	9.7%
Amazon LAX	$37,766,961	4.3%	$78,500,000	NAP	53.8%	1.85x	10.4%	53.8%	1.85x	10.4%
Etude Self Storage Portfolio	$28,200,000	3.2%	$58,500,000	NAP	65.0%	1.36x	8.7%	65.0%	1.36x	8.7%
Boise Towne Square	$23,935,218	2.7%	$53,854,240	NAP	45.0%	2.94x	22.1%	45.0%	2.94x	22.1%
Torrey Heights	$20,000,000	2.3%	$346,500,000	$98,500,000	50.7%	2.11x	10.8%	64.3%	1.61x	8.5%
Kawasaki Motors North America Headquarters	$10,000,000	1.1%	$26,000,000	NAP	52.2%	1.68x	11.6%	52.2%	1.68x	11.6%

(1)	Calculated based on the balance of or debt service on, as applicable, the related whole loan, but excluding any related subordinate companion loans and any related mezzanine debt.
(2)	Calculated based on the balance of or debt service on, as applicable, the related whole loan (including any related subordinate companion loans), but excluding any related mezzanine debt.

Each of the Project Broadview, Northshore Mall, 535 & 545 5th Avenue and 1 Willoughby Square whole loans will be serviced by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this transaction and is referred to in this prospectus as a “serviced whole loan”, the related companion loans are referred to in this prospectus as “serviced companion loans” and any related pari passu companion loan is referred to in this prospectus as a “serviced pari passu companion loan”.

The Kawasaki Motors North America Headquarters whole loan (a “servicing shift whole loan”) will initially be serviced by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this transaction. From and after the date on which the related controlling pari passu companion loan is securitized (the “servicing shift securitization date”), it is anticipated that the related servicing shift whole loan will be serviced under, and by the master servicer designated in, the related pooling and servicing agreement or trust and servicing agreement, as applicable, entered into in connection with such securitization (each, a “servicing shift pooling and servicing agreement”). Prior to the related servicing shift securitization date, such servicing shift whole loan will be a “serviced whole loan”. On and after a related servicing shift securitization date, the related servicing shift whole loan will be a “non-serviced whole loan”.

Each mortgage loan identified in the following table will not be serviced under the pooling and servicing agreement for this transaction and instead will be serviced under a separate pooling and servicing agreement or trust and servicing agreement, as applicable, identified in the following table relating to the securitization of a related companion loan and is, together with the related companion loan(s), referred to in this prospectus as a “non-serviced whole loan”. Each related mortgage loan is referred to as a “non-serviced mortgage loan” and each of the related companion loans are referred to in this prospectus as a “non-serviced companion loan”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Whole Loans(1)

Mortgage Loan Name	Transaction/ Pooling/Trust and Servicing Agreement(2)	% of Initial Pool Balance	Master Servicer	Special Servicer	Trustee	Certificate Administrator and Custodian	Initial Directing Party(3)	Operating Advisor	Asset Representations Reviewer
CityCenter (Aria & Vdara)	BX 2025-ARIA	8.5%	Trimont LLC	Trimont LLC	Computershare Trust Company, National Association	Computershare Trust Company, National Association	NAP(4)	NAP(4)	NAP(4)
Amazon LAX	Benchmark 2025-V19	4.3%	Midland Loan Services, a Division of PNC Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wilmington Savings Fund Society, FSB	Citibank, N.A.	Eightfold Real Estate Capital, L.P.	Park Bridge Lender Services LLC	Park Bridge Lender Services LLC
Etude Self Storage Portfolio	Benchmark 2025-V19	3.2%	Midland Loan Services, a Division of PNC Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wilmington Savings Fund Society, FSB	Citibank, N.A.	Eightfold Real Estate Capital, L.P.	Park Bridge Lender Services LLC	Park Bridge Lender Services LLC
Boise Towne Square	BMO 2025-5C13	2.7%	Midland Loan Services, a Division of PNC Bank, National Association	3650 REIT Loan Servicing LLC	Computershare Trust Company, National Association	Computershare Trust Company, National Association	3650 Capital SCF LOE I(A), LLC	BellOak, LLC	BellOak, LLC
Torrey Heights	TORY 2026-HGTS	2.3%	Trimont LLC	Trimont LLC	Computershare Trust Company, National Association	Computershare Trust Company, National Association	An affiliate of Schroders PLC	NAP(5)	NAP(5)

(1)	Does not reflect the Kawasaki Motors North America Headquarters whole loan, which will be a servicing shift whole loan. With respect to any servicing shift whole loan, on and after the related servicing shift securitization date, such servicing shift whole loan will also be a non-serviced whole loan and the related mortgage loan will be a non-serviced mortgage loan.
(2)	The identification of a “Transaction/Pooling and Servicing Agreement” above indicates that we have identified a securitization trust that has closed or priced or as to which a preliminary prospectus (or preliminary offering circular) or final prospectus (or final offering circular) has printed that has included, or is expected to include, the related controlling note for such whole loan.
(3)	The entity listed as the “Initial Directing Party” reflects the party entitled to exercise control and consultation rights with respect to the related mortgage loan until such party’s rights are terminated pursuant to the related pooling and servicing agreement, trust and servicing agreement or intercreditor agreement, as applicable.
(4)	The BX 2025-ARIA trust and servicing agreement does not provide for any initial directing party, operating advisor or asset representations reviewer or similar entity.
(5)	The TORY 2026-HGTS trust and servicing agreement does not provide for any operating advisor or asset representations reviewer or similar entity.

For further information regarding the whole loans, see “Description of the Mortgage Pool—The Whole Loans”, and for information regarding the servicing of the non-serviced whole loan, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Mortgage Loan Characteristics

The following table sets forth certain anticipated characteristics of the mortgage loans as of the cut-off date (unless otherwise indicated). Except as specifically provided in this prospectus, various information presented in this prospectus (including loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, pad, room or unit, as applicable) with respect to any mortgage loan with one or more pari passu companion loans or subordinate companion loans is calculated including the principal balance and debt service payment of the related pari passu companion loan(s), but is calculated excluding any related subordinate companion loans, mezzanine debt or preferred equity. However, unless specifically indicated, for the purpose of numerical and statistical information with respect to the composition of the mortgage pool contained in this prospectus (including any tables, charts and information set forth on Annex A-1, A-2 and A-3), no subordinate companion loan is reflected in this prospectus.

The sum of the numerical data in any column may not equal the indicated total due to rounding. Unless otherwise indicated, all figures and percentages presented in this “Summary of Terms” are calculated as described under “Description of the Mortgage Pool—Additional Information” and, unless otherwise indicated, such figures and percentages are approximate and in each case, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date. The principal balance of each mortgage loan as of the cut-off date assumes the timely receipt of principal scheduled to be paid on or before the cut-off date and no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan on or prior to the cut-off date. Whenever percentages and other information in this prospectus are presented on the mortgaged property level rather than the mortgage loan level, the information for mortgage loans secured by more than one mortgaged property is based on allocated loan amounts as stated in Annex A-1.

The mortgage loans will have the following approximate characteristics as of the cut-off date:

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$886,862,441
Number of mortgage loans	34
Number of mortgaged properties	59
Range of Cut-off Date Balances	$3,500,000 to $80,000,000
Average Cut-off Date Balance	$26,084,189
Range of Mortgage Rates	4.9683% to 7.5130%
Weighted average Mortgage Rate	6.3451%
Weighted average original term to maturity(2)	60 months
Range of remaining terms to maturity(2)	54 months to 60 months
Weighted average remaining term to maturity(2)	59 months
Range of original amortization term(3)	300 months to 360 months
Weighted average original amortization term(3)	327 months
Range of remaining amortization terms(3)	299 month to 357 months
Weighted average remaining amortization term(3)	325 months
Range of LTV Ratios as of the Cut-off Date(4)(5)	36.2% to 69.5%
Weighted average LTV Ratio as of the Cut-off Date(4)(5)	58.4%
Range of LTV Ratios as of the maturity date/ARD(4)(5)	36.2% to 69.5%
Weighted average LTV Ratio as of the maturity date/ARD(4)(5)	58.0%
Range of UW NCF DSCR(5)(6)	1.29x to 4.46x
Weighted average UW NCF DSCR(5)(6)(7)	1.96x
Range of UW NOI Debt Yield(5)	8.0% to 24.8%
Weighted average UW NOI Debt Yield(5)	12.8%
Percentage of Initial Pool Balance consisting of:
Interest Only	83.2%
Amortizing Balloon	14.5%
Interest Only – ARD(8)	2.3%

(1)	Subject to a variance of plus or minus 5%.
(2)	With respect to any mortgage loan with an anticipated repayment date, calculated through or as of, as applicable, such anticipated repayment date.
(3)	The 535 & 545 5th Avenue whole loan is subject to monthly debt service payments equal to a monthly payment of (i) the interest accrued on the outstanding principal balance accrued at the interest rate during the interest period immediately preceding such monthly payment date plus (ii) a principal pay-down of $83,333.33. Based on the principal pay-down, the borrower will pay the outstanding principal balance of the 535 & 545 5th Avenue whole loan by $999,999.96 on an annual basis, therefore, its original amortization term reflects an amortizing period of approximately 3,720 months. The 535 & 545 5th Avenue whole loan is excluded from the “Range of original amortization term”, “Weighted average original amortization term”, “Range of remaining amortization terms” and “Weighted average remaining amortization term” calculations in the table above.

(4)	Unless otherwise indicated under “Description of the Mortgage Pool—Appraised Value”, each of the cut-off date loan-to-value ratio and the maturity date/ARD loan-to-value ratio has been calculated using the “as-is” appraised value (which in certain cases may reflect a portfolio premium valuation). However, with respect to six (6) mortgage loans (21.4%), the related cut-off date loan-to-value ratio and the maturity date/ARD loan-to-value ratio was calculated based upon a valuation other than an “as is” value for each related mortgaged property. The mortgage loans are identified under “Description of the Mortgage Pool—Appraised Value.” For further information, see Annex A-1. See also “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “Description of the Mortgage Pool—Appraised Value.”
(5)	In the case of 10 mortgage loans (collectively, 56.4%), each of which has one or more pari passu companion loan(s) that are not included in the issuing entity, the debt service coverage ratio, loan-to-value ratio and debt yield have been calculated including the related pari passu companion loan(s). With respect to the mortgage loan identified as the CityCenter (Aria & Vdara) mortgage loan (8.5%), the debt service coverage ratio, loan-to-value ratio and debt yield include any pari passu companion loan(s), as applicable, but exclude the related subordinate companion loan(s). Underwritten net cash flow debt service coverage ratio, related loan-to-value ratio as of the cut-off date, related loan-to-value ratio as of the maturity date, and underwritten net operating income debt yield including the related subordinate companion loans are, 3.28x, 49.1%, 49.1% and 18.3%, respectively. With respect to the Torrey Heights mortgage loan (2.3%), the loan-to-value ratio, debt service coverage ratio and debt yield have been calculated to include the related pari passu companion loan(s), as applicable, but exclude the related subordinate companion loan(s). The underwritten net cash flow debt service coverage ratio, related loan-to-value ratio as of the cut-off date, related loan-to-value ratio as of the maturity date, and underwritten net operating income debt yield including the related subordinate companion loans are, 1.61x, 64.3%, 64.3% and 8.5%, respectively.
(6)	Debt service coverage ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the mortgage loan following the cut-off date (but without regard to any leap year adjustments), provided that (i) in the case of a mortgage loan that provides for interest-only payments through maturity date or anticipated repayment date, as applicable, such items are calculated based on the interest payments scheduled to be due on the first due date following the cut-off date and the 11 due dates thereafter for such mortgage loan and (ii) in the case of a mortgage loan that provides for an initial interest-only period that ends prior to its maturity date or anticipated repayment date, as applicable, and provides for scheduled amortization payments thereafter, such items are calculated based on the monthly payment of principal and interest payable immediately following the expiration of the interest-only period.
(7)	In addition, with respect to the CityCenter (Aria & Vdara) mortgage loan (8.5%), the related loan-to-value ratio as of the cut-off date, related loan-to-value ratio as of the maturity date, underwritten net cash flow debt service coverage ratio and underwritten net operating income debt yield have been calculated based on the appraised value and income of the related mortgaged properties without giving effect to the related MGM Master Lease. The borrowers are solely entitled to the rent under the MGM Master Lease and not the underlying income of the mortgaged properties. The related loan-to-value ratio as of the cut-off date, related loan-to-value ratio as of the maturity date, underwritten net cash flow debt service coverage ratio and underwritten net operating income debt yield based on the cut-off date principal balance and the MGM Master Lease are 57.3%, 57.3%, 1.71x and 9.1%, respectively with respect to the related senior notes, and 77.5%, 77.5%, 1.26x and 6.8% respectively, with respect to the related whole loan.
(8)	Each of the LTV Ratios as of the maturity date/ARD, debt service coverage ratios, interest only and amortizing balloon values assume that the Torrey Heights mortgage loan will be interest-only for the entire term.

All of the mortgage loans accrue interest on an actual/360 basis.

For further information regarding the Mortgage Loans, see “Description of the Mortgage Pool”.

Modified and Refinanced Loans	As of the cut-off date, none of the mortgage loans were modified due to a delinquency.

Four (4) of the mortgage loans (24.7%) (i) were refinancings in whole or in part of prior loans (or refinancings of bridge loans that in turn refinanced prior loans) that were secured by, or mezzanine loans that were secured by interests in the owner of the related mortgaged property, which prior loan was in default at the time of refinancing and/or otherwise involved a discounted pay off, maturity extension, short sale or other restructuring or (ii) provided acquisition financing for the related borrower’s purchase of the related mortgaged property at a foreclosure sale or after becoming an REO property.

See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings—Default History, Bankruptcy and Other Proceedings”.

Loans Underwritten Based on

Projections of Future Income	Twenty-three (23) mortgaged properties, securing, in whole or in part, six (6) mortgage loans (20.2%), (i) were constructed, in a lease-up period or the subject of a major renovation that was completed within 12 calendar months prior to the cut-off date and, therefore, the related mortgaged property has no or limited prior operating history or the mortgage loan seller did not take the operating history into account in the underwriting of the related mortgage loan, (ii) were acquired by the related borrower or an affiliate of the borrower within 12 calendar months prior to the cut-off date and such borrower or affiliate was unable to provide the related mortgage loan seller with historical financial information (or provided limited historical financial information) for such acquired mortgaged property or (iii) are subject to a triple-net or modified gross lease with the related sole tenant or are leased fee properties and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Mortgaged Properties With Limited Prior Operating History”.

Certain Variances from

Underwriting Standards	Certain of the mortgage loans may vary from the underwriting guidelines described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers”. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

The mortgage loans to be contributed by German American Capital Corporation were originated in accordance with the underwriting standards of German American Capital Corporation, DBR Investments Co. Limited or Deutsche Bank AG, New York Branch, as described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation—DB Originators’ Underwriting Guidelines and Processes,” except as otherwise described in such section with respect to the 1 Willoughby Square mortgage loan (8.5%) under “—Exceptions”. The Mortgage Loans to be contributed by

Goldman Sachs Mortgage Company were originated in accordance with Goldman Sachs Mortgage Company’s underwriting standards as described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Goldman Sachs Mortgage Company—Goldman Originator’s Underwriting Guidelines and Processes”. The mortgage loans to be contributed by Citi Real Estate Funding Inc. were originated in accordance with Citi Real Estate Funding Inc.’s underwriting standards as described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes”. The mortgage loans to be contributed by Barclays Capital Real Estate Inc. were originated in accordance with Barclays Capital Real Estate Inc.’s underwriting standards as described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Barclays Capital Real Estate Inc.—Barclays’ Underwriting Guidelines and Processes”. The mortgage loans to be contributed by Bank of Montreal were originated in accordance with Bank of Montreal’s underwriting standards as described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Bank of Montreal—BMO’s Origination Procedures and Underwriting Guidelines”.

Additional Aspects of Certificates

Denominations	The offered certificates with certificate balances will be issued, maintained and transferred only in minimum denominations of $10,000 and integral multiples of $1 in excess of $10,000. The offered certificates with notional amounts will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $100,000 and in integral multiples of $1 in excess of $100,000.

Registration, Clearance

and Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC.

You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, Luxembourg or Euroclear Bank, as operator of the Euroclear System, in Europe. Transfers within DTC, Clearstream Banking, Luxembourg or Euroclear Bank, as operator of the Euroclear System, in Europe, will be made in accordance with the usual rules and operating procedures of those systems.

We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, Luxembourg or Euroclear Bank, as operator of the Euroclear System, in Europe, with respect to all or any portion of any class of the offered certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

Credit Risk Retention	For a discussion of the manner by which German American Capital Corporation, as retaining sponsor, intends to satisfy the credit risk retention requirements of the credit risk retention rules, see “Credit Risk Retention”.

EU Securitization Rules

and UK Securitization Rules	None of the originators, the sponsors, the depositor, the issuing entity, the underwriters or any other party to the transaction (or any of their respective affiliates) intends to retain a material net economic interest in the securitization constituted by the issuance of the certificates, or to take any other action in respect of such securitization, in a manner prescribed or contemplated by the EU Securitization Rules or the UK Securitization Rules (each as defined below). In particular, no such person undertakes to take any action, or refrain from taking any action, for purposes of, or in connection with, compliance by any prospective investor or certificateholder with any applicable requirement of the EU Securitization Rules or the UK Securitization Rules. Furthermore, the arrangements described under “Credit Risk Retention” have not been structured with the objective of ensuring or facilitating compliance by any person with any applicable requirement of the EU Securitization Rules or the UK Securitization Rules. Consequently, the certificates may not be a suitable investment for any person that is subject to the EU Securitization Rules or the UK Securitization Rules.

As a result, the price and liquidity of the certificates in the secondary market may be adversely affected. This could adversely affect your ability to transfer your certificates or the price you may receive upon your sale of your certificates.

See “Risk Factors—General Risk Factors—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Certificates”.

Information Available to

Certificateholders	On each distribution date, the certificate administrator will prepare and make available to each certificateholder a statement as to the distributions being made on that date. Additionally, under certain circumstances, certificateholders of record may be entitled to certain other information regarding the issuing entity. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.
Deal Information/Analytics	Certain information concerning the mortgage loans and the certificates may be available to subscribers through the following services:
●	BlackRock Financial Management, Inc., Moody’s Analytics, Bloomberg Financial Markets, L.P., RealINSIGHT, CMBS.com, Inc., Recursion Co., Trepp, LLC, Intex Solutions, Inc., Interactive Data Corporation, Markit LLC, LSEG, CRED iQ and KBRA Analytics, LLC;
●	The certificate administrator’s website initially located at www.ctslink.com; and
●	The master servicer’s website initially located at www.pnc.com/midland.

Optional Termination	On any distribution date on which the aggregate principal balance of the pool of mortgage loans remaining in the issuing entity is less than 1.0% of the aggregate principal balance of the mortgage loans as of the cut-off date (solely for the purposes of this calculation, if a mortgage loan with an anticipated repayment date is still an asset of the issuing entity and such right is being exercised after its respective anticipated repayment date, then such mortgage loan will be excluded from the then-aggregate principal balance of the pool of mortgage loans and from the aggregate principal balance of the mortgage loans as of the cut-off date), certain entities specified in this prospectus will have the option to purchase all of the remaining mortgage loans (and all property acquired through exercise of remedies in respect of any mortgage loan) at the price specified in this prospectus.

The issuing entity may also be terminated in connection with a voluntary exchange of all the then-outstanding certificates (other than the Class S and Class R certificates) for the mortgage loans held by the issuing entity, provided that (i) the Class A-1, Class A-2, Class A-3, Class A-M, Class B, Class C and Class D certificates are no longer outstanding and (ii) there is only one holder (or multiple holders acting unanimously) of the outstanding certificates (other than the Class S and Class R certificates).

See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Required Repurchases or

Substitutions of Mortgage Loans;

Loss of Value Payment	Under certain circumstances, the related mortgage loan seller may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute for an affected mortgage loan from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity in the event of a document defect or a breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan in the mortgage loan purchase agreement that materially and adversely affects the value of the mortgage loan, the value of the related mortgaged property or the interests of the trust or any certificateholders in the mortgage loan or mortgaged property or causes the mortgage loan to be other than a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(but without regard to the rule of Treas. Reg. Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”); provided that with respect to each of the CityCenter (Aria & Vdara) mortgage loan and the Torrey Heights mortgage loan, each related mortgage loan seller will be obligated to take the above remedial actions only with respect to the related promissory note(s) sold by such mortgage loan seller to the depositor as if the note(s) contributed by each such mortgage loan seller and evidencing such mortgage loan were a separate mortgage loan. See “Description of the Mortgage Loan Purchase Agreements”.

Sale of Defaulted Loans	Pursuant to the pooling and servicing agreement, the special servicer is required to use reasonable efforts to solicit offers for defaulted serviced mortgage loans and any related serviced companion loans and/or related REO properties and accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price for such defaulted serviced mortgage loan and any related serviced companion loans or related REO property, determined as described in “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Sale of Defaulted Loans and REO Properties”, unless the special servicer determines, in accordance with the servicing standard, that rejection of such offer would be in the best interests of the certificateholders and the related companion loan holders (as a collective whole as if such certificateholders and such companion loan holders constituted a single lender and, with respect to a whole loan with a subordinate companion loan, taking into account the subordinate nature of such subordinate companion loan).

If a non-serviced mortgage loan with a related pari passu companion loan becomes a defaulted mortgage loan and the special servicer under the related pooling and servicing agreement or trust and servicing agreement, as applicable, for the related pari passu companion loan determines to sell such pari passu companion loan, then that special servicer will be required to sell such non-serviced mortgage loan together with the related pari passu companion loan and any related subordinate companion loans, in a manner similar to that described above. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”.

Pursuant to each mezzanine loan intercreditor agreement with respect to the mortgage loans with mezzanine indebtedness, the holder of the related mezzanine loan has the right to purchase the related mortgage loan as described in “Description of the Mortgage Pool—Additional Indebtedness”. Additionally, in the case of mortgage loans that permit certain equity owners of the borrower to incur future mezzanine debt as described in “Description of the Mortgage Pool—Additional Indebtedness”, the related mezzanine lender may have the option to purchase the related mortgage loan after certain defaults. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”, “—Sale of Defaulted Loans and REO Properties” and “Description of the Mortgage Pool—The Whole Loans”.

Tax Status	Elections will be made to treat designated portions of the issuing entity (exclusive of interest that is deferred after the anticipated repayment date of a mortgage loan with an anticipated repayment date and the excess interest distribution account) as two separate REMICs (the “Lower-Tier REMIC” and the “Upper-Tier REMIC” and, together, the “Trust REMICs”) for federal income tax purposes.

In addition, (1) the portions of the issuing entity consisting of the excess interest accrued on a mortgage loan with an anticipated repayment date and the related distribution account will be classified as a “trust” under Treasury Regulations section 301.7701-4(c), (the “Grantor Trust”) and (2) the Class S certificates and the VRR Interest will represent beneficial ownership of the excess interest and related distribution account.

Pertinent federal income tax consequences of an investment in the offered certificates include:

●	Each class of offered certificates will constitute REMIC “regular interests”.
●	The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.
●	You will be required to report income on your offered certificates using the accrual method of accounting.
●	It is anticipated that the Class [_] certificates will be issued with original issue discount, the Class [_] certificates will be issued with de minimis original issue discount and the Class [_] certificates will be issued at a premium for federal income tax purposes.

See “Material Federal Income Tax Considerations”.

Certain ERISA Considerations	Subject to important considerations described under “Certain ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.
Legal Investment	None of the certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended.

If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the certificates.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

See “Legal Investment”.

Ratings	The offered certificates will not be issued unless each of the offered classes receives a credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of certificates after the date of this prospectus.

See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “Ratings”.

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SUMMARY OF RISK FACTORS

Investing in the certificates involves risks. Any of the risks set forth in this prospectus under the heading “Risk Factors” may have a material adverse effect on the cash flow on one or more mortgaged properties, the related borrowers’ ability to meet their respective payment obligations under the mortgage loans, and/or on your certificates. As a result, the market price of the certificates could decline significantly and you could lose a part or all of your investment. You should carefully consider all the information set forth in this prospectus and, in particular, evaluate the risks set forth in this prospectus under the heading “Risk Factors” before deciding to invest in the certificates. The following is a summary of some of the principal risks associated with an investment in the certificates:

Risks Relating to the Mortgage Loans

●	Non-Recourse Loans: The mortgage loans are non-recourse loans, and in the event of a default on a mortgage loan, recourse generally may only be had against the specific mortgaged property(ies) and other assets that have been pledged to secure the mortgage loan. Consequently, payment on the certificates is dependent primarily on the sufficiency of the net operating income or market value of the mortgaged properties, each of which may be volatile.
●	Borrowers: Frequent and early occurrence of borrower delinquencies and defaults may adversely affect your investment. Bankruptcy proceedings involving borrowers, borrower organizational structures and additional debt incurred by a borrower or its sponsors may increase risk of loss. In addition, borrowers may be unable to refinance or repay their mortgage loans at the maturity date or anticipated repayment date.
●	Property Performance: Certificateholders are exposed to risks associated with the performance of the mortgaged properties, including location, competition, condition (including environmental conditions), maintenance, ownership, management, and litigation. Property values may decrease even when current operating income does not. The property type (e.g., retail, mixed use, hospitality, office, industrial, multifamily, self storage, manufactured housing) may present additional risks.
●	Loan Concentration: Certain of the mortgage loans represent significant concentrations of the mortgage pool as of the cut-off date. A default on one or more of such mortgage loans may have a disproportionate impact on the performance of the certificates.
●	Property Type Concentration: Certain property types represent significant concentrations of the mortgaged properties securing the mortgage pool as of the cut-off date, based on allocated loan amounts. Adverse developments with respect to those property types or related industries may have a disproportionate impact on the performance of the certificates.
●	Other Concentrations: Losses on loans to related borrowers or cross-collateralized and cross-defaulted loan groups, geographical concentration of the mortgaged properties, and concentration of tenants among the mortgaged properties, may disproportionately affect distributions on the offered certificates.
●	Tenant Performance: The repayment of a commercial or multifamily mortgage loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Therefore, the performance of the mortgage loans will be highly dependent on the performance of tenants and tenant leases.
●	Significant Tenants: Properties that are leased to a single tenant or a tenant that comprises a significant portion of the rental income are disproportionately susceptible to interruptions of cash flow in the event of a lease expiration or termination or a downturn in the tenant’s business.
●	Underwritten Net Cash Flow: Underwritten net cash flow for the mortgaged properties could be based on incorrect or flawed assumptions.

●	Appraisals: Appraisals may not reflect the current or future market value of the mortgaged properties.
●	Inspections: Property inspections may not identify all conditions requiring repair or replacement.
●	Insurance: The absence or inadequacy of terrorism, fire, flood, earthquake and other insurance may adversely affect payment on the certificates.
●	Zoning: Changes in zoning laws may affect the ability to repair or restore a mortgaged property. Properties or structures considered to be “legal non-conforming” may not be able to be restored or rebuilt “as-is” following a casualty or loss.

Risks Relating to Conflicts of Interest

●	Transaction Parties: Conflicts of interest may arise from the transaction parties’ relationships with each other or their economic interests in the transaction.
●	Directing Holder and Companion Holders: Certain certificateholders and companion loan holders have control and/or consent rights regarding the servicing of the mortgage loans and related whole loans. Such rights include rights to remove and replace the special servicer without cause and/or to direct or recommend the applicable special servicer or non-serviced special servicer to take actions that conflict with the interests of holders of certain classes of certificates. The right to remove and replace the special servicer may give the directing holder the ability to influence the special servicer’s servicing actions in a manner that may be more favorable to the directing holder relative to other certificateholders.

Other Risks Relating to the Certificates

●	Limited Obligations: The certificates will only represent ownership interests in the issuing entity, and will not be guaranteed by the sponsors, the depositor or any other person. The issuing entity’s assets may be insufficient to repay the offered certificates in full.
●	Uncertain Yields to Maturity: The offered certificates have uncertain yields to maturity. Prepayments on the underlying mortgage loans will affect the average lives of the certificates; and the rate and timing of prepayments may be highly unpredictable. Optional early termination of the issuing entity may also adversely impact your yield or may result in a loss.
●	Rating Agency Feedback: Future events could adversely impact the credit ratings and value of your certificates.
●	Limited Credit Support: Credit support provided by subordination of certain certificates is limited and may not be sufficient to prevent loss on the offered certificates.

RISK FACTORS

You should carefully consider the following risks before making an investment decision. In particular, distributions on your certificates will depend on payments received on, and other recoveries with respect to, the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

Risks Related to Market Conditions and Other External Factors

Cyberattacks or Other Security Breaches Could Have a Material Adverse Effect on the Business of the Transaction Parties

In the normal course of business, the sponsors, the master servicer, the special servicer, the borrowers and the other transaction parties may collect, process and retain confidential or sensitive information regarding their customers (including mortgage loan borrowers and applicants). The sharing, use, disclosure and protection of this information is governed by the privacy and data security policies of such parties. Moreover, there are federal, state and international laws regarding privacy and the storing, sharing, use, disclosure and protection of personally identifiable information and user data. Although the transaction parties may devote significant resources and management focus to ensuring the integrity of their systems through information security and business continuity programs, their facilities and systems, and those of their third-party service providers, may be subject to external or internal security breaches, acts of vandalism, computer viruses, misplaced or lost data, programming or human errors, or other similar events. The access by unauthorized persons to, or the improper disclosure by the sponsors, the master servicer, the special servicer, the borrowers or any other transaction party of, confidential information regarding their customers or their own proprietary information, software, methodologies and business secrets could result in business disruptions, legal or regulatory proceedings, reputational damage, or other adverse consequences, any of which could materially adversely affect their financial condition or results of operations (including the servicing of the mortgage loans). Cybersecurity risks for organizations like the sponsors, the master servicer, the special servicer, the borrowers and the other transaction parties have increased recently in part because of new technologies, the use of the internet and telecommunications technologies (including mobile and other connected devices) to conduct financial and other business transactions, the increased sophistication and activities of organized crime, perpetrators of fraud, hackers, terrorists and others, and the evolving nature of these threats. For example, hackers recently have engaged in attacks against organizations that are designed to disrupt key business services. We cannot assure you that the sponsors, the master servicer, the special servicer, the borrowers or the other transaction parties will not suffer any such losses in the future.

Cyberattacks or other breaches, whether affecting the sponsors, the master servicer, the special servicer, the borrowers or other transaction parties, could result in heightened consumer concern and regulatory focus and increased costs, which could have a material adverse effect on the sponsors’, the master servicer’s, the special servicer’s, a borrower’s or another transaction party’s businesses. If the business of the sponsors or any of their affiliates is materially adversely affected by such events, the sponsors may not be able to fulfill their remedy obligations with respect to a mortgage loan.

Risks Relating to the Mortgage Loans

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a non-recourse loan. If a default occurs, recourse generally may be had only against the specific mortgaged properties and other assets that have been pledged to secure the mortgage loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity or anticipated repayment date is primarily dependent upon the market value of the mortgaged property or the borrower’s ability to refinance the mortgaged property. See “Description of the Mortgage Pool—Non-Recourse Carveout Limitations”.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans set forth under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either do not contain non-recourse carveouts or contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, the guarantor’s net worth and liquidity may be less (and in some cases, materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. In addition, certain mortgage loans may provide for recourse to a guarantor for all or a portion of the indebtedness or for any loss or costs that may be incurred by the borrower or the lender with respect to certain borrower obligations under the related mortgage loan documents. In such cases, we cannot assure you any recovery from such guarantor will be made or that such guarantor will have assets sufficient to pay any otherwise recoverable claim under a guaranty. In all cases, however, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness.

Risks of Commercial, Multifamily and Manufactured Housing Lending Generally

The mortgage loans will be secured by various income producing commercial, multifamily and/or manufactured housing properties. The repayment of a commercial, multifamily or manufactured housing loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the loan at any given time.

The net operating incomes and property values of the mortgaged properties may be adversely affected by a large number of factors. Some of these factors relate to the properties themselves, such as:

●	the age, design and construction quality of the properties;
●	perceptions regarding the safety, convenience and attractiveness of the properties;
●	the characteristics and desirability of the area where the property is located;
●	the strength and nature of the local economy, including labor costs and quality, tax environment and quality of life for employees;
●	the proximity and attractiveness of competing properties;

●	the adequacy of the property’s management and maintenance;
●	increases in interest rates, real estate taxes and operating expenses at the property and in relation to competing properties;
●	an increase in the capital expenditures needed to maintain the properties or make improvements;
●	a decline in the businesses operated by tenants or in their financial condition;
●	an increase in vacancy rates; and
●	a decline in rental rates as leases are renewed or entered into with new tenants.

Other factors are more general in nature, such as:

●	national or regional economic conditions, including plant closings, military base closings, industry slowdowns and unemployment rates;
●	local real estate conditions, such as an oversupply of competing properties;
●	demographic factors;
●	consumer confidence;
●	consumer tastes and preferences;
●	retroactive changes in building codes;
●	changes or continued weakness in specific industry segments;
●	location of certain mortgaged properties in less densely populated or less affluent areas; and
●	the public perception of safety for customers and clients.

The volatility of net operating income will be influenced by many of the foregoing factors, as well as by:

●	the length of tenant leases (including that in certain cases, all or substantially all of the tenants, or one or more sole, anchor or other major tenants, at a particular mortgaged property may have leases that expire or permit the tenant(s) to terminate its lease during the term of the loan);
●	the quality and creditworthiness of tenants;
●	tenant defaults;
●	in the case of rental properties, the rate at which new rentals occur; and
●	the property’s “operating leverage”, which is generally the percentage of total property expenses in relation to revenue, the ratio of fixed operating expenses to those that vary with revenues, and the level of capital expenditures required to maintain the property and to retain or replace tenants.

Further, changes to tax laws as they relate to property ownership, depreciation schedules and interest and mortgage deductibility could affect the value of the mortgaged properties.

A decline in the real estate market or in the financial condition of a major tenant will tend to have a more immediate effect on the net operating income of properties with relatively higher operating leverage or short term revenue sources, such as short term or month to month leases, and may lead to higher rates of delinquency or defaults.

All of the mortgage loans have five year terms to maturity. Rapid technological advances and changes in consumer tastes over the course of those five years may impact the use, occupancy and demand for the products or services related to the mortgaged properties securing such mortgage loans. In addition, tenant needs may change due to such factors and the related property may not be able to quickly adapt to such changes. We cannot assure you that any such changes will not impact the performance of the related mortgaged properties, the ability of the related mortgagors to continue to make payments of debt service on the related mortgage loans or to secure refinancing of the mortgage loans or to pay the principal balance of their mortgage loans at maturity.

In addition, certain mortgaged properties may be located in an area that is primarily dependent on a single company or industry. In that case, any change that adversely affects that company or industry could reduce occupancy at the related mortgaged properties.

Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

General. Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. Factors unrelated to a tenant’s operations at a particular mortgaged property may also result in the tenant’s failure to make payments under its lease (including, for example, economic sanctions imposed on the tenant’s parent company or other financial distress experienced by affiliates of the tenant). If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property.

Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

●	space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;
●	leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;
●	a significant tenant were to become a debtor in a bankruptcy case;
●	rental payments could not be collected for any other reason; or
●	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, certain tenants and/or their parent companies that may have a material adverse effect on the related tenant’s ability to pay rent or remain open for business. It is also possible that, under certain extraordinary circumstances, economic or other sanctions may be imposed upon such entities or any individuals that own interests in such entities. We have not undertaken a search for all legal proceedings that relate to the borrowers, borrower sponsors, managers for the mortgaged properties or their respective affiliates or owners. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. Any of the foregoing issues, even if ultimately settled or resolved, may materially impair distributions to certificateholders. For example, property income may not be available to make debt service payments if borrowers must use property income to pay judgments, legal fees or litigation costs. Similarly, borrowers’ and borrower sponsors’ operations at the related mortgaged properties may be restricted, including the use of property income or borrower sponsor contributions to pay debt service or otherwise support mortgaged property operations.

Certain tenants currently may be in a rent abatement period. We cannot assure you that such tenants will be in a position to pay full rent when the abatement period expires. We cannot assure you that the net operating income contributed by the mortgaged properties will remain at its current or past levels. See “Description of the Mortgage Pool—Tenant Issues”.

A Tenant Concentration May Result in Increased Losses. Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted or if such tenant fails to renew its lease. This is so because:

●	the financial effect of the absence of rental income may be severe;
●	more time may be required to re-lease the space; and
●	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

In the event of a default by that tenant, if the related lease expires prior to the mortgage loan maturity date and the related tenant fails to renew its lease or if such tenant exercises an early termination option, there would likely be an interruption of rental payments under the lease and, accordingly, insufficient funds available to the borrower to pay the debt service on the mortgage loan. In certain cases where the tenant owns the improvements on the mortgaged property, the related borrower may be required to purchase such improvements in connection with the exercise of its remedies.

With respect to certain of these mortgaged properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the mortgage loans or the related tenant may have the right to terminate the lease prior to the maturity date of the mortgage loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related mortgage loan.

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” below and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks. If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A-1 for tenant lease expiration dates for the five largest tenants at each mortgaged property.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks. If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan.

In certain cases, an affiliated lessee may be a tenant under a master lease with the related borrower, under which the tenant is obligated to make rent payments but does not occupy any space at the mortgaged property. Master leases in these circumstances may be used to bring occupancy to a “stabilized” level with the intent of finding additional tenants to occupy some or all of the master leased space, but may not provide additional economic support for the mortgage loan. If a mortgaged property is leased in whole or substantial part to the borrower or to an affiliate of the borrower, a deterioration in the financial condition of the borrower or its affiliates could significantly affect the borrower’s ability to perform under the mortgage loan as it would directly interrupt the cash flow from the mortgaged property if the borrower’s or its affiliate’s financial condition worsens. We cannot assure you that any space leased by a borrower or an affiliate of the borrower will eventually be occupied by third party tenants.

In the case of certain mortgage loans included in the mortgage pool, it may be possible that the related master lease could be construed in a bankruptcy as a financing lease or other arrangement under which the related master lessee (and/or its affiliates) would be deemed as effectively the owner of the related mortgaged property, rather than a tenant, which could result in potentially adverse consequences for the trust, as the holder of such mortgage loan, including treatment of the mortgage loan as an unsecured obligation, a potentially greater risk of an unfavorable plan of reorganization and competing claims of creditors of the related master lessee and/or its affiliates.

See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases” for information on properties leased in whole or in part to borrowers and their affiliates.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease. The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged properties. Under the federal bankruptcy code, a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants do file, that they will continue to make rental payments in a timely manner. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”. See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

In the case of certain mortgage loans included in the mortgage pool, it may be possible that the related master lease could be construed in a bankruptcy as a financing lease or other arrangement under which the related master lessee (and/or its affiliates) would be deemed as effectively the owner of the related mortgaged property, rather than a tenant, which could result in potentially adverse consequences for the trust, as the holder of such mortgage loan, including a potentially greater risk of an unfavorable plan of reorganization and competing claims of creditors of the related master lessee and/or its affiliates. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”.

Sale-Leaseback Transactions Have Special Risks

Certain mortgaged properties were each the subject of a sale-leaseback transaction prior to or in connection with the acquisition of such property (or a portion of such property) by the related borrower or following such acquisition, including the CityCenter (Aria & Vdara) mortgaged property (8.5%). Each of these mortgaged properties (or a portion thereof) are leased to a tenant, who is the former owner of the mortgaged property or portion thereof, pursuant to a lease. We cannot assure you that any of these tenants will not file for bankruptcy protection.

A bankruptcy with respect to a tenant involved in a sale-leaseback transaction could result in the related lease being recharacterized as a loan from the borrower to the tenant. If the lease were recharacterized as a loan, the lease would be a deemed loan and the tenant would gain a number of potential benefits in a bankruptcy case. The tenant could retain possession of the mortgaged property during the pendency of its bankruptcy case without having to comply with the ongoing post-petition rent requirements of section 365(d)(3) of the Bankruptcy Code, which requires a tenant to start paying rent within 60 days following the commencement of its bankruptcy case, while deciding whether to assume or reject a lease of nonresidential real property. The tenant desiring to remain in possession of the mortgaged property would not have to assume the lease within 210 days following the commencement of its bankruptcy case pursuant to section 365(d)(4) of the Bankruptcy Code or comply with the conditions precedent to assumption, including curing all defaults, compensating for damages and giving adequate assurance of future performance. To the extent the deemed loan is under-secured, the tenant would be able to limit the secured claim to the then-current value of the mortgaged property and treat the balance as a general unsecured claim. The tenant also might assert that the entire claim on the deemed loan is an unsecured claim. In Liona Corp., Inc. v. PCH Associates (In re PCH Associates), 949 F.2d 585 (2d Cir. 1991), the court considered the effect of recharacterizing a sale-leaseback transaction as a financing rather than a true lease. The court held that the landlord’s record title to the leased property should be treated as an equitable mortgage securing the deemed loan. Under the reasoning of that case, if a lease were recharacterized as a loan, the related borrower would have a claim against the tenant secured by an equitable mortgage. That secured claim has been collaterally assigned to the mortgagees. However, the legal authority considering the effects of such a recharacterization is limited, and we cannot assure you that a bankruptcy court would follow the reasoning of the PCH Associates case.

There is also a risk that a tenant that files for bankruptcy protection may reject the related lease. Pursuant to the Bankruptcy Code, there are limitations on a lessor’s ability to collect damages for lease rejection and full recovery may not be possible.

It is likely that each lease constitutes an “unexpired lease” for purposes of the Bankruptcy Code. The Bankruptcy Code provides generally that rights and obligations under an unexpired lease of a debtor may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely on the basis of a provision in such contract to such effect or because of certain other similar events. This prohibition on so called “ipso facto clauses” could limit the ability of a borrower to exercise certain contractual remedies with respect to a lease. In addition, the Bankruptcy Code provides that a trustee in bankruptcy or debtor in possession may, subject to approval of the court, (a) assume an unexpired lease and (i) retain it or (ii) unless applicable law excuses a party other than the debtor from accepting performance from or rendering performance to an entity other than the debtor, assign it to a third party (notwithstanding any other restrictions or prohibitions on assignment) or (b) reject such contract. In a bankruptcy case of a tenant, if the lease were to be assumed, the trustee in bankruptcy on behalf of the tenant, or the tenant as debtor in possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the related borrower for its losses and provide such borrower with “adequate assurance” of future performance. Such remedies may be insufficient, however, as the borrower may be forced to continue under the lease with a tenant that is a poor credit risk or an unfamiliar tenant if the lease was assigned (if applicable state law does not otherwise prevent such an assignment), and any assurances provided to the borrower may, in fact, be inadequate. If the lease is rejected, such rejection generally constitutes a breach of the lease immediately before the date of the filing of the petition. As a consequence, the borrower would have only an unsecured claim against the tenant for damages resulting from such breach, which could adversely affect the security for the offered certificates.

Furthermore, there is likely to be a period of time between the date upon which a tenant files a bankruptcy petition and the date upon which the lease is assumed or rejected. Although the tenant is obligated to make all lease payments within 60 days following the commencement of the bankruptcy case, there is a risk that such payments will not be made due to the tenant’s poor financial condition. If the lease is rejected, the lessor will be treated as an unsecured creditor with respect to its claim for damages for termination of the lease and the borrower must re-let the mortgaged property before the flow of lease payments will recommence. In addition, pursuant to section 502(b)(6) of the Bankruptcy Code, a lessor’s damages for lease rejection are limited to the amount owed for the unpaid rent reserved under the lease for the periods prior to the bankruptcy petition (or earlier surrender of the leased premises) which are unrelated to the rejection, plus the greater of one year’s rent or 15% of the remaining rent reserved under the lease (but not to exceed three years’ rent).

As discussed above, bankruptcy courts, in the exercise of their equitable powers, have the authority to recharacterize a lease as a financing. We cannot assure you such recharacterization would not occur with respect to the mortgage loans as to which the related mortgaged properties were the subject of sale-leaseback transactions.

The application of any of these doctrines to any one of the sale-leaseback transactions could result in substantial, direct and material impairment of the rights of the holders of offered certificates.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure. In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to subordinate the lease if the mortgagee agrees to enter into a non-disturbance agreement, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if those tenants were paying above-market rents or could not be replaced. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower may have given to certain tenants or others an option to purchase, a right of first refusal to purchase and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right may not be subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options and Rights of First Refusal” for information regarding material purchase options and/or rights of first refusal or first offer, if any, with respect to mortgaged properties securing certain mortgage loans.

Early Lease Termination Options May Reduce Cash Flow. Leases often give tenants the right to terminate the related lease, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including:

●	if the related borrower allows uses at the mortgaged property in violation of use restrictions in current tenant leases;
●	if the related borrower or any of its affiliates owns other properties within a certain radius of the mortgaged property and allows uses at those properties in violation of use restrictions;
●	if the related borrower fails to provide a designated number of parking spaces;
●	if there is construction at the related mortgaged property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the mortgaged property or otherwise violate the terms of a tenant’s lease;

●	upon casualty or condemnation with respect to all or a portion of the mortgaged property that renders such mortgaged property unsuitable for a tenant’s use or if the borrower fails to rebuild such mortgaged property within a certain time or if the casualty or condemnation occurs within a specified period of the lease expiration date;
●	if a tenant’s use is not permitted by zoning or applicable law;
●	if the tenant is unable to exercise an expansion right;
●	if the landlord defaults on its obligations under the lease;
●	if a landlord leases space at the mortgaged property or within a certain radius of the mortgaged property to a competitor;
●	if the tenant fails to meet certain sales targets or other business objectives for a specified period of time;
●	if significant or specified tenants at the subject property go dark or terminate their leases, or if a specified percentage of the mortgaged property is unoccupied;
●	if the landlord violates the tenant’s exclusive use rights for a specified period of time;
●	in the case of government sponsored tenants, any time or for lack of appropriations;
●	if an authorized retailer is no longer authorized by a parent or unaffiliated corporate entity; or
●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations.

In certain cases, compliance or satisfaction of landlord covenants may be the responsibility of a third party affiliated with the borrower or, in the event that partial releases of the applicable mortgaged property are permitted, an unaffiliated or affiliated third party.

Any exercise of a termination right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space. Any such vacated space may not be re-let. Furthermore, such foregoing termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related loan documents. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Government Tenants Have Special Risks. With respect to tenants that constitute United States government agencies or entities, generally if the related mortgaged property is transferred, the leases require the United States and the transferee to enter into novation agreements; however, if the United States determines that recognizing the transferee as landlord is not in its interest, it may continue to hold the transferor liable for performance of obligations under the lease. The United States’ obligation to pay rent to the transferee would be suspended until government transfer procedures are completed, and the United States has determined that recognizing the transferee is in its interest. The foregoing provisions may delay or impede the ability of the lender to realize on the related mortgaged properties following a default. In addition, the borrowers may be subject to certain requirements regarding management of the mortgaged property and the borrowers required by certain United States agencies.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks. Certain mortgaged properties may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on office space and other operating expenses. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution to pay rent, and we cannot assure you that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

Retail Properties Have Special Risks

Some of the mortgage loans are secured by retail properties. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Retail Properties.” The value of retail properties is significantly affected by the quality of the tenants as well as fundamental aspects of real estate, such as location and market demographics, as well as changes in shopping methods and choices. Some of the risks related to these matters are further described in “—Risks of Commercial, Multifamily and Manufactured Housing Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, and “—Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers,” “—The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector” and “—Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

Rental payments from tenants of retail properties typically comprise the largest portion of the net operating income of those mortgaged properties. The correlation between success of tenant business and a retail property’s value may be more direct with respect to retail properties than other types of commercial property because a component of the total rent paid by certain retail tenants is often tied to a percentage of gross sales. To the extent that a tenant changes the manner in which its gross sales are reported, it could result in lower rent paid by that tenant. For example, if a tenant takes into account customer returns of merchandise purchased online and reduces the gross sales, this could result in lower gross sales relative to gross sales previously reported at that location even if the actual performance of the store remained unchanged. We cannot assure you that the net operating income contributed by the mortgaged retail properties or the rates of occupancy at the retail stores will remain at the levels specified in this prospectus or remain consistent with past performance. In addition, some or all of the rental payments from tenants may be tied to tenant’s gross sales.

Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants

The presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important to the performance of a retail property because anchors play a key role in generating customer traffic and making a retail property desirable for other tenants. Retail properties may also have shadow anchor tenants. An “anchor tenant” is located on the related mortgaged property, usually proportionately larger in size than most or all other tenants in the mortgaged property and is vital in attracting customers to a retail property. A “shadow anchor tenant” is usually proportionally larger in size than most tenants in the mortgaged property, is important in attracting customers to a retail property and is located sufficiently close and convenient to the mortgaged property so as to influence and attract potential customers, but is not located on the mortgaged property.

If anchor stores in a mortgaged property were to close, the related borrower may be unable to replace those anchors in a timely manner or without suffering adverse economic consequences. In addition, anchor tenants and non-anchor tenants at anchored or shadowed anchored retail centers may have co-tenancy clauses and/or operating covenants in their leases or operating agreements that permit those tenants or anchor stores to cease operating, reduce rent or terminate their leases if the anchor or shadow anchor tenant goes dark or is otherwise no longer in occupancy, if the subject store is not meeting the minimum sales requirements under its lease or if a specified percentage of the related mortgaged property is vacant. Even if non-anchor tenants do not have termination or rent abatement rights, the loss of an anchor tenant or a shadow anchor tenant may have a material adverse impact on the non-anchor tenant’s ability to operate because the anchor or shadow anchor tenant plays a key role in generating customer traffic and making a center desirable for other tenants. This, in turn, may adversely impact the borrower’s ability to meet its obligations under the related loan. Anchor tenants frequently have the right to go dark (i.e. cease operating), in their spaces and shadow anchor tenants frequently do not have operating covenants, and therefore are not required to continue operating in proximity to the related mortgaged property. In addition, in the event that a “shadow anchor” fails to renew its lease, terminates its lease or otherwise ceases to conduct business within a close proximity to the mortgaged property, customer traffic at the mortgaged property may be substantially reduced. If an anchor tenant goes dark, generally the borrower’s only remedy may be to terminate that lease after the anchor tenant has been dark for a specified amount of time.

Certain anchor tenants may have the right to demolish and rebuild, or substantially alter, their premises. Exercise of such rights may result in disruptions at the mortgaged property or reduce traffic to the mortgaged property, may trigger co-tenancy clauses if such activities result in the anchor tenants being dark for the period specified in the co-tenancy clause, and may result in reduced value of the structure or in loss of the structure if the tenant fails to rebuild.

If anchor tenants or shadow anchor tenants at a particular mortgaged property were to close or otherwise become vacant or remain vacant, we cannot assure you that the related borrower’s ability to repay its mortgage loan would not be materially and adversely affected.

Certain tenant estoppels will have been obtained in connection with the origination of the mortgage loans. These estoppels may identify disputes between the related borrower and the applicable tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or a reciprocal easement and/or operating agreement (each, an “REA”). Such disputes, defaults or potential defaults, could lead to a termination or attempted termination of the applicable lease or REA by the tenant or to the tenant withholding some or all of its rental payments or to litigation against the related borrower. We cannot assure you that the tenant estoppels obtained identify all potential disputes that may arise with the subject tenants or with respect to the mortgaged retail properties, or that anchor tenant or tenant disputes will not have a material adverse effect on the ability of borrowers to repay their mortgage loans.

Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers

Online shopping and the use of technology, such as smartphone shopping applications, to transact purchases or to aid purchasing decisions have increased in recent years and are expected to continue to increase in the future. This trend is affecting business models, sales and profitability of some retailers and could adversely affect the demand for retail real estate and occupancy at retail properties securing the mortgage loans. Any resulting decreases in rental revenue could have a material adverse effect on the value of retail properties securing the mortgage loans.

Some of these developments in the retail sector have led to retail companies, including several national retailers, filing for bankruptcy and/or voluntarily closing certain of their stores. Borrowers may be unable to re-lease such space or to re-lease it on comparable or more favorable terms. As a result, the bankruptcy or closure of a national tenant may adversely affect a retail borrower’s revenues. In addition, such closings may allow other tenants to modify their leases to terms that are less favorable for borrowers or to terminate their leases, also adversely impacting their revenues. See also “—Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

In addition to competition from online shopping, retail properties face competition from sources outside a specific geographical real estate market. For example, all of the following compete with more traditional retail properties for consumer dollars: factory outlet centers, discount shopping centers and clubs, catalogue retailers, home shopping networks, and telemarketing. Continued growth of these alternative retail outlets (which often have lower operating costs) could adversely affect the rents collectible at the retail properties included in the pool of mortgage loans, as well as the income from, and market value of, the mortgaged properties and the related borrower’s ability to refinance such property. Moreover, additional competing retail properties may be built in the areas where the retail properties are located.

We cannot assure you that these developments in the retail sector will not adversely affect the performance of retail properties securing the mortgage loans.

The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector

Retail properties are also subject to conditions that could negatively affect the retail sector, such as increased unemployment, increased federal income and payroll taxes, increased health care costs, increased state and local taxes, increased real estate taxes, industry slowdowns, lack of availability of consumer credit, weak income growth, increased levels of consumer debt, poor housing market conditions, adverse weather conditions, natural disasters, plant closings, and other factors. Similarly, local real estate conditions, such as an oversupply of, or a reduction in demand for, retail space or retail goods, and the supply and creditworthiness of current and prospective tenants may negatively impact those retail properties.

In addition, the limited adaptability of certain shopping malls that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls. For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

Mixed Use Properties Have Special Risks

Certain properties are mixed use properties. Such mortgaged properties are subject to the risks relating to the property types described in “—Office Properties Have Special Risks” and/or “—Retail Properties Have Special Risks”. See Annex A-1 for the 5 largest tenants (by net rentable area leased) at the mixed use property. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Mixed Use Properties”.

Hospitality Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial, Multifamily and Manufactured Housing Lending Generally” above, various other factors may adversely affect the financial performance and value of hospitality properties, including:

●	adverse economic and social conditions, either local, regional or national (which may limit the amount that can be charged for a room and reduce occupancy levels);
●	continuing expenditures for modernizing, refurbishing and maintaining existing facilities prior to the expiration of their anticipated useful lives;
●	ability to convert to alternative uses which may not be readily made;
●	a deterioration in the financial strength or managerial capabilities of the owner or operator of a hospitality property;
●	changes in travel patterns caused by general adverse economic conditions, fear of terrorist attacks, adverse weather conditions, pandemics and changes in access, energy prices, strikes, travel costs, relocation of highways, the construction of additional highways, concerns about travel safety or other factors; and

●	relative illiquidity of hospitality investments which limits the ability of the borrowers and property managers to respond to changes in economic or other conditions.

Because rooms are generally rented for short periods of time, the financial performance of hospitality properties tends to be affected by adverse economic conditions and competition more quickly than other commercial properties. Additionally, as a result of high operating costs, relatively small decreases in revenue can cause significant stress on a property’s cash flow.

Moreover, the hospitality and lodging industry is generally seasonal in nature and different seasons affect different hospitality properties differently depending on type and location. This seasonality can be expected to cause periodic fluctuations in a hospitality property’s room and restaurant revenues, occupancy levels, room rates and operating expenses. We cannot assure you that cash flow will be sufficient to offset any shortfalls that occur at the mortgaged property during slower periods or that the related mortgage loans provide for seasonality reserves, or if seasonality reserves are provided for, that such reserves will be funded or will be sufficient or available to fund such shortfalls.

In addition, some of the hospitality properties are limited-service, select service or extended stay hotels. Hospitality properties that are limited-service, select service or extended stay hotels may subject a lender to more risk than full-service hospitality properties as they generally require less capital for construction than full-service hospitality properties. In addition, as limited-service, select service or extended stay hotels generally offer fewer amenities than full-service hospitality properties, they are less distinguishable from each other. As a result, it is easier for limited-service, select service or extended stay hotels to experience increased or unforeseen competition.

In addition to hotel operations, some hospitality properties also operate entertainment and sports complexes that include restaurants, theaters, lounges, bars, nightclubs and/or banquet and meeting spaces and may derive a significant portion of the related property’s revenue from such operations. Consumer demand for entertainment resorts is particularly sensitive to downturns in the economy and the corresponding impact on discretionary spending on leisure activities. Changes in discretionary consumer spending or consumer preferences could be driven by factors such as perceived or actual general economic conditions, high energy, fuel and food costs, the increased cost of travel, the weakened job market, perceived or actual disposable consumer income and wealth, fears of recession and changes in consumer confidence in the economy, or fears of war and future acts of terrorism. These factors could reduce consumer demand for the leisure activities that the property offers, thus imposing practical limits on pricing and harming operations. Restaurants, theaters, lounges, bars and nightclubs are particularly vulnerable to changes in consumer preferences. In addition, a nightclub’s, restaurant’s, lounge’s or bar’s revenue is extremely dependent on its popularity and perception. These characteristics are subject to change rapidly and we cannot assure you that any of a hospitality property’s restaurants, theaters, lounges, bars or nightclubs will maintain their current level of popularity or perception in the market. With respect to mortgaged properties that operate entertainment venues, the entertainment industry’s brand perception of the mortgaged property’s entertainment venue may have a significant impact on the ability to book talent and sell shows at the property. Any change in perception of entertainment venues by consumers or by the entertainment industry could have a material adverse effect on the net cash flow of the property. Furthermore, because of the unique construction requirements of restaurants, theaters, lounges, bars or nightclubs, the space at those hospitality properties would not easily be converted to other uses. See “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Some of the hospitality properties have liquor licenses associated with the mortgaged property. The liquor licenses for these mortgaged properties are generally held by affiliates of the related borrowers, unaffiliated managers or operating lessees. The laws and regulations relating to liquor licenses generally prohibit the transfer of such licenses to any person, or condition such transfer on the prior approval of the governmental authority that issued the license. In the event of a foreclosure of a hospitality property that holds a liquor license, the special servicer on behalf of the issuing entity or a purchaser in a foreclosure sale would likely have to apply for a new license, which might not be granted or might be granted only after a delay that could be significant. We cannot assure you that a new license could be obtained promptly or at all. The lack of a liquor license in a hospitality property could have an adverse impact on the revenue from the related mortgaged property or on the hospitality property’s occupancy rate. In addition, certain state laws prohibit the assignment of liquor revenues. In such case, the lender may not be able to obtain a security interest in such revenues, which may constitute a material portion of the revenues at the related hospitality property. As a result, the lender may lose its ability to obtain such revenues in a foreclosure in certain scenarios, including if there is a bankruptcy of the liquor license holder. In certain cases, the liquor license holder may not be a single purpose entity.

Further, liquor licenses are subject to extensive regulation. A revocation of the liquor license at a hospitality property, particularly a property with significant revenues from nightclubs, casinos, other entertainment venues, restaurants and lounges, could have a material adverse effect on revenues from such property.

In addition, hospitality properties may be structured with a master lease (or operating lease) in order to minimize potential liabilities of the borrower. Under the master lease structure, an operating lessee (typically affiliated with the borrower) is also an obligor under the related mortgage loan and the operating lessee borrower pays rent to the fee owner borrower.

In addition, there may be risks associated with hospitality properties that have not entered into or become a party to any franchise agreement, license agreement or other “flag”. Hospitality properties often enter into these types of agreements in order to align the hospitality property with a certain public perception or to benefit from a centralized reservation system. We cannot assure you that hospitality properties that lack such benefits will be able to operate successfully on an independent basis.

With respect to certain hospitality properties, including hospitality properties that are unflagged, the collateral may include the collateral assignment of the rights of the borrower in certain intellectual property and brand names used in connection with the operation of the properties. The success of the operation of the mortgaged property depends in part on the borrower’s continued ability to use this intellectual property and on adequate protection and enforcement of this intellectual property, as well as related brands, logos and branded merchandise, including to increase brand awareness and further develop the property’s brand. Not all of the trademarks, copyrights, proprietary technology or other intellectual property rights used in the operation of such a mortgaged property may have been registered, and some of these trademarks and other intellectual property rights may never be registered. Despite the borrower’s efforts to protect their proprietary rights, third parties may infringe or otherwise violate such intellectual property rights, and use information that the borrower regards as proprietary, and the borrower’s rights may be invalidated or rendered unenforceable.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hospitality Properties”.

Risks Relating to Affiliation with a Franchise or Hotel Management Company

The performance of a hospitality property affiliated with a franchise or hotel management company depends in part on:

●	the continued existence and financial strength of the franchisor or hotel management company;
●	the public perception of the franchise or hotel chain service mark; and
●	the duration of the franchise licensing or management agreements.

The continuation of a franchise agreement, license agreement or hotel management agreement is subject to specified operating standards and other terms and conditions set forth in such agreements. The failure of a borrower to maintain such standards or adhere to other applicable terms and conditions, such as property improvement plans, could result in the loss or cancellation of their rights under the franchise, license or management agreement. We cannot assure you that a replacement franchise could be obtained in the event of termination. In addition, replacement franchises, licenses and/or hospitality property managers may require significantly higher fees as well as the investment of capital to bring the hospitality property into compliance with the requirements of the replacement franchisor, licensor and/or hospitality property manager. Any provision in a franchise agreement or management agreement providing for termination because of a bankruptcy of a franchisor or manager generally will not be enforceable.

The transferability of franchise agreements, license agreements and property management agreements may be restricted. In the event of a foreclosure, the lender may not have the right to use the franchise license without the franchisor’s consent or the manager might be able to terminate the management agreement. Conversely, in the case of certain mortgage loans, the lender may be unable to remove a franchisor/licensor or a hotel management company that it desires to replace following a foreclosure and, further, may be limited as regards the pool of potential transferees for a foreclosure, licensor or real estate owned property.

In some cases where a hospitality property is subject to a license or franchise agreement, the licensor or franchisor has required or may in the future require the completion of various repairs and/or renovations pursuant to a property improvement plan issued by the licensor or franchisor. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion”. Failure to complete those repairs and/or renovations in accordance with the plan could result in the hospitality property losing its license or franchise. Annex A-1 and the related footnotes set forth the amount of reserves, if any, established under the related mortgage loans in connection with any of those repairs and/or renovations. We cannot assure you that any amounts reserved will be sufficient to complete the repairs and/or renovations required with respect to any affected hospitality property. In addition, in some cases, those reserves will be maintained by the franchisor or property manager. Furthermore, the lender may not require a reserve for repairs and/or renovations in all instances.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hospitality Properties”.

Risks Related to Casino Properties

Certain Mortgaged Properties may consist of casino properties, or may consist of hospitality and resort properties that include casinos. The casino business is highly competitive among a large number of participants, including riverboat casinos, dockside casinos, land-based casinos, video lottery, sweepstakes and poker machines not located in casinos, Native American gaming, internet lotteries and other internet wagering gaming services. In addition, the casino business is subject to the following risks: (i) the casino business is subject to changes in discretionary consumer spending, which may decline during economic downturns or for other reasons, (ii) the gaming industry is characterized by an element of chance, which may result in the actual win rates of the casino being less than anticipated, leading to losses, (iii) customers or employees may attempt or commit fraud or theft or cheat in order to increase winnings, (iv) credit extended to customers (which is unsecured) may be uncollectable, and (v) the gaming industry is subject to significant regulation, and loss of its gaming license could materially adversely affect the ability of the borrower to make payments under the related mortgage loan. In addition, the gaming laws of certain jurisdictions relating to casino operations prohibit the transfer of gaming licenses and, in the case of a transfer of the equity of the entity holding the gaming license, require the prior approval from the related gaming authorities. Accordingly, in the event of a foreclosure of the related mortgaged property, the lender or its agent, or a purchaser of the property, would not have the right to operate the casino without first obtaining a license, which may be granted after a delay, which could be significant, or may not be granted at all. Furthermore, because of the unique construction requirements of casinos, the space at those hospitality properties would not easily be converted to other uses.

Office Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial, Multifamily and Manufactured Housing Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the

Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of office properties, including:

●	the physical attributes of the building in relation to competing buildings (e.g., age, condition, design, appearance, access to transportation and ability to offer certain amenities, such as sophisticated building systems and/or business wiring requirements);
●	the adaptability of the building to changes in the technological needs of the tenants;
●	an adverse change in population, patterns of telecommuting or sharing of office space, and employment growth (which creates demand for office space);
●	in the case of medical office properties, the performance of a medical office property may depend on (a) the proximity of such property to a hospital or other healthcare establishment, (b) reimbursements for patient fees from private or government sponsored insurers, (c) its ability to attract doctors and nurses to be on staff, and (d) its ability to afford and acquire the latest medical equipment. Issues related to reimbursement (ranging from nonpayment to delays in payment) from such insurers could adversely impact cash flow at such mortgaged property; and
●	office space used as lab and/or research and development may rely on funds for research and development from government and/or private sources of funding, which may become unavailable.

Certain of the mortgaged properties may contain life science laboratory and office buildings, leased to a tenant engaged in the life science industry. Properties with life science tenants have unique risk factors that may affect their performance, revenues and/or value. Life science tenants are subject to a number of risks unique to the life science industry, including (but not limited to): (i) high levels of regulation; (ii) failures in the safety and efficacy of their products; (iii) significant funding requirements for product research and development; and (iv) changes in technology, patent expiration, and intellectual property protection. In particular, life science tenants may require significant outlays of funds for the research, development and clinical testing of their products and technologies and the research, development, clinical testing, manufacturing and marketing of their products may require federal, state and foreign regulatory approvals which may be costly or difficult to obtain. Further, even after a life science tenant gains regulatory approval and market acceptance, its product may still present significant regulatory and liability risks and negative results of safety signals arising from the clinical trials of the competitors of life science tenants or negative news regarding the products, the clinical trials, or other business developments of life science tenants may negatively impact such life science tenants or their products. Life science tenants and their licensors may require patent, copyright, or trade secret protection to develop, make, market, and sell their products and technologies and may be unable to adequately protect their intellectual property under patent, copyright or trade secret laws. While life science properties contain similar characteristics to commercial office buildings, they generally contain more advanced electrical, mechanical, and heating, ventilating, and air conditioning systems and generally have specialty equipment including emergency generators, fume hoods, lab bench tops and related amenities. Because of their unique construction, life science properties may not be suitable for lease to traditional office tenants or readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason. Risks associated with life science laboratory buildings may affect the business, financial condition and results of operations of the related mortgaged property and such risks may adversely affect a life science tenant’s ability to make payments under its lease, and consequently, may materially adversely affect the related borrower(s)’ ability to make payments on the applicable mortgage loan.

Moreover, the cost of refitting office space for a new tenant is often higher than the cost of refitting other types of properties for new tenants.

In addition, as a result of the COVID-19 pandemic office properties have been experiencing lower than normal utilization levels and it is uncertain whether utilization levels will return to levels experienced prior to the COVID-19 pandemic. In the event that office tenants continue to utilize partial “work from home” or other remote work policies, the overall demand for office space may be adversely affected for a significant time, which may impact the ability of the borrowers to lease their properties, and may impact the operation and cash flow of the properties and/or the borrowers’ ability to refinance the mortgage loans at maturity.

If one or more major tenants at a particular office property were to close or remain vacant, we cannot assure you that such tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in an adverse effect on the financial performance of the property.

Certain office tenants at the mortgaged properties may use their leased space to create shared workspaces that they lease to other businesses. Shared workspaces are rented by customers on a short term basis. Short term space users may be more impacted by economic fluctuations compared to traditional long term office leases, which has the potential to impact operating profitability of the company offering the shared space and, in turn, its ability to maintain its lease payments. This may subject the related mortgage loan to increased risk of default and loss.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Office Properties”.

Industrial Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial, Multifamily and Manufactured Housing Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of industrial properties, including:

●	reduced demand for industrial space because of a decline in a particular industry segment;
●	the property becoming functionally obsolete;
●	building design and adaptability;
●	unavailability of labor sources;
●	changes in access, energy prices, strikes, relocation of highways, the construction of additional highways or other factors;
●	changes in proximity of supply sources;
●	the expenses of converting a previously adapted space to general use; and
●	the location of the property.

Industrial properties may be adversely affected by reduced demand for industrial space occasioned by a decline in a particular industry segment in which the related tenant(s) conduct their businesses (for example, a decline in consumer demand for products sold by a tenant using the property as a distribution center). In addition, a particular industrial or warehouse property that suited the needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties. Furthermore, lease terms with respect to industrial properties are generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular industrial property. In addition, mortgaged properties used for many industrial purposes are more prone to environmental concerns than other property types.

Aspects of building site design and adaptability affect the value of an industrial property. Site characteristics that are generally desirable to a warehouse/industrial property include high clear ceiling heights, wide column spacing, a large number of bays (loading docks) and large bay depths, divisibility, a layout that can accommodate large truck minimum turning radii and overall functionality and accessibility.

In addition, because of unique construction requirements of many industrial properties, any vacant industrial property space may not be easily converted to other uses. Thus, if the operation of any of the industrial properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that industrial property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the industrial property were readily adaptable to other uses.

Location is also important because an industrial property requires the availability of labor sources, proximity to supply sources and customers and accessibility to rail lines, major roadways and other distribution channels.

Further, certain of the industrial properties may have tenants that are subject to risks unique to their business, such as cold storage facilities. Cold storage facilities may have unique risks such as short lease terms due to seasonal use, making income potentially more volatile than for properties with longer term leases, and customized refrigeration design, rendering such facilities less readily convertible to alternative uses. Because of seasonal use, leases at such facilities are customarily for shorter terms, making income potentially more volatile than for properties with longer term leases. In addition, such facilities require customized refrigeration design, rendering them less readily convertible to alternative uses.

Multifamily Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial, Multifamily and Manufactured Housing Lending Generally” above, other factors may adversely affect the financial performance and value of multifamily properties, including:

●	the quality of property management;
●	the ability of management to provide adequate maintenance and insurance;
●	the types of services or amenities that the property provides;
●	the property’s reputation;
●	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;
●	the generally short terms of residential leases and the need for continued reletting;
●	rent concessions and month-to-month leases, which may impact cash flow at the property;
●	the tenant mix, such as the tenant population being predominantly students or being heavily dependent on workers from a particular business or industry or personnel from or workers related to a local military base;
●	in the case of student housing facilities or properties leased primarily to students, which may be more susceptible to damage or wear and tear than other types of multifamily housing, the reliance on the financial well-being of the college or university to which it relates, competition from on campus housing units, which may adversely affect occupancy, the physical layout of the housing, which may not be readily convertible to traditional multifamily use, the proximity of the property to the college or university compared to that of competing properties, whether or not parent guarantees are required, and that student tenants have a higher turnover rate than other types of multifamily tenants, which in certain cases is compounded by the fact that student leases are available for periods of less than 12 months;
●	certain multifamily properties may be considered to be “flexible apartment properties”. Such properties have a significant percentage of units leased to tenants under short-term leases (less than one year in term), which creates a higher turnover rate than for other types of multifamily properties;

●	restrictions on the age of tenants who may reside at the property;
●	dependence upon governmental programs that provide rent subsidies to tenants pursuant to tenant voucher programs, which vouchers may be used at other properties and influence tenant mobility;
●	adverse local, regional or national economic conditions, which may limit the amount of rent that may be charged and may result in a reduction of timely rent payments or a reduction in occupancy levels;
●	state and local regulations, which may affect the building owner’s ability to increase rent to market rent for an equivalent apartment;
●	the existence of government assistance/rent subsidy programs, and whether or not they continue and provide the same level of assistance or subsidies; and
●	certain multifamily and student housing properties may be master leased in whole or part to a company or educational institution in order to provide housing for employees or students of such company or educational institution. In such event, the non-renewal of the master lease may result in a large number of units at the mortgaged property becoming vacant simultaneously.

Certain of the mortgage loans are secured by multifamily properties that may have been the site of criminal activities. Perceptions by prospective tenants of the safety and reputation of the mortgaged property may influence the cash flow produced by these mortgaged properties, particularly in the case of student housing facilities or properties leased primarily to students. In addition, litigation may be brought against a borrower in connection with any criminal activities that occur at the related mortgaged property.

Certain states regulate the relationship of an owner and its tenants. Commonly, these laws require a written lease, good cause for eviction, disclosure of fees, and notification to residents of changed land use, while prohibiting unreasonable rules, retaliatory evictions, and restrictions on a resident’s choice of unit vendors. Apartment building owners have been the subject of suits under state “Unfair and Deceptive Practices Acts” and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices. A few states offer more significant protection. For example, there are provisions that limit the bases on which a landlord may terminate a tenancy or increase its rent or prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

In addition to state regulation of the landlord tenant relationship, numerous counties and municipalities impose rent control on apartment buildings. These ordinances may limit rent increases to fixed percentages, to percentages of increases in the consumer price index, to increases set or approved by a governmental agency, or to increases determined through mediation or binding arbitration. Any limitations on a borrower’s ability to raise property rents may impair such borrower’s ability to repay its multifamily loan from its net operating income or the proceeds of a sale or refinancing of the related multifamily property.

Certain of the mortgage loans may be subject to New York’s Section 421-a (16) Program, which provides, among other things, that a market rate residential unit will be subject to rent stabilization unless the owner would be entitled to remove such market rate residential unit from rent stabilization upon vacancy of such unit by reason of the monthly rent exceeding any limit established under the rent stabilization laws. In general, in Section 421-a (16) Program buildings, apartments initially rented at a rent amount in excess of the high rent threshold qualify for permanent exemption from the rent regulations. Rent concessions given to a particular tenant may be relevant in determining whether a unit has been initially rented at a rent that is at or above the high rent threshold. However, there is currently no governing statute, judicial decision, or governmental authority regulatory guidance as to whether rent concessions such as free rent, should be included or excluded in determining whether a unit has been initially rented at a rent that is at or above the high rent threshold. Accordingly, if the lower net effective rent (taking any rent concessions into consideration) is used as the relevant rent (rather than the higher contractual stated rent), more units at such property could be subject to rent stabilization.

In addition, some counties and municipalities may later impose stricter rent control regulations on apartment buildings. For example, in New York State, the Housing Stability and Tenant Protection Act of 2019 (the “HSTP Act”), among other things, limits the ability of landlords to increase rents in rent stabilized apartments at the time of lease renewal and after a vacancy. The HSTP Act also limits potential rent increases for major capital improvements and for individual apartment improvements. In addition, the HSTP Act permits certain qualified localities in the State of New York to implement the rent stabilization system. In particular, the impact of the HSTP Act on the appraised value of mortgaged properties located in the City of New York that have significant numbers of rent stabilized units is uncertain.

We cannot assure you that the rent stabilization laws or regulations will not cause a reduction in rental income or the appraised value of mortgage real properties. If rents are reduced, we cannot assure you that any such mortgaged real property will be able to generate sufficient cash flow to satisfy debt service payments and operating expenses.

In addition, certain mortgaged properties in New York City may have tenants that benefit from the New York City Family Homelessness and Eviction Supplement (“CityFHEPS”), a rental assistance program administered by the New York City Department of Social Services. To qualify for CityFHEPS, a tenant’s income must be at or below 200% of the federal poverty level. Tenants under the CityFHEPS program must qualify for individual vouchers under the program. Eligible families can participate in the CityFHEPS program for up to five years, and they must reapply annually. If families still need help after the initial five-year period, they can apply for an extension. The tenants participating in the CityFHEPS program pay no more than 30% of their income as rent with the subsidy payments covering the remaining portion of the rent, but many families will have their entire rent covered by CityFHEPS and a cash assistance shelter allowance. Families may lose eligibility for the CityFHEPS program for various reasons, including, among other reasons, the household no longer has a child under 18 years of age (or under 19 years of age who is a full time student), changes in the income of household members, or changes in a cash assistance case of household members. The CityFHEPS program is subject to the availability of funding. Rents paid by the CityFHEPS may be above market. The related mortgaged property may lose significant income if tenants are unable to continue to qualify for such program, or the borrower is unable to continue leasing units to tenants who qualify for such program or if the program is changed or terminated.

Certain of the mortgage loans may be secured in the future by mortgaged properties that are subject to certain affordable housing covenants and other covenants and restrictions with respect to various tax credit, city, state and federal housing subsidies, rent stabilization or similar programs, in respect of various units within the mortgaged properties. The limitations and restrictions imposed by these programs could result in losses on the mortgage loans. In addition, in the event that the program is cancelled, it could result in less income for the project. These programs may include, among others:

●	rent limitations that would adversely affect the ability of borrowers to increase rents to maintain the condition of their mortgaged properties and satisfy operating expense; and
●	tenant income restrictions that may reduce the number of eligible tenants in those mortgaged properties and result in a reduction in occupancy rates.

The difference in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of such property.

Moreover, legislative or judicial actions concerning the status of rent-stabilized properties may adversely affect existing market rent units and a borrower’s ability to convert rent-stabilized units to market rent units in the future and may give rise to liability in connection with previously converted units.

Certain of the multifamily properties may be residential cooperative buildings where the land under the building is owned or leased by a non-profit residential cooperative corporation. The cooperative owns all the units in the building and all common areas. Its tenants own stock, shares or membership certificates in the corporation. This ownership entitles the tenant-stockholders to proprietary leases or occupancy agreements which confer exclusive rights to occupy specific units. Generally, the tenant-stockholders make monthly maintenance payments which represent their share of the cooperative corporation’s mortgage loan payments, real property taxes, reserve contributions and capital expenditures, maintenance and other expenses, less any income the corporation may receive. These payments are in addition to any payments of principal and interest the tenant-stockholder may be required to make on any loans secured by its shares in the cooperative.

A number of factors may adversely affect the value and successful operation of a residential cooperative property. Some of these factors include:

●	the primary dependence of a borrower upon maintenance payments and any rental income from units or commercial areas to meet debt service obligations;
●	the initial concentration of shares relating to occupied rental units of the sponsor, owner or investor after conversion from rental housing, which may result in an inability to meet debt service obligations on the residential cooperative corporation’s mortgage loan if the sponsor, owner or investor is unable to make the required maintenance payments;
●	the failure of a borrower to qualify for favorable tax treatment as a “cooperative housing corporation” each year, which may reduce the cash flow available to make payments on the related mortgage loan; and
●	that, upon foreclosure, in the event a cooperative property becomes a rental property, certain units could be subject to rent control, stabilization and tenants’ rights laws, at below market rents, which may affect rental income levels and the marketability and sale proceeds of the rental property as a whole.

Certain of the mortgage loans may be secured currently or in the future by mortgaged properties as to which the borrower has, or plans to enter into, an agreement with a housing finance corporation (the “HFC”), pursuant to which a specified number of units will be reserved for tenants whose household income does not exceed certain thresholds and the rent charged with respect to the reserved units will be limited in exchange for certain tax abatements and temporary transfer of ownership of such mortgaged properties to the HFC. On May 28, 2025, the Governor of the State of Texas signed into law House Bill 21 (“House Bill 21”). House Bill 21, among other things, significantly restricts the usage of so-called “traveling HFCs”. “Traveling HFCs” are HFCs that are sponsored by one municipality or county and own real property in another municipality or county that are nevertheless exempted from taxation in the municipality or county where the real property is located. House Bill 21 generally restricts HFC ownership of real property to the boundaries of the municipalities and/or counties sponsoring the HFC. In addition, while House Bill 21 provides that multifamily residential developments that have entered into agreements with traveling HFCs prior to May 28, 2025 will generally be governed by the law that was in effect on the date the real property was acquired by the HFC, it also provides that such residential developments must obtain the consents of the municipalities and counties in which such real property is located, as well as HFCs sponsored by such municipalities and counties, by January 1, 2027 or lose the benefits of the ad valorem tax exemptions.

In addition, House Bill 21 imposes various additional requirements for a multifamily residential development owned by an HFC to qualify for ad valorem tax exemptions, including (i) more specific requirements as to the percentages of units that must be reserved for very low, low, moderate and middle income housing units, (ii) a requirement that generally at least 50% of the tax saving be passed through as rent reductions allocated to income-restricted housing units, (iii) caps on rent that may be charged to income-restricted housing units and (iv) audit requirements to ensure compliance. Although House Bill 21 requires compliance with certain administrative requirements by January 1, 2026, many of the more substantive requirements such as those described in clauses (i) through (iii) of the preceding sentence do not require compliance until the end of 2036 or, if earlier, the year following the year in which the mortgage indebtedness is refinanced, title to the real property is conveyed, or there is a sale or other transfer of a majority of the beneficial ownership interests in the HFC. Compliance with the audit requirements will be required as early as June 2026. Each of these requirements may have an adverse impact on the ability of borrowers to refinance underlying mortgage loans benefiting from HFC-related tax abatements.

We cannot predict what effect, if any, House Bill 21 will have on the continued viability of the current housing finance corporation programs or the tax abatements currently enjoyed by the Providence at Heights & Legacy at Westchase mortgaged properties. We cannot assure you that House Bill 21 will not adversely affect cash flow at the related mortgaged properties, whether through potential loss of tax abatements, costs associated with compliance with House Bill 21 or reductions in rental income. In addition, we cannot assure you that House Bill 21 will not adversely affect the ability of the related borrowers to refinance their underlying mortgage loan prior to maturity or sell the mortgaged properties for a price sufficient to repay the underlying mortgage loan at maturity.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Multifamily Properties”.

Self Storage Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial, Multifamily and Manufactured Housing Lending Generally” above, other factors may adversely affect the financial performance and value of self storage properties, including:

●	decreased demand;
●	lack of proximity to apartment complexes or commercial users;
●	apartment tenants moving to single family homes;
●	decline in services rendered, including security;
●	dependence on business activity ancillary to renting units;
●	security concerns;
●	age of improvements; or
●	competition or other factors.

Self storage properties are considered vulnerable to competition, because both acquisition costs and break-even occupancy are relatively low. The conversion of self storage facilities to alternative uses would generally require substantial capital expenditures. Thus, if the operation of any of the self storage properties becomes unprofitable, the liquidation value of that self storage mortgaged property may be substantially less, relative to the amount owing on the mortgage loan, than if the self storage mortgaged property were readily adaptable to other uses. In addition, because the cost to replace the improvements at a self-storage property is typically low, the insurable value of a self-storage property is often lower than the mortgage loan balance and in the event of a casualty when a borrower is not required to rebuild or cannot rebuild, insurance proceeds may be insufficient to pay the mortgage loan and there may be no “gap” insurance required to cover any shortfall. There is also risk because storage units are typically engaged for shorter time frames than traditional commercial leases for office or retail space.

Tenants at self storage properties tend to require and receive privacy, anonymity and efficient access, each of which may heighten environmental and other risks related to such property as the borrower may be unaware of the contents in any self storage unit. No environmental assessment of a self storage mortgaged property included an inspection of the contents of the self storage units at that mortgaged property, and we cannot assure you that all of the units included in the self storage mortgaged properties are free from hazardous substances or other pollutants or contaminants or will remain so in the future.

Certain mortgage loans secured by self storage properties may be affiliated with a franchise company through a franchise agreement. The performance of a self storage property affiliated with a franchise company may be affected by the continued existence and financial strength of the franchisor, the public perception of a service mark, and the duration of the franchise agreement. The transferability of franchise license agreements is restricted. In the event of a foreclosure, the lender or its agent would not have the right to use the franchise license without the franchisor’s consent. In addition, certain self storage properties may derive a material portion of revenue from business activities ancillary to self storage such as truck rentals, parking fees and similar activities which require special use permits or other discretionary zoning approvals.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Self Storage Properties”.

Manufactured Housing Community Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial, Multifamily and Manufactured Housing Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of manufactured housing community properties, including:

●	the number of competing residential developments in the local market, such as other manufactured housing community properties, apartment buildings and site built single family homes;
●	the physical attributes of the community, including its age and appearance;
●	the location of the manufactured housing property;
●	the presence and/or continued presence of sufficient manufactured homes at the manufactured housing property (manufactured homes are not generally part of the collateral for a mortgage loan secured by a manufactured housing property; rather, the pads upon which manufactured homes are located are leased to the owners of such manufactured homes; manufactured homes may be moved from a manufactured housing property);
●	the type of services or amenities it provides;
●	any age restrictions;
●	the property’s reputation; and
●	state and local regulations, including rent control and rent stabilization.

The manufactured housing community properties have few improvements (which are highly specialized) and are “single purpose” properties that could not be readily converted to general residential, retail or office use. Thus, if the operation of any of the manufactured housing community properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that manufactured housing community property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the manufactured housing community property were readily adaptable to other uses.

Manufactured housing and recreational vehicle communities have few or no insurable buildings or improvements and thus do not have casualty insurance or have very low limits of casualty insurance in comparison with the related mortgage loan balances. In the event that a manufactured housing or recreational vehicle community property constitutes a nonconforming use or has other zoning non-conformities, and a casualty or other event occurs with respect to which the applicable zoning ordinance does not permit continuance of the manufactured housing community use, or requires the community to operate with a lower number of tenants, it is anticipated that the insurance proceeds, if any, in connection with such event would be substantially lower than the principal balance of the related mortgage loan or the allocated loan balance of the related property. Further, since many manufactured housing communities are located in areas with low land value, the lender would generally not be able to recover the shortfall by foreclosing on the land. Accordingly, the issuing entity could experience a substantial loss. Some manufactured housing community properties are either recreational vehicle resorts or have a significant portion of the properties that are intended for short-term recreational vehicle hook-ups, and tenancy of these communities may vary significantly by season. This seasonality may cause periodic fluctuations in revenues, tenancy levels, rental rates and operating expenses for these properties.

Some of the manufactured housing community mortgaged properties securing the mortgage loans in the trust may have a material number of leased homes that are currently owned by the related borrower or an affiliate thereof and rented by the respective tenants like apartments. In circumstances where the leased homes are owned by an affiliate of the borrower, the related pads may, in some cases, be subject to a master lease with that affiliate. In such cases, the tenants will tend to be more transient and less tied to the property than if they owned their own home. Such leased homes do not, in all (or, possibly, in any) such cases, constitute collateral for the related mortgage loan. Some of the leased homes that are not collateral for the related mortgage loan are rented on a lease-to-own basis. In some cases, the borrower itself owns, leases, sells and/or finances the sale of homes, although generally the related income therefrom will be excluded for loan underwriting purposes. See also representation and warranty no. 31 on Annex D-1, representation and warranty number 40 in Annex E-1, and the identified exceptions to those representations and warranties in Annex D-2, Annex D-3, Annex D-4, Annex D-5 or Annex E-2, as applicable (subject to the limitations and qualifications set forth in the preamble to Annex D-1 and Annex E-1). Some of the leased homes owned by a borrower or its affiliate may be financed and a default on that financing may materially adversely affect the performance of the manufactured housing community mortgaged property.

Certain of the manufactured housing community mortgaged properties may not be connected in their entirety to public water and/or sewer systems. In such cases, the borrower could incur a substantial expense if it were required to connect the property to such systems in the future. In addition, the use of well water enhances the likelihood that the property could be adversely affected by a recognized environmental condition that impacts soil and groundwater.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Manufactured Housing Community Properties”.

Risks Relating to Enforceability of Cross-Collateralization

Cross-collateralization arrangements may be terminated in certain circumstances under the terms of the related mortgage loan documents. Cross-collateralization arrangements whereby multiple borrowers grant their respective mortgaged properties as security for one or more mortgage loans could be challenged as fraudulent conveyances by the creditors or the bankruptcy estate of any of the related borrowers.

Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by that borrower from the respective mortgage loan proceeds, as well as the overall cross-collateralization. If a court were to conclude that the granting of the liens was an avoidable fraudulent conveyance, that court could subordinate all or part of the mortgage loan to other debt of that borrower, recover prior payments made on that mortgage loan, or take other actions such as invalidating the mortgage loan or the mortgages securing the cross-collateralization. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, when multiple real properties secure a mortgage loan, the amount of the mortgage encumbering any particular one of those properties may be less than the full amount of the related aggregate mortgage loan indebtedness, to minimize recording tax. This mortgage amount is generally established at 100% to 150% of the appraised value or allocated loan amount for the mortgaged property and will limit the extent to which proceeds from the property will be available to offset declines in value of the other properties securing the same mortgage loan.

The borrowers under certain of the mortgage loans secured by multiple mortgaged properties may be permitted, subject to the satisfaction of certain conditions, to obtain the release of one or more mortgaged properties from the lien of the mortgage and substitute other properties as collateral. A substitute property generally is required to meet certain criteria under the related loan documents. However, notwithstanding the substitution criteria, a substitute mortgaged property may have different characteristics from those of the replaced mortgaged property. We cannot assure you that a substitute mortgaged property will perform in the same manner as the replaced mortgaged property and that a substitution will not adversely affect the performance of the mortgage loan.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for a description of any mortgage loans that are cross-collateralized and cross-defaulted with each other or that are secured by multiple properties owned by multiple borrowers.

Mortgaged Properties Leased to School Tenants Also Have Risks

Certain of the mortgaged properties may be occupied by a tenant operating a school. The cash flows generated from private schools are generally dependent on student enrollment and the ability of enrolled students to pay tuition, which in some cases is dependent on the ability to obtain financial aid or loans. School tenants may also be dependent on donations, loans and government reimbursement. Enrollment at a private school may decrease due to, among other factors:

●	changing local demographics;
●	competition from other schools;
●	increases in tuition and/or reductions in availability of student loans, government grants or scholarships;
●	poor performance by teachers, administrative staff or students; or
●	mismanagement at the private school.

Some school tenants are for-profit institutions that rely on tuition from students, many of which finance their education by utilizing the federal financial assistance Title IV of the Higher Education Act of 1965 (“Title IV Financial Aid”). A for-profit education company will become ineligible for enrolling students that utilize the Title IV Financial Aid for at least two fiscal years, if during the immediately preceding two consecutive fiscal years such institution derives more than 90% of its revenues from the enrollment of students that obtain Title IV Financial Aid. A reduction in student enrollment may impact the ability of the school to pay rent, and we cannot assure you that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent. In addition, there is proposed legislation that could potentially change the Title IV Financial Aid funding methods, which may negatively affect the for-profit education companies.

Condominium Ownership May Limit Use and Improvements

The management and operation of a condominium is generally controlled by a condominium board representing the owners of the individual condominium units, subject to the terms of the related condominium rules or by-laws. Generally, the consent of a majority of the board members is required for any actions of the condominium board and a unit owner’s ability to control decisions of the board are generally related to the number of units owned by such owner as a percentage of the total number of units in the condominium. In certain cases, the related borrower does not have a majority of votes on the condominium board, which result in the related borrower not having control of the related condominium or owners association.

The board of managers or directors of the related condominium generally has discretion to make decisions affecting the condominium, and we cannot assure you that the related borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers or directors. Even if a borrower or its designated board members, either through control of the appointment and voting of sufficient members of the related condominium board or by virtue of other provisions in the related condominium documents, has consent rights over actions by the related condominium associations or owners, we cannot assure you that the related condominium board will not take actions that would materially adversely affect the related borrower’s unit. Thus, decisions made by that board of managers or directors, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium and many other decisions affecting the maintenance of that condominium, may have a significant adverse impact on the related mortgage loans in the issuing entity that are secured by mortgaged properties consisting of such condominium interests. We cannot assure you that the related board of managers or directors will always act in the best interests of the related borrower under the related mortgage loans.

The condominium board is generally responsible for administration of the affairs of the condominium, including providing for maintenance and repair of common areas, adopting rules and regulations regarding common areas, and obtaining insurance and repairing and restoring the common areas of the property after a casualty. Notwithstanding the insurance and casualty provisions of the related mortgage loan documents, the condominium board may have the right to control the use of casualty proceeds.

In addition, the condominium board generally has the right to assess individual unit owners for their share of expenses related to the operation and maintenance of the common elements. In the event that an owner of another unit fails to pay its allocated assessments, the related borrower may be required to pay such assessments in order to properly maintain and operate the common elements of the property. Although the condominium board generally may obtain a lien against any unit owner for common expenses that are not paid, such lien generally is extinguished if a lender takes possession pursuant to a foreclosure. Each unit owner is responsible for maintenance of its respective unit and retains essential operational control over its unit.

In addition, due to the nature of condominiums, a default on the part of the borrower with respect to such mortgaged properties will not allow the special servicer the same flexibility in realizing on the collateral as is generally available with respect to commercial properties that are not condominium units. The rights of other unit or property owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In addition, in the event of a casualty with respect to a condominium, due to the possible existence of multiple loss payees on any insurance policy covering such property, there could be a delay in the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon the collateral described above could subject the certificateholders to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium unit.

A condominium regime can also be established with respect to land only, as an alternative to land subdivision in those jurisdictions where it is so permitted. In such circumstances, the condominium board’s responsibilities are typically limited to matters such as landscaping and maintenance of common areas, including private roadways, while individual unit owners have responsibility for the buildings constructed on their respective land units. Likewise, in land condominium regimes, individual unit owners would typically have responsibility for property insurance, although the condominium board might maintain liability insurance for the common areas. Accordingly, while some attributes of a building condominium form are shared by a land condominium, the latter would have a more limited scope of board responsibilities and shared costs, provided, that the limitation on the rights of the related borrower with respect to a land condominium and the risks associated with such a condominium structure would be substantially the same as described above.

Certain condominium declarations and/or local laws provide for the withdrawal of a property from a condominium structure under certain circumstances. For example, the New York Condominium Act provides for a withdrawal of the property from a condominium structure by vote of 80% of unit owners. If the condominium is terminated, the building will be subject to an action for partition by any unit owner or lienor as if owned in common. This could cause an early and unanticipated prepayment of the mortgage loan. We cannot assure you that the proceeds from partition would be sufficient to satisfy borrower’s obligations under the mortgage loan. See also “—Risks Related to Zoning Non-Compliance and Use Restrictions” for certain risks relating to use restrictions imposed pursuant to condominium declarations or other condominium especially in a situation where the mortgaged property does not represent the entire condominium building.

Shared Interest Structures

Vertical subdivisions and “fee above a plane” structures are property ownership structures in which owners have a fee simple interest in certain ground-level and above-ground parcels. A vertical subdivision or “fee above a plane” structure is generally governed by a declaration or similar agreement defining the respective owner’s fee estates and relationship where one or more owners typically relies on one or more other owners’ parcels for structural support. Each owner is responsible for maintenance of its respective parcel and retains essential operational control over its parcel. We cannot assure you that owners of parcels supporting collateral interests in vertical subdivision and “fee above a plane” parcels will perform any maintenance and repair obligations that may be required under the declaration with respect to the supporting parcel, or that proceeds following a casualty would be used to reconstruct a supporting parcel. Owners of interests in a vertical subdivision or “fee above a plane” structure may be required under the related declaration to pay certain assessments relating to any shared interests in the related property, and a lien may be attached for failure to pay such assessments. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium and Other Shared Interests”.

Operation of a Mortgaged Property Depends on the Property Manager’s Performance

The successful operation of a real estate project depends upon the property manager’s performance and viability. The property manager is responsible for:

●	responding to changes in the local market;
●	planning and implementing the rental structure;
●	operating the property and providing building services;
●	managing operating expenses; and
●	assuring that maintenance and capital improvements are carried out in a timely fashion.

Properties deriving revenues primarily from short term sources, such as hotel guests or short term or month to month leases, are generally more management intensive than properties leased to creditworthy tenants under long term leases.

Certain of the mortgaged properties will be managed by affiliates of the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of an event of default under the related mortgage loan beyond applicable cure periods (or, in some cases, in the event of a foreclosure following such default), and in some cases a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

A property manager or borrower may also be subject to cyberattacks or other forms of security breaches, or similar events, as described under “—Cyberattacks or Other Security Breaches Could Have a Material Adverse Effect on the Business of the Transaction Parties” above.

We make no representation or warranty as to the skills of any present or future managers. In many cases, the property manager will be an affiliate of the borrower and may not manage properties for non-affiliates. Additionally, we cannot assure you that the property managers will be in a financial condition to fulfill their management responsibilities throughout the terms of their respective management agreements. Further, certain individuals involved in the management or general business development at certain mortgaged properties may engage in unlawful activities or otherwise exhibit poor business judgment that adversely affect operations and ultimately cash flow at such properties. See “—Risks Related to Conflicts of Interest—Other Potential Conflicts of Interest May Affect Your Investment”.

Cash Management Operations Entail Certain Risks That Could Adversely Affect Distributions on Your Certificates

On March 10, 2023, the California Department of Financial Protection and Innovation appointed the Federal Deposit Insurance Corporation (the “FDIC”) as receiver for Silicon Valley Bank (“SVB”). To protect insured depositors, the FDIC ultimately transferred all the deposits and substantially all of the assets of SVB to Silicon Valley Bridge Bank, N.A., a full-service bridge bank that will be operated by the FDIC as it stabilizes the institution and implements an orderly resolution. On March 12, 2023, Signature Bank was closed by the New York State Department of Financial Services, which appointed the FDIC as receiver. To protect depositors, the FDIC transferred all the deposits and substantially all of the assets of Signature Bank to Signature Bridge Bank, N.A. (“Bridge Bank”), a full-service bank that will be operated by the FDIC as it markets the institution to potential bidders. On March 20, 2023, the FDIC announced that it had entered into a purchase and assumption agreement for substantially all deposits and certain loan portfolios of Bridge Bank by Flagstar Bank, National Association (“Flagstar”). Other banks have also come under pressure as a result of the failure of SVB and Signature Bank and we cannot assure you whether or not the FDIC will take similar or different actions with respect to other banking institutions. In many cases, Flagstar does not meet the requirements for an eligible institution to act as a lockbox bank under the applicable mortgage loan documents. Recently, a number of rating agencies have downgraded certain regional banks and other financial institutions and have put others on watch for possible downgrade. Such downgrades may trigger the obligation to transfer accounts held at certain institutions if any such downgrades cause them not to meet the requirements of the loan documents. Failure to meet those requirements could result in a default by the related borrower until the lockbox account is transferred to an institution meeting the necessary financial and ratings requirements. We cannot assure you that the operation of any lockbox accounts at Bridge Bank or Flagstar, or the transfer of those lockbox accounts (or other accounts held at other institutions) to other qualified institutions, if required, will not have an adverse impact on the operational cash flows from the related mortgaged properties or the related borrowers’ ability to meet their respective obligations under the mortgage loan documents during that time.

In addition, certain of the mortgage loans may not require the related borrower to cause rent and other payments to be made into a lockbox account maintained on behalf of the mortgagee, although some of those mortgage loans do provide for a springing lockbox. If rental payments are not required to be made directly into a lockbox account, there is a risk that the borrower will divert such funds for other purposes. Furthermore, there is no guarantee that a springing lockbox will be able to be implemented in the future as may be required by the loan documents.

Climate Change May Directly or Indirectly Have an Adverse Effect on the Mortgage Pool

Climate change and legal, technological and political developments related to climate change could have an adverse effect on the underlying mortgaged properties and borrowers and consequently on an investment in the certificates. Such developments include the adoption of local laws or regulations designed to improve energy efficiency or reduce greenhouse gas emissions that have been linked to climate change, which could require borrowers to incur significant costs to retrofit the related properties to comply or subject the borrowers to fines. For example:

●	New York City Local Law 97 of 2019 generally requires, with some exceptions, that (i) buildings that exceed 25,000 gross square feet, (ii) two or more buildings on the same tax lot that together exceed 50,000 square feet and (iii) two or more buildings owned by a condominium association that are governed by the same board of managers and that together exceed 50,000 square feet meet new energy efficiency and greenhouse gas emissions limits by 2024, with stricter limits coming into effect in 2030. Noncompliant building owners may face fines starting in 2025, unless they are able to bring their building into timely compliance by retrofitting their buildings.

Also, properties that are less energy efficient or that produce higher greenhouse gas emissions may be at a competitive disadvantage to more efficient or cleaner properties in attracting potential tenants.

Similarly, tenants at certain properties may be in, or may be dependent upon, industries, such as oil and gas, that are or may become subject to heightened regulation due to climate change or the development of competing “green” technologies, which may have a material adverse effect on such tenants and lead to, among other things, vacancies or tenant bankruptcies at certain mortgaged properties.

Climate change may also have other effects, such as increasing the likelihood of extreme weather and natural disasters in certain geographic areas. See “—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

We cannot assure you that any retrofitting of the mortgaged properties to comply with new laws or regulations or any change in tenant mix due to the characteristics of the mortgaged property will improve the operations at, or increase the value of, the related mortgaged property. However, failure to comply with any required retrofitting or a concentration of tenants in industries subject to heightened regulation or “green” competition could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining certificateholders may face a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the table titled “Stated Remaining Term (Mos.)” in Annex A-2 for a stratification of the remaining terms to maturity of the mortgage loans. Because principal on the certificates is payable in sequential order of payment priority, and a class receives principal only after the preceding class(es), if any, have been paid in full, classes that have a lower sequential priority are more likely to face these types of risk of concentration than classes with a higher sequential priority.

Several of the mortgage loans have cut-off date balances that are substantially higher than the average cut-off date balance. In general, concentrations in mortgage loans with larger-than-average balances can result in losses that are more severe, relative to the size of the mortgage loan pool, than would be the case if the aggregate balance of the mortgage loan pool were more evenly distributed.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. Mortgaged property types representing 5.0% or more of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are retail, mixed use, hospitality, office, industrial, multifamily and self storage. See “Description of the Mortgage

Pool—Mortgage Pool Characteristics—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties. In particular, there have been predictions that climate change may lead to an increase in the frequency of natural disasters and extreme weather conditions, with certain states bearing a greater risk of the adverse effects of climate change, which could increase the frequency and severity of losses on mortgage loans secured by mortgaged properties located in those states. Regional areas affected by such events often experience disruptions in travel, transportation and tourism, loss of jobs and an overall decrease in consumer activity, and often a decline in real estate related investments. If one of these types of events were to occur, we cannot assure you that the economies in states where the mortgaged properties are located would recover sufficiently to support income-producing real estate at pre-event levels or that the costs of the related clean-up will not have a material adverse effect on the performance or net operating income of the mortgaged properties.

Mortgaged properties securing 5.0% or more of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are located in New York, California, Massachusetts, Nevada, Florida and Maryland. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks:

●	if a borrower that owns or controls several mortgaged properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one mortgaged property, it could defer maintenance at another mortgaged property in order to satisfy current expenses with respect to the first mortgaged property;
●	a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the master servicer’s and the trustee’s obligation to make advances for monthly payments) for an indefinite period; and
●	mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans. See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates.

Each of the mortgaged properties was either (i) subject to environmental site assessments prior to the time of origination of the related mortgage loan including Phase I environmental site assessments or updates of previously performed Phase I environmental site assessments, or (ii) subject to a secured creditor environmental insurance policy or other environmental insurance policy. See “Description of the Mortgage Pool—Environmental Considerations”.

We cannot assure you that the environmental assessments revealed all existing or potential environmental risks or that all adverse environmental conditions have been or will be completely abated or remediated or that any reserves, insurance or operations and maintenance plans will be sufficient to remediate the environmental conditions.

Moreover, we cannot assure you that:

●	future laws, ordinances or regulations will not impose any material environmental liability; or
●	the current environmental condition of the mortgaged properties will not be adversely affected by tenants or by the condition of land or operations in the vicinity of the mortgaged properties (such as underground storage tanks).

We cannot assure you that with respect to any mortgaged property, any remediation plan or any projected remedial costs or time is accurate or sufficient to complete the remediation objectives, or that no additional contamination requiring environmental investigation or remediation will be discovered on any mortgaged property. Likewise, all environmental policies naming the lender as named insured cover certain risks or events specifically identified in the policy, but the coverage is limited by its terms, conditions, limitations and exclusions, and does not purport to cover all environmental conditions whatsoever affecting the applicable mortgaged property, and we cannot assure you that any environmental conditions currently known, suspected, or unknown and discovered in the future will be covered by the terms of the policy.

Before the trustee, the special servicer or the master servicer, as applicable, acquires title to a mortgaged property on behalf of the issuing entity or assumes operation of the property, it will be required to obtain an environmental assessment of such mortgaged property, or rely on a recent environmental assessment. This requirement is intended to mitigate the risk that the issuing entity will become liable under any environmental law. There is accordingly some risk that the mortgaged property will decline in value while this assessment is being obtained or remedial action is being taken. Moreover, we cannot assure you that this requirement will effectively insulate the issuing entity from potential liability under environmental laws. Any such potential liability could reduce or delay distributions to certificateholders.

See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty number 40 in Annex D-1, representation and warranty number 40 in Annex E-1, and the identified exceptions to those representations and warranties in Annex D-2, Annex D-3, Annex D-4, Annex D-5 or Annex E-2, as applicable.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation”, “—Goldman Sachs Mortgage Company”, “—Citi Real Estate Funding Inc.”, “—Barclays Capital Real Estate Inc.”, “—Bank of Montreal”, “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans”.

See “Certain Legal Aspects of Mortgage Loans—Environmental Considerations”.

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. In addition, the related borrower may be permitted under the related mortgage loan documents, at its option and cost but subject to certain conditions, to undergo future construction, renovation or alterations of the mortgaged property. To the extent applicable, we cannot assure you that any escrow or reserve collected, if any, will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents. In addition, such renovations or expansions may be required under tenant leases and a failure to timely complete such renovations or expansions may result in a termination of such lease(s) and may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

Certain of the hospitality properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property improvement plans (“PIPs”). In some circumstances, these renovations or PIPs may necessitate taking a portion of the available guest rooms temporarily offline, temporarily decreasing the number of available rooms and the revenue generating capacity of the related hospitality property. In other cases, these renovations may involve renovations of common spaces or external features of the related hospitality property, which may cause disruptions or otherwise decrease the attractiveness of the related hospitality property to potential guests. These PIPs may be required under the related franchise or management agreement and a failure to timely complete them may result in a termination or expiration of a franchise or management agreement and may be an event of default under the related mortgage loan.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed at all, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if such redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanic’s or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may take rental units or rooms or leasable space “off-line” or otherwise make space unavailable for rental, impair access or traffic at or near the mortgaged property, or, in general, make that mortgaged property less attractive to tenants or their customers, and accordingly could have a negative effect on net operating income. In addition, any such construction or renovation at a mortgaged property may temporarily interfere with the use and operation of any portion of such mortgaged property. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. See also Annex A-3 for additional information on redevelopment, renovation and expansion at the mortgaged properties securing the 10 largest mortgage loans.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Certain mortgaged properties securing the mortgage loans may have specialty use tenants and may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason.

For example, retail, mixed-use or office properties may have theater tenants. Properties with theater tenants are exposed to certain unique risks. Aspects of building site design and adaptability affect the value of a theater. In addition, decreasing attendance at a theater could adversely affect revenue of the theater, which may, in turn, cause the tenant to experience financial difficulties, resulting in downgrades in their credit ratings and, in certain cases, bankruptcy filings. In addition, because of unique construction requirements of theaters, any vacant theater space would not easily be converted to other uses.

Retail, mixed-use or office properties may also have health clubs as tenants. Several factors may adversely affect the value and successful operation of a health club, including:

●	the physical attributes of the health club (e.g., its age, appearance and layout);
●	the reputation, safety, convenience and attractiveness of the property to users;
●	management’s ability to control membership growth and attrition;
●	competition in the tenant’s marketplace from other health clubs and alternatives to health clubs; and
●	adverse changes in economic and social conditions and demographic changes (e.g., population decreases or changes in average age or income), which may result in decreased demand.

In addition, there may be significant costs associated with changing consumer preferences (e.g., multipurpose clubs from single-purpose clubs or varieties of equipment, classes, services and amenities). In addition, health clubs may not be readily convertible to alternative uses if those properties were to become unprofitable for any reason. The liquidation value of any such health club consequently may be less than would be the case if the property were readily adaptable to changing consumer preferences for other uses.

Certain retail, mixed use or office properties may be partially comprised of a parking garage. Parking garages and parking lots present risks not associated with other properties. The primary source of income for parking lots and garages is the rental fees charged for parking spaces.

Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;
●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;
●	the amount of alternative parking spaces in the area;
●	the availability of mass transit; and
●	the perceptions of the safety, convenience and services of the lot or garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses.

Mortgaged properties may have other specialty use tenants, such as medical and dental offices, fitness centers, lab space, gas stations, dry cleaners, bank branches, data centers, urgent care facilities, schools, daycare centers and/or restaurants, as part of the mortgaged property. Re-tenanting certain specialty use tenants, such as gas stations and dry cleaners, may also involve substantial costs related to environmental remediation.

In the case of specialty use tenants such as bank branches, restaurants and theaters, because of unique construction requirements of such properties, any vacant space would not be converted to other uses. Aspects of building site design and adaptability affect the value of such properties and other retailers at the mortgaged property. Decreasing patronage at such properties could adversely affect revenue of the property, which may, in turn, cause the tenants to experience financial difficulties, resulting in downgrades in their credit, lease defaults, ratings and, in certain cases, bankruptcy filings. See “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above. Receipts at such properties are also affected not only by objective factors but by subjective factors. For instance, restaurant receipts are affected by such varied influences as the current personal income levels in the community, an individual consumer’s preference for type of food, style of dining and restaurant atmosphere, the perceived popularity of the restaurant, food safety concerns related to personal health with the handling of food items at the restaurant or by food suppliers and the actions and/or behaviors of staff and management and level of service to the customers. In addition, because of unique construction requirements of such properties, any vacant space would not easily be converted to other uses.

Mortgaged properties with specialty use tenants may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason due to their unique construction requirements. In addition, converting commercial properties to alternate uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

In addition, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration and other related documents, especially in a situation where a mortgaged property does not represent the entire condominium regime. See “—Condominium Ownership May Limit Use and Improvements” above.

Some of the mortgaged properties may be part of tax-reduction programs that apply only if the mortgaged properties are used for certain purposes. Such properties may be restricted from being converted to alternative uses because of such restrictions.

Some of the mortgaged properties have government tenants or other tenants which may have space that was “built to suit” that particular tenant’s uses and needs. For example, a government tenant may require enhanced security features that required additional construction or renovation costs and for which the related tenant may pay above market rent. However, such enhanced features may not be necessary for a new tenant (and such new tenant may not be willing to pay the higher rent associated with such features). While a government office building or government leased space may be usable as a regular office building or tenant space, the rents that may be collected in the event the government tenant does not renew its lease may be significantly lower than the rent currently collected.

Additionally, zoning, historical preservation or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including density, use, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures”. This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as-is” in the event of a substantial casualty loss. This may adversely affect the cash flow of the property following the loss. If a substantial casualty were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue-producing potential of the property may not be equal to that before the casualty.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures”. The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding the mortgaged property in accordance with current zoning requirements. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, the resulting loss in income will generally not be covered by law and ordinance insurance. Zoning protection insurance will generally reimburse the lender for the difference between (i) the mortgage loan balance on the date of damage loss to the mortgaged property from an insured peril and (ii) the total insurance proceeds at the time of the damage to the mortgaged property if such mortgaged property cannot be rebuilt to its former use due to new zoning ordinances.

The limited availability of zoning information and/or extent of zoning diligence may also present risks. Zoning information contained in appraisals may be based on limited investigation, and zoning comfort letters obtained from jurisdictions, while based on available records, do not customarily involve any contemporaneous site inspection. The extent of zoning diligence will also be determined based on perceived risk and the cost and benefit of obtaining additional information. Even if law and ordinance insurance is required to mitigate rebuilding-related risks, we cannot assure you that other risks related to material zoning violations will have been identified under such circumstances, and that appropriate borrower covenants or other structural mitigants will have been required as a result.

In addition, certain of the mortgaged properties may be subject to certain use restrictions and/or operational requirements imposed pursuant to development agreements, ground leases, restrictive covenants, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, vertical subdivisions and related structures, the related declarations or other use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan. In addition, any alteration, reconstruction, demolition, or new construction affecting a mortgaged property designated a historical landmark may require prior approval. Any such approval process, even if successful, could delay any redevelopment or alteration of a related property. The liquidation value of such property, to the extent subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if such property was readily adaptable to other uses or redevelopment. See “Description of the Mortgage Pool—Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties.

Additionally, some of the mortgaged properties may have current or past tenants that handle or have handled hazardous materials and, in some cases, related contamination at some of the mortgaged properties was previously investigated and, as warranted, remediated with regulatory closure, the conditions of which in some cases may include restrictions against any future redevelopment for residential use or other land use restrictions. See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty number 40 in Annex D-1, representation and warranty number 40 in Annex E-1, and the identified exceptions to those representations and warranties in Annex D-2, Annex D-3, Annex D-4, Annex D-5 or Annex E-2, as applicable.

Risks Relating to Inspections of Properties

Licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the issuance of the offered certificates.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans with Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. See “Certain Legal Aspects of Mortgage Loans—Americans with Disabilities Act”. In addition, a borrower may incur costs to comply with various existing and future federal, state or local laws and regulations enacted to address the potential impacts of climate change, including, for example, laws that require mortgaged properties to comply with certain green building certification programs (e.g., LEED and EnergyStar) and other laws which may impact commercial real estate as a result of efforts to mitigate the factors contributing to climate change. The expenditure of these costs or the imposition of injunctive relief, penalties or fines in connection with the borrower’s noncompliance could negatively impact the borrower’s cash flow and, consequently, its ability to pay its mortgage loan.

Insurance May Not Be Available or Adequate

Although the mortgaged properties are required to be insured, or self-insured by a sole or major tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance. In addition, the cost of insurance has increased in certain jurisdictions and, as a result, some borrowers may have difficulty in obtaining appropriate insurance or maintaining insurance coverage at the related mortgaged properties. The cost of force-placed insurance, correspondingly, may be prohibitively high to provide sufficient coverage for a mortgaged property. The additional cost of force-placed insurance or insurance required to be maintained on any REO properties may adversely impact the operation at the mortgaged property and/or reduce liquidation proceeds from any REO properties.

Certain Risks Are Not Covered under Standard Insurance Policies. In general (other than where the mortgage loan documents permit the borrower to rely on a tenant (including a ground tenant) or other third party (such as a condominium association, if applicable) to obtain the insurance coverage, on self-insurance provided by a tenant or on a tenant’s agreement to rebuild or continue paying rent), the master servicer and special servicer will be required to cause the borrower on each mortgage loan to maintain such insurance coverage in respect of the related mortgaged property as is required under the related mortgage loan documents. See “Description of the Mortgage Pool—Insurance Considerations”. In general, the standard form of fire and extended coverage policy covers physical damage to or destruction of the improvements of a property by fire, lightning, explosion, smoke, windstorm and hail, and riot, strike and civil commotion, subject to the conditions and exclusions specified in each policy (windstorm is a common exclusion for properties located in certain locations). Most policies typically do not cover any physical damage resulting from, among other things:

●	war;
●	revolution;
●	terrorism;
●	nuclear, biological or chemical materials;
●	governmental actions;
●	floods and other water related causes;
●	earth movement, including earthquakes, landslides and mudflows;
●	wet or dry rot;
●	vermin; and
●	domestic animals.

Unless the related mortgage loan documents specifically require the borrower to insure against physical damage arising from such causes, then, the resulting losses may be borne by you as a holder of certificates.

Standard Insurance May Be Inadequate Even for Types of Losses That Are Insured Against. Even if a type of loss is covered by the insurance policies required to be in place at the mortgaged properties, the mortgaged properties may suffer losses for which the insurance coverage is inadequate. For example:

●	in a case where terrorism coverage is included under a policy, if the terrorist attack is, for example, nuclear, biological or chemical in nature, the policy may include an exclusion that precludes coverage for such terrorist attack;
●	in certain cases, particularly where land values are high, the insurable value (at the time of origination of the mortgage loan) of the mortgaged property may be significantly lower than the principal balance of the mortgage loan;
●	with respect to mortgaged properties located in flood prone areas where flood insurance is required, the related mortgaged property may only have federal flood insurance (which only covers up to $500,000), not private flood insurance, and the related mortgaged property may suffer losses that exceed the amounts covered by the federal flood insurance;
●	the mortgage loan documents may limit the requirement to obtain related insurance to where the premium amounts are “commercially reasonable” or a similar limitation; and
●	if reconstruction or major repairs are required, changes in laws may materially affect the borrower’s ability to effect any reconstruction or major repairs and/or may materially increase the costs of the reconstruction or repairs and insurance may not cover or sufficiently compensate the insured.

We Cannot Assure You That Required Insurance Will Be Maintained. We cannot assure you that borrowers have maintained or will maintain the insurance required under the mortgage loan documents or that such insurance will be adequate.

Even if the mortgage loan documents specify that the related borrower must maintain standard extended coverage casualty insurance or other insurance that covers acts of terrorism, the borrower may fail to maintain such insurance and the master servicer or the special servicer may not enforce such default or cause the borrower to obtain such insurance if the special servicer has determined, in accordance with the servicing standard and subject to the discussion under “Pooling and Servicing Agreement—The Directing Holder” and “—The Operating Advisor”, that either (a) such insurance is not available at commercially reasonable rates and the subject hazards are not commonly insured against by prudent owners of similar real properties located in or near the geographic region in which the mortgaged property is located (but only by reference to such insurance that has been obtained by such owners at current market rates), or (b) such insurance is not available at any rate. Additionally, if the related borrower fails to maintain such terrorism insurance coverage, neither the master servicer nor the special servicer will be required to maintain such terrorism insurance coverage if the special servicer determines, in accordance with the servicing standard, that such terrorism insurance coverage is not available for the reasons set forth in the preceding sentence. Furthermore, at the time existing insurance policies are subject to renewal, we cannot assure you that terrorism insurance coverage will be available and covered under the new policies or, if covered, whether such coverage will be adequate. Most insurance policies covering commercial real properties such as the mortgaged properties are subject to renewal on an annual basis. If this coverage is not currently in effect, is not adequate or is ultimately not continued with respect to some of the mortgaged properties and one of those properties suffers a casualty loss as a result of a terrorist act, then the resulting casualty loss could reduce the amount available to make distributions on your certificates.

In addition, certain types of mortgaged properties, such as manufactured housing and recreational vehicle communities, have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

As a result of the higher cost of hazard insurance policies, certain borrowers may have obtained insurance policies with relatively high deductibles. In the event a borrower makes a claim under its policies, the relatively high out of pocket cost associated with higher deductibles may adversely impact the cash flow at the related mortgaged property. See representation and warranty number 17 in Annex D-1, representation and warranty number 17 in Annex E-1 and the identified exceptions to those representations and warranties in Annex D-2, Annex D-3, Annex D-4, Annex D-5 or Annex E-2, as applicable.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the master servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders.

The mortgage loans do not all require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, flood insurance was not required.

The National Flood Insurance Program’s (“NFIP”) is scheduled to expire on January 30, 2026. We cannot assure you if or when NFIP will be reauthorized. If NFIP is not reauthorized, it could have an adverse effect on the value of properties in flood zones or their ability to repair or rebuild after flood damage.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain adequate insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates. See representation and warranty number 16 on Annex D-1 and warranty number 16 on Annex E-1 and the identified exceptions to those representations and warranties, if any, on Annex D-2, Annex D-3, Annex D-4, Annex D-5 and Annex E-2, respectively, for additional information.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002 (as amended, “TRIPRA”), establishing the Terrorism Insurance Program. The Terrorism Insurance Program has since been extended and reauthorized a few times. Most recently, it was reauthorized on December 20, 2019 through December 31, 2027 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2019.

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer will be equal to 80% of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $200 million. The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2027, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain a “sunset clause” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), then such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan.

Some of the mortgage loans do not require the related borrower to maintain terrorism insurance. In addition, most of the mortgage loans contain limitations on the related borrower’s obligation to obtain terrorism insurance, such as (i) waiving the requirement that such borrower maintain terrorism insurance if such insurance is not available at commercially reasonable rates, (ii) providing that the related borrower is not required to spend in excess of a specified dollar amount (or in some cases, a specified multiple of what is spent on other insurance) in order to obtain such terrorism insurance, (iii) requiring coverage only for as long as the TRIPRA is in effect, or (iv) requiring coverage only for losses arising from domestic acts of terrorism or from terrorist acts certified by the federal government as “acts of terrorism” under the TRIPRA. See “Annex A-3—Description of Top Fifteen Mortgage Loans and Additional Mortgage Loan Information” for a summary of the terrorism insurance requirements under each of the ten largest mortgage loans.

We cannot assure you that all of the mortgaged properties will be insured against the risks of terrorism and similar acts. As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

We cannot assure you that the conflicts arising where a borrower sponsor is affiliated with a tenant at the Mortgaged Property will not adversely impact the value of your Mortgage Loans.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks. In addition, with respect to some of the mortgaged properties, a sole or significant tenant is allowed to provide self-insurance against risks.

Additionally, if the mortgage loans that allow coverage under blanket insurance policies are part of a group of mortgage loans with related borrowers, then all of the related mortgaged properties may be covered under the same blanket policy, which may also cover other properties owned by affiliates of such borrowers.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Insurance Considerations”.

Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates

From time to time, there may be condemnations pending or threatened against one or more of the mortgaged properties securing the mortgage loans. The proceeds payable in connection with a total condemnation may not be sufficient to restore the related mortgaged property or to satisfy the remaining indebtedness of the related mortgage loan. The occurrence of a partial condemnation may have a material adverse effect on the continued use of, or income generated by, the affected mortgaged property. Therefore, we cannot assure you that the occurrence of any condemnation will not have a negative impact upon distributions on your offered certificates.

Limited Information Causes Uncertainty

Historical Information. Some of the mortgage loans that we intend to include in the issuing entity are secured in whole or in part by mortgaged properties for which limited or no historical operating information is available. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

A mortgaged property may lack prior operating history or historical financial information because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information. The underwritten net cash flows and underwritten net operating income for such mortgaged properties are derived principally from current rent rolls or tenant leases and historical expenses, adjusted to account for, among other things, inflation, significant occupancy increases and/or a market rate management fee. In some cases, underwritten net cash flows and underwritten net operating income for mortgaged properties are based all or in part on leases (or letters of intent) that are not yet in place (and may still be under negotiation) or on tenants that may have signed a lease (or letter of intent), or lease amendment expanding the leased space, but are not yet in occupancy and/or paying rent, which present certain risks described in “—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions” below.

See Annex A-1 for certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior three calendar years, to the extent available.

Ongoing Information. The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions

As described under “Description of the Mortgage Pool—Additional Information”, underwritten net cash flow generally includes cash flow (including any cash flow from master leases) adjusted based on a number of assumptions used by the sponsors. We make no representation that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that (i) may not have yet actually executed leases (or letters of intent), (ii) have signed leases but have not yet taken occupancy and/or are not paying full contractual rent, (iii) are seeking or may in the future seek to sublet all or a portion of their respective spaces, (iv) are “dark” tenants but paying rent, or (v) are affiliates of the related borrower and are leasing space pursuant to a master lease or a space lease. Similarly, with respect to certain mortgage loans included in the issuing entity, the underwritten net cash flow may be based on certain tenants that have not yet executed leases or that have signed leases but are not yet in place and/or are not yet paying rent, or have a signed lease or lease amendment expanding the leased space, but are not yet in occupancy of all or a portion of their space and/or paying rent, or may assume that future contractual rent steps (during some or all of the remaining term of a lease) have occurred. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent. You should review these and other similar assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow.

In addition, underwritten or adjusted cash flows, by their nature, are speculative and are based upon certain assumptions and projections. The failure of these assumptions or projections in whole or in part could cause the underwritten net operating income (calculated as described in “Description of the Mortgage Pool—Additional Information”) to vary substantially from the actual net operating income of a mortgaged property.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios or debt yield presented in this prospectus. We cannot assure you that any such assumptions or projections made with respect to any mortgaged property will, in fact, be consistent with that mortgaged property’s actual performance.

Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment

If you calculate the anticipated yield of your offered certificates based on a rate of default or amount of losses lower than that actually experienced on the mortgage loans and those additional losses result in a reduction of the total distributions on, or the certificate balance of, your offered certificates, your actual yield to maturity will be lower than expected and could be negative under certain extreme scenarios. The timing of any loss on a liquidated mortgage loan that results in a reduction of the total distributions on or the certificate balance of your offered certificates will also affect the actual yield to maturity of your offered certificates, even if the rate of defaults and severity of losses are consistent with your expectations. In general, the earlier a loss is borne by you, the greater the effect on your yield to maturity.

Delinquencies on the mortgage loans, if the delinquent amounts are not advanced, may result in shortfalls in distributions of interest and/or principal to the holders of the offered certificates for the current month. Furthermore, no interest will accrue on this shortfall during the period of time that the payment is delinquent. Additionally, in instances where the principal portion of any balloon payment scheduled with respect to a mortgage loan is collected by the master servicer following the end of the related collection period, no portion of the principal received on such payment will be passed through for distribution to the certificateholders until the subsequent distribution date, which may result in shortfalls in distributions of interest to the holders of the offered certificates in the following month. Furthermore, in such instances no provision is made for the master servicer or any other party to cover any such interest shortfalls that may occur as a result. In addition, if interest and/or principal advances and/or servicing advances are made with respect to a mortgage loan after a default and the related mortgage loan is thereafter worked out under terms that do not provide for the repayment of those advances in full at the time of the workout, then any reimbursements of those advances prior to the actual collection of the amount for which the advance was made may also result in shortfalls in distributions of principal to the holders of the offered certificates with certificate balances for the current month. Even if losses on the mortgage loans are not allocated to a particular class of offered certificates with certificate balances, the losses may affect the weighted average life and yield to maturity of that class of offered certificates. In the case of any material monetary or material non-monetary default, the special servicer may accelerate the maturity of the related mortgage loan, which could result in an acceleration of principal distributions to the certificateholders. The special servicer may also extend or modify a mortgage loan, which could result in a substantial delay in principal distributions to the certificateholders. In addition, losses on the mortgage loans, even if not allocated to a class of offered certificates with certificate balances, may result in a higher percentage ownership interest evidenced by those offered certificates in the remaining mortgage loans than would otherwise have resulted absent the loss. The consequent effect on the weighted average life and yield to maturity of the offered certificates will depend upon the characteristics of those remaining mortgage loans in the issuing entity.

The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the applicable sponsors and the remedies for breach of a representation and warranty as described under “Description of the Mortgage Loan Purchase Agreements” and the sponsor’s description of its underwriting criteria described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation—DB Originators’ Underwriting Guidelines and Processes”, “—Goldman Sachs Mortgage Company—Goldman Originator’s Underwriting Guidelines and Processes”, “—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes”, “—Barclays Capital Real Estate Inc.—Barclays’ Underwriting Guidelines and Processes” and “—Bank of Montreal—BMO’s Origination Procedures and Underwriting Guidelines”. A description of the review conducted by each sponsor for this securitization transaction is set forth under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation—Review of GACC Mortgage Loans”, “—Goldman Sachs Mortgage Company—Review of GSMC Mortgage Loans”, “—Citi Real Estate Funding Inc.—Review of the CREFI Mortgage Loans”, “—Barclays Capital Real Estate Inc.—Review of Barclays Mortgage Loans” and “—Bank of Montreal—Review of the BMO Mortgage Loans”.

The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans. Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans. If we had re-underwritten the mortgage loans, it is possible that the re-underwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan” below, and “Description of the Mortgage Loan Purchase Agreements”.

The interest rate on certain of the mortgage loans may have been reduced significantly as a result of an upfront fee paid to the applicable originator by each of the related borrowers. As a result, the interest rate on those mortgage loans may not reflect the current “market rate” that the related originator would have otherwise charged the related borrower based solely on the credit and collateral characteristics of the related mortgaged property and structural features of the applicable mortgage loan. See the corresponding description of the underwriting standards for each applicable mortgage loan seller under “Transaction Parties—The Sponsors and the Mortgage Loan Sellers” in this prospectus. With respect to each of the top 15 Mortgage Loans, the existence of such upfront fees is disclosed in Annex A-3.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Static Pool Data Would Not Be Indicative of the Performance of this Pool

As a result of the distinct nature of each pool of commercial mortgage loans, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors.

While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Moreover, the effect of a given factor on a particular real property will depend on a number of variables, including but not limited to property type, geographic location, competition, sponsorship and other characteristics of the property and the related commercial mortgage loan. Each income-producing real property represents a separate and distinct business venture and, as a result, each of the mortgage loans requires a unique underwriting analysis. Furthermore, economic and other conditions affecting real properties, whether worldwide, national, regional or local, vary over time. The performance of a pool of mortgage loans originated and outstanding under a given set of economic conditions may vary significantly from the performance of an otherwise comparable mortgage pool originated and outstanding under a different set of economic conditions.

Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of the performance of other pools of securitized commercial mortgage loans.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the applicable mortgage loan (or whole loan, if applicable). See Annex A-1 for the dates of the latest appraisals for the mortgaged properties. We have not obtained new appraisals of the mortgaged properties or assigned new valuations to the mortgage loans in connection with the offering of the offered certificates. The market values of the mortgaged properties could have declined since the origination of the related mortgage loans.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly higher than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale.

Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A-1, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, certain appraisals may be based on extraordinary assumptions, including without limitation, that certain tenants are in-place and paying rent when such tenants have not yet taken occupancy or that certain renovations or property improvement plans have been completed. Such capital expenditures are not required and have not been reserved for under the mortgage loan documents, and we cannot assure you that they will be made. Additionally, certain appraisals with respect to mortgage loans secured by multiple mortgaged properties may have been conducted on a portfolio basis rather than on an individual property basis, and the sum of the values of the individual properties may be different from (and in some cases may be less than) the appraised value of the aggregate of such properties on a portfolio basis. In addition, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

●	changes in governmental regulations, zoning or tax laws;

●	potential environmental or other legal liabilities;
●	the availability of refinancing; and
●	changes in interest rate levels.

In certain cases, appraisals may reflect the “as-is” value or other than “as-is” values. However, the appraised value reflected in this prospectus with respect to each mortgaged property reflects the “as-is” value, except as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” and “—Appraised Value”, where, to the extent another value is used, such value and the satisfaction of the related conditions or assumptions are described, which may contain certain assumptions, such as future construction completion, projected re-tenanting or increased tenant occupancies. See “Description of the Mortgage Pool”.

Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, as to the “as-is” and other than “as-is” values or similar hypothetical values, we cannot assure you that those assumptions are or will be accurate or that such value will be the value of the related mortgaged property at the indicated stabilization or other relevant date or at maturity or anticipated repayment date. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. For additional information regarding the appraisals obtained by the sponsors or, in the case of any mortgage loan acquired by the related sponsor, appraisal(s) obtained by the related originator and relied upon by such sponsor, see “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation”, “—Goldman Sachs Mortgage Company”, “—Citi Real Estate Funding Inc.”, “—Barclays Capital Real Estate Inc.” and “—Bank of Montreal”. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties or the amount that would be realized upon a sale of the related mortgaged property.

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan will depend in part on the identity of the persons or entities who control the borrower and the mortgaged property. The performance of a mortgage loan may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, although some have current or permit future mezzanine or subordinate debt. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your certificates. See “Description of the Mortgage Pool—Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions”.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most legal entities generally, but not in all cases, do not have personal assets and creditworthiness at stake. The terms of certain of the mortgage loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the mortgage loans limit their activities to the ownership of only the related mortgaged property or mortgaged properties and limit the borrowers’ ability to incur additional indebtedness. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and mortgage loan. Such borrower may also have previously owned property other than the related mortgaged property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities. However, we cannot assure you that such borrowers have in the past complied, and will comply, with such requirements, and in some cases unsecured debt exists and/or is allowed in the future. Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “single purpose entities”.

Although a borrower may currently be a single purpose entity, in certain cases the borrowers were not originally formed as single purpose entities, but at origination of the related mortgage loan their organizational documents were amended. That borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single purpose entity” and thus may have liabilities arising from events prior to becoming a single purpose entity.

The organizational documents of a borrower or the direct or indirect general partner or managing member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s)(and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower.

The bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage loan. Certain of the mortgage loans may have been made to single purpose limited partnerships that have a general partner or general partners that are not themselves single purpose entities. Such loans are subject to additional bankruptcy risk. The organizational documents of the general partner in such cases do not limit it to acting as the general partner of the partnership. Accordingly there is a greater risk that the general partner may become insolvent for reasons unrelated to the mortgaged property. The bankruptcy of a general partner may dissolve the partnership under applicable state law. In addition, even if the partnership itself is not insolvent, actions by the partnership and/or a bankrupt general partner that are outside the ordinary course of their business, such as refinancing the related mortgage loan, may require prior approval of the bankruptcy court in the general partner’s bankruptcy case. The proceedings required to resolve these issues may be costly and time-consuming.

Any borrower, even an entity structured as a single purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. A payment guaranty for a portion of the indebtedness under the mortgage loan that is greater than 10% presents a risk for consolidation of the assets of a borrower and the guarantor. In addition, certain borrowers’ organizational documents or the terms of certain mortgage loans may permit an affiliated property manager to maintain a custodial account on behalf of such borrower and certain affiliates of such borrower into which funds available to such borrower under the terms of the related mortgage loans and funds of such affiliates are held, but which funds are and will continue to be separately accounted for as to each item of income and expense for each related mortgaged property and each related borrower. A custodial account structure for affiliated entities, while common among certain real estate investment trusts, institutions or independent owners of multiple properties, presents a risk for substantive consolidation of the assets of such affiliates as commingling of funds is a factor a court may consider in considering a request by other creditors for substantive consolidation. Substantive consolidation is an equitable remedy that could result in the pooling of the assets and liabilities of an otherwise solvent company in bankruptcy proceeding of one or more affiliates, making the company’s assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. In particular, consolidation may be ordered when corporate funds are commingled and used for a principal’s personal purposes, inadequate records of transfers are made and corporate entities are deemed an alter ego of a principal. Strict adherence to maintaining separate books and records, avoiding commingling of assets and otherwise maintaining corporate policies designed to preserve the separateness of corporate assets and liabilities make it less likely that a court would order substantive consolidation, but we cannot assure you that the related borrowers, property managers or affiliates will comply with these requirements as set forth in the related mortgage loans.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your certificates.

See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, borrowers may own a mortgaged property as a Delaware statutory trust or as tenants-in-common. Delaware statutory trusts may be restricted in their ability to actively operate a property, and in the case of a mortgaged property that is owned by a Delaware statutory trust or by tenants-in-common, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust or the consent of the tenants-in-common will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property. See “—Tenancies-in-Common May Hinder Recovery” below.

In addition, certain of the mortgage loans may have borrowers that are wholly or partially (directly or indirectly) owned by one or more crowd funding investor groups or other diversified ownership structures. Investments in the commercial real estate market through crowd funding investor groups are a relatively recent development and there may be certain unanticipated risks to this new ownership structure which may adversely affect the related mortgage loan. Typically, the crowd funding investor group is made up of a large number of individual investors who invest relatively small amounts in the group pursuant to a securities offering. With respect to an equity investment in the borrower, the crowd funding investor group in turn purchases a stake in the borrower. Accordingly, equity in the borrower is indirectly held by the individual investors in the crowd funding group. We cannot assure you that either the crowd funding investor group or the individual investors in the crowd funding investor group or other diversified ownership structure have relevant expertise in the commercial real estate market. Additionally, crowd funding investor groups are required to comply with various securities regulations related to offerings of securities and we cannot assure you that any enforcement action or legal proceeding regarding failure to comply with such securities regulations would not delay enforcement of the related mortgage loan. Furthermore, we cannot assure you that a bankruptcy proceeding by the crowd funding investor group or other diversified ownership structure will not delay enforcement of the related mortgage loan or otherwise impair the borrower’s ability to operate the related mortgaged property. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common or Diversified Ownership”. See “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”, “—Frequent

and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment” and “—The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property”.

See representation and warranty number 31 on Annex D-1 and representation and warranty number 31 on Annex E-1 and any identified exceptions to those representations and warranties, if any, on Annex D-2, Annex D-3, Annex D-4, Annex D-5 and Annex E-2, respectively, for additional information.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous statutory provisions, including the federal bankruptcy code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the federal bankruptcy code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have sponsors that have previously filed bankruptcy and we cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Financings or Ability to Incur Other Indebtedness Entails Risk” below, “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

See also “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, the borrowers, the borrower sponsors, the managers of the mortgaged properties and their respective affiliates arising out of their ordinary business. It is also possible that, under certain extraordinary circumstances, economic or other sanctions may be imposed upon such entities. We have not undertaken a search for all legal proceedings that relate to the borrowers, borrower sponsors, managers for the mortgaged properties or their respective affiliates. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. Any such litigation or dispute of the foregoing issues, even if ultimately settled or resolved, may materially impair distributions to certificateholders. For example, property income may not be available to make debt service payments if borrowers must use property income to pay judgments, legal fees or litigation costs. Similarly, borrowers’ and borrower sponsors’ operations at the related mortgaged properties may be restricted, including the use of property income or borrower sponsor contributions to pay debt service or otherwise support mortgaged property operations.

Additionally, a borrower or a principal of a borrower or affiliate may have been a party to a bankruptcy, foreclosure, litigation or other proceeding, particularly against a lender, or has been convicted of a crime in the past. In addition, certain of the borrower sponsors, property managers, affiliates of any of the foregoing and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past, whether or not related to the mortgaged property securing a mortgage loan in this securitization transaction. In some cases, mortgaged properties securing certain of the mortgage loans previously secured other loans that had been in default, restructured or the subject of a discounted payoff, foreclosure or deed-in-lieu of foreclosure.

Certain of the borrower sponsors may have a history of litigation or other proceedings against their lender, in some cases involving various parties to a securitization transaction. We cannot assure you that the borrower sponsors that have engaged in litigation or other proceedings in the past will not commence action against the issuing entity in the future upon any attempt by the special servicer to enforce the mortgage loan documents. Any such actions by the borrower or borrower sponsor may result in significant expense and potential loss to the issuing entity and a shortfall in funds available to make payments on the offered certificates. In addition, certain principals or borrower sponsors may have in the past been convicted of, or pled guilty to, a felony. We cannot assure you that the borrower or principal will not be more likely than other borrowers or principals to avail itself or cause a borrower to avail itself of its legal rights, under the federal bankruptcy code or otherwise, in the event of an action or threatened action by the lender or its servicer to enforce the related mortgage loan documents, or otherwise conduct its operations in a manner that is in the best interests of the lender and/or the mortgaged property. We cannot assure you that any such proceedings or actions will not have a material adverse effect upon distributions on your certificates. Further, borrowers, principals of borrowers, property managers and affiliates of such parties may, in the future, be involved in bankruptcy proceedings, foreclosure proceedings or other material proceedings (including criminal proceedings), whether or not related to the mortgage loans. We cannot assure you that any such proceedings will not negatively impact a borrower’s or borrower sponsor’s ability to meet its obligations under the related mortgage loan and, as a result could have a material adverse effect upon your certificates.

Often it is difficult to confirm the identity of owners of all of the equity in a borrower, which means that past issues may not be discovered as to such owners. See “Description of the Mortgage Pool—Litigation and Other Considerations” and “—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for additional information on certain mortgage loans in the issuing entity. See also representation and warranty number 31 in Annex D-1, representation and warranty number 31 in Annex E-1, and the identified exceptions to those representations and warranties in Annex D-2, Annex D-3, Annex D-4, Annex D-5 or Annex E-2, as applicable. However, we cannot assure you that there are no undisclosed bankruptcy proceedings, foreclosure proceedings, deed-in-lieu-of-foreclosure transaction and/or mortgage loan workout matters that involved one or more mortgage loans or mortgaged properties, and/or a guarantor, borrower sponsor or other party to a mortgage loan.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation and Other Considerations” for information regarding litigation matters with respect to certain mortgage loans.

Other Financings or Ability to Incur Other Indebtedness Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine, preferred equity or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

●	the borrower (or its constituent members) may have difficulty servicing and repaying multiple financings;
●	the existence of other financings will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or whole loan, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or whole loan, if applicable);

●	the need to service additional financings may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;
●	if a borrower (or its constituent members) defaults on its mortgage loan and/or any other financing, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;
●	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and
●	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

Although the companion loans related to the whole loans are not assets of the issuing entity, each related borrower is still obligated to make interest and principal payments on such companion loans. As a result, the issuing entity is subject to additional risks, including:

●	the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and
●	the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity or anticipated repayment date.

With respect to mezzanine financing (if any), while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property.

In addition, the mortgage loan documents related to certain mortgage loans may have or permit future “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of a specified return or of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the borrower’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

Additionally, the terms of certain mortgage loans permit or require the borrowers to post letters of credit and/or surety bonds for the benefit of the related mortgage loan, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee.

In addition, borrowers under most of the mortgage loans are generally permitted to incur trade payables and equipment financing, which may not be limited or may be significant, in order to operate the related mortgaged properties. Also, with respect to certain mortgage loans the related borrower either has incurred or is permitted to incur unsecured debt from an affiliate of either the borrower or the sponsor of the borrower. See “Description of the Mortgage Pool—Additional Indebtedness—Other Unsecured Indebtedness”.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under the mortgage loans will be single purpose entities. If a tenant-in-common borrower has waived its right to partition, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition.

Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions

Provisions requiring yield maintenance charges, prepayment premiums or lockout periods may not be enforceable in some states and under federal bankruptcy law. Provisions requiring prepayment premiums or yield maintenance charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium will be enforceable. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium.

Additionally, although the collateral substitution provisions related to defeasance do not have the same effect on the certificateholders as prepayment, we cannot assure you that a court would not interpret those provisions as the equivalent of a yield maintenance charge or prepayment premium. In certain jurisdictions those collateral substitution provisions might therefore be deemed unenforceable or usurious under applicable law or public policy.

Risks Associated with One Action Rules

Several states (such as California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, and some courts have construed the term “judicial action” broadly. Accordingly, the special servicer will be required to obtain advice of counsel prior to enforcing any of the issuing entity’s rights under any of the mortgage loans that include mortgaged properties where a “one action” rule could be applicable. In the case of a multi-property mortgage loan which is secured by mortgaged properties located in multiple states, the special servicer may be required to foreclose first on properties located in states where “one action” rules apply (and where non-judicial foreclosure is permitted) before foreclosing on properties located in states where judicial foreclosure is the only permitted method of foreclosure. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

State Law Limitations on Assignments of Leases and Rents May Entail Risks

Generally mortgage loans included in an issuing entity secured by mortgaged properties that are subject to leases typically will be secured by an assignment of leases and rents pursuant to which the related borrower (or with respect to any indemnity deed of trust structure, the related property owner) assigns to the lender its right, title and interest as landlord under the leases of the related mortgaged properties, and the income derived from those leases, as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect rents. Some state laws may require that the lender take possession of the related property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. In addition, if bankruptcy or similar proceedings are commenced by or in respect of the borrower, the lender’s ability to collect the rents may be adversely affected. In particular, with respect to properties that are master leased, state law may provide that the lender will not have a perfected security interest in the underlying rents (even if covered by an assignment of leases and rents), unless there is also a mortgage on the master tenant’s leasehold interest. Such a mortgage is not typically obtained. In particular, with respect to properties that are master leased, state law may provide that the lender will not have a perfected security interest in the underlying rents (even if covered by an assignment of leases and rents), unless there is also a mortgage on the master tenant’s leasehold interest. See “Certain Legal Aspects of Mortgage Loans—Leases and Rents” and “—Bankruptcy Laws”.

Various Other Laws Could Affect the Exercise of Lender’s Rights

The laws of the jurisdictions in which the mortgaged properties are located (which laws may vary substantially) govern many of the legal aspects of the mortgage loans. These laws may affect the ability to foreclose on, and, in turn the ability to realize value from, the mortgaged properties securing the mortgage loans. For example, state law determines:

●	what proceedings are required for foreclosure;
●	whether the borrower and any foreclosed junior lienors may redeem the property and the conditions under which these rights of redemption may be exercised;
●	whether and to what extent recourse to the borrower is permitted; and
●	what rights junior mortgagees have and whether the amount of fees and interest that lenders may charge is limited.

In addition, the laws of some jurisdictions may render certain provisions of the mortgage loans unenforceable or subject to limitations which may affect lender’s rights under the mortgage loans. Delays in liquidations of defaulted mortgage loans and shortfalls in amounts realized upon liquidation as a result of the application of these laws may create delays and shortfalls in payments to certificateholders. See “Certain Legal Aspects of Mortgage Loans”.

Risks of Anticipated Repayment Date Loans

The Torrey Heights mortgage loan (2.3%) provides that, if after a certain date (referred to as the anticipated repayment date) the related borrower has not prepaid the mortgage loan in full, any principal outstanding after that anticipated repayment date will accrue interest at an increased interest rate rather than the stated mortgage loan rate. Although this feature may create an incentive for the borrower to repay the mortgage loan in full on its anticipated repayment date, a substantial payment would be required and the borrower has no obligation to do so. Excess interest, to the extent actually collected, will be paid to the holders of the Class S certificates and the VRR Interest, neither of which are offered by this prospectus. To the extent that payments are required to be made on a related subordinate companion loan or mezzanine loan prior to application of excess cash flow to repay an anticipated repayment date mortgage loan, the amount of excess cash flow available to repay such mortgage loan will be reduced. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—ARD Loans”.

Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their stated maturity date or anticipated repayment date, as applicable, involve greater risk than fully-amortizing mortgage loans. This is because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity.

All of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity or anticipated repayment date, as applicable, and many of the mortgage loans require only payments of interest for part or all of their respective terms. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date or anticipated repayment date, as applicable, of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity or repay the outstanding principal amount at the anticipated repayment date and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity or anticipated repayment date if the mortgage loan becomes a defaulted mortgage loan.

A borrower’s ability to repay a mortgage loan on its stated maturity date or anticipated repayment date, as applicable, typically will depend upon its ability either to refinance the mortgage loan or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

●	the availability of, and competition for, credit for commercial, multifamily or manufactured housing community real estate projects, which fluctuate over time;
●	the prevailing interest rates;
●	the net operating income generated by the mortgaged property;
●	the fair market value of the related mortgaged property;
●	the borrower’s equity in the related mortgaged property;
●	significant tenant rollover at the related mortgaged properties (see “—Retail Properties Have Special Risks” and “—Office Properties Have Special Risks” above);
●	the borrower’s financial condition;
●	the operating history and occupancy level of the mortgaged property;
●	reductions in applicable government assistance/rent subsidy programs;
●	the tax laws; and
●	prevailing general and regional economic conditions.

In addition, compliance with legal requirements, such as the credit risk retention regulations under the Dodd-Frank Act, could cause commercial real estate lenders to tighten their lending standards and reduce the availability of debt financing for commercial real estate borrowers. This, in turn, may adversely affect a borrower’s ability to refinance the related mortgage loan or sell the related mortgaged property on or before the related mortgage loan’s maturity date or anticipated repayment date, as applicable.

With respect to any mortgage loan that is part of a whole loan, the risks relating to balloon payment obligations are enhanced by the existence and amount of the related companion loans. In addition, with respect to any whole loan that is evidenced by notes with different interest rates, any allocation of principal to sequentially reduce the principal balance of the notes with lower interest rates before reducing down the principal balance of any notes with higher interest rates, may cause the per annum weighted average interest rate of the notes to increase over time, which would increase the debt service on the whole loan and may have an adverse effect on the borrower’s ability to make payments under the related whole loan.

With respect to the Torrey Heights mortgage loan (2.3%), for purposes of calculating interest and other amounts payable on the related whole loan, each note was divided into multiple components with varying interest rates. The interest rate of each note (including the Torrey Heights mortgage loan) represents the weighted average interest rate of the related components. Prepayments of each note will be applied to the related components in sequential order. As a result of the components having different interest rates and the allocation of prepayments to sequentially reduce the components, the per annum weighted average interest rate of the components (and, therefore, the interest rate of the Torrey Heights mortgage loan) may increase over time, which would increase the debt service and may have an adverse effect on the borrower’s ability to make payments under the related whole loan.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted mortgage loans, the pooling and servicing agreement permits the special servicer (and each pooling and servicing agreement governing the servicing of a non-serviced whole loan may permit the related special servicer) to extend and modify mortgage loans in a manner consistent with the servicing standard, subject to the limitations described under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Modifications, Waivers and Amendments”.

Neither the master servicer nor the special servicer will have the ability to extend or modify a non-serviced mortgage loan because such mortgage loan is being serviced by a master servicer or special servicer pursuant to the pooling and servicing agreement governing the servicing of the applicable non-serviced whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

We cannot assure you that any extension or modification will increase the present value of recoveries in a given case. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable on your certificates, whether such delay is due to borrower default or to modification of the related mortgage loan, will likely extend the weighted average life of your certificates.

In any event, we cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date or anticipated repayment date, as applicable.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics”.

Risks Related to Ground Leases and Other Leasehold Interests

With respect to certain mortgaged properties, the encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not material to the use or operation of the mortgaged property), or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case.

Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to the federal bankruptcy code to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease (including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity may be unable to enforce the lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may adversely affect the cash flow and net income of the related borrower.

In the event a ground lessee is a debtor in a bankruptcy proceeding, a leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 amendments to the federal bankruptcy code, such a result would be consistent with the purpose of the 1994 amendments to the federal bankruptcy code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the federal bankruptcy code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a sale of the fee interest in leased property occurs under the federal bankruptcy code upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the federal bankruptcy code, a lessee may request the bankruptcy court to prohibit or condition the sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under the federal bankruptcy code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of the federal bankruptcy code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a sale of leased property pursuant to the federal bankruptcy code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained by securitization lenders. Certain of the ground leases with respect to a mortgage loan included in the issuing entity may not. See representation and warranty number 34 in Annex D-1, representation and warranty number 34 in Annex E-1, and the identified exceptions to those representations and warranties in Annex D-2, Annex D-3, Annex D-4, Annex D-5 or Annex E-2, as applicable.

Except as noted in this prospectus, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the mortgage loan (taking into account all freely exercisable extension options) and contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to certain of the mortgage loans, the related borrower may have given to certain lessors under the related ground lease a right of first refusal or first offer in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process.

See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Leased Fee Properties Have Special Risks

Land subject to a ground lease presents special risks. In such cases, where the borrower owns the fee interest but not the related improvements, such borrower will only receive the rental income from the ground lease and not from the operation of any related improvements. Any default by the ground lessee would adversely affect the borrower’s ability to make payments on the related mortgage loan. While ground leases may contain certain restrictions on the use and operation of the related mortgaged property, the ground lessee generally enjoys the rights and privileges of a fee owner, including the right to construct, alter and remove improvements and fixtures from the land and to assign and sublet the ground leasehold interest. However, the borrower has the same risk of interruptions in cash flow if such ground lessee defaults under its lease as it would on another single tenant commercial property, without the control over the premises that it would ordinarily have as landlord. In addition, in the event of a condemnation, the borrower would only be entitled to an allocable share of the condemnation proceeds. Furthermore, the insurance requirements are often governed by the terms of the ground lease and, in some cases, certain subtenants may be allowed to self-insure. The ground lessee is commonly permitted to mortgage its ground leasehold interest, and the leasehold lender will often have notice and cure rights with respect to material defaults under the ground lease. In addition, leased fee interests are less frequently purchased and sold than other interests in commercial real property. It may be difficult for the issuing entity, if it became a foreclosing lender, to sell the fee interests if the tenant and its improvements remain on the land. In addition, if the improvements are nearing the end of their useful life, there could be a risk that the tenant defaults in lieu of performing any obligations it may otherwise have to raze the structure and return the land in raw form to the developer. Furthermore, leased fee interests are generally subject to the same risks associated with the property type for which the ground lessee operates the premises because that use is likely a significant source of revenue for the payment of ground rent.

Energy Efficiency and Greenhouse Gas Emission Standards Set By New York City’s Local Law 97 May Adversely Affect Future Net Operating Income at Mortgaged Real Properties Located in New York City

With respect to any of the underlying mortgage loans secured by mortgaged real properties located in New York City, the related borrowers may face fines or retrofitting costs related to compliance with New York City Local Law 97 of 2019 (“Local Law 97”). Local Law 97 generally requires, with some exceptions, that (i) buildings that exceed 25,000 gross square feet, (ii) two or more buildings on the same tax lot that together exceed 50,000 square feet and (iii) two or more buildings owned by a condominium association that are governed by the same board of managers and that together exceed 50,000 square feet meet new energy efficiency and greenhouse gas emissions limits by 2024, with stricter limits coming into effect in 2030. Noncompliant building owners may face fines starting in 2025, unless they are able to bring their building into timely compliance by retrofitting their buildings. We cannot assure you that fines or retrofitting costs as a result of Local Law 97 will not adversely affect the future net operating income at any of the mortgaged real properties located in New York City.

Increases in Real Estate Taxes May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program or other tax abatement arrangements. Upon expiration of such program or if such programs were otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term of the expiration date until the expiration of such program. An increase in real estate taxes may impact the ability of the borrower to pay debt service on the mortgage loan.

With respect to certain mortgage loans secured by multifamily properties, the related property owners may be entitled to receive low income housing tax credits pursuant to Section 42 of the Internal Revenue Code of 1986, as amended, which provides a tax credit from the state tax credit allocating agency to owners of multifamily rental properties meeting the definition of low income housing. The total amount of tax credits to which a property owner is entitled is generally based upon the percentage of total units made available to qualified tenants. The owners of the mortgaged properties subject to the tax credit provisions may use the tax credits to offset income tax that they may otherwise owe, and the tax credits may be shared among the equity owners of the project. In general, the tax credits on the applicable mortgage loans will be allocated to equity investors in the borrower.

The tax credit provisions limit the gross rent for each low income unit. Under the tax credit provisions, a property owner must comply with the tenant income restrictions and rental restrictions over a minimum 15 year compliance period, although the property owner may take the tax credits on an accelerated basis over a 10 year period. In the event a multifamily rental property does not maintain compliance with the tax credit restrictions on tenant income or rental rates or otherwise satisfy the tax credit provisions of the Internal Revenue Code of 1986, as amended, the property owner may suffer a reduction in the amount of available tax credits and/or face the recapture of all or part of the tax credits related to the period of noncompliance and face the partial recapture of previously taken tax credits. The loss of tax credits, and the possibility of recapture of tax credits already taken, may provide significant incentive for the property owner to keep the related multifamily rental property in compliance with these tax credit restrictions, which may limit the income derived from the related property.

If the issuing entity were to foreclose on such a property it would be unable to take advantage of the tax credits, but could sell the property with the right to the remaining credits to a tax paying investor. Any subsequent property owner would continue to be subject to rent limitations unless an election was made to terminate the tax credits, in which case the property could be operated as a market rate property after the expiration of three years. The limitations on rent and on the ability of potential buyers to take advantage of the tax credits may limit the issuing entity’s recovery on that property.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

Collective Bargaining Activity May Disrupt Operations, Increase Labor Costs or Interfere with Business Strategies

A number of employees at certain of the mortgaged properties are covered by a collective bargaining agreement. If relationships with such employees or the unions that represent them become adverse, such mortgaged properties could experience labor disruptions such as strikes, lockouts, boycotts and public demonstrations. Labor disputes, which may be more likely when collective bargaining agreements are being negotiated, could harm relationships with employees, result in increased regulatory inquiries and enforcement by governmental authorities. Further, adverse publicity related to a labor dispute could harm such mortgaged properties’ reputation and reduce customer demand for related services. Labor regulation and the negotiation of new or existing collective bargaining agreements could lead to higher wage and benefit costs, changes in work rules that raise operating expenses, legal costs, and limitations on the related borrower’s ability to take cost saving measures during economic downturns. We cannot assure you that the related borrower will be able to control the negotiations of collective bargaining agreements covering unionized labor employed at such mortgaged properties.

In addition, certain union employees working at a borrower’s premises may participate in multiemployer pension plans. In the event that the borrower or property manager, as applicable, were to withdraw from one or more of these pension plans with respect to the employees working at the borrower’s premises, the borrower could be subject to substantial withdrawal liability under ERISA, including without limitation for any unfunded or underfunded pension liability. Members of a borrower’s controlled group could also be liable for the borrower’s pension obligations.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed in Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Risks Related to Conflicts of Interest

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsors will sell the mortgage loans to the depositor (an affiliate of German American Capital Corporation, one of the sponsors and an originator, DBR Investments Co. Limited, an originator, Deutsche Bank AG, New York Branch, an originator, the holder of the VRR Interest and the initial risk retention consultation party, and Deutsche Bank Securities Inc., one of the underwriters) on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A completed offering would reduce the originators’ exposure to the mortgage loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”. The originators may also earn origination fees in connection with the origination of the mortgage loans to be included in the mortgage pool. In certain cases, additional upfront fees may be earned in connection with a reduction of the mortgage rate of the related mortgage loan, in light of the other credit characteristics of such mortgage loan. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In some cases, the originators, the sponsors or their affiliates are the holders of the mezzanine loans and/or companion loans related to their mortgage loans. The originators, the sponsors and/or their respective affiliates may retain existing mezzanine loans and/or companion loans or originate future permitted mezzanine indebtedness with respect to the mortgage loans. These transactions may cause the originators, the sponsors and their affiliates or their clients or counterparties who purchase the mezzanine loans and/or companion loans, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to such companion loans or any existing or future mezzanine loans, based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions. In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans into this securitization. Conflicts may also arise because the sponsors and their respective affiliates intend to continue to actively acquire, develop, operate, finance and dispose of real estate-related assets in the ordinary course of their businesses. During the course of their business activities, the sponsors and their respective affiliates may acquire, sell or lease properties, or finance loans secured by properties, which may include the properties securing the mortgage loans or properties that are in the same markets as the mortgaged properties. Such other properties, similar to other third-party owned real estate, may compete with the mortgaged properties for existing and potential tenants. The sponsors may also, from time to time, be among the tenants at the mortgaged properties, and they should be expected to make occupancy-related decisions based on their self-interest and not that of the issuing entity. We cannot assure you that the activities of these parties with respect to such other properties will not adversely impact the performance of the mortgaged properties.

In addition, certain of the mortgage loans included in the issuing entity may have been refinancings of debt previously held by a sponsor, an originator or one of their respective affiliates, or a sponsor, an originator or one of their respective affiliates may have or have had equity investments in the borrowers or mortgaged properties under certain of the mortgage loans included in the issuing entity. Each of the sponsors, the originators and their respective affiliates have made and/or may make loans to, or equity investments in, affiliates of the borrowers under the related mortgage loans. In the circumstances described above, the interests of the sponsors, the originators and their respective affiliates may differ from, and compete with, the interests of the issuing entity.

In addition, Deutsche Bank AG, New York Branch is expected to hold a portion of the VRR Interest as described in “Credit Risk Retention”, and is (or is affiliated with the entity) expected to be appointed as the initial risk retention consultation party. The risk retention consultation party may, on a strictly non-binding basis, consult with the special servicer and recommend that the special servicer take actions that conflict with the interests of holders of certain classes of the certificates. However, the special servicer is not required to follow any such recommendations or take directions from the risk retention consultation party and is not permitted to take actions that are prohibited by law or that violate the servicing standard or the terms of the mortgage loan documents. The risk retention consultation party and the holder of the VRR Interest by whom it is appointed may have interests that are in conflict with those of certain other certificateholders, in particular if the risk retention consultation party or holder of the VRR Interest holds companion loan securities, or has financial interests in, or other financial dealings (as a lender or otherwise) with, a borrower or an affiliate of a borrower under any of the mortgage loans. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is the risk retention consultation party or holder of the VRR Interest entitled to appoint the risk retention consultation party (any such mortgage loan referred to in this context as an “excluded loan” as to such risk retention consultation party), then the risk retention consultation party will not have consultation rights solely with respect to any such excluded loan. See “Credit Risk Retention”.

In addition, for so long as Deutsche Bank AG, New York Branch (as holder of the VRR Interest or risk retention consultation party) is a borrower party with respect to any mortgage loan or whole loan, such party will be required to certify that it will forego access to any “conflicted information” solely relating to such excluded loan and/or the related mortgaged properties pursuant to the terms of the pooling and servicing agreement. Notwithstanding such restriction, we cannot assure you that Deutsche Bank AG, New York Branch (as holder of the VRR Interest or risk retention consultation party) will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to any such mortgage loan or whole loan or otherwise seek to exert its influence over the special servicer in the event such mortgage loan or whole loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor of such party, participating in or contracting for interim servicing and/or custodial services with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the mortgage loans prior to their transfer to the issuing entity.

For a description of certain of the foregoing relationships and arrangements that exist among the parties to this securitization, see “Certain Affiliations, Relationships And Related Transactions Involving Transaction Parties” and “Transaction Parties”.

These roles and other potential relationships may give rise to conflicts of interest as described in “—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”, “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment” below. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

The Servicing of the Servicing Shift Whole Loan Will Shift to Other Servicers

The servicing of the Kawasaki Motors North America Headquarters whole loan, a servicing shift whole loan, is expected to be governed by the pooling and servicing agreement for this securitization only temporarily, until the related servicing shift securitization date. At that time, the servicing and administration of the related servicing shift whole loan will shift to the related master servicer and related special servicer under the related servicing shift pooling and servicing agreement and will be governed exclusively by the related servicing shift pooling and servicing agreement and the related intercreditor agreement. Neither the closing date of any such securitization nor the identities of any such servicing shift master servicer or servicing shift special servicer have been determined. In addition, the provisions of the related servicing shift pooling and servicing agreement have not yet been determined. Prospective investors should be aware that they will not have any control over the identity of the related servicing shift master servicer or related servicing shift special servicer, nor will they have any assurance as to the particular terms of the related servicing shift pooling and servicing agreement except to the extent of compliance with the requirements of the related intercreditor agreement. Moreover, the trust directing holder for this securitization will not have any consent or consultation rights with respect to the servicing of the servicing shift whole loan other than those limited consent and consultation rights as are provided in the related intercreditor agreement, and the holder of the related controlling pari passu companion loan or the controlling party in the related securitization of such controlling pari passu companion loan or such other party specified in the related intercreditor agreement may have rights similar to, or more expansive than, those granted to the trust directing holder in this transaction. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu Whole Loans”.

Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) will not align with, and may in fact be directly contrary to, those of the certificateholders. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Market making is an activity where the Underwriter Entities buy and sell on behalf of customers, or for their own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value.

The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, notwithstanding that any such action might have an adverse effect on the offered certificates or the certificateholders. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. As a result, it is possible that the Underwriter Entities may take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the certificates. Similarly, the expected holder of the VRR Interest and the party expected to be designated to consult with the special servicer on its behalf as the risk retention consultation party is an Underwriter Entity. We cannot assure you that any actions that such party takes in either such capacity will necessarily be aligned with the interests of the holders of other classes of certificates. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of the parties to the pooling and servicing agreement and will have no authority to advise any party to the pooling and servicing agreement or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

The Underwriter Entities are playing several roles in this transaction. Deutsche Bank Securities Inc., one of the underwriters, is an affiliate of (i) the depositor, (ii) German American Capital Corporation, a sponsor and an originator and the holder of the companion loans (if any) for which the noteholder is identified as “GACC” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”, (iii) DBR Investments Co. Limited, an originator and the holder of the companion loans (if any) for which the noteholder is identified as “DBRI” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”, and (iv) Deutsche Bank AG, New York Branch, an originator, the holder of the VRR Interest, the initial risk retention consultation party and the holder of the companion loans (if any) for which the noteholder is identified as “DBNY” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”. Goldman Sachs & Co. LLC, one of the underwriters, is an affiliate of (i) Goldman Sachs Bank USA, an originator and the holder of the companion loans (if any) for which the noteholder is identified as “GS Bank” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”, and (ii) Goldman Sachs Mortgage Company, a sponsor. Citigroup Global Markets Inc., one of the underwriters, is an affiliate of Citi Real Estate Funding Inc., a sponsor, an originator and the holder of the companion loans (if any) for which the noteholder is identified as “CREFI” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”. Barclays Capital Inc., one of the underwriters, is an affiliate of Barclays Capital Real Estate Inc., a sponsor, an originator and the holder of the companion loans (if any) for which the noteholder is identified as “BCREI” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”. BMO Capital Markets Corp., one of the underwriters, is an affiliate of Bank of Montreal, a sponsor, an originator and the holder of the companion loans (if any) for which the noteholder is identified as “BMO” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”. In addition, affiliates of the underwriters are holders of companion loans as described in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”. Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Master Servicer and the Special Servicer

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicer, the special servicer or any of their respective affiliates. See “Pooling and Servicing Agreement—Servicing Standard”. The trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced whole loan provides that such non-serviced whole loan is required to be administered in accordance with a servicing standard that is generally similar to the servicing standard set forth in the pooling and servicing agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Notwithstanding the foregoing, the master servicer, a sub-servicer, the special servicer or any of their respective affiliates and, as it relates to servicing and administration of a non-serviced mortgage loan, each applicable master servicer, sub-servicer, special servicer or any of their respective affiliates under the pooling and servicing agreement governing the servicing of a non-serviced whole loan, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the certificates, especially if the master servicer, a sub-servicer, the special servicer or any of their respective affiliates holds certificates or securities relating to any of the applicable companion loans, or has financial interests in or financial dealings with a borrower or a borrower sponsor.

Furthermore, nothing in the pooling and servicing agreement or otherwise will prohibit the master servicer or special servicer or an affiliate thereof from soliciting the refinancing of any of the mortgage loans. In the event that the master servicer or special servicer or an affiliate thereof refinances any of the mortgage loans included in the mortgage pool, an earlier than expected payoff of any such mortgage loan could occur, which would result in a prepayment, which such prepayment could have an adverse effect on the yield of the certificates. See “—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” in this prospectus.

In order to minimize the effect of certain of these conflicts of interest as they relate to the special servicer, if the special servicer obtains knowledge that it has become a borrower party with respect to a serviced mortgage loan and any related serviced companion loan, the special servicer will be required to resign as special servicer with respect to that mortgage loan or serviced whole loan (referred to in this prospectus as an “excluded special servicer loan”) and a separate special servicer that is not a borrower party (referred to in this prospectus as an “excluded special servicer”) will be appointed as special servicer for such excluded special servicer loan as described under “Pooling and Servicing Agreement—Replacement of the Special Servicer Without Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer with respect to such excluded special servicer loan and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan (provided that the special servicer will remain entitled to all other special servicing compensation with respect all mortgage loans and serviced whole loans that are not excluded special servicer loans). While the special servicer will have the same access to information related to the excluded special servicer loan as it does with respect to the other mortgage loans, the special servicer will covenant in the pooling and servicing agreement that it will not directly or indirectly provide any information related to the excluded special servicer loan to the related borrower party or any employees or personnel of such borrower party involved in the management of any investment in the related borrower party or the related mortgaged property and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. Notwithstanding those restrictions, we cannot assure you that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded special servicer loan.

Each of these relationships may create a conflict of interest. For instance, if the special servicer or its affiliate holds a subordinate class of certificates, the special servicer might seek to reduce the potential for losses allocable to those certificates from the mortgage loans by deferring acceleration in hope of maximizing future proceeds. However, that action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken. In addition, no servicer is required to act in a manner more favorable to the offered certificates or any particular class of certificates than to the non-offered certificates, any serviced companion loan holder or the holder of any serviced companion loan securities. In addition, in some cases, the master servicer or special servicer or their respective affiliates may be the holder of a mezzanine or subordinate loan related to a mortgage loan in the mortgage pool. Any such interest in a mezzanine or subordinate loan may result in economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. In any such instance, neither the master servicer nor the special servicer will have any obligation to take, refrain from taking or cease taking any action with respect to any existing or future mezzanine or subordinate loans based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions.

Each of the master servicer and the special servicer services and is expected to continue to service, in the ordinary course of its business, existing and new mortgage loans for third parties, including portfolios of mortgage loans similar to the mortgage loans. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans. Consequently, personnel of the master servicer or the special servicer, as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. In addition, the mortgage loan sellers will determine who will service mortgage loans that the mortgage loan sellers originate in the future, and that determination may be influenced by the mortgage loan seller’s opinion of servicing decisions made by the master servicer or special servicer under the pooling and servicing agreement including, among other things, the manner in which the master servicer or special servicer enforces breaches of representations and warranties against the related mortgage loan seller. This may pose inherent conflicts for the master servicer or the special servicer.

The special servicer may enter into one or more arrangements with the directing holder, a controlling class certificateholder, a serviced companion loan holder or other certificateholders (or an affiliate or a third party representative of one or more of the preceding parties) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the related intercreditor agreement and limitations on the right of such person to replace the special servicer. See “—Other Potential Conflicts of Interest May Affect Your Investment” below.

RREF V – D AIV RR L, LLC (or its affiliate) is expected to (i) appoint itself or its affiliate as the initial trust directing holder and, therefore, the initial directing holder with respect to each serviced mortgage loan (other than, for so long as no control appraisal period under the related intercreditor agreement is continuing, any serviced AB mortgage loan, any applicable excluded loan and any servicing shift mortgage loan) and any related serviced companion loans and (ii) purchase the Class X-E, Class E, Class F-RR and Class G-RR certificates and receive the Class S certificates. RREF V – D AIV RR L, LLC (or its affiliate) may also purchase one or more other classes of additional certificates.

Rialto Capital Advisors, LLC is expected to act as the special servicer with respect to each serviced mortgage loan and any related serviced companion loans and it or an affiliate assisted RREF V – D AIV RR L, LLC or its affiliate with its due diligence on the mortgage loans prior to the closing date.

Although the master servicer and the special servicer will be required to service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the master servicer or special servicer is a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Operating Advisor

Park Bridge Lender Services LLC has been appointed as the initial operating advisor with respect to all of the serviced mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, Park Bridge Lender Services LLC and its affiliates may have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer or the directing holder, the risk retention consultation party, collateral property owners and their vendors or affiliates of any of those parties. In the normal course of its business, Park Bridge Lender Services LLC and its affiliates are also hired by trustees and other transaction parties to perform valuation services with respect to properties that may have mortgages attached. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to the duties of Park Bridge Lender Services LLC as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial operating advisor performs its duties under the pooling and servicing agreement.

In addition, the operating advisor and its affiliates may have interests that are in conflict with those of certificateholders, especially if the operating advisor or any of its affiliates holds certificates or has financial interests in or other financial dealings with any of the parties to this transaction, a borrower or a parent or sponsor of a borrower or any of their affiliates.

The operating advisor or its affiliates may have duties with respect to existing and new commercial and multifamily mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans that will be included in the issuing entity. These other mortgage loans and the related mortgaged properties may be in the same markets as, or have owners, obligors or property managers in common with, one or more of the mortgage loans that will be included in the issuing entity and the related mortgaged properties. As a result of the investments and activities described above, the interests of the operating advisor and its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity. Consequently, personnel of the operating advisor may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts of interest for Park Bridge Lender Services LLC. Although the operating advisor is required to consider the servicing standard in connection with its activities under the pooling and servicing agreement, the operating advisor will not itself be bound by the servicing standard.

Potential Conflicts of Interest of the Asset Representations Reviewer

Park Bridge Lender Services LLC has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans other than the non-serviced mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial asset representations reviewer and its affiliates may have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer or the directing holder, the risk retention consultation party, collateral property owners and their vendors or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to the initial asset representations reviewer’s duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial asset representations reviewer performs its duties under the pooling and servicing agreement.

In addition, the asset representations reviewer and its affiliates may have interests that are in conflict with those of certificateholders, especially if the asset representations reviewer or any of its affiliates holds certificates or has financial interests in or other financial dealings with any of the parties to this transaction, a borrower or a parent or sponsor of a borrower or any of their affiliates.

The asset representations reviewer or its affiliates may have duties with respect to existing and new commercial and multifamily mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans that will be included in the issuing entity. These other mortgage loans and the related mortgaged properties may be in the same markets as, or have owners, obligors or property managers in common with, one or more of the mortgage loans that will be included in the issuing entity and the related mortgaged properties. As a result of the investments and activities described above, the interests of the asset representations reviewer and its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity. Consequently, personnel of the asset representations reviewer may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts of interest for Park Bridge Lender Services LLC.

Potential Conflicts of Interest of the Directing Holder and the Companion Loan Holders

It is expected that RREF V – D AIV RR L, LLC (or its affiliate) will be appointed as the initial trust directing holder and, therefore, the initial directing holder with respect to each serviced mortgage loan (other than, for so long as no control appraisal period under the related intercreditor agreement is continuing, any serviced AB mortgage loan, any applicable excluded loan and any servicing shift mortgage loan). The special servicer may, at the direction of the directing holder (for so long as a control termination event does not exist and other than with respect to any applicable excluded special servicer loan), take actions with respect to the specially serviced mortgage loans administered under the pooling and servicing agreement that could adversely affect the holders of some or all of the classes of certificates. The directing holder (other than with respect to any non-serviced mortgage loan, for so long as no control appraisal period under the related intercreditor agreement is continuing, any serviced AB mortgage loan, any servicing shift mortgage loan or any applicable excluded loan) will be controlled by the controlling class certificateholders.

The controlling class certificateholders and the holders of the companion loans or securities backed by such companion loans may have interests in conflict with those of the other certificateholders. As a result, it is possible that the directing holder on behalf of the controlling class certificateholders (for so long as a control termination event does not exist and other than with respect to any applicable excluded loan or any servicing shift mortgage loan) or on behalf of the subordinate companion loan holders (in the case of any serviced AB whole loan, for so long as the related control appraisal period is not continuing) or the directing holder (which term as used herein will include any equivalent entity or any representative thereof) under the pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of a non-serviced whole loan may direct the special servicer under such pooling and servicing agreement or trust and servicing agreement, as applicable, relating to the other securitization transaction, as the case may be, to take actions that conflict with the interests of holders of certain classes of the certificates.

The table titled “Non-Serviced Whole Loans” under “Summary of Terms—The Mortgage Pool” provides the identity of the initial directing holder (or equivalent entity) for each non-serviced whole loan, the expected securitization trust or other entity holding the controlling note in such non-serviced whole loan and the trust and servicing agreement or pooling and servicing agreement, as applicable, under which it is expected to be serviced.

The special servicer, in connection with obtaining the consent of, or upon non-binding consultation with (or, in the case of any servicing shift whole loan, prior to the related servicing shift securitization date, at the direction or with the approval of), the directing holder or a serviced companion loan holder or its representative, may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”. In connection with the pari passu whole loans serviced under the pooling and servicing agreement for this securitization, the serviced companion loan holders do not have any duties to the holders of any class of certificates, and they may have interests in conflict with those of the certificateholders. As a result, it is possible that a serviced companion loan holder (solely with respect to the related serviced whole loan) may advise the special servicer to take actions that conflict with the interests of holders of certain classes of the certificates. However, the special servicer is not permitted to take actions that are prohibited by law or violate the servicing standard or the terms of the mortgage loan documents. In addition, except as limited by certain conditions described under “Pooling and Servicing Agreement—Termination of the Master Servicer and the Special Servicer for Cause—Servicer Termination Events”, the special servicer may be replaced by the directing holder for cause at any time and without cause (for so long as a control termination event does not exist and other than with respect to any applicable excluded loan) (or, in the case of any servicing shift mortgage loan, prior to the related servicing shift securitization date, by the holder of the related controlling pari passu companion loan at any time, for cause or without cause). See “Pooling and Servicing Agreement—The Directing Holder” and “—Termination of the Master Servicer and the Special Servicer for Cause—Servicer Termination Events”.

Similarly, the applicable controlling class related to the securitization trust indicated in the chart above as the controlling noteholder (or, on and after the related servicing shift securitization date, the securitization trust for the related controlling pari passu companion loan) has certain consent and/or consultation rights with respect to the non-serviced mortgage loans under the related pooling and servicing agreement governing the servicing of that related non-serviced whole loan and have similar conflicts of interest with the holders of other certificates backed by the companion loans. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The directing holder and its affiliates (and the directing holder (or equivalent entity) under the pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of a non-serviced whole loan and their respective affiliates) may have interests that are in conflict with those of certain certificateholders, especially if the applicable directing holder or any of its affiliates holds certificates or companion loan securities, or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or an affiliate of a borrower. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is the directing holder or the holder of the majority of the controlling class (by certificate balance) (any such mortgage loan referred to in this prospectus as an “excluded loan” as to such party), the directing holder will not have consent or consultation rights solely with respect to the related excluded loan (however, the directing holder will be provided certain notices and certain information relating to such excluded loan as described in the pooling and servicing agreement). In addition, for so long as any borrower party is the directing holder or a controlling class certificateholder, as applicable, the directing holder or such controlling class certificateholder, as applicable, will not be given access to any excluded information solely relating to the related excluded loan and/or the related mortgaged properties pursuant to the terms of the pooling and servicing agreement. Notwithstanding those restrictions, we cannot assure you that the directing holder or any controlling class certificateholder will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded loan or otherwise seek to exert its influence over the special servicer in the event an excluded loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. Each of these relationships may create a conflict of interest.

RREF V – D AIV RR L, LLC (or its affiliate) is expected to (i) appoint itself or its affiliate as the initial trust directing holder and, therefore, the initial directing holder with respect to each serviced mortgage loan (other than, for so long as no control appraisal period under the related intercreditor agreement is continuing, any serviced AB whole loan, any applicable excluded loan and any servicing shift mortgage loan) and any related serviced companion loans and (ii) purchase the Class X-E, Class E, Class F-RR and Class G-RR certificates and receive the Class S certificates. RREF V – D AIV RR L, LLC (or its affiliate) may also purchase one or more other classes of additional certificates. Rialto Capital Advisors, LLC is expected to act as the special servicer with respect to each serviced mortgage loan (other than any excluded special servicer loan) and any related serviced companion loans and it or an affiliate assisted RREF V – D AIV RR L, LLC (or its affiliate) with its due diligence on the mortgage loans prior to the closing date.

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investor in the Class F-RR and Class G-RR certificates (collectively, the “HRR Certificates”), which is referred to in this prospectus as the “Retaining Third-Party Purchaser” (see “Pooling and Servicing Agreement—The Directing Holder—General”), was required under the credit risk retention rules to perform certain due diligence on the mortgage loans originally identified by the sponsors for inclusion in the issuing entity. In addition, the Retaining Third-Party Purchaser was given the opportunity by the sponsors to request the removal, re-sizing, decrease in the principal balance of the mortgage loan, reduction of the time during which the loan pays interest-only, increase in the amount of required reserves or change in the expected repayment dates or other features of some or all of the mortgage loans. The mortgage pool as originally proposed by the sponsors was adjusted based on certain of these requests. In addition, the Retaining Third-Party Purchaser received or may receive price adjustments or cost mitigation arrangements in connection with accepting certain mortgage loans in the mortgage pool.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the Retaining Third-Party Purchaser or that the final pool as influenced by the Retaining Third-Party Purchaser’s feedback will not adversely affect the performance of your certificates and benefit the performance of the Retaining Third-Party Purchaser’s certificates. Because of the differing subordination levels, the Retaining Third-Party Purchaser has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the Retaining Third-Party Purchaser but that does not benefit other investors.

In addition, the Retaining Third-Party Purchaser may enter into hedging or other transactions (except as may be restricted pursuant to the credit risk retention rules) or otherwise have business objectives that also could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates, in each case to the extent permitted under the credit risk retention rules. The Retaining Third-Party Purchaser performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The Retaining Third-Party Purchaser is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the Retaining Third-Party Purchaser’s acceptance of a mortgage loan. The Retaining Third-Party Purchaser’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the originator of such mortgage loan.

The Retaining Third-Party Purchaser will have no liability to any certificateholder for any actions taken by them as described in the preceding two paragraphs.

It is anticipated that RREF V – D AIV RR L, LLC (or its affiliate) will be the Retaining Third-Party Purchaser and will appoint itself or its affiliate as the initial trust directing holder and, therefore, the initial directing holder with respect to each serviced mortgage loan (other than any applicable excluded loan, any serviced AB whole loan and any servicing shift mortgage loan) and any related serviced companion loans. The directing holder will have certain rights to direct and consult with the special servicer. In addition, the directing holder will generally have certain consultation rights with regard to a non-serviced mortgage loan under the pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of such non-serviced whole loan and the related intercreditor agreement. See “—Potential Conflicts of Interest of the Directing Certificateholder and the Companion Loan Holders”, “Pooling and Servicing Agreement—The Directing Holder”, “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—Control Rights” and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans”.

Rialto Capital Advisors, LLC is expected to act as the special servicer with respect to each serviced mortgage loan (other than any excluded special servicer loan) and any related serviced companion loans and it or an affiliate assisted RREF V – D AIV RR L, LLC or its affiliate with its due diligence on the mortgage loans prior to the Closing Date.

Because the incentives and actions of the Retaining Third-Party Purchaser may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool and should not rely upon the Retaining Third-Party Purchaser’s due diligence or investment decision (or due diligence or the investment decision of its affiliates).

Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Holder To Terminate the Special Servicer of the Applicable Whole Loan

With respect to each whole loan, the directing holder exercising control rights over that whole loan will be entitled, under certain circumstances, to remove the special servicer under the applicable pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of such whole loan and, in such circumstances, appoint a successor special servicer for such whole loan (or have certain consent rights with respect to such removal or replacement). The party with this appointment power may have special relationships or interests that conflict with those of the holders of one or more classes of certificates. In addition, that party does not have any duties to the holders of any class of certificates, may act solely in its own interests, and will have no liability to any certificateholders for having done so. No certificateholder may take any action against the directing holder under the pooling and servicing agreement for this securitization or under any pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of a non-serviced whole loan, or against any other parties for having acted solely in their respective interests. See “Description of the Mortgage Pool—The Whole Loans” for a description of these rights to terminate the special servicer.

The special servicer (or a successor special servicer) may enter into one or more arrangements with the directing holder, a controlling class certificateholder, a companion loan holder, the holder of the VRR Interest, a holder of a companion loan security or other certificateholders (or an affiliate or a third party representative of one or more of the preceding) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the appointment (or continuance) of the special servicer under the pooling and servicing agreement and the co-lender agreements and limitations on the right of such person to replace the special servicer.

Other Potential Conflicts of Interest May Affect Your Investment

The managers of the mortgaged properties and the borrowers may experience conflicts in the management and/or ownership of the mortgaged properties because:

●	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;
●	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and
●	affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including competing properties.

None of the borrowers, property managers or any of their affiliates or any employees of the foregoing has any duty to favor the leasing of space or renting of hotel rooms, as applicable, in the mortgaged properties over the leasing or renting of space in other properties, one or more of which may be adjacent to or near the mortgaged properties.

If a mortgage loan is in default or undergoing special servicing, such relationships could disrupt the management of the related mortgaged property, which may adversely affect cash flow.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Other Risks Relating to the Certificates

The Certificates Are Limited Obligations

The certificates, when issued, will only represent ownership interests in the issuing entity. The certificates will not represent an interest in or obligation of, and will not be guaranteed by, the sponsors, the depositor, or any other person. The primary assets of the issuing entity will be the mortgage loans and distributions on any class of certificates will depend solely on the amount and timing of payments and other collections in respect of the mortgage loans. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the certificateholders will be entitled. See “Description of the Certificates—General”.

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline

Your certificates will not be listed on any national securities exchange or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your certificates. The underwriters have no obligation to make a market in the offered certificates. We cannot assure you that an active secondary market for the certificates will develop. In addition, the ability of the underwriters to make a market in the offered certificates may be impacted by changes in any regulatory requirements applicable to the marketing, holding and selling of, and issuing quotations with respect to, the offered certificates and other CMBS generally. Additionally, one or more investors may purchase substantial portions of one or more classes of certificates. Accordingly, you may not have an active or liquid secondary market for your certificates.

The market value of the certificates will also be influenced by the supply of and demand for CMBS generally. A number of factors will affect investors’ demand for CMBS, including:

●	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk than CMBS, or as having a less volatile market value or being more liquid than CMBS;
●	legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;
●	increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans; and
●	investors’ perceptions of commercial real estate lending or CMBS, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans.

We cannot assure you that your certificates will not decline in value.

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

●	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;

●	do not represent any assessment of the yield to maturity in distributions to certificateholders that a certificateholder may experience;
●	reflect only the views of the respective rating agencies as of the date such ratings were issued;
●	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;
●	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;
●	may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and
●	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “Certain ERISA Considerations” and “Legal Investment”.

Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor had initial discussions with and submitted certain materials to 5 nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected 3 of those nationally recognized statistical rating organizations to rate certain classes of the certificates and not the other nationally recognized statistical rating organizations, due in part to their initial subordination levels for the various classes of the certificates. If the depositor had selected the other nationally recognized statistical rating organizations to rate the certificates, we cannot assure you that the ratings such other nationally recognized statistical rating organizations would have assigned to the certificates would not have been lower than the ratings assigned by the nationally recognized statistical rating organizations engaged by the depositor. Further, in the case of one nationally recognized statistical rating organization engaged by the depositor, the depositor only requested ratings for certain classes of rated certificates, due in part to the initial subordination levels provided by such nationally recognized statistical rating organization for the classes of certificates. If the depositor had selected such nationally recognized statistical rating organization to rate those other classes of rated certificates not rated by it, its ratings of those other certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other nationally recognized statistical rating organizations engaged to rate such certificates. In addition, the decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, consolidated ratings on one or more classes of certificates after the date of this prospectus.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the certificates no longer qualifies as a nationally recognized statistical rating organization, or is no longer qualified to rate the certificates or may no longer rate similar securities for a limited period as a result of an enforcement action, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates. The Securities and Exchange Commission may also take other types of enforcement actions against any or all of such rating agencies. As a recent example of an enforcement action, on February 16, 2021, the Securities and Exchange Commission filed a civil action against Morningstar Credit Ratings, LLC (“MCR”), a former credit rating agency. The complaint alleges that MCR’s “general description” of its ratings procedures and methodologies in its Form NRSRO registration filed with the Securities and Exchange Commission failed to include specific disclosure relating to adjustments permitted by certain modeling methodology, which adjustments were used by MCR in rating 30 CMBS transactions from 2015 to 2016. The complaint also alleged certain related failures of internal controls. The complaint did not make any allegations about the integrity of any MCR ratings, but it alleged that the adjustments benefited the issuers that paid for those ratings by lowering credit enhancement requirements for the relevant ratings in those transactions. The complaint, filed in federal district court in the Southern District of New York, sought injunctive relief, disgorgement with prejudgment interest, and civil penalties. The civil action was settled on June 7, 2022, without MCR admitting or denying the allegations of the complaint. MCR is not a rating agency. Moreover, no MCR credit ratings remain outstanding for any transactions or obligors. This complaint is an example of continuing regulatory scrutiny of the credit rating industry, which could affect any rating agency or the ratings that it assigns to any certificates.

In addition, on September 29, 2020, a settlement was reached between Kroll Bond Rating Agency, LLC and the Securities and Exchange Commission in connection with an investigation into the policies and procedures deployed by Kroll Bond Rating Agency, LLC to establish, maintain, enforce and document an effective internal control structure governing the implementation of and adherence to policies, procedures, and methodologies for determining credit ratings for conduit/fusion commercial mortgage-backed securities in accordance with Section 15E(c)(3)(A) of the Exchange Act. The Securities and Exchange Commission found that Kroll Bond Rating Agency, LLC’s internal controls relating to its rating of conduit/fusion commercial mortgage-backed securities had deficiencies that resulted in material weaknesses in its internal control structure. Under the settlement, Kroll Bond Rating Agency, LLC, without admitting or denying the findings of the Securities and Exchange Commission, agreed (a) to pay a civil penalty of $1.25 million, (b) to undertake, among other things, a review of the application of its internal processes, policies and procedures regarding the implementation of and adherence to procedures and methodologies for determining credit ratings, and (c) to take the necessary actions to ensure that such internal processes, policies and procedures accurately reflect the strictures of Section 15E(c)(3)(A) of the Exchange Act. Any change in Kroll Bond Rating Agency, LLC’s rating criteria or methodology could result in a downgrade, withdrawal or qualification of any rating assigned to any class of certificates, despite the fact that such class might still be performing fully to the specifications described in this prospectus and set forth in the pooling and servicing agreement.

To the extent that the provisions of any mortgage loan or the pooling and servicing agreement condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged by the depositor to rate the certificates or, in the case of a serviced whole loan, any related companion loan securities.

We are not obligated to maintain any particular rating with respect to the certificates, and the ratings initially assigned to the certificates by any or all of the rating agencies engaged by the depositor to rate the certificates could change adversely as a result of changes affecting, among other things, the mortgage loans, the mortgaged properties, the parties to the pooling and servicing agreement, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the certificates. Although these changes would not necessarily be or result from an event of default on any mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged by the depositor to rate the certificates and, in the case of a serviced whole loan, any companion loan securities as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions”, “Pooling and Servicing Agreement—Rating Agency Confirmations” and “Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

Recently, a number of rating agencies have downgraded certain regional banks and other financial institutions and have put others on watch for possible downgrade. Under the terms of the pooling and servicing agreement, the certificate administrator and trustee are required to maintain certain minimum credit ratings, which may be satisfied in certain cases by the master servicer maintaining specified minimum credit ratings. Failure to maintain the ongoing rating requirements by the master servicer, certificate administrator or trustee may require the certificate administrator and trustee, as applicable, to resign and be replaced with an entity meeting those required ratings. See “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator”. If the certificate administrator and/or trustee were required to resign due to a credit rating downgrade or otherwise, we cannot assure you that an appropriate replacement could be identified or that a replacement would agree to the appointment or would be appointed within the time periods required in the pooling and servicing agreement. In addition, accounts established and maintained under the pooling and servicing agreement by the master servicer, the special servicer, the certificate administrator or any institution designated by those parties on behalf of the parties to the pooling and servicing agreement, including, in certain circumstances, borrower reserve accounts, are required to be held at institutions meeting certain eligibility criteria, including minimum long term and/or short term credit ratings depending on the time period funds will be held in those accounts. If an institution holding accounts established and maintained under the pooling and servicing agreement were downgraded below the applicable eligibility criteria and a rating agency confirmation was not delivered, those accounts may be required to be transferred to an institution satisfying the applicable eligibility criteria. Any downgrade or required replacement of the certificate administrator and/or trustee or required transfer of accounts may negatively impact the servicing and administration of the mortgage loans and may also adversely impact the performance, ratings, liquidity and/or value of your certificates.

Subordination of the Subordinate Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinate Certificates

As described in this prospectus, the rights of the holders of each class of subordinate certificates to receive payments of principal and interest otherwise payable on such class of subordinate certificates will be subordinated to the rights of the holders of more senior certificates having an earlier alphabetical or alphanumeric class designation.

If you acquire Class A-M, Class B or Class C certificates, then your rights to receive distributions of amounts collected or advanced on or in respect of the mortgage loans will be subordinated to those of the holders of the senior certificates. The Class A-M certificates will likewise be protected by the subordination of the Class B, Class C, Class D, Class E, Class F-RR and Class G-RR certificates. The Class B certificates will likewise be protected by the subordination of the Class C, Class D, Class E, Class F-RR and Class G-RR certificates. The Class C certificates will likewise be protected by the subordination of the Class D, Class E, Class F-RR and Class G-RR certificates. As a result, investors in those classes of certificates that are subordinated in whole or part to other classes of certificates will generally bear the effects of losses on the mortgage loans and unreimbursed expenses of the issuing entity before the holders of those other classes of certificates. See “Description of the Certificates—Distributions” and “—Subordination; Allocation of Realized Losses”.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General. The yield to maturity on each class of offered certificates will depend in part on the following:

●	the purchase price for the certificates;
●	the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with certificate balances; and
●	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

For this purpose, principal payments include voluntary and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations as well as principal payments resulting from repurchases due to material breaches of representations and warranties or material document defects or purchases by a companion loan holder or mezzanine lender (if any) pursuant to a purchase option or sales of defaulted mortgage loans.

Any changes in the weighted average lives of your certificates may adversely affect your yield. In general, if you buy a certificate at a premium or buy any of the Class X certificates, and principal distributions occur faster than expected, your actual yield to maturity will be lower than expected. If prepayment principal distributions are very high, holders of certificates purchased at a premium or holders of any of the Class X certificates might not fully recover their initial investment. Conversely, if you buy a certificate at a discount (other than any of the Class X certificates) and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than expected.

Prepayments resulting in a shortening of weighted average lives of your certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your certificates at a rate comparable to the effective yield anticipated by you in making your investment in the certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of the certificates will depend on the terms of the certificates, more particularly:

●	a class of certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and
●	a class of certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Timing of Prepayments and Repurchases May Change Your Anticipated Yield. The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

●	the terms of the mortgage loans, including, the length of any prepayment lockout period and the applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;

●	the level of prevailing interest rates;
●	the availability of credit for commercial real estate;
●	the master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;
●	the failure to meet certain requirements for the release of escrows;
●	the occurrence of casualties or natural disasters; and
●	economic, demographic, tax, legal or other factors.

Although a yield maintenance charge or other prepayment premium provision of a mortgage loan is intended to create an economic disincentive for a borrower to prepay voluntarily a mortgage loan, we cannot assure you that mortgage loans that have such provisions will not prepay.

The extent to which the special servicer forecloses upon, takes title to and disposes of any mortgaged property related to a mortgage loan or sells defaulted mortgage loans will affect the weighted average lives of your certificates. If the special servicer forecloses upon a significant number of the related mortgage loans, and depending upon the amount and timing of recoveries from the related mortgaged properties or sells defaulted mortgage loans, your certificates may have a shorter weighted average life.

Delays in liquidations of defaulted mortgage loans and modifications extending the maturity of mortgage loans will tend to delay the payment of principal on the mortgage loans. The ability of the related borrower to make any required balloon payment typically will depend upon its ability either to refinance the mortgage loan or to sell the related mortgaged property. A significant number of the mortgage loans require balloon payments at maturity or provide incentives for the borrower to repay by the related anticipated repayment date and there is a risk that a number of those mortgage loans may default at maturity, or that the special servicer may extend the maturity of a number of those mortgage loans in connection with workouts. We cannot assure you as to the borrowers’ abilities to make mortgage loan payments on a full and timely basis, including any balloon payments at maturity or anticipated repayment date. Bankruptcy of the borrower or adverse conditions in the market where the mortgaged property is located may, among other things, delay the recovery of proceeds in the case of defaults. Losses on the mortgage loans due to uninsured risks or insufficient hazard insurance proceeds may create shortfalls in distributions to certificateholders. Any required indemnification of a party to the pooling and servicing agreement in connection with legal actions relating to the issuing entity, the related agreements or the certificates may also result in shortfalls.

See “—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” above and “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Protections and Certain Involuntary Prepayments”.

In addition, if a sponsor repurchases a mortgage loan from the issuing entity due to a material breach of one or more of its representations or warranties or a material document defect, the repurchase price paid will be passed through to the holders of the certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment premium would be payable. Additionally, the holder of a subordinate companion loan or any mezzanine lender (if any) may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance charges or prepayment premiums. As a result of such a repurchase or purchase, investors in the Class X-A, Class X-B, Class X-D and Class X-E certificates and any other certificates purchased at a premium might not fully recoup their initial investment. A repurchase, a prepayment or the exercise of a purchase option may adversely affect the yield to maturity on your certificates. In this respect, see “Description of the Mortgage Loan Purchase Agreements” and “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

The certificates with notional amounts will not be entitled to distributions of principal but instead will accrue interest on their respective notional amounts. Because the notional amount of the certificates indicated in the following table is based upon all or a portion of the outstanding certificate balances of the related class of certificates, the yield to maturity on the indicated certificates will be extremely sensitive to the rate and timing of prepayments of principal, liquidations and principal losses on the mortgage loans to the extent allocated to the related certificates.

Interest-Only Class of Certificates	Underlying Class(es)
Class X-A	Class A-1, Class A-2, Class A-3, Class A-M
Class X-B	Class B, Class C
Class X-D	Class D
Class X-E	Class E

A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in the Class X certificates. Investors in the Class X certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments. The yield to maturity of the certificates with notional amounts may be adversely affected by the prepayment of mortgage loans with higher net mortgage loan rates. See “Yield and Maturity Considerations—Yield on the Certificates with Notional Amounts”.

Your Yield May Be Adversely Affected By Prepayments Resulting From Earnout Reserves. With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions. If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows may be applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge. See Annex A-1. The pooling and servicing agreement will provide that unless required by the mortgage loan documents, the master servicer will not apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield. If losses on the mortgage loans allocated to the principal balance certificates exceed the aggregate certificate balance of principal balance certificates subordinated to a particular class, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if losses on the mortgage loans are not borne by your certificates, those losses may affect the weighted average life and yield to maturity of your certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your certificates. In addition, if the master servicer, the special servicer or the trustee reimburses itself (or a master servicer, special servicer, trustee or other party to a pooling and servicing agreement governing the servicing of the non-serviced whole loan) out of general collections on the mortgage loans included in the issuing entity for any advance that it (or any such other party) has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal available to be distributed on the certificates and will result in a reduction of the certificate balance (or notional amount) of a class of principal balance certificates and the VRR Interest, pro rata based on their respective percentage allocation entitlement as described in this prospectus. See “Description of the Certificates—Distributions”. Likewise, if the master servicer or the trustee reimburses itself out of principal collections on the mortgage loans for any workout-delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the principal balance certificates and the VRR Interest, pro rata based on their respective percentage allocation entitlement as described in this prospectus, on that distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates (other than the certificates with notional amounts) and extending the weighted average lives of the offered certificates with certificate balances. See “Description of the Certificates—Distributions”.

In addition, to the extent losses are realized on the mortgage loans and allocated to the principal balance certificates, first the Class G-RR certificates, then the Class F-RR certificates, then the Class E certificates, then the Class D certificates, then the Class C certificates, then the Class B certificates, then the Class A-M certificates and, then pro rata, the Class A-1, Class A-2 and Class A-3 certificates, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance of that class. A reduction in the certificate balance of any of the Class A-1, Class A-2, Class A-3 or Class A-M certificates will result in a corresponding reduction in the notional amount of the Class X-A certificates. A reduction in the certificate balance of any of the Class B or Class C certificates will result in a corresponding reduction in the notional amount of the Class X-B certificates. A reduction in the certificate balance of the Class D certificates will result in a corresponding reduction in the notional amount of the Class X-D certificates. A reduction in the certificate balance of the Class E certificates will result in a corresponding reduction in the notional amount of the Class X-E certificates. We make no representation as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate. See “Yield and Maturity Considerations”.

Risk of Early Termination. The issuing entity is subject to optional termination under certain circumstances. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”. In the event of this termination, you might receive some principal payments earlier than otherwise expected, which could adversely affect your anticipated yield to maturity.

Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment

You Have Limited Voting Rights. Except as described in this prospectus, you and other certificateholders generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity and the mortgage loans. With respect to mortgage loans (other than any mortgage loan that will be serviced under a separate pooling and servicing agreement), those decisions are generally made, subject to the express terms of the pooling and servicing agreement for this transaction, by the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, subject to any rights of the directing holder or the risk retention consultation party under the pooling and servicing agreement for this transaction and the rights of the holders of the related companion loans and mezzanine debt under the related intercreditor agreement. With respect to the non-serviced mortgage loans, you will generally not have any right to vote or make decisions with respect the non-serviced mortgage loans, and those decisions will generally be made by the master servicer or the special servicer under the pooling and servicing agreement governing the servicing of the related non-serviced mortgage loan and the related companion loan, subject to the rights of the directing holder appointed under such pooling and servicing agreement. See “Pooling and Servicing Agreement” and “Description of the Mortgage Pool—The Whole Loans”. In particular, with respect to the risks relating to a modification of a mortgage loan, see “—Risks Relating to Modifications of the Mortgage Loans” below.

In certain limited circumstances where certificateholders have the right to vote on matters affecting the issuing entity, in some cases, these votes are by certificateholders taken as a whole and in others the vote is by class. In all cases voting is based on the outstanding certificate balance, which is reduced by realized losses. In certain cases with respect to the termination of the special servicer and the operating advisor, certain voting rights will also be reduced by appraisal reductions, as described below. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. See “Description of the Certificates—Voting Rights”. You will have no rights to vote on any servicing matters related to the mortgage loans that will be serviced under a pooling and servicing agreement governing the servicing of a non-serviced whole loan.

In general, a certificate beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any excluded special servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller, a borrower party or affiliate of any of such persons will be deemed not to be outstanding and a holder of such certificate will not have the right to vote, subject to certain exceptions, as further described in the definition of “Certificateholder” under “Description of the

Certificates—Reports to Certificateholders; Certain Available Information—Certificate Administrator Reports”.

The Rights of the Directing Holder, the Risk Retention Consultation Party and the Operating Advisor Could Adversely Affect Your Investment. The directing holder will have certain consent and consultation rights with respect to certain matters relating to the mortgage loans (other than a non-serviced mortgage loan or any applicable excluded loan) and the right to replace the special servicer with or without cause, except that if a control termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class, as reduced by the application of appraisal reductions and realized losses, is less than 25% of its initial certificate balance), is continuing, the directing holder will lose the consent rights and the right to replace the special servicer, and if a consultation termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class (as reduced by the application of realized losses) is less than 25% of its initial certificate balance) is continuing, then the directing holder will lose the consultation rights. See “Pooling and Servicing Agreement—The Directing Holder”.

In addition, the risk retention consultation party will have certain consultation rights with respect to certain matters relating to the mortgage loans (other than any non-serviced mortgage loan, any servicing shift mortgage loan and any applicable excluded loan). See “Pooling and Servicing Agreement—The Directing Holder—Major Decisions”.

These actions and decisions with respect to which the directing holder has consent or consultation rights and the risk retention consultation party has consultation rights include, among others, certain modifications to the mortgage loans or serviced whole loans, including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged properties, and certain sales of mortgage loans or REO properties for less than the outstanding principal amount plus accrued interest, fees and expenses. As a result of the exercise of these rights by the directing holder and the risk retention consultation party, the special servicer may take actions with respect to a mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates.

Similarly, with respect to a non-serviced mortgage loan, the special servicer under the pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of such non-serviced mortgage loan may, at the direction or upon the advice of the directing holder of the related securitization trust holding the controlling note for the related non-serviced whole loan, take actions with respect to such non-serviced mortgage loan and related companion loan that could adversely affect such non-serviced mortgage loan, and therefore, the holders of some or all of the classes of certificates. Similarly, with respect to any servicing shift whole loan, prior to the related servicing shift securitization date, the special servicer may, at the direction or upon the advice of the holder of the related controlling pari passu companion loan, take actions with respect to such whole loan that could adversely affect such whole loan, and therefore, the holders of some or all of the classes of certificates. The issuing entity (as the holder of the non-controlling notes) will have limited consultation rights with respect to major decisions relating to each non-serviced whole loan (and any servicing shift whole loan) and in connection with a sale of a defaulted loan, and such rights will be exercised by the directing holder for this transaction for so long as no control termination event is continuing and by the special servicer if a control termination event is continuing. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Although the special servicer under the pooling and servicing agreement and the special servicer for a non-serviced mortgage loan are not permitted to take actions which are prohibited by law or violate the servicing standard under the applicable pooling and servicing agreement or trust and servicing agreement, as applicable, or the terms of the related loan documents, it is possible that the directing holder (or equivalent entity) under such pooling and servicing agreement or trust and servicing agreement, as applicable, may direct or advise, as applicable, the related special servicer to take actions with respect to such mortgage loan that conflict with the interests of the holders of certain classes of the certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the directing holder, the risk retention consultation party and the directing holder (or equivalent entity) under the pooling and servicing agreement or the trust and servicing agreement governing the servicing of each non-serviced mortgage loan:

(i)                may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(ii)             may act solely in its own interests or the interests of the holders of the controlling class or the VRR Interest, as applicable (or in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan);

(iii)          does not have any duties to the holders of any class of certificates other than the controlling class or the VRR Interest, as applicable (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan);

(iv)           may take actions that favor its own interests or the interests of the holders of the controlling class or the holder of the VRR Interest, as applicable (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan), over the interests of the holders of one or more other classes of certificates; and

(v)              will have no liability whatsoever (other than to a controlling class certificateholder) for having so acted as set forth in clauses (i) – (iv) above, and that no certificateholder may take any action whatsoever against the directing holder, the risk retention consultation party, a controlling companion loan holder or the directing holder (or the equivalent) under the pooling and servicing agreement or the trust and servicing agreement, as applicable, governing the servicing of such non-serviced mortgage loan or any of their respective affiliates, directors, officers, employees, shareholders, members, partners, agents or principals for having so acted.

In addition, if (i) the aggregate certificate balances of the HRR Certificates (taking into account the application of any cumulative appraisal reduction amounts to notionally reduce the certificate balances of such classes) is 25% or less of the initial aggregate certificate balances of the HRR Certificates or (ii) a control termination event has occurred and is continuing (or a control termination event would occur and be continuing if not for the last proviso in the definition of control termination event), (such event being referred to in this prospectus as an “operating advisor consultation event”), then so long as an operating advisor consultation event is continuing, the operating advisor will have certain consultation rights with respect to certain matters relating to the mortgage loans (other than a non-serviced mortgage loan or a servicing shift mortgage loan). Further, the operating advisor will have the right to recommend a replacement of the special servicer, as described under “Pooling and Servicing Agreement—The Operating Advisor” and “—Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”. The operating advisor is generally required to act on behalf of the issuing entity and in the best interest of, and for the benefit of, the certificateholders and, with respect to any serviced whole loan, for the benefit of the holders of the related companion loan (as a collective whole as if the certificateholders and companion loan holders constituted a single lender, taking into account the subordinate nature of any subordinate companion loan). We cannot assure you that any actions taken by the special servicer as a result of a recommendation or consultation by the operating advisor will not adversely affect the interests of investors in any one or more classes of certificates. With respect to any non-serviced mortgage loan, the operating advisor (if any) appointed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan may have rights and duties under such pooling and servicing agreement that vary in certain respects from those under the pooling and servicing agreement for this transaction. Further, the operating advisor will generally have no obligations or consultation rights under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan or any related REO property. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer.

In general, the directing holder will have the right to terminate and replace the special servicer (other than with respect to any servicing shift whole loan) with or without cause for so long as no control termination event is continuing as described in this prospectus.

After the occurrence and during the continuance of a control termination event under the pooling and servicing agreement, the special servicer may also be removed (other than with respect to any servicing shift whole loan) in certain circumstances (x) if a request is made by certificateholders evidencing not less than 25% of the voting rights (taking into account the application of any appraisal reduction amounts to notionally reduce the certificate balances of the principal balance certificates) and (y) upon receipt of approval by (i) certificateholders holding at least 66 2/3% of a quorum of the certificateholders (which is the holders of certificates evidencing at least 50% of the voting rights (taking into account the application of realized losses and the application of appraisal reductions to notionally reduce the respective certificate balances)) or (ii) certificateholders holding more than 50% of each class of “non-reduced certificates” (each class of certificates (other than the Class X-A, Class X-B, Class X-D, Class X-E, Class S and Class R certificates) outstanding that has not been reduced to less than 25% of its initial certificate balance through the application of appraisal reduction amounts and realized losses). See “Pooling and Servicing Agreement—Replacement of the Special Servicer Without Cause”.

In addition, if at any time the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the pooling and servicing agreement or is otherwise not acting in accordance with the servicing standard, and (2) the replacement of the special servicer would be in the best interest of the certificateholders as a collective whole, then the operating advisor will have the right to recommend the replacement of the special servicer and deliver a report supporting such recommendation in the manner described in “Pooling and Servicing Agreement—Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”. The operating advisor’s recommendation to replace the special servicer must be confirmed by an affirmative vote of holders of principal balance certificates and the VRR Interest representing a majority of the aggregate outstanding certificate balance of all principal balance certificates and the VRR Interest whose holders voted on the matter; provided that holders of principal balance certificates and the VRR Interest that so voted on the matter (i) hold principal balance certificates and VRR Interest representing at least 20% of the outstanding certificate balance of all principal balance certificates and the VRR Interest on an aggregate basis (taking into account the application of any appraisal reduction amounts to notionally reduce the respective certificate balances), and (ii) consist of at least three certificateholders or certificate owners that are not “risk retention affiliated” with each other.

Additionally, with respect to any servicing shift whole loan, prior to the related servicing shift securitization date, the holder of the related controlling pari passu companion loan will have the right to terminate and replace the special servicer (solely with respect to such servicing shift whole loan) with or without cause at any time. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans—Control Rights with respect to Servicing Shift Whole Loans” and “—The Non-Serviced Pari Passu Whole Loans—Control Rights”.

The certificateholders will generally have no right to replace and terminate the master servicer, the trustee and the certificate administrator without cause. The vote of the requisite percentage of certificateholders may terminate the operating advisor or the asset representations reviewer without cause. The vote of the requisite percentage of the certificateholders will be required to replace the master servicer, the special servicer, the operating advisor and the asset representations reviewer even for cause, and certain termination events may be waived by the vote of the requisite percentage of the certificateholders. The certificateholders will have no right to replace the master servicer or the special servicer of the pooling and servicing agreement relating to a non-serviced mortgage loan. We cannot assure you that your lack of control over the replacement of these parties will not have an adverse impact on your investment.

The Rights of Companion Loan Holders and Mezzanine Debt Could Adversely Affect Your Investment. The holders of a pari passu companion loan relating to the serviced mortgage loans will have certain consultation rights (on a non-binding basis) with respect to major decisions relating to the related whole loan under the related intercreditor agreement. Such companion loan holder and its representative may have interests in conflict with those of the holders of some or all of the classes of certificates, and may advise the special servicer to take actions that conflict with the interests of the holders of certain classes of the certificates. Although any such consultation is non-binding and the special servicer is not obligated to consult with the companion loan holder if required under the servicing standard, we cannot assure you that the exercise of the rights of such companion loan holder will not delay any action to be taken by the special servicer and will not adversely affect your investment.

With respect to any mortgage loan that is subject to one or more subordinate companion loans, the holders of such companion loan(s) will generally have the right under limited circumstances to (i) cure certain defaults with respect to the related mortgage loan and to purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) other than during the continuance of a “control period” or a “control termination event” applicable to such subordinate companion loan, approve certain modifications and consent to certain actions to be taken with respect to the related whole loan. The rights of the holder of a subordinate companion loan could adversely affect your ability to protect your interests with respect to matters relating to the related mortgage loan. See “Description of the Mortgage Pool—The Whole Loans”.

With respect to mortgage loans that have or may in the future have mezzanine debt, the related mezzanine lender will have the right under certain limited circumstances to (i) cure certain defaults with respect to, and under certain default scenarios, purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) so long as no event of default with respect to the related mortgage loan continues after the mezzanine lender’s cure right has expired, approve certain modifications and consent to certain actions to be taken with respect to the related mortgage loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics” and “—Additional Indebtedness”.

The purchase option that the holder of a subordinate companion loan or mezzanine debt holds pursuant to the related intercreditor agreement generally permits such holder to purchase its related defaulted mortgage loan for a purchase price generally equal to the outstanding principal balance of the related defaulted mortgage loan, together with accrued and unpaid interest (exclusive of default interest) on, and unpaid servicing expenses, protective advances and interest on advances related to, such defaulted mortgage loan. However, in the event such holder is not obligated to pay some or all of those fees and additional expenses, including any liquidation fee payable to the special servicer under the terms of the pooling and servicing agreement, then the exercise of such holder’s rights under the co-lender agreement or intercreditor agreement to purchase the related mortgage loan from the issuing entity may result in a loss to the issuing entity in the amount of those fees and additional expenses. In addition, such holder’s right to cure defaults under the related defaulted mortgage loan could delay the issuing entity’s ability to realize on or otherwise take action with respect to such defaulted mortgage loan.

In addition, with respect to a non-serviced mortgage loan, you will not have any right to vote with respect to any matters relating to the servicing and administration of the non-serviced mortgage loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the companion loan holders:

●	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;
●	may act solely in its own interests, without regard to your interests;

●	do not have any duties to any other person, including the holders of any class of certificates;
●	may take actions that favor its interests over the interests of the holders of one or more classes of certificates; and
●	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against the companion loan holder or its representative or any director, officer, employee, agent or principal of the companion loan holder or its representative for having so acted.

Risks Relating to Modifications of the Mortgage Loans

As delinquencies or defaults occur, the special servicer will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted mortgage loan current or in maximizing proceeds to the issuing entity, the special servicer and any sub-servicer will be required to invest time and resources not otherwise required when collecting payments on performing mortgage loans. Modifications of mortgage loans implemented by the special servicer or any sub-servicer in order to maximize ultimate proceeds of such mortgage loans to issuing entity may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications.

Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received with respect of such mortgage loan. In particular, any modification to reduce or forgive the amount of interest payable on the mortgage loan will reduce the amount cash flow available to make distributions of interest on the certificates, which will likely impact the most subordinated classes of certificates that suffer the shortfall. To the extent the modification defers principal payments on the mortgage loan (including as a result of an extension of its stated maturity date), certificates entitled to principal distributions will likely be repaid more slowly than anticipated, and if principal payments on the mortgage loan are forgiven, the reduction will cause a write-down of the certificate balances of the certificates in reverse order of seniority. See “Description of the Certificates—Subordination; Allocation of Realized Losses”.

The ability to modify mortgage loans by the special servicer may be limited by several factors. First, if the special servicer has to consider a large number of modifications, operational constraints may affect the ability of the special servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the related servicing agreement may prohibit the special servicer from taking certain actions in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicer in maximizing collections for the transaction and the impediments the special servicer may encounter when servicing delinquent or defaulted mortgage loans. In some cases, failure by a special servicer to timely modify the terms of a defaulted mortgage loan may reduce amounts available for distribution on the certificates in respect of such mortgage loan, and consequently may reduce amounts available for distribution to the related certificates. In addition, even if a loan modification is successfully completed, we cannot assure you that the related borrower will continue to perform under the terms of the modified mortgage loan.

Modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of certificates. The pooling and servicing agreement obligates the special servicer not to consider the interests of individual classes of certificates. You should note that in connection with considering a modification or other type of loss mitigation, the special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to the special servicer from the transaction as servicing advances and paid from amounts received on the modified loan or from other mortgage loans in the mortgage pool but in each case, prior to distributions being made on the certificates.

Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan

Each sponsor is the sole warranting party in respect of the mortgage loans sold by such sponsor to us. Neither we nor any of our affiliates (except German American Capital Corporation, in its capacity as a sponsor) is obligated to repurchase or substitute any mortgage loan or make any payment to compensate the issuing entity in connection with a breach of any representation or warranty of a sponsor or any document defect, if the sponsor defaults on its obligation to do so. We cannot assure you that the sponsors will effect such repurchases or substitutions or make such payment to compensate the issuing entity. Although a loss of value payment may only be made to the extent that the special servicer deems such amount to be sufficient to compensate the issuing entity for such material defect or material breach, we cannot assure you that such loss of value payment will fully compensate the issuing entity for such material defect or material breach in all respects. In addition, the sponsors may have various legal defenses available to them in connection with a repurchase or substitution obligation or an obligation to pay the loss of value payment. In particular, in the case of a non-serviced loan that is serviced under the pooling and servicing agreement entered into in connection with the securitization of the related pari passu companion loan, the asset representations reviewer (if applicable) under that pooling and servicing agreement may review the diligence file relating to such pari passu companion loan concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected mortgage loan. Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause designated portions of the issuing entity to fail to qualify as one or more REMICs or cause the issuing entity to incur a tax. See “Description of the Mortgage Loan Purchase Agreements”.

In addition, with respect to any mortgage loan being sold to the depositor by two or more mortgage loan sellers, each applicable mortgage loan seller will be obligated to take the remediation actions described above as a result of a material document defect or material breach only with respect to the related promissory note(s) sold by such mortgage loan seller to the depositor as if the note(s) contributed by each such mortgage loan seller and evidencing such mortgage loan were a separate mortgage loan. In addition to the foregoing, it is also possible that under certain circumstances, only one (but not all) of the related mortgage loan sellers will repurchase, or otherwise comply with any remediation obligations with respect to, its interest in such mortgage loan if there is a material breach or material document defect.

Payments Allocated to the VRR Interest Will Not Be Available to Make Payments on the Non-VRR Certificates, and Payments Allocated to the Non-VRR Certificates Will Not Be Available to Make Payments on the VRR Interest

As described in this prospectus, payments of principal and interest in respect of the mortgage loans will be distributed to the holders of the non-VRR certificates and the VRR Interest, pro rata, based upon their respective percentage allocation entitlement. Amounts received and allocated to the non-VRR certificates will not be available to satisfy any amounts due and payable to the VRR Interest. Likewise, amounts received and allocated to the VRR Interest will not be available to satisfy any amounts due and payable to the non-VRR certificates. Accordingly, any losses incurred by the issuing entity will also be effectively allocated between the non-VRR certificates (collectively) and the VRR Interest, pro rata, based upon their respective percentage allocation entitlement. See “Description of the Certificates—Distributions” and “Credit Risk Retention”.

Risks Relating to Interest on Advances and Special Servicing Compensation

To the extent described in this prospectus, the master servicer, the special servicer and the trustee will each be entitled to receive interest on unreimbursed advances made by it at the “prime rate” (and solely with respect to the master servicer and the special servicer, subject to a floor rate of 2.0%) as published in The Wall Street Journal, compounded annually. This interest will generally accrue from the date on which the related advance is made or the related expense is incurred to the date of reimbursement. In addition, under certain circumstances, including delinquencies in the payment of principal and/or interest, a mortgage loan will be specially serviced and the special servicer will be entitled to compensation for special servicing activities. The right to receive interest on advances or special servicing compensation is senior to the rights of certificateholders to receive distributions on the offered certificates. The payment of interest on advances and the payment of compensation to the special servicer may lead to shortfalls in amounts otherwise distributable on your certificates.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer

The master servicer or the special servicer may be eligible to become a debtor under the federal bankruptcy code or enter into receivership under the Federal Deposit Insurance Act (“FDIA”). If a master servicer or special servicer, as applicable, were to become a debtor under the federal bankruptcy code or enter into receivership under the FDIA, although the pooling and servicing agreement provides that such an event would entitle the issuing entity to terminate the master servicer or special servicer, as applicable, the provision would most likely not be enforceable. However, a rejection of the pooling and servicing agreement by a master servicer or special servicer, as applicable, in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the FDIA would be treated as a breach of the pooling and servicing agreement and give the issuing entity a claim for damages and the ability to appoint a successor master servicer or special servicer, as applicable. An assumption under the federal bankruptcy code would require the master servicer or special servicer, as applicable, to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the master servicer or special servicer, as applicable, to assume the servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the master servicer or special servicer, as applicable, would not adversely impact the servicing of the mortgage loans or that the issuing entity would be entitled to terminate the master servicer or special servicer, as applicable, in a timely manner or at all.

If any master servicer or special servicer, as applicable, becomes the subject of bankruptcy or similar proceedings, the issuing entity claim to collections in that master servicer’s or special servicer’s, as applicable, possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your certificates may be delayed or reduced.

The Originators, the Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans

In the event of the bankruptcy or insolvency of an originator, a sponsor or the depositor, or a receivership or conservatorship of Goldman Sachs Bank USA (“GS Bank”), an originator and the parent of Goldman Sachs Mortgage Company, it is possible that the issuing entity’s right to payment from or ownership of certain of the mortgage loans could be challenged, and if such challenge were successful, delays, reductions in payments and/or losses on the certificates could occur. Even if a challenge were not successful, it is possible that payments on the certificates would be delayed while a court resolves the claim.

Goldman Sachs Mortgage Company, a sponsor, is an indirect, wholly-owned subsidiary of GS Bank, a New York State chartered bank. The deposits of GS Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”). If GS Bank were to become subject to receivership, the proceeding would be administered by the FDIC under the FDIA; likewise, if GS Bank were to become subject to conservatorship, the agency appointed as conservator would likely be the FDIC as well. The FDIA gives the FDIC the power to disaffirm or repudiate contracts to which a bank is party at the time of receivership or conservatorship and the performance of which the FDIC determines to be burdensome, in which case the counterparty to the contract has a claim for payment by the receivership or conservatorship estate of “actual direct compensatory damages” as of the date of receivership or conservatorship. The FDIC has adopted a rule, substantially revised and effective January 1, 2011, establishing a safe harbor (the “FDIC Safe Harbor”) from its repudiation powers for securitizations meeting the requirements of the rule (12 C.F.R. § 360.6).

The transfers of the mortgage loans by GS Bank to Goldman Sachs Mortgage Company and by the sponsors to the depositor in connection with this offering are not expected to qualify for the FDIC Safe Harbor. The transfers by German American Capital Corporation, Goldman Sachs Mortgage Company, Citi Real Estate Funding Inc., Barclays Capital Real Estate Inc. and Bank of Montreal are not transfers by a bank, and in any event, even if the FDIC Safe Harbor were applicable to this transfer, the FDIC Safe Harbor is non-exclusive.

In the case of GS Bank, each sponsor and the depositor, an opinion of counsel will be rendered on the closing date, based on certain facts and assumptions and subject to certain qualifications, to the effect that the transfer of the applicable mortgage loans by GS Bank to Goldman Sachs Mortgage Company, by such sponsor to the depositor and by the depositor to the issuing entity would generally be respected as a sale in the event of a bankruptcy or insolvency of GS Bank, such sponsor or the depositor, as applicable. A legal opinion is not a guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues are competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy or bank insolvency cases. In this regard, legal opinions on bankruptcy and bank insolvency law matters unavoidably have inherent limitations primarily because of the pervasive equity powers of bankruptcy courts, the overriding goal of reorganization to which other legal rights and policies may be subordinated, the potential relevance to the exercise of judicial discretion of future arising facts and circumstances, and the nature of the bankruptcy or bank insolvency process. In any event, we cannot assure you that the Federal Deposit Insurance Corporation, a bankruptcy trustee or another interested party, as applicable, would not attempt to assert that such transfer was not a sale. If such party’s challenge is successful, payments on the offered certificates would be reduced or delayed. Even if a challenge were not successful, it is possible that payments on the certificates would be delayed while a court resolves the claim.

In addition, since the issuing entity is a New York common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust”. Regardless of whether a bankruptcy court ultimately determines that the issuing entity is a “business trust”, it is possible that payments on the offered certificates would be delayed while the court resolved the issue.

Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act provides for an orderly liquidation authority (“OLA”) under which the FDIC can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, the then-acting general counsel of the FDIC issued a letter (the “Acting General Counsel’s Letter”) in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the federal bankruptcy code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, the then-acting general counsel would recommend that such regulations incorporate a 90-day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the

FDIC were to adopt a different approach than that described in the Acting General Counsel’s Letter, delays or reductions in payments on the offered certificates would occur.

Bank of Montreal originated, co-originated or acquired all of the Mortgage Loans or portions thereof that it is contributing to this securitization, and funded the origination or acquisition of such Mortgage Loans through its Chicago branch. Bank of Montreal’s Chicago branch is a banking office of a foreign banking corporation licensed in the State of Illinois. If Bank of Montreal were to become subject to a receivership, the proceeding involving assets of Bank of Montreal’s Chicago branch would be governed by the Foreign Banking Office Act (205 ILCS 645/1) and likely administered by the Secretary of Financial and Professional Regulation (the “Secretary”) or a receiver appointed by the Secretary. In addition, Bank of Montreal is a Schedule I bank under the Bank Act (Canada) and subject to Canadian bankruptcy and insolvency laws. The Superintendent of Financial Institutions and other Canadian regulatory authorities have broad powers under the Bank Act (Canada) and other applicable Canadian federal legislation to take control of Bank of Montreal or its assets to protect the rights and interests of the depositors and creditors of Bank of Montreal, including making an application for a winding-up of Bank of Montreal or a restructuring of its assets under applicable Canadian federal legislation. There is considerable uncertainty about the scope of the powers afforded to these Canadian regulatory authorities and how they may choose to exercise such powers. Actions taken by such authorities may affect the ability of Bank of Montreal to satisfy its ongoing obligations under the related mortgage loan purchase agreement and/or result in the cancellation, modification or conversion of certain unsecured liabilities of Bank of Montreal under the transaction documents or in other modifications to such documents without Bank of Montreal’s or your consent, which could in turn affect the ability of the issuing entity to meet its obligations in respect of the offered certificates.

The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity

Each appraisal obtained pursuant to the pooling and servicing agreement is required to contain a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”), as in effect on the date such appraisal was obtained. Any such appraisal is likely to be more expensive than an appraisal that is not FIRREA compliant. Such increased cost could result in losses to the issuing entity. Additionally, FIRREA compliant appraisals are required to assume a value determined by a typically motivated buyer and seller, and could result in a higher appraised value than one prepared assuming a forced liquidation or other distress situation. In addition, because a FIRREA compliant appraisal may result in a higher valuation than a non-FIRREA compliant appraisal, there may be a delay in calculating and applying appraisal reductions, which could result in the holders of a given class of certificates continuing to hold the full non-notionally reduced amount of such certificates for a longer period of time than would be the case if a non-FIRREA compliant appraisal were obtained.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

Tax Considerations Relating to Foreclosure. If the issuing entity acquires a mortgaged property (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan pursuant to a foreclosure or deed in lieu of foreclosure, the special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other limitations, the independent contractor generally will not be allowed to perform construction work other than repair, maintenance or certain types of tenant build-outs, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan becomes imminent. Any (i) net income from such operation (other than qualifying “rents from real property”), (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the Lower-Tier REMIC to federal tax (and possibly state or local tax) on such income at the corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to certificateholders. The special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) may permit the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to holders of certificates is greater than under another method of operating or leasing the mortgaged property. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed in lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the certificateholders. In most circumstances, the special servicer will be required to sell the mortgaged property prior to the close of the third calendar year beginning after the year of acquisition.

When foreclosing on a real estate mortgage, a REMIC is generally limited to taking only the collateral that will qualify as “foreclosure property” within the meaning of the REMIC provisions of the Internal Revenue Code of 1986, as amended (the “Code”). Foreclosure property includes only the real property (ordinarily the land and the structures) securing the real estate mortgage and personal property incident to such real property.

With respect to the CityCenter (Aria & Vdara) mortgage loan (8.5%), the loan is secured in part by a pledge of the revenue from the monthly transient rental fees from non-collateral residential condominium units located at the Vdara hotel included in the mortgaged property which participate in a rental program pursuant to which they are available for rental as hotel rooms. There are 148 such non-collateral residential condominium units, of which as of origination 32 participated in the rental program. With respect to the Torrey Heights mortgage loan (2.3%), the loan is secured in part by a pledge of the equity interests in taxable REIT subsidiaries of the borrower. In addition, with respect to each of the Wildhorse Communities mortgage loan and the Big Sky Communities mortgage loan, the loan is secured in part by a pledge of the equity ownership interest in the borrower affiliates which own manufactured homes that are rented out by such borrower affiliates at the related mortgaged properties. Since such pledged income and pledged equity interests may not qualify as an interest in real property or as personal property incident to real property, the REMIC provisions will restrict the issuing entity from taking title to such pledged income or pledged equity interests upon a foreclosure unless an opinion of counsel can be delivered that taking title will not cause any Trust REMIC to fail to qualify as a REMIC. Such opinion of counsel may be premised on the designation under the pooling and servicing agreement of such pledged income or equity interests being deemed part of an “outside reserve fund” within the meaning of Treasury Regulations Section 1.860G-2(h). Therefore, upon the occurrence of an event of default under the applicable mortgage loan, the issuing entity will not be permitted to take title to such pledged income or pledged equity interest, as applicable, but rather will be required to exercise the legal remedies available to it under applicable law, including the sale of such pledged income or pledged equity interest, and apply the proceeds toward the repayment of the applicable mortgage loan. Depending on market conditions, the proceeds from the sale of such pledged income could be less than the proceeds that would be received if such pledged income were foreclosed on by the applicable issuing entity and sold at a later date.

REMIC Status. If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the Code during any taxable year, the Code provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the issuing entity, including the Upper-Tier REMIC and the Lower-Tier REMIC may be treated as one or more separate associations taxable as corporations under Treasury regulations, and the offered certificates may be treated as stock interests in those associations and not as debt instruments.

Material Federal Tax Considerations Regarding Original Issue Discount. One or more classes of the offered certificates may be issued with “original issue discount” for federal income tax purposes, which generally would result in the holder recognizing taxable income in advance of the receipt of cash attributable to that income. Investors must have sufficient sources of cash to pay any federal, state or local income taxes with respect to the original issue discount. In addition, such original issue discount will be required to be accrued and included in income based on the assumption that no defaults will occur and no losses will be incurred with respect to the mortgage loans. This could lead to the inclusion of amounts in ordinary income early in the term of the certificate that later prove uncollectible, giving rise to a bad debt deduction. In the alternative, the investor may be required to treat such uncollectible amount as a capital loss under Code Section 166.

State and Local Taxes Could Adversely Impact Your Investment. In addition to the federal income tax consequences described under the heading “Material Federal Income Tax Considerations”, potential purchasers should consider the state and local income tax consequences of the acquisition, ownership and disposition of the certificates. State income tax laws may differ substantially from the corresponding federal income tax laws, and this prospectus does not purport to describe any aspects of the income tax laws of the states or localities in which the mortgaged properties are located or of any other applicable state or locality or other jurisdiction.

It is possible that one or more jurisdictions may (i) attempt to tax nonresident holders of certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, a borrower or a mortgaged property or on some other basis, (ii) require nonresident holders of certificates to file returns in such jurisdiction or (iii) attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of certificates.

We cannot assure you that holders of certificates will not be subject to tax in any particular state or local taxing jurisdiction.

If any tax or penalty is successfully asserted by any state or local taxing jurisdiction, neither we nor any other person will be obligated to indemnify or otherwise to reimburse the holders of certificates for such tax or penalty.

You should consult your own tax advisors with respect to the various state and local tax consequences of an investment in the certificates.

Changes to REMIC Restrictions on Loan Modifications May Impact an Investment in the Certificates. Ordinarily, a REMIC that modifies a mortgage loan jeopardizes its tax status as a REMIC and risks having a 100% penalty tax being imposed on any income from the mortgage loan. A REMIC may avoid such adverse REMIC consequences, however, if such mortgage loan is in default, the default of such mortgage loan is “reasonably foreseeable” or other special circumstances apply. The Internal Revenue Service (“IRS”) has issued guidance easing the tax requirements for a servicer to modify a commercial or multifamily mortgage loan held in a REMIC by interpreting the circumstances when default is “reasonably foreseeable” to include those where the servicer reasonably believes that there is a “significant risk of default” with respect to the underlying mortgage loan upon maturity of the loan or at an earlier date, and that by making such modification the risk of default is substantially reduced.  Accordingly, if the master servicer or the special servicer determined that a Mortgage Loan was at significant risk of default and permitted one or more modifications otherwise consistent with the terms of the Pooling and Servicing Agreement, any such modification may impact the timing of payments and ultimate recovery on the underlying mortgage loan, and likewise on one or more classes of certificates.

In addition, the IRS has issued final regulations under the REMIC provisions of the Code that modify the tax restrictions imposed on a servicer’s ability to modify the terms of the underlying mortgage loans held by a REMIC relating to changes in the collateral, credit enhancement and recourse features. The IRS has also issued Revenue Procedure 2010-30, describing circumstances in which it will not challenge the treatment of mortgage loans as “qualified mortgages” on the grounds that the underlying mortgage loan is not “principally secured by real property,” that is, has a real property loan-to-value ratio greater than 125% following a release of liens on some or all of the real property securing such underlying mortgage loan. The general rule is that a mortgage loan must continue to be “principally secured by real property” following any such lien release, unless the lien release is pursuant to a defeasance permitted under the original loan documents and occurs more than two years after the startup day of the REMIC, all in accordance with the REMIC provisions of the Code. Revenue Procedure 2010-30 also allows lien releases in certain “grandfathered transactions” and transactions in which the release is part of a “qualified pay-down transaction” even if the underlying mortgage loan after the transaction might not otherwise be treated as principally secured by a lien on real property. If the value of the real property securing a mortgage loan were to decline, the need to comply with the rules of Revenue Procedure 2010-30 could restrict the servicers’ actions in negotiating the terms of a workout or in allowing minor lien releases in circumstances in which, after giving effect to the release, the underlying mortgage loan would not have a real property loan-to-value ratio of 125% or less (calculated as described above). This could impact the timing of payments and ultimate recovery on a Mortgage Loan, and likewise on one or more classes of certificates.

You should consider the possible impact on your investment of any existing REMIC restrictions as well as any potential changes to the REMIC rules.

Changes in Tax Law; No Gross Up in Respect of the Certificates. Although no withholding tax is currently imposed on the payments of interest on or principal of the Certificates in respect of the Mortgage Loans to a holder of such Certificates that provides the appropriate forms and documentation to the certificate administrator and with respect to whom interest on the Mortgage Loans is “portfolio interest,” we cannot assure you that, as a result of any change in any applicable law, treaty, rule or regulation, or interpretation of any applicable law, treaty, rule or regulation, the payments on the Certificates in respect of the Mortgage Loans would not in the future become subject to withholding taxes. To the extent that any withholding tax is imposed on payments of interest or other payments on any Certificates, neither a borrower nor the issuing entity has an obligation to make any “gross up” payments to Certificateholders in respect of such taxes and such withholding tax would therefore result in a shortfall to affected Certificateholders.

General Risk Factors

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the certificates may be significantly increased.

The Certificates May Not Be a Suitable Investment for You

The certificates will not be suitable investments for all investors. In particular, you should not purchase any class of certificates unless you understand and are able to bear the risk that the yield to maturity and the aggregate amount and timing of distributions on the certificates will be subject to material variability from period to period and give rise to the potential for significant loss over the life of the certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans, the mortgaged properties and the certificates.

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS

The real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), have from time to time experienced significant dislocations, illiquidity and volatility. We cannot assure you that another dislocation in CMBS will not occur.

Any economic downturn may adversely affect the financial resources of borrowers under commercial mortgage loans and may result in their inability to make payments on, or refinance, their outstanding mortgage debt when due or to sell their mortgaged properties for an aggregate amount sufficient to pay off the outstanding debt when due. As a result, distributions of principal and interest on your certificates, and the value of your certificates, could be adversely affected.

Furthermore, consumer and producer prices in the United States are experiencing steep increases. The general effects of inflation on the economy of the United States can be wide ranging, as evidenced by rising interest rates, wages and costs of goods and services. If a borrower’s operating income growth fails to keep pace with the rising costs of operating the related mortgaged property, then such borrower may have less funds available to make its mortgage payments. In addition, rising interest rates may hinder a borrower’s ability to refinance, and provide a borrower with less incentive to cure delinquencies and avoid foreclosure. The foregoing may have a material adverse impact on the amounts available to make payments on the mortgage loans, and consequently, the certificates.

The United States has imposed tariffs on certain imports from certain foreign countries in the last few years and may in the future impose additional tariffs or increase tariffs on imports from foreign countries. The current administration has recently been announcing and implementing new tariffs, some of which have gone into effect and others have been on hold temporarily, and other countries have been implementing new tariffs in response. The imposition of these tariffs or any additional future tariffs could have the effect of, among other things, raising prices to consumers and potentially eliciting reciprocal tariffs, which could slow the global economy, and the removal of tariffs may or may not yield the intended results. In addition, impacts on tariffs may have a material adverse impact on industrial and distribution warehouse properties, as businesses work through the impact of tariffs and how to change, if at all, the sourcing of products and materials as a result of these and other potential tariffs.

The current presidential administration has instituted a broad review of federal spending, including freezing of previously promised funds. The federal government may be a tenant at one or more mortgaged properties, and we cannot assure you that they will remain in occupancy or pay scheduled rent. Additionally, certain tenants may receive income from the federal government, including in the form of grants or as reimbursement for services such as medical care under Medicare, and such funds may no longer be available. Furthermore, a widespread reduction in federal spending could have an adverse effect on the economy as a whole.

Other Events May Affect the Value and Liquidity of Your Investment

Moreover, other types of events, domestic or international, may affect general economic conditions and financial markets:

●	Wars, revolts, terrorist attacks, armed conflicts, pandemics (including the COVID-19 pandemic), energy supply or price disruptions, political crises (including, without limitation, the invasion of Ukraine by Russia and the economic sanctions triggered thereby), natural disasters, climate change, civil unrest and/or protests and man-made disasters may have an adverse effect on the mortgaged properties and/or your certificates. For instance, the sanctions, bans and other measures on Russia, Russian banks and other entities and individuals resulting from the recent Russo-Ukrainian conflict may lead to further global supply issues, increased oil and gas prices and other inflationary pressures; and
●	Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial and multifamily real estate markets and may be affected for reasons that are unknown and cannot be discerned.

In addition, on February 24, 2022, Russia launched a military invasion of Ukraine. The European Union (the “EU”), United States, the United Kingdom (the “UK”), Canada, Japan and a number of other countries responded by announcing successively more restrictive sanctions against Russia, various

Russian individuals, corporations and private banks, and the Russian central bank, which aim to limit such sanctioned persons’ and entities’ access to the global economy, Russian foreign reserves and personal assets held domestically and internationally. As economies and financial markets throughout the world become increasingly interdependent, events or conditions in one country or region are more likely to adversely impact markets or issuers in other countries or regions. The current Russia-Ukraine conflict is expected to have a particularly significant negative effect on the costs of energy and mineral resources and is expected to exacerbate inflationary pressures throughout the global economy. Furthermore, there may be a heightened risk of cyber-warfare, biological warfare or nuclear warfare launched by Russia against other countries in response to political opposition and imposed sanctions or perceptions of increased NATO involvement in the conflict. The evolution of the conflict and actions taken by governments in response to such conflict, and the consequences, economic or otherwise, are unpredictable and may be far reaching and long lasting. As a result, we cannot predict the immediate or longer-term effects of the conflict on the global economy or on the performance of the mortgage loans or underlying mortgaged properties.

You should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Certificates

We make no representation as to the proper characterization of the certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the certificates for such purposes or under such restrictions. Changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors or other participants in the asset-backed securities markets including the CMBS market. While the general effects of such changes are uncertain, regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

●	In the EU, certain restrictions and obligations with regard to securitizations are imposed pursuant to Regulation (EU) 2017/2402 and related technical standards (in each case, as amended, and collectively the “EU Securitization Rules”). These include certain requirements (the “EU Due Diligence Requirements”) imposed on institutional investors, as defined for purposes of the EU Securitization Rules. An institutional investor is a person holding a securitization position (i.e., an exposure to a securitization, as defined for purposes of the EU Securitization Rules) and which is one of the following: (a) an insurance undertaking or a reinsurance undertaking, each as defined in Directive 2009/138/EC; (b) an institution for occupational retirement provision falling within the scope of Directive (EU) 2016/2341 (unless not subject thereto), or an investment manager or an authorized entity appointed by such an institution; (c) an alternative investment fund manager, as defined in Directive 2011/61/EU, that manages and/or markets alternative investment funds in the EU; (d) an internally-managed UCITS, which is an investment company authorized in accordance with Directive 2009/65/EC and which has not designated a management company authorized under that Directive for its management, or a management company, as defined in that Directive; or (e) a credit institution or an investment firm, each as defined in Regulation (EU) No 575/2013 (as amended, the “EU CRR”). In addition, the EU CRR makes provision as to the application of the EU Due Diligence Requirements to consolidated affiliates, wherever established or located, of institutional investors that are subject to the EU CRR. Each such institutional investor and each relevant affiliate is referred to herein as an “EU Institutional Investor”.
●	Pursuant to the EU Due Diligence Requirements, an EU Institutional Investor is required (amongst other things), prior to holding a securitization position, to verify certain matters in accordance with the EU Securitization Rules, including that (a) except in specified cases, certain credit-granting requirements are satisfied; (b) the originator, sponsor or original lender retains a material net economic interest in the securitization of not less than 5%, in accordance with the EU Securitization Rules; and (c) the originator, sponsor or securitization special purpose entity has, where applicable, made information available in accordance with the EU Securitization Rules. Aspects of the EU Due Diligence Requirements, and what is or will be required for an EU Institutional Investor to be able to demonstrate compliance to its regulator, may be unclear.

●	Provision has been made for the EU Securitization Rules to apply also in the non-EU member states of the European Economic Area.
●	The consequences of a failure to comply with the EU Due Diligence Requirements with respect to an investment in the certificates would depend on the characteristics of the relevant EU Institutional Investor. For example, an EU Institutional Investor that is subject to regulatory capital requirements may be subject to a penalty regulatory capital charge on the relevant certificates; and an EU Institutional Investor that is an alternative investment fund manager may be required to take corrective action in the best interest of investors in the relevant fund.
●	A legislative procedure is underway in the EU that is expected to result in the adoption of legislation which, if implemented in the terms currently proposed, would (amongst other things) amend certain aspects of the EU Due Diligence Requirements. It is not known whether, when, or in what terms such proposed legislation will be implemented. Each prospective investor that is an EU Institutional Investor should make its own assessment as to the implications (if any) of such proposed legislation.
●	In the UK, certain restrictions and obligations with regard to securitizations are imposed pursuant to the Securitisation Regulations 2024 and related rules made by the Financial Conduct Authority and the Prudential Regulation Authority (in each case, as amended, and collectively the “UK Securitization Rules”). These include certain requirements (the “UK Due Diligence Requirements”) imposed on institutional investors, as defined for purposes of the UK Securitization Rules. An institutional investor is a person holding a securitization position (i.e., an exposure to a securitization, as defined for purposes of the UK Securitization Rules) and which is one of the following: (a) an insurance undertaking or a reinsurance undertaking, each as defined in the Financial Services and Markets Act 2000 (as amended, the “FSMA”); (b) the trustees or managers of an occupational pension scheme, as defined in the Pension Schemes Act 1993, that has its main administration in the UK, or a fund manager of such a scheme appointed under the Pensions Act 1995 that, in respect of activity undertaken pursuant to that appointment, is authorized for the purposes of the FSMA; (c) an AIFM, as defined in the Alternative Investment Fund Managers Regulations 2013 (as amended, the “AIFM Regulations”) that has permission under the FSMA for managing an AIF (as defined in the AIFM Regulations) and markets or manages an AIF in the UK, or a small registered UK AIFM, as defined in the AIFM Regulations; (d) a UCITS, as defined in the FSMA, which is an authorized open ended investment company, as defined in the FSMA, or a management company, as defined in the FSMA; or (e) a CRR firm or an FCA investment firm, each as defined in Regulation (EU) No 575/2013 as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 and as amended (the “UK CRR”). In addition, the UK CRR makes provision as to the application of the UK Due Diligence Requirements to consolidated affiliates, wherever established or located, of institutional investors that are subject to the UK CRR. Each such institutional investor and each relevant affiliate is referred to herein as a “UK Institutional Investor”.
●	Pursuant to the UK Due Diligence Requirements, a UK Institutional Investor is required (amongst other things), prior to holding a securitization position, to verify certain matters in accordance with the UK Securitization Rules to which it is subject, including that (a) except in specified cases, certain credit-granting requirements are satisfied; (b) the originator, sponsor or original lender retains a material net economic interest in the securitization of not less than 5%, in accordance with the UK Securitization Rules; and (c) the originator, sponsor or securitization special purpose entity has made information available (and committed to make further information available) in accordance with the UK Securitization Rules to which the UK Institutional Investor is subject.

Aspects of the UK Due Diligence Requirements, and what is or will be required for a UK Institutional Investor to be able to demonstrate compliance to its regulator, may be unclear.

●	The consequences of a failure to comply with the UK Due Diligence Requirements with respect to an investment in the certificates would depend on the characteristics of the relevant UK Institutional Investor. For example, a UK Institutional Investor that is subject to regulatory capital requirements may be subject to a penalty regulatory capital charge on the relevant certificates; and a UK Institutional Investor that is an AIFM may be required to take corrective action in the best interest of investors in the relevant AIF.
●	Prospective investors should make themselves aware of the EU Due Diligence Requirements (and any corresponding implementing rules of their regulator), or the UK Due Diligence Requirements, where applicable to them, in addition to any other applicable regulatory requirements with respect to their investment in the certificates.
●	None of the originators, the sponsors, the depositor, the issuing entity, the underwriters or any other party to the transaction (or any of their respective affiliates) intends to retain a material net economic interest in the securitization constituted by the issuance of the certificates, or to take any other action in respect of such securitization, in a manner prescribed or contemplated by the EU Securitization Rules or the UK Securitization Rules. In particular, no such person undertakes to take any action, or refrain from taking any action, for purposes of, or in connection with, compliance by any prospective investor or certificateholder with any EU Due Diligence Requirements or any UK Due Diligence Requirements. Furthermore, the arrangements described under “Credit Risk Retention” have not been structured with the objective of ensuring or facilitating compliance by any person with any applicable requirement of the EU Securitization Rules or the UK Securitization Rules. Consequently, the certificates may not be a suitable investment for any EU Institutional Investor or any UK Institutional Investor.
●	As a result, the price and liquidity of the certificates in the secondary market may be adversely affected. This could adversely affect your ability to transfer your certificates or the price you may receive upon your sale of your certificates. Each investor should evaluate the impact any such non-compliance may have on it.
●	Changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect on issuers, investors or other participants in the asset-backed securities markets. In particular, capital regulations issued by the U.S. banking regulators in July 2013 implement the increased capital requirements established under the Basel Accord and are being phased in over time. These capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset-backed securities such as CMBS. Further changes in capital requirements have been announced by the Basel Committee on Banking Supervision and it is uncertain when such changes will be implemented in the United States. When fully implemented in the United States, these changes may have an adverse effect with respect to investments in asset-backed securities, including CMBS. As a result of these regulations, investments in CMBS such as the certificates by financial institutions subject to bank capital regulations may result in greater capital charges to these financial institutions and these new regulations may otherwise adversely affect the treatment of CMBS for their regulatory capital purposes.
●	Section 619 of the Dodd-Frank Act (such statutory provision together with the implementing regulations, the “Volcker Rule”) generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. Under the Volcker Rule, unless otherwise jointly determined otherwise by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act.

●	The issuing entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. Accordingly, the issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule. The general effects of the Volcker Rule remain uncertain. Any prospective investor in the certificates, including a U.S. or foreign bank or a subsidiary or other bank affiliate, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.
●	The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in CMBS for financial reporting purposes.
●	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of certificates will constitute “mortgage related securities”.
●	In addition, compliance with legal requirements, such as the credit risk retention regulations under the Dodd-Frank Act, could cause commercial real estate lenders to tighten their lending standards and reduce the availability of debt financing for commercial real estate borrowers. This, in turn, may adversely affect a borrower’s ability to refinance the mortgage loan or sell the related mortgaged property on the related maturity date. We cannot assure you that any borrower will be able to generate sufficient cash from the sale or refinancing of the related mortgaged property to make the balloon payment on the related mortgage loan.

Further changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets (including the CMBS market) and may have adverse effect on the liquidity, market value and regulatory characteristics of the certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment”.

In addition, this transaction is structured to comply with the Credit Risk Retention Rules as and to the extent set forth under “Credit Risk Retention”. We cannot assure you that the retaining sponsor or the Retaining Third-Party Purchaser will at times satisfy such credit risk retention requirements. At this time, it is unclear what effect a failure of the retaining sponsor or the Retaining Third-Party Purchaser to be in compliance with the Credit Risk Retention Rules at any time will have on the certificateholders or the market value or liquidity of the certificates.

The Master Servicer, any Sub-Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Custodian May Have Difficulty Performing Under the Pooling and Servicing Agreement or a Related Sub Servicing Agreement

The issuing entity relies on the ability of the master servicer, any sub-servicer, any special servicer, the trustee, the certificate administrator and the custodian to perform their respective duties under the pooling and servicing agreement or any related sub-servicing agreement. Any economic downturn or recession may adversely affect the master servicer’s, any sub-servicer’s or the special servicer’s ability to perform its duties under the pooling and servicing agreement or the related sub servicing agreement, including, if applicable, performance as it relates to the making of debt service or property protection advances or the ability to effectively service the underlying mortgage loans. Accordingly, this may adversely affect the performance of the underlying mortgage loans or the performance of the certificates. Any economic downturn or recession may similarly adversely affect the ability of the certificate administrator and the custodian to perform their respective duties, including the duty of the trustee to make monthly payment advances in the event that the master servicer fails to make such advances and the duties of the certificate administrator relating to securities administration.

The performance of such parties may also be affected by future events that occur with respect to each such party.

Any of the above-described factors may adversely affect the performance of the underlying mortgage loans or the performance of the certificates.

DESCRIPTION OF THE MORTGAGE POOL

General

The assets of the issuing entity will consist of a pool of 34 fixed rate mortgage loans (the “Mortgage Loans” or, collectively, the “Mortgage Pool”) with an aggregate principal balance as of the Cut-off Date of $886,862,441 (the “Initial Pool Balance”). The “Cut-off Date” with respect to each Mortgage Loan is the later of the related due date in February 2026 (or, in the case of any Mortgage Loan that has its first due date after February 2026, the date that would have been its due date in February 2026 under the terms of that Mortgage Loan if a monthly payment were scheduled to be due in that month) and the date of origination of such Mortgage Loan.

Ten of the Mortgage Loans (56.4%) are each part of a larger whole loan (a “Whole Loan”), which is comprised of (i) the related Mortgage Loan and (ii) one or more loans that are pari passu in right of payment to the related Mortgage Loan (each referred to in this prospectus as a “Pari Passu Companion Loan”). Each of the Pari Passu Companion Loans (along with any Subordinate Companion Loans) are referred to in this prospectus as a “Companion Loan”. Each Companion Loan is secured by the same mortgage(s) and the same assignment(s) of leases and rents securing the related Mortgage Loan. See “—The Whole Loans” below for more information regarding the rights of the holders of the Companion Loans and the servicing and administration of the Whole Loans that will not be serviced under the pooling and servicing agreement for this transaction.

With respect to each Mortgage Loan that accrues interest on an Actual/360 Basis, on the Closing Date, each applicable mortgage loan seller will remit to the depositor for deposit into the Interest Reserve Account a payment in an amount equal to the Interest Deposit Amount with respect to each applicable Mortgage Loan. “Interest Deposit Amount” with respect to each Mortgage Loan that accrues interest on an Actual/360 Basis, means an amount equal to two days of interest at the related Net Mortgage Rate on the related Cut-off Date Balance of such Mortgage Loan (or the aggregate of such interest for all such Mortgage Loans, as the context may require).

The Mortgage Loans were originated, co-originated or acquired (or, on or prior to the Closing Date, will be acquired) by the mortgage loan sellers set forth in the following chart. The mortgage loan sellers will sell their respective Mortgage Loans to the depositor, which will in turn sell the Mortgage Loans to the issuing entity:

Sellers of the Mortgage Loans

Mortgage Loan Seller(1)	Number of Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance(2)
German American Capital Corporation (“GACC”)	11	$359,000,056	40.5%
Goldman Sachs Mortgage Company (“GSMC”)	6	180,436,961	20.3
Citi Real Estate Funding Inc. (“CREFI”)	7	112,775,000	12.7
Barclays Capital Real Estate Inc. (“BCREI”)	5	100,900,423	11.4
Bank of Montreal (“BMO”)	3	38,750,000	4.4
GSMC / CREFI / GACC(3)	1	75,000,000	8.5
GACC / GSMC(4)	1	20,000,000	2.3
Total	34	$886,862,441	100.0%

(1)	Each Mortgage Loan was originated by its respective Mortgage Loan Seller or its affiliate, except those certain Mortgage Loans that were originated by an unaffiliated third-party and purchased by the respective mortgage loan seller on or prior to the closing date or are part of larger whole loan structures that were co-originated by the applicable Mortgage Loan Seller or its affiliate with one or more other lenders. See “—Co-Originated or Unaffiliated Third-Party Originated Mortgage Loans” below.
(2)	The sum of the numerical data in this column does not equal the indicated total due to rounding.
(3)	The CityCenter (Aria & Vdara) Mortgage Loan (8.5%) is part of a Whole Loan as to which separate notes are being sold by GACC, GSMC and CREFI. The CityCenter (Aria & Vdara) Mortgage Loan is evidenced by three promissory notes: (i) note A-12, with an outstanding principal balance of $25,000,000 as of the Cut-off Date, as to which CREFI is acting as Mortgage Loan Seller, (ii) note A-16, with an outstanding principal balance of $25,000,000 as of the Cut-off Date, as to which GACC is acting as Mortgage Loan Seller, and (iii) note A-20-A, with an outstanding principal balance of $25,000,000 as of the Cut-off Date, as to which GSMC is acting as Mortgage Loan Seller.
(4)	The Torrey Heights Mortgage Loan (2.3%) is part of a Whole Loan as to which separate notes are being sold by GACC and GSMC. The Torrey Heights Mortgage Loan is evidenced by two promissory notes: (i) note A-6-2, with an outstanding principal balance of $10,000,000 as of the Cut-off Date, as to which GACC is acting as Mortgage Loan Seller, and (ii) note A-8, with an outstanding principal balance of $10,000,000 as of the Cut-off Date, as to which GSMC is acting as Mortgage Loan Seller.

Each of the Mortgage Loans or Whole Loans is evidenced by one or more promissory notes or similar evidence of indebtedness (each a “Mortgage Note”) and, in each case, secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) one or more mortgages, deeds of trust or other similar security instruments (each, a “Mortgage”) creating a first lien on a fee simple and/or leasehold interest in one or more retail, multifamily, mixed use, office, industrial, hospitality, self storage, and/or manufactured housing real properties (each, a “Mortgaged Property”).

The Mortgage Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan, recourse may be had only against the specific Mortgaged Property or Properties, as applicable, and the other limited assets securing such Mortgage Loan, and not against the related borrower’s other assets. The Mortgage Loans are not insured or guaranteed by the Sponsors, the Mortgage Loan Sellers or any other person or entity unrelated to the respective borrower. You should consider all of the Mortgage Loans to be non-recourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan.

The Mortgage Loans included in this transaction were selected for this transaction from mortgage loans specifically originated or acquired for securitizations of this type by the Mortgage Loan Sellers taking into account rating agency criteria and feedback, subordinate investor feedback, property type and geographic location.

Co-Originated or Unaffiliated Third-Party Originated Mortgage Loans

The following Mortgage Loans are component promissory notes of whole loans co-originated by the related Mortgage Loan Seller (or an affiliate) and another entity or were originated by an unaffiliated third-party and subsequently acquired (or, on or prior to the Closing Date, will be acquired) by the related Mortgage Loan Seller:

●	The CityCenter (Aria & Vdara) Mortgage Loan (8.5%), for which GSMC, CREFI and GACC are the Mortgage Loan Sellers, is part of a Whole Loan that was co-originated by JPMorgan Chase Bank, National Association, Goldman Sachs Bank USA, CREFI and GACC.
●	The Northshore Mall Mortgage Loan (8.5%), for which GACC is the Mortgage Loan Seller, is part of a Whole Loan that was co-originated by GACC and JPMorgan Chase Bank, National Association.
●	The 535 & 545 5th Avenue Mortgage Loan (8.5%), for which GACC is the Mortgage Loan Seller, is part of a Whole Loan that was co-originated by DBRI and Societe Generale Financial Corporation.
●	The Torrey Heights Mortgage Loan (2.3%), for which GACC and GSMC are the Mortgage Loan Sellers, is part of a Whole Loan that was co-originated by JPMorgan Chase Bank, National Association, GACC and Goldman Sachs Bank USA.

Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented in Annex A-2 may not equal the indicated total due to rounding. The information in Annex A-1 with respect to the Mortgage Loans and the Mortgaged Properties is based upon the pool of the Mortgage Loans as it is expected to be constituted as of the close of business on February 19, 2026 (the “Closing Date”), assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made, (ii) there will be no principal prepayments on or before the Closing Date and (iii) with respect to each of the Mortgage Loans identified in the table below (each such Mortgage Loan, a “Joint Mortgage Loan”), each applicable mortgage loan seller will sell the indicated number of promissory notes that together comprise the applicable Joint Mortgage Loan.

Joint Mortgage Loan (Total Number of Promissory Notes Comprising Applicable Mortgage Loan)	Applicable Mortgage Loan Sellers and Number of Promissory Notes Sold
CityCenter (Aria & Vdara) (3)	GACC (1); GSMC (1); CREFI (1)
Torrey Heights (2)	GACC (1); GSMC (1)

The statistics in Annex A-1, Annex A-2 and Annex A-3 were primarily derived from information provided to the depositor by each sponsor, which information may have been obtained from the borrowers.

All percentages of the Mortgage Loans and Mortgaged Properties, or of any specified group of Mortgage Loans and Mortgaged Properties, referred to in this prospectus without further description are approximate percentages of the Initial Pool Balance by Cut-off Date Balance (in the case of Mortgage Loan information) or by Allocated Loan Amount as of the Cut-off Date (in the case of Mortgaged Property information).

The information presented in this prospectus with respect to the Loan Per Net Rentable Area, Loan-to-Value Ratio, Loan-to-Value Ratio at Maturity, Underwritten NCF DSCR, Underwritten NCF Debt Yield and Underwritten NOI Debt Yield for each Mortgage Loan with one or more Pari Passu Companion Loans is calculated in a manner that reflects the aggregate indebtedness evidenced by that Mortgage Loan and the related Pari Passu Companion Loan(s), but excluding any related Subordinate Companion Loan(s), unless otherwise indicated.

A Mortgage Loan’s Mortgage Rate may be less than the interest rate initially proposed to the related borrower at the loan application stage. Such interest rate may have been reduced in connection with the payment of an upfront fee from the borrower to the related originator, in light of the other credit characteristics of the Mortgage Loan. See Annex A-1 for certain information regarding each Mortgage Loan that was considered in connection with its origination, as well as the descriptions of the underwriting standards for each mortgage loan seller under “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

Unless otherwise specified, (i) references to a Mortgaged Property (or portfolio of Mortgaged Properties) by name refer to such Mortgaged Property (or portfolio of Mortgaged Properties) so identified on Annex A-1, (ii) references to a Mortgage Loan by name refer to such Mortgage Loan secured by the related Mortgaged Property (or portfolio of Mortgaged Properties) so identified on Annex A-1, (iii) any parenthetical with a percent next to a Mortgaged Property name (or portfolio of Mortgaged Properties name) indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of the related Mortgage Loan (or, if applicable, the allocated loan amount with respect to such Mortgaged Property) represents of the Initial Pool Balance, and (iv) any parenthetical with a percent next to a Mortgage Loan name or a group of Mortgage Loans indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of such Mortgage Loan or the aggregate outstanding principal balance of such group of Mortgage Loans, as applicable, represents of the Initial Pool Balance.

Definitions

For purposes of this prospectus, including the information presented in the Annexes to this prospectus, the indicated terms have the meanings set forth below. In reviewing such definitions, investors should be aware that the appraisals for the Mortgaged Properties were prepared prior to origination, and have not been updated. Similarly, net operating income and occupancy information used in underwriting the Mortgage Loans may not reflect current conditions. As a result, appraised values, net operating income, occupancy, and related metrics, such as loan-to-value ratios, debt service coverage ratios and debt yields, may not accurately reflect the current conditions at the Mortgaged Properties. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions.”

“ADR” means, for any hospitality property, average daily rate.

“Allocated Loan Amount” generally means, (a) with respect to any single Mortgaged Property that is the only real property collateral for the related Mortgage Loan, the total outstanding principal balance of such Mortgage Loan; and (b) with respect to any Mortgaged Property that is one of multiple Mortgaged Properties securing a Mortgage Loan, the portion of the total outstanding principal balance of such Mortgage Loan allocated to the subject Mortgaged Property in accordance with net cash flow, appraised value or otherwise in accordance with or as set forth in the related Mortgage Loan documents.

“Annual Debt Service” generally means, for any Mortgage Loan or Companion Loan, 12 times the average of the principal and interest payments for the first 12 payment periods of the Mortgage Loan or Companion Loan following the Cut-off Date (but without regard to any leap year adjustments) or: (i) in the case of a Mortgage Loan or Companion Loan that provides for interest only payments through maturity or anticipated repayment date, the aggregate interest payments scheduled to be due on the Due Date following the Cut-off Date and the 11 Due Dates thereafter and (ii) in the case of a Mortgage Loan or Companion Loan that provides for an initial interest only period and provides for scheduled amortization payments thereafter, 12 times the monthly payment of principal and interest payable during such subsequent amortization period. Monthly debt service and debt service coverage ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the Mortgage Loan or Companion Loan, as applicable following the Cut-off Date (but without regard to any leap year adjustments), subject to the exceptions set forth in the prior sentence. In the case of any Whole Loan, Annual Debt Service is calculated with respect to the Mortgage Loan including any related Pari Passu Companion Loan and without regard to any related Subordinate Companion Loan.

“Appraised Value” means, for any Mortgaged Property, the appraised value of such Mortgaged Property as determined by the most recent third party appraisal of the Mortgaged Property available to the applicable mortgage loan seller. Other than as described under “—Appraised Value”, the Appraised Value reflected in this prospectus for each Mortgaged Property reflects the “as-is” value. In certain cases, in addition to an “as-is” value, the appraisal states an appraised value based on hypothetical or other projected values for the related Mortgaged Property that assumes that certain events will occur with respect to re-tenanting, construction, renovation or repairs at such Mortgaged Property. In most such cases, the applicable mortgage loan seller has generally taken reserves sufficient to complete such re-tenanting, construction, renovation or repairs. We make no representation that sufficient amounts have been reserved or that the appraised value would approximate either the value that would be determined in a current appraisal of the related Mortgaged Property or the amount that would be realized upon a sale. In the case of certain Mortgage Loans as described under “—Appraised Value”, the Cut-off Date LTV Ratio or the Maturity Date LTV Ratio or ARD for such Mortgage Loans has been calculated based on an Appraised Value of a related Mortgaged Property other than the “as-is” Appraised Value. We cannot assure you that the value of any particular Mortgaged Property will not have declined from the Appraised Value shown on Annex A-1. We make no representation that any Appraised Value presented in this prospectus would approximate either the value that would be determined in a current appraisal of the Mortgaged Property or the amount that would be realized upon a sale of the Mortgaged Property.

“Balloon Balance” means, with respect to any Mortgage Loan, the principal amount that will be due at maturity (or, in the case of any ARD Loan, outstanding at the related Anticipated Repayment Date or due at maturity, as the case may be) for such Mortgage Loan, assuming no payment defaults or principal prepayments.

“Cut-off Date Balance” of any Mortgage Loan or Companion Loan, will be the unpaid principal balance of that Mortgage Loan or Companion Loan, as of the Cut-off Date, after application of all payments due on or before that date, whether or not received.

“Hard Lockbox” means that the borrower is required to direct the tenants to pay rents directly to a lockbox account controlled by the lender. Hospitality properties are considered to have a hard lockbox if credit card receivables are required to be deposited directly into the lockbox account even though cash, checks or “over the counter” receipts are deposited by the manager of the related Mortgaged Property into the lockbox account controlled by the lender.

“In-Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents with any excess remitted to the related borrower (unless an event of default under the Mortgage Loan documents or one or more specified trigger events have occurred and are outstanding), generally on a daily basis.

“Largest Tenant” means, with respect to any Mortgaged Property, the tenant occupying the largest amount of net rentable square feet.

“Lease Expiration” means the date at which the applicable tenant’s lease is scheduled to expire.

“Loan Per Net Rentable Area” means the principal balance per unit of measurement as of the Cut-off Date.

“Loan-to-Value Ratio,” “Cut-off Date LTV Ratio,” “LTV Ratio” or “Current LTV” means, with respect to any Mortgage Loan, (a) the Cut-off Date Balance of such Mortgage Loan divided by (b) the Appraised Value of the related Mortgaged Property or aggregate Appraised Values of the Mortgaged Properties; provided that:

●	In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, the Loan-to-Value Ratio was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loans and without regard to any related Subordinate Companion Loan.
●	In the case of an ARD Loan, the Loan-to-Value Ratio at Maturity or ARD is calculated with respect to the related Balloon Balance on the related Anticipated Repayment Date.

●	With respect to each Mortgaged Property identified in “—Appraised Value” below, the respective Cut-off Date LTV Ratio was calculated based on an Appraised Value of such Mortgaged Property other than the “as-is” Appraised Value.

“Loan-to-Value Ratio at Maturity or ARD”, “LTV Ratio at Maturity or ARD”, “Balloon LTV” or “Maturity Date LTV Ratio” means, with respect to any Mortgage Loan, (a) the Balloon Balance of such Mortgage Loan, divided by (b) the Appraised Value of the related Mortgaged Property or Mortgaged Properties; provided that:

●	In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, Loan-to-Value Ratio at Maturity or ARD was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loans and without regard to any related Subordinate Companion Loan.
●	With respect to each Mortgaged Property identified in “—Appraised Value” below, the respective LTV Ratio at Maturity or ARD was calculated based on an Appraised Value of such Mortgaged Property other than the “as-is” Appraised Value.

“Most Recent NOI” and “Trailing 12 NOI” (which is for the twelve-month period ending as of the date specified in Annex A-1) is the net operating income for a Mortgaged Property as established by information provided by the borrowers, except that in certain cases such net operating income has been adjusted by removing certain non-recurring expenses and revenue or by certain other normalizations. Most Recent NOI and Trailing 12 NOI do not necessarily reflect accrual of certain costs such as taxes and capital expenditures and do not reflect non-cash items such as depreciation or amortization. In some cases, capital expenditures may have been treated by a borrower as an expense or expenses treated as capital expenditures. Most Recent NOI and Trailing 12 NOI were not necessarily determined in accordance with generally accepted accounting principles. Moreover, Most Recent NOI and Trailing 12 NOI are not substitutes for net income determined in accordance with generally accepted accounting principles as a measure of the results of a property’s operations or substitutes for cash flows from operating activities determined in accordance with generally accepted accounting principles as a measure of liquidity, and in certain cases may reflect partial year annualizations.

“MSA” means metropolitan statistical area.

“Net Operating Income” or “NOI,” with respect to any Mortgaged Property, means historical net operating income for the annual or other period specified (or ending on the “NOI Date” specified). In general, it is the revenue derived from the use and operation of such Mortgaged Property less the sum of (a) actual operating expenses (such as utilities, administrative expenses, repairs and maintenance, management and franchise fees and advertising) and (b) actual fixed expenses (such as insurance, real estate taxes and, if applicable, ground, space or air rights lease payments). Net operating income generally does not reflect (i.e., it does not deduct for) capital expenditures, including tenant improvement costs and leasing commissions, interest expenses and non-cash items such as depreciation and amortization.

“NRA” means net rentable area.

“Occupancy” means, unless the context indicates otherwise, (i) in the case of multifamily, self storage and mixed use (to the extent the related Mortgaged Property includes multifamily space) properties, the percentage of rental Units that are rented as of the Occupancy Date; (ii) in the case of office, retail, industrial and mixed use properties (to the extent the related Mortgaged Property includes office, retail or industrial space), the percentage of the net rentable square footage rented as of the Occupancy Date (subject to, in the case of certain Mortgage Loans, one or more of the additional leasing assumptions); and (iii) in the case of hospitality and mixed use (to the extent the related Mortgaged Property includes hospitality space) properties, the percentage of available Rooms occupied for the trailing 12-month period ending on the Occupancy Date. In some cases, occupancy was calculated based on assumptions regarding occupancy, such as the assumption that a certain tenant at the Mortgaged Property that has executed a lease, but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy on a future date generally expected to occur within twelve months of the Cut-off Date; assumptions regarding the renewal of particular leases and/or the re-leasing of certain space at the related Mortgaged Property; in some cases, assumptions regarding leases under negotiation being executed; in some cases, assumptions regarding tenants taking additional space in the future if currently committed to do so or, in some cases, the exclusion of dark tenants, tenants with material aged receivables, tenants that may have already given notice to vacate their space, bankrupt tenants that have not yet affirmed their lease and certain additional leasing assumptions. See footnotes to Annex A-1 for additional occupancy assumptions. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual occupancy. See “—Tenant Issues” below.

“Occupancy Date” means the date of determination of the Occupancy of a Mortgaged Property.

“Original Balance” means the principal balance of the Mortgage Loan as of the date of origination.

“Prepayment Provision” means the number of payments from the first due date through and including the maturity date or, in the case of an ARD Loan, the related Anticipated Repayment Date, as applicable, for which a Mortgage Loan is, as applicable, (i) locked out from prepayment, (ii) provides for payment of a prepayment premium or yield maintenance charge in connection with a prepayment, (iii) permits defeasance and/or (iv) permits prepayment without a payment of a prepayment premium or a yield maintenance charge.

“Related Group” identifies each group of Mortgage Loans in the Mortgage Pool with the same borrower sponsor or with sponsors affiliated with other borrower sponsors in the Mortgage Pool. Each Related Group is identified by a separate number on Annex A-1.

“RevPAR” means, with respect to any hospitality property, revenues per available room.

“Soft Lockbox” means that the related borrower is required to deposit or cause the property manager to deposit all rents collected into a lockbox account. Hospitality and multifamily properties are considered to have a soft lockbox if credit card receivables, cash, checks or “over the counter” receipts are deposited into the lockbox account by the borrower or property manager.

“Soft Springing Hard Lockbox” means that the related borrower is required to deposit, or cause the property manager to deposit, all rents collected into a lockbox account or cash management account until the occurrence of an event of default under the Mortgage Loan documents or one or more specified trigger events, at which time the lockbox account converts to a Hard Lockbox.

“Springing Cash Management” means, until the occurrence of an event of default under the Mortgage Loan documents or one or more specified trigger events, revenue from the lockbox (if any) is forwarded to an account controlled by the related borrower or is otherwise made available to the related borrower. Upon the occurrence of an event of default or such a trigger event, the Mortgage Loan documents require the related revenue to be forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents.

“Springing Lockbox”: means a lockbox that is not currently in place, but the related Mortgage Loan documents require the imposition of a Hard Lockbox or a Soft Lockbox upon the occurrence of an event of default under the Mortgage Loan documents or one or more specified trigger events.

“Square Feet”, “SF” or “Sq. Ft.” means, in the case of a Mortgaged Property operated as a retail center, office, industrial/warehouse facility, self storage, any combination of the foregoing or other special purpose property, the square footage of the net rentable or leasable area.

“T-12” and “TTM” each means trailing 12 months.

“Term to Maturity” means, with respect to any Mortgage Loan, the remaining term, in months, from the Cut-off Date for such Mortgage Loan to the related maturity date or, in the case of an ARD Loan, the related Anticipated Repayment Date, as applicable. Annex A-1 indicates which Mortgage Loans are ARD Loans.

“Underwritten EGI” or “UW EGI”, with respect to any Mortgaged Property, means the gross potential rent, recoveries and other income, less mark to market, vacancy and collection loss.

“Underwritten Expenses” or “UW Expenses” means, with respect to any Mortgage Loan or Mortgaged Property, an estimate of (a) operating expenses (such as utilities, administrative expenses, repairs and maintenance, management and franchise fees and advertising); and (b) fixed expenses (such as insurance, real estate taxes and, if applicable, ground, space or air rights lease payments), as determined by the related mortgage loan seller and generally derived from historical expenses at the Mortgaged Property, the borrower’s budget or appraiser’s estimate, in some cases adjusted for significant occupancy increases and a market rate management fee and subject to certain assumptions and subjective judgments of each mortgage loan seller as described under the definition of “Underwritten Net Operating Income”. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual performance.

“Underwritten NCF Debt Yield”, “UW NCF Debt Yield” or “Cut-off Date UW NCF Debt Yield” means, with respect to any Mortgage Loan, the Underwritten Net Cash Flow for the related Mortgaged Property or Mortgaged Properties divided by the Cut-off Date Balance of such Mortgage Loan; provided that:

●	In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, Underwritten NCF Debt Yield was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s) and without regard to any related Subordinate Companion Loan(s).
●	With respect to the CityCenter (Aria & Vdara) Mortgage Loan (8.5%), unless otherwise indicated, Underwritten NCF Debt Yield for the CityCenter (Aria & Vdara) Whole Loan reflects WholeCo (as defined below) look through operating results of the CityCenter (Aria & Vdara) Mortgaged Property and has been calculated based on the financial statements provided by the MGM Tenant, which do not reflect the Master Rent payable under the MGM Master Lease. The borrowers and the MGM Tenant are collectively referred to as the “WholeCo”. The borrowers are solely entitled to the Master Rent under the MGM Master Lease, and not to the WholeCo net operating income or net cash flow. Based on the Master Rent, the UW NCF Debt Yield of the CityCenter (Aria & Vdara) Mortgage Loan is 9.1%, and the UW NCF Debt Yield of the CityCenter (Aria & Vdara) Whole Loan is 6.8%.

“Underwritten Net Cash Flow,” “Underwritten NCF” or “UW NCF”, with respect to any Mortgaged Property, means the Underwritten Net Operating Income decreased by an amount that the related mortgage loan seller has determined for the capital expenditures and reserves for capital expenditures, including tenant improvement costs and leasing commissions, as applicable. Underwritten Net Cash Flow generally does not reflect interest expense and non-cash items such as depreciation and amortization. For certain of the investment grade-rated or institutional tenants at the Mortgaged Properties, UW NCF is based on the “straight line” rent of those tenants generally over the lesser of the term of the related lease (which, in certain cases, may be calculated through the date of an early termination option) and the term of the related Mortgage Loan. See Annex A-1 (and the footnotes related thereto) and Annex A-3.

“Underwritten Net Cash Flow DSCR,” “Underwritten NCF DSCR,” or “UW NCF DSCR,” means, with respect to any Mortgage Loan, (a) the Underwritten Net Cash Flow for the related Mortgaged Property or Mortgaged Properties, divided by (b) the Annual Debt Service for such Mortgage Loan; provided that:

●	In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, Underwritten Net Cash Flow DSCR was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s) and without regard to any related Subordinate Companion Loan(s).

In general, debt service coverage ratios are used by income property lenders to measure the ratio of (a) cash currently generated by a property that is available for debt service to (b) required debt service payments. However, debt service coverage ratios only measure the current, or recent, ability of a property to service mortgage debt. If a property does not possess a stable operating expectancy (for instance, if it is subject to material leases that are scheduled to expire during the loan term and that provide for above market rents and/or that may be difficult to replace), a debt service coverage ratio may not be a reliable indicator of a property’s ability to service the mortgage debt over the entire remaining loan term. The Underwritten Net Cash Flow DSCRs are presented in this prospectus for illustrative purposes only and, as discussed above, are limited in their usefulness in assessing the current, or predicting the future, ability of a Mortgaged Property to generate sufficient cash flow to repay the related Mortgage Loan. Accordingly, we cannot assure you, and no representation is made, that the Underwritten Net Cash Flow DSCRs accurately reflect that ability.

With respect to the CityCenter (Aria & Vdara) Mortgage Loan (8.5%), unless otherwise indicated, Underwritten NCF DSCR for the CityCenter (Aria & Vdara) Mortgage Loan reflects the WholeCo look through operating results of the related Mortgaged Property and has been calculated based on the financial statements provided by the MGM Tenant, which do not reflect the Master Rent payable under the MGM Master Lease. The related borrowers are solely entitled to the Master Rent under the MGM Master Lease, and not to the WholeCo net operating income or net cash flow. Based on the Master Rent, the UW NCF DSCR of the CityCenter (Aria & Vdara) Mortgage Loan is 1.71x and the UW NCF DSCR of the CityCenter (Aria & Vdara) Whole Loan is 1.26x.

With respect to the Holman Hotel mortgage loan (2.5%), the Underwritten NOI included underwritten room revenue based on 2024 RevPAR growth at 8.4% which is in-line with the year-over-year monthly RevPAR growth from January through June 2025.

“Underwritten Net Operating Income,” “Underwritten NOI,” or “UW NOI,” with respect to any Mortgaged Property, means Underwritten Revenues less Underwritten Expenses, which is an estimate of cash flow available for debt service in a typical year of stable, normal operations as determined by the related mortgage loan seller.

The Underwritten Net Operating Income for each Mortgaged Property is calculated on the basis of numerous assumptions and subjective judgments, which, if ultimately proven erroneous, could cause the actual net cash flow for such Mortgaged Property to differ materially from the Underwritten Net Operating Income set forth in this prospectus. Certain of such assumptions and subjective judgments of each mortgage loan seller relate to future events, conditions and circumstances, including future expense levels, future increases in rents over current rental rates (including in circumstances where a tenant may currently be in a free or reduced rent period), future vacancy rates, the levels and stability of cash flows for properties with short term rentals (such as hospitality properties), commencement of occupancy and rent payments with respect to leases for which rentals have not yet commenced and/or a “free rent” period is still in effect, the re-leasing of vacant space and the continued leasing of occupied space, which will be affected by a variety of complex factors over which none of the depositor, the applicable mortgage loan seller, the master servicer or the special servicer have control. In certain cases, Net Operating Income includes rents paid on “dark” space by a tenant that has ceased operations at the subject Mortgaged Property prior to the end of its lease. In some cases, the Underwritten Net Operating Income set forth in this prospectus for any Mortgaged Property is higher, and may be materially higher, than the annual net operating income for such Mortgaged Property based on historical operating statements.

In determining Underwritten Net Operating Income for a Mortgaged Property, the applicable mortgage loan seller generally relied on rent rolls and/or other generally unaudited financial information provided by the respective borrowers; and in some cases, the appraisal, borrower budgets and/or local market information was the primary basis for the determination. From that information, the applicable mortgage loan seller calculated stabilized estimates of cash flow that took into consideration historical financial statements (where available), appraiser estimates, borrower budgets, material changes in the operating position of a Mortgaged Property of which the applicable mortgage loan seller was aware (e.g., current rent roll information including newly signed leases (regardless of whether the tenant has taken occupancy), near term rent steps, expirations of “free rent” periods, market rents, and market vacancy data), and estimated capital expenditures, leasing commissions and tenant improvement costs. In certain cases, the applicable mortgage loan seller’s estimate of Underwritten Net Operating Income reflected differences from the information contained in the operating statements obtained from the respective borrowers (resulting in either an increase or decrease from the recent historical net operating income set forth therein) based upon the applicable mortgage loan seller’s own analysis of such operating statements and the assumptions applied by the respective borrowers in preparing such statements and information. In certain instances, for example, property management fees and other expenses may have been taken into account in the calculation of Underwritten Net Operating Income even though such expenses may not have been reflected in actual historic operating statements. In most of those cases, the information was annualized, with some exceptions, before using it as a basis for the determination of Underwritten Net Operating Income. In certain cases with respect to certain credit rated tenants, or credit worthy tenants, the applicable mortgage loan seller may have calculated Underwritten Net Operating Income based on certain adjustments to the rental income, such as using the average rent due under the related lease from such tenant over such Mortgage Loan or lease term. Historical operating statements may not be available for newly constructed Mortgaged Properties, Mortgaged Properties with triple net leases, Mortgaged Properties that have recently undergone substantial renovations and newly acquired Mortgaged Properties.

Specifically, the rental revenue included in the Net Operating Income is based on leases in place, leases that have been executed but the tenant is not yet paying rent and/or in occupancy, leases that are being negotiated and expected to be signed, additional space that a tenant has committed to take and in certain cases contractual rent steps generally within 12 months past the Cut-off Date, in certain cases certain appraiser estimates of rental income, and in some cases adjusted downward to market rates, with vacancy rates equal to the Mortgaged Property’s historical rate, current rate, market rate or an assumed vacancy as determined by the related originator or appraiser; plus any additional recurring revenue fees. In some cases the related originator included revenue otherwise payable by a tenant but for the existence of an initial “free rent” period or a permitted rent abatement while the leased space is built out. Additionally, in determining rental revenue for multifamily rental properties, the related mortgage loan seller either reviewed rental revenue shown on the certified rolling 12-month operating statements or annualized the rental revenue and reimbursement of expenses shown on rent rolls or recent partial year operating statements with respect to the prior one- to 12-month periods or in some cases may have relied on information provided in the appraisal for market rental rates and vacancy. In some cases the related originator included revenue otherwise payable by a tenant but for the existence of an initial “free rent” period or a permitted rent abatement while the leased space is built out. See “—Tenant Issues” below. For certain of the investment grade-rated or institutional tenants at the Mortgaged Properties, Underwritten NOI is based on the “straight line” rent of those tenants generally over the lesser of the term of the related lease (which, in certain cases, may be calculated through the date of an early termination option) and the term of the related Mortgage Loan. See Annex A-1 (and the footnotes related thereto) and Annex A-3.

“Underwritten Net Operating Income DSCR”, “Underwritten NOI DSCR” or “UW NOI DSCR” or means, with respect to any Mortgage Loan, (a) the Underwritten Net Operating Income for the related Mortgaged Property or Mortgaged Properties, divided by (b) the Annual Debt Service for such Mortgage Loan; provided that:

●	In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, Underwritten Net Operating Income DSCR was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s) and without regard to any related Subordinate Companion Loan(s).

The Underwritten Net Operating Income DSCRs are presented in this prospectus for illustrative purposes only and, as discussed above, are limited in their usefulness in assessing the current, or predicting the future, ability of a Mortgaged Property to generate sufficient cash flow to repay the related Mortgage Loan. Accordingly, we cannot assure you, and no representation is made, that the Underwritten Net Operating Income DSCRs accurately reflect that ability. See the definition of “Underwritten Net Cash Flow DSCR” for more information regarding the evaluation of debt service coverage ratios.

With respect to the CityCenter (Aria & Vdara) Mortgage Loan (8.5%), unless otherwise indicated, Underwritten NOI DSCR reflects the WholeCo look through operating results of the CityCenter (Aria & Vdara) Mortgaged Property and has been calculated based on the financial statements provided by the MGM Tenant, which do not reflect the Master Rent payable under the MGM Master Lease. The borrowers are solely entitled to the Master Rent under the MGM Master Lease, and not to the WholeCo net operating income or net cash flow. Based on the Master Rent, the UW NOI DSCR of the CityCenter (Aria & Vdara) Mortgage Loan is 1.71x and the UW NOI DSCR of the CityCenter (Aria & Vdara) Whole Loan is 1.26x.

“Underwritten NOI Debt Yield” or “UW NOI Debt Yield” means, with respect to any Mortgage Loan, the Underwritten Net Operating Income for the related Mortgaged Property or Mortgaged Properties divided by the Cut-off Date Balance for the related Mortgage Loan; provided that:

●	In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, the debt yield was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s) and without regard to any related Subordinate Companion Loan(s).
●	With respect to the CityCenter (Aria & Vdara) Mortgage Loan (8.5%), unless otherwise indicated, Underwritten NOI Debt Yield for the CityCenter (Aria & Vdara) Mortgage Loan reflects the WholeCo look through operating results of the related Mortgaged Property and has been calculated based on the financial statements provided by the MGM Tenant, which do not reflect the Master Rent payable under the MGM Master Lease. The borrowers are solely entitled to the Master Rent under the MGM Master Lease, and not to the WholeCo net operating income or net cash flow. Based on the Master Rent, the UW NOI Debt Yield of the CityCenter (Aria & Vdara) Mortgage Loan is 9.1% and the UW NOI Debt Yield of the CityCenter (Aria & Vdara) Whole Loan is 6.8%.

“Underwritten EGI”, “UW EGI” with respect to any Mortgaged Property, means the gross potential rent, recoveries and other income, less mark to market, vacancy and collection loss.

“Underwritten Revenues” with respect to any Mortgage Loan, means the gross potential rent (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant, or, in the case of a hospitality property, room rent, food and beverage revenues and other hospitality income), subject to the assumptions and subjective judgments of each mortgage loan seller as described under the definition of “Underwritten Net Operating Income”. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual performance.

“Units”, “Rooms” or “Pads” means (a) in the case of a Mortgaged Property operated as multifamily housing, the number of apartments, regardless of the size of or number of rooms in such apartment, (b) in the case of a Mortgaged Property operated as a hospitality property, the number of guest rooms, (c) in the case of a Mortgaged Property operated as a self storage property, the number of storage units and (d) in the case of a Mortgaged Property operated as a manufactured housing property, the number of pads for manufactured homes.

“Weighted Average Mortgage Rate” means the weighted average of the Mortgage Rates as of the Cut-off Date.

With respect to the CityCenter (Aria & Vdara) Mortgage Loan (8.5%), the Mortgage Rate of the CityCenter (Aria & Vdara) Whole Loan is approximately 5.29420%, representing the weighted average interest rate of the respective components of the CityCenter (Aria & Vdara) Whole Loan, as follows:

CityCenter (Aria & Vdara) Component	Interest Rate
CityCenter (Aria & Vdara) Component A	5.033966900%
CityCenter (Aria & Vdara) Component A-C	6.07880916113333%
CityCenter (Aria & Vdara) Component B	5.179934000%
CityCenter (Aria & Vdara) Component C	5.520211000%

The Mortgage Rate of the CityCenter (Aria & Vdara) Mortgage Loan and the mortgage rate for the related senior pari passu companion notes (other than the CityCenter (Aria & Vdara) SASB Pari Passu Companion Loans which were included in the BX 2025-ARIA Trust) is 6.07880916113333%, representing the interest rate of CityCenter (Aria & Vdara) Component A-C. The Mortgage Rate of the CityCenter (Aria & Vdara) Whole Loan may change if any portion of any of the CityCenter (Aria & Vdara) Components is paid down in accordance with the related Whole Loan documents. See “Description of the Whole Loans—The Non-Serviced AB Whole Loans—The CityCenter (Aria & Vdara) Whole Loan”.

With respect to the Torrey Heights Mortgage Loan (2.3%), the Mortgage Rate of the Torrey Heights Whole Loan is approximately 5.13175188172043%, representing the weighted average interest rate of the respective components of the Torrey Heights Whole Loan, as follows:

Torrey Heights Component	Interest Rate
Torrey Heights Component A	4.927925%
Torrey Heights Component B	5.171325%
Torrey Heights Component C	5.463025%
Torrey Heights Component D	6.094125%

The Mortgage Rate of the Torrey Heights Mortgage Loan (2.3%) is 4.96834477263158%, representing the weighted average interest rate of the Torrey Heights Component A and Torrey Heights Component B. The Mortgage Rate of the Torrey Heights Whole Loan may change if any portion of any of the Torrey Heights Components is paid down in accordance with the related Whole Loan documents. See “Description of the Whole Loans—The Non-Serviced AB Whole Loans—The Torrey Heights Whole Loan”.

Mortgage Pool Characteristics

Overview

The issuing entity will include 12 Mortgage Loans (31.6%) that represent the obligations of multiple borrowers that are liable on a joint and several basis for the repayment of the entire indebtedness evidenced by the related Mortgage Loan or Whole Loan and/or represent separate obligations of each borrower that are cross-collateralized and cross-defaulted with each other.

See also “—Certain Calculations and Definitions” above for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios and loan-to-value ratios. See also “—Certain Terms of the Mortgage Loans” below for important information relating to certain payment and other terms of the Mortgage Loans.

Property Types

The following table shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Retail	10	$208,233,767	23.5%
Super Regional Mall	2	$98,935,218	11.2%
Anchored	6	$83,450,000	9.4%
Shadow Anchored	1	$13,869,000	1.6%
Single Tenant	1	$11,979,549	1.4%
Mixed Use	5	$167,244,593	18.9%
Retail/Office	2	$86,079,839	9.7%
Office/Retail	1	$58,000,000	6.5%
Lab/Office	1	$20,000,000	2.3%
Multifamily/Retail	1	$3,164,754	0.4%
Hospitality	6	$139,481,423	15.7%
Full Service	2	$97,500,000	11.0%
Limited Service	2	$18,941,687	2.1%
Select Service	1	$12,000,000	1.4%
Extended Stay	1	$11,039,736	1.2%
Office	3	$132,980,121	15.0%
Urban	1	$75,000,000	8.5%
Suburban	1	$43,000,000	4.8%
Medical	1	$14,980,121	1.7%
Industrial	6	$100,807,290	11.4%
Warehouse/Distribution	4	$77,164,680	8.7%
R&D	1	$13,642,610	1.5%
Flex	1	$10,000,000	1.1%
Multifamily	8	$62,210,246	7.0%
Mid Rise	3	$28,750,000	3.2%
Garden	2	$18,585,246	2.1%
Student Housing	1	$8,075,000	0.9%
Low Rise	2	$6,800,000	0.8%
Self Storage	14	$47,370,000	5.3%
Self Storage	14	$47,370,000	5.3%
Manufactured Housing	7	$28,535,000	3.2%
Manufactured Housing	7	$28,535,000	3.2%
Total	59	$886,862,441	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on Allocated Loan Amounts, which amounts, if not specified in the related Mortgage Loan documents, are based on the appraised values, as set forth in Annex A-1.

With respect to all the property types listed above, the borrowers with respect to Mortgage Loans secured by such property types may face increased incidence of nonpayment of rent due to the COVID-19 pandemic and may have difficulty evicting non-paying tenants due to a variety of factors including (but not limited to): government-mandated moratoriums on evictions, court closures, and local officials refusing to enforce eviction orders. We cannot assure you that borrowers of Mortgage Loans secured by any of the property types will not request forbearance or modifications or otherwise fail to make timely debt service payments due to the ongoing COVID-19 pandemic.

Retail Property

With respect to the retail properties and mixed use properties with retail components set forth in the above chart:

●	With respect to the Northshore Mall Mortgage Loan (8.5%), the borrower sponsor owns competing properties in the market where the Mortgaged Property is located.

See “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special Risks”, “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Mixed Use Properties

With respect to the mixed-use properties set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special Risks”, “—Office Properties Have Special Risks” and/or “—Multifamily Properties Have Special Risks”, as applicable.

Hospitality Properties

With respect to the hospitality properties set forth in the above chart:

●	The following table shows the breakdown of each Mortgaged Property associated with a hotel brand through a license, franchise agreement, operating agreement or management agreement.
Mortgaged Property Name	Mortgage Loan Cut-off Date Balance by Allocated Loan Amount(1)	% of Initial Pool Balance by Allocated Loan Amount	Expiration of License, Franchise Agreement, Operating Agreement or Management Agreement	Mortgage Loan Maturity Date	Upfront PIP Reserve	Renewal Option
Holman Hotel(2)	$22,500,000	2.5%	5/31/2043	1/6/2031	$0	No
Courtyard Murfreesboro	$12,000,000	1.4%	2/12/2035	12/6/2030	$0	No
Residence Inn San Antonio Downtown Market Square	$11,039,736	1.2%	6/25/2037	1/6/2031	$0(2)	No
Motel 6 Tewksbury	$10,000,000	1.1%	5/14/2035	2/6/2031	$501,546	Yes
Fairfield Inn & Suites San Antonio Downtown Market	$8,941,687	1.0%	6/25/2037	1/6/2031	$0(3)	No

(1)	For Mortgage Loans secured by multiple Mortgaged Properties, represents allocated loan amount.
(2)	The Holman Hotel is under the Hilton Tapestry flag.
(3)	The Fairfield & Residence Inn San Antonio Mortgage Loan (2.3%) provides for a $125,000 upfront PIP reserve in connection with a PIP at the Residence Inn San Antonio Downtown Market Square Mortgaged Property.
●	Hospitality properties may be particularly affected by seasonality.
●	Certain of the hospitality properties securing the Mortgage Loans are currently undergoing or are scheduled to undergo renovations or property improvement plans. See “—Redevelopment, Renovation and Expansion” below.
●	With respect to the CityCenter (Aria & Vdara) Mortgage Loan (8.5%), the Mortgaged Property consists of two unflagged hotels, which are not affiliated with a franchise or hotel management company.
●	With respect to the CityCenter (Aria & Vdara) Mortgaged Loan (8.5%), 28.6% of the underwritten revenue of the related Mortgaged Property is derived from food and beverage operations. In addition, 26.3% of the underwritten revenue is generated from casino operations.
●	With respect to the CityCenter (Aria & Vdara) Mortgage Loan (8.5%), the related Mortgaged Property is subject to a lease by and among the borrowers and MGM Lessee III, LLC (the “MGM Tenant”), a subsidiary of MGM Resorts International (“MGM”), dated September 28, 2021 (the

“MGM Master Lease”), which has an initial term of 30 years expiring in 2051, with three, 10-year renewal options. The borrowers are entitled to a current MGM Master Lease rent of approximately $232.7 million per annum (the “Master Rent”), which is structured with 2.0% escalations through 2036. Thereafter, the escalation will be the greater of 2.0% or the consumer price index, capped at 3.0% per annum. The borrowers are only entitled to receive the Master Rent and are not entitled to the underlying rents or receipts from the operation of the related Mortgaged Property. In addition to the cash flow generated by the Mortgaged Property, the MGM Master Lease is structured with a corporate guarantee for all lease obligations from MGM. The MGM Master Lease and the related guaranty have been collaterally assigned to the lenders. The MGM Tenant is required to post a reserve in the amount of one year’s then current Master Rent if (i) both earnings before interest, taxes, depreciation, amortization and rent (“EBITDAR”) to Master Rent coverage falls below 1.60x and MGM’s market capitalization declines below $6.0 billion or (ii) both MGM is no longer listed on a major stock exchange and EBITDAR to Master Rent declines below a 2.0x coverage. The MGM Master Lease requires a capital expenditure (“CapEx”) reserve equal to 1.5% of revenues and a minimum CapEx spend based on a five-year rolling test which schedule is as follows: (a) 4.0% of revenues for years one through five, (b) 2.5% of revenues for years six through ten, (c) 3.0% of revenues for years eleven through twenty and (d) 3.5% of revenues for years twenty-one and thereafter.

The MGM Tenant has the exclusive right to operate the Mortgaged Property. The MGM Tenant is permitted to voluntarily cease operations for up to one year in any five-year period, provided that certain conditions are satisfied, including no event of default under the MGM Master Lease. MGM Tenant cannot transfer its interest in the MGM Master Lease without borrowers’ consent, except for (x) transfers to MGM or a wholly owned and controlled subsidiary of the MGM Tenant or MGM or (y) permitted tenant financing and foreclosure of such leasehold mortgage by a permitted leasehold mortgagee that satisfies certain conditions including (i) such transferee being or engaging a qualified operator with applicable gaming licenses and (ii) providing a guaranty from a qualified transferee that has a net worth (exclusive of the Mortgaged Property) of not less than $5 billion. The MGM Tenant is permitted, without the borrowers’ consent, to mortgage or otherwise encumber its estate in and to the leased property to one or more permitted leasehold mortgagees under one or more permitted leasehold mortgages and to pledge its right, title and interest under the MGM Master Lease as security for such permitted leasehold mortgage or any debt agreement secured thereby. The permitted leasehold mortgagee will not be entitled to be treated as such under the MGM Master Lease unless, among other things, the leasehold mortgage includes an express acknowledgement that any exercise of remedies thereunder that would affect the leasehold estate are subject and subordinate to the terms of the MGM Master Lease and such person executes a joinder to any existing intercreditor agreement between the permitted leasehold mortgagee and any holder of a mortgage or deed of trust secured by the Mortgaged Property. The lender under any fee mortgage encumbering the Mortgaged Property will be deemed, without executing any further document or instrument, to have agreed to recognize the rights of any leasehold mortgagee and to have agreed not to disturb such rights in any way except through the exercise of the rights expressly granted to borrowers under the MGM Master Lease. Any permitted leasehold mortgagee will be given additional cure periods, to cure certain defaults triggered by the MGM Tenant under the MGM Master Lease, including a default triggered by a bankruptcy proceeding of the MGM Tenant or the guarantor of the MGM Master Lease. There could be a possible deterioration of the Mortgaged Properties or their business or operations during this extended cure period. The ability of the borrowers and the lender to terminate the MGM Master Lease as a result of a default by the MGM Tenant could be limited after a foreclosure initiated by the permitted leasehold mortgagee since the permitted leasehold mortgagee is not required to cure defaults not susceptible to cure by the permitted leasehold mortgagee upon its foreclosure and assumption of the master lease. Furthermore, in the event of a foreclosure of the Mortgage Loan, the lender will be required to grant the MGM Tenant (or any permitted leasehold mortgagee that succeeds to its interest) nondisturbance in the event that certain conditions are met, including that there is no uncured MGM Master Lease event of default.

Due to the need to find a tenant with the ability to obtain a gaming license and to manage the various operations at the Mortgaged Property, if the MGM Tenant (and/or any operating subtenant thereof) were to fail to comply with the terms of the master lease or with any applicable gaming licenses, the borrowers may be unable to locate a suitable tenant at comparable rental rates or at all.

The MGM Tenant is not a bankruptcy remote entity. A bankruptcy of the MGM Tenant, its lease guarantor or their affiliates could result in a loss of a substantial portion of the borrowers’ rental revenue and materially and adversely affect the borrowers. In addition, it is possible that a bankruptcy court could re-characterize the MGM Master Lease transaction as a lending transaction, which would cause the borrowers to lose certain rights as the owner or landlord in the bankruptcy proceeding.

Pursuant to the MGM Master Lease, so long as no event of default exists under the MGM Master Lease, the borrowers (or any successor landlord, such as the issuing entity) may not transfer their interest under the MGM Master Lease to a tenant competitor (a person among the top 10 global gaming companies or which operates or manages 1,000 rooms on the Las Vegas Strip).

Pursuant to a subordination, non-disturbance and attornment agreement among the lenders of the CityCenter (Aria & Vdara) Mortgage Loan, the borrowers, and the MGM Tenant, the lenders agreed that they would not terminate or disturb the MGM Tenant’s right to use, occupy and possess the Mortgaged Properties, nor any of MGM Tenant’s rights under the MGM Master lease so long as the MGM Tenant is not in default beyond any applicable notice and cure periods under the MGM Master Lease.

●	With respect to the CityCenter (Aria & Vdara) Mortgage Loan (8.5%), the historical financial information is based on the financial reporting package delivered by the MGM Tenant and reflects the operating results of the CityCenter (Aria & Vdara) Mortgaged Property and does not reflect the borrowers’ financial condition. The MGM Tenant’s leasehold interest in the CityCenter (Aria & Vdara) Mortgaged Property is not part of the collateral securing the CityCenter (Aria & Vdara) Whole Loan, and the MGM Tenant is not a borrower under the CityCenter (Aria & Vdara) Whole Loan. The CityCenter (Aria & Vdara) Whole Loan is secured by the borrowers’ leased fee interest in the CityCenter (Aria & Vdara) Mortgaged Property that is subject to the MGM Master Lease and by the borrowers’ rights under the MGM Master Lease.
●	With respect to the CityCenter (Aria & Vdara) Mortgage Loan (8.5%), the related borrower sponsor or its affiliates own other hotel properties in the related market, and the related MGM Tenant owns or operates other hotel properties in the related market, that may compete with the Mortgaged Property.
●	With respect to the CityCenter (Aria & Vdara) Mortgage Loan (8.5%), a number of employees at the related Mortgaged Properties are covered by a collective bargaining agreement. In addition, a collective bargaining agreement covering a significant number of employees at the Mortgaged Properties requires the MGM Tenant to participate in a multiemployer pension plan. To the extent the plan is underfunded, ERISA may subject the borrowers to substantial liabilities under the plan if the MGM Tenant withdraws from the plan or the plan is terminated or experiences a mass withdrawal.
●	With respect to the Fairfield & Residence Inn San Antonio Mortgage Loan (2.3%), the North Carolina National Guard has contracted for certain rooms at the Residence Inn San Antonio Downtown Market Square Mortgaged Property, which account for 57.9% of available rooms from October 2025 to September 2026, at an agreed upon ADR of $137.00. UW NOI was determined based on historical operating income and was not adjusted to reflect the North Carolina National Guard contract.

Office Properties

With respect to the office properties and mixed use properties with office components set forth in the above chart:

●	With respect to the 1 Willoughby Square Mortgage Loan (8.5%), three tenants, including two of the top five tenants, at the Mortgaged Property are government-sponsored tenants: Board of Education (the largest tenant, representing 30.7% of the net rentable area at the Mortgaged Property), The City of New York Office of Court Admin (the third largest tenant, representing 9.7% of the net rentable area at the Mortgaged Property) and the United States of America – IRS (the seventh largest tenant, representing 5.1% of the net rentable area at the Mortgaged Property). See “—Tenant Issues—Lease Expirations and Terminations—Terminations.” In addition, the lease to the United States of America - IRS (the “IRS Lease”), is expected to be assigned to the borrower after origination pursuant to a novation agreement. Such assignment to the borrower is subject to governmental rules and regulations. In addition, although a notice of claims is expected to be delivered to the government, the assignment of leases and rents to the lender as it relates to the IRS Lease is subject to governmental rules and regulations which may not permit assignment of such leases and rents unless in compliance with such rules and regulations.
●	With respect to the 1 Willoughby Square and 535 & 545 5th Avenue Mortgage Loans (collectively, 16.9%), the related borrower sponsors own competing properties in the markets where the related Mortgaged Properties are located.
●	With respect to the 1 Willoughby Square and 535 & 545 5th Avenue Mortgage Loans (collectively, 16.9%), a number of employees at the related Mortgaged Property are covered by a collective bargaining agreement. In addition, employees at the related Mortgaged Property participate in a multiemployer pension plan. To the extent the plan is underfunded, ERISA may subject the borrower to substantial liabilities under the plan if the borrower or other applicable party withdraws from the plan or the plan is terminated or experiences a mass withdrawal.
●	With respect to the Torrey Heights Mortgage Loan (2.3%), affiliates of the borrower sponsor own five other life science properties (named Torrey Plaza by Breakthrough, Enclave Park, Governor Pointe by Breakthrough, Callan Ridge and Muse) which are all also located in San Diego.

See “Risk Factors—Risks Relating to the Mortgage Loans—Office Properties Have Special Risks”, “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Industrial Properties

With respect to the industrial properties set forth in the above chart:

●	With respect to the Kawasaki Motors North America Headquarters Mortgage Loan (1.1%), the borrower sponsor owns competing properties within a five mile radius of the Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Industrial Properties Have Special Risks”.

Multifamily Properties

With respect to the multifamily properties set forth in the above chart:

●	With respect to the Sixty44 Residences Mortgage Loan (2.1%), the borrower sponsors own competing properties within a five mile radius of the Mortgaged Property.

●	With respect to the Stafford Apartments Mortgage Loan (0.9%), the Mortgaged Property is a student housing property. The Mortgaged Property is required to grant students at Johns Hopkins University a preference to lease the apartments as described below under “—Use Restrictions.” The borrower does not generally require parent guarantees but may require a deposit or guaranty in some instances.

See “Risk Factors—Risks Relating to the Mortgage Loans—Multifamily Properties Have Special Risks”, “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Self-Storage Properties

With respect to the self storage properties set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Self Storage Properties Have Special Risks”.

Manufactured Housing Community Properties

With respect to the manufactured housing properties set forth in the above chart:

●	With respect to the Wildhorse Communities Mortgage Loan (1.3%), there are currently 158 mobile homes owned by an affiliate of the borrower (“Park Owned Homes”) on the related Mortgaged Properties, which occupy 73.8% of the total 214 pads at the related Mortgaged Properties. In addition, with respect to the Big Sky Communities Mortgage Loan (0.8%), there are currently 50 Park Owned Homes on the related Mortgaged Properties, which occupy 23% of the total 212 pads at the related Mortgaged Properties. The borrowers under the Wildhorse Communities Mortgage Loan and Big Sky Communities Mortgage Loan are affiliated. The number of Park Owned Homes at the Mortgaged Properties securing each of such two Mortgage Loans may be increased during the term of the related Mortgage Loan, with no limit on the number of pads that may be occupied by Park Owned Homes, except as noted below. The occupants of such Park Owned Homes (i) pay rents for such homes to the borrower affiliate which owns such homes and (ii) pay rents for the pads to the related borrower. The Park Owned Homes are not collateral for such Mortgage Loans, and the income from rental of the Park Owned Homes was not underwritten. With respect to each such Mortgage Loan, the related lender received an equity pledge of the controlling ownership interest in the borrower affiliate which owns the related Park Owned Homes as additional collateral for such Mortgage Loan, which pledge terminates when no more than 10% of the total pads at the related Mortgaged Properties are occupied by Park Owned Homes (at which point the Mortgage Loan documents provide that no more than 10% of the pads may thereafter be occupied by Park Owned Homes).
●	With respect to the Wildhorse Communities Mortgage Loan (1.3%) and Big Sky Communities Mortgage Loan (0.8%), tenants at the related Mortgaged Properties generally lease their pads for a one year term, and thereafter on a month-to-month basis. With respect to the Wildhorse Communities Mortgage Loan, a substantial number of the tenants at the Mortgaged Properties were on month-to-month leases as of origination. With respect to the Big Sky Communities Mortgage Loan, 66.0% of the occupied pads at the Deer Run Mortgaged Property and 75.5% of the occupied pads at the South Park Mortgaged Property were on month-to-month leases as of origination.
●	With respect to the Ducky’s Day Off Mortgage Loan (1.2%), the Mortgaged Property is restricted to tenants of 50 years of age or older. In addition, the Mortgaged Property operates primarily as a recreational vehicle (“RV”) park, with all of the pads at the Mortgaged Property used for RV parking, in addition to three stick-built homes. In addition, all of the leases at the Mortgaged Property are month to month or shorter.

See “Risk Factors—Risks Relating to the Mortgage Loans—Manufactured Housing Community Properties Have Special Risks”.

Specialty Use Concentrations.

Certain Mortgaged Properties have one or more tenants that operate their space as a specialty use. Such specialty uses may not allow the space to be readily converted to be suitable for another type of tenant, they may rely on contributions from individuals and government grants or other subsidies to pay rent and other operating expenses or they may have primarily seasonal use that makes income potentially more volatile than for properties with longer term leases. For example, with respect to the 5 largest tenants at the Mortgaged Properties securing the 15 largest Mortgage Loans by Cut-off Date Balance, or Mortgaged Properties with respect to which a single tenant operates the Mortgaged Property, certain tenants operate their space as a specialty use, as set forth in the following table:

Specialty Use	Number of Mortgaged Properties	Approx. % of Initial Pool Balance
Schools	3	21.4%
Gym or Fitness Center	4	15.3%
Grocery	3	14.4%
Government Tenant	2	9.1%
Restaurant	6	8.3%
Medical Office, Research or Diagnostic Lab	1	1.7%
Theatre	1	1.6%
Auto Service	1	1.6%

In addition, the Normandy Center Mortgaged Property (4.5%) includes one or more tenants that operate an on-site gas station or automobile repair and servicing company.

See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Top Ten Mortgage Loans

The following table shows certain information regarding the ten largest Mortgage Loans by Cut-off Date Balance:

Loan Name	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance	Loan per Sq. Ft./Unit/Room(1)	UW NCF DSCR(1)	Cut-off Date LTV Ratio(1)	U/W Cut-off Date NOI Debt Yield(1)	Property Type
Project Broadview	$80,000,000	9.0%	$81	1.79x	59.6%	10.9%	Various
CityCenter (Aria & Vdara)	$75,000,000	8.5%	$476,313	4.46x	36.2%	24.8%	Hospitality
Northshore Mall	$75,000,000	8.5%	$154	2.30x	59.5%	15.6%	Retail
1 Willoughby Square	$75,000,000	8.5%	$446	1.48x	65.5%	10.6%	Office
535 & 545 5th Avenue	$74,979,839	8.5%	$611	1.30x	63.2%	9.7%	Mixed Use
600 Broadway	$58,000,000	6.5%	$656	1.83x	52.7%	11.4%	Mixed Use
Oakbrook Center	$43,000,000	4.8%	$177	1.93x	64.9%	13.8%	Office
Normandy Center	$40,250,000	4.5%	$217	1.46x	67.4%	10.2%	Retail
Amazon LAX	$37,766,961	4.3%	$165	1.85x	53.8%	10.4%	Industrial
Etude Self Storage Portfolio	$28,200,000	3.2%	$110	1.36x	65.0%	8.7%	Self Storage
Top 10 Total/Wtd. Avg.	$587,196,800	66.2%		2.07x	57.9%	13.2%

(1)	With respect to the Project Broadview, CityCenter (Aria & Vdara), Northshore Mall, 1 Willoughby Square, 535 & 545 5th Avenue, Amazon LAX and Etude Self Storage Portfolio Mortgage Loans, Loan per Sq. Ft./Unit/Room, UW NCF DSCR, Cut-off Date LTV Ratio and U/W Cut-off Date NOI Debt Yield calculations include any related pari passu companion loan(s) and exclude any related subordinate companion loan(s).

See “—Assessment of Property Value and Condition” for additional information.

For more information regarding the fifteen largest Mortgage Loans and/or loan concentrations and related Mortgaged Properties, see the individual Mortgage Loan and portfolio descriptions under

“Description of Top Fifteen Mortgage Loans and Additional Mortgage Loan Information” in Annex A-3. Other than with respect to the top ten Mortgage Loans identified in the table above, each of the other Mortgage Loans represents no more than 2.7% of the Initial Pool Balance.

See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Multi-Property Mortgage Loans and Related Borrower Mortgage Loans

The Mortgage Pool will include nine (9) Mortgage Loans (20.2%), set forth in the following table entitled “Multi-Property Mortgage Loans”, which are each secured by two or more properties. In some cases, however, the amount of the mortgage lien encumbering a particular property may be less than the full amount of indebtedness under the Mortgage Loan, generally to minimize recording tax. In such instances, the mortgage amount may equal a specified percentage (generally ranging from 100% to 150%, inclusive) of the appraised value or Allocated Loan Amount for the particular Mortgaged Property. This would limit the extent to which proceeds from that Mortgaged Property would be available to offset declines in value of the other Mortgaged Properties securing the same Mortgage Loan.

The following table shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties.

Multi-Property Mortgage Loans

Mortgage Loan/Property Portfolio Names	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Project Broadview	$ 80,000,000	9.0%
Etude Self Storage Portfolio	28,200,000	3.2
Fairfield & Residence Inn San Antonio	19,981,423	2.3
Wildhorse Communities	11,285,000	1.3
485 7th Ave & 100 Washington	10,800,000	1.2
York MF Portfolio	10,500,000	1.2
Big Sky Communities	6,900,000	0.8
Penn South Brooklyn Portfolio	6,800,000	0.8
Long Island Multifamily Portfolio	4,950,000	0.6
Total	$ 179,416,423	20.2%

In addition, in some cases, an individual Mortgaged Property may be comprised of two or more parcels that may not be contiguous or may be owned by separate borrowers.

Two groups of Mortgage Loans (15.3%), set forth in the following table entitled “Related Borrower Loans”, are not cross-collateralized but have the same borrower sponsor or borrower sponsors related to each other. The following table shows each group of Mortgage Loans having borrowers that are related to each other. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1.

Related Borrower Loans

Mortgage Loan	Aggregate Cut-off Date Principal Balance	Approx. % of Initial Pool Balance
Group 1:
Project Broadview Mortgage Loan	$ 80,000,000	9.0%
Amazon LAX Mortgage Loan	37,766,961	4.3
Total for Group 1:	$ 117,766,961	13.3%
Group 2:
Wildhorse Communities Mortgage Loan	$ 11,285,000	1.3%
Big Sky Communities Mortgage Loan	6,900,000	0.8
Total for Group 2:	$ 18,185,000	2.1%

Mortgage Loans with related borrower sponsors are identified under “Related Borrower” on Annex A-1. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1 and the related footnotes.

Geographic Concentrations

This table shows the states that have concentrations of Mortgaged Properties that secure 5.0% or more of the Initial Pool Balance:

Geographic Distribution(1)

State	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Pool Balance
New York	12	$256,009,960	28.9%
California	5	$92,509,571	10.4%
Massachusetts	2	$85,000,000	9.6%
Nevada	1	$75,000,000	8.5%
Florida	4	$59,871,453	6.8%
Maryland	2	$48,325,000	5.4%

(1)	Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for any Mortgaged Property that is one of multiple Mortgaged Properties securing a particular Mortgage Loan is based on an Allocated Loan Amount, which amounts, if not specified in the related Mortgage Loan documents, are based on the appraised values, as stated in Annex A-1.

The remaining Mortgaged Properties are located throughout fifteen other states, with no more than 4.5% of the Initial Pool Balance by Allocated Loan Amount secured by Mortgaged Properties located in any such jurisdiction.

Repayments by borrowers and the market value of the related Mortgaged Properties could be affected by economic conditions generally or specific to particular geographic areas or the regions of the United States, and concentrations of Mortgaged Properties in particular geographic areas may increase the risk that conditions in the real estate market where the Mortgaged Property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes, terrorist attacks or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on Mortgage Loans secured by those Mortgaged Properties. For example:

●	Eight Mortgaged Properties (14.3%) are located in areas that are considered a high earthquake risk (seismic zones 3 or 4). Seismic reports were prepared with respect to these Mortgaged Properties and, based on those reports, no Mortgaged Property has a seismic expected loss greater than 18%.

●	Seven Mortgaged Properties (11.8%) are located in California and Washington and are more susceptible to wildfires.
●	Seven Mortgaged Properties (11.9%) are located in Florida, Georgia and North Carolina, and may be more generally susceptible to floods or hurricanes than properties in other parts of the country.

Mortgaged Properties With Limited Prior Operating History

23 Mortgaged Properties securing 6 Mortgage Loans (20.2%) have a limited operating history (i.e., less than 12 most recent months of recent historical financials), as follows:

●	Each of the Amazon LAX (4.3%) and Sixty44 Residences (2.1%) Mortgage Loans are secured, in whole or in part, by 1 or more Mortgaged Properties that were constructed, in a lease-up period or the subject of a major renovation that was completed within 12 calendar months prior to the Cut-off Date and, therefore, such Mortgaged Property has no or limited prior operating history or the related Mortgage Loan Seller did not take the operating history into account in the underwriting of the related Mortgage Loan.
●	Each of the Project Broadview (9.0%), Etude Self Storage Portfolio (3.2%), 485 7th Ave & 100 Washington (1.2%) and Penn South Brooklyn Portfolio (0.8%) Mortgage Loans is secured, in whole or in part, by one or more Mortgaged Properties that were acquired by the related borrower or an affiliate of the borrower within 12 calendar months prior to the Cut-off Date and such borrower or affiliate was unable to provide the related Mortgage Loan Seller with historical financial information (or provided limited historical financial information) for such acquired Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Limited Information Causes Uncertainty”.

Tenancies-in-Common or Diversified Ownership

Each of the York MF Portfolio (1.2%), the Ducky’s Day Off (1.2%) and the Penn South Brooklyn Portfolio (0.8%) Mortgage Loans has two or more borrowers that own all or a portion of the related Mortgaged Property as tenants-in-common, and the respective tenants-in-common have agreed to a waiver of their rights of partition.

With respect to the Galleria Flats Mortgage Loan (1.9%) and the Stone Mountain Festival Mortgage Loan (1.6%), more than twenty individuals or entities own a direct ownership interest in the related borrowers.

See “Risk Factors—Risks Relating to the Mortgage Loans—Tenancies-in-Common May Hinder Recovery”, “—The Borrower’s Form of Entity May Cause Special Risks” and “—Tenancies-in-Common May Hinder Recovery”.

Condominium and Other Shared Interests

Each of the Project Broadview (9.0%), CityCenter (Aria & Vdara) (8.5%), 1 Willoughby Square (8.5%), 485 7th Ave & 100 Washington (1.2%), 33 West Ontario Mortgage Loan (0.9%) and Long Island Multifamily Portfolio (0.6%) Mortgage Loans is secured, in whole or in part, by the related borrower’s interest in one or more units in a condominium or similar shared interest structure. Except as described below, the borrower generally controls the appointment and voting of the condominium board or the condominium owners cannot take actions or cause the condominium association to take actions that would affect the borrower’s unit without the borrower’s consent.

•	With respect to the Project Broadview Mortgage Loan (9.0%), the NYU Langone Mortgaged Property is subject to a mixed-use condominium regime comprised of (i) the Mortgaged Property and (ii) five non-collateral office, residential and/or retail condominium units.  The related borrower holds an approximate 23% interest in the related common elements and has the right to appoint one of the five members of the related condominium board of directors but not to control such board of directors.  However, certain major decisions are subject to the consent of the borrower including, among other things, any (i) amendment to the condominium documents that would reasonably be expected to have an adverse effect on the rights of the borrower and/or the use of the Mortgaged Property, (ii) change to the number of members of the board of directors or the number of members of the board of directors appointed by the borrower, (iii) change to the manner in which expenses are allocated or (iv) alteration of the common interest appurtenant to the Mortgaged Property.

●	With respect to the CityCenter (Aria & Vdara) Mortgage Loan (8.5%), the related CityCenter (Aria & Vdara) Whole Loan is secured in part by the related borrower’s interest in the Vdara hotel, which is subject to a condominium declaration. The Vdara hotel condominium consists of (i) a hotel operated as the “Hotel Unit” by the MGM Tenant which includes 1,347 units that are part of the collateral for the CityCenter (Aria & Vdara) Whole Loan and (ii) 148 individual “Residential Units” owned by third parties, The condominium board is currently comprised of three board members and the related borrower is permitted to appoint one member to the board. As such, the borrower does not control the condominium board. In addition, while the MGM Master Lease is in effect and no MGM Master Lease event of default is continuing, the MGM Tenant has the right to exercise all rights and remedies of the related borrower under the condominium documents.
●	With respect to the 1 Willoughby Square Mortgage Loan (8.5%), the Mortgaged Property is subject to a condominium in which the borrower is the owner of a unit comprising the floors between and including the ground floor and the 21st floor of the Mortgaged Property (“Unit 1”), while the rest of the Mortgaged Property (i.e., floors 22-35) is owned by an affiliated entity (“Unit 2”). Unit 1 has a 59% condominium interest and three out of five seats on the condominium board. Unit 2 is currently vacant. If the Unit 2 owner fails to pay its condominium assessments when due, the condominium board may bring an action for unpaid condominium assessments by filing a lien against Unit 2 and bring a foreclosure action on Unit 2; however, if the Unit 2 owner fails to pay condominium assessments when due, there may be insufficient funds for operation of the condominium, unless the borrower pays all or a portion of the Unit 2 owner’s assessment obligations.
●	With respect to the 485 7th Avenue & 100 Washington Street Mortgage Loan (1.2%), each related Mortgaged Property is comprised of a commercial condominium unit in a condominium that also includes multiple residential condominium units. The related borrower holds a 1.6706% common interest in the condominium with respect to the 485 7th Avenue Mortgaged Property and a 1.1515% common interest in the condominium relating to the 100 Washington Mortgaged Property. The borrower does not have control over or the right to veto decisions by the board of either such condominium.
●	With respect to the 33 West Ontario Mortgage Loan (0.9%), the related Mortgaged Property is comprised of a ground floor retail parcel in a building which also includes a residential condominium parcel, a garage parcel and a chiller parcel. The rights and obligations among the owners of such parcels are governed by an Operation and Reciprocal Easement Agreement. Certain decisions relating to the building are decided by majority vote of the parcel owners. The owner of the Mortgaged Property has one vote out of six total votes, and accordingly does not have control over such decisions.
●	With respect to the Long Island Multifamily Portfolio Mortgage Loan (0.6%), the 108 South Street Mortgaged Property is comprised of two out of three condominium units, one linked to commercial space and the other linked to multifamily apartments. The third unit, which is also a commercial unit, is owned by an unaffiliated third party.

See “Risk Factors—Risks Relating to the Mortgage Loans—Condominium Ownership May Limit Use and Improvements”.

Fee & Leasehold Estates; Ground Leases

The following table shows the distribution of underlying interests encumbered by the mortgages related to the Mortgaged Properties:

Property Ownership Interest(1)

Property Ownership Interest	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Fee(2)	57	$ 835,787,441	94.2%
Leasehold	2	51,075,000	5.8
Total	59	$ 886,862,441	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts, which amounts, if not specified in the related Mortgage Loan documents, are based on the appraised values, as set forth in Annex A-1.
(2)	With respect to certain Mortgaged Properties, the encumbered interest is characterized as a “Fee” if (i) the borrower has a fee interest in all or substantially all of the Mortgaged Property (provided that if the borrower has a leasehold interest in any portion of the Mortgaged Property, such portion is not material to the use or operation of the Mortgaged Property), or (ii) the Mortgage Loan is secured by the borrower’s leasehold interest in the Mortgaged Property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related Mortgaged Property.

In general, except as described below, unless the related fee interest is also encumbered by the related Mortgage (and therefore treated as a fee interest in the chart above), each of the ground leases (i) has a term that extends at least 20 years beyond the maturity date of the Mortgage Loan (taking into account all freely exercisable extension options), and (ii) except as noted in the exceptions to representation and warranty number 34 in Annex D-1 or representation and warranty number 34 in Annex E-1, indicated on Annex D-2, Annex D-3, Annex D-4, Annex D-5 or Annex E-2, as applicable, contains customary lender protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to the Oakbrook Center Mortgage Loan (4.8%), the borrower’s interest in the Mortgaged Property is a leasehold interest under a 99-year ground lease with GB Palm Beach, LLC, as landlord, and the borrower, as tenant. The ground lease has a current annual rent payment of approximately $1,614,384. The annual ground lease payment will increase by 2.5% every year effective July 1 through June 30, 2062. The lender has underwritten ground lease expense to the current annual ground lease payment.

With respect to the Stafford Apartments Mortgage Loan (0.9%), the borrower’s interest in the Mortgaged Property is a leasehold interest under a ground lease with an affiliate of Johns Hopkins University which commenced in 2004 and expires in June 2044, with four 10-year renewal options. The annual ground rent is currently $0 based on a preferred return hurdle that is tested annually. Specifically, the ground lessor is due an annual rent payment equal to any excess cash flow after the ground lessee has received a 12% return on its capital investment in the Mortgaged Property. In 2024, the capital investment was $38,953,989 resulting in a $4,674,479 minimum required return compared to approximately $1.36 million of cash flow. Any unpaid return accrues to the ground lessee’s capital investment. The Mortgage Loan was underwritten assuming the ground rent would continue to be $0.

Mortgage loans secured by ground leases present certain bankruptcy and foreclosure risks not present with Mortgage Loans secured by fee simple estates. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Ground Leases and Other Leasehold Interests”, “Certain Legal Aspects of Mortgage Loans—Foreclosure” and “—Bankruptcy Laws”.

Environmental Considerations

An environmental report was prepared for each Mortgaged Property securing a Mortgage Loan. The environmental reports prepared for the 535 & 545 5th Avenue Mortgage Property (8.5%) and the Oakbrook Center Mortgaged Property (4.8%) are approximately 10 and 9 months old, respectively, as of the Cut-off Date, and no other environmental report is more than 8 months old as of the Cut-off Date. See Annex A-1 for the date of the environmental report for each Mortgaged Property. The environmental reports were generally prepared pursuant to the American Society for Testing and Materials standard for a “Phase I” environmental site assessment (“ESA”) to identify any recognized environmental conditions (each a “REC”). In addition to the Phase I standards, some of the environmental reports will include additional research, such as limited sampling for asbestos-containing material, lead-based paint, radon or water damage with limited areas of potential or identified mold, depending on the property use and/or age. Additionally, as needed pursuant to American Society for Testing and Materials standards, supplemental “Phase II” site investigations have been completed for some Mortgaged Properties to further evaluate the RECs identified during the Phase I investigations. A Phase II investigation generally consists of sampling and/or testing of the soil and groundwater at the property.

●	With respect to the Amazon LAX Mortgage Loan (4.3%), the Phase I ESA identified RECs at the Mortgaged Property relating to historical uses for manufacturing and commercial/industrial purposes. Several environmental investigations have been completed at the Mortgaged Property that have identified volatile organic compounds (“VOCs”), including tetrachloroethene (“PCE”) and trichloroethene (“TCE”), in soil vapor and groundwater. Neutrogena/Johnson & Johnson Company Inc. (“JJCI”), a prior owner / operator of the Mortgaged Property, began using the Mortgaged Property in the 1970s to manufacture and distribute skin care products, with expansions throughout the Mortgaged Property until 1994. JJCI sold the Mortgaged Property in 2020 to LA Airport Industrial Owner LP (“LAAIO”), and continued its onsite operations under a short-term lease agreement with LAAIO, with all manufacturing operations ceasing on March 31, 2021. JJCI entered into a remediation agreement with LAAIO in December 2020 (the “Remediation Agreement”). The Remediation Agreement provides that JJCI retains environmental liability for environmental conditions existing prior to LAAIO’s acquisition of the Mortgaged Property that emanated from the Mortgaged Property, and JJCI is obligated to perform all necessary investigation, risk assessment, removal, remediation, and monitoring of VOC impacted soil, soil vapor and/or groundwater, to the extent required by an environmental regulatory agency, other than vapor intrusion mitigation and monitoring. In July 2021, JJCI entered into a Standard Voluntary Agreement with the California Department of Toxic Substances Control (“DTSC”) to investigate and remediate all documented releases that originated at the Mortgaged Property. DTSC requested that JJCI submit a detailed Supplemental Site Investigation Work Plan (the “SSI Work Plan”) by August 22, 2025, to further characterize contamination at the Mortgaged Property. The SSI Work Plan was submitted to the DTSC but has not been reviewed. The identification of subsurface impacts on the Mortgaged Property due to historical operations and ongoing investigation activities with probable remedial actions required of JJCI by DTSC, such as soil vapor extraction or in-situ chemical treatment, has been identified as a REC. Further, due to the presence of elevated soil vapor concentrations, a vapor encroachment condition (“VEC”) exists at the Amazon LAX Mortgaged Property. A vapor intrusion mitigation system (“VIMS”) was installed beneath the warehouse building on the southern parcel to minimize the potential migration of VOCs from beneath the current warehouse building into indoor air. It is anticipated that the already installed VIMS will be part of JJCI’s future remedial action workplan to be prepared and submitted to DTSC for approval. In the interim, the VEC is considered a REC. Potential environmental impacts to the Mortgaged Property from historical operations on this adjoining site and ongoing investigation activities to define a responsible party are considered a REC. Additionally, HRECs were identified at the Mortgaged Property related to former underground storage tanks (“USTs”). Based on regulatory closure by the Los Angeles Fire Department, the length of time since closure took place, and the recent redevelopment of the Mortgaged Property, the former USTs are considered HRECs. In connection with ongoing subsurface investigation, a Site Lender

Environmental Asset Protection (“SLEAP”) insurance policy, issued by Beazley, was purchased at origination with the lender and its successors and assigns as their interests may appear as the named insured. The SLEAP, which has a term of eight years expiring on November 7, 2033, includes a limit of liability of $12,500,000 (per claim and in the aggregate) and a $25,000 deductible.

●	With respect to the Etude Self Storage Portfolio Mortgage Loan (3.2%), the Phase I ESA identified a REC relating to the historical soap manufacturing at the Snapbox Self-Storage – Island Mortgaged Property. The Snapbox Self-Storage – Island Mortgaged Property was formerly part of a larger Fels & Company complex dating back to at least 1894, which manufactured Naptha and Benzene solvent-based laundry soap in bar form from approximately 1913 through at least 1979, and the manufacture of swimming pool supplies was conducted in the early 1980s. Former improvements in addition to the existing building included warehouses, a tank building with a filter house, a machine shop, a pipe shop, a laboratory, and several tanks including lime tanks, a 50,000-gallon water tank, and an unlabeled tank. Former operations were identified on the Superfund Enterprise Management System Archive database. Historical off-site sampling data from 1994 and 1996 did not identify elevated contaminants in the groundwater; however, benzo(a)anthracene exceeded standards in one soil sample. No further action was required by the Pennsylvania Department of Environmental Protection. Nevertheless, no on-site sampling data was available and a preliminary assessment report in 1985 identified tanks and spills at unspecified locations on the former Fels & Company facility. In addition, a geophysical survey conducted in 2002 did not identify any USTs, but was limited by access issues. The environmental consultant concluded that the former on-site structures, tanks, potential for unreported spills, and lack of site-specific sampling data constituted a REC. Additionally, the wooded southwestern corner of the Island Mortgaged Property had a distinct change in elevation. This area formerly housed a tank building and filter house, and a zoning plan in 2002 noted this area as being characterized by demolition debris. Based on the unknown nature of the fill material, the environmental consultant considered this area to be a REC.
●	With respect to the Boise Towne Square Mortgage Loan (2.7%), the related ESA identified a controlled recognized environmental condition (“CREC”) related to the operation of a former warehouse on an adjoining property which stored PCE in a 6,000-gallon aboveground storage tank (“AST”) from approximately 1973 to 1983. The AST reportedly leaked, resulting in PCE contamination to soil and groundwater beneath the adjoining property and surrounding areas. A groundwater extraction system was installed in June 1999 and was designed to extract and treat groundwater within the historical source area and approximately 450 feet downgradient from the historical source area. Monitoring currently occurs on a semi-annual basis.
●	With respect to the 33 West Ontario Mortgage Loan (0.9%), the Phase I ESA identified as a CREC for the Mortgaged Property a gasoline release identified during the removal in 1997 of USTs associated with historic onsite service station operations. Records reviewed during the Phase I ESA process suggest that the Mortgaged Property was entered into the Illinois Site Remediation program to address the gasoline release. On July 28, 1998, the Mortgaged Property received a No Further Remediation (“NFR”) letter from the Illinois Environmental Protection Agency (“IEPA”), which appears to have included a groundwater use restriction. Although the IEPA did not require the installation of a vapor barrier prior to the issuance of the NFR, the Phase I ESA consultant determined the risk of any vapor intrusion to be low given that the contamination source areas (USTs) appear to have been removed in 1997, and the Mortgaged Property was redeveloped subsequent to the UST removal with the current high rise building (with basement); thus, natural attenuation of any residual gasoline impacts has likely occurred at the Mortgaged Property. Ultimately, the Phase I ESA consultant determined that no further action was necessary in relation to this matter, but did recommend compliance with the groundwater use restriction in place for the Mortgaged Property.

●	With respect to the Penn South Brooklyn Portfolio Mortgage Loan (0.8%), the Phase I ESA identified a REC at the 175 South 4th Street Mortgaged Property in connection with potential soil and/or groundwater impacts resulting from the historic operation of a garage and auto repair facility at an adjacent property located upgradient to the Mortgaged Property. According to the Phase I environmental site assessment, a spill was reported at such property on June 9, 2025. Subsequent investigations identified, among other things, petroleum-related volatile organic compounds in the soil at such property exceeding applicable regulatory guidelines and the related spills case remains open.

Redevelopment, Renovation and Expansion

Certain of the Mortgaged Properties are properties which are currently undergoing or are expected to undergo redevelopment, renovation or expansion, including with respect to hospitality properties, executing property improvement plans (“PIPs”). In certain cases, such PIPs may be required by the franchisor to maintain franchise affiliation, as described in “—Mortgage Pool Characteristics—Property Types—Hospitality Properties” above. For example, with respect to a Mortgaged Property that is currently undergoing or is expected to undergo material redevelopment, renovation or expansion and is a Mortgaged Property that (i) secures a Mortgage Loan that is one of the top 20 Mortgage Loans or (ii) where the related costs are anticipated to be more than 10% of the Cut-off Date Balance of the related Mortgage Loan:

●	With respect to the CityCenter (Aria & Vdara) Mortgage Loan (8.5%), the Mortgage Loan documents permit renovations at the Mortgaged Property (specifically, the Aria hotel), which include refreshing approximately 3,300 standard rooms at an estimated total project cost of $300 million (approximately $86,000 per room). Renovations are expected to commence in late November 2026 and are projected to be completed in the third quarter of 2027.
●	With respect to the Oakbrook Center Mortgage Loan (4.8%), $1,000,000 was reserved for renovation work related to re-leasing the fourth floor of the west tower of the Mortgaged Property, including but not limited to (i) white-boxing, (ii) the costs of speculative suites on such fourth floor, (iii) tenant improvements and leasing commissions for leases on such fourth floor (subject to the lender’s reasonable review and approval) and (iv) for any other capital expenditures for the Mortgaged Property, provided that 70% of such fourth floor is leased in accordance with the terms of the Mortgage Loan documents and sufficient funds (as determined by the lender) remain in such reserve for any remaining portion of the fourth floor not yet leased.
●	With respect to the Fairfield & Residence Inn San Antonio Mortgage Loan (2.3%), the related borrower is performing an approximate $1.12 million franchisor-mandated PIP at the Residence Inn San Antonio Downtown Market Square Mortgaged Property including, among other things, guestroom, common area and exterior updates. Although the PIP was originally required to be completed by July 2023, the borrower sponsor has informed the lender that the deadline has been extended to March 31, 2026. At origination, the borrower deposited $125,000 with the lender, representing 100% of the estimated remaining cost to complete the PIP.
●	With respect to the Courtyard Murfreesboro Mortgage Loan (1.4%), the related borrower intends to perform certain elective renovations at the Mortgaged Property including, among other things, guestroom, common area and exterior upgrades (the “Elective Renovations”). Although not currently mandated under the related franchise agreement, the Elective Renovations are in anticipation of a PIP the borrower sponsor expects the franchisor might otherwise require to be performed in the future. The Mortgage Loan documents require that once the borrower commences the Elective Renovations, it causes the Elective Renovations to be substantially completed by the earlier of (i) December 31, 2027 or (ii) the time period required by the franchisor. At origination, the borrower deposited with the lender $1,660,704, representing 100% of the anticipated cost to complete the Elective Renovations.

●	With respect to the Motel 6 Tewksbury Mortgage Loan (1.1%), the related borrower is performing an estimated approximate $1.06 million franchisor-mandated PIP including, among other things, guestroom, common area and exterior updates (with a borrower sponsor estimated completion date by mid-2027). At origination, the borrower (i) used Mortgage Loan proceeds to pay the related contractor approximately $556,280 and (ii) deposited $501,546.09 with the lender, representing 100% of the estimated remaining cost to complete the PIP.

Certain risks related to redevelopment, renovation and expansion at a Mortgaged Property are described in “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”. In addition, we cannot assure you that the redevelopments, renovations and/or expansions described above will be completed as expected or at all.

Assessment of Property Value and Condition

In connection with the origination or acquisition of each Mortgage Loan or otherwise in connection with this offering, an appraisal was conducted in respect of the related Mortgaged Property by an independent appraiser that was state certified and/or a member of the Appraisal Institute or an update of an existing appraisal was obtained. In each case, the appraisal complied, or the appraiser certified that it complied, with the real estate appraisal regulations issued jointly by the federal bank regulatory agencies under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended. In general, those appraisals represent the analysis and opinion of the person performing the appraisal and are not guarantees of, and may not be indicative of, present or future value. We cannot assure you that another person would not have arrived at a different valuation, even if such person used the same general approach to and same method of valuing the property or that different valuations would not have been reached separately by the mortgage loan sellers based on their internal review of such appraisals. The appraisals obtained as described above sought to establish the amount a typically motivated buyer would pay a typically motivated seller. Such amount could be significantly higher than the amount obtained from the sale of a Mortgaged Property under a distress or liquidation sale.

In addition, in general, a licensed engineer, architect or consultant inspected the related Mortgaged Property, in connection with the origination or acquisition of each of the Mortgage Loans or otherwise in connection with this offering, to assess the condition of the structure, exterior walls, roofing, interior structure and mechanical and electrical systems. Engineering reports by licensed engineers, architects or consultants generally were prepared for the Mortgaged Properties in connection with the origination of the related Mortgage Loan or in connection with this offering. The engineering reports prepared for the 535 & 545 5th Avenue Mortgage Property (8.5%) and the Oakbrook Center Mortgaged Property (4.8%) are approximately 10 and 9 months old, respectively, as of the Cut-off Date, and no other engineering report is more than 7 months old as of the Cut-off Date. In certain cases where material deficiencies were noted in such reports, the related borrower was required to establish reserves for replacement or repair or remediate the deficiency.

In addition, in connection with the origination of each Mortgage Loan included in the issuing entity, the related mortgage loan seller or other originator generally examined whether the use and occupancy of the related real property collateral was in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. In addition, certain Mortgaged Properties may be legal non-conforming uses that may be restricted after certain events, such as casualties, at the Mortgaged Properties. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation—DB Originators’ Underwriting Guidelines and Processes”, “—Goldman Sachs Mortgage Company—Goldman Originator’s Underwriting Guidelines and Processes”, “—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes”, “—Barclays Capital Real Estate Inc.—Barclays’ Underwriting Guidelines and Processes” and “—Bank of Montreal—BMO’s Origination Procedures and Underwriting Guidelines”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions” and see representation and warranty number 24 on Annex D-1, representation and warranty number 24 on Annex E-1, and the identified exceptions to those representations and warranties in Annex D-2, Annex D-3, Annex D-4, Annex D-5 or Annex E-2, as applicable, for additional information.

Litigation and Other Considerations

There may be material pending or threatened legal proceedings against, or other past or present material criminal or material adverse regulatory circumstances experienced by, the borrowers, their sponsors and managers of the Mortgaged Properties and their respective affiliates. In addition, the Mortgaged Property may be subject to ongoing litigation or condemnation proceedings. For example:

●	With respect to the Holman Hotel Mortgage Loan (2.5%), an entity controlled by the borrower sponsor is subject to a wrongful death suit which is currently on appeal relating to a security guard at an unrelated property owned by such entity shooting and killing a person at such property. The plaintiff is seeking multiple millions of damages against such entity. The borrower has stated that it believes its maximum expected liability is covered by insurance. However, we cannot assure you that any liability will be covered by insurance or of what the effect of such lawsuit will be on the financial condition of the borrower sponsor.
●	With respect to the Ducky’s Day Off Mortgage Loan (1.2%), there is one active case against the non-recourse carveout guarantor for such Mortgage Loan along with multiple settlements of similar cases, filed by various investors (who are also extended family members of such guarantor), that relate to properties owned and managed by such guarantor. Such cases stem from similar allegations that such guarantor (i) failed to disclose the structure of the related companies, which include different classes of membership and limit the control and participation of certain classes (i.e., those owned by the related plaintiffs) and give other certain classes (i.e., those owned by the related guarantor and his wife) full control of such companies, (ii) mismanaged the related companies and properties through various improper actions and (iii) threatened the plaintiffs with financial and reputational harm if they continued the lawsuit. One such case, which was settled for a total of $591,920, involved investors in the Ducky’s Day Off Mortgaged Property. Each such case seeks or sought damages (in an unspecified amount) as supported by the evidence, equitable accounting, pre- and/or post-judgement interest, and in certain instances attorney’s fees and/or treble damages. The guarantor is seeking to settle the active case. We cannot assure you what the outcome of the active case will be or what effect the cases may have on the non-recourse carveout guarantor or the Mortgaged Property.
●	With respect to the Long Island Multifamily Portfolio Mortgage Loan (0.6%), a default judgment was entered against the guarantor of the Mortgaged Property for approximately $1,090,381, relating to non-payment of a $1,095,000 promissory note made to one of the former business partners invested in the 108 South Street Mortgaged Property (0.4%) along with the guarantor for the purpose of buying out her interest in the Mortgaged Property. The judgement was satisfied on September 4, 2025.

See “Risk Factors—Risks Relating to the Mortgage Loans—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”.

Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings

Loan Purpose

●	Twenty five of the Mortgage Loans (66.0%) were, in whole or in part, originated in connection with the borrower’s refinancing of a previous mortgage loan or credit facility secured by the related Mortgaged Property.
●	Seven of the Mortgage Loans (16.5%) were, in whole or in part, originated in connection with the borrower’s acquisition of the related Mortgaged Property.

●	Two of the Mortgage Loans (17.5%) were, in whole or in part, originated in connection with the borrower’s recapitalization of the related Mortgaged Property.

Default History, Bankruptcy Issues and Other Proceedings

With respect to certain of the Mortgage Loans, (a) related borrowers, borrower sponsors and/or key principals (or affiliates thereof) have previously sponsored, been a key principal with respect to, or been a payment or non-recourse carveout guarantor on mortgage loans secured by, real estate projects (including in some such cases, the particular Mortgaged Property or Properties securing its related Mortgage Loan) that became the subject of foreclosure proceedings or a deed-in-lieu of foreclosure, short sale, loan restructuring, forbearance agreement, or bankruptcy proceedings or directly or indirectly secured a real estate loan or a real estate related mezzanine loan that was the subject of a discounted payoff or (b) a Mortgaged Property was acquired by the related borrower or an affiliate thereof through foreclosure or a deed-in-lieu of foreclosure, as part of an REO transaction, at a foreclosure sale or out of receivership or the related Mortgage Loan refinanced a prior loan secured by, or a mezzanine loan secured by interests in the owner of, the Mortgaged Property which prior loan was the subject of a maturity default, a maturity extension or a discounted payoff, short sale or other restructuring or provided acquisition financing for the related borrower’s purchase of the related Mortgaged Property at a foreclosure sale or after becoming an REO property.

For example, within approximately the last 10 years, with respect to the 20 largest Mortgage Loans:

●	With respect to the CityCenter (Aria & Vdara) Mortgage Loan (8.5%), affiliates of the borrower sponsor, Blackstone Real Estate Partners IX L.P., have sponsored other real estate projects that have been the subject of mortgage loan defaults, foreclosure proceedings and/or deeds-in-lieu of foreclosure.
●	With respect to the Northshore Mall Mortgage Loan (8.5%), the loan sponsor, Simon Property Group, has been the borrower sponsor of other real estate projects over the last 10 years that have been the subject of mortgage loan defaults, foreclosure proceedings and deeds-in-lieu of foreclosure.
●	With respect to the 535 & 545 5th Avenue Mortgage Loan (8.5%), the borrower sponsor, who is also the recourse guarantor for the Mortgage Loan, is the subject of prior defaults, foreclosures and other litigation including: (i) a July 2025 foreclosure action on a defaulted $375,000,000 loan for an office property and a lawsuit against the borrower sponsor for full repayment of the defaulted loan as a result of alleged bad acts involving the transfer of funds from tenants in breach of the loan documents; (ii) a 2025 lawsuit by a ground lessee for a residential property resulting in termination of a ground lease and foreclosure action filed by Fannie Mae against a borrower sponsor-owned entity; (iii) a 2025 lawsuit for full repayment of two loans, which as of December 2024, included an outstanding principal balance of $4,035,000, plus over $1,239,739 in accrued interest and default interest; (iv) a June 2025 UCC foreclosure by a mezzanine lender on a $25,000,000 mezzanine loan for a hotel property; and (v) an August 2025 foreclosure action on a $27,500,000 loan for a hotel property and a lawsuit against the borrower sponsor for full repayment of the defaulted loan, both of which were dismissed after the sale of the collateral on December 31, 2025.
●	With respect to the Boise Towne Square Mortgage Loan (2.7%), affiliates of a related borrower sponsor, Brookfield Properties Retail Holding LLC, have experienced prior defaults, including a default in February 2023 on commercial mortgage loans secured by two office properties in downtown Los Angeles having an outstanding principal balance of approximately $784 million. In addition, in or around April 2023, an affiliate of the borrower sponsor defaulted on a securitized commercial mortgage loan in the amount of approximately $161 million secured by multiple office buildings located mostly in the Washington, D.C. area.

●	With respect to the Holman Hotel Mortgage Loan (2.5%), the borrower sponsor was subject to foreclosure litigation on a $17 million commercial mortgage loan, which was settled for a discounted payoff of $1.5 million.
●	With respect to the Sixty44 Residences Mortgage Loan (2.1%), the borrower sponsors reported that the prior loan went into a debt service coverage ratio default in March 2025 that resulted in a breach, as the borrower did not achieve the necessary debt service coverage ratio. The prior loan was initially modified in March 2023 to extend the maturity date due to a change in the project size. There was second modification in September 2025, which waived the default and extended the prior loan maturity date to accommodate the refinancing of the Mortgage Loan. Additionally, the borrower sponsors reported one prior loan workout in connection with a securitized commercial mortgage loan related to a multifamily property located in Chicago, Illinois that was transferred into special servicing in 2023 and then purchased out of the securitization by the related lender. The borrower sponsors reported that they entered into a loan modification with the related lender in May 2025 and that such loan is currently in good standing.
●	With respect to the Galleria Flats Mortgage Loan (1.9%), the related borrower sponsors are sponsors under two other loans (each borrower sponsor being part of separate ownership groups on the loans in question) secured by multifamily properties that are currently in default, including (i) a loan that went into maturity default in November 2025 for which the borrower sponsors are seeking a 3-year loan extension pursuant to ongoing negotiations and (ii) a loan that went into monetary default for which the borrower sponsors anticipated providing a deed-in-lieu of foreclosure.

Four (4) of the Mortgage Loans (24.7%) (i) were refinancings in whole or in part of prior loans (or refinancings of bridge loans that in turn refinanced prior loans) that were secured by, or mezzanine loans that were secured by interests in the owner of the related mortgaged property, which prior loan was in default at the time of refinancing and/or otherwise involved a discounted pay off, maturity extension, short sale or other restructuring or (ii) provided acquisition financing for the related borrower’s purchase of the related Mortgaged Property at a foreclosure sale or after becoming an REO property, as described below:

●	With respect to the 1 Willoughby Square Mortgage Loan (8.5%), the prior loan secured by the Mortgaged Property, a $235,000,000 construction loan, was in default at origination and repaid in a discounted payoff of $180,000,000. In addition, prior to origination there existed two mezzanine loans totaling $96,500,000 from EB-5 lenders secured by equity interests in the borrower. With respect to the senior mezzanine loan, the borrower obtained a discounted payoff pursuant to which the related mezzanine lender released the related mezzanine collateral in exchange for (i) a $10,000,000 payment made at loan origination of the current Mortgage Loan and (ii) a note from JEMB Member, an indirect owner of the borrower, in the amount of $10,000,000 payable from excess cash flow distributed to JEMB Member (such note, the “Remaining EB-5 Loan”). With respect to the junior mezzanine loan, the related mezzanine lender released the related mezzanine collateral in exchange for a lien on unrelated property and a payment of $10,000,000 that is required to be made within 12 months of origination of the Mortgage Loan, which will accrue interest at 6.00% for the first 12 months and 15.00% thereafter.
●	With respect to the 535 & 545 5th Avenue Mortgage Loan (8.5%), the prior securitized mortgage loan matured on March 6, 2025 and was transferred to special servicing on March 20, 2025. The trustee of the MSBAM 2015-C24 transaction in which such prior loan was securitized filed a foreclosure action on July 9, 2025. The related borrower refinanced the prior loan with the Mortgage Loan on January 9, 2025. Proceeds from the Mortgage Loan were used to repay the prior loan in full, inclusive of default and liquidation fees, net of $500,000 of default interest waived by the prior lender.
●	With respect to the 600 Broadway Mortgage Loan (6.5%), the Mortgaged Property was previously encumbered by a $120 million securitized commercial mortgage loan. In 2019, two major tenants, Hollister and 24-Hour Fitness, closed their stores at the Mortgaged Property, as part of a strategic restructuring and Chapter 11 bankruptcy filing, respectively. In 2019, the prior loan was transferred to special servicing for imminent non-monetary default. The borrower and the special servicer entered into a modification to permit tenants to go dark, with their rents being recognized as payments toward debt service, and to convert the prior loan from interest only to a 15-year amortization. Further modifications were entered into to adjust debt service payments, to replace 24 Hour Fitness with Konrad Group, to recognize a monthly termination fee paid by 24 Hour Fitness as payment toward debt service, and to apply a termination payment from Abercrombie & Fitch to prepayment of the prior loan.

●	With respect to the 485 7th Ave & 100 Washington Mortgage Loan (1.2%), the borrower purchased the 485 7th Ave Mortgaged Property (0.6%) out of receivership for $7.676 million in October 2025. The condominium unit that constitutes such Mortgaged Property was created in 2018 by the owner of the related building, and financed with a $15.2 million loan from Signature Bank. Such prior loan was defaulted and sold to a third party buyer, which was in the process of foreclosing on the Mortgaged Property prior to the sale to the borrower.

With respect to certain of the Mortgage Loans, related borrowers, borrower sponsors and/or key principals (or affiliates thereof) may previously have been the subject of personal bankruptcy proceedings, or a related Mortgaged Property has previously been involved in a borrower, principal or tenant bankruptcy.

We cannot assure you that there are no other bankruptcy proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workout matters that involved one or more Mortgage Loans or Mortgaged Properties, and/or a tenant, guarantor, borrower, borrower sponsor or other party to a Mortgage Loan.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans”, “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Tenant Issues

Tenant Concentrations

The Mortgaged Properties have tenant concentrations as set forth below:

●	Seven (7) of the Mortgaged Properties (13.3%) are leased to a single tenant.
●	Two (2) of the Mortgaged Properties (1.7%) are leased to a tenant that makes up 50% or more (but less than 100%) of the rentable square footage.

See “—Lease Expirations and Terminations” below, “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Commercial, Multifamily and Manufactured Housing Lending Generally”, “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—A Tenant Concentration May Result in Increased Losses” and “—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Lease Expirations and Terminations

Expirations. Certain of the Mortgaged Properties are subject to tenant leases that expire before the maturity date of the related Mortgage Loan. For tenant lease expiration information in the form of a lease rollover chart relating to each of the top 15 Mortgage Loans, see the related summaries attached as Annex A-3. In addition, see Annex A-1 for tenant lease expiration dates for the five largest tenants (based on net rentable area leased) at each retail, office, mixed use and industrial Mortgaged Property. Even if none of the top five tenants at a particular Mortgaged Property as identified on Annex A-1 have leases that expire before, or shortly after, the maturity of the related Mortgage Loan, there may still be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year, a rolling 12-month period or prior to, or shortly after, the maturity of a Mortgage Loan. Furthermore, some of the Mortgaged Properties have significant leases or a significant concentration of leases that expire before, or shortly after, the maturity of the related Mortgage Loan. Identified below are certain material lease expirations or concentrations of lease expirations with respect to the Mortgaged Properties:

●	In certain cases, the lease of a single tenant, major tenant or anchor tenant at a multi-tenanted Mortgaged Property expires prior to the maturity date (or, in the case of any ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan.
●	With respect to the Mortgaged Properties identified in the following table, such Mortgaged Properties are occupied by a single tenant under a lease which expires prior to, or within 12 months after, the maturity date (or, in the case of any ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan.
Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	Lease Expiration Date	Maturity Date
General Mills	2.3%	5/31/2030	1/6/2031
Kawasaki Motors North America Headquarters	1.1%	6/30/2031	1/6/2031
●	With respect to the Mortgaged Properties shown in the following table, one or more leases representing 50% or greater of the net rentable square footage of the related Mortgaged Property (excluding Mortgaged Properties leased to a single tenant and set forth in the bullet above) expire in a single calendar year prior to, or within twelve months after, the maturity (or, in the case of any ARD Loan, the anticipated repayment date) of the related Mortgage Loan. There may be other Mortgaged Properties as to which leases representing at least 50% or greater of the net rentable square footage of the related Mortgaged Property expire over several calendar years prior to maturity (or, in the case of any ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan.
Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	% of NRSF Expiring	Lease Expiration Year	Maturity Date/ARD
Commodore Bay	1.1%	75.3%	5/31/2043	1/6/2031
100 Washington	0.6%	65.7%	7/27/2035	2/6/2031

●	In addition, with respect to certain other Mortgaged Properties, there are leases that represent in the aggregate a material portion (but less than 50%) of the net rentable square footage of the related Mortgaged Property that expire in a single calendar year prior to, or shortly after, the maturity date (or, in the case of any ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan.

See Annex A-1 for tenant lease expiration dates for the five largest tenants (based on net rentable area leased) at each retail, office, mixed use and industrial Mortgaged Property.

Furthermore, tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten Net Operating Income and/or Occupancy may be in financial distress, may have filed for bankruptcy or may be part of a chain or corporate group that is in financial distress as a whole, or the tenant’s parent company may have implemented or expressed an intent to implement a plan to consolidate or reorganize its operations, close a number of stores, offices or locations in the chain or corporate group, reduce exposure, relocate stores, offices or locations or otherwise reorganize its business to cut costs. In addition, certain shadow anchor tenants may be in financial distress or may be experiencing adverse business conditions, which could have a negative effect on the operations of certain tenants at the Mortgaged Properties. Furthermore, commercial tenants having multiple leases may experience adverse business conditions that result in their deciding to close under-performing or redundant stores, offices or locations.

We cannot assure you that any retail tenant, including any anchor or shadow anchor tenant for a Mortgaged Property will not close stores, including stores at or near the Mortgaged Property.

Terminations. In addition to termination options tied to certain triggers as described in “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Early Lease Termination Options May Reduce Cash Flow” that are common with respect to retail properties, certain tenant leases permit the related tenant, effective prior to (or within one year of) the maturity date of the related Mortgage Loan, to unilaterally terminate its lease (with respect to all or a portion of its leased property). For example, among the 5 largest tenants by net rentable square footage at the Mortgaged Properties securing the largest 15 Mortgage Loans by aggregate Cut-off Date Balance, or those Mortgaged Properties with a tenant that leases at least 20% of the net rentable square footage at the related Mortgaged Property:

●	With respect to the Project Broadview Mortgage Loan (9.0%), the largest tenant at the Commodore Bay Mortgaged Property, King County, has a one-time right to terminate its lease as of May 31, 2039 with at least 12 months’ prior written notice.
●	With respect to the 535 & 545 5th Avenue Mortgage Loan (8.5%), the third largest tenant, Laboratory Institute of Merchandising (5.9% of NRA), has the right to terminate its lease effective May 31, 2029, provided that the borrower receives notice of termination no later than May 31, 2028. The fifth largest tenant, the NBA Store (5.0% of NRA and 20.0% of underwritten base rent) has the one-time right to terminate its lease effective as of December 18, 2030 upon not less than 12 months’ prior written notice to the borrower and payment of a termination fee in the amount of $1,142,945 at the time tenant delivers the termination notice.
●	With respect to the 1 Willoughby Square Mortgage Loan (8.5%), two of the five largest tenants at the Mortgaged Property have leases with termination provisions:
●	The largest tenant at the Mortgaged Property, the New York City Board of Education, representing approximately 30.7% of the net rentable area at the Mortgaged Property, has the right to terminate its lease in November 2035, November 2040, and November 2045.
●	The third largest tenant at the Mortgaged Property, the City of New York – Office of Court Administration, representing approximately 9.7% of the net rentable area at the Mortgaged Property, has the right to terminate its lease in February 2039 and February 2042 provided written notice is given one year in advance.
●	With respect to the 600 Broadway Mortgage Loan (6.5%), the fourth largest tenant, Acast Stories, which leases 13.8% of the net rentable area of the Mortgaged Property, has the one-time option to terminate its lease effective as of August 31, 2028, upon 60 days prior written notice provided it pays a termination fee.
●	With respect to the Oakbrook Center Mortgage Loan (4.8%), three of the five largest tenants at the Mortgaged Property have leases with termination options:
●	The third largest tenant at the Mortgaged Property, Access Medical Laboratories, representing approximately 6.75% of the net rentable area of the Mortgaged Property, has a one-time option to terminate its lease on July 31, 2028, upon one year’s notice to the borrower and payment of a termination fee.
●	The fourth largest tenant at the Mortgaged Property, AT&T, representing approximately 6.1% of the net rentable area of the Mortgaged Property, has a one-time option to terminate its lease on October 31, 2027, upon one year’s notice and payment of a termination fee.
●	The fifth largest tenant at the Mortgaged Property, Cohen Milstein Sellers & Toll, representing approximately 5.0% of the net rentable area of the Mortgaged Property, has the right to terminate its lease at any time on and after October 31, 2027, upon one year’s notice and payment of a termination fee.

●	With respect to the Torrey Heights Mortgage Loan (2.3%), the largest tenant at the Mortgaged Property, Pfizer Inc., has a one-time right to terminate its lease as to one floor of its leased premises in either of the two buildings it leases effective the day immediately before the 10th anniversary of its Fixed Rent Commencement Date, upon written notice to the borrower on or before the day immediately preceding the 9th anniversary of its Fixed Rent Commencement Date and payment of a contraction fee. The “Fixed Rent Commencement Date” will be August 1, 2026, subject to extension if the borrower has not timely delivered the related premises as required by the related lease.
●	With respect to the 485 7th Ave & 100 Washington Mortgage Loan (1.2%), the largest tenant at the 100 Washington Mortgaged Property, NYPD (DCAS), which leases 65.7% of the net rentable area of such Mortgaged Property, has the right to terminate its lease at any time on or after July 1, 2030, upon 9 months prior written notice and payment of a termination fee.

Certain of the tenant leases for the Mortgaged Properties may permit affected tenants to terminate their leases and/or abate or reduce rent if such tenant fails to meet certain sales targets, or if another tenant at the Mortgaged Property or a tenant at an adjacent or nearby property terminates its lease or goes dark, or if a specified percentage of the Mortgaged Property is unoccupied. For example, among either (i) the 5 largest tenants by net rentable square footage at the Mortgaged Properties securing the largest 15 Mortgage Loans by aggregate Cut-off Date Balance, or (ii) tenants that lease at least 20% of the net rentable square footage at any other Mortgaged Property:

●	With respect to the Boise Towne Square Mortgage Loan (2.7%), two of the five largest tenants at the Mortgaged Property have leases with co-tenancy rent abatement and termination provisions:
●	The third largest tenant at the Mortgaged Property, H&M, representing approximately 3.4% of the net rentable area at the Mortgaged Property, has an ongoing co-tenancy requirement that (1) at least four anchor tenants (subject to replacement), one of which must be JCPenney (collectively, the “H&M Key Stores”), and (2) no less than 85% of the leasable area at the shopping center designated for occupancy by non-H&M Key Stores are open for business. If a co-tenancy violation occurs, then H&M has the right to abate rent and pay percentage rent in an amount equal to 6% of its net sales per month. If a co-tenancy violation continues for 12 months, then, upon delivery of notice within 90 days of the end of such 12-month period, H&M can terminate its lease, effective 12 months after delivery of such notice. As a result of Kohl’s ceasing operations at the Mortgaged Property in March 2025, a co-tenancy violation is currently active with respect to H&M.
●	The fifth largest tenant at the Mortgaged Property, Victoria’s Secret, representing approximately 1.7% of the net rentable area at the Mortgaged Property, has an ongoing co-tenancy requirement that (1) at least four anchor tenants (subject to replacement) (collectively, the “VS Key Stores”), and (2) no less than 75% of the leasable area at the shopping center designated for occupancy by non-VS Key Stores are open for business. If a co-tenancy violation occurs, then Victoria’s Secret has the right to abate rent and pay percentage rent in an amount equal to 5% of its net sales per month. If a co-tenancy violation continues for 12 months, then Victoria’s Secret can terminate its lease effective upon 60 days’ notice. As a result of Kohl’s ceasing operations at the Mortgaged Property in March 2025, a co-tenancy violation is currently active with respect to Victoria’s Secret.

In addition, certain of the tenant leases may permit a tenant to go dark at any time or, may otherwise not require certain of the tenants to continuously operate its space during the term of its lease. For example, taking into account the 5 largest tenants based on net rentable square footage at those Mortgaged Properties securing the 15 largest Mortgage Loans by aggregate Cut-off Date Balance or in cases where any Mortgaged Property is leased to a single tenant who has the option to go dark:

●	With respect to the 600 Broadway Mortgage Loan (6.5%), the second largest tenant at the Mortgaged Property, Target, which leases 31.2% of the net rentable area, has the right to go dark at any time.
●	With respect to the Boise Towne Square Mortgage Loan (2.7%), the largest tenant at the Mortgaged Property, Macy’s, covenanted only to continuously operate in at least 75% of the rentable floor area. Further, if certain anchor tenants, including the former Sears, fail to occupy at least 75% of the net floor area in such anchor tenants’ respective building for 24 months after such cessation, Macy’s will be released from its obligations to operate at the Mortgaged Property. As a result of Sears’ ceasing operations at the Mortgaged Property in 2018, Macy’s currently has a right to cease operations and go dark. Additionally, the second largest tenant at the Mortgaged Property, Kohl’s, is currently paying rent but has been dark since March 2025.

Certain Mortgaged Properties may have tenants or sub-tenants that are charitable institutions or non-profit organizations that generally rely in whole or in part on contributions from individuals and government grants or other subsidies to pay rent on office space and other operating expenses.

Certain of the Mortgaged Properties may be leased in whole or in part by government sponsored tenants. Government sponsored tenants frequently have the right to cancel their leases at any time or after a specific time (in some cases after the delivery of notice) or for lack of appropriations or upon the loss of access to certain government programs or upon other events related to government status. See “Risk Factors—General Risk Factors—The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS”.

See Annex A-1 and the footnotes related thereto for additional information on the top five tenants at the related Mortgaged Properties. See Annex A-3 for more information on material termination options relating to the largest 15 Mortgage Loans.

Other. Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten NOI and/or Occupancy may not be in physical occupancy, may not have begun paying rent or may be in negotiation or may be underwritten based on straight-line rents. For example, with respect to (i) tenants that are one of the 5 largest tenants by net rentable area at a Mortgaged Property securing one of the largest 15 Mortgage Loans by aggregate Cut-off Date Balance or (ii) tenants individually or in the aggregate representing more than 25% of the net rentable area at any Mortgaged Property:

●	With respect to the Northshore Mall Mortgage Loan (8.5%), the largest tenant at the Mortgaged Property, Dick’s Sporting Goods, Inc., assumed the ground lease on a vacated space in 2025 but is not yet in occupancy and is expected to open in 2027. The related lender underwrote $1 in ground rent and common area maintenance charges for such tenant.
●	With respect to the 535 & 545 5th Avenue Mortgage Loan (8.5%), the largest tenant at the Mortgaged Property, Empire Offices 535 Fifth Holdings LLC, leasing approximately 9.6% of the net rentable area at the Mortgaged Property as a co-working space, has not yet taken occupancy of approximately 60.8% of its space (the “Empire Expansion Space”) pending the completion of the related build out. We cannot assure you that Empire Offices 535 Fifth Holdings LLC will take occupancy of the Empire Expansion Space as expected or at all.
●	With respect to the 1 Willoughby Square Mortgage Loan (8.5%), approximately $4,793,870 has been reserved at origination to cover free and gap rent for various tenants, including the following top five tenants: FX FOWLE ($384,676), Office of Court Administration ($1,616,954.67) and JEMB Realty Corp ($479,700). In addition, JEMB Realty Corp is not yet in occupancy and is expected to take occupancy in or around July 2026.
●	With respect to the Amazon LAX Mortgage Loan (4.3%), prior to the completion of construction on the Mortgaged Property, Amazon.com Services LLC, the sole tenant at the Mortgaged Property, was paying higher rent based on the estimated development costs pursuant to its lease and a development agreement. Since the final cost to complete construction at the Mortgaged

Property was lower than the estimated cost of completion, the tenant is entitled to receive a base rent credit of $271,626.72 until the excess payment is recouped. Additionally, the tenant is entitled to liquidated damages in the form of a rent credit of $165,000 in connection with the delayed completion of the construction.

●	With respect to the Oakbrook Center Mortgage Loan (4.8%), according to a third party market report, the largest tenant, Pike Electric, LLC, which leases 42,218 square feet (17.3% of the net rentable area) is actively marketing 10,873 square feet for sublease and the second largest tenant, Nextera Energy Project Management, LLC, which leases 16,557 square feet (6.8% of the net rentable area), is actively marketing 15,255 square feet for sublease. The third largest tenant, Access Medical Laboratories, representing approximately 6.75% of the net rentable area of the Mortgaged Property, is entitled to pay reduced rent for the first two years of the lease term. Approximately $300,379.50 has been reserved at origination to cover the reduced rent for this time period. In addition, one of the tenants, Regions Bank, has a lease under which the landlord represented that it owned a fee interest in the Mortgaged Property, as a result of which the borrower holding a leasehold estate in the Mortgaged Property (which is the case) may constitute a default under such lease. In the event that (i) Regions Bank claims the borrower is in default under its lease as a result of the borrower owning a leasehold estate in the land and/or (ii) Regions Bank exercises remedies under its lease as a result thereof, the borrower is required to, upon notice to the borrower from the lender, deposit with or on behalf of the lender $80,190 into the reserve account for tenant improvements and leasing commissions.
●	With respect to the Boise Towne Square Mortgage Loan (2.7%), the second largest tenant, Kohl’s, representing approximately 12.6% of the net rentable area of the Mortgaged Property, went dark on March 29, 2025, but is continuing to pay rent under a lease expiring in January 2032.
●	With respect to the Torrey Heights Mortgage Loan (2.3%), the largest tenant, Pfizer Inc., leasing approximately 44.2% of the net rentable area at the Mortgaged Property, is expected to take occupancy of Building A at the Mortgaged Property in February 2026 and Building B at the Mortgaged Property in March 2026 following completion of its build-out. We cannot assure you that Pfizer Inc. will take occupancy of such buildings as expected or at all. In addition, $2,013,004 of straight line rent steps was underwritten for Pfizer Inc., Becton Dickinson and Charles River Labs.
●	With respect to the Torrey Heights Mortgage Loan (2.3%), the largest tenant, Pfizer Inc., leasing approximately 44.2% of the net rentable area at the Mortgaged Property, is entitled to free rent through July 2026. Approximately $10,887,119 was reserved at origination to cover free rent and gap rent due in connection with leases at the Mortgaged Property.
●	With respect to the Guardian Storage Shadyside Mortgage Loan (1.8%), approximately 231 of the 1,051 self-storage units at the related Mortgaged Property (the “Shadyside II Units”) were recently constructed and are not yet in occupancy pending the borrower’s receipt of a certificate of occupancy (the “Missing CO”). The Mortgage Loan documents require the borrower to obtain the Missing CO and provide recourse to the guarantor for losses to the lender resulting from or arising out of the Missing CO. The lender did not include any revenue from the Shadyside II Units in underwriting.
●	With respect to the Park Pointe Plaza Mortgage Loan (1.4%), the largest tenant, The Furniture Place, which leases 31.1% of the net rentable area, has free rent through April 2026, which was reserved with the lender at origination.

See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions”.

●	Other tenants at the Mortgaged Properties may sublet a portion of their space or have provided notice of their intent to sublet out a portion of their space in the future.
●	With respect to the Kawasaki Motors North America Headquarters Mortgage Loan (1.1%), approximately 6,624 square feet are subleased to an affiliate of the tenant.

See Annex A-3 for more information on other tenant matters relating to the largest 15 Mortgage Loans.

Purchase Options and Rights of First Refusal

Certain of the Mortgaged Properties are subject to purchase options and rights of first refusal to purchase all or a portion of the Mortgaged Property. With respect to each of the Project Broadview Mortgage Loan (9.0%), the CityCenter (Aria & Vdara) Mortgage Loan (8.5%), the Oakbrook Center Mortgage Loan (4.8%), the Fairfield & Residence Inn San Antonio Mortgage Loan (2.3%), the Courtyard Murfreesboro Mortgage Loan (1.4%) and the Stafford Apartments Mortgage Loan (0.9%), certain tenants, franchisors, property managers, ground lessors, developers or owners’ associations at one or more of the related Mortgaged Properties or other parties have a purchase option or a right of first refusal or right of first offer or similar right, upon satisfaction of certain conditions, to purchase all or a portion of one or more of the related Mortgaged Properties.

In particular, with respect to each such Mortgaged Property that secures one of the top 15 Mortgage Loans:

●	With respect to the CityCenter (Aria & Vdara) Mortgage Loan (8.5%), the holder of the preferred equity in the indirect owner of the borrowers has a right of first offer as described under “Additional Indebtedness—Preferred Equity” below.
●	With respect to the Project Broadview Mortgage Loan (9.0%), the sole tenant at the Bass Pro Shops Mortgaged Property, Bass Pro Shops, has a right of first refusal to purchase the Mortgaged Property in the event of a proposed sale of the Mortgaged Property to a bona fide unaffiliated third party. The right of first refusal does not apply to a transfer of the Mortgaged Property in connection with foreclosure sale (or similar proceeding) or deed-in-lieu of foreclosure.
●	With respect to the Oakbrook Center Mortgage Loan (4.8%), Regions Bank, a tenant at the Mortgaged Property, has a right of first refusal (a “ROFR”) to purchase the parcel upon which the tenant’s bank is located. The tenant confirmed in its estoppel that the ROFR does not apply in connection with a foreclosure of the mortgage or acceptance of a deed in lieu thereof. However, the ROFR would apply to subsequent transfers.
●	With respect to the Fairfield & Residence Inn San Antonio Mortgage Loan (2.3%), the franchisor, Marriott International, Inc., has a right of first refusal to purchase each Mortgaged Property in the event of a proposed transfer of such Mortgaged Property, the related borrower or a controlling affiliate of such borrower to a Competitor (as defined in the related franchise agreement) of the franchisor. Pursuant to each comfort letter executed in connection with the origination of the Mortgage Loan, the right of first refusal is subordinate to the exercise of the rights of a bona fide lender under the mortgage who is not a Competitor (or an affiliate of a Competitor) of the franchisor.

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure”. In addition, please see representation and warranty number 6 in Annex D-1, representation and warranty number 6 in Annex E-1, and the identified exceptions to those representations and warranties in Annex D-2, Annex D-3, Annex D-4, Annex D-5 or Annex E-2, as applicable.

Affiliated Leases

Certain of the Mortgaged Properties are leased in whole or in part by borrowers or borrower affiliates including, in certain circumstances, under an operating lease between a borrower and an affiliate of the related borrower.

Set forth below are examples of Mortgaged Properties or portfolios of Mortgaged Properties at which at least 5.0% of (i) the gross income at the Mortgaged Property or portfolio of Mortgaged Properties relates to leases between the borrower and an affiliate of the borrower or (ii) the net rentable area at the Mortgaged Property or portfolio of Mortgaged Properties is leased to an affiliate of the borrower, excluding Mortgaged Properties that are leased to an affiliate of the borrower that functions as an operating lease:

●	With respect to the 1 Willoughby Square Mortgage Loan (8.5%), the fourth largest tenant at the Mortgaged Property, JEMB Realty Corp, representing 5.2% of the net rentable area of the Mortgaged Property, is an affiliate of the related borrower. Termination of the lease triggers loss recourse to the related guarantor.
●	With respect to the Torrey Heights Mortgage Loan (2.3%), a direct wholly-owned subsidiary of the borrower provides certain services within the tenant occupied spaces and amenities (common) areas at the Mortgaged Property that may be required by the borrower or under the tenants’ leases and such subsidiary is party to certain tenant services agreements, operating leases, restaurant agreements and fitness agreements in order to provide such services.

Other Mortgaged Properties may have tenants that are affiliated with the related borrower but those tenants do not represent more than 5.0% of the gross income or net rentable area of the related Mortgaged Property.

We cannot assure you that any borrower affiliated tenants did not receive more favorable leasing terms than a tenant who is not a borrower affiliate.

Certain of the Mortgaged Properties may be leased in whole or in part by relevant transaction parties or their affiliates.

Insurance Considerations

The Mortgage Loans generally require that each Mortgaged Property be insured by a hazard insurance policy in an amount (subject to an approved deductible) at least equal to the lesser of the outstanding principal balance of the related Mortgage Loan and 100% of the replacement cost of the improvements located on the related Mortgaged Property, and if applicable, that the related hazard insurance policy contain appropriate endorsements or have been issued in an amount sufficient to avoid the application of co-insurance and not permit reduction in insurance proceeds for depreciation; provided that in the case of certain of the Mortgage Loans, the hazard insurance may be in such other amounts as was required by the related originators.

In general, the standard form of hazard insurance policy covers physical damage to, or destruction of, the improvements on the Mortgaged Property by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion, subject to the conditions and exclusions set forth in each policy. Each Mortgage Loan generally also requires the related borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related Mortgaged Property in an amount generally equal to at least $1,000,000. Each Mortgage Loan generally further requires the related borrower to maintain business interruption insurance in an amount not less than approximately 100% of the gross rental income from the related Mortgaged Property for not less than 12 months. In general, the Mortgage Loans (including those secured by Mortgaged Properties located in California and Washington) do not require earthquake insurance. Ten (10) of the Mortgaged Properties (23.1%) are located in areas that are considered a high earthquake risk. These areas include all or parts of the states of California, Nevada, Utah, Oregon and Washington.

With respect to twenty-four (24) of the Mortgaged Properties, which secure in whole or in part to nineteen (19) Mortgage Loans (76.3%), the related borrowers maintain insurance under blanket policies.

With respect to certain of the Mortgaged Properties, certain insurance requirements of the related Mortgage Loan documents may be satisfied by insurance, including self-insurance, provided by a sole or significant tenant or the property manager, as described below:

●	With respect to the Project Broadview Mortgage Loan (9.0%), the Mortgage Loan documents permit the borrowers to rely on the insurance or self-insurance of the related tenants provided that, among other conditions, (i) such insurance satisfies the requirements set forth in the Mortgage Loan documents or (ii) in the event of self-insurance, the applicable tenant maintains an investment-grade rating of at least BBB- by S&P or Baa3 by Moody’s.
●	With respect to the CityCenter (Aria & Vdara) Mortgage Loan (8.5%), the borrowers are not required to maintain the coverages on the Mortgaged Property required under the Whole Loan agreement for so long as (A) the MGM Master Lease is in full force and effect, (B) no default by the MGM Tenant beyond any applicable notice and cure period has occurred and is continuing under the MGM Master Lease and (C) the MGM Tenant maintains insurance policies on the Mortgaged Property that satisfy the requirements set forth in the Whole Loan agreement (the “MGM Policies”) (except that the MGM Policies are permitted to vary from the requirements under the Whole Loan agreement with respect to any property or terrorism deductible, which must be no greater than $5,000,000).
●	With respect to the CityCenter (Aria & Vdara) Mortgage Loan (8.5%), upon a casualty at the related Mortgaged Property (i) involving proceeds of $100,000,000 or more, (ii) where the MGM Tenant elects to restore the affected Mortgaged Property and reasonably demonstrates that the restoration can be completed within four years of the date on which the MGM Tenant can reasonably access the affected Mortgaged Property for the purposes of commencing restoration or (iii) where the MGM Tenant is required by the MGM Master Lease to restore the affected Mortgaged Property, the lender may not use the proceeds to pay down the Mortgage Loan and instead must make disbursements for restoration of the affected Mortgaged Property to the MGM Tenant so long as it satisfies the conditions in the MGM Master Lease.
●	With respect to the CityCenter (Aria & Vdara) Mortgage Loan (8.5%), the MGM Tenant may provide or cause to be provided self-insured retentions under the MGM Master Lease in commercially reasonable amounts. Upon (i) the termination of the MGM Master Lease, (ii) the election of any lender to apply any proceeds payable under any property policy of insurance in accordance with the applicable mortgage, or (iii) any proceeds payable under any property policy of insurance being retained by the borrowers, the MGM Tenant must pay to the borrowers the amount of any self-insured retentions.
●	With respect to the CityCenter (Aria & Vdara) Mortgage Loan (8.5%), the borrowers may obtain terrorism insurance written by a non-rated captive insurer.
●	With respect to the Northshore Mall Mortgage Loan (8.5%), the third largest tenant at the Mortgaged Property, Shaw’s Supermarket, operates its space under a ground lease and insures the related building. Upon a casualty event to such building, such tenant may keep the insurance proceeds and elect whether to restore such building or terminate its lease and demolish and clear such building.
●	With respect to the Oakbrook Center Mortgage Loan (4.8%), the borrower can rely on insurance maintained by Regions Bank as to the portion of the Mortgaged Property leased to such tenant so long as that lease is not in default and such insurance meets the requirements of the Mortgage Loan documents, except that the deductible is permitted to be up to $250,000.

Further, with respect to Mortgaged Properties that are part of condominium regimes, the insurance may be maintained by the condominium association rather than the related borrower. Many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors—Risks

Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with Blanket Insurance Policies or Self-Insurance” and see representation and warranty number 16 on Annex D-1 and representation and warranty number 16 on Annex E-1 and the identified exceptions to those representations and warranties, if any, on Annex D-2, Annex D-3, Annex D-4, Annex D-5 and Annex E-2, respectively, for additional information.

Use Restrictions

Certain of the Mortgaged Properties are subject to restrictions that restrict the use of such Mortgaged Properties to its current use, place other use restrictions on such Mortgaged Property or limit the related borrower’s ability to make changes to such Mortgaged Property.

●	With respect to the 1 Willoughby Square Mortgage Loan (8.5%), a portion of the Mortgaged Property on the north side measuring approximately 100.25 feet by 31.25 feet (the “Disposition Area”) was deeded by the City of New York and the New York City Economic Development Corporation (“NYEDC”) and therefore is subject to a Land Disposition Agreement (the “LDA”) among the original developer of the Mortgaged Property, the City of New York and the NYEDC, deed restrictions contained in the deed for the portion of the Mortgaged Property deeded from the NYEDC (the “Deed”) and a zoning lot development and easement agreement. A portion of the building located on the Mortgaged Property is located in the Disposition Area. The related borrower has certain continuing obligations under these agreements, including obligations under the zoning lot development agreement, obligations that limit the use of the building at the Mortgaged Property to school use, office use and retail use, compliance with non-discrimination laws, a requirement that until May 27, 2026 (i) the Mortgaged Property must be owned by Morris Bailey, his immediate family members or an entity no less than 30% owned by and under the control of the foregoing, and (ii) the Mortgaged Property may not be conveyed other than the sale of commercial condominium units without the approval of the NYEDC, and certain other obligations (collectively, the “NYEDC Obligations”). Failure to comply with these requirements may trigger a reversion of the Disposition Area to the City of New York without compensation. If the NYEDC Obligations are breached and not cured within the cure period specified in such documents, the interest in the Disposition Area will revert back to the City of New York with no compensation to the borrower; and the borrower will be responsible for all costs and attorneys’ fees the City incurs in the reversion. However, the reversion of title of the Disposition Area is subordinated to the lien of any mortgage held by an Institutional Lender. An “Institutional Lender” is an entity that holds a recorded mortgage on the Disposition Area and which (a) has been approved by the City of New York or (b) is a government agency, savings or commercial bank, REIT, investment bank, investment company under Rule 144A of the Securities Act of 1933, or administrative agent acting on behalf of any of the prior listed entities. In addition, under the LDA representations were made that (i) JEMB Albee Square, LLC (“Developer”) is neither a former owner in fee nor the spouse of a former owner in fee of all or any part of the Disposition Area, or of any property acquired by the City through real property tax or other lien enforcement proceedings, nor is Developer a business entity substantially controlled by such a former owner, nor is Developer a successor in interest to any such former owner and (ii) Developer had sufficient equity and/or financing commitments in place, as required by the contract of sale, to complete Construction (as defined in the LDA) and that the equity of Developer and any development partner will in no event be less than $30 million. If such representations were false, the borrower would be obligated to re-convey the Disposition Area to the City without compensation. However, any such right of the City would be subject to the mortgage so long as it is held by a Holder (the definition of such term is substantially identical to that of “Institutional Lender” above). Pursuant to estoppels, the NYEDC and the City acknowledged that the original lender under the Mortgage Loan, any securitization trust to which the Mortgage Loan is contributed, and any trustee of any such trust, constitute an Institutional Lender and a Holder.

●	In addition, with respect to the 1 Willoughby Square Mortgage Loan (8.5%), if the City of New York acquires any portion of the Disposition Area via condemnation lying within the bed of any street, avenue, parkway, expressway, park, public way or catch basin that is marked as such on the city’s official maps, then the borrower is only entitled to $1 for the land and no compensation for any improvements on that land. The borrower has represented in the Mortgage Loan agreement that such limitation does not affect the land and improvements of the Mortgaged Property, in each case other than to a de minimis extent, and could not reasonably be expected to have a material adverse effect on the use, operation or value of the Mortgaged Property or the ability of the borrower to perform its obligations under the Mortgage Loan.

•	With respect to the 600 Broadway Mortgage Loan (6.5%), the Mortgaged Property has been designated as a landmark by the New York City Landmarks Preservation Commission (the “LPC”), and is further subject to a historic preservation deed of easement. The deed of easement requires the borrower to (i) maintain all protected facades, structural elements and the roof in good repair, with only routine “permitted maintenance activities” exempt from prior approval of the grantee, (ii) obtain the grantee’s prior written consent for any demolition, additions, façade alterations, signage, or transfers of development rights, (iii) maintain comprehensive property and liability insurance naming the grantee as an additional insured; and (iv) provide reasonable access for annual inspections and furnishing detailed plans for any proposed exterior work.

•	With respect to the 485 7th Avenue & 100 Washington Mortgage Loan (1.2%), the 485 7th Avenue Mortgaged Property (0.6%) has been designated as a historic landmark and accordingly alterations and changes of use are subject to restrictions.

•	With respect to the Stafford Apartments Mortgage Loan (0.9%), the Mortgaged Property is a student housing property ground leased from an affiliate of Johns Hopkins University under a ground lease to which Johns Hopkins University is also a party. The Mortgaged Property is subject to a student housing agreement with Johns Hopkins University signed in tandem with the ground lease and which has the same term. Pursuant to such agreement, Johns Hopkins University refers students to the Mortgaged Property as the preferred housing community for off-campus housing. Pursuant to the ground lease, the Mortgaged Property is required to exclusively lease to those students between May 1 and August 30. If a 95% occupancy level is not achieved, then apartments can be made available to the general public after September 1 each year. The borrower is required to provide a first priority to students at The Peabody Institute of the Johns Hopkins University, a conservatory that provides undergraduate and graduate degrees in music and the arts, which is located nearby the Mortgaged Property.

In addition, certain Mortgaged Properties are subject to use restrictions relating to environmental considerations. See “—Environmental Considerations”.

Further, the Mortgaged Properties securing the Mortgage Loans may have zoning, building code, or other local law issues in addition to the issues described above. In addition, certain of the Mortgaged Properties are subject to a temporary certificate of occupancy (the “TCO”). In such cases, the related Mortgage Loan documents require the related borrower to use commercially reasonable efforts to maintain the TCO, or cause the sponsor of the property to maintain the TCO, and to cause the TCO to be continuously renewed at all times until a permanent certificate of occupancy (“PCO”) is obtained for the related Mortgaged Property or contain covenants to similar effect.

In addition, (i) certain of the Mortgaged Properties may be subject to zoning violations relating to maintenance and inspection requirements with respect to the Mortgaged Properties, for which the related

Mortgage Loan documents generally require the related borrowers to reserve funds to remedy the violations, and (ii) certain of the Mortgaged Properties are legal non-conforming uses that may be restricted after certain events, such as casualties, or may restrict renovations at the Mortgaged Properties.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions” and see representation and warranty numbers 24 and 25 on Annex D-1 and representation and warranty numbers 24 and 25 on Annex E-1 and the identified exceptions to those representations and warranties, if any, on Annex D-2, Annex D-3, Annex D-4, Annex D-5 and Annex E-2, respectively, for additional information.

Appraised Value

The appraised values presented in this prospectus and used in the calculation of financial metrics presented in this prospectus are based on appraisals obtained on the dates specified on Annex A-1, and do not reflect any changes in economic circumstances after the respective dates of the appraisals.

In certain cases, in addition to an “as-is” value, the appraisal states a value other than the “as-is” value for a Mortgaged Property that assumes that certain events will occur with respect to re-tenanting, construction, renovation or repairs at such Mortgaged Property or states an “as portfolio” value that assigns a premium to the value of the Mortgaged Properties as a whole, which value exceeds the sum of their individual appraised values. However, other than as set forth below, the Appraised Value reflected in this prospectus with respect to each Mortgaged Property reflects the “as-is” value.

With respect to the Mortgaged Properties that secure the Mortgage Loan listed in the following table, the related Cut-off Date LTV Ratio and the related Maturity Date LTV Ratio was calculated using an Appraised Value other than the “as-is” Appraised Value:

Mortgage Loan	% of Initial Pool Balance	Mortgage Loan Cut-off Date LTV Ratio (Other Than “As-Is”)	Mortgage Loan Maturity Date LTV Ratio (Other Than “As-Is”)	Appraised Value (Other Than “As-Is”)	Mortgage Loan Cut-off Date LTV Ratio (“As-Is”)	Mortgage Loan Maturity Date LTV Ratio (“As-Is”)	Appraised Value (“As-Is”)
CityCenter (Aria & Vdara)(1)	8.5%	36.2%	36.2%	$7,032,800,000	57.3%	57.3%	$4,450,000,000
Oakbrook Center(2)	4.8%	64.9%	64.9%	$66,300,000	67.4%	67.4%	$63,800,000
Etude Self Storage Portfolio(3)	3.2%	65.0%	65.0%	$133,400,000	68.0%	68.0%	$127,500,000
Torrey Heights(4)	2.3%	50.7%	50.7%	$723,406,014	51.3%	51.3%	$714,000,000
Courtyard Murfreesboro(5)	1.4%	50.0%	50.0%	$24,000,000	54.5%	54.5%	$22,000,000
Wildhorse Communities(6)	1.3%	57.3%	57.3%	$19,700,000	60.3%	60.3%	$18,720,000

(1)	The Appraised Value of the Mortgaged Property is a “hypothetical – fee simple” value of $7,032,800,000 as of November 25, 2025, based on the hypothetical condition that the MGM Master Lease is no longer in place. The “as is” appraised value reflects the MGM Master Lease. With respect to the CityCenter (Aria & Vdara) Whole Loan, the Cut-off Date LTV Ratio and Maturity Date LTV Ratio based on the Other Than “As-Is” appraised value is each 49.1%, and based on the “As-Is” appraised value is each 77.5%.
(2)	The Appraised Value (Other Than “As-Is”) represents the “As Is + Reserved Funds” appraised value as of May 14, 2025, which assumes outstanding capital expenditures and contractual leasing costs are fully funded and reserved for by the lender at mortgage loan origination. At origination of the Oakbrook Center Mortgage Loan, $1,000,000 was reserved for renovation work, $869,126 was reserved for outstanding approved leasing expenses associated with Otis Elevator, Hotel Planners, and Pike Electric, and $517,144 was reserved for rent replication.
(3)	The related Appraised Value of $133,400,000 represents the “as is” portfolio appraised value, which is inclusive of an approximately 4.61% portfolio premium and reflects the “as-is” value of the Mortgaged Properties as a whole if sold in their entirety to a single buyer. The “as-is” appraised value of the Mortgaged Properties without the portfolio premium is $127,520,000.
(4)	The Appraised Value (Other Than “As-Is”) represents the appraisal’s concluded “Upon Funding of Reserve Account” value as of January 5, 2026, which is subject to the extraordinary assumption that a reserve is fully funded at the origination of the Torrey Heights Whole Loan to cover the assumed remaining $9,406,014 contractual tenant improvement allowance for the tenant Pfizer Inc. The actual amount reserved for this purpose was $10,242,043. With respect to the Torrey Heights Whole Loan, the Cut-off Date LTV Ratio (Other Than “As-Is”) and Mortgage Loan Maturity Date LTV Ratio (Other Than “As-Is”) are each 64.3% and the Cut-off Date LTV Ratio (“As-Is”) and Mortgage Loan Maturity Date LTV Ratio (“As-Is”) are each 65.1%.
(5)	The Appraised Value (Other Than “As-Is”) represents the “Hypothetical As Complete” appraised value as of October 8, 2025, which assumes that an anticipated $1,660,704 renovation at the related Mortgaged Property was completed. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion.”
(6)	The Appraised Value (Other Than “As-Is”) represents the portfolio appraised value of the related Mortgaged Properties as of July 29, 2025, which is inclusive of an approximately 5.2% portfolio premium and reflects the “as-is” value of the properties as a whole if sold in their entirety to a single buyer.

In addition, the “as-is” Appraised Value may be based on certain assumptions or “extraordinary assumptions”, including that certain tenants are in-place and paying rent when such tenants have not yet taken occupancy, the payment of tenant improvement or leasing commissions allowances, free or abated rent periods, increased tenant occupancies, or that certain renovations or property improvement plans have been completed.

●	With respect to the York MF Portfolio (1.2%), the appraisal for the 1481 York Avenue Mortgaged Property (0.6%) assumed that one of the rent-controlled units, which is currently under renovation, will be legally converted to a rent-stabilized unit upon completion of the required work.

For additional information regarding the appraisals obtained by the sponsors or, in the case of any mortgage loan acquired and re-underwritten by the related sponsor, appraisal(s) obtained by the related originator and relied upon by such sponsor, see “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation”, “—Goldman Sachs Mortgage Company”, “—Citi Real Estate Funding Inc.”, “—Barclays Capital Real Estate Inc.” and “—Bank of Montreal”. See also “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Non-Recourse Carveout Limitations

While the Mortgage Loans are generally non-recourse, the Mortgage Loans generally provide for recourse to the borrower and the related guarantor for liabilities that result from, for example fraud by the borrower, certain voluntary insolvency proceedings or other matters. However, certain of the Mortgage Loans may not contain such non-recourse carveouts or contain limitations to such carveouts. In general, the liquidity and net worth of a non-recourse guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. As such, we cannot assure you that the related guarantor will be willing or able to satisfy its obligations under the Mortgage Loan documents. In addition, certain Mortgage Loans have additional limitations to the non-recourse carveouts. See Annex D-2, Annex D-3, Annex D-4, Annex D-5 and Annex E-2 for additional information.

●	With respect to the Northshore Mall Mortgage Loan (8.5%), the related guarantor is liable solely with respect to its interest in its Series B assets. The related guarantor is a Delaware Series LLC and its operating agreement creates three separate series of assets (A, B, and AB). The related Mortgaged Property is a Series B asset.
●	With respect to the CityCenter (Aria & Vdara) Mortgage Loan (8.5%), the related non-recourse carveout guarantor’s aggregate liability under the related non-recourse carveout guaranty with respect to certain bankruptcy-related full non-recourse carveouts is capped at 10% of the outstanding principal balance of the CityCenter (Aria & Vdara) Whole Loan, plus certain costs and expenses of enforcement set forth in the related guaranty.
●	With respect to the CityCenter (Aria & Vdara) Mortgage Loan (8.5%), there is no separate environmental indemnitor. The related borrowers are required to maintain environmental insurance against claims for pollution and remediation legal liability related to each Mortgaged Property (“PLL Policy”), and have delivered endorsements of such policy to the lender. At origination, the related Mortgaged Property was covered by MGM Tenant’s environmental policy, issued by Indian Harbor Insurance Company with a policy term ending September 30, 2026, which provides coverage of $25,000,000 per incident and in the aggregate (the “PLL Limits”), subject to a $50,000 self-insured retention, except $1,000,000 for each pollution condition resulting from Legionella. The lender is an additional named insured. Pursuant to the Whole Loan documents, the related borrowers are required to renew such policy at least 10 business days prior to its expiration. If the related borrowers fail during the period that ends at least two years after the maturity date of the Whole Loan (the “Required PLL Period”) to have environmental insurance against claims for pollution and remediation legal liability related to the Mortgaged Property with a coverage limit of at least $25,000,000 for each incident and a combined aggregate, and with no self-insured retention of more than $250,000, then the related non-recourse carveout guarantor will be liable under certain specified provisions of the environmental indemnity as to any liability that first arises after the expiration of the PLL Policy and that would have otherwise been covered by the PLL Policy had it been renewed, replaced or extended through the Required PLL Period, except to the extent such loss is caused by or results from the gross negligence or willful misconduct of the lender, provided that such liability will be subject to a cap equal to the PLL Limits.

●	With respect to the Torrey Heights Mortgage Loan (2.3%), there is no non-recourse carveout guarantor or separate environmental indemnitor. The borrower is required to maintain pollution legal liability insurance against claims for pollution remediation and legal liability resulting from existing conditions and new pollution events related to the Mortgaged Property in form and substance acceptable to the lender.
●	The non-recourse carveout provisions contained in certain of the Mortgage Loan documents may limit the liability of the non-recourse carveout guarantor for certain monetary obligations or covenants related to the use and operation of the Mortgaged Property to the extent that there is sufficient cash flow generated by the Mortgaged Property and made available to the related borrower and/or non-recourse carveout guarantor to take or prevent such required action.
●	Certain of the Mortgage Loans provide, with respect to liability for breaches of the environmental covenants in the Mortgage Loan documents, that the recourse obligations for environmental indemnification may terminate immediately (or in some cases, following a specified period, such as two years) after payment or defeasance in full of such Mortgage Loans (or in some cases, after a permitted transfer of the Mortgaged Property).
●	With respect to certain of the Mortgage Loans, the related environmental indemnity may require the making of a claim against an applicable environmental insurance policy prior to any claim being made under such environmental indemnity.

In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on the domicile or citizenship of the guarantors.

See “Risk Factors—Risks Relating to the Mortgage Loans—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”.

Real Estate and Other Tax Considerations

Below are descriptions of real estate tax matters relating to certain Mortgaged Properties.

●	With respect to the 1 Willoughby Square Mortgage Loan (8.5%), the larger building in which the condominium unit comprising the Mortgaged Property is located benefits from a long-term real estate tax abatement program, Industrial & Commercial Abatement Program (“ICAP”), which has a 25-year term which started July 1, 2023 with 22 years remaining as of July 1, 2026, and is expected to provide for an abatement of $3,962,748 through the 2038/2039 tax year, with 10% step downs for the following 9 years, though estimated benefits may be reduced if the assessment or tax rate declines from those in the first year of the benefit program and are subject to the terms of the ICAP program. The continuation of the benefits at these amounts assumes continued compliance with the ICAP requirements, including the owners’ filing of a biennial statement of continuing use, and continued use of the building as commercial office with no more than ten percent of the floor area used for retail purposes as defined for ICAP purposes. No formal filing is required to transfer the ICAP benefits from the pre-existing single tax lot to the new condominium tax lots. The borrower’s ICAP counsel is expected to take informal administrative action, if necessary, to have the ICAP benefits transferred pro rata to the new tax lots when the separate tax bills are issued. The appraisal estimates the Mortgaged Property’s share of the abatement to be $2,350,462. The last year of the abatement is the 2047/2048 tax year. According to the appraisal, estimated unabated taxes for the 2025/2026 tax year are $2,542,232 and estimated abated taxes for such tax year are $191,769. Real estate taxes were underwritten at the average abated taxes during the loan term of $269,061.

●	With respect to the 600 Broadway Mortgage Loan (6.5%), the Mortgaged Property benefits from a 10-year ICAP tax abatement that commenced in 2023. The ICAP abatement provides for a 100% exemption through the 2027/2028 tax year, and thereafter begins phasing out by 20% per year starting in the 2028/2029 tax year. The last year of the abatement is the 2032/2033 tax year, in which the abatement benefit remains at 20%. According to the appraisal, estimated unabated taxes for the 2025/2026 tax year are $2,505,888 and estimated abated taxes for such tax year (including business improvement district taxes) are $1,543,531. Real estate taxes were underwritten at the estimated abated taxes for the 2025/2026 tax year of $1,543,531.
●	With respect to the 485 7th Ave & 100 Washington Mortgage Loan (1.2%), the 485 7th Avenue Mortgaged Property benefits from a 12-year ICAP tax abatement that commenced in the 2018/2019 tax year and will conclude in the 2029/2030 tax year. The estimated current tax abatement is approximately $327,947. The ICAP abatement begins phasing out by 20% per year starting in the 2026/2027 tax year until it reduces to 20% in the 2029/2030 tax year, and to zero thereafter. Real estate taxes were underwritten at $192,364 based on the five year average estimated taxes during the loan term.
●	With respect to the Stafford Apartments Mortgage Loan (0.9%), the State of Maryland provides a tax exemption at the Mortgaged Property for any unit leased to a Johns Hopkins University student, or a medical intern or medical resident of Johns Hopkins University. There is no set term for the tax exemption. The borrower is permitted to rent vacant apartments to non-Johns Hopkins University students as described under “—Use Restrictions”; however, the borrower is required to advise the Supervisor of Assessments of Baltimore City on or before May 1 of each calendar year of the number of units occupied by Johns Hopkins University students so that the July 1 tax bill can include the proper allocation of the exemption. The tax exemption is set by the City of Baltimore, which issues the tax bill for the Mortgaged Property. The City’s tax determination is not based on a set formula. The Mortgage Loan was underwritten based on the estimated real estate taxes set forth in the appraisal, which are based on historical tax rates after giving effect to the exemption. The appraisal was based on the extraordinary assumption that the Mortgaged Property will continue to receive the tax exemption at a level similar to historical rates.

Certain risks relating to real estate taxes regarding the Mortgaged Properties or the borrowers are described in “Risk Factors—Risks Relating to the Mortgage Loans—Increases in Real Estate Taxes May Reduce Available Funds” and see representation and warranty number 17 on Annex D-1 and representation and warranty number 17 on Annex E-1 and the identified exceptions to those representations and warranties, if any, on Annex D-2, Annex D-3, Annex D-4, Annex D-5 and Annex E-2, respectively, for additional information.

Delinquency Information

As of the Cut-off Date, none of the Mortgage Loans will be 30 days or more delinquent and none of the Mortgage Loans have been 30 days or more delinquent since origination. A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

Certain Terms of the Mortgage Loans

Amortization of Principal

The Mortgage Loans provide for one or more of the following:

Thirty (30) of the Mortgage Loans (85.5%) are interest-only until the related maturity date or Anticipated Repayment Date.

Four (4) of the Mortgage Loans (14.5%) (excluding interest-only and partial interest-only Mortgage Loans) provide for payments of interest and principal until the related maturity date and then have an expected Balloon Balance at the related maturity date.

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled payments of principal, interest or both are required to be made by the related borrower under the related Mortgage Note (each such date, a “Due Date”) and grace periods that occur as described in the following table:

Overview of Due Dates

Due Date	Default Grace Period Days	Number of Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
6	0	28	$602,277,384	67.9%
9	0	3	169,979,839	19.2
1	0	2	98,935,218	11.2
6	5	1	15,670,000	1.8
Total		34	$$886,862,441	100.0%

As used in this prospectus, “grace period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. A grace period does not apply to a maturity date or anticipated repayment date payment. See Annex A-1 for information on the number of days before late payment charges are due under the Mortgage Loans. The information on Annex A-1 regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

All of the Mortgage Loans are secured by first liens on fee simple and/or leasehold interests in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy. All of the Mortgage Loans bear fixed interest rates.

All of the Mortgage Loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”).

With respect to each of the CityCenter (Aria & Vdara) and Torrey Heights Mortgage Loans (collectively, 10.7%), for purposes of calculating interest and other amounts payable on such Whole Loan, the related notes were divided into multiple components with varying interest rates. With respect to the Torrey Heights Whole Loan, the interest rate of each note (including the note(s) representing the Torrey Heights Mortgage Loan) represents the weighted average interest rate of the related components. With respect to the CityCenter (Aria & Vdara) Whole Loan, the interest rate of the note(s) representing the CityCenter (Aria & Vdara) Mortgage Loan represents the interest rate of CityCenter (Aria & Vdara) Component A-C and the related Whole Loan accrues interest based on the weighted average of the related components. Prepayments of each note will be applied to the related components in sequential order. As a result of the components having different interest rates and the allocation of prepayments to sequentially reduce the components, the per annum weighted average interest rate of the components (and, therefore, the interest rate of the CityCenter (Aria & Vdara) Whole Loan and the Torrey Heights Whole Loan) may increase over time, which would increase the debt service and may have an adverse effect on the borrower’s ability to make payments under the related Whole Loan. In addition, if any such increase in interest rate occurs after any Withheld Amounts are withheld, but prior to the Withheld Amounts’ inclusion in the Net Mortgage Rate as described under “Description of the Certificates—Distributions—Pass-Through Rates”, then the Withheld Amounts may not reflect the increased interest rate when the Withheld Amounts are included in the calculation of the Net Mortgage Rate.

ARD Loans

The Torrey Heights Mortgage Loan (2.3%) (the “ARD Loan”) provides that, after a certain date (the “Anticipated Repayment Date”), if the related borrower has not prepaid the related ARD Loan in full, any principal outstanding on that date will accrue interest at an increased interest rate (the “Revised Rate”) rather than the stated Mortgage Rate (the “Initial Rate”).

In addition, each ARD Loan is interest-only until its respective Anticipated Repayment Date. “Excess Interest” with respect to each ARD Loan is the interest collected from the related borrower at the Revised Rate in respect of such ARD Loan in excess of the interest accrued at the Initial Rate, plus any related interest accrued on such amounts, to the extent permitted by applicable law and the related Mortgage Loan documents.

After its Anticipated Repayment Date, an ARD Loan further requires that all cash flow available from the related Mortgaged Property after payment of the monthly debt service payments required under the terms of the related Mortgage Loan documents, all escrows and property expenses required under the related Mortgage Loan documents be used to accelerate amortization of principal (without payment of any yield maintenance premium or prepayment charge) on such ARD Loan. While interest at the Initial Rate continues to accrue and be payable on a current basis on an ARD Loan after its related Anticipated Repayment Date, the payment of Excess Interest will be deferred and will be required to be paid only after the outstanding principal balance of such ARD Loan has been paid in full, at which time the Excess Interest, to the extent actually collected, will be paid to the holders of the Class S certificates and the VRR Interest. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Anticipated Repayment Date Loans”.

●	With respect to the Torrey Heights Mortgage Loan (2.3%), the Torrey Heights Whole Loan has a five-year Anticipated Repayment Date and a ten-year final maturity date. On each monthly payment date after January 2031 (the “Torrey Heights ARD”), the borrower will be required to pay monthly an amount equal to the sum of (i) the interest accrued on the outstanding principal balance of the Torrey Heights Whole Loan at the initial interest rate (the “Torrey Heights Monthly Debt Service Payment Amount”) and (ii) solely to the extent of excess cash flow available and after reduction of the outstanding Torrey Heights Whole Loan amount to zero, an amount equal to (a) the interest which has accrued for the interest period in which such monthly payment date occurs, calculated at the adjusted interest rate, minus (b) the Torrey Heights Monthly Debt Service Payment Amount for such monthly payment date (the “Torrey Heights Accrued Interest”). From and after the Torrey Heights ARD, all excess cash flow will be applied first to reduce the outstanding Torrey Heights Whole Loan amount to zero and then to Torrey Heights Accrued Interest.

Single Purpose Entity Covenants

●	With respect to the Northshore Mall Mortgage Loan (8.5%), the related borrower previously owned certain additional tracts of land surrounding the related Mortgaged Property.
●	With respect to the Boise Towne Square Mortgage Loan (2.7%), the borrower previously owned property adjacent to the Mortgaged Property that was transferred to an unaffiliated third party prior to the origination of the Mortgage Loan.
●	With respect to the Fairfield & Residence Inn San Antonio Mortgage Loan (2.3%), the Mortgage Loan documents provide full recourse to the guarantor in an amount up to $4,000,000, representing 20% of the original principal balance of the Mortgage Loan (the “Payment Guaranty”). We cannot assure you that the Payment Guaranty would not be considered by a bankruptcy court as a significant factor in determining whether to substantively consolidate the assets and liabilities of the borrower with those of the guarantor.
●	With respect to the Park Pointe Plaza Mortgage Loan (1.4%), the related non-recourse carveout guarantors guaranteed 50% of the original principal amount of such Mortgage Loan. Such guaranty reduces to 25% of the original principal amount of such Mortgage Loan if the tenant Trader Joe’s, which leases 14.2% of the net rentable area and has a lease expiration in January 2027, either (i) exercises a renewal option or (ii) is replaced by a replacement tenant in accordance with the Mortgage Loan documents. There can be no assurance that the non-recourse carveout guarantors will have the financial wherewithal to perform such guaranty obligations. Further, we cannot assure you that such payment guaranty would not be considered by a bankruptcy court as a significant factor in determining whether to substantively consolidate the assets and liabilities of the borrower with those of the guarantors.

●	With respect to the 485 7th Ave & 100 Washington Mortgage Loan (1.2%), in the event that the tenant NYPD (DCAS), which leases 65.7% of the net rentable area at the 100 Washington Mortgaged Property, terminates its lease, there is springing recourse to the non-recourse carveout guarantor equal to 30% of the original principal amount of such Mortgage Loan (but not in excess of the outstanding debt). There can be no assurance that the non-recourse carveout guarantor will have the financial wherewithal to perform such guaranty obligations. Further, we cannot assure you that such payment guaranty would not be considered by a bankruptcy court as a significant factor in determining whether to substantively consolidate the assets and liabilities of the borrower with those of the guarantor.
●	With respect to the 33 West Ontario Mortgage Loan (0.9%), the borrower made a loan in the amount of $11,200,000 to the prior owner of the Mortgaged Property in 2016, which was secured by the Mortgaged Property. The borrower acquired the Mortgaged Property pursuant to a deed-in-lieu of foreclosure of such Mortgage Loan in 2017.

Certain borrowers are not required to have an independent director. See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks”.

See “—Additional Indebtedness” below. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Prepayment Protections and Certain Involuntary Prepayments

All of the Mortgage Loans have a degree of voluntary prepayment protection in the form of defeasance or prepayment lockout provisions and/or yield maintenance provisions. Voluntary prepayments, if permitted, generally (except in some cases as relates to a prepayment in connection with a casualty or condemnation) require the payment of a yield maintenance charge or a prepayment premium unless the Mortgage Loan (or Whole Loan, if applicable) is prepaid within a specified period (ranging from approximately four to seven payments) up to and including the stated maturity date. See Annex A-1 and Annex A-2 for more information on the prepayment protections attributable to the Mortgage Loans on a loan-by-loan basis and a pool basis. Additionally, certain Mortgage Loans may provide that, with respect to a Mortgaged Property that did not comply with the then-current applicable zoning rules and regulations as of the date of the origination of such Mortgage Loan, in the event the related borrower is unable to obtain a variance that permits the continuation of the nonconformance(s) and/or the restoration thereof, as applicable, due to casualty, governmental action and/or any other reason, the related borrower will be required to partially prepay the Mortgage Loan in order to meet certain loan-to-value ratio and/or debt service coverage ratio requirements, if applicable, which partial prepayment may occur during a lockout period and without payment of any yield maintenance charge or prepayment premium. See “—Assessment of Property Value and Condition”.

With respect to certain of the Mortgage Loans that permit the borrower to voluntarily prepay such Mortgage Loan with payment of a prepayment premium or yield maintenance charge, the yield maintenance charge will generally, subject to variations, be equal to the greater of (i) a specified percentage of the amount being prepaid or (ii) the present value as of the prepayment date, of the remaining scheduled payments of principal and interest from the prepayment date through the maturity date or the commencement of the related open period, as applicable, determined by discounting such payments at the Discount Rate or Reinvestment Yield (or as otherwise stated in the related Mortgage

Loan documents), less the amount of principal being prepaid; provided that in no event may the aggregate rate being used to discount any such payment ever exceed the applicable interest rate under the Mortgage Loan.

With respect to certain other Mortgage Loans that permit the borrower to voluntarily prepay the Mortgage Loan with the payment of a prepayment premium or a yield maintenance charge, the yield maintenance charge will generally, subject to certain variations, be an amount (in some cases not less than 1% of the amount prepaid) equal to the present value of a series of payments, each equal to the Interest Payment Differential as of the date of prepayment and payable on each scheduled due date over the remaining original term of the prepaid Mortgage Loan through and including the stated maturity date, the Anticipated Repayment Date or the commencement of the open period, as applicable, discounted at a rate that, when compounded monthly, is equivalent to the Reinvestment Yield when compounded semi-annually.

“Discount Rate” generally means the yield on a U.S. Treasury security that has the most closely corresponding maturity date to the maturity date or the commencement of the related open period, as applicable, or, the remaining weighted average life of the Mortgage Loan, plus an additional fixed percentage, as applicable, of the Mortgage Loan.

“Reinvestment Yield” will generally equal, depending on the Mortgage Loan, either: (a) the yield calculated by the lender by the linear interpolation of the yields, “as reported in the Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading U.S. Government Securities/Treasury Constant Maturities” for the week ending prior to the date on which prepayment is made, of U.S. Treasury Constant Maturities with maturity dates (one longer or one shorter) most nearly approximating the loan maturity date or the Anticipated Repayment Date or the day that is the first day of the open period, as applicable; or (b) the lesser of (i) the yield on the U.S. Obligations with the same maturity date as the stated maturity date, the Anticipated Repayment Date or date preceding the commencement of the open period, as applicable, of the prepaid Mortgage Loan or, if no such U.S. Obligations issue is available, then the interpolated yield on the two U.S. Obligations issues (primary issues) with maturity dates (one prior to and one following) that are closest to the stated maturity date, the Anticipated Repayment Date or the date preceding the commencement of the open period, as applicable, of the prepaid Mortgage Loan or (ii) the yield on the U.S. Obligations with a term equal to the remaining average life of the prepaid Mortgage Loan or, if no such U.S. Obligations are available, then the interpolated yield on the two U.S. Obligations issues (primary issues) with terms (one prior to and one following) that are closest to the remaining average life of the prepaid Mortgage Loan with each such yield being based on the bid price for such issue as published in The Wall Street Journal on the date that is 14 days prior to the date of prepayment set forth in borrower’s notice of repayment (or, if such bid price is not published on that date, the next preceding date on which such bid price is so published) and converted to a monthly compounded nominal yield.

“U.S. Obligations” generally means securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are (1) direct obligations of the United States of America for the payment of which its full faith and credit is pledged, not subject to prepayment, call or early redemption, (2) other non-callable “government securities” as defined in Treasury Regulations Section 1.860G-2(a)(8)(ii), or (3) such other instruments as set forth in the related Mortgage Loan documents.

The term “Interest Payment Differential” will generally equal (i) the positive difference, if any, of the related mortgage interest rate minus the Reinvestment Yield as of the date of prepayment, divided by (ii) 12, and multiplied by (iii) the outstanding principal balance (or the portion thereof being prepaid) of the prepaid Mortgage Loan on the date of prepayment, provided that the Interest Payment Differential will never be less than zero.

Notwithstanding the foregoing, yield maintenance charges payable (if at all) in connection with an involuntary prepayment (such as a prepayment resulting from a liquidation following a default) may be calculated in a manner that varies from those described above.

Additionally, certain Mortgage Loans may provide that in the event of the exercise of a purchase option by a tenant or the sale of real property or the release of a portion of the Mortgaged Property, that the related Mortgage Loans may be prepaid in part prior to the expiration of a prepayment/defeasance lockout provision. See “—Partial Releases” below.

Generally, no yield maintenance charge will be required for prepayments in connection with a casualty or condemnation, unless, in the case of most of the Mortgage Loans, an event of default is continuing. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan (after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan), which may not be accompanied by any prepayment consideration.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

●	will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; and
●	if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See Annex A-1 and A-3 for more information on reserves relating to the five largest tenants with respect to each Mortgage Loan.

Voluntary Prepayments

With respect to three (3) Mortgage Loans (19.0%) (the “YM/Defeasance Loans”), the related Mortgage Loan documents permit the related borrower to (i) substitute U.S. government securities as collateral and obtain a release of the related Mortgaged Property after a lockout period of at least two years from the Closing Date and prior to the open prepayment period or (ii) prepay the Mortgage Loan in whole or in part with the payment of the greater of a yield maintenance charge and a prepayment premium of 0.5% or 1% of the prepaid amount, as applicable, with respect to one (1) of the YM/Defeasance Loans (8.5%) at any time, with respect to one (1) of the YM/Defeasance Loans (8.5%), during a prepayment period beginning after a lockout period of 23 months following the origination date of the Mortgage Loan, and prior to the open prepayment period, and with respect to one (1) of the YM/Defeasance Loans (2.1%), during a prepayment period beginning after a lockout period of 25 months following the origination date of the Mortgage Loan, and prior to the open prepayment period.

Ten (10) Mortgage Loans (20.7%) permit the related borrower, after a lockout period of 12 to 25 payments following the origination date, to prepay the Mortgage Loan with the payment of the greater of a yield maintenance charge and a prepayment premium of 1% of the prepaid amount if such prepayment occurs prior to the related open prepayment period.

The Mortgage Loans described above that permit voluntary prepayment with yield maintenance have the following lock-out period as calculated from the Cut-off Date and as indicated in the following table:

Mortgage Loan	Cut-off Date Principal Balance	% of Initial Outstanding Pool Balance	Lock-Out Period (payments from Cut-off Date)
CityCenter (Aria & Vdara)	$75,000,000	8.5%	0
535 & 545 5th Avenue	$74,979,839	8.5%	22
600 Broadway	$58,000,000	6.5%	24
Etude Self Storage Portfolio	$28,200,000	3.2%	21
Fairfield & Residence Inn San Antonio	$19,981,423	2.3%	24
Sixty44 Residences	$18,250,000	2.1%	24
Guardian Storage Shadyside	$15,670,000	1.8%	22
The Crossing	$12,000,000	1.4%	24
Wildhorse Communities	$11,285,000	1.3%	22
485 7th Ave & 100 Washington	$10,800,000	1.2%	24
York MF Portfolio	$10,500,000	1.2%	12
Ducky’s Day Off	$10,350,000	1.2%	23
Big Sky Communities	$6,900,000	0.8%	23

The Mortgage Loans generally permit voluntary prepayment without payment of a yield maintenance charge or any prepayment premium during a limited “open period” immediately prior to and including the stated maturity date, as follows:

Prepayment Open Periods

Open Periods (Payments)	Number of Mortgage Loans	% of Initial Pool Balance
4	11	36.8%
5	2	6.0
6	2	2.3
7	19	54.9
Total	34	100.0%

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

“Due-On-Sale” and “Due-On-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permits the holder of the Mortgage Loan to accelerate the maturity of the related Mortgage Loan if the related borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than, or other than, a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers to other existing equity holders or to specified persons or persons satisfying qualification criteria set forth in the related Mortgage Loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not prohibit transfers so long as no change of control results or, with respect to Mortgage Loans to tenant-in-common borrowers or borrowers that are Delaware statutory trusts, transfers to new tenant-in-common borrowers or new beneficiaries of the Delaware statutory trust, as applicable. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

●	no event of default has occurred;
●	the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property and/or a Rating Agency Confirmation has been obtained from each of the Rating Agencies;
●	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and
●	the assumption fee has been received (which assumption fee will be paid as described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Certificateholders); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.
●	Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) will also result in a permitted transfer. See “—Additional Indebtedness” below.

Defeasance; Collateral Substitution

The terms of twenty-four (24) Mortgage Loans (79.3%) (the “Defeasance Loans”) permit the applicable borrower at any time (provided that no event of default exists) after a specified period (the “Defeasance Lock-Out Period”) to obtain a release of a Mortgaged Property from the lien of the related Mortgage (a “Defeasance Option”) in connection with a defeasance. With respect to all of the Defeasance Loans, the Defeasance Lock-Out Period ends at least two years after the Closing Date.

As described under “—Prepayment Protections and Certain Involuntary Prepayments—Voluntary Prepayments” above, three (3) of the Mortgage Loans (19.0%) are YM/Defeasance Loans.

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days prior written notice of the date on which such defeasance will occur (such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or, the related Whole Loan) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Whole Loan, if applicable) and under all other loan documents executed in connection with the Defeasance Option, (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase non-callable obligations of, or backed by the full faith and credit of, the United States of America or, in certain cases, other “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act of 1940) or other instruments that otherwise satisfy REMIC requirements for defeasance collateral, that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date or anticipated repayment date (or to the first day of the open period for such Mortgage Loan) (or Whole Loan, if applicable) and (2) in amounts equal to the scheduled payments due on such due dates under the Mortgage Loan (or Whole Loan, if applicable), or under the defeased portion of the Mortgage Loan (or Whole Loan, if applicable) in the case of a partial defeasance, including or together with, as applicable, a balloon payment due at maturity or the principal balance outstanding at any related anticipated repayment date or at the open prepayment date, as applicable, and (y) pay any costs and expenses incurred in connection with the purchase of such government securities, and (B) delivering a security agreement granting the issuing entity a first priority lien on the Defeasance Deposit and, in certain cases, the government securities purchased with the Defeasance Deposit and an opinion of counsel to such effect.

For additional information on Mortgage Loans that permit partial defeasance, see “—Partial Releases” below.

In general, if consistent with the related loan documents, a successor borrower established, designated or approved by the master servicer will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan. If a Mortgage Loan (or Whole Loan, if applicable) is partially defeased, if consistent with the related loan documents, generally the related promissory note will be split and only the defeased portion of the borrower’s obligations will be transferred to the successor borrower.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

Partial Releases

The Mortgage Loans described below permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property in connection with a partial defeasance, a partial prepayment, a partial substitution, or for no consideration in the case of parcels that are vacant, non-income producing or were not taken into account in the underwriting of the Mortgage Loan, subject to the satisfaction of certain specified conditions, including the REMIC requirements. Additionally, certain Mortgage Loans permit the addition of real property to the Mortgage Loan collateral.

●	With respect to the Project Broadview Mortgage Loan (9.0%), on any date from and after the first payment date following the earlier to occur of (i) December 16, 2028 and (ii) the second anniversary of the closing date of the securitization that includes the last promissory note to be securitized, the Mortgage Loan documents permit the borrowers to obtain the release of any individual Mortgaged Property provided, among other conditions, (i) the borrowers defease the Mortgage Loan in an amount equal to at least the greater of (x) 120% of the allocated loan amount for the individual Mortgaged Property to be released and (y) 90% of the net sales proceeds from the sale of such Mortgaged Property, (ii) after giving effect to such release, the debt yield (as calculated under the Mortgage Loan documents) is no less than the greater of (x) 11.0% and (y) the debt yield immediately prior to such release and (iii) the borrowers satisfy customary REMIC requirements.
●	With respect to the Normandy Center Mortgage Loan (4.8%), at any time after the second anniversary of the Closing Date, the Mortgage Loan documents permit the borrower to obtain the release of an approximately 5.9-acre parcel of vacant, unimproved land (the “Vacant Parcel”) provided that, among other conditions, (i) the related borrower defeases the Mortgage Loan in an amount equal to $1,500,000, (ii) the related borrower may not (and may not permit the related guarantor, the related borrower sponsor or any affiliate thereof to), among other anti-poaching conditions, solicit any then-existing tenant of the related Mortgaged Property (or any person or entity that was a tenant within the preceding 12 months) to lease, sublease, license or occupy space at the Vacant Parcel or in bad faith steer or direct any prospective tenant of the related Mortgaged Property to any space at the Vacant Parcel, and (iii) the borrower is required to satisfy customary REMIC requirements.
●	With respect to the Etude Self Storage Portfolio Mortgage Loan (3.2%), at any time after the lockout period, the borrowers have the right to obtain releases of one or more Mortgaged Properties from the lien of the related mortgage in connection with a sale to an unaffiliated third party, subject to the satisfaction of certain conditions including, among others, (i) the prepayment of a release price equal to the greater of (a) 115% of the allocated loan amount of such individual Mortgaged Property being released and (b) 85% of the net sales proceeds attributable to such individual Mortgaged Property being released, together with any yield maintenance premium; (ii) after giving effect to such release, (x) the debt yield for the remaining Mortgaged Property(ies) is equal to or greater than 8.59% and (y) the debt service coverage ratio for the remaining Mortgaged Property(ies) is equal to or greater than 1.30x; and (iii) satisfaction of customary REMIC requirements.

●	With respect to the Fairfield & Residence Inn San Antonio Mortgage Loan (2.3%), the Mortgage Loan documents permit the borrowers to obtain the release of (a) at any time following the second anniversary of the Closing Date, either individual Mortgaged Property, or (b) at any time from and after the date that is thirty days following the Closing Date, a portion of a parking lot located at the Residence Inn San Antonio Downtown Market Square Mortgaged Property (the “Lot Twelve Property”) provided that, among other conditions (i) the borrowers prepay the Mortgage Loan in an amount equal to (x) with respect to either individual Mortgaged Property, 125% of the allocated loan amount for the individual Mortgaged Property to be released (together with any applicable yield maintenance premium) or (y) with respect to a partial release of the Lot Twelve Property, $1,246,080 (together with any applicable yield maintenance premium), (ii) after giving effect to such release, (x) the debt service coverage ratio is no less than the greater of (1) 1.40x and (2) the debt service coverage ratio immediately prior to such release, (y) the loan-to-value ratio for the Mortgaged Properties does not exceed the lesser of (1) 64.9% and (2) the loan-to-value ratio immediately prior to such release, and (z) the debt yield for the Mortgaged Properties is not less than the greater of (1)(A) 15%, in the event of a release of either individual Mortgaged Property or (B) 12.43%, in the event of a release of the Lot Twelve Property and (2) the debt yield immediately prior to such release, (iii) with respect to any release of the Lot Twelve Property, an easement agreement benefitting the remaining collateral is entered into between the borrowers and any new owner in a form and substance consistent with the Mortgage Loan documents including, among other things, a right to utilize no less than 75% of the parking spaces existing on the Lot Twelve Property as of the date of origination, (iv) with respect to a release of the Residence Inn San Antonio Downtown Market Square Mortgaged Property, the Lot Twelve Property is simultaneously released to the extent not previously released (in which case the aggregate release price will be $13,812,500), and (v) satisfaction of customary REMIC requirements.
●	With respect to the York MF Portfolio Mortgage Loan (1.2%), the Mortgage Loan documents permit the borrowers to obtain the release of an individual Mortgaged Property (a “York MF Portfolio Release Property”), in connection with a sale to a third party, subject to the satisfaction of certain conditions, including, without limitation: (i) providing the lender with a release request at least 45 days prior to the requested release date, together with payment of a $5,000 non-refundable fee; (ii) no event of default has occurred and is continuing; (iii) payment of the outstanding principal of the Mortgage Loan in an amount equal to the greater of (a) 100% of the net sale proceeds of the applicable York MF Portfolio Release Property, and (b) 125% of the allocated loan amount with respect to the applicable York MF Portfolio Release Property; (iv) payment of any yield maintenance premium; (v) after giving effect to such release (a) the debt service coverage ratio of the remaining Mortgaged Property is no less than the greater of (1) 1.30x and (2) the debt service coverage ratio immediately prior to such release; (b) the loan-to-value ratio of the remaining Mortgaged Property does not exceed the lesser of (1) 67.50% and (2) the loan-to-value ratio immediately prior to such release; and (vi) the borrowers deliver a REMIC opinion. The allocated loan amount with respect to the 1479 York Avenue Mortgaged Property is $5,200,000, and the allocated loan amount with respect to the 1481 York Avenue Mortgaged Property is $5,300,000.
●	With respect to the Long Island Multifamily Portfolio Mortgage Loan (0.6%), in connection with an arm’s length sale of an individual Mortgaged Property to an unrelated third party, the borrower may obtain the release of such Mortgaged Property from the Mortgage Loan after the lockout period, by defeasing the greater of (i) approximately 170% of the allocated loan amount of the applicable Mortgaged Property or (ii) 100% of the net sales proceeds of the applicable Mortgaged Property. In addition, for such release (1) the debt service coverage ratio of the remaining Mortgaged Property after giving effect to such partial release is at least the greater of (x) 1.27x and (y) the aggregate debt service coverage ratio immediately prior to such release, (2) the loan-to-value ratio of the remaining Mortgaged Property after giving effect to such release is no more than the lesser of (x) 64.9% and (y) the aggregate loan-to-value ratio immediately prior to such release and (3) immediately after such partial release, the ratio of the unpaid principal balance of the Mortgage Loan to the value of the remaining Mortgaged Property is equal to or less than 125%.

Furthermore, certain loans may permit the release or substitution of specified parcels of real estate, improvements and/or development rights that secure the Mortgage Loans but were not assigned any material value or considered a source of any material cash flow for purposes of determining the related Appraised Value or Underwritten Net Cash Flow or considered material to the use or operation of the property. Such real estate may be permitted to be released, subject to certain REMIC rules, without payment of a release price and consequent reduction of the principal balance of the subject Mortgage Loan or substitution of additional collateral if zoning and other conditions are satisfied.

●	With respect to the CityCenter (Aria & Vdara) Mortgage Loan (8.5%), the related borrowers have the right to obtain the free release of (i) unimproved non-income producing land located at the Mortgaged Property, (ii) land which does not generate material income and such income was not taken into account for purposes of the appraisals obtained in connection with the origination of the Mortgage Loan, and (iii) any air rights, development rights, mineral rights or water rights relating to the Mortgaged Property which are not necessary for the operation of the Mortgaged Property, subject to various conditions, including but not limited to compliance with the MGM Master Lease, other documents governing the Mortgaged Property and applicable legal requirements, separate zoning and tax lots (or an application therefor) from the rest of the Mortgaged Property, if reasonably necessary, entry into reciprocal easement agreements, and compliance with REMIC related conditions.
●	With respect to the Northshore Mall Mortgage Loan (8.5%), the related borrower may, without the consent of the related lender, (i) make transfers of immaterial or non-income producing portions of the property to any government entity in connection with takings or condemnations of any portion of the related Mortgaged Property for dedication or public use, (ii) make transfers of non-income producing or vacant portions of the property to third parties or borrower affiliates, including owners of outparcels and department store pads, pads for office buildings, hotels and other properties, and (iii) dedicate portions of the property or grant easements, restrictions, covenants, reservations and rights of way in the ordinary course of business for traffic, circulation, ingress, egress, parking, access, utilities lines or for other similar purposes; provided, however, that (a) transfers pursuant to clause (ii) above must satisfy certain conditions related to zoning matters, complete tax lots, legal subdivision, parking and ingress and egress, (b) transfers pursuant to clauses (i) and (ii) are subject to REMIC related conditions, and (c) transfers pursuant to clauses (ii) and (iii) require that no material adverse effect result from such transfer.
●	With respect to the Boise Towne Square Mortgage Loan (2.7%), provided no event of default exists, and subject to REMIC requirements, the borrowers are permitted to obtain the release of vacant, non-income producing and unimproved parcels (unless these requirements are waived by the lender), non-income producing parcels improved only by landscaping, or non-income producing parcels improved only by surface parking areas.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

Substitutions

With respect to the Boise Towne Square Mortgage Loan (2.7%), the related borrower is permitted to obtain the release of collateral parcels (each, an “Exchange Parcel”) from the lien of the mortgage in exchange for the substitution of new parcels in which the borrower acquires a fee or leasehold interest (each, an “Acquired Parcel”) as collateral for the Mortgage Loan upon at least 20 days’ prior notice, subject to the satisfaction of certain conditions, including among other things, that: (i) the Exchange Parcel (unless it is an Expansion Parcel (as defined below)) is vacant, non-income producing and unimproved or improved only by landscaping, utility facilities that are not required for the use of the remaining Mortgaged Property (or, if required, are either readily re-locatable or will continue to serve the remaining Mortgaged Property in place) or surface parking areas, (ii) the Acquired Parcel is reasonably equivalent in value to the Exchange Parcel, as established by a letter of value from the appraiser which appraised the Mortgaged Property or an appraiser of comparable experience selected by the borrower, (iii) with respect to the Acquired Parcel, the borrower has delivered, among other things, (a) unless the Acquired Parcel is already covered by the environmental report delivered at origination, an environmental report indicating no hazardous substances except for nominal amounts (except as permitted as described in clause (d) below), (b) title insurance or an endorsement to the current title insurance policy, (c) if the Acquired Parcel is improved, subject to certain exceptions, a property condition report indicating that the Acquired Parcel is in good condition, and (d) if repairs are recommended by the property condition report or if the environmental report discloses the presence of hazardous materials at the Acquired Parcel, and the cost of such repairs or remediation is estimated to exceed $5,000,000, cash or an indemnity from the guarantor, certain of its affiliates, or an entity otherwise meeting ratings or financial tests set forth in the related Mortgage Loan documents, in an amount equal to 125% of any estimated repairs or remediation costs, as applicable, (iv) the loan-to-value ratio of the remaining property (after giving effect to such substitution) is equal to or less than 125% (in compliance with REMIC guidelines), provided that the borrower may prepay the Mortgage Loan in order to meet such condition, with payment of a yield maintenance premium calculated based upon the amount prepaid, unless the lender receives an opinion of counsel that the issuing entity will not fail to maintain its status as a REMIC trust as a result of the release of the substitution, and (v) the lender has received a rating agency confirmation from the applicable rating agencies.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

Additions

With respect to the Boise Towne Square Mortgage Loan (2.7%), the related borrower has the right, at its own expense, to acquire one or more parcels of land, together with any improvements thereon located, that constitutes an integral part of, or adjoins or is proximately located near, the shopping center of which the Mortgaged Property is a part, which land was not owned by the borrower on the origination date and is not an Acquired Parcel (such acquired land, an “Expansion Parcel”), to become additional collateral for the Mortgage Loan, upon satisfaction of specified conditions including, among other things, that (i) there is no event of default under the Mortgage Loan, (ii) the borrower acquires a fee simple or leasehold interest in the applicable Expansion Parcel, and (iii) the borrower delivers, among other things, (a) unless the Expansion Parcel is already covered by the environmental report delivered at origination, an environmental report indicating no hazardous substances except for nominal amounts (except as permitted as described in clause (d) below), (b) security documents creating a mortgage lien on the Expansion Parcel, and title insurance, (c) if the Expansion Parcel is improved, subject to certain exceptions, a property condition report indicating that the Expansion Parcel is in good condition and (d) if repairs are recommended by the property condition report or if the environmental report discloses the presence of hazardous materials at the Expansion Parcel, and the cost of such repairs or remediation is estimated to exceed $5,000,000, cash or an indemnity from the guarantor, certain of its affiliates, or an entity otherwise meeting ratings or financial tests set forth in the loan documents, in an amount equal to 125% of any estimated repairs or remediation costs, as applicable.

Escrows

●	12 Mortgage Loans (61.1%), secured by properties with commercial tenants, provide for upfront or monthly escrows (or credit) for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re-leasing costs, including tenant improvements and leasing commissions or other lease termination or occupancy issues. Such escrows are typically considered for office, retail, industrial and mixed use properties only.
●	27 Mortgage Loans (56.4%) provide for monthly or upfront escrows for ongoing replacements or capital repairs.
●	26 Mortgage Loans (55.0%) provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.
●	18 Mortgage Loans (31.5%) provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.
●	14 Mortgage Loans (30.9%) provide for upfront reserves for immediate repairs.
●	The Holman Hotel Mortgage Loan (2.5%) provides for monthly reserves for seasonality escrows from July to September annually.

Certain of the Mortgage Loans described above permit the related borrower to post a letter of credit or deliver a guaranty in lieu of maintaining cash reserves, and any such guaranty may be subject to a cap. In addition, in certain cases, the related borrower may not be required to maintain the escrows described above until the occurrence of a specified trigger.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, vacancies at the related Mortgaged Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

Mortgaged Property Accounts

Lockbox Accounts. The Mortgage Loans documents prescribe the manner in which the related borrowers are permitted to collect rents from tenants at each Mortgaged Property. The following table sets forth the manner in which tenant rent is transferred to a lockbox account, in some cases, only upon the occurrence of a trigger event:

Lockbox Account Types

Lockbox Type	Number of Mortgage Loans	Approx. % of Initial Pool Balance
Hard	16	74.1%
Springing	16	22.2
Soft	1	1.9
None	1	1.8
Total	34	100.0%

The lockbox accounts will not be assets of the issuing entity. See “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions” or Annex A-1 for a description of lockbox and cash management accounts.

Exceptions to Underwriting Guidelines

Except with respect to the 1 Willoughby Square Mortgage Loan (8.5%), the Mortgage Loans to be contributed by GACC were originated in accordance with GACC’s, DBRI’s and DBNY’s underwriting standards as described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation—DB Originators’ Underwriting Guidelines and Processes”.

The Mortgage Loans to be contributed by GSMC were originated in accordance with GSMC’s underwriting standards as described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Goldman Sachs Mortgage Company—Goldman Originator’s Underwriting Guidelines and Processes”.

The Mortgage Loans to be contributed by CREFI were originated in accordance with CREFI’s underwriting standards as described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes”.

The Mortgage Loans to be contributed by BCREI were originated in accordance with BCREI’s underwriting standards as described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Barclays Capital Real Estate Inc.—Barclays’ Underwriting Guidelines and Processes”.

The Mortgage Loans to be contributed by BMO were originated in accordance with BMO’s underwriting standards as described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Bank of Montreal—BMO’s Origination Procedures and Underwriting Guidelines”.

Additional Indebtedness

General

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender. However:

●	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;
●	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;
●	any borrower that is not required pursuant to the terms of the applicable Mortgage Loan documents to meet single purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;
●	the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;
●	although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of passive equity interests (such as limited partnership or non-managing membership equity interests) in a borrower or less than a controlling interest of any other equity interests in a borrower; and
●	certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests.

Whole Loans

Certain Mortgage Loans are subject to the rights of a related Companion Loan holder, as further described in “—The Whole Loans” below.

Mezzanine Indebtedness

Although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgages generally permit, subject to certain limitations, the pledge of less than a controlling portion of the equity interests in a borrower or a pledge of passive equity interests (such as limited partnership or non-managing membership equity interests) in a borrower. Certain Mortgage Loans described below permit the incurrence of mezzanine debt subject to satisfaction of certain conditions including a certain maximum combined loan-to-value ratio and/or a minimum combined debt service coverage ratio, and in some cases mezzanine debt is already in place. Also, certain of the Mortgage Loans do not restrict the pledging of ownership interests in the related borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests. In addition, in general, a borrower (or its direct or indirect owners) that does not meet single-purpose entity criteria may not be restricted in any way from incurring mezzanine debt.

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions” above. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

With respect to the Mortgage Loans listed in the following table, the direct and indirect equity owners of the borrower are permitted to incur future mezzanine debt, subject to the satisfaction of conditions contained in the related Mortgage Loan documents, including, among other things, a combined maximum principal amount, a combined maximum loan-to-value ratio, a combined minimum debt service coverage ratio and/or a combined minimum debt yield, as listed in the following table and determined in accordance with the related Mortgage Loan documents:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Pari Passu Companion Loan Cut-off Date Balance	Subordinate Companion Loan Cut-Off Date Balance	Combined Maximum Principal Amount	Combined Maximum LTV Ratio	Combined Minimum DSCR	Combined Minimum Debt Yield	Intercreditor Agreement Required
CityCenter (Aria & Vdara)…	$75,000,000	$2,472,800,000	$902,200,000	N/A	77.5%(1)	N/A	6.75%(1)	Yes
Torrey Heights…	$20,000,000	$346,500,000	$98,500,000	$23,250,000	64.30%	1.61x	8.50%	Yes

(1)	Under the Mortgage Loan documents, (i) calculation of the debt yield test for a future mezzanine loan is based on the “look through” income of the underlying Mortgaged Property and not on the MGM Master Lease payments and (ii) it is not specified whether the appraised value used in the calculation of the LTV Ratio test is to be based on the MGM Master Lease payments or on the “look through” income. The borrowers are only entitled to receive the rent from the MGM Master Lease and not the “look through” income.

No rating agency confirmation is required in connection with the incurrence of a future mezzanine loan related to the CityCenter (Aria & Vdara) Mortgage Loan (8.5%). The specific rights of the related mezzanine lender with respect to any such future mezzanine loan will be specified in the related intercreditor agreement and may include cure and repurchase rights. The direct and/or indirect owners of a borrower under a Mortgage Loan are also generally permitted to pledge their interest in such borrower as security for a mezzanine loan in circumstances where the ultimate transfer of such interest to the mezzanine lender would be a permitted transfer under the related Mortgage Loan documents.

Generally, upon a default under a mezzanine loan, subject to the terms of any applicable intercreditor or subordination agreement, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower, which has been pledged to secure payment of such debt. Although this transfer of equity may not trigger the due on sale clause under the related Mortgage Loan, it could cause a change in control of the borrower and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

Some of the Mortgage Loans do not prohibit affiliates of the related borrower from pledging their indirect ownership interests in the borrower in connection with pledges to an institutional lender providing a corporate line of credit or corporate credit facility as collateral for such corporate line of credit or corporate credit facility. In connection with those pledges, the Mortgage Loan documents may: (i) contain limitations on the amounts that such collateral may secure and prohibit foreclosure of such pledges unless such foreclosure would represent a transfer otherwise permitted under the Mortgage Loan documents but do not prohibit a change in control in the event of a permitted foreclosure; or (ii) require that such financing be secured by at least a certain number of assets other than such ownership interests in the related borrower.

See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Preferred Equity

Preferred equity structures would permit one or more special limited partners or members to receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of a specified return or of excess cash flow. Because preferred equity often provides for a higher rate of return to be paid to the holders of such preferred equity, preferred equity in some respects functions like mezzanine indebtedness, and reduces a principal’s economic stake in the related Mortgaged Property, reduces cash flow on the borrower’s Mortgaged Property after the payment of debt service and payments on the preferred equity and may increase the likelihood that the owner of a borrower will permit the value or income-producing potential of a Mortgaged Property to fall and may create a greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak and/or result in potential changes in the management of the related Mortgaged Property in the event the preferred return is not satisfied.

●	With respect to the CityCenter (Aria & Vdara) Mortgage Loan (8.5%), a wholly-owned subsidiary of Realty Income Corporation (the “Investor LP”) and affiliates of the borrower sponsor entered into a perpetual preferred equity agreement on the origination date whereby the Investor LP will contribute $800,000,000 in exchange for 100% of the preferred limited partnership interests (the “Preferred Interests”) in a Delaware limited partnership (the “Partnership”). The general partner of the Partnership (the “General Partner”) and the holder of 100% of the common limited partnership interests in the Partnership are both owned and controlled by the borrower sponsor. The rate of return for the Investor LP is 7.40% per annum until (but excluding) December 9, 2030, subject to annual increases of 0.25% thereafter, subject to a cap of 13%. In connection with a redemption of the Preferred Interests (x) prior to December 9, 2026, the Investor LP will be entitled to an early redemption premium of 3% of the unreturned preferred capital being redeemed on such date, and (y) after December 9, 2026 but on or prior to December 9, 2029, 2% of the unreturned preferred capital being redeemed on such date. If the Preferred Interests are repaid in full or in part prior to the date on which the Investor LP has received an 8.325% internal rate of return on its capital contribution amount, the Partnership is required to pay the Investor LP a make-whole payment in an amount equal to the amount that would result in the Investor LP receiving an 8.325% internal rate of return.

The Preferred Interests do not have a fixed redemption or maturity date. The common equity manages the business of the Partnership, subject to consent rights of all partners to certain major decisions, including among others acquiring real property, and borrowing money. The general partner may cause the Partnership to redeem all or a portion of the Preferred Interests at any time, subject to payment of the amounts described above. In connection with certain bad acts by the General Partner or the common equity, including fraud, gross negligence, willful misconduct, or intentional misappropriation of funds and (ii) a voluntary bankruptcy by or with respect to the General Partner, provided that such bad act is not then being disputed or in the process of being cured, the Investor LP will have the right to cause the Partnership to fully redeem all of the Preferred Interests, and the applicable preferred rate will increase by 2%.

If the General Partner and/or the common equity intends to effectuate a change of control, the General Partner must provide at least 45 days’ prior written notice to the Investor LP, and the Investor LP and the General Partner will each have the right to cause the Partnership to fully redeem all of the Preferred Interests effective as of a redemption date, which will be the later of (x) the effective date of such change of control and (y) in the case of a redemption notice delivered by the Investor LP only, five business days after the date of such redemption notice.

The General Partner has the right to cause the Partnership or the applicable subsidiary to sell, exchange or transfer the Mortgaged Property, provided that any such sale, exchange or transfer is for substantially all cash consideration in an arms-length transaction with a third party. If the General Partner exercises its rights to cause the Partnership or its applicable subsidiary to sell the Mortgaged Property, the Preferred Interests have a right of first offer. In addition, any partner that wants to transfer its interests in the Partnership is subject to a right of first offer in favor of the other partner.

If the mortgage lender accelerates the Mortgage Loan or it is otherwise accelerated, and the lender is pursuing default remedies, and the General Partner is not diligently pursuing a workout, the Investor LP will have the right to redeem all the General Partner’s and common equity’s interests and admit a qualified investor transferee as substitute general partner or require the General Partner and common equity to sell their interests in the Partnership. However, the General Partner has the right to negotiate with the lender for a refinancing or workout to cure the default, in which case the Investor LP may not consummate the redemption if the Mortgage Loan is paid in full and discharged, the default is cured or waived, or the General Partner is diligently pursuing a workout.

Other Secured Indebtedness

With respect to the Northshore Mall Mortgage Loan (8.5%), the Mortgage Loan documents permit future PACE (property assessed clean energy) debt up to $5,000,000, subject to lender consent and receipt of a rating agency confirmation.

Certain Mortgage Loans may also permit the borrower’s parent to pledge direct or indirect ownership interests in the borrower in connection with corporate financing arrangements, provided that such financing is also secured by a significant number of assets other than such ownership interests in the borrower.

Certain risks relating to additional debt are described in “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Other Unsecured Indebtedness

With respect to the 1 Willoughby Square Mortgage Loan (8.5%), in connection with the origination of the 1 Willoughby Square Whole Loan, the joint venture which indirectly controls the borrower, Albee JV LLC (the “Albee JV”) brought in two new 0% common equity members (i) E 1WSQ LLC (the “AVRS Special Member”) which contributed a nominal amount of capital to the Albee JV and which is owned in part indirectly by Edmond Safra and (ii) 1 WSQ KSR 2 LLC (the “KSR Special Member”) which contributed a nominal amount of capital and which is controlled by Morris Sabbagh and Abraham Kassin. The co-managers of the joint venture that controls the borrower are (i) Albee JV Holdco LLC (the “JEMB Member”) which is controlled by Joseph Jerome and certain of his family members, (ii) Averroes Partners LP, which is owned and controlled by Adnane Mousannif and Edmond Safra, and (iii) KSR WSQ Manager LLC, which is owned and controlled by Morris Sabbagh and Abraham Kassin. Initially, JEMB Member owns 100% of the common equity in the Albee JV. In addition, $65,000,000 of unsecured loans, all of which are convertible into preferred equity were made to the Albee JV, all of which (other than $1,000,000 from JEMB Member) were made by affiliates of the new common equity members. It is anticipated that upon repayment and/or conversion of such unsecured loans, and the return of all of the capital contributed by affiliates of the JEMB Member, each of AVRS Special Member and KSR Special Member

(i.e. the new common equity members) will be entitled to 24.50% of distributions from the Albee JV, with JEMB Member and/or its affiliates entitled to the remainder.

The “Willoughby Subordinate Loans” include (i) a loan in the amount of $17,500,000 (“Loan A”) from 1 WSQ A LLC (“A Lender”), an entity affiliated with the AVRS Special Member, (ii) a loan in the amount of $4,000,000 (“Loan  AA”) from A Lender, (iii) a loan in the amount of $17,500,000 (“Loan A-1”) from 1 WSQ KSR LLC (“A-1/B-1 Lender”), an entity affiliated with KSR Special Member, (iv)  a loan of $1,000,000 (“Loan AA-1”) from Albee JV Holdco LLC, an entity owned by affiliates of the borrower sponsor, JEMB Realty Corp, (v) a loan in the amount of $12,500,000 (“Loan B”) from 1 WSQ B LLC, an entity affiliated with AVRS Special Member, and (vi) a loan in the amount of $12,500,000 (“Loan B-1”) from A-1/B-1 Lender. In addition, JEMB Member is the obligor on the $10,000,000 Remaining EB-5 Loan (as defined under “—Mortgage Pool Characteristics—Loan Purpose, Default History, Bankruptcy Issues and Other Proceedings—Bankruptcy Issues, Default History and Other Proceedings”). The Remaining EB-5 Loan is payable from excess cash flow distributable to JEMB Member with the first $5,000,000 of excess cash flow payable to the EB-5 lender and the next $10,000,000 of excess cash flow split pari passu between the EB-5 lender and JEMB Member until each receives $5,000,000.  The Remaining EB-5 Loan is unsecured.

Each of the Willoughby Subordinate Loans is unsecured and has a five-year term commencing on the origination date of the related Mortgage Loan, with two automatic one year extensions.  The related lender may transfer and/or participate interests in each of the Willoughby Subordinate Loans, as well as in the Remaining EB-5 Loan or such lender, subject to requirements that the original control parties of such lender maintain control and/or a specified minimum ownership interest.  The Willoughby Subordinate Loans bear interest at the following rates: (i) Loan A and Loan A-1 at 17% per annum (increasing to 19% per annum if not paid by maturity, taking into account the permitted extensions), (ii) Loan AA at 12% per annum (increasing to 14% per annum if not  paid by maturity, taking into account the permitted extensions), (iii) Loan AA-1 at 6.786% per annum (increasing to 11.786% per annum if not paid by maturity, taking into account the permitted extensions), and (iv) Loan B and Loan B-1 at 5% per annum.  With respect to Loan A, Loan AA and Loan B, there is a minimum required return multiple if the amount funded at origination is repaid prior to the fourth anniversary of the origination date. With respect to each of the Willoughby Subordinate Loans, if there is insufficient cash to pay interest, such interest will accrue and be added to principal monthly, and thereafter will itself bear interest.

Each of the Willoughby Subordinate Loans may be converted into preferred equity at any time on or after January 4, 2027, with such preferred equity having the same balance, having redemption dates (including extensions thereof) which are the same as the maturity date and extensions of such Willoughby  Subordinate Loan, and an interest rate (including interest rate increase if not redeemed by the second extension date) that is the same as such Willoughby Subordinate Loan.  Pursuant to the Mortgage Loan documents, such a conversion is permitted only if the related preferred equity has no rights or remedies for a failure to pay the principal or returns on the preferred equity interest.

Loan AA and Loan AA-1 are required to be paid pro rata and pari passu. Loan A and Loan A-1 are required to be paid pro rata and pari passu after Loan AA and Loan AA-1 are repaid in full.  Loan B and Loan B-1 are required to  be paid pro rata and pari passu after Loan AA, the AA-1, Loan A and the Loan A-1 are repaid in full.  Loan A and Loan A-1 are subordinate to Loan AA and Loan AA-1. Loan B and Loan B-1 are subordinate to Loan AA, Loan AA-1, Loan A and Loan A-1.

Each of the Willoughby Subordinate Loans, as well as the Remaining EB-5 Loan can be paid regular installments of interest from excess cash distributed and released to the borrower in accordance with the Mortgage Loan documents, and so long as no event of default or other cash management trigger period is continuing under the Mortgage Loan in the month in which such distributions were made unless such payment is from previously distributed excess cash that was distributed to the borrower in accordance with the Mortgage Loan documents.  So long as no event of default event is continuing,  each of the Willoughby Subordinate Loans and the Remaining EB-5 Loan (including, without limitation, preferred equity which certain of such loans may have been or may be converted into) may be paid in whole or in part, interest and/or principal, (a) with equity payments contributed by the direct and indirect owners of the Albee JV to the extent the same is not derived from the borrower or the Mortgaged Property or (b) from excess cash flow that was distributed or previously distributed by the borrower to its direct and indirect owners in compliance with the Mortgage Loan documents, in each case without a requirement to pay all or a portion of the Mortgage Loan.

Each of the lenders under each of the Willoughby Subordinate Loans as well as the lender under the Remaining EB-5 Loan has entered into a subordination agreement with the lender under the Mortgage Loan, acknowledging that the Willoughby Subordinate Loans or the Remaining EB-5 Loan, as applicable is subordinate to the Mortgage Loan, that all payments under such subordinate loans are subordinate to payments under the Mortgage Loan, that except as described in the prior paragraph, no payments under such  subordinate loans may be accepted or received by the subordinate lenders until the obligations under the Mortgage Loan have been indefeasibly paid in full and that until the date that is 92 days after such indefeasible payment the subordinate lenders may not enforce such subordinate loans.

Certain Mortgage Loans also permit the borrower’s parent to pledge direct or indirect ownership interests in the borrower in connection with corporate financing arrangements, provided that such financing is also secured by a significant number of assets other than such ownership interests in the borrower.

Certain risks relating to additional debt are described in “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

The Whole Loans

General

Each of the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 as “Project Broadview”, “CityCenter (Aria & Vdara)”, “Northshore Mall”, “535 & 545 5th Avenue”, “1 Willoughby Square”, “Amazon LAX”, “Etude Self Storage Portfolio”, “Torrey Heights”, “Boise Towne Square” and “Kawasaki Motors North America Headquarters”, collectively securing 56.4% of the Initial Pool Balance, is part of the related Whole Loan consisting of the Mortgage Loan and the related Pari Passu Companion Loan(s) and, in certain cases, the related Subordinate Companion Loan(s). In connection with each Whole Loan, the rights between the trustee on behalf of the issuing entity and the holder(s) of the related Companion Loan(s) (each, a “Companion Loan Holder”) are generally governed by an intercreditor agreement or co-lender agreement (each, an “Intercreditor Agreement”). With respect to each of the Whole Loans, the related Mortgage Loan and related Companion Loans are cross-collateralized and cross-defaulted.

The following table provides certain information with respect to each Mortgage Loan that has a corresponding Companion Loan:

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan Cut-off Date Balance	Subordinate Companion Loan Cut-off Date Balance	Mortgage Loan LTV Ratio(1)	Mortgage Loan Underwritten NCF DSCR(1)	Mortgage Loan Underwritten NOI Debt Yield(1)	Whole Loan LTV Ratio(2)	Whole Loan Underwritten NCF DSCR(2)	Whole Loan Underwritten NOI Debt Yield(2)
Project Broadview	$80,000,000	9.0%	$99,437,800	NAP	59.6%	1.79x	10.9%	59.6%	1.79x	10.9%
CityCenter (Aria & Vdara)	$75,000,000	8.5%	$2,472,800,000	$902,200,000	36.2%	4.46x	24.8%	49.1%	3.28x	18.3%
Northshore Mall	$75,000,000	8.5%	$100,000,000	NAP	59.5%	2.30x	15.6%	59.5%	2.30x	15.6%
1 Willoughby Square	$75,000,000	8.5%	$50,000,000	NAP	65.5%	1.48x	10.6%	65.5%	1.48x	10.6%
535 & 545 5th Avenue	$74,979,839	8.5%	$234,936,828	NAP	63.2%	1.30x	9.7%	63.2%	1.30x	9.7%
Amazon LAX	$37,766,961	4.3%	$78,500,000	NAP	53.8%	1.85x	10.4%	53.8%	1.85x	10.4%
Etude Self Storage Portfolio	$28,200,000	3.2%	$58,500,000	NAP	65.0%	1.36x	8.7%	65.0%	1.36x	8.7%
Boise Towne Square	$23,935,218	2.7%	$53,854,240	NAP	45.0%	2.94x	22.1%	45.0%	2.94x	22.1%
Torrey Heights	$20,000,000	2.3%	$346,500,000	$98,500,000	50.7%	2.11x	10.8%	64.3%	1.61x	8.5%
Kawasaki Motors North America Headquarters	$10,000,000	1.1%	$26,000,000	NAP	52.2%	1.68x	11.6%	52.2%	1.68x	11.6%

(1)	Calculated based on the balance of or debt service on, as applicable, the related Whole Loan, but excluding any related Subordinate Companion Loans and any related mezzanine debt.
(2)	Calculated based on the balance of or debt service on, as applicable, the related Whole Loan (including any related Subordinate Companion Loans), but excluding any related mezzanine debt.

Set forth in the following chart with respect to each Whole Loan is certain information regarding Mortgage Loans, any Pari Passu Companion Loan(s) and any Subordinate Companion Loan(s), including the identity of the current or anticipated holder of the controlling and non-controlling Mortgage Notes and the Cut-off Date Balance of each such Mortgage Loan and any related Companion Loan(s), which may be shown in the aggregate where the same holder holds more than one Mortgage Note.

Whole Loan Control Notes and Non-Control Notes

Mortgage Loan	Servicing Status	Note(s)	Original Balance ($)	Cut-off Date Balance ($)	Current or Anticipated Holder of Note(s)(1)	Control Note (Yes/No)
Project Broadview	Serviced	Note A-1	$80,000,000	$80,000,000	Benchmark 2026-V20	Yes
		Note A-2	50,000,000	50,000,000	GS Bank	No
		Note A-3	30,000,000	30,000,000	GS Bank	No
		Note A-4	19,437,800	19,437,800	GS Bank	No
		Total	$179,437,800	$179,437,800
CityCenter (Aria & Vdara)	Non-Serviced	Note A-1	$779,120,000	$779,120,000	BX 2025-ARIA	Yes
		Note A-2	389,560,000	389,560,000	BX 2025-ARIA	No
		Note A-3	389,560,000	389,560,000	BX 2025-ARIA	No
		Note A-4	389,560,000	389,560,000	BX 2025-ARIA	No
		Note A-5	56,000,000	56,000,000	JPMorgan Chase Bank, National Association	No
		Note A-6	40,000,000	40,000,000	BMO 2025-5C13	No
		Note A-7	48,000,000	48,000,000	JPMorgan Chase Bank, National Association	No
		Note A-8	48,000,000	48,000,000	JPMorgan Chase Bank, National Association	No
		Note A-9	48,000,000	48,000,000	JPMorgan Chase Bank, National Association	No
		Note A-10	30,000,000	30,000,000	CREFI	No
		Note A-11	25,000,000	25,000,000	BBCMS 2026-5C40(2)	No
		Note A-12	25,000,000	25,000,000	Benchmark 2026-V20	No
		Note A-13	20,000,000	20,000,000	CREFI	No
		Note A-14	20,000,000	20,000,000	CREFI	No
		Note A-15	25,000,000	25,000,000	BBCMS 2026-5C40(2)	No
		Note A-16	25,000,000	25,000,000	Benchmark 2026-V20	No
		Note A-17	25,000,000	25,000,000	GACC	No
		Note A-18	25,000,000	25,000,000	GACC	No
		Note A-19	20,000,000	20,000,000	GACC	No
		Note A-20-A	25,000,000	25,000,000	Benchmark 2026-V20	No
		Note A-20-B	25,000,000	25,000,000	GSMC	No
		Note A-21	30,000,000	30,000,000	GSMC	No
		Note A-22	25,000,000	25,000,000	BBCMS 2026-5C40(2)	No
		Note A-23	10,000,000	10,000,000	GSMC	No
		Note A-24	5,000,000	5,000,000	GSMC	No
		Note B-1	360,880,000	360,880,000	BX 2025-ARIA	No
		Note B-2	180,440,000	180,440,000	BX 2025-ARIA	No
		Note B-3	180,440,000	180,440,000	BX 2025-ARIA	No
		Note B-4	180,440,000	180,440,000	BX 2025-ARIA	No
		Total	$3,450,000,000	$3,450,000,000
Northshore Mall	Serviced	Note A-1	$50,000,000	$50,000,000	Benchmark 2026-V20	Yes
		Note A-2	28,000,000	28,000,000	BBCMS 2026-5C40(2)	No
		Note A-3	15,000,000	15,000,000	Benchmark 2026-V20	No
		Note A-4	12,000,000	12,000,000	GACC	No
		Note A-5	10,000,000	10,000,000	Benchmark 2026-V20	No
		Note A-6	10,000,000	10,000,000	GACC	No
		Note A-7	38,000,000	38,000,000	JPMorgan Chase Bank, National Association	No
		Note A-8	12,000,000	12,000,000	JPMorgan Chase Bank, National Association	No
		Total	$175,000,000	$175,000,000
1 Willoughby Square	Serviced	Note A-1	$75,000,000	$75,000,000	Benchmark 2026-V20	Yes
		Note A-2	25,000,000	25,000,000	GACC	No
		Note A-3	25,000,000	25,000,000	GACC	No
		Total	$125,000,000	$125,000,000
535 & 545 5th Avenue	Serviced	Note A-1	$75,000,000	$74,979,839	Benchmark 2026-V20	Yes
		Note A-2	50,000,000	49,986,559	DBRI	No
		Note A-3	28,000,000	25,993,011	BBCMS 2026-5C40(2)	No
		Note A-4	15,000,000	14,995,968	DBRI	No
		Note A-5	15,000,000	14,995,968	DBRI	No
		Note A-6	10,000,000	9,997,312	DBRI	No
		Note A-7	7,000,000	8,997,581	DBRI	No
		Note A-8	40,000,000	39,989,247	SGFC	No
		Note A-9	25,000,000	24,993,280	SGFC	No
		Note A-10	20,000,000	19,994,624	SGFC	No
		Note A-11	15,000,000	13,996,237	BBCMS 2026-5C40(2)	No
		Note A-12	10,000,000	10,997,043	SGFC	No
		Total	$310,000,000	$309,916,667
Amazon LAX	Non-Serviced	Note A-1	$58,500,000	$58,500,000	Benchmark 2025-V19	Yes
		Note A-2	20,000,000	20,000,000	GS Bank	No
		Note A-3	31,500,000	31,500,000	Benchmark 2026-V20	No
		Note A-4	6,266,961	6,266,961	Benchmark 2026-V20	No
		Total	$116,266,961	$116,266,961
Etude Self Storage Portfolio	Non-Serviced	Note A-1	$58,500,000	$58,500,000	Benchmark 2025-V19	Yes
		Note A-2	28,200,000	28,200,000	Benchmark 2026-V20	No
		Total	$86,700,000	$86,700,000

Mortgage Loan	Servicing Status	Note(s)	Original Balance ($)	Cut-off Date Balance ($)	Current or Anticipated Holder of Note(s)(1)	Control Note (Yes/No)
Torrey Heights	Non-Serviced	Note A-1	$144,900,000	$144,900,000	TORY 2026-HGTS(3)	Yes
		Note A-2	$48,300,000	$48,300,000	TORY 2026-HGTS(3)	No
		Note A-3	$48,300,000	$48,300,000	TORY 2026-HGTS(3)	No
		Note A-4	$50,000,000	$50,000,000	JPMorgan Chase Bank, National Association	No
		Note A-5	$25,000,000	$25,000,000	JPMorgan Chase Bank, National Association	No
		Note A-6-1	$15,000,000	$15,000,000	GACC	No
		Note A-6-2	$10,000,000	$10,000,000	Benchmark 2026-V20	No
		Note A-7	$15,000,000	$15,000,000	GSMC	No
		Note A-8	$10,000,000	$10,000,000	Benchmark 2026-V20	No
		Note B-1	$59,100,000	$59,100,000	TORY 2026-HGTS(3)	No
		Note B-2	$19,700,000	$19,700,000	TORY 2026-HGTS(3)	No
		Note B-3	$19,700,000	$19,700,000	TORY 2026-HGTS(3)	No
		Total	$465,000,000	$465,000,000
Boise Towne Square	Non-Serviced	Note A-1	$54,000,000	$54,000,000	BMO 2025-5C13	Yes
		Note A-2	24,000,000	24,000,000	Benchmark 2026-V20	No
		Total	$78,000,000	$78,000,000
Kawasaki Motors North America Headquarters	Servicing Shift	Note A-1	$26,000,000	$26,000,000	BMO(4)	Yes
		Note A-2	10,000,000	10,000,000	Benchmark 2026-V20	No
		Total	$36,000,000	$36,000,000

(1)	The identification of a securitization trust means we have identified another securitization trust that has closed or as to which a preliminary prospectus (or preliminary offering circular) or final prospectus (or final offering circular) has printed that has or is expected to include the identified Mortgage Note(s).
(2)	The BBCMS 2026-5C40 transaction is expected to close on February 12, 2026.
(3)	The TORY 2026-HGTS transaction is expected to close on January 27, 2026.
(4)	Prior to the related servicing shift securitization date, the Kawasaki Motors North America Headquarters Whole Loan will be serviced under the pooling and servicing agreement for this transaction. From and after the securitization of the related controlling note, the Kawasaki Motors North America Headquarters Whole Loan will be serviced under the related pooling and servicing agreement for such future securitization.

“AB Whole Loan” means any Whole Loan comprised of a Mortgage Loan, a Subordinate Companion Loan and, in certain cases, one or more Pari Passu Companion Loans. The CityCenter (Aria & Vdara) Whole Loan and the Torrey Heights Whole Loan are the only AB Whole Loans related to the issuing entity.

“Benchmark 2025-V19 PSA” means the pooling and servicing agreement governing the servicing of the Amazon LAX and Etude Self Storage Portfolio Whole Loans.

“BMO 2025-5C13 PSA” means the pooling and servicing agreement governing the servicing of the Boise Towne Square Whole Loan.

“BX 2025-ARIA TSA” means the trust and servicing agreement governing the servicing of the CityCenter (Aria & Vdara) Whole Loan.

“Control Appraisal Period” means, with respect to any Serviced AB Whole Loan, a “control appraisal period” (or analogous term) under the related Intercreditor Agreement.

“Control Note” means, with respect to any Whole Loan, the “Controlling Note” or other similar term specified in the related Intercreditor Agreement. As of the Closing Date, the Control Note with respect to each Whole Loan will be the promissory note(s) with a “Yes” answer in the column “Control Note (Yes/No)” in the table above entitled “Whole Loan Control Notes and Non-Control Notes”.

“Controlling Holder” means, with respect to any Whole Loan, the holder of the related Control Note. As of the Closing Date, the Controlling Holder with respect to each Whole Loan will be the holder listed next to the related Control Note in the column “Current or Anticipated Holder of Note(s)” in the table above entitled “Whole Loan Control Notes and Non-Control Notes”.

“Non-Control Note” means, with respect to any Whole Loan, any “Non-Controlling Note” or other similar term specified in the related Intercreditor Agreement. As of the Closing Date, the Non-Control Note(s) with respect to each Whole Loan will be the promissory note(s) with “No” answers in the column “Control Note (Yes/No)” in the table above entitled “Whole Loan Control Notes and Non-Control Notes.”

“Non-Controlling Holder” means, with respect to any Whole Loan, the holder(s) of a Non-Control Note. As of the Closing Date, the Non-Controlling Holders with respect to each Whole Loan will be the holders listed next to the related Non-Control Notes in the column “Current or Anticipated Holder of Note(s)” in the table above entitled “Whole Loan Control Notes and Non-Control Notes.”

“Non-Serviced AB Whole Loan” means each of the Whole Loans identified as “Non-Serviced” under the column entitled “Servicing Status” with a Subordinate Companion Loan in the table entitled “Whole Loan Control Notes and Non-Control Notes” above.

“Non-Serviced Certificate Administrator” means with respect to (i) any Non-Serviced Whole Loan, the certificate administrator relating to the related Non-Serviced PSA and (ii) any Servicing Shift Whole Loan, on and after the Servicing Shift Securitization Date, the certificate administrator under the Servicing Shift PSA.

“Non-Serviced Companion Loan” means each of (i) the Companion Loans identified as “Non-Serviced” under the column entitled “Servicing Status” in the table entitled “Whole Loan Control Notes and Non-Control Notes” above and (ii) on and after the Servicing Shift Securitization Date, the Companion Loans identified as “Servicing Shift” under the column entitled “Servicing Status” in the table entitled “Whole Loan Control Notes And Non-Control Notes” above.

“Non-Serviced Custodian” means with respect to (i) any Non-Serviced Whole Loan, the custodian relating to the related Non-Serviced PSA and (ii) any Servicing Shift Whole Loan, on and after the Servicing Shift Securitization Date, the custodian under the Servicing Shift PSA.

“Non-Serviced Directing Holder” means with respect to (i) any Non-Serviced Whole Loan, the directing holder (or equivalent) under the related Non-Serviced PSA and (ii) any Servicing Shift Whole Loan, on and after the Servicing Shift Securitization Date, the directing holder (or equivalent) under the Servicing Shift PSA.

“Non-Serviced Master Servicer” means with respect to (i) any Non-Serviced Whole Loan, the master servicer relating to the related Non-Serviced PSA and (ii) any Servicing Shift Whole Loan, on and after the Servicing Shift Securitization Date, the master servicer under the Servicing Shift PSA.

“Non-Serviced Mortgage Loan” means each of (i) the Mortgage Loans identified as “Non-Serviced” under the column entitled “Servicing Status” in the table entitled “Whole Loan Control Notes and Non-Control Notes” above and (ii) on and after a Servicing Shift Securitization Date, the Mortgage Loans identified as “Servicing Shift” under the column entitled “Servicing Status” in the table entitled “Whole Loan Control Notes and Non-Control Notes” above.

“Non-Serviced Pari Passu Companion Loan” means each of (i) the Companion Loans identified as “Non-Serviced” under the column entitled “Servicing Status” that is pari passu in right of payment with the related Mortgage Loan in the table entitled “Whole Loan Control Notes and Non-Control Notes” above and (ii) on and after the related Servicing Shift Securitization Date, the Companion Loans identified as “Servicing Shift” under the column entitled “Servicing Status” that is pari passu in right of payment with the related Mortgage Loan in the table entitled “Whole Loan Control Notes and Non-Control Notes” above.

“Non-Serviced Pari Passu Whole Loan” means each of (i) the Whole Loans identified as “Non-Serviced” under the column entitled “Servicing Status” with one or more Non-Serviced Pari Passu Companion Loans in the table entitled “Whole Loan Control Notes and Non-Control Notes” above and (ii) on and after the Servicing Shift Securitization Date, the Whole Loans identified as “Servicing Shift” under the column entitled “Servicing Status” with one or more Pari Passu Companion Loans in the table entitled “Whole Loan Control Notes and Non-Control Notes” above.

“Non-Serviced PSA” means with respect to (i) any Non-Serviced Whole Loan, the pooling and servicing agreement or trust and servicing agreement relating to the transaction identified under the column entitled “Note Holder” in the table entitled “Non-Serviced Whole Loans” under “Summary of

Terms—Whole Loans” above and (ii) the Servicing Shift Whole Loans on and after the Servicing Shift Securitization Date, the Servicing Shift PSA.

“Non-Serviced Securitization Trust” means a securitization trust that is created and governed by a Non-Serviced PSA.

“Non-Serviced Special Servicer” means with respect to (i) any Non-Serviced Whole Loan, the special servicer relating to the related Non-Serviced PSA and (ii) any Servicing Shift Whole Loan, on and after the Servicing Shift Securitization Date, the special servicer under the Servicing Shift PSA.

“Non-Serviced Trustee” means with respect to (i) any Non-Serviced Whole Loan, the trustee relating to the related Non-Serviced PSA and (ii) any Servicing Shift Whole Loan, on and after the Servicing Shift Securitization Date, the trustee under the Servicing Shift PSA.

“Non-Serviced Whole Loan” means each of the Non-Serviced Pari Passu Whole Loans, the Non-Serviced AB Whole Loans and, after the related Servicing Shift Securitization Date, the Servicing Shift Whole Loans.

“Serviced AB Mortgage Loan” means any Serviced Mortgage Loan that is part of a Serviced AB Whole Loan. There are no Serviced AB Mortgage Loan related to the issuing entity.

“Serviced AB Whole Loan” means any Whole Loan serviced pursuant to the PSA comprised of a Serviced Mortgage Loan, a Serviced Subordinate Companion Loan and, in certain cases, one or more Serviced Pari Passu Companion Loans. There are no Serviced AB Whole Loans related to the issuing entity.

“Serviced Companion Loan” means each of the Serviced Pari Passu Companion Loans and Serviced Subordinate Companion Loans (if any).

“Serviced Mortgage Loan” means each of (i) the Mortgage Loans identified as “Serviced” under the column entitled “Servicing Status” in the table entitled “Whole Loan Control Notes and Non-Control Notes” above and (ii) prior to the Servicing Shift Securitization Date, the Mortgage Loans identified as “Servicing Shift” under the column entitled “Servicing Shift” in the table entitled “Whole Loan Control Notes and Non-Control Notes” above.

“Serviced Pari Passu Companion Loan” means each of (i) the Companion Loans identified as “Serviced” under the column entitled “Servicing Status” that is pari passu in right of payment with the related Mortgage Loan in the table entitled “Whole Loan Control Notes and Non-Control Notes” above and (ii) prior to the Servicing Shift Securitization Date, the Companion Loans identified as “Servicing Shift” under the column entitled “Servicing Status” that is pari passu in right of payment with the related Mortgage Loan in the table entitled “Whole Loan Control Notes and Non-Control Notes” above.

“Serviced Pari Passu Mortgage Loan” means each Mortgage Loan related to a Serviced Pari Passu Whole Loan.

“Serviced Pari Passu Whole Loan” means each of (i) the Whole Loans identified as “Serviced” under the column entitled “Servicing Status” with one or more Serviced Pari Passu Companion Loans in the table entitled “Whole Loan Control Notes and Non-Control Notes” above and (ii) prior to the Servicing Shift Securitization Date, the Whole Loans identified as “Servicing Shift” under the column entitled “Servicing Status” with one or more Serviced Pari Passu Companion Loans in the table entitled “Whole Loan Control Notes and Non-Control Notes” above.

“Serviced Subordinate Companion Loan” means, with respect to any Serviced AB Whole Loan, any subordinate promissory note that is part of such Whole Loan that is subordinate to the related Serviced Mortgage Loan. There are no Serviced Subordinate Companion Loans related to the issuing entity.

“Serviced Whole Loan” means each of (i) the Whole Loans identified as “Serviced” under the column entitled under the column entitled “Servicing Status” in the table entitled “Whole Loan Control Notes and

Non-Control Notes” above, and (ii) prior to the Servicing Shift Securitization Date, the Whole Loans identified as “Servicing Shift” under the column entitled “Servicing Status” in the table entitled “Whole Loan Control Notes and Non-Control Notes” above.

“Servicing Shift Mortgage Loan” means each of the Mortgage Loans identified as “Servicing Shift” under the column titled “Servicing Status” in the table titled “Whole Loan Control Notes and Non-Control Notes” above.

“Servicing Shift PSA” means, with respect to each Servicing Shift Whole Loan, the pooling and servicing agreement or trust and servicing agreement governing the servicing of each Servicing Shift Whole Loan following the related Servicing Shift Securitization Date.

“Servicing Shift Securitization Date” means, with respect to each Servicing Shift Whole Loan, the date on which the related Controlling Companion Loan is included in a securitization trust.

“Servicing Shift Whole Loan” means each of the Whole Loans identified as “Servicing Shift” under the column titled “Servicing Status” in the table titled “Whole Loan Control Notes and Non-Control Notes” above.

“Subordinate Companion Loan” means with respect to any Whole Loan, any related subordinated note not included in the issuing entity, which is generally subordinated in right of payment to the related Mortgage Loan to the extent set forth in the related Intercreditor Agreement.

“TORY 2026-HGTS TSA” means the trust and servicing agreement governing the servicing of the Torrey Heights Whole Loan.

“Whole Loan” means, collectively, each of the Non-Serviced Whole Loans, the Serviced Whole Loans and the Servicing Shift Whole Loans, as the context may require and as applicable.

The Serviced Pari Passu Whole Loans

The Serviced Pari Passu Whole Loans will be serviced pursuant to the PSA in accordance with the terms of the PSA and the related Intercreditor Agreement. None of the master servicer, the special servicer or the trustee will be required to make a monthly payment advance on any Serviced Pari Passu Companion Loan, but the master servicer or the trustee, as applicable, will be required to make Servicing Advances on the Serviced Pari Passu Whole Loans unless such advancing party (or, even if it is not the advancing party, the special servicer) determines that such a Servicing Advance would be a Nonrecoverable Advance.

Any Servicing Shift Whole Loan will be serviced pursuant to the PSA (and, accordingly, will be a Serviced Pari Passu Whole Loan) prior to the Servicing Shift Securitization Date, after which such Whole Loan will be serviced pursuant to the related Non-Serviced PSA (and, accordingly, will be a Non-Serviced Whole Loan). With respect to any Servicing Shift Whole Loan, the discussion under this section only applies to the period prior to the related Servicing Shift Securitization Date.

Intercreditor Agreement

The Intercreditor Agreement related to each Serviced Pari Passu Whole Loan provides that:

●	The promissory notes comprising such Serviced Pari Passu Whole Loan (and consequently, the related Serviced Mortgage Loan and each Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).
●	All payments, proceeds and other recoveries on the Serviced Pari Passu Whole Loan will be applied to the promissory notes comprising such Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the PSA, in accordance with the terms of the PSA).

●	The transfer of up to 49% of the beneficial interest of a promissory note comprising the Serviced Pari Passu Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than, without the consent of the non-transferring noteholder, a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii) (a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), or (b) if any such non-transferring holder’s interest in the related Serviced Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Serviced Mortgage Loan together with the related Serviced Pari Passu Companion Loans in accordance with the terms of the PSA.

With respect to each Serviced Pari Passu Whole Loan, certain costs and expenses (such as a pro rata share of a Servicing Advance) allocable to a related Serviced Pari Passu Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the issuing entity’s right to reimbursement from future payments and other collections on such Serviced Pari Passu Companion Loan or from general collections with respect to any securitization of such Serviced Pari Passu Companion Loan.

Control Rights with respect to Serviced Pari Passu Whole Loans Other than the Servicing Shift Whole Loans

With respect to any Serviced Pari Passu Whole Loan (other than any Servicing Shift Whole Loan), the related Control Note will be included in the issuing entity, and the Directing Holder will have certain consent rights (other than during the continuance of a Control Termination Event) and consultation rights (during the continuance of a Control Termination Event, but so long as no Consultation Termination Event is continuing) with respect to such Mortgage Loan as described under “Pooling and Servicing Agreement—The Directing Holder”.

Control Rights with respect to the Servicing Shift Whole Loans

With respect to any Servicing Shift Whole Loan prior to the related Servicing Shift Securitization Date, the related Control Note will be held as of the Closing Date by the related Controlling Holder. The related Controlling Holder will be entitled (i) to direct the servicing of such Whole Loan, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Whole Loan with or without cause; provided that with respect to the related Servicing Shift Whole Loan, if such holder or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the related Control Note is held by the borrower or an affiliate thereof, no party will be entitled to exercise the rights of such “Controlling Holder”, and there will be deemed to be no such “Controlling Holder” under the related Intercreditor Agreement.

Certain Rights of each Non-Controlling Holder

With respect to each Serviced Pari Passu Whole Loan, the holder of any related Non-Control Note (a “Non-Controlling Holder”) (or if such Non-Control Note has been securitized, the directing holder (or equivalent holder) with respect to such securitization or other designated party under the related pooling and servicing agreement) will be entitled to certain consent and non-binding consultation rights described below; provided that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the right of a Non-Controlling Holder, and/or there will be deemed to be no such Non-Controlling Holder under the related Intercreditor Agreement with respect to such Non-

Control Note. With respect to any Servicing Shift Whole Loan, one or more related Non-Control Notes will be included in the issuing entity, and the Directing Holder, other than during the continuance of a Control Termination Event, or the special servicer (consistent with the Servicing Standard), during the continuance of a Control Termination Event, will be entitled to exercise the consent or consultation rights described below.

The special servicer will be required (i) to provide to each Non-Controlling Holder copies of any notice, information and report that it is required to provide to the Directing Holder with respect to the implementation of any recommended actions outlined in an Asset Status Report relating to such Serviced Pari Passu Whole Loan or any proposed action to be taken in respect of a Major Decision with respect to such Serviced Pari Passu Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the Directing Holder due to the occurrence of a Control Termination Event or Consultation Termination Event) and (ii) to consult (or to use commercially reasonable efforts to consult) each such Non-Controlling Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by the special servicer or any proposed action to be taken by such special servicer in respect of such Serviced Pari Passu Whole Loan that constitutes a Major Decision.

Such non-binding consultation right will generally expire in a specified period (generally 5 or 10 business days) (or, with respect to an “acceptable insurance default” in the case of certain Serviced Pari Passu Whole Loans, 30 days) after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto) (unless the special servicer proposes a new course of action that is materially different from the action previously proposed, in which case such specified period (generally 5 or 10 business days) will be deemed to begin anew). In no event will the special servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative). In addition, if the special servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Serviced Pari Passu Whole Loan, it may take, in accordance with the Servicing Standard, any action constituting a Major Decision with respect to such Serviced Pari Passu Whole Loan or any action set forth in any applicable Asset Status Report before the expiration of the aforementioned specified period.

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to attend annual meetings (which may be held telephonically) with the master servicer or special servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the master servicer or special servicer, as applicable, in which servicing issues related to the related Serviced Pari Passu Whole Loan are discussed.

If a Servicer Termination Event has occurred with respect to the special servicer that affects a Non-Controlling Holder, such holder will have the right to direct the trustee to terminate the special servicer under the PSA solely with respect to the related Serviced Pari Passu Whole Loan.

Sale of Defaulted Mortgage Loan

If any Serviced Pari Passu Whole Loan becomes a Defaulted Loan, and if the special servicer decides to sell the related Serviced Pari Passu Mortgage Loan, such special servicer will be required to sell such Serviced Pari Passu Mortgage Loan and each related Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, such special servicer will not be permitted to sell a Serviced Pari Passu Whole Loan without the consent of each Non-Controlling Holder (except, in certain cases, if the Non-Controlling Holder is the borrower or an affiliate of the borrower) unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Serviced Pari Passu Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by such special servicer, a copy of the most recent appraisal and certain other supplementary documents (if reasonably requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the Directing

Holder) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the master servicer or special servicer in connection with the proposed sale.

The Non-Serviced Pari Passu Whole Loans

Each Non-Serviced Pari Passu Whole Loan will be serviced pursuant to the related Non-Serviced PSA in accordance with the terms of such Non-Serviced PSA and the related Intercreditor Agreement. No Non-Serviced Master Servicer, Non-Serviced Special Servicer or Non-Serviced Trustee will be required to make monthly payment advances on a Non-Serviced Mortgage Loan, but the related Non-Serviced Master Servicer or Non-Serviced Trustee, as applicable, will be required to (and the Non-Serviced Special Servicer, at its option in certain cases, may) make servicing advances on the related Non-Serviced Whole Loan in accordance with the terms of the related Non-Serviced PSA unless such advancing party (or, in certain cases, the related Non-Serviced Special Servicer, even if it is not the advancing party) determines that such a servicing advance would be a nonrecoverable advance. Monthly payment advances on each Non-Serviced Mortgage Loan will be made by the master servicer or the trustee, as applicable, to the extent provided under the PSA. None of the master servicer, the special servicer or the trustee will be obligated to make servicing advances with respect to a Non-Serviced Whole Loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” for a description of the servicing terms of the Non-Serviced PSAs.

With respect to any Servicing Shift Whole Loans, the discussion under this “—The Non-Serviced Pari Passu Whole Loans” section only applies to the period on or after the related Servicing Shift Securitization Date.

Intercreditor Agreement

The Intercreditor Agreement related to each Non-Serviced Pari Passu Whole Loan provides that:

●	The promissory notes comprising such Non-Serviced Pari Passu Whole Loan (and consequently, the related Non-Serviced Mortgage Loan and each Non-Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).
●	All payments, proceeds and other recoveries on the Non-Serviced Whole Loan will be applied to the promissory notes comprising such Non-Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the related Non-Serviced PSA, in accordance with the terms of the related Non-Serviced PSA).
●	The transfer of up to 49% of the beneficial interest of a promissory note comprising the Non-Serviced Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than, without the consent of the non-transferring noteholder, a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii) (a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), or (b) if any such non-transferring holder’s interest in the related Non-Serviced Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Non-Serviced Mortgage Loan together with the related Non-Serviced Pari Passu Companion Loans in accordance with the terms of the related Non-Serviced PSA.

Any losses, liabilities, claims, costs and expenses incurred in connection with a Non-Serviced Whole Loan that are not otherwise paid out of collections on such Whole Loan may, to the extent allocable to the related Non-Serviced Mortgage Loan, be payable or reimbursable out of general collections on the mortgage pool for this securitization.

Control Rights

With respect to each Non-Serviced Whole Loan (including any Servicing Shift Whole Loan on or after the related Servicing Shift Securitization Date), the related Control Note will be held as of the Closing Date by the related Controlling Holder. The related Controlling Holder (or a designated representative) will be entitled (i) to direct the servicing of such Whole Loan, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Whole Loan with or without cause; provided that with respect to each Non-Serviced Whole Loan, if such holder (or its designated representative) is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of the “Controlling Holder”, and/or there will be deemed to be no such “Controlling Holder” under the related Intercreditor Agreement.

Certain Rights of each Non-Controlling Holder

With respect to any Non-Serviced Whole Loan, the holder of any related Non-Control Note (or if such Non-Control Note has been securitized, the directing holder (or equivalent entity) with respect to such securitization (or other designated party under the related pooling and servicing agreement)) will be entitled to certain consent and consultation rights described below; provided that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of a Non-Controlling Holder, and/or there will be deemed to be no “Non-Controlling Holder” with respect to such Non-Control Note under the related Intercreditor Agreement. With respect to each Non-Serviced Whole Loan (including any Servicing Shift Whole Loan on or after the related Servicing Shift Securitization Date), one or more related Non-Control Notes will be included in the issuing entity, and the Directing Holder, other than during continuance of a Control Termination Event, or the special servicer (consistent with the Servicing Standard), during the continuance of a Control Termination Event, will be entitled to exercise the consent or consultation rights described above.

With respect to any Non-Serviced Whole Loan, the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable pursuant to the related Intercreditor Agreement, will be required (i) to provide to each Non-Controlling Holder copies of any notice, information and report that it is required to provide to the related Non-Serviced Directing Holder under the related Non-Serviced PSA with respect to the implementation of any recommended actions outlined in an asset status report relating to the related Non-Serviced Whole Loan or any proposed action to be taken in respect of a major decision under the related Non-Serviced PSA with respect to such Non-Serviced Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the related Non-Serviced Directing Holder due to the occurrence and continuance of a “control termination event” or a “consultation termination event” (or analogous concepts) under such Non-Serviced PSA) and (ii) to consult (or to use reasonable efforts to consult) each Non-Controlling Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by such Non-Serviced Special Servicer or any proposed action to be taken by such Non-Serviced Special Servicer in respect of the applicable major decision.

Such consultation right will generally expire in a specified period (generally 5 or 10 business days) (or, with respect to an “acceptable insurance default” in the case of certain Non-Serviced Whole Loans, 30 days) after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Holder has responded within such period (unless the related Non-Serviced Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such period (generally 5 or 10 business days) will be deemed to begin anew). In no event will the related Non-Serviced Special Servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative).

If the related Non-Serviced Special Servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Non-Serviced Whole Loan, it may take, in accordance with the servicing standard under the Non-Serviced PSA, any action constituting a major decision with respect to such Non-Serviced Whole Loan or any action set forth in any applicable asset status report before the expiration of the aforementioned specified period.

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to attend annual meetings (which may be held telephonically) with the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to such Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, in which servicing issues related to the related Non-Serviced Whole Loan are discussed.

If a special servicer termination event under the related Non-Serviced PSA has occurred that affects a Non-Controlling Holder, such holder will have the right to direct the related Non-Serviced Trustee to terminate the related Non-Serviced Special Servicer under such Non-Serviced PSA solely with respect to the related Non-Serviced Whole Loan.

Custody of the Mortgage File

The Non-Serviced Custodian is the custodian of the mortgage file related to the related Non-Serviced Whole Loan (other than any promissory notes not contributed to the related Non-Serviced Securitization Trust).

Sale of Defaulted Mortgage Loan

If any Non-Serviced Whole Loan becomes a defaulted mortgage loan, and if the related Non-Serviced Special Servicer decides to sell the related Control Note contributed to the Non-Serviced Securitization Trust, such Non-Serviced Special Servicer will be required to sell the related Non-Serviced Mortgage Loan and each Non-Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, the related Non-Serviced Special Servicer will not be permitted to sell a Non-Serviced Whole Loan without the consent of each Non-Controlling Holder (except, in certain cases, if the Non-Controlling Holder is the borrower or an affiliate of the borrower) unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Non-Serviced Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the related Non-Serviced Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the applicable Non-Serviced Directing Holder under the related Non-Serviced PSA) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the related Non-Serviced Master Servicer or Non-Serviced Special Servicer in connection with the proposed sale.

The Non-Serviced AB Whole Loans

The CityCenter (Aria & Vdara) Whole Loan

General

The CityCenter (Aria & Vdara) Mortgage Loan (8.5%) is part of a split loan structure comprised of the notes listed in the table entitled “Whole Loan Control Notes and Non-Control Notes” above under “—The Whole Loans—General”, including (a) the CityCenter (Aria & Vdara) Mortgage Loan, which is comprised of three senior promissory notes designated as Note A-12, Note A-16 and Note A-20-A, with an aggregate principal balance as of the Cut-off Date of $75,000,000, (b) four senior promissory notes, designated as Note A-1, Note A-2, Note A-3 and Note A-4, held by BX Trust 2025-ARIA (the “BX 2025-ARIA Trust”), with an aggregate principal balance as of the Cut-off Date of $1,947,800,000 (collectively, the “CityCenter (Aria & Vdara) SASB Pari Passu Companion Loans”), (c) eighteen senior promissory notes, designated as Note A-5, Note A-6, Note A-7, Note A-8, Note A-9, Note A-10, Note A-11, Note A-

13, Note A-14, Note A-15, Note A-17, Note A-18, Note A-19, Note A-20-B, Note A-21, Note A-22, Note A-23 and Note A-24, with an aggregate principal balance as of the Cut-off Date of $525,000,000 (collectively, the “CityCenter (Aria & Vdara) Non-SASB Pari Passu Companion Loans”), and (d) four subordinate promissory notes, designated as Note B-1, Note B-2, Note B-3 and Note B-4, held by the BX 2025-ARIA Trust, with an aggregate principal balance as of the Cut-off Date of $902,200,000 (collectively, the “CityCenter (Aria & Vdara) Subordinate Companion Loans”).

The CityCenter (Aria & Vdara) SASB Pari Passu Companion Loans and the CityCenter (Aria & Vdara) Subordinate Companion Loans are collectively referred to herein as the “CityCenter (Aria & Vdara) SASB Loans”. The CityCenter (Aria & Vdara) Mortgage Loan and the CityCenter (Aria & Vdara) Non-SASB Pari Passu Companion Loans are collectively referred to herein as the “CityCenter (Aria & Vdara) Non-SASB Senior Loans” or the “CityCenter (Aria & Vdara) Non-SASB Loans”. The CityCenter (Aria & Vdara) SASB Pari Passu Companion Loans and the CityCenter (Aria & Vdara) Non-SASB Senior Loans are collectively referred to herein as the “CityCenter (Aria & Vdara) Senior Loans”. The CityCenter (Aria & Vdara) Senior Loans and the CityCenter (Aria & Vdara) Subordinate Companion Loans are collectively referred to herein as the “CityCenter (Aria & Vdara) Loans” or the “CityCenter (Aria & Vdara) Whole Loan”. The CityCenter (Aria & Vdara) Senior Loans (other than the CityCenter (Aria & Vdara) Mortgage Loan) and the CityCenter (Aria & Vdara) Subordinate Companion Loans are collectively referred to herein as the “CityCenter (Aria & Vdara) Companion Loans”. The CityCenter (Aria & Vdara) Senior Loans are generally pari passu in right of payment with each other. The CityCenter (Aria & Vdara) Subordinate Companion Loans are generally pari passu in right of payment with each other, but subordinate in right of payment with respect to the CityCenter (Aria & Vdara) Senior Loans.

As of the Closing Date, the interest rate of the CityCenter (Aria & Vdara) Mortgage Loan is 6.07880916113333%, which represents the interest rate of CityCenter (Aria & Vdara) Component A-C, and the weighted average interest rate of the CityCenter (Aria & Vdara) Whole Loan is 5.29420%.

Each holder of a promissory note evidencing a portion of the CityCenter (Aria & Vdara) Whole Loan is referred to herein as a “CityCenter (Aria & Vdara) Noteholder”, each holder of a promissory note evidencing a CityCenter (Aria & Vdara) Senior Loan is referred to herein as a “CityCenter (Aria & Vdara) Senior Noteholder”, and each holder of a CityCenter (Aria & Vdara) Subordinate Companion Loan is referred to herein as a “CityCenter (Aria & Vdara) Subordinate Noteholder”, and each holder of a CityCenter (Aria & Vdara) Non-SASB Senior Loan is referred to herein as a “CityCenter (Aria & Vdara) Non-SASB Noteholder” . Each such promissory note is secured by the same mortgage instrument on the same underlying portfolio Mortgaged Property, and such promissory notes have an aggregate principal balance as of the Cut-off Date of $3,450,000,000. The CityCenter (Aria & Vdara) Noteholders are subject to the terms of a co-lender agreement (the “CityCenter (Aria & Vdara) Co-Lender Agreement”) governing the servicing and administration of the CityCenter (Aria & Vdara) Whole Loan.

Pursuant to the loan documents governing the CityCenter (Aria & Vdara) Whole Loan, each promissory note evidencing a portion of the Whole Loan is deemed to be comprised of one or more components (each, a “CityCenter (Aria & Vdara) Component”) as follows: (i) the promissory notes evidencing the CityCenter (Aria & Vdara) SASB Pari Passu Companion Loans comprise “CityCenter (Aria & Vdara) Component A”, (ii) the promissory notes evidencing the CityCenter (Aria & Vdara) Non-SASB Senior Loans comprise “CityCenter (Aria & Vdara) Component A-C” and (iii) the promissory notes evidencing the CityCenter (Aria & Vdara) Subordinate Companion Loans comprise “CityCenter (Aria & Vdara) Component B” and “CityCenter (Aria & Vdara) Component C”. The related loan documents provide that the interest rate of CityCenter (Aria & Vdara) Component A is 5.033966900% per annum, the interest rate of CityCenter (Aria & Vdara) Component A-C is 6.07880916113333% per annum, the interest rate of CityCenter (Aria & Vdara) Component B is 5.179934000% per annum, and the interest rate of CityCenter (Aria & Vdara) Component C is 5.520211000% per annum.

Only the CityCenter (Aria & Vdara) Mortgage Loan is included in the issuing entity. The CityCenter (Aria & Vdara) SASB Pari Passu Companion Loans and the CityCenter (Aria & Vdara) Subordinate Companion Loans have been contributed to the BX 2025-ARIA Trust, which is governed by a trust and servicing agreement (the “BX 2025-ARIA TSA”). The CityCenter (Aria & Vdara) Non-SASB Senior Loans have either been contributed to other securitizations or are expected to be contributed to other securitizations in the future; however, the holders of unsecuritized CityCenter (Aria & Vdara) Non-SASB Senior Loans are under no obligation to do so.

The following summaries describe certain provisions of the CityCenter (Aria & Vdara) Co-Lender Agreement.

Servicing

The CityCenter (Aria & Vdara) Co-Lender Agreement provides that the administration of the CityCenter (Aria & Vdara) Whole Loan will be governed by the CityCenter (Aria & Vdara) Co-Lender Agreement and the BX 2025-ARIA TSA. The CityCenter (Aria & Vdara) Whole Loan and any related foreclosed CityCenter (Aria & Vdara) Mortgaged Property will be serviced and administered under the BX 2025-ARIA TSA by the master servicer acting thereunder (the “BX 2025-ARIA Master Servicer”) or (if the CityCenter (Aria & Vdara) Whole Loan becomes a specially serviced loan thereunder) by the special servicer acting thereunder (the “BX 2025-ARIA Special Servicer”). The BX 2025-ARIA Master Servicer and the BX 2025-ARIA Special Servicer will be required to service and administer the CityCenter (Aria & Vdara) Whole Loan in accordance with the Accepted Servicing Practices (as defined in the BX 2025-ARIA TSA), taking into account the interests of the certificateholders under the BX 2025-ARIA TSA, the owners of the RR Interest (as defined in the BX 2025-ARIA TSA) issued under the BX 2025-ARIA TSA, and the CityCenter (Aria & Vdara) Non-SASB Noteholders.

Custody of the Mortgage File

Computershare Trust Company, National Association, is the custodian of the mortgage file related to the CityCenter (Aria & Vdara) Whole Loan (other than any promissory notes not contributed to the BX 2025-ARIA Trust).

Advances

The master servicer or the trustee, as applicable, will be responsible for making any required P&I Advances on the CityCenter (Aria & Vdara) Mortgage Loan (but not on the CityCenter (Aria & Vdara) Companion Loans) pursuant to the terms of the PSA unless the master servicer, the special servicer or the trustee, as applicable, determines that such an advance would not be recoverable from collections on the CityCenter (Aria & Vdara) Mortgage Loan. Principal and interest advances in respect of the CityCenter (Aria & Vdara) Companion Loans and property protection advances in respect of the CityCenter (Aria & Vdara) Whole Loan will be made as described under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Application of Payments

All amounts tendered by the related borrowers or otherwise available for payment on or with respect to or in connection with the CityCenter (Aria & Vdara) Whole Loan or the CityCenter (Aria & Vdara) Mortgaged Property or amounts realized as proceeds thereof, whether received in the form of monthly payments, the balloon payment, liquidation proceeds, proceeds under any guaranty, letter of credit or other collateral or instrument securing the CityCenter (Aria & Vdara) Whole Loan or insurance proceeds or condemnation proceeds (other than (1) proceeds, awards or settlements to be applied to the restoration or repair of the CityCenter (Aria & Vdara) Mortgaged Property or released to the borrowers in accordance with the terms of the CityCenter (Aria & Vdara) Whole Loan documents, to the extent permitted by the REMIC provisions, (2) all amounts for required reserves or escrows required by the CityCenter (Aria & Vdara) Whole Loan documents (to the extent and in accordance with the terms of the CityCenter (Aria & Vdara) Whole Loan documents) to be held as reserves or escrows, (3) all amounts received as reimbursements on account of recoveries in respect of advances then due and payable or reimbursable under the BX 2025-ARIA TSA to the BX 2025-ARIA Master Servicer or any master servicer with respect to a securitization trust holding any portion of a CityCenter (Aria & Vdara) Non-SASB Senior Loan (any such trust, a “CityCenter (Aria & Vdara) Non-SASB Securitization Trust”), (4) penalty charges and all amounts that are then due, payable or reimbursable to any of the BX 2025-ARIA Master Servicer, the certificate administrator under the BX 2025-ARIA TSA (the “BX 2025-ARIA Certificate Administrator”)

or the trustee under the BX 2025-ARIA TSA (the “BX 2025-ARIA Trustee”) with respect to the CityCenter (Aria & Vdara) Whole Loan pursuant to the BX 2025-ARIA TSA (including, without limitation, reimbursement of servicing advances and administrative advances with respect to the CityCenter (Aria & Vdara) Whole Loan and principal and interest advances on the CityCenter (Aria & Vdara) SASB Loans and interest thereon) and (5) any amounts that are then due and payable or reimbursable to any master servicer or trustee with respect to a CityCenter (Aria & Vdara) Non-SASB Securitization Trust in respect of any principal and interest advances and interest thereon in respect of any CityCenter (Aria & Vdara) Non-SASB Senior Loan (pursuant to any Non-Serviced PSA) will be applied and distributed by the BX 2025-ARIA Master Servicer in the following order of priority without duplication (and payments will be made at such times as are set forth in the BX 2025-ARIA TSA):

(i)	first, to pay accrued and unpaid interest on the CityCenter (Aria & Vdara) Senior Loans (on a pro rata and pari passu basis) (other than default interest) to each CityCenter (Aria & Vdara) Senior Noteholder in an amount equal to the accrued and unpaid interest on the applicable principal balances at the applicable net interest rate;
(ii)	second, to each CityCenter (Aria & Vdara) Senior Noteholder (on a pro rata and pari passu basis) in an amount equal to all principal payments (or other amounts allocated to principal) received, if any, with respect to such payment date, until the respective principal balances have been reduced to zero;
(iii)	third, to each CityCenter (Aria & Vdara) Senior Noteholder (on a pro rata and pari passu basis), an amount equal to the aggregate of unreimbursed realized losses previously allocated to such CityCenter (Aria & Vdara) Senior Noteholder in accordance with the terms of “—Workout” below or the paragraph immediately following the definition of “Reverse Sequential Order (CityCenter (Aria & Vdara))” below, plus interest thereon at the applicable net interest rate compounded monthly from the date the related realized loss was allocated to such CityCenter (Aria & Vdara) Senior Noteholder, such amount to be allocated to such CityCenter (Aria & Vdara) Senior Noteholder (on a pro rata and pari passu basis) based on the amount of realized losses previously allocated to each such CityCenter (Aria & Vdara) Senior Noteholder;
(iv)	fourth, to pay accrued and unpaid interest on the CityCenter (Aria & Vdara) Subordinate Companion Loans (on a pro rata and pari passu basis) (other than default interest) to each CityCenter (Aria & Vdara) Subordinate Noteholder, in an amount equal to the accrued and unpaid interest on the applicable principal balances at the applicable net interest rate;
(v)	fifth, to each CityCenter (Aria & Vdara) Subordinate Noteholder (on a pro rata and pari passu basis) in an amount equal to all principal payments (or other amounts allocated to principal) received, if any, with respect to such payment date, until the respective principal balances have been reduced to zero;
(vi)	sixth, to each CityCenter (Aria & Vdara) Subordinate Noteholder (on a pro rata and pari passu basis), an amount equal to the aggregate of unreimbursed realized losses previously allocated to such CityCenter (Aria & Vdara) Subordinate Noteholder in accordance with the terms of “—Workout” below or the paragraph immediately following the definition of “Reverse Sequential Order (CityCenter (Aria & Vdara))” below, plus interest thereon at the applicable net interest rate compounded monthly from the date the related realized loss was allocated to each CityCenter (Aria & Vdara) Subordinate Companion Loan, such amount to be allocated to such CityCenter (Aria & Vdara) Subordinate Noteholder (on a pro rata and pari passu basis) based on the amount of realized losses previously allocated to each such CityCenter (Aria & Vdara) Subordinate Noteholder;
(vii)	seventh, to pay yield maintenance premiums then due and payable in respect of first, the CityCenter (Aria & Vdara) Senior Loans (on a pro rata and pari passu basis) (and to their related CityCenter (Aria & Vdara) Components) and second, the CityCenter (Aria & Vdara) Subordinate Companion Loans (on a pro rata and pari passu basis) (and, as relates to any such amounts allocated to the CityCenter (Aria & Vdara) Subordinate Companion Loans, first to CityCenter (Aria & Vdara) Component B up to an amount payable in respect of CityCenter (Aria & Vdara) Component B under the terms of the related loan agreement, and then to CityCenter (Aria & Vdara) Component C up to an amount payable in respect of CityCenter (Aria & Vdara) Component C under the terms of the related loan agreement, in that order);

(viii)	eighth, to pay default interest and late payment charges then due and owing under the CityCenter (Aria & Vdara) Whole Loan, all of which will be applied in accordance with the BX 2025-ARIA TSA and the CityCenter (Aria & Vdara) Co-Lender Agreement; and
(ix)	ninth, if any excess amount is available to be distributed in respect of the CityCenter (Aria & Vdara) Whole Loan, and not otherwise applied in accordance with the foregoing clauses (i)-(viii), any remaining amount will be paid pro rata to each CityCenter (Aria & Vdara) Senior Noteholder and CityCenter (Aria & Vdara) Subordinate Noteholder based on their principal balances prior to the application of payments in accordance with the foregoing clauses (i)-(viii).

All payments of principal in respect of each CityCenter (Aria & Vdara) Loan will be applied to the corresponding CityCenter (Aria & Vdara) Components of such CityCenter (Aria & Vdara) Loan in accordance with the terms of the related loan agreement in Component Sequential Order.

All expenses and losses relating to the CityCenter (Aria & Vdara) Whole Loan and the CityCenter (Aria & Vdara) Mortgaged Property, including without limitation losses of principal and interest, property protection advances, interest on such advances, special servicing fees, liquidation fees and workout fees, appraisal reduction amounts and certain other trust expenses, in respect of each CityCenter (Aria & Vdara) Loan, will be allocated to the CityCenter (Aria & Vdara) Loans in Reverse Sequential Order (CityCenter (Aria & Vdara)) and to the corresponding CityCenter (Aria & Vdara) Components in Component Reverse Sequential Order; provided, however, that all principal and interest advances will be reimbursed pro rata and pari passu among the CityCenter (Aria & Vdara) Loans without regard to the subordination of each CityCenter (Aria & Vdara) Subordinate Companion Loan as set forth in the CityCenter (Aria & Vdara) Co-Lender Agreement. Any realized losses (including reductions by a bankruptcy court) applied to reduce the principal balance of the CityCenter (Aria & Vdara) Whole Loan (and correspondingly any CityCenter (Aria & Vdara) Loan) will be reimbursed to the CityCenter (Aria & Vdara) Loans in Sequential Order (CityCenter (Aria & Vdara)) and to the corresponding CityCenter (Aria & Vdara) Components of such CityCenter (Aria & Vdara) Loan in Component Sequential Order after all amounts of interest and principal have otherwise been paid in full on such CityCenter (Aria & Vdara) Loan.

“Component Sequential Order” means (i) with respect to each CityCenter (Aria & Vdara) Senior Loan, (a) in the case of each CityCenter (Aria & Vdara) SASB Pari Passu Companion Loan, to the reduction of the principal balance of CityCenter (Aria & Vdara) Component A, until the principal balance of such CityCenter (Aria & Vdara) Component is reduced to zero, and (b) in the case of each CityCenter (Aria & Vdara) Non-SASB Senior Loan, to the reduction of the principal balance of CityCenter (Aria & Vdara) Component A-C, until the principal balance of such CityCenter (Aria & Vdara) Component is reduced to zero, and (ii) with respect to each CityCenter (Aria & Vdara) Subordinate Companion Loan, (a) first, to the reduction of the principal balance of CityCenter (Aria & Vdara) Component B, until the principal balance of such CityCenter (Aria & Vdara) Component is reduced to zero, and (b) second, to the reduction of the principal balance of CityCenter (Aria & Vdara) Component C, until the principal balance of such CityCenter (Aria & Vdara) Component is reduced to zero.

“Sequential Order (CityCenter (Aria & Vdara))” means (a) first, to the reduction of the principal balance of each of the CityCenter (Aria & Vdara) Senior Loans and all interest thereon, on a pro rata and pari passu basis, until the principal balance of each such CityCenter (Aria & Vdara) Senior Loan is reduced to zero and (b) second, to the reduction of the principal balance of each of the CityCenter (Aria & Vdara) Subordinate Companion Loans and all interest thereon, on a pro rata and pari passu basis, until the principal balance of each such CityCenter (Aria & Vdara) Subordinate Companion Loan is reduced to zero.

“Component Reverse Sequential Order” means (i) with respect to each CityCenter (Aria & Vdara) Subordinate Companion Loan, (a) first, to the reduction of the principal balance of CityCenter (Aria & Vdara) Component C, until the principal balance of such CityCenter (Aria & Vdara) Component is reduced to zero, and (b) second, to the reduction of the principal balance of CityCenter (Aria & Vdara) Component B, until the principal balance of such CityCenter (Aria & Vdara) Component is reduced to zero, and (ii) with respect to each CityCenter (Aria & Vdara) Senior Loan, (a) in the case of each CityCenter (Aria & Vdara) Non-SASB Senior Loan, to the reduction of the principal balance of CityCenter (Aria & Vdara) Component A-C, until the principal balance of such CityCenter (Aria & Vdara) Component is reduced to zero, and (b) in the case of each CityCenter (Aria & Vdara) SASB Pari Passu Companion Loan, to the reduction of the principal balance of CityCenter (Aria & Vdara) Component A, until the principal balance of such CityCenter (Aria & Vdara) Component is reduced to zero.

“Reverse Sequential Order (CityCenter (Aria & Vdara))” means (a) first, to the reduction of the principal balance of each of the CityCenter (Aria & Vdara) Subordinate Companion Loans and all interest thereon, on a pro rata and pari passu basis, until the principal balance of each such CityCenter (Aria & Vdara) Subordinate Companion Loan is reduced to zero and (b) second, to the reduction of the principal balance of each of the CityCenter (Aria & Vdara) Senior Loans and all interest thereon, on a pro rata and pari passu basis, until the principal balance of each such CityCenter (Aria & Vdara) Senior Loan is reduced to zero.

Prior to calculating any amount of interest or principal due to the CityCenter (Aria & Vdara) Noteholders pursuant to clauses (i)-(ix) above, the BX 2025-ARIA Master Servicer will reduce, in Reverse Sequential Order (CityCenter (Aria & Vdara)), the principal balances of the CityCenter (Aria & Vdara) Loans by any realized loss with respect to the CityCenter (Aria & Vdara) Whole Loan.

Notwithstanding anything to the contrary in the CityCenter (Aria & Vdara) Co-Lender Agreement, to the extent required under the REMIC provisions of the Code, payments or proceeds received with respect to any partial release of the CityCenter (Aria & Vdara) Mortgaged Property (including following a condemnation) from the lien of the applicable mortgage and loan documents must be allocated to reduce the principal balance of the CityCenter (Aria & Vdara) Whole Loan in the manner permitted by such REMIC provisions if, immediately following such release, the loan-to-value ratio of the CityCenter (Aria & Vdara) Whole Loan exceeds 125% (based solely on real property and excluding any personal property and going concern value).

Each CityCenter (Aria & Vdara) Non-SASB Noteholder agrees to pay its pro rata share of (i) any property protection advances or administrative advances and any interest accrued and payable on such advances at the advance rate and (ii) any trust fund expenses under the BX 2025-ARIA TSA and any other fees, costs or expenses incurred in connection with the servicing and administration of the CityCenter (Aria & Vdara) Whole Loan (including, without, limitation, any indemnification amounts and any costs, fees and expenses related to obtaining any rating agency confirmation) in accordance with the BX 2025-ARIA TSA and the CityCenter (Aria & Vdara) Co-Lender Agreement to the extent that such amounts remain unpaid or unreimbursed after funds received from the related borrowers for payment of such amounts and any principal and interest collections allocable to the CityCenter (Aria & Vdara) Subordinate Companion Loans have been applied to pay such amounts. Any such amounts paid by the CityCenter (Aria & Vdara) Non-SASB Noteholders pursuant to this paragraph will be reimbursed thereto on a pro rata and pari passu basis, in accordance with the unreimbursed portion of such amounts paid by each such CityCenter (Aria & Vdara) Noteholder, prior to any subsequent amounts being paid under the CityCenter (Aria & Vdara) Co-Lender Agreement in respect of any CityCenter (Aria & Vdara) Subordinate Companion Loans.

In the event that the BX 2025-ARIA Master Servicer or the BX 2025-ARIA Special Servicer has determined that expected proceeds of the CityCenter (Aria & Vdara) Whole Loan or any foreclosed CityCenter (Aria & Vdara) Mortgaged Property would be insufficient for reimbursement of (i) any property protection advances or administrative advances and any interest accrued and payable on such advances at the advance rate, (ii) any indemnification amounts and (iii) any other trust fund expenses under the BX 2025-ARIA TSA and any other fees, costs or expenses incurred in connection with the servicing and administration of the CityCenter (Aria & Vdara) Whole Loan or CityCenter (Aria & Vdara) Mortgaged Property (including, without, limitation, any fees, costs and expenses related to obtaining any rating agency confirmation), and any collections allocable to the CityCenter (Aria & Vdara) Subordinate Companion Loans have been applied to pay such amounts, each of the CityCenter (Aria & Vdara) Non-SASB Noteholders will be required to, promptly following notice from the BX 2025-ARIA Master Servicer or the BX 2025-ARIA Special Servicer, pay the BX 2025-ARIA Master Servicer, the BX 2025-ARIA Special Servicer, the BX 2025-ARIA Certificate Administrator, the BX 2025-ARIA Trustee or the BX 2025-ARIA Trust, as applicable, such CityCenter (Aria & Vdara) Non-SASB Noteholder’s pro rata share of the insufficiency from general collections on the other mortgage loans in the securitization of the related CityCenter (Aria & Vdara) Non-SASB Loan.

Penalty charges paid in respect of the CityCenter (Aria & Vdara) Whole Loan will be used (i) to the extent set forth in the BX 2025-TSA, (a) to pay the parties to any securitization of a CityCenter (Aria & Vdara) Loan for any advances and any interest accrued thereon, and (b) to pay certain other expenses (including special servicing fees, unpaid work-out fees and liquidation fees) incurred with respect to the CityCenter (Aria & Vdara) Whole Loan and (ii) (a) in the case of the remaining amount of penalty charges allocable to any CityCenter (Aria & Vdara) SASB Loan, to pay the BX 2025-ARIA Master Servicer and/or the BX 2025-ARIA Special Servicer as additional servicing compensation as provided in the BX 2025-ARIA TSA and (b) in the case of the remaining amount of penalty charges allocable to any CityCenter (Aria & Vdara) Non-SASB Loan, to pay, (x) prior to the securitization of such CityCenter (Aria & Vdara) Non-SASB Loan, the related CityCenter (Aria & Vdara) Senior Noteholder and (y) following the securitization of such CityCenter (Aria & Vdara) Non-SASB Loan, the related Non-Serviced Master Servicer and/or the related Non-Serviced Special Servicer as additional servicing compensation as provided in the BX 2025-ARIA TSA.

Consultation and Control

The CityCenter (Aria & Vdara) Co-Lender Agreement provides that the controlling class or any other party assigned the right to exercise the rights of the “Controlling Holder” under the CityCenter (Aria & Vdara) Co-Lender Agreement will have certain control rights set forth in the BX 2025-ARIA TSA.

Pursuant to the CityCenter (Aria & Vdara) Co-Lender Agreement, neither the BX 2025-ARIA Trust as the “Controlling Holder” or the directing certificateholder under the BX 2025-ARIA TSA (the “BX 2025-ARIA Directing Certificateholder”), as representative of the “Controlling Holder” will have liability to the CityCenter (Aria & Vdara) Non-SASB Noteholders or any other person for any action taken, or for refraining from the taking of any action or the giving of any consent or the failure to give any consent pursuant to the CityCenter (Aria & Vdara) Co-Lender Agreement or the BX 2025-ARIA TSA, or errors in judgment, absent any loss, liability or expense incurred by reason of its willful misfeasance, bad faith or gross negligence.

The BX 2025-ARIA Directing Certificateholder will be entitled to advise (1) the BX 2025-ARIA Special Servicer with respect to all “Major Decisions” (as defined in the BX 2025-ARIA TSA) related to a “Specially Serviced Whole Loan” (as defined in the BX 2025-ARIA TSA) and (2) the BX 2025-ARIA Special Servicer with respect to all “Major Decisions” (as defined in the BX 2025-ARIA TSA) for which the BX 2025-ARIA Master Servicer must obtain the consent or deemed consent of the BX 2025-ARIA Special Servicer, and except as described below: (i) the BX 2025-ARIA Master Servicer will not be permitted to implement any such Major Decisions unless it has obtained the prior consent of the BX 2025-ARIA Special Servicer; and (ii) prior to a Control Event (as defined in the BX 2025-ARIA TSA), the BX 2025-ARIA Special Servicer will not be permitted to consent to the BX 2025-ARIA Master Servicer’s implementing any such Major Decisions nor will the BX 2025-ARIA Special Servicer itself be permitted to implement any such Major Decision as to which the BX 2025-ARIA Directing Certificateholder has objected in writing within 10 business days after receipt of the written analysis and such additional information requested by the BX 2025-ARIA Directing Certificateholder as may be necessary in the reasonable judgment of the BX 2025-ARIA Directing Certificateholder in order to make a judgment with respect to such Major Decision. The BX 2025-ARIA Directing Certificateholder may also direct the BX 2025-ARIA Special Servicer to take, or to refrain from taking, such other actions with respect to the CityCenter (Aria & Vdara) Whole Loan as the BX 2025-ARIA Directing Certificateholder may deem advisable.

In the event that the BX 2025-ARIA Special Servicer or the BX 2025-ARIA Master Servicer (if the BX 2025-ARIA Master Servicer is otherwise authorized by the BX 2025-ARIA TSA to take such action), as applicable, determines that immediate action, with respect to the foregoing matters, or any other matter requiring consent of, or consultation with, the BX 2025-ARIA Directing Certificateholder is necessary to protect the interests of the CityCenter (Aria & Vdara) Noteholders (as a collective whole) and the BX 2025-ARIA Special Servicer has made a reasonable effort to contact the BX 2025-ARIA Directing Certificateholder, the BX 2025-ARIA Master Servicer or the BX 2025-ARIA Special Servicer, as the case may be, may take any such action without waiting for the BX 2025-ARIA Directing Certificateholder’s response.

Pursuant to the CityCenter (Aria & Vdara) Co-Lender Agreement, the BX 2025-ARIA Special Servicer will be required (1) to provide to each CityCenter (Aria & Vdara) Non-SASB Noteholder or its representative (provided that the BX 2025-ARIA Special Servicer does not have knowledge that such CityCenter (Aria & Vdara) Non-SASB Noteholder is a borrower affiliate) (i) notice, information and reports with respect to any such “Major Decisions” (similar to such notice, information and reports it is required to deliver to the BX 2025-ARIA Directing Certificateholder pursuant to the BX 2025-ARIA TSA) (for this purpose, without regard to whether such items are actually required to be provided to the BX 2025-ARIA Directing Certificateholder under the BX 2025-ARIA TSA due to the occurrence of a “Control Event” or a “Consultation Termination Event” (each as defined in the BX 2025-ARIA TSA)) and (ii) a summary of the asset status report relating to the CityCenter (Aria & Vdara) Whole Loan (at the same time as it is required to deliver to the BX 2025-ARIA Directing Certificateholder pursuant to the BX 2025-ARIA TSA) (for this purpose, without regard to whether such asset status report is actually required to be provided to the BX 2025-ARIA Directing Certificateholder under the BX 2025-ARIA TSA due to the occurrence of a “Control Event” or a “Consultation Termination Event” (each as defined in the BX 2025-ARIA TSA)); and (2) to consult with each CityCenter (Aria & Vdara) Non-SASB Noteholder (or a representative thereof) on a strictly non-binding basis with respect to any such “Major Decision” or the implementation of any recommended actions in the summary of the asset status report relating to the CityCenter (Aria & Vdara) Whole Loan, and consider alternative actions recommended by the related CityCenter (Aria & Vdara) Non-SASB Noteholder (or a representative thereof).

However, after the expiration of 10 business days from the delivery to a CityCenter (Aria & Vdara) Non-SASB Noteholder (or a representative thereof) by the BX 2025-ARIA Special Servicer of written notice of a proposed action, together with copies of the notice, information and reports required to be provided to such CityCenter (Aria & Vdara) Non-SASB Noteholder, the BX 2025-ARIA Special Servicer will no longer be obligated to consult with such CityCenter (Aria & Vdara) Non-SASB Noteholder (or its representative) whether or not such CityCenter (Aria & Vdara) Non-SASB Noteholder (or its representative) has responded within such 10 business days (unless the BX 2025-ARIA Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such 10-business day period will begin anew from the date of such proposal and delivery of all information relating thereto).

Despite the consultation rights of any CityCenter (Aria & Vdara) Non-SASB Noteholder (or a representative thereof) set forth in the immediately preceding paragraph, the BX 2025-ARIA Special Servicer may make any “Major Decision” or take any action set forth in the asset status report before the expiration of the 10 business day period if the BX 2025-ARIA Special Servicer determines that immediate action is necessary to protect the interests of the CityCenter (Aria & Vdara) Noteholders. In no event will the BX 2025-ARIA Special Servicer be obligated to follow or take any alternative actions recommended by any CityCenter (Aria & Vdara) Non-SASB Noteholder (or its representative).

In addition, each CityCenter (Aria & Vdara) Non-SASB Noteholder will have the right to attend annual meetings (either by telephone or in person, in the discretion of the BX 2025-ARIA Master Servicer or the BX 2025-ARIA Special Servicer, as applicable) with the BX 2025-ARIA Master Servicer or the BX 2025-ARIA Special Servicer at the offices of the BX 2025-ARIA Master Servicer or the BX 2025-ARIA Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the BX 2025-ARIA Master Servicer or the BX 2025-ARIA Special Servicer, as applicable, in which servicing issues related to the CityCenter (Aria & Vdara) Whole Loan are discussed. However, each CityCenter (Aria & Vdara) Non-SASB Noteholder, at the request of the BX 2025-ARIA Master Servicer or the BX 2025-ARIA Special Servicer, as applicable, will be required to execute a confidentiality agreement in form and substance satisfactory to such CityCenter (Aria & Vdara) Non-SASB Noteholder, the BX 2025-ARIA Master Servicer or the BX 2025-ARIA Special Servicer, as applicable, and the BX 2025-ARIA Trust.

Notwithstanding anything to the contrary stated in the CityCenter (Aria & Vdara) Co-Lender Agreement, a CityCenter (Aria & Vdara) Non-SASB Noteholder will not be able to exercise (i) its consent rights with respect to a sale of the Specially Serviced Whole Loan, (ii) its consultation rights or (iii) its right to direct appointment of a replacement BX 2025-ARIA Special Servicer following a special servicer termination event under the BX 2025-ARIA TSA if such CityCenter (Aria & Vdara) Non-SASB Noteholder is a borrower affiliate.

Workout

Subject to the terms and conditions of the BX 2025-ARIA TSA, and the obligation to act in accordance with the Accepted Servicing Practices under the BX 2025-ARIA TSA, if the BX 2025-ARIA Special Servicer, in connection with a workout or proposed workout of the CityCenter (Aria & Vdara) Whole Loan, modifies the terms thereof such that (i) the principal balance of the CityCenter (Aria & Vdara) Whole Loan is decreased, (ii) any interest rate is reduced, (iii) payments of interest or principal on any CityCenter (Aria & Vdara) Loan are waived, reduced or deferred or (iv) any other adjustment is made to any of the payment terms of the CityCenter (Aria & Vdara) Whole Loan, such modification will not alter, and any modification of the CityCenter (Aria & Vdara) Whole Loan documents will be structured to preserve the Sequential Order (CityCenter (Aria & Vdara)) of payment of the CityCenter (Aria & Vdara) Loans pursuant to the priority of payment described under “—Application of Payments” above will be made as though such workout did not occur, with the payment terms of each CityCenter (Aria & Vdara) Senior Loan remaining the same as they were on the closing date of the BX 2025-ARIA Trust, and the full economic effect of all waivers, reductions or deferrals of amounts due on the CityCenter (Aria & Vdara) Whole Loan attributable to such workout will be borne, first, by the CityCenter (Aria & Vdara) Subordinate Noteholders (on a pro rata and pari passu basis, based on their respective principal balances) (up to their respective principal balances, together with accrued interest thereon at the related interest rate and any other amounts due to each CityCenter (Aria & Vdara) Subordinate Noteholder, as applicable); and second, by the CityCenter (Aria & Vdara) Senior Noteholders (on a pro rata and pari passu basis, based on their respective principal balances) (up to their respective principal balances, together with accrued interest thereon at the related interest rate and any other amounts due to each CityCenter (Aria & Vdara) Senior Noteholder, as applicable).

Sale of Defaulted Whole Loan

Upon the CityCenter (Aria & Vdara) Whole Loan becoming a Specially Serviced Whole Loan under the BX 2025-ARIA TSA, the BX 2025-ARIA Special Servicer will be permitted to sell the CityCenter (Aria & Vdara) Whole Loan evidencing one whole loan in accordance with the terms of the BX 2025-ARIA TSA. In connection with any such sale, the BX 2025-ARIA Special Servicer will be required to sell each CityCenter (Aria & Vdara) Non-SASB Loan together with the CityCenter (Aria & Vdara) SASB Loans in the manner set forth in the BX 2025-ARIA TSA.

However, the BX 2025-ARIA Special Servicer will not be permitted to sell the CityCenter (Aria & Vdara) Whole Loan while it is a Specially Serviced Whole Loan without the written consent of each of the CityCenter (Aria & Vdara) Non-SASB Noteholders (provided that such consent of a CityCenter (Aria & Vdara) Non-SASB Noteholder is not required if such CityCenter (Aria & Vdara) Non-SASB Noteholder is a borrower affiliate) unless the BX 2025-ARIA Special Servicer has delivered to each of the CityCenter (Aria & Vdara) Non-SASB Noteholders: (a) at least 15 business days’ prior written notice of any decision to attempt to sell the CityCenter (Aria & Vdara) Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the BX 2025-ARIA Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the CityCenter (Aria & Vdara) Whole Loan, and any documents in the servicing file reasonably requested by such CityCenter (Aria & Vdara) Non-SASB Noteholder that are material to the price of the CityCenter (Aria & Vdara) Whole Loan; and (d) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the BX 2025-ARIA Master

Servicer or the BX 2025-ARIA Special Servicer in connection with the proposed sale simultaneously with being provided to other offerors until the sale is completed; provided that a CityCenter (Aria & Vdara) Non-SASB Noteholder may waive any of the delivery or timing requirements described in this sentence. Subject to the BX 2025-ARIA TSA, each CityCenter (Aria & Vdara) Non-SASB Noteholder (or a representative thereof) that is not a borrower affiliate is permitted to submit an offer at any sale of the CityCenter (Aria & Vdara) Whole Loan.

Special Servicer Appointment Rights

The CityCenter (Aria & Vdara) Co-Lender Agreement provides that the CityCenter (Aria & Vdara) Directing Certificateholder will have the right at any time and from time to time, with or without cause, to replace the BX 2025-ARIA Special Servicer and appoint a replacement special servicer with the applicable required special servicer rating.

Any designation by the CityCenter (Aria & Vdara) Directing Certificateholder of a person to serve as CityCenter (Aria & Vdara) Special Servicer will be made by delivering to the CityCenter (Aria & Vdara) Non-SASB Noteholders, the BX 2025-ARIA Master Servicer, the then existing BX 2025-ARIA Special Servicer and other parties to the BX 2025-ARIA TSA written notice stating such designation and satisfying the other conditions to such replacement set forth in the BX 2025-ARIA TSA (including one or more rating agency confirmations if required by the BX 2025-ARIA TSA). The BX 2025-ARIA Directing Certificateholder will be solely responsible for any expenses incurred in connection with any such replacement without cause.

If a special servicer termination event has occurred with respect to the BX 2025-ARIA Special Servicer that affects a CityCenter (Aria & Vdara) Non-SASB Noteholder, such CityCenter (Aria & Vdara) Non-SASB Noteholder will have the right to direct the BX 2025-ARIA Trustee to terminate the BX 2025-ARIA Special Servicer under the BX 2025-ARIA TSA. Any successor special servicer appointed to replace the BX 2025-ARIA Special Servicer that was terminated for cause at any CityCenter (Aria & Vdara) Non-SASB Noteholder’s direction cannot at any time be the person (or an affiliate thereof) that was so terminated without the prior written consent of such CityCenter (Aria & Vdara) Non-SASB Noteholder. The applicable CityCenter (Aria & Vdara) Non-SASB Noteholder will be solely responsible for reimbursing the BX 2025-ARIA Trustee’s or the BX 2025-ARIA Trust’s costs and expenses, if not paid within a reasonable time by the terminated BX 2025-ARIA Special Servicer and, in the case of the BX 2025-ARIA Trustee, that would otherwise be reimbursed to the BX 2025-ARIA Trustee from amounts on deposit in the collection account under the BX 2025-ARIA TSA or a subaccount maintained for the benefit of the CityCenter (Aria & Vdara) Non-SASB Noteholders.

The Torrey Heights Whole Loan

General

The Torrey Heights Mortgage Loan (2.3%) is part of a split loan structure comprised of the notes listed in the table entitled “Whole Loan Control Notes and Non-Control Notes” above under “—The Whole Loans—General”, including (a) the Torrey Heights Mortgage Loan, which is comprised of two senior promissory notes designated as Note A-6-2 and Note A-8, with an aggregate principal balance as of the Cut-off Date of $20,000,000, (b) three senior promissory notes, designated as Note A-1, Note A-2 and Note A-3, held by TORY Commercial Mortgage Trust 2026-HGTS (the “TORY 2026-HGTS Trust”), with an aggregate principal balance as of the Cut-off Date of $241,500,000 (collectively, the “Torrey Heights SASB Pari Passu Companion Loans”), (c) four senior promissory notes, designated as Note A-4, Note A-5, Note A-6-1 and Note A-7, with an aggregate principal balance as of the Cut-off Date of $105,000,000 (collectively, the “Torrey Heights Non-SASB Pari Passu Companion Loans”), and (d) three subordinate promissory notes, designated as Note B-1, Note B-2 and Note B-3, held by the TORY 2026-HGTS Trust, with an aggregate principal balance as of the Cut-off Date of $98,500,000 (collectively, the “Torrey Heights Subordinate Companion Loans”).

The Torrey Heights SASB Pari Passu Companion Loans and the Torrey Heights Subordinate Companion Loans are collectively referred to herein as the “Torrey Heights SASB Loans”. The Torrey Heights Mortgage Loan and the Torrey Heights Non-SASB Pari Passu Companion Loans are collectively referred to herein as the “Torrey Heights Non-SASB Senior Loans” or the “Torrey Heights Non-SASB Loans”. The Torrey Heights SASB Pari Passu Companion Loans and the Torrey Heights Non-SASB Senior Loans are collectively referred to herein as the “Torrey Heights Senior Loans”. The Torrey Heights Senior Loans and the Torrey Heights Subordinate Companion Loans are collectively referred to herein as the “Torrey Heights Notes” or the “Torrey Heights Whole Loan”. The Torrey Heights Senior Loans (other than the Torrey Heights Mortgage Loan) and the Torrey Heights Subordinate Companion Loans are collectively referred to herein as the “Torrey Heights Companion Loans”. The Torrey Heights Senior Loans are generally pari passu in right of payment with each other. The Torrey Heights Subordinate Companion Loans are generally pari passu in right of payment with each other, but subordinate in right of payment with respect to the Torrey Heights Senior Loans.

As of the Closing Date, the interest rate of the Torrey Heights Mortgage Loan is 4.96834477263158%, and the weighted average interest rate of the Torrey Heights Whole Loan is 5.13175188172043%.

Each holder of a promissory note evidencing a portion of the Torrey Heights Whole Loan is referred to herein as a “Torrey Heights Noteholder”, each holder of a promissory note evidencing a Torrey Heights Senior Loan is referred to herein as a “Torrey Heights Senior Noteholder”, and each holder of a Torrey Heights Subordinate Companion Loan is referred to herein as a “Torrey Heights Subordinate Noteholder”, and each holder of a Torrey Heights Non-SASB Senior Loan is referred to herein as a “Torrey Heights Non-SASB Noteholder” .. Each such promissory note is secured by the same mortgage instrument on the same underlying portfolio Mortgaged Property, and such promissory notes have an aggregate principal balance as of the Cut-off Date of $465,000,000. The Torrey Heights Noteholders are subject to the terms of a co-lender agreement (the “Torrey Heights Co-Lender Agreement”) governing the servicing and administration of the Torrey Heights Whole Loan.

Pursuant to the loan documents governing the Torrey Heights Whole Loan, each promissory note evidencing a portion of the Whole Loan is deemed to be comprised of one or more components (each, a “Torrey Heights Component”) as follows: (i) the promissory notes evidencing the Torrey Heights Senior Loans comprise “Torrey Heights Component A” and “Torrey Heights Component B” and (ii) the promissory notes evidencing the Torrey Heights Subordinate Companion Loans comprise “Torrey Heights Component C” and “Torrey Heights Component D”. The related loan documents provide that the interest rate of Torrey Heights Component A is 4.927925% per annum, the interest rate of Torrey Heights Component B is 5.171325% per annum, the interest rate of Torrey Heights Component C is 5.463025% per annum, and the interest rate of Torrey Heights Component D is 6.094125% per annum.

Only the Torrey Heights Mortgage Loan is included in the issuing entity. The Torrey Heights SASB Pari Passu Companion Loans and the Torrey Heights Subordinate Companion Loans have been contributed to the TORY 2026-HGTS Trust, which is governed by the TORY 2026-HGTS TSA. The Torrey Heights Non-SASB Senior Loans have either been contributed to other securitizations or are expected to be contributed to other securitizations in the future; however, the holders of unsecuritized Torrey Heights Non-SASB Senior Loans are under no obligation to do so.

The following summaries describe certain provisions of the Torrey Heights Co-Lender Agreement.

Servicing

The Torrey Heights Co-Lender Agreement provides that the administration of the Torrey Heights Whole Loan will be governed by the Torrey Heights Co-Lender Agreement and the TORY 2026-HGTS TSA. The Torrey Heights Whole Loan and any related foreclosed Torrey Heights Mortgaged Property will be serviced and administered under the TORY 2026-HGTS TSA by the master servicer acting thereunder (the “TORY 2026-HGTS Master Servicer”) or (if the Torrey Heights Whole Loan becomes a specially serviced loan thereunder) by the special servicer acting thereunder (the “TORY 2026-HGTS Special Servicer”). The TORY 2026-HGTS Master Servicer and the TORY 2026-HGTS Special Servicer will be required to service and administer the Torrey Heights Whole Loan in accordance with the accepted servicing practices set forth in the TORY 2026-HGTS TSA, taking into account the interests of the certificateholders under the TORY 2026-HGTS TSA, the owners of the vertical risk retention interests issued under the TORY 2026-HGTS TSA and the Torrey Heights Non-SASB Noteholders.

Custody of the Mortgage File

Computershare Trust Company, National Association is the custodian of the mortgage file related to the Torrey Heights Whole Loan (other than any promissory notes not contributed to the TORY 2026-HGTS Trust).

Advances

The master servicer or the trustee, as applicable, will be responsible for making any required P&I Advances on the Torrey Heights Mortgage Loan (but not on the Torrey Heights Companion Loans) pursuant to the terms of the PSA unless the master servicer, the special servicer or the trustee, as applicable, determines that such an advance would not be recoverable from collections on the Torrey Heights Mortgage Loan. Principal and interest advances in respect of the Torrey Heights Companion Loans and property protection advances in respect of the Torrey Heights Whole Loan will be made as described under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Application of Payments

All amounts tendered by the related borrower or otherwise available for payment on or with respect to or in connection with the Torrey Heights Whole Loan or the Torrey Heights Mortgaged Property or amounts realized as proceeds thereof, whether received in the form of monthly payments, the balloon payment, liquidation proceeds, proceeds under any guaranty, letter of credit or other collateral or instrument securing the Torrey Heights Whole Loan or insurance proceeds or condemnation proceeds (other than (1) proceeds, awards or settlements to be applied to the restoration or repair of the Torrey Heights Mortgaged Property or released to the borrower in accordance with the terms of the Torrey Heights Whole Loan documents, to the extent permitted by the REMIC provisions, (2) all amounts for required reserves or escrows required by the Torrey Heights Whole Loan documents (to the extent and in accordance with the terms of the Torrey Heights Whole Loan documents) to be held as reserves or escrows, (3) all amounts received as reimbursements on account of recoveries in respect of Advances then due and payable or reimbursable under the TORY 2026-HGTS TSA to the TORY 2026-HGTS Master Servicer or any master servicer with respect to a securitization trust holding any portion of a Torrey Heights Non-SASB Senior Loan (any such trust, a “Torrey Heights Non-SASB Securitization Trust”), (4) penalty charges and all amounts that are then due, payable or reimbursable to any of the TORY 2026-HGTS Master Servicer, the certificate administrator under the TORY 2026-HGTS TSA (the “TORY 2026-HGTS Certificate Administrator”) or the trustee under the TORY 2026-HGTS TSA (the “TORY 2026-HGTS Trustee”) with respect to the Torrey Heights Whole Loan pursuant to the TORY 2026-HGTS TSA (including, without limitation, reimbursement of servicing advances and administrative advances with respect to the Torrey Heights Whole Loan and principal and interest advances on the Torrey Heights SASB Loans and interest thereon) and (5) any amounts that are then due and payable or reimbursable to any master servicer or trustee with respect to a Torrey Heights Non-SASB Securitization Trust in respect of any principal and interest advances and interest thereon in respect of any Torrey Heights Non-SASB Senior Loan (pursuant to any servicing agreement related to a Torrey Heights Non-SASB Securitization Trust) will be applied and distributed by the TORY 2026-HGTS Master Servicer in the following order of priority without duplication (and payments will be made at such times as are set forth in the TORY 2026-HGTS TSA):

(i)	first, to pay accrued and unpaid interest on the Torrey Heights Components (in Sequential Order (Torrey Heights)) of the Torrey Heights Senior Loans (on a pro rata and pari passu basis) (other than default interest) to the related Torrey Heights Senior Noteholder in an amount equal to the accrued and unpaid interest on the applicable principal balance at the applicable net interest rate;
(ii)	second, to each Torrey Heights Senior Noteholder in an amount equal to all principal payments (or other amounts allocated to principal) received, if any, with respect to such payment date, to the Torrey Heights Components (in Sequential Order (Torrey Heights)) for the Torrey Heights Senior Notes (on a pro rata and pari passu basis) until the respective principal balances have been reduced to zero;

(iii)	third, to each Torrey Heights Senior Noteholder, to the Torrey Heights Components (in Sequential Order (Torrey Heights)) of the Torrey Heights Senior Notes (on a pro rata and pari passu basis), an amount equal to the aggregate of unreimbursed realized losses previously allocated to such Torrey Heights Senior Noteholder in accordance with the terms of “—Workout” below or the paragraph immediately following the definition of “Reverse Sequential Order (Torrey Heights)” below, plus interest thereon at the applicable net interest rate compounded monthly from the date the related realized loss was allocated to each Torrey Heights Component, such amount to be allocated to such Torrey Heights Senior Noteholder, to the Torrey Heights Components (in Sequential Order (Torrey Heights)) of the related Torrey Heights Senior Notes (on a pro rata and pari passu basis) based on the amount of realized losses previously allocated to each such Torrey Heights Senior Noteholder;
(iv)	fourth, to pay accrued and unpaid interest on the Torrey Heights Components (in Sequential Order (Torrey Heights)) of the Torrey Heights Subordinate Companion Loans (on a pro rata and pari passu basis) (other than default interest) to the related Torrey Heights Subordinate Noteholder, in an amount equal to the accrued and unpaid interest on the applicable principal balance at the applicable net interest rate;
(v)	fifth, to each Torrey Heights Subordinate Noteholder in an amount equal to all principal payments (or other amounts allocated to principal) received, if any, with respect to such payment date, to the Torrey Heights Components (in Sequential Order (Torrey Heights)) of the Torrey Heights Subordinate Companion Loans (on a pro rata and pari passu basis) until the respective principal balances have been reduced to zero;
(vi)	sixth, to each Torrey Heights Subordinate Noteholder, to the Torrey Heights Components (in Sequential Order (Torrey Heights)) of the Torrey Heights Subordinate Companion Loans (on a pro rata and pari passu basis), an amount equal to the aggregate of unreimbursed realized losses previously allocated to such Torrey Heights Subordinate Noteholder in accordance with the terms of “—Workout” below or the paragraph immediately following the definition of “Reverse Sequential Order (Torrey Heights)” below, plus interest thereon at the applicable net interest rate compounded monthly from the date the related realized loss was allocated to each Torrey Heights Component, such amount to be allocated to such Torrey Heights Subordinate Noteholder, to the Torrey Heights Components (in Sequential Order (Torrey Heights)) (on a pro rata and pari passu basis) based on the amount of realized losses previously allocated to each such Torrey Heights Subordinate Noteholder;
(vii)	seventh, to pay yield maintenance default payments then due and payable in respect of first, the Torrey Heights Components (in Sequential Order (Torrey Heights)) of the Torrey Heights Senior Loans (on a pro rata and pari passu basis), and then, the Torrey Heights Components (in Sequential Order (Torrey Heights)) of the Torrey Heights Subordinate Companion Loans (on a pro rata and pari passu basis);
(viii)	eighth, on a pro rata and pari passu basis, to each Torrey Heights Senior Noteholder up to an amount equal to the unpaid Post-ARD Additional Interest accrued on the related principal balance, with the aggregate amount so payable to be allocated between the Torrey Heights Senior Noteholders on a pro rata and pari passu basis according to the amount of accrued and unpaid Post-ARD Additional Interest due to each such noteholder;
(ix)	ninth, on a pro rata and pari passu basis, to each Torrey Heights Subordinate Noteholder up to an amount equal to the unpaid Post-ARD Additional Interest accrued on the related principal balance, with the aggregate amount so payable to be allocated between the Torrey Heights Subordinate Noteholders on a pro rata and pari passu basis according to the amount of accrued and unpaid Post-ARD Additional Interest due to each such noteholder;.

(x)	tenth, to pay default interest and late payment charges then due and owing under the Torrey Heights Whole Loan, all of which will be applied in accordance with the TORY 2026-HGTS TSA; and
(xi)	eleventh, if any excess amount is available to be distributed in respect of the Torrey Heights Whole Loan, and not otherwise applied in accordance with the foregoing clauses (i)-(x), any remaining amount will be paid pro rata to each Torrey Heights Senior Noteholder and Torrey Heights Subordinate Noteholder (to the Torrey Heights Components of each such Torrey Heights Note in Sequential Order (Torrey Heights)) based on their principal balances prior to the application of payments in accordance with the foregoing clauses (i)-(x).

“Post-ARD Additional Interest” means with respect to each Torrey Heights Component, on each monthly payment date after the Anticipated Repayment Date, an amount equal to (x) Torrey Heights Accrued Interest (as defined above under “—Certain Terms of the Mortgage Loans—ARD Loans”), together with (y) interest thereon at the adjusted interest rate in accordance with the terms of the mortgage loan agreement.

“Sequential Order (Torrey Heights)” means (i) with respect to the Torrey Heights Notes, (a) first, to the reduction of the principal balance of each of the Torrey Heights Senior Loans and all interest thereon, on a pro rata and pari passu basis, until the principal balance of each such Torrey Heights Note is reduced to zero, and (b) second, to the reduction of the principal balance of each of the Torrey Heights Subordinate Companion Loans and all interest thereon, on a pro rata and pari passu basis, until the principal balance of each such Torrey Heights Note is reduced to zero, (ii) with respect to the Torrey Heights Components of each Torrey Heights Senior Loan, (a) first, to the reduction of the principal balance of the related Torrey Heights Component A, and (b) second, to the reduction of the principal balance of the related Torrey Heights Component B, until the principal balance of each such Torrey Heights Component is reduced to zero, and (iii) with respect to the Torrey Heights Components of each Torrey Heights Subordinate Companion Loan, (a) first, to the reduction of the principal balance of the Torrey Heights Component C and (b) second, to the reduction of the principal balance of the related Torrey Heights Component D, until the principal balance of each such Torrey Heights Component is reduced to zero.

“Reverse Sequential Order (Torrey Heights)” means (a) first, to the reduction of the principal balance of the related Torrey Heights Component D, (b) second, to the reduction of the principal balance of the related Torrey Heights Component C, (c) third, to the reduction of the principal balance of the related Torrey Heights Component B, and (d) fourth, to the reduction of the principal balance of the related Torrey Heights Component A until the principal balance of each such Torrey Heights Component is reduced to zero.

Prior to calculating any amount of interest or principal due to the Torrey Heights Noteholders as described above, the TORY 2026-HGTS Master Servicer will be required to reduce the principal balance of the Torrey Heights Components (in Reverse Sequential Order (Torrey Heights)) of the Torrey Heights Subordinate Companion Loans (on a pro rata and pari passu basis) (in each case, not below zero) by any realized loss with respect to the Torrey Heights Whole Loan, and after the principal balance of each Torrey Heights Subordinate Companion Loan has been reduced to zero, the Torrey Heights Master Servicer will be required to reduce the principal balance of the Torrey Heights Components (in Reverse Sequential Order (Torrey Heights)) of the Torrey Heights Senior Loans (on a pro rata and pari passu basis) (in each case, not below zero) by any realized loss with respect to the Torrey Heights Whole Loan.

Notwithstanding anything to the contrary in the Torrey Heights Co-Lender Agreement, to the extent required under the REMIC provisions of the Code, payments or proceeds received with respect to any partial release of the Torrey Heights Mortgaged Property (including following a condemnation) from the lien of the applicable mortgage and loan documents must be allocated to reduce the principal balance of the Torrey Heights Whole Loan in the manner permitted by such REMIC provisions if, immediately following such release, the loan-to-value ratio of the Torrey Heights Whole Loan exceeds 125% (based solely on real property and excluding any personal property and going concern value).

Each Torrey Heights Non-SASB Noteholder agrees to pay its pro rata share of (i) any property protection advances or administrative advances and any interest accrued and payable on such advances at the applicable advance rate and (ii) any trust fund expenses under the TORY 2026-HGTS TSA and any other fees, costs or expenses incurred in connection with the servicing and administration of the Torrey Heights Whole Loan (including, without, limitation, any indemnification amounts and any costs, fees and expenses related to obtaining any rating agency confirmation) in accordance with the TORY 2026-HGTS TSA and the Torrey Heights Co-Lender Agreement to the extent that such amounts remain unpaid or unreimbursed after funds received from the related borrower for payment of such amounts and any principal and interest collections allocable to the Torrey Heights Subordinate Companion Loans have been applied to pay such amounts. Any such amounts paid by the Torrey Heights Non-SASB Noteholders as described in this paragraph will be reimbursed thereto on a pro rata and pari passu basis, in accordance with the unreimbursed portion of such amounts paid by each such Torrey Heights Noteholder, prior to any subsequent amounts being paid under the Torrey Heights Co-Lender Agreement in respect of any Torrey Heights Subordinate Companion Loans.

In the event that the TORY 2026-HGTS Master Servicer or the TORY 2026-HGTS Special Servicer has determined that expected proceeds of the Torrey Heights Whole Loan or any foreclosed Torrey Heights Mortgaged Property would be insufficient for reimbursement of (i) any property protection advances or administrative advances and any interest accrued and payable on such advances at the advance rate, (ii) any indemnification amounts and (iii) any other trust fund expenses under the TORY 2026-HGTS TSA and any other fees, costs or expenses incurred in connection with the servicing and administration of the Torrey Heights Whole Loan (including, without, limitation, any fees, costs and expenses related to obtaining any rating agency confirmation), and any collections allocable to the Torrey Heights Subordinate Companion Loans have been applied to pay such amounts, each of the Torrey Heights Non-SASB Noteholders will be required to, promptly following notice from the TORY 2026-HGTS Master Servicer, pay the TORY 2026-HGTS Master Servicer, the TORY 2026-HGTS Special Servicer, the TORY 2026-HGTS Certificate Administrator, the TORY 2026-HGTS Trustee or the TORY 2026-HGTS Trust, as applicable, such Torrey Heights Non-SASB Noteholder’s pro rata share of the insufficiency and if such Torrey Heights Non-SASB Noteholder is a securitization trust, then such Torrey Heights Non-SASB Noteholder will be required to use general collections on the other mortgage loans in the securitization of the related Torrey Heights Non-SASB Loan.

Penalty charges paid in respect of the Torrey Heights Whole Loan will be used (i) to the extent set forth in the TORY 2026-HGTS TSA, (a) to pay the parties to any securitization of a Torrey Heights Note for any advances and any interest accrued thereon, and (b) to pay certain other expenses (including special servicing fees, unpaid work-out fees and liquidation fees) incurred with respect to the Torrey Heights Whole Loan and (ii) (a) in the case of the remaining amount of penalty charges allocable to any Torrey Heights SASB Loan, to pay the TORY 2026-HGTS Master Servicer and/or the TORY 2026-HGTS Special Servicer as additional servicing compensation as provided in the TORY 2026-HGTS TSA and (b) in the case of the remaining amount of penalty charges allocable to any Torrey Heights Non-SASB Loan, to pay, (x) prior to the securitization of such Torrey Heights Non-SASB Loan, the related Torrey Heights Senior Noteholder and (y) following the securitization of such Torrey Heights Non-SASB Loan, the related Non-Serviced Master Servicer and/or the related Non-Serviced Special Servicer as additional servicing compensation as provided in the TORY 2026-HGTS TSA.

Consultation and Control

The Torrey Heights Co-Lender Agreement provides that the controlling class or any other party assigned the right to exercise the rights of the “Controlling Holder” under the Torrey Heights Co-Lender Agreement will have certain control rights set forth in the TORY 2026-HGTS TSA.

Pursuant to the Torrey Heights Co-Lender Agreement, neither the TORY 2026-HGTS Trust as the “Controlling Holder” or the directing certificateholder under the TORY 2026-HGTS TSA (the “TORY 2026-HGTS Directing Certificateholder”), as representative of the “Controlling Holder”, will have liability to the Torrey Heights Non-SASB Noteholders or any other person for any action taken, or for refraining from the taking of any action or the giving of any consent or the failure to give any consent pursuant to the Torrey Heights Co-Lender Agreement or the TORY 2026-HGTS TSA, or errors in judgment, absent any loss, liability or expense incurred by reason of its willful misfeasance, bad faith or gross negligence.

The TORY 2026-HGTS Directing Certificateholder will be entitled to advise (1) the TORY 2026-HGTS Special Servicer with respect to all major decisions set forth in the TORY 2026-HGTS TSA related to a specially serviced whole loan pursuant to the TORY 2026-HGTS TSA and (2) the TORY 2026-HGTS Special Servicer with respect to all major decisions set forth in the TORY 2026-HGTS TSA for which the TORY 2026-HGTS Master Servicer must obtain the consent or deemed consent of the TORY 2026-HGTS Special Servicer, and except as described below: (i) the TORY 2026-HGTS Master Servicer will not be permitted to implement any such major decisions unless it has obtained the prior consent of the TORY 2026-HGTS Special Servicer; and (ii) prior to a control event under the TORY 2026-HGTS TSA, the TORY 2026-HGTS Special Servicer will not be permitted to consent to the TORY 2026-HGTS Master Servicer’s implementing any such major decisions nor will the TORY 2026-HGTS Special Servicer itself be permitted to implement any such major decision as to which the TORY 2026-HGTS Directing Certificateholder has objected in writing within 10 business days after receipt of the written analysis and such additional information requested by the TORY 2026-HGTS Directing Certificateholder as may be necessary in the reasonable judgment of the TORY 2026-HGTS Directing Certificateholder in order to make a judgment with respect to such Major Decision. The TORY 2026-HGTS Directing Certificateholder may also direct the TORY 2026-HGTS Special Servicer to take, or to refrain from taking, such other actions with respect to the Torrey Heights Whole Loan as the TORY 2026-HGTS Directing Certificateholder may deem advisable.

In the event that the TORY 2026-HGTS Special Servicer or the TORY 2026-HGTS Master Servicer (if the TORY 2026-HGTS Master Servicer is otherwise authorized by the TORY 2026-HGTS TSA to take such action), as applicable, determines that immediate action, with respect to the foregoing matters, or any other matter requiring consent of, or consultation with, the TORY 2026-HGTS Directing Certificateholder is necessary to protect the interests of the Torrey Heights Noteholders (as a collective whole) and the TORY 2026-HGTS Special Servicer has made a reasonable effort to contact the TORY 2026-HGTS Directing Certificateholder, the TORY 2026-HGTS Master Servicer or the TORY 2026-HGTS Special Servicer, as the case may be, may take any such action without waiting for the TORY 2026-HGTS Directing Certificateholder’s response.

Pursuant to the Torrey Heights Co-Lender Agreement, the TORY 2026-HGTS Special Servicer will be required (1) to provide to each Torrey Heights Non-SASB Noteholder or its representative (provided that the TORY 2026-HGTS Special Servicer does not have knowledge that such Torrey Heights Non-SASB Noteholder is a borrower related party) (i) notice, information and reports with respect to any such major decisions (similar to such notice, information and reports it is required to deliver to the TORY 2026-HGTS Directing Certificateholder pursuant to the TORY 2026-HGTS TSA) (for this purpose, without regard to whether such items are actually required to be provided to the TORY 2026-HGTS Directing Certificateholder under the TORY 2026-HGTS TSA due to the occurrence of a control event or a consultation termination event under the TORY 2026-HGTS TSA) and (ii) a summary of the asset status report relating to the Torrey Heights Whole Loan (at the same time as it is required to deliver to the TORY 2026-HGTS Directing Certificateholder pursuant to the TORY 2026-HGTS TSA) (for this purpose, without regard to whether such asset status report is actually required to be provided to the TORY 2026-HGTS Directing Certificateholder under the TORY 2026-HGTS TSA due to the occurrence of a control event or a consultation termination event under the TORY 2026-HGTS TSA); and (2) to consult with each Torrey Heights Non-SASB Noteholder (or a representative thereof) on a strictly non-binding basis with respect to any such major decision or the implementation of any recommended actions in the summary of the asset status report relating to the Torrey Heights Whole Loan, and consider alternative actions recommended by the related Torrey Heights Non-SASB Noteholder (or a representative thereof).

However, after the expiration of 10 business days from the delivery to a Torrey Heights Non-SASB Noteholder (or a representative thereof) by the TORY 2026-HGTS Special Servicer of written notice of a proposed action, together with copies of the notice, information and reports required to be provided to such Torrey Heights Non-SASB Noteholder, the TORY 2026-HGTS Special Servicer will no longer be obligated to consult with such Torrey Heights Non-SASB Noteholder (or its representative) whether or not such Torrey Heights Non-SASB Noteholder (or its representative) has responded within such 10 business days (unless the TORY 2026-HGTS Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such 10-business day period will begin anew from the date of such proposal and delivery of all information relating thereto).

Despite the consultation rights of any Torrey Heights Non-SASB Noteholder (or a representative thereof) set forth in the immediately preceding paragraph, the TORY 2026-HGTS Special Servicer may make any major decision or take any action set forth in the asset status report before the expiration of the 10 business day period if the TORY 2026-HGTS Special Servicer determines that immediate action is necessary to protect the interests of the Torrey Heights Noteholders. In no event will the TORY 2026-HGTS Special Servicer be obligated to follow or take any alternative actions recommended by any Torrey Heights Non-SASB Noteholder (or its representative).

In addition, each Torrey Heights Non-SASB Noteholder will have the right to attend annual meetings (either by telephone or in person, in the discretion of the TORY 2026-HGTS Master Servicer or the TORY 2026-HGTS Special Servicer, as applicable) with the TORY 2026-HGTS Master Servicer or the TORY 2026-HGTS Special Servicer at the offices of the TORY 2026-HGTS Master Servicer or the TORY 2026-HGTS Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the TORY 2026-HGTS Master Servicer or the TORY 2026-HGTS Special Servicer, as applicable, in which servicing issues related to the Torrey Heights Whole Loan are discussed. However, each Torrey Heights Non-SASB Noteholder, at the request of the TORY 2026-HGTS Master Servicer or the TORY 2026-HGTS Special Servicer, as applicable, will be required to execute a confidentiality agreement in form and substance satisfactory to such Torrey Heights Non-SASB Noteholder, the TORY 2026-HGTS Master Servicer or the TORY 2026-HGTS Special Servicer, as applicable, and the TORY 2026-HGTS Trust.

Notwithstanding anything to the contrary stated in the Torrey Heights Co-Lender Agreement, a Torrey Heights Non-SASB Noteholder will not be able to exercise (i) its consent rights with respect to a sale of the Torrey Heights Whole Loan if it is a specially serviced loan, (ii) its consultation rights or (iii) its right to direct appointment of a replacement TORY 2026-HGTS Special Servicer following a special servicer termination event under the TORY 2026-HGTS TSA if such Torrey Heights Non-SASB Noteholder is a borrower related party.

Workout

Subject to the terms and conditions of the TORY 2026-HGTS TSA, and the obligation to act in accordance with the Accepted Servicing Practices under the TORY 2026-HGTS TSA, if the TORY 2026-HGTS Special Servicer, in connection with a workout or proposed workout of the Torrey Heights Whole Loan, modifies the terms thereof such that (i) the principal balance of the Torrey Heights Whole Loan is decreased, (ii) any interest rate is reduced, (iii) payments of interest or principal on any Torrey Heights Note are waived, reduced or deferred or (iv) any other adjustment is made to any of the payment terms of the Torrey Heights Whole Loan, such modification will not alter, and any modification of the Torrey Heights Whole Loan documents will be structured to preserve the Sequential Order (Torrey Heights) of payment of the Torrey Heights Notes and the Torrey Heights Components pursuant to the priority of payment described under “—Application of Payments” above will be made as though such workout did not occur, with the payment terms of each Torrey Heights Senior Loan remaining the same as they were on the closing date of the TORY 2026-HGTS Trust, and the full economic effect of all waivers, reductions or deferrals of amounts due on the Torrey Heights Whole Loan attributable to such workout will be borne, first, by the Torrey Heights Subordinate Noteholders (on a pro rata and pari passu basis), allocated to the Torrey Heights Component of each Torrey Heights Subordinate Companion Loan in Reverse Sequential Order (Torrey Heights) (up to their respective principal balances, together with accrued interest thereon at the related interest rate and any other amounts due to each Torrey Heights Subordinate Noteholder, as applicable); and then, by the Torrey Heights Senior Noteholders (on a pro rata and pari passu basis), allocated to the Torrey Heights Components of each Torrey Heights Senior Loan in Reverse Sequential Order (Torrey Heights) (up to their respective principal balances, together with accrued interest thereon at the related interest rate and any other amounts due to each Torrey Heights Senior Noteholder, as applicable).

Sale of Defaulted Whole Loan

Upon the Torrey Heights Whole Loan becoming a specially serviced loan under the TORY 2026-HGTS TSA, the TORY 2026-HGTS Special Servicer will be permitted to sell the Torrey Heights Whole Loan evidencing one whole loan in accordance with the terms of the TORY 2026-HGTS TSA. In connection with any such sale, the TORY 2026-HGTS Special Servicer will be required to sell each Torrey Heights Non-SASB Loan together with the Torrey Heights SASB Loans in the manner set forth in the TORY 2026-HGTS TSA.

However, the TORY 2026-HGTS Special Servicer will not be permitted to sell the Torrey Heights Whole Loan while it is a specially serviced loan under the TORY 2026-HGTS TSA without the written consent of each of the Torrey Heights Non-SASB Noteholders (provided that such consent is not required if such Torrey Heights Non-SASB Noteholder is a borrower related party) unless the TORY 2026-HGTS Special Servicer has delivered to each of the Torrey Heights Non-SASB Noteholders: (a) at least 15 business days’ prior written notice of any decision to attempt to sell the Torrey Heights Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the TORY 2026-HGTS Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Torrey Heights Whole Loan, and any documents in the servicing file reasonably requested by such Torrey Heights Non-SASB Noteholder that are material to the price of the Torrey Heights Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to the other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the TORY 2026-HGTS Master Servicer or the TORY 2026-HGTS Special Servicer in connection with the proposed sale; provided that such Torrey Heights Non-SASB Noteholder may waive any of the delivery or timing requirements described in this sentence. Subject to the TORY 2026-HGTS TSA, each Torrey Heights Non-SASB Noteholder (or a representative thereof) that is not a borrower affiliate is permitted to submit an offer at any sale of the Torrey Heights Whole Loan.

Special Servicer Appointment Rights

The Torrey Heights Co-Lender Agreement provides that the Torrey Heights Directing Certificateholder will have the right at any time and from time to time, with or without cause, to replace the TORY 2026-HGTS Special Servicer and appoint a replacement special servicer in lieu thereof.

Any designation by the Torrey Heights Directing Certificateholder of a person to serve as Torrey Heights Special Servicer will be made by delivering to the Torrey Heights Non-SASB Noteholders, the TORY 2026-HGTS Master Servicer, the then existing TORY 2026-HGTS Special Servicer and other parties to the TORY 2026-HGTS TSA written notice stating such designation and satisfying the other conditions to such replacement set forth in the TORY 2026-HGTS TSA (including one or more rating agency confirmations if required by the TORY 2026-HGTS TSA). The TORY 2026-HGTS Directing Certificateholder will be solely responsible for any expenses incurred in connection with any such replacement without cause.

If a special servicer termination event has occurred with respect to the TORY 2026-HGTS Special Servicer that affects a Torrey Heights Non-SASB Noteholder, such Torrey Heights Non-SASB Noteholder will have the right to direct the TORY 2026-HGTS Trustee to terminate the TORY 2026-HGTS Special Servicer under the TORY 2026-HGTS TSA. Any successor special servicer appointed to replace the TORY 2026-HGTS Special Servicer that was terminated for cause at any Torrey Heights Non-SASB Noteholder’s direction cannot at any time be the person (or an affiliate thereof) that was so terminated without the prior written consent of such Torrey Heights Non-SASB Noteholder. The applicable Torrey Heights Non-SASB Noteholder will be solely responsible for reimbursing the TORY 2026-HGTS Trustee’s or the TORY 2026-HGTS Trust’s costs and expenses, if not paid within a reasonable time by the terminated TORY 2026-HGTS Special Servicer and, in the case of the TORY 2026-HGTS Trustee, that would otherwise be reimbursed to the TORY 2026-HGTS Trustee from amounts on deposit in the collection account under the TORY 2026-HGTS TSA or a subaccount maintained for the benefit of the Torrey Heights Non-SASB Noteholders.

TRANSACTION PARTIES

The Sponsors and Mortgage Loan Sellers

German American Capital Corporation, Goldman Sachs Mortgage Company, Citi Real Estate Funding Inc., Barclays Capital Real Estate Inc. and Bank of Montreal are sponsors of, and mortgage loan sellers in, this securitization transaction (in such capacity, the “Sponsors” or “Mortgage Loan Sellers”, as applicable).

For a description of certain affiliations, relationships and related transactions between the sponsors and the other transaction parties, see “Risk Factors—Risks Related to Conflicts of Interest” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

German American Capital Corporation

General. German American Capital Corporation, a Maryland corporation (“GACC”), is a sponsor, a mortgage loan seller and an originator in this securitization transaction. DBR Investments Co. Limited, an Exempted Company incorporated in the Cayman Islands (“DBRI”), an affiliate of GACC, Deutsche Bank AG, New York Branch (“DBNY”), an affiliate of GACC or GACC originated or co-originated (either directly or, in some cases, through table funding arrangements) all of the GACC Mortgage Loans, except with respect to the Mortgage Loans set forth under “Description of the Mortgage Pool—Co-Originated or Unaffiliated Third-Party Originated Mortgage Loans” for which GACC is identified as a Mortgage Loan Seller.

GACC is a wholly-owned subsidiary of Deutsche Bank Americas Holding Corp., which in turn is a wholly-owned subsidiary of Deutsche Bank AG, a German corporation. GACC is an affiliate of (i) DBRI, an originator, (ii) DBNY, an originator, a Retaining Party and the initial Risk Retention Consultation Party, (iii) Deutsche Bank Securities Inc., an underwriter and (iv) the depositor. The principal offices of GACC are located at 1 Columbus Circle, New York, New York 10019. It is also expected that DBRI will be the holder of the companion loans (if any) for which the noteholder is identified as “DBRI” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General” after the Closing Date in the ordinary course of business and such Companion Loans may be securitized in one or more future securitization transactions or otherwise transferred at any time.

With respect to the Northshore Mall Mortgage Loan (8.5%), the 1 Willoughby Square Mortgage Loan (8.5%), the Holman Hotel Mortgage Loan (2.5%), the Torrey Heights Mortgage Loan (2.3%), the Wildhorse Communities Mortgage Loan (1.3%), The Rock Truckee Mortgage Loan (1.3%), the Ducky’s Day Off Mortgage Loan (1.2%) and the Big Sky Communities Mortgage Loan (0.8%), DBRI purchased a 100% equity participation interest in the related promissory notes from its affiliate, GACC, and with respect to the Boise Towne Square Mortgage Loan (2.7%), DBRI purchased a 100% equity participation interest in the related promissory notes from its affiliate, DBNY. DBRI is expected to transfer its interest in the promissory notes to its affiliate, GACC, on or prior to the Closing Date. During the period from DBRI’s purchase to the Closing Date, DBRI will have borne the credit risk in respect of the promissory notes.

Deutsche Bank AG (together with certain affiliates, “Deutsche Bank”) filed a Form 6-K with the SEC on December 23, 2016. The Form 6-K states that Deutsche Bank “has reached a settlement in principle with the Department of Justice in the United States (“DOJ”) regarding civil claims that the DOJ considered in connection with the bank’s issuance and underwriting of residential mortgage-backed securities (RMBS) and related securitization activities between 2005 and 2007. Under the terms of the settlement agreement, Deutsche Bank agreed to pay a civil monetary penalty of US dollar 3.1 billion and to provide US dollar 4.1 billion in consumer relief in the United States. The consumer relief is expected to be primarily in the form of loan modifications and other assistance to homeowners and borrowers, and other similar initiatives to be determined, and delivered over a period of at least five years.” On January 17, 2017, the DOJ issued a press release officially announcing a $7.2 billion settlement with Deutsche Bank “resolving federal civil claims that Deutsche Bank misled investors in the packaging, securitization, marketing, sale and issuance of residential mortgage-backed securities (RMBS) between 2006 and 2007. . . . The settlement requires Deutsche Bank to pay a $3.1 billion civil penalty under the Financial

Institutions Reform, Recovery and Enforcement Act (FIRREA). Under the settlement, Deutsche Bank will also provide $4.1 billion in relief to underwater homeowners, distressed borrowers and affected communities.”

GACC’s Securitization Program. GACC has been engaged as an originator and/or seller/contributor of loans into CMBS securitizations for more than ten years.

GACC has been a seller of loans into securitization programs including (i) the “COMM” program, in which its affiliate Deutsche Mortgage & Asset Receiving Corporation (“DMARC”) is the depositor, (ii) the “CD” program in which DMARC is the depositor on a rotating basis with Citigroup Commercial Mortgage Securities Inc., (iii) the “Benchmark” program in which DMARC is the depositor on a rotating basis with GS Mortgage Securities Corporation II and Citigroup Commercial Mortgage Securities Inc., and (iv) programs where third party entities, including affiliates of General Electric Capital Corporation, Capmark Finance Inc. (formerly GMAC Commercial Mortgage Corporation) and others, have acted as depositors.

Under the COMM name, GACC has had two primary securitization programs, the “COMM FL” program, into which large ﬂoating rate commercial mortgage loans were securitized, and the “COMM Conduit/Fusion” program, into which both fixed rate conduit loans and large loans were securitized.

GACC acquires both ﬁxed rate and ﬂoating rate commercial mortgage loans backed by a range of commercial real estate properties including office buildings, apartments, shopping malls, hotels, and industrial/warehouse properties. The total amount of loans securitized by GACC from October 1, 2010 through December 31, 2025 is approximately $126.557 billion.

GACC or its affiliates have purchased loans for securitization in the past and it may elect to purchase loans for securitization in the future. If GACC or its affiliates purchase loans for securitization, GACC or such affiliate will either reunderwrite the mortgage loans it purchases, or perform other procedures to ascertain the quality of such loans, which procedures will be subject to approval by credit risk management officers.

In coordination with Deutsche Bank Securities Inc. and other underwriters or initial purchasers, GACC works with NRSROs, other loan sellers, servicers and investors in structuring a securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and NRSRO criteria.

For the most part, GACC and its affiliates rely on independent rated third parties to service loans held pending sale or securitization. It maintains interim servicing agreements with large, institutional commercial mortgage loan servicers who are highly rated by the NRSROs. Periodic financial review and analysis, including monitoring of ratings, of each of the servicers with which GACC and its affiliates have servicing arrangements is conducted under the purview of loan underwriting personnel.

Pursuant to an MLPA, GACC will make certain representations and warranties, subject to certain exceptions set forth therein (and in Annex D-2), to the depositor and will covenant to provide certain documents regarding the Mortgage Loans it is selling to the depositor (the “GACC Mortgage Loans”) and, in connection with certain breaches of such representations and warranties or certain defects with respect to such documents, which breaches or defects are determined to have a material adverse effect on the value of the subject GACC Mortgage Loans or such other standard as is described in the related MLPA, may have an obligation to repurchase such Mortgage Loan, cure the subject defect or breach, replace the subject Mortgage Loan with a Qualified Substitute Mortgage Loan or make a Loss of Value Payment, as the case may be. The depositor will assign certain of its rights under each MLPA to the issuing entity. In addition, GACC has agreed to indemnify the depositor, the underwriters and/or certain of their respective affiliates with respect to certain liabilities arising in connection with the issuance and sale of the certificates. See “Pooling and Servicing Agreement—Assignment of the Mortgage Loans”.

Review of GACC Mortgage Loans.

Overview. GACC, in its capacity as the Sponsor of the GACC Mortgage Loans, has conducted a review of the GACC Mortgage Loans in connection with the securitization described in this prospectus. GACC determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the GACC Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of GACC’s affiliates (the “GACC Deal Team”). The review procedures described below were employed with respect to all of the GACC Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Data Tape. To prepare for securitization, members of the GACC Deal Team created a data tape (the “GACC Data Tape”) containing detailed loan-level and property-level information regarding each GACC Mortgage Loan. The GACC Data Tape was compiled from, among other sources, the related Mortgage Loan documents, appraisals, environmental reports, seismic reports, property condition reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the DB Originators during the underwriting process. After origination of each GACC Mortgage Loan, the GACC Deal Team updated the information in the GACC Data Tape with respect to the GACC Mortgage Loan based on updates provided by the related loan servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the GACC Deal Team. The GACC Data Tape was used by the GACC Deal Team to provide the numerical information regarding the GACC Mortgage Loans in this prospectus.

With respect to the CityCenter (Aria & Vdara) Whole Loan (8.5%), which was co-originated by GS Bank, CREFI, GACC and JPMorgan Chase Bank, National Association, portions of which are being sold by GSMC, CREFI and GACC, the GSMC Data Tape was used to provide the numerical information regarding the related Mortgage Loan in this prospectus.

Data Comparison and Recalculation. GACC engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by GACC relating to information in this prospectus regarding the GACC Mortgage Loans. These procedures included:

●	comparing the information in the GACC Data Tape against various source documents provided by GACC that are described above under “—Data Tape”;
●	comparing numerical information regarding the GACC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the GACC Data Tape; and
●	recalculating certain percentages, ratios and other formulae relating to the GACC Mortgage Loans disclosed in this prospectus.

Legal Review. GACC engaged various law firms to conduct certain legal reviews of the GACC Mortgage Loans for disclosure in this prospectus. In anticipation of securitization of each GACC Mortgage Loan originated by the applicable DB Originator, origination counsel prepared a loan summary that sets forth salient loan terms and summarizes material deviations from GACC’s standard form loan documents. In addition, origination counsel for each GACC Mortgage Loan reviewed GACC’s representations and warranties set forth on Annex D-1 and, if applicable, identified exceptions to those representations and warranties set forth on Annex D-2.

Securitization counsel was also engaged to assist in the review of the GACC Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan documents with respect to certain of the GACC Mortgage Loans that deviate materially from GACC’s standard form document, (ii) a review of the loan summaries referred to above relating to the GACC Mortgage Loans prepared by origination counsel, and (iii) a review of a due diligence questionnaire completed by the origination counsel. Securitization counsel also reviewed the property release provisions (other than the partial defeasance provisions), if any, for each GACC Mortgage Loan with multiple Mortgaged Properties or, to the extent identified by origination counsel, for each GACC Mortgage Loan with permitted outparcel releases or similar releases for compliance with the REMIC provisions of the Code.

GACC prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the GACC Mortgage Loans included in the 10 largest Mortgage Loans in the mortgage pool, and the abbreviated loan summaries for those of the GACC Mortgage Loans included in the next 5 largest Mortgage Loans in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in Annex A-3.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any GACC Mortgage Loan, GACC requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. In connection with the origination of each GACC Mortgage Loan, GACC, together with origination counsel, conducted a search with respect to each borrower under the related GACC Mortgage Loan to determine whether it filed for bankruptcy. If GACC became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a GACC Mortgage Loan, GACC obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

With respect to the GACC Mortgage Loans originated by a DB Originator, the GACC Deal Team also consulted with the applicable GACC Mortgage Loan origination team to confirm that the GACC Mortgage Loans were originated in compliance with the origination and underwriting criteria described below under “—DB Originators’ Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “—Exceptions” below.

Findings and Conclusions. Based on the foregoing review procedures, GACC determined that the disclosure regarding the GACC Mortgage Loans in this prospectus is accurate in all material respects. GACC also determined that the GACC Mortgage Loans were originated (or acquired and re-underwritten) in accordance with the applicable DB Originator’s origination procedures and underwriting criteria, except as described below under “—Exceptions”. GACC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

DB Originators’ Underwriting Guidelines and Processes.

General. DBRI, DBNY (also a Retaining Party and the initial Risk Retention Consultation Party) and GACC are each an originator and are affiliated with each other, Deutsche Bank Securities Inc., one of the underwriters, and the depositor. DBRI, DBNY and GACC are referred to as the “DB Originators” in this prospectus. Each DB Originator originates loans located in the United States that are secured by retail, multifamily, office, hotel and industrial/warehouse properties. All of the mortgage loans originated by a DB Originator generally are originated in accordance with the underwriting criteria described below. However, each lending situation is unique, and the facts and circumstance surrounding the mortgage loan, such as the quality and location of the real estate, the sponsorship of the borrower and the tenancy of the property, will impact the extent to which the general guidelines below are applied to a specific loan. This underwriting criteria is general, and we cannot assure you that every mortgage loan will conform in all respects with the guidelines.

Loan Analysis. In connection with the origination of mortgage loans, the applicable DB Originator conducts an extensive review of the related mortgaged property, including an analysis of the appraisal, environmental report, property operating statements, financial data, rent rolls, sales where applicable and related information or statements of occupancy rates provided by the borrower and, with respect to the mortgage loans secured by retail and office properties, certain major tenant leases and the tenant’s credit. Generally, borrowers are required to be single purpose entities which do not have a credit history; therefore, the financial strength and character of certain of the borrower’s key principals are examined prior to approval of the mortgage loan through a review of available financial statements and public records searches. A member of the applicable DB Originator’s underwriting or due diligence team, or a consultant or other designee, visits the mortgaged property for a site inspection to confirm the occupancy rates of the mortgaged property, and analyzes the mortgaged property’s sub-market and the utility of the mortgaged property within the sub-market. Unless otherwise specified in this prospectus, all financial, occupancy and other information contained in this prospectus is based on such information and we cannot assure you that such financial, occupancy and other information remains accurate.

Cash Flow Analysis. The applicable DB Originator reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio, including taking into account the benefits of any governmental assistance programs. See “Description of the Mortgage Pool—Additional Information”.

Debt Service Coverage Ratio and Loan-to-Value Ratio. The underwriting includes a calculation of the debt service coverage ratio and the loan-to-value ratio in connection with the origination of each loan.

The debt service coverage ratio will generally be calculated based on the ratio of the underwritten net cash flow from the property in question as determined by the applicable DB Originator and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. For specific discussions on the particular assumptions and adjustments, see “Description of the Mortgage Pool” and Annex A-1 and Annex A-3. The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal obtained in accordance with the guidelines described under “—Appraisal and Loan-to-Value Ratio” below. In addition, a DB Originator may in some instances have reduced the term interest rate that such DB Originator would otherwise charge on a mortgage loan based on the credit and collateral characteristics of the related mortgaged property and structural features of the mortgage loan by collecting an upfront fee from the related borrower on the origination date. The decrease in the interest rate would have correspondingly increased the debt service coverage ratio, and, in certain cases, may have increased the debt service coverage ratio sufficiently such that the related mortgage loan satisfied such DB Originator’s minimum debt service coverage ratio underwriting requirements for such mortgage loan. In addition, with respect to certain mortgage loans, there may exist subordinate mortgage debt or mezzanine debt. Such mortgage loans will have a lower combined debt service coverage ratio and/or a higher combined loan-to-value ratio when such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

Appraisal and Loan-to-Value Ratio. For each Mortgaged Property, the applicable DB Originator obtains (or, in connection with the applicable DB Originator’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and the applicable DB Originator relies upon) a current (within 6 months of the origination date of the mortgage loan) comprehensive narrative appraisal conforming to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”) and Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation. The appraisal is based on the “as-is” market value of the Mortgaged Property as of the date of value in its then-current condition, and in accordance with the Mortgaged Property’s highest and best use as determined within the appraisal. In certain cases, the applicable DB Originator may also obtain prospective or hypothetical values on an “as-stabilized”, “as-complete” and/or “hypothetical as-is” basis, reflecting stipulated assumptions including, but not limited to, leasing, occupancy, income normalization, construction, renovation, restoration and/or repairs at the Mortgaged Property. The applicable DB Originator then determines the loan-to-value ratio of the mortgage loan for origination or, if applicable, in connection with its acquisition of the mortgage loan, in each case based on the value and effective value dates set forth in the appraisal. In connection with the applicable DB Originator’s acquisition and reunderwriting of a mortgage loan, the applicable DB Originator relies upon the appraisal(s) obtained by the related originator. Such appraisal(s) may reflect a value for a particular Mortgaged Property that varies from an opinion of value of the applicable DB Originator. The information in this prospectus regarding such acquired mortgage loans, including, but not limited to, appraised values and loan-to-value ratios, reflects the information contained in such originator’s appraisal. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios of such acquired mortgage loans would not be different if a DB Originator had originated such mortgage loans. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Evaluation of Borrower. The applicable DB Originator evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; obtaining and verifying credit references and/or business and trade references; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities. Finally, although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower and certain principals of the borrower may be required to assume legal responsibility for liabilities as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and breach of environmental or hazardous materials requirements. The applicable DB Originator evaluates the financial capacity of the borrower and such principals to meet any obligations that may arise with respect to such liabilities.

Environmental Site Assessment. Prior to origination, the applicable DB Originator either (i) obtains or updates (or, in connection with the applicable DB Originator’s acquisition and reunderwriting of a mortgage loan, the related originator obtains or updates and the applicable DB Originator relies upon) an environmental site assessment (“ESA”) for a Mortgaged Property prepared by a qualified environmental firm or (ii) obtains (or, in connection with the applicable DB Originator’s acquisition and reunderwriting of a mortgage loan, the related originator obtains or updates and the applicable DB Originator relies upon) an environmental insurance policy for a Mortgaged Property. If an ESA is obtained or updated, the applicable DB Originator reviews the ESA to verify the absence of reported violations of applicable laws and regulations relating to environmental protection and hazardous materials or other material adverse environmental condition or circumstance. In cases in which the ESA identifies conditions that would require cleanup, remedial action or any other response estimated to cost in excess of 5% of the outstanding principal balance of the mortgage loan, the applicable DB Originator either (i) determines that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority or (ii) requires the borrower to do one of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit at the time of origination of the mortgage loan to complete such remediation within a specified period of time, (D) obtain an environmental insurance policy for the Mortgaged Property, (E) provide or obtain an indemnity agreement or a guaranty with respect to such condition or circumstance, or (F) receive appropriate assurances that significant remediation activities or other significant responses are not necessary or required.

Certain of the mortgage loans may also have environmental insurance policies. See “Description of the Mortgage Pool—Insurance Considerations”.

Physical Assessment Report. Prior to origination, the applicable DB Originator obtains (or, in connection with the applicable DB Originator’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and the applicable DB Originator relies upon) a physical assessment report (“PAR”) for each Mortgaged Property prepared by a qualified structural engineering firm. The applicable DB Originator reviews the PAR to verify that the property is reported to be in satisfactory physical condition, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure needs over the term of the mortgage loan. In cases in which the PAR identifies material repairs or replacements needed immediately, the applicable DB Originator generally requires the borrower to carry out such repairs or replacements prior to the origination of the mortgage loan, or, in many cases, requires the borrower to place sufficient funds in escrow at the time of origination of the mortgage loan to complete such repairs or replacements within not more than twelve months. In certain instances, the applicable DB Originator may waive such escrows but require the related borrower to complete such repairs within a stated period of time in the related Mortgage Loan documents.

Title Insurance Policy. The borrower is required to provide, and the applicable DB Originator reviews, a title insurance policy for each Mortgaged Property. The title insurance policy must meet the following requirements: (a) the policy must be written by a title insurer licensed to do business in the jurisdiction where the Mortgaged Property is located; (b) the policy must be in an amount equal to the original principal balance of the mortgage loan; (c) the protection and benefits must run to the mortgagee and its successors and assigns; (d) the policy should be written on a standard policy form of the American Land Title Association or equivalent policy promulgated in the jurisdiction where the Mortgaged Property is located; and (e) the legal description of the Mortgaged Property in the title policy must conform to that shown on the survey of the Mortgaged Property, where a survey has been required.

Property Insurance. The borrower is required to provide, and the applicable DB Originator reviews, certificates of required insurance with respect to the Mortgaged Property. Such insurance may include: (1) commercial general liability insurance for bodily injury or death and property damage; (2) a fire and extended perils insurance policy providing “special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (3) if applicable, boiler and machinery coverage; (4) if the Mortgaged Property is located in a flood hazard area, flood insurance; and (5) such other coverage as the applicable DB Originator may require based on the specific characteristics of the Mortgaged Property.

Seismic Report. A seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, the originator will examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: a zoning report, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

Escrow Requirements. The applicable DB Originator may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts. In addition, the applicable DB Originator may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by a DB Originator. The typical required escrows for mortgage loans originated by a DB Originator are as follows:

●	Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide the applicable DB Originator with sufficient funds to satisfy all taxes and assessments. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or the applicable DB Originator may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that pays taxes for its portion of the Mortgaged Property directly); or (ii) any Escrow/Reserve Mitigating Circumstances.
●	Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide the applicable DB Originator with sufficient funds to pay all insurance premiums. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the borrower maintains a blanket insurance policy; (ii) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property or self-insures); or (iii) any Escrow/Reserve Mitigating Circumstances.

●	Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property); or (ii) any Escrow/Reserve Mitigating Circumstances.
●	Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; or (ii) any Escrow/Reserve Mitigating Circumstances.
●	Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) the deferred maintenance items do not materially impact the function, performance or value of the property; (iii) the deferred maintenance cost does not exceed $50,000; (iv) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; or (v) any Escrow/Reserve Mitigating Circumstances.
●	Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) environmental insurance is in place or obtained; or (iii) any Escrow/Reserve Mitigating Circumstances.

The applicable DB Originator may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) the applicable DB Originator’s evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) the applicable DB Originator has structured springing escrows that arise for identified risks, (v) the applicable DB Originator has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) the applicable DB Originator believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Notwithstanding the foregoing discussion under this caption “—DB Originators’ Underwriting Guidelines and Processes”, one or more of the mortgage loans contributed to this securitization by GACC may vary from, or may not comply with, the applicable DB Originator’s underwriting guidelines described above. In addition, in the case of one or more of the mortgage loans contributed to this securitization by GACC, the applicable DB Originator may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Exceptions. Disclosed above are the DB Originator’s general underwriting guidelines with respect to the GACC Mortgage Loans. One or more GACC Mortgage Loans may vary from the specific DB Originator’s underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more GACC Mortgage Loans, a DB Originator may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. In certain cases set forth below, the applicable DB Originator made exceptions and the underwriting of a particular GACC Mortgage Loan did not comply with all aspects of the disclosed criteria.

The GACC Mortgage Loans were originated in accordance with the underwriting standards set forth above, except with respect to the 1 Willoughby Square Mortgage Loan (8.5%) The 1 Willoughby Square Mortgage Loan was originated with an exception to the DB Originators’ underwriting guidelines in that it is a full term interest only Mortgage Loan with a loan-to-value ratio of 65.5%, which is higher than the maximum loan-to-value ratio of 65.0% for full term interest only mortgage loans set forth in such underwriting guidelines. The mortgage loan seller determined to include such Mortgage Loan in this transaction despite such exception given that the Mortgaged Property is a Class A building located in downtown Brooklyn, which is 95.0% leased with a 14.4-year weighted average remaining lease term, and with 45.6% of underwritten base rent generated by investment grade tenants.

Compliance with Rule 15Ga-1 under the Exchange Act. GACC most recently filed a Form ABS-15G with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 15Ga-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on February 13, 2025. GACC’s “Central Index Key” number is 0001541294. With respect to the period from and including October 1, 2022 to and including September 30, 2025, GACC did not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization. Neither GACC nor any of its affiliates intends to retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization, except that DBNY (a “majority-owned affiliate” (as defined in the Credit Risk Retention Rules) of GACC) will retain the VRR Interest as described under “Credit Risk Retention”. However, GACC and/or its affiliates may acquire or own in the future certain additional classes of certificates issued by the issuing entity. Any such party will have the right to dispose of any such certificates (other than the VRR Interest) at any time. DBNY or an affiliate will be required to retain the VRR Interest as further described under “Credit Risk Retention”.

The information set forth under “—German American Capital Corporation” has been provided by GACC.

Goldman Sachs Mortgage Company

General

Goldman Sachs Mortgage Company (“GSMC”) is a New York limited partnership, is a sponsor and a mortgage loan seller. The respective Mortgage Loans or portions thereof that GSMC is selling to the depositor in this securitization transaction are collectively referred to in this prospectus as the “GSMC Mortgage Loans”.

GSMC was formed in 1984. Its general partner is Goldman Sachs Real Estate Funding Corp. and its limited partner is Goldman Sachs Bank USA (“GS Bank”). GSMC’s executive offices are located at 200

West Street, New York, New York 10282, telephone number (212) 902-1000. GSMC is an affiliate of GS Bank, an originator, and Goldman Sachs & Co. LLC, an underwriter.

GS Bank is the originator (or co-originator) of all of the GSMC Mortgage Loans. See “Description of the Mortgage Pool—Co-Originated or Unaffiliated Third-Party Originated Mortgage Loans” for additional information.

Neither GSMC nor any of its affiliates will insure or guarantee distributions on the certificates. The Certificateholders will have no rights or remedies against GSMC for any losses or other claims in connection with the certificates or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or the material breaches of representations and warranties made by GSMC in the related MLPA as described under “Description of the Mortgage Loan Purchase Agreements”.
GSMC’s Commercial Mortgage Securitization Program

As a sponsor, GSMC originates and acquires fixed and floating rate commercial mortgage loans and either by itself or together with other sponsors or mortgage loan sellers, organizes and initiates the public and/or private securitization of such commercial mortgage loans by transferring the commercial mortgage loans to a securitization depositor, including GS Mortgage Securities Corporation II or another entity that acts in a similar capacity. In coordination with its affiliates, Goldman Sachs Commercial Mortgage Capital, L.P., GS Bank and other unaffiliated underwriters, GSMC works with rating agencies, investors, unaffiliated mortgage loan sellers and servicers in structuring the securitization transaction.

From the beginning of its participation in commercial mortgage securitization programs in 1996 through December 31, 2025, GSMC originated or acquired approximately 3,556 fixed and floating rate commercial and multifamily mortgage loans with an aggregate original principal balance of approximately $194.3 billion. As of December 31, 2025, GSMC had acted as a sponsor and mortgage loan seller on approximately 574 fixed and floating-rate commercial mortgage-backed securitization transactions. From 2011 through 2025, GSMC securitized approximately $124.7 billion of commercial mortgage loans in public and private offerings.

Review of GSMC Mortgage Loans

Overview. GSMC, in its capacity as the sponsor of the GSMC Mortgage Loans, has conducted a review of the GSMC Mortgage Loans in connection with the securitization described in this prospectus. The review of the GSMC Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of GSMC’s affiliates, or, in certain circumstances, are consultants engaged by or on behalf of GSMC (the “GSMC Deal Team”). The review procedures described below were employed with respect to all of the GSMC Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the GSMC Deal Team created a database of loan-level and property-level information relating to each GSMC Mortgage Loan. The database was compiled from, among other sources, the related Mortgage Loan documents, third party reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the Goldman Originator during the underwriting process. After origination of each GSMC Mortgage Loan, the GSMC Deal Team updated the information in the database with respect to the GSMC Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the GSMC Deal Team.

A data tape (the “GSMC Data Tape”) containing detailed information regarding each GSMC Mortgage Loan was created from the information in the database referred to in the prior paragraph. The GSMC Data Tape was used by the GSMC Deal Team to provide certain numerical information regarding the GSMC Mortgage Loans in this prospectus.

With respect to the Torrey Heights Whole Loan (2.3%), which was co-originated by JPMorgan Chase Bank, National Association, GS Bank and GACC, portions of which are being sold by GACC and GSMC, the GACC Data Tape was used to provide the numerical information regarding the related Mortgage Loan in this prospectus.

Data Comparison and Recalculation. GSMC engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by GSMC, relating to information in this prospectus regarding the GSMC Mortgage Loans. These procedures included:

●	comparing certain information in the GSMC Data Tape against various source documents provided by GSMC that are described above under “—Database”;
●	comparing numerical information regarding the GSMC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the GSMC Data Tape; and
●	recalculating certain percentages, ratios and other formulae relating to the GSMC Mortgage Loans disclosed in this prospectus.

Legal Review. GSMC engaged various law firms to conduct certain legal reviews of the GSMC Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each GSMC Mortgage Loan, origination counsel prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from GSMC’s standard form loan documents. In addition, origination counsel for each GSMC Mortgage Loan reviewed GSMC’s representations and warranties set forth on Annex E-1 and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the GSMC Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan agreement relating to certain GSMC Mortgage Loans marked against the standard form document, (ii) a review of the loan and property summaries referred to above relating to the GSMC Mortgage Loans prepared by origination counsel and (iii) a review of a due diligence questionnaire completed by the GSMC Deal Team. Securitization counsel also reviewed the property release provisions, if any, for each GSMC Mortgage Loan with multiple Mortgaged Properties for compliance with the REMIC provisions of the Code. In addition, for each GSMC Mortgage Loan originated by GSMC or its affiliates, GSMC prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process.

Based on their respective reviews of pertinent sections of the related Mortgage Loan documents, origination counsel or securitization counsel also assisted in the preparation of the Mortgage Loan summaries of those of the GSMC Mortgage Loans included in the ten largest Mortgage Loans in the Mortgage Pool, and the abbreviated Mortgage Loan summaries for those of the GSMC Mortgage Loans included in the next five largest Mortgage Loans in the Mortgage Pool, which summaries are incorporated in “Description of Top Fifteen Mortgage Loans and Additional Mortgage Loan Information” on Annex A-3. The applicable borrowers and borrowers’ counsel reviewed these GSMC Mortgage Loan summaries as well.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any GSMC Mortgage Loan, GSMC requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. GSMC conducted a search with respect to each borrower under a GSMC Mortgage Loan to determine whether it filed for bankruptcy after origination of the GSMC Mortgage Loan. If GSMC became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a GSMC Mortgage Loan, GSMC obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The GSMC Deal Team also consulted with the Goldman Originator to confirm that the GSMC Mortgage Loans were originated in compliance with the origination and underwriting criteria described below under “—Goldman Originator’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines” below.

Findings and Conclusions. Based on the foregoing review procedures, GSMC determined that the disclosure regarding the GSMC Mortgage Loans in this prospectus is accurate in all material respects. GSMC also determined that the GSMC Mortgage Loans were originated or acquired in accordance with GSMC’s origination procedures and underwriting criteria except as described under “—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines” below. GSMC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

The Goldman Originator

GS Bank, an originator, is affiliated with GSMC, one of the sponsors, and Goldman Sachs & Co. LLC, one of the underwriters. GS Bank is referred to as the “Goldman Originator” in this prospectus.

The primary business of the Goldman Originator is the underwriting and origination, either by itself or together with another originator, of mortgage loans secured by commercial or multifamily properties. The commercial mortgage loans originated by the Goldman Originator include both fixed and floating rate commercial mortgage loans and such commercial mortgage loans are often included in both public and private securitizations. Many of the commercial mortgage loans originated by GS Bank are acquired by GSMC and sold to securitizations in which GSMC acts as sponsor and/or loan seller.

Fixed Rate Commercial Mortgage Loans(1)

Year	Total Goldman Originator Fixed Rate Loans Originated (approximate)	Total Goldman Originator Fixed Rate Loans Securitized (approximate)
2025	$6.7 billion	$6.8 billion
2024	$7.2 billion	$7.3 billion
2023	$4.2 billion	$3.8 billion
2022	$770 million	$1.8 billion
2021	$4.2 billion	$2.6 billion
2020	$2.7 billion	$3.7 billion
2019	$6.0 billion	$5.3 billion
2018	$3.1 billion	$2.6 billion
2017	$7.3 billion	$7.7 billion
2016	$6.1 billion	$5.2 billion
2015	$6.2 billion	$6.0 billion
2014	$2.9 billion	$3.1 billion
2013	$5.0 billion	$5.3 billion
2012	$5.6 billion	$4.6 billion
2011	$2.3 billion	$2.2 billion
2010	$1.6 billion	$1.1 billion
2009	$400 million	$400 million

(1) Represents origination for the Goldman Originator and affiliates of the Goldman Originator originating commercial mortgage loans.

Floating Rate Commercial Mortgage Loans(1)

Year	Total Goldman Originator Floating Rate Loans Originated (approximate)	Total Goldman Originator Floating Rate Loans Securitized (approximate)
2025	$7.7 billion	$7.7 billion
2024	$5.9 billion	$5.9 billion
2023	$2.1 billion	$2.1 billion
2022	$4.8 billion	$5.4 billion
2021	$9.5 billion	$12.4 billion
2020	$4.8 billion	$3.1 billion
2019	$6.4 billion	$4.7 billion
2018	$8.1 billion	$5.9 billion
2017	$5.6 billion	$4.0 million
2016	$2.3 billion	$1.6 million
2015	$2.0 billion	$261.0 million
2014	$3.2 billion	$2.0 billion
2013	$777 million	$1.3 billion
2012	$1.9 billion	$0
2011	$140 million	$0
2010	$0	$0
2009	$40 million	$0

(1) Represents origination for the Goldman Originator and affiliates of the Goldman Originator originating commercial mortgage loans.

Goldman Originator’s Underwriting Guidelines and Processes

The Goldman Originator’s commercial mortgage loans are primarily originated in accordance with the origination procedures and underwriting criteria described below. However, variations from these procedures and criteria may occur as a result of various conditions including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/sponsor, or any other pertinent information deemed material by the Goldman Originator. Therefore, this general description of the Goldman Originator’s origination procedures and underwriting criteria is not intended as a representation that every commercial mortgage loan originated by it complies entirely with all procedures and criteria set forth below. For important information about the circumstances that have affected the underwriting of a GSMC Mortgage Loan in the mortgage pool, see “—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines” below and “Annex E-2—Exceptions to GSMC Representations and Warranties”.

The underwriting process for each mortgage loan originated by the Goldman Originator is performed by an origination team comprised of real estate professionals which typically includes an originator, analyst, loan officer and commercial closer. This team conducts a review of the related mortgaged property, which typically includes an examination of historical operating statements (if available), rent rolls, certain tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic/engineering. In certain cases, the Goldman Originator may engage an independent third party due diligence provider, pursuant to a program of specified procedures, to assist in the underwriting and preparation of analyses required by such procedures, subject to the oversight and ultimate review and approval by the Goldman Originator origination team.

A member of the Goldman Originator origination team performs or engages a third party to perform an inspection of the property in order to assess the physical quality of the collateral, confirm tenancy, and determine visibility and accessibility of the property as well as proximity to major thoroughfares, transportation centers, employment sources, retail areas, educational facilities and recreational areas. Such site inspections are also generally used to assess the submarket in which the property is located and to evaluate the property’s competitiveness within its market.

The Goldman Originator origination team also performs a review of the financial status, credit history and background of the borrower and certain key principals of the borrower. Among the items generally reviewed are financial statements, independent credit reports, criminal/background investigations, and specific searches in select jurisdictions for judgments, liens, bankruptcy and pending litigation.

After the compilation and review of all documentation and other relevant considerations, the origination team finalizes its underwriting analysis of the property’s cash flow in accordance with the property specific cash flow underwriting guidelines of the Goldman Originator. Determinations are also made regarding the implementation of appropriate loan terms to structure around risks, resulting in features such as ongoing escrows or up front reserves, letters of credit, lockboxes/cash management agreements or guarantees. A complete credit committee package is prepared to summarize all of the above referenced information.

All commercial mortgage loans must be presented to one or more credit committees which consist of senior real estate professionals, among others. After a review of the credit committee package and a discussion of the loan, the committee may approve the loan as recommended or request additional due diligence, modify the terms, or reject the loan entirely.

The Goldman Originator’s underwriting guidelines generally require that a mortgage loan have, at origination, a minimum underwritten debt service coverage ratio of 1.20x for multifamily properties, 1.40x for hospitality properties and 1.25x for all other property types and maximum loan-to-value ratio of 80% for multifamily properties and 75% for all other property types. However, these thresholds are guidelines and exceptions may be made on the merits of each individual loan taking into account such factors as reserves, letters of credit and/ or guarantees, the Goldman Originator’s judgment of the property and/or market performance in the future. In addition, a Goldman Originator may in some instances have reduced the term interest rate that such Goldman Originator would otherwise charge on a mortgage loan based on the credit and collateral characteristics of the related mortgaged property and structural features of the mortgage loan by collecting an upfront fee from the related borrower on the origination date. The decrease in the interest rate would have correspondingly increased the debt service coverage ratio, and, in certain cases, may have increased the debt service coverage ratio sufficiently such that the related mortgage loan satisfied such Goldman Originator’s minimum debt service coverage ratio underwriting requirements for such mortgage loan.

Certain properties may also be encumbered by, or otherwise support payments on, subordinate debt and/or mezzanine debt secured by direct or indirect ownership interests in the borrower. It is possible that the Goldman Originator or an affiliate will be a lender on that additional debt, and may either sell such debt to an unaffiliated third party or hold it in inventory. When such additional debt is taken into account, the aggregate debt may not conform to the aforementioned debt service coverage ratio and loan-to-value ratio parameters.

The Goldman Originator may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves. In addition, the Goldman Originator may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, the borrower may be allowed to post a letter of credit or guaranty in lieu of a cash reserve, or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by the Goldman Originator.

Generally, the required escrows for GSMC Mortgage Loans are as follows:

●	Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional or high net-worth individual property sponsor or (ii) if the related mortgaged property is a single tenant property in which the related tenant is required to pay taxes directly.

●	Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower maintains a blanket insurance policy or (ii) if the related mortgaged property is a single tenant property and the related tenant is required to obtain insurance directly or self-insures.
●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third party property condition or engineering report, or to certain minimum requirements by property type, except that such escrows are not required in certain circumstances, including, but not limited to, if the related mortgaged property is a single tenant property and the related tenant is responsible for all repairs and maintenance, including those required with respect to the roof and improvement structure.
●	Tenant Improvement / Leasing Commissions—Tenant improvement / leasing commission reserves may be required to be funded either at loan origination and/or during the related mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related mortgaged property is a single tenant property and the related tenant’s lease extends beyond the loan term or (ii) where rent at the related mortgaged property is considered below market.
●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) the deferred maintenance amount does not materially impact the function, performance or value of the property or (iii) if the related mortgaged property is a single tenant property the tenant is responsible for the repairs.
●	Environmental Remediation—An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) the sponsor of the borrower delivers a guarantee agreeing to take responsibility and pay for the identified environmental issues or (ii) environmental insurance is obtained or already in place.

For a description of the escrows collected with respect to the GSMC Mortgage Loans, please see Annex A-1.

The Goldman Originator and its origination counsel will generally examine whether the use and occupancy of the property is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, zoning reports and/or representations by the related borrower. In some cases, a mortgaged property may constitute a legal non-conforming use or structure. In such cases, the Goldman Originator may require an endorsement to the title insurance policy and/or the acquisition of law and ordinance coverage in the casualty insurance policy with respect to the particular non-conformity unless it determines that: (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild; or (ii) if the improvements are rebuilt in accordance with currently applicable law, the value and performance of the property would be acceptable; or (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring; or (iv) a cash reserve, a letter of credit or an agreement imposing recourse liability from a principal of the borrower is provided to cover losses.

The borrower is required to provide, and the Goldman Originator or its origination counsel typically will review, a title insurance policy for each property. The title insurance policies provided typically must meet the following requirements: (i) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) in an amount at least equal to the original principal balance of the mortgage loan, (iii) protection and benefits run to the mortgagee and its successors and assigns, (iv) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

Except in certain instances where credit rated tenants are required to obtain insurance or may self-insure, the Goldman Originator typically requires that the related mortgaged property be insured by a hazard insurance policy with a customary deductible and in an amount at least equal to the lesser (x) of the outstanding principal balance of the mortgage loan and (y) 100% of the full insurable replacement cost of the improvements located on the property. If applicable, the policy contains appropriate endorsements to avoid the application of coinsurance and does not permit reduction in insurance proceeds for depreciation, except that the policy may permit a deduction for depreciation in connection with a cash settlement after a casualty if the insurance proceeds are not being applied to rebuild or repair the damaged improvements.

Flood insurance, if available, must be in effect for any mortgaged property that at the time of origination included material improvements in any area identified in the Federal Register by the Federal Emergency Management Agency as a special flood hazard area. The flood insurance policy must meet the requirements of the then-current guidelines of the Federal Insurance Administration, be provided by a generally acceptable insurance carrier and be in an amount representing coverage not less than the least of: (i) the outstanding principal balance of the mortgage loan, (ii) the full insurable value of the property and (iii) the maximum amount of insurance available under the National Flood Insurance Act of 1968, except in some cases where self-insurance is permitted.

The standard form of hazard insurance policy typically covers physical damage or destruction of the improvements on the mortgaged property caused by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion. The policies may contain some conditions and exclusions to coverage, including exclusions related to acts of terrorism. Generally, each of the mortgage loans requires that the related property have coverage for terrorism or terrorist acts, if such coverage is available at commercially reasonable rates. In some cases, there is a cap on the amount that the related borrower will be required to expend on terrorism insurance.

Each mortgage typically also requires the borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the property in an amount customarily required by institutional lenders.

Each mortgage typically further requires the related borrower to maintain business interruption or rent loss insurance in an amount not less than 100% of the projected rental income from the related property for not less than twelve months.

Although properties are typically not insured for earthquake risk, a borrower will be required to obtain earthquake insurance if the seismic report indicates that the PML or SEL is greater than 20%.

In the course of originating the GSMC Mortgage Loans, the Goldman Originator generally considered the results of third party reports as described below:

●	Appraisal—The Goldman Originator obtains an appraisal or an update of an existing appraisal for each mortgaged property prepared by an appraisal firm approved in accordance with the Goldman Originator’s internal documented appraisal policy. The Goldman Originator origination team and a third party consultant engaged by the Goldman Originator typically reviews the appraisal. All appraisals are conducted by an independent appraiser that is state certified, an appraiser belonging to the Appraisal Institute, a member association of professional real estate appraisers, or any otherwise qualified appraiser. All appraisals are conducted in accordance with the Uniform Standards of Professional Appraisal Practices. In addition, the appraisal report (or a separate letter) includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.

●	Environmental Report—The Goldman Originator obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm approved by the Goldman Originator. In certain cases, the borrower may have obtained the Phase I site assessment, and the assessment is then re-addressed to the Goldman Originator. The Goldman Originator origination team and a third party environmental consultant engaged by the Goldman Originator or the borrower typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. Furthermore, an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when the Goldman Originator or the environmental consultant believes that such an analysis is warranted under the circumstances. In cases in which the Phase I site assessment identifies any potential adverse environmental conditions and no third party is identified as responsible for such condition, or the condition has not otherwise been satisfactorily mitigated, the Goldman Originator generally requires additional environmental testing, such as a Phase II environmental assessment on the related mortgaged property, an environmental insurance policy, the borrower to conduct remediation activities or to establish an operations and maintenance plan, or to place funds in escrow to be used to address any required remediation.
●	Physical Condition Report—The Goldman Originator obtains a physical condition report (“PCR”) or an update of a previously obtained PCR for each mortgaged property prepared by a structural engineering firm approved by the Goldman Originator to assess the structure, exterior walls, roofing, interior structure and/ or mechanical and electrical systems. In certain cases, the borrower may have obtained the PCR, and the PCR is then re-addressed to the Goldman Originator. The Goldman Originator and a third party structural consultant engaged by the Goldman Originator or the borrower typically reviews the PCR to determine the physical condition of the property, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, the Goldman Originator generally requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves.
●	Seismic—The Goldman Originator generally obtains a seismic report or an update of a previously obtained seismic report for all mortgaged properties located in seismic zone 3 or 4 to assess probable maximum loss (“PML”) or scenario expected loss (“SEL”) for the related mortgaged property. In certain cases, the borrower may have obtained the seismic report and the seismic report is then re-addressed to the Goldman Originator.

From time to time, the Goldman Originator originates mortgage loans together with other financial institutions. The resulting mortgage loans are evidenced by two or more promissory notes, at least one of which will reflect the Goldman Originator as the payee. GSMC has in the past and may in the future deposit such promissory notes for which the Goldman Originator is named as payee with one or more securitization trusts, while the co-originators have in the past and may in the future deposit such promissory notes for which they are named payee into other securitization trusts.

Servicing

Interim servicing for all of GSMC’s loans prior to securitization is typically performed by a nationally recognized rated third party interim servicer. In addition, primary servicing is occasionally retained by certain qualified mortgage brokerage firms under established sub-servicing agreements with GSMC, which firms may continue primary servicing certain loans following the securitization closing date. Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust (and a primary servicer when applicable) at closing of the securitization. From time to time, the interim servicer may retain primary servicing.

Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines

The Goldman Originator has disclosed generally its underwriting guidelines with respect to the GSMC Mortgage Loans. However, one or more of the GSMC Mortgage Loans may vary from the specific Goldman Originator underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the GSMC Mortgage Loans, the Goldman Originator may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. In certain cases, the Goldman Originator may have made exceptions and the underwriting of a particular mortgage loan did not comply with all aspects of the disclosed criteria.

The GSMC Mortgage Loans were originated in accordance with the underwriting standards set forth above.

Certain characteristics of the GSMC Mortgage Loans can be found on Annex A-1.

Compliance with Rule 15Ga-1 under the Exchange Act

GSMC most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on November 14, 2025. GSMC’s Central Index Key is 0001541502. With respect to the period from and including October 1, 2022 to and including September 30, 2025, GSMC has the following activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Name of Issuing Entity	Check if Regis- tered	Name of Originator	Total Assets in ABS by Originator			Assets That Were Subject of Demand			Assets That Were Repurchased or Replaced			Assets Pending Repurchase or Replacement (due to expired cure period)			Demand in Dispute			Demand Withdrawn			Demand Rejected
(a)	(b)	(c)	# (d)	$ (e)	% of principal balance (f)	# (g)	$ (h)	% of principal balance (i)	# (j)	$ (k)	% of principal balance (l)	# (m)	$ (n)	% of principal balance (o)	# (p)	$ (q)	% of principal balance (r)	# (s)	$ (t)	% of principal balance (u)	# (v)	$ (w)	% of principal balance (x)
Asset Class: Commercial Mortgage Backed Securities
GS Mortgage Securities Trust 2012-GCJ9 (CIK 0001560456)	X	Goldman Sachs Mortgage Company	12	411,105,625	29.6	1	0	0.00	0	0	0.00	0	0	0.00	1	0	0.00	0		0.00	0	0	0.00
		Citigroup Global Markets Realty Corp.	30	313,430,906	22.6	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0		0.00	0	0	0.00
		Archetype Mortgage Funding I LLC	14	137,272,372	9.9	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0		0.00	0	0	0.00
		Jefferies LoanCore LLC	18	527,119,321	38.0	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0		0.00	0	0	0.00
Total by Asset Class			74	1,388,928,224	100%	1	0	0.00	0	0	0.00	0	0	0.00	1	0	0.00	0		0.00	0	0	0.00

Retained Interests in This Securitization

As of the date of this prospectus, neither GSMC nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, GSMC and/or its affiliates may retain on the Closing Date or own in the future certain classes of certificates. Any such party will have the right to dispose of any such certificates at any time.

The information set forth under “—Goldman Sachs Mortgage Company” has been provided by GSMC.

Citi Real Estate Funding Inc.

Citi Real Estate Funding Inc. (“CREFI”) is a sponsor and a mortgage loan seller. The respective Mortgage Loans that CREFI is selling to the depositor in this securitization transaction are collectively referred to in this prospectus as the “CREFI Mortgage Loans”. CREFI originated or co-originated all of the CREFI Mortgage Loans.

CREFI is a New York corporation organized in 2014 and is a wholly-owned subsidiary of Citibank, N.A., a national banking association, which is in turn a wholly-owned subsidiary of Citicorp LLC, a Delaware limited liability company, which is in turn a wholly-owned subsidiary of Citigroup Inc., a Delaware corporation. CREFI maintains its principal office at 388 Greenwich Street, New York, New York 10013, Attention: Mortgage Finance Group, and its facsimile number is (212) 723-8604. CREFI is an affiliate of Citigroup Global Markets Inc. (one of the underwriters). CREFI makes, and purchases (or may purchase) from lenders, commercial and multifamily mortgage loans primarily for the purpose of securitizing them in CMBS transactions.

Neither CREFI nor any of its affiliates will insure or guarantee distributions on the certificates. The Certificateholders will have no rights or remedies against CREFI for any losses or other claims in connection with the certificates or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or material breaches of the representations and warranties made by CREFI in the related MLPA as described under “Description of the Mortgage Loan Purchase Agreements—General”.

CREFI’s Commercial Mortgage Origination and Securitization Program

CREFI, directly or through correspondents or affiliates, originates multifamily and commercial mortgage loans throughout the United States. CREFI has been engaged in the origination of multifamily and commercial mortgage loans for securitization since January 2017, and in the securitization of multifamily and commercial mortgage loans since April 2017. The multifamily and commercial mortgage loans originated by CREFI may include both fixed rate loans and floating rate loans. CREFI is an affiliate of Citigroup Global Markets Realty Corp. (“CGMRC”), which was engaged in the origination of multifamily and commercial mortgage loans for securitization from 1996 to 2017. Many CREFI staff worked for CGMRC, and CREFI’s underwriting guidelines, credit committee approval process and loan documentation are substantially similar to CGMRC’s. CREFI securitized approximately $4.4 billion, $7.3 billion, $11.4 billion, $7.8 billion, $15.9 billion, $11.1 billion, $6.7 billion, $13.8 billion and $16.9 billion of multifamily and commercial mortgage loans in public and private offerings during the calendar years 2017, 2018, 2019, 2020, 2021, 2022, 2023, 2024 and 2025, respectively.

In addition, in the normal course of its business, CREFI may also acquire multifamily and commercial mortgage loans from various third-party originators. These mortgage loans may have been originated using underwriting guidelines not established by CREFI.

In connection with the commercial mortgage securitization transactions in which it participates, CREFI generally transfers the subject mortgage assets to a depositor, who then transfers those mortgage assets to the issuing entity for the related securitization. In return for the transfer of the subject mortgage assets by the depositor to the issuing entity, the issuing entity issues commercial mortgage pass-through certificates that are in whole or in part backed by, and supported by the cash flows generated by, those mortgage assets.

CREFI will generally act as a sponsor, originator and/or mortgage loan seller in the commercial mortgage securitization transactions in which it participates. In such transactions there may be a co-sponsor and/or other mortgage loan sellers and originators.

CREFI generally works with rating agencies, unaffiliated mortgage loan sellers, servicers, affiliates and underwriters in structuring a securitization transaction. Generally, CREFI and/or the related depositor contract with other entities to service the multifamily and commercial mortgage loans following their transfer into a trust fund in exchange for a series of certificates and, in certain cases, uncertificated interests.

Review of the CREFI Mortgage Loans

Overview. In connection with the preparation of this prospectus, CREFI conducted a review of the Mortgage Loans or portions thereof that it is selling to the depositor. The review was conducted as set forth below and was conducted with respect to each of the CREFI Mortgage Loans. No sampling procedures were used in the review process.

Database. First, CREFI created a database of information (the “CREFI Securitization Database”) obtained in connection with the origination of the CREFI Mortgage Loans, including:

●	certain information from the CREFI Mortgage Loan documents;
●	certain information from the rent rolls and operating statements for, and certain leases relating to, the related Mortgaged Properties (in each case to the extent applicable);
●	insurance information for the related Mortgaged Properties;
●	information from third party reports such as the appraisals, environmental and property condition reports, seismic reports, zoning reports and other zoning information;
●	bankruptcy searches with respect to the related borrowers; and
●	certain information and other search results obtained by CREFI’s deal team for each of the CREFI Mortgage Loans during the underwriting process.

CREFI also included in the CREFI Securitization Database certain updates to such information received by CREFI’s securitization team after origination, such as information from the interim servicer regarding loan payment status and current escrows, updated rent rolls and leasing activity information provided pursuant to the Mortgage Loan documents, and information otherwise brought to the attention of CREFI’s securitization team. Such updates were not intended to be, and do not serve as, a re-underwriting of any CREFI Mortgage Loan.

Using the information in the CREFI Securitization Database, CREFI created a Microsoft Excel file (the “CREFI Data File”) and provided that file to the depositor for the inclusion in this prospectus (particularly in Annexes A-1, A-2 and A-3 to this prospectus) of information regarding the CREFI Mortgage Loans.

With respect to the CityCenter (Aria & Vdara) Whole Loan (8.5%), which was co-originated by GS Bank, CREFI, GACC and JPMorgan Chase Bank, National Association, portions of which are being sold by GSMC, CREFI and GACC, the GSMC Data Tape was used to provide the numerical information regarding the related Mortgage Loan in this prospectus.

Data Comparison and Recalculation. CREFI engaged a third-party accounting firm to perform certain data comparison and recalculation procedures designed by CREFI, relating to information in this prospectus regarding the CREFI Mortgage Loans. These procedures included:

●	comparing the information in the CREFI Data File against various source documents provided by CREFI that are described above under “—Database”;
●	comparing numerical information regarding the CREFI Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the CREFI Data File; and
●	recalculating certain percentages, ratios and other formulae relating to the CREFI Mortgage Loans disclosed in this prospectus.

Legal Review. CREFI also reviewed and responded to a Due Diligence Questionnaire (as defined below) relating to the CREFI Mortgage Loans, which questionnaire was prepared by the depositor’s legal counsel for use in eliciting information relating to the CREFI Mortgage Loans and including such information in this prospectus to the extent material.

Although the Due Diligence Questionnaire may be revised from time to time, it typically contains various questions regarding the CREFI Mortgage Loans, the related Mortgaged Properties, the related borrowers, sponsors and tenants, and any related additional debt. For example, the due diligence questionnaire (a “Due Diligence Questionnaire”) may seek to elicit, among other things, the following information:

●	whether any mortgage loans were originated by third party originators and the names of such originators, and whether such mortgage loans were underwritten or re-underwritten in accordance with CREFI’s (or the applicable mortgage loan seller’s) criteria;
●	whether any mortgage loans are not first liens, or have a loan-to-value ratio greater than 80%;
●	whether any mortgage loans are 30 days or more delinquent with respect to any monthly debt service payment as of the Cut-off Date or have been 30 days or more delinquent at any time during the 12-month period immediately preceding the Cut-off Date;
●	a description of any material issues with respect to any of the mortgage loans;
●	whether any mortgage loans permit, or have existing, mezzanine debt, additional debt secured by the related mortgaged properties or other material debt, and the material terms and conditions for such debt;
●	whether any mortgaged properties have additional debt that is included in another securitization transaction and information related to such other securitization transaction;
●	whether intercreditor agreements, subordination and standstill agreements or similar agreements are in place with respect to secured debt, mezzanine debt or additional debt and the terms of such agreements;
●	whether any mortgage loans are interest-only for their entire term or a portion of their term;
●	whether any mortgage loans permit prepayment or defeasance (in whole or in part), or provide for yield maintenance, and the types of prepayment lock-out provisions and prepayment charges that apply;
●	whether any mortgage loans permit the release of all or a portion of the related mortgaged properties, and the material terms of any partial release, substitution and condemnation/casualty provisions;
●	whether any mortgage loans are cross-collateralized or secured by multiple properties, or have related borrowers with other mortgage loans in the subject securitization;
●	whether any mortgage loans have a right of first refusal or right of first offer or similar options, in favor of a tenant or any other party;
●	whether there are post-close escrows or earn-out reserves that could be used to pay down the mortgage loan, or whether there are escrows or holdbacks that have not been fully funded;
●	information regarding lockbox arrangements, grace periods interest accrual and amortization provisions, non-recourse carveouts, and any other material provisions with respect to the mortgage loan;

●	whether the borrower or sponsor of any related borrower has been subject to bankruptcy proceedings, or has a past or present material criminal charge or record;
●	whether any borrower is not a special purpose entity;
●	whether any borrowers or sponsors of related borrowers have been subject to litigation or similar proceedings and the material terms thereof;
●	whether any borrower under a mortgage loan is affiliated with a borrower under another mortgage loan to be included in the issuing entity;
●	whether any of the mortgage loans is a leasehold mortgage, the terms of the related ground lease, and whether the term of the related ground lease extends at least 20 years beyond the stated loan maturity;
●	a list of any related Mortgaged Properties for which a single tenant occupies over 50% of such property, and whether there are any significant lease rollovers at a particular Mortgaged Property;
●	a list of any significant tenant concentrations or material tenant issues, e.g., dark tenants, subsidized tenants, government or student tenants, or Section 8 tenants, etc.;
●	a description of any material leasing issues at the related Mortgaged Properties;
●	whether any related Mortgaged Properties are subject to condemnation proceedings or litigation;
●	a list of related Mortgaged Properties for which a Phase I environmental site assessment has not been completed, or for which a Phase II environmental site assessment was performed, and whether any environmental site assessment reveals any material adverse environmental condition or circumstance at any related Mortgaged Property except for those which will be remediated by the Cut-off Date;
●	whether there is any terrorism, earthquake, tornado, flood, fire or hurricane damage with respect to any of the related Mortgaged Properties, or whether there are any zoning issues at the mortgaged properties;
●	a list of Mortgaged Properties for which an engineering inspection has not been completed and whether any property inspection revealed material issues; and/or
●	general information regarding property type, condition, use, plans for renovation, etc.

CREFI also provided to origination counsel a set of mortgage loan representations and warranties substantially similar to those attached as Annex D-1 to this prospectus and requested that origination counsel identify exceptions to such representations and warranties. CREFI compiled and reviewed the draft exceptions received from origination counsel, engaged separate counsel to review the exceptions, revised the exceptions and provided them to the depositor for inclusion on Annex D-3 to this prospectus. In addition, for each CREFI Mortgage Loan originated by CREFI or one of its affiliates, CREFI prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process. The loan terms included in each asset summary may include, without limitation, the principal amount, the interest rate, the loan term, the interest calculation method, the due date, any applicable interest-only period, any applicable amortization period, a summary of any prepayment and/or defeasance provisions, a summary of any lockbox and/or cash management provisions, a summary of any release provisions, and a summary of any requirement for the related borrower to fund up-front and/or on-going reserves. The property level information obtained during the origination process included in each asset summary may include, without limitation, a description of the related Mortgaged Property (including property type, ownership structure, use, location, size, renovations, age and physical attributes), information relating to the commercial real estate market in which the Mortgaged Property is located, information relating to the related borrower and sponsor of the related borrower, an underwriter’s assessment of strengths and risks of the loan transaction, tenant analysis, and summaries of third party reports such as appraisal, environmental and property condition reports.

For each CREFI Mortgage Loan, if any, purchased by CREFI or its affiliates from a third-party originator of such CREFI Mortgage Loan, CREFI reviewed the purchase agreement and related representations and warranties, and exceptions to those representations and warranties, made by the seller of such CREFI Mortgage Loan to CREFI or its affiliates, reviewed certain provisions of the related Mortgage Loan documents and third party reports concerning the related Mortgaged Property provided by the originator of such CREFI Mortgage Loan, prepared exceptions to the representations and warranties in the MLPA based upon such review, and provided them to the depositor for inclusion on Annex D-3 to this prospectus. With respect to any CREFI Mortgage Loan that is purchased by CREFI or its affiliates from a third party originator, the representations and warranties made by the third party originator in the related purchase agreement between CREFI or its affiliates, on the one hand, and the third party originator, on the other hand, are solely for the benefit of CREFI or its affiliates. The rights, if any, that CREFI or its affiliates may have under such purchase agreement upon a breach of such representations and warranties made by the third party originator will not be assigned to the trustee for this securitization, and the Certificateholders and the trustee for this securitization will not have any recourse against the third party originator in connection with any breach of the representations and warranties made by such third party originator. As described under “Description of the Mortgage Loan Purchase Agreements—General”, the substitution or repurchase obligation of, or the obligation to make a Loss of Value Payment on the part of, CREFI, as mortgage loan seller, with respect to the CREFI Mortgage Loans under the related MLPA constitutes the sole remedy available to the Certificateholders and the trustee for this securitization for any uncured material breach of any of CREFI’s representations and warranties regarding the CREFI Mortgage Loans, including any CREFI Mortgage Loans that were purchased by CREFI or its affiliates from a third party originator.

In addition, with respect to each CREFI Mortgage Loan, CREFI reviewed, and in certain cases requested that its counsel review, certain Mortgage Loan document provisions as necessary for disclosure of such provisions in this prospectus, such as property release provisions and other provisions specifically disclosed in this prospectus.

Certain Updates. Furthermore, CREFI requested the borrowers under the CREFI Mortgage Loans (or the borrowers’ respective counsel) for updates on any significant pending litigation that existed at origination. Moreover, if CREFI became aware of a significant natural disaster in the vicinity of a Mortgaged Property relating to a CREFI Mortgage Loan, CREFI requested information on the property status from the related borrower in order to confirm whether any material damage to the property had occurred.

Large Loan Summaries. Finally, CREFI prepared, and reviewed with origination counsel and/or securitization counsel, the Mortgage Loan summaries for those of the CREFI Mortgage Loans included in the ten largest Mortgage Loans in the Mortgage Pool, and the abbreviated Mortgage Loan summaries for those of the CREFI Mortgage Loans included in the next five largest Mortgage Loans in the Mortgage Pool, which summaries are incorporated in “Description of Top Fifteen Mortgage Loans and Additional Mortgage Loan Information” on Annex A-3.

Findings and Conclusions. Based on the foregoing review procedures, CREFI found and concluded that the disclosure regarding the CREFI Mortgage Loans in this prospectus is accurate in all material respects. CREFI also found and concluded that the CREFI Mortgage Loans were originated in accordance with CREFI’s origination procedures and underwriting criteria, except for any material deviations described under “—Exceptions to CREFI’s Disclosed Underwriting Guidelines” below. CREFI attributes to itself all findings and conclusions resulting from the foregoing review procedures.

CREFI’s Underwriting Guidelines and Processes

General. CREFI’s commercial mortgage loans (including any co-originated mortgage loans) are primarily originated in accordance with the procedures and underwriting criteria described below.

However, variations from the procedures and criteria described below may be implemented as a result of various conditions including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/sponsor or any other pertinent information deemed material by CREFI. Therefore, this general description of CREFI’s origination procedures and underwriting criteria is not intended as a representation that every commercial mortgage loan originated by it or on its behalf complies entirely with all criteria set forth below.

Process. The credit underwriting process for each of CREFI’s loans is performed by a deal team comprised of real estate professionals which typically includes an originator, an underwriter, a commercial closer and a third party due diligence provider operating under the review of CREFI. This team conducts a thorough review of the related mortgaged property, which in most cases includes an examination of the following information, to the extent both applicable and available: historical operating statements, rent rolls, tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic condition/engineering (see “—Escrow Requirements”, “—Title Insurance Policy”, “—Property Insurance”, “—Third Party Reports—Appraisal”, “—Third Party Reports—Environmental Report” and “—Third Party Reports—Property Condition Report” below). In some cases (such as a property having a limited operating history or having been recently acquired by its current owner), historical operating statements may not be available. Rent rolls would not be examined for certain property types, such as hospitality properties or single tenant properties, and tenant leases would not be examined for certain property types, such as hospitality, self-storage, multifamily and manufactured housing community properties.

A member of CREFI’s deal team or one of its agents performs an inspection of the property as well as a review of the surrounding market environment, including demand generators and competing properties (if any), in order to confirm tenancy information, assess the physical quality of the collateral, determine visibility and access characteristics, and evaluate the property’s competitiveness within its market.

CREFI’s deal team or one of its agents also performs a detailed review of the financial status, credit history, credit references and background of the borrower and certain key principals using financial statements, income tax returns, credit reports, criminal/background investigations, and specific searches for judgments, liens, bankruptcy and pending litigation. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent.

After the compilation and review of all documentation and other relevant considerations, the deal team finalizes its detailed underwriting analysis of the property’s cash flow in accordance with CREFI’s property-specific, cash flow underwriting guidelines. Determinations are also made regarding the implementation of appropriate loan terms to structure around risks, resulting in features such as ongoing escrows or up-front reserves, letters of credit, lockboxes/cash management agreements or guarantees. A complete credit committee package is prepared to summarize all of the above referenced information.

Credit Approval. All commercial mortgage loans must be presented to one or more credit committees that include senior real estate professionals among others. After a review of the credit committee package and a discussion of the loan, the committee may approve the loan as recommended or request additional due diligence, modify the terms, or reject the loan entirely.

Debt Service Coverage Ratio and Loan-to-Value Ratio Requirements. CREFI’s underwriting standards generally require a minimum debt service coverage ratio of 1.20x and a maximum loan-to-value ratio of 80%. However, these thresholds are guidelines and exceptions are permitted under the guidelines on the merits of each individual loan, such as reserves, letters of credit and/or guarantees and CREFI’s assessment of the property’s future prospects. Property and loan information is not updated for securitization unless CREFI determines that information in its possession has become stale.

Certain properties may also be encumbered by subordinate debt secured by such property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower and, when such mezzanine or subordinate debt is taken into account, may result in aggregate debt that does not conform to the aforementioned debt service coverage ratio and loan-to-value ratio parameters.

Amortization Requirements. While CREFI’s underwriting guidelines generally permit a maximum amortization period of 30 years, certain loans may provide for interest-only payments through maturity or for a portion of the loan term. If the loan entails only a partial interest-only period, the monthly debt service, annual debt service and debt service coverage ratio set forth in this prospectus and Annex A-1 to this prospectus reflect a calculation on the future (larger) amortizing loan payment. See “Description of the Mortgage Pool”.

Escrow Requirements. CREFI may require borrowers to fund escrows for taxes, insurance, capital expenditures and replacement reserves. In addition, CREFI may identify certain risks that warrant additional escrows or holdbacks for items to be released to the borrower upon the satisfaction of certain conditions. Such escrows or holdbacks may cover tenant improvements/leasing commissions, deferred maintenance, environmental remediation or unfunded obligations, among other things. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, the borrower may be allowed to post a letter of credit or guaranty in lieu of a cash reserve, or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all of CREFI’s commercial mortgage loans.

Generally, CREFI requires escrows as follows:

Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional sponsor or the sponsor is a high net worth individual or (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is required to pay taxes directly or reimburse the landlord for the real estate taxes paid.

Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower or an affiliate thereof maintains a blanket insurance policy, (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure, or (iii) if and to the extent that another third party unrelated to the borrower (such as a condominium board, if applicable) is obligated to maintain the insurance.

Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements depending on the property type, except that such escrows are not required in certain circumstances, including, but not limited to, if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for all repairs and maintenance, including those required with respect to the roof and structure of the improvements.

Tenant Improvement / Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvement / leasing commission reserve may be required to be funded either at loan origination and/or during the term of the mortgage loan to cover anticipated leasing commissions or tenant improvement costs that might be associated with re-leasing certain space involving major tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the tenant’s lease extends beyond the loan term or (ii) if the rent for the space in question is considered below market.

Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value or (iii) if a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for the repairs.

Environmental Remediation—An environmental remediation reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee wherein it agrees to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place or (iii) if a third party unrelated to the borrower is identified as the responsible party.

For a description of the escrows collected with respect to the CREFI Mortgage Loans, please see Annex A-1 to this prospectus.

Title Insurance Policy. The borrower is required to provide, and CREFI or its counsel typically will review, a title insurance policy for each property. The provisions of the title insurance policy are required to comply with the mortgage loan representation and warranty set forth in paragraph (6) on Annex D-1 to this prospectus without any exceptions that CREFI deems material.

Property Insurance. CREFI requires the borrower to provide, or authorizes the borrower to rely on a tenant or other third party to obtain, insurance policies meeting the requirements set forth in the mortgage loan representations and warranties in paragraphs (16) and (29) on Annex D-1 to this prospectus without any exceptions that CREFI deems material (other than with respect to deductibles and allowing a tenant to self-insure).

Third Party Reports. In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the CREFI Mortgage Loans, CREFI generally considered the results of third party reports as described below. In many instances, however, one or more provisions of the guidelines were waived or modified in light of the circumstances of the relevant loan or property.

Appraisal

CREFI obtains an appraisal meeting the requirements described in the mortgage loan representation and warranty set forth in paragraph (41) on Annex D-1 to this prospectus without any exceptions that CREFI deems material. In addition, the appraisal (or a separate letter) includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.

Environmental Report

CREFI generally obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm approved by CREFI. CREFI or its designated agent typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. In cases in which the Phase I site assessment identifies any such conditions, CREFI generally requires that the condition be addressed in a manner that complies with the mortgage loan representation and warranty set forth in paragraph (40) on Annex D-1 to this prospectus without any exceptions that CREFI deems material.

Property Condition Report

CREFI generally obtains a current property condition report (a “PCR”) for each mortgaged property prepared by a structural engineering firm approved by CREFI. CREFI or an agent typically reviews the PCR to determine the physical condition of the property and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, CREFI often requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves. See “—Escrow Requirements” above.

Servicing

Interim servicing for all of CREFI’s loans prior to securitization is typically performed by a nationally recognized rated third party interim servicer. In addition, primary servicing is occasionally retained by certain qualified mortgage brokerage firms under established sub-servicing agreements with CREFI, which firms may continue primary servicing certain loans following the securitization closing date. Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust (and a primary servicer when applicable) at closing of the securitization. From time to time, the interim servicer may retain primary servicing.

Exceptions to CREFI’s Disclosed Underwriting Guidelines

One or more of the CREFI Mortgage Loans may vary from the specific CREFI underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the CREFI Mortgage Loans, CREFI may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. None of the CREFI Mortgage Loans have exceptions to the related underwriting criteria.

Certain characteristics of the CREFI Mortgage Loans can be found on Annex A-1.

Compliance with Rule 15Ga-1 under the Exchange Act

CREFI most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on February 13, 2025. CREFI’s Central Index Key is 0001701238. With respect to the period from and including January 1, 2023 to and including December 31, 2025, CREFI has no demand, repurchase or replacement history to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither CREFI nor any of its affiliates intends to retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization, except that an affiliate of CREFI may purchase the Class R certificates. However, CREFI and/or its affiliates may retain on the Closing Date, or own or acquire in the future certain additional certificates. Any such party will have the right to dispose of any such certificates at any time.

The information set forth under “—Citi Real Estate Funding Inc.” has been provided by CREFI.

Barclays Capital Real Estate Inc.

General

Barclays Capital Real Estate Inc., a Delaware corporation (“Barclays”), a sponsor and a mortgage loan seller, is an affiliate of Barclays Capital Inc., one of the underwriters. The principal offices of Barclays in the United States are located at 745 Seventh Avenue, New York, New York 10019, telephone number (212) 412-4000.

Barclays’ Securitization Program

As a sponsor, Barclays originates or acquires mortgage loans and initiates a securitization transaction by selecting the portfolio of mortgage loans to be securitized and transferring those mortgage loans to a securitization depositor who in turn transfers those mortgage loans to the issuing entity. In selecting a portfolio to be securitized, consideration is given to geographic concentration, property type concentration and rating agency models and criteria. Barclays’ role also includes leading and participating in the selection of third-party service providers such as the master servicer, the special servicer, the trustee and the certificate administrator, and engaging the rating agencies. In coordination with the underwriters for the related offering, Barclays works with rating agencies, investors, mortgage loan sellers and servicers in structuring the securitization transaction.

Barclays was engaged in commercial mortgage loan securitization in the United States from 2004 through 2008 and reengaged in commercial mortgage loan securitization in the United States in 2018. Certain affiliates of Barclays have been engaged in commercial mortgage loan securitization in the United States since 2011. The vast majority of commercial mortgage loans originated by Barclays are intended to be either sold through securitization transactions in which Barclays acts as a sponsor or sold to third parties in individual loan sale transactions. The following is a general description of the types of commercial mortgage loans that Barclays originates for securitization:

●	Fixed rate mortgage loans generally having maturities between five and ten years and secured by commercial real estate such as office, retail, hotel, multifamily, manufactured housing, healthcare, self storage and industrial properties. These loans are primarily originated for the purpose of securitization.
●	Floating rate loans generally having shorter maturities and secured by stabilized and non-stabilized commercial real estate properties. These loans are primarily originated for securitization, though in certain cases only a senior interest in the loan is intended to be securitized.
●	Subordinate mortgage loans and mezzanine loans. These loans are generally not originated for securitization and are sold in individual loan sale transactions.

In general, Barclays does not hold the loans it originates until maturity.

Neither Barclays nor any of its affiliates act as servicer of the commercial mortgage loans in its securitization transactions. Instead, Barclays contracts with other entities to service the mortgage loans in the securitization transactions.

Barclays commenced selling commercial mortgage loans into U.S. securitizations in 2004. During the period commencing in 2004 and ending on December 31, 2025, Barclays or its affiliates were the loan sellers in approximately 280 commercial mortgage-backed securitization transactions. Approximately $67.9 billion of the mortgage loans included in those transactions were originated or acquired by Barclays.

The following table sets forth information with respect to originations and securitizations of fixed rate and floating rate commercial and multifamily mortgage loans by Barclays or its affiliates for the years ending on December 31, 2012, 2013, 2014, 2015, 2016, 2017, 2018, 2019, 2020, 2021, 2022, 2023, 2024 and through 2025.

Fixed and Floating Rate Commercial Loans

Year	Aggregate Principal Balance of Fixed and Floating Rate Loans Securitized in CMBS by Barclays or its Affiliates (as loan seller) (approximate)
2025........................	$ 6,116,669,693
2024..........................	$ 5,885,080,762
2023..........................	$ 2,463,932,012
2022..........................	$ 5,482,697,941
2021..........................	$ 7,251,700,536
2020..........................	$ 3,078,111,026
2019..........................	$ 4,982,776,203
2018..........................	$ 3,916,450,689
2017..........................	$ 4,970,884,850
2016..........................	$ 3,035,842,410
2015..........................	$ 5,275,015,201
2014..........................	$ 3,227,137,803
2013..........................	$ 2,794,488,744
2012..........................	$ 1,919,346,250

Review of Barclays Mortgage Loans

Overview. Barclays has conducted a review of the Mortgage Loans (or portions thereof) for which Barclays is a sponsor in this securitization (the “Barclays Mortgage Loans”) in connection with the securitization described in this prospectus. The review of the Barclays Mortgage Loans was performed by a team comprised of real estate and securitization professionals at Barclays’ offices (in certain cases remotely) (the “Barclays Review Team”). The review procedures described below were employed with respect to all of the Barclays Mortgage Loans. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the Barclays Review Team created a database of loan-level and property-level information relating to each Barclays Mortgage Loan. The database was compiled from, among other sources, the related loan documents, underwriting cash flow file, appraisals, environmental assessment reports, property condition reports, seismic studies, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the Barclays Review Team during the underwriting process. After origination of each Barclays Mortgage Loan, the Barclays Review Team updated the information in the database with respect to such Barclays Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Barclays Review Team.

A data tape (the “Barclays Data Tape”) containing detailed information regarding each Barclays Mortgage Loan was created from the information in the database referred to in the prior paragraph. The Barclays Data Tape was used to provide the numerical information regarding the Barclays Mortgage Loans in this prospectus.

Data Comparison and Recalculation. Barclays and Barclays Capital Inc. engaged a third-party accounting firm to perform certain data comparison and recalculation procedures, the nature, extent and timing of which were designed by Barclays, relating to information in this prospectus regarding the Barclays Mortgage Loans. These procedures included:

●	comparing the information in the Barclays Data Tape against various source documents provided by Barclays that are described above under “—Database”;
●	comparing numerical information regarding the Barclays Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the Barclays Data Tape; and
●	recalculating certain percentages, ratios and other formulae relating to the Barclays Mortgage Loans disclosed in this prospectus.

Legal Review. Barclays and the other originators of the Barclays Mortgage Loans engaged various law firms to conduct certain legal reviews of the Barclays Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each Barclays Mortgage Loan, Barclays’ and the other originators’ origination counsel reviewed a form of securitization representations and warranties at origination and, if applicable, identified exceptions to those representations and warranties. Barclays’ and the other originators’ origination and underwriting staff also performed a review of the representations and warranties.

Legal counsel was also engaged in connection with this securitization to assist in the review of the Barclays Mortgage Loans. Such assistance included, among other things, (i) a review of Barclays’ asset summary reports for each Barclays Mortgage Loan, (ii) a review of the representations and warranties and exception reports referred to above relating to the Barclays Mortgage Loans prepared by origination counsel, (iii) the review and assistance in the completion by the Barclays Review Team of a due diligence questionnaire relating to the Barclays Mortgage Loans, and (iv) the review of certain loan documents with respect to the Barclays Mortgage Loans.

Other Review Procedures. With respect to any material pending litigation of which Barclays was aware at the origination of any Barclays Mortgage Loan, Barclays requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel.

The Barclays Review Team, with the assistance of counsel engaged in connection with this securitization, also reviewed the Barclays Mortgage Loans to determine whether any Barclays Mortgage Loan materially deviated from the underwriting guidelines set forth under “—Barclays’ Underwriting Guidelines and Processes—Exceptions” below.

Findings and Conclusions. Based on the foregoing review procedures, Barclays determined that the disclosure regarding the Barclays Mortgage Loans in this prospectus is accurate in all material respects. Barclays also determined that the Barclays Mortgage Loans were originated in accordance with Barclays’ origination procedures and underwriting criteria, except as described under “—Barclays’ Underwriting Guidelines and Processes—Exceptions” below. Barclays attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. Barclays will perform a review of any mortgage loan that it elects to substitute for a mortgage loan in the pool in connection with a material breach of a representation or warranty or a material document defect. Barclays, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the pooling and servicing agreement (“Barclays’ Qualification Criteria”). Barclays will engage a third party accounting firm to compare the Barclays’ Qualification Criteria against the underlying source documentation to verify the accuracy of the review by Barclays and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by Barclays to render any tax opinion required in connection with the substitution.

Barclays’ Underwriting Guidelines and Processes

After review and participation in the pre-closing due diligence and closing process by Barclays, each of the Barclays Mortgage Loans was generally originated in accordance with the underwriting criteria described below. Additionally, Barclays reviews the underwriting guidelines of the applicable originator for any Barclays Mortgage Loans that were acquired by Barclays to ensure that each acquired Barclays Mortgage Loan was underwritten pursuant to the underwriting criteria described below. Each lending situation is unique, however, and the facts and circumstances surrounding a particular mortgage loan, such as the quality and location of the real estate collateral, the sponsorship of the borrower and the tenancy of the collateral, will impact the extent to which the general guidelines below are applied to that specific loan. These underwriting criteria are general, and we cannot assure you that every loan will comply in all respects with the guidelines. For additional information with respect to exceptions to the underwriting guidelines, see “—Exceptions” below. Barclays originates mortgage loans principally for securitization.

General. Barclays originates commercial mortgage loans from its headquarters in New York and its West Coast office. Barclays may use table funding arrangements through third party origination platforms that have origination offices in additional locations. Bankers at Barclays and at any table funded lenders focus on sourcing, structuring, underwriting and performing due diligence on their loans. Structured finance bankers work closely with the loans’ originators to ensure that the loans are suitable for securitization and satisfy rating agency criteria. All mortgage loans, including any originated by table funded lenders, must be approved by Barclays’ credit department, as described below under “—Loan Approval”.

Loan Analysis. Generally, Barclays performs both a credit analysis and collateral analysis with respect to a loan applicant and the real estate that will secure a mortgage loan. In general, the analysis of a borrower includes a review of anti-money laundering or OFAC checks, as well as background checks and the analysis of its loan sponsor includes a review of money laundering and background checks, third-party credit reports, bankruptcy and lien searches, general banking references and commercial mortgage related references. In general, the analysis of the collateral includes a site visit (in certain cases by a third party) and a review of the property’s historical operating statements (if available), independent market research, an appraisal with an emphasis on rental and sales comparables, engineering and environmental reports, the property’s historic and current occupancy, financial strengths of tenants, the duration and terms of tenant leases and the use of the property. Each report is reviewed for acceptability by a real estate finance loan underwriter. The borrower’s and property manager’s experience and presence in the subject market are also reviewed. Consideration is also given to anticipated changes in cash flow that may result from changes in lease terms or market considerations.

Borrowers are generally required to be single purpose entities although they are generally not required to be structured to reduce the possibility of becoming insolvent or bankrupt unless the loan has a principal balance of greater than $20 million, in which case additional limitations including the requirement that the borrower have at least one independent director are generally required.

Loan Approval. All mortgage loans originated or table funded by Barclays must be approved by a credit committee. The credit committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and LTV Ratio. Barclays’ underwriting standards generally mandate minimum debt service coverage ratios and maximum loan-to-value ratios. A loan-to-value ratio, generally based upon the appraiser’s determination of value as well as the value derived using a stressed capitalization rate, is considered. The debt service coverage ratio is based upon the underwritten net cash flow and is given particular importance. However, notwithstanding such guidelines, in certain circumstances the actual debt service coverage ratios, loan-to-value ratios and amortization periods for the mortgage loans originated by Barclays may vary from these guidelines.

In addition, Barclays may in some instances have reduced the term interest rate that Barclays would otherwise charge on a Barclays Mortgage Loan based on the credit and collateral characteristics of the related Mortgaged Property and structural features of the Barclays Mortgage Loan by collecting an upfront fee from the related borrower on the origination date. The decrease in the interest rate would have correspondingly increased the debt service coverage ratio, and, in certain cases, may have increased the debt service coverage ratio sufficiently such that the related Barclays Mortgage Loan satisfied Barclays’ minimum debt service coverage ratio underwriting requirements for such Barclays Mortgage Loan.

Escrow Requirements. Generally, Barclays requires most borrowers to fund escrows for expenses such as taxes and insurance, capital expenses and replacement reserves, in some cases upon the occurrence of a trigger event. In the case of certain hotel loans, FF&E reserves may be held by the franchisor or manager rather than the lender. Generally, the required escrows for mortgage loans originated or acquired by Barclays are as follows (see Annex A-1 for instances in which reserves were not taken):

●	Taxes—Typically an initial deposit and monthly escrow deposits equal to 1/12 of the annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide the lender with sufficient funds to satisfy all taxes and assessments. Barclays may waive this escrow requirement under appropriate circumstances including, but not limited to, (i) where a tenant is required to pay the taxes directly, (ii) where there is institutional sponsorship or a high net worth individual, (iii) where there is a low loan-to-value ratio or (iv) any Escrow/Reserve Mitigating Circumstances.
●	Insurance—If the property is insured under an individual policy (i.e., the property is not covered by a blanket policy), typically an initial deposit and monthly escrow deposits equal to 1/12 of the annual property insurance premium are required to provide the lender with sufficient funds to pay all insurance premiums. Barclays may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where a property is covered by a blanket insurance policy maintained by the borrower or loan sponsor, (ii) where there is institutional sponsorship or a high net worth individual, (iii) where an investment grade or creditworthy tenant is responsible for paying all insurance premiums, (iv) the Mortgaged Property is a single tenant property (or substantially leased to a single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property),(v) where there is a low loan-to-value ratio or (vi) any Escrow/Reserve Mitigating Circumstances.
●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan plus two years. Barclays relies on information provided by an independent engineer to make this determination. Barclays may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where an investment grade or creditworthy tenant is responsible for replacements under the terms of its lease, (ii) the Mortgaged Property is a single tenant property (or substantially leased to a single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property), (iii) where there is institutional sponsorship or a high net worth individual, (iv) where there is a low loan-to-value ratio or (v) any Escrow/Reserve Mitigating Circumstances.
●	Completion Repair/Environmental Remediation—Typically, a completion repair or remediation reserve is required where an environmental or engineering report suggests that such reserve is necessary. Upon funding of the applicable mortgage loan, Barclays generally requires that at least 100% – 125% of the estimated costs of repairs or replacements be reserved and generally requires that repairs or replacements be completed within a year after the funding of the applicable mortgage loan. Barclays may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where a secured creditor insurance policy or borrower insurance policy is in place, (ii) where an investment grade or creditworthy party has agreed to take responsibility, and pay, for any required repair or remediation, (iii) the Mortgaged Property is a single tenant property (or substantially leased to a single tenant) and the tenant is responsible for the repairs, (iv) the amount recommended is less than $50,000, (v) a repair or replacement item that does not materially impact the function, performance or value of the property or (vi) any Escrow/Reserve Mitigating Circumstances.
●	Tenant Improvement/Lease Commissions—In most cases, various tenants have lease expirations within the mortgage loan term. To mitigate this risk, special reserves may be required to be funded either at origination of the mortgage loan and/or during the mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. Barclays may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where there is institutional sponsorship or a high net worth individual, (ii) where tenant improvement costs are the responsibility of tenants, (iii) where rents at the Mortgaged Property are considered to be sufficiently below market, (iv) where no material leases expire within the mortgage loan term, or the lease roll is not concentrated,(v) where there is a low loan-to-value ratio or (vi) any Escrow/Reserve Mitigating Circumstances.

●	For certain mortgage loans, Barclays requires reserves only upon the occurrence of certain trigger events, such as debt service coverage ratios or tenant-specific tests or occurrences.
●	Other Factors—Other factors that are considered in the origination of a commercial mortgage loan include current operations, occupancy and tenant base.

Barclays may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) Barclays’ evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) Barclays has structured springing escrows that arise for identified risks, (v) Barclays has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) Barclays believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Servicing. Interim servicing for all loans originated or acquired by Barclays prior to securitization is typically performed by Midland Loan Services, a Division of PNC Bank, National Association.

Exceptions. Notwithstanding the discussion under “—Barclays’ Underwriting Guidelines and Processes” above, one or more of the Barclays Mortgage Loans may vary from, or do not comply with, Barclays underwriting guidelines described above. In addition, in the case of one or more of the Barclays Mortgage Loans, Barclays may not have strictly applied the underwriting guidelines described above as the result of a case by case permitted exception based upon other compensating factors. None of the Barclays Mortgage Loans have exceptions to the related underwriting criteria.

Compliance with Rule 15Ga-1 under the Exchange Act

Barclays has most recently filed a Form ABS-15G on February 13, 2025 in connection with it being a securitizer of certain types of mortgage loans. Barclays’ Central Index Key is 0001549574. As of September 30, 2025, it has no history of repurchases or repurchase requests required to be reported by Barclays under Rule 15Ga-1 under the Exchange Act, as amended, with respect to breaches of representations and warranties made by it as a sponsor of commercial mortgage loan securitizations.

Retained Interests in This Securitization

Neither Barclays nor any of its affiliates intends to retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. However, Barclays or its affiliates may retain or own in the future certain classes of certificates. Any such party will have the right to dispose of such certificates at any time.

Neither Barclays nor any of its affiliates will insure or guarantee distributions on the certificates. The Certificateholders will have no rights or remedies against Barclays for any losses or other claims in connection with the certificates or the mortgage loans except in respect of the repurchase and substitution obligations for material document defects or the material breaches of representations and warranties made by Barclays in the related MLPA as described under “Description of the Mortgage Loan Purchase Agreements”.

From time to time, Barclays is engaged in various legal and/or regulatory matters, which may include legal proceedings by or against Barclays, enquiries and examinations, requests for information, audits, investigations and legal and other proceedings by regulators, governmental and other public bodies in connection with areas of banking and business activities in which Barclays is or has been engaged.

The information set forth under “—Barclays Capital Real Estate Inc.” has been provided by Barclays.

Bank of Montreal

General

Bank of Montreal (“BMO”) started its business in Montreal in 1817 and was incorporated in 1821 by an Act of Lower Canada as the first Canadian chartered bank. Since 1871, BMO has been a chartered bank under the Bank Act (Canada) (the “Bank Act”), and is named in Schedule I of the Bank Act. The Bank Act is the charter of BMO and governs its operations. BMO is a registered bank holding company and is a financial holding company under the United States Bank Holding Company Act of 1956. BMO’s head office is located at 129 rue Saint Jacques, Montreal, Quebec, H2Y 1L6. Its executive offices are located at 100 King Street West, 1 First Canadian Place, Toronto, Ontario, M5X 1A1. BMO offers a broad range of products and services directly and through Canadian and non-Canadian subsidiaries, offices, and branches. BMO has bank branches in Canada and the United States and operates internationally in major financial markets and trading areas through its offices in other jurisdictions, including the United States.

BMO originated, co-originated or acquired all of the Mortgage Loans or portions thereof that it is contributing to this securitization (the “BMO Mortgage Loans”), and funded the origination or acquisition of such BMO Mortgage Loans through its Chicago branch. BMO originates, and may purchase from other lenders, commercial and multifamily mortgage loans primarily for the purpose of securitizing them in CMBS transactions. Since 1984, BMO’s Chicago branch has been chartered as a United States branch of BMO with the Illinois Department of Financial and Professional Regulation (“IDFPR”) and, accordingly, is regulated by the IDFPR and the Federal Reserve Board under the United States International Banking Act. BMO’s Chicago branch maintains its principal office at 320 South Canal Street, 8th Floor, Chicago, Illinois 60606.

In addition to CMBS, BMO has been engaged in the securitization of other asset classes, including auto leases and/or auto loans, consumer installment loans, credit card receivables, student loans, and residential mortgages, among others.

BMO is an affiliate of BMO Capital Markets Corp., one of the underwriters and a wholly-owned subsidiary of BMO Financial Corp. (“BMO Financial”). BMO Financial is a wholly-owned subsidiary of BMO. As a financial holding company, BMO Financial is subject to the supervision of the Federal Reserve Board. BMO Financial and its subsidiaries provide retail and commercial financial products and services through more than 1,000 banking offices located throughout the United States. BMO Financial is required to file with the Federal Reserve Board reports and other information regarding its business operations and business operations of its subsidiaries.

BMO’s Commercial Mortgage Origination and Securitization Program

BMO, directly or through correspondents or affiliates, originates or co-originates multifamily and commercial mortgage loans throughout the United States. Although BMO did not originate multifamily and commercial mortgage loans prior to 2021, BMO is an affiliate of BMO Bank, N.A. (“BBNA”), which has been engaged in the origination of multifamily and commercial mortgage for over ten years. In addition, since 2019, BBNA has originated or co-originated several large commercial mortgage loans that were contributed to single asset single borrower (SASB) securitizations, and BBNA acted as loan seller and sponsor in such securitizations. Many BMO staff – such as members of the BMO Credit and Corporate Banking teams – provide services on an enterprise level, including to both BBNA and BMO. Further, BMO’s securitization financing guidelines, underwriting guidelines, and credit approval process are substantially similar to those utilized for other securitization programs within the BMO enterprise.

The total amount of loans securitized by BMO from December 17, 2019 through December 31, 2025 is approximately $17.419 billion.

In addition, in the normal course of its business, BMO may also acquire multifamily and commercial mortgage loans from various third-party originators. These mortgage loans may have been originated using underwriting guidelines not established by BMO.

The multifamily and commercial mortgage loans originated, co-originated or acquired by BMO include both fixed rate and floating-rate loans and both smaller “conduit” loans and large loans.

In connection with the commercial mortgage securitization transactions in which it participates, BMO generally transfers the subject mortgage assets to a depositor, who then transfers those mortgage assets to the issuing entity for the related securitization. In return for the transfer of the subject mortgage assets by the depositor to the issuing entity, the issuing entity issues commercial mortgage pass-through certificates that are in whole or in part backed by, and supported by the cash flows generated by, those mortgage assets.

BMO will generally act as a sponsor, originator and/or mortgage loan seller in the commercial mortgage securitization transactions in which it participates. In such transactions there may be a co-sponsor and/or other mortgage loan sellers and originators.

BMO generally works with rating agencies, unaffiliated mortgage loan sellers, servicers, affiliates and underwriters in structuring a securitization transaction. Generally BMO and/or the related depositor contract with other entities to service the multifamily and commercial mortgage loans following their transfer into a trust fund in exchange for a series of certificates and, in certain cases, uncertificated interests.

Review of the BMO Mortgage Loans

General. In connection with the preparation of this prospectus, BMO conducted a review of the Mortgage Loans that it is selling to the depositor. The review was conducted as set forth below and was conducted with respect to each of the BMO Mortgage Loans. No sampling procedures were used in the review process.

Database. First, BMO created a database of information (the “BMO Securitization Database”) obtained in connection with the origination or acquisition of the BMO Mortgage Loans, including:

●	certain information from the BMO Mortgage Loan documents;
●	certain information from the rent rolls and operating statements for, and certain leases relating to, the related Mortgaged Properties (in each case to the extent applicable);
●	insurance information for the related Mortgaged Properties;
●	information from third party reports such as the appraisals, environmental and property condition reports, seismic reports, zoning reports and other zoning information;
●	bankruptcy searches with respect to the related borrowers; and
●	certain information and other search results obtained by BMO’s deal team for each of the BMO Mortgage Loans during the underwriting process.

BMO also included in the BMO Securitization Database certain updates to such information received by BMO’s securitization team after origination or acquisition, such as information from the interim servicer regarding loan payment status and current escrows, updated rent rolls and leasing activity information provided pursuant to the Mortgage Loan documents, and information otherwise brought to the attention of BMO’s securitization team. Such updates were not intended to be, and do not serve as, a re-underwriting of any BMO Mortgage Loan.

Using the information in the BMO Securitization Database, BMO created a Microsoft Excel file (the “BMO Data File”) and provided that file to the depositor for the inclusion in this prospectus (particularly in Annexes A-1, A-2 and A-3 to this prospectus) of information regarding the BMO Mortgage Loans, except as otherwise indicated below.

Data Comparison and Recalculation. BMO engaged a third-party accounting firm to perform certain data comparison and recalculation procedures designed by BMO, relating to information in this prospectus regarding the BMO Mortgage Loans. These procedures included:

●	comparing the information in the BMO Data File against various source documents provided by BMO that are described above under “—Database”;
●	comparing numerical information regarding the BMO Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the BMO Data File; and
●	recalculating certain percentages, ratios and other formulae relating to the BMO Mortgage Loans disclosed in this prospectus.

Legal Review. BMO also reviewed and responded to a due diligence questionnaire (a “Due Diligence Questionnaire”) relating to the BMO Mortgage Loans, which questionnaire was prepared by the depositor’s legal counsel for use in eliciting information relating to the BMO Mortgage Loans and including such information in this prospectus to the extent material.

Although the Due Diligence Questionnaire may be revised from time to time, it typically contains various questions regarding the BMO Mortgage Loans, the related Mortgaged Properties, the related borrowers, sponsors and tenants, and any related additional debt.

BMO also provided to origination counsel a set of mortgage loan representations and warranties substantially similar to those attached as Annex D-1 to this prospectus and requested that origination counsel identify exceptions to such representations and warranties. BMO compiled and reviewed the draft exceptions received from origination counsel, engaged separate counsel to review the exceptions, revised the exceptions and provided them to the depositor for inclusion on Annex D-5 to this prospectus. In addition, for each BMO Mortgage Loan originated by BMO or one of its affiliates, BMO prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process. The loan terms included in each asset summary may include, without limitation, the principal amount, the interest rate, the loan term, the interest calculation method, the due date, any applicable interest-only period, any applicable amortization period, a summary of any prepayment and/or defeasance provisions, a summary of any lockbox and/or cash management provisions, a summary of any release provisions, and a summary of any requirement for the related borrower to fund up-front and/or on-going reserves. The property level information obtained during the origination process included in each asset summary may include, without limitation, a description of the related Mortgaged Property (including property type, ownership structure, use, location, size, renovations, age and physical attributes), information relating to the commercial real estate market in which the Mortgaged Property is located, information relating to the related borrower and sponsor of the related borrower, an underwriter’s assessment of strengths and risks of the loan transaction, tenant analysis, and summaries of third party reports such as appraisal, environmental and property condition reports.

For each BMO Mortgage Loan, if any, purchased by BMO or its affiliates from a third-party originator of such Mortgage Loan, BMO reviewed the purchase agreement and related representations and warranties, and exceptions to those representations and warranties, made by the seller of such BMO Mortgage Loan to BMO or its affiliates, reviewed certain provisions of the related Mortgage Loan documents and third party reports concerning the related mortgaged property provided by the originator of such BMO Mortgage Loan, prepared exceptions to the representations and warranties in the Mortgage Loan Purchase Agreement based upon such review, and provided them to the depositor for inclusion on Annex D-5 to this prospectus. With respect to any BMO Mortgage Loan that is purchased by BMO or its affiliates from a third party originator, the representations and warranties made by the third party originator in the related purchase agreement between BMO or its affiliates, on the one hand, and the third party originator, on the other hand, are solely for the benefit of BMO or its affiliates. The rights, if any, that BMO or its affiliates may have under such purchase agreement upon a breach of such representations and warranties made by the third party originator will not be assigned to the Trustee, and none of the Certificateholders or the Trustee will have any recourse against the third party originator in connection with any breach of the representations and warranties made by such third party originator. As described under “Description of the Mortgage Loan Purchase Agreements—General”, the substitution or repurchase obligation of, or the obligation to make a Loss of Value Payment on the part of, BMO, as Mortgage Loan Seller, with respect to the BMO Mortgage Loans under the related Mortgage Loan Purchase Agreement constitutes the sole remedy available to the Certificateholders and the Trustee for any uncured material breach of any BMO’s representations and warranties regarding the BMO Mortgage Loans, including any BMO Mortgage Loan that is purchased by BMO or its affiliates from a third party originator.

In addition, with respect to each BMO Mortgage Loan, BMO reviewed, and in certain cases requested that its counsel review, certain Mortgage Loan document provisions as necessary for disclosure of such provisions in this prospectus, such as property release provisions and other provisions specifically disclosed in this prospectus.

Certain Updates. Furthermore, BMO requested the borrowers under the BMO Mortgage Loans (or the borrowers’ respective counsel) for updates on any significant pending litigation that existed at origination. Moreover, if BMO became aware of a significant natural disaster in the vicinity of a mortgaged property relating to a BMO Mortgage Loan, BMO requested information on the property status from the related borrower in order to confirm whether any material damage to the property had occurred.

Large Loan Summaries.

Finally, BMO prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the BMO Mortgage Loans included in the 10 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the mortgage pool, and the abbreviated loan summaries for those of the BMO Mortgage Loans included in the next 5 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in the “Description of Top Fifteen Mortgage Loans and Additional Mortgage Loan Information” in Annex A-3 to this prospectus.

Findings and Conclusions. Based on the foregoing review procedures, BMO found and concluded with reasonable assurance that the disclosure regarding the BMO Mortgage Loans in this prospectus is accurate in all material respects. BMO also found and concluded with reasonable assurance that the BMO Mortgage Loans were originated (or acquired and reunderwritten) in accordance with BMO’s origination procedures and underwriting guidelines, except for any material deviations described under “—Exceptions to Underwriting Guidelines” below. BMO attributes to itself all findings and conclusions resulting from the foregoing review procedures.

BMO’s Origination Procedures and Underwriting Guidelines.

General. BMO’s commercial mortgage loans (including any co-originated mortgage loans) are primarily originated in accordance with the origination procedures and underwriting guidelines described below. Furthermore, with respect to the BMO Mortgage Loans that were acquired by BMO, BMO reviewed such BMO Mortgage Loans to ensure that each such BMO Mortgage Loan complied with the underwriting guidelines described below. However, variations from these origination procedures and underwriting guidelines may be implemented as a result of various conditions including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/sponsor or any other pertinent information deemed material by BMO. Therefore, this general description of BMO’s origination procedures and underwriting guidelines is not intended as a representation that every commercial mortgage loan originated by it or on its behalf complies entirely with all procedures and guidelines set forth below.

Process. The credit underwriting process for each of the BMO Mortgage Loans is performed by a deal team comprised of real estate professionals which typically includes an originator, an underwriter, a commercial closer and a third party due diligence provider operating under the review of BMO or an affiliate thereof. This team conducts a thorough review of the related mortgaged property, which in most cases includes an examination of the following information, to the extent both applicable and available: historical operating statements, rent rolls, tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic condition/engineering (see “—Escrow Requirements”, “—Title Insurance Policy”, “—Property Insurance”, “—Third Party Reports—Appraisal”, “—Third Party Reports—Environmental Report” and “—Third Party Reports—Property Condition Report” below). In some cases (such as a property having a limited operating history or having been recently acquired by its current owner), historical operating statements may not be available. Rent rolls would not be examined for certain property types, such as hospitality properties or single tenant properties, and tenant leases would not be examined for certain property types, such as hospitality, self-storage, multifamily and manufactured housing community properties.

A member of BMO’s deal team or one of its agents or designees performs an inspection of the property as well as a review of the surrounding market environment, including demand generators and competing properties (if any), in order to confirm tenancy information, assess the physical quality of the collateral, determine visibility and access characteristics, and evaluate the property’s competitiveness within its market. In the case of a mortgage loan acquired by BMO from a third party originator, a member of BMO’s deal team or one of its agents or designees will either perform an inspection of the property or review a third party inspection report.

BMO’s deal team or one of its agents or designees also performs a detailed review of the financial status, credit history, credit references and background of the borrower and certain key principals using financial statements, income tax returns, credit reports, criminal/background investigations, and specific searches for judgments, liens, bankruptcy and pending litigation. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent.

After the compilation and review of all documentation and other relevant considerations, the deal team finalizes its detailed underwriting analysis of the property’s cash flow in accordance with BMO’s property-specific, cash flow underwriting guidelines. Determinations are also made regarding the implementation of appropriate loan terms to structure in a manner to mitigate risks, resulting in features such as ongoing escrows or up-front reserves, letters of credit, lockboxes/cash management agreements or guarantees. A complete credit approval package is prepared to summarize all of the above referenced information.

Credit Approval. As part of the mortgage loan approval process, all commercial mortgage loans must be presented to one or more senior real estate professionals (which may consist of the group head, the securitization finance head, and/or representatives from underwriting, securitization, capital markets or closing) for review. After a review of the credit package and/or term sheet and a discussion of the loan, the designated reviewer(s) may approve the loan as recommended or request additional due diligence or loan structure, modify the terms, or reject the loan entirely.

Debt Service Coverage Ratio and Loan-to-Value Ratio Requirements. BMO’s underwriting guidelines generally require a minimum debt service coverage ratio (DSCR) of 1.20x and a maximum loan-to-value ratio (LTV) of 80%. However, these thresholds are guidelines and exceptions are permitted under the guidelines on the merits of each individual loan, such as reserves, letters of credit and/or guarantees and BMO’s assessment of the property’s future prospects. Property and loan information is not updated for securitization unless BMO determines that information in its possession has become stale.

In addition, BMO may in some instances have reduced the term interest rate that BMO would otherwise charge on a BMO mortgage loan based on the credit and collateral characteristics of the related mortgaged property and structural features of the BMO mortgage loan by collecting an upfront fee from the related borrower on the origination date. The decrease in the interest rate would have correspondingly increased the debt service coverage ratio, and, in certain cases, may have increased the debt service coverage ratio sufficiently such that the related BMO mortgage loan satisfied BMO’s minimum debt service coverage ratio underwriting requirements for such BMO mortgage loan.

Certain properties may also be encumbered by subordinate debt secured by such property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower and when such mezzanine or subordinate debt is taken into account, may result in aggregate debt that does not conform to the aforementioned DSCR and LTV parameters.

Amortization Requirements. While BMO’s underwriting guidelines generally permit a maximum amortization period of 30 years, certain loans may provide for interest-only payments through maturity or for a portion of the loan term. If the loan entails only a partial interest-only period, the monthly debt service, annual debt service and DSCR set forth in this prospectus and Annex A-1 to this prospectus reflect a calculation on the future (larger) amortizing loan payment. See “Description of the Mortgage Pool”.

Escrow Requirements. BMO may require borrowers to fund escrows for taxes, insurance, capital expenditures and replacement reserves. In addition, BMO may identify certain risks that warrant additional escrows or holdbacks for items to be released to the borrower upon the satisfaction of certain conditions. Such escrows or holdbacks may cover tenant improvements/leasing commissions, deferred maintenance, environmental remediation or unfunded obligations, among other things. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, the borrower may be allowed to post a letter of credit or guaranty in lieu of a cash reserve, or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all of BMO’s commercial mortgage loans.

Generally, subject to the discussion in the prior paragraph, BMO requires escrows as follows:

●	Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy real estate taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or the sponsor is a high net-worth individual or (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is required to pay taxes directly or to reimburse the landlord for real estate taxes paid.
●	Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or the sponsor is a high net-worth individual, (ii) if the related borrower or an affiliate thereof maintains a blanket insurance policy, (iii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure, or (iv) if and to the extent that another third party unrelated to the borrower (such as a condominium board, if applicable) is obligated to maintain the insurance.
●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements depending on the property type, except that such escrows are not required in certain circumstances, including, but not limited to, if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for all repairs and maintenance, including those required with respect to the roof and structure of the improvements.

●	Tenant Improvement / Leasing Commissions—In the case of retail, office, mixed use and industrial properties, a tenant improvement / leasing commission reserve may be required to be funded either at loan origination and/or during the term of the mortgage loan to cover anticipated leasing commissions or tenant improvement costs that might be associated with re-leasing certain space involving major tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the tenant’s lease extends beyond the loan term or (ii) if the rent for the space in question is considered below market.
●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% of the estimated cost of material immediate repairs or replacements identified in the property condition report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value or (iii) if a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for the repairs.
●	Environmental Remediation—An environmental remediation reserve may be required to be funded at loan origination in an amount equal to 100% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee wherein it agrees to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place or (iii) if a third party unrelated to the borrower is identified as the responsible party.

For a description of the escrows collected with respect to the BMO Mortgage Loans, please see Annex A-1 to this prospectus.

Title Insurance Policy. The borrower is required to provide, and BMO or its counsel typically will review, a title insurance policy for each property. The provisions of the title insurance policy are required to comply with the Mortgage Loan representation and warranty set forth in paragraph (6) on Annex D-1 to this prospectus without any exceptions that BMO deems material.

Property Insurance. BMO requires the borrower to provide, or authorizes the borrower to rely on a tenant or other third party to obtain, insurance policies meeting the requirements set forth in the Mortgage Loan representations and warranties in paragraphs (16) and (29) on Annex D-1 to this prospectus without any exceptions that BMO deems material (other than with respect to deductibles and allowing a tenant to self-insure).

Third Party Reports. In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the BMO Mortgage Loans, BMO generally considered the results of third party reports as described below. In many instances, however, one or more provisions of the guidelines were waived or modified in light of the circumstances of the relevant loan or property.

Appraisal. BMO (or, in the case of a mortgage loan acquired by BMO from a third party originator, the related originator) obtains an appraisal meeting the requirements described in the Mortgage Loan representation and warranty set forth in paragraph (41) on Annex D-1 to this prospectus without any exceptions that BMO deems material. In addition, the appraisal (or a separate letter) includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.

Environmental Report. BMO (or, in the case of a mortgage loan acquired by BMO from a third party originator, the related originator) generally obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm approved by BMO. BMO or its designated agent (or, in the case of a mortgage loan acquired by BMO from a third party originator, the related originator) typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. In cases in which the Phase I site assessment identifies any such conditions, BMO generally requires that the condition be addressed in a manner that complies with the Mortgage Loan representation and warranty set forth in paragraph (40) on Annex D-1 to this prospectus without any exceptions that BMO deems material.

Property Condition Report. BMO (or, in the case of a mortgage loan acquired by BMO from a third party originator, the related originator) generally obtains a current property condition report (a “PCR”) for each mortgaged property prepared by a structural engineering firm approved by BMO. BMO or an agent (or, in the case of a mortgage loan acquired by BMO from a third party originator, the related originator) typically reviews the PCR to determine the physical condition of the property and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, BMO often requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves. See “—Escrow Requirements” above.

Servicing. Interim servicing for all BMO’s mortgage loans prior to securitization is typically performed by a nationally recognized rated third party interim servicer. In addition, primary servicing is occasionally retained by certain qualified mortgage brokerage firms under established sub-servicing agreements with BMO, which firms may continue primary servicing certain loans following the securitization closing date. Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust (and a primary servicer when applicable) at closing of the securitization. From time to time, the interim servicer may retain primary servicing.

Exceptions to Underwriting Guidelines

One or more of the BMO Mortgage Loans may vary from the specific BMO underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the BMO Mortgage Loans, BMO may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors.

None of the BMO Mortgage Loans have exceptions to the related underwriting guidelines.

Compliance with Rule 15Ga-1 under the Exchange Act

BMO most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on February 12, 2025. BMO’s Central Index Key is 0000927971. As of September 30, 2025, BMO had no demand, repurchase or replacement history to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither BMO nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization as of the Closing Date. However, BMO and/or its affiliates may own in the future certain classes of certificates. Any such party will have the right to dispose of any such certificates at any time.

The information set forth under “—Bank of Montreal” has been provided by BMO.

Compensation of the Sponsors

In connection with the offering and sale of the certificates contemplated by this prospectus, the sponsors (including affiliates of the sponsors) will be compensated for the sale of their respective percentage interest in the Mortgage Loans in an amount equal to the excess, if any, of:

(a)   the sum of any proceeds received from the sale of the certificates to investors and the sale of servicing rights to Midland Loan Services, a Division of PNC Bank, National Association for the servicing of the Mortgage Loans, over

(b)   the sum of the costs and expense of originating or acquiring the Mortgage Loans and the costs and expenses related to the issuance, offering and sale of the certificates as described in this prospectus.

The mortgage servicing rights were sold to the master servicer for a price based on the value of the Servicing Fee to be paid to the master servicer with respect to each Mortgage Loan and, which may include, among other things, the value of the right to earn income on investments on amounts held by the master servicer with respect to the Mortgage Loans.

The Depositor

The depositor is Deutsche Mortgage & Asset Receiving Corporation. The depositor is a special purpose corporation incorporated in the State of Delaware on March 22, 1996, for the purpose of engaging in the business, among other things, of acquiring and depositing mortgage loans in trust in exchange for certificates evidencing interest in such trusts and selling or otherwise distributing such certificates. The principal executive offices of the depositor are located at 1 Columbus Circle, New York, New York 10019. The telephone number is (212) 250-2500. The depositor’s capitalization is nominal. All of the shares of capital stock of the depositor are held by DB U.S. Financial Markets Holding Corporation.

During the 10 year-period ending December 31, 2025, the depositor has acted as depositor with respect to public and private conduit or combined conduit/large loan commercial mortgage securitization transactions in an aggregate amount of approximately $78.200 billion.

The depositor does not have, nor is it expected in the future to have, any significant assets and is not engaged in activities unrelated to the securitization of mortgage loans. The depositor will not have any business operations other than securitizing mortgage loans and related activities.

The depositor purchases commercial mortgage loans and interests in commercial mortgage loans for the purpose of selling those assets to trusts created in connection with the securitization of pools of assets and does not engage in any activities unrelated to those securitizations. On the Closing Date, the depositor will acquire the mortgage loans from each mortgage loan seller and will simultaneously transfer them, without recourse, to the trustee for the benefit of the Certificateholders.

The depositor remains responsible under the PSA for providing the master servicer, special servicer, certificate administrator and trustee with certain information and other assistance requested by those parties and reasonably necessary to performing their duties under the PSA. The depositor also remains responsible for mailing notices to the Certificateholders upon the appointment of certain successor entities under the PSA.

The Issuing Entity

The issuing entity, Benchmark 2026-V20 Mortgage Trust (the “Trust” ), will be a New York common law trust, formed on the Closing Date pursuant to the PSA.

The only activities that the issuing entity may perform are those set forth in the PSA, which are generally limited to owning and administering the mortgage loans and any REO Property, disposing of defaulted mortgage loans and REO Property, issuing the certificates, making distributions, providing reports to Certificateholders and other activities described in this prospectus. Accordingly, the issuing entity may not issue securities other than the certificates, or invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the PSA in certain short-term permitted investments. The issuing entity may not lend or borrow money, except that the master servicer, the special servicer and the trustee may make Advances of delinquent monthly debt service payments and Servicing Advances to the issuing entity, but only to the extent it does not deem such Advances to be non-recoverable from the related mortgage loan; such Advances are intended to provide liquidity, rather than credit support. The PSA may be amended as set forth under “Pooling and Servicing Agreement—Amendment”. The issuing entity administers the mortgage loans through the trustee, the certificate administrator, the master servicer and the special servicer. A discussion of the duties of the trustee, the certificate administrator, the master servicer and the special servicer, including any discretionary activities performed by each of them, is set forth under “Transaction Parties—The Trustee and Certificate Administrator”, “—The Master Servicer”, “—The Special Servicer” and “Pooling and Servicing Agreement”.

The only assets of the issuing entity other than the mortgage loans and any REO Properties are the Collection Account and other accounts maintained pursuant to the PSA, the short-term investments in which funds in the Collection Account and other accounts are invested. The issuing entity has no present liabilities, but has potential liability relating to ownership of the mortgage loans and any REO Properties and certain other activities described in this prospectus, and indemnity obligations to the trustee, the certificate administrator, the depositor, the master servicer, the special servicer, the asset representations reviewer and the operating advisor. The fiscal year of the issuing entity is the calendar year. The issuing entity has no executive officers or board of directors and acts through the trustee, the certificate administrator, the master servicer and the special servicer.

The depositor will be contributing the mortgage loans to the issuing entity. The depositor will be purchasing the mortgage loans from the mortgage loan sellers, as described under “Description of the Mortgage Loan Purchase Agreements”.

The Trustee and Certificate Administrator

Computershare Trust Company, National Association (“Computershare Trust Company”) will act as trustee, certificate administrator and custodian under the PSA.

Computershare Trust Company is a national banking association and a wholly-owned subsidiary of Computershare Limited (“Computershare Limited”), an Australian financial services company with approximately $5.3 billion (USD) in assets as of June 30, 2025. Computershare Limited and its affiliates have been engaging in financial service activities, including stock transfer related services, since 1997, and corporate trust related services since 2000. Computershare Trust Company provides corporate trust, custody, securities transfer, cash management, investment management and other financial and fiduciary services, and has been engaged in providing financial services, including corporate trust services, since 2000. The transaction parties may maintain commercial relationships with Computershare Trust Company and its affiliates. Computershare Trust Company maintains corporate trust offices at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951 (among other locations), and its office for certificate transfer services is located at 1505 Energy Park Drive, St. Paul, Minnesota 55108.

On November 1, 2021, Wells Fargo Bank, N.A. (“Wells Fargo Bank”) and Wells Fargo Delaware Trust Company, N.A. (together with Wells Fargo Bank, collectively “Wells Fargo”) sold substantially all of its Corporate Trust Services (“CTS”) business to Computershare Limited, Computershare Trust Company, and Computershare Delaware Trust Company (collectively, “Computershare”). Virtually all CTS employees of Wells Fargo, along with most existing CTS systems, technology, and offices transferred to Computershare as part of the sale. On and after November 1, 2021, Wells Fargo has been transferring its roles, duties, rights, and liabilities under the relevant transaction agreements to Computershare. For any transaction where the roles of Wells Fargo have not yet transferred to Computershare, Computershare as of November 1, 2021, performs all or virtually all of the obligations of Wells Fargo as its agent as of such date.

Trustee

Computershare Trust Company will act as trustee pursuant to the PSA. Computershare Trust Company has provided corporate trust related services since 2000 through its predecessors and affiliates. Computershare Trust Company provides trustee services for a variety of transactions and asset types, including corporate and municipal bonds, mortgage-backed and asset-backed securities, and collateralized debt obligations. As of June 30, 2025, Computershare Trust Company was acting in some cases as the named trustee or indenture trustee, and in most cases as agent for the named trustee or indenture trustee, on approximately 614 commercial mortgage-backed securities transactions with an aggregate outstanding principal balance of approximately $401 billion (USD).

In its capacity as trustee on commercial mortgage securitizations, Computershare Trust Company is generally required to make an advance if the related master servicer or special servicer fails to make a required advance. In the past three years, neither Computershare Trust Company, nor the CTS business it acquired from Wells Fargo Bank, has been required to make an advance on a commercial mortgage-backed securities transaction.

Certificate Administrator

Under the terms of the PSA, Computershare Trust Company is responsible for securities administration, which includes pool performance calculations, distribution calculations, and the preparation of monthly distribution reports. As certificate administrator, Computershare Trust Company is responsible for the preparation and filing of all REMIC tax returns on behalf of the Trust REMICs and grantor trust tax returns on behalf of the Grantor Trust and, to the extent required under the PSA, the preparation of monthly reports on Form 10-D, certain current reports on Form 8-K, and annual reports on Form 10-K that are required to be filed with the Securities and Exchange Commission on behalf of the Trust. With its acquisition of the CTS business from Wells Fargo Bank on November 1, 2021, Computershare Trust Company acquired a business that has been engaged in the business of securities administration since June 30, 1995. As of June 30, 2025, Computershare Trust Company was acting in some cases as the certificate administrator, and in most cases as agent for the certificate administrator, on approximately 1,301 commercial mortgage-backed securities transactions with an aggregate outstanding principal balance of more than $739 billion (USD).

As a result of Computershare Trust Company not being a deposit-taking institution, any cash credited to the accounts that the certificate administrator is required to maintain pursuant to the PSA will be held by one or more institutions in a manner satisfying the requirements of the PSA, including any applicable eligibility criteria for account banks set forth in the PSA.

Custodian

Computershare Trust Company will act as the custodian of the mortgage loan files pursuant to the PSA. In that capacity, Computershare Trust Company is responsible to hold and safeguard the mortgage notes and other contents of the mortgage files on behalf of the trustee and the Certificateholders. Computershare Trust Company maintains each mortgage loan file in a separate file folder marked with a unique bar code to assure loan-level file integrity and to assist in inventory management. Files are segregated by transaction or investor. With its acquisition of the CTS business from Wells Fargo Bank on November 1, 2021, Computershare Trust Company acquired a business that has been engaged in the mortgage document custody business for more than 25 years. As of June 30, 2025, Computershare Trust Company was acting in some cases as the custodian, and in most cases as agent for the custodian, for approximately 450,880 commercial mortgage loan files.

Computershare Trust Company, through the CTS business acquired from Wells Fargo Bank, serves or may have served within the past two years as loan file custodian or the agent of the loan file custodian for various mortgage loans owned by one or more sponsors or their affiliates and anticipates that one or more of those mortgage loans may be included in the Trust. The terms of any custodial agreement under which those services are provided are customary for the mortgage-backed securitization industry and provide for the delivery, receipt, review, and safekeeping of mortgage loan files.

For three CMBS transactions, Computershare Trust Company disclosed transaction-level material noncompliance related to its CMBS bond administration function on its 2024 Annual Statement of Compliance furnished pursuant to Item 1123 of Regulation AB for each such transaction (each, a “Subject 2024 Computershare CMBS Annual Statement of Compliance”).

For one CMBS transaction, the related Subject 2024 Computershare CMBS Annual Statement of Compliance disclosed an administrative error relating to adjusted coupon rates and allocation of additional cash that resulted in an overpayment to one class of certificates with a corresponding underpayment to another class of certificates. Computershare Trust Company corrected the error within five days of the distribution.

For one CMBS transaction, the related Subject 2024 Computershare CMBS Annual Statement of Compliance disclosed an administrative error processing an interest adjustment in the servicer’s report that resulted in an underpayment to one class of certificates with a corresponding aggregate overpayment to three different classes of certificates. Computershare Trust Company revised the distribution to correct the payment error two months after the payment error occurred and distributed the funds the next month.

For one CMBS transaction, the related Subject 2024 Computershare CMBS Annual Statement of Compliance disclosed an administrative error processing the Initial Month’s Interest Deposit Amount that resulted in an underpayment to several classes of certificates with no corresponding overpayment. Computershare Trust Company revised the distribution to correct the payment error prior to the next distribution.

For each of the three CMBS transactions, the related Subject 2024 Computershare CMBS Annual Statement of Compliance states that Computershare Trust Company has reinforced its policies or implemented necessary changes to its procedures and controls in an effort to prevent a reoccurrence of the errors.

Neither Computershare Trust Company nor any of its affiliates intends to retain any economic interest in this securitization, including without limitation any certificates issued by the issuing entity. However, Computershare Trust Company or its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates at any time.

Other than the above paragraphs, Computershare Trust Company has not participated in the preparation of, and is not responsible for, any other information contained in this Prospectus.

The foregoing information set forth under this heading “—The Trustee and Certificate Administrator” has been provided by Computershare Trust Company, National Association.

The PSA provides that no provision of such agreement will be construed to relieve the trustee from liability for its own negligent action, its own negligent failure to act or its own willful misconduct or bad faith; provided that if no Servicer Termination Event has occurred and is continuing, the trustee will be required to perform, and will be liable for, only those duties specifically required under the PSA. Upon receipt of any of the various certificates, reports or other instruments required to be furnished to it pursuant to the PSA, the trustee will be required to examine those documents and to determine whether they conform to the requirements of that agreement. Within 30 days after the occurrence of any Servicer Termination Event of which the responsible officer of the trustee has actual knowledge, the trustee is required to promptly transmit by mail to the depositor, the certificate administrator (who then is required to notify all Certificateholders) and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website) notice of such occurrence, unless such Servicer Termination Event has been cured.

For a description of any material affiliations, relationships and related transactions between the trustee and certificate administrator and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The trustee and certificate administrator will only be liable under the PSA to the extent of its obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the trustee and certificate administrator under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the trustee and certificate administrator’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator”.

The Master Servicer

Midland Loan Services, a Division of PNC Bank, National Association (“Midland”), will be the master servicer and in this capacity will be responsible for the master servicing and administration of the Serviced Mortgage Loans and Serviced Companion Loans pursuant to the PSA. Certain servicing and administrative functions may also be provided by one or more primary servicers that previously serviced the mortgage loans for the applicable mortgage loan seller.

Midland’s principal servicing office is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210.

Midland is a commercial financial services company that provides loan servicing and asset management for large pools of commercial and multifamily real estate assets. Midland is approved as a master servicer, special servicer and primary servicer for investment-grade CMBS by S&P Global Ratings (“S&P”), Moody’s Investors Service, Inc., Fitch, DBRS, Inc. (“Morningstar DBRS”) and KBRA. Midland has received rankings as a master, primary and special servicer of real estate assets under U.S. CMBS transactions from S&P, Fitch and Morningstar DBRS. For each category, S&P ranks Midland as “Strong”. Morningstar DBRS ranks Midland as “MOR CS2” for master servicer, “MOR CS1” for primary servicer, and “MOR CS1” for special servicer. Fitch ranks Midland as “CMS2+” for master servicer, “CPS2+” for primary servicer, and “CSS2+” for special servicer. Midland is also a HUD/FHA-approved mortgagee and a Fannie Mae-approved multifamily loan servicer.

Midland has detailed operating procedures across the various servicing functions to maintain compliance with its servicing obligations and the servicing standards under Midland’s servicing agreements, including procedures for managing delinquent and specially serviced loans. The policies and procedures are reviewed annually and centrally managed. Furthermore, Midland’s business continuity and disaster recovery plans are reviewed and tested annually. While Midland operates under a work from home strategy for certain personnel, Midland’s policies, operating procedures and business continuity plan contemplate and provide the mechanism for any Midland personnel currently working in the office to transition to work from home as determined by management to comply with changes in federal, state or local laws, regulations, executive orders, other requirements and/or guidance, to address health and/or other concerns related to a pandemic or other significant event or to address market or other business purposes.

In accordance with the PSA, Midland has engaged (or may in the future engage) one or more third-party vendors and/or affiliates to support Midland’s performance of certain duties and/or obligations under the PSA, including, but not limited to, with respect to one or more of the following tasks:

●	converting and de-converting loans to or from the servicing system and setting up any applicable cash management waterfall;
●	calculating certain amounts such as principal and interest payments, default interest, deferred interest, rent escalations, financial statement penalty fees, payoff amounts and other ad hoc items;
●	calculating remittances and allocated loan and appraisal reduction amounts and preparing remittance reports and other related reports, including Schedule AL;
●	administering certain aspects relating to reserve account disbursement requests;

●	assisting with the collection of financial/operating statements and rent rolls and performing operating statement and rent roll spreading activities;
●	monitoring covenant compliance and occupancy and tenant-related triggers, completing certain covenant calculations, tests and related analyses and identifying loans for Midland to proceed with cash management implementation;
●	UCC, tax and insurance-related researching, monitoring, filing, reporting, collecting and tracking, and lien release filing and tracking;
●	performing property inspections and preparing the related property inspection reports;
●	updating of the servicing system periodically with certain information, such as with respect to borrower, collateral, loan terms, escrows, reserves, covenants, loan-level transactions (i.e., amendments, assumptions, defeasances, etc.) and servicing fees;
●	processing loan and bring current statements and updating receivables;
●	per Midland’s requirements, generating certain correspondence including hello letters, missed payment letters, financial statement demand letters and event of default letters; and
●	one or more additional tasks assigned by Midland; provided, however, such tasks will not include holding or collecting funds or performing asset management (other than document review and preparation in support of Midland’s asset managers’ processing of certain asset management transactions).

Notwithstanding the foregoing, Midland will remain responsible for Midland’s duties and/or obligations under the PSA. Midland monitors and oversees its third-party vendors in compliance with its internal procedures, the PSA and applicable law.

Midland will not have primary responsibility for custody services of original documents evidencing the underlying Mortgage Loans or the Serviced Companion Loans. Midland may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular Mortgage Loans or the Serviced Companion Loans or otherwise. To the extent that Midland has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the Servicing Standard.

No securitization transaction involving commercial or multifamily mortgage loans in which Midland was acting as master servicer, primary servicer or special servicer has experienced a servicer event of default as a result of any action or inaction of Midland as master servicer, primary servicer or special servicer, as applicable, including as a result of Midland’s failure to comply with the applicable servicing criteria in connection with any securitization transaction. Midland has made all advances required to be made by it under the servicing agreements on the commercial and multifamily mortgage loans serviced by Midland in securitization transactions.

From time-to-time Midland is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Midland does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the PSA.

Midland currently maintains an Internet-based investor reporting system, CRE Servicing Insight®, that contains performance information at the portfolio, loan and property levels on the various commercial mortgage-backed securities transactions that it services. Certificateholders, prospective transferees of the certificates and other appropriate parties may obtain access to CRE Servicing Insight® through Midland’s website at www.pnc.com/midland. Midland may require registration and execution of an access agreement in connection with providing access to CRE Servicing Insight®.

Midland will acquire the right to act as master servicer and/or primary servicer (and the related right to receive and retain the excess servicing strip) with respect to the Mortgage Loans sold to the issuing entity by the sponsor pursuant to one or more servicing rights appointment agreements entered into on the Closing Date. The “excess servicing strip” means a portion of the Servicing Fee payable to Midland that accrues at a per annum rate initially equal to the applicable Servicing Fee Rate minus (A) with respect to the Serviced Mortgage Loans (i) if no primary servicing fee rate or subservicing fee rate is payable to a party other than Midland, 0.00125% or (ii) if a primary servicing fee rate or subservicing fee rate is payable to a party other than Midland, 0.000625% plus any such primary servicing fee rate or subservicing fee rate payable to a party other than Midland; or (B) with respect to any Non-Serviced Mortgage Loan, 0.000625%, but which may be reduced under certain circumstances as provided in the PSA.

From time to time, Midland and/or its affiliates may purchase or sell securities, including, CMBS certificates. Midland and/or its affiliates may review this prospectus and purchase or sell certificates issued in this offering, including in the secondary market.

As of December 31, 2025, Midland was master and primary servicing approximately 19,041 commercial and multifamily mortgage loans with a principal balance of approximately $429 billion. The collateral for such loans may be located in all 50 states, the District of Columbia, Puerto Rico, Guam, US Virgin Islands and Canada. Approximately 13,765 of such loans, with a total principal balance of approximately $352 billion, pertain to commercial and multifamily mortgage-backed securities. The related loan pools include multifamily, office, retail, hospitality and other income-producing properties.

Midland has been servicing mortgage loans in CMBS transactions since 1992. The table below contains information on the size of the portfolio of commercial and multifamily loans and leases in CMBS and other servicing transactions for which Midland has acted as master and/or primary servicer from 2023 to 2025.

Portfolio Size – Master/Primary Servicing	Calendar Year End (Approximate amounts in billions)
	2023	2024	2025
CMBS	$336	$347	$352
Other	$244	$173	$156
Total	$580	$521	$508

As of December 31, 2025, Midland was named the special servicer in approximately 298 commercial mortgage-backed securities transactions with an aggregate outstanding principal balance of approximately $105 billion. With respect to such commercial mortgage-backed securities transactions as of such date, Midland was administering approximately 213 assets with an outstanding principal balance of approximately $5.2 billion.

Midland has acted as a special servicer for commercial and multifamily mortgage loans in CMBS transactions since 1992. The table below contains information on the size of the portfolio of specially serviced commercial and multifamily loans, leases and REO properties that have been referred to Midland as special servicer in CMBS transactions from 2023 to 2025.

Portfolio Size – Special Servicing	Calendar Year End (Approximate amounts in billions)
	2023	2024	2025
Total	$119	$118	$105

Pursuant to certain interim servicing agreements between GACC and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the GACC Mortgage Loans.

Pursuant to certain interim servicing agreements between GSMC and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the GSMC Mortgage Loans.

Pursuant to certain interim servicing agreements between CREFI and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the CREFI Mortgage Loans.

Pursuant to certain interim servicing agreements between BCREI and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the BCREI Mortgage Loans.

Pursuant to certain interim servicing agreements between BMO and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the BMO Mortgage Loans.

Midland may enter into one or more arrangements with the directing certificateholder, a Controlling Class Certificateholder, any directing certificateholder, any Companion Loan Holder, the other Certificateholders (or an affiliate or a third-party representative of one or more of the preceding) or any other person with the right to appoint or remove and replace the special servicer to provide for (i) a discount, waiver and/or revenue sharing with respect to certain of the special servicer compensation and/or (ii) certain services, in each case, in consideration of, among other things, Midland’s appointment (or continuance) as special servicer under the PSA and any related co-lender agreement and limitations on the right of such person to remove the special servicer.

Midland is also (i) the master servicer and special servicer under the Benchmark 2025-V19 PSA, pursuant to which the Amazon LAX and Etude Self Storage Portfolio Whole Loans are serviced, and (ii) the master servicer under the BMO 2025-5C13 PSA, pursuant to which Boise Towne Square Whole Loan is serviced.

Midland is expected to enter into one or more agreements with the other sponsors to purchase the master servicing rights to the related Mortgage Loans and/or the right to be appointed as the master servicer with respect to such Mortgage Loans and to purchase the primary servicing rights to certain of the Mortgage Loans.

PNC Bank, National Association (“PNC Bank”), and its affiliates may use some of the same service providers (e.g., legal counsel, accountants and appraisal firms) as are retained on behalf of the issuing entity. In some cases, fee rates, amounts or discounts may be offered to PNC Bank and its affiliates by a third party vendor which differ from those offered to the issuing entity as a result of scheduled or ad hoc rate changes, differences in the scope, type or nature of the service or transaction, alternative fee arrangements, and negotiation by PNC Bank or its affiliates other than Midland.

The foregoing information under this heading “Transaction Parties—The Master Servicer” has been provided by Midland. Midland does not make any representations as to the validity or sufficiency of the PSA (other than as to it being a valid obligation of Midland as master servicer), the certificates, the Mortgage Loans, this prospectus (other than as to the accuracy of the information provided by Midland) or any related documents.

For a description of any material affiliations, relationships and related transactions between the master servicer and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The Special Servicer

Rialto Capital Advisors, LLC, a Delaware limited liability company (“RCA”), is expected to act as the special servicer and in such capacity is expected to initially be responsible for the servicing and administration of Specially Serviced Loans (other than any Excluded Special Servicer Mortgage Loan and any Non-Serviced Whole Loan) and REO Properties as well as the reviewing of certain Major Decisions and other transactions relating to Mortgage Loans (other than any Excluded Special Servicer Mortgage Loan and any Non-Serviced Whole Loan) pursuant to the PSA.

RCA maintains its principal servicing office at Southeast Financial Center, 200 S. Biscayne Blvd., Suite 3550, Miami, Florida 33131.

RCA has been engaged in the special servicing of commercial mortgage loans for commercial real estate securitizations since approximately May 2012. RCA currently has a commercial mortgage-backed securities special servicer rating of “CSS2+” by Fitch, a commercial loan special servicer ranking of “Above Average” by S&P, a commercial mortgage special servicer ranking of “MOR CS2” by Morningstar DBRS. RCA is also rated by KBRA.

RCA is an affiliate of Rialto Capital Management, LLC, a Delaware limited liability company and Securities and Exchange Commission registered investment adviser (“RCM”). RCM is a vertically integrated commercial real estate investment and asset manager. Previously an indirect wholly-owned subsidiary of Lennar Corporation (“Lennar”) (NYSE: LEN and LEN.B), a national homebuilder, RCM and RCA were acquired on November 30, 2018 by investment funds managed by Stone Point Capital LLC (“Stone Point”) in partnership with RCM’s management team. Stone Point is a financial services and asset management focused private equity firm based in Greenwich, Connecticut. As of September 30, 2025, RCM was the sponsor of, and certain of its affiliates were investors in, 14 private equity fund structures (collectively, the “Funds”) and RCM also advised several other investment vehicles such as coinvestments, joint ventures and separately managed accounts, having over $20.9 billion of regulatory assets under management in the aggregate. Of the 14 Funds, 10 are focused in whole or in part on investments in commercial mortgage-backed securities with the remaining Funds focused on distressed and value-add real estate related investments, mezzanine debt and/or credit investments.

In addition, as of September 30, 2025, RCM has underwritten and purchased, primarily for the Funds, over $11.8 billion in face value of subordinate commercial mortgage-backed securities certificates in approximately 256 securitizations totaling approximately $275 billion in overall transaction size. RCM (or an affiliate) has the right to appoint the special servicer in a majority of these transactions.

Rialto Management Group, LLC, together with its subsidiaries, RCA and RCM (excluding Stone Point), had 316 employees as of September 30, 2025 and is headquartered in Miami with offices located in New York City and Santa Monica and additional offices across the United States and in Europe.

RCA has detailed operating policies and procedures which are reviewed at least annually and updated as appropriate. These policies and procedures for the performance of its special servicing obligations are, among other things, in compliance with the applicable servicing criteria set forth in Item 1122 of Regulation AB under the Securities Act. RCA has developed strategies and procedures for managing delinquent loans, loans subject to bankruptcies of the borrowers and other breaches by borrowers of the underlying loan documents that are designed to maximize value from the assets for the benefit of certificateholders. These strategies and procedures vary on a case by case basis, and include, but are not limited to, liquidation of the underlying collateral, note sales, discounted payoffs, and borrower negotiation or workout in accordance with the related servicing standard. The strategy pursued by RCA for any particular property depends upon, among other things, the terms and provisions of the underlying loan documents, the jurisdiction where the underlying property is located and the condition and type of underlying property. Standardization and automation have been pursued, and continue to be pursued, wherever possible so as to provide for continued accuracy, efficiency, transparency, monitoring and controls.

RCA is subject to an annual external audit. As part of such external audit, auditors perform test work and review internal controls throughout the year. While RCA was a part of Lennar, RCA was determined to be Sarbanes-Oxley compliant.

RCA maintains a web-based asset management system that contains performance information at the portfolio, loan and property levels on the various loan and REO assets that it services. Additionally, RCA has a formal, documented disaster recovery and business continuity plan.

As of September 30, 2025, RCA and its affiliates were actively special servicing approximately 538 portfolio loans (and REO properties) with an unpaid principal balance of approximately $15.22 billion (see footnote 2 to the chart below).

As of September 30, 2025, RCA is also performing special servicing for approximately 188 commercial real estate securitizations. With respect to such securitization transactions, RCA is administering approximately 10,024 assets with an unpaid principal balance at securitization of approximately $170.3 billion. The asset pools specially serviced by RCA include residential, multifamily/condo, office, retail, hotel, healthcare, industrial, manufactured housing and other income-producing properties as well as residential and commercial land.

The following table sets forth information about RCA’s portfolio of specially serviced commercial and multifamily mortgage loans and REO properties in commercial mortgage-backed securitization transactions as of the dates indicated:

CMBS Pools	As of 12/31/2022	As of 12/31/2023	As of 12/31/2024	As of 9/30/2025
Number of CMBS Pools Named Special Servicer	151	160	173	188
Approximate Aggregate Unpaid Principal Balance(1)	$149.2 billion	$151.0 billion	$159.9 billion	$170.3 billion
Approximate Number of Specially Serviced Loans or REO Properties(2)	360	362	465	538
Approximate Aggregate Unpaid Principal Balance of Specially Serviced Loans or REO Properties(2)	$8.54 billion	$9.94 billion	$12.68 billion	$15.22 billion

(1)	Includes all commercial and multifamily mortgage loans and related REO properties in RCA’s portfolio for which RCA is the named special servicer, regardless of whether such mortgage loans and related REO properties are, as of the specified date, specially serviced by RCA.
(2)	Includes only those commercial and multifamily mortgage loans and related REO properties in RCA’s portfolio for which RCA is the named special servicer that are, as of the specified date, specially serviced by RCA. Does not include any resolutions during the specified year.

In its capacity as the special servicer, RCA will not have primary responsibility for custody services of original documents evidencing the underlying mortgage loans. RCA may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular underlying mortgage loans or otherwise. To the extent that RCA has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the Servicing Standard.

RCA does not have any material advancing rights or obligations with respect to the commercial mortgage-backed securities pools as to which it acts as special servicer. In certain instances, RCA may have the right or be obligated to make property related servicing advances in emergency situations with respect to certain commercial mortgage-backed securities pools as to which it acts as special servicer.

There are, to the actual current knowledge of RCA, no special or unique factors of a material nature involved in special servicing the particular types of assets included in this securitization transaction, as compared to the types of assets specially serviced by RCA in other commercial mortgage-backed securitization pools generally, for which RCA has developed processes and procedures which materially differ from the processes and procedures employed by RCA in connection with its special servicing of commercial mortgage-backed securitization pools generally. There have not been, during the past three years, any material changes to the policies or procedures of RCA in the servicing function it will perform under the PSA for assets of the same type included in this securitization transaction.

No securitization transaction in which RCA was acting as special servicer has experienced a servicer event of default as a result of any action or inaction of RCA as special servicer, including as a result of a failure by RCA to comply with the applicable servicing criteria in connection with any securitization transaction. RCA has not been terminated as special servicer in any securitization, either due to a servicing default or the application of a servicing performance test or trigger. RCA has made all advances required to be made by it under the servicing agreements related to the securitization transactions in which RCA is acting as special servicer. There has been no previous disclosure of material noncompliance with the applicable servicing criteria by RCA in connection with any securitization in which RCA was acting as special servicer.

RCA does not believe that its financial condition will have any adverse effect on the performance of its duties under the PSA and, accordingly, RCA believes that its financial condition will not have any material impact on the Mortgage Pool performance or the performance of the certificates.

From time to time RCA is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business (including, but not limited to, lawsuits commenced by borrowers or bondholders). RCA does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the PSA. It is noted that, in November 2021, Icahn Partners LP and Icahn Partners Master Fund LP (together, the “Icahn Funds”) purportedly acquired 84% of the Class E certificates of COMM 2012-CCRE4 Commercial Pass-Through Certificates (the “CCRE4 Trust”). At that time, the value of the Class E certificates had already been written down to zero. Immediately following the acquisition of their interest in the CCRE4 Trust, in December 2021, the Icahn Funds made a request that the CCRE4 Trust’s trustee deem a “Servicer Termination Event” to have occurred in connection with the special servicing by RCA of a specific CCRE4 Trust asset, the Prizm Outlets mall in Nevada. The basis of the Icahn Funds’ request was their allegation that RCA violated the servicing standard by obtaining inflated appraisals from CBRE – Valuation & Advisory Services to prevent control from shifting to the Class E certificateholders and engaging in a 39-month plan to rehabilitate the asset. On June 15, 2022, the Icahn Funds filed a lawsuit against RCA in the District Court for Clark County, Nevada based on the same allegations set forth in its “Servicer Termination Event” notice to the CCRE4 Trust’s trustee. RCA denies that the claims have merit and intends to assert many legal and factual defenses against those claims. On December 27, 2024, the Icahn Funds directed the CCRE4 Trust’s trustee to intervene in the pending action in order to recover alleged damages that might be recoverable by other certificateholders as a result of the Icahn Funds’ claims. On March 21, 2025, the court denied RCA’s Motion for Summary Judgment which argued that the plaintiffs lacked standing to proceed with the case and granted a Motion to intervene that was filed by the CCRE4 Trust’s trustee at the Icahn Funds’ direction. The litigation is still ongoing in District Court in Nevada. RCA continues to serve as special servicer of the CCRE4 Trust and has not been terminated. There are currently no legal proceedings pending, and no legal proceedings known to be contemplated by governmental authorities, against RCA or of which any of its property is the subject, that are material to the Certificateholders.

RCA occasionally engages consultants to perform property inspections and to provide surveillance on a property and its local market; it currently does not have any plans to engage sub-servicers to perform on its behalf any of its duties with respect to this transaction with the exception of some outsourced base servicing functions.

In the commercial mortgage-backed securitizations in which RCA acts as special servicer, RCA may enter into one or more arrangements with any party entitled to appoint or remove and replace the special servicer to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, RCA’s appointment as special servicer under the applicable servicing agreement and limitations on such person’s right to replace RCA as the special servicer.

It is expected that RREF V – D AIV RR L, LLC (or its affiliates) will be the initial Trust Directing Holder and, therefore, the initial Directing Holder with respect to each Serviced Mortgage Loan (other than any Excluded Special Servicer Loan). RCA, the expected special servicer for this transaction, is an affiliate of:

(a) RREF V – D AIV RR L, LLC, the entity (or its affiliate) that is anticipated to purchase the Class X-E, Class E, Class F-RR and Class G-RR certificates, to receive the Class S certificates and to be appointed as initial Trust Directing Holder and, therefore, the initial Directing Holder with respect to each Serviced Mortgage Loan (other than any Excluded Special Servicer Loan) and (b) RREF V – D AIV RR L, LLC (or its affiliate) may also purchase one or more other classes of additional certificates. RCA or an affiliate assisted RREF V – D AIV RR L, LLC and/or one or more of its affiliates with its due diligence of the Mortgage Loans prior to the Closing Date.

From time to time, RCA and/or its affiliates may purchase other securities, including certificates in this offering and including the secondary market, and may dispose of them at any time. Except as described herein, neither RCA nor any of its affiliates will retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. However, RREF V – D AIV RR L, LLC, or its affiliates may, from time to time after the initial sale of the Certificates to investors on the Closing Date, acquire additional certificates pursuant to secondary market transactions. Any such party will have the right to dispose of such certificates at any time.

The foregoing information regarding RCA under the heading “—The Special Servicer” has been provided by RCA.

Certain duties and obligations of the Special Servicer and the provisions of the Pooling and Servicing Agreement are described under “The Pooling and Servicing Agreement”. The special servicer’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans and the potential effect of that ability on the potential cash flows from the Mortgage Loans are described under “The Pooling and Servicing Agreement—Modifications, Waivers and Amendments”.

The special servicer may be terminated, with respect to the Mortgage Loans serviced under the PSA (a) with or without cause by the Directing Holder, (b) for cause at any time, and (c) otherwise without cause as described under “The Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause”, upon satisfaction of certain conditions specified in the PSA. The special servicer may resign under the PSA as described under “The Pooling and Servicing Agreement—Resignation of the Master Servicer and Special Servicer”. The Special Servicer and various related persons and entities will be entitled to be indemnified by the Issuing Entity for certain losses and liabilities incurred by the special servicer as described under “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The Operating Advisor and Asset Representations Reviewer

Park Bridge Lender Services LLC (“Park Bridge Lender Services”), a New York limited liability company and an indirect, wholly owned subsidiary of Park Bridge Financial LLC (“Park Bridge Financial”), will act as operating advisor under the PSA with respect to each Serviced Mortgage Loan. Park Bridge Lender Services will also act as asset representations reviewer under the PSA with respect to each Mortgage Loan. Park Bridge Lender Services has an address at 600 Third Avenue, 40th Floor, New York, New York 10016 and its telephone number is (212) 230-9090.

Park Bridge Financial is a privately held commercial real estate finance advisory firm headquartered in New York, New York. Since its founding in 2009, Park Bridge Financial and its affiliates have been engaged by commercial banks (community, regional and multi-national), opportunity funds, REITs, investment banks, insurance companies, entrepreneurs and hedge funds on a wide variety of advisory assignments. These engagements have included: mortgage brokerage, loan syndication, contract underwriting, valuations, risk assessments, surveillance, litigation support, expert testimony, loan restructures as well as the disposition of commercial mortgages and related collateral.

Park Bridge Financial’s technology platform is server-based with back-up, disaster-recovery and encryption services performed by vendors and data centers that comply with industry and regulatory standards.

As of December 31, 2025, Park Bridge Lender Services was acting as operating advisor or trust advisor for commercial mortgage-backed securities transactions or other similar transactions with an approximate aggregate cut-off principal balance of $415.7 billion issued in 488 transactions.

As of December 31, 2025, Park Bridge Lender Services is acting as asset representations reviewer for commercial mortgage-backed securities transactions with an approximate aggregate cut-off principal balance of $190.7 billion issued in 217 transactions.

Park Bridge Lender Services satisfies each of the criteria of the definition of “Eligible Operating Advisor” set forth in “Pooling and Servicing Agreement—The Operating Advisor—Eligibility of Operating Advisor”. Park Bridge Lender Services: (a) is an operating advisor on other commercial mortgage-backed securities transactions rated by any of the Rating Agencies and none of those Rating Agencies has qualified, downgraded or withdrawn any of its ratings of one or more classes of certificates for any such transaction citing concerns with Park Bridge Lender Services as the sole or material factor in such rating action; (b) can and will make the representations and warranties as operating advisor set forth in the PSA; (c) is not (and is neither affiliated nor Risk Retention Affiliated with) the depositor, the trustee, the certificate administrator, the master servicer, the special servicer, a sponsor, any Borrower Party, the Retaining Third-Party Purchaser, the Directing Holder, or a depositor, trustee, certificate administrator, master servicer or special servicer with respect to the securitization of any Companion Loan or any of their respective affiliates or Risk Retention Affiliates; (d) has not been paid by the special servicer or any successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the PSA or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer; (e) (x) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets; and (f) does not directly or indirectly, through one or more affiliates or otherwise, own or have derivative exposure in any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than its fees from its role as operating advisor and asset representations reviewer.

There are no legal proceedings pending against Park Bridge Lender Services, or to which any property of Park Bridge Lender Services is subject, that are material to the Certificateholders, nor does Park Bridge Lender Services have actual knowledge of any proceedings of this type contemplated by governmental authorities.

The foregoing information under this heading “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” has been provided by Park Bridge Lender Services.

For a description of any material affiliations, relationships and related transactions between the operating advisor, the asset representations reviewer and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The operating advisor and the asset representations reviewer will only be liable under the PSA to the extent of their respective obligations specifically imposed by the PSA and no implied duties or obligations may be asserted against the operating advisor or asset representations reviewer. For further information regarding the duties, responsibilities, rights and obligations of the operating advisor and the asset representations reviewer, as the case may be, under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer” and “—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the operating advisor’s and the asset representations reviewer’s removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—The Operating Advisor” and “Pooling and Servicing Agreement—The Asset Representations Reviewer”, as applicable.

CREDIT RISK RETENTION

This securitization transaction is required to comply with the Credit Risk Retention Rules. German American Capital Corporation has been designated by the Sponsors to act as the “retaining sponsor” under the Credit Risk Retention Rules (in such capacity, the “Retaining Sponsor”) and the Retaining Sponsor intends to satisfy its risk retention requirements of the Credit Risk Retention Rules as follows:

●	The Retaining Sponsor is expected to acquire on the Closing Date an “eligible vertical interest” (as defined in the Credit Risk Retention Rules) (the “VRR Interest” ) in the issuing entity in the form of a “single vertical security” (as defined in the Credit Risk Retention Rules) with an expected initial Certificate Balance of approximately $18,978,856, representing the right to receive approximately 2.140% of all amounts collected on the Mortgage Loans (net of all expenses of the issuing entity) that are available for distribution to the Non-VRR Certificates and the VRR Interest (i.e., representing the right to receive the VRR Allocation Percentage of all amounts distributed on the Non-VRR Certificates on each Distribution Date). The Retaining Sponsor is expected to retain the VRR Interest through Deutsche Bank AG, New York Branch (“DBNY”), as its MOA. DBNY is expected to acquire the VRR Interest from the Retaining Sponsor on the Closing Date.
●	RREF V – D AIV RR L, LLC, a Delaware limited liability company, (together with any successor third-party purchaser, the “Retaining Third-Party Purchaser”) is expected to purchase for cash the Class F-RR and Class G-RR certificates (collectively, the “HRR Certificates”), with an aggregate initial Certificate Balance of $49,903,584, representing approximately 2.905% of the aggregate fair value of all Classes of the Non-VRR Certificates and the VRR Interest. The HRR Certificates will constitute an “eligible horizontal residual interest” (as such term is defined in the Credit Risk Retention Rules).

The percentage of all amounts collected on the Mortgage Loans, net of all expenses of the issuing entity, and distributed to the Non-VRR Certificates and the VRR Interest represented by the VRR Interest (which is approximately 2.140%) and the percentage of the aggregate fair value of all Classes of Non-VRR Certificates and the VRR Interest represented by the HRR Certificates (which is approximately 2.905%) will equal at least 5 as of the Closing Date.

“Credit Risk Retention Rules” means Regulation RR, 12 C.F.R. Part 244.

“MOA” means a “majority-owned affiliate” (as defined in the Credit Risk Retention Rules).

The Retaining Sponsor and its MOA are collectively referred to herein as the “Retaining Parties”.

Notwithstanding any references in this prospectus to the Credit Risk Retention Rules, Regulation RR, the Retaining Sponsor, the Retaining Third-Party Purchaser, the Retaining Parties and other risk retention related matters, in the event the Credit Risk Retention Rules and/or Regulation RR (or any relevant portion thereof) are repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction, each of the Retaining Sponsor, the Retaining Third-Party Purchaser, the Retaining Parties or any other party may not be required to comply with or act in accordance with the Credit Risk Retention Rules or Regulation RR (or such relevant portion thereof).

Qualifying CRE Loans

The Sponsors have determined that for purposes of this transaction 0.0% of the Initial Pool Balance (the “Qualifying CRE Loan Percentage”) is comprised of mortgage loans that are “qualifying CRE loans” as such term is described in §244.17 of the Credit Risk Retention Rules.

The total required credit risk retention percentage (the “Required Risk Retention Percentage”) for this transaction is 5.0%. The Required Risk Retention Percentage is equal to the product of (i) 1 minus the Qualifying CRE Loan Percentage (expressed as a decimal) and (ii) 5%; subject to a minimum Required

Risk Retention Percentage of no less than 2.50% if the issuing entity includes any non-qualifying CRE loans.

The VRR Interest

Material Terms of the VRR Interest

General

The right to payment of the holder of the VRR Interest is pro rata and pari passu with the right to payment of holders of the Non-VRR Certificates (as a collective whole). On each Distribution Date, the portion of Aggregate Available Funds allocable to: (a) the VRR Interest will be the product of such Aggregate Available Funds multiplied by the VRR Percentage; and (b) the Non-VRR Certificates will be the product of such Aggregate Available Funds multiplied by the Non-VRR Percentage. In addition, any losses incurred on the Mortgage Loans will be allocated between the VRR Interest, on the one hand, and the Principal Balance Certificates, on the other hand, pro rata in accordance with the VRR Percentage and the Non-VRR Percentage, respectively.

VRR Available Funds

The amount available for distribution to the holder of the VRR Interest on each Distribution Date will, in general, equal the product of the VRR Percentage multiplied by the Aggregate Available Funds (described under “Description of the Certificates—Distributions—Available Funds”) for such Distribution Date (such amount, the “VRR Available Funds” ).

Allocation of VRR Realized Losses

In addition, on each Distribution Date, any VRR Realized Losses will be allocated to the VRR Interest; and, in connection therewith, the Certificate Balance of the VRR Interest will be reduced without distribution, as a write-off, to the extent of such VRR Realized Loss.

The “VRR Realized Loss” , with respect to each Distribution Date, is the amount, if any, by which (i) the aggregate Certificate Balance of the VRR Interest, after giving effect to distributions of principal on such Distribution Date, exceeds (ii) the product of (A) the VRR Percentage and (B) the aggregate Stated Principal Balance of the Mortgage Loans in the Mortgage Pool (for purposes of this calculation, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the master servicer or the trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances), including any REO Loans (but in each case, excluding any Companion Loan), as of the end of the last day of the related Collection Period.

In the event that VRR Realized Losses previously allocated to the VRR Interest in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, the holder of the VRR Interest may receive distributions in respect of such recoveries (with interest) in accordance with the distribution priorities described under “—The VRR Interest—Material Terms of the VRR Interest—Priority of Distributions on the VRR Interest” below.

Priority of Distributions on the VRR Interest

On each Distribution Date, for so long as the aggregate Certificate Balance of the VRR Interest has not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account for distribution to the VRR Interest, to the extent of the VRR Available Funds, in the following order of priority:

First, to the VRR Interest, in respect of interest, up to an amount equal to the VRR Interest Distribution Amount for such Distribution Date;

Second, to the VRR Interest, in reduction of the Certificate Balance thereof, up to an amount equal to the VRR Principal Distribution Amount for such Distribution Date, until the Certificate Balance of the VRR Interest has been reduced to zero; and

Third, to reimburse (with interest) prior write-offs of the Certificate Balance of the VRR Interest, up to an amount equal to the unreimbursed VRR Realized Losses previously allocated to the VRR Interest, plus interest in an amount equal to the VRR Realized Loss Interest Distribution Amount for such Distribution Date;

provided, however, that to the extent any VRR Available Funds remain in the Distribution Account after applying amounts as set forth in clauses First through Third above, any such amounts will be disbursed to the Class R certificates, which evidence the REMIC residual interest in each of the Upper-Tier REMIC and the Lower-Tier REMIC in compliance with the Code and applicable REMIC Regulations. The REMIC residual interest, sometimes commonly referred to as a “non-economic residual”, is a tax-based certificate required to be issued as part of any REMIC securitization and the holder of that interest will incur certain tax liability for the net income of the REMIC trust. The REMIC residual interest is not entitled to any interest or principal in the securitization trust; however, REMIC Regulations require that the amount, if any, remaining in a REMIC trust after all amounts are paid to the regular interests be paid to the REMIC residual interest.

Except for tax reporting purposes, the VRR Interest does not have a specified Pass-Through Rate, however, the effective interest rate on the VRR Interest will be a per annum rate equal to the WAC Rate for the related Distribution Date.

The “Non-VRR Percentage” is an amount expressed as a percentage equal to 100% minus the VRR Percentage. For the avoidance of doubt, at all times, the sum of the VRR Percentage and the Non-VRR Percentage will equal 100%.

The “VRR Percentage” will equal a fraction, expressed as a percentage, the numerator of which is the initial Certificate Balance of the VRR Interest, and the denominator of which is the aggregate initial Certificate Balance of all of the classes of Principal Balance Certificates and the initial Certificate Balance of the VRR Interest.

The initial Certificate Balance of the VRR Interest is subject to change depending on the final pricing of all Classes of Non-VRR Certificates and the VRR Interest with the final initial Certificate Balance of the VRR Interest determined such that, upon initial issuance, the percentage of the fair value of the HRR Certificates and the percentage of the VRR Interest (in the aggregate) will equal at least 5. If the initial Certificate Balance of the VRR Interest is reduced, the initial Certificate Balance of each Class of Principal Balance Certificates (and correspondingly, the initial Notional Amount of each Class of Class X Certificates) will be increased on a pro rata basis (based on the initial Certificate Balance set forth in “Description of the Certificates—General”) in an aggregate amount equal to such reduction in the initial Certificate Balance of the VRR Interest, and the VRR Percentage will decrease and the Non-VRR Percentage will increase. If the initial Certificate Balance of the VRR Interest is increased, the initial Certificate Balance of each Class of Principal Balance Certificates (and correspondingly, the initial Notional Amount of each Class of Class X Certificates) will be decreased on a pro rata basis (based on the initial Certificate Balance set forth in “Description of the Certificates—General”) in an aggregate amount equal to such increase in the initial Certificate Balance of the VRR Interest, and the VRR Percentage will increase and the Non-VRR Percentage will decrease.

The “VRR Allocation Percentage” will equal a fraction, expressed as a percentage, equal to the VRR Percentage divided by the Non-VRR Percentage.

The “VRR Interest Distribution Amount” with respect to any Distribution Date and the VRR Interest will equal the product of (a) the VRR Allocation Percentage and (b) the aggregate amount of interest distributed on the Non-VRR Certificates according to clauses First, Fourth, Seventh, Tenth, Thirteenth, Sixteenth, Nineteenth and Twenty-second in “Description of the Certificates—Distributions—Priority of Distributions”.

The “VRR Principal Distribution Amount” with respect to any Distribution Date and the VRR Interest will equal the product of (a) the VRR Allocation Percentage and (b) the aggregate amount of principal distributed on the Non-VRR Certificates according to clauses Second, Fifth, Eighth, Eleventh, Fourteenth, Seventeenth, Twentieth and Twenty-third in “Description of the Certificates—Distributions—Priority of Distributions”.

The “VRR Realized Loss Interest Distribution Amount”, with respect to any Distribution Date, an amount equal to the product of (a) the VRR Allocation Percentage and (b) the aggregate amount of interest on unreimbursed Realized Losses distributed to the holders of the Non-VRR Certificates according to clauses Third, Sixth, Ninth, Twelfth, Fifteenth, Eighteenth, Twenty-first and Twenty-fourth in “Description of the Certificates—Distributions—Priority of Distributions”.

Yield Maintenance Charges and Prepayment Premiums

The holder of the VRR Interest will be entitled to the VRR Percentage of each yield maintenance charge and prepayment premium collected on the Mortgage Loans, as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

Excess Interest

On each Distribution Date, the certificate administrator is required to distribute a portion of any Excess Interest received with respect to any ARD Loan during the applicable one-month Collection Period to the holder of the VRR Interest in an amount equal to the VRR Percentage of such Excess Interest. Excess Interest will not be available to make distributions to any other class of Certificates (or interests) (other than the Class S certificates as described in “Description of the Certificates—Distributions—Excess Interest”) or to provide credit support for other classes of certificates or offset any interest shortfalls or to pay any other amounts to any other party under the PSA.

HRR Certificates

General

The Retaining Third-Party Purchaser is expected to purchase the HRR Certificates, consisting of the classes of certificates identified in the table below.

Class of HRR Certificates	Expected Initial Certificate Balance(1)	Estimated Fair Value of the HRR Certificates (in $ and %)(2)	Expected Purchase Price(3)
Class F-RR	$13,018,000(4)	$6,895,570 / 0.76% - 0.77%	52.9695%
Class G-RR	$36,885,584	$19,538,109 / 2.10% - 2.20%	52.9695%

(1)	Includes the expected initial Certificate Balance of each class of HRR Certificates that the Retaining Third-Party Purchaser expects to purchase on the Closing Date. The balance of the VRR Interest is not included in the Certificate Balance of any class of HRR Certificates.
(2)	The estimated fair value (expressed as a dollar amount) and estimated range of fair value (expressed as a percentage of the aggregate fair value of all of the Non-VRR Certificates and the VRR Interest) of the HRR Certificates. The fair value of the HRR Certificates is based upon a targeted discount yield, and has been determined as described under “—Yield-Priced Certificates—Retaining Third-Party Purchaser Assumed Certificate Characteristics”. The fair value of the other certificates and the VRR Interest is unknown and has been determined by the Sponsors as described under “—Determination of Amount of Required Horizontal Credit Risk Retention” below.
(3)	Expressed as a percentage of the expected initial Certificate Balance of each class of the HRR Certificates, excluding accrued interest. The aggregate purchase price expected to be paid for the HRR Certificates to be acquired by the Retaining Third-Party Purchaser is approximately $26,433,679, excluding accrued interest.
(4)	The approximate initial Certificate Balance of the Class F-RR certificates is subject to change based on final pricing of all Non-VRR Certificates and the VRR Interest and the final determination of the fair market value of the HRR Certificates and is expected to range from $13,018,000 to $13,382,000.

The Retaining Sponsor estimates that, if it had relied solely on retaining an “eligible horizontal residual interest” in order to meet the credit risk retention requirements of the Credit Risk Retention Rules with respect to this securitization transaction, it would have retained an eligible horizontal residual interest with an aggregate fair value dollar amount of approximately $45,493,572, representing 5% of the aggregate fair value, as of the Closing Date, of all classes of certificates (other than the Class R certificates) and the VRR Interest.

A reasonable time after the Closing Date, the Retaining Sponsor will be required to disclose to, or cause to be disclosed to, Certificateholders the following: (a) the fair value of the HRR Certificates that will be retained by the Retaining Third-Party Purchaser based on actual sale prices and finalized tranche sizes, (b) the fair value of the “eligible horizontal residual interest” (as such term is defined in the Credit Risk Retention Rules) that the Retaining Sponsor would have been required to retain under the Credit Risk Retention Rules, and (c) to the extent the valuation methodology or any of the key inputs and assumptions that were used in calculating the fair value or range of fair values disclosed under the heading “Determination of Amount of Required Horizontal Credit Risk Retention” prior to the pricing of the certificates materially differs from the methodology or key inputs and assumptions used to calculate the fair value at the time of the Closing Date, descriptions of those material differences. Any such notice from the Retaining Sponsor of such disclosures are expected to be posted on the certificate administrator’s website on the “U.S. Risk Retention Special Notices” tab.

Retaining Third-Party Purchaser

RREF V – D AIV RR L, LLC, a Delaware limited liability company, is expected to purchase the HRR Certificates and will act as the Retaining Third Party Purchaser. The Retaining Third Party Purchaser is wholly owned, directly or indirectly, by RREF V – D AIV HoldCo RR, LLC, which was formed with a primary purpose of investing in commercial mortgaged-backed securities, including the junior tranches of such securities (“CMBS B-Piece Securities”). The Retaining Third Party Purchaser or its affiliates have previously purchased other CMBS B-Piece Securities in the capacity of a third party purchaser, and its affiliates have been a third party purchaser in several other CMBS securitizations and RREF V – D AIV HoldCo RR, LLC has held CMBS B-Piece Securities and served as controlling class representative and directing certificate holder (or in a similar capacity) in other CMBS securitizations. The Retaining Third Party Purchaser is advised by RCM, an affiliate of the Special Servicer and a registered investment adviser specialized in commercial real estate debt investments. In addition, RCM has underwritten and purchased, primarily for the funds under its management, as of September 30, 2025 over $11.8 billion in face value of subordinate commercial mortgage-backed securities certificates in approximately 256 securitizations totaling approximately $275 billion in overall transaction size. RCM (or an affiliate or its managed fund) has the right to appoint the special servicer in the majority of these transactions. See “Transaction Parties—The Special Servicer—Rialto Capital Advisors, LLC” for additional information about the Retaining Third Party Purchaser, RCM and their respective affiliates. For a description of any material conflicts of interest or material potential conflicts of interest between the Retaining Third-Party Purchaser and another party to this securitization, see “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Master Servicer and the Special Servicer,” “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Directing Holder and the Companion Loan Holders” and “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans.”

RREF V – D AIV RR L, LLC, or its affiliate, is expected to be appointed as the initial directing holder with respect to each Serviced Mortgage Loan (other than any Excluded Loan). Rialto Capital Advisors, LLC, the expected special servicer for this transaction is an affiliate (a) of RREF V – D AIV RR L, LLC, the entity (or its affiliate) that is anticipated to purchase the Class X-E, Class E, Class F-RR and Class G-RR certificates, receive the Class S certificates and be appointed as the initial directing holder with respect to each Serviced Mortgage Loan (other than any Excluded Loan); and (b) RREF V – D AIV RR L, LLC (or its affiliate) may also purchase one or more other classes of additional certificates. Rialto Capital Advisors, LLC is expected to act as a special servicer and it or an affiliate assisted RREF V – D AIV RR L, LLC, or its affiliate, with its due diligence of the mortgage loans prior to the closing date. Any review by the Retaining Third Party Purchaser and its affiliates of the credit risk of the securitized assets is solely for its own benefit, may not be relied upon by any other person, and is not intended to be, and may not be, construed as an approval or endorsement of any of the sponsors’ underwriting standards or any loan-level disclosure in this prospectus. The Retaining Third Party Purchaser makes no representations or warranties with respect to any such underwriting standards or disclosure and the Retaining Third Party

Purchaser has not independently verified the truth or accuracy of any representations or warranties of any of the sponsors or any other party to this transaction or any related documents.

Solely for its own purposes and benefit, the Retaining Third-Party Purchaser has completed an independent review of the credit risk of each mortgage loan consisting of a review of the sponsors’ underwriting standards, the collateral and expected cash flows. Such review was based on the mortgage loan files and information regarding the mortgage loans provided by or on behalf of the sponsors. The Retaining Third-Party Purchaser has no liability to any person or entity for the manner in which it conducted its due diligence or the extent of such due diligence. The Retaining Third-Party Purchaser is not required to take into account the interests of any other investor in the certificates or any other party in conducting its due diligence or in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. The Retaining Third-Party Purchaser’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement or approval of any such mortgage loan, the underwriting for such mortgage loan or of the originator of such mortgage loan. Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Retaining Third-Party Purchaser may have special relationships or interests that conflict with those of the holders of one or more classes of certificates. In addition, the Retaining Third-Party Purchaser does not have any duties to the holders of any class of certificates, may act solely in its own interests, and will have no liability to any Certificateholders for having done so, and no Certificateholder may take any action whatsoever against the Retaining Third-Party Purchaser or any director, officer, employee, agent or principal of the Retaining Third-Party Purchaser for having so acted. The Retaining Third-Party Purchaser has not independently verified the truth or accuracy of any representations or warranties of any of the sponsors or any other party to this transaction or any related documents.

Material Terms of the HRR Certificates

For a description of the material terms of the classes of certificates that comprise the HRR Certificates, see “Description of the Certificates” and “Pooling and Servicing Agreement—The Directing Holder—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event”. You are strongly urged to review this prospectus in its entirety.

Determination of Amount of Required Horizontal Credit Risk Retention

General

CMBS such as the Principal Balance Certificates are typically priced based relative to either the treasury yield curve or to a targeted yield. The method of pricing used is primarily a function of the rating, but can also be determined by prevailing market conditions or investor preference. For this transaction, the Class A-1, Class A-2, Class A-3, Class A-M, Class B, Class C and Class D certificates (the “Treasury-Priced Principal Balance Certificates”) are anticipated to be priced based on the treasury yield curve and the Class X-E, Class E, Class F-RR and Class G-RR certificates (the “Yield-Priced Certificates”) are anticipated to be priced based on a targeted yield, and the Sponsors calculated the expected scheduled principal payments (the “Scheduled Certificate Principal Payments”) on each Class of Treasury-Priced Principal Balance Certificates and the Yield-Priced Certificates (other than the Class X-E certificates) as described below. CMBS such as the Class X Certificates (other than the Class X-E certificates) (solely for the purposes of this “Credit Risk Retention” section, the “Interest-Only Certificates”) are typically priced relative to the treasury yield curve. The Sponsors made their determination of the fair value of the Certificates presented above based on a number of inputs consistent with these typical pricing methodologies in the manner described below for the applicable class of certificates.

Treasury-Priced Principal Balance Certificates

Based on the Modeling Assumptions and assuming a 0% CPR, the Sponsors calculated what the Scheduled Certificate Principal Payments on each Class of Treasury-Priced Principal Balance Certificates would be over the course of the transaction based on when principal payments are required to be made under the terms of the underlying Mortgage Loan documents during each Collection Period and which

Classes of Treasury-Priced Principal Balance Certificates will be entitled to receive principal payments based on the certificate payment priorities described in “Description of the Certificates—Distributions”. On the basis of the Scheduled Certificate Principal Payments, the Sponsors calculated the weighted average life for each Class of Treasury-Priced Principal Balance Certificates.

Treasury Yield Curve. The Sponsors utilized the assumed treasury yield curve in the table below in determining the range of fair values of the Treasury-Priced Principal Balance Certificates. The actual treasury yield curve that will be used as a basis for determining the price of the Treasury-Priced Principal Balance Certificates is not known at this time and differences in the treasury yield curve will ultimately result in higher or lower fair value calculations. For an expected range of values at specified points along the treasury yield curve, see the table below entitled “Range of Treasury Yields for the Treasury-Priced Principal Balance Certificates”. The Sponsors identified the range presented in the table below at each maturity on the treasury yield curve, which represents the Sponsors’ estimate of the largest increase or decrease in the treasury yield at that maturity reasonably expected to occur prior to pricing of the certificates, based on 10 business day rolling periods over the past 6 months.

Range of Treasury Yields for the Treasury-Priced Principal Balance Certificates

Maturity (Years)	Low Estimate of Treasury Yield	Base Case Treasury Yield	High Estimate of Treasury Yield
2Y	3.3200%	3.5900%	3.8600%
3Y	3.3900%	3.6500%	3.9100%
5Y	3.5900%	3.8200%	4.0500%

Based on the treasury yield curve, the Sponsors will determine for each Class of Treasury-Priced Principal Balance Certificates the treasury yield reflected on the treasury yield curve (the “Interpolated Yield”) that corresponds to that Class’ weighted average life, by using a straight-line interpolation using the treasury yield curve with 2, 3 and 5 year maturities if the weighted average life does not correspond to a specified maturity on the treasury yield curve.

Credit Spread Determination. The Sponsors determined the credit spread for each Class of Treasury-Priced Principal Balance Certificates on the basis of market bids obtained for similar CMBS with similar credit ratings, pool composition and asset quality, payment priority and weighted average lives of the related class of certificates as of the date of this prospectus. The credit spread for a particular Class of Treasury-Priced Principal Balance Certificates at the time of pricing is not known at this time and differences in the then current credit spread demanded by investors for similar CMBS will ultimately result in higher or lower fair values. The Sponsors identified the range presented in the table below from the base case credit spread percentage, which represents the Sponsors’ estimate of the largest increase or decrease in the credit spread for newly issued CMBS reasonably expected to occur prior to pricing of the certificates based on the Sponsors’ experience in the placement of CMBS with similar characteristics.

Range of Credit Spreads for the Treasury-Priced Principal Balance Certificates

Class of Certificates	Low Estimate of Credit Spread	Base Case Credit Spread	High Estimate of Credit Spread
Class A-1	0.50%	0.70%	0.90%
Class A-2	0.46%	0.71%	0.96%
Class A-3	0.43%	0.73%	1.03%
Class A-M	0.65%	1.05%	1.45%
Class B	0.75%	1.30%	1.85%
Class C	1.20%	1.80%	2.40%
Class D	3.25%	4.25%	5.25%

Discount Yield Determination. The discount yield (the “Discount Yield”) for each class of certificates is the sum of the Interpolated Yield for such class and the related credit spread (converted to a monthly equivalent) established at pricing. For an expected range of values for each class of Treasury-Priced Principal Balance Certificates, see the table entitled “Range of Discount Yields for the Treasury-Priced

Principal Balance Certificates” below. The Sponsors identified the range presented in the table below for each such class of certificates as the range from (i) the sum of the lowest estimated Interpolated Yield for that class and the lowest estimated credit spread to (ii) the sum of the highest estimated Interpolated Yield for that class and the highest estimated credit spread.

Range of Discount Yields for the Treasury-Priced Principal Balance Certificates

Class of Certificates	Low Estimate of Discount Yield	Base Case Discount Yield	High Estimate of Discount Yield
Class A-1	3.8453%	4.3117%	4.7781%
Class A-2	4.0278%	4.5112%	4.9945%
Class A-3	4.0106%	4.5420%	5.0734%
Class A-M	4.2306%	4.8620%	5.4934%
Class B	4.3306%	5.1120%	5.8934%
Class C	4.7806%	5.6120%	6.4434%
Class D	6.8306%	8.0620%	9.2934%

Determination of Class Sizes. The Sponsors were provided credit support levels for each class of certificates by each Rating Agency. Based on the individual credit support levels (expressed as a percentage) provided by the Rating Agencies, the Sponsors determined the highest required credit support level of the Rating Agencies selected to rate a particular class of certificates (the “Constraining Level”). In certain circumstances, the Sponsors may elect not to engage a rating agency for particular classes of certificates, based in part on the credit support levels provided by such rating agency. See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded”. The Certificate Balance for the classes of certificates with the highest credit rating was determined by multiplying the Initial Pool Balance by a percentage equal to 1.0 minus that Class’ Constraining Level. For each other subordinate class of Principal Balance Certificates, that Class’ Certificate Balance was determined by multiplying an amount equal to the Non-VRR Percentage of the Initial Pool Balance by a percentage equal to the difference of the Constraining Level for the immediately senior class of Principal Balance Certificates minus such subordinate Class’ Constraining Level.

Target Price Determination. The Sponsors determined a target price (the “Target Price”) for each class of Treasury-Priced Principal Balance Certificates (other than the Class D certificates) on the basis of the price (expressed as a percentage of the Certificate Balance of that class) that similar CMBS with similar credit ratings, cash flow profiles and prepayment risk have priced at in recent securitization transactions. The Target Price that was utilized for each class of Treasury-Priced Principal Balance Certificates (other than the Class D certificates) is set forth in the table below. The Target Prices utilized by the Sponsors have not changed materially during the prior year.

Class of Certificates	Target Price(1)
Class A-1	100.00%
Class A-2	101.00%
Class A-3	103.00%
Class A-M	103.00%
Class B	103.00%
Class C	100.00%

(1)	The Target Price may not be realized if the related class accrues interest at the WAC Rate.

Determination of Assumed Certificate Coupon. The Sponsors determined the assumed certificate coupon (the “Assumed Certificate Coupon”) for each class of Treasury-Priced Principal Balance Certificates as follows: (i) with respect to each class of Treasury-Priced Principal Balance Certificates (other than the Class D certificates), based on the Target Price, the Discount Yield and the Scheduled Certificate Principal Payments for such class of certificates, the Sponsors calculated what coupon would be required to be used based on the Scheduled Certificate Principal Payments for such class of certificates in order to achieve the related Target Price for that class of certificates when utilizing the related Discount Yield in determining that Target Price, and (ii) with respect to the Class D certificates, the Sponsors expect the Assumed Certificate Coupon to be a fixed rate of 4.5000% per annum. The Assumed Certificate Coupon for each class of Treasury-Priced Principal Balance Certificates and Range of Assumed Certificate Coupons generated as described above is set forth in the table below.

Range of Assumed Certificate Coupons for the Treasury-Priced Principal Balance Certificates

Class of Certificates	Low Estimate of Assumed Initial Certificate Coupon	Base Case Assumed Initial Certificate Coupon	High Estimate of Assumed Initial Certificate Coupon
Class A-1	3.882%	4.350%	4.816%
Class A-2	4.262%	4.745%	5.226%
Class A-3	4.692%	5.228%	5.763%
Class A-M	4.914%	5.550%	6.185%
Class B	5.015%	5.802%	6.328%(1)
Class C	4.776%	5.598%	6.325%(2)
Class D	4.500%(3)	4.500%(3)	4.500%(3)

(1)	Based on the WAC Rate.
(2)	Based on the WAC Rate minus 0.0038%.
(3)	Based on a targeted fixed coupon of 4.5000%.

Determination of Treasury-Priced Expected Price. Based on interest payments using the Assumed Certificate Coupons for the Treasury-Priced Principal Balance Certificates, the Discount Yield and the Scheduled Certificate Principal Payments for each class of Treasury-Priced Principal Balance Certificates, the Sponsors determined the price (the “Treasury-Priced Expected Price”) expressed as a percent of the Certificate Balance of that class by determining the net present value of the Scheduled Certificate Principal Payments and interest payments accruing at the related Assumed Certificate Coupon discounted at the related Discount Yield; however, for purposes of such calculation no Assumed Certificate Coupon exceeded the related WAC Rate. The Sponsors determined the Treasury-Priced Expected Price for each Class of Treasury-Priced Principal Balance Certificates based on the low estimate and high estimate of Assumed Certificate Coupons and Discount Yield. The lower the yield based on the Assumed Certificate Coupon, the higher the corresponding Treasury-Priced Expected Price for a class of certificates will be, therefore, the low range of fair market values of the Treasury-Priced Principal Balance Certificates will correspond to the high range of the estimate of potential Assumed Certificate Coupons and correspondingly, the high range of fair market values of the Treasury-Priced Principal Balance Certificates will correspond to the low range of the estimate of potential Assumed Certificate Coupons.

Interest-Only Certificates

Based on the Modeling Assumptions and assuming a 100% CPY, the Sponsors calculated what the expected scheduled interest payments on each class of Interest-Only Certificates would be over the course of the transaction (for each Class of Interest-Only Certificates, the “Scheduled Certificate Interest Payments”) based on what the Notional Amount of the related class of Interest-Only Certificates would be during each Collection Period as a result of the application of the expected principal payments during such Collection Period under the terms of the Mortgage Loan documents assuming a 100% CPY and the classes of certificates that would be entitled to those principal payments based on the payment priorities described in “Description of the Certificates—Distributions”. On the basis of the periodic reduction in the Notional Amount of each class of Interest-Only Certificates, the Sponsors calculated the weighted average life for each such class of Interest-Only Certificates.

Determination of Treasury Yield Curve. The Sponsors utilized the assumed treasury yield curve in the table above under “—Treasury-Priced Principal Balance Certificates—Treasury Yield Curve” in determining the range of fair values of the Interest-Only Certificates.

For each Class of Interest-Only Certificates, the Sponsors determined the Interpolated Yield that corresponds to that Class’ weighted average life of the class(es) of Principal Balance Certificates that is the component of such Class of Interest-Only Certificates by using a straight-line interpolation using treasury yield curves with 3 and 5 year maturities if the weighted average life does not correspond to a specified maturity on the treasury yield curve.

Credit Spread Determination. The Sponsors determined the credit spread for each Class of Interest-Only Certificates on the basis of market bids obtained for similar CMBS with similar credit ratings, pool composition and asset quality, payment priority and weighted average lives of the related class of Interest-Only Certificates as of the date of this prospectus. The credit spread for a particular class of Interest-Only Certificates at the time of pricing is not known at this time and differences in the then current credit spread demanded by investors for similar CMBS will ultimately result in higher or lower fair market values. The Sponsors identified the range presented in the table below from the base case credit spread percentage, which represents the Sponsors’ estimate of the largest increase or decrease in the credit spread for newly issued CMBS reasonably expected to occur prior to pricing of the certificates based on the Sponsors’ experience in the placement of CMBS with similar characteristics.

Range of Credit Spreads for the Interest-Only Certificates

Class of Certificates	Low Estimate of Credit Spread	Base Case Credit Spread	High Estimate of Credit Spread
Class X-A	-1.2500%	0.0000%	1.2500%
Class X-B	-1.2500%	0.0000%	1.2500%
Class X-D	-1.2500%	0.0000%	1.2500%

Discount Yield Determination. The discount yield (the “Discount Yield”) for each class of Interest-Only Certificates is the sum of the Interpolated Yield for such class and the related credit spread. For an expected range of values for each class of Interest-Only Certificates, see the table entitled “Range of Discount Yields for the Interest-Only Certificates” below. The Sponsors identified the range presented in the table below for each such class of certificates as the range from (i) the sum of the lowest estimated Interpolated Yield for such class and the lowest estimated credit spread to (ii) the sum of the highest estimated Interpolated Yield for such class and the highest estimated credit spread.

Range of Discount Yields for the Interest-Only Certificates

Class of Certificates	Low Estimate of Discount Yield	Base Case Discount Yield	High Estimate of Discount Yield
Class X-A	2.2814%	3.7702%	5.2590%
Class X-B	2.3056%	3.7907%	5.2759%
Class X-D	2.3056%	3.7907%	5.2759%

Determination of Scheduled Certificate Interest Payments. Based on the range of Assumed Certificate Coupons determined for the Principal Balance Certificates, the Sponsors determined the range of Scheduled Certificate Interest Payments in each scenario for each class of Interest-Only Certificates based on the defined Pass-Through Rate for such class of certificates.

Determination of Interest-Only Expected Price. Based on the Discount Yield and the Scheduled Certificate Interest Payments for each class of Interest-Only Certificates, the Sponsors determined the price (the “Interest-Only Expected Price”) expressed as a percent of the Notional Amount of such class by determining the net present value of the Scheduled Certificate Interest Payments discounted at the related Discount Yield. The Sponsors determined the Interest-Only Expected Price for each class of Interest-Only Certificates based on the low estimate and high estimate of Assumed Certificate Coupons for the Principal Balance Certificates and the resulting Scheduled Certificate Interest Payments due to the Interest-Only Certificates in each scenario. Lower Assumed Certificate Coupons on the Principal Balance Certificates result in an increase in the Scheduled Certificate Interest Payments to the Interest-Only Certificates and therefore a higher Interest-Only Expected Price, and higher Assumed Certificate

Coupons on the Principal Balance Certificates result in a decrease in the Scheduled Certificate Interest Payments to the Interest-Only Certificates and therefore a lower Interest-Only Expected Price.

Yield-Priced Certificates

Retaining Third-Party Purchaser Assumed Certificate Characteristics. The Yield-Priced Certificates include each of the Class X-E and Class E Certificates and each Class of HRR Certificates expected to be acquired by the Retaining Third-Party Purchaser, and the inputs for the valuation of each such class of certificates were derived from the bid that the Retaining Third-Party Purchaser made to acquire such classes of certificates. The range of values were derived from variances in the inputs estimated by the Sponsors for newly issued CMBS reasonably expected to occur prior to pricing of the certificates based on the Sponsors’ experience in placement of CMBS with similar characteristics. Various factors may have influenced the Retaining Third-Party Purchaser’s determination of its required Discount Yield and the related Assumed Certificate Coupon, including without limitation, the Retaining Third-Party Purchaser’s assessment of the assumed default probability on the Mortgage Loans, the expected loss severity following any default, the assumed prepayment rate, and the Retaining Third-Party Purchaser’s cost of funds and ultimate return on investment that the Retaining Third-Party Purchaser wishes to achieve. In addition, the Retaining Third-Party Purchaser’s bid may be influenced by its desire to capture market-share or other strategic business considerations. The Discount Yield for each of the Class X-E and Class E Certificates and each class of the HRR Certificates is 22.9845%.

Determination of Class Size. The Sponsors determined the Certificate Balance of the Class E Certificates and each Class of HRR Certificates in the same manner described in “—Treasury-Priced Principal Balance Certificates—Determination of Class Sizes” above.

Weighted Average Life. On the basis of the Scheduled Certificate Principal Payments, the Sponsors calculated the weighted average life for the Class E Certificates and each Class of HRR Certificates. Based on the Modeling Assumptions and assuming a 0% CPY, the Sponsors calculated what the expected scheduled interest payments on the Class X-E Certificates would be over the course of the transaction based on what the Notional Amount of such Class of Certificates would be during each Collection Period as a result of the application of the expected principal payments during such Collection Period under the terms of the Mortgage Loan documents assuming a 0% CPY and the classes of certificates that would be entitled to those principal payments based on the payment priorities described in “Description of the Certificates—Distributions”. On the basis of the periodic reduction in the Notional Amount of the Class X-E Certificates, the Sponsors calculated the weighted average life for such class of certificates.

Determination of Yield-Priced Expected Price. Based on a 0% CPR and the interest payments using the Assumed Certificate Coupon assumed to be equal to the related WAC Rate for each class of the Yield-Priced Certificates (or the WAC Rate minus 1.8200% for the Class E certificates, and 1.8200% for the Class X-E certificates), the Discount Yield and the Scheduled Certificate Principal Payments and interest payments (as applicable) for each of the Class X-E and Class E Certificates and each Class of HRR Certificates, the Sponsors determined the price (the “Yield-Priced Expected Price” and, together with the Treasury-Priced Expected Price and the Interest-Only Expected Price, the “Expected Prices” or each an “Expected Price”) expressed as a percent of the Certificate Balance or Notional Amount, as applicable, of that class by determining the net present value of the Scheduled Certificate Principal Payments and interest payments (as applicable) accruing at the related Assumed Certificate Coupon discounted at the related Discount Yield. The Sponsors determined the Yield-Priced Expected Price for each of the Class X-E and Class E Certificates and each Class of HRR Certificates based on the related Discount Yields. The lower the Discount Yield, the higher the corresponding Yield-Priced Expected Price for a class of certificates will be, therefore, the low range of fair market values of the Class X-E and Class E Certificates and each Class of HRR Certificates will correspond to the high range of the estimate of potential Discount Yields and, correspondingly, the high range of fair market values of each of the Class X-E and Class E Certificates and each Class of HRR Certificates will correspond to the low range of the estimate of potential Discount Yields.

Calculation of Fair Value

Based on the Expected Prices, the Sponsors determined the range of fair values set forth in the table below for each class of certificates (excluding accrued interest). For the “Base Case Fair Value” (as well as the “High Estimate of Fair Value (Based on Low Estimate of Discount Yield)” and “Low Estimate of Fair Value (Based on High Estimate of Discount Yield)”), the Sponsors determined the fair value of the related class of certificates by multiplying the relevant Expected Price by the Certificate Balance or Notional Amount, as applicable, of such class of certificates. For the “High Estimate of Fair Value (Based on Low Estimate of Discount Yield)”, the Sponsors determined the fair value for the related class of certificates by multiplying the relevant Expected Price by the high estimate Certificate Balance or Notional Amount, as applicable, of such class of certificates. For the “Low Estimate of Fair Value (Based on High Estimate of Discount Yield)”, the Sponsors determined the fair value of the related class of certificates by multiplying the relevant Expected Price by the low estimate Certificate Balance or Notional Amount, as applicable, of such class of certificates.

The Sponsors determined the fair value of the VRR Interest by (i) calculating the aggregate fair value of all classes of certificates and the VRR Interest, (ii) multiplying such aggregate fair value by the VRR Allocation Percentage, and (iii) based on the assumption that the restrictions on liquidity (as described under “—Hedging, Transfer and Financing Restrictions” below) constitute an embedded characteristic of the VRR Interest rather than an entity specific restriction, applying a liquidity discount. The Sponsors determined the range of fair values for the VRR Interest based on the low estimate and high estimate of the calculation set forth in clause (i).

Range of Fair Value

Class of Certificates	Low Estimate of Fair Value (Based on High Estimate of Discount Yield)	Base Case Fair Value	High Estimate of Fair Value (Based on Low Estimate of Discount Yield)
Class A-1	$4,487,942	$4,487,995	$4,487,927
Class A-2(1)	$277,685,694	$277,690,698	$277,681,982
Class A-3(1)	$337,922,950	$337,921,900	$337,920,358
Class X-A	$22,142,689	$37,546,359	$54,004,073
Class X-B	$5,222	$2,360,439	$5,145,973
Class X-D	$2,319,317	$2,398,953	$2,482,884
Class X-E(2)	$995,762	$995,762	$976,038
Class A-M	$88,273,046	$88,272,257	$88,272,815
Class B	$44,393,069	$44,695,312	$44,694,956
Class C	$33,629,929	$33,629,590	$33,629,778
Class D	$23,905,211	$25,167,908	$26,510,944
Class E(2)	$8,799,334	$8,799,334	$8,626,248
Class F-RR(2)	$6,895,570	$6,895,570	$7,088,378
Class G-RR	$19,538,109	$19,538,109	$19,538,109
VRR Interest(3)	$19,046,871	$19,471,249	$19,923,047

(1)	The range of estimated fair values set forth in the table above with respect to the Class A-2 certificates, the Class A-3 certificates and the VRR Interest is based on the Class A-2 certificates having an initial Certificate Balance of $274,943,000, and the Class A-3 certificates having an initial Certificate Balance of $328,087,000. However, the exact initial Certificate Balances of the Class A-2 and Class A-3 certificates are unknown and will be determined based on the final pricing of those classes of certificates. The initial Certificate Balance of the Class A-2 certificates is expected to be within a range of $0 and $274,943,000, and the initial Certificate Balance of the Class A-3 certificates is expected to be within a range of $328,087,000 and $603,030,000. The aggregate initial Certificate Balance of the Class A-2 and Class A-3 certificates is expected to be approximately $603,030,000, subject to a variance of plus or minus 5%.
(2)	The approximate initial Certificate Balance of the Class E and Class F-RR certificates is estimated based in part on the estimated ranges of initial Certificate Balances and estimated fair values described under this “Credit Risk Retention” section. The Class E initial Certificate Balance is expected to fall within a range of $18,079,000 (used in the High Estimate of Fair Value scenario) to $18,443,000 (used in the Base Case Fair Value and Low Estimate of Fair Value scenarios), and the Class F-RR initial Certificate Balance is expected to fall within a range of $13,018,000 (used in the Base Case Fair Value and Low Estimate of Fair Value scenarios) to $13,382,000 (used in the High Estimate of Fair Value scenario). The Class X-E initial Notional Amount is expected to fall within a range of $18,079,000 (used in the High Estimate of Fair Value scenario) to $18,443,000 (used in the Base Case Fair Value and Low Estimate of Fair Value scenarios).

(3)	For purposes of determining the estimated fair value of the VRR Interest, the initial Certificate Balance of the VRR Interest is assumed to be $18,978,856.23.

The Sponsors determined that the Class S certificates have a fair value equal to zero based on the fact that there is a low probability of Excess Interest being received, and if received, it would be received near the stated maturity date of the related Mortgage Loan. Accordingly, there is no market for the Class S certificates.

The estimated range of fair value for all Classes of Non-VRR Certificates and the VRR Interest is approximately $890,040,715 to $930,983,513, excluding accrued interest.

Hedging, Transfer and Financing Restrictions

The Retaining Third-Party Purchaser will agree to certain hedging, transfer and financing restrictions that are applicable to a “retaining sponsor” or “third-party purchaser” (each as defined in the Credit Risk Retention Rules).

These restrictions will include an agreement by the Retaining Third-Party Purchaser not to transfer the HRR Certificates, except to an MOA (in accordance with the Credit Risk Retention Rules) or, on and after the fifth anniversary of the Closing Date (or such earlier or later date such transfer is permitted in accordance with the Credit Risk Retention Rules, as then in effect), to a subsequent third-party purchaser.

In addition, the Retaining Third-Party Purchaser and its affiliates will not be permitted to enter into any financing, hedging, pledging, hypothecation, transfer or any other similar transaction or activity with respect to the HRR Certificates unless such transaction complies with the Credit Risk Retention Rules (as then in effect).

In addition, the Credit Risk Retention Rules include certain restrictions on hedging, transfer and financing of the VRR Interest. These restrictions provide that (i) a Retaining Party may not transfer the VRR Interest except to an MOA of such Retaining Party, (ii) each Retaining Party and its respective affiliates will not be permitted engage in any hedging transactions if payments on the hedge instrument are materially related to the required credit risk retention and the hedge position would limit the financial exposure to the required credit risk retention, and (iii) none of the Retaining Parties or any of their respective affiliates may pledge the required credit risk retention as collateral for any obligation unless such obligation is with full recourse to such Retaining Party or affiliate, respectively.

Unless stated otherwise, the restrictions described under this heading “—Hedging, Transfer and Financing Restrictions” will expire on the earliest of (i) the date that is the latest of (a) the date on which the total unpaid principal balance of the Mortgage Loans has been reduced to 33% of the total unpaid principal balance of the Mortgage Loans as of the Cut-off Date; (b) the date on which the total outstanding Certificate Balance of the certificates has been reduced to 33% of the total outstanding Certificate Balance of the certificates as of the Closing Date; or (c) two years after the Closing Date, or (ii) subject to the consent of the Retaining Sponsor (which consent may not be unreasonably withheld, delayed or conditioned), the date on which the Credit Risk Retention Rules have been officially abolished or officially determined by the applicable regulatory agencies to be no longer applicable to this securitization transaction or the HRR Certificates; provided that such restrictions relating to the Retaining Third-Party Purchaser will also expire on the date on which all of the Mortgage Loans have been defeased in accordance with the risk retention requirements set forth in §244.7(b)(8)(i) of the Credit Risk Retention Rules (collectively, the “HRR Transfer Restriction End Date”).

Operating Advisor

The operating advisor for this securitization transaction will be Park Bridge Lender Services LLC, a New York limited liability company and an indirect wholly owned subsidiary of Park Bridge Financial LLC. The operating advisor will be required to be an Eligible Operating Advisor. For information regarding the operating advisor and a description of how the operating advisor satisfies the requirements of an Eligible Operating Advisor, see “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. For a description of the material terms of the PSA with respect to the operating advisor and the operating advisor’s compensation, see “Pooling and Servicing Agreement—The Operating Advisor” and “—Servicing and Other Compensation and Payment of Expenses—Operating Advisor Compensation”. For a description of any material conflicts of interest or material potential conflicts of interest between the operating advisor and another party to this securitization transaction, see “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Operating Advisor”.

The disclosures set forth in this prospectus under the headings referenced in the preceding paragraph are hereby incorporated by reference in this “Credit Risk Retention—Operating Advisor” section.

Representations and Warranties

Each of GACC, CREFI, BCREI and BMO will make the representations and warranties identified on Annex D-1, subject to the exceptions to these representations and warranties set forth in Annex D-2, Annex D-3, Annex D-4 and Annex D-5, respectively, and GSMC will make the representations and warranties identified on Annex E-1, subject to the exceptions to these representations and warranties set forth in Annex E-2.

At the time of its decision to include the GACC Mortgage Loans in this transaction, GACC determined either that the risks associated with the matters giving rise to each exception set forth on Annex D-2 to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by GACC that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by GACC that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which GACC based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable GACC Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool.”

At the time of its decision to include the GSMC Mortgage Loans in this transaction, GSMC determined either that the risks associated with the matters giving rise to each exception set forth on Annex E-2 to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by GSMC that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by GSMC that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which GSMC based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable GSMC Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool.”

At the time of its decision to include the CREFI Mortgage Loans in this transaction, CREFI determined either that the risks associated with the matters giving rise to each exception set forth on Annex D-3 to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or, in the case of the mortgage loan borrower, is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by CREFI that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by CREFI that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which CREFI based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable CREFI Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool.”

At the time of its decision to include the BCREI Mortgage Loans in this transaction, BCREI determined either that the risks associated with the matters giving rise to each exception set forth on Annex D-4 to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by BCREI that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by BCREI that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which BCREI based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable BCREI Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool.”

At the time of its decision to include the BMO Mortgage Loans in this transaction, BMO determined either that the risks associated with the matters giving rise to each exception set forth on Annex D-5 to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by BMO that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by BMO that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which BMO based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable BMO Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool.”

DESCRIPTION OF THE CERTIFICATES

General

The Benchmark 2026-V20 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2026-V20 will be issued pursuant to a pooling and servicing agreement, among the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer (the “PSA”) and will consist of the following classes: Class A-1, Class A-2, Class A-3, Class X-A, Class X-B, Class X-D, Class X-E, Class A-M, Class B, Class C, Class D, Class E, Class F-RR, Class G-RR, Class S and Class R certificates and the VRR Interest.

One or more of such classes will also be collectively referred to as follows:

Designation	Classes
“Offered Certificates”	Class A-1, Class A-2, Class A-3, Class X-A, Class X-B, Class A-M, Class B and Class C
“Principal Balance Certificates”	Class A-1, Class A-2, Class A-3, Class A-M, Class B, Class C, Class D, Class E, Class F-RR and Class G-RR
“Class X Certificates”	Class X-A, Class X-B, Class X-D and Class X-E
“Residual Certificates”	Class R
“Senior Certificates”	Senior Principal Balance Certificates and the Class X Certificates
“Senior Principal Balance Certificates”	Class A-1, Class A-2 and Class A-3
“Subordinate Certificates”	Class A-M, Class B, Class C, Class D, Class E, Class F-RR and Class G-RR
“Regular Certificates”	Senior Certificates and the Subordinate Certificates
“Non-VRR Certificates”	All Certificates (other than the Residual Certificates and the VRR Interest)

The certificates will represent in the aggregate the entire ownership interest in the issuing entity. The assets of the issuing entity will consist of: (1) the Mortgage Loans and all payments under and proceeds of the Mortgage Loans and received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any REO Property but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan; (3) those funds or assets as from time to time are deposited in the accounts discussed in “Pooling and Servicing Agreement—Accounts” (but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan), if established; (4) the rights of the mortgagee under all insurance policies with respect to its Mortgage Loans; (5) certain rights of the depositor under each MLPA relating to Mortgage Loan document delivery requirements and the representations and warranties of each mortgage loan seller regarding the Mortgage Loans it sold to the depositor; and (6) the “regular interests” (or portions thereof, as applicable) in the Lower-Tier REMIC.

Upon initial issuance, the Principal Balance Certificates and the VRR Interest will have the respective Certificate Balances, and the Class X Certificates will have the respective Notional Amounts, shown below (in each case, subject to a variance of plus or minus 5%):

Class	Initial Certificate Balance or Notional Amount
Offered Certificates
A-1	$4,488,000
A-2	(1)
A-3	(1)
X-A	$693,222,000
X-B	$77,024,000
A-M	$85,704,000
B	$43,394,000
C	$33,630,000

Non-Offered Certificates
X-D	$29,291,000
X-E	$18,443,000
D	$29,291,000
E	$18,443,000
F-RR	$13,018,000
G-RR	$36,885,584
R	N/A
VRR Interest	$18,978,856

(1)	The exact initial Certificate Balances of the Class A-2 and Class A-3 certificates are unknown and will be determined based on the final pricing of those classes of certificates. However, the respective initial Certificate Balances of the Class A-2 and Class A-3 certificates are expected to be within the applicable ranges reflected in the following chart. The aggregate initial Certificate Balance of the Class A-2 and Class A-3 certificates is expected to be approximately $603,030,000, subject to a variance of plus or minus 5%.
Class of Certificates	Expected Range of Initial Certificate Balance
Class A-2	$0 – $274,943,000
Class A-3	$328,087,000 – $603,030,000

The “Certificate Balance” of any class of Principal Balance Certificates and the VRR Interest outstanding at any time represents the maximum amount that its holders are entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the issuing entity, all as described in this prospectus. On each Distribution Date, the Certificate Balance of each class of Principal Balance Certificates and the VRR Interest will be reduced by any distributions of principal actually made on, and by any Realized Losses or VRR Realized Losses, as applicable, actually allocated to, that class of Principal Balance Certificates or the VRR Interest on that Distribution Date. In the event that Realized Losses or VRR Realized Losses previously allocated to a class of Principal Balance Certificates or the VRR Interest in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such class of Principal Balance Certificates or the VRR Interest may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below and “Credit Risk

Retention—The VRR Interest—Material Terms of the VRR Interest—Priority of Distributions on the VRR Interest” above.

The Residual Certificates will not have a Certificate Balance or entitle their holders to distributions of principal or interest.

The Class X Certificates will not have Certificate Balances, nor will they entitle their holders to distributions of principal, but the Class X Certificates will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on their respective notional amounts (each, a “Notional Amount”). The Notional Amount of the Class X-A certificates will equal the aggregate of the Certificate Balances of the Class A-1, Class A-2, Class A-3 and Class A-M certificates. The initial Notional Amount of the Class X-A certificates will be approximately $693,222,000. The Notional Amount of the Class X-B certificates will equal the aggregate of the Certificate Balances of the Class B and Class C certificates. The initial Notional Amount of the Class X-B certificates will be approximately $77,024,000. The Notional Amount of the Class X-D certificates will equal the Certificate Balance of the Class D certificates. The initial Notional Amount of the Class X-D certificates will be approximately $29,291,000. The Notional Amount of the Class X-E certificates will equal the Certificate Balance of the Class E certificates. The initial Notional Amount of the Class X-E certificates will be approximately $18,443,000.

The Notional Amount of each class of Class X Certificates is subject to change depending upon the final pricing of the Principal Balance Certificates, as follows: (1) if as a result of such pricing the Pass-Through Rate of any class of Principal Balance Certificates whose Certificate Balance comprises such Notional Amount is equal to the WAC Rate, the Certificate Balance of such class of Principal Balance Certificates may not be part of, and reduce accordingly, such notional amount of such class of Class X Certificates (or, if as a result of such pricing the Pass-Through Rate of such class of Class X Certificates is equal to zero, such class of Class X Certificates may not be issued on the Closing Date), and/or (2) if as a result of such pricing the Pass-Through Rate of any class of Principal Balance Certificates that does not comprise such Notional Amount of such class of Class X Certificates is less than the WAC Rate, such class of Principal Balance Certificates may become a part of, and increase accordingly, such Notional Amount of such class of Class X Certificates.

The Class S certificates will not have a Certificate Balance nor will they entitle their holders to distributions of principal, but the Class S certificates will represent the right to receive the Non-VRR Percentage of Excess Interest received on any ARD Loan allocated as described under “—Distributions—Excess Interest” below.

Distributions

Method, Timing and Amount

Distributions on the certificates are required to be made by the certificate administrator, to the extent of available funds as described in this prospectus, on the 4th business day following each Determination Date (each, a “Distribution Date”). The “Determination Date” will be the 11th day of each calendar month (or, if the 11th day of that calendar month is not a business day, then the next business day) commencing in March 2026.

All distributions (other than the final distribution on any certificate) are required to be made to the Certificateholders in whose names the certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date” will be the last business day of the month immediately preceding the month in which that Distribution Date occurs. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder has provided the certificate administrator with written wiring instructions no less than five business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any certificate is required to be made in like manner, but only upon presentation and surrender of the certificate at the location that will be specified in a notice of the pendency of the final distribution.

The master servicer is authorized but not required to direct the investment of funds held in the Collection Account in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments”). The master servicer will be entitled to retain any interest or other income earned on such funds and the master servicer will be required to bear any losses resulting from the investment of such funds, as provided in the PSA. For so long as Computershare Trust Company, National Association is the certificate administrator, funds held in the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Interest Reserve Account and the Gain-on-Sale Reserve Account may not be invested; provided that if Computershare Trust Company, National Association is not the certificate administrator, such funds may be invested in Permitted Investments. The certificate administrator will be entitled to retain any interest or other income earned on such funds and the certificate administrator will be required to bear any losses resulting from the investment of such funds, as provided in the PSA.

Available Funds

The aggregate amount available for distribution to holders of the Non-VRR Certificates, the Class R Certificates and the holders of the VRR Interest on each Distribution Date (the “Aggregate Available Funds”) will, in general, equal the sum of the following amounts (without duplication):

(a)   the aggregate amount of all cash received on the Mortgage Loans (in the case of any Non-Serviced Mortgage Loan, only to the extent received by the issuing entity pursuant to the related Non-Serviced PSA and/or related Intercreditor Agreement) and any REO Property (including Compensating Interest Payments with respect to the Mortgage Loans required to be deposited by the master servicer) that is on deposit in or credited to any portion of the Collection Account (in each case, exclusive of any amount on deposit in the Collection Account that is held for the benefit of the holder of any related Companion Loan), as of the Master Servicer Remittance Date, exclusive of (without duplication):

●	all scheduled payments of principal and/or interest (the “Periodic Payments”) and any balloon payments paid by the borrowers of a Mortgage Loan that are due on a Due Date (without regard to grace periods) after the end of the related Collection Period (without regard to grace periods), excluding Excess Interest and interest relating to periods prior to, but due after, the Cut-off Date;
●	all unscheduled payments of principal (including prepayments (together with any related payments of interest allocable to the period following the Due Date for the related Mortgage Loan during the related Collection Period)), unscheduled interest, liquidation proceeds and Insurance and Condemnation Proceeds and other unscheduled recoveries received subsequent to the related Determination Date (or, with respect to voluntary prepayments of principal of each Mortgage Loan with a Due Date occurring after the related Determination Date, subsequent to the related Due Date) allocable to the Mortgage Loans;
●	all amounts in the Collection Account that are due or reimbursable to any person other than the Certificateholders;
●	with respect to each Actual/360 Loan and any Distribution Date occurring in each February and in any January occurring in a year that is not a leap year (unless, in either case, such Distribution Date is the final Distribution Date), the related Withheld Amount to the extent those funds are on deposit in the Collection Account;
●	all Excess Interest allocable to the Mortgage Loans (which is separately distributed to holders of the Class S certificates and the VRR Interest);
●	all yield maintenance charges and prepayment premiums;

●	all amounts deposited in or transferred to the Collection Account in error; and
●	any late payment charges or accrued interest on a Mortgage Loan allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan;

(b)   if and to the extent not already included in clause (a), the aggregate amount transferred on or before the applicable Determination Date from the REO Account allocable to the Mortgage Loans to the Collection Account for such Distribution Date;

(c)   P&I Advances made by the master servicer or the trustee, as applicable, with respect to the Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders);

(d)   with respect to each Actual/360 Loan and any Distribution Date occurring in each March (or February, if such Distribution Date is the final Distribution Date), the related Withheld Amounts as required to be deposited in the Lower-Tier REMIC Distribution Account pursuant to the PSA;

(e)   the aggregate amount of gain-on-sale proceeds transferred to the Lower-Tier REMIC Distribution Account from the Gain-on-Sale Reserve Account for distribution on the subject Distribution Date; and

(f)    solely with respect to the Distribution Date occurring in March 2026, the Interest Deposit Amount.

The amount available for distribution to holders of the Non-VRR Certificates on each Distribution Date (with respect to such Distribution Date, the “Available Funds”) will, in general, equal the Non-VRR Percentage of the Aggregate Available Funds for such Distribution Date.

The “Collection Period” for each Distribution Date and any Mortgage Loan (including any related Companion Loan) will be the period commencing on the day immediately following the Due Date for such Mortgage Loan (including any related Companion Loan) in the month preceding the month in which that Distribution Date occurs or the date that would have been the Due Date if such Mortgage Loan (including any related Companion Loan) had a Due Date in such preceding month and ending on and including the Due Date for such Mortgage Loan (including any related Companion Loan) occurring in the month in which that Distribution Date occurs. Notwithstanding the foregoing, in the event that the last day of a Collection Period (or applicable grace period) is not a business day, any Periodic Payments received with respect to Mortgage Loans (including any related Companion Loan) relating to such Collection Period on the business day immediately following such day will be deemed to have been received during such Collection Period and not during any other Collection Period.

“Due Date” means, with respect to each Mortgage Loan (including any Companion Loan), the date on which scheduled payments of principal, interest or both are required to be made by the related borrower.

Priority of Distributions

On each Distribution Date, prior to the Crossover Date, for so long as the Certificate Balances or Notional Amounts of the Regular Certificates have not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account, to the extent of the Available Funds, in the following order of priority:

First, to the Class A-1, Class A-2, Class A-3, Class X-A, Class X-B, Class X-D and Class X-E certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amount for such Classes;

Second, to the Class A-1, Class A-2 and Class A-3 certificates, in reduction of the Certificate Balances thereof, in the following priority:

1.       to the Class A-1 certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balance of the Class A-1 certificates has been reduced to zero;

2.       then, to the Class A-2 certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after distributions on the Class A-1 certificates pursuant to clause (1) above) for such Distribution Date, until the Certificate Balance of the Class A-2 certificates has been reduced to zero;

3.        then, to the Class A-3 certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after distributions on the Class A-1 and Class A-2 certificates pursuant to clauses (1) and (2) above) for such Distribution Date, until the Certificate Balance of the Class A-3 certificates has been reduced to zero;

Third, to the Class A-1, Class A-2 and Class A-3 certificates, up to an amount equal to, and pro rata, based upon the aggregate unreimbursed Realized Losses previously allocated to each such Class;

Fourth, to the Class A-M certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Fifth, to the Class A-M certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Sixth, to the Class A-M certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Seventh, to the Class B certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Eighth, to the Class B certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Ninth, to the Class B certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Tenth, to the Class C certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Eleventh, to the Class C certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Twelfth, to the Class C certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Thirteenth, to the Class D certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Fourteenth, to the Class D certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Fifteenth, to the Class D certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Sixteenth, to the Class E certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Seventeenth, to the Class E Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Eighteenth, to the Class E certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Nineteenth, to the Class F-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Twentieth, to the Class F-RR certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Twenty-first, to the Class F-RR certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Twenty-second, to the Class G-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Twenty-third, to the Class G-RR certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Twenty-fourth, to the Class G-RR certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class; and

Twenty-fifth, to the Class R certificates as specified in the PSA.

Notwithstanding the foregoing, on each Distribution Date occurring on or after the Crossover Date, regardless of the allocation of principal payments described in priority Second above, the Principal Distribution Amount for such Distribution Date will be distributed to each class of Senior Principal Balance Certificates, pro rata, based on their respective Certificate Balances, in reduction of their respective Certificate Balances, until the Certificate Balance of each such class is reduced to zero. The “Crossover Date” is the Distribution Date on which the Certificate Balance of each Class of Subordinate Certificates is (or will be) reduced to zero. None of the Class X Certificates will be entitled to any distribution of principal. If and to the extent that any Nonrecoverable Advances (plus interest on such Nonrecoverable Advances) that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) and previously resulted in a reduction of the Aggregate Principal Distribution Amount are subsequently recovered on the related Mortgage Loan or REO Property, then (on the Distribution Date related to the Collection Period during which the recovery occurred): (i) the VRR Percentage of the amount of such recovery will be added to the Certificate Balance of the VRR Interest, up to the lesser of (A) the VRR Percentage of the amount of such recovery and (B) the amount of unreimbursed VRR Realized Losses previously allocated to the VRR Interest; (ii) the Non-VRR Percentage of the amount of such recovery will be added to the Certificate Balance(s) of the class or classes of Principal Balance Certificates that previously were allocated Realized Losses, in the same sequential order as distributions set forth in “—Priority of Distributions” above, in each case up to the lesser of (A) the unallocated portion of the Non-VRR Percentage of the amount of such recovery and (B) the amount of the unreimbursed Realized Losses previously allocated to the subject class of certificates; and (iii) the Interest Shortfall with respect to each affected class of Non-VRR Certificates for the next Distribution Date will be increased by the amount of interest that would have accrued through the then current Distribution Date if the restored write-down for the reimbursed class of Principal Balance Certificates had never been written down. If the Certificate Balance of any class of Principal Balance Certificates or the VRR Interest is so increased, the amount of unreimbursed Realized Losses or VRR Realized Losses, as applicable, of such class of certificates will be decreased by such amount.

Reimbursement of previously allocated Realized Losses or VRR Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the class of certificates in respect of which a reimbursement is made.

Pass-Through Rates

The interest rate (the “Pass-Through Rate”) applicable to each class of Non-VRR Certificates for any Distribution Date will equal the rates set forth below:

The Pass-Through Rate for the Class A-1 certificates will be a per annum rate equal to [_]%.

The Pass-Through Rate for the Class A-2 certificates will be a per annum rate equal to [_]%.

The Pass-Through Rate for the Class A-3 certificates will be a per annum rate equal to [_]%.

The Pass-Through Rate for the Class A-M certificates will be a per annum rate equal to [_]%.

The Pass-Through Rate for the Class B certificates will be a per annum rate equal to [_]%.

The Pass-Through Rate for the Class C certificates will be a per annum rate equal to [_]%.

The Pass-Through Rate for the Class D certificates will be a per annum rate equal to [_]%.

The Pass-Through Rate for the Class E certificates will be a per annum rate equal to[_]%.

The Pass-Through Rate for the Class F-RR certificates will be a per annum rate equal to [_]%.

The Pass-Through Rate for the Class G-RR certificates will be a per annum rate equal to [_]%.

The Pass-Through Rate applicable to the Class X-A certificates for the initial Distribution Date will equal approximately [_]% per annum. The Pass-Through Rate applicable to the Class X-A certificates for each Distribution Date will equal the weighted average of the respective strip rates (the “Class X-A Strip Rate”) at which interest accrues from time to time on the respective components of the Notional Amount of the Class X-A certificates outstanding immediately prior to the related Distribution Date (weighted on the basis of the respective balances of such components outstanding immediately prior to such Distribution Date). Each of those components will have a component notional balance that corresponds to the Certificate Balance of the Class A-1, Class A-2, Class A-3 or Class A-M certificates, respectively. The applicable Class X-A Strip Rate with respect to each such component for any Distribution Date will equal the excess, if any, of (a) the WAC Rate for such Distribution Date, over (b) the Pass-Through Rate for such Distribution Date for the class of certificates that comprises such component.

The Pass-Through Rate applicable to the Class X-B certificates for the initial Distribution Date will equal approximately [_]% per annum. The Pass-Through Rate applicable to the Class X-B certificates for each Distribution Date will equal the weighted average of the respective strip rates (the “Class X-B Strip Rate”) at which interest accrues from time to time on the respective components of the Notional Amount of the Class X-B certificates outstanding immediately prior to the related Distribution Date (weighted on the basis of the respective balances of such components outstanding immediately prior to such Distribution Date). Each of those components will have a component notional balance that corresponds to the Certificate Balance of the Class B or Class C certificates, respectively. The applicable Class X-B Strip Rate with respect to each such component for any Distribution Date will equal the excess, if any, of (a) the WAC Rate for such Distribution Date, over (b) the Pass-Through Rate for such Distribution Date for the class of certificates that comprises such component.

The Pass-Through Rate applicable to the Class X-D certificates for the initial Distribution Date will equal approximately [_]% per annum. The Pass-Through Rate applicable to the Class X-D certificates for each Distribution Date will equal the strip rate (the “Class X-D Strip Rate”) at which interest accrues from time to time on the component of the Notional Amount of the Class X-D certificates outstanding immediately prior to the related Distribution Date. Such component will have a component notional balance that corresponds to the Certificate Balance of the Class D certificates. The applicable Class X-D Strip Rate with respect to each component for any Distribution Date will equal the excess, if any, of (a) the WAC Rate for such Distribution Date, over (b) the Pass-Through Rate for such Distribution Date for the class of certificates that comprises such component.

The Pass-Through Rate applicable to the Class X-E certificates for the initial Distribution Date will equal approximately [_]% per annum. The Pass-Through Rate applicable to the Class X-E certificates for each Distribution Date will equal the strip rate (the “Class X-E Strip Rate”) at which interest accrues from time to time on the component of the Notional Amount of the Class X-E certificates outstanding immediately prior to the related Distribution Date. Such component will have a component notional balance that corresponds to the Certificate Balance of the Class E certificates. The applicable Class X-E Strip Rate with respect to each component for any Distribution Date will equal the excess, if any, of (a) the WAC Rate for such Distribution Date, over (b) the Pass-Through Rate for such Distribution Date for the class of certificates that comprises such component.

Although it does not have a specified Pass-Through Rate (other than for tax reporting purposes), the effective interest rate for the VRR Interest will be the WAC Rate for the related Distribution Date.

The Class S certificates will not have a Pass-Through Rate or be entitled to distributions in respect of interest other than the Non-VRR Percentage of Excess Interest, if any, with respect to any ARD Loan.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Rates of the Mortgage Loans (including a Non-Serviced Mortgage Loan) as of the first day of the related Collection Period, weighted on the basis of their respective Stated Principal Balances as of the first day of such Collection Period (after giving effect to any payments received during any applicable grace period).

The “Net Mortgage Rate” for each Mortgage Loan (including a Non-Serviced Mortgage Loan) is a per annum rate equal to the related Mortgage Rate then in effect for the related Interest Accrual Period (without regard to any increase in the interest rate of any ARD Loan after the related Anticipated Repayment Date), less the related Administrative Cost Rate; provided, however, that for purposes of calculating Pass-Through Rates and Withheld Amounts, the Net Mortgage Rate for any Mortgage Loan will be determined without regard to any modification, waiver or amendment of the terms of the related Mortgage Loan, whether agreed to by the master servicer or the special servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower. Notwithstanding the foregoing, for Mortgage Loans that do not accrue interest on a 30/360 basis, then, solely for purposes of calculating the Pass-Through Rate on the Non-VRR Certificates (other than the Class S certificates) and the VRR Interest (and for the purposes of calculating the Base Interest Fraction), the Net Mortgage Rate of any Mortgage Loan for any one-month period preceding a related Due Date will be the annualized rate at which interest would have to accrue in respect of such Mortgage Loan on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually required to be paid in respect of such Mortgage Loan during the one-month period at the related Net Mortgage Rate; provided, however, that with respect to each Actual/360 Loan, the Net Mortgage Rate for the one-month period (1) prior to the Due Dates in January and February in any year which is not a leap year or in February in any year which is a leap year (in either case, unless the related Distribution Date is the final Distribution Date) will be determined exclusive of Withheld Amounts from that month, (2) prior to the Due Date in March (or February, if the related Distribution Date is the final Distribution Date), will be determined inclusive of Withheld Amounts for the immediately preceding February and, if applicable, January, as applicable, and (3) prior to the Due Date in March 2026, will be determined inclusive of the Interest Deposit Amount. With respect to any REO Loan, the Net Mortgage Rate will be calculated as described above, as if the predecessor Mortgage Loan had remained outstanding.

“Administrative Cost Rate” as of any date of determination will be a per annum rate equal to the sum of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate.

“Mortgage Rate” with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) or any related Companion Loan is the per annum rate at which interest accrues on the Mortgage Loan or the related Companion Loan (in absence of a default) as stated in the related Mortgage Note or the promissory note evidencing such Companion Loan without giving effect to any default rate or Revised Rate; provided that, in the case of the Torrey Heights Mortgage Loan and its related Companion Loans and in the case of the CityCenter (Aria & Vdara) Subordinate Companion Loans, each of which consists of components with different interest rates, the applicable Mortgage Rate is the weighted average of the various per annum rates at which interest accrues on the respective components of such Mortgage Loan or related Companion Loan as stated in the related mortgage loan agreement or promissory note, as applicable, without giving effect to any default rate with respect to the components of such Mortgage Loan or related Companion Loan.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and each class of Non-VRR Certificates (other than the Class S certificates) will equal (A) the sum of (i) the Interest Accrual Amount with respect to such class for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such class for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such class on such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any class of Non-VRR Certificates (other than the Class S certificates) will be equal to the interest for the related Interest Accrual Period accrued at the Pass-Through Rate for such class on the Certificate Balance or Notional Amount, as applicable, for such class immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on 30/360 basis.

An “Interest Shortfall” with respect to any Distribution Date for any class of Non-VRR Certificates (other than the Class S certificates) will be equal to the portion of the Interest Distribution Amount for such class remaining unpaid as of the close of business on the preceding Distribution Date.

The “Interest Accrual Period” for each Distribution Date will be the calendar month immediately preceding the month in which that Distribution Date occurs.

Principal Distribution Amount

The “Aggregate Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts:

(a)   the Scheduled Principal Distribution Amount for that Distribution Date, and

(b)   the Unscheduled Principal Distribution Amount for that Distribution Date;

provided that the Aggregate Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A)  Nonrecoverable Advances (including any servicing advance with respect to a Non-Serviced Mortgage Loan under the related Non-Serviced PSA reimbursed out of general collections on the Mortgage Loans), with interest on such Nonrecoverable Advances at the Reimbursement Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date, and

(B)  Workout-Delayed Reimbursement Amounts paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date, provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) are subsequently recovered on the related Mortgage Loan (or REO Loan), such recovery will increase the Aggregate Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs.

The “Principal Distribution Amount” with respect to any Distribution Date and the Principal Balance Certificates will equal the sum of (a) the Principal Shortfall for such Distribution Date and (b) the Non-VRR Percentage of the Aggregate Principal Distribution Amount for such Distribution Date.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of (a) all Periodic Payments (excluding balloon payments) with respect to the Mortgage Loans due during or, if and to the extent not previously received or advanced and distributed to Certificateholders on a preceding Distribution Date, prior to the related Collection Period and all Assumed Scheduled Payments with respect to the Mortgage Loans for the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date) or advanced by the master servicer or the trustee, as applicable, and (b) all balloon payments with respect to the Mortgage Loans to the extent received on or prior to the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date), and to the extent not included in clause (a) above. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the master servicer or the trustee, as the case may be, for prior Advances, as described above.

The “Unscheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the following: (a) all prepayments of principal received on the Mortgage Loans as of the Determination Date; and (b) the principal portion of any other collections (exclusive of payments by borrowers) received on the Mortgage Loans and any REO Properties on or prior to the related Determination Date whether in the form of Liquidation Proceeds, Insurance and Condemnation Proceeds, net income, rents, and profits from REO Property or otherwise, that were identified and applied by the master servicer as recoveries of principal of the related Mortgage Loan for which no Advance was previously made; provided that all such Liquidation Proceeds and Insurance and Condemnation Proceeds will be reduced by any unpaid Special Servicing Fees, Liquidation Fees, any amount related to the Loss of Value Payments to the extent that such amount was transferred into the Collection Account during the related collection period, accrued interest on Advances and other additional trust fund expenses incurred in connection with the related Mortgage Loan, thus reducing the Unscheduled Principal Distribution Amount.

The “Assumed Scheduled Payment” for any Collection Period and with respect to any Mortgage Loan (including the Non-Serviced Mortgage Loans) that is delinquent in respect of its balloon payment or any REO Loan (excluding, for purposes of determining or making P&I Advances, the portion allocable to any related Companion Loan), is an amount equal to the sum of (a) the principal portion of the Periodic Payment that would have been due on such Mortgage Loan or REO Loan on the related Due Date based on the constant payment required by such related Mortgage Note or the original amortization schedule of the Mortgage Loan (as calculated with interest at the related Mortgage Rate) (if any), if applicable, assuming the related balloon payment has not become due, after giving effect to any reduction in the principal balance occurring in connection with a modification, a default or a bankruptcy modification (or similar proceeding), and (b) interest on the Stated Principal Balance of that Mortgage Loan or REO Loan

(excluding, for purposes of determining or making P&I Advances, the portion allocable to any related Companion Loan) at its Mortgage Rate (net of interest at the related Servicing Fee Rate (other than in the case of any Non-Serviced Mortgage Loan, at the servicing fee rate pursuant to the applicable pooling and servicing agreement)).

The “Principal Shortfall” for any Distribution Date means the amount, if any, by which (1) the Principal Distribution Amount for the prior Distribution Date exceeds (2) the aggregate amount actually distributed on the preceding Distribution Date to holders of the Principal Balance Certificates in respect of such Principal Distribution Amount.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan will initially equal its Cut-off Date Balance and, on each Distribution Date, will be reduced by the amount of principal payments received on such Mortgage Loan or advanced for such Distribution Date. With respect to any Companion Loan on any date of determination, the Stated Principal Balance will equal the unpaid principal balance of such Companion Loan as of such date. With respect to any Whole Loan on any date of determination, the Stated Principal Balance of such Whole Loan will be the sum of the Stated Principal Balance of the related Mortgage Loan and each related Companion Loan on such date. The Stated Principal Balance of a Mortgage Loan or Whole Loan may also be reduced in connection with any modification that reduces the principal amount due on such Mortgage Loan or Whole Loan, as the case may be, or any forced reduction of its actual unpaid principal balance imposed by a court presiding over a bankruptcy proceeding in which the related borrower is the debtor. See “Certain Legal Aspects of Mortgage Loans”. If any Mortgage Loan or Whole Loan is paid in full or the Mortgage Loan or Whole Loan (or any Mortgaged Property acquired in respect of the Mortgage Loan or Whole Loan) is otherwise liquidated, then, as of the first Distribution Date that follows the end of the Collection Period in which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan or Whole Loan will be zero.

For purposes of calculating allocations of, or recoveries in respect of Realized Losses and VRR Realized Losses, as well as for purposes of calculating the Servicing Fee and Certificate Administrator/Trustee Fee payable each month, each REO Property (including any REO Property with respect to any Non-Serviced Mortgage Loan held pursuant to the related Non-Serviced PSA) will be treated as if there exists with respect to such REO Property an outstanding Mortgage Loan and, if applicable, each related Companion Loan (an “REO Loan”), and all references to Mortgage Loan or Companion Loan and pool of Mortgage Loans in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Loans. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan (including related Companion Loan), including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan (including related Companion Loan) including any portion of it payable or reimbursable to the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator or the trustee, as applicable, will continue to be “due” in respect of the REO Loan; and amounts received in respect of the related REO Property, net of payments to be made, or reimbursement to the master servicer for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the master servicer as if received on the predecessor Mortgage Loan or related Companion Loan.

With respect to each Serviced Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to any related Companion Loan will be available for amounts due to the Certificateholders or to reimburse the issuing entity, other than in the limited circumstances related to Servicing Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to such Serviced Whole Loan incurred with respect to such Serviced Whole Loan in accordance with the PSA.

With respect to an AB Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to a Subordinate Companion Loan will be available for amounts due to the Certificateholders other than indirectly in the limited circumstances related to reimbursement of Servicing Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to an AB Whole Loan incurred with respect to an AB Whole Loan in accordance with the PSA.

Excess Interest

On each Distribution Date, the certificate administrator will be required to distribute (i) to the holders of the Class S certificates, the Non-VRR Percentage of any Excess Interest received by the issuing entity with respect to any ARD Loan during the Collection Period for (or, in the case of a Non-Serviced Mortgage Loan, as part of a distribution to the issuing entity during the month of) such Distribution Date and (ii) to the holder of the VRR Interest, the VRR Percentage of such Excess Interest. Excess Interest will not be available to make distributions to any other class of certificates or to provide credit support for other classes of certificates or offset any interest shortfalls or to pay any other amounts to any other party under the PSA. The Class S certificates and the VRR Interest will be entitled to such distributions of Excess Interest notwithstanding any reduction of their related Certificate Balance to zero.

Application Priority of Mortgage Loan Collections or Whole Loan Collections

Absent express provisions in the related Mortgage Loan documents (and, with respect to each Serviced Whole Loan, the related Intercreditor Agreement), all amounts collected by or on behalf of the issuing entity in respect of any Mortgage Loan in the form of payments from the related borrower, Liquidation Proceeds, condemnation proceeds or insurance proceeds (excluding, if applicable, in the case of each Serviced Whole Loan, any amounts payable to the holder of the related Companion Loan(s) pursuant to the related Intercreditor Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Reimbursement Rate on such Advances and, if applicable, unreimbursed and unpaid expenses of the issuing entity (including Special Servicing Fees, Liquidation Fees and Workout Fees previously paid by the issuing entity from general collections) with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously allocated pursuant to clause First, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) (or, with respect to the Torrey Heights Mortgage Loan, on each component thereof) to the extent of the excess of (i) accrued and unpaid interest on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) the sum of (a)(x) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to clause Fifth below on earlier dates) or (y) with respect to any accrued and unpaid interest that was not advanced due to a determination that the related P&I Advance would be a Nonrecoverable Advance, the amount of interest that (absent such determination of nonrecoverability preventing such P&I Advance from being made) would not have been advanced because of the reductions in the amount of related P&I Advances for such Mortgage Loan that would have occurred in connection with related Appraisal Reduction Amounts, and (b) Accrued AB Loan Interest (with respect to the Torrey Heights Mortgage Loan, such accrued and unpaid interest as between the components thereof to be applied in sequential order to such components);

Fourth, to the extent not previously allocated pursuant to clause First, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance) (with respect to the Torrey Heights Mortgage Loan, such principal to be applied to the components thereof in sequential order until the outstanding principal balance of each such component is reduced to zero);

Fifth, as a recovery of (i) accrued and unpaid interest on such Mortgage Loan (or, with respect to the Torrey Heights Mortgage Loan, on each component thereof) to the extent of the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or would have occurred in connection with the related Appraisal Reduction Amounts but for such P&I Advance not having been made as a result of a determination that such P&I Advance would have been a Nonrecoverable Advance and (ii) Accrued AB Loan Interest (in each of clause (i) and (ii), to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth on earlier dates) (with respect to the Torrey Heights Mortgage Loan, such accrued and unpaid interest as between the components thereof to be applied in sequential order to such components);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Tenth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees);

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance (with respect to the Torrey Heights Mortgage Loan, such principal to be applied to the components thereof in sequential order, in each case until the outstanding principal balance of each such component is reduced to zero); and

Thirteenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued and unpaid Excess Interest;

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Whole Loan exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any) must be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Whole Loan in the manner permitted by such REMIC provisions. Interest received on the Torrey Heights Mortgage Loan pursuant to the foregoing will be required to be applied to the components thereof in sequential order, in each case to pay all accrued and outstanding interest in the Torrey Heights Mortgage Loan. Principal received on the Torrey Heights Mortgage Loan pursuant to the foregoing will be required to be applied to the components thereof in sequential order, in each case until the outstanding principal balance of each such component is reduced to zero.

“Accrued AB Loan Interest” means, with respect to any AB Modified Loan and any date of determination, accrued and unpaid interest that remains unpaid with respect to the junior note(s) of such AB Modified Loan.

Collections by or on behalf of the issuing entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, if applicable, in the case of each Serviced Whole Loan, exclusive of any amounts payable to the holder of the related Companion Loan(s), as applicable, pursuant to the related Intercreditor Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Reimbursement Rate on all Advances and, if applicable, unreimbursed and unpaid expenses of the issuing entity (including Special Servicing Fees, Liquidation Fees and Workout Fees previously paid by the issuing entity from general collections) with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously allocated pursuant to clause First, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) (or, with respect to the Torrey Heights Mortgage Loan, on each component thereof) to the extent of the excess of (i) accrued and unpaid interest on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) the sum of (a)(x) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts (to the extent collections have not been allocated as a recovery of accrued and unpaid interest pursuant to clause Fifth below or clause Fifth of the prior waterfall under this “—Application Priority of Mortgage Loan Collections or Whole Loan Collections” on earlier dates) or (y) with respect to any accrued and unpaid interest that was not advanced due to a determination that the related P&I Advance would be a Nonrecoverable Advance, the amount of interest that (absent such determination of nonrecoverability preventing such P&I Advance from being made) would not have been advanced because of the reductions in the amount of related P&I Advances for such Mortgage Loan that would have occurred in connection with related Appraisal Reduction Amounts, and (b) Accrued AB Loan Interest (with respect to the Torrey Heights Mortgage Loan, such accrued and unpaid interest as between the components thereof to be applied in sequential order to such components);

Fourth, to the extent not previously allocated pursuant to clause First, as a recovery of principal of such Mortgage Loan to the extent of its entire unpaid principal balance (with respect to the Torrey Heights Mortgage Loan, such principal to be applied to the components thereof in sequential order until the outstanding principal balance of each such component is reduced to zero);

Fifth, as a recovery of (i) accrued and unpaid interest on such Mortgage Loan (or, with respect to the Torrey Heights Mortgage Loan, on each component thereof) to the extent of the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or would have occurred in connection with the related Appraisal Reduction Amounts but for such P&I Advance not having been made as a result of a determination that such P&I Advance would have been a Nonrecoverable Advance and (ii) Accrued AB Loan Interest (in each of clause (i) and (ii), to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth or clause Fifth of the prior waterfall under this “—Application Priority of Mortgage Loan Collections or Whole Loan Collections” on earlier dates) (with respect to the Torrey Heights Mortgage Loan, such accrued and unpaid interest as between the components thereof to be applied in sequential order to such components);

Sixth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under such Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Eighth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan;

Ninth, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees); and

Tenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest.

Interest received on the Torrey Heights Mortgage Loan pursuant to the foregoing will be required to be applied to the components thereof in sequential order, in each case to pay all accrued and outstanding interest in the Torrey Heights Mortgage Loan. Principal received on the Torrey Heights Mortgage Loan pursuant to the foregoing will be required to be applied to the components thereof in sequential order, in each case until the outstanding principal balance of each such component is reduced to zero.

Allocation of Yield Maintenance Charges and Prepayment Premiums

On any Distribution Date, prepayment premiums and yield maintenance charges collected in respect of the Mortgage Loans during the related Collection Period will be required to be distributed by the certificate administrator in the following manner: (a) to the holders of the Class A-1 through Class D certificates, the product of (1) a fraction, not greater than one, the numerator of which is the amount of principal distributed to such class of certificates on such Distribution Date and the denominator of which is the total amount of principal distributed to the holders of each class of the Principal Balance Certificates on such Distribution Date; (2) the Base Interest Fraction for the related principal prepayment and such class of certificates and (3) the Non-VRR Percentage of such prepayment premiums and yield maintenance charges, and (b) to the VRR Interest, the VRR Percentage of such prepayment premiums and yield maintenance charges.

Any yield maintenance charges or prepayment premiums collected during the related Collection Period remaining after such distributions described in clause (a) of the preceding paragraph (the “IO Group YM Distribution Amount”) will be allocated in the following manner:

(a)   first, to the Class X-A certificates, in an amount equal to the product of (a) a fraction, the numerator of which is the aggregate amount of principal distribution to the Class A-1, Class A-2, Class A-3 and Class A-M certificates on such Distribution Date and the denominator of which is the total Principal Distribution Amount in respect of such Distribution Date, multiplied by (b) the IO Group YM Distribution Amount;

(b)   second, to the Class X-B certificates, in an amount equal to the product of (a) a fraction, the numerator of which is the aggregate amount of principal distribution to the Class B and Class C certificates on such Distribution Date and the denominator of which is the total Principal Distribution Amount in respect of such Distribution Date, multiplied by (b) the IO Group YM Distribution Amount; and

(c)   third, to the Class X-D Certificates, the IO Group YM Distribution Amount remaining after such distribution to the holders of the Class X-A and Class X-B Certificates described in (a) and (b) above.

The “Base Interest Fraction” for any principal prepayment on any Mortgage Loan and for:

(A)    any of the Class A-1 through Class D certificates with a Pass-Through Rate equal to either the WAC Rate or the WAC Rate less a specified rate, will be a fraction (not greater than one) (a) whose numerator is the greater of zero and the amount, if any, by which (i) the Pass-Through Rate on such class of certificates exceeds (ii) the yield rate (as provided by the master servicer) used in calculating the prepayment premium or yield maintenance charge, as applicable, with respect to such principal prepayment and (b) whose denominator is the amount, if any, by which (i) the Net Mortgage Rate on such Mortgage Loan during the related interest accrual period exceeds (ii) the yield rate (as provided by the master servicer) used in calculating the prepayment premium or yield maintenance charge, as applicable, with respect to such principal prepayment; provided, however, that if such yield rate is greater than or equal to the Net Mortgage Rate on such Mortgage Loan during the related interest accrual period, then the respective Base Interest Fraction will be zero; provided, further, that if such yield rate is greater than or equal to the Net Mortgage Rate on such Mortgage Loan during the related interest accrual period, but less than the Pass-Through Rate described in clause (a)(i) above, then the respective Base Interest Fraction will be one; and

(B)    any of the Class A-1 through Class D certificates with a Pass-Through Rate equal to a fixed per annum rate, will be a fraction (not greater than one) (a) whose numerator is the greater of zero and the amount, if any, by which (i) the Pass-Through Rate on such class of certificates exceeds (ii) the yield rate (as provided by the master servicer) used in calculating the prepayment premium or yield maintenance charge, as applicable, with respect to such principal prepayment and (b) whose denominator is the amount, if any, by which (i) the Mortgage Rate on such Mortgage Loan (without regard to any increase in the interest rate of any ARD Loan after the related Anticipated Repayment Date, and net of the Administrative Cost Rate) during the related interest accrual period multiplied by 365/360 exceeds (ii) the yield rate (as provided by the master servicer) used in calculating the prepayment premium or yield maintenance charge, as applicable, with respect to such principal prepayment; provided, however, that if such yield rate is greater than or equal to the amount set forth in clause (b)(i) above, then the respective Base Interest Fraction will be zero; provided, further, that if such yield rate is greater than or equal to the amount set forth in clause (b)(i) above, but less than the Pass-Through Rate described in clause (a)(i) above, then the respective Base Interest Fraction will be one.

The yield rate with respect to any prepaid Mortgage Loan will be equal to the yield rate stated in the related loan documents, or if none is stated, will be the yield rate which, when compounded monthly, is equivalent to the yield, on the U.S. Treasury primary issue with a maturity date closest to the maturity date or the related Anticipated Repayment Date, as applicable, for the prepaid Mortgage Loan. In the event that there are: (a) two or more U.S. Treasury issues with the same coupon, the issue with the lower yield will be selected and (b) two or more U.S. Treasury issues with maturity dates equally close to the maturity date or the related Anticipated Repayment Date, as applicable, for such prepaid Mortgage Loan, the issue with the earlier maturity date will be selected.

In the case of the Serviced Whole Loan, prepayment premiums or yield maintenance charges actually collected in respect of such Serviced Whole Loan will be allocated in the proportions described in the applicable intercreditor agreement. See “Description of the Mortgage Pool—The Whole Loans”.

For a description of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any class of certificates is the Distribution Date on which the aggregate Certificate Balance or Notional Amount of that class of certificates would be reduced to zero based on the assumptions set forth below. The Assumed Final Distribution Date with respect to each class of Offered Certificates will in each case be as follows:

Class Designation	Assumed Final Distribution Date
Class A-1	August 2030
Class A-2	NAP – January 2031(1)
Class A-3	January 2031
Class X-A	January 2031
Class X-B	January 2031
Class A-M	January 2031
Class B	January 2031
Class C	January 2031

(1)	The range of Assumed Final Distribution Dates is based on the initial certificate balance of the Class A-2 certificates ranging from $0 to $274,943,000.

The Assumed Final Distribution Dates set forth above were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates set forth above were calculated on the basis of a 0% CPR and the Modeling Assumptions. Since the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each class of Offered Certificates will be the Distribution Date in February 2059. See “Ratings”.

Prepayment Interest Shortfalls

If a borrower prepays a Mortgage Loan or Serviced Whole Loan (with such prepayment allocated between the related Mortgage Loan and Serviced Companion Loan in accordance with the related Intercreditor Agreement) in whole or in part, after the due date but on or before the Determination Date in any calendar month, the amount of interest (net of related Servicing Fees, applicable servicing fees on any Serviced Companion Loan and any Excess Interest) accrued on such prepayment from such due date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any prepayment premium or yield maintenance charge actually collected) constitute a “Prepayment Interest Excess”. Conversely, if a borrower prepays a Mortgage Loan or Serviced Whole Loan (with such prepayment allocated between the related Mortgage Loan and Serviced Companion Loan in accordance with the related Intercreditor Agreement) in whole or in part after the Determination Date (or, with respect to each Mortgage Loan or Serviced Companion Loan, as applicable, with a due date occurring after the related Determination Date, the related Due Date) in any calendar month and does not pay interest on such prepayment through the following Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees, applicable servicing fees on any Serviced Companion Loan and any Excess Interest) on such prepayment will constitute a “Prepayment Interest Shortfall”.

Prepayment Interest Shortfalls for each Distribution Date with respect to each AB Whole Loan will generally be allocated first, to the related Subordinate Companion Loans in accordance with the related Intercreditor Agreement and then, pro rata to the related Mortgage Loan and any related Pari Passu Companion Loan.

To the extent that the Prepayment Interest Excess for all Mortgage Loans (other than the Non-Serviced Mortgage Loans) or Serviced Companion Loans serviced by the master servicer exceeds the

Compensating Interest Payment for all Mortgage Loans (other than the Non-Serviced Mortgage Loans) or Serviced Companion Loans serviced by the master servicer as of any Distribution Date, such excess amount (the “Net Prepayment Interest Excess”) will be payable to the master servicer as additional compensation.

The master servicer will be required to deliver to the certificate administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Companion Loan) on each Master Servicer Remittance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an amount, with respect to each Serviced Mortgage Loan and any related Serviced Companion Loan, equal to the lesser of:

(i)                 the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and any related Serviced Companion Loan (in each case other than a Specially Serviced Loan or a Mortgage Loan or any related Serviced Companion Loan on which the special servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date, and

(ii)             the aggregate of (A) that portion of the master servicer’s Servicing Fees for the related Distribution Date that is, in the case of each Mortgage Loan, Serviced Companion Loan and REO Loan for which such Servicing Fees are being paid in such Collection Period, calculated at a per annum rate equal to (1) 0.00125% for each Mortgage Loan (other than a Non-Serviced Mortgage Loan), Serviced Companion Loan and related REO Loan without an initial sub-servicer, and (2) 0.000625% for each Mortgage Loan (other than a Non-Serviced Mortgage Loan), Serviced Companion Loan and the related REO Loan where servicing functions are performed by an initial sub-servicer, (B) all Prepayment Interest Excess received by the master servicer during such Collection Period with respect to the Mortgage Loans (and, so long as a Whole Loan is serviced under the PSA, any related Serviced Companion Loan) subject to such prepayment and (C) to the extent earned on principal prepayments, net investment earnings payable to the master servicer for such Collection Period received by the master servicer during such Collection Period with respect to the Mortgage Loan or any related Serviced Companion Loan, as applicable, subject to such prepayment. In no event will the rights of the Certificateholders to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan or Serviced Whole Loan as a result of the master servicer failing to enforce the related Mortgage Loan or Serviced Whole Loan documents regarding principal prepayments (a “Prohibited Prepayment”) (other than (t) the Non-Serviced Mortgage Loans, (u) in accordance with the terms of the Mortgage Loan documents, (v) subsequent to a default under the related Mortgage Loan documents (provided that the master servicer reasonably believes that acceptance of such prepayment is consistent with the Servicing Standard) or if the Mortgage Loan or Serviced Whole Loan is a Specially Serviced Loan, (w) at the request or with the consent of the special servicer and so long as no Control Termination Event is continuing (other than with respect to any applicable Excluded Loan), the Directing Holder, (x) pursuant to applicable law or a court order or otherwise in such circumstances where the master servicer is required to accept such principal prepayment in accordance with the Servicing Standard, (y) in connection with the payment of any Insurance and Condemnation Proceeds unless the master servicer did not apply the proceeds thereof in accordance with the terms of the related loan documents and such failure causes the shortfall or (z) a previously Specially Serviced Loan with respect to which the special servicer has waived or amended the prepayment restriction such that the related borrower is not required to prepay on a Due Date or pay interest that would have accrued on the amount prepaid through and including the last day of the Interest Accrual Period occurring following the date of such prepayment), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, master servicer will pay, without regard to clause (ii) above, the aggregate amount of Prepayment Interest Shortfalls with respect to such Mortgage Loan or Serviced Whole Loan otherwise described in clause (i) above in connection with such Prohibited Prepayments.

Compensating Interest Payments with respect to the Serviced Whole Loans will be allocated among the related Mortgage Loan and the related Serviced Pari Passu Companion Loan, pro rata, in accordance with their respective principal amounts, and the master servicer will be required to pay the portion of such Compensating Interest Payments allocable to the related Serviced Pari Passu Companion Loan to the applicable master servicer under the related other pooling and servicing agreement.

Any Excess Prepayment Interest Shortfall allocated to the Mortgage Loans for any Distribution Date will, to the extent of the Non-VRR Percentage thereof, be allocated on that Distribution Date among each class of Non-VRR Certificates, pro rata in accordance with their respective Interest Accrual Amounts for that Distribution Date, with the remaining portion thereof being deemed allocated to the VRR Interest.

“Excess Prepayment Interest Shortfall” means, with respect to any Distribution Date, with respect to the Mortgage Loans, the aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Aggregate Available Funds for such Distribution Date that are not covered by the master servicer’s Compensating Interest Payment for such Distribution Date and the portion of the compensating interest payments allocable to any Non-Serviced Mortgage Loan to the extent received from the related Non-Serviced Master Servicer.

Subordination; Allocation of Realized Losses

The rights of holders of the Subordinate Certificates to receive the Non-VRR Percentage of distributions of amounts collected or advanced on the Mortgage Loans will be subordinated, to the extent described in this prospectus, to the rights of holders of the Senior Certificates. In particular, the rights of the holders of the Subordinate Certificates to receive distributions of interest and principal, as applicable, will be subordinated to such rights of the holders of the Senior Certificates.

This subordination will be effected in two ways: (i) by the preferential right of the holders of a class of certificates to receive on any Distribution Date the amounts of interest and/or principal distributable to that class prior to any distribution being made on such Distribution Date in respect of any classes of certificates subordinate to that class (as described above under “—Distributions—Priority of Distributions”) and (ii) by the allocation of Realized Losses to classes of certificates that are subordinate to more senior classes, as described below.

No other form of credit support will be available for the benefit of the Offered Certificates.

Prior to the Crossover Date, allocation of principal that is allocable to the Principal Balance Certificates on any Distribution Date will be made as described under “—Distributions—Priority of Distributions” above. On or after the Crossover Date, allocation of principal will be made to each class of Senior Principal Balance Certificates that are still outstanding, pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero. See “—Distributions—Priority of Distributions” above.

Allocation to the Senior Principal Balance Certificates, for so long as they are outstanding, of the entire Principal Distribution Amount for each Distribution Date will have the effect of reducing the aggregate Certificate Balance of the Senior Principal Balance Certificates at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of the Senior Principal Balance Certificates, the percentage interest in the issuing entity evidenced by the Senior Principal Balance Certificates will be decreased (with a corresponding increase in the percentage interest in the issuing entity evidenced by the Subordinate Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded to the Senior Principal Balance Certificates by the Subordinate Certificates.

Following retirement of the Senior Principal Balance Certificates, the successive allocation on each Distribution Date of the remaining Principal Distribution Amount to the Class A-M, Class B, Class C, Class D, Class E, Class F-RR and Class G-RR certificates, in that order, for so long as they are outstanding, will provide a similar, but diminishing benefit to those certificates (other than to Class G-RR certificates) as to the relative amount of subordination afforded by the outstanding classes of certificates with later sequential designations.

On each Distribution Date, immediately following the distributions to be made to the Certificateholders on that date, the certificate administrator will be required to calculate the Realized Loss and the VRR Realized Loss for such Distribution Date.

The “Realized Loss” with respect to the Mortgage Loans, with respect to any Distribution Date, is the amount, if any, by which (i) the aggregate Certificate Balance of the Principal Balance Certificates, after giving effect to distributions of principal on such Distribution Date, exceeds (ii) the product of (A) the Non-VRR Percentage and (B) the aggregate Stated Principal Balance of the Mortgage Loans in the Mortgage Pool (for purposes of this calculation, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the master servicer or the trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances), including any REO Loans (but in each case, excluding any Companion Loan), as of the end of the last day of the related Collection Period. The certificate administrator will be required to allocate any Realized Losses among the respective classes of Principal Balance Certificates in the following order, until the Certificate Balance of each such class is reduced to zero:

first, to the Class G-RR certificates;

second, to the Class F-RR certificates;

third, to the Class E certificates;

fourth, to the Class D certificates;

fifth, to the Class C certificates;

sixth, to the Class B certificates; and

seventh, to the Class A-M certificates.

Following the reduction of the Certificate Balances of all classes of Subordinate Certificates to zero, the certificate administrator will be required to allocate Realized Losses among the Senior Principal Balance Certificates, pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Realized Losses will not be allocated to the VRR Interest or the Class S or Class R certificates and will not be directly allocated to the Class X Certificates. However, the Notional Amounts of the classes of Class X Certificates will be reduced if the Certificate Balances of the related classes of Principal Balance Certificates are reduced by such Realized Losses. VRR Realized Losses, will be allocated to the VRR Interest. See “Credit Risk Retention—The VRR Interest—Material Terms of the VRR Interest—Allocation of VRR Realized Losses”.

In general, Realized Losses and VRR Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans, including as a result of defaults and delinquencies on the related Mortgage Loans, Nonrecoverable Advances made in respect of the Mortgage Loans, the payment to the special servicer of any compensation as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan specific expenses of the issuing entity, including certain reimbursements to the certificate administrator or trustee as described under “Transaction Parties—The Trustee and the Certificate Administrator”, and certain federal, state and local taxes, and certain tax-related expenses, payable out of the issuing entity, as described under “Material Federal Income Tax Considerations”.

A class of Non-VRR Certificates or the VRR Interest will be considered outstanding until its Certificate Balance or Notional Amount, as applicable, is reduced to zero, except that the Class S certificates will be considered outstanding so long as holders of such certificates are entitled to receive Excess Interest. However, notwithstanding a reduction of its Certificate Balance to zero, reimbursements of any previously allocated Realized Losses and VRR Realized Losses, as applicable, are required thereafter to be made to a class of Principal Balance Certificates and the VRR Interest, as applicable, in accordance with the payment priorities set forth in “—Distributions—Priority of Distributions” and “Credit Risk Retention—The VRR Interest” above.

Reports to Certificateholders; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, the certificate administrator will be required to prepare and make available to each Certificateholder of record on the certificate administrator’s website a Distribution Date statement, based in part on the information delivered to it by the master servicer or special servicer, providing all information required under Regulation AB and in the form of Annex B relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans. The certificate administrator will include on each Distribution Date statement a statement that each Certificateholder may access such notices via the certificate administrator’s website and that each Certificateholder may register to receive electronic mail notifications when such notices are posted thereon.

In addition, the certificate administrator will include (to the extent it receives such information) (i) the identity of any Mortgage Loan permitting additional secured debt, identifying (A) the amount of any additional secured debt incurred during the related Collection Period, (B) the total debt service coverage ratio calculated on the basis of the Mortgage Loan and such additional secured debt and (C) the aggregate loan-to-value ratio calculated on the basis of the Mortgage Loan and the additional secured debt in each applicable Form 10-D filed on behalf of the issuing entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the issuing entity.

Within a reasonable period of time after the end of each calendar year, the certificate administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a certificate, a statement containing information (i) the amount of the distribution on each Distribution Date in reduction of the Certificate Balance of the certificates, and (ii) the amount of the distribution on each Distribution Date of the applicable Interest Accrual Amount, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder, together with any other information that the certificate administrator deems necessary or desirable, or that a Certificateholder or Certificate Owner reasonably requests, to enable Certificateholders to prepare their tax returns for that calendar year. This obligation of the certificate administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the certificate administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the certificate administrator will make available on its website (www.ctslink.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports” CREFC ® Reports" ) prepared by the master servicer, the certificate administrator or the special servicer, as applicable, substantially in the form provided in the PSA, in the case of the Distribution Date statement (which form is subject to change) and as required under the PSA in the case of the CREFC® Reports and including substantially the following information:

(1)	a report as of the close of business on the immediately preceding Determination Date, containing the information provided for in Annex B;
(2)	a Commercial Real Estate Finance Council (“CREFC®" ) delinquent loan status report;
(3)	a CREFC® historical loan modification and corrected loan report;

(4)	a CREFC® advance recovery report;
(5)	a CREFC® total loan report;
(6)	a CREFC® operating statement analysis report;
(7)	a CREFC® comparative financial status report;
(8)	a CREFC® net operating income adjustment worksheet;
(9)	a CREFC® real estate owned status report;
(10)	a CREFC® servicer watch list;
(11)	a CREFC® loan level reserve and letter of credit report;
(12)	a CREFC® property file;
(13)	a CREFC® financial file;
(14)	a CREFC® loan setup file; and
(15)	a CREFC® loan periodic update file.

The master servicer or the special servicer, as applicable, may omit any information from these reports that the master servicer or the special servicer, as applicable, regards as confidential, so long as such information is not required to be disclosed pursuant to Item 1125 of Regulation AB. Subject to any potential liability for willful misconduct, bad faith or negligence as described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, none of the master servicer, the special servicer, the trustee or the certificate administrator will be responsible for the accuracy or completeness of any information supplied to it by a borrower, a mortgage loan seller or another party to the PSA or a party under a Non-Serviced PSA that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders by electronic transmission as may be agreed upon between the depositor and the certificate administrator.

On or before each Master Servicer Remittance Date, the master servicer will deliver to the certificate administrator by electronic means:

●	a CREFC® property file;
●	a CREFC® financial file;
●	a CREFC® loan setup file (with respect to the first Master Servicer Remittance Date only);
●	a CREFC® loan periodic update file; and
●	a CREFC® Appraisal Reduction Amount template (if any Appraisal Reduction Amount has been calculated).

No later than two (2) business days following each Distribution Date, the master servicer will deliver to the certificate administrator by electronic means a CREFC® Schedule AL File.

In addition, the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) is required to prepare, or the special servicer (with respect to Specially Serviced Loans and REO Properties) is required to prepare and deliver to the master servicer, the following for each Mortgaged Property and REO Property:

●	Within 45 days after receipt of a quarterly operating statement, if any, commencing for the quarter ending June 30, 2026, a CREFC® operating statement analysis report (i) for Mortgage Loans secured by a single Mortgaged Property, prepared with respect to such Mortgaged Property and (ii) for Mortgage Loans secured by more than one Mortgaged Property, in the aggregate but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter (and the borrower provides sufficient information to report pursuant to CREFC® guidelines), provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required) for a Mortgaged Property unless such Mortgaged Property is analyzed on a trailing 12 month basis, or if the related Serviced Mortgage Loan is on the CREFC® Servicer Watch List.
●	Within 45 days after receipt by the special servicer (with respect to Specially Serviced Loans and REO Properties) or the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) of any annual operating statements or rent rolls commencing for the calendar year ending December 31, 2026, a CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the mortgage to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology described in the PSA to “normalize” the full year net operating income and debt service coverage numbers used by the master servicer to satisfy its reporting obligation described in clause (8) above.

Certificate Owners and any holder of a Serviced Companion Loan who are also Privileged Persons may also obtain access to any of the certificate administrator reports upon request and pursuant to the provisions of the PSA.

“Privileged Person” includes the depositor and its designees, the initial purchasers, the underwriters, the mortgage loan sellers, the master servicer, the special servicer, any Excluded Special Servicer, the trustee, the certificate administrator, any additional servicer designated by the master servicer or the special servicer, the operating advisor, any affiliate of the operating advisor designated by the operating advisor, the asset representations reviewer, any holder of a Companion Loan who provides an Investor Certification, any person (including the Directing Holder, the Risk Retention Consultation Party or the holder of the VRR Interest) who provides the certificate administrator with an Investor Certification and any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”), including any Rating Agency, that delivers a NRSRO Certification to the certificate administrator, which Investor Certification and NRSRO Certification may be submitted electronically via the certificate administrator’s website; provided that in no event may a Borrower Party (other than a Borrower Party that is the Risk Retention Consultation Party or the special servicer) be entitled to receive (i) if such party is the Directing Holder or any Controlling Class Certificateholder (each such party, as applicable, an “Excluded Controlling Class Holder”), any Excluded Information via the certificate administrator’s website unless a loan-by-loan segregation is later performed by the certificate administrator, in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan and (ii) if such party is not the Directing Holder or any Controlling Class Certificateholder, any information other than the Distribution Date statement; provided, however, that, if the special servicer obtains knowledge that it is a Borrower Party, the special servicer will nevertheless be a Privileged Person; provided, further, however, that the special servicer will not directly or indirectly provide any information solely related to any Excluded Special Servicer Mortgage Loan (which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Special Servicer Mortgage Loan) to the related Borrower Party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations; provided, further, however, that any Excluded Controlling Class Holder will be permitted to obtain, upon reasonable request in accordance with terms of the PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available via the certificate administrator’s website) from the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), in each case, to the extent in the possession of the master servicer or the special servicer, as applicable.

“Risk Retention Consultation Party” will be the party selected by DBNY as the holder of the VRR Interest. The other parties to the PSA will be entitled to assume that the identity of the Risk Retention Consultation Party has not changed until such parties receive written notice of a replacement of the Risk Retention Consultation Party from DBNY. Notwithstanding the foregoing, the Risk Retention Consultation Party will not have any consultation rights with respect to any related Excluded Loan. The initial Risk Retention Consultation Party with respect to the mortgage pool is expected to be DBNY.

“Borrower Party” means a borrower, a mortgagor, a manager of a Mortgaged Property, Restricted Mezzanine Holder or any Borrower Party Affiliate.

“Borrower Party Affiliate” means, with respect to a borrower, a mortgagor, a manager of a Mortgaged Property or a Restricted Mezzanine Holder, (a) any other person controlling or controlled by or under common control with such borrower, mortgagor, manager or Restricted Mezzanine Holder, as applicable, or (b) any other person owning, directly or indirectly, 25% or more of the beneficial interests in such borrower, mortgagor, manager or Restricted Mezzanine Holder, as applicable. For the purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Restricted Mezzanine Holder” means a holder of a related mezzanine loan that has been accelerated or as to which the mezzanine lender has initiated foreclosure or enforcement proceedings against the equity collateral pledged to secure such mezzanine loan.

“Excluded Controlling Class Loan” means a Mortgage Loan or Whole Loan with respect to which, as of any date of determination, the Directing Holder or any Controlling Class Certificateholder is a Borrower Party.

“Excluded Information” means, with respect to any Excluded Controlling Class Loan, any information solely related to such Excluded Controlling Class Loan and/or the related Mortgaged Properties, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Controlling Class Loan and/or the related Mortgaged Properties other than such information with respect to such Excluded Controlling Class Loan that is aggregated with information on other Mortgage Loans at a pool level.

“Excluded Loan” means (a) with respect to the Directing Holder, a Mortgage Loan or Whole Loan with respect to which, as of the applicable date of determination, the Directing Holder or (solely in the case of the Trust Directing Holder) the holder of the majority of the Controlling Class (by Certificate Balance) is a Borrower Party, or (b) with respect to the Risk Retention Consultation Party, a Mortgage Loan or Whole Loan with respect to which, as of the applicable date of determination, the Risk Retention Consultation Party or the person entitled to appoint the Risk Retention Consultation Party is a Borrower Party. For the avoidance of doubt, any Excluded Loan as to either the Directing Holder or any holder of the majority of the Controlling Class is also an Excluded Controlling Class Loan.

“Investor Certification” means a certificate (which may be in electronic form), substantially in the form attached to the PSA or in the form of an electronic certification on the certificate administrator’s website (which may be a “click-through confirmation”), representing (i) that such person executing the certificate is a Certificateholder, the Directing Holder or the Risk Retention Consultation Party (in each case, to the extent such person is not a Certificateholder), a beneficial owner of a certificate, a Companion Loan Holder or a prospective purchaser of a certificate (or any investment advisor or manager or other representative of the foregoing), (ii) that either (a) such person is the Risk Retention Consultation Party or is a person who is not a Borrower Party, in which case such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA, or (b) such person is a Borrower Party, in which case (1) if such person is the Directing Holder, a Controlling Class Certificateholder or the Risk Retention Consultation Party, such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA other than any Excluded Information as set forth in the PSA or (2) if such person is not the Directing Holder, a Controlling Class Certificateholder or the Risk Retention Consultation Party, in which case such person will only receive access to the Distribution Date statements prepared by the certificate administrator, (iii) that such person has received a copy of the final prospectus and (iv) such person agrees to keep any Privileged Information confidential and will not violate any securities laws; provided, however, that any Excluded Controlling Class Holder (i) will be permitted to obtain, upon request in accordance with terms of PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available via the certificate administrator’s website on account of it constituting Excluded Information) from the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), in each case, to the extent in the possession of the master servicer or the special servicer, as applicable and (ii) will be considered a Privileged Person for all other purposes, except with respect to its ability to obtain information with respect to any related Excluded Controlling Class Loan.

A “Certificateholder” is the person in whose name a certificate (including the VRR Interest) is registered in the certificate register or any beneficial owner thereof; provided, however, that solely for the purposes of giving any consent, approval, waiver or taking any action pursuant to the PSA, any certificate (including the VRR Interest) registered in the name of or beneficially owned by (i) the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller or any affiliate of any of such persons or (ii) any Borrower Party, in each case will be deemed not to be outstanding (provided that notwithstanding the foregoing, any Controlling Class certificates owned by an Excluded Controlling Class Holder will not be deemed to be outstanding as to such Excluded Controlling Class Holder solely with respect to any related Excluded Controlling Class Loan; provided, further, that any Controlling Class certificates owned by the special servicer or an affiliate thereof will not be deemed to be outstanding as to the special servicer or such affiliate solely with respect to any related Excluded Special Servicer Mortgage Loan), and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval, waiver or take any such action has been obtained; provided, however, that the foregoing restrictions will not apply in the case of the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller or any affiliate of any of such persons unless such consent, approval or waiver sought from such party would in any way increase its compensation or limit its obligations in the named capacities under the PSA or waive a Servicer Termination Event or trigger an Asset Review with respect to a Mortgage Loan; provided, further, that so long as there is no Servicer Termination Event with respect to the master servicer or the special servicer, the master servicer and the special servicer or such affiliate of either will be entitled to exercise such Voting Rights with respect to any issue which could reasonably be believed to adversely affect such party’s compensation or increase its obligations or liabilities under the PSA; and provided, further, that such restrictions will not apply to (i) the exercise of the special servicer’s, the master servicer’s or any mortgage loan seller’s rights, if any, or any of their affiliates as a member of the Controlling Class or (ii) any affiliate of the depositor, the master servicer, the special servicer, the trustee or the certificate administrator that has provided an Investor Certification in which it has certified as to the existence of certain policies and procedures restricting the flow of information between it and the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable.

“NRSRO Certification” means a certification (a) executed by an NRSRO or (b) provided electronically and executed by such NRSRO by means of a “click-through” confirmation on the 17g-5 Information

Provider’s website in favor of the 17g-5 Information Provider that states that such NRSRO is a Rating Agency as such term is defined in the PSA or that such NRSRO has provided the depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”), that such NRSRO has access to the depositor’s 17g-5 website, and that such NRSRO will keep such information confidential except to the extent such information has been made available to the general public.

Certain information concerning the Mortgage Loans and the certificates, including the Distribution Date statements, CREFC® reports and supplemental notices with respect to such Distribution Date statements and CREFC® reports, may be provided by the certificate administrator at the direction of the depositor to certain market data providers, such as BlackRock Financial Management, Inc., Moody’s Analytics, Bloomberg Financial Markets, L.P., RealINSIGHT, CMBS.com, Inc., Recursion Co., Trepp, LLC, Intex Solutions, Inc., Interactive Data Corporation, Markit LLC, LSEG, CRED iQ and KBRA Analytics, LLC, pursuant to the terms of the PSA.

Upon the reasonable request of any Certificateholder that has delivered an Investor Certification, the master servicer may provide (or forward electronically) at the expense of such Certificateholder copies of any appraisals, operating statements, rent rolls and financial statements obtained by the master servicer; provided that in connection with such request, the master servicer may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the master servicer, generally to the effect that such person is a Certificateholder or a beneficial holder of book-entry certificates (or an investment advisor for a Certificateholder or a beneficial holder of book-entry certificates) and a Privileged Person and will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder may have under the PSA. Certificateholders will not, however, be given access to or be permitted to request copies of, any Mortgage Files or Diligence Files.

Information Available Electronically

The certificate administrator will make available to any Privileged Person via the certificate administrator’s website (and will make available to the general public this prospectus, Distribution Date statements, the PSA, the MLPAs and the SEC EDGAR filings referred to below):

●	the following “deal documents”:
●	this prospectus;
●	the PSA, each sub-servicing agreement delivered to the certificate administrator from and after the closing date, if any, and the MLPAs and any amendments and exhibits to those agreements; and
●	the CREFC® loan setup file delivered to the certificate administrator by the master servicer;
●	the following “SEC EDGAR filings”:
●	any reports on Forms 10-D, 10-K, 8-K and ABS-EE that have been filed by the certificate administrator with respect to the issuing entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system;
●	the following documents, which will be made available under a tab or heading designated “periodic reports”:
●	the Distribution Date statements;
●	the CREFC® bond level files;
●	the CREFC® collateral summary files;

●	the CREFC® Reports, other than the CREFC® loan setup file and the CREFC® special servicer loan file (provided that they are received by the certificate administrator); and
●	any Operating Advisor Annual Reports;
●	the following documents, which will be made available under a tab or heading designated “additional documents”:
●	the summary of any Final Asset Status Report as provided by the special servicer;
●	any property inspection reports, any environmental reports and appraisals delivered to the certificate administrator in electronic format; and
●	any documents provided to the certificate administrator by the master servicer, the special servicer or the depositor directing the certificate administrator to post to the “additional documents” tab;
●	the following documents, which will be made available under a tab or heading designated “special notices”:
●	notice of any release based on an environmental release under the PSA;
●	notice of any waiver, modification or amendment of any term of any Mortgage Loan;
●	notice of final payment on the certificates;
●	all notices of the occurrence of any Servicer Termination Event received by the certificate administrator;
●	any notice of resignation or termination of the master servicer or special servicer;
●	notice of resignation of the trustee or the certificate administrator, and notice of the acceptance of appointment by the successor trustee or the successor certificate administrator, as applicable;
●	any notice of any request by requisite percentage of Certificateholders for a vote to terminate the special servicer, the operating advisor or the asset representations reviewer;
●	any notice to Certificateholders of the operating advisor’s recommendation to replace the special servicer and the related report prepared by the operating advisor in connection with such recommendation;
●	notice of resignation or termination of the operating advisor or the asset representations reviewer and notice of the acceptance of appointment by the successor operating advisor or the successor asset representations reviewer;
●	notice of the certificate administrator’s determination that an Asset Review Trigger has occurred and a copy of any Asset Review Report Summary received by the certificate administrator;
●	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;
●	any notice of the termination of the issuing entity;
●	any notice that a Control Termination Event or an Operating Advisor Consultation Event has occurred or is terminated or that a Consultation Termination Event has occurred;

●	any notice of the occurrence of an Operating Advisor Termination Event;
●	any notice of the occurrence of an Asset Representations Reviewer Termination Event;
●	any Proposed Course of Action Notice;
●	any assessment of compliance delivered to the certificate administrator;
●	any accountants’ attestation reports delivered to the certificate administrator;
●	any “special notices” requested by a Certificateholder to be posted on the certificate administrator’s website described under “—Certificateholder Communication” below;
●	any notice or documents provided to the certificate administrator by the depositor or the master servicer directing the certificate administrator to post to the “special notices” tab;
●	the “Investor Q&A Forum”;
●	solely to Certificateholders and Certificate Owners that are Privileged Persons, the “Investor Registry”; and
●	the “U.S. Risk Retention Special Notices” tab.

provided that with respect to a Control Termination Event or a Consultation Termination Event deemed to exist due solely to the existence of an Excluded Loan, the certificate administrator will only be required to make available such notice of the occurrence of a Control Termination Event or the notice of the occurrence of a Consultation Termination Event to the extent the certificate administrator has been notified of such Excluded Loan.

Notwithstanding the description set forth above, for purposes of obtaining information or access to the certificate administrator’s website, all Excluded Information will be made available under one separate tab or heading rather than under the headings described above in the preceding paragraph.

Notwithstanding the foregoing, if the Directing Holder or any Controlling Class Certificateholder, as applicable, is an Excluded Controlling Class Holder, such Excluded Controlling Class Holder is required to promptly notify each of the master servicer, the special servicer, the operating advisor, the trustee and the certificate administrator pursuant to the PSA and provide a new Investor Certification pursuant to the PSA and will not be entitled to access any Excluded Information (unless a loan-by-loan segregation is later performed by the certificate administrator in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan(s)) made available on the certificate administrator’s website for so long as it is an Excluded Controlling Class Holder. The PSA will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information. In addition, if the Directing Holder or any Controlling Class Certificateholder is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the PSA will prohibit the Directing Holder or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Loan with respect to which the Directing Holder or such Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available via the certificate administrator’s website, such Directing Holder or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Loan will be permitted to obtain such information upon reasonable request in accordance with terms of the PSA and the master servicer and the special servicer, as applicable, may require and rely on such certifications prior to releasing any such information.

Any reports on Form 10-D filed by the certificate administrator will contain (i) the information required by Rule 15Ga-1(a) concerning all Mortgage Loans of the issuing entity that were the subject of a demand to repurchase or replace due to a breach of one or more representations and warranties, (ii) a reference to the most recent Form ABS-15G filed by the depositor and the mortgage loan sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer, and (iii) incorporate by reference the Form ABS-EE filing for the related reporting period (which Form ABS-EE disclosures will be filed at the time of each filing of the applicable report on Form 10-D with respect to each Mortgage Loan that was part of the Mortgage Pool during any portion of the related reporting period).

The certificate administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the certificate administrator’s website or its filing of such information pursuant to the PSA, including, but not limited to, filing via EDGAR, and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the certificate administrator. In addition, the certificate administrator may disclaim responsibility for any information distributed by it or filed by it, as applicable, for which it is not the original source.

In connection with providing access to the certificate administrator’s website (other than with respect to access provided to the general public in accordance with the PSA), the certificate administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the PSA. The certificate administrator will not be liable for the dissemination of information in accordance therewith.

The certificate administrator will make the “Investor Q&A Forum” available to Privileged Persons via the certificate administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders and beneficial owners that are Privileged Persons may submit inquiries to (a) the certificate administrator relating to the Distribution Date statements, (b) the master servicer or the special servicer relating to servicing reports, the Mortgage Loans (excluding a Non-Serviced Mortgage Loan) or the related Mortgaged Properties or (c) the operating advisor relating to annual or other reports prepared by the operating advisor or actions by the special servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The certificate administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to a Non-Serviced Mortgage Loan, to the applicable party under the related Non-Serviced PSA. The certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the issuing entity and/or the Certificateholders, (iii) that answering the inquiry would be in violation of applicable law, the PSA (including requirements in respect of non-disclosure of Privileged Information) or the Mortgage Loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception), (vi) that answering the inquiry would or is reasonably expected to result in a waiver of an attorney-client privilege or the disclosure of attorney work product or (vii) that answering the inquiry is otherwise, for any reason, not advisable. In addition, no party will post or otherwise disclose any direct communications with the Directing Holder or the Risk Retention Consultation Party (in its capacity as the Risk Retention Consultation Party) as part of its responses to any inquiries. In the case of an inquiry relating to a Non-Serviced Mortgage Loan, the certificate administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Non-Serviced PSA; provided that the certificate administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The certificate administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the PSA. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the certificate administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the depositor, the underwriters or any of their respective affiliates. None of the underwriters, depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The certificate administrator will make the “Investor Registry” available to any Certificateholder and beneficial owner that is a Privileged Person via the certificate administrator’s website. Certificateholders and beneficial owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder or beneficial owner that has also registered, provided that they comply with certain requirements as provided for in the PSA.

The certificate administrator’s internet website will initially be located at “www.ctslink.com”. Access will be provided by the certificate administrator to such persons upon receipt by the certificate administrator from such person of an Investor Certification or NRSRO Certification in the form(s) attached to the PSA, which form(s) will also be located on and may be submitted electronically via the certificate administrator’s internet website. The parties to the PSA will not be required to provide that certification. In connection with providing access to the certificate administrator’s internet website, the certificate administrator may require registration and the acceptance of a disclaimer. The certificate administrator will not be liable for the dissemination of information in accordance with the terms of the PSA. The certificate administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the certificate administrator may disclaim responsibility for any information distributed by the certificate administrator for which it is not the original source. Assistance in using the certificate administrator’s internet website can be obtained by calling the certificate administrator’s customer service desk at 866-846-4526.

The certificate administrator is responsible for the preparation of tax returns on behalf of the issuing entity and the preparation of Distribution Reports on Form 10-D (based on information included in each monthly Distribution Date statements and other information provided by other transaction parties) and Annual Reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the issuing entity.

“17g-5 Information Provider” means the certificate administrator.

The PSA will require the master servicer, subject to certain restrictions set forth in the PSA, to provide certain of the reports or, in the case of the master servicer and the Controlling Class Certificateholder, access to the reports available as set forth above, as well as certain other information received by the master servicer, to any Privileged Person so identified by a Certificate Owner or an underwriter, that requests reports or information. However, the master servicer will be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing copies of these reports or information (which such amounts in any event are not reimbursable as additional trust fund expenses). Except as otherwise set forth in this paragraph, until the time definitive certificates are issued, notices and statements required to be mailed to holders of certificates will be available to Certificate Owners of certificates only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the master servicer, the special servicer, the trustee, the certificate administrator and the depositor are required to recognize as Certificateholders only those persons in whose names the certificates, are registered on the books and records of the certificate registrar. The initial registered holder of the certificates (other than the VRR Interest) will be Cede & Co., as nominee for DTC.

Voting Rights

At all times during the term of the PSA, the voting rights for the certificates (the “Voting Rights”) will be allocated among the respective classes of Certificateholders as follows:

(1)   2% in the case of the Class X-A, Class X-B, Class X-D and Class X-E certificates, allocated pro rata, based upon their respective Notional Amounts as of the date of determination, and

(2)   in the case of any Principal Balance Certificates and VRR Interest, a percentage equal to the product of 98% and a fraction, the numerator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer and operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the certificates) of the class, in each case, determined as of the prior Distribution Date, and the denominator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the certificates) of the Principal Balance Certificates and the VRR Interest, each determined as of the prior Distribution Date.

The Voting Rights of any class of certificates are required to be allocated among Certificateholders of such class in proportion to their respective percentage interests.

Neither the Class S certificates nor the Class R certificates will be entitled to any Voting Rights.

Delivery, Form, Transfer and Denomination

Denomination

The Offered Certificates (other than the Class X Certificates) will be issued, maintained and transferred only in minimum denominations of $10,000, and in integral multiples of $1 in excess of $10,000. The Class X Certificates will be issued, maintained and transferred only in minimum denominations of authorized initial Notional Amounts of not less than $100,000 and in integral multiples of $1 in excess of $100,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under “—Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, Luxembourg (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System, in Europe (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, however, that to the extent that the party to the PSA responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee).

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The certificate administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries (collectively, the “Depositaries”), which in turn will hold such positions in customers’ securities accounts in the Depositaries’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of certificates. Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositaries.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form (“Certificate Owners”) will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the certificate administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the trustee, the certificate administrator, the certificate registrar, the operating advisor, the special servicer or the master servicer as holders of record of certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the certificates through the certificate administrator and the trustee to the extent described in “Description of the Certificates—Reports to Certificateholders; Certain Available Information”, “—Certificateholder Communication” and “—List of Certificateholders” and “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer”, “—Replacement of the Special Servicer Without

Cause”, “—Limitation on Rights of Certificateholders to Institute a Proceeding”, “—Termination; Retirement of Certificates” and “—Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the PSA only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the depositor, the trustee, the certificate administrator, the master servicer, the special servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Definitive Certificates

Owners of beneficial interests in book-entry certificates of any class will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the book-entry certificates of such class or ceases to be a clearing agency, and the certificate administrator and the depositor are unable to locate a qualified successor within 90 days of such notice or (ii) the trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the trustee to obtain possession of the certificates of such class.

The VRR Interest will be evidenced by one or more certificates and is expected to be held at all times in definitive form by the certificate administrator on behalf of the beneficial owners of the VRR Interest. Until the HRR Transfer Restriction End Date, the HRR Certificates may only be issued as Definitive Certificates and held by the custodian on behalf of the related investor pursuant to the PSA. Any request for release of the VRR Interest or an HRR Certificate must be consented to by the Retaining Sponsor and may be subject to any additional requirements pursuant to the PSA.

Certificateholder Communication

Access to Certificateholders’ Names and Addresses

Upon the written request of any Certificateholder or Certificate Owner that has delivered an executed Investor Certification to the trustee or the certificate administrator (a “Certifying Certificateholder”), the certificate administrator (in its capacity as certificate registrar) will promptly furnish or cause to be furnished to such requesting party a list of the names and addresses of the certificateholders as of the most recent Record Date as they appear in the certificate register, at the expense of the requesting party.

Requests to Communicate

The PSA will require that the certificate administrator include on any Form 10–D any request received prior to the Distribution Date to which such Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the PSA. Any Form 10-D containing such disclosure regarding the request to communicate is required to include the following and no more than the following: (i) the name of the Certificateholder or Certificate Owner making the request, (ii) the date the request was received, (iii) a statement to the effect that the certificate administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under the PSA, and (iv) a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the PSA (such party, a “Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the certificate administrator at the address below:

Computershare Trust Company, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Administration Group – Benchmark 2026-V20
with a copy to:
trustadministrationgroup@computershare.com

Any Communication Request must contain the name of the Requesting Investor and the method other Certificateholders and Certificate Owners should use to contact the Requesting Investor, and, if the Requesting Investors is not the registered holder of a class of certificates, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a class of certificates, (ii) the name of the transaction, Benchmark 2026-V20 and (iii) one of the following forms of documentation evidencing its beneficial ownership in such class of certificates: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document reasonably acceptable to the certificate administrator that is similar to any of the documents identified in clauses (A) through (C). The certificate administrator will not be permitted to require any information other than the foregoing in verifying a certificateholder’s or certificate owner’s identity in connection with a Communication Request. Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the certificate administrator.

List of Certificateholders

Upon the written request of any Certificateholder, which is required to include a copy of the communication the Certificateholder proposes to transmit, that has provided an Investor Certification, which request is made for purposes of communicating with other holders of certificates of the same series with respect to their rights under the PSA or the certificates, the certificate registrar or other specified person will, within 10 business days after receipt of such request afford such Certificateholder (at such Certificateholder’s sole cost and expense) access during normal business hours to the most recent list of Certificateholders related to the class of certificates.

DESCRIPTION OF THE MORTGAGE LOAN PURCHASE AGREEMENTS

General

On the Closing Date, the depositor will acquire the Mortgage Loans from each mortgage loan seller pursuant to a separate mortgage loan purchase agreement (each, a “MLPA”), between the applicable mortgage loan seller and the depositor. Each of the Joint Mortgage Loans are being sold by two or more mortgage loan sellers. For purposes of the respective MLPAs pursuant to which the applicable mortgage loan sellers are selling Mortgage Loans and the related discussion below, each Joint Mortgage Loan will constitute a “Mortgage Loan” under each such MLPA only to the extent of the portion thereof to be sold to the depositor by the applicable mortgage loan seller.

Under the applicable MLPA, the depositor will require each mortgage loan seller to deliver (or cause to be delivered) to the certificate administrator, in its capacity as custodian, among other things, the following documents (except that the documents with respect to each Non-Serviced Whole Loan (other than the original promissory note) will be held by the custodian under the related Non-Serviced PSA) with respect to each Mortgage Loan sold by the mortgage loan seller (collectively, as to each Mortgage Loan, the “Mortgage File”):

(i)                       (A) the original Mortgage Note, bearing, or accompanied by, all prior or intervening endorsements, endorsed by the most recent endorsee prior to the trustee or, if none, by the originator, without recourse, either in blank and further showing a complete, unbroken chain of endorsement from the originator or to the order of the trustee; and (B) in the case of each related Serviced Companion Loan, a copy of the executed Mortgage Note for such Serviced Companion Loan;

(ii)                   (A) the original of the Mortgage or a certified copy thereof from the applicable recording office (or a copy thereof from the applicable recording office if (to the knowledge of the applicable mortgage loan seller or its third-party vendor, as certified by such party to the custodian in writing) it is not the practice of such office to provide certified copies, provided that the custodian may conclusively rely on any such certification by such mortgage loan seller or third-party vendor and will not be required to investigate whether any recording office cannot provide a certified copy) and, (B) if applicable, the originals or certified copies thereof from the applicable recording office (or copies thereof from the applicable recording office if (to the knowledge of the applicable mortgage loan seller or its third-party vendor, as certified by such party to the custodian in writing) it is not the practice of such office to provide certified copies, provided that the custodian may conclusively rely on any such certification by such mortgage loan seller or third-party vendor and will not be required to investigate whether any recording office cannot provide a certified copy) of any intervening assignments thereof showing a complete chain of assignment from the originator of the Mortgage Loan or Serviced Whole Loan to the most recent assignee of record thereof prior to the trustee, if any, in each case with evidence of recording indicated thereon;

(iii)                 an original or copy (if the related mortgage loan seller or its designee, rather than the custodian and its designee, is responsible for the recording thereof) of an assignment of mortgage, in recordable form (except for missing recording information and, if delivered in blank, except for the name of the assignee), executed by the most recent assignee of record thereof prior to the trustee or, if none, by the originator, either in blank or in favor of the trustee;

(iv)                 (A) an original or copy of any related security agreement (if such item is a document separate from the Mortgage) and, if applicable, the originals or copies of any intervening assignments thereof showing a complete chain of assignment from the originator of the related Mortgage Loan or Serviced Whole Loan to the most recent assignee thereof prior to the trustee, if any; and (B) an original assignment of any related security agreement (if such item is a document separate from the related Mortgage) executed by the most recent assignee thereof prior to the trustee or, if none, by the originator, either in blank or in favor of the trustee, which assignment may be included as part of the corresponding assignment of mortgage referred to in clause (iii) above;

(v)                     (A) stamped or certified copies of any UCC financing statements and continuation statements which were filed in order to perfect (and maintain the perfection of) any security interest held by the originator of the Mortgage Loan or Serviced Whole Loan (and each assignee of record prior to the trustee) in and to the personalty of the borrower at the Mortgaged Property (in each case with evidence of filing or recording thereon) and which were in the possession of the related mortgage loan seller (or its agent) at the time the Mortgage Files were delivered to the custodian, together with original UCC-3 assignments of financing statements showing a complete chain of assignment from the secured party named in such UCC-1 financing statement to the most recent assignee of record thereof prior to the trustee, if any, and (B) if any such security interest is perfected and the earlier UCC financing statements and continuation statements were in the possession of the related mortgage loan seller, an assignment of UCC financing statement by the most recent assignee of record prior to the trustee or, if none, by the originator, evidencing the transfer of such security interest, either in blank or in favor of the trustee; provided that other evidence of filing or recording reasonably acceptable to the trustee may be delivered in lieu of delivering such UCC financing statements including, without limitation, evidence of such filed or recorded UCC financing statement as shown on a written UCC search report from a reputable search firm, such as CSC/LexisNexis Document Solutions, Corporation Service Company, CT Corporation System and the like or printouts of on-line confirmations from such UCC filing or recording offices or authorized agents thereof;

(vi)                  the original or a copy of the loan agreement relating to such Mortgage Loan, if any;

(vii)               the original or a copy of the lender’s title insurance policy issued in connection with the origination of the Mortgage Loan, together with all endorsements or riders (or copies thereof) that were issued with or subsequent to the issuance of such policy, insuring the priority of the Mortgage as a first lien on the Mortgaged Property, or a “marked up” commitment to insure marked as binding and countersigned by the related insurer or its authorized agent (which may be a pro forma or specimen title insurance policy which has been accepted or approved as binding in writing by the related title insurance company), or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company;

(viii)           (A) the original or a copy of the related assignment of leases, rents and profits (if such item is a document separate from the Mortgage) and, if applicable, the originals or copies of any intervening assignments thereof showing a complete chain of assignment from the originator of the Mortgage Loan or Serviced Whole Loan to the most recent assignee of record thereof prior to the trustee, if any, in each case with evidence of recording thereon; and (B) an original or copy (if the related mortgage loan seller or its designee, rather than the custodian and its designee, is responsible for the recording thereof) of an assignment of any related assignment of leases, rents and profits (if such item is a document separate from the Mortgage), in recordable form (except for missing recording information and, if delivered in blank, except for the name of the assignee), executed by the most recent assignee of record thereof prior to the trustee or, if none, by the originator, either in blank or in favor of the trustee, which assignment may be included as part of the corresponding assignment of mortgage referred to in clause (iii) above;

(ix)                the original or copy of any environmental indemnity agreements and copies of any environmental insurance policies pertaining to the related Mortgaged Property required in connection with origination of the related Mortgage Loan or Serviced Whole Loan and copies of environmental reports;

(x)                   copies of the currently effective management agreements, if any, for the Mortgaged Properties;

(xi)                if the borrower has a leasehold interest in the related Mortgaged Property, the original or copy of the ground lease (or, with respect to a leasehold interest where the borrower is a lessee and that is a space lease or an air rights lease, the original of such space lease or air rights lease), and any related lessor estoppel or similar agreement or a copy thereof; if any;

(xii)             if the related assignment of contracts is separate from the Mortgage, the original executed version of such assignment of contracts and the assignment thereof, if any, to the trustee;

(xiii)          if any related lockbox agreement or cash collateral account agreement is separate from the Mortgage or loan agreement, a copy thereof; with respect to the reserve accounts, cash collateral accounts and lockbox accounts, if any, a stamped or certified copy of the UCC-1 financing statements, if any, submitted for filing with respect to the related mortgagee’s security interest in the reserve accounts, cash collateral accounts and lockbox accounts and all funds contained therein (and UCC-3 assignments of financing statements assigning such UCC-1 financing statements to the trustee);

(xiv)           originals or copies of all assumption, modification, written assurance and substitution agreements, if any, with evidence of recording thereon if appropriate, in those instances where the terms or provisions of the Mortgage, the Mortgage Note or any related security document have been modified or the Mortgage Loan or Serviced Whole Loan has been assumed;

(xv)              the original or a copy of any guaranty of the obligations of the borrower under the Mortgage Loan or Serviced Whole Loan together with, as applicable, (A) the original or copies of any intervening assignments of such guaranty showing a complete chain of assignment from the originator of the Mortgage Loan or Serviced Whole Loan to the most recent assignee thereof prior to the trustee, if any, and (B) an original assignment of such guaranty executed by the most recent assignee thereof prior to the trustee or, if none, by the originator;

(xvi)           the original or a copy of the power of attorney (with evidence of recording thereon, if appropriate) granted by the related borrower if the Mortgage, Mortgage Note or other document or instrument referred to above was signed on behalf of the borrower pursuant to such power of attorney;

(xvii)        with respect to each Whole Loan, a copy of the related Intercreditor Agreement and, if applicable, a copy of any pooling and servicing agreement relating to a Serviced Companion Loan;

(xviii)     with respect to hospitality properties, a copy of the franchise agreement, if any, an original or copy of the comfort letter, if any, and if, pursuant to the terms of such comfort letter, the general assignment of the Mortgage Loan is not sufficient to transfer or assign the benefits of such comfort letter to the Trust, a copy of the notice to the franchisor of the transfer of such Mortgage Loan and/or a copy of the request for the issuance of a new comfort letter in favor of the Trust (in each case, as and to the extent required pursuant to the terms of such comfort letter), with the original of any replacement comfort letter to be included in the Mortgage File following receipt thereof by the master servicer;

(xix)         the original (or copy, if the original is held by the master servicer or applicable master servicer under the applicable Non-Serviced PSA) of any letter of credit held by the lender as beneficiary or assigned as security for such Mortgage Loan or Serviced Whole Loan;

(xx)            the appropriate assignment or amendment documentation related to the assignment to the Trust of any letter of credit securing such Mortgage Loan or Serviced Whole Loan (or copy thereof, if the original is held by the master servicer or applicable master servicer under the applicable Non-Serviced PSA) which entitles the master servicer on behalf of the issuing entity and the Companion Loan Holders (with respect to any Serviced Whole Loan) to draw thereon; and

(xxi)         with respect to any Mortgage Loan with related mezzanine debt or other subordinate debt (other than a Companion Loan), a copy of the related co-lender agreement, subordination agreement or other intercreditor agreement;

provided that with respect to (A) any Mortgage Loan which is a Non-Serviced Mortgage Loan on the Closing Date, the foregoing documents (other than the documents described in clause (i) above) will be delivered to and held by the custodian under the related Non-Serviced PSA on or prior to the Closing Date, and any assignments in favor of the trustee will be in favor of the trustee under the related Non-Serviced PSA and (B) any Servicing Shift Mortgage Loan, the foregoing documents will be delivered to the custodian on or prior to the Closing Date and such documents (other than the documents described in clause (i) above) will be transferred to the custodian related to the applicable securitization on or about the related Servicing Shift Securitization Date, and any assignments in favor of the trustee will be in favor of the trustee under the related Non-Serviced PSA.

Notwithstanding anything to the contrary contained herein, with respect to each of the Joint Mortgage Loans, the obligation of each of the applicable mortgage loan sellers to deliver mortgage note(s) as part of the related Mortgage File will be limited to delivery of only the mortgage notes held by such party. In addition, each mortgage loan seller will be required to deliver the Diligence Files for each of its Mortgage Loans to the depositor by uploading such Diligence Files to the designated Intralinks website, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

“Diligence File” means with respect to each Mortgage Loan or Companion Loan, if applicable, collectively the following documents in electronic format:

(a)   A copy of each of the following documents:

(i)                       the Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)                    the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording;

(iii)                 assignment of the Mortgage in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy of such assignment to be sent for recordation);

(iv)                any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording;

(v)                   an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy of such assignment to be sent for recordation);

(vi)                 the assignment of all unrecorded documents relating to the Mortgage Loan or a Serviced Whole Loan, if not already assigned pursuant to items (iii) or (v) above;

(vii)             all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(viii)           the policy or certificate of lender’s title insurance issued on the date of the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(ix)               any UCC financing statements, related amendments and continuation statements in the possession of the applicable mortgage loan seller;

(x)               an original assignment in favor of the trustee of any financing statement executed and filed in favor of the applicable mortgage loan seller in the relevant jurisdiction (or, if the related mortgage loan seller is responsible for the filing of that assignment, a copy of such assignment to be sent for filing);

(xi)               any intercreditor agreement relating to permitted debt of the mortgagor, including any intercreditor agreement relating to a Serviced Whole Loan;

(xii)            any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)         any ground lease, ground lessor estoppel, indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(xiv)          any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xv)             any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan and a request for confirmation that the issuing entity is a beneficiary of such comfort letter or other agreement, or for the issuance of a new comfort letter in favor of the issuing entity, as the case may be;

(xvi)          any lockbox or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xvii)       any related mezzanine intercreditor agreement;

(xviii)    all related environmental reports;

(xix)         all related environmental insurance policies;

(b)    a copy of any engineering reports or property condition reports;

(c)     other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll;

(d)     for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

(e)    copies of all legal opinions (excluding attorney client communications between the related mortgage loan seller, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)      copies of all mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the origination of the related Mortgage Loan;

(g)   a copy of the appraisal for the related Mortgaged Property(ies);

(h)     for any Mortgage Loan that the related Mortgaged Property is leased to a single tenant, a copy of the lease;

(i)       a copy of the applicable mortgage loan seller’s asset summary;

(j)       copies of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)     copies of any zoning reports;

(l)        copies of financial statements of the related mortgagor;

(m)  copies of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)     copies of all UCC searches;

(o)     copies of all litigation searches;

(p)     copies of all bankruptcy searches;

(q)     a copy of the origination settlement statement;

(r)      a copy of the insurance consultant report;

(s)     copies of the organizational documents of the related mortgagor and any guarantor;

(t)       copies of the escrow statements;

(u)     a copy of any closure letter (environmental);

(v)       a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties; and

(w)    a copy of the payment history with respect to such Mortgage Loan prior to the Closing Date;

provided that with respect to any Mortgage Loan which is a Non-Serviced Mortgage Loan on the Closing Date, any assignments in favor of the trustee will be in favor of the trustee under the related Non-Serviced PSA; in each case, to the extent that the originator received such documents in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not included in connection with the origination of such Mortgage Loan, the Diligence File will be required to include a statement to that effect; provided that the mortgage loan seller will not be required to deliver information that is proprietary to the related originator or mortgage loan seller or any draft documents or privileged or internal communications. The mortgage loan seller may, without any obligation to do so, include such other documents or information as part of the Diligence File that such mortgage loan seller believes should be included to enable the asset representations reviewer to perform the Asset Review on such Mortgage Loan; provided that such documents or information are clearly labeled and identified.

Each MLPA will contain certain representations and warranties of the applicable mortgage loan seller with respect to each Mortgage Loan sold by that mortgage loan seller. Those representations and warranties of GACC, CREFI, BCREI and BMO are set forth in Annex D-1, and will be made as of the Closing Date, or as of another date specifically provided in the representation and warranty, subject to certain exceptions to such representations and warranties as set forth in Annex D-2, Annex D-3, Annex D-4 and Annex D-5, respectively. Those representations and warranties of GSMC are set forth in Annex E-1, and will be made as of the Closing Date, or as of another date specifically provided in the representation and warranty, subject to certain exceptions to such representations and warranties as set forth in Annex E-2.

If any of the documents required to be delivered by the related mortgage loan seller and included in the Mortgage File for any Mortgage Loan is missing from the Mortgage File or defective or if there is a breach of a representation or warranty relating to any Mortgage Loan, and such omission, breach or defect materially and adversely affects the value of the related Mortgage Loan, the value of the related Mortgaged Property or the interests of the trustee or any Certificateholders in the Mortgage Loan or Mortgaged Property or causes the Mortgage Loan to be other than a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage (a “Material Defect”), the applicable mortgage loan seller will be required to, no later than 90 days following:

(x)       such mortgage loan seller’s receipt of notice of the Material Defect from any party to the PSA (a “Breach Notice”), except in the case of the following clause (y); or

(y)       in the case of such Material Defect that would cause the Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage, the discovery by any party to the PSA of the such Material Defect; provided that the mortgage loan seller has received notice in accordance with the terms of the PSA,

(1)       cure such Material Defect in all material respects, at its own expense,

(2)       repurchase the affected Mortgage Loan (or, in the case of each of the Joint Mortgage Loans, the applicable portion thereof) or REO Loan at the Purchase Price, or

(3)       substitute a Qualified Substitute Mortgage Loan (other than with respect to the Whole Loans, as applicable, for which no substitution will be permitted) for such affected Mortgage Loan, and pay a shortfall amount in connection with such substitution, provided that no such substitution may occur on or after the second anniversary of the Closing Date;

provided, however, that the applicable mortgage loan seller will generally have an additional 90-day period to cure such Material Defect (or, failing such cure, to repurchase the affected Mortgage Loan and the related REO Loan (or, in the case of each of the Joint Mortgage Loans, the applicable portion thereof) or, if applicable, substitute a Qualified Substitute Mortgage Loan (other than with respect to the related Whole Loans, for which no substitution will be permitted)), if such Material Defect is capable of being cured, the mortgage loan seller is diligently proceeding toward that cure, and has delivered to the master servicer, the special servicer, the certificate administrator (who will promptly deliver a copy of such officer’s certificate to the 17g-5 Information Provider), the trustee, the operating advisor, the asset representations reviewer and, prior to the occurrence of a Consultation Termination Event, the Directing Holder, an officer’s certificate that describes the reasons that a cure was not effected within the initial 90-day period. Notwithstanding the foregoing, there will be no such 90-day extension, if such Material Defect would cause the related Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

No delay in either the discovery of a Material Defect or in providing notice of such Material Defect will relieve the applicable mortgage loan seller of its obligation to repurchase the related Mortgage Loan unless (i) the mortgage loan seller did not otherwise discover or have knowledge of such Material Defect, (ii) such delay is the result of the failure by a party to the PSA to promptly provide a Breach Notice as required by the terms of the PSA after such party has actual knowledge of such defect or breach (knowledge will not be deemed to exist by reason of the custodian’s exception report) and such delay precludes the mortgage loan seller from curing such Material Defect and (iii) such Material Defect did not relate to a Mortgage Loan not being a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage. Notwithstanding the foregoing, if a Mortgage Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, theater or fitness center (operated by a borrower), then the failure to deliver copies of the UCC financing statements with respect to such Mortgage Loan will not be a Material Defect. With respect to each Non-Serviced Mortgage Loan, each mortgage loan seller agrees that any document defect as such term is defined in the related controlling Non-Serviced PSA (other than a defect related to the promissory note for the related Non-Serviced Companion Loan) will constitute a document defect under the related MLPA.

If there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the applicable mortgage loan seller will not be obligated to repurchase the Mortgage Loan (or, in the case of each of the Joint Mortgage Loans, the applicable portion thereof) if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released), (ii) the remaining

Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the applicable mortgage loan seller provides an opinion of counsel to the effect that such release would not cause either Trust REMIC to fail to qualify as a REMIC or result in the imposition of a tax upon either Trust REMIC or the issuing entity and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

Notwithstanding the foregoing, in lieu of a mortgage loan seller repurchasing, substituting or curing such Material Defect, to the extent that the mortgage loan seller and the special servicer (for so long as no Control Termination Event is continuing and only with respect to any Mortgage Loan that is not an applicable Excluded Loan or any Servicing Shift Mortgage Loan, with the consent of the Directing Holder) are able to agree upon a cash payment payable by the mortgage loan seller to the issuing entity that would be deemed sufficient to compensate the issuing entity for such Material Defect (a “Loss of Value Payment”), the mortgage loan seller may elect, in its sole discretion, to pay such Loss of Value Payment. In connection with any such determination with respect to any non-Specially Serviced Loan, the master servicer will promptly provide the special servicer, but in any event within the time frame and in the manner provided in the PSA, with the servicing file and other such information to the extent set forth in the PSA in order to permit the special servicer to calculate the Loss of Value Payment as set forth in the PSA. Upon its making such payment, the mortgage loan seller will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any such Material Defect that would cause the applicable Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

In the case of a Material Defect with respect to a Joint Mortgage Loan, each of the related mortgage loan sellers will be responsible for any remedies solely in respect of the note(s) sold by the related mortgage loan seller as if each note evidencing such Joint Mortgage Loan was a separate Mortgage Loan.

With respect to any Mortgage Loan (or related REO Loan) (including, to the extent required pursuant to the final sentence of this paragraph, any related Companion Loan) a, “Purchase Price” equals to the sum of (1) the outstanding principal balance of such Mortgage Loan (or related REO Loan) (including, to the extent required pursuant to the final sentence of this paragraph, any related Companion Loan), as of the date of purchase, (2) all accrued and unpaid interest on the Mortgage Loan (or any related REO Loan) (including, to the extent required pursuant to the final sentence of this paragraph, any related Companion Loan) at the related Mortgage Rate in effect from time to time (excluding any portion of such interest that represents default interest or Excess Interest on an ARD Loan), to, but not including, the due date immediately preceding or coinciding with the Determination Date for the Collection Period of purchase, (3) all related unreimbursed Servicing Advances plus accrued and unpaid interest on all related Advances at the Reimbursement Rate, Special Servicing Fees (whether paid or unpaid), Workout Fees, Liquidation Fees (to the extent set forth in clause (5) below) and any other additional trust fund expenses in respect of such Mortgage Loan and the related REO Loan, if any, (4) solely in the case of a repurchase or substitution by a mortgage loan seller, any unpaid Asset Representations Reviewer Asset Review Fee related to such Mortgage Loan and all reasonable out-of-pocket expenses reasonably incurred or to be incurred by the master servicer, the special servicer, the depositor, the certificate administrator or the trustee in respect of the omission, breach or defect giving rise to the repurchase or substitution obligation, including any expenses arising out of the enforcement of the repurchase or substitution obligation, including, without limitation, legal fees and expenses and any additional trust fund expenses relating to such Mortgage Loan or related REO Loan; provided, however, that such out-of-pocket expenses will not include expenses incurred by investors in instituting an Asset Review Vote Election, in taking part in an Asset Review Vote Election or in utilizing the dispute resolution provisions described below under “—Dispute Resolution Provisions” and (5) Liquidation Fees, if any, payable with respect to the affected Mortgage Loan (or related REO Loan) (including, to the extent required pursuant to the final sentence of this paragraph, any related Companion Loan) (which will not include any Liquidation Fees if such affected Mortgage Loan is repurchased prior to the expiration of the additional 90-day period immediately following the initial 90-day period). For purposes of this definition, (i) the “Purchase Price” in respect of a Serviced Companion Loan that is purchased by the related mortgage loan seller will be the purchase price paid by the related mortgage loan seller under the related pooling and servicing agreement governing the securitization that includes such Serviced Companion Loan, or the applicable servicing agreement, and (ii) with respect to a sale of an REO Property securing a Serviced Whole Loan, the term Mortgage Loan or REO Loan will be construed to include any related Companion Loan. With respect to each of the Joint Mortgage Loans, the Purchase Price that would be payable by each of the applicable mortgage loan sellers for its related promissory note(s) will be equal to its respective percentage interest in such Mortgage Loan as of the Closing Date multiplied by the total Purchase Price for such Mortgage Loan.

A “Qualified Substitute Mortgage Loan” is a substitute mortgage loan (other than with respect to the Whole Loans, for which no substitution will be permitted) replacing a Mortgage Loan with respect to which a Material Defect exists that must, on the date of substitution:

(a)   have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the removed Mortgage Loan as of the due date in the calendar month during which the substitution occurs;

(b)   have a fixed Mortgage Rate not less than the Mortgage Rate of the removed Mortgage Loan (determined without regard to any prior modification, waiver or amendment of the terms of the removed Mortgage Loan);

(c)   have the same due date and a grace period no longer than that of the removed Mortgage Loan;

(d)   accrue interest on the same basis as the removed Mortgage Loan (for example, on the basis of a 360-day year and the actual number of days elapsed);

(e)   have a remaining term to stated maturity not greater than, and not more than five years less than, the remaining term to stated maturity of the removed Mortgage Loan;

(f)    have a then-current loan-to-value ratio equal to or less than the lesser of (i) the loan-to-value ratio for the removed Mortgage Loan as of the Closing Date and (ii) 75%, in each case using a “value” for the Mortgaged Property as determined using an appraisal conducted by a member of the Appraisal Institute (“MAI”) prepared in accordance with the requirements of the FIRREA;

(g)   comply (except in a manner that would not be adverse to the interests of the Certificateholders) as of the date of substitution in all material respects with all of the representations and warranties set forth in the related MLPA;

(h)   have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property and that will be delivered as a part of the related servicing file;

(i)       have a then-current debt service coverage ratio at least equal to the greater of (i) the original debt service coverage ratio of the removed Mortgage Loan as of the Closing Date and (ii) 1.25x;

(j)       constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an opinion of counsel (provided at the applicable mortgage loan seller’s expense);

(k)   not have a maturity date or an amortization period that extends to a date that is after the date five years prior to the Rated Final Distribution Date;

(l)       have comparable prepayment restrictions to those of the removed Mortgage Loan;

(m)  not be substituted for a removed Mortgage Loan unless the trustee and the certificate administrator have received a Rating Agency Confirmation from each of the Rating Agencies (the cost, if any, of obtaining such Rating Agency Confirmation to be paid by the applicable mortgage loan seller);

(n)   have been approved (i), for so long as no Control Termination Event is continuing, by the Directing Holder, and (ii) during any such time that the master servicer is the Enforcing Servicer, by the special servicer;

(o)   prohibit defeasance within two years of the Closing Date;

(p)   not be substituted for a removed Mortgage Loan if it would result in the termination of the REMIC status of any Trust REMIC or the imposition of tax on any Trust REMIC other than a tax on income expressly permitted or contemplated to be received by the terms of the PSA as determined by an opinion of counsel to be paid by the applicable mortgage loan seller;

(q)   have an engineering report that indicates no material adverse property condition or deferred maintenance with respect to the related Mortgaged Property with respect to the related Mortgaged Property that will be delivered as a part of the related servicing file; and

(r)    be current in the payment of all scheduled payments of principal and interest then due.

In the event that more than one Mortgage Loan is substituted for a removed Mortgage Loan or Mortgage Loans, then (x) the amounts described in clause (a) are required to be determined on the basis of aggregate principal balances and (y) each such proposed Qualified Substitute Mortgage Loan must individually satisfy each of the requirements specified in clauses (b) through (r) of the preceding sentence, except (z) the rates described in clause (b) above and the remaining term to stated maturity referred to in clause (e) above are required to be determined on a weighted average basis, provided that no individual Mortgage Rate (net of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate) may be lower than the highest fixed Pass-Through Rate (not based on or subject to a cap equal to or based on the WAC Rate) of any class of Principal Balance Certificates having a principal balance then-outstanding. When a Qualified Substitute Mortgage Loan is substituted for a removed Mortgage Loan, the applicable mortgage loan seller will be required to certify that the Mortgage Loan meets all of the requirements of the above definition and send the certification to the trustee, the certificate administrator, the operating advisor and the asset representations reviewer and, prior to the occurrence of a Consultation Termination Event, the Directing Holder.

The foregoing repurchase or substitution obligation or the obligation to pay the Loss of Value Payment will constitute the sole remedy available to the Certificateholders and the trustee under the PSA for any uncured breach of any mortgage loan seller’s representations and warranties regarding the Mortgage Loans or any uncured document defect; provided, however, that if any breach pertains to a representation or warranty that the related Mortgage Loan documents or any particular Mortgage Loan document requires the related borrower to bear the costs and expenses associated with any particular action or matter under such Mortgage Loan document(s), then the applicable mortgage loan seller will be required to cure such breach within the applicable cure period (as the same may be extended) by reimbursing the issuing entity (by wire transfer of immediately available funds) for the reasonable amount of any such costs and expenses incurred by parties to the PSA or the issuing entity that are incurred as a result of such breach and have not been reimbursed by the related borrower and the amount of any fees and expenses of the asset representations reviewer attributable to the Asset Review of such Mortgage Loan; provided, further, that in the event any such costs and expenses exceed $10,000, the applicable mortgage loan seller will have the option to either repurchase or substitute for the related Mortgage Loan as provided above or pay such costs and expenses. The applicable mortgage loan seller will remit the amount of these costs and expenses and upon its making such remittance, the applicable mortgage loan seller will be deemed to have cured the breach in all respects. The applicable mortgage loan seller will be the sole warranting party in respect of the Mortgage Loans sold by that mortgage loan seller to the depositor, and none of its affiliates and no other person will be obligated to repurchase or replace any affected Mortgage Loan or make a Loss of Value Payment in connection with a breach of any representation and warranty or in connection with a document defect if the applicable mortgage loan seller defaults on its obligation to do so.

As stated above, with respect to a Material Defect related to a Joint Mortgage Loan, each related mortgage loan seller will only be a mortgage loan seller with respect to, and will only be obligated to take the remedial actions described above with respect to, its percentage interest in such Mortgage Loan that it sold to the depositor. It is possible that under certain circumstances only one of the applicable mortgage loan sellers will repurchase, or otherwise comply with any repurchase obligations with respect to, its interest in such Mortgage Loan if there is a Material Defect. If for any reason, one of those mortgage loan sellers repurchases its interest in such Mortgage Loan and the other mortgage loan seller does not, (i) the non-repurchased portion of the Mortgage Loan will be deemed to constitute a “Mortgage Loan” under the PSA, the repurchasing mortgage loan seller’s interest in such Mortgage Loan will be deemed to constitute a “Non-Serviced Pari Passu Companion Loan” with respect such Mortgage Loan, (ii) the related Whole Loan will continue to be serviced and administered under the related Non-Serviced PSA and the related Intercreditor Agreement, (iii) all amounts applied in respect of interest, principal and yield maintenance premiums in respect of the related Whole Loan from time to time will be allocated pursuant to the related Intercreditor Agreement between the issuing entity, the repurchasing mortgage loan seller and the other related Companion Loan Holders and (iv) the repurchasing mortgage loan seller will be entitled to receive remittances of allocated collections monthly to the same extent as any other related Companion Loan Holder.

Dispute Resolution Provisions

The mortgage loan seller will be subject to the dispute resolution provisions described under “Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any mortgage loan sold to the depositor by the mortgage loan seller and will be obligated under the MLPA to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

The mortgage loan seller will be obligated to perform its obligations described under “Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review” relating to any Asset Reviews performed by the asset representations reviewer, and the mortgage loan seller will have the rights described under that heading.

POOLING AND SERVICING AGREEMENT

General

The servicing and administration of each Serviced Mortgage Loan, any related Serviced Companion Loans and any related REO Properties (including any interest of the holder of any Companion Loan in the REO Property acquired with respect to any Serviced Whole Loan) will be governed by the PSA and the related Intercreditor Agreement.

The Non-Serviced Mortgage Loans, the related Non-Serviced Companion Loan and any related REO Properties (including the issuing entity’s interest in REO Property acquired with respect to a Non-Serviced Whole Loan) will be serviced by the Non-Serviced Master Servicer and the Non-Serviced Special Servicer under the related Non-Serviced PSA in accordance with such Non-Serviced PSA and the related Intercreditor Agreement.

The following summaries describe certain provisions of the PSA relating to the servicing and administration of the Mortgage Loans (other than the Non-Serviced Mortgage Loans), the related Serviced Companion Loans and any related REO Properties. Unless otherwise specifically stated and except where the context otherwise indicates (such as with respect to P&I Advances), discussions in this section or in any other section of this prospectus regarding the servicing and administration of the Mortgage Loans should be read to include the servicing and administration of the related Serviced Companion Loans but not to include the Non-Serviced Mortgage Loans, the related Non-Serviced Companion Loans and any related REO Property. In the case of the Serviced Whole Loans, certain provisions of the related Intercreditor Agreement are described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”.

Certain provisions of the Non-Serviced PSAs relating to the servicing and administration of the related Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loans and the related REO Properties and the related Intercreditor Agreement are summarized under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

As to particular servicing matters, the discussion under this heading “Pooling and Servicing Agreement” is applicable with respect to any Servicing Shift Whole Loans only while the PSA governs the servicing of the related Servicing Shift Whole Loan. On and after the related Servicing Shift Securitization Date, a Servicing Shift Whole Loan will be serviced pursuant to the related Servicing Shift PSA, and the provisions of the related Servicing Shift PSA may be different than the terms of the PSA, although the related Servicing Shift Whole Loan will still need to be serviced in compliance with the requirements of the related Intercreditor Agreement, as described in “Description of the Mortgage Pool—The Whole Loans”.

In general, (i) the master servicer will be responsible for the servicing and administration of the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and any related Serviced Companion Loans that are non-Specially Serviced Loans (except for Special Servicer Non-Major Decisions, and Major Decisions as to which the processing and/or consent or other involvement of the special servicer is required), and (ii) the special servicer will be responsible for the servicing and administration of Specially Serviced Loans and REO Properties and, in certain circumstances, the special servicer will review, evaluate and/or provide or withhold consent or process Special Servicer Non-Major Decisions (other than with respect to the processing of matters covered in clause (c)(i) and (c)(ii) of the definition of “Special Servicer Non-Major Decision”) and Major Decisions.

The PSA requires the master servicer or the special servicer, as applicable, to make reasonable efforts to collect all payments called for under the terms and provisions of the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and the Serviced Companion Loans and to follow the Servicing Standard with respect to such collection procedures. Consistent with the above, the master servicer or the special servicer may, in its discretion, waive any late payment fee or default interest it is entitled to receive in connection with any delinquent Periodic Payment or balloon payment with respect to any Mortgage Loan or Serviced Companion Loan it is servicing.

Assignment of the Mortgage Loans

The depositor will purchase the Mortgage Loans to be included in the issuing entity on or before the Closing Date from each of the mortgage loan sellers pursuant to a separate MLPAs. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “Description of the Mortgage Loan Purchase Agreements”.

On the Closing Date, the depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans, without recourse, together with the depositor’s rights and remedies against the mortgage loan sellers under the MLPAs, to the trustee for the benefit of the holders of the certificates. On or prior to the Closing Date, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, the Mortgage Notes and certain other documents and instruments with respect to each Serviced Mortgage Loan and any related Serviced Companion Loan. The custodian will hold such documents in the name of the issuing entity for the benefit of the holders of the certificates. The custodian is obligated to review certain documents for each Mortgage Loan within 60 days of the Closing Date and report any missing documents or certain types of document defects to the parties to the PSA and the Directing Holder (for so long as no Consultation Termination Event is continuing) and the related mortgage loan seller.

In addition, pursuant to the related MLPA, each mortgage loan seller will be required to deliver (or cause to be delivered) an electronic copy of the Diligence Files for each of its Mortgage Loans to (or as instructed by) the depositor within 60 days following the Closing Date. The depositor will then be required to deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

Pursuant to the PSA, the depositor will assign to the trustee for the benefit of Certificateholders the representations and warranties made by the mortgage loan sellers to the depositor in the MLPAs and any rights and remedies that the depositor has against the mortgage loan sellers under the MLPAs with respect to any Material Defect. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below and “Description of the Mortgage Loan Purchase Agreements”.

Servicing Standard

The master servicer and the special servicer will each be required to diligently service and administer the Mortgage Loans (excluding the Non-Serviced Mortgage Loans), any related Serviced Companion Loans and the related REO Properties (other than any REO Property related to a Non-Serviced Mortgage Loan), for which it is responsible in accordance with applicable law, the terms of the PSA, the Mortgage Loan documents, and the related Intercreditor Agreements and, to the extent consistent with the foregoing, in accordance with the higher of the following standards of care:

(1)   the same manner in which, and with the same care, skill, prudence and diligence with which the master servicer or the special servicer, as the case may be, services and administers similar mortgage loans for other third-party portfolios, and

(2)   the same care, skill, prudence and diligence with which the master servicer or special servicer, as the case may be, services and administers similar mortgage loans owned by the master servicer or the special servicer, as the case may be, with a view to; (A) the timely recovery of all payments of principal and interest under the Mortgage Loans or Serviced Whole Loans or (B) in the case of a Specially Serviced Loan or an REO Property, the maximization of recovery of principal and interest on a net present value basis on the Mortgage Loans and any related Serviced Companion Loans, and the best interests of the issuing entity, the Certificateholders (as a collective whole as if such Certificateholders constituted a single lender) (and, in the case of any Serviced Whole Loan, the best interests of the issuing entity, the Certificateholders and the holder(s) of the related Companion Loan(s) (as a collective whole as if such Certificateholders and the holder(s) of the related Companion Loan(s) constituted a single lender, taking into account the subordinate nature of any Subordinate Companion Loan), taking into account the pari passu or subordinate nature of the related Companion Loan(s)) as determined by the master servicer or the special servicer, as the case may be, in its reasonable judgment, in either case giving due consideration to the customary and usual standards of practice of prudent, institutional commercial, multifamily and manufactured housing community mortgage loan servicers, but without regard to any conflict of interest arising from:

(A)  any relationship that the master servicer or the special servicer, as the case may be, or any of their respective affiliates, as the case may be, may have with any of the underlying borrowers, the sponsors, the mortgage loan sellers, the originators, any party to the PSA or any affiliate of the foregoing;

(B)  the ownership of any certificate (or any interest in any Companion Loan, mezzanine loan or subordinate debt relating to a Mortgage Loan) by the master servicer or special servicer, as the case may be, or any of their respective affiliates;

(C)  the obligation, if any, of the master servicer to make advances;

(D)  the right of the master servicer or the special servicer, as the case may be, or any of its affiliates to receive compensation or reimbursement of costs under the PSA generally or with respect to any particular transaction;

(E)  the ownership, servicing or management for others of any other mortgage loans, subordinate debt, mezzanine loans or properties not covered by the PSA or held by the issuing entity by the master servicer or special servicer, as the case may be, or any of its affiliates;

(F)   any debt that the master servicer or the special servicer, as the case may be, or any of its affiliates, has extended to any underlying borrower or an affiliate of any borrower (including, without limitation, any mezzanine financing);

(G)  any option to purchase any Mortgage Loan or the related Companion Loan(s) the master servicer or special servicer, as the case may be, or any of its affiliates, may have; and

(H)  any obligation of the master servicer, the special servicer or one of their respective affiliates, to repurchase or substitute for a Mortgage Loan as a mortgage loan seller (if the master servicer or the special servicer or one of their respective affiliates is a mortgage loan seller) (the foregoing, collectively referred to as the “Servicing Standard”).

All net present value calculations and determinations made under the PSA with respect to any Mortgage Loan, Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made in accordance with the Mortgage Loan documents or, in the event the Mortgage Loan documents are silent, by using a discount rate (i) for principal and interest payments on the Mortgage Loan or Serviced Companion Loan(s) or sale of a Defaulted Loan, the highest of (1) the rate determined by the master servicer or special servicer, as applicable, that approximates the market rate that would be obtainable by the borrowers on similar non-defaulted debt of the borrowers as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries as of such date of determination and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal) of the related Mortgaged Property.

In the case of a Non-Serviced Mortgage Loan, the master servicer and special servicer will be required to act in accordance with the Servicing Standard with respect to any action required to be taken regarding such Non-Serviced Mortgage Loan pursuant to their respective obligations under the PSA.

Subservicing

The master servicer and the special servicer may delegate and/or assign some or all of their respective servicing obligations and duties with respect to some or all of the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and the Serviced Companion Loans to one or more third-party sub-servicers provided that the master servicer and the special servicer, as applicable, will not thereby be relieved of any of those obligations or duties under the PSA and will remain responsible for the acts or omissions of any such sub-servicers. A sub-servicer may be an affiliate of the depositor, the master servicer or the special servicer. Notwithstanding the foregoing, the special servicer may not enter into any sub-servicing agreement which provides for the performance by third parties of any or all of its obligations under the PSA without, with respect to any Mortgage Loan so long as no Control Termination Event is continuing, the consent of the Directing Holder, except to the extent necessary for the special servicer to comply with applicable regulatory requirements.

Each sub-servicing agreement between the master servicer or special servicer and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) if for any reason the master servicer or special servicer, as applicable, is no longer acting in that capacity (including, without limitation, by reason of a Servicer Termination Event), the trustee or any successor master servicer or special servicer, as applicable, may assume or terminate such party’s rights and obligations under such Sub-Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be terminated (following the expiration of any applicable grace period) if the sub-servicer fails (A) to deliver by the due date any Exchange Act reporting items required to be delivered to the master servicer pursuant to the PSA or such Sub-Servicing Agreement or to the master servicer under any other pooling and servicing agreement that the depositor is a party to, (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the PSA to perform its obligations under the PSA or under the Exchange Act reporting requirements of any other pooling and servicing agreement that the depositor is a party to or (C) to perform other covenants and obligations set forth in such Sub-Servicing Agreement in accordance with the terms of such Sub-Servicing Agreement. No sub-servicer will be permitted under any Sub-Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents, without the consent of the master servicer or special servicer, as applicable. The master servicer’s consent may also be required for certain other servicing decisions as provided in the related Sub-Servicing Agreement.

Generally, the master servicer will be solely liable for all fees owed by it to any sub-servicer retained by the master servicer, without regard to whether the master servicer’s compensation pursuant to the PSA is sufficient to pay those fees. Each sub-servicer will be required to be reimbursed by the master servicer for certain expenditures which such sub-servicer makes, generally to the same extent the master servicer would be reimbursed under the PSA.

Advances

P&I Advances

On the business day immediately preceding each Distribution Date (the “Master Servicer Remittance Date”), except as otherwise described below, the master servicer will be obligated, unless determined to be non-recoverable as described below, to make advances (each, a “P&I Advance”) out of its own funds or, subject to the replacement of those funds as provided in the PSA, certain funds held in the Collection Account that are not required to be part of the Available Funds for that Distribution Date, in an amount equal to (but subject to reduction as described below) the aggregate of:

(1)   all Periodic Payments (other than any balloon payments) (net of any applicable Servicing Fees (other than, in the case of any Non-Serviced Mortgage Loan, the servicing fee rate pursuant to the applicable pooling and servicing agreement)) that were due on the Mortgage Loans and any REO Loan (other than any portion of an REO Loan related to any other Companion Loan) during the related Collection Period and not received as of the business day preceding the Master Servicer Remittance Date; and

(2)   in the case of each Mortgage Loan delinquent in respect of its balloon payment as of the Master Servicer Remittance Date (including any REO Loan (other than any portion of an REO Loan related to any other Companion Loan) as to which the balloon payment would have been past due), an amount equal to its Assumed Scheduled Payment.

The master servicer’s obligations to make P&I Advances in respect of any Mortgage Loan (including the Non-Serviced Mortgage Loans) or REO Loan (other than any portion of a REO Loan related to any other Companion Loan) will continue, except if a determination as to non-recoverability is made, through and up to (but not including) the Distribution Date on which liquidation of the Mortgage Loan or disposition of the REO Property, as the case may be, occurs. However, no interest will accrue on any P&I Advance made with respect to a Mortgage Loan unless the related Periodic Payment is received after the related Due Date has passed and any applicable grace period has expired or if the related Periodic Payment is received after the Determination Date but on or prior to the Master Servicer Remittance Date. To the extent that the master servicer fails to make a P&I Advance that it is required to make under the PSA, the trustee will be required to make the required P&I Advance in accordance with the terms of the PSA.

If an Appraisal Reduction Amount has been assessed with respect to any Mortgage Loan (or, in the case of any Non-Serviced Whole Loan, an appraisal reduction has been assessed in accordance with the related Non-Serviced PSA and the master servicer has notice of such Appraisal Reduction Amount), then the interest portion of any P&I Advance in respect of that Mortgage Loan for the related Distribution Date will be reduced (there will be no reduction in the principal portion, if any, of such P&I Advance) to equal the product of (x) the amount of the interest portion of the P&I Advance for that Mortgage Loan for the related Distribution Date without regard to this sentence, and (y) a fraction, expressed as a percentage, the numerator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date, net of the related Appraisal Reduction Amount (or, in the case of any Whole Loan, the portion of such Appraisal Reduction Amount allocated to the related Mortgage Loan), if any, and the denominator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date.

Neither the master servicer nor the trustee will be required to make a P&I Advance for a balloon payment (in excess of the Assumed Scheduled Payment), default interest, late payment charges, Excess Interest, yield maintenance charges or prepayment premiums on any Mortgage Loan. In addition, neither the master servicer nor the trustee will be required to make any P&I Advance for any Companion Loan.

Advances are intended to maintain a regular flow of scheduled interest and principal payments to holders of the class or classes of certificates entitled thereto, and are not credit support for the certificates and will not act to guarantee or insure against losses on the mortgage loans or otherwise.

With respect to any Non-Serviced Whole Loan, if any servicer under the Non-Serviced PSA determines that a P&I Advance with respect to the related Non-Serviced Companion Loan, if made, would be non-recoverable, such determination will not be binding on the master servicer and the trustee as it relates to any proposed P&I Advance with respect to the related Non-Serviced Mortgage Loan, but the master servicer and the trustee may conclusively rely upon any such determination. Similarly, with respect to any Non-Serviced Mortgage Loan, if the master servicer or special servicer determines that any P&I Advance with respect to such Non-Serviced Mortgage Loan, if made, would be non-recoverable, such determination will not be binding on the related master servicer and related trustee under the related Non-Serviced PSA as such determination relates to any proposed P&I Advance with respect to any related Non-Serviced Companion Loan (unless the related Non-Serviced PSA provides otherwise).

For the avoidance of doubt, the master servicer or the trustee, as the case may be, will make P&I Advances on the basis of the original terms of any Mortgage Loan, including Mortgage Loans subject to forbearance agreements or other temporary deferrals or payment accommodations, unless (a) the terms of the Mortgage Loan have been permanently modified to reduce or forgive a monetary obligation or (b) such P&I Advance has been determined to be a Nonrecoverable Advance.

Servicing Advances

In addition to P&I Advances, except as otherwise described under “—Recovery of Advances” below and except in certain limited circumstances described below, the master servicer will also be obligated (subject to the limitations described in this prospectus), to make advances (“Servicing Advances” and, collectively with P&I Advances, “Advances”) in connection with the servicing and administration of the Serviced Mortgage Loans and any related Serviced Companion Loans, as applicable, in connection with the servicing and administration of any Mortgaged Property or REO Property, in order to pay delinquent real estate taxes, assessments and hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage Loan documents or to protect, lease, manage and maintain the related Mortgaged Property. To the extent that the master servicer fails to make a Servicing Advance that it is required to make under the PSA and the trustee has received notice or otherwise has actual knowledge of this failure, the trustee will be required to make the required Servicing Advance in accordance with the terms of the PSA.

However, neither the master servicer nor the trustee will make any Servicing Advance in connection with the exercise of any cure rights or purchase rights granted to the holder of a Serviced Companion Loan under the related Intercreditor Agreement or the PSA.

The special servicer will have no obligation to make any Servicing Advances, but may make a Servicing Advance on an urgent or emergency basis in its discretion. No Servicing Advances will be made with respect to any Serviced Whole Loan if the related Mortgage Loan is no longer held by the issuing entity or if such Serviced Whole Loan is no longer serviced under the PSA and no Servicing Advances will be made for any Non-Serviced Whole Loan under the PSA. Any requirement of the master servicer or the trustee to make an Advance in the PSA is intended solely to provide liquidity for the benefit of the Certificateholders and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans or the related Companion Loan.

The master servicer will also be obligated to make Servicing Advances with respect to Serviced Whole Loans. With respect to any Non-Serviced Whole Loan, the applicable servicer under the related Non-Serviced PSA will be obligated to make servicing advances with respect to such Non-Serviced Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

Nonrecoverable Advances

Notwithstanding the foregoing, no party to the PSA will be obligated to make any Advance that it determines in its reasonable judgment would, if made, be non-recoverable (including recovery of interest at the Reimbursement Rate on the Advance) out of Related Proceeds (a “Nonrecoverable Advance”). In addition, the special servicer may, at its option make a determination in accordance with the Servicing Standard that any P&I Advance or Servicing Advance, if made or previously made, would be a Nonrecoverable Advance, and if it makes such a determination, must deliver to the master servicer, the Directing Holder (for so long as no Consultation Termination Event is continuing) (and, with respect to a Serviced Mortgage Loan, to any master servicer or special servicer under the PSA governing any securitization trust into which the related Pari Passu Companion Loan is deposited, and, with respect to any Non-Serviced Mortgage Loan, the related master servicer under the related Non-Serviced PSA), the certificate administrator, the trustee, the operating advisor and the 17g-5 Information Provider notice of such determination, which determination may be conclusively relied upon by, and will be binding upon, the master servicer and the trustee. The special servicer will have no such obligation to make an affirmative determination that any P&I Advance or Servicing Advance is, or would be, recoverable, and in the absence of a determination by the special servicer that such an Advance is non-recoverable, each such decision will remain with the master servicer or the trustee, as applicable. If the special servicer makes a determination that only a portion, and not all, of any previously made or proposed P&I Advance or Servicing Advance is non-recoverable, the master servicer and the trustee will have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed P&I Advance or Servicing Advance is non-recoverable.

In making such non-recoverability determination, each person will be entitled to consider (among other things): (a) the obligations of the borrower under the terms of the related Mortgage Loan or Companion Loan, as applicable, as it may have been modified, (b) the related Mortgaged Properties in their “as-is” or then-current conditions and occupancies, as modified by such party’s assumptions regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, (c) estimated future expenses, (d) estimated timing of recoveries, and will be entitled to give due regard to the existence of any Nonrecoverable Advances which, at the time of such consideration, the recovery of which are being deferred or delayed by the master servicer or the trustee, as applicable, in light of the fact that Related Proceeds are a source of recovery not only for the Advance under consideration but also a potential source of recovery for such delayed or deferred Advance, and (e) with respect to a Non-Serviced Whole Loan, any non-recoverability determination of the other master servicer or other trustee under the related Non-Serviced PSA relating to a principal and interest advance for a Non-Serviced Companion Loan. In addition, any such person may update or change its non-recoverability determinations (but not reverse any other person’s determination or prohibit any such other authorized person from making a determination, that an Advance is non-recoverable) at any time and may obtain at the expense of the issuing entity any analysis, appraisals or market value estimates or other information for such purposes. Absent bad faith, any non-recoverability determination described in this paragraph will be conclusive and binding on the Certificateholders, and may be conclusively relied upon by, and will be binding upon, the master servicer and the trustee. The master servicer and the trustee will be entitled to rely conclusively on any non-recoverability determination of the special servicer. Nonrecoverable Advances will represent a portion of the losses to be borne by the Certificateholders.

Recovery of Advances

The master servicer, the special servicer or the trustee, as applicable, will be entitled to recover (a) any Servicing Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan (or, consistent with the related Intercreditor Agreement, a Serviced Whole Loan) as to which such Servicing Advance was made, and (b) any P&I Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan as to which such P&I Advance was made, whether in the form of late payments, insurance and condemnation proceeds, liquidation proceeds or otherwise from the related Mortgage Loan or Mortgaged Property (“Related Proceeds”). Each of the master servicer and the trustee will be entitled to recover any Advance by it that it subsequently determines to be a Nonrecoverable Advance out of general collections relating to the Mortgage Loans on deposit in the Collection Account (first from principal collections and then from any other collections). Amounts payable in respect of each Serviced Companion Loan pursuant to the related Intercreditor Agreement will not be available for distributions on the certificates or for the reimbursement of Nonrecoverable Advances that are P&I Advances of principal or interest with respect to the related Mortgage Loan, but will be available, in accordance with the PSA and related Intercreditor Agreement, for the reimbursement of any Servicing Advances with respect to the related Serviced Whole Loan. With respect to a Servicing Advance on a Serviced Whole Loan, the master servicer or the trustee, as applicable, will be entitled to reimbursement first, out of amounts allocable to any Subordinate Companion Loan(s), then, from amounts that would have been allocable to the holder of the related Mortgage Loan and any related Serviced Pari Passu Companion Loan, on a pro rata basis (based on each such loan’s outstanding principal balance), and then, if the Servicing Advance is a Nonrecoverable Advance, from general collections of the issuing entity; provided that the master servicer will be required, after receiving payment from amounts on deposit in the Collection Account, if any, to (i) promptly notify the holder of the related Companion Loan and (ii) use commercially reasonable efforts to exercise on behalf of the issuing entity the rights of the issuing entity under the related Intercreditor Agreement to obtain reimbursement for a pro rata portion of such amount allocable to the related Companion Loans from the holders of such Companion Loans.

If the funds in the Collection Account relating to the Mortgage Loans allocable to principal on the Mortgage Loans are insufficient to fully reimburse the party entitled to reimbursement, then such party as an accommodation may elect, on a monthly basis, at its sole option and discretion to defer reimbursement of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the advance) for a time as required to reimburse the excess portion from principal for a consecutive period up to 12 months (provided that any such deferral exceeding 6 months will require, other than during the continuance of any Control Termination Event, the consent of the Directing Holder) and any election to so defer will be deemed to be in accordance with the Servicing Standard; provided that no such deferral may occur at any time to the extent that amounts otherwise distributable as principal are available for such reimbursement.

In connection with a potential election by the master servicer or the trustee to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance during the one month collection period ending on the related Determination Date for any Distribution Date, the master servicer or the trustee will be authorized to wait for principal collections on the Mortgage Loans to be received until the end of such collection period before making its determination of whether to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance; provided, however, that if at any time the master servicer or the trustee, as applicable, elects, in its sole discretion, not to refrain from obtaining such reimbursement or otherwise determines that the reimbursement of a Nonrecoverable Advance during a one month collection period will exceed the full amount of the principal portion of general collections deposited in the Collection Account for such Distribution Date, then the master servicer or the trustee, as applicable, will be required to use reasonable efforts to give the 17g-5 Information Provider 15 days’ notice of such determination for posting on the 17g-5 Information Provider’s website, unless extraordinary circumstances make such notice impractical, and thereafter will be required to deliver copies of such notice to the 17g-5 Information Provider as soon as practical. Notwithstanding the foregoing, failure to give such notice will in no way affect the master servicer’s or the trustee’s election whether to refrain from obtaining such reimbursement.

Each of the master servicer and the trustee will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, together with interest on that Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections on the Mortgage Loans in the Collection Account.

Any amount that constitutes all or a portion of any Workout-Delayed Reimbursement Amount may in the future be determined to constitute a Nonrecoverable Advance and thereafter will be recoverable as any other Nonrecoverable Advance.

In connection with its recovery of any Advance, each of the master servicer, the special servicer and the trustee will be entitled to be paid, out of any amounts relating to the Mortgage Loans then on deposit in the Collection Account, interest at the Prime Rate, compounded annually (the “Reimbursement Rate”), accrued on the amount of the Advance from the date made to, but not including, the date of reimbursement. Neither the master servicer nor the trustee will be entitled to interest on P&I Advances that accrues before the related due date has passed and any applicable grace period has expired. The “Prime Rate” (and solely with respect to the master servicer and special servicer, subject to a floor rate of 2.0%) will be the prime rate, for any day, set forth in The Wall Street Journal, New York edition.

See “—Servicing of the Non-Serviced Mortgage Loans” and “Description of the Mortgage Pool—The Whole Loans” for reimbursements of servicing advances made in respect of each Non-Serviced Whole Loan under the related Non-Serviced PSA.

Accounts

The master servicer is required to establish and maintain, or cause to be established and maintained, one or more accounts and subaccounts (collectively, the “Collection Account”) in its own name on behalf of the trustee and for the benefit of the Certificateholders. The master servicer is required to deposit in the Collection Account within two Business Days following receipt of properly identified and available funds all payments and collections due after the Cut-off Date and other amounts received or advanced with respect to the Mortgage Loans (including, without limitation, all proceeds (the “Insurance and Condemnation Proceeds”) received under any hazard, title or other insurance policy that provides coverage with respect to a Mortgaged Property or the related Mortgage Loan or in connection with the full or partial condemnation of a Mortgaged Property (other than proceeds applied to the restoration of the Mortgaged Property or released to the related borrower in accordance with the Servicing Standard (or, if applicable, the special servicer) and/or the terms and conditions of the related Mortgage) and all other amounts received and retained in connection with the liquidation of any Mortgage Loan that is defaulted and any related defaulted Companion Loans or property acquired by foreclosure or otherwise) together with the net operating income (less reasonable reserves for future expenses) derived from the operation of any REO Properties. Notwithstanding the foregoing, the collections on the Whole Loans will be limited to the portion of such amounts that are payable to the holder of the related Mortgage Loan pursuant to the related Intercreditor Agreement.

The master servicer will also be required to establish and maintain a segregated custodial account (the “Serviced Whole Loan Custodial Account”) with respect to each Serviced Whole Loan, which may be a sub-account or ledger account of the Collection Account, and deposit amounts collected in respect of each Serviced Whole Loan in the related Serviced Whole Loan Custodial Account. The issuing entity will only be entitled to amounts on deposit in a Serviced Whole Loan Custodial Account to the extent these funds are not otherwise payable to the holder of a related Serviced Companion Loan or payable or reimbursable to any party to the PSA. Any amounts in a Serviced Whole Loan Custodial Account to which the issuing entity is entitled will be transferred on a monthly basis to the Collection Account.

With respect to each Distribution Date, the master servicer will be required to disburse from the Collection Account and remit to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account in respect of the related Mortgage Loans, to the extent of funds on deposit in the Collection Account, on the related Master Servicer Remittance Date, the Available Funds for such Distribution Date and any yield maintenance charges or prepayment premiums received as of the related

Determination Date. The certificate administrator is required to establish and maintain various accounts, including a “Lower-Tier REMIC Distribution Account” and an “Upper-Tier REMIC Distribution Account”, each of which may be sub-accounts of a single account (collectively, the “Distribution Accounts”), in its own name on behalf of the trustee and for the benefit of the Certificateholders.

On each Distribution Date, the certificate administrator is required to apply amounts on deposit in the Upper-Tier REMIC Distribution Account (which will include all funds that were remitted by the master servicer from the Collection Account), plus, among other things, any P&I Advances, less amounts, if any, distributable to the Class S and Class R certificates as set forth in the PSA, generally to make distributions of interest and principal from (i) Available Funds to the holders of the Non-VRR Certificates (other than Class S Certificates), and (ii) VRR Available Funds to the holders of the VRR Interest, as described under “Description of the Certificates—Distributions” and “Credit Risk Retention—The VRR Interest”.

The certificate administrator is also required to establish and maintain an account (the “Interest Reserve Account”) which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. On the Master Servicer Remittance Date occurring each February and on any Master Servicer Remittance Date occurring in any January which occurs in a year that is not a leap year (in each case, unless the related Distribution Date is the final Distribution Date), the certificate administrator will be required to deposit amounts remitted by the master servicer or P&I Advances made on the related Mortgage Loans into the Interest Reserve Account during the related interest period, in respect of the Mortgage Loans that accrue interest on an Actual/360 Basis (collectively, the “Actual/360 Loans”), in an amount equal to one day’s interest at the Net Mortgage Rate for each such Actual/360 Loan on its Stated Principal Balance and as of the Distribution Date in the month preceding the month in which the Master Servicer Remittance Date occurs, to the extent a Periodic Payment or P&I Advance or other deposit is made in respect of the Mortgage Loans (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On the Master Servicer Remittance Date occurring each March (or February, if the related Distribution Date is the final Distribution Date), the certificate administrator will be required to withdraw from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding January (if applicable) and February, if any, and deposit that amount into the Lower-Tier REMIC Distribution Account.

The certificate administrator is also required to establish and maintain an account (the “Excess Interest Distribution Account”), which may be a sub-account of the Distribution Account, in the name of the trustee for the benefit of the holders of the Class S certificates and the VRR Interest. Prior to the applicable Distribution Date, the master servicer is required to remit to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received by the master servicer on or prior to the related Determination Date.

The certificate administrator may be required to establish and maintain an account (the “Gain-on-Sale Reserve Account”), which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. To the extent that any gains are realized on sales of Mortgaged Properties (or, with respect to any Whole Loan, the portion of such amounts that are payable on the related Mortgage Loan pursuant to the related Intercreditor Agreement), such gains will be deposited into the Gain-on-Sale Reserve Account. In connection with each Distribution Date, the certificate administrator will be required to determine if the Available Funds for such Distribution Date (determined without regard to the inclusion of any such gains therein) would be sufficient to pay all interest and principal due and owing to, and to reimburse all previously allocated Realized Losses reimbursable to, the holders of the Non-VRR Certificates on such Distribution Date. If the certificate administrator determines that such Available Funds (as so determined) would not be sufficient to make such payments and reimbursements, then the certificate administrator will be required to withdraw from the Gain-on-Sale Reserve Account and deposit in the Lower-Tier REMIC Distribution Account an amount (to be included in the Aggregate Available Funds for the related Distribution Date for allocation between the VRR Interest and the Non-VRR Certificates) equal to the lesser of (i) all amounts then on deposit in the Gain-on-Sale Reserve Account and (ii) the sum of (A) the amount of the applicable insufficiency and (B) the VRR Allocation Percentage of the amount described in the immediately preceding clause. In addition, holders of the Class R certificates will be entitled to distributions of amounts on deposit in the Gain-on-Sale Reserve Account that exceed amounts reasonably anticipated to be required to offset possible future Realized Losses and VRR Realized Losses, as determined by the special servicer from time to time, or that remain after all distributions with respect to the Non-VRR Certificates on the final Distribution Date.

Other accounts to be established pursuant to the PSA are one or more segregated custodial accounts (the “REO Account”) for collections from REO Properties. Each REO Account will be maintained by the special servicer in its own name on behalf of the trustee and for the benefit of the Certificateholders.

The Collection Account, the Serviced Whole Loan Custodial Account, the Distribution Account, the Interest Reserve Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account, and the REO Account are collectively referred to as the “Securitization Accounts” (but with respect to any Whole Loan, only to the extent of the issuing entity’s interest in the Whole Loan). Each of the foregoing accounts will be held at a depository institution or trust company meeting the requirements of the PSA.

Amounts on deposit in the foregoing accounts may be invested in certain United States government securities and other investments meeting the requirements of the PSA. Interest or other income earned on funds in the accounts maintained by the master servicer, the certificate administrator or the special servicer, as applicable, if any, will be payable to such person as additional compensation, and such person will be required to bear any losses resulting from their investment of such funds.

“Business Day” means any day other than (i) a Saturday or a Sunday, (ii) a day on which (a) banking institutions in New York, Kansas, Pennsylvania, Florida or any of the jurisdictions in which any of the respective primary servicing or corporate offices of the master servicer or any special servicer, corporate trust offices of either the certificate administrator or the trustee or primary corporate office of any financial institution holding the collection account, any other account required to be established under the PSA or other trust administration accounts are located, or (b) the New York Stock Exchange or the Federal Reserve System of the United States of America, are authorized or obligated by law or executive order to remain closed.

Withdrawals from the Collection Account

The master servicer may, from time to time, make withdrawals from the Collection Account (or the applicable subaccount of the Collection Account, exclusive of the Serviced Whole Loan Custodial Account that may be a subaccount of the Collection Account) for any of the following purposes, in each case only to the extent permitted under the PSA and with respect to the Serviced Whole Loan, subject to the terms of the related Intercreditor Agreement, without duplication (the order set forth below not constituting an order of priority for such withdrawals):

(i)                       to remit on each Master Servicer Remittance Date (A) to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account certain portions of the Available Funds and any prepayment premiums or yield maintenance charges attributable to the Mortgage Loans on the related Distribution Date, (B) to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received during the applicable Collection Period, if any, or (C) to the certificate administrator for deposit into the Interest Reserve Account an amount required to be withheld as described above under “—Accounts”;

(ii)                    to pay or reimburse the master servicer, the special servicer and the trustee, as applicable, pursuant to the terms of the PSA for Advances made by any of them and interest on Advances (the master servicer’s, special servicer’s or the trustee’s respective right, as applicable, to reimbursement for items described in this clause (ii) being limited as described above under “—Advances”) (provided that with respect to each Serviced Whole Loan, such reimbursements are subject to the terms of the related Intercreditor Agreement);

(iii)                 to pay to the master servicer and the special servicer, as compensation, the aggregate unpaid servicing compensation;

(iv)                  to pay itself any Net Prepayment Interest Excess;

(v)                     to pay to the operating advisor the Operating Advisor Consulting Fee (but only to the extent actually received from the related borrower) or the Operating Advisor Fee;

(vi)                  to pay to the asset representations reviewer the unpaid Asset Representations Reviewer Asset Review Fee (to the extent such fee is to be paid by the issuing entity);

(vii)               to reimburse the trustee, the special servicer and the master servicer, as applicable, for any Nonrecoverable Advances or Workout-Delayed Reimbursement Amounts;

(viii)            to reimburse the master servicer, the special servicer or the trustee, as applicable, for any unreimbursed expenses reasonably incurred with respect to each related Mortgage Loan that has been repurchased or substituted by such person pursuant to the PSA or otherwise;

(ix)                to reimburse the master servicer or the special servicer for any unreimbursed expenses reasonably incurred by such person in connection with the enforcement of the applicable mortgage loan seller’s obligations under the applicable section of the related MLPA;

(x)                   to pay for any unpaid costs and expenses incurred by the issuing entity;

(xi)                to pay the master servicer and the special servicer, as applicable, as additional servicing compensation, (A) interest and investment income earned in respect of amounts relating to the issuing entity held in the Collection Account and the companion loan distribution account (but only to the extent of the net investment earnings during the applicable one month period ending on the related Distribution Date) and (B) certain penalty charges and default interest;

(xii)             to recoup any amounts deposited in or transferred to the Collection Account in error;

(xiii)          to the extent not reimbursed or paid pursuant to any of the above clauses, (A) to reimburse or pay the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the depositor or any of their respective directors, officers, members, managers, employees and agents, unpaid additional expenses of the issuing entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the PSA and to satisfy any indemnification obligations of the issuing entity under the PSA and (B) to reimburse or pay any party to the PSA any unpaid expenses specifically reimbursable from the Collection Account under the PSA;

(xiv)           to pay for the cost of the opinions of counsel or the cost of obtaining any extension to the time in which the issuing entity is permitted to hold REO Property;

(xv)              to pay any applicable federal, state or local taxes imposed on any Trust REMIC, or any of their assets or transactions, together with all incidental costs and expenses, to the extent that none of the master servicer, the special servicer, the certificate administrator or the trustee is liable under the PSA;

(xvi)           to pay the CREFC® Intellectual Property Royalty License Fee;

(xvii)        to reimburse the certificate administrator out of general collections on the Mortgage Loans and REO Properties for legal expenses incurred by and reimbursable to it by the issuing entity of any administrative or judicial proceedings related to an examination or audit by any governmental taxing authority;

(xviii)     to pay the applicable mortgage loan seller or any other person, with respect to each Mortgage Loan, if any, previously purchased or replaced by such person pursuant to the PSA, all amounts received thereon subsequent to the date of purchase or replacement relating to periods after the date of purchase or replacement; and

(xix)         to clear and terminate the Collection Account pursuant to a plan for termination and liquidation of the issuing entity.

Certain of the foregoing withdrawals of items specifically related to a Serviced AB Whole Loan will be made out of the Collection Account or Serviced Whole Loan Custodial Account, first, from amounts on deposit allocated to the related Subordinate Companion Loan, second, from amounts on deposit allocated to the related Mortgage Loan, and then, from general collections in respect of all other Mortgage Loans.

No amounts payable or reimbursable to the parties to the PSA out of general collections that do not specifically relate to a Serviced Whole Loan may be reimbursable from amounts that would otherwise be payable to the related Companion Loan.

Certain costs and expenses (such as a pro rata share of any related Servicing Advances) allocable to the Mortgage Loan that is part of a Serviced Whole Loan may be paid or reimbursed out of payments and other collections on the other Mortgage Loans, subject to the issuing entity’s right to reimbursement from future payments and other collections on the related Companion Loan or from general collections with respect to the securitization of the related Companion Loan. If the master servicer makes, with respect to any Serviced Whole Loan, any reimbursement or payment out of the Collection Account to cover the related Serviced Companion Loan’s share of any cost, expense, indemnity, Servicing Advance or interest on such Servicing Advance, or fee with respect to such Serviced Whole Loan, then the master servicer must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Companion Loan or, if and to the extent permitted under the related Intercreditor Agreement, from the holder of the related Serviced Companion Loan.

The master servicer will also be entitled to make withdrawals, from time to time, from the Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to the applicable Non-Serviced PSA, pursuant to the applicable Intercreditor Agreement and the applicable Non-Serviced PSA. See “—Servicing of the Non-Serviced Mortgage Loans” and “Description of the Mortgage Pool—The Whole Loans”.

If a P&I Advance is made with respect to any Serviced Mortgage Loan that is part of a Whole Loan, then that P&I Advance, together with interest on such P&I Advance, may only be reimbursed out of future payments and collections on that Mortgage Loan or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on the related Serviced Companion Loan. Likewise, the Certificate Administrator/Trustee Fee and the Operating Advisor Fee that accrue with respect to any Serviced Mortgage Loan that is part of a Whole Loan and any other amounts payable to the operating advisor may only be paid out of payments and other collections on such Serviced Mortgage Loan and/or the Mortgage Pool generally, but not out of payments or other collections on the related Pari Passu Companion Loan.

Servicing and Other Compensation and Payment of Expenses

General

The master servicer, special servicer, certificate administrator, trustee, operating advisor and asset representations reviewer will be entitled to payment of certain fees as compensation for services performed under the PSA. Below is a summary of the fees payable to the master servicer, special servicer, certificate administrator, trustee, operating advisor and (under some circumstances) asset representations reviewer from amounts that the issuing entity is entitled to receive or amounts paid by certain third parties. In addition, CREFC® will be entitled to a license fee for use of their names and trademarks, including the CREFC® Investor Reporting Package. Certain additional fees and costs payable by the related borrowers are allocable to the master servicer, special servicer, trustee, and operating advisor, but such amounts are not payable from amounts that the issuing entity is entitled to receive.

The amounts available for distribution on the certificates on any Distribution Date will generally be net of the following amounts:

Type/Recipient	Amount	Frequency	Source of Payment
Fees
Master Servicing Fee/master servicer	The Stated Principal Balance of each Mortgage Loan, REO Loan or Serviced Companion Loan multiplied by the Servicing Fee Rate calculated on the same basis as interest accrues on the Mortgage Loan, REO Loan or Serviced Companion Loan.	Monthly	Payment of interest on the related Mortgage Loan, REO Loan or Serviced Companion Loan or if unpaid after final recovery on the related Mortgage Loan, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.
Additional Master Servicing Compensation/master servicer	Prepayment interest excess (to the extent any excess exceeds the amount of any Prepayment Interest Shortfalls).	From time to time	Any actual prepayment interest excess.
Additional Master Servicing Compensation/master servicer	100% of any amounts collected for checks returned for insufficient funds on accounts maintained by the master servicer.	From time to time	The related fees.
Additional Master Servicing Compensation/master servicer	All investment income earned on amounts on deposit in the Collection Account and certain custodial and reserve accounts and fees for insufficient funds on returned checks.	Monthly	The investment income.
Special Servicing Fee/special servicer	The Stated Principal Balance of each Specially Serviced Loan (including any related Serviced Companion Loan) and REO Loan multiplied by the Special Servicing Fee Rate calculated on the same basis as interest accrues on the Mortgage Loan, REO Loan or Serviced Companion Loan, subject to a floor as described under “—Special Servicing Compensation”.	Monthly	First out of collections on the related Mortgage Loan and REO Loan and then from general collections in the collection account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.

Type/Recipient	Amount	Frequency	Source of Payment
Workout Fee/special servicer	1.0% of each collection of principal and interest on each Corrected Loan (including any related Serviced Companion Loan), subject to a cap described under “—Special Servicing Compensation”.	Monthly	The related collection of principal or interest.
Liquidation Fee/special servicer	1.0% of each recovery of Liquidation Proceeds, net of certain expenses related to the liquidation and subject to a cap described under “—Special Servicing Compensation”.	Upon receipt of Liquidation Proceeds	The related Liquidation Proceeds.
Additional Servicing Compensation/master servicer and/or special servicer	All late payment fees and Net Default Interest, Modification Fees, assumption application fees, assumption, waiver consent, release and earnout fees, defeasance fees, review fees, processing fees, loan service transaction fees, demand fees, beneficiary statement charges and/or other similar items.(1)	From time to time	The related fees.
	Solely payable to the special servicer, all interest or other income earned on deposits in any REO Account.	Monthly	The investment income.
Additional Special Servicing Compensation/special servicer	100% of any amounts collected for checks returned for insufficient funds on the REO Account.	From time to time	The related fees.
Certificate Administrator/Trustee Fee/certificate administrator/trustee	The Certificate Administrator/Trustee Fee Rate multiplied by the Stated Principal Balance of the Mortgage Loans and REO Loans calculated on the same basis as interest accrues on the Mortgage Loans and REO Loans.	Monthly	Payment of interest on the related Mortgage Loan or REO Loan.

Type/Recipient	Amount	Frequency	Source of Payment
Operating Advisor Fee/operating advisor	The Operating Advisor Fee Rate multiplied by the Stated Principal Balance of the Mortgage Loans and the REO Loans (including Non-Serviced Mortgage Loans, but excluding any Companion Loans) calculated on the same basis as interest accrued on the Mortgage Loans and REO Loans.	Monthly	Payment of interest on the related Mortgage Loan or REO Loan.
Operating Advisor Consulting Fee/operating advisor	A fee in connection with each Major Decision for which the operating advisor has consulting rights equal to $10,000 or such lesser amount as the related borrower pays with respect to any Mortgage Loan or REO Loan.	From time to time	Paid by related borrower.
Asset Representations Reviewer Asset Review Fee/asset representations reviewer	A reasonable and customary hourly fee, plus any related costs and expenses; provided that such fee will not be greater than the Asset Representations Reviewer Fee Cap.	From time to time	Payable by the related mortgage loan seller in connection with each Asset Review; provided, however, that if the related mortgage loan seller (i) is insolvent or (ii) at any time after the outstanding Certificate Balances of the Control Eligible Certificates have been reduced to zero as a result of the allocation of Realized Losses to such certificates, fails to pay such amount within 90 days of written request by the asset representations reviewer, such fee will be paid by the trust.
CREFC® Intellectual Property Royalty License Fee	Amount of interest accrued during an Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the same balance, in the same manner and for the same number of days as interest at the applicable Mortgage Rate accrued with respect to each Mortgage Loan during the related Interest Accrual Period.	Monthly	Payment of interest on the related Mortgage Loan.

Type/Recipient	Amount	Frequency	Source of Payment
Expenses
Reimbursement of Servicing Advances/master servicer/trustee	To the extent of funds available, the amount of any Servicing Advances.	From time to time	Recoveries on the related Mortgage Loan or Serviced Companion Loan, or to the extent that the party making the advance determines it is nonrecoverable, from general collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.
Interest on Servicing Advances/master servicer/trustee	At Reimbursement Rate, compounded annually.	When Advance is reimbursed	First from late payment charges and default interest on the related Mortgage Loan or Serviced Companion Loan in excess of the regular interest rate, and then from general collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.
Reimbursement of P&I Advances/master servicer/trustee	To the extent of funds available, the amount of any P&I Advances.	From time to time	Recoveries on the related Mortgage Loan, or to the extent that the party making the advance determines it is nonrecoverable, from general collections in the Collection Account, subject to certain limitations.
Interest on P&I Advances/master servicer/trustee	At Reimbursement Rate, compounded annually.	When Advance is reimbursed	First from late payment charges and default interest on the related Mortgage Loan in excess of the regular interest rate, and then from general collections in the Collection Account from the Mortgage Loan but not any Serviced Companion Loan, subject to certain limitations.

Type/Recipient	Amount	Frequency	Source of Payment
Expenses, including without limitation, indemnification expenses/trustee, certificate administrator, operating advisor, the asset representations reviewer, master servicer and special servicer	Amounts for which the trustee, the certificate administrator, the operating advisor, the asset representations reviewer, the master servicer and the special servicer are entitled to indemnification or reimbursement.	From time to time	General collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations, or the Distribution Account.
Expenses of the issuing entity not Advanced (may include environmental remediation, appraisals, expenses of operating REO Property and any independent contractor hired to operate REO Property)	Based on third party charges.	From time to time	First from income on the related REO Property, if applicable, and then from general collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.

(1)	Allocable between the master servicer and the special servicer as provided in the PSA.

Pursuant to the PSA, any successor master servicer or special servicer assuming the obligations of the master servicer or special servicer under the PSA generally will be entitled to the compensation to which the master servicer or the special servicer would have been entitled to receive after such successor becomes the master servicer or the special servicer, as applicable. If no successor master servicer or special servicer can be obtained to perform such obligations for such compensation, additional amounts payable to such successor master servicer or special servicer will be treated as Realized Losses and VRR Realized Losses. The PSA does not provide for any successor trustee to receive compensation in excess of that paid to its predecessor trustee.

“Net Default Interest” with respect to any Mortgage Loan and any Distribution Date, any default interest accrued on such Mortgage Loan during the preceding Collection Period, less amounts required to pay the master servicer, the special servicer or the trustee, as applicable, interest on the related Advances on the related Mortgage Loan at the Reimbursement Rate and to reimburse the issuing entity for certain additional expenses of the trust on the related Mortgage Loan (including Special Servicing Fees, Workout Fees and Liquidation Fees).

Master Servicing Compensation

Pursuant to the PSA, the master servicer will be entitled to withdraw the Master Servicing Fee for the Mortgage Loans from the Collection Account. The “Master Servicing Fee” will be payable monthly and will accrue at a rate per annum equal to 0.00125% (the “Master Servicing Fee Rate”) that is a component of the Servicing Fee Rate. The “Servicing Fee” will be payable monthly and will accrue at a percentage rate per annum (the “Servicing Fee Rate”) equal to the Administrative Cost Rate set forth on Annex A-1 under the heading “Administrative Cost Rate”, less the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate, for each Mortgage Loan and will include the Master Servicing Fee and any fee for primary servicing functions payable to the master servicer or the applicable primary servicer. The Servicing Fee will be retained by the master servicer and any other primary servicer from payments and collections (including insurance proceeds, condemnation proceeds and liquidation proceeds) in respect of each Mortgage Loan, Serviced Companion Loan and any REO Loan or REO Property, and to the extent any Servicing Fee remains unpaid at the liquidation of the related Mortgage Loan, from general collections in the Collection Account.

The master servicer will also be entitled to retain as additional servicing compensation with respect to the Mortgage Loans and any related Serviced Companion Loans that it is servicing (together with the

Master Servicing Fee, “Servicing Compensation”), to the extent not prohibited by applicable law, the related Mortgage Loan documents and any related Intercreditor Agreement, (i) all investment income earned on amounts on deposit in the Collection Account with respect to the Mortgage Loans that it is servicing (and with respect to each Serviced Whole Loan, the related separate custodial account) and certain reserve accounts (to the extent consistent with the related Mortgage Loan documents); (ii) (a) 100% of any Modification Fees and consent fees (or similar fees, including release fees) related to any consents, modifications, waivers, extensions, releases or amendments of any Mortgage Loan (and the related Serviced Companion Loans) that are non-Specially Serviced Loans and that do not involve a Major Decision or Special Servicer Non-Major Decision, (b) 50% of any Modification Fees and consent fees (or similar fees, including release fees) related to any consents, modifications, waivers, extensions, releases or amendments of any Mortgage Loan (and the related Serviced Companion Loans) that are non-Specially Serviced Loans that involve one or more Major Decisions or Special Servicer Non-Major Decisions (whether or not processed by the special servicer), (c) 100% of any defeasance fees (provided that for the avoidance of doubt, any such defeasance fee will not include the special servicer’s portion of any Modification Fees or waiver fees in connection with a defeasance that the special servicer is entitled to under the PSA), (d) 100% of assumption fees or processing fees (or similar fees) with respect to Mortgage Loans (and the related Serviced Companion Loans) which do not involve a Major Decision or Special Servicer Non-Major Decision, (e) 50% of assumption fees or processing fees (or similar fees) with respect to Mortgage Loans (and the related Serviced Companion Loans) which involve a Major Decision or Special Servicer Non-Major Decision (whether or not processed by the special servicer), (f) 100% of beneficiary statement charges actually received from the borrowers to the extent such beneficiary statements are prepared by the master servicer (but not including prepayment premiums or yield maintenance charges) on all Mortgage Loans (and the related Serviced Companion Loans) that are non-Specially Serviced Loans, (g) 100% of assumption application fees with respect to Mortgage Loans (and the related Serviced Companion Loans) for which the master servicer is processing the underlying assumption related transaction (whether or not the consent of the special servicer is required), (h) 0% of any such fee with respect to Specially Serviced Loans, and (i) 100% of loan service transaction fees on any Mortgage Loan that is a non-Specially Serviced Loan; (iii) Net Prepayment Interest Excess, if any; (iv) 100% of charges for checks returned for insufficient funds (with respect to any Mortgage Loan or Specially Serviced Loan on accounts maintained by the master servicer); (v) Net Default Interest and any late payment fees that accrued during a Collection Period on any Mortgage Loan (and the related Serviced Companion Loans, if applicable) that is a non-Specially Serviced Loan to the extent collected by the issuing entity and remaining after application thereof to reimburse interest on Advances with respect to such Mortgage Loan and to reimburse the issuing entity for certain expenses (including Special Servicing Fees, Liquidation Fees and Workout Fees) of the issuing entity relating to such Mortgage Loan; and (vi) (A) with respect to non-Specially Serviced Loans, 100% of any fee paid in connection with any Master Servicer Non-Major Decision and to the extent not expressly provided above, 50% of any fee paid in connection with any Major Decision or Special Servicer Non-Major Decision and (B) with respect to Specially Serviced Loans, 0% of any such fees. If a Mortgage Loan is a Specially Serviced Loan, the special servicer will be entitled to the full amount of any and all Modification Fees, or assumption fees or any other fees, as described below under “—Special Servicing Compensation”.

Notwithstanding anything to the contrary, the master servicer and the special servicer will each be entitled to charge reasonable review fees in connection with any borrower request.

For the avoidance of doubt, the master servicer may not charge a fee in lieu of any fee that is otherwise to be split between the master servicer and special servicer.

With respect to any of the fees as to which both the master servicer and the special servicer are entitled to receive a portion thereof (other than a split fee with respect to late payment charges and default interest), the master servicer and the special servicer will each have the right in their sole discretion, but not any obligation, to reduce or elect not to charge its respective portion of such fee; provided that (A) neither the master servicer nor the special servicer will have the right to reduce or elect not to charge the portion of any such fee due to the other and (B) to the extent either the master servicer or the special servicer exercises its right to reduce or elect not to charge its respective portion in any such fee, the party that reduced or elected not to charge its respective portion of such fee will not have any right to share in any part of the other party’s portion of such fee. If the master servicer decides not to charge any fee (other than late payment charges and default interest), the special servicer will nevertheless be entitled to charge its portion of the related fee to which the special servicer would have been entitled if the master servicer had charged a fee and the master servicer will not be entitled to any of such fee charged by the special servicer. If the special servicer decides not to charge any fee (other than late payment charges and default interest), the master servicer will nevertheless be entitled to charge its portion of the related fee to which the master servicer would have been entitled if the special servicer had charged a fee and the special servicer will not be entitled to any of such fee charged by the master servicer.

If the master servicer resigns or is terminated as the master servicer, then it will be entitled to retain the related excess servicing strip, except to the extent that any portion of such excess servicing strip is needed to compensate any replacement master servicer for assuming the duties of the master servicer, as the master servicer under the PSA. In the event that the master servicer resigns or is terminated as a primary servicer, it will be entitled to retain its primary servicing fee with respect to those underlying mortgage loans for which it is primary servicer, except to the extent that any such portion of such primary servicing fee is needed to compensate any replacement primary servicer for assuming the duties of the master servicer as a primary servicer under the PSA. The initial master servicer will be entitled to transfer any such excess servicing strip and/or primary servicing fees that may be retained by it in connection with its resignation or termination. For the avoidance of doubt, the special servicer may, in connection with a workout or other modification of a Mortgage Loan and without the consent of the master servicer, waive any or all related penalty charges, regardless of who is entitled to receive such payments as compensation; provided that any collections in respect of such penalty charges allocated to additional servicing compensation will be shared pro rata by the master servicer and special servicer based on the respective portions of such penalty charges to which each would otherwise have been entitled.

In connection with the Prepayment Interest Shortfall amount, the master servicer will be obligated to reduce its Servicing Compensation as provided under “Description of the Certificates—Prepayment Interest Shortfalls”.

The master servicer will pay all of its overhead expenses incurred in connection with its responsibilities under the PSA (subject to reimbursement to the extent and as described in the PSA).

Special Servicing Compensation

Pursuant to the PSA, the special servicer will be entitled to certain fees for the Mortgage Loans that it is special servicing including the Special Servicing Fee, the Workout Fee and the Liquidation Fee. The special servicer will not be entitled to retain any portion of the Excess Interest paid on any ARD Loan.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan and REO Loan at the Special Servicing Fee Rate calculated on the basis of the Stated Principal Balance of such Specially Serviced Loan or REO Loan, as applicable.

The “Special Servicing Fee Rate” means (a) 0.25% per annum or (b) if such rate in clause (a) would result in a Special Servicing Fee with respect to a Specially Serviced Loan or REO Loan that would be less than $5,000 in any given month, then the Special Servicing Fee Rate for such month for such Specially Serviced Loan or REO Loan will be the higher per annum rate as would result in a Special Servicing Fee equal to $5,000 for such month with respect to such Specially Serviced Loan or REO Loan.

A “Workout Fee” will in general be payable with respect to each Corrected Loan and will be payable by the issuing entity out of each collection of interest and principal (including scheduled payments, prepayments (provided that a repurchase or substitution by a mortgage loan seller of a Mortgage Loan due to a Material Defect will not be considered a prepayment for purposes of this definition), balloon payments and payments at maturity, but excluding late payment charges, default interest and Excess Interest) received on the related Specially Serviced Loan that becomes a Corrected Loan, for so long as it remains a Corrected Loan, in an amount equal to the lesser of (1) 1.0% of each such collection of interest and principal and (2) $1,000,000 in the aggregate with respect to any particular workout of a Specially

Serviced Loan; provided that no Workout Fee will be payable by the issuing entity with respect to any Corrected Loan if and to the extent that the Corrected Loan became a Specially Serviced Loan under clause (iii) of the definition of “Specially Serviced Loan” and no event of default actually occurs, unless the Mortgage Loan or Serviced Companion Loan is modified by the special servicer in accordance with the terms of the PSA or the Mortgage Loan subsequently qualifies as a Specially Serviced Loan for a reason other than under clause (iii) of the definition of “Specially Serviced Loan”; provided, further, that if a Mortgage Loan or Serviced Companion Loan becomes a Specially Serviced Loan only because of an event described in clause (i) of the definition of “Specially Serviced Loan” and the related collection of principal and interest is received within 4 months following the related maturity date as a result of the related Mortgage Loan or Serviced Companion Loan being refinanced or otherwise repaid in full, the special servicer will not be entitled to collect a Workout Fee out of the proceeds received in connection with such workout if such fee would reduce the amount available for distributions to Certificateholders, but the special servicer may collect from the related borrower and retain (x) a workout fee and (y) such other fees as are provided for the in the related Mortgage Loan documents; provided, further, however, that in the event the Workout Fee collected over the course of such workout calculated at 1.0% is less than $25,000, then the special servicer will be entitled to an amount from the final payment on the related Corrected Loan (including any related Serviced Companion Loan) that would result in the total Workout Fees payable to the special servicer in respect of that Corrected Loan (including any related Serviced Companion Loan) to be $25,000. In addition, notwithstanding the foregoing, the total amount of Workout Fees payable by the issuing entity with respect to such Corrected Loan and with respect to any particular workout (assuming, for the purposes of this calculation, that such Corrected Loan continues to perform throughout its term in accordance with the terms of the related workout) will be reduced by the amount of any and all related Offsetting Modification Fees received by the special servicer as additional servicing compensation relating to that Corrected Loan; provided that the special servicer will be entitled to collect such Workout Fees from the issuing entity until such time it has been fully paid such reduced amount. In addition, the Workout Fee will be subject to the cap described below.

The Workout Fee with respect to any such Corrected Loan will cease to be payable if such Corrected Loan again becomes a Specially Serviced Loan or if the related Mortgaged Property later becomes an REO Property; provided that a new Workout Fee will become payable if and when such Mortgage Loan or Serviced Whole Loan again becomes a Corrected Loan.

If the special servicer is terminated (other than for cause) or resigns with respect to any or all of its servicing duties, it will retain the right to receive any and all Workout Fees payable with respect to each Corrected Loan during the period that it had responsibility for servicing such Specially Serviced Loan when it became a Corrected Loan (or for any Specially Serviced Loan that had not yet become a Corrected Loan because as of the time that the special servicer is terminated the borrower has not made three consecutive monthly debt service payments and subsequently the Specially Serviced Loan becomes a Corrected Loan) at the time of such termination or resignation (and the successor special servicer will not be entitled to any portion of such Workout Fees), in each case until the Workout Fee for any such Corrected Loan ceases to be payable in accordance with the preceding paragraph.

A “Liquidation Fee” will be payable by the issuing entity to the special servicer, except as otherwise described below, with respect to (i) each Specially Serviced Loan or REO Loan, (ii) each Mortgage Loan repurchased by a mortgage loan seller or other applicable party or that is subject to a Loss of Value Payment or (iii) each defaulted mortgage loan that is a Non-Serviced Mortgage Loan sold by the special servicer in accordance with the PSA, in each case, as to which the special servicer obtains a full, partial or discounted payoff from the related borrower, a loan purchaser or which is repurchased by the related mortgage loan seller outside the applicable cure period, as applicable, and, except as otherwise described below, with respect to any Specially Serviced Loan or REO Property as to which the special servicer recovered any proceeds (“Liquidation Proceeds”). The Liquidation Fee will be payable from the related payment or proceeds in an amount equal to the lesser of (1) 1.0% of such payment or proceeds (exclusive of any portion of such amount that represents penalty charges) (or, if such rate would result in an aggregate Liquidation Fee of less than $25,000, then such higher rate as would result in an aggregate Liquidation Fee equal to $25,000) and (2) $1,000,000; provided that the total amount of a Liquidation Fee payable by the issuing entity with respect to any Specially Serviced Loan, REO Loan or Mortgage Loan in

connection with any particular liquidation (or partial liquidation) will be reduced by the amount of any and all related Offsetting Modification Fees received by the special servicer as additional servicing compensation relating to that Specially Serviced Loan, REO Loan or Mortgage Loan. In addition, the Liquidation Fee will be subject to the cap described below.

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based on, or out of, Liquidation Proceeds received in connection with:

●	the purchase of any Defaulted Loan by the special servicer, the Directing Holder or any of their respective affiliates (except in the case of the Directing Holder (or its affiliate), if such purchase occurs more than 90 days after the transfer of the Defaulted Loan to special servicing),
●	the purchase of all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan by the Sole Certificateholder, the Certificateholder owning a majority of the percentage interest of the then Controlling Class, the special servicer or the master servicer in connection with the termination of the issuing entity,
●	a repurchase or replacement of a Mortgage Loan by a mortgage loan seller due to a breach of a representation or warranty or a document defect in the mortgage file prior to the expiration of certain cure periods (including any applicable extension thereof) set forth in the PSA,
●	with respect to (A) an AB Whole Loan, the purchase of such AB Whole Loan by the holders of a Subordinate Companion Loan or (B) any Mortgage Loan that is subject to mezzanine indebtedness, the purchase of such Mortgage Loan by the holder of the related mezzanine loan, in each case described in clause (A) or (B) above, within 90 days after the first time that such holder’s option to purchase such Mortgage Loan becomes exercisable,
●	with respect to a Serviced Companion Loan that is subject to another securitization, (A) a repurchase or replacement of such Serviced Companion Loan by the applicable mortgage loan seller due to a breach of a representation or warranty or a document defect under the related Non-Serviced PSA for the trust that owns such Serviced Companion Loan prior to the expiration of the cure period (including any applicable extension thereof) set forth therein, or (B) a purchase of the Serviced Companion Loan pursuant to a clean-up call or similar liquidation under the related Non-Serviced PSA for the trust that owns such Serviced Companion Loan,
●	the purchase of the related Mortgage Loan by the related Companion Loan Holder pursuant to the related intercreditor agreement or co-lender agreement within 90 days after the first time that such holder’s option to purchase such Mortgage Loan becomes exercisable,
●	a Loss of Value Payment by a mortgage loan seller, if such payment is made prior to the expiration of certain cure periods (including any applicable extension thereof) set forth in the PSA; provided that, with respect to a Serviced Companion Loan and any related Loss of Value Payment made after such periods, a Liquidation Fee will only be payable to the special servicer the extent that (i) the special servicer is enforcing the related mortgage loan seller’s obligations under the applicable MLPA with respect to such Serviced Companion Loan and (ii) the related Liquidation Fee is not otherwise required to be paid to the special servicer engaged with respect to such Serviced Companion Loan securitization trust or otherwise prohibited from being paid to the special servicer (in each case, under the related pooling and servicing agreement governing the securitization trust that includes such Serviced Companion Loan), and
●	if a Mortgage Loan or Serviced Whole Loan becomes a Specially Serviced Loan only because of an event described in clause (i) of the definition of “Specially Serviced Loan” as a result of a payment default at maturity and the related Liquidation Proceeds are received within 3 months following the related maturity date as a result of the related Mortgage Loan or Serviced Whole Loan being refinanced or otherwise repaid in full (provided that the special servicer may collect from the related borrower and retain (x) a liquidation fee and (y) such other fees as are provided in the related Mortgage Loan documents).

If, however, Liquidation Proceeds are received with respect to any Specially Serviced Loan as to which the special servicer is properly entitled to a Workout Fee, such Workout Fee will be payable based on and out of the portion of such Liquidation Proceeds that constitute principal and/or interest. The special servicer, however, will only be entitled to receive a Liquidation Fee or a Workout Fee, but not both, with respect to Liquidation Proceeds received on any Mortgage Loan or Specially Serviced Loan.

If the special servicer is terminated or resigns, and prior to or subsequent to such resignation or termination, either (A) a Specially Serviced Loan was liquidated or is modified pursuant to an action plan submitted by the initial special servicer and approved (or deemed approved) by the Directing Holder or the special servicer has determined to grant a forbearance, or (B) a Specially Serviced Loan being monitored by the special servicer subsequently became a Corrected Loan, then in either such event the special servicer (and not the successor special servicer) will be paid the related Workout Fee or Liquidation Fee, as applicable.

The total amount of Workout Fees and Liquidation Fees that are payable by the issuing entity with respect to each Mortgage Loan, Serviced Whole Loan or REO Loan throughout the period such Mortgage Loan or the Mortgage Loan relating to such Serviced Whole Loan (or REO Loan) is an asset of the issuing entity will be subject to an aggregate cap of $1,000,000. For the purposes of determining whether any such cap has been reached with respect to a special servicer and a Mortgage Loan, Serviced Whole Loan or REO Loan, only the Workout Fees and Liquidation Fees paid to such special servicer with respect to such Mortgage Loan, Serviced Whole Loan or REO Loan will be taken into account, and any Workout Fees or Liquidation Fees for any other Mortgage Loans, Serviced Whole Loans or REO Loans will not be taken into account (and any Workout Fees or Liquidation Fees paid to a predecessor or successor special servicer will also not be taken into account).

In addition, the special servicer will also be entitled to retain, as additional servicing compensation:

●	100% of any Modification Fees and consent fees (or similar fees, including release fees) related to Specially Serviced Loans,
●	50% of any Modification Fees and consent fees (or similar fees, including release fees) related to any consents, modifications, waivers, extensions, releases or amendments of any Mortgage Loans (and the related Serviced Companion Loans) that are non-Specially Serviced Loans that involve one or more Major Decisions or Special Servicer Non-Major Decisions (whether or not processed by the special servicer),
●	100% of any assumption fees, processing fees or loan service transaction fees (or similar fees) on Specially Serviced Loans,
●	50% of assumption fees or processing fees (or similar fees) with respect to Mortgage Loans (and the related Serviced Companion Loans) that are non-Specially Serviced Loans that involve a Major Decision or Special Servicer Non-Major Decision (whether or not processed by the special servicer),
●	100% of assumption application fees received with respect to the Mortgage Loans (and the related Serviced Companion Loans) for which the special servicer is processing the underlying assumption related transaction and 100% of such fees for Specially Serviced Loans,
●	100% of beneficiary statement charges to the extent such beneficiary statements are prepared by the special servicer (but not including prepayment premiums or yield maintenance charges),
●	any interest or other income earned on deposits in the REO Accounts and 100% of charges for checks returned for insufficient funds on the REO Account,
●	Net Default Interest and any late payment fees that accrued during a Collection Period on any Specially Serviced Loan to the extent collected by the issuing entity and remaining after application thereof during such Collection Period to reimburse interest on Advances with respect to such Specially Serviced Loan and to reimburse the issuing entity for certain expenses (including Special Servicing Fees, Liquidation Fees and Workout Fees) of the issuing entity with respect to such Specially Serviced Loan; provided, however, that with respect to a Mortgage Loan that has a related Serviced Companion Loan, Net Default Interest and late payment fees will be allocated as provided in and subject to the terms of the related intercreditor agreement and the applicable pooling and servicing agreement, and

●	(A) with respect to non-Specially Serviced Loans, 0% of any fee paid in connection with any Master Servicer Non-Major Decision and to the extent not expressly provided above, 50% of any fee paid in connection with any Major Decision or Special Servicer Non-Major Decision and (B) with respect to Specially Serviced Loans, 100% of any such fees.

For the avoidance of doubt, the special servicer may not charge a fee in lieu of any fee that is otherwise to be split between the master servicer and special servicer.

“Modification Fees” means, with respect to any Mortgage Loan or Serviced Companion Loan, any and all fees with respect to a modification, restructure, extension, waiver or amendment that modifies, restructures, extends, amends or waives any term of the related Mortgage Loan documents (as evidenced by a signed writing) agreed to by the master servicer or the special servicer (other than all assumption fees, consent fees, assumption application fees, defeasance fees, release fees, loan service transaction fees and similar fees). For each modification, restructure, extension, waiver or amendment in connection with the working out of a Specially Serviced Loan, the Modification Fees collected from the related borrower will be subject to a cap of 1% of the outstanding principal balance of such Mortgage Loan or Serviced Companion Loan on the closing date of the related modification, restructure, extension, waiver or amendment (prior to giving effect to such modification, restructure, extension, waiver or amendment); provided that no aggregate cap exists in connection with the amount of Modification Fees which may be collected from the borrower with respect to any Specially Serviced Loan or REO Loan.

“Sole Certificateholder” is any Certificateholder (or Certificateholders, provided that they act in unanimity) holding 100% of the then-outstanding certificates (including certificates with Certificate Balances that have been actually or notionally reduced by any Realized Losses or VRR Realized Losses, as applicable, or Appraisal Reduction Amounts, but excluding the Class S and Class R certificates) or an assignment of the Voting Rights thereof; provided that the Certificate Balances or the Notional Amounts of the Class X-A, Class X-B and Class X-D certificates and the Class A-1, Class A-2, Class A-3, Class A-M, Class B, Class C and Class D certificates have been reduced to zero.

“Offsetting Modification Fees” means, with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan), Serviced Whole Loan or REO Loan and with respect to any Workout Fee or Liquidation Fee payable by the issuing entity, any and all Modification Fees collected by the special servicer as additional servicing compensation, but only to the extent that (1) such Modification Fees were earned and collected by the special servicer (A) in connection with the workout or liquidation (including partial liquidation) of a Specially Serviced Loan or REO Loan as to which the subject Workout Fee or Liquidation Fee became payable or (B) in connection with any workout of a Specially Serviced Loan that closed within the prior 18 months (determined as of the closing day of the workout or liquidation as to which the subject Workout Fee or Liquidation Fee became payable) and (2) such Modification Fees were earned in connection with a modification, restructure, extension, waiver or amendment of such Mortgage Loan, Serviced Whole Loan or REO Loan at a time when such Mortgage Loan, Serviced Whole Loan or REO Loan was a Specially Serviced Loan.

The PSA will provide that the special servicer and its affiliates will be prohibited from receiving or retaining any compensation or any other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee-sharing arrangement) from any person (including, without limitation, the issuing entity, any borrower, any manager, any guarantor or indemnitor in respect of a Mortgage Loan or Whole Loan and any purchaser of any Mortgage Loan, Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan (or Serviced Whole Loan, if applicable), the management or disposition of any REO Property, or the performance of any other special servicing duties under the PSA, other than Permitted

Special Servicer/Affiliate Fees and compensation and other remuneration expressly provided for in the PSA.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, banking fees, property condition report fees, customary title agent fees and insurance commissions and fees received or retained by the special servicer or any of its affiliates in connection with any services performed by such party with respect to any Mortgage Loan, Serviced Whole Loan or REO Property.

Disclosable Special Servicer Fees

The PSA will provide that, with respect to each Collection Period, the special servicer must deliver or cause to be delivered to the master servicer within 2 business days following the Determination Date, and the master servicer will deliver, to the extent it has received, to the certificate administrator, without charge and on the same day as the master servicer is required to deliver the CREFC® Investor Reporting Package for such Distribution Date, an electronic report which discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the special servicer or any of its affiliates during the related Collection Period. Such report may omit any such information that has previously been delivered to the certificate administrator by the master servicer or the special servicer. No such report will be due in any month during which no Disclosable Special Servicer Fees were received.

“Disclosable Special Servicer Fees” means, with respect to any Serviced Mortgage Loan and any related Serviced Companion Loan or REO Property, any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, and as a result of any other fee-sharing arrangement) received or retained by the special servicer or any of its affiliates that is paid by any person (including, without limitation, the issuing entity, any borrower, any manager, any guarantor or indemnitor in respect of a Serviced Mortgage Loan and any related Serviced Companion Loan and any purchaser of any Serviced Mortgage Loan and any related Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Serviced Mortgage Loan and any related Serviced Companion Loan, if applicable, the management or disposition of any REO Property, and the performance by the special servicer or any such affiliate of any other special servicing duties under the PSA; provided that any compensation and other remuneration that the master servicer or the certificate administrator is permitted to receive or retain pursuant to the terms of the PSA in connection with its respective duties in such capacity as master servicer or certificate administrator under the PSA will not be Disclosable Special Servicer Fees.

Certificate Administrator and Trustee Compensation

As compensation for the performance of its routine duties, the trustee and certificate administrator will be paid a fee (collectively, the “Certificate Administrator/Trustee Fee”). The Certificate Administrator/Trustee Fee will be payable monthly from amounts received in respect of interest on each Mortgage Loan and REO Loan (prior to application of such interest payments to make payments on the certificates) and will accrue at a rate (the “Certificate Administrator/Trustee Fee Rate”), equal to 0.01063% per annum, and will be computed on the same accrual basis as interest accrues on the related Mortgage Loan and REO Loan and based on the Stated Principal Balance of the related Mortgage Loan or REO Loan as of the Due Date in the immediately preceding Collection Period. The Certificate Administrator/Trustee Fee will be paid to the certificate administrator and the certificate administrator will be required to remit to the trustee the trustee fee in accordance with the terms of the PSA from the Certificate Administrator/Trustee Fee. In addition, the trustee and certificate administrator will each be entitled to recover from the issuing entity all reasonable unanticipated expenses and disbursements incurred or made by such party in accordance with any of the provisions of the PSA, but not including routine expenses incurred in the ordinary course of performing its duties as trustee or certificate administrator, as applicable, under the PSA, and not including any expense, disbursement or advance as may arise from its willful misconduct, negligence, fraud or bad faith.

Operating Advisor Compensation

An operating advisor fee (the “Operating Advisor Fee”) will be payable to the operating advisor monthly from amounts received with respect to each Mortgage Loan and REO Loan (including Non-Serviced Mortgage Loans, but excluding any Companion Loans) and will accrue at a rate equal to the applicable Operating Advisor Fee Rate with respect to each such Mortgage Loan or REO Loan on the Stated Principal Balance of the related Mortgage Loan or REO Loan and will be calculated on the same interest accrual basis as the related Mortgage Loan or REO Loan and prorated for any partial periods.

The “Operating Advisor Fee Rate” for each Interest Accrual Period is a per annum rate equal to 0.00217% with respect to each such Mortgage Loan and REO Loan (including Non-Serviced Mortgage Loans but excluding any Companion Loans).

An Operating Advisor Consulting Fee will be payable to the operating advisor with respect to each Major Decision on which the operating advisor has consultation rights. The “Operating Advisor Consulting Fee” will be a fee for each such Major Decision equal to $10,000 (or, such lesser amount as the related borrower pays) with respect to any Mortgage Loan; provided that the operating advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision.

Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the certificates, but with respect to the Operating Advisor Consulting Fee only to the extent that such fee is actually received from the related borrower. If the operating advisor has consultation rights with respect to a Major Decision, the PSA will require the master servicer or the special servicer processing the Major Decision to use commercially reasonable efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision, but only to the extent not prohibited by the related loan documents; but in no event may take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection. The master servicer or the special servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard; provided that the master servicer or the special servicer, as applicable, will be required to consult on a non-binding basis with the operating advisor prior to any such waiver or reduction.

In addition to the Operating Advisor Fee and the Operating Advisor Consulting Fee, the operating advisor will be entitled to reimbursement of Operating Advisor Expenses in accordance with the terms of the PSA. “Operating Advisor Expenses” for each Distribution Date will equal any unreimbursed indemnification amounts or additional trust fund expenses payable to the operating advisor pursuant to the PSA (other than the Operating Advisor Fee and the Operating Advisor Consulting Fee).

Similar fees and/or fee provisions to those described above will be (or are expected to be) payable to the applicable operating advisor (if any) under each Non-Serviced PSA with respect to the related Non-Serviced Mortgage Loan, although there may be differences in the calculations of such fees.

Asset Representations Reviewer Compensation

With respect to each Delinquent Loan that is subject to an Asset Review, the asset representations reviewer will be entitled to a fee that is a reasonable and customary hourly fee charged by the asset representations reviewer for similar consulting assignments at the time of such review and any related costs and expenses; provided that the total payment to the asset representations reviewer will not be greater than the Asset Representations Reviewer Fee Cap (the “Asset Representations Reviewer Asset Review Fee”).

With respect to an individual Asset Review Trigger and the Mortgage Loans that are Delinquent Loans and are subject to an Asset Review (the “Subject Loans”), the “Asset Representations Reviewer Fee Cap” will equal the sum of: (i) $22,500 multiplied by the number of Subject Loans, plus (ii) $2,250 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $3,000 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,750 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to adjustments on the basis of the year-end “Consumer Price Index for All Urban Consumers” as published by the U.S. Department of Labor, or other similar index if the Consumer Price Index for All Urban Consumers is no longer calculated, for the year of the Closing Date and for the year of the occurrence of the Asset Review. Similar fees and/or fee provisions to those described above will be (or are expected to be) payable to the applicable asset representations reviewer (if any) under each Non-Serviced PSA with respect to the related Non-Serviced Mortgage Loan, although there may be differences in the calculations of such fees.

The related mortgage loan seller with respect to each Delinquent Loan that is subject to an Asset Review will be required to pay the portion of the Asset Representations Reviewer Asset Review Fee attributable to the Delinquent Loan contributed by it, as allocated on the basis of the hourly charges and costs and expenses incurred with respect to its related Delinquent Loans; provided that if the total charge for the asset representations reviewer on an hourly fee plus costs and expenses basis would exceed the Asset Representations Reviewer Fee Cap, each mortgage loan seller’s required payment will be reduced pro rata according to its proportion of the total charges until the aggregate amount owed by all mortgage loan sellers is equal to the Asset Representations Reviewer Fee Cap; provided, however, that if the related mortgage loan seller (i) is insolvent or (ii) at any time after the outstanding Certificate Balances of the Control Eligible Certificates have been reduced to zero as a result of the allocation of Realized Losses to such certificates, fails to pay such amount within 90 days of written request by the asset representations reviewer following its completion of the applicable Asset Review, such fee will be paid by the trust following delivery by the asset representations reviewer of evidence reasonably satisfactory to the master servicer or the special servicer, as applicable, of such insolvency or failure to pay such amount; provided, further, that notwithstanding any payment of such fee by the issuing entity to the asset representations reviewer, such fee will remain an obligation of the related mortgage loan seller and the master servicer or the special servicer, as applicable, will be required, to the extent consistent with the Servicing Standard, to pursue remedies against such mortgage loan seller in order to seek recovery of such amounts from such mortgage loan seller or its insolvency estate. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan is required to be included in the Purchase Price for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by the related mortgage loan seller.

CREFC® Intellectual Property Royalty License Fee

CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis.

“CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan and REO Loan (other than the portion of an REO Loan related to any other Serviced Companion Loan) and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan or REO Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided that such amounts will be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan or REO Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use the CREFC® Investor Reporting Package in connection with the servicing and administration, including delivery of periodic reports to the Certificateholders, of the issuing entity pursuant to the PSA. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan is a rate equal to 0.00050% per annum.

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred with respect to a Serviced Mortgage Loan and any related Serviced Companion Loan, an Appraisal Reduction Amount is required to be calculated. An “Appraisal Reduction Event” will occur on the earliest of:

(i)                       the date on which such Mortgage Loan or Serviced Whole Loan becomes a Modified Mortgage Loan (as defined below),

(ii)                    the 120th day following the occurrence of any uncured delinquency in Periodic Payments with respect to such Mortgage Loan or Serviced Whole Loan,

(iii)                 (x) the 30th day following the date on which the related borrower has filed a bankruptcy petition, (y) the 30th day following the date on which a receiver is appointed and continues in such capacity in respect of a Mortgaged Property securing such Mortgage Loan or Serviced Whole Loan or (z) the 60th day following the related borrower becomes the subject of involuntary bankruptcy proceedings and such proceedings are not dismissed in respect of a Mortgaged Property securing such Mortgage Loan or Serviced Whole Loan,

(iv)                  the date on which the Mortgaged Property securing such Mortgage Loan or Serviced Whole Loan becomes an REO Property, and

(v)                    a payment default has occurred with respect to the related balloon payment; provided, however, that if (A) the related borrower is diligently seeking a refinancing or sale of the related Mortgaged Property or Mortgaged Properties and delivers, on or prior to the related maturity date or extended maturity date, a statement to that effect, and delivers, within 30 days following the related maturity date or extended maturity date, a refinancing commitment, letter of intent or otherwise binding application for refinancing from an acceptable lender or a signed purchase agreement reasonably acceptable to the special servicer (who will be required to promptly deliver a copy to the master servicer, the operating advisor and the Directing Holder (but only for so long as no Consultation Termination Event is continuing)), (B) the related borrower continues to make its Assumed Scheduled Payment, and (C) no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan or Serviced Companion Loan, then an Appraisal Reduction Event will not occur until the earlier of (1) 120 days beyond the related maturity date or extended maturity date and (2) the termination of the refinancing commitment, letter of intent, otherwise binding application for refinancing or signed purchase agreement.

A “Modified Mortgage Loan” is any Specially Serviced Loan which has been modified by the special servicer in a manner that: (a) reduces or delays the amount or timing of any payment of principal or interest due thereon (other than, or in addition to, bringing current Periodic Payments with respect to such Mortgage Loan or Serviced Companion Loan), including any reduction in the Periodic Payment; (b) except as expressly contemplated by the related mortgage, results in a release of the lien of the mortgage on any material portion of the related Mortgaged Property without a corresponding principal prepayment in an amount not less than the fair market value (as-is) of the property to be released; or (c) in the reasonable good faith judgment of the special servicer, otherwise materially impairs the value of the security for such Mortgage Loan or Serviced Companion Loan or reduces the likelihood of timely payment of amounts due thereon.

No Appraisal Reduction Event may occur at any time when the Certificate Balances of all classes of Subordinate Certificates have been reduced to zero.

The “Appraisal Reduction Amount” for any Distribution Date and for any Serviced Mortgage Loan and any related Serviced Companion Loan as to which any Appraisal Reduction Event has occurred, will be an amount, calculated by the master servicer (and, prior to the occurrence of a Consultation Termination Event, in consultation with the Directing Holder and, during the continuance of a Control Termination Event, in consultation with the operating advisor), as of the first Determination Date that is at least 10 business days following the later of (i) the date the master servicer receives from the special servicer the related appraisal or the special servicer’s Small Loan Appraisal Estimate and (ii) the occurrence of such Appraisal Reduction Event equal to the excess of:

(a)   the Stated Principal Balance of that Mortgage Loan or the Stated Principal Balance of the applicable Serviced Whole Loan, as the case may be, over

(b)   the excess of:

(i)            the sum of:

●	90% of the appraised value of the related Mortgaged Property as determined (A) by one or more MAI appraisals obtained by the special servicer with respect to that Mortgage Loan or Serviced Whole Loan with an outstanding principal balance equal to or in excess of $2,000,000 (the costs of which will be paid by the master servicer as a Servicing Advance), minus such downward adjustments as the special servicer may make (without implying any obligation to do so) based upon its review of the appraisals and any other information it deems relevant, or (B) by an internal valuation performed by the special servicer with respect to any Mortgage Loan or Serviced Whole Loan with an outstanding principal balance less than $2,000,000;
●	all escrows, letters of credit and reserves in respect of that Mortgage Loan or Serviced Whole Loan as of the date of calculation; and
●	all insurance and casualty proceeds and condemnation awards that constitute collateral for the related Mortgage Loan or Serviced Whole Loan; over

(ii)         the sum as of the Due Date occurring in the month of the date of determination of:

●	to the extent not previously advanced by the master servicer or the trustee, all unpaid interest due on that Mortgage Loan or Serviced Whole Loan at a per annum rate equal to the Mortgage Rate (and any accrued and unpaid interest on any Subordinate Companion Loan);
●	all P&I Advances on the related Mortgage Loan and all Servicing Advances on the related Mortgage Loan or Serviced Whole Loan not reimbursed from the proceeds of such Mortgage Loan or Serviced Whole Loan and interest on those Advances at the Reimbursement Rate in respect of that Mortgage Loan or Serviced Whole Loan;
●	all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid (including any capitalized interest whether or not then due and payable) with respect to such Mortgage Loan, Serviced Whole Loan (which tax, premiums, ground rents and other amounts have not been the subject of an Advance by the master servicer or the trustee, as applicable); and
●	any other unpaid additional expenses of the issuing entity in respect of such Mortgage Loan or Serviced Whole Loan.

Each Serviced Whole Loan will be treated as a single Mortgage Loan for purposes of calculating an Appraisal Reduction Amount with respect to the Mortgage Loan and Companion Loan, as applicable, that comprise such Serviced Whole Loan. Any Appraisal Reduction Amount in respect of any Serviced Whole Loan (other than a Serviced AB Whole Loan) with a Pari Passu Companion Loan will be allocated in accordance with the related Intercreditor Agreement or, if no allocation is specified in the related Intercreditor Agreement, then, pro rata, between the related Serviced Mortgage Loan and any related Serviced Pari Passu Companion Loan based upon their respective Stated Principal Balances. Any Appraisal Reduction Amount in respect of a Serviced AB Whole Loan will be allocated, first, to the Subordinate Companion Loan (until its principal balance is notionally reduced to zero by such related

Appraisal Reduction Amounts) and second, in accordance with the related Intercreditor Agreement or, if no allocation is specified in the related Intercreditor Agreement, then, pro rata, between the related Serviced Pari Passu Mortgage Loan and any related Serviced Pari Passu Companion Loan based upon their respective Stated Principal Balances.

The special servicer will be required to, with respect to a Mortgage Loan having a Stated Principal Balance of $2,000,000 or higher, order and use efforts consistent with the Servicing Standard to obtain an appraisal, and with respect to a Mortgage Loan having a Stated Principal Balance of less than $2,000,000, conduct a valuation (such valuation, a “Small Loan Appraisal Estimate”) or order and use efforts consistent with the Servicing Standard to obtain an appraisal, within 60 days of the occurrence of an Appraisal Reduction Event (other than with respect to a Non-Serviced Whole Loan). On the first Determination Date occurring on or after the tenth business day following the later of (i) the date the master servicer receives from the special servicer the related appraisal or the special servicer’s Small Loan Appraisal Estimate and (ii) the occurrence of such Appraisal Reduction Event, the master servicer will be required to calculate and report to the special servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence of any Consultation Termination Event, the Directing Holder (for so long as no Consultation Termination Event is continuing), the Appraisal Reduction Amount, taking into account the results of such appraisal or valuation and receipt of information reasonably requested by the master servicer from the special servicer, to the extent such information is in the possession of the special servicer, necessary to calculate the Appraisal Reduction Amount. Such report will also be forwarded by the master servicer, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Companion Loan has been sold, or to the holder of any related Serviced Companion Loan by the master servicer.

In the event that the special servicer has not received any required MAI appraisal within 60 days after the Appraisal Reduction Event, the Appraisal Reduction Amount will be deemed to be an amount equal to 25% of the current Stated Principal Balance of the related Mortgage Loan (or Serviced Whole Loan) until an MAI appraisal is received by the special servicer. The Appraisal Reduction Amount is calculated as of the first Determination Date that is at least ten business days after the later of (i) the special servicer’s delivery of such MAI appraisal or Small Loan Appraisal Estimate to the master servicer and (ii) the occurrence of such Appraisal Reduction Event. The special servicer, upon reasonable request, will be required to deliver to the master servicer any information in the special servicer’s possession reasonably required to determine, redetermine, calculate or recalculate any Appraisal Reduction Amount.

Other than with respect to a Non-Serviced Mortgage Loan, contemporaneously with the earliest of (i) the effective date of any modification of the maturity date or extended maturity date, Mortgage Rate, principal balance or amortization terms of any Mortgage Loan or Serviced Whole Loan or any other term thereof, any extension of the maturity date or extended maturity date of a Mortgage Loan or Serviced Whole Loan or consent to the release of any Mortgaged Property or REO Property from the lien of the related Mortgage other than pursuant to the terms of the Mortgage Loan or Serviced Whole Loan; (ii) the occurrence of an Appraisal Reduction Event; (iii) a default in the payment of a balloon payment for which an extension has not been granted; or (iv) the date on which the special servicer, consistent with the Servicing Standard, requests an Updated Appraisal, the special servicer will be required to use commercially reasonable efforts to obtain an Updated Appraisal (or a letter update for an existing appraisal which is less than two years old) of the Mortgaged Property or REO Property, as the case may be, from an independent MAI appraiser (an “Updated Appraisal”) or a Small Loan Appraisal Estimate, as applicable, in each case within 60 days of such request, provided that, the special servicer will not be required to obtain an Updated Appraisal or Small Loan Appraisal Estimate of any Mortgaged Property with respect to which there exists an appraisal or Small Loan Appraisal Estimate which is less than 9 months old.

For so long as a Mortgage Loan or Serviced Whole Loan is a Specially Serviced Loan, the special servicer is required within 30 days of the end of each 9-month period following the related Appraisal Reduction Event to use commercially reasonable efforts to order an appraisal (which may be an update of a prior appraisal), the cost of which will be paid by the master servicer as a Servicing Advance (or to the extent it would be a Nonrecoverable Advance, an expense of the issuing entity paid out of the Collection Account), or to conduct an internal valuation, as applicable. Based upon the appraisal or valuation and receipt of information reasonably requested by the master servicer from the special servicer, to the extent such information is in the possession of the special servicer, necessary to calculate the Appraisal Reduction Amount, the master servicer is required to determine or redetermine, as applicable, and report to the special servicer, the trustee, the certificate administrator, the operating advisor and, for so long as no Consultation Termination Event is continuing, the Directing Holder, the calculated or recalculated amount of the Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan, as applicable. Such report will also be forwarded to the holder of any related Companion Loan by the master servicer. With respect to any Mortgage Loan (other than any Excluded Loan), for so long as no Consultation Termination Event is continuing, the special servicer will consult with the Directing Holder, with respect to any appraisal, valuation or downward adjustment in connection with an Appraisal Reduction Amount. Notwithstanding the foregoing, the special servicer will not be required to obtain an appraisal or valuation with respect to a Mortgage Loan or Serviced Whole Loan that is the subject of an Appraisal Reduction Event to the extent the special servicer has obtained an appraisal or valuation with respect to the related Mortgaged Property within the 9-month period prior to the occurrence of the Appraisal Reduction Event. Instead, the master servicer may use the prior appraisal or valuation in calculating any Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan.

Each Non-Serviced Mortgage Loan is subject to the provisions in the related Non-Serviced PSA relating to appraisal reductions that are similar, but not necessarily identical, to the provisions described above. The existence of an appraisal reduction under the related Non-Serviced PSA in respect of any Non-Serviced Mortgage Loan will proportionately reduce the master servicer’s or the trustee’s, as the case may be, obligation to make P&I Advances on a Non-Serviced Mortgage Loan and will generally have the effect of reducing the amount otherwise available for distributions to the Certificateholders. Pursuant to the related Non-Serviced PSA, each Non-Serviced Mortgage Loan will be treated together with each related Non-Serviced Companion Loan as a single Mortgage Loan for purposes of calculating an appraisal reduction amount with respect to the loans that comprise such Non-Serviced Whole Loan. Any appraisal reduction calculated with respect to any Non-Serviced Whole Loan will generally be allocated first, to any Subordinate Companion Loan and then, to the related Non-Serviced Mortgage Loan and the Non-Serviced Companion Loan, on a pro rata basis based upon their respective outstanding principal balances.

If any Serviced Mortgage Loan and any related Serviced Companion Loan previously subject to an Appraisal Reduction Amount that becomes a Corrected Loan, and with respect to which no other Appraisal Reduction Event is continuing, the Appraisal Reduction Amount and the related Appraisal Reduction Event will cease to exist.

As a result of calculating one or more Appraisal Reduction Amounts (and, in the case of any Whole Loan, to the extent allocated in the related Mortgage Loan), the amount of any required P&I Advance will be reduced, which will have the effect of reducing the amount of interest available to the VRR Interest (to the extent of the VRR Percentage of the reduction in such P&I Advance), on the one hand, and to the most subordinate class of certificates then-outstanding (i.e., first, to the Class G-RR certificates, second, to the Class F-RR certificates, third, to the Class E certificates, fourth, to the Class D certificates, fifth, to the Class C certificates, sixth, to the Class B certificates, seventh, to the Class A-M certificates, and finally, pro rata based on their respective interest entitlements, to the Senior Certificates to the extent of the Non-VRR Percentage of the reduction in such P&I Advance), on the other hand. See “Pooling and Servicing Agreement—Advances”.

As of the first Determination Date following a Serviced Mortgage Loan becoming an AB Modified Loan, the master servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the special servicer with respect to such Mortgage Loan and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by the master servicer that a Non-Serviced Mortgage Loan has become an AB Modified Loan, the master servicer will be required to (i) promptly request from the related Non-Serviced Master Servicer, Non-Serviced Special Servicer and

Non-Serviced Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the master servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the master servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the master servicer reasonably expects to receive, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Non-Serviced Special Servicer with respect to such Non-Serviced Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by any other party to the PSA that a Non-Serviced Mortgage Loan has become an AB Modified Loan, such party will be required to promptly notify the master servicer thereof. The special servicer, upon reasonable prior written request, will provide the master servicer with information in its possession that is reasonably required to calculate or recalculate any Collateral Deficiency Amount. None of the special servicer, the trustee or the certificate administrator will calculate or verify any Collateral Deficiency Amount.

A “Cumulative Appraisal Reduction Amount” as of any date of determination as to any Mortgage Loan, is equal to the sum of (i) all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. The certificate administrator will be entitled to conclusively rely on the master servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount.

“AB Modified Loan” means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Non-Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Non-Serviced PSA) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the issuing entity or the original unmodified Mortgage Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“Collateral Deficiency Amount” means, with respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) included therein), over (ii) the sum of (in the case of a Whole Loan, solely to the extent allocable to the subject Mortgage Loan) (x) the most recent Appraised Value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such Appraised Value and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided that in the case of a Non-Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the master servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y)) held by the lender in respect of such AB Modified Loan as of the date of such determination. The certificate administrator will be entitled to conclusively rely on the master servicer’s calculation or determination of any Collateral Deficiency Amount.

For purposes of determining the Non-Reduced Certificates, the Controlling Class and whether a Control Termination Event is continuing, the VRR Percentage of any Appraisal Reduction Amounts will be allocated to the VRR Interest to notionally reduce (to not less than zero) the Certificate Balance thereof, and the Non-VRR Percentage of any Appraisal Reduction Amounts will be allocated to each class of Principal Balance Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to the Class G-RR certificates, second, to the Class F-RR certificates, third, to the Class E certificates, fourth, to the Class D certificates, fifth, to the Class C certificates, sixth, to the Class B certificates, seventh, to the Class A-M certificates, and finally, pro rata based on their respective interest entitlements, to the Senior Certificates). In addition, for purposes of determining the Controlling Class and whether a Control Termination Event is continuing, the Non-VRR Percentage of Collateral Deficiency Amounts allocated to a related AB Modified Loan will be allocated to each class of Control Eligible Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to the Class G-RR certificates, second, to the Class F-RR certificates, and third, to the Class E certificates). For the avoidance of doubt, for purposes of determining the Controlling Class and whether a Control Termination Event is continuing, any class of Control Eligible Certificates will be allocated the Non-VRR Percentage of both applicable Appraisal Reduction Amounts and applicable Collateral Deficiency Amounts, as described in this paragraph.

With respect to (i) any Appraisal Reduction Amount calculated for purposes of determining the Non-Reduced Certificates and (ii) any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determining the Controlling Class or whether a Control Termination Event is continuing, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis. The master servicer will be required to promptly notify the certificate administrator and the special servicer of (i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount, and (iii) any resulting Cumulative Appraisal Reduction Amount, and the certificate administrator will be required to promptly post notice of such Appraisal Reduction Amount, Collateral Deficiency Amount and/or Cumulative Appraisal Reduction Amount, as applicable, to the certificate administrator’s website.
Any class of Control Eligible Certificates, the Certificate Balance of which (taking into account the application of any Appraisal Reduction Amounts or Collateral Deficiency Amounts to notionally reduce the Certificate Balance of such class) has been reduced to less than 25% of its initial Certificate Balance, is referred to as an “Appraised-Out Class”. The holders of the majority (by Certificate Balance) of an Appraised-Out Class will have the right, at their sole expense, to require the special servicer to order a supplemental appraisal of any Mortgage Loan (or Serviced Whole Loan) for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount (such holders, the “Requesting Holders”). The special servicer will use its reasonable efforts to obtain an appraisal prepared on an “as-is” basis by an MAI appraiser reasonably acceptable to the special servicer within 60 days from receipt of the Requesting Holders’ written request. Upon receipt of such supplemental appraisal the special servicer will send the appraisal to the master servicer and the master servicer will recalculate such Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based upon such supplemental appraisal and receipt of information reasonably requested by the master servicer from the special servicer, to the extent such information is in the possession of the special servicer, to make such recalculation. If required by any such recalculation, the applicable Appraised-Out Class will be reinstated as the Controlling Class and each other Appraised-Out Class will, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, if applicable.

In addition, the Requesting Holders of any Appraised-Out Class will have the right, at their sole expense, to require the special servicer to order an additional appraisal of any Serviced Mortgage Loan for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount if an event has occurred at, or with regard to, the related Mortgaged Property or Mortgaged Properties that would have a material effect on its appraised value, and the special servicer is required to use reasonable efforts to obtain an appraisal from an MAI appraiser reasonably acceptable to the special servicer within 60 days from receipt of the Requesting Holders’ written request; provided that the special servicer will not be required to obtain such appraisal if it determines in accordance with the Servicing Standard that no events at, or with regard to, the related Mortgaged Property or Mortgaged Properties have occurred that would have a material effect on the Appraised Value of the related Mortgaged Property or Mortgaged Properties. The right of the holders of an Appraised-Out Class to require the special servicer to order an additional appraisal as described in this paragraph will be limited to no more frequently than once in any 9-month period with respect to any Mortgage Loan.

Any Appraised-Out Class for which the Requesting Holders are challenging the master servicer’s Appraisal Reduction Amount or Collateral Deficiency Amount determination may not exercise any direction, control, consent and/or similar rights of the Controlling Class until such time, if any, as such class is reinstated as the Controlling Class. The rights of the Controlling Class will be exercised by the next most senior Control Eligible Certificates, if any, during such period.

With respect to each Non-Serviced Mortgage Loan, the related directing holder will be subject to provisions similar to those described above. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below. With respect to an AB Whole Loan, the holder of the related Subordinate Companion Loan may in certain circumstances post collateral to avoid a change of control as described in “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans”.

Maintenance of Insurance

In the case of each Serviced Mortgage Loan and any related Serviced Companion Loan, as applicable (but excluding any Serviced Mortgage Loan as to which the related Mortgaged Property has become an REO Property), the master servicer will be required to use commercially reasonable efforts consistent with the Servicing Standard to cause the related borrower to maintain the following insurance coverage (including identifying the extent to which such borrower is maintaining insurance coverage and, if such borrower does not so maintain, the master servicer will be required to itself cause to be maintained) for the related Mortgaged Property: (a) except where the Mortgage Loan documents permit a borrower to rely on self-insurance provided by a tenant, a fire and casualty extended coverage insurance policy that does not provide for reduction due to depreciation, in an amount that is at least equal to the lesser of the full replacement cost of the improvements securing the Mortgage Loan or Serviced Whole Loan, as applicable, or the Stated Principal Balance of the Mortgage Loan or the Serviced Whole Loan, as applicable, but, in any event, in an amount sufficient to avoid the application of any co-insurance clause, and (b) all other insurance coverage as is required (including, but not limited to, coverage for acts of terrorism), subject to applicable law, under the related Mortgage Loan documents.

Notwithstanding the foregoing,

(i)                       the master servicer will not be required to maintain any earthquake or environmental insurance policy on any Mortgaged Property unless the trustee has an insurable interest and such insurance policy was (x) in effect at the time of the origination of such Mortgage Loan or the Serviced Whole Loan, as applicable, or (y) required by the related Mortgage Loan documents and is available at commercially reasonable rates; provided that the master servicer will be required to require the related borrower to maintain such insurance in the amount, in the case of clause (x), maintained at origination, and in the case of clause (y), required by such Mortgage Loan or Serviced Whole Loan, in each case, to the extent such amounts are available at commercially reasonable rates and to the extent the trustee has an insurable interest;

(ii)                    if and to the extent that any Mortgage Loan document grants the lender thereunder any discretion (by way of consent, approval or otherwise) as to the insurance provider from whom the related borrower is to obtain the requisite insurance coverage, the master servicer must (to the extent consistent with the Servicing Standard) require the related borrower to obtain the requisite insurance coverage from qualified insurers that meet the required ratings set forth in the PSA;

(iii)                 the master servicer will have no obligation beyond using its reasonable efforts consistent with the Servicing Standard to enforce those insurance requirements against any borrower; provided that this will not limit the master servicer’s obligation to obtain and maintain a force-placed insurance policy as set forth in the PSA;

(iv)                 except as provided below, in no event will the master servicer be required to cause the borrower to maintain, or itself obtain, insurance coverage to the extent that the failure of such borrower to maintain insurance coverage is an Acceptable Insurance Default (as determined by the special servicer subject to the discussion under “—The Directing Holder” and “—The Operating Advisor” below);

(v)                     to the extent the master servicer itself is required to maintain insurance that the borrower does not maintain, the master servicer will not be required to maintain insurance other than what is available on a force-placed basis at commercially reasonable rates, and only to the extent the issuing entity as lender has an insurable interest thereon; and

(vi)                 any explicit terrorism insurance requirements contained in the related Mortgage Loan documents are required to be enforced by the master servicer in accordance with the Servicing Standard (unless the special servicer with the consent of, if no Control Termination Event is continuing, the Directing Holder, and after consultation with the Risk Retention Consultation Party and the operating advisor in accordance with the PSA, has consented to a waiver (including a waiver to permit the master servicer to accept insurance that does not comply with specific requirements contained in the Mortgage Loan documents) in writing of that provision in accordance with the Servicing Standard); provided that the special servicer will be required to promptly notify the master servicer in writing of such waiver.

With respect to each REO Property, the special servicer will generally be required to use reasonable efforts, consistent with the Servicing Standard, to maintain with an insurer meeting certain criteria set forth in the PSA (subject to the right of the special servicer to direct the master servicer to make a Servicing Advance for the costs associated with coverage that the special servicer determines to maintain, in which case the master servicer will be required to make that Servicing Advance (subject to the non-recoverability determination and Servicing Advance procedures described above under “—Advances”)) to the extent reasonably available at commercially reasonable rates and to the extent the trustee has an insurable interest (a) a fire and casualty extended coverage insurance policy, which does not provide for reduction due to depreciation, in an amount that is at least equal to the lesser of the full replacement value of the Mortgaged Property or the Stated Principal Balance of the Serviced Mortgage Loan, REO Loan or Serviced Whole Loan, as applicable (or such greater amount of coverage required by the related Mortgage Loan documents (unless such amount is not available or, if no Control Termination Event is continuing, the Directing Holder has consented to a lower amount)), but, in any event, in an amount sufficient to avoid the application of any co-insurance clause, (b) a comprehensive general liability insurance policy with coverage comparable to that which would be required under prudent lending requirements and in an amount not less than $1,000,000 per occurrence and (c) to the extent consistent with the Servicing Standard, a business interruption or rental loss insurance covering revenues or rents for a period of at least 12 months. However, the special servicer will not be required in any event to maintain or obtain insurance coverage described in this paragraph beyond what is reasonably available at commercially reasonable rates and consistent with the Servicing Standard, and in no case will any such insurance be an expense of the special servicer.

If either (x) the master servicer or the special servicer obtains and maintains, or causes to be obtained and maintained, a blanket policy or master force-placed policy insuring against hazard losses on all of the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and the Serviced Whole Loans and the REO Properties, as applicable, as to which it is the master servicer or the special servicer, as the case may be, then, to the extent such policy (i) is obtained from an insurer meeting certain criteria set forth in the PSA, and (ii) provides protection equivalent to the individual policies otherwise required or (y) the master servicer or special servicer, as applicable, meeting the ratings requirements of the Rating Agencies set forth in the PSA, and the master servicer or the special servicer self-insures for its obligation to maintain the individual policies otherwise required, then the master servicer or special servicer, as the case may be, will conclusively be deemed to have satisfied its obligation to cause hazard insurance to be maintained on the related Mortgaged Properties or REO Properties, as applicable. Such a blanket or master force-placed policy may contain a deductible clause (not in excess of a customary amount), in which case the master servicer or the special servicer, as the case may be, that maintains such policy will be required, if there has not been maintained on any Mortgaged Property securing a Serviced Mortgage Loan or REO Property thereunder a hazard insurance policy complying with the requirements described above, and there has been one or more losses that would have been covered by such an individual policy, to promptly deposit into the Collection Account (or, with respect to a Serviced Whole Loan, the related separate custodial account), from its own funds, the amount not otherwise payable under the blanket or master force-placed policy in connection with such loss or losses because of such deductible clause to the extent that any such deductible exceeds the deductible limitation that pertained to the related Mortgage Loan or the related Serviced Whole Loan (or, in the absence of any such deductible limitation, the deductible limitation for an individual policy which is consistent with the Servicing Standard).

With respect to the payment of insurance premiums and delinquent tax assessments, in the event that the master servicer determines that a Servicing Advance of such amounts would be non-recoverable, that master servicer will be required to notify the trustee, the certificate administrator and the special servicer of such determination. Upon receipt of such notice, the master servicer (with respect to any Mortgage Loan or Serviced Whole Loan that is not a Specially Serviced Loan) and the special servicer (with respect to any Specially Serviced Loan or REO Property) will be required to determine (with the reasonable assistance of the master servicer) whether or not payment of such amount (i) is necessary to preserve the related Mortgaged Property and (ii) would be in the best interests of the Certificateholders (and in the case of a Serviced Companion Loan, the holder of the related Serviced Companion Loan, as a collective whole as if such Certificateholders and Serviced Companion Loan holder constituted a single lender). If the master servicer or the special servicer determines that such payment (i) is necessary to preserve the related Mortgaged Property and (ii) would be in the best interests of the Certificateholders and, in the case of any Serviced Companion Loan, the related Serviced Companion Loan Holders (and in the case of a Serviced Subordinate Companion Loan, taking into account the subordinate nature of such Subordinate Companion Loan), the special servicer (in the case of a determination by the special servicer) will be required to direct the master servicer to make such payment, who will then be required to make such payment from the Collection Account (or, with respect to a Serviced Whole Loan, the related custodial account) to the extent of available funds.

No pool insurance policy, special hazard insurance policy, bankruptcy bond, repurchase bond or certificate guarantee insurance will be maintained with respect to the Mortgage Loans or any Serviced Whole Loan, nor will any Mortgage Loan be subject to Federal Housing Administration insurance.

“Acceptable Insurance Default” means, with respect to any Serviced Mortgage Loan and any related Serviced Companion Loan, any default arising by reason of the failure of the related borrower to maintain standard extended coverage casualty insurance or other insurance that covers acts of terrorism, as to which the special servicer has determined, in accordance with the Servicing Standard (and (i) unless a Control Termination Event is continuing, with the consent of the Directing Holder (or, if a Control Termination Event is continuing, but no Consultation Termination Event is continuing, after consulting with the Directing Holder) and (ii) with respect to any Specially Serviced Loan, after non-binding consultation with the Risk Retention Consultation Party in accordance with the PSA (but, in either case, other than with respect to any Mortgage Loan that is an Excluded Loan as to any such party)), that either:

(x)       such insurance is not available at commercially reasonable rates and the subject hazards are not at the time commonly insured against for properties similar to the Mortgaged Property and located in or around the geographic region in which such Mortgaged Property is located (but only by reference to such insurance that has been obtained by such owners at current market rates), or

(y)       such insurance is not available at any rate;

provided that the Directing Holder and the Risk Retention Consultation Party will not have more than 30 days to respond to the master servicer’s or the special servicer’s, as applicable, request for such consent or consultation, as applicable; provided, further, that upon the master servicer’s or the special servicer’s, as applicable, determination, consistent with the Servicing Standard, that exigent circumstances do not allow the master servicer or the special servicer, as applicable, to consult with the Directing Holder, or the Risk Retention Consultation Party, as applicable, the master servicer or the special servicer, as applicable, will not be required to do so.

In addition, the master servicer and special servicer will be entitled to rely on insurance consultants (which will be a trust fund expense) in determining whether any insurance is available at commercially reasonable rates.

During the period that the master servicer or the special servicer is evaluating the availability of such insurance, or waiting for a response from the Directing Holder or to consult with the Risk Retention

Consultation Party, neither the master servicer nor the special servicer will be liable for any loss related to its failure to require the borrower to maintain such insurance and neither will be in default of its obligations as a result of such failure unless the master servicer or the special servicer is required to take any immediate action pursuant to the Servicing Standard and other servicing requirements under the PSA as described under “—The Directing Holder—Control Termination Event and Consultation Termination Event” and “—Servicing Override”.

Modifications, Waivers and Amendments

The PSA will permit (a) as to Mortgage Loans that are non-Specially Serviced Loans (excluding any Non-Serviced Mortgage Loan) and actions that do not involve Major Decisions or Special Servicer Non-Major Decisions (other than the items listed in clauses (c)(i) and (c)(ii) of the definition of “Special Servicer Non-Major Decision”, which the master servicer will process, subject to special servicer consent or deemed consent as provided in the PSA), the master servicer, or (b)(i) with respect to any Specially Serviced Loan or (ii) as to Major Decisions or Special Servicer Non-Major Decisions (other than the items listed in clauses (c)(i) and clause (c)(ii) of the definition of “Special Servicer Non-Major Decision”, which the master servicer will process, subject to special servicer consent or deemed consent as provided in the PSA) irrespective of whether such Mortgage Loan is a Specially Serviced Loan, the special servicer, in each case subject to the rights of the Directing Holder and, after consultation with the operating advisor to the extent described under “—The Operating Advisor”, to modify, waive, amend, consent or take such other action with respect to any term of any Serviced Mortgage Loan and any related Serviced Companion Loan if such modification, waiver, amendment, consent or other action (c)(i) is consistent with the Servicing Standard and (ii) would not constitute a “significant modification” of such Mortgage Loan or Serviced Companion Loan pursuant to Treasury Regulations Section 1.860G-2(b) and would not otherwise (A) cause any Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon any Trust REMIC or the issuing entity (including but not limited to the tax on “prohibited transactions” as defined in Code Section 860F(a)(2) and the tax on contributions to a REMIC set forth in Code Section 860G(d), but not including the tax on “net income from foreclosure property” under Code Section 860G(c)).

Notwithstanding the foregoing, the master servicer and special servicer may mutually agree as provided in the PSA that the master servicer will process any of the foregoing matters that are Major Decisions or Special Servicer Non-Major Decisions with respect to any non-Specially Serviced Loan. If the master servicer and the special servicer mutually agree that the master servicer will process any Major Decision or Special Servicer Non-Major Decision with respect to a non-Specially Serviced Loan, the master servicer must obtain the consent (or deemed consent) of the special servicer as provided below.

In connection with (i) the release of a Mortgaged Property or any portion of a Mortgaged Property from the lien of the related Mortgage or (ii) the taking of a Mortgaged Property (other than a Mortgaged Property securing the Non-Serviced Whole Loan) or any portion of a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Mortgage Loan documents require the master servicer or the special servicer, as applicable, to calculate (or to approve the calculation of the related borrower of) the loan to value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Mortgage Loan, then such calculation will exclude the value of personal property and going concern value, if any.

In no event, however, may the master servicer or the special servicer permit an extension of, forbearance, amendment, waiver or modification that would extend (or have the effect of extending) the maturity of any Mortgage Loan, Serviced Whole Loan or Specially Serviced Loan to a date occurring later than the earlier of (A) five years prior to the Rated Final Distribution Date and (B) if the Mortgage Loan, Serviced Whole Loan or Specially Serviced Loan is secured solely or primarily by a ground lease (or, with respect to a leasehold interest where the borrower is the lessee and that is a space lease or an air rights lease, such space lease or air rights lease), the date 20 years prior to the expiration of the term of such ground lease (or, with respect to a leasehold interest where the borrower is the lessee and that is a space lease or an air rights lease, such space lease or air rights lease)(or 10 years prior to the expiration of such lease if the master servicer or the special servicer, as applicable, gives due consideration to the remaining term of the ground lease (or, with respect to a leasehold interest where the borrower is the lessee and that is a space lease or an air rights lease, such space lease or air rights lease) and such extension is in the best interest of the Certificateholders and if a Serviced Companion Loan is involved, the holder of the related Serviced Companion Loan (as a collective whole as if such Certificateholders and Serviced Companion Loan holder constituted a single lender and, with respect to a Serviced Subordinate Companion Loan, taking into account the subordinate nature of such Serviced Subordinate Companion Loan) and, if no Control Termination Event has occurred and is continuing, with the consent of the Directing Holder).

In addition, neither the master servicer nor the special servicer may permit any borrower to add or substitute any collateral for an outstanding Serviced Mortgage Loan and any related Serviced Companion Loan, which collateral constitutes real property, unless the master servicer or the special servicer, as applicable, receives a Rating Agency Confirmation.

The special servicer will process (unless the special servicer and the master servicer mutually agree that the master servicer will process, as further described below) and consent to or refuse consent to, as applicable, all Major Decisions and Special Servicer Non-Major Decisions (other than with respect to the items listed in clauses (c)(i) and (c)(ii) of the definition of “Special Servicer Non-Major Decision”, which the master servicer will process, subject to special servicer consent or deemed consent as provided in the PSA). The special servicer will also be required to obtain the consent of the Directing Holder, and will be required to consult with the operating advisor, in connection with any Major Decision to the extent described under “—The Directing Holder” and “—The Operating Advisor”.

In addition, with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan), the following actions will be subject to the special servicer’s processing and consent or, if mutually agreed to by the special servicer and the master servicer, the master servicer will be required to process such request subject to the consent of the special servicer as further described below (each of the following, a “Special Servicer Non-Major Decision”):

(a)   approving leases, lease modifications or amendments or any requests for subordination, non-disturbance and attornment agreements for leases in excess of the lesser of (i) 30,000 square feet and (ii) 30% of the net rentable area at the related Mortgaged Property;

(b)   approving material rights-of-way and material easements, and consent to subordination of the related Mortgage Loan or Serviced Whole Loan to such material rights-of-way or easements;

(c)   agreeing to any modification, waiver, consent or amendment of the related Mortgage Loan or Serviced Whole Loan in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to (i) a waiver of a mortgage loan event of default (but excluding non-monetary events of default other than defaults relating to transfers of interest in the borrower or the existing collateral or material modifications of the existing collateral), (ii) a modification of the type of defeasance collateral required under the Mortgage Loan or Serviced Whole Loan documents other than direct, non-callable obligations of the United States would be permitted or (iii) a modification that would permit a principal prepayment instead of defeasance if the applicable loan documents do not otherwise permit such principal prepayment; provided that the foregoing is not otherwise a Major Decision;

(d)   approving any waiver regarding the receipt of financial statements that involves permitting delivery of financial statements less than quarterly or more than 60 days after the end of the calendar quarter;

(e)   any requests for the disbursement of (i) earnouts or holdback amounts with respect to any Specially Serviced Loan that is not otherwise a Major Decision and (ii) amounts from (A) any escrow accounts, reserve accounts, letters of credit or other collateral related to hospitality property improvement plans or (B) earnout or performance escrows, reserves or holdbacks, in the case of clause (ii)(A) and (ii)(B), relating to certain Mortgage Loans set forth in an exhibit to the PSA;

(f)    approving any proposed modification or waiver of any material provision in the related loan documents governing the type, nature or amount of insurance coverage required to be obtained and maintained by the related borrower;

(g)   approving any casualty insurance settlements or condemnation settlements, and determining whether to apply casualty proceeds or condemnation awards to the reduction of the debt rather than to the restoration of the Mortgaged Property;

(h)   approving annual budgets for the related Mortgaged Property if the budget provides for (x) increases in operating expenses equal to or more than 110% of the amount budgeted therefor for the prior year and (y) payments to a borrower affiliate;

(i)    agreeing to any modification or amendment to any ground lease or any subordination, non-disturbance and attornment agreement relating to any ground lease or any entry into a new ground lease with respect to a Mortgaged Property or determining whether to cure any default by a borrower under a ground lease;

(j)    approving any transfers of an interest in the borrower, unless such transfer (i) is permitted under the terms of the related Mortgage Loan documents without the exercise of any lender approval or material lender discretion other than confirming the satisfaction of the other conditions to the transfer set forth in the related Mortgage Loan documents that do not include any other approval or exercise of material discretion, including a consent to transfer to any subsidiary or affiliate of such borrower or to a person acquiring less than a majority interest in such borrower, and (ii) does not involve incurring new mezzanine financing or a change in control of the borrower;

(k)   any consent to a transfer of the Mortgaged Property or interests in the borrower where (i) such transfer may be effected without the consent or material discretion of the lender under the related loan agreement, (ii) the loan documents include specific objective conditions that must be satisfied for such action where material lender discretion is not necessary in order to determine whether such specific objective conditions have been satisfied and (iii) such specific objective conditions have been satisfied with no exceptions;

(l)    any consent to the incurrence of additional debt where (i) such incurrence of debt may be effected without the consent or material discretion of the lender under the related loan agreement, (ii) the loan documents include specific objective conditions that must be satisfied for such action where material lender discretion is not necessary in order to determine whether such specific objective conditions have been satisfied and (iii) such specific objective conditions have been satisfied with no exceptions; and

(m)  any determination that a “cash sweep period”, “cash trap period” or other similar term with respect to any Serviced Mortgage Loan has terminated;

provided, however, that with respect to clauses (c)(i) and (c)(ii) of this definition the master servicer will be required to evaluate and process requests for any modifications described in such clauses and obtain the consent or deemed consent of the special servicer as provided in the PSA.

Upon receiving a request for any matter described in this section that constitutes a Special Servicer Non-Major Decision or a Major Decision with respect to a Serviced Mortgage Loan that is not a Specially Serviced Loan (other than with respect to the items listed in clauses (c)(i) and (c)(ii) of the definition of “Special Servicer Non-Major Decision”, which the master servicer will process, subject to special servicer consent or deemed consent as provided in the PSA), the master servicer will be required to forward such request to the special servicer and, unless the master servicer and the special servicer mutually agree that the master servicer will process such request, the special servicer will be required to process such request and the master servicer will have no further obligation with respect to such request or the Special Servicer Non-Major Decision or Major Decision other than providing the special servicer with any reasonably requested information or documentation. In addition, the master servicer will be required to provide the special servicer with any notice that it receives relating to a default by the borrower under a ground lease where the collateral for the Mortgage Loan is the ground lease, and the special servicer will determine in accordance with the Servicing Standard whether to cure any borrower defaults relating to ground leases.

Notwithstanding the foregoing, the master servicer and special servicer may mutually agree as provided in the PSA that the master servicer will process any of the foregoing matters (as well as any Major Decision) with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan). If the master servicer and special servicer mutually agree that the master servicer will process a Special Servicer Non-Major Decision, the master servicer will be required to obtain the special servicer’s prior consent to such Special Servicer Non-Major Decision.

When the special servicer’s consent is required and the master servicer processing such request is recommending approval with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan), the master servicer will be required to forward to the special servicer the written request from the borrower for modification, waiver or amendment, accompanied by the master servicer’s recommendation and analysis and all information in the master servicer’s possession that the special servicer may reasonably request to grant or withhold such consent. When the special servicer’s consent is required under the PSA, such consent will be deemed given 15 business days (or, in connection with an Acceptable Insurance Default, 60 days) after receipt (unless earlier objected to) by the special servicer from the master servicer of the master servicer’s written analysis and recommendation with respect to such proposed Major Decision or Special Servicer Non-Major Decision together with such other information reasonably required by the special servicer and reasonably available to the master servicer.

With respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan), the master servicer will be required to process and consent to any action that is a Master Servicer Non-Major Decision (which consist of the following actions (each of the following, a “Master Servicer Non-Major Decision”):

(a)   approving leases, lease modifications or amendments or any requests for subordination, non-disturbance and attornment agreements for leases (i) equal to or less than the lesser of (A) 30,000 square feet and (B) 30% of the net rentable area at the related Mortgaged Property and (ii) which are not ground leases;

(b)   approving any waiver regarding the receipt of financial statements if such waiver does not involve permitting delivery of financial statements less than quarterly or more than 60 days after the end of the calendar quarter;

(c)   approving annual budgets for the related Mortgaged Property so long as the budget does not provide for (x) increases in operating expenses equal to or more than 110% of the amount budgeted therefor for the prior year and (y) payments to a borrower affiliate;

(d)   approving immaterial rights-of-way and immaterial easements, and consent to subordination of the related Mortgage Loan or Serviced Whole Loan to such immaterial rights-of-way or easements;

(e)   any modification, consent to a modification or waiver of any immaterial non-monetary term (excluding the timing of payments but including late payment charges or default interest) of a Serviced Mortgage Loan and any related Serviced Companion Loan;

(f)    other than with respect to reserves and escrows which are addressed in clause (h) below, any release of collateral or any acceptance of substitute or additional collateral for a Serviced Mortgage Loan and any related Serviced Companion Loan or any consent to either of the foregoing, to the extent the foregoing is not otherwise a Major Decision or a Special Servicer Non-Major Decision;

(g)   any property management company changes with respect to a Serviced Mortgage Loan and any related Serviced Companion Loan (i) with a principal balance less than or equal to $2,500,000 or

(ii) where the property management company will not be an affiliate of the related borrower following such change;

(h)   releases or substitutions of any amounts from any escrow accounts, reserve accounts, letters of credit or collateral, if required pursuant to the specific terms of the related Serviced Mortgage Loan and any related Serviced Companion Loan and for which no material lender discretion is required and other than those set forth in an exhibit to the PSA;

(i)    any acceptance of an assumption agreement releasing a borrower from liability under a Serviced Mortgage Loan and any related Serviced Companion Loan if (i) such action may be effected without the consent or discretion of the lender under the related loan agreement, (ii) the loan documents include specific objective conditions that must be satisfied for such action where lender discretion is not necessary in order to determine whether such specific objective conditions have been satisfied and (iii) such specific objective conditions have been satisfied with no exceptions, to the extent the foregoing is not otherwise a Major Decision or Special Servicer Non-Major Decision;

(j)    any modification, waiver or amendment of an intercreditor agreement, co-lender agreement, participation agreement or similar agreement with any mezzanine lender, holder of a Companion Loan or other subordinate debt holder related to a Mortgage Loan (including a Non-Serviced Mortgage Loan, to the extent consent rights with respect to such modification, waiver or amendment are granted to the holder of the Companion Loan or other subordinate debt under the related agreement) or such Serviced Whole Loan, or an action to enforce rights with respect thereto, to the extent the foregoing is not otherwise a Major Decision; and

(k)   any other action that does not constitute a Major Decision or a Special Servicer Non-Major Decision.

The master servicer or the special servicer, as applicable, is required to notify the trustee, the certificate administrator, the Directing Holder (other than during the period when a Consultation Termination Event is continuing), the operating advisor (only if an Operating Advisor Consultation Event has occurred and is continuing), the depositor and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website), in writing, of any modification, waiver, material consent or amendment of any term of any Serviced Mortgage Loan and any related Serviced Companion Loan processed by such servicer and the date of the modification and deliver a copy to the custodian for deposit in the related mortgage file, an original counterpart of the agreement relating to such modification, waiver, material consent or amendment, promptly (and in any event within 10 business days) following the execution of the agreement. With respect to certain Master Servicer Non-Major Decisions, the PSA may provide that the master servicer will be required to deliver written notice to the special servicer and the Directing Holder.

Any modification, extension, waiver or amendment of the payment terms of a Mortgage Loan or Serviced Whole Loan will be required to be structured so as to be consistent with the allocation and payment priorities in the related Mortgage Loan documents and intercreditor agreement, if any, such that neither the issuing entity as holder of the Mortgage Loan nor a holder of any related Serviced Companion Loan gains a priority over the other such holder that is not reflected in the related Mortgage Loan documents and intercreditor agreement. Neither the master servicer nor the special servicer may enter into any modification, waiver, amendment, work-out, consent or approval with respect to any Mortgage Loan or Whole Loan, restructure any Mortgage Loan or Whole Loan, or restructure any borrower equity (in each case, including, without limitation, by way of the application of credits, discounts, forgiveness or otherwise) in a manner that would have the effect of placing amounts payable as compensation, or otherwise reimbursable, to the master servicer or special servicer in a higher priority than that which is provided in the allocation and payment priorities described under “Description of the Certificates—Distributions—Application Priority of Mortgage Loan Collections or Whole Loan Collections” or in the related Intercreditor Agreement (if any).

Any modification, waiver or amendment with respect to a Serviced Whole Loan may be subject to the consent or non-binding consultation of one or more holders of a related Serviced Companion Loan and the special servicer as described under “Description of the Mortgage Pool—The Whole Loans”.

See also “—The Directing Holder” and “—The Operating Advisor” for a description of the Directing Holder’s and the operating advisor’s rights with respect to modifications, waivers and amendments and reviewing and approving the Asset Status Report.

Mortgage Loans with “Due-on-Sale” and “Due-on-Encumbrance” Provisions

The master servicer (with respect to each non-Specially Serviced Loan, to the extent such action is not a Major Decision or a Special Servicer Non-Major Decision) and the special servicer (with respect to each Specially Serviced Loan and, to the extent such action is a Major Decision or a Special Servicer Non-Major Decision, each non-Specially Serviced Loan) will be required to determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right it may have with respect to a Mortgage Loan and any related Companion Loan containing a “due-on-sale” clause (1) to accelerate the payments on that Mortgage Loan and any related Companion Loan, as applicable, or (2) to withhold its consent to any sale or transfer, consistent with the Servicing Standard or (b) to waive its right to exercise such rights; provided, however, (i) that with respect to such waiver of rights that is a Major Decision, prior to the occurrence and continuance of any Control Termination Event and other than with respect to an Excluded Loan as to the Directing Holder, the master servicer or the special servicer, as applicable, has obtained the prior written consent (or deemed consent) of the Directing Holder (or after the occurrence and continuance of a Control Termination Event, but prior to a Consultation Termination Event and other than with respect to an Excluded Loan as to the Directing Holder, upon consultation with the Directing Holder) and, during the occurrence and continuance of an Operating Advisor Consultation Event, upon consultation with the operating advisor, and (ii) the master servicer or the special servicer, as applicable, has received a Rating Agency Confirmation from the Rating Agencies (and, if the applicable Mortgage Loan is part of a Serviced Whole Loan, a Rating Agency Confirmation with respect to any commercial mortgage pass-through certificates backed by any related Serviced Companion Loan) with respect to any Mortgage Loan that (A) represents more than 5% of the aggregate Stated Principal Balance of the Mortgage Loans then outstanding and has a Stated Principal Balance of at least $10,000,000, (B) has a Stated Principal Balance that is more than $35,000,000, (C) represents one of the 10 largest Mortgage Loans based on Stated Principal Balance and has a Stated Principal Balance of at least $10,000,000, or (D) is a Mortgage Loan as to which the related Serviced Companion Loan represents one of the 10 largest mortgage loans in the related other securitization (provided that the master servicer or special servicer, as applicable, will be entitled to reasonably rely upon the written notification provided by the master servicer, special servicer, trustee or certificate administrator of such other securitization as to whether such Serviced Companion Loan is one of the 10 largest mortgage loans in such other securitization).

To the extent not precluded by the Mortgage Loan documents, the master servicer or the special servicer, as applicable, may not approve an assumption or substitution without requiring the related borrower to pay any fees owed to the Rating Agencies associated with the approval of such assumption or substitution. However, in the event that the related borrower is required but fails to pay such fees, such fees will be an expense of the issuing entity; provided that in the case of a Serviced Whole Loan the master servicer or the special servicer processing the related assumption or substitution, as applicable, will be required, after receiving payment from amounts on deposit in the Collection Account, if any, to (i) promptly notify the holder of the related Pari Passu Companion Loan and (ii) use commercially reasonable efforts to exercise on behalf of the issuing entity the rights of the issuing entity under the related Intercreditor Agreement to obtain reimbursement for a pro rata portion of such amount allocable to such Pari Passu Companion Loans from the holders of such Pari Passu Companion Loans. No assumption agreement may contain any terms that are different from any term of any Mortgage or related Note, except pursuant to the provisions described under “—Modifications, Waivers and Amendments” above and “—Realization Upon Mortgage Loans” below.

With respect to a Serviced Mortgage Loan and any related Serviced Companion Loan with a “due-on-encumbrance” clause, the master servicer (with respect to each non-Specially Serviced Loan, to the extent such action is not a Major Decision or a Special Servicer Non-Major Decision) and the special servicer (with respect to each Specially Serviced Loan and, to the extent such action is a Major Decision or a Special Servicer Non-Major Decision, each non-Specially Serviced Loan) will be required to determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right it may have with respect to a Mortgage Loan containing a “due-on-encumbrance” clause (1) to accelerate the payments thereon, or (2) to withhold its consent to the creation of any additional lien or other encumbrance or (b) to waive its right to exercise such rights, provided, however, that (i) with respect to such waiver of rights that is a Major Decision, for so long as no Control Termination Event is continuing and other than with respect to an Excluded Loan as to the Directing Holder, the master servicer or the special servicer as applicable, has obtained the consent of the Directing Holder (or after the occurrence and continuance of a Control Termination Event, but prior to a Consultation Termination Event and other than with respect to an Excluded Loan as to the Directing Holder, has consulted with the Directing Holder) and, for so long as an Operating Advisor Consultation Event is continuing, upon consultation with the operating advisor and (ii) the master servicer or the special servicer, as applicable, has received a Rating Agency Confirmation from the Rating Agencies (and, if the applicable Mortgage Loan is part of a Serviced Whole Loan, a Rating Agency Confirmation with respect to any commercial mortgage pass-through certificates backed by any related Serviced Companion Loan) with respect to any Mortgage Loan that (A) represents more than 2% of the aggregate Stated Principal Balance of the Mortgage Loans then outstanding, (B) has a Stated Principal Balance that is more than $35,000,000, (C) represents one of the 10 largest Mortgage Loans based on Stated Principal Balance, (D) has an aggregate loan-to-value ratio (including any existing and proposed additional debt) that is equal to or greater than 85%, (E) has an aggregate debt service coverage ratio (in each case, determined based upon the aggregate of the Stated Principal Balance of the related Mortgage Loan, any existing additional debt and the principal amount of the proposed additional lien) that is less than 1.20x, or (F) is a Mortgage Loan as to which the related Serviced Companion Loan represents one of the ten largest mortgage loans in the related other securitization (provided that the special servicer or the master servicer, as applicable, will be entitled to reasonably rely upon the written notification provided by the master servicer, special servicer, trustee or certificate administrator of the applicable other securitization as to whether such Serviced Companion Loan is one of the 10 largest mortgage loans in such other securitization); provided that with respect to clauses (A), (C), (D) and (E), such Mortgage Loan must also have a Stated Principal Balance of at least $10,000,000 for the requirement of a Rating Agency Confirmation to apply. Neither the master servicer nor the special servicer will be responsible for enforcing a “due-on-sale” or a “due-on-encumbrance” clause with respect to any Non-Serviced Mortgage Loan.

To the extent not precluded by the Mortgage Loan documents, the master servicer or the special servicer, as applicable, may not approve the creation of any lien or other encumbrance without requiring the related borrower to pay any fees owed to the Rating Agencies associated with the approval of such lien or encumbrance. However, in the event that the related borrower is required but fails to pay such fees, such fees will be an expense of the issuing entity; provided that in the case of a Serviced Whole Loan the master servicer or the special servicer processing the related approval, as applicable, will be required, after receiving payment from amounts on deposit in the Collection Account, if any, to (i) promptly notify the holder of the related Pari Passu Companion Loan and (ii) use commercially reasonable efforts to exercise on behalf of the issuing entity the rights of the issuing entity under the related Intercreditor Agreement to obtain reimbursement for a pro rata portion of such amount allocable to such Pari Passu Companion Loans from the holders of such Pari Passu Companion Loans. Neither the master servicer nor the special servicer will be responsible for enforcing a “due-on-sale” or a “due-on-encumbrance” clause with respect to any Non-Serviced Mortgage Loan.

Notwithstanding the foregoing but subject to other conditions contained in the PSA regarding Rating Agency Confirmations, without any other approval, consent or consultation, (i) the master servicer may grant and process a borrower’s request for any Master Servicer Non-Major Decision relating to a non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan) and (ii) the special servicer may grant and process a borrower’s request for any matter relating to a Specially Serviced Loan that is not a Major Decision.

Inspections

The master servicer will be required to perform (at its own expense) or cause to be performed (at its own expense), physical inspections of each Mortgaged Property relating to a Mortgage Loan (other than a Mortgaged Property securing a Non-Serviced Mortgage Loan, which is subject to inspection pursuant to the related Non-Serviced PSA, and other than a Specially Serviced Loan) with a Stated Principal Balance of (A) $2,000,000 or more at least once every 12 months (commencing in 2027) and (B) less than $2,000,000 at least once every 24 months (commencing in 2027), in each case, unless a physical inspection has been performed by the special servicer within the previous 12 months and the master servicer has no knowledge of a material change in the Mortgaged Property since such physical inspection; provided, further, however, that if any scheduled payment becomes more than 60 days delinquent on the related Mortgage Loan, the special servicer is required to inspect or cause to be inspected the related Mortgaged Property as soon as practicable after the Mortgage Loan becomes a Specially Serviced Loan and annually thereafter for so long as the Mortgage Loan remains a Specially Serviced Loan (the cost of which inspection, to the extent not paid by the related borrower, will be reimbursed first from default interest and late charges on the related Mortgage Loan (but with respect to a Serviced Whole Loan, only amounts available for such purpose under the related Intercreditor Agreement) and then from the Collection Account as an expense of the issuing entity, and in the case of a Serviced Whole Loan, as an expense of the holders of the related Mortgage Loan and Serviced Pari Passu Companion Loan, pro rata and pari passu, to the extent provided in the related Intercreditor Agreement). With respect to a Serviced AB Whole Loan, the costs will be allocated, first, as an expense of the holders of the related Subordinate Companion Loan, and second, as an expense of the holders of the related Mortgage Loan and Serviced Pari Passu Companion Loan, pro rata and pari passu, to the extent provided in the related Intercreditor Agreement. The special servicer or the master servicer, as applicable, will be required to prepare or cause to be prepared a written report of the inspection describing, among other things, the condition of and any damage to the Mortgaged Property to the extent evident from the inspection and specifying the existence of any vacancies in the Mortgaged Property of which it has knowledge and deems material, of any sale, transfer or abandonment of the Mortgaged Property of which it has knowledge or that is evident from the inspection, of any adverse change in the condition of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, and that the preparer of such report deems material, or of any material waste committed on the Mortgaged Property to the extent evident from the inspection.

Copies of the inspection reports referred to above that are delivered to the certificate administrator will be posted to the certificate administrator’s website for review by Privileged Persons pursuant to the PSA. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Collection of Operating Information

With respect to each Mortgage Loan that requires the borrower to deliver operating statements, the special servicer or the master servicer, as applicable, is also required to use reasonable efforts to collect and review quarterly and annual operating statements beginning with the calendar quarter ending on June 30, 2026 and the calendar year ending on December 31, 2026 of the related Mortgaged Property. Most of the Mortgage Loan documents obligate the related borrower to deliver annual property operating statements. However, we cannot assure you that any operating statements required to be delivered will in fact be delivered, nor is the special servicer or the master servicer likely to have any practical means of compelling the delivery in the case of an otherwise performing Mortgage Loan.

Special Servicing Transfer Event

The Serviced Mortgage Loans and any related Serviced Companion Loan and any related REO Properties will be serviced by the special servicer under the PSA in the event that the servicing responsibilities of the master servicer are transferred to the special servicer as described below. Such Serviced Mortgage Loan and any related Serviced Companion Loan (including those loans that have become REO Properties) serviced by the special servicer are referred to in this prospectus collectively as the “Specially Serviced Loans”. The master servicer will be required to transfer its servicing responsibilities to the special servicer with respect to any Mortgage Loan (including any related Companion Loan) for which the master servicer is responsible for servicing:

(i)                       either (x) with respect to any Mortgage Loan or Serviced Companion Loan, other than a balloon loan, a payment default has occurred on such Mortgage Loan or Serviced Companion Loan at its maturity date or, if the maturity date of such Mortgage Loan or Serviced Companion Loan has been extended in accordance with the PSA, a payment default occurs on such Mortgage Loan or Serviced Companion Loan at its extended maturity date or (y) with respect to a balloon loan, a payment default has occurred with respect to the related balloon payment; provided that if (A) the related borrower is diligently seeking a refinancing or sale of the related Mortgaged Property or Mortgaged Properties and delivers, on or before the related maturity date or extended maturity date, a statement to that effect, and delivers, on or before the related maturity date or extended maturity date, a refinancing commitment, letter of intent or otherwise binding application for refinancing from an acceptable lender or a signed purchase agreement reasonably acceptable to the master servicer (who will be required to promptly deliver a copy to the special servicer) or the special servicer (who will be required to promptly deliver a copy to the master servicer), in each case, who will promptly deliver a copy to the operating advisor (if a Control Termination Event has occurred and is continuing) and the Directing Holder (but only for so long as no Consultation Termination Event has occurred and is continuing), (B) the related borrower continues to make its Assumed Scheduled Payment, and (C) no other Servicing Transfer Event has occurred with respect to that Mortgage Loan or Serviced Companion Loan, then a Servicing Transfer Event will not occur until the earlier of (1) 120 days beyond the related maturity date or extended maturity date and (2) the termination of the refinancing commitment, letter of intent, otherwise binding application for refinancing or signed purchase agreement;

(ii)                   any Periodic Payment (other than a balloon payment or any other payment due under clause (i)(x) above in this definition) or any amount due on a monthly basis as an escrow payment or reserve funds, is 60 days or more delinquent;

(iii)                 the master servicer or the special servicer (and, in the case of a determination by the special servicer, for so long as no Control Termination Event has occurred and is continuing, with the consent of the Directing Holder) determines in its reasonable business judgment, exercised in accordance with the Servicing Standard, that (x) a default consisting of a failure to make a payment of principal or interest is reasonably foreseeable or there is a significant risk of such default or (y) any other default that is likely to impair the use or marketability of the related Mortgaged Property or the value of the Mortgaged Property as security for the Mortgage Loan or, if applicable, Serviced Companion Loan, is reasonably foreseeable or there is a significant risk of such default, which monetary or other default, in either case, would likely continue unremedied beyond the applicable grace period (or, if no grace period is specified, for a period of 60 days) and is not likely to be cured by the related borrower within 60 days or, except as provided in clause (i)(y) above, in the case of a balloon payment, for at least 30 days;

(iv)                  the related borrower has become the subject of a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law, or the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs;

(v)                     the related borrower consents to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to such borrower of or relating to all or substantially all of its property;

(vi)                  the related borrower (a) admits in writing its inability to pay its debts generally as they become due, or (b) files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations;

(vii)              a default, of which the master servicer or the special servicer has notice (other than a failure by such related borrower to pay principal or interest) and that in the opinion of the master servicer or the special servicer (and, in the case of the special servicer, for so long as no Control Termination Event has occurred and is continuing, with the consent of the Directing Holder), and with respect to any Serviced Whole Loan, in consultation with the related Serviced Companion Loan noteholders (to the extent provided for in the related Intercreditor Agreement) materially and adversely affects the interests of the Certificateholders any holder of a Serviced Companion Loan, if applicable, occurs and remains unremedied for the applicable grace period specified in the Mortgage Loan documents for such Mortgage Loan or Serviced Companion Loan (or if no grace period is specified for those defaults which are capable of cure, 60 days); or

(viii)            the master servicer or special servicer receives notice of the foreclosure or proposed foreclosure of any lien on the related Mortgaged Property (each of clause (i) through (viii), a “Servicing Transfer Event”).

However, the master servicer will be required to continue to (x) receive payments on the Mortgage Loans (and any related Serviced Companion Loan)(including amounts collected by the special servicer), (y) make certain calculations with respect to the Mortgage Loans and any related Serviced Companion Loan and (z) make remittances and prepare certain reports to the Certificateholders with respect to the Mortgage Loans and any related Serviced Companion Loan. Additionally, the master servicer will continue to receive the Servicing Fee in respect of the Mortgage Loans (and any related Serviced Companion Loan) and any related REO Property at the Servicing Fee Rate.

If the related Mortgaged Property is acquired in respect of any Mortgage Loan (and any related Serviced Companion Loan) (upon acquisition, an “REO Property”) whether through foreclosure, deed-in-lieu of foreclosure or otherwise, the special servicer will continue to be responsible for its operation and management. If any Serviced Companion Loan becomes specially serviced, then the related Mortgage Loan will also become a Specially Serviced Loan. If any Mortgage Loan becomes a Specially Serviced Loan, then the related Serviced Companion Loan will also become a Specially Serviced Loan. The master servicer will have no responsibility for the performance by the special servicer of its duties under the PSA. Any Mortgage Loan (excluding any Non-Serviced Mortgage Loan), that is or becomes a cross-collateralized Mortgage Loan and is cross-collateralized with a Specially Serviced Loan will become a Specially Serviced Loan.

A Mortgage Loan or Serviced Whole Loan will cease to be a Specially Serviced Loan (each, a “Corrected Loan”) (A) with respect to the circumstances described in clauses (i) and (ii) above, when the borrower thereunder has brought the Mortgage Loan or Serviced Companion Loan current and thereafter made three consecutive full and timely Periodic Payments, including pursuant to any workout of the Mortgage Loan or Serviced Companion Loan, (B) with respect to the circumstances described in clause (iii), (iv), (v), (vi) and (viii) above, when such circumstances cease to exist in the good faith judgment of the special servicer or (C) with respect to the circumstances described in clause (vii) above, when such default is cured (as determined by the special servicer in accordance with the Servicing Standard) or waived by the special servicer; provided that, in each case, at that time no circumstance exists (as described above) that would cause the Mortgage Loan or Serviced Companion Loan to continue to be characterized as a Specially Serviced Loan. If any Specially Serviced Loan becomes a Corrected Loan, the special servicer will be required to transfer servicing of such Corrected Loan to the master servicer.

Asset Status Report

The special servicer will be required to prepare a report (an “Asset Status Report”) for each Serviced Mortgage Loan and, if applicable, any related Serviced Companion Loan that becomes a Specially Serviced Loan not later than 60 days after the servicing of such Serviced Mortgage Loan is transferred to the special servicer (the “Initial Delivery Date”) and will be required to amend, update or create a new Asset Status Report to the extent that during the course of the resolution of such Specially Serviced Loan material changes in the circumstances and/or strategy reflected in any current Final Asset Status Report are necessary to reflect the then current circumstances and recommendation as to how the Specially Serviced Loan might be returned to performing status or otherwise liquidated in accordance with the Servicing Standard (each such report a “Subsequent Asset Status Report”). Each Asset Status Report will be required to be delivered in electronic form to:

●	the Directing Holder (but (i) only for so long as no Consultation Termination Event is continuing, and (ii) not with respect to any applicable Excluded Loan);
●	the Risk Retention Consultation Party (but not with respect to any applicable Excluded Loan);
●	with respect to any related Serviced Companion Loan, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Companion Loan has been sold or to the holder of the related Serviced Companion Loan;
●	the operating advisor (but, other than with respect to an Excluded Loan applicable to the Directing Holder, only after the occurrence and during the continuance of an Operating Advisor Consultation Event);
●	the master servicer; and
●	the 17g-5 Information Provider, which will be required to post such report to the 17g-5 Information Provider’s website.

A summary of each Asset Status Report will be provided to the certificate administrator and the trustee.

An Asset Status Report prepared for each Specially Serviced Loan will be required to include, among other things, the following information:

●	summary of the status of such Specially Serviced Loan and any negotiations with the related borrower;
●	a discussion of the legal and environmental considerations reasonably known to the special servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies and to the enforcement of any related guaranties or other collateral for the related Specially Serviced Loan and whether outside legal counsel has been retained;
●	the most current rent roll and income or operating statement available for the related Mortgaged Property;
●	(A) the special servicer’s recommendations on how such Specially Serviced Loan might be returned to performing status (including the modification of a monetary term, and any workout, restructure or debt forgiveness) and returned to the master servicer for regular servicing or foreclosed or otherwise realized upon (including any proposed sale of a Defaulted Loan or REO Property), (B) a description of any such proposed or taken actions, and (C) the alternative courses of action that were or are being considered by the special servicer in connection with the proposed or taken actions;
●	the status of any foreclosure actions or other proceedings undertaken with respect to the Specially Serviced Loan, any proposed workouts and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional defaults under the related Mortgage Loan or Serviced Whole Loan;
●	a description of any amendment, modification or waiver of a material term of any ground lease (or any space lease or air rights lease, if applicable) or franchise agreement;

●	the decision that the special servicer made, or intends or proposes to make, including a narrative analysis setting forth the special servicer’s rationale for its proposed decision, including its rejection of the alternatives;
●	an analysis of whether or not taking such proposed action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth (x) the basis on which the special servicer made such determination and (y) the net present value calculation and all related assumptions;
●	the appraised value of the related Mortgaged Properties (and a copy of the last obtained appraisal of such Mortgaged Property) together with a description of any adjustments to the valuation of such Mortgaged Property made by the special servicer together with an explanation of those adjustments; and
●	such other information as the special servicer deems relevant in light of the Servicing Standard.

With respect to any Mortgage Loan other than an applicable Excluded Loan, if no Control Termination Event is continuing, the Directing Holder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan within 10 business days after receipt of the Asset Status Report. If the Directing Holder does not disapprove an Asset Status Report within 10 business days or if the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval by the Directing Holder (communicated to the special servicer within such 10-business day period, as applicable) is not in the best interest of all the Certificateholders (as a collective whole) (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu or subordinate nature of such Companion Loan)), the special servicer will be required to implement the recommended action as outlined in the Asset Status Report. For so long as no Control Termination Event is continuing, if the Directing Holder disapproves the Asset Status Report within such 10-business day period, as applicable, and the special servicer has not made the affirmative determination described above, the special servicer will be required to revise the Asset Status Report as soon as practicable thereafter, but in no event later than 30 days after the disapproval. The special servicer will be required to continue to revise the Asset Status Report until the Directing Holder fails to disapprove the revised Asset Status Report or until the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval is not in the best interests of the Certificateholders (taken as a collective whole) (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu or subordinate nature of such Companion Loan)); provided that, if the Directing Holder has not approved the Asset Status Report for a period of 60 business days following the first submission of an Asset Status Report, the special servicer may act upon the most recently submitted form of Asset Status Report. The procedures described in this paragraph are collectively referred to as the “Directing Holder Asset Status Report Review Process”.

Prior to an Operating Advisor Consultation Event, the special servicer will be required to promptly deliver each Final Asset Status Report to the operating advisor following the completion of the Directing Holder Asset Status Report Review Process.

While an Operating Advisor Consultation Event has occurred and is continuing, the special servicer will be required to promptly deliver each Asset Status Report prepared in connection with a Specially Serviced Loan to the operating advisor (and, with respect to any Mortgage Loan that is not an Excluded Loan and only for so long as no Consultation Termination Event is continuing, the Directing Holder). The operating advisor will be required to provide comments to the special servicer in respect of each Asset Status Report, if any, within 10 business days following the later of (i) receipt of such Asset Status Report or (ii) receipt of such related additional information reasonably requested by the operating advisor, and propose possible alternative courses of action to the extent it determines such alternatives to be in the best interest of the Certificateholders (including any Certificateholders that are holders of the Control Eligible Certificates), as a collective whole (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu or subordinate nature of such Companion Loan)). The special servicer will be obligated (on a non-binding basis) to consider such alternative courses of action and any other feedback provided by the operating advisor (and, with respect to any Mortgage Loan that is not an applicable Excluded Loan and only for so long as no Consultation Termination Event is continuing, the Directing Holder) in connection with the special servicer’s preparation of any Asset Status Report that is provided while an Operating Advisor Consultation Event has occurred and is continuing. The special servicer may revise the Asset Status Report as it deems necessary to take into account any input and/or comments from the operating advisor (and, with respect to any Mortgage Loan that is not an applicable Excluded Loan and only for so long as no Consultation Termination Event is continuing, the Directing Holder), to the extent the special servicer determines that the operating advisor’s and/or Directing Holder’s input and/or recommendations are not inconsistent with the Servicing Standard and in the best interest of the Certificateholders as a collective whole (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu or subordinate nature of such Companion Loan)). If the special servicer determines to revise any Asset Status Report to take into account any input and/or comments from the operating advisor or the Directing Holder, the special servicer will be required to promptly deliver to the operating advisor and the Directing Holder the revised Asset Status Report (until a Final Asset Status Report is issued). The procedures described in this paragraph are collectively referred to as the “ASR Consultation Process”. For additional information, see “—The Operating Advisor—Additional Duties of the Operating Advisor While an Operating Advisor Consultation Event Has Occurred and Is Continuing”.

The special servicer will not be required to take or to refrain from taking any action because of an objection or comment by the operating advisor or, during the continuance of a Control Termination Event, the Directing Holder, or a recommendation of the operating advisor or, during the continuance of a Control Termination Event, the Directing Holder.

During the continuance of a Control Termination Event but so long as no Consultation Termination Event is continuing, the Directing Holder (except with respect to any applicable Excluded Loan) will be entitled to consult with the special servicer (on a non-binding basis) (in person or remotely via electronic, telephonic or other mutually agreeable communication) and propose alternative courses of action and provide other feedback in respect of any Asset Status Report. In addition, after the occurrence and during the continuance of an Operating Advisor Consultation Event (or with respect to an Excluded Loan applicable to the Directing Holder), the operating advisor, will consult with the special servicer (on a non-binding basis) (in person or remotely via electronic, telephonic or other mutually agreeable communication) and propose alternative courses of action and provide other feedback in respect of any Asset Status Report. During the continuance of a Consultation Termination Event (and at any time with respect to any applicable Excluded Loan), the Directing Holder will have no right to any draft Asset Status Report and no right to consult with the special servicer with respect to Asset Status Reports and the special servicer will only be obligated to consult with the operating advisor with respect to any Asset Status Report as described above. The special servicer may choose to revise the Asset Status Report as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the operating advisor or the Directing Holder during the applicable periods described above, but is under no obligation to follow any particular recommendation of the operating advisor or the Directing Holder. The special servicer will be required to implement the Final Asset Status Report.

In addition, in the case of any Servicing Shift Whole Loan, only the related Loan-Specific Directing Holder (without regard to whether a Control Termination Event or a Consultation Termination Event is continuing) may exercise the rights of the Trust Directing Holder described in this “—Asset Status Report” section, and neither the Trust Directing Holder nor the operating advisor will have any of the above described consent or (in the case of the operating advisor) consultation rights, as applicable, unless permitted under the related Intercreditor Agreement.

With respect to each Non-Serviced Mortgage Loan, the directing holder under the related Non-Serviced PSA will have approval and consultation rights with respect to any asset status report prepared by the related Non-Serviced Special Servicer with respect to such Non-Serviced Whole Loan under the related Non-Serviced PSA that are similar to the approval and consultation rights of the Directing Holder with respect to the Mortgage Loans and the Serviced Whole Loans. See “—Servicing of the Non-Serviced Mortgage Loans”.

Notwithstanding the foregoing, with respect to any Serviced AB Whole Loan, prior to the occurrence and continuance of a Control Appraisal Period, the holder of the related Subordinate Companion Loan, as Directing Holder, with regard to the Serviced AB Whole Loan, rather than the Trust Directing Holder, will have certain approval rights over any related Asset Status Report.

A “Final Asset Status Report” means, with respect to any Specially Serviced Loan, the Asset Status Report (together with such other data or supporting information provided by the special servicer to the Directing Holder that does not include any communication (other than the related Asset Status Report) between the special servicer and the Directing Holder with respect to such Specially Serviced Loan) required to be delivered by the special servicer by the Initial Delivery Date and any Subsequent Asset Status Report, in each case, in the form fully approved or deemed approved, if applicable, by the Directing Holder pursuant to the Directing Holder Asset Status Report Review Process or following completion of the ASR Consultation Process, as applicable. For the avoidance of doubt, the special servicer may issue more than one Final Asset Status Report with respect to any Specially Serviced Loan in accordance with the procedures described above. Each Final Asset Status Report will be labeled or otherwise identified or communicated as being final by the special servicer.

Realization Upon Mortgage Loans

If a payment default or material non-monetary default on a Serviced Mortgage Loan has occurred, then, pursuant to the PSA, the special servicer, on behalf of the trustee, may, in accordance with the terms and provisions of the PSA, at any time institute foreclosure proceedings, exercise any power of sale contained in the related Mortgage, obtain a deed in lieu of foreclosure, or otherwise acquire title to the related Mortgaged Property, by operation of law or otherwise. The special servicer is not permitted, however, to cause the trustee to acquire title to any Mortgaged Property, have a receiver of rents appointed with respect to any Mortgaged Property or take any other action with respect to any Mortgaged Property that would cause the trustee, for the benefit of the Certificateholders, or any other specified person to be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or an “operator” of such Mortgaged Property within the meaning of certain federal environmental laws, unless the special servicer has determined in accordance with the Servicing Standard, based on an updated environmental assessment report prepared by a person who regularly conducts environmental audits and performed within six months prior to any such acquisition of title or other action (which report will be an expense of the issuing entity subject to the terms of the PSA) that:

(a)   such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the Serviced Companion Loan Holders), as a collective whole as if such Certificateholders and, if applicable, Serviced Companion Loan Holders constituted a single lender (and, with respect to a Serviced Subordinate Companion Loan, taking into account the subordinate nature of such Serviced Subordinate Companion Loan), to take such actions as are necessary to bring such Mortgaged Property in compliance with such laws, and

(b)   there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the Serviced Companion Loan Holders), as a collective whole as if such Certificateholders and, if applicable, Serviced Companion Loan Holders constituted a single lender (and, with respect to a

Serviced Subordinate Companion Loan, taking into account the subordinate nature of such Serviced Subordinate Companion Loan), to take such actions with respect to the affected Mortgaged Property.

Such requirement precludes enforcement of the security for the related Mortgage Loan until a satisfactory environmental site assessment is obtained (or until any required remedial action is taken), but will decrease the likelihood that the issuing entity will become liable for a material adverse environmental condition at the Mortgaged Property. However, we cannot assure you that the requirements of the PSA will effectively insulate the issuing entity from potential liability for a materially adverse environmental condition at any Mortgaged Property.

If title to any Mortgaged Property is acquired by the issuing entity (directly or through a single member limited liability company established for the purpose), the special servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the special servicer has applied for, and the IRS grants (or has not denied) a qualifying extension of time to sell the property or (2) the special servicer, the certificate administrator and the trustee receive an opinion of independent counsel to the effect that the holding of the property by the Lower-Tier REMIC longer than the above-referenced three year period will not result in the imposition of a tax on any Trust REMIC or cause any Trust REMIC to fail to qualify as a REMIC under the Code at any time that any certificate is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the PSA, the special servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard. The special servicer will also be required to administer any Mortgaged Property acquired by the issuing entity in a manner which does not cause such Mortgaged Property to fail to qualify as “foreclosure property” within the meaning of Code Section 860G(a)(8) at all times, and that the sale of the property does not result in the receipt by the issuing entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If the Lower-Tier REMIC acquires title to any REO Property, the special servicer, on behalf of the Lower-Tier REMIC will retain, at the expense of the issuing entity, an independent contractor to manage and operate the property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent. The retention of an independent contractor, however, will not relieve the special servicer of its obligation to manage the Mortgaged Property as required under the PSA.

In general, the special servicer will be obligated to cause any Mortgaged Property acquired as an REO Property to be operated and managed in a manner that would, in its reasonable judgment and in accordance with the Servicing Standard, maximize the issuing entity’s net after-tax proceeds from such property. Generally, none of the Trust REMICs will be taxable on income received with respect to a Mortgaged Property acquired by the issuing entity to the extent that it constitutes “rents from real property”, within the meaning of Code Section 856(d) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the issuing entity would not constitute rents from real property, or that none of such income would qualify if a separate charge is not stated for such non-customary services or they are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hospitality property, or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property”, which would be taxable to the Lower-Tier REMIC at the federal corporate rate and may also be subject to state or local taxes. The PSA provides that the special servicer will be permitted to cause the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders is greater than another method of operating or net leasing the Mortgaged Property. Because these sources of income, if they exist, are already in place with respect to the Mortgaged Properties, it is generally viewed as beneficial to Certificateholders to permit the issuing entity to continue to earn them if it acquires a Mortgaged Property, even at the cost of this tax. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to holders of certificates. See “Material Federal Income Tax Considerations—Taxes That May Be Imposed on a REMIC—Prohibited Transactions”.

Under the PSA, the special servicer is required to establish and maintain one or more REO Accounts, to be held on behalf of the trustee for the benefit of the Certificateholders and with respect to a Serviced Whole Loan, the Serviced Companion Loan Holder, for the retention of revenues and insurance proceeds derived from each REO Property. The special servicer is required to use the funds in the REO Account to pay for the proper operation, management, maintenance and disposition of any REO Property, but only to the extent of amounts on deposit in the REO Account relate to such REO Property. To the extent that amounts in the REO Account in respect of any REO Property are insufficient to make such payments, the master servicer is required to make a Servicing Advance, unless it determines such Servicing Advance would be nonrecoverable. On the later of the date that is (x) on or prior to each Determination Date or (y) 2 business days after such amounts are received and properly identified and determined to be available, the special servicer is required to remit to the master servicer for deposit all amounts received in respect of each REO Property during such Collection Period, net of any amounts withdrawn to make any permitted disbursements, to the Collection Account; provided that the special servicer may retain in the REO Account permitted reserves.

Sale of Defaulted Loans and REO Properties

If the special servicer determines in accordance with the Servicing Standard that it would be in the best economic interests of the Certificateholders or, in the case of a Serviced Whole Loan, Certificateholders and any holder of the related Serviced Pari Passu Companion Loan (as a collective whole as if such Certificateholders and Serviced Companion Loan Holder constituted a single lender and, with respect to a Serviced Subordinate Companion Loan, taking into account the subordinate nature of such Serviced Subordinate Companion Loan) to attempt to sell a Defaulted Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan as described below, the special servicer will be required to use reasonable efforts to solicit offers for each Defaulted Loan on behalf of the Certificateholders and the holder of any related Serviced Pari Passu Companion Loan in such manner as will be reasonably likely to realize a fair price. In the case of certain Non-Serviced Mortgage Loans, under certain limited circumstances permitted under the related Intercreditor Agreement, to the extent that such Non-Serviced Mortgage Loan is not sold together with the related Non-Serviced Companion Loan by the special servicer for the related Non-Serviced Whole Loan, the special servicer will be entitled to sell (with the consent of the Directing Holder if no Control Termination Event is continuing and after consulting on a non-binding basis with the Risk Retention Consultation Party in accordance with the PSA, in each case with respect to any Non-Serviced Mortgage Loan other than an Excluded Loan as to such party) such Non-Serviced Mortgage Loan if it determines in accordance with the Servicing Standard that such action would be in the best interests of the Certificateholders (and will be entitled to a Liquidation Fee in connection with such sale). Subject to the qualifications described in this section, the special servicer is required to accept the first cash offer received from any person that constitutes a fair price for the Defaulted Loan. If multiple offers are received during the period designated by the special servicer for receipt of offers, the special servicer is required to select the highest offer. The special servicer is required to give the trustee, the certificate administrator, the master servicer, the operating advisor and (other than in respect of any applicable Excluded Loan) the Directing Holder and the Risk Retention Consultation Party not less than 10 business days’ prior written notice of its intention to sell any such Defaulted Loan. Neither the trustee nor any of its affiliates may make an offer for or purchase any Defaulted Loan. “Defaulted Loan” means a Serviced Mortgage Loan and any related Serviced Companion Loan (i) that is delinquent at least 60 days in respect of its Periodic Payments or delinquent in respect of its balloon payment, if any (in the case of a balloon payment, taking into account any extensions of such delinquency period up to 120 days in the same manner as provided in the proviso to clause (i) of the definition of “Specially Serviced Loan”), in either case such delinquency to be determined without giving effect to any grace period permitted by the related Mortgage Loan documents and without regard to any acceleration of payments under the related Mortgage Loan or Serviced Companion Loan or (ii) as to which the master servicer or special servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The special servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Loan if the highest offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Loan, the special servicer will be required to take into account (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the PSA within the prior 9 months), among other factors, the period and amount of the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy.

If the highest offeror is an Interested Person (provided that the trustee may not be an offeror), then the trustee will be required to determine whether the cash offer constitutes a fair price; provided that no offer from an Interested Person will constitute a fair price unless (i) the offer is the highest offer received, and (ii) if the offer is less than the applicable Purchase Price, then at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Loan, the trustee will be supplied with and will be required to rely on the most recent appraisal or updated appraisal conducted in accordance with the PSA within the preceding 9-month period or, in the absence of any such appraisal, on a new appraisal. Except as provided in the following paragraph, the cost of any appraisal will be covered by, and will be reimbursable as, a Servicing Advance.

Notwithstanding anything contained in the preceding paragraph to the contrary, if the trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the trustee may (at its option and at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least 5 years’ experience in valuing or investing in loans similar to the subject Mortgage Loan or Serviced Whole Loan, as the case may be, that has been selected with reasonable care by the trustee to determine if such cash offer constitutes a fair price for such Mortgage Loan or Serviced Whole Loan. If the trustee designates such a third party to make such determination, the trustee will be entitled to rely conclusively upon such third party’s determination. The reasonable costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be paid in advance of any such determination by the Interested Person; provided that the trustee will not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the trustee.

The special servicer is required to use reasonable efforts to solicit offers for each REO Property on behalf of the Certificateholders and the related Serviced Companion Loan Holder(s) (if applicable) and to sell each REO Property in the same manner as with respect to a Defaulted Loan.

Notwithstanding any of the foregoing paragraphs, the special servicer will not be required to accept the highest cash offer for a Defaulted Loan or REO Property if the special servicer determines (in consultation with the Directing Holder (other than with respect to any applicable Excluded Loan, unless a Consultation Termination Event exists), the Risk Retention Consultation Party (other than with respect to any applicable Excluded Loan) (which consultation will be non-binding) and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Loan Holder(s)), in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a sale of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Loan Holder(s) constituted a single lender and, with respect to a Serviced Subordinate Companion Loan, taking into account the subordinate nature of such Serviced Subordinate Companion Loan), and the special servicer may accept a lower offer (from any person other than itself or an affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Loan Holder(s) constituted a single lender and, with respect to a Serviced Subordinate Companion Loan, taking into account the subordinate nature of such Serviced Subordinate Companion Loan).

An “Interested Person” is the depositor, the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the Excluded Special Servicer, if any, the certificate administrator, the trustee, the Directing Holder, the Risk Retention Consultation Party, any sponsor, any borrower, any holder of a related mezzanine loan, any manager of a Mortgaged Property, any independent contractor engaged by the special servicer or any known affiliate of any of the preceding entities, and, with respect to a Whole Loan if it is a Defaulted Loan, the depositor, the master servicer, the special servicer (or any independent contractor engaged by such special servicer), or the trustee for the securitization of a Companion Loan, and each related Companion Loan Holder or its representative, any holder of a related mezzanine loan, or any known affiliate of any such party described above.

With respect to each Serviced Whole Loan, pursuant to the terms of the related Intercreditor Agreement(s), if such Serviced Whole Loan becomes a Defaulted Loan, and if the special servicer determines to sell the related Mortgage Loan in accordance with the discussion in this “—Sale of Defaulted Loans and REO Properties” section, then the special servicer will be required to sell the related Pari Passu Companion Loans together with such Mortgage Loan as one whole loan. The special servicer will not be permitted to sell the related Mortgage Loan together with the related Pari Passu Companion Loan if such Serviced Whole Loan becomes a Defaulted Loan without the consent of the holder of the related Pari Passu Companion Loan, unless the special servicer complies with certain notice and delivery requirements set forth in the PSA and the related Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”.

In addition, with respect to each Non-Serviced Mortgage Loan, if such Mortgage Loan has become a defaulted Mortgage Loan under the related Non-Serviced PSA, the Non-Serviced Special Servicer will generally have the right to sell such Mortgage Loan together with the related Companion Loan as notes evidencing one whole loan. The issuing entity, as the holder of the Non-Serviced Mortgage Loans, will have the right to consent to such sale if the required notices and information regarding such sale are not provided to the special servicer in accordance with the related Intercreditor Agreement. The Directing Holder will be entitled to exercise such consent right for so long as no Control Termination Event is continuing, and if a Control Termination Event is continuing, the special servicer will exercise such consent rights. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

In addition, with respect to any Servicing Shift Mortgage Loan, if the related Servicing Shift Mortgage Loan becomes a Defaulted Loan, the special servicer (or, on or after the related Servicing Shift Securitization Date, the related special servicer under the related Servicing Shift PSA) will be required to sell such Mortgage Loan together with the related Companion Loan(s) as notes evidencing one whole loan, in accordance with the provisions of the related Intercreditor Agreement and the PSA or the related Servicing Shift PSA, as the case may be.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan are less than the sum of (1) the outstanding principal balance of the Mortgage Loan, (2) interest accrued on the Mortgage Loan and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Servicing Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the issuing entity) incurred with respect to the Mortgage Loan, the issuing entity will realize a loss in the amount of the shortfall. The trustee, the master servicer and/or the special servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan, prior to the distribution of those Liquidation Proceeds to Certificateholders, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan, certain unreimbursed expenses incurred with respect to the Mortgage Loan and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan. In addition, amounts otherwise distributable on the certificates will be further reduced by interest payable to the master servicer, the special servicer or trustee on these Advances.

The Directing Holder

General

Subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement as described under “—Rights of Holders of Companion Loans” below, for so long as no Control Termination Event is continuing, the Directing Holder will be entitled to advise (1) the special servicer, with respect to all Specially Serviced Loans (other than any Excluded Loan applicable to the Directing Holder) as to all Major Decisions, and (2) the special servicer, with respect to non-Specially Serviced Loans (other than any Excluded Loan applicable to the Directing Holder), as to all matters for which the master servicer must obtain the consent or deemed consent of the special servicer (e.g., the Major Decisions) and will have the right to replace the special servicer with or without cause, and have certain other rights under the PSA, each as described below. With respect to any Mortgage Loan (other than any Excluded Loan applicable to the Directing Holder), during the continuance of a Control Termination Event, the Directing Holder will have certain consultation rights only, and during the continuance of a Consultation Termination Event, the Directing Holder will not have any consent or consultation rights, as further described below.

The “Trust Directing Holder” will be, with respect to each Serviced Mortgage Loan (other than any Serviced AB Whole Loan and any Servicing Shift Mortgage Loan), the Controlling Class Certificateholder (or its representative) selected by more than 50% of the Controlling Class Certificateholders, by Certificate Balance, as determined by the certificate registrar from time to time; provided, however, that:

(i)                       absent that selection, or

(ii)                    until a Trust Directing Holder is so selected, or

(iii)                 upon receipt of a notice from a majority of the Controlling Class Certificateholders, by Certificate Balance, that a Trust Directing Holder is no longer designated, the Controlling Class Certificateholder that represents that it owns the largest aggregate Certificate Balance of the Controlling Class (or its representative) will be the Trust Directing Holder; provided, however, that in the case of this clause (iii), in the event no one holder represents that it owns the largest aggregate Certificate Balance of the Controlling Class, then there will be no Trust Directing Holder until appointed in accordance with the terms of the PSA.

The initial Trust Directing Holder is expected to be RREF V – D AIV RR L, LLC (or its affiliate).

The certificate administrator and the other parties to the PSA will be entitled to assume that the identity of the Trust Directing Holder has not changed until such parties receive written notice of a replacement of the Trust Directing Holder from a party holding the requisite interest in the Controlling Class, or the resignation of the then-current Trust Directing Holder.

The “Directing Holder” will be:

(i)                       with respect to each Serviced Mortgage Loan (other than any Servicing Shift Mortgage Loan and any Serviced AB Mortgage Loan), the Trust Directing Holder;

(ii)                    with respect to any Serviced AB Whole Loan, (1) for so long as no Control Appraisal Period has occurred and is continuing, the holder of the related (and, if applicable, designated) Subordinate Companion Loan, and (2) for so long as a Control Appraisal Period has occurred and is continuing, the Trust Directing Holder; and

(iii)                 with respect to any Servicing Shift Mortgage Loan, the related Loan-Specific Directing Holder prior to the related Servicing Shift Securitization Date.

The “Loan-Specific Directing Holder” means, with respect to any Servicing Shift Whole Loan, the “controlling holder”, the “directing certificateholder”, the “directing holder”, “directing lender” or any analogous concept under the related Intercreditor Agreement. Prior to the applicable Servicing Shift Securitization Date, the “Loan-Specific Directing Holder” with respect to the related Servicing Shift Whole Loan will initially be the holder of the related Controlling Companion Loan. On and after the related Servicing Shift Securitization Date, there will be no Loan-Specific Directing Holder under the PSA with respect to the related Servicing Shift Whole Loan.

A “Controlling Class Certificateholder” is each holder (or Certificate Owner, if applicable) of a certificate of the Controlling Class as determined by the certificate registrar from time to time, upon request by any party to the PSA.

The “Controlling Class” will be, as of any time of determination, the most subordinate class of Control Eligible Certificates then-outstanding that has an aggregate Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such class) at least equal to 25% of the initial Certificate Balance of that class; provided that if, at any time, the Certificate Balances of all Control Eligible Certificates, as notionally reduced by any Appraisal Reduction Amounts (but without regard to any Collateral Deficiency Amount) allocable to such classes, have been reduced to zero, the Controlling Class will be the most subordinate class of Control Eligible Certificates that has a principal balance greater than zero; provided, further, that if at any time the Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-M, Class B, Class C and Class D certificates have been reduced to zero as a result of the allocation of principal payments on the Mortgage Loans, then the “Controlling Class” will be the most subordinate class of Control Eligible Certificates that has an aggregate Certificate Balance greater than zero without regard to the application of Appraisal Reduction Amounts (or any Collateral Deficiency Amount) to notionally reduce the Certificate Balance of such Class.

The “Control Eligible Certificates” will be any of the Class E, Class F-RR or Class G-RR certificates; provided that each of the Class E and Class F-RR Certificates will only be Control Eligible Certificates for so long as RREF V – D AIV RR L, LLC, Rialto Capital Advisors, LLC or any of their affiliates is the holder of the majority (by certificate balance) of such class of certificates.

The Controlling Class as of the Closing Date will be the Class G-RR certificates.

The master servicer, the special servicer, the trustee or the operating advisor, may from time to time request that the certificate administrator provide the name of the then-current Trust Directing Holder for any applicable Mortgage Loan or Serviced Whole Loan. Upon such request, the certificate administrator will be required to promptly (but in no event more than 5 Business Days following such request) provide the name of the then-current Trust Directing Holder to the master servicer, the special servicer, the trustee or the operating advisor, but only to the extent the certificate administrator has actual knowledge of the identity of the then-current Trust Directing Holder; provided, that if the certificate administrator does not have actual knowledge of the identity of the then-current Trust Directing Holder, then the certificate administrator will be required to promptly (but in no event more than 5 Business Days following such request) (i) determine which Class is the Controlling Class and (ii) request from the Controlling Class Certificateholders the identity of the Trust Directing Holder. Any expenses incurred in connection with obtaining such information will be at the expense of the requesting party, except that if (i) such expenses arise in connection with an event as to which the Trust Directing Holder has review, consent or consultation rights with respect to an action taken by, or report prepared by, the requesting party pursuant to the PSA or in connection with a request made by the operating advisor in connection with its obligation under the PSA to deliver a copy of its Operating Advisor Annual Report to the Trust Directing Holder, and (ii) the requesting party has not been notified of the identity of the Trust Directing Holder or reasonably believes that the identity of the Trust Directing Holder has changed, then such expenses will be at the expense of the Trust. The master servicer, the special servicer, the trustee and the operating advisor, will be entitled to conclusively rely on any such information so provided.

To the extent the master servicer or the special servicer has written notice of any change in the identity of a Trust Directing Holder or the list of Certificateholders (or Certificate Owner(s), if applicable) of the Controlling Class, then the master servicer or the special servicer, as applicable, will be required to promptly notify the trustee, the certificate administrator, the operating advisor, the master servicer and the special servicer thereof, who may rely conclusively on such notice from the master servicer or the special servicer, as applicable.

In the event that no Directing Holder has been appointed or identified to the master servicer or the special servicer, as applicable, and the master servicer or special servicer, as applicable, has attempted to obtain such information from the certificate administrator and no such entity has been identified to the master servicer or the special servicer, as applicable, then until such time as the new Directing Holder is identified, the master servicer or the special servicer, as applicable, will have no duty to consult with, provide notice to, or seek the approval or consent of any such Directing Holder as the case may be.

Major Decisions

Except as otherwise described under “—Servicing Override” below and subject to the rights of the holder of any related Companion Loan under the related Intercreditor Agreement as described under “—Rights of Holders of Companion Loans” below, for so long as no Control Termination Event is continuing, neither the master servicer nor the special servicer will be permitted to take any of the following actions, as to which the Directing Holder has objected in writing within 10 business days (or, in connection with an Acceptable Insurance Default, 30 days) after receipt of a written recommendation and analysis together with such other information reasonably requested by the Directing Holder, and reasonably available to the master servicer or the special servicer, as applicable, in order to grant or withhold such consent, which report may, in the sole discretion of the special servicer or the master servicer, take the form of an Asset Status Report (the “Major Decision Reporting Package”) (provided that if such written objection has not been received by the master servicer or the special servicer, as applicable, within such 10 business day (or 30-day) period, the Directing Holder will be deemed to have approved such action)(each of the following, a “Major Decision”):

With respect to each Serviced Mortgage Loan and Serviced Whole Loan:

(a)      any proposed or actual foreclosure upon or comparable conversion (which may include acquisitions of an REO Property) of the ownership of properties securing such of the Mortgage Loans (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan as come into and continue in default;

(b)      any modification, consent to a modification or waiver of any monetary term or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs but excluding late payment charges or default interest) of a Serviced Mortgage Loan and any related Serviced Companion Loan or any extension of the maturity date of any Serviced Mortgage Loan and any related Serviced Companion Loan, in each case, to the extent the Directing Holder or any affiliate does not own any controlling interest (whether legally, beneficially or otherwise) in the related mezzanine loan, if applicable;

(c)      any sale of a Defaulted Loan (that is not a Non-Serviced Mortgage Loan), an REO Property (in each case, other than in connection with the termination of the issuing entity as described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates” in this prospectus) or a Defaulted Loan that is a Non-Serviced Mortgage Loan that the Special Servicer is permitted to sell as described under “—Sale of Defaulted Loans and REO Properties”, in each case for less than the applicable Purchase Price;

(d)      any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at an REO Property;

(e)      any release of collateral or any acceptance of substitute or additional collateral (other than through defeasance, provided that such defeasance does not otherwise involve a Major Decision) for a Serviced Mortgage Loan and any related Serviced Companion Loan or any consent to either of the foregoing, other than (i) the release of non-material collateral or (ii) as required pursuant to the specific terms of the related Serviced Mortgage Loan and any related Serviced Companion Loan and for which there is no material lender discretion;

(f)       any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Serviced Mortgage Loan and any related Serviced Companion Loan or any consent to such a waiver or consent to a transfer of the Mortgaged Property or interests in the borrower or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt (i) as may be effected without the consent or material discretion of the lender under the related loan agreement, (ii) where the loan documents include specific objective conditions that must be satisfied for such action where material lender discretion is not necessary in order to determine whether such specific objective conditions have been satisfied and (iii) where such specific objective conditions have been satisfied with no exceptions;

(g)      any acceptance of an assumption agreement releasing a borrower from liability under a Serviced Mortgage Loan and any related Serviced Companion Loan other than any such action (i) as may be effected without the consent or material discretion of the lender under the related loan agreement, (ii) where the loan documents include specific objective conditions that must be satisfied for such action where material lender discretion is not necessary in order to determine whether such specific objective conditions have been satisfied and (iii) where such specific objective conditions have been satisfied with no exceptions;

(h)      any acceleration of a Mortgage Loan or Serviced Whole Loan following a default or an event of default with respect to a Serviced Mortgage Loan and any related Serviced Companion Loan or any initiation of judicial, bankruptcy or similar proceedings under the related Mortgage Loan documents or with respect to the related mortgagor or Mortgaged Property;

(i)       franchise changes (with respect to a Serviced Mortgage Loan and any related Serviced Companion Loan for which the lender is required to consent or approve under the related Mortgage Loan documents);

(j)       any property management company changes with respect to a Serviced Mortgage Loan and any related Serviced Companion Loan for which the lender is required to consent or approve under the related Mortgage Loan documents (i) with a principal balance greater than $10,000,000 or (ii) where the property management company will be an affiliate of the related borrower following such change;

(k)      releases or substitutions of any amount from any escrow accounts, reserve accounts, letters of credit or collateral related to hospitality property improvement plans or earnout or performance escrows, reserves or holdbacks, other than those required pursuant to the specific terms of the related Serviced Mortgage Loan and any related Serviced Companion Loan and for which no lender discretion is required;

(l)       any determination of an Acceptable Insurance Default; and

(m)  any modification, waiver or amendment of an intercreditor agreement, co-lender agreement, participation agreement or similar agreement with any mezzanine lender, holder of a Companion Loan or other subordinate debt holder related to a Mortgage Loan (including a Non-Serviced Mortgage Loan, to the extent consent rights with respect to such modification, waiver or amendment are granted to the holder of the Companion Loan or other subordinate debt under the related agreement) or such Serviced Whole Loan, or an action to enforce rights with respect thereto, in each case, to the extent such modification, waiver, amendment or action would materially and adversely affect the holders of the Control Eligible Certificates; provided, however, any such modification or amendment to any such agreement that would adversely impact the master servicer will additionally require the consent of the master servicer as a condition to its effectiveness;

provided that if the master servicer or the special servicer determines that immediate action is necessary to protect the interests of the Certificateholders and, with respect to any applicable Serviced

Whole Loan, the holders of any related Serviced Companion Loan (as a collective whole as if such Certificateholders and Serviced Companion Loan holders constituted a single lender and, with respect to a Serviced Subordinate Companion Loan, taking into account the subordinate nature of such Serviced Subordinate Companion Loan) and the master servicer or the special servicer, as applicable, has made a reasonable effort to contact the Directing Holder or the operating advisor, as applicable, the master servicer or the special servicer, as applicable, may take any such action without waiting for the Directing Holder’s response or the Operating Advisor’s response, as applicable.

Subject to the terms and conditions of this section, including, without limitation, the proviso set forth at the conclusion of the immediately preceding paragraph, (a) the special servicer will process all requests for any matter that constitutes a “Major Decision” with respect to any Specially Serviced Loan, (b) the special servicer will process all requests for any matter that constitutes a Major Decision with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan) unless the master servicer and the special servicer mutually agree that the master servicer will process such request and (c) the master servicer only will process a request for a matter that constitutes a Major Decision with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan) to the extent the master servicer and the special servicer mutually agree that the master servicer will process such request. Upon receiving a request for any matter that constitutes a Major Decision, unless the master servicer and the special servicer mutually agree that the master servicer will process such request, the master servicer will be required to forward such request to the special servicer and the special servicer will be required to process such request and the master servicer will have no further obligation with respect to such request or the related Major Decision.

Prior to taking a Major Decision, (i) the special servicer (with respect to any Major Decision processed by the special servicer) will be required to obtain the written consent of the Directing Holder, which consent will be deemed given 10 business days (or, in connection with an Acceptable Insurance Default, 30 days) after receipt (unless earlier objected to) by the Directing Holder of the special servicer’s written analysis and recommendation with respect to such Major Decision together with such other information reasonably requested by the Directing Holder and (ii) the master servicer (with respect to any Major Decision processed by the master servicer) will be required to obtain the written consent of the Special Servicer, which consent will be deemed given 15 business days (or, in connection with an Acceptable Insurance Default, 60 days) after receipt (unless earlier objected to) by the Special Servicer of the master servicer’s written analysis and recommendation with respect to such Major Decision together with such other information reasonably requested by the Special Servicer, provided that the Special Servicer will not be permitted to consent to the Master Servicer’s taking any actions that constitute Major Decisions as to which the Directing Holder has objected to in writing within 10 business days (or, in connection with an Acceptable Insurance Default, 30 days) after receipt from the special servicer of the master servicer’s written analysis and recommendation with respect to such Major Decision.

Prior to the occurrence and continuance of an Operating Advisor Consultation Event, the special servicer will be required to provide (solely with respect to each Specially Serviced Loan) each Major Decision Reporting Package to the operating advisor promptly after the special servicer receives the Directing Holder’s approval or deemed approval of such Major Decision Reporting Package. After the occurrence and during the continuance of an Operating Advisor Consultation Event (whether or not a Control Termination Event is continuing), the master servicer or the special servicer, as applicable, will be required to provide each Major Decision Reporting Package to the operating advisor simultaneously with the master servicer’s or the special servicer’s written request, as applicable, for the operating advisor’s input regarding the related Major Decision (which written request and Major Decision Reporting Package may be delivered in one notice), as set forth under “—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event” below. With respect to any particular Major Decision and/or related Major Decision Reporting Package or any Asset Status Report required to be delivered by the master servicer or special servicer to the operating advisor, the master servicer or the special servicer, as applicable, will be required to make available to the operating advisor a servicing officer with the relevant knowledge regarding the applicable Mortgage Loan and such Major Decision and/or Asset Status Report in order to address reasonable questions that the operating advisor may have relating to, among other things, such Major Decision and/or Asset Status Report.

In addition, (i) for so long as no Consultation Termination Event is continuing, with respect to any Specially Serviced Loan (other than any applicable Excluded Loan), and (ii) during the continuance of a Consultation Termination Event, with respect to any Serviced Mortgage Loan (other than any applicable Excluded Loan), upon request of the Risk Retention Consultation Party, the master servicer and the special servicer will also be required to consult with the Risk Retention Consultation Party in connection with any Major Decision that it is processing (and such other matters that are subject to consultation rights of the Risk Retention Consultation Party pursuant to the PSA) and to consider alternative actions recommended by the Risk Retention Consultation Party in respect of such Major Decision; provided that such consultation is on a non-binding basis. In the event the master servicer or the special servicer, as applicable, receives no response from the Risk Retention Consultation Party within 10 days following the later of (i) the master servicer’s or the special servicer’s, as applicable, written request for input on any requested consultation and (ii) delivery of all such additional information reasonably requested by the Risk Retention Consultation Party related to the subject matter of such consultation, the master servicer or the special servicer, as applicable, will not be obligated to consult with the Risk Retention Consultation Party on the specific matter; provided, however, that the failure of the Risk Retention Consultation Party to respond will not relieve the master servicer or the special servicer, as applicable, from using reasonable efforts to consult with the Risk Retention Consultation Party on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan.

With respect to any borrower request or other action on a non-Specially Serviced Loan that is not a Major Decision or a Special Servicer Non-Major Decision, the master servicer will not be required to obtain the consent of or consult with the special servicer or the Directing Holder, as applicable.

Asset Status Report

For so long as no Control Termination Event is continuing (but not with respect to any Excluded Loan), the Directing Holder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan. For so long as no Consultation Termination Event is continuing, the Directing Holder will have no right to consult with the special servicer with respect to the Asset Status Reports. See “—Asset Status Report” above.

With respect to a Serviced Subordinate Companion Loan, the special servicer will prepare an Asset Status Report for the related Serviced AB Whole Loan within 60 days after it becomes a Specially Serviced Loan in accordance with the terms of the PSA and any applicable provisions of the related Intercreditor Agreement and, prior to the occurrence and continuance of a Control Appraisal Period, the Trust Directing Holder will have no approval rights over any such Asset Status Report.

Replacement of the Special Servicer

For so long as no Control Termination Event is continuing, the Directing Holder will have the right to replace the special servicer with or without cause as described under “—Replacement of the Special Servicer Without Cause” and “—Termination of the Master Servicer and the Special Servicer for Cause—Servicer Termination Events” below.

Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event

If a Control Termination Event is continuing, but for so long as no Consultation Termination Event is continuing, neither the master servicer nor the special servicer, as applicable, will be required to obtain the consent of the Directing Holder with respect to any of the Major Decisions or Asset Status Reports, but will be required to consult with the Directing Holder in connection with any Major Decision that it is processing or, in the case of the special servicer, any Asset Status Report (or any other matter for which the consent of the Directing Holder would have been required or for which the Directing Holder would have the right to direct the master servicer or the special servicer if no Control Termination Event was continuing) and to consider alternative actions recommended by the Directing Holder in respect of such Major Decision or Asset Status Report (or such other matter). Such consultation will not be binding on the master servicer or the special servicer. In the event the master servicer or the special servicer, as applicable receives no response from the Directing Holder within 10 Business Days following its written request for input (which request is required to include the related Major Decision Reporting Package) on any required consultation, the master servicer or the special servicer, as applicable, will not be obligated to consult with the Directing Holder on the specific matter; provided, however, that the failure of the Directing Holder to respond will not relieve the master servicer or the special servicer, as applicable, from using reasonable efforts to consult with the Directing Holder on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. With respect to any Excluded Special Servicer Mortgage Loan (that is not also an Excluded Loan), if any, the Directing Holder (for so long as no Control Termination Event is continuing) will be required to select an Excluded Special Servicer with respect to such Excluded Special Servicer Mortgage Loan. During the continuance of a Control Termination Event or if at any time the applicable Excluded Special Servicer Mortgage Loan is also an applicable Excluded Loan, the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer.

In addition, if an Operating Advisor Consultation Event has occurred and is continuing, the master servicer or the special servicer will also be required to consult with the operating advisor in connection with any Major Decision that it is processing as to which it has delivered to the operating advisor a Major Decision Reporting Package (and such other matters that are subject to consultation rights of the operating advisor pursuant to the PSA) and to consider alternative actions recommended by the operating advisor in respect of such Major Decision; provided that such consultation is on a non-binding basis. In the event the master servicer or the special servicer, as applicable, receives no response from the operating advisor within 10 days following the later of (i) its written request for input on any required consultation (which request is required to include the related Major Decision Reporting Package) and (ii) delivery of all such additional information reasonably requested by the operating advisor related to the subject matter of such consultation, the master servicer or the special servicer, as applicable, will not be obligated to consult with the operating advisor on the specific matter; provided, however, that the failure of the operating advisor to respond will not relieve the master servicer or the special servicer, as applicable, from using reasonable efforts to consult with the operating advisor on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. Notwithstanding anything to the contrary contained in this prospectus, with respect to any Excluded Loan related to the Directing Holder, the master servicer, the special servicer or the related Excluded Special Servicer, as applicable, will be required to consult with the operating advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions that it is processing or for which it must give its consent and consider alternative actions recommended by the operating advisor, in respect thereof, in accordance with the procedures set forth in the PSA for consulting with the operating advisor.

If a Consultation Termination Event is continuing, no class of certificates will act as the Controlling Class, and the Directing Holder will have no consultation or consent rights under the PSA and will have no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Directing Holder under the PSA. The master servicer or the special servicer, as applicable, will nonetheless be required to consult with only the operating advisor in connection with Major Decisions it is processing or for which it must give its consent, asset status reports and other material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to approve or be consulted with respect to asset status reports or material special servicer actions.

A “Control Termination Event” will occur (a) with respect to any Mortgage Loan (other than any Serviced AB Whole Loan or any Servicing Shift Mortgage Loan) or Serviced Whole Loan (other than any Serviced AB Whole Loan or Servicing Shift Whole Loan), when one or more of the following is true: (i) when there is no class of Control Eligible certificates that has a Certificate Balance (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such class) equal to at least 25% of the initial Certificate Balance of that class, (ii) the holder of the Class E certificates is the majority Controlling Class Certificateholder and has irrevocably waived its right, in writing, to exercise any of the rights of the Controlling Class Certificateholder and such rights have not been reinstated to a successor controlling class certificateholder pursuant to the terms of the PSA, or (iii) such Mortgage Loan or Whole Loan is an applicable Excluded Loan; provided that no Control Termination Event resulting solely from the operation of clause (ii) will be deemed to have existed or be in continuance with respect to a successor holder of Class E certificates that has not irrevocably waived its right to exercise any of the rights of the Controlling Class Certificateholder; provided, further, that a Control Termination Event will not be deemed to be continuing in the event the Certificate Balances of all classes of Principal Balance Certificates other than the Control Eligible Certificates have been reduced to zero; and provided, further, that no Control Termination Event may occur with respect to the Loan-Specific Directing Holder related to a Servicing Shift Whole Loan; and (b) with respect to any Serviced AB Whole Loan, when the related Control Appraisal Period has occurred and is continuing and when the events in clause (a) above are occurring. With respect to Excluded Loans related to the Directing Holder, a Control Termination Event will be deemed to exist.

A “Consultation Termination Event” will occur and be continuing (a) with respect to any Mortgage Loan (other than with respect to any Serviced AB Whole Loan and any Servicing Shift Whole Loan) or Serviced Whole Loan, when one or more of the following is true: (i) when there is no class of Control Eligible Certificates that has a then-outstanding Certificate Balance (without regard to the application of any Cumulative Appraisal Reduction Amounts) equal to at least 25% of the initial Certificate Balance of that class, (ii) the holder of the Class E certificates is the majority Controlling Class Certificateholder and has irrevocably waived its right, in writing, to exercise any of the rights of the Controlling Class Certificateholder and such rights have not been reinstated to a successor controlling class certificateholder pursuant to the terms of the PSA, or (iii) such Mortgage Loan or Whole Loan is an applicable Excluded Loan; provided that no Consultation Termination Event resulting solely from the operation of clause (ii) will be deemed to have existed or be in continuance with respect to a successor holder of Class E certificates that has not irrevocably waived its right to exercise any of the rights of the Controlling Class Certificateholder, provided, further, that a Consultation Termination Event will not be deemed to be continuing in the event the Certificate Balances of all classes of Principal Balance Certificates other than the Control Eligible Certificates have been reduced to zero; and provided, further, that no Consultation Termination Event may occur with respect to the Loan-Specific Directing Holder related to a Servicing Shift Whole Loan; and (b) with respect to any Serviced AB Whole Loan, when the related Control Appraisal Period has occurred and is continuing and when the events in clause (a) above are occurring. With respect to Excluded Loans related to the Directing Holder, a Consultation Termination Event will be deemed to exist.

At any time that the Controlling Class Certificateholder is the holder of a majority of the Class E certificates and the Class E certificates are the Controlling Class, it may waive its right (a) to appoint the Directing Holder and (b) to exercise any of the Directing Holder’s rights set forth in the PSA by irrevocable written notice delivered to the depositor, certificate administrator, master servicer, special servicer and operating advisor. During such time, the special servicer will be required to consult with only the operating advisor in connection with asset status reports and material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to replace the special servicer or approve or be consulted with respect to asset status reports or material special servicer actions. Any such waiver will remain effective until such time as the Controlling Class Certificateholder sells or transfers all or a portion of its interest in the certificates to an unaffiliated third party if such unaffiliated third party then holds the majority of the Controlling Class after giving effect to such transfer. Following any such sale or transfer of the Class E certificates, the successor Class E Certificateholder that is the Controlling Class Certificateholder will be reinstated as, and will again have the rights of, the Controlling Class Certificateholder without regard to any prior waiver by the predecessor certificateholder that was the Controlling Class Certificateholder. The successor Class E certificateholder that is the Controlling Class Certificateholder will also have the right to irrevocably waive its right to appoint the Directing Holder and to exercise any of the rights of the Controlling Class Certificateholder. In the event of any transfer of the Class E certificates by a Controlling Class Certificateholder that had irrevocably waived its rights as described in this paragraph, the successor Controlling Class Certificateholder that purchased such Class E certificates, even if it does not waive its rights as described in the preceding sentence, will not have any consent rights with respect to any Mortgage Loan that became a Specially Serviced Loan prior to such successor Controlling Class Certificateholder’s purchase of Class E certificates and had not become a Corrected Loan prior to such purchase until such Mortgage Loan becomes a Corrected Loan.

For a description of certain restrictions on any modification, waiver or amendment to the Mortgage Loan documents, see “—Modifications, Waivers and Amendments” above.

Servicing Override

If the master servicer or the special servicer, as applicable, determines that immediate action with respect to any Major Decision (or any other matter requiring consent of the Directing Holder, for so long as no Control Termination Event in the PSA is continuing (or any matter requiring consultation with the Directing Holder, the Risk Retention Consultation Party or the operating advisor)) is necessary to protect the interests of the Certificateholders (and, with respect to a Serviced Whole Loan, the interest of the Certificateholders and the holders of the related Serviced Companion Loan(s)), as a collective whole (taking into account the subordinate or pari passu nature of any Companion Loan(s)), the master servicer or the special servicer, as the case may be, may take any such action without waiting for the Directing Holder’s response (or without waiting to consult with the Directing Holder or the operating advisor, as the case may be); provided that the special servicer or master servicer, as applicable provides the Directing Holder (or the operating advisor, if applicable) with prompt written notice following such action including a reasonably detailed explanation of the basis for such action.

In addition, neither the master servicer nor the special servicer (i) will be required to take or refrain from taking any action pursuant to instructions or objections from the Directing Holder or (ii) may follow any advice or consultation provided by the Directing Holder or the holder of a Pari Passu Companion Loan (or its representative) that would (1) cause it to violate any applicable law, the related Mortgage Loan documents, any related Intercreditor Agreement, the PSA, including the Servicing Standard, or the REMIC provisions of the Code, (2) expose the master servicer, the special servicer, the certificate administrator, the operating advisor, the asset representations reviewer, the issuing entity or the trustee to liability, (3) materially expand the scope of responsibilities, or materially reduce the rights, of the master servicer or the special servicer, as applicable, under the PSA or (4) cause the master servicer or the special servicer, as applicable, to act, or fail to act, in a manner which in the reasonable judgment of the master servicer or the special servicer, as applicable, is not in the best interests of the Certificateholders.

Rights of Holders of Companion Loans

With respect to each Non-Serviced Whole Loan, the Directing Holder will not be entitled to exercise the rights described above, but such rights, or rights similar to those rights, will be exercisable by the directing holder (or equivalent entity) under the related Non-Serviced PSA (in the case of a Non-Serviced Whole Loan). The issuing entity, as the holder of the Non-Serviced Mortgage Loans and any Servicing Shift Mortgage Loans, has consultation rights with respect to certain major decisions relating to the Non-Serviced Whole Loans or any Servicing Shift Whole Loans, as applicable, and, for so long as no Control Termination Event is continuing, the Directing Holder will be entitled to exercise such consultation rights of the issuing entity pursuant to the terms of the related Intercreditor Agreement. In addition, so for long as no Control Termination Event is continuing, the Directing Holder may have certain consent rights in connection with a sale of a Non-Serviced Whole Loan or a Servicing Shift Whole Loan, as applicable, that has become a defaulted loan under the related Non-Serviced PSA and under certain circumstances described under “—Sale of Defaulted Loans and REO Properties”. See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

With respect to a Serviced Pari Passu Mortgage Loan that is subject to a Pari Passu Companion Loan, the holder of the Pari Passu Companion Loan has consultation rights with respect to certain major decisions. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”.

With respect to any Serviced AB Whole Loan, prior to the occurrence of a Control Appraisal Period, with respect to the related Serviced Subordinate Companion Loan, the Trust Directing Holder will not be entitled to exercise any consent or consultation rights, and those consent and consultation rights of the Directing Holder will be held by such Serviced Subordinate Companion Loan Holder, as the Directing Holder, in accordance with the PSA and the related Intercreditor Agreement. However, during a Control Appraisal Period, with respect to the related Serviced AB Whole Loan, the Trust Directing Holder will have the same rights (including the rights described above) with respect to such Serviced AB Whole Loan as it does for the other Mortgage Loans in the issuing entity.

See “Description of the Mortgage Pool—The Whole Loans”.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that each Loan-Specific Directing Holder and the holders of the Non-Serviced Companion Loan(s) or a Companion Loan that is part of a Servicing Shift Whole Loan or their respective designees (e.g. the related directing holder (or equivalent party) under the related Non-Serviced PSA) will have limitations on liability with respect to actions taken in connection with the related Mortgage Loan similar to the limitations of the Directing Holder described above pursuant to the terms of the related Intercreditor Agreement and the related Non-Serviced PSA. See “Description of the Mortgage Pool—The Whole Loans”.

With respect to any Serviced AB Whole Loan, for so long as no Control Appraisal Period is continuing, the Trust Directing Holder will not be entitled to exercise the above described rights. For so long as no Control Appraisal Period is continuing, those rights will be held by the Loan-Specific Directing Holder in accordance with the PSA and the related Intercreditor Agreement. Prior to a Control Appraisal Period, the consent of the Loan-Specific Directing Holder is required to be obtained by the special servicer for any Major Decision. However, during a Control Appraisal Period with respect to any serviced AB Whole Loan, the Trust Directing Holder will have the same rights (including the rights described above) with respect to any Serviced AB Whole Loan as it does for the other Mortgage Loans in the issuing entity. See “Description of the Mortgage Pool—The Whole Loans”.

Limitation on Liability of Directing Holder

The Directing Holder will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action or for errors in judgment. However, the Directing Holder will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations or duties owed to the Controlling Class Certificateholders.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Directing Holder:

(a)   may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(b)   may act solely in the interests of the holders of the Controlling Class (or, in the case of a Whole Loan, in the interests of one or more Companion Loan Holders);

(c)   does not have any liability or duties to the holders of any class of certificates other than (in the case of the Trust Directing Holder) the Controlling Class;

(d)   may take actions that favor the interests of the holders of the Controlling Class (or, in the case of a Whole Loan, in the interests of one or more Companion Loan Holders) over the interests of the holders of one or more other classes of certificates; and

(e)   will have no liability whatsoever to any Certificateholder (other than to a Controlling Class Certificateholder in the case of the Trust Directing Holder), the issuing entity, any Companion Loan Holder, any party to the PSA or any other person (including a borrower under a Mortgage Loan) for having so acted as set forth in (a) – (d) above, and no Certificateholder (other than a Controlling Class Certificateholder in the case of the Trust Directing Holder) or Companion Loan Holder may take any action whatsoever against the Directing Holder or any director, officer, employee, agent or principal of the Directing Holder for having so acted.

The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the direction of or approval of the Directing Holder, which does not violate the terms of any Mortgage Loan, any law or the accepted servicing practices or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of the master servicer or the special servicer.

The Operating Advisor

General

The operating advisor will act solely as a contracting party to the extent set forth in the PSA, and in accordance with the Operating Advisor Standard, and will have no fiduciary duty to any party. The operating advisor’s duties will be limited to its specific duties under the PSA, and the operating advisor will have no duty or liability to any particular class of certificates or any Certificateholder. The operating advisor is not the special servicer, the master servicer or a sub-servicer and will not be charged with changing the outcome on any decision with respect to a Mortgage Loan. By purchasing a certificate, potential investors acknowledge and agree that there could be a variety of activities or decisions made with respect to, or multiple strategies to resolve any Mortgage Loan and that the goal of the operating advisor’s participation is to provide additional input relating to the special servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute.

Potential investors should note that the operating advisor is not an “advisor” for any purpose other than as specifically set forth in the PSA and is not an advisor to any person, including without limitation any Certificateholder. For the avoidance of doubt, the operating advisor is not an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended or a broker or dealer with the meaning of the Securities Exchange Act of 1934, as amended. See “Risk Factors—Other Risks Relating to the Certificates—Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment”.

Notwithstanding the foregoing, the operating advisor will generally have no obligations or consultation rights as operating advisor under the PSA for this transaction with respect to any Non-Serviced Whole Loan (each of which will be serviced pursuant to the related Non-Serviced PSA) or any related REO Properties. Meanwhile, the operating advisors or equivalent parties (if any) under the applicable Non-Serviced PSA have certain obligations and consultation rights with respect to the related Non-Serviced Whole Loan. Furthermore, the operating advisor will have no obligation or responsibility at any time to review or assess the actions of the master servicer for compliance with the Servicing Standard, and the operating advisor will not be required to consider such master servicer actions in connection with any annual report.

The special servicer is required to notify the operating advisor of whether any Asset Status Report delivered to the operating advisor is a Final Asset Status Report, which notification may be satisfied by (i) delivery of an Asset Status Report that is either signed by the Directing Holder or that otherwise includes an indication that such Asset Status Report is deemed approved due to the passage of any required consent or consultation time period or (ii) such other method as reasonably agreed to by the special servicer and the operating advisor.

Duties of the Operating Advisor at All Times

With respect to each Serviced Mortgage Loan and any related Serviced Companion Loan, the operating advisor’s obligations will generally consist of the following:

(1)   reviewing (i) the actions of the special servicer with respect to any Specially Serviced Loan to the extent described in this prospectus and required under the PSA and (ii) after the occurrence and during the continuance of an Operating Advisor Consultation Event, the actions of the special servicer with respect to Major Decisions relating to a Mortgage Loan when it is not a Specially Serviced Loan;

(2)   reviewing (i) all reports by the special servicer made available to Privileged Persons that are posted on the certificate administrator’s website, and (ii) each Asset Status Report (after the occurrence and during the continuance of an Operating Advisor Consultation Event) and Final Asset Status Report;

(3)   promptly recalculating and reviewing for accuracy and consistency with the PSA of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with (i) any Appraisal Reduction Amount, (ii) Collateral Deficiency Amount or (iii) net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan, as described below; and

(4)   preparing an annual report (if, at any time during the prior calendar year, (i) a Serviced Mortgage Loan and any related Serviced Companion Loan was a Specially Serviced Loan or (ii) the operating advisor was entitled to consult with the special servicer with respect to any Major Decision) generally in the form attached to this prospectus as Annex C to be provided to the depositor, the certificate administrator (and made available through the certificate administrator’s website) and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) in accordance with the Operating Advisor Standard, as described below under “—Annual Report” below.

In connection with the performance of the duties described in clause (3) above:

(1)   after the calculation has been finalized but prior to the utilization by the special servicer, the master servicer or special servicer, as applicable, will be required to deliver the foregoing calculations together with information and support materials (including such additional information reasonably requested by the operating advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information) to the operating advisor;

(2)   if the operating advisor does not agree with the mathematical calculations or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the operating advisor and the master servicer or the special servicer, as applicable, will be required to consult with each other in order to resolve any material inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement; and

(3)   if the operating advisor and the master servicer or special servicer, as applicable, are not able to resolve such matters, the operating advisor will be required to promptly notify the certificate administrator and the certificate administrator will be required to examine the calculations and supporting materials provided by the master servicer, the special servicer or the operating advisor, as applicable, and determine which calculation is to apply.

Prior to the occurrence and continuance of an Operating Advisor Consultation Event, the operating advisor’s review will be limited to an after-the-action review of the reports, calculations and materials described above (together with any additional information and material reviewed by the operating advisor), and, therefore, it will have no involvement with respect to the determination and execution of Major Decisions and other similar actions that the special servicer may perform under the PSA and will have no obligations at any time with respect to any Non-Serviced Mortgage Loan. In addition, with respect to the operating advisor’s review of net present value calculations as described above, the operating advisor’s recalculation will not take into account the reasonableness of the master servicer’s or special servicer’s property and borrower performance assumptions or other similar discretionary portions of the net present value calculation.

The “Operating Advisor Standard” means the requirement that the operating advisor must act solely on behalf of the issuing entity and in the best interest of, and for the benefit of, the Certificateholders and, with respect to any Serviced Whole Loan for the benefit of the holders of any related Companion Loan (as a collective whole as if such Certificateholders and Companion Loan Holders constituted a single lender, taking into account the pari passu nature of any related Pari Passu Companion Loan and the subordinate nature of any related Subordinate Companion Loan), and not to holders of any particular class of certificates (as determined by the operating advisor in the exercise of its good faith and reasonable judgment), and without regard to any conflict of interest arising from any relationship that the operating advisor or any of its affiliates may have with any of the underlying borrowers, property managers, any borrower sponsor or guarantor, any mortgage loan seller, the depositor, the master servicer, the special servicer, the asset representations reviewer, the Directing Holder, the Risk Retention Consultation Party, any Certificateholder or any of their respective affiliates. The operating advisor will perform its duties under the PSA in accordance with the Operating Advisor Standard.

Annual Report

Based on the operating advisor’s review of (i) any Assessment of Compliance, any Attestation Report and other information (other than any communications between the Directing Holder and the special servicer that would be Privileged Information) delivered to the operating advisor by the special servicer or made available to Privileged Persons that are posted on the certificate administrator’s website during the prior calendar year, (ii) prior to the occurrence and continuance of an Operating Advisor Consultation Event, with respect to any Specially Serviced Loan, any related Final Asset Status Report or Major Decision Reporting Package and (iii) after the occurrence and continuance of an Operating Advisor Consultation Event, any Asset Status Report and any Major Decision Reporting Package, the operating advisor will (if, at any time during the prior calendar year, (i) any Serviced Mortgage Loan was a Specially Serviced Loan or (ii) the operating advisor was entitled to consult with the special servicer with respect to any Major Decision) prepare an annual report generally in the form attached to this prospectus as Annex C (the “Operating Advisor Annual Report”) to be provided to the depositor, the special servicer, the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) and the certificate administrator for the benefit of the Certificateholders (and made available through the certificate administrator’s website) within 120 days of the end of the prior calendar year that (a) sets forth whether the operating advisor believes, in its sole discretion exercised in good faith, that the special servicer is operating in compliance with the Servicing Standard with respect to its performance of its duties under the PSA with respect to Specially Serviced Loans (and, after the occurrence and during the continuance of an Operating Advisor Consultation Event, with respect to Major Decisions on non-Specially Serviced Loans and Serviced Companion Loans) during the prior calendar year on an “asset-level basis” and (b) identifies (1) which, if any, standards the operating advisor believes, in its sole discretion exercised in good faith, the special servicer has failed to comply and (2) any material deviations from the special servicer’s obligations under the PSA with respect to the resolution or liquidation of any Specially Serviced Loan or REO Property (other than with respect to any REO Property related to any Non-Serviced Mortgage Loan); provided, however, that in the event the special servicer is replaced, the Operating Advisor Annual Report will only relate to the entity that was acting as special servicer as of December 31 in the prior calendar year and is continuing in such capacity through the date of such Operating Advisor Annual Report. In preparing any Operating Advisor Annual Report, the operating advisor will not be required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the PSA that the operating advisor determines, in its sole discretion exercised in good faith, to be immaterial.

Only as used in connection with the Operating Advisor Annual Report, the term “asset-level basis” refers to the special servicer’s performance of its duties with respect to Specially Serviced Loans (and, after the occurrence and continuance of an Operating Advisor Consultation Event, with respect to Major Decisions on non-Specially Serviced Loans and Serviced Companion Loans) under the PSA taking into account the special servicer’s specific duties under the PSA as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the operating advisor of any Assessment of Compliance, Attestation Report, Major Decision Reporting Package (after the occurrence and during the continuance of an Operating Advisor Consultation Event or with respect to Specially Serviced Loans), Asset Status Report (after the occurrence and during the continuance of an Operating Advisor Consultation Event), Final Asset Status Report and any other information, in each case delivered to the operating advisor by the special servicer (other than any communications between the Directing Holder and the special servicer that would be Privileged Information) pursuant to the PSA.

The special servicer must be given an opportunity to review any Operating Advisor Annual Report at least 5 business days prior to such Operating Advisor Annual Report’s delivery to the certificate administrator and the 17g-5 Information Provider; provided that the operating advisor will have no obligation to adopt any comments to such Operating Advisor Annual Report that are provided by the special servicer.

Each Operating Advisor Annual Report will be required to comply with the confidentiality requirements, subject to certain exceptions, each as described in “—Other Obligations of Operating Advisor” below regarding Privileged Information. Furthermore, each Operating Advisor Annual Report will be required to comply with the requirements with respect to reports of the Operating Advisor set forth in Rule 7(b) of the Credit Risk Retention Rules.

The ability to perform the duties of the operating advisor and the quality and the depth of any Operating Advisor Annual Report will be dependent upon the timely receipt of information prepared or made available by others and the accuracy and the completeness of such information. In addition, in no event will the operating advisor have the power to compel any transaction party to take, or refrain from taking, any action. It is possible that the lack of access to Privileged Information may limit or prohibit the operating advisor from performing its duties under the PSA, in which case any Operating Advisor Annual Report will describe any resulting limitations and the operating advisor will not be subject to liability arising from such limitations or prohibitions. The operating advisor will be entitled to conclusively rely on the accuracy and completeness of any information it is provided. If the operating advisor is prohibited or materially limited from obtaining Privileged Information and such prohibition or limitation prevents the operating advisor from performing its duties under the PSA, the operating advisor will not be subject to any liability arising from its lack of access to such Privileged Information.

Additional Duties of the Operating Advisor While an Operating Advisor Consultation Event Has Occurred and Is Continuing

While an Operating Advisor Consultation Event has occurred and is continuing, in addition to the duties described above, the operating advisor will be required to perform the following additional duties:

(1)   to consult (on a non-binding basis) with the special servicer (in person or remotely via electronic, telephonic or other mutually agreeable communication) in respect of the Asset Status Reports in accordance with the Operating Advisor Standard, as described under “—Asset Status Report”; and

(2)   to consult (on a non-binding basis) with the master servicer or the special servicer, as applicable to the extent it has received a Major Decision Reporting Package (in person or remotely via electronic, telephonic or other mutually agreeable communication) in accordance with the Operating Advisor Standard with respect to any Major Decisions processed by the master servicer or the special servicer, as applicable, as described under “—The Directing Holder—Major Decisions”.

An “Operating Advisor Consultation Event” will occur upon the earlier of when (i) the aggregate Certificate Balances of the HRR Certificates (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of such classes) is 25% or less of the initial aggregate Certificate Balances of such classes of certificates or (ii) a Control Termination Event has occurred and is continuing (or a Control Termination Event would occur and be continuing if not for the second to last proviso in the definition of Control Termination Event).

Recommendation of the Replacement of the Special Servicer

If at any time the operating advisor determines, in its sole discretion exercised in good faith, that (i) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard and (ii) the replacement of the special servicer would be in the best interest of the Certificateholders as a collective whole, then the operating advisor may recommend the replacement of the special servicer and deliver a report supporting such recommendation in the manner described in “—Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”.

Eligibility of Operating Advisor

The operating advisor will be required to be an Eligible Operating Advisor at all times during the term of the PSA. “Eligible Operating Advisor” means an entity:

(i)                       that is a special servicer or operating advisor on a commercial mortgage-backed securities transaction rated by the Rating Agencies (including, in the case of the operating advisor, this transaction) but has not been special servicer or operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the special servicer or operating advisor, as applicable, as the sole or a material factor in such rating action;

(ii)                    that can and will make the representations and warranties of the operating advisor set forth in the PSA, including to the effect that it possesses sufficient financial strength to fulfill its duties and responsibilities pursuant to the PSA over the life of the issuing entity;

(iii)                 that is not (and is not affiliated (including Risk Retention Affiliated) with) the depositor, the trustee, the certificate administrator, the master servicer, the special servicer, a sponsor, any Borrower Party, the Retaining Third-Party Purchaser, the Directing Holder, the Risk Retention Consultation Party, or a depositor, a trustee, a certificate administrator, a master servicer or a special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates (including Risk Retention Affiliates);

(iv)                  that has not been paid by the special servicer or successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the PSA or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer;

(v)                     that (x) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and that has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets; and

(vi)                  that does not directly or indirectly, through one or more affiliates or otherwise, own or have derivative exposure in any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as operating advisor and asset representations reviewer (to the extent it also acts as the asset representations reviewer).

“Risk Retention Affiliate” or “Risk Retention Affiliated” means “affiliate of” or “affiliated with”, as such terms are defined in 12 C.F.R. 244.2 of the Credit Risk Retention Rules.

Other Obligations of Operating Advisor

At all times, subject to the Privileged Information Exception, the operating advisor and its affiliates will be obligated to keep confidential any information appropriately labeled as “Privileged Information” received from the special servicer or Directing Holder in connection with the Directing Holder’s exercise of any rights under the PSA (including, without limitation, in connection with any Asset Status Report) or otherwise in connection with the transaction, except under the circumstances described below. As used in this prospectus, “Privileged Information” means (i) any correspondence between the Directing Holder or the Risk Retention Consultation Party and the special servicer related to any Specially Serviced Loan (other than any applicable Excluded Loan) or the exercise of the Directing Holder’s consent or consultation rights or the Risk Retention Consultation Party’s consultation rights under the PSA, (ii) any strategically sensitive information that the special servicer has reasonably determined could compromise the issuing entity’s position in any ongoing or future negotiations with the related borrower or other interested party and that is labeled or otherwise identified as Privileged Information by the special servicer, (iii) information subject to attorney-client privilege (and which the special servicer has labeled or otherwise communicated as being subject to privilege) and (iv) any Asset Status Report or Final Asset Status Report.

The operating advisor is required to keep all such labeled Privileged Information confidential and may not, without the prior written consent of the special servicer and either the Directing Holder (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan and any applicable Excluded Loan and for so long as no Consultation Termination Event is continuing) or the Risk Retention Consultation Party (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan and any applicable Excluded Loan), as applicable, disclose such labeled Privileged Information to any person (including Certificateholders other than the Directing Holder), other than (1) to the extent expressly required by the PSA, to the other parties to the PSA with a notice indicating that such information is Privileged Information, (2) pursuant to a Privileged Information Exception, or (3) where necessary to support specific findings or conclusions concerning allegations of deviations from the Servicing Standard or the special servicer’s obligations under the PSA (i) in the Operating Advisor Annual Report or (ii) in connection with a recommendation by the operating advisor to replace the special servicer. Each party to the PSA that receives Privileged Information from the operating advisor with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer and, unless a Consultation Termination Event is continuing, the Directing Holder (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan and any applicable Excluded Loan) other than pursuant to a Privileged Information Exception. In addition and for the avoidance of doubt, while the operating advisor may serve in a similar capacity with respect to other securitizations that involve the same parties or borrower involved in this securitization, the knowledge of the employees performing operating advisor functions for such other securitizations are not imputed to employees of the operating advisor involved in this securitization.

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, arbitration parties, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party (in the case of the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator and the trustee, based on the advice of legal counsel) is required by law, rule, regulation, order, judgment or decree to disclose such information.

Delegation of Operating Advisor’s Duties

The operating advisor will be permitted to delegate its duties to agents or subcontractors in accordance with the PSA to the extent such agents or subcontractors satisfy clauses (iii), (iv) and (vi) of the definition of “Eligible Operating Advisor”; provided, however, the operating advisor will remain obligated and primarily liable for any actions required to be performed by it under the PSA without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the operating advisor alone were performing its obligations under the PSA.

Termination of the Operating Advisor With Cause

The following constitute operating advisor termination events under the PSA (each, an “Operating Advisor Termination Event”), whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)   any failure by the operating advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA or to the operating advisor, the certificate administrator and the trustee by the holders of certificates having greater than 25% of the aggregate Voting Rights; provided that with respect to any such failure which is not curable within such 30 day period, the operating advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30 day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)   any failure by the operating advisor to perform in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given in writing to the operating advisor by any party to the PSA;

(c)   any failure by the operating advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given in writing to the operating advisor by any party to the PSA;

(d)   a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, has been entered against the operating advisor, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(e)   the operating advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the operating advisor or of or relating to all or substantially all of its property; or

(f)    the operating advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of notice of the occurrence of any Operating Advisor Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Operating Advisor Termination Event has been remedied.

Rights Upon Operating Advisor Termination Event

After the occurrence of an Operating Advisor Termination Event, either the trustee (i) may, or (ii) upon the written direction of Certificateholders representing at least 25% of the Voting Rights of each class of certificates, will be required to, promptly terminate all of the rights and obligations of the operating advisor under the PSA (other than rights and obligations accrued prior to such termination (including accrued and unpaid compensation) and indemnification rights (arising out of events occurring prior to such termination)), by written notice to the operating advisor and appoint a replacement operating advisor that is an Eligible Operating Advisor; provided that no such termination will be effective until a successor operating advisor has been appointed and has assumed all of the obligations of the operating advisor under the PSA. The trustee may rely on a certification by the replacement operating advisor that it is an Eligible Operating Advisor. If the certificate administrator is unable to find a replacement operating advisor that is an Eligible Operating Advisor within 30 days of the termination of the operating advisor, the depositor will be permitted to find a replacement.

Upon any termination of the operating advisor and appointment of a successor operating advisor, the trustee will, as soon as possible, be required to give written notice of the termination and appointment to the special servicer, the master servicer, the certificate administrator, the depositor, the Directing Holder (only for so long as no Consultation Termination Event is continuing), any Companion Loan Holder, the Certificateholders, the Risk Retention Consultation Party and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website).

Waiver of Operating Advisor Termination Event

The holders of certificates representing at least 25% of the Voting Rights affected by any Operating Advisor Termination Event will be permitted to waive such Operating Advisor Termination Event within twenty (20) days of the receipt of notice from the certificate administrator of the occurrence of such Operating Advisor Termination Event. Upon any such waiver of an Operating Advisor Termination Event, such Operating Advisor Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of an Operating Advisor Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Operating Advisor Termination Event prior to such waiver from the issuing entity.

Termination of the Operating Advisor Without Cause

Upon (i) the written direction of holders of certificates evidencing not less than 15% of the aggregate Voting Rights requesting a vote to terminate and replace the operating advisor with a proposed successor operating advisor that is an Eligible Operating Advisor and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will be required to promptly provide written notice of such request to all Certificateholders and the operating advisor by posting such notice on its internet website and by mailing such notice to all Certificateholders and the operating advisor.

Upon the written direction of holders of more than 50% of the Voting Rights of the certificates that exercise their right to vote (provided that holders of at least 50% of the Voting Rights of the certificates exercise their right to vote), the trustee will be required to terminate all of the rights and obligations of the operating advisor under the PSA by written notice to the operating advisor (other than any rights or obligations that accrued prior to the date of such termination (including accrued and unpaid compensation) and other than indemnification rights arising out of events occurring prior to such termination).

The certificate administrator will be required to include on each Distribution Date statement a statement that each Certificateholder and beneficial owner of certificates may access such notices on the certificate administrator’s website and each Certificateholder and beneficial owner of certificates may register to receive email notifications when such notices are posted on the website. The certificate administrator will be entitled to reimbursement from the requesting Certificateholders for the reasonable expenses of posting such notices.

Resignation of the Operating Advisor

The operating advisor may resign upon 30 days’ prior written notice to the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the asset representations reviewer, the Risk Retention Consultation Party and the Directing Holder, if the operating advisor has secured a replacement operating advisor that is an Eligible Operating Advisor and such replacement operating advisor has accepted its appointment as the replacement operating advisor. If no successor operating advisor has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning operating advisor may petition any court of competent jurisdiction for the appointment of a successor operating advisor that is an Eligible Operating Advisor. The resigning operating advisor must pay all costs and expenses associated with the transfer of its duties.

Operating Advisor Compensation

Certain fees will be payable to the operating advisor, and the operating advisor will be entitled to be reimbursed for certain expenses, as described under “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”.

In the event the operating advisor resigns or is terminated for any reason, it will remain entitled to any accrued and unpaid fees and reimbursement of operating advisor expenses and any rights to indemnification provided under the PSA with respect to the period for which it acted as operating advisor.

The operating advisor will be entitled to reimbursement of certain expenses incurred by the operating advisor in the event that the operating advisor is terminated without cause. See “—Termination of the Operating Advisor Without Cause” above.

The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on either the CREFC® delinquent loan status report or the CREFC® loan periodic update file delivered by the master servicer for such Distribution Date, the certificate administrator will be required to determine if an Asset Review Trigger has occurred. If an Asset Review Trigger is determined to have occurred, the certificate administrator will be required to promptly provide notice to the asset representations reviewer, the master servicer, the special servicer, the Directing Holder and all Certificateholders by posting a notice of its determination on its internet website and by mailing such notice to the Certificateholders’ addresses appearing in the certificate register. On each Distribution Date after providing such notice to Certificateholders, the certificate administrator, based on information provided to it by the master servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) or (3), deliver such information in a written notice (which may be via email) within two (2) business days to the master servicer, the special servicer, the operating advisor, the asset representations reviewer and the Directing Holder.

An “Asset Review Trigger” will occur when either (1) Mortgage Loans with an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period are Delinquent Loans or (2)(A) prior to and including the second anniversary of the Closing Date, at least 10 Mortgage Loans are Delinquent Loans as of the end of the applicable Collection Period and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 15.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period, or (B) after the second anniversary of the Closing Date, at least 15 Mortgage Loans are Delinquent Loans as of the end of the applicable Collection Period and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period. The PSA will require that the certificate administrator include in the Distribution Report on Form 10-D relating to the distribution period in which the Asset Review Trigger occurred a description of the events that caused the Asset Review Trigger to occur.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Risks Relating to the Mortgage Loans—Static Pool Data Would Not Be Indicative of the Performance of this Pool”. While we do not believe static pool information is relevant to CMBS transactions as a general matter, as a point of relative context, with respect to the 200 prior pools of commercial mortgage loans for which GACC (or its predecessors) was sponsor in a public offering of CMBS with a securitization closing date on or after January 1, 2006 (excluding 60 of such 200 pools with an outstanding aggregate pool balance that is equal to or less than 20% of the initial pool balance), the highest percentage of loans, based on the aggregate outstanding principal balance of delinquent mortgage loans in an individual CMBS transaction, that were delinquent at least 60 days at the end of any reporting period between January 1, 2021 and December 31, 2025 was approximately 78.398%; however, the average of the highest delinquency percentages based on the aggregate outstanding principal balance of delinquent mortgage loans in the reviewed transactions was approximately 20.821%; and the highest percentage of delinquent mortgage loans, based upon the number of mortgage loans in the reviewed transactions was approximately 20.0% and the average of the highest delinquency percentages based on the number of mortgage loans in the reviewed transactions was approximately 4.773%.

This pool of Mortgage Loans is not homogeneous or granular, and there are individual Mortgage Loans that each represent a significant percentage, by outstanding principal balance, of the Mortgage Pool. For example, the two largest Mortgage Loans in the Mortgage Pool represent approximately 17.5% of the Initial Pool Balance. Given this Mortgage Pool composition and the fact that CMBS pools as a general matter include a small relative number of larger mortgage loans, we believe it would not be appropriate for the delinquency of the two largest Mortgage Loans, in the case of this Mortgage Pool, to cause the Asset Review Trigger to be met, as that would not necessarily be indicative of the overall quality of the Mortgage Pool. On the other hand, a significant number of delinquent Mortgage Loans by loan count could indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have the alternative test as set forth in clause (2) of the definition of “Asset Review Trigger”, namely to have the Asset Review Trigger be met if Mortgage Loans representing a specified percentage of the Mortgage Loans (by loan count) are Delinquent Loans, assuming those mortgage loans still meet a minimum principal balance threshold. However, given the nature of commercial mortgage loans and the inherent risks of a delinquency based solely on market conditions, a static trigger based on the number of delinquent loans would reflect a lower relative risk of an Asset Review Trigger being triggered earlier in the transaction’s lifecycle for delinquencies that are based on issues unrelated to breaches or representations and warranties and would reflect a higher relative risk later in the transaction’s lifecycle. To address this, we believe the specified percentage should increase during the life of the transaction, as provided for in clause (2) of the definition of “Asset Review Trigger”. CMBS as an asset class has historically not had a large number of claims for, or repurchases based on, breaches of representations and warranties. While the Asset Review Trigger we have selected is less than this historical peak, we feel it remains at a level that avoids a trigger based on market variability while providing an appropriate threshold to capture delinquencies that may have resulted from an underlying deficiency in one or more mortgage loan seller’s Mortgage Loans that could be the basis for claims against those mortgage loan sellers based on breaches of the representations and warranties.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least sixty days in respect of its Periodic Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period.

Asset Review Vote

If Certificateholders evidencing not less than 5% of the Voting Rights deliver to the certificate administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), the certificate administrator will be required to promptly provide written notice of such direction to the asset representations reviewer and to all Certificateholders, and to conduct a solicitation of votes of Certificateholders to authorize an Asset Review. Upon the affirmative vote to authorize an Asset Review by Certificateholders evidencing at least a majority of an Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the certificate administrator will be required to promptly provide written notice of such Affirmative Asset Review Vote to all parties to the PSA, the underwriters, the mortgage loan sellers, the Risk Retention Consultation Party, the Trust Directing Holder and the Certificateholders. In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the asset representations reviewer will not be required to review any Delinquent Loan unless and until (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) an additional Asset Review Trigger has occurred as a result or otherwise is in effect, (C) the certificate administrator has timely received any Asset Review Vote Election after the occurrence of the events described in clauses (A) and (B) above and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) above. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the certificate administrator in connection with administering such vote will be paid as an expense of the issuing entity from the Collection Account.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of certificates evidencing at least 5% of the aggregate Voting Rights.

Review Materials

Upon receipt of notice from the certificate administrator of an Affirmative Asset Review Vote (the “Asset Review Notice”), the custodian (with respect to clauses (i) – (v) for all Mortgage Loans), the master servicer (with respect to clauses (vi) and (vii) for non-Specially Serviced Loans) and the special servicer (with respect to clauses (vi) and (vii) for Specially Serviced Loans), in each case to the extent in such party’s possession, will be required to promptly, but in no event later than 10 business days (except with respect to clause (vii)) after receipt of such notice from the certificate administrator, provide the following materials to the asset representations reviewer (collectively, with the Diligence Files, a copy of the prospectus, a copy of each related MLPA and a copy of the PSA, the “Review Materials”):

(i)                      a copy of an assignment of the Mortgage in favor of the related trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

(ii)                   a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the related trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(iii)                a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;

(iv)                 a copy of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

(v)                    a copy of an assignment in favor of the related trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review;

(vi)                 a copy of any notice previously delivered by the master servicer or the special servicer, as applicable, of any alleged defect or breach with respect to any Delinquent Loan; and

(vii)              any other related documents that were entered into or delivered in connection with the origination of such Mortgage Loan that are necessary in connection with the asset representations reviewer’s completion of any Asset Review and that are requested (in writing in accordance with the PSA) by the asset representations reviewer, in the time frames and as otherwise described below.

If, as part of an Asset Review of such Mortgage Loan, the asset representations reviewer determines that it is missing any documents that are required to be part of the Review Materials for such Mortgage Loan or which were entered into or delivered in connection with the origination of such Mortgage Loan that, in either case, are necessary to review and assess one or more documents comprising the Diligence File in connection with its completion of any Test, then the asset representations reviewer will promptly, but in no event later than 10 business days after receipt of the Review Materials identified in clauses (i) through (vi) above, notify (in writing in accordance with the PSA) the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), as applicable, of such missing documents, and provide a written request (in accordance with the PSA) that the master servicer or the special servicer, as applicable, promptly, but in no event later than 10 business days after receipt of such notification from the asset representations reviewer, deliver to the asset representations reviewer such missing documents to the extent in its possession. In the event any missing documents are not provided by the master servicer or special servicer, as applicable, within such 10 business day period, the asset representations reviewer will request such documents from the related mortgage loan seller. The mortgage loan seller will be required under the related MLPA to deliver such additional documents only to the extent in the possession of such party.

The asset representations reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the PSA or the related mortgage loan seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the asset representations reviewer) and is determined by the asset representations reviewer in each case in its good faith and sole discretion to be relevant to the Asset Review (such information, “Unsolicited Information”).

Asset Review

Upon its receipt of the Asset Review Notice and access to the Diligence File posted to the secure data room with respect to a Delinquent Loan, the asset representations reviewer, as an independent contractor, is required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the related mortgage loan seller with respect to such Delinquent Loan; provided, however, that the asset representations reviewer may, but is under no obligation to, modify any Test and/or associated Review Materials if, and only to the extent, the asset representations reviewer determines pursuant to the Asset Review Standard that it is necessary to modify such Test and/or such associated Review Materials in order to facilitate its Asset Review in accordance with the Asset Review Standard. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required or performed on that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance of the asset representations reviewer of its duties under the PSA in good faith subject to the express terms of the PSA. All determinations or assumptions made by the asset representations reviewer in connection with an Asset Review are required to be made in the asset representations reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder will have the right to change the scope of the asset representations reviewer’s review, and the asset representations reviewer will not be required to review any information other than (i) the Review Materials, and (ii) if applicable, Unsolicited Information.

The asset representations reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

If the asset representations reviewer determines that the Review Materials are insufficient to complete a Test and such missing documentation is not delivered to the asset representations reviewer by the applicable mortgage loan seller, the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) within 10 days upon request as described above, then the asset representations reviewer will list such missing documents in a preliminary report setting forth the preliminary results of the application of the Tests and the reasons why such missing documents are necessary to complete a Test and (if the asset representations reviewer has so concluded) that the absence of such documents will be deemed to be a failure of such Test. The asset representations reviewer will provide such preliminary report to the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) and the related mortgage loan seller no later than 60 days after the date on which access to the Diligence Files in the secure data room is made available to the asset representations reviewer by the certificate administrator. If the preliminary report indicates that any of the representations and warranties fails or is deemed to fail any Test, the mortgage loan seller will have 90 days (the “Cure/Contest Period”) to remedy or otherwise refute the failure. Any documents provided or explanations given to support a conclusion that the representation and warranty has not failed a Test or that any missing documents in the Review Materials are not required to complete a Test will be required to be promptly delivered by the related mortgage loan seller to the asset representations reviewer. For the avoidance of doubt, the asset representations reviewer will not be required to prepare a preliminary report in the event the asset representations reviewer determines that there is no Test failure with respect to the related Delinquent Loan.

The asset representations reviewer will be required, within the later of (x) 60 days after the date on which access to the Diligence Files in the secure data room is made available to the asset representations reviewer by the certificate administrator or (y) 10 days after the expiration of the Cure/Contest Period, to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the asset representations reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review and a statement that the asset representations reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”) to each party to the PSA and the applicable mortgage loan seller for each Delinquent Loan and the Trust Directing Holder, and (ii) a summary of the asset representations reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the trustee, certificate administrator, master servicer and special servicer. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the PSA and the related mortgage loan seller, if the asset representations reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Mortgage Loans and/or the Mortgaged Property or Mortgaged Properties. In no event will the asset representations reviewer be required to determine whether any Test failure constitutes a Material Defect, or whether the issuing entity should enforce any rights it may have against the applicable mortgage loan seller, which, in each such case, will be the responsibility of the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans). See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below. In addition, in the event that the asset representations reviewer does not receive any documentation that it requested from the master servicer (with respect to non-Specially

Serviced Loans), the special servicer (with respect to Specially Serviced Loans) or the applicable mortgage loan seller in sufficient time to allow the asset representations reviewer to complete its Asset Review and deliver an Asset Review Report, the asset representations reviewer will be required to prepare the Asset Review Report solely based on the documentation received by the asset representations reviewer with respect to the related Delinquent Loan, and the asset representations reviewer will have no responsibility to independently obtain any such documentation from any party to the PSA or otherwise. The PSA will require that the certificate administrator (i) include the Asset Review Report Summary in the Distribution Report on Form 10–D relating to the distribution period in which such Asset Review Report Summary was received by the certificate administrator, and (ii) post such Asset Review Report Summary to the certificate administrator’s website not later than 2 business days after receipt of such Asset Review Report Summary from the asset representations reviewer.

Eligibility of Asset Representations Reviewer

The asset representations reviewer will be required to represent and warrant in the PSA that it is an Eligible Asset Representations Reviewer. The asset representations reviewer is required to at all times be an Eligible Asset Representations Reviewer. If the asset representations reviewer ceases to be an Eligible Asset Representations Reviewer, the asset representations reviewer is required to immediately notify the master servicer, the special servicer, the trustee, the operating advisor, the certificate administrator and the Trust Directing Holder of such disqualification and immediately resign, and the trustee will be required to use commercially reasonable efforts to appoint a successor asset representations reviewer. If the trustee is unable to find a successor asset representations reviewer within 30 days of the termination of the asset representations reviewer, the depositor will be permitted to find a replacement.

An “Eligible Asset Representations Reviewer” is an entity that (i) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of DBRS, Inc. (“Morningstar DBRS”), Fitch, KBRA, Moody’s or S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC and that has not been a special servicer, operating advisor or asset representations reviewer on a transaction for which Moody’s, Fitch, Morningstar DBRS, KBRA or S&P has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing or other relevant concerns with the special servicer, the operating advisor or the asset representations reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the asset representations reviewer set forth in the PSA, (iii) is not (and is not affiliated (including Risk Retention Affiliated) with) any sponsor, any mortgage loan seller, the Retaining Third-Party Purchaser, any originator, the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the Trust Directing Holder, the Risk Retention Consultation Party or any of their respective affiliates (including Risk Retention Affiliates), (iv) has not performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any sponsor, any mortgage loan seller, any underwriter, any party to the PSA, the Risk Retention Consultation Party or the Trust Directing Holder or any of their respective affiliates, or have been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any certificates, any Mortgage Loan, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as asset representations reviewer (or as operating advisor, if applicable) and except as otherwise set forth in the PSA.

Other Obligations of Asset Representations Reviewer

The asset representations reviewer and its affiliates are required to keep confidential any information appropriately labeled as “Privileged Information” received from any party to the PSA or any sponsor under the PSA (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any person (including Certificateholders), other than (1) to the extent expressly required by the PSA in an Asset Review Report or otherwise, to the other parties to the

PSA with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the PSA that receives Privileged Information from the asset representations reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer other than pursuant to a Privileged Information Exception. In addition, the asset representations reviewer will be required to keep all documents and information received by the asset representations reviewer in connection with an Asset Review that are provided by the applicable mortgage loan seller, the master servicer and the special servicer confidential and will not be permitted to disclose such documents or information except (i) for purposes of complying with its duties and obligations under the PSA, (ii) if such documents or information become generally available and known to the public other than as a result of a disclosure directly or indirectly by the asset representations reviewer, (iii) if it is reasonable and necessary for the asset representations reviewer to disclose such documents or information in working with legal counsel, auditors, taxing authorities or other governmental agencies, (iv) if such documents or information was already known to the asset representations reviewer and not otherwise subject to a confidentiality obligation and/or (v) if the asset representations reviewer is required by law, rule, regulation, order, judgment or decree to disclose such document or information.

Neither the asset representations reviewer nor any of its affiliates may make any investment in any class of certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker-dealer affiliate of the asset representations reviewer or (ii) investments by an affiliate of the asset representations reviewer if the asset representations reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the asset representations reviewer under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the asset representations reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Asset Representations Reviewer’s Duties

The asset representations reviewer may delegate its duties to agents or subcontractors in accordance with the PSA, however, the asset representations reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the PSA without diminution of such obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the asset representations reviewer alone were performing its obligations under the PSA.

Assignment of Asset Representations Reviewer’s Rights and Obligations

The asset representations reviewer may assign its rights and obligations under the PSA in connection with the sale or transfer of all or substantially all of its asset representations reviewer portfolio, provided that: (i) the purchaser or transferee accepting such assignment and delegation (A) is an Eligible Asset Representations Reviewer, organized and doing business under the laws of the United States of America, any state of the United States of America or the District of Columbia, authorized under such laws to perform the duties of the asset representations reviewer resulting from a merger, consolidation or succession that is permitted under the PSA, (B) executes and delivers to the trustee and the certificate administrator an agreement that contains an assumption by such person of the due and punctual performance and observance of each covenant and condition to be performed or observed by the asset representations reviewer under the PSA from and after the date of such agreement and (C) is not be a prohibited party under the PSA; (ii) the asset representations reviewer will not be released from its obligations under the PSA that arose prior to the effective date of such assignment and delegation; (iii) the rate at which the Asset Representations Reviewer Asset Review Fee (or any component thereof) is calculated may not exceed the rate then in effect and (iv) the resigning asset representations reviewer will be required to be responsible for the reasonable costs and expenses of each other party hereto and the Rating Agencies in connection with such transfer. Upon acceptance of such assignment and delegation, the purchaser or transferee will be required to provide notice to each party to the PSA and then will be the successor asset representations reviewer hereunder.

Asset Representations Reviewer Termination Events

The following constitute asset representations reviewer termination events under the PSA (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)                      any failure by the asset representations reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by the trustee or to the asset representations reviewer and the trustee by the holders of certificates evidencing at least 25% of the Voting Rights; provided that if such failure is capable of being cured and the asset representations reviewer is diligently pursuing such cure, such 30 day period will be extended by an additional 30 days;

(ii)                   any failure by the asset representations reviewer to perform its obligations set forth in the PSA in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iii)                any failure by the asset representations reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iv)                 a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the asset representations reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(v)                     the asset representations reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the asset representations reviewer or of or relating to all or substantially all of its property; or

(vi)                  the asset representations reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of written notice (which will be simultaneously delivered to the asset representations reviewer) of the occurrence of any Asset Representations Reviewer Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the trustee (i) may or (ii) upon the written direction of Certificateholders evidencing at least 25% of the

Voting Rights will be required to, terminate all of the rights and obligations of the asset representations reviewer under the PSA, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the asset representations reviewer. The asset representations reviewer is required to bear all reasonable costs and expenses of each other party to the PSA in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights requesting a vote to terminate and replace the asset representations reviewer with a proposed successor asset representations reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will promptly provide notice to all Certificateholders and the asset representations reviewer of such request by posting such notice on its internet website, and by mailing to all Certificateholders and the asset representations reviewer. Upon the written direction of Certificateholders evidencing at least 75% of a Certificateholder Quorum, the trustee will terminate all of the rights and obligations of the asset representations reviewer under the PSA (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the asset representations reviewer, and the proposed successor asset representations reviewer will be appointed.

In the event that holders of the certificates evidencing at least 75% of a Certificateholder Quorum elect to remove the asset representations reviewer without cause and appoint a successor, the successor asset representations reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Resignation of Asset Representations Reviewer

The asset representations reviewer may at any time resign by giving written notice to the other parties to the PSA. In addition, the asset representations reviewer will at all times be, and will be required to resign if it fails to be, an Eligible Asset Representations Reviewer by giving written notice to the other parties. Upon such notice of resignation, the depositor is required to promptly appoint a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. No resignation of the asset representations reviewer will be effective until a successor asset representations reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor asset representations reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning asset representations reviewer may petition any court of competent jurisdiction for the appointment of a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. The resigning asset representations reviewer must pay all costs and expenses associated with the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the asset representations reviewer, and the asset representations reviewer will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses”.

Limitation on Liability of the Risk Retention Consultation Party

The Risk Retention Consultation Party in its capacity as the Risk Retention Consultation Party will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Risk Retention Consultation Party:

(1)   may have special relationships and interests that conflict with those of holders of one or more classes of certificates other than the holder of the VRR Interest related to the Risk Retention Consultation Party;

(2)   may act solely in the interests of the applicable holder of the VRR Interest;

(3)   does not have any liability or duties to the holders of any class of classes of certificates other than the holder of the VRR Interest related to the Risk Retention Consultation Party;

(4)   may take actions that favor the interests of the holders of one or more classes of certificates including the VRR Interest over the interests of the holders of one or more other classes of certificates; and

(5)   will have no liability whatsoever for having so acted as set forth in (1) – (4) above, and no Certificateholder (other than the holder of the VRR Interest related to the Risk Retention Consultation Party) may take any action whatsoever against the applicable Risk Retention Consultation Party or any director, officer, employee, agent or principal of the Risk Retention Consultation Party for having so acted.

The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the recommendation of the Risk Retention Consultation Party, which does not violate the terms of any Mortgage Loan, any law, the Servicing Standard or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of the master servicer or special servicer.

Replacement of the Special Servicer Without Cause

Except as limited by certain conditions described below and subject to the rights of the holder of any related Companion Loan under the related Intercreditor Agreement, the special servicer may generally be replaced, for so long as no Control Termination Event is continuing, at any time and without cause, by the Directing Holder so long as, among other things, the Directing Holder appoints a replacement special servicer that meets the requirements of the PSA, including that the trustee and the certificate administrator receive a Rating Agency Confirmation from each Rating Agency and a comparable confirmation from each NRSRO that has been engaged to rate any securities backed, in whole or in part, by a Pari Passu Companion Loan and that such replacement special servicer may not be the asset representations reviewer or any of its affiliates. The reasonable fees of any such termination incurred by the Trust Directing Holder will be paid by the Controlling Class Certificateholders, and in the case of any Loan-Specific Directing Holder, by such Loan-Specific Directing Holder.

Notwithstanding anything to the contrary described in this section, prior to the related Servicing Shift Securitization Date, no one except for the Loan-Specific Directing Holder will be permitted to replace the special servicer with respect to any Servicing Shift Whole Loan.

If at any time a Control Termination Event is continuing, the holders of the Principal Balance Certificates and the VRR Interest may generally replace the special servicer without cause, as described in this paragraph. Upon (i) the written direction of holders of Principal Balance Certificates and the VRR Interest evidencing not less than 25% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances) of the Principal Balance Certificates and the VRR Interest requesting a vote to replace the special servicer (other than with respect to a Non-Serviced Whole Loan and any Servicing Shift Whole Loan) with a new special servicer, (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses (including any legal fees and any Rating Agency fees and expenses) to be incurred by the certificate administrator in connection with administering such vote (which fees and expenses will not be additional trust fund expenses), and (iii) delivery by such holders to the certificate administrator and the trustee of Rating Agency Confirmation from each Rating Agency and a comparable confirmation from each NRSRO that has been engaged to rate any securities backed, in whole or in part, by a Pari Passu Companion Loan (such Rating Agency Confirmation will be obtained at the expense of those holders of certificates requesting such vote), the certificate administrator will be required to promptly notify the special servicer by e-mail and post notice of such request on the certificate administrator’s website and concurrently provide written notice of such request by mail and conduct the solicitation of votes of all Voting Rights in such regard, which such vote must occur within 180 days of the posting of such notice. Upon the written direction of (i) holders of Principal Balance Certificates and the VRR Interest evidencing at least 66-2/3% of a Certificateholder Quorum or (ii) holders of Principal Balance Certificates and the VRR Interest evidencing more than 50% of the aggregate Voting Rights of each Class of Non-Reduced Certificates on an aggregate basis, the trustee will be required to terminate all of the rights and obligations of the special servicer (other than with respect to a Non-Serviced Whole Loan and any Servicing Shift Whole Loan) under the PSA and appoint the successor special servicer (which must be a Qualified Replacement Special Servicer) designated by such Certificateholders; provided that such successor special servicer is a Qualified Replacement Special Servicer, subject to indemnification, right to outstanding fees, reimbursement of Advances and other rights set forth in the PSA, which survive such termination.

A “Certificateholder Quorum” means, in connection with any solicitation of votes in connection with the replacement of the special servicer or the asset representations reviewer described above, the holders of Certificates evidencing at least 50% of the aggregate Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances, except in the case of the termination of the asset representations reviewer, of the certificates) of all Principal Balance Certificates and the VRR Interest on an aggregate basis.

“Non-Reduced Certificates” means, as of any date of determination, any Class of Principal Balance Certificates or VRR Interest then-outstanding for which (a)(1) the initial Certificate Balance of such class of certificates minus (2) the sum (without duplication) of (x) the aggregate payments of principal (whether as principal prepayments or otherwise) distributed to the Certificateholders of such class of certificates as of such date of determination, (y) any Appraisal Reduction Amounts allocated to such class of certificates and (z) any Realized Losses or VRR Realized Losses, as applicable, previously allocated to such class of certificates, is equal to or greater than (b) 25% of the remainder of (1) the initial Certificate Balance of such class of certificates less (2) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the Certificateholders of such class of certificates as of such date of determination.

A “Qualified Replacement Special Servicer” is a replacement special servicer that (i) satisfies all of the eligibility requirements applicable to special servicers in the PSA, (ii) is not the operating advisor, the asset representations reviewer or an affiliate of the operating advisor or the asset representations reviewer, (iii) is not obligated to pay the operating advisor (x) any fees or otherwise compensate the operating advisor in respect of its obligations under the PSA, or (y) for the appointment of the successor special servicer or the recommendation by the operating advisor for the replacement special servicer to become the special servicer, (iv) is not entitled to receive any compensation from the operating advisor other than compensation that is not material and is unrelated to the operating advisor’s recommendation that such party be appointed as the replacement special servicer, (v) is not entitled to receive any fee from the operating advisor for its appointment as successor special servicer, in each case, unless expressly approved by 100% of the Certificateholders, (vi) currently has a special servicer rating of at least “CSS3” from Fitch, (vii) (a) has been appointed and currently serves as a special servicer on a “transaction level” basis on a CMBS transaction currently rated by Moody’s that currently has securities outstanding and (b) is not a special servicer that has been publicly cited by Moody’s as having servicing concerns as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities rated by Moody’s in a CMBS transaction serviced by the applicable replacement special servicer prior to the time of determination and (viii) is not a special servicer that has been publicly cited by KBRA as having servicing concerns as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination.

In any case, the trustee will notify the outgoing special servicer promptly of the effective date of its termination. Any replacement special servicer recommended by the operating advisor must be a Qualified Replacement Special Servicer.

Notwithstanding the foregoing, if the special servicer obtains knowledge that it is a Borrower Party with respect to any Serviced Mortgage Loan and any related Serviced Companion Loan (any such Serviced Mortgage Loan and any related Serviced Companion Loan, a “Excluded Special Servicer Mortgage Loan”), the special servicer will be required to resign as special servicer of that Excluded Special Servicer Mortgage Loan.

In the event the special servicer is required to resign as special servicer with respect to any Excluded Special Servicer Mortgage Loan because it obtains knowledge that it is a Borrower Party other than during the continuance of a Control Termination Event, then (i) if the Excluded Special Servicer Mortgage Loan is not also an Excluded Loan, the Trust Directing Holder will be entitled to appoint (and replace with or without cause) a successor special servicer that is not a Borrower Party in accordance with the terms of the PSA (the “Excluded Special Servicer”) for the Excluded Special Servicer Mortgage Loan, (ii) if the Excluded Special Servicer Mortgage Loan is also an Excluded Loan, the largest Controlling Class Certificateholder (by Certificate Balance) that is not an Excluded Controlling Class Holder will be entitled to appoint (and replace with or without cause) the Excluded Special Servicer for the Excluded Special Servicer Mortgage Loan, and (iii) if there is no Controlling Class Certificateholder that is not an Excluded Controlling Class Holder, the resigning special servicer will be required to use reasonable efforts to appoint the Excluded Special Servicer for the Excluded Special Servicer Mortgage Loan. In the event the special servicer is required to resign as special servicer with respect to any Excluded Special Servicer Mortgage Loan because it obtains knowledge that it is a Borrower Party and either (i) a Control Termination Event is continuing or (ii) there is no Controlling Class Certificateholder that is not an Excluded Controlling Class Holder, then the resigning special servicer will be required to use reasonable efforts to appoint the Excluded Special Servicer for the Excluded Special Servicer Mortgage Loan. The special servicer will not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer.

If at any time a special servicer is no longer a Borrower Party with respect to an Excluded Special Servicer Mortgage Loan, (1) the related Excluded Special Servicer will be required to resign, (2) the related Mortgage Loan will no longer be an Excluded Special Servicer Mortgage Loan, (3) such special servicer will become the special servicer again for the such related Mortgage Loan and (4) such special servicer will be entitled all special servicing compensation with respect to such Mortgage Loan earned during such time on and after such Mortgage Loan is no longer an Excluded Special Servicer Mortgage Loan.

The Excluded Special Servicer will be required to perform all of the obligations of the special servicer for the related Excluded Special Servicer Mortgage Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Mortgage Loan earned during such time as the related Mortgage Loan is an Excluded Special Servicer Mortgage Loan (provided that the special servicer will remain entitled to all other special servicing compensation with respect all Mortgage Loans and Serviced Whole Loan which are not Excluded Special Servicer Mortgage Loans).

No appointment of a special servicer will be effective until the depositor has filed any required Exchange Act filings related to the removal and replacement of the special servicer.

Notwithstanding the foregoing, the Certificateholders’ direction to replace a special servicer will not apply to any Serviced AB Whole Loan unless a Control Appraisal Period has occurred and is continuing with respect to such Serviced AB Whole Loan under the related Intercreditor Agreement. The related Serviced Subordinate Companion Loan holder will have the right, prior to the occurrence and continuance of a Control Appraisal Period to replace the special servicer solely with respect to such Serviced AB Whole Loan. See “Description of the Mortgage Pool—The Whole Loans”.

With respect to each Non-Serviced Whole Loan, the related Non-Serviced Special Servicer may be removed, and a successor special servicer appointed at any time by the directing holder or analogous party appointed under the related Non-Serviced PSA (and not by the Trust Directing Holder) to the extent set forth in the related Non-Serviced PSA and the related Intercreditor Agreement for such Non-Serviced Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote

If at any time the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard and (2) the replacement of the special servicer would be in the best interests of the Certificateholders as a collective whole, then the operating advisor will have the right to recommend the replacement of the special servicer. In such event, the operating advisor will be required to deliver to the trustee and the certificate administrator, with a copy to the special servicer, a written report detailing the reasons supporting its recommendation (along with relevant information justifying its recommendation) and recommending a suggested replacement special servicer (which must be a Qualified Replacement Special Servicer). The certificate administrator will be required to notify each Certificateholder of the recommendation and post the related report on the certificate administrator’s internet website, and to conduct the solicitation of votes with respect to such recommendation. Approval by the Certificateholders of such Qualified Replacement Special Servicer will not preclude the Directing Holder from appointing a replacement, so long as such replacement is a Qualified Replacement Special Servicer and is not the originally replaced special servicer or its affiliate.

The operating advisor’s recommendation to replace the special servicer must be confirmed within 180 days after the notice is posted to the certificate administrator’s website by an affirmative vote of holders of Principal Balance Certificates and the VRR Interest representing a majority of the aggregate outstanding Certificate Balance of all Principal Balance Certificates and the VRR Interest whose holders voted on the matter; provided that holders of Principal Balance Certificates and the VRR Interest that so voted on the matter (i) hold Principal Balance Certificates and VRR Interest representing at least 20% of the outstanding Certificate Balance of all Principal Balance Certificates and the VRR Interest on an aggregate basis (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the respective Certificate Balances), and (ii) consist of at least three Certificateholders or Certificate Owners that are not Risk Retention Affiliated with each other.

In the event the holders of the Principal Balance Certificates and the VRR Interest elect to remove and replace the special servicer as described above (which requisite affirmative votes must be received within 180 days of the posting of the notice of the operating advisor’s recommendation to replace the special servicer to the certificate administrator’s website), the certificate administrator will be required to receive a Rating Agency Confirmation from each of the Rating Agencies and a comparable confirmation from each NRSRO that has been engaged to rate any securities backed, in whole or in part, by a Serviced Companion Loan at that time. In the event the certificate administrator receives a Rating Agency Confirmation from each of the Rating Agencies (and the successor special servicer agrees to be bound by the terms of the PSA), the trustee will then be required to terminate all of the rights and obligations of the special servicer under the PSA and to appoint the successor special servicer approved by such Certificateholders, provided that such successor special servicer is a Qualified Replacement Special Servicer, subject to the terminated special servicer’s rights to indemnification, payment of outstanding fees, reimbursement of Advances and other rights set forth in the PSA that survive termination. The reasonable out-of-pocket costs and expenses (including reasonable legal fees and expenses of outside counsel) associated with obtaining such Rating Agency Confirmations and administering the vote of the applicable holders of the certificates and the operating advisor’s identification of a Qualified Replacement Special Servicer will be an additional trust fund expense.

In any case, the trustee will notify the outgoing special servicer promptly of the effective date of its termination. Any replacement special servicer recommended by the operating advisor must be a Qualified Replacement Special Servicer.

In the event the special servicer is terminated as a result of the recommendation of the operating advisor described in this “—Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”, the Directing Holder may not subsequently reappoint as special servicer such terminated special servicer or any Risk Retention Affiliate of such terminated special servicer.

No appointment of the special servicer will be effective until the depositor or the depositor for the securitization of a Companion Loan has filed any required Exchange Act filings related to the removal and replacement of the special servicer.

With respect to any Non-Serviced Whole Loan, the related Non-Serviced Special Servicer may be removed, and a successor special servicer appointed at any time by the related directing holder or analogous party appointed under the related Non-Serviced PSA (and not by the Trust Directing Holder) to the extent set forth in the related Non-Serviced PSA and the related Intercreditor Agreement for such Non-Serviced Whole Loans. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

Termination of the Master Servicer and the Special Servicer for Cause

Servicer Termination Events

A “Servicer Termination Event” under the PSA with respect to the master servicer or the special servicer, as the case may be, will include, without limitation:

(a)   with respect to the master servicer only, any failure by the master servicer (i) to make a required deposit to the Collection Account or to the separate custodial account for any Serviced Whole Loan on the day such deposit was first required to be made, which failure is not remedied within one business day, (ii) to deposit into, or remit to the certificate administrator for deposit into, the Distribution Account any amount required to be so deposited or remitted (including any required P&I Advance, unless the master servicer determines that such P&I Advance would be non-recoverable), which failure is not remedied by 11:00 a.m. (New York City time) on the relevant Distribution Date (provided, however, that to the extent the master servicer does not timely make such remittances to the certificate administrator, the master servicer will be required to pay the certificate administrator for the account of the certificate administrator interest on any amount not timely remitted at the Reimbursement Rate from and including the applicable required remittance date to, but not including, the date such remittance is actually made) or (iii) to remit to any holder of a Serviced Companion Loan, as and when required by the PSA or the related intercreditor agreement, any amount required to be so remitted which failure continues for one business day;

(b)   with respect to the special servicer only, any failure by the special servicer to deposit into the REO Account on the day such deposit is required to be made and such failure continues unremedied for one business day, or to remit to the master servicer for deposit in the Collection Account (or, in the case of a Serviced Whole Loan, the related custodial account) any such remittance required to be made, under the PSA; provided, however, that the failure of the special servicer to remit such remittance to the master servicer will not be a Servicer Termination Event if such failure is remedied within two business days and if the special servicer has compensated the master servicer for any loss of income (at the Reimbursement Rate) on such amount suffered by the master servicer due to and caused by the late remittance of the special servicer and reimbursed the issuing entity for any resulting advance interest due to the master servicer;

(c)   any failure by the master servicer or the special servicer duly to observe or perform in any material respect any of its other covenants or obligations under the PSA, which failure continues unremedied for 30 days (or 15 days in the case of the master servicer’s failure to make a Servicing Advance or 45 days in the case of failure to pay the premium for any insurance policy required to be force placed by the master servicer or the special servicer, as the case may be, pursuant to the PSA or in any event such reasonable shorter period of time as is necessary to avoid the commencement of foreclosure proceedings for any lien relating to unpaid real estate taxes or assessments or a lapse in any required insurance coverage) after written notice of the failure has been given to the master servicer or the special servicer, as the case may be, by any other party to the PSA, by the certificateholders of any class issued by the issuing entity, evidencing percentage interest aggregating not less than 25% of such class or by such holder of a Serviced Companion Loan, if affected; provided that, if such failure is capable of being cured and the master servicer or the special servicer, as applicable, is diligently pursuing that cure, that 15-, 30- or 45-day period, as applicable, will be extended an additional 30 days;

(d)   any breach on the part of the master servicer or the special servicer of any representation or warranty in the PSA which materially and adversely affects the interests of any Certificateholders or holder of a Serviced Companion Loan and which continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, is given to the master servicer or the special servicer, as the case may be, by any other party to the PSA, or to the master servicer, the special servicer, the depositor and the trustee by the holders of certificates of any class issued by the issuing entity, evidencing percentage interests aggregating not less than 25% of such class or by such holder of a Serviced Companion Loan, if affected; provided that, if such breach is capable of being cured and the master servicer or special servicer, as applicable, is diligently pursuing that cure, that 30-day period will be extended an additional 30 days;

(e)   certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the master servicer or the special servicer, as applicable, and certain actions by or on behalf of the master servicer or the special servicer indicating its insolvency or inability to pay its obligations;

(f)    the master servicer or the special servicer is no longer rated at least “CMS3” or “CSS3”, respectively, by Fitch and such master servicer or special servicer is not reinstated to at least that rating within 60 days of the delisting;

(g)   either of Moody’s or KBRA (or, in the case of serviced companion loan securities, any companion loan rating agency) (i) has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates or one or more classes of serviced companion loan securities, or (ii) has placed one or more classes of certificates or one or more classes of serviced companion loan securities on “watch status” in contemplation of a ratings downgrade or withdrawal (and in the case of clause (i) and (ii), such action has not been withdrawn by Moody’s or KBRA (or, in the case of serviced companion loan securities, any companion loan rating agency) within 60 days of such event) and, in the case of either of clauses (i) or (ii), publicly citing servicing concerns with the master servicer or the special servicer, as the case may be, as the sole or a material factor in such rating action; or

(h)   so long as the issuing entity is subject to Exchange Act reporting requirements, any failure by the master servicer or special servicer, as applicable, to deliver to the trustee and the certificate administrator (i) an annual certification regarding such servicer’s compliance with the terms of the PSA, as well as an assessment of compliance with certain servicing criteria and an accountant’s attestation report with respect to such assessment by the time required under the PSA after any applicable grace period or (ii) any Exchange Act reporting items that a primary servicer, sub-servicer or servicing function participant (such entity, the “Sub-Servicing Entity”) retained by the master servicer or special servicer, as applicable (but excluding any Sub-Servicing Entity which the master servicer or special servicer has been directed to retain by a sponsor or mortgage loan seller) is required to deliver (any Sub-Servicing Entity will be terminated if it defaults in accordance with the provision of this clause (h)).

Rights Upon Servicer Termination Event

If a Servicer Termination Event with respect to the master servicer or the special servicer, as applicable, is continuing, then the trustee may, and at the written direction of (1) the holders of certificates evidencing at least 25% of the aggregate Voting Rights in the case of the master servicer, (2) in the case of the special servicer, for so long as no Control Termination Event has occurred and is continuing, the Directing Holder, and (3) the depositor (with respect to clause (i) of the definition of “Servicer Termination Event”), the trustee will be required to, terminate all of the rights (other than certain rights to indemnification, compensation and (in certain limited circumstances) the excess servicing strip as provided in the PSA) and obligations of the master servicer as master servicer or the special servicer as special servicer, as the case may be, under the PSA. In the case of a Servicer Termination Event pursuant to clause (f) or(g) of the definition thereof, the certificate administrator will be required to notify Certificateholders and Serviced Companion Loan Holders of such Servicer Termination Event and request whether such Certificateholders and, if applicable, the Serviced Companion Loan Holders favor such termination. Notwithstanding the foregoing, upon any termination of the master servicer or the special servicer, as applicable, under the PSA, the master servicer or the special servicer, as applicable, will continue to be entitled to rights in respect of indemnification and to receive all accrued and unpaid servicing compensation through the date of termination plus reimbursement for all Advances and interest thereon as provided in the PSA.

Notwithstanding the foregoing, (a) if a Servicer Termination Event with respect to the master servicer affects a Serviced Companion Loan or the holder thereof and the master servicer is not otherwise terminated or (b) if a nationally recognized statistical rating organization (“NRSRO”), as that term is defined in Section 3(a)(62) of the Exchange Act, engaged to rate any class of certificates backed, wholly or partially, by any Serviced Companion Loan qualifies, downgrades or withdraws its rating of such class of certificates, publicly citing servicing concerns with the master servicer as the sole or a material factor in such rating action, then the holder of such Serviced Companion Loan will be entitled to request that the trustee direct the master servicer to appoint a sub-servicer (or if the related Serviced Whole Loan is currently being sub-serviced, then the trustee may direct the master servicer to replace such sub-servicer with a new sub-servicer but only if such original sub-servicer is in default (beyond any applicable cure periods) under the related sub-servicing agreement) that will be responsible for servicing the related Serviced Whole Loan; provided that the trustee will be required to direct the master servicer to obtain a Rating Agency Confirmation (including a Rating Agency Confirmation with respect to any companion loan securities)(at the expense of the requesting party) with respect to the appointment of such sub-servicer.

Notwithstanding the foregoing, (a) if a Servicer Termination Event with respect to the special servicer affects a Serviced Companion Loan and the special servicer is not otherwise terminated or (b) if an NRSRO engaged to rate any class of certificates backed, wholly or partially, by any Serviced Companion Loan qualifies, downgrades or withdraws its rating of such class of certificates, publicly citing servicing concerns with the special servicer as the sole or a material factor in such rating action, then the holder of such Serviced Companion Loan will be entitled to direct that the trustee terminate the special servicer with respect to the related Serviced Whole Loan only, but no other Mortgage Loan.

On and after the date of termination following a Servicer Termination Event by the master servicer or the special servicer, the trustee will succeed to all authority and power of the master servicer or the special servicer, as applicable, under the PSA (and any sub-servicing agreements) and generally will be entitled to the compensation arrangements to which the master servicer or the special servicer, as applicable, would have been entitled. If the trustee is unwilling or unable so to act, or holders of certificates evidencing at least (i) 25% of the aggregate Voting Rights in the case of the master servicer, and (ii) 25% of the aggregate Voting Rights in the case of the special servicer (or, for so long as no Control Termination Event is continuing, the Directing Holder) so request, or, with respect to a Serviced Whole Loan, if an affected Serviced Companion Loan noteholder so requests, or if the trustee is not an “approved” servicer by any of the rating agencies for mortgage pools similar to the one held by the issuing entity, the trustee must appoint, or petition a court of competent jurisdiction for the appointment of, a mortgage loan servicing institution that, for so long as no Control Termination Event is continuing, has been approved by the Directing Holder (which approval may not be unreasonably withheld in the case of the appointment of a successor master servicer) to act as successor to the master servicer or the special servicer, as applicable, under the PSA; provided that the trustee must obtain a Rating Agency Confirmation (including a Rating Agency Confirmation with respect to any companion loan securities). Pending such appointment, the trustee is obligated to act in such capacity unless the trustee is prohibited by law from so acting. The trustee and any such successor may agree upon the servicing compensation to be paid; provided that no such compensation may be in excess of that permitted to the terminated master servicer or special servicer, provided, further, that if no successor can be obtained to perform the obligations of the terminated master servicer or special servicer, additional amounts may be paid to such successor and such amounts in excess of that permitted the terminated master servicer or special servicer will be treated as Realized Losses and VRR Realized Losses. All reasonable costs and expenses of the trustee (including the cost of obtaining a Rating Agency Confirmation and any applicable indemnity) or the successor master servicer or successor special servicer incurred in connection with transferring the mortgage files to the successor master servicer or special servicer and amending the PSA to reflect such succession are required to be paid by the predecessor master servicer or the special servicer, as applicable, upon presentation of reasonable documentation of such costs and expenses. If the predecessor master servicer or special servicer (as the case may be) has not reimbursed the trustee or the successor master servicer or special servicer for such expenses within 90 days after the presentation of reasonable documentation, such expense is required to be reimbursed by the issuing entity; provided that the terminated master servicer or special servicer will not thereby be relieved of its liability for such expenses.

Other than with respect to any rights to deliver a Certificateholder Repurchase Request and exercise of rights described under “—Dispute Resolution Provisions”, no Certificateholder will have any right under the PSA to institute any proceeding with respect to the PSA, the certificates or the Mortgage Loans, unless, with respect to the PSA, such holder previously has given to the trustee a written notice of a default under the PSA, and of the continuance thereof, and unless (except in the case of a default by the trustee) the holders of certificates of any class affected thereby evidencing percentage interests of at least 25% of such class, as applicable, have made written request of the trustee to institute such proceeding in its capacity as trustee under the PSA and have offered to the trustee such security or indemnity reasonably satisfactory to it as it may require against the costs, expenses and liabilities to be incurred therein or thereby, and the trustee, for 60 days after its receipt of such notice, request and offer of security or indemnity, failed or refused to institute such proceeding.

Neither the trustee nor the certificate administrator will have any obligation to make any investigation of matters arising under the PSA or to institute, conduct or defend any litigation under the PSA or in relation to it at the request, order or direction of any of the holders of certificates, unless holders of certificates entitled to greater than 25% of the percentage interest of each affected class direct the trustee to do so and such holders of certificates have offered to the trustee or the certificate administrator, as applicable security or indemnity reasonably satisfactory to the trustee or the certificate administrator, as applicable against the costs, expenses and liabilities which may be incurred in connection with such action.

Notwithstanding the foregoing discussion in this “—Rights Upon Servicer Termination Event” section, if the master servicer is terminated under the circumstances described above because of the occurrence of any of the events described in clause (f) or (g) of the definition of “Servicer Termination Event”, the master servicer will have the right, at its expense, to sell its master servicing rights with respect to the Mortgage Loans to a successor master servicer in connection with whose appointment a Rating Agency Confirmation (including a Rating Agency Confirmation with respect to any companion loan securities) has been provided, in accordance with the terms set forth in the PSA, including that any successor master servicer fulfill the ratings requirements for successor master servicer set forth in the PSA.

In addition, the depositor may direct the trustee to terminate the master servicer upon 5 business days’ written notice if the master servicer fails to comply with certain of its Exchange Act reporting obligations under the PSA (subject to any applicable grace period).

Waiver of Servicer Termination Event

A Servicer Termination Event may be waived by the Certificateholders evidencing not less than 66-2/3% of the aggregate Voting Rights of the certificates (and each Serviced Companion Loan noteholder adversely affected by such Servicer Termination Event), except (a) a Servicer Termination Event under clause (i) of the definition of “Servicer Termination Events” may be waived only with the consent of the depositor and each affected depositor under a Non-Serviced PSA and (b) a default in making any required deposits to or payments from the Collection Account, any Serviced Whole Loan Custodial Account or the Lower-Tier REMIC Distribution Account or in remitting payments as received, in each case in accordance with the PSA.

Resignation of the Master Servicer and Special Servicer

The PSA permits the master servicer and the special servicer to resign from their respective obligations only upon (a) the appointment of, and the acceptance of the appointment by, a successor and receipt by the certificate administrator and the trustee of a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Serviced Companion Loan (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation required under the PSA may be considered satisfied with respect to the certificates as described in this prospectus); and, as to the special servicer only, for so long as no Control Termination Event is continuing, the approval of such successor by the Directing Holder, which approval in each case will not be unreasonably withheld or delayed or (b) a determination that their respective obligations are no longer permissible with respect to the master servicer or the special servicer, as the case may be, under applicable law or are in material conflict by reason of applicable law with any other activities carried on by it. In the event that the master servicer or special servicer resigns as a result of the determination that their respective obligations are no longer permissible under applicable law or are in material conflict by reason of applicable law with any other activities carried on by it, the trustee will then succeed to all of the responsibilities, duties and liabilities of the resigning party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may appoint, or petition a court of competent jurisdiction to appoint, a loan servicing institution or other entity, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies.

No resignation will become effective until the trustee or other successor has assumed the obligations and duties of the resigning master servicer or special servicer, as the case may be, under the PSA. Further, the resigning master servicer or special servicer, as the case may be, must pay all costs and expenses associated with the transfer of its duties. Other than as described under “—Termination of the Master Servicer and the Special Servicer for Cause—Servicer Termination Events” above, in no event will the master servicer or the special servicer have the right to appoint any successor master servicer or special servicer if such master servicer or special servicer, as applicable, is terminated or removed pursuant to the PSA. In addition, the PSA will prohibit the appointment of the asset representations reviewer, the operating advisor or one of their respective affiliates as successor to the master servicer or the special servicer.

Resignation of Master Servicer, Trustee, Certificate Administrator, Operating Advisor or Asset Representations Reviewer Upon Prohibited Risk Retention Affiliation

Under the Credit Risk Retention Rule, the Retaining Third-Party Purchaser is prohibited from being Risk Retention Affiliated with, among other persons, the master servicer, the trustee, the certificate administrator, the operating advisor or the asset representations reviewer. As long as the prohibition exists, upon the occurrence of (i) a servicing officer of the master servicer or a responsible officer of the certificate administrator or the trustee, as applicable, obtaining actual knowledge that the master servicer, the certificate administrator or the trustee, as applicable, is or has become Risk Retention Affiliated with or a Risk Retention Affiliate of the Retaining Third-Party Purchaser (in such case, an “Impermissible TPP Affiliate”), (ii) the master servicer, certificate administrator or the trustee receiving written notice by any other party to the PSA, the Retaining Third-Party Purchaser, the sponsor or any underwriter or initial purchaser that the master servicer, certificate administrator or the trustee, as applicable, is or has become an Impermissible TPP Affiliate, or (iii) the operating advisor or the asset representations reviewer obtaining actual knowledge that it is or has become a Risk Retention Affiliate of the Retaining Third-Party Purchaser or any other party to the PSA (in such case, an “Impermissible Operating Advisor Affiliate” and “Impermissible Asset Representations Reviewer Affiliate”, respectively; and either of an Impermissible

TPP Affiliate, an Impermissible Operating Advisor Affiliate and an Impermissible Asset Representations Reviewer Affiliate being an “Impermissible Risk Retention Affiliate”), such Impermissible Risk Retention Affiliate is required to promptly notify the Sponsor and the other parties to the PSA and resign in accordance with the terms of the PSA. The resigning Impermissible Risk Retention Affiliate will be required to bear all reasonable out-of-pocket costs and expenses of each other party to the PSA, the issuing entity and each Rating Agency in connection with such resignation as and to the extent required under the PSA; provided, however, if the affiliation causing an Impermissible Risk Retention Affiliate is the result of the Retaining Third-Party Purchaser acquiring an interest in such Impermissible Risk Retention Affiliate or an affiliate of such Impermissible Risk Retention Affiliate, then such costs and expenses will be an expense of the issuing entity.

Limitation on Liability; Indemnification

The PSA will provide that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be under any liability to the issuing entity, Certificateholders or holders of the related Companion Loan, or any third party beneficiary, as applicable, for any action taken, or not taken, in good faith pursuant to the PSA or for errors in judgment; provided, however, that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or similar person will be protected against any breach of a representation or warranty made by such party, as applicable, in the PSA or any liability that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of obligations or duties under the PSA or by reason of negligent disregard of such obligations and duties. The PSA will also provide that the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer and their respective affiliates and any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be entitled to indemnification by the issuing entity against any claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and other costs, liabilities, fees and expenses incurred in connection with any legal action or claim that relates to the PSA (including any such fees and costs relating to enforcing this indemnity), the Mortgage Loans, any related Companion Loan or the certificates; provided, however, that the indemnification will not extend to any loss, liability or expense incurred in connection with any breach of a representation or warranty made by such party, as applicable, in the PSA or incurred by reason of willful misconduct, bad faith or negligence in the performance of obligations or duties under the PSA, by reason of negligent disregard of such party’s obligations or duties, or in the case of the depositor and any of its partners, shareholders, directors, officers, members, managers, employees and agents, any violation by any of them of any state or federal securities law. In addition, absent actual fraud (as determined by a final non-appealable court order), neither the trustee nor the certificate administrator (including in its capacity as custodian) will be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the trustee or the certificate administrator has been advised of the likelihood of such loss or damage and regardless of the form of action. The PSA will also provide that any related master servicer, depositor, special servicer, operating advisor (or the equivalent), asset representations reviewer, certificate administrator or trustee under the related Non-Serviced PSA with respect to a Non-Serviced Companion Loan and any partner, director, officer, shareholder, member, manager, employee or agent of any of them and each Non-Serviced Securitization Trust will be entitled to indemnification by the issuing entity and held harmless against the issuing entity’s pro rata share of any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with servicing and administration of such Non-Serviced Mortgage Loan and the related non-serviced Mortgaged Property under the related Non-Serviced PSA or the PSA (as and to the same extent the securitization trust formed under the related Non-Serviced PSA is required to indemnify such parties in respect of other Mortgage Loans in the securitization trust formed under the related Non-Serviced PSA pursuant to the terms of the Non-Serviced PSA).

In addition, the PSA will provide that none of the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the depositor or operating advisor will be under any obligation to appear in, prosecute or defend any legal action that (i) is not incidental to its respective responsibilities under the PSA or (ii) in its opinion, may expose it to any expense or liability not reimbursed by the issuing entity. However, each of the master servicer, the special servicer, the depositor and the operating advisor will be permitted, in the exercise of its discretion, to undertake any action that it may deem necessary or desirable with respect to the enforcement and/or protection of the rights and duties of the parties to the PSA and the interests of the Certificateholders (and, in the case of a Serviced Whole Loan, the rights of the Certificateholders and the holders of the related Serviced Companion Loan (as a collective whole), taking into account the subordinate or pari passu nature of such Serviced Companion Loan) under the PSA; provided, however, that if a Serviced Whole Loan and/or the holder of the related Companion Loan are involved, such expenses, costs and liabilities will be payable out of funds related to such Serviced Whole Loan in accordance with the related Intercreditor Agreement and will also be payable out of the other funds in the Collection Account if amounts on deposit with respect to such Serviced Whole Loan are insufficient therefor. If any such expenses, costs or liabilities relate to a Mortgage Loan or Companion Loan, then any subsequent recovery on that Mortgage Loan or Companion Loan, as applicable, will be used to reimburse the issuing entity for any amounts advanced for the payment of such expenses, costs or liabilities. In that event, the legal expenses and costs of the action, and any liability resulting from the action, will be expenses, costs and liabilities of the issuing entity, and the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the depositor, the asset representations reviewer or the operating advisor, as the case may be, will be entitled to be reimbursed out of the Collection Account for the expenses.

Pursuant to the PSA, the master servicer and the special servicer will each be required to maintain a fidelity bond and errors and omissions policy or their equivalent that provides coverage against losses that may be sustained as a result of an officer’s or employee’s misappropriation of funds or errors and omissions, subject to certain limitations as to amount of coverage, deductible amounts, conditions, exclusions and exceptions permitted by the PSA. Notwithstanding the foregoing, the master servicer and the special servicer will be allowed to self-insure with respect to an errors and omission policy and a fidelity bond so long as certain conditions set forth in the PSA are met.

Any person into which the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer may be merged or consolidated, or any person resulting from any merger or consolidation to which the master servicer, the special servicer, the depositor, the operating advisor or the asset representations reviewer is a party, or any person succeeding to the business of the master servicer, the special servicer, the depositor, the operating advisor or the asset representations reviewer, will be the successor of the master servicer, the special servicer, the depositor, the operating advisor or the asset representations reviewer, as the case may be, under the PSA. The master servicer, the special servicer, the operating advisor and the asset representations reviewer may have other normal business relationships with the depositor or the depositor’s affiliates.

The trustee and the certificate administrator make no representations as to the validity or sufficiency of the PSA (other than as to it being a valid obligation of the trustee and the certificate administrator), the certificates, the Mortgage Loans, this prospectus (other than as to the accuracy of the information provided by the trustee and the certificate administrator as set forth above) or any related documents and will not be accountable for the use or application by or on behalf of the master servicer or the special servicer of any funds paid to the master servicer or any special servicer in respect of the certificates or the Mortgage Loans, or any funds deposited into or withdrawn from the Collection Account or any other account by or on behalf of the master servicer or any special servicer. The PSA provides that no provision of such agreement will be construed to relieve the trustee and the certificate administrator from liability for their own negligent action, their own negligent failure to act or their own willful misconduct or bad faith.

The PSA provides that neither the trustee nor the certificate administrator, as applicable, will be liable for an error of judgment made in good faith by a responsible officer of the trustee or the certificate administrator, unless it is proven that the trustee or the certificate administrator, as applicable, was negligent in ascertaining the pertinent facts. In addition, neither the trustee nor the certificate administrator, as applicable, will be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of certificates entitled to greater than 25% of the percentage interest of each affected class, or of the aggregate Voting Rights of the certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the trustee and the certificate administrator, or exercising any trust or power conferred upon the trustee and the certificate administrator, under the PSA (unless a higher percentage of Voting Rights is required for such action).

The trustee and the certificate administrator and any director, officer, employee, representative or agent of the trustee and the certificate administrator, will be entitled to indemnification by the issuing entity, to the extent of amounts held in the Collection Account or the Lower-Tier REMIC Distribution Account from time to time, for any loss, liability, damages, claims or unanticipated expenses (including reasonable attorneys’ fees and expenses) arising out of or incurred by the trustee or the certificate administrator in connection with their participation in the transaction and any act or omission of the trustee or the certificate administrator relating to the exercise and performance of any of the powers and duties of the trustee and the certificate administrator (including in any capacities in which they serve, e.g., paying agent, REMIC administrator, authenticating agent, custodian, certificate registrar and 17g-5 Information Provider) under the PSA. However, the indemnification will not extend to any loss, liability or expense that constitutes a specific liability imposed on the trustee or the certificate administrator pursuant to the PSA, or to any loss, liability or expense incurred by reason of willful misconduct, bad faith or negligence on the part of the trustee or the certificate administrator in the performance of their obligations and duties under the PSA, or by reason of their negligent disregard of those obligations or duties, or as may arise from a breach of any representation or warranty of the trustee or the certificate administrator made in the PSA.

For the avoidance of doubt, with respect to any indemnification provisions in the PSA providing that the issuing entity or a party to the PSA is required to indemnify another party to the PSA for costs, fees and expenses, such costs, fees and expenses are intended to include costs (including, but not limited to, reasonable attorney’s fees and expenses) of the enforcement of such indemnity.

Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA

In the event any party to the PSA receives a request or demand from a Requesting Investor to the effect that a Mortgage Loan should be repurchased or replaced due to a Material Defect, or if the depositor, the master servicer, the special servicer, the trustee, the certificate administrator or the operating advisor (solely in its capacity as operating advisor) determines that a Mortgage Loan should be repurchased or replaced due to a Material Defect, that party to the PSA will be required to promptly forward such request or demand to the master servicer and the special servicer, and the Enforcing Servicer will be required to promptly forward it to each other party to the PSA and the applicable mortgage loan seller. The Enforcing Servicer will be required to enforce the obligations of the mortgage loan sellers under the MLPAs pursuant to the terms of the PSA and the MLPAs. These obligations include (but are not limited to) obligations resulting from a Material Defect. Subject to the provisions of the applicable MLPA relating to the dispute resolutions as described under “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in such form, to such extent and at such time as the master servicer or the special servicer, as applicable, would require were it, in its individual capacity, the owner of the affected Mortgage Loan.

Within 45 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the master servicer (with respect to any non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) will be required to determine whether at that time, based on the Servicing Standard, whether there exists a Material Defect with respect to such Mortgage Loan. If the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) determines that a Material Defect exists, the Enforcing Servicer will be required to enforce the obligations of the applicable mortgage loan seller under the MLPA with respect to such Material Defect as discussed in the preceding paragraph. See “—The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by the master servicer or the special servicer with respect to the enforcement of the obligations of a mortgage loan seller under the applicable MLPA will be deemed to be Servicing Advances, to the extent not recovered from the mortgage loan seller or the Requesting Investor or, to the extent nonrecoverable, trust fund expenses. See “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Certificateholder’s Rights When a Repurchase Request is Initially Delivered By a Certificateholder

In the event an Initial Requesting Certificateholder delivers a written request to a party to the PSA that a Mortgage Loan be repurchased by the applicable mortgage loan seller alleging the existence of a Material Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Certificateholder Repurchase Request”), the receiving party will be required to promptly forward that Certificateholder Repurchase Request to the master servicer and the special servicer, and the Enforcing Servicer will be required to promptly forward that Repurchase Request to the related mortgage loan seller and each other party to the PSA. An “Initial Requesting Certificateholder” is the first Certificateholder or Certificate Owner (in either case, other than the holder of the VRR Interest) to deliver a Certificateholder Repurchase Request as described above with respect to a Mortgage Loan and there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan. Subject to the provisions described below under this heading “—Dispute Resolution Provisions”, the Enforcing Servicer will be the Enforcing Party with respect to the Repurchase Request.

The “Enforcing Servicer” will be (a) with respect to a Specially Serviced Loan, the special servicer, and (b) with respect to a non-Specially Serviced Loan, (i) in the case of a Repurchase Request made by the special servicer, the Trust Directing Holder or a Controlling Class Certificateholder, the master servicer, and (ii) in the case of a Repurchase Request made by any person other than the special servicer, the Trust Directing Holder or a Controlling Class Certificateholder, (A) prior to a Resolution Failure relating to such non-Specially Serviced Loan, the master servicer (provided that the consent of the special servicer will be required with respect to any Qualified Substitute Mortgage Loan), and (B) from and after a Resolution Failure relating to such non-Specially Serviced Loan, the special servicer.

An “Enforcing Party” is the person obligated to or that elects pursuant to the terms of the PSA to enforce the rights of the issuing entity against the related mortgage loan seller with respect to the Repurchase Request.

Repurchase Request Delivered by a Party to the PSA

In the event that the depositor, the master servicer, the special servicer, the trustee, the certificate administrator or the operating advisor (solely in its capacity as operating advisor) has knowledge of a Material Defect with respect to a Mortgage Loan, that party will be required to deliver prompt written notice of such Material Defect to the master servicer and the special servicer, and the Enforcing Servicer will be required to promptly forward to each other party to the PSA and the related mortgage loan seller, identifying the applicable Mortgage Loan and setting forth the basis for such allegation (a “PSA Party Repurchase Request” and, each of a Certificateholder Repurchase Request or a PSA Party Repurchase Request, a “Repurchase Request”). The Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the issuing entity against the related mortgage loan seller with respect to the PSA Party Repurchase Request. However, if a Resolution Failure occurs with respect to the PSA Party Repurchase Request, the provisions described below under “—Resolution of a Repurchase Request” will apply.

Resolution of a Repurchase Request

In the event the Repurchase Request is not Resolved within 180 days after the mortgage loan seller receives the Repurchase Request as described in “—Certificateholder’s Rights When a Repurchase Request is Initially Delivered By a Certificateholder” or “—Repurchase Request Delivered by a Party to

the PSA” above, a “Resolution Failure” will be deemed to have occurred. Receipt of the Repurchase Request will be deemed to occur two business days after the Repurchase Request is sent to the related mortgage loan seller. “Resolved” means, with respect to a Repurchase Request, (i) that the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related MLPA, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related MLPA, (iv) the applicable mortgage loan seller made the Loss of Value Payment, (v) a contractually binding agreement is entered into between the Enforcing Servicer, on behalf of the issuing entity, and the related mortgage loan seller that settles the related mortgage loan seller’s obligations under the related MLPA, or (vi) the related Mortgage Loan is no longer property of the issuing entity as a result of a sale or other disposition in accordance with the PSA. In the event a Repurchase Request is Resolved in a manner contemplated by clause (v) of the definition thereof, in the event the Enforcing Servicer determines in its reasonable judgment that such a contractually binding agreement to be entered into between the Enforcing Servicer, on behalf of the issuing entity, and the related mortgage loan seller could reasonably be expected to result in losses or other shortfalls on or in respect of the related Mortgage Loan directly attributable to the contractually binding agreement, then the Enforcing Servicer will be required to, prior to the occurrence of a Control Termination Event, obtain the consent of the Directing Holder before entering into such contractually binding agreement; provided, however, no such consent will be required (i) if the related Mortgage Loan is an Excluded Loan with regard to the Directing Holder, or (ii) if no such determination is made by the Enforcing Servicer.

Within 2 business days after a Resolution Failure occurs with respect to a PSA Party Repurchase Request made by any party other than the special servicer or a Certificateholder Repurchase Request made by any Certificateholder other than the Trust Directing Holder or a Controlling Class Certificateholder, in each case, related to a non-Specially Serviced Loan, the master servicer will be required to send a written notice (a “Master Servicer Proposed Course of Action Notice”) to the special servicer, indicating the master servicer’s analysis and recommended course of action with respect to such Repurchase Request, along with the servicing file and all information, documents (but excluding the original documents constituting the mortgage file) and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to such non-Specially Serviced Loan and, if applicable, the related Serviced Companion Loan, either in the master servicer’s possession or otherwise reasonably available to the master servicer, and reasonably requested by the special servicer to enable it to assume its duties under the PSA to the extent set forth in the PSA for such non-Specially Serviced Loan. Upon receipt of such Master Servicer Proposed Course of Action Notice and such servicing file, the special servicer will become the Enforcing Servicer with respect to such Repurchase Request.

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder or by a party to the PSA), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, to the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the certificate administrator, who will make such notice available to all other Certificateholders and Certificate Owners (by posting such notice on the certificate administrator’s website) indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request (the “Proposed Course of Action”). If the master servicer is the Enforcing Servicer, the master servicer may (but will not be obligated to) consult with the special servicer and (for so long as no Consultation Termination Event is continuing) the Directing Holder regarding any Proposed Course of Action. Such notice will be required to include (a) a request to Certificateholders to indicate their agreement with or dissent from such Proposed Course of Action by clearly marking “agree” or “disagree” to the Proposed Course of Action on such notice within 30 days of the date of such notice and a disclaimer that responses received after such 30-day period will not be taken into consideration, (b) a statement that in the event any Certificateholder disagrees with the Proposed Course of Action, the Enforcing Servicer (either as the Enforcing Party or as the Enforcing Servicer in circumstances where a Certificateholder is acting as the Enforcing Party) will be compelled to follow the course of action agreed to and/or proposed by the majority of the responding Certificateholders that involves referring the matter to mediation or arbitration, as the case may be, (c) a statement that responding Certificateholders will be required to certify their holdings in connection with such response, (d) a statement that only responses clearly marked “agree” or “disagree” with such Proposed Course of Action will be taken into consideration and (e) instructions for responding Certificateholders to send their responses to the applicable Enforcing Servicer and the certificate administrator. The certificate administrator will within three (3) business days after the expiration of the 30-day response period, tabulate the responses received from the Certificateholders and share the results with the Enforcing Servicer. The certificate administrator will only count responses timely received and clearly indicating agreement or dissent with the related Proposed Course of Action and additional verbiage or qualifying language will not be taken into consideration for purposes of determining whether the related Certificateholder agrees or disagrees with the Proposed Course of Action. The certificate administrator will be under no obligation to answer any questions from Certificateholders regarding such Proposed Course of Action. For the avoidance of doubt, the certificate administrator’s obligations in connection with this heading “—Resolution of a Repurchase Request” will be limited solely to tabulating Certificateholder responses of “agree” or “disagree” to the Proposed Course of Action, and such obligation will not be construed to impose any enforcement obligation on the certificate administrator. The Enforcing Servicer may conclusively rely (without investigation) on the certificate administrator’s tabulation of the majority of the responding Certificateholders. If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the applicable mortgage loan seller with respect to the Repurchase Request and the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner wishes to exercise its right to refer the matter to mediation (including nonbinding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the applicable mortgage loan seller with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner does not agree with the dispute resolution method selected by the Enforcing Servicer, then the Initial Requesting Certificateholder, if any, or such other Certificateholder or Certificate Owner may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days from the date the Proposed Course of Action Notice is posted on the certificate administrator’s website (the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation or arbitration. In the event any Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice, and the Enforcing Servicer has also received responses from other Certificateholders or Certificate Owners supporting the Enforcing Servicer’s initial Proposed Course of Action, such responses will be considered Preliminary Dispute Resolution Election Notices supporting the Proposed Course of Action for purposes of determining the course of action proposed by the majority of Certificateholders.

If neither the Initial Requesting Certificateholder, if any, nor any other Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, no Certificateholder or Certificate Owner will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer, as the Enforcing Party, will be the sole party obligated and entitled to determine a course of action, including but not limited to, enforcing the issuing entity’s rights against the related mortgage loan seller, subject to any consent or consultation rights of the Trust Directing Holder.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from (i) the Initial Requesting Certificateholder, if any, or (ii) any other Certificateholder or Certificate Owner (other than the holder of the VRR Interest) (each of clauses (i) and (ii), a “Requesting Certificateholder”), the Enforcing Servicer will be required to consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including nonbinding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request (the “Dispute Resolution Consultation”) so that such Requesting Certificateholder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems to be in accordance with the Servicing Standard relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Requesting Certificateholder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then the Enforcing Servicer will continue to act as the Enforcing Party and remain obligated under the PSA to determine a course of action, including but not limited to, enforcing the rights of the issuing entity with respect to the Repurchase Request and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration.

If a Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Certificateholder will become the Enforcing Party and must promptly submit the matter to mediation (including nonbinding arbitration) or arbitration. If there is more than one Requesting Certificateholder that timely delivers a Final Dispute Resolution Election Notice, then such Requesting Certificateholders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Requesting Certificateholders will be entitled to make all decisions relating to such mediation or arbitration. If, however, no Requesting Certificateholder commences arbitration or mediation pursuant to the terms of the PSA within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of a Requesting Certificateholder to act as the Enforcing Party will terminate and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the PSA and related MLPA; provided, however, that such Material Defect will not be deemed waived with respect to a Requesting Certificateholder, any other Certificateholder or Certificate Owner or the Enforcing Servicer to the extent there is a material change in the facts and circumstances known to such party and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will again become the Enforcing Party and, as such, will be the sole party obligated and entitled to determine a course of action including, but not limited to, enforcing the issuing entity’s rights against the related mortgage loan seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading “—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will remain the Enforcing Party, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Requesting Certificateholder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the issuing entity, will remain a party to any proceedings against the related mortgage loan seller as further described below; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer (in consultation with the Trust Directing Holder for so long as no Consultation Termination Event is continuing), and in accordance with the Servicing Standard. For the avoidance of doubt, the depositor, the mortgage loan sellers and any of their respective affiliates will not be entitled to be an Initial Requesting Certificateholder or a Requesting Certificateholder.

The Requesting Certificateholder is entitled to elect either mediation or arbitration in its sole discretion; however, the Requesting Certificateholder may not elect to then utilize the alternative method in the event that the initial method is unsuccessful.

If (i) a Repurchase Request is made with respect to any Mortgage Loan based on any particular alleged Material Defect, (ii) a Resolution Failure is deemed to occur with respect to such Repurchase Request, and (iii) if either (A) a mediation or arbitration is undertaken with respect to such Repurchase Request or (B) the Certificateholders and Certificate Owners cease to have a right to refer such Repurchase Request to mediation or arbitration, in either case in accordance with the foregoing discussion under this heading “—Resolution of a Repurchase Request,” then no Certificateholder or

Certificate Owner may make any subsequent Repurchase Request with respect to such Mortgage Loan based on the same alleged Material Defect unless there is a material change in the facts and circumstances known to such party.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including nonbinding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the related mortgage loan seller. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney admitted to practice in the State of New York and have at least 15 years of experience in commercial litigation and commercial real estate finance or commercial mortgage-backed securitization matters or other complex commercial transactions.

The expenses of any mediation will be allocated among the parties to the mediation including, if applicable, between the Enforcing Party and the Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the MLPA and PSA, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Requesting Certificateholder is the Enforcing Party, the Requesting Certificateholder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

For the avoidance of doubt, any expenses required to be borne by or allocated to the Enforcing Servicer in mediation or arbitration or related responsibilities under the PSA will be reimbursable as trust fund expenses.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Requesting Certificateholder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the PSA to contain an acknowledgment that the issuing entity, or the Enforcing Servicer on its behalf, will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer in consultation with the Trust Directing Holder, provided that a Consultation Termination Event is not continuing, and in accordance with the Servicing Standard. All amounts recovered by the Enforcing Party will be required to be paid to the issuing entity, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Requesting Certificateholder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the issuing entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Requesting Certificateholder.

The issuing entity (or the trustee or the Enforcing Servicer, acting on its behalf), the depositor or any mortgage loan seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided, however, the

Certificateholders will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For avoidance of doubt, in no event will the exercise of any right of a Requesting Certificateholder to refer a Repurchase Request to mediation or arbitration or participation in such mediation or arbitration affect in any manner the ability of the master servicer or the special servicer to perform its obligations with respect to a Mortgage Loan or the exercise of any rights of the Trust Directing Holder (including without limitation, a liquidation, foreclosure, negotiation of a loan modification or workout, acceptance of a discounted pay off or deed in lieu, or bankruptcy or other litigation).

Servicing of the Non-Serviced Mortgage Loans

General

Each Non-Serviced Mortgage Loan is expected to be serviced pursuant to the related Non-Serviced PSA and the related Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

The servicing terms of each such Non-Serviced PSA is expected to be similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects. For example:

●	Each Non-Serviced Master Servicer and Non-Serviced Special Servicer will be required to service the related Non-Serviced Mortgage Loan pursuant to a servicing standard set forth in the related Non-Serviced PSA that is substantially similar to, but may not be identical to, the Servicing Standard.
●	Any party to the related Non-Serviced PSA that makes a property protection advance with respect to the related Non-Serviced Mortgage Loan will be entitled to reimbursement for that advance, with interest at the prime rate, in a manner substantially similar to the reimbursement of Servicing Advances under the PSA. The issuing entity, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such advance reimbursement amounts (including out of general collections on the Benchmark 2026-V20 mortgage pool, if necessary); provided that, in the case of the Non-Serviced PSAs for the CityCenter (Aria & Vdara) Whole Loan and the Torrey Heights Whole Loan, there are no mortgage loans other than the related Non-Serviced Whole Loan serviced under the related Non-Serviced PSA.
●	Pursuant to the related Non-Serviced PSA, the liquidation fee, the special servicing fee and the workout fee with respect to the related Non-Serviced Mortgage Loan are similar to or less than the corresponding fees payable under the PSA, except that caps, floors and offsets may differ or not apply.
●	The extent to which modification fees or other fee items with respect to the related Whole Loan may be applied to offset interest on advances, servicer expenses and servicing compensation will, in certain circumstances, be less than is the case under the PSA.
●	Items with respect to the related Non-Serviced Whole Loan that are the equivalent of assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest and/or modification fees and that constitute additional servicing compensation under the related Non-Serviced PSA will not be payable to master servicer or special servicer under the PSA and one or more of such items will be allocated between the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in proportions that may be different than the allocation of similar fees under the PSA between the master servicer and special servicer for this transaction.

●	The Non-Serviced Directing Holder under the related Non-Serviced PSA will have rights substantially similar to the Directing Holder under the PSA with respect to the servicing and administration of the related Non-Serviced Whole Loan, including consenting to the substantial equivalent of Major Decisions under such Non-Serviced PSA proposed by the related Non-Serviced Special Servicer and reviewing and consenting to asset status reports prepared by such Non-Serviced Special Servicer in respect of the related Non-Serviced Whole Loan. “Major Decisions” under the related Non-Serviced PSA will differ in certain respects from those actions that constitute Major Decisions under the PSA, and therefore the specific types of servicer actions with respect to which the applicable Non-Serviced Directing Holder will be permitted to consent will correspondingly differ. The related Non-Serviced PSA also provides for the removal of the Non-Serviced Special Servicer by the related Non-Serviced Directing Holder under such Non-Serviced PSA under certain conditions that are similar to the conditions under which the Directing Holder is permitted to replace the special servicer under the PSA.
●	The termination events that will result in the termination of the related Non-Serviced Master Servicer or Non-Serviced Special Servicer are substantially similar to, but not identical to, the Servicer Termination Events under the PSA applicable to the master servicer and special servicer, as applicable.
●	Servicing transfer events under the related Non-Serviced PSA that would cause the related Non-Serviced Whole Loan to become specially serviced will be substantially similar to, but not identical to, the corresponding provisions under the PSA.
●	The servicing decisions which the related Non-Serviced Master Servicer will perform, and in certain cases for which the related Non-Serviced Master Servicer must obtain the related Non-Serviced Directing Holder’s or Non-Serviced Special Servicer’s consent, differ in certain respects from those decisions that constitute Major Decisions under the PSA.
●	The related Non-Serviced Special Servicer is required to take actions with respect to the related Non-Serviced Whole Loan if it becomes the equivalent of a defaulted mortgage loan, which actions are substantially similar, but not necessarily identical, to the actions described under “—Sale of Defaulted Loans and REO Properties”.
●	Appraisal reduction amounts in respect of the related Non-Serviced Mortgage Loan will be calculated by the related Non-Serviced Special Servicer under the related Non-Serviced PSA in a manner substantially similar to, but not necessarily identical to, calculations of such amounts by the special servicer under the PSA in respect of Serviced Mortgage Loans.
●	The requirement of the related Non-Serviced Master Servicer to make compensating interest payments in respect of the related Non-Serviced Mortgage Loan is similar, but not necessarily identical, to the requirement of the master servicer to make Compensating Interest Payments in respect of the Serviced Mortgage Loans under the PSA (although the portion of the servicing fee to make such payments under the Non-Serviced PSA may be less), provided, that not all Non-Serviced PSAs may require the related Non-Serviced Master Servicer to make Compensating Interest Payments.
●	The servicing provisions under the related Non-Serviced PSA relating to performing inspections and collecting operating information are substantially similar but not necessarily identical to those of the PSA.
●	While the special servicer under the PSA and the Non-Serviced Special Servicer under the related Non-Serviced PSA must each resign as special servicer with respect to a mortgage loan if it becomes affiliated with the related borrower under such mortgage loan, the particular types of affiliations that trigger such resignation obligation, as well as the parties that are entitled to appoint a successor special servicer, may differ as between the PSA and the related Non-Serviced PSA.

●	The parties to the related Non-Serviced PSA (and their related directors, officers and other agents) will be entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with the servicing of the related Non-Serviced Whole Loan under such Non-Serviced PSA to the same extent that parties to the PSA performing similar functions (and their related directors, officers and other agents) are entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with their obligations under the PSA. The Trust, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such indemnification amounts (including out of general collections on the Benchmark 2026-V20 mortgage pool, if necessary).
●	The matters as to which notice or rating agency confirmation with respect to the rating agencies under the related Non-Serviced PSA are required are similar, but not identical to, similar matters with respect to the Rating Agencies under the PSA (and such agreements differ as to whether it is notice or rating agency confirmation that is required).
●	With respect to non-specially serviced mortgage loans, the related Non-Serviced PSA may differ with respect to whether the related Non-Serviced Master Servicer or related Non-Serviced Special Servicer will be responsible for conducting or managing certain litigation related to such mortgage loans.
●	Each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will be liable in accordance with the related Non-Serviced PSA only to the extent of its obligations specifically imposed by that agreement. Accordingly, in general, each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will not be liable for any action taken, or for refraining from the taking of any action, in good faith pursuant to the related Non-Serviced PSA or for errors in judgment; provided that neither such party will be protected against any breach of representations or warranties made by it in the related Non-Serviced PSA or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties under the related Non-Serviced PSA.
●	With respect to each Non-Serviced Mortgage Loan as to which the related lead securitization that includes the controlling Pari Passu Companion Loan does not involve the issuance of “eligible vertical interests” (as defined in the Credit Risk Retention Rules), the related Non-Serviced PSA may not provide for “risk retention consultation parties” with certain consultation rights.
●	With respect to each of the CityCenter (Aria & Vdara) Whole Loan and the Torrey Heights Whole Loan, there is no operating advisor under the related Non-Serviced PSA.
●	With respect to each of CityCenter (Aria & Vdara) Whole Loan and the Torrey Heights Whole Loan, there is no (i) asset representations reviewer under the related Non-Serviced PSA and (ii) certificateholder-directed dispute resolution procedures similar to those described under “—Dispute Resolution Provisions” with respect to the Companion Loan(s) securitized under the related Non-Serviced PSAs.
●	The provisions of the related Non-Serviced PSA will also vary from the PSA with respect to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers or certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events, rating requirements for accounts and permitted investments, eligibility requirements applicable to servicers and other service providers, and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

The master servicer, the special servicer, the certificate administrator and the trustee under the PSA have no obligation or authority to (a) supervise any related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator or Non-Serviced Trustee or (b) make servicing advances with respect to any Non-Serviced Whole Loan. The obligation of the master servicer to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to each Non-Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer.

Prospective investors are encouraged to review the full provisions of each of the Non-Serviced PSAs, which are or will be available online at www.sec.gov or by requesting copies from the underwriters.

Servicing of the CityCenter (Aria & Vdara) Mortgage Loan

The CityCenter (Aria & Vdara) Mortgage Loan is being serviced pursuant to the BX 2025-ARIA TSA. The servicing terms of the BX 2025-ARIA TSA are similar in all material respects to the servicing terms of the PSA applicable to the Serviced Whole Loans; however, the servicing arrangements under such agreements will differ in certain respects, including as set forth above under “—General” and the following:

●	The related Non-Serviced Master Servicer under the BX 2025-ARIA TSA will earn a primary servicing fee with respect to the CityCenter (Aria & Vdara) Mortgage Loan equal to 0.000009% per annum.
●	Upon the CityCenter (Aria & Vdara) Mortgage Loan becoming a specially serviced loan under the BX 2025-ARIA TSA, the related Non-Serviced Special Servicer under the BX 2025-ARIA TSA will earn a special servicing fee payable monthly with respect to the CityCenter (Aria & Vdara) Mortgage Loan accruing at a rate equal to 0.15% per annum.
●	The related Non-Serviced Special Servicer under the BX 2025-ARIA TSA will be entitled to a workout fee determined, with respect to each applicable principal and interest collection, at a workout fee rate equal to 0.25%.
●	The related Non-Serviced Special Servicer under the BX 2025-ARIA TSA will be entitled to a liquidation fee determined, with respect to the applicable liquidation proceeds, at a liquidation fee rate equal to 0.25%.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The CityCenter (Aria & Vdara) Whole Loan”.

Servicing of the Torrey Heights Mortgage Loan

The Torrey Heights Mortgage Loan is being serviced pursuant to the TORY 2026-HGTS TSA. The servicing terms of the TORY 2026-HGTS TSA are similar in all material respects to the servicing terms of the PSA applicable to the Serviced Whole Loans; however, the servicing arrangements under such agreements will differ in certain respects, including as set forth above under “—General” and the following:

●	The related Non-Serviced Master Servicer under the TORY 2026-HGTS TSA will earn a primary servicing fee with respect to the Torrey Heights Mortgage Loan equal to 0.0000222% per annum.
●	Upon the Torrey Heights Mortgage Loan becoming a specially serviced loan under the TORY 2026-HGTS TSA, the related Non-Serviced Special Servicer under the TORY 2026-HGTS TSA will earn a special servicing fee payable monthly with respect to the Mortgage Loan accruing at a rate equal to 0.25% per annum.
●	The related Non-Serviced Special Servicer under the TORY 2026-HGTS TSA will be entitled to a workout fee determined, with respect to each applicable principal and interest collection, at a workout fee rate equal to 0.50%.

●	The related Non-Serviced Special Servicer under the TORY 2026-HGTS TSA will be entitled to a liquidation fee determined, with respect to the applicable liquidation proceeds, at a liquidation fee rate equal to 0.50%.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The Torrey Heights Whole Loan”.

Servicing of the Servicing Shift Mortgage Loans

The servicing of any Servicing Shift Whole Loan is expected to be governed by the PSA only temporarily, until the related Servicing Shift Securitization Date. From and after the related Servicing Shift Securitization Date, such related Servicing Shift Whole Loan will be serviced by the master servicer and special servicer under the related Servicing Shift PSA pursuant to the terms of the Servicing Shift PSA. Although each related Intercreditor Agreement imposes some requirements regarding the terms of the Servicing Shift PSA (and it is expected that the related Servicing Shift PSAs will contain servicing provisions similar to, but not identical with, the provisions of the PSA), the securitization to which the related Controlling Companion Loan is to be contributed has not been determined, and accordingly, the servicing terms of the related Servicing Shift PSAs are unknown. See “Risk Factors—The Servicing of the Servicing Shift Whole Loans Will Shift to Other Servicers” and “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu Whole Loans”.

Rating Agency Confirmations

The PSA will provide that, notwithstanding the terms of the related Mortgage Loan documents or other provisions of the PSA, if any action under such Mortgage Loan documents or the PSA requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”) attempting and/or required to obtain such Rating Agency Confirmations has made a request to any Rating Agency for such Rating Agency Confirmation and, within 10 business days of such request being posted to the 17g-5 Information Provider’s website, such Rating Agency has not replied to such request or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then such Requesting Party will be required to confirm (through direct communication and not by posting any confirmation on the 17g-5 Information Provider’s website) that the applicable Rating Agency has received the Rating Agency Confirmation request, and, if it has not, promptly request the related Rating Agency Confirmation again (which may also be through direct communication). The circumstances described in the preceding sentence are referred to in this prospectus as a “RAC No-Response Scenario”.

If there is no response to either such Rating Agency Confirmation request within 5 business days of such second request in a RAC No-Response Scenario or if such Rating Agency has responded in a manner that indicates such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then (x) with respect to any condition in any Mortgage Loan document requiring such Rating Agency Confirmation, or with respect to any other matter under the PSA relating to the servicing of the Mortgage Loans (other than as set forth in clause (y) below), the requirement to obtain a Rating Agency Confirmation will be deemed not to apply (as if such requirement did not exist) with respect to such Rating Agency, and the master servicer or the special servicer, as the case may be, may then take such action if the master servicer or the special servicer, as applicable, confirms its original determination (made prior to making such request) that taking the action with respect to which it requested the Rating Agency Confirmation would still be consistent with the Servicing Standard, and (y) with respect to a replacement of the master servicer or special servicer, such condition will be deemed not to apply (as if such requirement did not exist) if (i) the applicable replacement master servicer or special servicer is rated at least “CMS3” (in the case of the master servicer) or “CSS3” (in the case of the special servicer), if Fitch is the non-responding Rating Agency, (ii) (a) it has been appointed and currently serves as a master servicer or special servicer, as applicable, on a transaction-level basis on a CMBS transaction currently rated by Moody’s that currently has securities outstanding and (b) it is not a master servicer or special servicer, as applicable, that has been publicly cited by Moody’s as having servicing concerns as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a rating downgrade or withdrawal) of securities rated by Moody’s in a CMBS transaction serviced by the applicable replacement master servicer or special servicer prior to the time of determination, if Moody’s is the non-responding Rating Agency or (iii) KBRA has not cited servicing concerns of the applicable replacement master servicer or special servicer as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other commercial mortgage-backed securitization transaction serviced by the master servicer or special servicer prior to the time of determination, if KBRA is the non-responding Rating Agency. Promptly following the master servicer’s or special servicer’s determination to take any action discussed above following any requirement to obtain Rating Agency Confirmation being deemed not to apply (as if such requirement did not exist) as described in clause (x) above, the master servicer or the special servicer will be required to provide electronic written notice to the 17g-5 Information Provider, who will promptly post such notice to the 17g-5 Information Provider’s website pursuant to the PSA, of the action taken.

For all other matters or actions not specifically discussed above, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the master servicer or the special servicer in accordance with the procedures discussed above.

As used above, “Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not in and of itself result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates (if then rated by the Rating Agency); provided that a written waiver or acknowledgment from the Rating Agency indicating its decision not to review the matter for which the Rating Agency Confirmation is sought will be deemed to satisfy the requirement for the Rating Agency Confirmation from the Rating Agency with respect to such matter. The “Rating Agencies” mean each of Moody’s Investors Service, Inc. (“Moody’s”), Fitch Ratings, Inc. (“Fitch”) and Kroll Bond Rating Agency, LLC (“KBRA”).

Any Rating Agency Confirmation requests made by the master servicer, special servicer, certificate administrator, or trustee, as applicable, pursuant to the PSA, will be required to be made in writing, which writing must contain a cover page indicating the nature of the Rating Agency Confirmation request, and must contain all back-up material necessary for the Rating Agency to process such request. Such written Rating Agency Confirmation requests must be provided in electronic format to the 17g-5 Information Provider (who will be required to post such request on the 17g-5 Information Provider’s website in accordance with the PSA).

The master servicer, the special servicer, the certificate administrator and the trustee will be permitted (but not obligated) to orally communicate with the Rating Agencies regarding any of the Mortgage Loan documents or any matter related to the Mortgage Loans, the related Mortgaged Properties, the related borrowers or any other matters relating to the PSA or any related Intercreditor Agreement; provided that such party summarizes the information provided to the Rating Agencies in such communication in writing and provides the 17g-5 Information Provider with such written summary the same day such communication takes place; provided, further, that the summary of such oral communications will not identify with which Rating Agency the communication was. The 17g-5 Information Provider will be required to post such written summary on the 17g-5 Information Provider’s website in accordance with the provisions of the PSA. All other information required to be delivered to the Rating Agencies pursuant to the PSA or requested by the Rating Agencies, will first be provided in electronic format to the 17g-5 Information Provider, who will be required to post such information to the 17g-5 Information Provider’s website in accordance with the PSA, and thereafter may be delivered by the applicable party to the Rating Agencies in accordance with the delivery instructions set forth in the PSA. The operating advisor will have no obligation or authority to communicate directly with the Rating Agencies, but may deliver required information to the Rating Agencies to the extent set forth in this prospectus.

The PSA will provide that the PSA may be amended to change the procedures regarding compliance with Rule 17g-5 without any Certificateholder consent; provided that notice of any such amendment must be provided to the 17g-5 Information Provider (who will post such notice to the 17g-5 Information Provider’s website) and to the certificate administrator (which will post such report to the certificate administrator’s website).

To the extent required under the PSA, in the event a rating agency confirmation is required by the applicable rating agencies that any action under any Mortgage Loan documents or the PSA will not result in the downgrade, withdrawal or qualification of any such rating agency’s then-current ratings of any securities related to a Companion Loan, then such rating agency confirmation may be considered satisfied in the same manner as described above with respect to any Rating Agency Confirmation from a Rating Agency. With respect to any matter affecting any Pari Passu Companion Loan, any Rating Agency Confirmation will also refer to a comparable confirmation from the nationally recognized statistical rating organizations then rating the securities representing an interest in such Pari Passu Companion Loan and such rating organizations’ respective ratings of such securities.

Evidence as to Compliance

Each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of a Mortgage Loan), the custodian, the trustee (only if an advance was made by the trustee in the applicable calendar year) and the certificate administrator will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish) to the depositor, the certificate administrator, the trustee and the 17g-5 Information Provider, an officer’s certificate of the officer responsible for the servicing activities of such party stating, among other things, that (i) a review of that party’s activities during the preceding calendar year or portion of that year and of performance under the PSA or any sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the PSA or the sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, in all material respects throughout the preceding calendar year or portion of such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of the failure.

In addition, each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of any Mortgage Loan), the trustee (only if an advance was made by the trustee in the applicable calendar year), the custodian, the certificate administrator and the operating advisor, each at its own expense, will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans to cause (or, in the case of a sub-servicer that is a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish) to the trustee, the certificate administrator, the 17g-5 Information Provider and the depositor (and, with respect to the special servicer, also to the operating advisor) a report (an “Assessment of Compliance”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB (as described below) under the Securities Act of 1933, as amended (the “Securities Act”) that contains the following:

●	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122 of Regulation AB applicable to it;
●	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;

●	the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the fiscal year, covered by the Form 10-K required to be filed pursuant to the PSA setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of such failure; and
●	a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the prior fiscal year.

Each party that is required to deliver an Assessment of Compliance will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

With respect to any Non-Serviced Whole Loan, each of the Non-Serviced Master Servicer, the Non-Serviced Special Servicer, the Non-Serviced Trustee and the Non-Serviced Certificate Administrator will have obligations under the related Non-Serviced PSA similar to those described above.

“Regulation AB” means subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§ 229.1100–229.1125, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

Limitation on Rights of Certificateholders to Institute a Proceeding

Other than with respect to any rights to deliver a Certificateholder Repurchase Request and exercise the rights described under “—Dispute Resolution Provisions”, no Certificateholder will have any right under the PSA to institute any proceeding with respect to the PSA or with respect to the certificates, unless the holder previously has given to the trustee and the certificate administrator written notice of default and the continuance of the default and unless (except in the case of a default by the trustee) the holders of certificates of any class evidencing not less than 25% of the aggregate percentage interests constituting the class have made written request upon the trustee to institute a proceeding in its own name (as trustee) and have offered to the trustee reasonable indemnity satisfactory to it, and the trustee for 60 days after receipt of the request and indemnity has neglected or refused to institute the proceeding. However, the trustee will be under no obligation to exercise any of the trusts or powers vested in it by the PSA, the certificates or to institute, conduct or defend any related litigation at the request, order or direction of any of the Certificateholders, unless the Certificateholders have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result.

It is understood and intended, and expressly covenanted by each Certificateholder with every other Certificateholder and the trustee, that no one or more Certificateholders will have any right in any manner whatsoever by virtue of any provision of the PSA or the certificates to affect, disturb or prejudice the rights of the holders of any other of such certificates, or to obtain or seek to obtain priority over or preference to any other such Certificateholder, which priority or preference is not otherwise provided for in the PSA, or to enforce any right under the PSA or the certificates, except in the manner provided in the PSA or the certificates and for the equal, ratable and common benefit of all Certificateholders.

Termination; Retirement of Certificates

The obligations created by the PSA will terminate upon payment (or provision for payment) to all Certificateholders of all amounts held by the certificate administrator on behalf of the trustee and required to be paid on the Distribution Date following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan and REO Property (as applicable) subject to the PSA, (2) the voluntary exchange of all the then-outstanding Certificates (other than the Class S and Class R certificates) for the Mortgage Loans and REO Properties remaining in the issuing entity, as described below or (3) the purchase or other liquidation of all of the assets of the issuing entity as described below by the holders of the Controlling Class, the special servicer, or the master servicer, in that order of priority. Written notice of termination of the PSA will be given by the certificate administrator to each Certificateholder, the Directing Holder and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). The final distribution will be made only upon surrender and cancellation of the certificates at the office of the certificate registrar or other location specified in the notice of termination.

Any holder of certificates owning a majority of the percentage interest of the then Controlling Class, and, if such holder does not exercise its option, the special servicer and, if the special servicer does not exercise its option, the master servicer, will have the option to purchase all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the issuing entity, and thereby effect termination of the issuing entity and early retirement of the then-outstanding certificates, on any Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans remaining in the issuing entity is less than 1% of the Initial Pool Balance of all of the Mortgage Loans as of the Cut-off Date (solely for the purposes of this calculation, if an ARD Loan is still an asset of the issuing entity and such right is being exercised after its respective Anticipated Repayment Date, then such Mortgage Loan will be excluded from the then-aggregate Stated Principal Balance of the pool of Mortgage Loans and from the Initial Pool Balance). Any such party may be an affiliate of the sponsor, depositor, issuing entity or other related party at the time it exercises such right. The purchase price payable upon the exercise of such option on such a Distribution Date will be an amount equal to the sum of, without duplication, (A) 100% of the outstanding principal balance of each Mortgage Loan included in the issuing entity as of the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of principal); (B) the fair market value of all other property included in the issuing entity as of the last day of the month preceding such Distribution Date, as determined by an independent appraiser as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date; (C) all unpaid interest accrued on the outstanding principal balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of interest); and (D) unreimbursed Advances (with interest thereon), unpaid Servicing Fees and other servicing compensation, Certificate Administrator/Trustee Fees, CREFC® Intellectual Property Royalty License Fees, Operating Advisor Fees, and unpaid expenses of and indemnity amounts owed by the issuing entity. The issuing entity may also be terminated in connection with an exchange by the Sole Certificateholder of all the then-outstanding certificates (excluding the Class R certificates) (provided that the Class A-1, Class A-2, Class A-3, Class A-M, Class B, Class C and Class D certificates are no longer outstanding) if the Sole Certificateholder compensates the certificate administrator for the amount of investment income the certificate administrator would have earned if the outstanding Certificate Balance of the then-outstanding certificates (other than the Class X Certificates, Class S certificates and Class R certificates) were on deposit with the certificate administrator as of the first day of the current calendar month and the Sole Certificateholder pays to the master servicer an amount equal to (i) the product of (a) the prime rate, (b) the aggregate Certificate Balance of the then-outstanding certificates (other than the Class X Certificates, Class S certificates and Class R certificates) as of the date of the exchange and (c) three, divided by (ii) 360, for the Mortgage Loans and any REO Properties remaining in the issuing entity; provided, further, that if the Sole Certificateholder has taken only an assignment of the Voting Rights of the Class X Certificates, the holders of the Class X Certificates will be entitled to receive a cash payment in consideration for an exchange of their certificates. Following such termination, no further amount will be payable on the certificates, regardless of whether any recoveries are received on the REO Properties. Notice of any such termination is required to be given promptly by the certificate administrator by mail to the Certificateholders with a copy to the master servicer, the special servicer, the operating advisor, the mortgage loan sellers, the trustee and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). Notice to the Certificateholders will be given at their addresses shown in the certificate registrar not more than 30 days, and not less than ten days, prior to the anticipated termination date. With respect to any book-entry certificates, such notice will be mailed to DTC and beneficial owners of certificates will be notified to the extent provided in the procedures of DTC and its participants.

On the applicable Distribution Date, the aggregate amount paid by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, as the case may be, for the Mortgage Loans and other applicable assets in the issuing entity, together with all other amounts on deposit in the Collection Account and not otherwise payable to a person other than the Certificateholders, will be applied generally as described above under “Description of the Certificates—Distributions—Priority of Distributions”.

Amendment

The PSA may be amended by the parties to the PSA, without the consent of any of the Certificateholders or holders of any Companion Loan:

(a)   to correct any defect or ambiguity in the PSA or in order to address any manifest error in any provision of the PSA;

(b)   to cause the provisions in the PSA to conform or be consistent with or in furtherance of the statements made in this prospectus (or in an offering document for any related non-offered certificates) with respect to the certificates, the issuing entity or the PSA or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions in the PSA or to correct any error;

(c)   to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account, provided that (A) the Master Servicer Remittance Date will in no event be later than the business day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment;

(d)   to modify, eliminate or add to any of its provisions to the extent as will be necessary to maintain the qualification of any Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code at all times that any certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the issuing entity, any Trust REMIC or the Grantor Trust; provided that the trustee and the certificate administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and (2) the action will not adversely affect in any material respect the interests of any Certificateholder or holder of a Companion Loan;

(e)   to modify, eliminate or add to any of its provisions to restrict (or to remove any existing restrictions with respect to) the transfer of the Residual Certificates; provided that the depositor has determined that the amendment will not, as evidenced by an opinion of counsel, cause the issuing entity, any Trust REMIC or any of the Certificateholders (other than the transferor) to be subject to a federal tax caused by a transfer to a person that is a “disqualified organization” or a Non-U.S. Tax Person;

(f)    to revise or add any other provisions with respect to matters or questions arising under the PSA or any other change, provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or any holder of a Pari Passu Companion Loan not consenting to such revision or addition, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(g)   to amend or supplement any provision of the PSA to the extent necessary to maintain the then-current ratings assigned to each class of Offered Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus); provided that such amendment or supplement would not adversely affect in any material respect the interests of any Certificateholder not consenting to such amendment or supplement, as evidenced by an opinion of counsel;

(h)   to modify the provisions of the PSA with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts if (a) the depositor, the master servicer, the trustee and, for so long as no Control Termination Event is continuing, the Directing Holder, determine that the commercial mortgage-backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of any Trust REMIC as a REMIC or the status of the Grantor Trust as a grantor trust under the relevant provisions of the Code, as evidenced by an opinion of counsel and (c) a Rating Agency Confirmation and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Pari Passu Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(i)    to modify the procedures set forth in the PSA relating to compliance with Rule 17g-5, provided that the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by (A) an opinion of counsel or (B) if any certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such certificates; and provided, further, that the certificate administrator must give notice of any such amendment to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s website and the certificate administration must post such notice to its website;

(j)    to modify, eliminate or add to any provisions of the PSA to such extent as will be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv); or

(k)   to modify, eliminate or add to any of its provisions (i) to such extent as will be necessary to comply with the requirements of the Credit Risk Retention Rules, as evidenced by an opinion of counsel, or (ii) in the event the Credit Risk Retention Rules or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the risk retention requirements in the event of such repeal, as evidenced by an opinion of counsel.

The PSA may also be amended by the parties to the PSA with the consent of the holders of certificates of each class affected by such amendment evidencing, in each case, a majority of the aggregate percentage interests constituting the class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the PSA or of modifying in any manner the rights of the holders of the certificates, except that the amendment may not directly (1) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans that are required to be distributed on a certificate of any class without the consent of the holder of such certificate or which are required to be distributed to a holder of a Companion Loan without the consent of such holder, (2) reduce the aforesaid percentage of certificates of any class the holders of which are required to consent to the amendment or remove the requirement to obtain consent of any holder of a Companion Loan, without the consent of the holders of all certificates of that class then-outstanding or such holder of the related Companion Loan, (3) adversely affect the Voting Rights of any class of certificates, without the consent of the holders of all certificates of that class then-outstanding, (4) change in any manner any defined term used in any MLPA or the obligations or rights of any mortgage loan seller under any MLPA without the consent of the applicable mortgage loan seller, or (5) amend the Servicing Standard without, in each case, the consent of 100% of the holders of certificates or a Rating Agency Confirmation by each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus).

Notwithstanding the foregoing, no amendment to the PSA may be made that changes in any manner the obligations of any mortgage loan seller under any MLPA or the rights of any mortgage loan seller, including as a third party beneficiary, under the PSA, without the consent of such mortgage loan seller. In addition, no amendment to the PSA may be made that changes any provisions specifically required to be included in the PSA by any Intercreditor Agreement without the consent of the holder(s) of the related Non-Serviced Companion Loan(s).

Also, notwithstanding the foregoing, no party will be required to consent to any amendment to the PSA without the trustee, the certificate administrator, the master servicer, the special servicer, the asset representations reviewer and the operating advisor having first received an opinion of counsel (at the issuing entity’s expense) to the effect that the amendment does not conflict with the terms of the PSA, and that the amendment or the exercise of any power granted to the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer or any other specified person in accordance with the amendment will not result in the imposition of a tax on any portion of the issuing entity or cause any Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code.

Resignation and Removal of the Trustee and the Certificate Administrator

Each of the trustee and the certificate administrator will at all times be, and will be required to resign if it fails to: (i) be a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, (ii) be authorized under such laws to exercise corporate trust powers and to accept the trust conferred under the PSA, (iii) have a combined capital and surplus of at least $100,000,000, (iv) be subject to supervision or examination by federal or state authority and, in the case of the trustee, will not be an affiliate of the master servicer or the special servicer (except during any period when the trustee has assumed the duties of the master servicer or the special servicer, as the case may be), (v) be an entity that is not on the depositor’s “prohibited party” list, and (vi) (A) in the case of the certificate administrator, an institution whose long-term senior unsecured debt rating is at least “Baa3” by Moody’s or an issuer credit rating of at least “Baa3” by Moody’s and (B) in the case of the trustee, an institution whose long-term senior unsecured debt or an issuer credit rating is at least (x) “A2” by Moody’s or which has a long-term counterparty risk assessment of at least “A2(cr)” by Moody’s (provided, however, that the trustee may maintain a long-term senior unsecured debt rating or an issuer credit rating of at least “Baa3” by Moody’s for so long as the master servicer is an institution whose long-term senior unsecured debt is rated at least “A2” by Moody’s or whose long-term counterparty risk assessment is rated at least “A2(cr)” by Moody’s, (y) “A” by Fitch (or short-term rating of “F1” by Fitch) (provided, however, that the trustee may maintain a rating of at least “BBB-” by Fitch as long as the master servicer has a short-term rating of at least “F1” by Fitch or a long-term senior unsecured debt rating of at least “A” by Fitch) and (z) if rated by KBRA, “BBB-” by KBRA (or if not rated by KBRA, then at least an equivalent rating by two other NRSROs, which may include Moody’s and Fitch), or such other rating with respect to which the Rating Agencies have provided a Rating Agency Confirmation.

The trustee and the certificate administrator also will be permitted at any time to resign from their obligations and duties under the PSA by giving written notice (which notice will be posted to the certificate administrator’s website pursuant to the PSA) to the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, all Certificateholders, the operating advisor, the asset representations reviewer and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). Upon receiving this notice of resignation, the depositor will be required to use its reasonable best efforts to promptly appoint a successor trustee or certificate administrator which, for so long as no Control Termination Event is continuing, is acceptable to the Directing Holder. If no successor trustee or certificate administrator has accepted an appointment within 30 days after the giving of notice of resignation, the resigning trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable.

If at any time the trustee or certificate administrator ceases to be eligible to continue as trustee or certificate administrator, as applicable, under the PSA, and fails to resign after written request therefor by the depositor or the master servicer, or if at any time the trustee or certificate administrator becomes incapable of acting, or if certain events of, or proceedings in respect of, bankruptcy or insolvency occur with respect to the trustee or certificate administrator, or if the trustee or certificate administrator fails to timely publish any report to be delivered, published, or otherwise made available by the certificate administrator pursuant to the PSA, and such failure continues unremedied for a period of five (5) days, or if the certificate administrator fails to make distributions required pursuant to the PSA, the depositor will be authorized to remove the trustee or certificate administrator, as applicable, and appoint a successor trustee or certificate administrator acceptable to the master servicer.

In addition, holders of the certificates entitled to at least 50% of the Voting Rights may, with cause (at any time) or without cause (at any time with 30 days’ prior written notice), remove the trustee or certificate administrator under the PSA and appoint a successor trustee or certificate administrator. In the event that holders of the certificates entitled to at least 50% of the Voting Rights elect to remove the trustee or certificate administrator without cause and appoint a successor, the successor trustee or certificate administrator, as applicable, will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Any resignation or removal of the trustee or certificate administrator and appointment of a successor trustee or certificate administrator will not become effective until (i) acceptance of appointment by the successor trustee or certificate administrator, as applicable, and (ii) the certificate administrator files any required Form 8-K. Further, the resigning trustee or certificate administrator, as the case may be, must pay all costs and expenses associated with the transfer of its duties.

The PSA will prohibit the appointment of the asset representations reviewer or one of its affiliates as successor to the trustee or certificate administrator.

Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction

The PSA will be governed by the laws of the State of New York. Each party to the PSA will waive its respective right to a jury trial for any claim or cause of action based upon or arising out of or related to the PSA or certificates. Additionally each party to the PSA will consent to the jurisdiction of any New York State and Federal courts sitting in New York City with respect to matters arising out of or related to the PSA.

CERTAIN LEGAL ASPECTS OF MORTGAGE LOANS

The following discussion contains general summaries of certain legal aspects of mortgage loans secured by commercial and multifamily residential properties. Because such legal aspects are governed by applicable local law (which laws may differ substantially), the summaries do not purport to be complete, to reflect the laws of any particular jurisdiction, or to encompass the laws of all jurisdictions in which the security for the mortgage loans is situated.

New York

Twelve (12) Mortgaged Properties (28.9%) are located in New York. Mortgage loans in New York are generally secured by mortgages on the related real estate. Foreclosure of a mortgage is usually accomplished in judicial proceedings. After an action for foreclosure is commenced, and if the lender secures a ruling that is entitled to foreclosure ordinarily by motion for summary judgment, the court then appoints a referee to compute the amount owed together with certain costs, expenses and legal fees of the action. The lender then moves to confirm the referee’s report and enter a final judgment of foreclosure and sale. Public notice of the foreclosure sale, including the amount of the judgment, is given for a statutory period of time, after which the mortgaged real estate is sold by a referee at public auction. There is no right of redemption after the foreclosure of sale. In certain circumstances, deficiency judgments may be obtained. Under mortgages containing a statutorily sanctioned covenant, the lender has a right to have a receiver appointed without notice and without regard to the adequacy of the mortgaged real estate as security for the amount owed.

California

Five (5) Mortgaged Properties (10.4%) are located in California. Mortgage loans in California are generally secured by deeds of trust on the related real estate.  Foreclosure of a deed of trust in California may be accomplished by a nonjudicial trustee’s sale in accordance with the California Civil Code (so long as it is permitted under a specific provision in the deed of trust) or by judicial foreclosure in accordance with the California Code of Civil Procedure. Public notice of either the trustee’s sale or the judgment of foreclosure is given for a statutory period of time after which the mortgaged real estate may be sold by the trustee, if foreclosed pursuant to the trustee’s power of sale, or by court appointed sheriff under a judicial foreclosure. Following a judicial foreclosure sale, the borrower or its successor in interest may, for a period of up to one year, redeem the property; however, there is no redemption following a trustee’s power of sale. California’s “security first” and “one action” rules require the lender to complete foreclosure of all real estate provided as security under the deed of trust in a single action in an attempt to satisfy the full debt before bringing a personal action (if otherwise permitted) against the borrower for recovery of the debt, except in certain cases involving environmentally impaired real property where foreclosure of the real property is not required before making a claim under the indemnity. California case law has held that acts such as an offset of an unpledged account constitute violations of such statutes. Violations of such statutes may result in the loss of some or all of the security under the mortgage loan and a loss of the ability to sue for the debt. A sale by the trustee under the deed of trust does not constitute an “action” for purposes of the “one action rule”. Other statutory provisions in California limit any deficiency judgment (if otherwise permitted) against the borrower following a judicial foreclosure to the amount by which the indebtedness exceeds the fair value at the time of the public sale and in no event greater than the difference between the foreclosure sale price and the amount of the indebtedness. Further, under California law, once a property has been sold pursuant to a power of sale clause contained in a deed of trust (and in the case of certain types of purchase money acquisition financings, under all circumstances), the lender is precluded from seeking a deficiency judgment from the borrower or, under certain circumstances, guarantors. On the other hand, under certain circumstances, California law permits separate and even contemporaneous actions against both the borrower and any guarantors.  California statutory provisions regarding assignments of rents and leases require that a lender whose loan is secured by such an assignment must exercise a remedy with respect to rents as authorized by statute in order to establish its right to receive the rents after an event of default. Among the remedies authorized by statute is the lender’s right to have a receiver appointed under certain circumstances.

General

Each mortgage loan will be evidenced by a promissory note and secured by an instrument granting a security interest in real property, which may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which the related Mortgaged Property is located. Mortgages, deeds of trust and deeds to secure debt are in this prospectus collectively referred to as “mortgages”. A mortgage creates a lien upon, or grants a title interest in, the real property covered thereby, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on the terms of the mortgage and, in some cases, on the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property, the knowledge of the parties to the mortgage and, generally, the order of recordation of the mortgage in the appropriate public recording office. However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage: a mortgagor (the borrower and usually the owner of the applicable property) and a mortgagee (the lender). In contrast, a deed of trust is a three-party instrument, among a trustor (the equivalent of a borrower), a trustee to whom the real property is conveyed, and a beneficiary (the lender) for whose benefit the conveyance is made. Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note. A deed to secure debt typically has two parties, pursuant to which the borrower, or grantor, conveys title to the real property to the grantee, or lender generally with a power of sale, until such time as the debt is repaid. In a case where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a mortgage loan involving a land trust, the borrower may execute a separate undertaking to make payments on the promissory note. The land trustee would not be personally liable for the promissory note obligation. The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by the express provisions of the related instrument, the law of the state in which the real property is located, certain federal laws and, in some deed of trust transactions, the directions of the beneficiary.

Leases and Rents

Mortgages that encumber income-producing property often contain an assignment of rents and leases, and/or may be accompanied by a separate assignment of rents and leases, pursuant to which the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from the lease, while (unless rents are to be paid directly to the lender) retaining a revocable license to collect the rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hospitality property and motel room rates are considered accounts receivable under the Uniform Commercial Code (“UCC”). In cases where hospitality properties or motels constitute loan security, the revenues are generally pledged by the borrower as additional security for the loan. In general, the lender must file financing statements in order to perfect its security interest in the room revenues and must file continuation statements, generally every five years, to maintain perfection of such security interest. In certain cases, mortgage loans secured by hospitality properties or motels may be included in the issuing entity even if the security interest in the room revenues was not perfected. Even if the lender’s security interest in room revenues is perfected under applicable nonbankruptcy law, it will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room revenues following a default. In the bankruptcy setting, however, the lender will be stayed from enforcing its rights to collect room revenues, but those room revenues constitute “cash collateral” and therefore generally cannot be used by the bankruptcy debtor without a hearing or lender’s consent or unless the lender’s interest in the room revenues is given adequate protection (e.g., cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case in value equivalent to the amount of room revenues that the debtor proposes to use, or other similar relief). See “—Bankruptcy Laws” below.

Personalty

In the case of certain types of mortgaged properties, such as hospitality properties, motels, nursing homes and manufactured housing, personal property (to the extent owned by the borrower and not previously pledged) may constitute a signiﬁcant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a mortgage loan, the lender generally must ﬁle UCC ﬁnancing statements in order to perfect its security interest in that personal property, and must ﬁle continuation statements, generally every ﬁve years, to maintain that perfection. Certain mortgage loans secured in part by personal property may be included in the issuing entity even if the security interest in such personal property was not perfected.

Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the promissory note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary from State to State

Two primary methods of foreclosing a mortgage are judicial foreclosure, involving court proceedings, and nonjudicial foreclosure pursuant to a power of sale granted in the mortgage instrument. Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed, and sometimes requires several years to complete.

Judicial Foreclosure

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, the action is initiated by the service of legal pleadings upon all parties having a subordinate interest of record in the real property and all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage. Delays in completion of the foreclosure may occasionally result from difficulties in locating defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. Upon successful completion of a judicial foreclosure proceeding, the court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property, the proceeds of which are used to satisfy the judgment. Such sales are made in accordance with procedures that vary from state to state.

Equitable and Other Limitations on Enforceability of Certain Provisions

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on such principles, a court may alter the speciﬁc terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching, or may require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan. In some cases, courts have substituted their judgment for the lender’s and have required that lenders reinstate loans or recast payment schedules in order to accommodate borrowers who are suffering from a temporary ﬁnancial disability. In other cases, courts have limited the right of the lender to foreclose in the case of a nonmonetary default, such as a failure to adequately maintain the mortgaged property or an impermissible further encumbrance of the mortgaged property. Finally, some courts have addressed the issue of whether federal or state constitutional provisions reﬂecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have upheld the reasonableness of the notice provisions or have found that a public sale under a mortgage providing for a power of sale does not involve sufﬁcient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate a mortgage loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale pursuant to a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following a request from the beneﬁciary/lender to the trustee to sell the property upon default by the borrower and after notice of sale is given in accordance with the terms of the deed of trust and applicable state law. In some states, prior to such sale, the trustee under the deed of trust must record a notice of default and notice of sale and send a copy to the borrower and to any other party who has recorded a request for a copy of a notice of default and notice of sale. In addition, in some states the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a speciﬁed period of time in one or more newspapers. The borrower or junior lienholder may then have the right, during a reinstatement period required in some states, to cure the default by paying the entire actual amount in arrears (without regard to the acceleration of the indebtedness), plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder is not provided a period to reinstate the loan, but has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale

A third party may be unwilling to purchase a mortgaged property at a public sale because of the difficulty in determining the exact status of title to the property (due to, among other things, redemption rights that may exist) and because of the possibility that physical deterioration of the mortgaged property may have occurred during the foreclosure proceedings. Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the federal bankruptcy code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the federal bankruptcy code. Although the reasoning and result of Durrett in respect of the federal bankruptcy code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deﬁciency judgment if such is available under state law and under the terms of the mortgage loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the beneﬁts and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be signiﬁcant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a mortgage loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens, and may be obliged to keep senior mortgage loans current in order to avoid foreclosure of its interest in the property. In addition, if the foreclosure of a junior mortgage triggers the enforcement of a “due-on-sale” clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption

The purposes of a foreclosure action are to enable the lender to realize upon its security and to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercise of their “equity of redemption”. The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties to and joined in the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law (nonstatutory) right which should be distinguished from post-sale statutory rights of redemption. In some states, after sale pursuant to a deed of trust or foreclosure of a mortgage, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. The effect of a statutory right of redemption is to diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

Anti-Deficiency Legislation

Some or all of the mortgage loans are non-recourse loans, as to which recourse in the case of default will be limited to the mortgaged property and such other assets, if any, that were pledged to secure the mortgage loan. However, even if a mortgage loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states a lender cannot obtain a deﬁciency judgment against the borrower following foreclosure or sale under a deed of trust.

A deﬁciency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In certain other states, the lender has the option of bringing a personal action against the borrower on the debt without ﬁrst exhausting that security; however, in some of those states, the lender, following judgment on that personal action, may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders in those states where such an election of remedy provision exists will usually proceed ﬁrst against the security. Finally, other statutory provisions, designed to protect borrowers from exposure to large deﬁciency judgments that might result from bidding at below-market values at the foreclosure sale, limit any deﬁciency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale.

Leasehold Considerations

Mortgage loans may be secured by a mortgage on the borrower’s leasehold interest in a ground lease. Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most signiﬁcant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them, permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and contains certain other protective provisions typically included in a “mortgageable” ground lease. Certain mortgage loans, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the land owner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the beneﬁts realized by the land owner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certiﬁcates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the land owner/ground lessor.

Cooperative Shares

Mortgage loans may be secured by a security interest on the borrower’s ownership interest in shares, and the related proprietary leases, allocable to cooperative dwelling units that may be vacant or occupied by non-owner tenants. Such loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of a borrower in real property. Such a loan typically is subordinate to the mortgage, if any, on the cooperative’s building which, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative are subject to various regulations as well as to restrictions under the governing documents of the cooperative, and the shares may be cancelled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, the lender with an opportunity to cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a “commercially reasonable” manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied ﬁrst to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative to receive sums due under the proprietary leases.

Bankruptcy Laws

Operation of the federal bankruptcy code and related state laws may interfere with or affect the ability of a lender to obtain payment of a loan, realize upon collateral and/or to enforce a deﬁciency judgment. For example, under the federal bankruptcy code, virtually all actions (including foreclosure actions and deﬁciency judgment proceedings) are automatically stayed upon the ﬁling of the bankruptcy petition, and, usually, no interest or principal payments are made during the course of the bankruptcy case. The delay and the consequences of a delay caused by an automatic stay can be signiﬁcant. For example, the filing of a petition in bankruptcy by or on behalf of a junior mortgage lien holder may stay the senior lender from taking action to foreclose out such junior lien. At a minimum, the senior lender would suffer delay due to its need to seek bankruptcy court approval before taking any foreclosure or other action that could be deemed in violation of the automatic stay under the federal bankruptcy code.

Under the federal bankruptcy code, a bankruptcy trustee, or a borrower as debtor-in-possession, may under certain circumstances sell the related mortgaged property or other collateral free and clear of all liens, claims, encumbrances and interests, which liens would then attach to the proceeds of such sale, despite the provisions of the related mortgage or other security agreement to the contrary. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Under the federal bankruptcy code, provided certain substantive and procedural safeguards for a lender are met, the amount and terms of a mortgage or other security agreement secured by property of a debtor may be modified under certain circumstances. Pursuant to a confirmed plan of reorganization, lien avoidance or claim objection proceeding, the secured claim arising from a loan secured by real property or other collateral may be reduced to the then-current value of the property (with a corresponding partial reduction of the amount of lender’s security interest), thus leaving the lender a secured creditor to the extent of the then current value of the property and a general unsecured creditor for the difference between such value and the outstanding balance of the loan. Such general unsecured claims may be paid less than 100% of the amount of the debt or not at all, depending upon the circumstances. Other modifications may include the reduction in the amount of each scheduled payment, which reduction may result from a reduction in the rate of interest and/or the alteration of the repayment schedule (with or without affecting the unpaid principal balance of the loan), and/or an extension (or reduction) of the final maturity date. Some courts have approved bankruptcy plans, based on the particular facts of the reorganization case, that effected the curing of a mortgage loan default by paying arrearages over a number of years. Also, under the federal bankruptcy code, a bankruptcy court may permit a debtor through its plan of reorganization to reinstate the loan even though the lender accelerated the mortgage loan and final judgment of foreclosure had been entered in state court prior to the filing of the debtor’s petition (provided that no sale of the property had yet occurred). This may be done even if the plan of reorganization does not provide for payment of the full amount due under the original loan. Thus, the full amount due under the original loan may never be repaid. Other types of significant modifications to the terms of a mortgage loan may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage, or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the federal bankruptcy code), often depending on the particular facts and circumstances of the specific case.

Federal bankruptcy law may also interfere with or otherwise adversely affect the ability of a secured mortgage lender to enforce an assignment by a borrower of rents and leases (which “rents” may include revenues from hotels and other lodging facilities specified in the federal bankruptcy code) related to a mortgaged property if the related borrower is in a bankruptcy proceeding. Under the federal bankruptcy code, a lender may be stayed from enforcing the assignment, and the legal proceedings necessary to resolve the issue can be time consuming and may result in significant delays in the receipt of the rents. Rents (including applicable hotel and other lodging revenues) and leases may also escape such an assignment, among other things, (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected, or (v) to the extent the court determines based on the equities of the case that the post-petition rents are not subject to the lender’s pre-petition security interest.

Under the federal bankruptcy code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income.

The federal bankruptcy code provides that a lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case”. Thus, unless a court orders otherwise, revenues from a mortgaged property generated after the date the bankruptcy petition is ﬁled will constitute “cash collateral” under the federal bankruptcy code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order ﬁnding that the lender’s interest in the mortgaged hotel, motel or other lodging property and the cash collateral is  “adequately protected” as the term is defined and interpreted under the federal bankruptcy code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally would also constitute “cash collateral” under the federal bankruptcy code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may ﬁnd that the lender has no security interest in either pre-petition or post-petition revenues if the court ﬁnds that the loan documents do not contain language covering accounts, room rents, or other forms of personalty necessary for a security interest to attach to such revenues.

The federal bankruptcy code provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modiﬁed at any time after the commencement of a case under the federal bankruptcy code solely because of a provision in the lease providing for the termination or modification of such rights or obligations upon the filing of a bankruptcy petition or the occurrence of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of a lender to exercise certain contractual remedies with respect to the leases on any mortgaged property. In addition, section 362 of the federal bankruptcy code operates as an automatic stay of, among other things, any act to obtain possession of property from a debtor’s estate, which may delay a lender’s exercise of those remedies, including foreclosure, in the event that a lessee becomes the subject of a proceeding under the federal bankruptcy code. Thus, the ﬁling of a petition in bankruptcy by or on behalf of a lessee of a mortgaged property would result in a stay against the commencement or continuation of any state court proceeding for past due rent, for accelerated rent, for damages or for a summary eviction order with respect to a default under the related lease that occurred prior to the ﬁling of the lessee’s petition. While relief from the automatic stay to enforce remedies may be requested by a creditor and granted by a bankruptcy court in certain circumstances, it can be denied for a number of reasons, including where “cause” has not been shown or the collateral is “necessary to an effective reorganization” for the debtor, and if a debtor’s case has been administratively consolidated with those of its affiliates, the court may also consider whether the property is “necessary to an effective reorganization” of the debtor and its affiliates, taken as a whole.

The federal bankruptcy code generally provides that a trustee in bankruptcy or debtor-in-possession may, with respect to an unexpired lease of non-residential real property under which the debtor is a lessee, before the earlier of (i) 120 days after the filing of a bankruptcy case or (ii) the entry of an order confirming a plan, subject to approval of the court, (a) assume the lease and retain it or assign it to a third party or (b) reject the lease. If the trustee or debtor-in-possession fails to assume or reject the lease within the time specified in the preceding sentence, subject to any extensions by the bankruptcy court, the lease will be deemed rejected and the property will be surrendered to the lessor. The bankruptcy court may for cause shown extend the 120-day period up to 90 days for a total of 210 days. If the lease is assumed, the trustee in bankruptcy on behalf of the lessee, or the lessee as debtor-in-possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with “adequate assurance” of future performance. These remedies may be insufficient, however, as the lessor may be forced to continue under the lease with a lessee that is a poor credit risk or an unfamiliar tenant (if the lease was assigned), and any assurances provided to the lessor may, in fact, be inadequate. If the lease is rejected, the rejection generally constitutes a breach of the executory contract or unexpired lease as of the date immediately preceding the filing date of the bankruptcy petition. As a consequence, the other party or parties to the lease, such as the borrower, as lessor under a lease, generally would have only an unsecured claim against the debtor, as lessee, for damages resulting from the breach, which could adversely affect the security for the related mortgage loan. In addition, under the federal bankruptcy code, a lease rejection damages claim is limited to the “(a) rent reserved by the lease, without acceleration, for the greater of one year, or 15 percent, not to exceed three years, of the remaining term of such lease, following the earlier of the date of the bankruptcy petition and the date on which the lessor regained possession of the real property, (b) plus any unpaid rent due under such lease, without acceleration, on the earlier of such dates”.

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor-in-possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The federal bankruptcy code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date.

Similarly, there is risk associated with a borrower ground lessee or a ground lessor becoming a debtor in a proceeding under the Bankruptcy Code. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the federal bankruptcy code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The federal bankruptcy code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease, provided that the bankruptcy court may defer the time for a debtor lessee to perform under the lease until 60 days following the petition date for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the federal bankruptcy code. Under the federal bankruptcy code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may wait until the confirmation of its plan of reorganization to determine whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable nonbankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease

(including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the lessee/borrower debtor would be subject to the automatic stay, and a lender may be unable to enforce both (a) the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and to remain in possession of the property pursuant to the lease and (b) any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the federal bankruptcy code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir, 2003)), the court ruled with respect to an unrecorded lease of real property that where a sale of leased property occurs under the federal bankruptcy code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the federal bankruptcy code, a lessee may request the bankruptcy court to prohibit or condition the sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a sale of leased property pursuant to the federal bankruptcy code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

Although the borrowers under the Mortgage Loans included in a trust fund may be special purpose entities, special purpose entities can become debtors in bankruptcy under various circumstances. For example, in the bankruptcy case of In re General Growth Properties, Inc. 409 B.R. 43 (Bankr. S.D.N.Y. 2009), notwithstanding that such subsidiaries were special purpose entities with independent directors, numerous property-level, special purpose subsidiaries were filed for bankruptcy protection by their parent entity. Nonetheless, the United States Bankruptcy Court for the Southern District of New York denied various lenders’ motions to dismiss the special purpose entity subsidiaries’ cases as bad faith filings. In denying the motions, the bankruptcy court stated that the fundamental and bargained for creditor protections embedded in the special purpose entity structures at the property level would remain in place during the pendency of the chapter 11 cases. Those protections included adequate protection of the lenders’ interest in their collateral and protection against the substantive consolidation of the property-level debtors with any other entities.

The moving lenders in the General Growth case had argued that the 20 property-level bankruptcy filings were premature and improperly sought to restructure the debt of solvent entities for the benefit of equity holders. However, the Bankruptcy Code does not require that a voluntary debtor be insolvent or unable to pay its debts currently in order to be eligible for relief and generally a bankruptcy petition will not be dismissed for bad faith if the debtor has a legitimate rehabilitation objective. Accordingly, after finding that the relevant debtors were experiencing varying degrees of financial distress due to factors such as cross defaults, a need to refinance in the near term (i.e., within 1 to 4 years), and other considerations, the bankruptcy court noted that it was not required to analyze in isolation each debtor’s basis for filing. In the court’s view, the critical issue was whether a parent company that had filed its bankruptcy case in good faith could include in the filing subsidiaries that were necessary for the parent’s reorganization. As demonstrated in the General Growth Properties bankruptcy case, although special purpose entities are designed to mitigate the bankruptcy risk of a borrower, special purpose entities can become debtors in bankruptcy under various circumstances.

Generally, pursuant to the doctrine of substantive consolidation, a bankruptcy court, in the exercise of its broad equitable powers, has the authority to order that the assets and liabilities of a borrower be substantively consolidated with those of an affiliate (i.e., even a non-debtor), including for the purposes of making distributions under a plan of reorganization or liquidation. Thus, property that is ostensibly the property of a borrower may become subject to the bankruptcy case of an affiliate, the automatic stay applicable to such bankrupt affiliate may be extended to a borrower, and the rights of creditors of a borrower may become impaired. Substantive consolidation is generally viewed as an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making the solvent company’s assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include nondebtor affiliates of the bankrupt entity in the proceedings. The interrelationship among a borrower and other affiliates may pose a heightened risk of substantive consolidation and other bankruptcy risks in the event that any one or more of them were to become a debtor under the Bankruptcy Code. In the event of the bankruptcy of the applicable parent entities of any borrower, the assets of such borrower may be treated as part of the bankruptcy estates of such parent entities. In addition, in the event of the institution of voluntary or involuntary bankruptcy proceedings involving a borrower and certain of its affiliates, to serve judicial economy, it is likely that a court would jointly administer the respective bankruptcy proceedings. Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to substantively consolidate the assets of such borrowers with those of the parent.

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower, or made directly by the related lessee, under the related mortgage loan to the issuing entity. Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the federal bankruptcy code or if certain other defenses in the federal bankruptcy code are applicable. Whether any particular payment would be protected depends upon the facts speciﬁc to a particular transaction.

In addition, in a bankruptcy or similar proceeding involving any borrower or an affiliate, an action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on the related mortgage loan) as an actual or constructive fraudulent conveyance under state or federal law. Any payment by a borrower in excess of its allocated share of the loan could be challenged as a fraudulent conveyance by creditors of that borrower in an action outside a bankruptcy case or by the representative of the borrower’s bankruptcy estate in a bankruptcy case. Generally, under most fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance under certain circumstances if the person transferred such property with the intent to hinder, delay or defraud its creditors or the person did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the person constituted unreasonably small capital, or (iii) intended to, believed or reasonably should have believed that it would, incur debts that would be beyond the person’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Accordingly, in a multi-borrower loan transaction, a lien granted by one of the borrowers to secure repayment of the loan in excess of its allocated share of loan proceeds could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or intended to, believed or reasonably should have believed that it would incur debts that would render it unable to pay its debts as they matured and (ii) such borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property for the equal benefit of each other borrower.

A bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured by among other things, senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of In re General Growth Properties, Inc. 409 B.R. 43 (Bankr. S.D.N.Y. 2009) filed on April 16, 2009, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level single purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan subsequently was modified to eliminate the subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of the borrower sponsor, the borrower sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Certain of the borrowers may be partnerships. The laws governing limited partnerships in certain states provide that the commencement of a case under the federal bankruptcy code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the federal bankruptcy code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a speciﬁed time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the federal bankruptcy code or state bankruptcy laws with respect to a general partner of the partnership triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s mortgage loan, which may reduce the yield on the Offered Certificates in the same manner as a principal prepayment.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the trustee to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect a lender’s status as a secured creditor with respect to the mortgagor or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a single purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are single purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a single purpose member or a springing member. All borrowers that are tenants-in-common may be required by the loan documents to be single purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the federal bankruptcy code.

A debtor in possession or trustee in a bankruptcy proceeding may in some cases be entitled to collect its costs and expenses in preserving or selling the mortgaged property ahead of payment to a secured mortgage lender. Moreover, the laws of certain states also give priority to certain tax liens over the lien of a mortgage or deed-of-trust. Under the Bankruptcy Code, if the court finds that actions of mortgagees have been inequitable, the claims of the mortgagees may be subordinated to the claims of other creditors and the liens securing the mortgagees’ claims may be transferred to the debtor’s estate.

Environmental Considerations

General

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Such environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In certain circumstances, a lender may decide to abandon a contaminated mortgaged property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Superlien Laws

Under the laws of many states, contamination on a property may give rise to a lien on the property for clean-up costs. In several states, such a lien has priority over all existing liens, including those of existing mortgages. In these states, the lien of a mortgage may lose its priority to such a “superlien”.

CERCLA

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management or operation of such mortgaged property. Such liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of a mortgaged property through foreclosure, deed in lieu of foreclosure or otherwise. Moreover, such liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s deﬁnition of “owner” or “operator,” however, is a person “who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest”. This is the so called “secured creditor exemption”.

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “1996 Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The 1996 Act offers protection to lenders by deﬁning the activities in which a lender can engage and still have the beneﬁt of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The 1996 Act provides that “merely having the capacity to inﬂuence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption if it exercises decision-making control over the borrower’s environmental compliance and hazardous substance handling or disposal practices, or assumes day-to-day management of environmental or substantially all other operational functions of the mortgaged property. The 1996 Act also provides that a lender will continue to have the beneﬁt of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure provided that the lender seeks to sell the mortgaged property at the earliest practicable commercially reasonable time on commercially reasonable terms.

Certain Other Federal and State Laws

Many states have statutes similar to CERCLA, and not all of those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may impose liability for releases of or exposure to asbestos-containing materials, and provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal legislation requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known lead-based paint hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon clean-up of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed in lieu of foreclosure or otherwise, may be required to clean-up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action (for example, actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property) related to hazardous environmental conditions on a property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Additional Considerations

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard, but that individual or entity may be without substantial assets. Accordingly, it is possible that such costs could become a liability of the issuing entity and occasion a loss to the certiﬁcateholders.

If a lender forecloses on a mortgage secured by a property, the operations on which are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. Such compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers (including prospective buyers at a foreclosure sale or following foreclosure). Such disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially, and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

Due-on-Sale and Due-on-Encumbrance Provisions

Certain of the mortgage loans may contain “due-on-sale” and “due-on-encumbrance” clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the related mortgaged property. The Garn-St Germain Depository Institutions Act of 1982 (the “Garn Act”) generally preempts state laws that prohibit the enforcement of “due-on-sale” clauses and permits lenders to enforce these clauses in accordance with their terms, subject to certain limitations as set forth in the Garn Act and related regulations. Accordingly, a lender may nevertheless have the right to accelerate the maturity of a mortgage loan that contains a “due-on-sale” provision upon transfer of an interest in the property, without regard to the lender’s ability to demonstrate that a sale threatens its legitimate security interest.

Subordinate Financing

The terms of certain of the mortgage loans may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or such restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to additional risk. First, the borrower may have difficulty servicing and repaying multiple loans. Moreover, if the subordinate ﬁnancing permits recourse to the borrower (as-is frequently the case) and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan. Second, acts of the senior lender that prejudice the junior lender or impair the junior lender’s security may create a superior equity in favor of the junior lender. For example, if the borrower and the senior lender agree to an increase in the principal amount of or the interest rate payable on the senior loan, the senior lender may lose its priority to the extent any existing junior lender is harmed or the borrower is additionally burdened. Third, if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender. Moreover, the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Promissory notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made, and in some circumstances, may prohibit prepayments for a speciﬁed period and/or condition prepayments upon the borrower’s payment of prepayment fees or yield maintenance penalties. In certain states, there are or may be speciﬁc limitations upon the late charges which a lender may collect from a borrower for delinquent payments. Certain states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment fees or penalties upon an involuntary prepayment is unclear under the laws of many states.

Applicability of Usury Laws

Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to certain types of residential (including multifamily) ﬁrst mortgage loans originated by certain lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not so rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on mortgage loans covered by Title V. Certain states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or impose a speciﬁed penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, thereby permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and related regulations (collectively, the “ADA”), in order to protect individuals with disabilities, public accommodations (such as hospitality properties, restaurants, shopping centers, hospitals, schools and social service center establishments) must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable”. In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, such altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the ﬁnancial resources of the affected site, owner, landlord or other applicable person. In addition to imposing a possible ﬁnancial burden on the borrower in its capacity as owner or landlord, the ADA may also impose such requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, since the “readily achievable” standard may vary depending on the ﬁnancial condition of the owner or landlord, a foreclosing lender who is ﬁnancially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act as amended (the “Relief Act”), a borrower who enters military service after the origination of such borrower’s mortgage loan (including a borrower who was in reserve status and is called to active duty after origination of the mortgage loan), upon notiﬁcation by such borrower, will not be charged interest, including fees and charges, in excess of 6% per annum during the period of such borrower’s active duty status. In addition to adjusting the interest, the lender must forgive any such interest in excess of 6% unless a court or administrative agency orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service (including reservists who are called to active duty) after origination of the related mortgage loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act. Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of a master servicer or special servicer to collect full amounts of interest on certain of the mortgage loans. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts distributable to the holders of certiﬁcates, and would not be covered by advances or, any other form of credit support provided in connection with the certiﬁcates. In addition, the Relief Act imposes limitations that would impair the ability of a lender to foreclose on an affected mortgage loan during the borrower’s period of active duty status, and, under certain circumstances, during an additional one-year period thereafter.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the depositor, the issuing entity, the underwriters or other party to the PSA could be requested or required to obtain certain assurances from prospective investors intending to purchase certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. Failure to honor any request by the depositor, the issuing entity, the underwriters or other party to the PSA to provide requested information or take such other actions as may be necessary or advisable for the depositor, the issuing entity, the underwriters or other party to the PSA to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s certificates. In addition, it is expected that each of the depositor, the issuing entity, the underwriters and the other parties to the PSA will comply with the U.S. Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the “Patriot Act”), the Anti-Money Laundering Act of 2020, including the Corporate Transparency Act, and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection with such compliance. It is currently unclear as to the long-term implications of the Anti-Money Laundering Act of 2020 or the Corporate Transparency Act.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses, is subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the U.S. Bank Secrecy Act, the anti-money laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the Patriot Act and the regulations issued pursuant to that act, as well as the narcotic drug laws. In many instances, the United States may seize the property even before a conviction occurs.

In the event of a forfeiture proceeding, a lender may be able to establish its interest in the property by proving that (a) its mortgage was executed and recorded before the commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or (b) the lender, at the time of the execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture”. However, we cannot assure you that such a defense will be successful.

CERTAIN AFFILIATIONS, RELATIONSHIPS AND RELATED TRANSACTIONS INVOLVING
TRANSACTION PARTIES

GACC and its affiliates are playing several roles in this transaction. Deutsche Bank Securities Inc., an underwriter, is an affiliate of Deutsche Mortgage & Asset Receiving Corporation, the depositor, GACC, a mortgage loan seller, a sponsor, an originator and the holder of the companion loans (if any) for which the noteholder is identified as “GACC” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”, DBNY, an originator, a Retaining Party, the initial Risk Retention Consultation Party and the holder of the companion loans for which the noteholder is identified as “DBNY” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”, and DBRI, an originator and the holder of the companion loans (if any) for which the noteholder is identified as “DBRI” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”.

GSMC and its affiliates are playing several roles in this transaction. Goldman Sachs & Co. LLC, an underwriter, is an affiliate of (i) GS Bank, an originator and the holder of the companion loans (if any) for which the noteholder is identified as “GS Bank” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General” and (ii) GSMC, a mortgage loan seller and a sponsor.

CREFI and its affiliates are playing several roles in this transaction. Citigroup Global Markets Inc., an underwriter, is an affiliate of CREFI, a mortgage loan seller, a sponsor, an originator and the holder of the companion loans (if any) for which the noteholder is identified as “CREFI” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”.

BCREI and its affiliates are playing several roles in this transaction. Barclays Capital Inc., an underwriter, is an affiliate of BCREI, a mortgage loan seller, a sponsor, an originator and the holder of the companion loans (if any) for which the noteholder is identified as “BCREI” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”.

BMO and its affiliates are playing several roles in this transaction. BMO Capital Markets Corp., an underwriter, is an affiliate of BMO, a mortgage loan seller, a sponsor, an originator and the holder of the companion loans (if any) for which the noteholder is identified as “BMO” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”.

Computershare Trust Company, National Association acts as interim custodian with respect to all the GACC Mortgage Loans, the GSMC Mortgage Loans, the CREFI Mortgage Loans, the Barclays Mortgage Loans and the BMO Mortgage Loans, except for the related Mortgage File with respect to any GACC Mortgage Loan, GSMC Mortgage Loan, CREFI Mortgage Loan, Barclays Mortgage Loan or BMO Mortgage Loan that is currently (or becomes prior to the Closing Date) a Non-Serviced Mortgage Loan.

Pursuant to certain interim servicing agreements between GACC and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the GACC Mortgage Loans.

Pursuant to certain interim servicing agreements between GSMC and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the GSMC Mortgage Loans.

Pursuant to certain interim servicing agreements between CREFI and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the CREFI Mortgage Loans.

Pursuant to certain interim servicing agreements between BCREI and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the BCREI Mortgage Loans.

Pursuant to certain interim servicing agreements between BMO and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the BMO Mortgage Loans.

Midland is also (i) the master servicer and special servicer under the Benchmark 2025-V19 PSA, pursuant to which the Amazon LAX and Etude Self Storage Portfolio Whole Loans are serviced, and (ii) the master servicer under the BMO 2025-5C13 PSA, pursuant to which Boise Towne Square Whole Loan is serviced.

Midland is expected to enter into one or more agreements with the other sponsors to purchase the master servicing rights to the related Mortgage Loans and/or the right to be appointed as the master servicer with respect to such Mortgage Loans and to purchase the primary servicing rights to certain of the Mortgage Loans.

Computershare Trust Company, National Association, the trustee, certificate administrator and custodian, is also (i) the trustee, certificate administrator and custodian under the BX 2025-ARIA TSA, pursuant to which the CityCenter (Aria & Vdara) Whole Loan is serviced, (ii) expected to be the trustee, certificate administrator and custodian under the TORY 2026-HGTS TSA, pursuant to which the Torrey Heights Whole Loan is expected to be serviced, and (iii) the trustee, certificate administrator and custodian under the BMO 2025-5C13 PSA, pursuant to which the Boise Towne Square Whole Loan is serviced.

Rialto Capital Advisors, LLC (or an affiliate) assisted RREF V – D AIV RR L, LLC or its affiliate with due diligence regarding the Mortgage Loans.

RREF V – D AIV RR L, LLC or its affiliate is expected to be appointed as the initial Trust Directing Holder and, therefore, the initial Directing Holder with respect to each Serviced Mortgage Loan (other than any applicable Excluded Loan, any Serviced AB Whole Loan and any Servicing Shift Mortgage Loan) and is expected to purchase the Class X-E, Class E, Class F-RR and Class G-RR certificates and receive the Class S certificates. RREF V – D AIV RR L, LLC (or its affiliate) may also purchase one or more other classes of additional certificates.

Park Bridge Lender Services LLC, the operating advisor and the asset representations reviewer, is also the operating advisor and the asset representations reviewer under the Benchmark 2025-V19 PSA, pursuant to which the Amazon LAX Whole Loan and the Etude Self Storage Portfolio Whole Loan are serviced.

See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Master Servicer and the Special Servicer”, “—Potential Conflicts of Interest of the Operating Advisor”,“—Potential Conflicts of Interest of the Asset Representations Reviewer”, “—Potential Conflicts of Interest of the Directing Holder and the Companion Loan Holders” and “—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”. For a description of certain other affiliations, relationships and related transactions, to the extent known and material, among the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

PENDING LEGAL PROCEEDINGS INVOLVING TRANSACTION PARTIES

The sponsors have been involved in, and are currently involved in, certain litigation or potential litigation, including, in certain circumstances, actions relating to repurchase claims. However, there are no legal proceedings pending, or any proceedings known to be contemplated by any governmental authorities, against the sponsors that are material to Certificateholders.

For a description of certain other material legal proceedings pending against the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

USE OF PROCEEDS

Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other certificates not being offered by this prospectus, will be used by the depositor to purchase the mortgage loans from the mortgage loan sellers and to pay certain expenses in connection with the issuance of the certificates.

YIELD AND MATURITY CONSIDERATIONS

Yield Considerations

General

The yield to maturity on the Offered Certificates will depend upon the price paid by the investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the applicable class of Offered Certificates, the extent to which yield maintenance charges and prepayment premiums allocated to the class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the Certificate Balance or Notional Amount of the class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

Rate and Timing of Principal Payments

The rate and amount of distributions in reduction of the Certificate Balance of any class of Offered Certificates that are also Principal Balance Certificates and the yield to maturity of any class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans, as well as borrower defaults and the severity of losses occurring upon a default and the resulting rate and timing of collections made in connection with liquidations of Mortgage Loans due to these defaults. Principal payments on the Mortgage Loans will be affected by their amortization schedules, lockout periods, defeasance provisions, provisions relating to the release and/or application of earnout reserves, provisions requiring prepayments in connection with the release of real property collateral, requirements to pay yield maintenance charges or prepayment premiums in connection with principal payments, the dates on which balloon payments are due, incentives for a borrower to repay an ARD Loan by the related Anticipated Repayment Date, property release provisions, provisions relating to the application or release of earnout reserves, and any extensions of maturity dates by the master servicer or the special servicer. While voluntary prepayments of some Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a mortgaged property is lost due to casualty or condemnation. In addition, such distributions in reduction of Certificate Balances of the respective classes of Offered Certificates that are also Principal Balance Certificates may result from repurchases of, or substitutions for, Mortgage Loans made by the sponsors due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “Description of the Mortgage Loan Purchase Agreements”, purchases of the Mortgage Loans in the manner described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates”, and the exercise of purchase options by the holder of a Subordinate Companion Loan or a mezzanine loan, if any. See “Description of the Mortgage Pool—The Whole Loans”. To the extent a Mortgage Loan requires payment of a yield maintenance charge or prepayment premium in connection with a voluntary prepayment, any such yield maintenance charge or prepayment premium generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

Because the certificates with Notional Amounts are not entitled to distributions of principal, the yield on such certificates will be extremely sensitive to prepayments received in respect of the Mortgage Loans to the extent distributed to reduce the related Notional Amount of the applicable class of certificates. In addition, although the borrower under an ARD Loan may have certain incentives to prepay such ARD Loan on its Anticipated Repayment Date, we cannot assure you that the borrower will be able to prepay such ARD Loan on its related Anticipated Repayment Date. The failure of the borrower to prepay an ARD Loan on its Anticipated Repayment Date will not be an event of default under the terms of such ARD Loan, and pursuant to the terms of the PSA, neither the master servicer nor the special servicer will be permitted to take any enforcement action with respect to the borrower’s failure to pay Excess Interest until the scheduled maturity of such ARD Loan; provided that the master servicer or the special servicer, as the case may be, may take action to enforce the issuing entity’s right to apply excess cash flow to principal in accordance with the terms of the respective ARD Loan documents.

The extent to which the yield to maturity of any class of Offered Certificates may vary from the anticipated yield will depend upon the degree to which the certificates are purchased at a discount or premium and when, and to what degree, payments of principal on the Mortgage Loans are in turn distributed on the certificates or, in the case of the Class X Certificates, applied to reduce their Notional Amounts. An investor should consider, in the case of any certificate (other than a certificate with a Notional Amount) purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of any certificate purchased at a premium (including certificates with

Notional Amounts), the risk that a faster than anticipated rate of principal payments could result in an actual yield to such investor that is lower than the anticipated yield. In general, the earlier a payment of principal on the Mortgage Loans is distributed or otherwise results in reduction of the Certificate Balance of a certificate purchased at a discount or premium, the greater will be the effect on an investor’s yield to maturity. As a result, the effect on an investor’s yield of principal payments distributed on an investor’s certificates occurring at a rate higher (or lower) than the rate anticipated by the investor during any particular period would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

The yield on each of the classes of certificates that have a Pass-Through Rate equal to, limited by, or based on, the WAC Rate could (or in the case of any class of certificates with a Pass-Through Rate equal to, or based on, the WAC Rate, would) be adversely affected if Mortgage Loans with higher Mortgage Rates prepay faster than Mortgage Loans with lower Mortgage Rates. The Pass-Through Rates on these classes of certificates may be adversely affected by a decrease in the WAC Rate even if principal prepayments do not occur.

Losses and Shortfalls

The Certificate Balance or Notional Amount of any class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have otherwise been payable on the Offered Certificates in the absence of such reduction. In general, a Realized Loss occurs when the principal balance of a Mortgage Loan is reduced without an equal distribution (based on the allocation of amounts among the Principal Balance Certificates, on the one hand, and the VRR Interest, on the other hand) to applicable Certificateholders in reduction of the Certificate Balances of the certificates. Realized Losses may occur in connection with a default on a Mortgage Loan, acceptance of a discounted pay-off, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan by a bankruptcy court or pursuant to a modification, a recovery by the master servicer or trustee of a Nonrecoverable Advance on a Distribution Date or the incurrence of certain unanticipated or default-related costs and expenses (such as interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees). Any reduction of the Certificate Balance of a class of Principal Balance Certificates indicated in the following table as a result of the application of Realized Losses will also reduce the Notional Amount of the related certificates. Realized Losses will be allocated to the respective Classes of the Principal Balance Certificates in reverse distribution priority and as more particularly described in “Description of the Certificates—Subordination; Allocation of Realized Losses”.

Interest-Only Class of Certificates	Class Notional Amount	Underlying Class(es)
Class X-A	$693,222,000	Class A-1, Class A-2, Class A-3, Class A-M
Class X-B	$77,024,000	Class B, Class C
Class X-D	$29,291,000	Class D
Class X-E	$18,443,000	Class E

Certificateholders are not entitled to receive distributions of Periodic Payments when due except to the extent they are either covered by a P&I Advance or actually received. Consequently, any defaulted Periodic Payment for which no such P&I Advance is made will tend to extend the weighted average lives of the Principal Balance Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

Losses and shortfalls on any AB Whole Loan and Prepayment Interest Shortfalls for each Distribution Date with respect to an AB Whole Loan will generally be allocated first to the related Subordinate Companion Loan and then to the related Mortgage Loan (and correspondingly to the Certificates to the extent not covered by the master servicer’s Compensating Interest Payment for such Distribution Date in the case of any Prepayment Interest Shortfall) and any Pari Passu Companion Loans on a pro rata basis.

Certain Relevant Factors Affecting Loan Payments and Defaults

The rate and timing of principal payments and defaults and the severity of losses on the Mortgage Loans may be affected by a number of factors, including, without limitation, the availability of credit for commercial or multifamily real estate, prevailing interest rates, the terms of the Mortgage Loans (for example, “due-on-sale” clauses, lockout periods or yield maintenance charges, release of property provisions, amortization terms that require balloon payments and incentives for a borrower to repay its ARD Loan by the Anticipated Repayment Date), the demographics and relative economic vitality of the areas in which the Mortgaged Properties are located and the general supply and demand for rental properties in those areas, the quality of management of the Mortgaged Properties, the servicing of the Mortgage Loans, possible changes in tax laws and other opportunities for investment. See “Risk Factors” and “Description of the Mortgage Pool”.

The rate of prepayment on the pool of Mortgage Loans is likely to be affected by prevailing market interest rates for Mortgage Loans of a comparable type, term and risk level as the Mortgage Loans. When the prevailing market interest rate is below a mortgage interest rate, a borrower may have an increased incentive to refinance its Mortgage Loan. Although the Mortgage Loans contain provisions designed to mitigate the likelihood of an early loan repayment, we cannot assure you that the related borrowers will refrain from prepaying their Mortgage Loans due to the existence of these provisions, or that involuntary prepayments will not occur. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

With respect to certain Mortgage Loans, the related Mortgage Loan documents allow for the sale of individual properties and the severance of the related debt and the assumption by the transferee of such portion of the Mortgage Loan as-is allocable to the individual property acquired by that transferee, subject to the satisfaction of certain conditions. In addition, with respect to certain Mortgage Loans, the related Mortgage Loan documents allow for partial releases of individual Mortgaged Properties during a lockout period or during such time as a yield maintenance charge would otherwise be payable, which could result in a prepayment of a portion of the initial principal balance of the related Mortgage Loan without payment of a yield maintenance charge or prepayment premium. Additionally, in the case of a partial release of an individual Mortgaged Property, the related release amount in many cases is greater than the Allocated Loan Amount for the Mortgaged Property being released, which would result in a greater than proportionate paydown of the Mortgage Loan. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases”.

Depending on prevailing market interest rates, the outlook for market interest rates and economic conditions generally, some borrowers may sell Mortgaged Properties in order to realize their equity in the Mortgaged Property, to meet cash flow needs or to make other investments. In addition, some borrowers may be motivated by federal and state tax laws (which are subject to change) to sell Mortgaged Properties prior to the exhaustion of tax depreciation benefits.

We make no representation as to the particular factors that will affect the rate and timing of prepayments and defaults on the Mortgage Loans, as to the relative importance of those factors, as to the percentage of the principal balance of the Mortgage Loans that will be prepaid or as to which a default will have occurred as of any date or as to the overall rate of prepayment or default on the Mortgage Loans.

Delay in Payment of Distributions

Because each monthly distribution is made on each Distribution Date, which is at least 15 days after the end of the related Interest Accrual Period for the certificates, the effective yield to the holders of such certificates will be lower than the yield that would otherwise be produced by the applicable Pass-Through Rates and purchase prices (assuming the prices did not account for the delay).

Yield on the Certificates with Notional Amounts

The yield to maturity of the certificates with Notional Amounts will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the classes of certificates indicated in the following table, including by reason of prepayments and principal losses on the Mortgage Loans (or Whole Loans) and other factors described above.

Interest-Only Class of Certificates	Class Notional Amount	Underlying Class(es)
Class X-A	$693,222,000	Class A-1, Class A-2, Class A-3, Class A-M
Class X-B	$77,024,000	Class B, Class C
Class X-D	$29,291,000	Class D
Class X-E	$18,443,000	Class E

Any optional termination by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates would result in prepayment in full of the Offered Certificates and would have an adverse effect on the yield of a class of the certificates with Notional Amounts because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and, as a result, investors in these certificates and any other Offered Certificates purchased at premium might not fully recoup their initial investment. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Investors in the certificates with Notional Amounts should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

Weighted Average Life

The weighted average life of a Principal Balance Certificate refers to the average amount of time that will elapse from the date of its issuance until each dollar allocable to principal of the certificate is distributed to the related investor. The weighted average life of a Principal Balance Certificate will be influenced by, among other things, the rate at which principal on the Mortgage Loans is paid or otherwise received, which may be in the form of scheduled amortization, voluntary prepayments, Insurance and Condemnation Proceeds and Liquidation Proceeds. Distributions among the various classes of certificates will be made as set forth under “Description of the Certificates—Distributions—Priority of Distributions” and “Credit Risk Retention—The VRR Interest—Material Terms of the VRR Interest—Priority of Distributions on the VRR Interest”.

Prepayments on Mortgage Loans (or Whole Loans) may be measured by a prepayment standard or model. The “Constant Prepayment Rate” or “CPR” model represents an assumed constant annual rate of prepayment each month, expressed as a per annum percentage of the then-scheduled principal balance of the pool of Mortgage Loans. As used in each of the following tables, the column headed “0% CPR” assumes that none of the Mortgage Loans is prepaid before its maturity date or Anticipated Repayment Date, as the case may be. The columns headed “25% CPR”, “50% CPR”, “75% CPR” and “100% CPR” assume that no prepayments are made on any Mortgage Loan during such Mortgage Loan’s lockout period, defeasance period, yield maintenance period or prepayment premium lock-out period (in each case, if any), and that prepayments are otherwise made on each of the Mortgage Loans at the indicated CPR percentages. We cannot assure you, however, that prepayments of the Mortgage Loans will conform to any level of CPR, and we make no representation that the Mortgage Loans will prepay at the levels of CPR shown or at any other prepayment rate or that Mortgage Loans that are in a lockout period, defeasance period, yield maintenance period or prepayment premium lock-out period will not prepay as a result of involuntary liquidations upon default or otherwise.

The following tables indicate the percentage of the initial Certificate Balance of each class of the Offered Certificates (other than the Class X-A and Class X-B Certificates) that would be outstanding after each of the dates shown at various CPRs and the corresponding weighted average life of each class of Offered Certificates (other than the Class X-A and Class X-B Certificates). The tables have been prepared on the basis of the following assumptions (the “Modeling Assumptions”), among others:

●	Scheduled Periodic Payments, including payments due at maturity, of principal and/or interest on the Mortgage Loans will be received on a timely basis and will be distributed on the 15th day of the related month, beginning in March 2026;
●	the Mortgage Rate in effect for each Mortgage and AB Whole Loan as of the Cut-off Date will remain in effect to the related maturity date or Anticipated Repayment Date and will be adjusted as required pursuant to the definition of Mortgage Rate (which, in the case of the Mortgage Loans that are componentized assumes no change in the weighted average of the interest rates of the respective components in connection with any partial prepayment);
●	the Mortgage Loan Sellers will not be required to repurchase any Mortgage Loan, and none of the holders of the Controlling Class (or any other Certificateholder), the special servicer, the master servicer or the holders of the Class R certificates will exercise its option to purchase all the Mortgage Loans and thereby cause an early termination of the issuing entity and no holder of any mezzanine debt or other indebtedness will exercise its option to purchase the related Mortgage Loan;
●	any principal prepayments on the Mortgage Loans will be received on their respective Due Dates after the expiration of any applicable lockout period, any applicable period in which defeasance is permitted, and any applicable yield maintenance period, in each case, at the respective levels of CPR set forth in the tables below (and as applicable, without regard to any limitations in such Mortgage Loans on partial voluntary principal prepayment);
●	no Prepayment Interest Shortfalls are incurred and no prepayment premiums or yield maintenance charges are collected;
●	the Closing Date occurs on February 19, 2026;
●	each ARD Loan prepays in full on the related Anticipated Repayment Date (in the case of a 0% CPR scenario);
●	with respect to the 535 & 545 5th Avenue Mortgage Loan, principal payments of $20,161.29 will be received each month;
●	the Pass-Through Rates, initial Certificate Balances and initial Notional Amount of the respective classes of Offered Certificates are as described in this prospectus;
●	the Administrative Cost Rate is calculated on the Stated Principal Balance of the Mortgage Loans and in the same manner as interest is calculated on the Mortgage Loans;
●	no reserves, earnouts, holdbacks, insurance proceeds or condemnation proceeds are applied to prepay any related Mortgage Loan (or Whole Loan) in whole or in part;
●	no additional trust fund expenses are incurred;
●	no property releases (or related re-amortizations) occur;
●	the optional termination is not exercised; and
●	there are no modifications or maturity date extensions in respect of the Mortgage Loans.

To the extent that the Mortgage Loans (or Whole Loans) have characteristics that differ from those assumed in preparing the tables set forth below, a class of Offered Certificates may mature earlier or later than indicated by the tables. The tables set forth below are for illustrative purposes only and it is highly unlikely that the Mortgage Loans (or Whole Loans) will actually prepay at any constant rate until maturity or that all the Mortgage Loans (and Whole Loans) will prepay at the same rate. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans (or Whole Loans) that prepay may increase or decrease the percentages of initial Certificate Balances (and weighted average lives) shown in the following tables. These variations may occur even if the average prepayment experience of the Mortgage Loans (or Whole Loans) were to equal any of the specified CPR percentages. Investors should not rely on the prepayment assumptions set forth in this prospectus and are urged to conduct their own analyses of the rates at which the Mortgage Loans (or Whole Loans) may be expected to prepay, based on their own assumptions. Based on the foregoing assumptions, the following tables indicate the resulting weighted average lives of each class of Offered Certificates and set forth the percentage of the initial Certificate Balance of the class of the certificate that would be outstanding after each of the dates shown at the indicated CPRs.

Percent of the Initial Certificate Balance
of the Class A-1 Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
February 2027	80%	80%	80%	80%	80%
February 2028	58%	58%	58%	58%	58%
February 2029	36%	36%	36%	36%	36%
February 2030	13%	13%	13%	13%	13%
February 2031 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	2.36	2.34	2.34	2.34	2.34

(1)	The weighted average life of the Class A-1 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-1 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-1 certificates.

Percent of the Minimum Initial Certificate Balance ($0)(1)
of the Class A-2 Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	NAP	NAP	NAP	NAP	NAP
February 2027	NAP	NAP	NAP	NAP	NAP
February 2028	NAP	NAP	NAP	NAP	NAP
February 2029	NAP	NAP	NAP	NAP	NAP
February 2030	NAP	NAP	NAP	NAP	NAP
February 2031 and thereafter	NAP	NAP	NAP	NAP	NAP
Weighted Average Life (years)(2)	NAP	NAP	NAP	NAP	NAP

(1)	The exact initial Certificate Balance of the Class A-2 certificates is unknown and will be determined based on final pricing of that Class. The information in the chart above is based on the minimum potential initial Certificate Balance of the Class A-2 certificates, however, the actual Certificate Balance may be greater than the minimum shown, in which case the weighted average lives may be different than those shown above.
(2)	The weighted average life of the Class A-2 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-2 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-2 certificates.

Percent of the Maximum Initial Certificate Balance ($274,943,000)(1)
of the Class A-2 Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
February 2027	100%	100%	100%	100%	100%
February 2028	100%	100%	100%	100%	100%
February 2029	100%	100%	100%	100%	100%
February 2030	100%	100%	100%	100%	100%
February 2031 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(2)	4.78	4.70	4.61	4.51	4.32

(1)	The exact initial Certificate Balance of the Class A-2 certificates is unknown and will be determined based on final pricing of that Class. The information in the chart above is based on the maximum potential initial Certificate Balance of the Class A-2 certificates, however, the actual Certificate Balance may be less than the maximum shown, in which case the weighted average lives may be different than those shown above.
(2)	The weighted average life of the Class A-2 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-2 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-2 certificates.

Percent of the Minimum Initial Certificate Balance ($328,087,000)(1)
of the Class A-3 Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
February 2027	100%	100%	100%	100%	100%
February 2028	100%	100%	100%	100%	100%
February 2029	100%	100%	100%	100%	100%
February 2030	100%	100%	100%	100%	100%
February 2031 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(2)	4.91	4.90	4.88	4.83	4.46

(1)	The exact initial Certificate Balance of the Class A-3 certificates is unknown and will be determined based on final pricing of that Class. The information in the chart above is based on the minimum potential initial Certificate Balance of the Class A-3 certificates, however, the actual Certificate Balance may be greater than the minimum shown, in which case the weighted average lives may be different than those shown above.
(2)	The weighted average life of the Class A-3 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-3 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-3 certificates.

Percent of the Maximum Initial Certificate Balance ($603,030,000)(1)
of the Class A-3 Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
February 2027	100%	100%	100%	100%	100%
February 2028	100%	100%	100%	100%	100%
February 2029	100%	100%	100%	100%	100%
February 2030	100%	100%	100%	100%	100%
February 2031 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(2)	4.85	4.81	4.76	4.69	4.39

(1)	The exact initial Certificate Balance of the Class A-3 certificates is unknown and will be determined based on final pricing of that Class. The information in the chart above is based on the maximum potential initial Certificate Balance of the Class A-3 certificates, however, the actual Certificate Balance may be less than the maximum shown, in which case the weighted average lives may be different than those shown above.
(2)	The weighted average life of the Class A-3 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-3 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-3 certificates.

Percent of the Initial Certificate Balance
of the Class A-M Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
February 2027	100%	100%	100%	100%	100%
February 2028	100%	100%	100%	100%	100%
February 2029	100%	100%	100%	100%	100%
February 2030	100%	100%	100%	100%	100%
February 2031 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	4.91	4.91	4.91	4.91	4.66

(1)	The weighted average life of the Class A-M certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-M certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-M certificates.

Percent of the Initial Certificate Balance
of the Class B Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
February 2027	100%	100%	100%	100%	100%
February 2028	100%	100%	100%	100%	100%
February 2029	100%	100%	100%	100%	100%
February 2030	100%	100%	100%	100%	100%
February 2031 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	4.91	4.91	4.91	4.91	4.66

(1)	The weighted average life of the Class B certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class B certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class B certificates.

Percent of the Initial Certificate Balance
of the Class C Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
February 2027	100%	100%	100%	100%	100%
February 2028	100%	100%	100%	100%	100%
February 2029	100%	100%	100%	100%	100%
February 2030	100%	100%	100%	100%	100%
February 2031 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	4.91	4.91	4.91	4.91	4.66

(1)	The weighted average life of the Class C certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class C certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class C certificates.

Pre-Tax Yield to Maturity Tables

The following tables indicate the approximate pre-tax yield to maturity on a corporate bond equivalent basis on the Offered Certificates for the specified CPRs based on the assumptions set forth under “—Weighted Average Life” above. It was further assumed that the purchase price of the Offered Certificates is as specified in the tables below, expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable, plus accrued interest from February 1, 2026 to the Closing Date.

The yields set forth in the following tables were calculated by determining the monthly discount rates that, when applied to the assumed streams of cash flows to be paid on the applicable class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows to equal the assumed purchase price of such class, and by converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculations do not take into account shortfalls in collection of interest due to prepayments (or other liquidations) of the Mortgage Loans (or Whole Loans) or the interest rates at which investors may be able to reinvest funds received by them as distributions on the applicable class of certificates (and, accordingly, do not purport to reflect the return on any investment in the applicable class of Offered Certificates when such reinvestment rates are considered).

The characteristics of the Mortgage Loans may differ from those assumed in preparing the tables below. In addition, we cannot assure you that the Mortgage Loans (or Whole Loans) will prepay in accordance with the above assumptions at any of the rates shown in the tables or at any other particular rate, that the cash flows on the applicable class of Offered Certificates will correspond to the cash flows shown in this prospectus or that the aggregate purchase price of such class of Offered Certificates will be as assumed. In addition, it is unlikely that the Mortgage Loans (or Whole Loans) will prepay in accordance with the above assumptions at any of the specified CPRs until maturity or that all the Mortgage Loans (or Whole Loans) will so prepay at the same rate. Timing of changes in the rate of prepayments may significantly affect the actual yield to maturity to investors, even if the average rate of principal prepayments is consistent with the expectations of investors. Investors must make their own decisions as to the appropriate prepayment assumption to be used in deciding whether to purchase any class of Offered Certificates.

For purposes of this prospectus, prepayment assumptions with respect to the Mortgage Loans (or Whole Loans) are presented in terms of the CPR model described under “—Weighted Average Life” above.

Pre-Tax Yield to Maturity for the Class A-1 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-1 certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity for the Class A-2 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-2 certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity for the Class A-3 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-3 certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity for the Class X-A Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class X-A certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity for the Class X-B Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class X-B certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity for the Class A-M Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-M certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity for the Class B Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class B certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity for the Class C Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class C certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

General

The following is a general discussion of the anticipated material federal income tax consequences of the purchase, ownership and disposition of the certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign government investors, investors whose functional currency is not the U.S. dollar, investors subject to the alternative minimum tax, investors that might be treated as engaged in a U.S. trade or business by virtue of investing in the certificates and investors that hold the certificates as part of a “straddle” or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or different interpretations, and any such change or interpretation can apply retroactively. This discussion reflects the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as well as regulations (the “REMIC Regulations”) promulgated by the U.S. Department of the Treasury and the IRS. Investors are encouraged to consult their tax advisors in determining the federal, state, local or any other tax consequences to them of the purchase, ownership and disposition of the certificates.

Two separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the issuing entity (the “Lower-Tier REMIC” and the “Upper-Tier REMIC”, and, together, the “Trust REMICs”). The Lower-Tier REMIC will hold the Mortgage Loans (exclusive of interest that is deferred after the anticipated repayment date of a mortgage loan with an anticipated repayment date and the excess interest distribution account) (excluding Excess Interest) and certain other assets and will issue (i) certain classes of regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue (i) the Class A-1, Class A-2, Class A-3, Class X-A, Class X-B, Class X-D, Class X-E, Class A-M, Class B, Class C, Class D, Class E, Class F-RR and Class G-RR certificates and the regular interests that correspond in the aggregate to the VRR Interest (the “VRR Interest Upper-Tier Regular Interests”), each representing a regular interest in the Upper-Tier REMIC (collectively, the “Regular Interests”) and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Upper-Tier REMIC.

Qualification as a REMIC requires ongoing compliance with certain conditions. Assuming (i) the making of appropriate elections, (ii) compliance with the PSA and each Intercreditor Agreement, (iii) compliance with each Non-Serviced PSA and the continued qualification of each respective REMIC formed thereunder and (iv) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, in the opinion of Sidley Austin LLP, special tax counsel to the depositor, (a) each Trust REMIC will qualify as a REMIC on the Closing Date, (b) each of the Lower-Tier Regular Interests will constitute a “regular interest” in the Lower-Tier REMIC, (c) each of the Regular Interests will constitute a “regular interest” in the Upper-Tier REMIC and (d) the Class R certificates will evidence the sole class of “residual interests” in each Trust REMIC.

In addition, in the opinion of Sidley Austin LLP, special tax counsel to the depositor, (a) the portion of the issuing entity consisting of the entitlement to Excess Interest and the Excess Interest Distribution Account and the VRR Interest Upper-Tier Regular Interests and distributions thereon will be classified as a trust under Treasury Regulations Section 301.7701-4(c) (the “Grantor Trust”), (b) the VRR Interest will represent undivided beneficial interests in both the VRR Interest Upper-Tier Regular Interest and the VRR Percentage of the Excess Interest and the Excess Interest Distribution Account under Section 672 of the Code, and (c) the Class S certificates will represent undivided beneficial interests in the Non-VRR Percentage of the Excess Interest and the Excess Interest Distribution Account under Section 671 of the Code.

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments”. The REMIC Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The PSA will provide that no legal or beneficial interest in the Class R certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. It is expected that each Trust REMIC will qualify as a REMIC at all times that any of the Regular Interests are outstanding.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on the Startup Day or is purchased by a REMIC within a three month period thereafter pursuant to a fixed price contract in effect on the Startup Day. Qualified mortgages include (i) whole mortgage loans or split note interests in such mortgage loans, such as the Mortgage Loans; provided that, in general, (a) the fair market value of the real property security (including buildings and structural components of the real property security) (reduced by (1) the amount of any lien on the real property security that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property security that is in parity with the Mortgage Loan) is at least 80% of the aggregate principal balance of such Mortgage Loan either at origination or as of the Startup Day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the Mortgage Loan or the underlying mortgages were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the Mortgage Loan, and (ii) regular interests in another REMIC, such as the Lower-Tier Regular Interests that will be held by the Upper-Tier REMIC. If a Mortgage Loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the REMIC. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on its regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, prepayment interest shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the Startup Day, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the issuing entity acquires such property, with one extension that may be granted by the IRS.

A mortgage loan held by a REMIC will fail to be a qualified mortgage if it is “significantly modified” unless default is “reasonably foreseeable” or where the servicer believes there is a “significant risk of default” upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. A mortgage loan held by a REMIC will not be considered to have been “significantly modified” following the release of the lien on a portion of the real property collateral if (a) the release is pursuant to a defeasance permitted under the mortgage loan documents that occurs more than two years after the Startup Day of the REMIC or (b) following the release the loan-to-value ratio for the mortgage loan is not more than 125% with respect to the real property security. Furthermore, if the release is not pursuant to a defeasance and following the release the loan-to-value ratio for the mortgage loan is greater than 125%, the mortgage loan will continue to be a qualified mortgage if the release is part of a “qualified paydown transaction” in accordance with Revenue Procedure 2010-30.

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the Startup Day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by the REMIC or prepayment interest shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the Startup Day that is designated as a residual interest. Accordingly, each class of Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R certificates will evidence the sole class of residual interests in each Trust REMIC.

If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the certificates may be treated as equity interests in that association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. Investors should be aware, however, that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that the relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Status of Offered Certificates

Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the issuing entity would be so treated. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of Offered Certificates qualify for such treatment. Offered Certificates held by a domestic building and loan association will be treated as “loans . . . secured by an interest in real property which is . . . residential real property” within the meaning of Code Section 7701(a)(19)(C)(v) or as other assets described in Code Section 7701(a)(19)(C) only to the extent the Mortgage Loans are secured by residential real property. As of the Cut-off Date, 16 of the Mortgaged Properties (10.6%) are multifamily properties, mixed use properties with a multifamily component or manufactured housing properties. If at all times 95% or more of the assets of the Trust REMICs qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. In addition, the Mortgage Loans that have been defeased with government securities will not qualify for such treatment. Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC if transferred to that REMIC within a prescribed time period in exchange for regular or residual interests in that REMIC. Moreover, Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1).

Taxation of Regular Interests

General

Each class of Regular Interests represents a regular interest in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interest Holder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interest Holder’s basis in the Regular Interest. Regular Interest Holders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interest Holders.

Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based in part on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and in part on the provisions of the 1986 Act. Regular Interest Holders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the certificate administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. We cannot assure you that the IRS will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are advised to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as an installment obligation for purposes of determining the original issue discount includible in a Regular Interest Holder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity” of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters) (in the case of the VRR Interest, as decreased for the portion of the price allocable to the right to receive Excess Interest). Although unclear under the OID Regulations, the certificate administrator will treat the issue price of Regular Interests for which there is no substantial sale as of the issue date as the fair market value of such Regular Interests as of the issue date (in the case of the VRR Interest, as decreased for the portion of the price allocable to the right to receive Excess Interest). The issue price of the Regular Interests also includes the amount paid by an initial Regular Interest Holder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments provided by the debt instrument other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans provide for remedies in the event of default, the certificate administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated interest (other than accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date). Based upon the anticipated issue price of each such class and a stated redemption price equal to the par amount of each such class (plus excess interest accrued thereon), it is anticipated that the Class [__] certificates will be issued with original issue discount for federal income tax purposes.

It is anticipated that the certificate administrator will treat the Class X Certificates as having no qualified stated interest. Accordingly, such classes of Regular Interests will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such classes attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently. The holder of a Class X Certificate may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments. In the alternative, it is possible that rules similar to the “noncontingent bond method” of the contingent interest rules of the OID Regulations may be promulgated with respect to the Class X Certificates. Unless and until required otherwise by applicable authority, it is not anticipated that the contingent interest rules will apply.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be zero if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans used in pricing the transaction, i.e., 0% CPR; provided that it is assumed that each ARD Loan prepays on its Anticipated Repayment Date (the “Prepayment Assumption”). See “Yield and Maturity Considerations—Weighted Average Life”. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interest Holders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below. It is anticipated that the Class [_] certificates will be issued with de minimis original issue discount for federal income tax purposes.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions”, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interest Holder (other than a holder of a Class X Certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest only certificates, the preceding sentence may not apply in the case of the Class X Certificates.

Acquisition Premium

A purchaser of a Regular Interest at a price greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of its purchase price over such adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under the heading “—Election To Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on a Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of such Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interest Holder may elect to include market discount in income currently as it accrues, in which case the interest deferral rule will not apply. If made, such selection will apply to all market discount instruments acquired by such Regular Interest Holder as of the first day of the taxable year for which the election is made and to all market discount instruments acquired thereafter. The election cannot be revoked without IRS consent. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 1278 and an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be zero if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interest Holder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interest Holder may elect under Code Section 171 to amortize such premium under the constant yield method. If made, such election will apply to all premium debt instruments (other than those paying tax-exempt interest) held by the Holder of the Regular Interest on the first day of the taxable year to which the election applies and to all taxable, premium debt instruments acquired thereafter. The election cannot be revoked without IRS consent. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which the Code Section 171 election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. Based on the foregoing, it is anticipated that the Class [_] certificates will be issued at a premium for federal income tax purposes.

Election To Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) “interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all taxable premium bonds held or acquired or market discount bonds acquired by the holder on the first day of the year of the election and thereafter. The election is made on the holder’s federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, except to the extent it can be established that such losses are uncollectible. Accordingly, a Regular Interest Holder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion does not apply to holders of Class X Certificates. Under Code Section 166, it appears that the holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of any such Regular Interests becoming wholly or partially worthless, and that, in general, the Regular Interest Holders that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of such Regular Interests becoming wholly worthless. Although the matter is not free from doubt, such non-corporate holders of Regular Interests should be allowed a bad debt deduction at such time as the principal balance of any class of such Regular Interests is reduced to reflect losses on the Mortgage Loans below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. No bad debt losses will be allowed with respect to the Class X Certificates. Regular Interest Holders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Yield Maintenance Charges and Prepayment Provisions

Yield maintenance charges and prepayment premiums actually collected on the Mortgage Loans will be allocated to the holders of the VRR Interest, on the one hand, and to the holders of certain of the Non-VRR Certificates, on the other hand, in accordance with their respective percentage allocation entitlement as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of yield maintenance charges and prepayment premiums so allocated should be taxed to the holders of the applicable Non-VRR Certificates and the VRR Interest, respectively, but it is not expected, for federal income tax reporting purposes, that yield maintenance charges and prepayment premiums will be treated as giving rise to any income to the holder of such class of certificates prior to the certificate administrator’s actual receipt of yield maintenance charges and prepayment premiums. Yield maintenance charges and prepayment premiums, if any, may be treated as paid upon the retirement or partial retirement of the applicable Non-VRR Certificates and the VRR Interest, respectively. The IRS may disagree with these positions. Certificateholders should consult their own tax advisors concerning the treatment of yield maintenance charges and prepayment premiums.

Sale or Exchange of Regular Interests

If a Regular Interest Holder sells or exchanges a Regular Interest, such Regular Interest Holder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller, increased by any original issue discount, market discount or other amounts previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interest Holder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interest Holder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interest Holder with respect to the Regular Interest. In addition, gain or loss recognized from the sale of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The tax rate for corporations is the same with respect to both ordinary income and capital gains.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by any Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R certificates, but rather will be taxed directly to such Trust REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the Startup Day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within three months of the Startup Day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The REMIC Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after its Startup Day. Exceptions are provided for cash contributions to the REMIC (i) during the three months following its Startup Day, (ii) made to a qualified reserve fund by a holder of a Class R certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC will be subject to federal income tax at the corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s acquisition of a REO Property, as applicable, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC generally must be conducted through an independent contractor. Further, such operation of foreclosed property, even if conducted through an independent contractor, may give rise to “net income from foreclosure property”, taxable at the corporate rate. Payment of such tax by the Lower-Tier REMIC would reduce amounts available for distribution to Certificateholders.

The special servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC to such tax would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC to such tax.

REMIC Partnership Representative

A “partnership representative” (as defined in Code Section 6223) will represent each Trust REMIC in connection with any IRS and judicial proceeding relating to the REMIC and the PSA will designate the certificate administrator as such representative. Under the audit rules applicable to REMICs, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) the partnership representative acts as a REMIC’s sole representative and its actions, including agreeing to adjustments to REMIC taxable income, are binding on the residual interest holders and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year.

The partnership representative will be directed to utilize any election or other exception available to make the holders of the Class R certificates, rather than the Trust REMICs, liable for any taxes arising from audit adjustments to the Trust REMICs’ taxable income. It is unclear how any such elections may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such elections. Investors should discuss with their own tax advisors the possible effect of these rules on them.

Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to the Regular Interest Holders that are nonresident aliens, foreign corporations or other Non-U.S. Tax Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Tax Person (i) is not a “10-percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a “controlled foreign corporation” described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the certificate administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Tax Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Tax Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the Non-U.S. Tax Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Tax Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Tax Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after three full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury Regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Tax Person. In the latter case, such Non-U.S. Tax Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Tax Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

“U.S. Tax Person” means a citizen or resident of the United States, a corporation, partnership (except to the extent provided in the applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate that is subject to U.S. federal income tax regardless of the source of income, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Tax Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in the applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Tax Persons). A “Non-U.S. Tax Person” is a person other than a U.S. Tax Person. Partnerships are urged to consult their tax advisors concerning the application of the rules described herein, which may be applied differently to partners that are U.S. Tax Persons and to partners that are not.

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”) provisions of the Hiring Incentives to Restore Employment Act, a 30% withholding tax is generally imposed on certain payments, including payments of U.S.-source interest to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The certificate administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and who fail to provide the certificate administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their certificates.

Backup Withholding

Distributions made on the certificates, and proceeds from the sale of the certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 on “reportable payments” (including interest distributions, original issue discount and, under certain circumstances, principal distributions) unless the Certificateholder (i) is a U.S. Tax Person and provides IRS Form W-9 with the correct taxpayer identification number, or (ii) other than a holder of a Class R certificate, is a Non-U.S. Tax Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Tax Person and stating that the beneficial owner is not a U.S. Tax Person or can be treated as an exempt recipient within the meaning of Treasury Regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the certificates would be refunded by the IRS or allowed as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Information Reporting

Holders who are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. We urge you to consult your tax advisor with respect to this and other reporting obligations with respect to your certificates.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is calculated in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The trustee will be required to sign each Trust REMIC’s returns.

Reports of accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the Regular Interests will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Interest Holders or beneficial owners that own Regular Interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interest Holders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the Trust REMICs. Holders through nominees must request such information from the nominee.

Treasury regulations require that, in addition to the foregoing requirements, information must be furnished annually to the Regular Interest Holders and filed annually with the IRS concerning the percentage of each Trust REMIC’s assets meeting the qualified asset tests described under “—Qualification as a REMIC” above.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

CERTAIN STATE AND LOCAL TAX CONSIDERATIONS

In addition to the federal income tax consequences described in “Material Federal Income Tax Considerations” above, purchasers of Offered Certificates should consider the state and local income tax consequences of the acquisition, ownership, and disposition of the Offered Certificates. State and local income tax law may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state or locality.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of Offered Certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of Offered Certificates. We cannot assure you that holders of Offered Certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

You should consult with your tax advisor with respect to the various state and local and any other tax consequences of an investment in the Offered Certificates.

METHOD OF DISTRIBUTION (CONFLICTS OF INTEREST)

Subject to the terms and conditions set forth in an underwriting agreement (the “Underwriting Agreement”), between the depositor and the underwriters, the depositor has agreed to sell to the underwriters, and the underwriters have severally, but not jointly, agreed to purchase from the depositor the respective Certificate Balance or the Notional Amount, as applicable, of each class of Offered Certificates set forth below subject in each case to a variance of 5%.

Class	Deutsche Bank Securities Inc.	Goldman Sachs & Co. LLC.
Class A-1	$[__]	$[__]
Class A-2	$[__]	$[__]
Class A-3	$[__]	$[__]
Class X-A	$[__]	$[__]
Class X-B	$[__]	$[__]
Class A-M	$[__]	$[__]
Class B	$[__]	$[__]
Class C	$[__]	$[__]
Class	Citigroup Global Markets Inc	Barclays Capital Inc.
Class A-1	$[__]	$[__]
Class A-2	$[__]	$[__]
Class A-3	$[__]	$[__]
Class X-A	$[__]	$[__]
Class X-B	$[__]	$[__]
Class A-M	$[__]	$[__]
Class B	$[__]	$[__]
Class C	$[__]	$[__]
Class	BMO Capital Markets Corp.	Academy Securities, Inc.
Class A-1	$[__]	$[__]
Class A-2	$[__]	$[__]
Class A-3	$[__]	$[__]
Class X-A	$[__]	$[__]
Class X-B	$[__]	$[__]
Class A-M	$[__]	$[__]
Class B	$[__]	$[__]
Class C	$[__]	$[__]
Class	Mischler Financial Group, Inc.
Class A-1	$[__]
Class A-2	$[__]
Class A-3	$[__]
Class X-A	$[__]
Class X-B	$[__]
Class A-M	$[__]
Class B	$[__]
Class C	$[__]

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

The parties to the PSA have severally agreed to indemnify the underwriters, and the underwriters have agreed to indemnify the depositor and controlling persons of the depositor, against certain liabilities, including liabilities under the Securities Act, and will contribute to payments required to be made in respect of these liabilities.

The depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the depositor from the sale of Offered Certificates will be approximately [_]% of the initial aggregate Certificate Balance of the Offered Certificates, plus accrued interest on the Offered Certificates from February 1, 2026, before deducting expenses payable by the depositor. The underwriters may effect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates, the underwriters and dealers may be deemed to have received compensation from the depositor in the form of underwriting discounts and commissions.

Expenses payable by the depositor are estimated at approximately $[_], excluding underwriting discounts and commissions.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The underwriters expect to make, but are not obligated to make, a secondary market in the Offered Certificates. The ability of the underwriters to make a market in the Offered Certificates may be impacted by changes in any regulatory requirements applicable to the marketing, holding and selling of, and issuing quotations with respect to, the Offered Certificates or CMBS generally. See “Risk Factors—Other Risks Relating to the Certificates—The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline”.

Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in 1 business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Offered Certificates in the secondary market prior to such delivery should specify a longer settlement cycle, or should refrain from specifying a shorter settlement cycle, to the extent that failing to do so would result in a settlement date that is earlier than the date of delivery of such Offered Certificates.

The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

Deutsche Bank Securities Inc., one of the underwriters, is an affiliate of the depositor, one of the sponsors, three of the originators, a Retaining Party and the initial Risk Retention Consultation Party. Goldman Sachs & Co. LLC, one of the underwriters, is an affiliate of one of the sponsors and one of the originators. Citigroup Global Markets Inc., one of the underwriters, is an affiliate of one of the sponsors and one of the originators. Barclays Capital Inc., one of the underwriters, is an affiliate of one of the sponsors and one of the originators. BMO Capital Markets Corp., one of the underwriters, is an affiliate of one of the sponsors and one of the originators.

A substantial portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) is expected to be directed to affiliates of Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC, Citigroup Global Markets Inc., Barclays Capital Inc. and BMO Capital Markets Corp., which are underwriters for this offering. That flow of funds will occur by means of the collective effect of the payment by the underwriters to the depositor, an affiliate of Deutsche Bank Securities Inc., of the purchase price for the Offered Certificates, the payment described in the next paragraph and the following payments: (i) the payment by the depositor to GACC, an affiliate of Deutsche Bank Securities Inc., in its capacity as a sponsor, of the purchase price for the mortgage loans to be sold to the depositor by GACC, (ii) the payment by the depositor to GSMC, an affiliate of Goldman Sachs & Co. LLC, in its capacity as a sponsor, of the purchase price for the mortgage loans sold to the depositor by GSMC, (iii) the payment by the depositor to CREFI, an affiliate of Citigroup Global Markets Inc., in its capacity as a sponsor, of the purchase price for the mortgage loans sold to the depositor by CREFI, (iv) the payment by the depositor to BCREI, an affiliate of Barclays Capital Inc., in its capacity as a sponsor, of the purchase price for the mortgage loans sold to the depositor by BCREI and (v) the payment by the depositor to BMO, an affiliate of BMO Capital Markets Corp., in its capacity as a sponsor, of the purchase price for the mortgage loans sold to the depositor by BMO. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

As a result of the circumstances described above in this paragraph and the prior paragraph, Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC, Citigroup Global Markets Inc., Barclays Capital Inc. and BMO Capital Markets Corp. have a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Risks Related to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

All reports filed or caused to be filed by the depositor with respect to the issuing entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than Annual Reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if a Non-Serviced PSA is entered into after termination of this offering, any Current Report on Form 8-K filed after termination of this offering that includes as an exhibit such Non-Serviced PSA will be deemed to be incorporated by reference into this prospectus.

In addition, any disclosures filed, on or prior to the date of filing of the final prospectus, as exhibits to Form ABS-EE by or on behalf of the depositor with respect to the issuing entity will be deemed to be incorporated by reference into the final prospectus.

The depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the depositor should be directed in writing to its principal executive offices at 1 Columbus Circle, New York, New York 10019, Attention: President, or by telephone at (212) 250-2500.

WHERE YOU CAN FIND MORE INFORMATION

The depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-283864) (the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC. This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including Distribution Reports on Form 10-D, Annual Reports on Form 10-K, Current Reports on Form 8-K, Forms ABS-15G, Form ABS-EE and any amendments to these reports may be accessed electronically at “http://www.sec.gov” at which you can view and download copies of reports, proxy and information statements and other information filed or furnished electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system.

The depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the issuing entity on Forms ABS-EE, 10-D, 10-K and 8-K will also be made available on the website of the certificate administrator as soon as reasonably practicable after these materials are electronically filed with, or furnished to the SEC through the EDGAR system.

FINANCIAL INFORMATION

The issuing entity will be newly formed and will not have engage in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the issuing entity are included in this prospectus.

The depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

CERTAIN ERISA CONSIDERATIONS

General

The Employee Retirement Income Security Act of 1974, as amended, or ERISA, and Code Section 4975 impose certain requirements on retirement plans, and on certain other employee benefit plans and arrangements, including individual retirement accounts and annuities, Keogh plans, collective investment funds, insurance company separate accounts and some insurance company general accounts in which those plans, accounts or arrangements are invested that are subject to the fiduciary responsibility provisions of ERISA or to Code Section 4975 (all of which are referred to as “Plans”), and on persons who are fiduciaries with respect to Plans, in connection with the investment of Plan assets. Certain employee benefit plans, such as governmental plans (as defined in ERISA Section 3(32)), and, if no election has been made under Code Section 410(d), church plans (as defined in Section 3(33) of ERISA) are not subject to ERISA requirements. However, those plans may be subject to the provisions of other applicable federal, state or local law (“Similar Law”) materially similar to the fiduciary responsibility provisions of ERISA or to Section 4975 of the Code. Moreover, those plans, if qualified and exempt from taxation under Code Sections 401(a) and 501(a), are subject to the prohibited transaction rules set forth in Code Section 503.

ERISA generally imposes on Plan fiduciaries certain general fiduciary requirements, including those of investment prudence and diversification and the requirement that a Plan’s investments be made in accordance with the documents governing the Plan. In addition, ERISA and the Code prohibit a broad range of transactions involving assets of a Plan and persons (“Parties in Interest” under ERISA and “Disqualified Persons” under Code Section 4975) who have certain specified relationships to the Plan, unless a statutory, regulatory or administrative exemption is available. Certain Parties in Interest and Disqualified Persons that participate in a prohibited transaction may be subject to an excise tax imposed pursuant to Code Section 4975 or a penalty imposed under Section 502(i) of ERISA, unless a statutory, regulatory or administrative exemption is available. These prohibited transactions generally are set forth in Section 406 of ERISA and Code Section 4975. Special caution should be exercised before the assets of a Plan are used to acquire an Offered Certificate if, with respect to those assets, the depositor, any servicer or the trustee or any of their affiliates, either: (a) has investment discretion with respect to the investment of those assets of that Plan; or (b) has authority or responsibility to give, or gives, investment advice within the meaning of Section 3(21) of ERISA with respect to those Plan assets within the meaning of Section 3(21) of ERISA; or (c) is an employer maintaining or contributing to the Plan.

Before acquiring any Offered Certificates with Plan assets, a Plan fiduciary should consult with its counsel and determine whether there exists any prohibition to that acquisition under the requirements of ERISA or Code Section 4975, whether any prohibited transaction class exemption or any individual administrative prohibited transaction exemption (including the administrative exemption described below) applies, including whether the appropriate conditions set forth in those exemptions would be met, or whether any statutory prohibited transaction exemption is applicable. Fiduciaries of plans subject to a

Similar Law should consider the need for, and the availability of, an exemption under such applicable Similar Law.

With respect to the Oakbrook Center Mortgage Loan (4.8%), prospective investors should note that the Kentucky Public Pensions Authority (formerly known as the Kentucky Retirement Systems) (the “KPPA”), which is responsible for the investment of funds and administration of pension and health insurance benefits for certain governmental plans (including, but may not be limited to, the County Employees Retirement System, Kentucky Employees Retirement System and the State Police Retirement System, collectively the “Kentucky Plans”), is an indirect owner of the related borrower under the Oakbrook Center Mortgage Loan. Persons who have an ongoing relationship with the KPPA or any of the Kentucky Plans should consult with counsel regarding whether such a relationship would affect their ability to purchase and hold Certificates.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the assets of the issuing entity to be deemed Plan assets. Section 2510.3-101 of the regulations of the United States Department of Labor (“DOL”), as modified by Section 3(42) of ERISA, provides that when a Plan acquires an equity interest in an entity, the Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless certain exceptions not applicable to this discussion apply, or unless the equity participation in the entity by “benefit plan investors” (that is, Plans and entities whose underlying assets include plan assets) is not “significant”. For this purpose, in general, equity participation in an entity will be “significant” on any date if, immediately after the most recent acquisition of any certificate, 25% or more of any class of certificates is held by benefit plan investors.

In general, any person who has discretionary authority or control respecting the management or disposition of Plan assets, and any person who provides investment advice with respect to those assets for a fee or other compensation, is a fiduciary of the investing Plan. If the assets of the issuing entity constitute Plan assets, then any party exercising management or discretionary control regarding those assets, such as a master servicer, a special servicer or any sub-servicer, may be deemed to be a Plan “fiduciary” with respect to the investing Plan, and thus subject to the fiduciary responsibility provisions and prohibited transaction provisions of ERISA and Code Section 4975. In addition, if the assets of the issuing entity constitute Plan assets, the purchase of Offered Certificates by a Plan, as well as the operation of the issuing entity, may constitute or involve a prohibited transaction under ERISA or the Code.

Administrative Exemption

The U.S. Department of Labor has issued an administrative exemption to Deutsche Bank Securities Inc., as Department Final Authorization Number 97-03E (December 9, 1996), as amended by Prohibited Transaction Exemption 2013-08, 78 Fed. Reg. 41,090 (July 9, 2013) (the “Exemption”). The Exemption generally exempts from the application of the prohibited transaction provisions of Sections 406 and 407 of ERISA, and the excise taxes imposed on prohibited transactions pursuant to Sections 4975(a) and (b) of the Code, certain transactions, among others, relating to the servicing and operation of pools of mortgage loans, such as the pool of mortgage loans held by the issuing entity, and the acquisition, holding and disposition of mortgage pass-through certificates, such as the Offered Certificates, underwritten by Deutsche Bank Securities Inc., provided that certain conditions set forth in the Exemption are satisfied. The depositor expects that the Exemption generally will apply to the Offered Certificates.

The Exemption sets forth five general conditions that must be satisfied for a transaction involving the acquisition, holding and disposition of the Offered Certificates to be eligible for exemptive relief:

First, the acquisition of the Offered Certificates by a Plan must be on terms (including the price paid for the Offered Certificates) that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party.

Second, the Offered Certificates at the time of acquisition by the Plan must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements of the Exemption (an “Exemption Rating Agency”).

Third, the trustee cannot be an affiliate of any other member of the Restricted Group other than an underwriter. The “Restricted Group” consists of any underwriter, the depositor, the trustee, the master servicer, the special servicer, any sub-servicer, any entity that provides insurance or other credit support to the issuing entity and any borrower with respect to mortgage loans constituting more than 5% of the aggregate unamortized principal balance of the mortgage loans as of the date of initial issuance of the Offered Certificates, and any affiliate of any of the foregoing entities.

Fourth, the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the Offered Certificates, the sum of all payments made to and retained by the depositor pursuant to the assignment of the mortgage loans to the issuing entity must represent not more than the fair market value of the mortgage loans and the sum of all payments made to and retained by the master servicer, the special servicer and any sub-servicer must represent not more than reasonable compensation for that person’s services under the PSA and reimbursement of the person’s reasonable expenses in connection therewith.

Fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act.

It is a condition of the issuance of the Offered Certificates that they have the ratings described above required by the Exemption and the depositor believes that each of the Rating Agencies qualifies as an Exemption Rating Agency. Consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. As of the Closing Date, the third general condition set forth above will be satisfied with respect to the Offered Certificates. In addition, the depositor believes that the fourth general condition set forth above will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating acquiring an Offered Certificate in the secondary market must make its own determination that, at the time of purchase, the Offered Certificates continue to satisfy the second general condition set forth above. A fiduciary of a Plan contemplating acquiring an Offered Certificate, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth general conditions set forth above will be satisfied with respect to the related Offered Certificate.

The Exemption also requires that the issuing entity meet the following requirements: (1) the issuing entity must consist solely of assets of the type that have been included in other investment pools; (2) certificates in those other investment pools must have been rated in one of the four highest categories by at least one of the Exemption Rating Agencies for at least one year prior to the Plan’s acquisition of Offered Certificates; and (3) certificates in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of Offered Certificates.

The depositor believes that the conditions to the applicability of the Exemption will generally be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase any such Offered Certificates.

If the general conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA (as well as the excise taxes imposed by Code Sections 4975(a) and (b) by reason of Code Sections 4975(c)(1)(A) through (D)) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the depositor, any of the underwriters, the trustee, the master servicer, the special servicer, a sub-servicer or a borrower is a Party in Interest or a Disqualified Person, (2) the direct or indirect acquisition or disposition in the secondary market of the Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan. However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of an “Excluded Plan” by any person who has discretionary authority or renders investment advice with respect to the assets of the Excluded Plan. For purposes of this prospectus, an “Excluded Plan” is a Plan sponsored by any member of the Restricted Group.

If certain specific conditions of the Exemption are also satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA and the taxes imposed by Code Section 4975(c)(1)(E) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in those certificates is (a) a borrower with respect to 5% or less of the fair market value of the mortgage loans or (b) an affiliate of that person, (2) the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan.

Further, if certain specific conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Code Sections 4975(a) and (b) by reason of Code Section 4975(c) for transactions in connection with the servicing, management and operation of the pool of mortgage loans.

Each acquiror of Offered Certificates that is an ERISA Plan will be deemed to have represented and warranted that (i) none of the depositor, the issuing entity, the trustee, any underwriter, the master servicer, the special servicer, the certificate administrator, the operating advisor, the asset representations reviewer, or any of their respective affiliated entities, has provided any investment advice within the meaning of Section 3(21) of ERISA (and regulations thereunder) to the ERISA Plan, or to any fiduciary or other person making the decision to invest the assets of the ERISA Plan (“Fiduciary”), in connection with its acquisition of Certificates, and (ii) the Fiduciary is exercising its own independent judgment in evaluating the transaction.

A fiduciary of a Plan should consult with its counsel with respect to the applicability of the Exemption. The fiduciary of a plan not subject to ERISA or Code Section 4975, such as a governmental plan, should determine the need for and availability of exemptive relief under applicable Similar Law. A purchaser of an Offered Certificate should be aware, however, that even if the conditions specified in one or more exemptions are satisfied, the scope of relief provided by an exemption may not cover all acts which might be construed as prohibited transactions.

Insurance Company General Accounts

Sections I and III of Prohibited Transaction Class Exemption (“PTCE”) 95-60 exempt from the application of the prohibited transaction provisions of Sections 406(a), 406(b) and 407(a) of ERISA and Code Section 4975 transactions in connection with the acquisition of a security (such as a certificate issued by the issuing entity) as well as the servicing, management and operation of a trust (such as the issuing entity) in which an insurance company general account has an interest as a result of its acquisition of certificates issued by the issuing entity, provided that certain conditions are satisfied. If these conditions are met, insurance company general accounts investing assets that are treated as assets of Plans would be allowed to purchase certain classes of certificates which do not meet the ratings requirements of the Exemption. All other conditions of the Exemption would have to be satisfied in order for PTCE 95-60 to be available. Before purchasing any class of Offered Certificates, an insurance company general account seeking to rely on Sections I and III of PTCE 95-60 should itself confirm that all applicable conditions and other requirements have been satisfied.

Section 401(c) of ERISA provides certain exemptive relief from the provisions of Part 4 of Title I of ERISA and Code Section 4975, including the prohibited transaction restrictions imposed by ERISA and the related excise taxes imposed by the Code, for transactions involving an insurance company general account. Pursuant to Section 401(c) of ERISA, the DOL issued regulations (“401(c) Regulations”) to provide guidance for the purpose of determining, in cases where insurance policies supported by an insurance company’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets constitute Plan assets. Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998 or issued to Plans on or before December 31, 1998 for which the insurance company does not comply with the 401(c) Regulations may be treated as Plan assets. In addition, because Section 401(c) of ERISA does not relate to insurance company separate accounts, separate account assets are still generally treated as Plan assets of any Plan invested in that separate account. Insurance companies contemplating the investment of general account assets in the Offered Certificates should consult with their counsel with respect to the applicability of Section 401(c) of ERISA.

THE SALE OF OFFERED CERTIFICATES TO A PLAN IS IN NO RESPECT A REPRESENTATION BY THE DEPOSITOR OR ANY OF THE UNDERWRITERS THAT THIS INVESTMENT MEETS ANY RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY PLANS GENERALLY OR ANY PARTICULAR PLAN, OR THAT THIS INVESTMENT IS APPROPRIATE FOR PLANS GENERALLY OR ANY PARTICULAR PLAN.

LEGAL INVESTMENT

None of the classes of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”). Generally, the only classes of Offered Certificates which will qualify as “mortgage related securities” will be those that (1) are rated in one of the two highest rating categories by at least one nationally recognized statistical rating organization, as defined in Section 3(a)(62) of the Exchange Act (“NRSRO”); and (2) are part of a series evidencing interests in a trust consisting of loans originated by certain types of originators specified in SMMEA and secured by first liens on real estate.

Although Section 939(e) of the Dodd-Frank Act amended SMMEA, effective July 21, 2012, so as to require the SEC to establish creditworthiness standards by that date in substitution for the foregoing ratings test, the SEC has neither proposed nor adopted a rule establishing new creditworthiness standards for purposes of SMMEA as of the date of this prospectus. However, the SEC has issued a transitional interpretation (Release No. 34-67448 (effective July 20, 2012)), which provides that, until such time as final rules establishing new standards of creditworthiness become effective, the standard of creditworthiness for purposes of the definition of the term “mortgage related security” is a security that is rated in one of the two highest rating categories by at least one NRSRO. Depending on the standards of creditworthiness that are ultimately established by the SEC, it is possible that certain classes of Offered Certificates specified to be “mortgage related securities” for purposes of SMMEA may no longer qualify as such as of the time such new standards are effective.

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to those restrictions to purchase the Offered Certificates, are subject to significant interpretive uncertainties. We make no representation as to the proper characterization of the Offered Certificates for legal investment, financial institution regulatory, or other purposes, or as to the ability of particular investors to purchase any Offered Certificates under applicable legal investment restrictions. Further, any ratings downgrade of a class of Offered Certificates by an NRSRO to less than an “investment grade” rating (i.e., lower than the top four rating categories) may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that class. The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

Accordingly, if your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, you should consult with your own legal advisors in determining whether and to what extent the Offered Certificates constitute legal investments or are subject to investment, capital, or other regulatory restrictions.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the

Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act.

LEGAL MATTERS

The validity of the certificates and material federal income tax matters will be passed upon for the depositor by Sidley Austin LLP. Certain legal matters will be passed upon for the underwriters by Cadwalader, Wickersham & Taft LLP.

RATINGS

It is a condition to their issuance that the Offered Certificates receive investment grade credit ratings from each of the Rating Agencies engaged by the depositor to rate such class of certificates.

We are not obligated to maintain any particular rating with respect to any class of Offered Certificates. Changes affecting the Mortgaged Properties, the parties to the PSA or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the applicable Mortgage Loan.

The ratings address the likelihood of full and timely receipt by the Certificateholders of all distributions of interest at the applicable Pass-Through Rate on the Offered Certificates to which they are entitled on each distribution date and the ultimate payment in full of the Certificate Balance of each class of Offered Certificates on a date that it not later than the Rated Final Distribution Date with respect to such class of certificates. The Rated Final Distribution Date will be the Distribution Date in February 2059. See “Yield and Maturity Considerations” and “Pooling and Servicing Agreement—Advances”. Any ratings of each Offered Certificates should be evaluated independently from similar ratings on other types of securities.

The ratings are not a recommendation to buy, sell or hold securities, a measure of asset value or an indication of the suitability of an investment, and may be subject to revision or withdrawal at any time by any Rating Agency. In addition, these ratings do not address: (a) the likelihood, timing, or frequency of prepayments (both voluntary and involuntary) and their impact on interest payments or the degree to which such prepayments might differ from those originally anticipated, (b) the possibility that a Certificateholder might suffer a lower than anticipated yield, (c) the likelihood of receipt of yield maintenance charges, prepayment charges, prepayment premiums, prepayment fees or penalties or default interest or post anticipated repayment date additional interest, (d) the likelihood of experiencing any Prepayment Interest Shortfalls, an assessment of whether or to what extent the interest payable on any class of Offered Certificates may be reduced in connection with any Prepayment Interest Shortfalls, or of receiving Compensating Interest Payments, (e) the tax treatment of the Offered Certificates or effect of taxes on the payments received, (f) the likelihood or willingness of the parties to the respective documents to meet their contractual obligations or the likelihood or willingness of any party or court to enforce, or hold enforceable, the documents in whole or in part, (g) an assessment of the yield to maturity that investors may experience, (h) the likelihood, timing or receipt of any payments of interest to the holders of the Offered Certificates resulting from an increase in the interest rate on any Mortgage Loan in connection with a Mortgage Loan modification, waiver or amendment, (i) Excess Interest or (j) other non-credit risks, including, without limitation, market risks or liquidity.

The ratings take into consideration the credit quality of the underlying Mortgaged Properties and the Mortgage Loans, structural and legal aspects associated with the Offered Certificates, and the extent to which the payment stream of the Mortgage Loans is adequate to make payments required under the Offered Certificates. However, as noted above, the ratings do not represent an assessment of the likelihood, timing or frequency of principal prepayments (both voluntary and involuntary) by the borrowers, or the degree to which such prepayments might differ from those originally anticipated. In general, the ratings address credit risk and not prepayment risk. Ratings are forward-looking opinions about credit risk and express an agency’s opinion about the ability and willingness of an issuer of securities to meet its financial obligations in full and on time. Ratings are not indications of investment merit. In addition, the ratings do not represent an assessment of the yield to maturity that investors may experience or the possibility that investors might not fully recover their initial investment in the event of delinquencies or defaults or rapid prepayments on the Mortgage Loans (including both voluntary and involuntary prepayments) or the application of any realized losses. In the event that holders of such certificates do not fully recover their investment as a result of rapid principal prepayments on the Mortgage Loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the ratings assigned to such certificates. As indicated in this prospectus, holders of the certificates with Notional Amounts are entitled only to payments of interest on the related Mortgage Loans. If the Mortgage Loans were to prepay in the initial month, with the result that the holders of the certificates with Notional Amounts receive only a single month’s interest and therefore, suffer a nearly complete loss of their investment, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the rating received on those certificates. The Notional Amounts of the certificates with Notional Amounts on which interest is calculated may be reduced by the allocation of realized losses and prepayments, whether voluntary or involuntary. The ratings do not address the timing or magnitude of reductions of such Notional Amount, but only the obligation to pay interest timely on the Notional Amount, as so reduced from time to time. Therefore, the ratings of the certificates with Notional Amounts should be evaluated independently from similar ratings on other types of securities. See “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield and Maturity Considerations”.

Although the depositor will prepay fees for ongoing rating surveillance by certain of the Rating Agencies, the depositor has no obligation or ability to ensure that any Rating Agency performs ratings surveillance. In addition, a Rating Agency may cease ratings surveillance if the information furnished to that Rating Agency is insufficient to allow it to perform surveillance.

INDEX OF DEFINED TERMS

17g-5 Information Provider	345
1986 Act	503
1996 Act	484
401(c) Regulations	520
A Lender	217
A-1/B-1 Lender	217
AB Modified Loan	392
AB Whole Loan	220
Acceptable Insurance Default	396
Accrued AB Loan Interest	329
Acquired Parcel	211
Acting General Counsel’s Letter	145
actual/360 basis	33
Actual/360 Basis	201
Actual/360 Loans	370
ADA	487
Administrative Cost Rate	324
ADR	158
Advances	366
Affiliate	13
Affirmative Asset Review Vote	435
Aggregate Available Funds	318
Aggregate Principal Distribution Amount	324
AIFM Regulations	152
Albee JV	216
Allocated Loan Amount	158
Annual Debt Service	158
Anticipated Repayment Date	202
Appraisal Reduction Amount	388
Appraisal Reduction Event	388
Appraised Value	158
Appraised-Out Class	393
Approved Exchange	20
ARD Loan	202
ASR Consultation Process	409
Assessment of Compliance	465
Asset Representations Reviewer Asset Review Fee	386
Asset Representations Reviewer Fee Cap	386
Asset Representations Reviewer Termination Event	440
Asset Review	436
Asset Review Notice	435
Asset Review Quorum	435
Asset Review Report	437
Asset Review Report Summary	437
Asset Review Standard	436
Asset Review Trigger	433
Asset Review Vote Election	435
Asset Status Report	406

Assumed Certificate Coupon	307
Assumed Final Distribution Date	331
Assumed Scheduled Payment	325
AST	180
Attestation Report	466
AVRS Special Member	216
Balloon Balance	159
Balloon LTV	160
Bank Act	279
Barclays	272
Barclays Data Tape	274
Barclays Mortgage Loans	274
Barclays Review Team	274
Barclays’ Qualification Criteria	275
Base Interest Fraction	330
BBNA	279
BCREI	156
Benchmark 2025-V19 PSA	220
benefit plan investors	518
BMO	156, 279
BMO 2025-5C13 PSA	220
BMO Data File	281
BMO Financial	279
BMO Mortgage Loans	279
BMO Securitization Database	280
Borrower Party	339
Borrower Party Affiliate	339
Breach Notice	357
Bridge Bank	88
Business Day	371
BX 2025-ARIA Certificate Administrator	230
BX 2025-ARIA Directing Certificateholder	234
BX 2025-ARIA Master Servicer	230
BX 2025-ARIA Special Servicer	230
BX 2025-ARIA Trust	228
BX 2025-ARIA Trustee	231
BX 2025-ARIA TSA	220, 229
CapEx	169
CCRE4 Trust	297
CERCLA	484
Certificate Administrator/Trustee Fee	385
Certificate Administrator/Trustee Fee Rate	385
Certificate Balance	316
Certificate Owners	347
Certificateholder	340
Certificateholder Quorum	443
Certificateholder Repurchase Request	454
certificates	3
certificates	32

Certifying Certificateholder	349
CGMRC	264
CityCenter (Aria & Vdara) Co-Lender Agreement	229
CityCenter (Aria & Vdara) Companion Loans	229
CityCenter (Aria & Vdara) Component	229
CityCenter (Aria & Vdara) Component A	229
CityCenter (Aria & Vdara) Component A-C	229
CityCenter (Aria & Vdara) Component B	229
CityCenter (Aria & Vdara) Component C	229
CityCenter (Aria & Vdara) Loans	229
CityCenter (Aria & Vdara) Non-SASB Loans	229
CityCenter (Aria & Vdara) Non-SASB Noteholder	229
CityCenter (Aria & Vdara) Non-SASB Pari Passu Companion Loans	229
CityCenter (Aria & Vdara) Non-SASB Securitization Trust	230
CityCenter (Aria & Vdara) Non-SASB Senior Loans	229
CityCenter (Aria & Vdara) Noteholder	229
CityCenter (Aria & Vdara) SASB Loans	229
CityCenter (Aria & Vdara) SASB Pari Passu Companion Loans	228
CityCenter (Aria & Vdara) Senior Loans	229
CityCenter (Aria & Vdara) Senior Noteholder	229
CityCenter (Aria & Vdara) Subordinate Companion Loans	229
CityCenter (Aria & Vdara) Subordinate Noteholder	229
CityCenter (Aria & Vdara) Whole Loan	229
CityFHEPS	80
Class X certificates	3
Class X Certificates	315
Class X-A Strip Rate	322
Class X-B Strip Rate	322
Class X-D Strip Rate	323
Class X-E Strip Rate	323
Clearstream	346
Clearstream Participants	348
Closing Date	157
CMBS	149
CMBS B-Piece Securities	304
Code	147, 501
Collateral Deficiency Amount	392
Collection Account	369
Collection Period	319
Communication Request	350
Companion Loan	155
Companion Loan Holder	218
Compensating Interest Payment	333
Component Reverse Sequential Order	233

Component Sequential Order	232
Computershare	288
Computershare Limited	288
Computershare Trust Company	288
Constant Prepayment Rate	494
Constraining Level	307
Consultation Termination Event	422
Control Appraisal Period	220
Control Eligible Certificates	416
Control Note	220
Control Termination Event	421
Controlling Class	416
Controlling Class Certificateholder	416
Controlling Holder	220
Controlling Note	220
Corrected Loan	406
CPR	494
CREC	180
Credit Risk Retention Rules	300
CREFC®	336
CREFC® Intellectual Property Royalty License Fee	387
CREFC® Intellectual Property Royalty License Fee Rate	387
CREFC® Reports	336
CREFI	156, 264
CREFI Data File	265
CREFI Mortgage Loans	264
CREFI Securitization Database	265
Crossed Mortgage Loan	3
Crossover Date	321
CTS	288
Cumulative Appraisal Reduction Amount	392
Cure/Contest Period	437
Current LTV	159
Cut-off Date	155
Cut-off Date Balance	159
Cut-off Date LTV Ratio	159
Cut-off Date UW NCF Debt Yield	162
DB Originators	249
DBNY	246, 300
DBRI	246
Deed	195
Defaulted Loan	412
Defeasance	11
Defeasance Deposit	207
Defeasance Loans	207
Defeasance Lock-Out Period	207
Defeasance Option	207
Definitive Certificate	346
Delegated Directive	15
Delinquent Loan	435
Depositaries	347
Determination Date	317
Deutsche Bank	246
Developer	195

Diligence File	354
Directing Holder	415
Directing Holder Asset Status Report Review Process	408
Disclosable Special Servicer Fees	385
Discount Rate	204
Discount Yield	306, 309
Disposition Area	195
Dispute Resolution Consultation	456
Dispute Resolution Cut-off Date	456
Disqualified Persons	517
Distribution Accounts	370
Distribution Date	317
Distributor	15
DISTRIBUTOR	16
DMARC	247
Dodd-Frank Act	153
DOJ	246
DOL	518
DTC	346
DTC Participants	347
DTC Rules	348
DTSC	179
Due Date	201, 319
Due Diligence Questionnaire	266, 281
EBITDAR	169
EDGAR	516
EEA	15
EEA RETAIL INVESTOR	15, 17
Elective Renovations	181
Eligible Asset Representations Reviewer	438
Eligible Operating Advisor	429
Empire Expansion Space	190
Enforcing Party	454
Enforcing Servicer	454
Environmental Condition	13
ESA	179, 251, 13
Escrow/Reserve Mitigating Circumstances	253, 278
EU	150
EU CRR	151
EU Due Diligence Requirements	151
EU Institutional Investor	151
EU PRIIPS Regulation	15
EU Prospectus Regulation	15
EU Securitization Rules	151
Euroclear	346
Euroclear Operator	348
Euroclear Participants	348
EUWA	15, 17
Excess Interest	202
Excess Interest Distribution Account	370
Excess Prepayment Interest Shortfall	334
Exchange Act	254
Exchange Parcel	211

Excluded Controlling Class Holder	338
Excluded Controlling Class Loan	339
Excluded Information	339
Excluded Loan	339
Excluded Plan	520
Excluded Special Servicer	444
Excluded Special Servicer Mortgage Loan	444
Exemption	518
Exemption Rating Agency	519
Expansion Parcel	211
Expected Price	310
Expected Prices	310
FATCA	512
FDIA	144
FDIC	88, 144
FDIC Safe Harbor	145
FETL	20
Fiduciary	520
FIEL	21
Final Asset Status Report	410
Final Dispute Resolution Election Notice	457
Financial Promotion Order	16
FIRREA	146, 250
Fitch	464
Fixed Rent Commencement Date	189
Flagstar	88
FPO Persons	16
FSCMA	20
FSMA	15, 17, 152
Funds	295
GACC	156, 246
GACC Data Tape	248
GACC Deal Team	248
GACC Mortgage Loans	247
Gain-on-Sale Reserve Account	370
Garn Act	486
General Partner	215
Goldman Originator	257
grace period	201
Grantor Trust	56, 501
Ground Lease	11
GS Bank	144, 254
GSMC	156, 254
GSMC Data Tape	255
GSMC Deal Team	255
GSMC Mortgage Loans	254
H&M Key Stores	189
Hard Lockbox	159
HFC	81
House Bill 21	81
HRR certificates	4, 32
HRR Certificates	127, 300
HRR Transfer Restriction End Date	312
HSTP Act	80
Icahn Funds	297

ICAP	199
IDFPR	279
IEPA	180
Impermissible Asset Representations Reviewer Affiliate	450
Impermissible Operating Advisor Affiliate	450
Impermissible Risk Retention Affiliate	451
Impermissible TPP Affiliate	450
Indirect Participants	347
Initial Delivery Date	406
Initial Pool Balance	155
Initial Rate	202
Initial Requesting Certificateholder	454
In-Place Cash Management	159
Institutional Investor	20
Institutional Lender	195
Insurance and Condemnation Proceeds	369
Insurance Rating Requirements	5
Insurance Ratings Requirements	5
Intercreditor Agreement	218
Interest Accrual Amount	324
Interest Accrual Period	324
Interest Deposit Amount	155
Interest Distribution Amount	324
Interest Payment Differential	204
Interest Reserve Account	370
Interest Shortfall	324
Interested Person	414
Interest-Only Certificates	305
Interest-Only Expected Price	309
intermediary	511
Interpolated Yield	306
Investment Company Act	1
Investor Certification	339
Investor LP	215
Investor Q&A Forum	344
Investor Registry	345
IO Group YM Distribution Amount	330
IRS	148
IRS Lease	171
Japanese Retention Requirement	21
JEMB Member	216
JFSA	21
JJCI	179
Joint Mortgage Loan	157
JRR Rule	21
KBRA	464
Kentucky Plans	518
KPPA	518
KSR Special Member	216
LAAIO	179
Largest Tenant	159
LDA	195
Lease Expiration	159
Lennar	295

Liquidation Fee	381
Liquidation Proceeds	381
Loan A	217
Loan A-1	217
Loan AA	217
Loan AA-1	217
Loan B	217
Loan B-1	217
Loan Per Net Rentable Area	159
Loan-Specific Directing Holder	416
Loan-to-Value Ratio	159
Loan-to-Value Ratio at Maturity or ARD	160
Local Law 97	116
Loss of Value Payment	358
Lot	209
Lower-Tier Regular Interests	501
Lower-Tier REMIC	55, 501
Lower-Tier REMIC Distribution Account	370
LPC	196
LTV Ratio	159
LTV Ratio at Maturity or ARD	160
MAI	359, 14
Major Decision	417
Major Decision Reporting Package	417
market discount	506
MAS	19
Master Rent	169
Master Servicer Non-Major Decision	400
Master Servicer Proposed Course of Action Notice	455
Master Servicer Remittance Date	365
Master Servicing Fee	378
Master Servicing Fee Rate	378
Material Defect	356
Maturity Date LTV Ratio	160
MCR	132
MGM	168
MGM Master Lease	169
MGM Policies	194
MGM Tenant	168
Midland	291
MIFID II	15, 17
Missing CO	191
MLPA	350
MOA	300
Modeling Assumptions	495
Modification Fees	384
Modified Mortgage Loan	388
Moody’s	464
Morningstar DBRS	291, 438
Mortgage	156
Mortgage File	351
Mortgage Loan Seller	1
Mortgage Loan Sellers	246
Mortgage Loans	155
Mortgage Note	156

Mortgage Pool	155
Mortgage Rate	324
Mortgaged Property	156
Mortgagee	15
Most Recent NOI	160
MSA	160
Net Default Interest	378
Net Mortgage Rate	323
Net Operating Income	160
Net Prepayment Interest Excess	333
NFIP	99
NFR	180
NI 33-105	22
NOI	160
Non-Control Note	220
Non-Controlling Holder	221, 224
non-offered certificates	32
non-qualified intermediary	511
Nonrecoverable Advance	367
Non-Reduced Certificates	443
Non-Serviced AB Whole Loan	221
Non-Serviced Certificate Administrator	221
Non-Serviced Companion Loan	221
Non-Serviced Custodian	221
Non-Serviced Directing Holder	221
Non-Serviced Master Servicer	221
Non-Serviced Mortgage Loan	221
Non-Serviced Pari Passu Companion Loan	221
Non-Serviced Pari Passu Whole Loan	221
Non-Serviced PSA	221
Non-Serviced Securitization Trust	222
Non-Serviced Special Servicer	222
Non-Serviced Trustee	222
Non-Serviced Whole Loan	222
Non-U.S. Tax Person	511
non-VRR certificates	3, 32
Non-VRR Certificates	315
Non-VRR Percentage	302
Notional Amount	317
NRA	160
NRSRO	338, 448, 521
NRSRO Certification	340
NYEDC	195
NYEDC Obligations	195
Occupancy	160
Occupancy Date	161
OFFER	17, 18
offered certificates	31
Offered Certificates	315
Offsetting Modification Fees	384
OID Regulations	504
OLA	145
Operating Advisor Annual Report	427
Operating Advisor Consultation Event	428
Operating Advisor Consulting Fee	386

Operating Advisor Expenses	386
Operating Advisor Fee	386
Operating Advisor Fee Rate	386
Operating Advisor Standard	426
Operating Advisor Termination Event	431
Original Balance	161
P&I Advance	365
Pads	165
PAR	251
Pari Passu Companion Loan	155
Park Bridge Financial	298
Park Bridge Lender Services	298
Park Owned Homes	172
Participants	346
Parties in Interest	517
Partnership	215
Pass-Through Rate	322
Patriot Act	488
Payment Guaranty	202
PCE	179
PCO	196
PCR	262, 271, 286
Periodic Payments	318
Permitted Encumbrances	3
Permitted Investments	318
Permitted Special Servicer/Affiliate Fees	385
PIPs	92, 181
Plans	517
PLL Limits	198
PLL Policy	198
PML	262, 6
PNC Bank	294
Post-ARD Additional Interest	241
PRC	18
Preferred Interests	215
Preliminary Dispute Resolution Election Notice	456
Prepayment Assumption	505
Prepayment Interest Excess	332
Prepayment Interest Shortfall	332
Prepayment Provision	161
Prime Rate	369
principal balance certificates	3
Principal Balance Certificates	315
Principal Distribution Amount	325
Principal Shortfall	326
Privileged Information	430
Privileged Information Exception	430
Privileged Person	338
Prohibited Prepayment	333
Promotion of Collective Investment Schemes Exemptions Order	16
Proposed Course of Action	455
Proposed Course of Action Notice	455
PSA	315
PSA Party Repurchase Request	454

PTCE	520
Purchase Price	358
Purchaser	1
qualified intermediary	511
Qualified Replacement Special Servicer	443
Qualified Substitute Mortgage Loan	359
Qualifying CRE Loan Percentage	300
RAC No-Response Scenario	463
Rated Final Distribution Date	332
Rating Agencies	464
Rating Agency Confirmation	464
RCA	294
RCM	295
REA	71
Realized Loss	335
REC	179
Record Date	317
Registration Statement	516
Regular Certificates	315
Regular Interest Holder	504
Regular Interests	501
Regulation AB	466
Reimbursement Rate	369
Reinvestment Yield	204
Related Group	161
Related Proceeds	368
Release Date	207
Relevant Persons	16
Relief Act	487
Remaining EB-5 Loan	185
Remediation Agreement	179
REMIC	501
REMIC Regulations	501
REO Account	371
REO Loan	326
REO Property	406
Repurchase Request	454
Requesting Certificateholder	456
Requesting Holders	393
Requesting Investor	350
Requesting Party	463
Required PLL Period	198
Required Risk Retention Percentage	300
Requirements	487
Residual Certificates	315
Resolution Failure	455
Resolved	455
Restricted Group	519
Restricted Mezzanine Holder	339
Restricted Party	430
Retaining Parties	300
Retaining Sponsor	300
Retaining Third-Party Purchaser	127, 300
Reverse Sequential Order (CityCenter (Aria & Vdara))	233

Reverse Sequential Order (Torrey Heights)	241
Review Materials	435
Revised Rate	202
RevPAR	161
Risk Retention Affiliate	429
Risk Retention Affiliated	429
Risk Retention Consultation Party	339
ROFR	192
Rooms	165
Rule 17g-5	341
RV	172
S&P	291
Scheduled Certificate Interest Payments	308
Scheduled Certificate Principal Payments	305
Scheduled Principal Distribution Amount	325
SEC	254
Secretary	146
Securities Act	465
Securitization Accounts	371
SEL	262, 6
Senior Certificates	315
Senior Principal Balance Certificates	315
Sequential Order (CityCenter (Aria & Vdara))	232
Sequential Order (Torrey Heights)	241
Serviced AB Mortgage Loan	222
Serviced AB Whole Loan	222
Serviced Companion Loan	222
Serviced Mortgage Loan	222
Serviced Pari Passu Companion Loan	222
Serviced Pari Passu Mortgage Loan	222
Serviced Pari Passu Whole Loan	222
Serviced Subordinate Companion Loan	222
Serviced Whole Loan	222
Serviced Whole Loan Custodial Account	369
Servicer Termination Event	446, 448
Servicing Advances	366
Servicing Compensation	379
Servicing Fee	378
Servicing Fee Rate	378
Servicing Shift Mortgage Loan	223
Servicing Shift PSA	223
Servicing Shift Securitization Date	223
Servicing Shift Whole Loan	223
Servicing Standard	364
Servicing Transfer Event	406
SF	161
SFA	19
SFO	19
Shadyside II Units	191
Similar Law	517
Single-Purpose Entity	10
SLEAP	180
Small Loan Appraisal Estimate	390

SMMEA	521
Soft Lockbox	161
Soft Springing Hard Lockbox	161
Sole Certificateholder	384
Special Servicer Non-Major Decision	398
Special Servicing Fee	380
Special Servicing Fee Rate	380
Specially Serviced Loans	404
Sponsors	246
Springing Cash Management	161
Springing Lockbox	161
Sq. Ft.	161
Square Feet	161
Standard Qualifications	2
Startup Day	501
Stated Principal Balance	326
static pool data	104
Stone Point	295
Subject 2024 Computershare CMBS Annual Statement of Compliance	290
Subject Loans	386
Subordinate Certificates	315
Subordinate Companion Loan	223
Subsequent Asset Status Report	407
Sub-Servicing Agreement	364
Sub-Servicing Entity	447
SVB	88
Syndicate Insurance Ratings Requirements	5
T-12	161
Target Price	307
TCE	179
TCO	196
Term to Maturity	161
Terms and Conditions	349
Terrorism Cap Amount	10
Tests	436
Title Exception	2
Title IV Financial Aid	85
Title Policy	3
Title V	486
Torrey Heights Accrued Interest	202
Torrey Heights ARD	202
Torrey Heights Co-Lender Agreement	238
Torrey Heights Companion Loans	238
Torrey Heights Component	238
Torrey Heights Component A	238
Torrey Heights Component B	238
Torrey Heights Component C	238
Torrey Heights Component D	238
Torrey Heights Monthly Debt Service Payment Amount	202
Torrey Heights Non-SASB Loans	238
Torrey Heights Non-SASB Noteholder	238
Torrey Heights Non-SASB Pari Passu Companion Loans	237

Torrey Heights Non-SASB Securitization Trust	239
Torrey Heights Non-SASB Senior Loans	238
Torrey Heights Noteholder	238
Torrey Heights Notes	238
Torrey Heights SASB Loans	237
Torrey Heights SASB Pari Passu Companion Loans	237
Torrey Heights Senior Loans	238
Torrey Heights Senior Noteholder	238
Torrey Heights Subordinate Companion Loans	237
Torrey Heights Subordinate Noteholder	238
Torrey Heights Whole Loan	238
TORY 2026-HGTS Certificate Administrator	239
TORY 2026-HGTS Directing Certificateholder	242
TORY 2026-HGTS Master Servicer	238
TORY 2026-HGTS Special Servicer	238
TORY 2026-HGTS Trust	237
TORY 2026-HGTS Trustee	239
TORY 2026-HGTS TSA	223
Trailing 12 NOI	160
Transfer	10
Traveling HFCs	81
Treasury Regulations	7
Treasury-Priced Expected Price	308
Treasury-Priced Principal Balance Certificates	305
TRIA	9
TRIPRA	99
trust directing holder	27
Trust Directing Holder	415
Trust REMICs	55, 501
TTM	161
U.S. Obligations	204
U.S. Tax Person	511
UCC	473, 3
UK	15, 17, 150
UK CRR	152
UK Due Diligence Requirements	152
UK Institutional Investor	152
UK MIFIR Product Governance Rules	16
UK PRIIPs Regulation	16
UK Prospectus Regulation	15
UK Retail Investor	15, 17
UK Securitization Rules	152
Underwriter Entities	121
Underwriting Agreement	514
Underwritten EGI	162, 165
Underwritten Expenses	162
Underwritten NCF	162
Underwritten NCF Debt Yield	162
Underwritten NCF DSCR	162
Underwritten Net Cash Flow	162

Underwritten Net Cash Flow DSCR	162
Underwritten Net Operating Income	163
Underwritten Net Operating Income DSCR	164
Underwritten NOI	163
Underwritten NOI Debt Yield	165
Underwritten NOI DSCR	164
Underwritten Revenues	165
Unit 1	177
Unit 2	177
Units	165
Unscheduled Principal Distribution Amount	325
Unsolicited Information	436
Updated Appraisal	390
Upper-Tier REMIC	55, 501
Upper-Tier REMIC Distribution Account	370
USTs	179
UW EGI	162, 165
UW Expenses	162
UW NCF	162
UW NCF Debt Yield	162
UW NCF DSCR	162
UW NOI	163
UW NOI Debt Yield	165
UW NOI DSCR	164
Vacant Parcel	208
VEC	179
VIMS	179
VOCs	179

Volcker Rule	153
Voting Rights	345
VRR Allocation Percentage	302
VRR Available Funds	301
VRR Interest	4, 300
VRR Interest Distribution Amount	302
VRR Interest Upper-Tier Regular Interests	501
VRR Percentage	302
VRR Principal Distribution Amount	303
VRR Realized Loss	301
VRR Realized Loss Interest Distribution Amount	303
VS Key Stores	189
WAC rate	3
WAC Rate	323
Weighted Average Mortgage Rate	165
Wells Fargo Bank	288
Whole Loan	155, 223
WholeCo	162
Willoughby Subordinate Loans	217
Withheld Amounts	370
Workout Fee	380
Workout-Delayed Reimbursement Amount	369
Yield-Priced Certificates	305
Yield-Priced Expected Price	310
YM/Defeasance Loans	205
York MF Portfolio Release Property	209
Zoning Regulations	8

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX A-1

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS
AND MORTGAGED PROPERTIES

(THIS PAGE INTENTIONALLY LEFT BLANK)

BMARK 2026-V20

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	% of Loan Balance	Mortgage Loan Originator	Mortgage Loan Seller	Related Group	Crossed Group	Address	City
								9
1	Loan	10, 11, 20, 21, 26, 31	6	Project Broadview	9.0%		GSBI	GSMC	Group 1	NAP	Various	Various
1.01	Property		1	General Mills	2.3%	25.1%					1871 Willow Springs Church Road	Social Circle
1.02	Property		1	NYU Langone	1.7%	18.7%					175 Delancey Street	New York
1.03	Property		1	UL Solutions	1.5%	17.1%					47173 Benicia Street, 47266 Benicia Street and 843 Auburn Court	Fremont
1.04	Property		1	Bass Pro Shops	1.4%	15.0%					1 Cabela Drive	Triadelphia
1.05	Property		1	Commodore Bay	1.1%	12.2%					2500-2501 West Commodore Way	Seattle
1.06	Property		1	Huntington Ingalls	1.1%	12.0%					350-360 Salters Creek Road	Hampton
2	Loan	9, 10, 18, 20, 21, 26, 27, 28, 29, 31, 32	1	CityCenter (Aria & Vdara)	8.5%	100.0%	GSBI, CREFI, GACC, JPMCB	GSMC, CREFI, GACC	NAP	NAP	3730 South Las Vegas Boulevard and 2600 West Harmon Avenue	Las Vegas
3	Loan	9, 10, 20, 21, 24, 32	1	Northshore Mall	8.5%	100.0%	GACC, JPMCB	GACC	NAP	NAP	210 Andover Street	Peabody
4	Loan	10, 16, 20, 23, 24, 30	1	1 Willoughby Square	8.5%	100.0%	GACC	GACC	NAP	NAP	235 Duffield Street	Brooklyn
5	Loan	9, 10, 12, 13, 20, 23, 24, 26	1	535 & 545 5th Avenue	8.5%	100.0%	DBRI, SGFC	GACC	NAP	NAP	535-545 Fifth Avenue	New York
6	Loan	12, 16, 23	1	600 Broadway	6.5%	100.0%	CREFI	CREFI	NAP	NAP	600 Broadway	New York
7	Loan	12, 16, 18, 22, 23, 24	1	Oakbrook Center	4.8%	100.0%	DBRI	GACC	NAP	NAP	11750-11790 US Highway 1	Palm Beach Gardens
8	Loan	21	1	Normandy Center	4.5%	100.0%	BCREI	Barclays	NAP	NAP	8450 Baltimore National Pike	Ellicott City
9	Loan	10, 12, 17, 24, 26, 31	1	Amazon LAX	4.3%	100.0%	GSBI	GSMC	Group 1	NAP	9785 Bellanca Avenue	Los Angeles
10	Loan	11, 17, 21, 31, 32	12	Etude Self Storage Portfolio	3.2%		GSBI	GSMC	NAP	NAP	Various	Various
10.01	Property		1	Snapbox Self-Storage - Pines	0.5%	15.2%					8321 Pines Boulevard	Pembroke Pines
10.02	Property		1	Snapbox Self-Storage - Delsea	0.4%	12.1%					820 North Delsea Drive	Vineland
10.03	Property		1	Snapbox Storage - Crescent	0.3%	9.9%					6400-6504 South Crescent Boulevard	Pennsauken
10.04	Property		1	Snapbox Self-Storage - Harding	0.3%	9.4%					714 South Harding Highway	Buena
10.05	Property		1	Snapbox Self Storage - University	0.3%	8.8%					2010 South University Avenue	Little Rock
10.06	Property		1	Snapbox Self Storage - 10th	0.3%	8.1%					5700 West 10th Street	Little Rock
10.07	Property		1	Snapbox Self-Storage - Island	0.3%	8.1%					2240 Island Avenue	Philadelphia
10.08	Property		1	Snapbox Self-Storage - Macedo	0.3%	7.9%					1849 Southwest South Macedo Boulevard	Port St. Lucie
10.09	Property		1	Snapbox Self-Storage - Tacoma	0.3%	7.9%					2211 112th Street South	Tacoma
10.10	Property		1	Snapbox Self-Storage - East	0.2%	6.6%					1851 South East Avenue	Vineland
10.11	Property		1	Snapbox Self Storage - Geyer	0.1%	4.4%					8015 Geyer Springs Road	Little Rock
10.12	Property		1	Snapbox Self Storage - Leon	0.0%	1.5%					6100 Leon Circle	Little Rock
11	Loan	10, 12, 21, 32	1	Boise Towne Square	2.7%	100.0%	DBNY	GACC	NAP	NAP	350 North Milwaukee Street	Boise
12	Loan	12, 16, 26, 31	1	Holman Hotel	2.5%	100.0%	GACC	GACC	NAP	NAP	195 Commercial Street Southeast	Salem
13	Loan	9, 10, 16, 18, 20, 24, 27, 28, 31	1	Torrey Heights	2.3%	100.0%	JPMCB, GSBI, GACC	GACC, GSMC	NAP	NAP	11202-11214 El Camino Real	San Diego
14	Loan	11, 21, 26	2	Fairfield & Residence Inn San Antonio	2.3%		BCREI	Barclays	NAP	NAP	Various	San Antonio
14.01	Property		1	Residence Inn San Antonio Downtown Market Square	1.2%	55.3%					628 South Santa Rosa Avenue	San Antonio
14.02	Property		1	Fairfield Inn & Suites San Antonio Downtown Market	1.0%	44.8%					620 South Santa Rosa Avenue	San Antonio
15	Loan	16, 23	1	Sixty44 Residences	2.1%	100.0%	BMO	BMO	NAP	NAP	6044 North Winthrop Avenue	Chicago
16	Loan		1	Galleria Flats	1.9%	100.0%	BCREI	Barclays	NAP	NAP	3001 Hillcroft Avenue	Houston
17	Loan	17, 32	1	Guardian Storage Shadyside	1.8%	100.0%	GSBI	GSMC	NAP	NAP	5873 Centre Avenue	Pittsburgh
18	Loan		1	Stone Mountain Festival	1.6%	100.0%	BCREI	Barclays	NAP	NAP	1825 Rockbridge Road	Stone Mountain
19	Loan	24	1	Park Pointe Plaza	1.4%	100.0%	CREFI	CREFI	NAP	NAP	14900 South La Grange Road	Orland Park
20	Loan	18, 26	1	Courtyard Murfreesboro	1.4%	100.0%	GSBI	GSMC	NAP	NAP	1306 Greshampark Drive	Murfreesboro
21	Loan		1	The Crossing	1.4%	100.0%	CREFI	CREFI	NAP	NAP	9920-10058 East Independence Boulevard	Matthews
22	Loan	11, 31, 32	4	Wildhorse Communities	1.3%		GACC	GACC	Group 2	NAP	Various	Various
22.01	Property		1	Medicine Waters	0.4%	34.9%					300-400 North 13th Street	Saratoga
22.02	Property		1	Trails End	0.4%	28.0%					1925 East Murray Street	Rawlins
22.03	Property		1	Golden Eagle	0.3%	22.4%					1016 Harshman Street	Rawlins
22.04	Property		1	Sugar Creek	0.2%	14.7%					211 Monroe Street	Rawlins
23	Loan	24	1	The Rock Truckee	1.3%	100.0%	GACC	GACC	NAP	NAP	11149, 11165, 11209, 11197, 11253 and 11177 Brockway Road	Truckee
24	Loan	11, 23, 31	2	485 7th Ave & 100 Washington	1.2%		CREFI	CREFI	NAP	NAP	Various	New York
24.01	Property		1	100 Washington	0.6%	50.0%					100 Washington Street	New York
24.02	Property		1	485 7th Avenue	0.6%	50.0%					485 7th Avenue	New York
25	Loan	11, 12, 21, 25	2	York MF Portfolio	1.2%		BMO	BMO	NAP	NAP	Various	New York
25.01	Property		1	1481 York Avenue	0.6%	50.5%					1481 York Avenue	New York
25.02	Property		1	1479 York Avenue	0.6%	49.5%					1479 York Avenue	New York
26	Loan	25	1	Ducky’s Day Off	1.2%	100.0%	GACC	GACC	NAP	NAP	34408 State Road 54	Zephyrhills
27	Loan	10, 20	1	Kawasaki Motors North America Headquarters	1.1%	100.0%	BMO	BMO	NAP	NAP	26972 Burbank	Lake Forest
28	Loan	26	1	Motel 6 Tewksbury	1.1%	100.0%	BCREI	Barclays	NAP	NAP	95 Main Street	Tewksbury
29	Loan	22, 26	1	Stafford Apartments	0.9%	100.0%	CREFI	CREFI	NAP	NAP	714-716 Washington Place	Baltimore
30	Loan	16, 23, 24	1	33 West Ontario	0.9%	100.0%	CREFI	CREFI	NAP	NAP	33 West Ontario Street	Chicago
31	Loan	11, 16, 31	2	Big Sky Communities	0.8%		GACC	GACC	Group 2	NAP	Various	Various
31.01	Property		1	South Park	0.4%	57.3%					2884 Yellow Creek Road	Evanston
31.02	Property		1	Deer Run	0.3%	42.7%					145 South 500 East	Roosevelt
32	Loan	11, 25, 31	2	Penn South Brooklyn Portfolio	0.8%		GSBI	GSMC	NAP	NAP	Various	Brooklyn
32.01	Property		1	175 South 4th Street	0.4%	54.2%					175 South 4th Street	Brooklyn
32.02	Property		1	110 South 2nd Street	0.4%	45.8%					110 South 2nd Street	Brooklyn
33	Loan	11, 21, 26	2	Long Island Multifamily Portfolio	0.6%		DBRI	GACC	NAP	NAP	Various	Various
33.01	Property		1	108 South Street	0.4%	63.9%					108 South Street	Oyster Bay
33.02	Property		1	95 High Street	0.2%	36.1%					95 High Street	Huntington
34	Loan		1	S&S Storage	0.4%	100.0%	CREFI	CREFI	NAP	NAP	3851 FM 663	Midlothian

A-1

BMARK 2026-V20

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	County	State	Zip Code	General Property Type	Detailed Property Type	Year Built	Year Renovated	Number of Units	Unit of Measure	Loan Per Unit ($)
												12		12
1	Loan	10, 11, 20, 21, 26, 31	6	Project Broadview	Various	Various	Various	Various	Various	Various	Various	2,202,082	SF	81.49
1.01	Property		1	General Mills	Walton	GA	30025	Industrial	Warehouse/Distribution	2010	NAP	1,512,552	SF
1.02	Property		1	NYU Langone	New York	NY	10002	Office	Medical	2016	NAP	55,377	SF
1.03	Property		1	UL Solutions	Alameda	CA	94538	Industrial	R&D	1983	NAP	138,887	SF
1.04	Property		1	Bass Pro Shops	Ohio	WV	26059	Retail	Single Tenant	2004	2025	172,720	SF
1.05	Property		1	Commodore Bay	King	WA	98199	Industrial	Warehouse/Distribution	1974	2023	91,546	SF
1.06	Property		1	Huntington Ingalls	Hampton City	VA	23661	Industrial	Warehouse/Distribution	2022	NAP	231,000	SF
2	Loan	9, 10, 18, 20, 21, 26, 27, 28, 29, 31, 32	1	CityCenter (Aria & Vdara)	Clark	NV	89158	Hospitality	Full Service	2009	NAP	5,349	Rooms	476,313.33
3	Loan	9, 10, 20, 21, 24, 32	1	Northshore Mall	Essex	MA	01960	Retail	Super Regional Mall	1958	1978	1,137,515	SF	153.84
4	Loan	10, 16, 20, 23, 24, 30	1	1 Willoughby Square	Kings	NY	11201	Office	Urban	2021	NAP	280,348	SF	445.87
5	Loan	9, 10, 12, 13, 20, 23, 24, 26	1	535 & 545 5th Avenue	New York	NY	10017	Mixed Use	Retail/Office	1897-1927	2017	507,207	SF	611.03
6	Loan	12, 16, 23	1	600 Broadway	New York	NY	10012	Mixed Use	Office/Retail	1900	2022	88,365	SF	656.37
7	Loan	12, 16, 18, 22, 23, 24	1	Oakbrook Center	Palm Beach	FL	33408	Office	Suburban	1985-1990	2021-2024	243,359	SF	176.69
8	Loan	21	1	Normandy Center	Howard	MD	21043	Retail	Anchored	1961	2021	185,773	SF	216.66
9	Loan	10, 12, 17, 24, 26, 31	1	Amazon LAX	Los Angeles	CA	90045	Industrial	Warehouse/Distribution	2025	NAP	703,728	SF	165.22
10	Loan	11, 17, 21, 31, 32	12	Etude Self Storage Portfolio	Various	Various	Various	Self Storage	Self Storage	Various	Various	788,240	SF	109.99
10.01	Property		1	Snapbox Self-Storage - Pines	Broward	FL	33024	Self Storage	Self Storage	1989	NAP	74,881	SF
10.02	Property		1	Snapbox Self-Storage - Delsea	Cumberland	NJ	08360	Self Storage	Self Storage	2005	NAP	92,700	SF
10.03	Property		1	Snapbox Storage - Crescent	Camden	NJ	08109	Self Storage	Self Storage	1950	2002	69,035	SF
10.04	Property		1	Snapbox Self-Storage - Harding	Atlantic	NJ	08310	Self Storage	Self Storage	2006	NAP	58,900	SF
10.05	Property		1	Snapbox Self Storage - University	Pulaski	AR	72204	Self Storage	Self Storage	2002	NAP	75,000	SF
10.06	Property		1	Snapbox Self Storage - 10th	Pulaski	AR	72204	Self Storage	Self Storage	2005	NAP	63,145	SF
10.07	Property		1	Snapbox Self-Storage - Island	Philadelphia	PA	19142	Self Storage	Self Storage	1960	2003	80,910	SF
10.08	Property		1	Snapbox Self-Storage - Macedo	St. Lucie	FL	34984	Self Storage	Self Storage	1986, 1987, 1990, 1999	NAP	69,234	SF
10.09	Property		1	Snapbox Self-Storage - Tacoma	Pierce	WA	98444	Self Storage	Self Storage	2000	NAP	50,870	SF
10.10	Property		1	Snapbox Self-Storage - East	Cumberland	NJ	08360	Self Storage	Self Storage	2004	NAP	54,375	SF
10.11	Property		1	Snapbox Self Storage - Geyer	Pulaski	AR	72209	Self Storage	Self Storage	1986	NAP	42,475	SF
10.12	Property		1	Snapbox Self Storage - Leon	Pulaski	AR	72209	Self Storage	Self Storage	1988	NAP	56,715	SF
11	Loan	10, 12, 21, 32	1	Boise Towne Square	Ada	ID	83704	Retail	Super Regional Mall	1988	2015	666,584	SF	116.70
12	Loan	12, 16, 26, 31	1	Holman Hotel	Marion	OR	97301	Hospitality	Full Service	2023	NAP	127	Rooms	177,165.35
13	Loan	9, 10, 16, 18, 20, 24, 27, 28, 31	1	Torrey Heights	San Diego	CA	92130	Mixed Use	Lab/Office	2023-2024	NAP	520,604	SF	703.99
14	Loan	11, 21, 26	2	Fairfield & Residence Inn San Antonio	Bexar	TX	78204	Hospitality	Various	1995	2022-2025	205	Rooms	97,470.36
14.01	Property		1	Residence Inn San Antonio Downtown Market Square	Bexar	TX	78204	Hospitality	Extended Stay	1995	2022-2025	95	Rooms
14.02	Property		1	Fairfield Inn & Suites San Antonio Downtown Market	Bexar	TX	78204	Hospitality	Limited Service	1995	2022-2025	110	Rooms
15	Loan	16, 23	1	Sixty44 Residences	Cook	IL	60660	Multifamily	Mid Rise	2025	NAP	64	Units	285,156.25
16	Loan		1	Galleria Flats	Harris	TX	77057	Multifamily	Garden	1965	2023	161	Units	104,347.83
17	Loan	17, 32	1	Guardian Storage Shadyside	Allegheny	PA	15206	Self Storage	Self Storage	1908	2025	77,641	SF	201.83
18	Loan		1	Stone Mountain Festival	Gwinnett	GA	30087	Retail	Shadow Anchored	1988	2020	135,865	SF	102.08
19	Loan	24	1	Park Pointe Plaza	Cook	IL	60462	Retail	Anchored	1995	NAP	94,818	SF	130.78
20	Loan	18, 26	1	Courtyard Murfreesboro	Rutherford	TN	37129	Hospitality	Select Service	2016	NAP	113	Rooms	106,194.69
21	Loan		1	The Crossing	Mecklenburg	NC	28105	Retail	Anchored	1997	NAP	92,404	SF	129.86
22	Loan	11, 31, 32	4	Wildhorse Communities	Carbon	WY	82301	Manufactured Housing	Manufactured Housing	1971	NAP	214	Pads	52,733.64
22.01	Property		1	Medicine Waters	Carbon	WY	82331	Manufactured Housing	Manufactured Housing	1971	NAP	71	Pads
22.02	Property		1	Trails End	Carbon	WY	82301	Manufactured Housing	Manufactured Housing	1971	NAP	62	Pads
22.03	Property		1	Golden Eagle	Carbon	WY	82301	Manufactured Housing	Manufactured Housing	1971	NAP	48	Pads
22.04	Property		1	Sugar Creek	Carbon	WY	82301	Manufactured Housing	Manufactured Housing	1971	NAP	33	Pads
23	Loan	24	1	The Rock Truckee	Nevada	CA	96161	Mixed Use	Retail/Office	2006	2024	52,636	SF	210.88
24	Loan	11, 23, 31	2	485 7th Ave & 100 Washington	New York	NY	Various	Retail	Anchored	Various	Various	10,699	SF	1,009.44
24.01	Property		1	100 Washington	New York	NY	10006	Retail	Anchored	1921	NAP	6,712	SF
24.02	Property		1	485 7th Avenue	New York	NY	10018	Retail	Anchored	1906	1991	3,987	SF
25	Loan	11, 12, 21, 25	2	York MF Portfolio	New York	NY	Various	Multifamily	Mid Rise	1910	Various	17	Units	617,647.06
25.01	Property		1	1481 York Avenue	New York	NY	10021	Multifamily	Mid Rise	1910	2026	8	Units
25.02	Property		1	1479 York Avenue	New York	NY	10075	Multifamily	Mid Rise	1910	2017	9	Units
26	Loan	25	1	Ducky’s Day Off	Pasco	FL	33543	Manufactured Housing	Manufactured Housing	1972-2018	NAP	318	Pads	32,547.17
27	Loan	10, 20	1	Kawasaki Motors North America Headquarters	Orange	CA	92610	Industrial	Flex	1997	2016	203,231	SF	177.14
28	Loan	26	1	Motel 6 Tewksbury	Middlesex	MA	01876	Hospitality	Limited Service	1966	2025	120	Rooms	83,333.33
29	Loan	22, 26	1	Stafford Apartments	Baltimore City	MD	21201	Multifamily	Student Housing	1900	2018	94	Units	85,904.26
30	Loan	16, 23, 24	1	33 West Ontario	Cook	IL	60654	Retail	Anchored	2001	NAP	27,940	SF	286.33
31	Loan	11, 16, 31	2	Big Sky Communities	Various	Various	Various	Manufactured Housing	Manufactured Housing	1970	NAP	213	Pads	32,394.37
31.01	Property		1	South Park	Uinta	WY	82930	Manufactured Housing	Manufactured Housing	1970	NAP	122	Pads
31.02	Property		1	Deer Run	Duchesne	UT	84066	Manufactured Housing	Manufactured Housing	1970	NAP	91	Pads
32	Loan	11, 25, 31	2	Penn South Brooklyn Portfolio	Kings	NY	Various	Multifamily	Low Rise	1910	Various	8	Units	850,000.00
32.01	Property		1	175 South 4th Street	Kings	NY	11211	Multifamily	Low Rise	1910	2025	4	Units
32.02	Property		1	110 South 2nd Street	Kings	NY	11249	Multifamily	Low Rise	1910	2018	4	Units
33	Loan	11, 21, 26	2	Long Island Multifamily Portfolio	Various	NY	Various	Various	Various	Various	Various	10	Units	495,000.00
33.01	Property		1	108 South Street	Nassau	NY	11771	Mixed Use	Multifamily / Retail	1863	2024	5	Units
33.02	Property		1	95 High Street	Suffolk	NY	11743	Multifamily	Garden	1925	2014	5	Units
34	Loan		1	S&S Storage	Ellis	TX	76065	Self Storage	Self Storage	1979, 2006, 2008, 2014, 2016	2018	52,950	SF	66.10

A-2

BMARK 2026-V20

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Original Balance ($)	Cut-off Date Balance ($)	Maturity/ARD Balance ($)	Interest Rate %	Administrative Fee Rate %	Net Mortgage Rate %	Monthly Debt Service (P&I) ($)	Monthly Debt Service (IO) ($)	Annual Debt Service (P&I) ($)	Annual Debt Service (IO) ($)
					11	11			1		2, 13	13	2, 13	13
1	Loan	10, 11, 20, 21, 26, 31	6	Project Broadview	80,000,000	80,000,000	80,000,000	5.84000%	0.01580%	5.82420%	NAP	394,740.74	NAP	4,736,888.88
1.01	Property		1	General Mills	20,062,662	20,062,662	20,062,662
1.02	Property		1	NYU Langone	14,980,121	14,980,121	14,980,121
1.03	Property		1	UL Solutions	13,642,610	13,642,610	13,642,610
1.04	Property		1	Bass Pro Shops	11,979,549	11,979,549	11,979,549
1.05	Property		1	Commodore Bay	9,763,829	9,763,829	9,763,829
1.06	Property		1	Huntington Ingalls	9,571,227	9,571,227	9,571,227
2	Loan	9, 10, 18, 20, 21, 26, 27, 28, 29, 31, 32	1	CityCenter (Aria & Vdara)	75,000,000	75,000,000	75,000,000	6.07880916113333%	0.014559%	6.06425016113333%	NAP	385,202.32	NAP	4,622,427.84
3	Loan	9, 10, 20, 21, 24, 32	1	Northshore Mall	75,000,000	75,000,000	75,000,000	6.35500%	0.01580%	6.33920%	NAP	402,703.99	NAP	4,832,447.88
4	Loan	10, 16, 20, 23, 24, 30	1	1 Willoughby Square	75,000,000	75,000,000	75,000,000	6.78600%	0.01580%	6.77020%	NAP	430,015.63	NAP	5,160,187.56
5	Loan	9, 10, 12, 13, 20, 23, 24, 26	1	535 & 545 5th Avenue	75,000,000	74,979,839	73,790,323	7.06000%	0.01580%	7.04420%	466,752.61	NAP	5,601,031.32	NAP
6	Loan	12, 16, 23	1	600 Broadway	58,000,000	58,000,000	58,000,000	5.97000%	0.01580%	5.95420%	NAP	292,557.64	NAP	3,510,691.68
7	Loan	12, 16, 18, 22, 23, 24	1	Oakbrook Center	43,000,000	43,000,000	43,000,000	6.84700%	0.01580%	6.83120%	NAP	248,758.48	NAP	2,985,101.76
8	Loan	21	1	Normandy Center	40,250,000	40,250,000	40,250,000	6.53600%	0.01580%	6.52020%	NAP	222,273.17	NAP	2,667,278.04
9	Loan	10, 12, 17, 24, 26, 31	1	Amazon LAX	37,766,961	37,766,961	37,766,961	5.50900%	0.01580%	5.49320%	NAP	175,789.90	NAP	2,109,478.80
10	Loan	11, 17, 21, 31, 32	12	Etude Self Storage Portfolio	28,200,000	28,200,000	28,200,000	6.12200%	0.01580%	6.10620%	NAP	145,865.15	NAP	1,750,381.80
10.01	Property		1	Snapbox Self-Storage - Pines	4,293,426	4,293,426	4,293,426
10.02	Property		1	Snapbox Self-Storage - Delsea	3,415,225	3,415,225	3,415,225
10.03	Property		1	Snapbox Storage - Crescent	2,797,232	2,797,232	2,797,232
10.04	Property		1	Snapbox Self-Storage - Harding	2,650,865	2,650,865	2,650,865
10.05	Property		1	Snapbox Self Storage - University	2,471,972	2,471,972	2,471,972
10.06	Property		1	Snapbox Self Storage - 10th	2,290,487	2,290,487	2,290,487
10.07	Property		1	Snapbox Self-Storage - Island	2,276,817	2,276,817	2,276,817
10.08	Property		1	Snapbox Self-Storage - Macedo	2,228,028	2,228,028	2,228,028
10.09	Property		1	Snapbox Self-Storage - Tacoma	2,228,028	2,228,028	2,228,028
10.10	Property		1	Snapbox Self-Storage - East	1,870,242	1,870,242	1,870,242
10.11	Property		1	Snapbox Self Storage - Geyer	1,244,118	1,244,118	1,244,118
10.12	Property		1	Snapbox Self Storage - Leon	433,561	433,561	433,561
11	Loan	10, 12, 21, 32	1	Boise Towne Square	24,000,000	23,935,218	22,434,530	5.95000%	0.01580%	5.93420%	143,121.53	NAP	1,717,458.36	NAP
12	Loan	12, 16, 26, 31	1	Holman Hotel	22,500,000	22,500,000	22,500,000	6.45000%	0.01580%	6.43420%	NAP	122,617.19	NAP	1,471,406.28
13	Loan	9, 10, 16, 18, 20, 24, 27, 28, 31	1	Torrey Heights	20,000,000	20,000,000	20,000,000	4.96834477263158%	0.0145722%	4.95377257263158%	NAP	83,955.83	NAP	1,007,469.96
14	Loan	11, 21, 26	2	Fairfield & Residence Inn San Antonio	20,000,000	19,981,423	18,474,664	7.51300%	0.01580%	7.49720%	147,967.40	NAP	1,775,608.80	NAP
14.01	Property		1	Residence Inn San Antonio Downtown Market Square	11,050,000	11,039,736	10,207,252
14.02	Property		1	Fairfield Inn & Suites San Antonio Downtown Market	8,950,000	8,941,687	8,267,412
15	Loan	16, 23	1	Sixty44 Residences	18,250,000	18,250,000	18,250,000	6.41000%	0.01580%	6.39420%	NAP	98,839.38	NAP	1,186,072.56
16	Loan		1	Galleria Flats	16,800,000	16,800,000	16,800,000	6.70000%	0.04455%	6.65545%	NAP	95,102.78	NAP	1,141,233.36
17	Loan	17, 32	1	Guardian Storage Shadyside	15,670,000	15,670,000	15,670,000	6.01300%	0.01580%	5.99720%	NAP	79,610.31	NAP	955,323.72
18	Loan		1	Stone Mountain Festival	13,869,000	13,869,000	13,869,000	6.47100%	0.01580%	6.45520%	NAP	75,827.31	NAP	909,927.72
19	Loan	24	1	Park Pointe Plaza	12,400,000	12,400,000	12,400,000	6.69000%	0.01580%	6.67420%	NAP	70,090.14	NAP	841,081.68
20	Loan	18, 26	1	Courtyard Murfreesboro	12,000,000	12,000,000	12,000,000	5.67900%	0.01580%	5.66320%	NAP	57,578.75	NAP	690,945.00
21	Loan		1	The Crossing	12,000,000	12,000,000	12,000,000	6.41000%	0.01580%	6.39420%	NAP	64,990.28	NAP	779,883.36
22	Loan	11, 31, 32	4	Wildhorse Communities	11,285,000	11,285,000	11,285,000	6.45000%	0.01580%	6.43420%	NAP	61,499.33	NAP	737,991.96
22.01	Property		1	Medicine Waters	3,936,488	3,936,488	3,936,488
22.02	Property		1	Trails End	3,158,835	3,158,835	3,158,835
22.03	Property		1	Golden Eagle	2,525,863	2,525,863	2,525,863
22.04	Property		1	Sugar Creek	1,663,814	1,663,814	1,663,814
23	Loan	24	1	The Rock Truckee	11,100,000	11,100,000	11,100,000	6.16800%	0.01580%	6.15220%	NAP	57,846.42	NAP	694,157.04
24	Loan	11, 23, 31	2	485 7th Ave & 100 Washington	10,800,000	10,800,000	10,800,000	6.50000%	0.01580%	6.48420%	NAP	59,312.50	NAP	711,750.00
24.01	Property		1	100 Washington	5,400,000	5,400,000	5,400,000
24.02	Property		1	485 7th Avenue	5,400,000	5,400,000	5,400,000
25	Loan	11, 12, 21, 25	2	York MF Portfolio	10,500,000	10,500,000	10,500,000	6.14000%	0.01580%	6.12420%	NAP	54,471.18	NAP	653,654.16
25.01	Property		1	1481 York Avenue	5,300,000	5,300,000	5,300,000
25.02	Property		1	1479 York Avenue	5,200,000	5,200,000	5,200,000
26	Loan	25	1	Ducky’s Day Off	10,350,000	10,350,000	10,350,000	6.52900%	0.01580%	6.51320%	NAP	57,094.74	NAP	685,136.88
27	Loan	10, 20	1	Kawasaki Motors North America Headquarters	10,000,000	10,000,000	10,000,000	6.45000%	0.01580%	6.43420%	NAP	54,496.53	NAP	653,958.36
28	Loan	26	1	Motel 6 Tewksbury	10,000,000	10,000,000	9,181,561	7.06700%	0.01580%	7.05120%	71,105.91	NAP	853,270.92	NAP
29	Loan	22, 26	1	Stafford Apartments	8,075,000	8,075,000	8,075,000	6.93000%	0.01580%	6.91420%	NAP	47,280.81	NAP	567,369.72
30	Loan	16, 23, 24	1	33 West Ontario	8,000,000	8,000,000	8,000,000	6.61000%	0.01580%	6.59420%	NAP	44,678.70	NAP	536,144.40
31	Loan	11, 16, 31	2	Big Sky Communities	6,900,000	6,900,000	6,900,000	6.45000%	0.01580%	6.43420%	NAP	37,602.60	NAP	451,231.20
31.01	Property		1	South Park	3,953,700	3,953,700	3,953,700
31.02	Property		1	Deer Run	2,946,300	2,946,300	2,946,300
32	Loan	11, 25, 31	2	Penn South Brooklyn Portfolio	6,800,000	6,800,000	6,800,000	5.99850%	0.01580%	5.98270%	NAP	34,463.60	NAP	413,563.20
32.01	Property		1	175 South 4th Street	3,688,416	3,688,416	3,688,416
32.02	Property		1	110 South 2nd Street	3,111,584	3,111,584	3,111,584
33	Loan	11, 21, 26	2	Long Island Multifamily Portfolio	4,950,000	4,950,000	4,950,000	6.12000%	0.01580%	6.10420%	NAP	25,595.63	NAP	307,147.56
33.01	Property		1	108 South Street	3,164,754	3,164,754	3,164,754
33.02	Property		1	95 High Street	1,785,246	1,785,246	1,785,246
34	Loan		1	S&S Storage	3,500,000	3,500,000	3,500,000	6.60000%	0.01580%	6.58420%	NAP	19,517.36	NAP	234,208.32

A-3

BMARK 2026-V20

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Amortization Type	ARD Loan (Yes / No)	Interest Accrual Method	Original Interest-Only Period (Mos.)	Remaining Interest-Only Period (Mos.)	Original Term To Maturity / ARD (Mos.)	Remaining Term To Maturity / ARD (Mos.)	Original Amortization Term (Mos.)	Remaining Amortization Term (Mos.)	Origination Date

1	Loan	10, 11, 20, 21, 26, 31	6	Project Broadview	Interest Only	No	Actual/360	60	59	60	59	0	0	12/16/2025
1.01	Property		1	General Mills
1.02	Property		1	NYU Langone
1.03	Property		1	UL Solutions
1.04	Property		1	Bass Pro Shops
1.05	Property		1	Commodore Bay
1.06	Property		1	Huntington Ingalls
2	Loan	9, 10, 18, 20, 21, 26, 27, 28, 29, 31, 32	1	CityCenter (Aria & Vdara)	Interest Only	No	Actual/360	60	58	60	58	0	0	12/9/2025
3	Loan	9, 10, 20, 21, 24, 32	1	Northshore Mall	Interest Only	No	Actual/360	60	59	60	59	0	0	12/18/2025
4	Loan	10, 16, 20, 23, 24, 30	1	1 Willoughby Square	Interest Only	No	Actual/360	60	59	60	59	0	0	12/15/2025
5	Loan	9, 10, 12, 13, 20, 23, 24, 26	1	535 & 545 5th Avenue	Amortizing Balloon	No	Actual/360	0	0	60	59	3720	3719	1/9/2026
6	Loan	12, 16, 23	1	600 Broadway	Interest Only	No	Actual/360	60	59	60	59	0	0	1/5/2026
7	Loan	12, 16, 18, 22, 23, 24	1	Oakbrook Center	Interest Only	No	Actual/360	60	54	60	54	0	0	7/21/2025
8	Loan	21	1	Normandy Center	Interest Only	No	Actual/360	60	59	60	59	0	0	1/8/2026
9	Loan	10, 12, 17, 24, 26, 31	1	Amazon LAX	Interest Only	No	Actual/360	60	58	60	58	0	0	11/7/2025
10	Loan	11, 17, 21, 31, 32	12	Etude Self Storage Portfolio	Interest Only	No	Actual/360	60	58	60	58	0	0	11/17/2025
10.01	Property		1	Snapbox Self-Storage - Pines
10.02	Property		1	Snapbox Self-Storage - Delsea
10.03	Property		1	Snapbox Storage - Crescent
10.04	Property		1	Snapbox Self-Storage - Harding
10.05	Property		1	Snapbox Self Storage - University
10.06	Property		1	Snapbox Self Storage - 10th
10.07	Property		1	Snapbox Self-Storage - Island
10.08	Property		1	Snapbox Self-Storage - Macedo
10.09	Property		1	Snapbox Self-Storage - Tacoma
10.10	Property		1	Snapbox Self-Storage - East
10.11	Property		1	Snapbox Self Storage - Geyer
10.12	Property		1	Snapbox Self Storage - Leon
11	Loan	10, 12, 21, 32	1	Boise Towne Square	Amortizing Balloon	No	Actual/360	0	0	60	57	360	357	10/28/2025
12	Loan	12, 16, 26, 31	1	Holman Hotel	Interest Only	No	Actual/360	60	59	60	59	0	0	12/16/2025
13	Loan	9, 10, 16, 18, 20, 24, 27, 28, 31	1	Torrey Heights	Interest Only - ARD	Yes	Actual/360	60	59	60	59	0	0	1/9/2026
14	Loan	11, 21, 26	2	Fairfield & Residence Inn San Antonio	Amortizing Balloon	No	Actual/360	0	0	60	59	300	299	1/9/2026
14.01	Property		1	Residence Inn San Antonio Downtown Market Square
14.02	Property		1	Fairfield Inn & Suites San Antonio Downtown Market
15	Loan	16, 23	1	Sixty44 Residences	Interest Only	No	Actual/360	60	59	60	59	0	0	12/18/2025
16	Loan		1	Galleria Flats	Interest Only	No	Actual/360	60	59	60	59	0	0	12/31/2025
17	Loan	17, 32	1	Guardian Storage Shadyside	Interest Only	No	Actual/360	60	59	60	59	0	0	1/5/2026
18	Loan		1	Stone Mountain Festival	Interest Only	No	Actual/360	60	59	60	59	0	0	12/23/2025
19	Loan	24	1	Park Pointe Plaza	Interest Only	No	Actual/360	60	59	60	59	0	0	12/16/2025
20	Loan	18, 26	1	Courtyard Murfreesboro	Interest Only	No	Actual/360	60	58	60	58	0	0	12/4/2025
21	Loan		1	The Crossing	Interest Only	No	Actual/360	60	59	60	59	0	0	12/19/2025
22	Loan	11, 31, 32	4	Wildhorse Communities	Interest Only	No	Actual/360	60	58	60	58	0	0	11/18/2025
22.01	Property		1	Medicine Waters
22.02	Property		1	Trails End
22.03	Property		1	Golden Eagle
22.04	Property		1	Sugar Creek
23	Loan	24	1	The Rock Truckee	Interest Only	No	Actual/360	60	60	60	60	0	0	1/16/2026
24	Loan	11, 23, 31	2	485 7th Ave & 100 Washington	Interest Only	No	Actual/360	60	60	60	60	0	0	1/16/2026
24.01	Property		1	100 Washington
24.02	Property		1	485 7th Avenue
25	Loan	11, 12, 21, 25	2	York MF Portfolio	Interest Only	No	Actual/360	60	60	60	60	0	0	1/13/2026
25.01	Property		1	1481 York Avenue
25.02	Property		1	1479 York Avenue
26	Loan	25	1	Ducky’s Day Off	Interest Only	No	Actual/360	60	59	60	59	0	0	12/19/2025
27	Loan	10, 20	1	Kawasaki Motors North America Headquarters	Interest Only	No	Actual/360	60	59	60	59	0	0	12/19/2025
28	Loan	26	1	Motel 6 Tewksbury	Amortizing Balloon	No	Actual/360	0	0	60	60	300	300	1/14/2026
29	Loan	22, 26	1	Stafford Apartments	Interest Only	No	Actual/360	60	60	60	60	0	0	1/13/2026
30	Loan	16, 23, 24	1	33 West Ontario	Interest Only	No	Actual/360	60	60	60	60	0	0	1/12/2026
31	Loan	11, 16, 31	2	Big Sky Communities	Interest Only	No	Actual/360	60	59	60	59	0	0	12/8/2025
31.01	Property		1	South Park
31.02	Property		1	Deer Run
32	Loan	11, 25, 31	2	Penn South Brooklyn Portfolio	Interest Only	No	Actual/360	60	59	60	59	0	0	12/22/2025
32.01	Property		1	175 South 4th Street
32.02	Property		1	110 South 2nd Street
33	Loan	11, 21, 26	2	Long Island Multifamily Portfolio	Interest Only	No	Actual/360	60	60	60	60	0	0	1/20/2026
33.01	Property		1	108 South Street
33.02	Property		1	95 High Street
34	Loan		1	S&S Storage	Interest Only	No	Actual/360	60	58	60	58	0	0	12/3/2025

A-4

BMARK 2026-V20

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Seasoning (Mos.)	Payment Due Date	First Payment Date	First P&I Payment Date	Maturity Date or Anticipated Repayment Date	Final Maturity Date	Grace Period - Late Fee (Days)	Grace Period - Default (Days)	Prepayment Provision
											17	17	3, 19, 20, 21
1	Loan	10, 11, 20, 21, 26, 31	6	Project Broadview	1	6	2/6/2026	NAP	1/6/2031	NAP	0	0	L(25),D(28),O(7)
1.01	Property		1	General Mills
1.02	Property		1	NYU Langone
1.03	Property		1	UL Solutions
1.04	Property		1	Bass Pro Shops
1.05	Property		1	Commodore Bay
1.06	Property		1	Huntington Ingalls
2	Loan	9, 10, 18, 20, 21, 26, 27, 28, 29, 31, 32	1	CityCenter (Aria & Vdara)	2	9	1/9/2026	NAP	12/9/2030	NAP	0	0	YM0.5(26),DorYM0.5(27),O(7)
3	Loan	9, 10, 20, 21, 24, 32	1	Northshore Mall	1	1	2/1/2026	NAP	1/1/2031	NAP	0	0	L(25),D(31),O(4)
4	Loan	10, 16, 20, 23, 24, 30	1	1 Willoughby Square	1	6	2/6/2026	NAP	1/6/2031	NAP	0	0	L(25),D(31),O(4)
5	Loan	9, 10, 12, 13, 20, 23, 24, 26	1	535 & 545 5th Avenue	1	9	2/9/2026	2/9/2026	1/9/2031	NAP	0	0	L(23),YM1(2),DorYM1(31),O(4)
6	Loan	12, 16, 23	1	600 Broadway	1	6	2/6/2026	NAP	1/6/2031	NAP	0	0	L(25),YM1(28),O(7)
7	Loan	12, 16, 18, 22, 23, 24	1	Oakbrook Center	6	6	9/6/2025	NAP	8/6/2030	NAP	0	0	L(30),D(25),O(5)
8	Loan	21	1	Normandy Center	1	6	2/6/2026	NAP	1/6/2031	NAP	0	0	L(25),D(28),O(7)
9	Loan	10, 12, 17, 24, 26, 31	1	Amazon LAX	2	6	1/6/2026	NAP	12/6/2030	NAP	10	0	L(26),D(27),O(7)
10	Loan	11, 17, 21, 31, 32	12	Etude Self Storage Portfolio	2	6	1/6/2026	NAP	12/6/2030	NAP	5 (Once per trailing 12-month period)	0	L(23),YM1(30),O(7)
10.01	Property		1	Snapbox Self-Storage - Pines
10.02	Property		1	Snapbox Self-Storage - Delsea
10.03	Property		1	Snapbox Storage - Crescent
10.04	Property		1	Snapbox Self-Storage - Harding
10.05	Property		1	Snapbox Self Storage - University
10.06	Property		1	Snapbox Self Storage - 10th
10.07	Property		1	Snapbox Self-Storage - Island
10.08	Property		1	Snapbox Self-Storage - Macedo
10.09	Property		1	Snapbox Self-Storage - Tacoma
10.10	Property		1	Snapbox Self-Storage - East
10.11	Property		1	Snapbox Self Storage - Geyer
10.12	Property		1	Snapbox Self Storage - Leon
11	Loan	10, 12, 21, 32	1	Boise Towne Square	3	1	12/1/2025	12/1/2025	11/1/2030	NAP	5 (Once per loan term)	0	L(27),D(29),O(4)
12	Loan	12, 16, 26, 31	1	Holman Hotel	1	6	2/6/2026	NAP	1/6/2031	NAP	0	0	L(25),D(31),O(4)
13	Loan	9, 10, 16, 18, 20, 24, 27, 28, 31	1	Torrey Heights	1	9	2/9/2026	NAP	1/9/2031	1/9/2036	0	0	L(25),D(28),O(7)
14	Loan	11, 21, 26	2	Fairfield & Residence Inn San Antonio	1	6	2/6/2026	2/6/2026	1/6/2031	NAP	0	0	L(25),YM1(28),O(7)
14.01	Property		1	Residence Inn San Antonio Downtown Market Square
14.02	Property		1	Fairfield Inn & Suites San Antonio Downtown Market
15	Loan	16, 23	1	Sixty44 Residences	1	6	2/6/2026	NAP	1/6/2031	NAP	0	0	L(25),DorYM1(28),O(7)
16	Loan		1	Galleria Flats	1	6	2/6/2026	NAP	1/6/2031	NAP	0	0	L(25),D(31),O(4)
17	Loan	17, 32	1	Guardian Storage Shadyside	1	6	2/6/2026	NAP	1/6/2031	NAP	0	5	L(23),YM1(30),O(7)
18	Loan		1	Stone Mountain Festival	1	6	2/6/2026	NAP	1/6/2031	NAP	0	0	L(25),D(28),O(7)
19	Loan	24	1	Park Pointe Plaza	1	6	2/6/2026	NAP	1/6/2031	NAP	0	0	L(25),D(28),O(7)
20	Loan	18, 26	1	Courtyard Murfreesboro	2	6	1/6/2026	NAP	12/6/2030	NAP	0	0	L(26),D(27),O(7)
21	Loan		1	The Crossing	1	6	2/6/2026	NAP	1/6/2031	NAP	0	0	L(25),YM1(28),O(7)
22	Loan	11, 31, 32	4	Wildhorse Communities	2	6	1/6/2026	NAP	12/6/2030	NAP	0	0	L(24),YM1(32),O(4)
22.01	Property		1	Medicine Waters
22.02	Property		1	Trails End
22.03	Property		1	Golden Eagle
22.04	Property		1	Sugar Creek
23	Loan	24	1	The Rock Truckee	0	6	3/6/2026	NAP	2/6/2031	NAP	0	0	L(24),D(32),O(4)
24	Loan	11, 23, 31	2	485 7th Ave & 100 Washington	0	6	3/6/2026	NAP	2/6/2031	NAP	0	0	L(24),YM1(29),O(7)
24.01	Property		1	100 Washington
24.02	Property		1	485 7th Avenue
25	Loan	11, 12, 21, 25	2	York MF Portfolio	0	6	3/6/2026	NAP	2/6/2031	NAP	0	0	L(12),YM1(42),O(6)
25.01	Property		1	1481 York Avenue
25.02	Property		1	1479 York Avenue
26	Loan	25	1	Ducky’s Day Off	1	6	2/6/2026	NAP	1/6/2031	NAP	0	0	L(24),YM1(31),O(5)
27	Loan	10, 20	1	Kawasaki Motors North America Headquarters	1	6	2/6/2026	NAP	1/6/2031	NAP	0	0	L(25),D(29),O(6)
28	Loan	26	1	Motel 6 Tewksbury	0	6	3/6/2026	3/6/2026	2/6/2031	NAP	0	0	L(24),D(29),O(7)
29	Loan	22, 26	1	Stafford Apartments	0	6	3/6/2026	NAP	2/6/2031	NAP	0	0	L(24),D(29),O(7)
30	Loan	16, 23, 24	1	33 West Ontario	0	6	3/6/2026	NAP	2/6/2031	NAP	0	0	L(24),D(29),O(7)
31	Loan	11, 16, 31	2	Big Sky Communities	1	6	2/6/2026	NAP	1/6/2031	NAP	0	0	L(24),YM1(32),O(4)
31.01	Property		1	South Park
31.02	Property		1	Deer Run
32	Loan	11, 25, 31	2	Penn South Brooklyn Portfolio	1	6	2/6/2026	NAP	1/6/2031	NAP	0	0	L(25),D(28),O(7)
32.01	Property		1	175 South 4th Street
32.02	Property		1	110 South 2nd Street
33	Loan	11, 21, 26	2	Long Island Multifamily Portfolio	0	6	3/6/2026	NAP	2/6/2031	NAP	0	0	L(24),D(32),O(4)
33.01	Property		1	108 South Street
33.02	Property		1	95 High Street
34	Loan		1	S&S Storage	2	6	1/6/2026	NAP	12/6/2030	NAP	0	0	L(26),D(30),O(4)

A-5

BMARK 2026-V20

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Most Recent EGI ($)	Most Recent Expenses ($)	Most Recent NOI ($)	Most Recent NOI Date	Most Recent Description	Second Most Recent EGI ($)	Second Most Recent Expenses ($)	Second Most Recent NOI ($)	Second Most Recent NOI Date	Second Most Recent Description
							16
1	Loan	10, 11, 20, 21, 26, 31	6	Project Broadview	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
1.01	Property		1	General Mills	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
1.02	Property		1	NYU Langone	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
1.03	Property		1	UL Solutions	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
1.04	Property		1	Bass Pro Shops	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
1.05	Property		1	Commodore Bay	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
1.06	Property		1	Huntington Ingalls	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2	Loan	9, 10, 18, 20, 21, 26, 27, 28, 29, 31, 32	1	CityCenter (Aria & Vdara)	1,611,366,280	975,978,925	635,387,355	9/30/2025	T-12	1,581,469,587	997,735,136	583,734,452	12/31/2024	T-12
3	Loan	9, 10, 20, 21, 24, 32	1	Northshore Mall	39,736,742	13,154,928	26,581,814	9/30/2025	T-12	38,780,013	12,274,912	26,505,101	12/31/2024	T-12
4	Loan	10, 16, 20, 23, 24, 30	1	1 Willoughby Square	12,470,092	3,594,028	8,876,065	9/30/2025	T-12	12,379,301	3,607,293	8,772,008	12/31/2024	T-12
5	Loan	9, 10, 12, 13, 20, 23, 24, 26	1	535 & 545 5th Avenue	45,186,806	16,795,633	28,391,172	10/31/2025	T-12	44,107,572	17,150,259	26,957,312	12/31/2024	T-12
6	Loan	12, 16, 23	1	600 Broadway	7,885,076	2,130,540	5,754,536	10/31/2025	T-12	7,446,692	2,369,783	5,076,909	12/31/2024	T-12
7	Loan	12, 16, 18, 22, 23, 24	1	Oakbrook Center	11,476,086	6,185,581	5,290,504	3/31/2025	T-12	11,585,373	6,345,975	5,239,398	12/31/2024	T-12
8	Loan	21	1	Normandy Center	5,215,158	1,366,666	3,848,492	10/31/2025	T-12	4,792,646	1,221,045	3,571,601	12/31/2024	T-12
9	Loan	10, 12, 17, 24, 26, 31	1	Amazon LAX	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
10	Loan	11, 17, 21, 31, 32	12	Etude Self Storage Portfolio	12,186,721	5,114,420	7,072,301	9/30/2025	T-12	12,633,905	4,809,321	7,824,585	12/31/2024	T-12
10.01	Property		1	Snapbox Self-Storage - Pines	1,834,667	875,458	959,209	9/30/2025	T-12	1,915,094	905,766	1,009,328	12/31/2024	T-12
10.02	Property		1	Snapbox Self-Storage - Delsea	1,299,445	387,079	912,366	9/30/2025	T-12	1,254,827	393,830	860,997	12/31/2024	T-12
10.03	Property		1	Snapbox Storage - Crescent	1,306,428	595,694	710,734	9/30/2025	T-12	1,399,636	513,415	886,222	12/31/2024	T-12
10.04	Property		1	Snapbox Self-Storage - Harding	921,731	262,778	658,953	9/30/2025	T-12	983,716	269,317	714,398	12/31/2024	T-12
10.05	Property		1	Snapbox Self Storage - University	978,548	331,840	646,708	9/30/2025	T-12	1,048,913	345,532	703,381	12/31/2024	T-12
10.06	Property		1	Snapbox Self Storage - 10th	994,641	341,123	653,517	9/30/2025	T-12	1,037,158	335,705	701,453	12/31/2024	T-12
10.07	Property		1	Snapbox Self-Storage - Island	1,094,390	599,337	495,054	9/30/2025	T-12	1,195,605	330,753	864,852	12/31/2024	T-12
10.08	Property		1	Snapbox Self-Storage - Macedo	1,133,218	503,190	630,028	9/30/2025	T-12	1,158,788	551,223	607,565	12/31/2024	T-12
10.09	Property		1	Snapbox Self-Storage - Tacoma	949,455	436,117	513,338	9/30/2025	T-12	909,373	392,281	517,092	12/31/2024	T-12
10.10	Property		1	Snapbox Self-Storage - East	712,971	243,124	469,847	9/30/2025	T-12	714,743	226,694	488,049	12/31/2024	T-12
10.11	Property		1	Snapbox Self Storage - Geyer	608,859	300,162	308,697	9/30/2025	T-12	605,883	307,505	298,378	12/31/2024	T-12
10.12	Property		1	Snapbox Self Storage - Leon	352,368	238,518	113,850	9/30/2025	T-12	410,169	237,300	172,870	12/31/2024	T-12
11	Loan	10, 12, 21, 32	1	Boise Towne Square	22,734,345	5,717,107	17,017,237	9/30/2025	T-12	21,954,553	5,475,430	16,479,123	12/31/2024	T-12
12	Loan	12, 16, 26, 31	1	Holman Hotel	8,213,641	6,207,583	2,006,058	6/30/2025	T-12	7,958,423	6,060,497	1,897,926	12/31/2024	T-12
13	Loan	9, 10, 16, 18, 20, 24, 27, 28, 31	1	Torrey Heights	23,291,490	14,197,457	9,094,033	10/31/2025	T-12	NAV	NAV	NAV	NAV	NAV
14	Loan	11, 21, 26	2	Fairfield & Residence Inn San Antonio	6,099,429	3,386,139	2,713,290	11/30/2025	T-12	5,524,319	3,474,806	2,049,514	12/31/2024	T-12
14.01	Property		1	Residence Inn San Antonio Downtown Market Square	3,289,289	1,847,493	1,441,797	11/30/2025	T-12	2,892,643	1,787,713	1,104,931	12/31/2024	T-12
14.02	Property		1	Fairfield Inn & Suites San Antonio Downtown Market	2,810,140	1,538,647	1,271,494	11/30/2025	T-12	2,631,676	1,687,093	944,583	12/31/2024	T-12
15	Loan	16, 23	1	Sixty44 Residences	900,122	311,053	589,070	10/31/2025	T-10 Ann	NAV	NAV	NAV	NAV	NAV
16	Loan		1	Galleria Flats	2,817,768	1,180,079	1,637,689	10/31/2025	T-12	2,688,789	1,138,950	1,549,839	12/31/2024	T-12
17	Loan	17, 32	1	Guardian Storage Shadyside	1,956,055	621,413	1,334,641	10/31/2025	T-12	1,937,228	603,102	1,334,126	12/31/2024	T-12
18	Loan		1	Stone Mountain Festival	1,781,355	544,400	1,236,955	9/30/2025	T-12	2,141,538	590,501	1,551,037	12/31/2024	T-12
19	Loan	24	1	Park Pointe Plaza	1,969,575	977,398	992,177	9/30/2025	T-12	1,944,783	975,114	969,669	12/31/2024	T-12
20	Loan	18, 26	1	Courtyard Murfreesboro	5,167,773	2,909,111	2,258,662	9/30/2025	T-12	5,046,987	2,836,130	2,210,857	12/31/2024	T-12
21	Loan		1	The Crossing	1,959,190	377,173	1,582,017	10/31/2025	T-12	1,717,314	345,750	1,371,564	12/31/2024	T-12
22	Loan	11, 31, 32	4	Wildhorse Communities	1,324,878	348,228	976,650	10/31/2025	T-12	1,228,130	375,608	852,522	12/31/2024	T-12
22.01	Property		1	Medicine Waters	489,890	155,356	334,534	10/31/2025	T-12	491,463	176,295	315,168	12/31/2024	T-12
22.02	Property		1	Trails End	364,781	91,311	273,469	10/31/2025	T-12	332,294	90,332	241,962	12/31/2024	T-12
22.03	Property		1	Golden Eagle	284,302	55,184	229,118	10/31/2025	T-12	226,428	61,951	164,477	12/31/2024	T-12
22.04	Property		1	Sugar Creek	185,905	46,377	139,528	10/31/2025	T-12	177,945	47,030	130,915	12/31/2024	T-12
23	Loan	24	1	The Rock Truckee	2,227,694	757,160	1,470,533	9/30/2025	T-12	2,330,756	901,893	1,428,863	12/31/2024	T-12
24	Loan	11, 23, 31	2	485 7th Ave & 100 Washington	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
24.01	Property		1	100 Washington	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
24.02	Property		1	485 7th Avenue	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
25	Loan	11, 12, 21, 25	2	York MF Portfolio	1,145,910	409,997	735,913	11/30/2025	T-12	1,091,979	349,855	742,124	12/31/2024	T-12
25.01	Property		1	1481 York Avenue	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
25.02	Property		1	1479 York Avenue	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
26	Loan	25	1	Ducky’s Day Off	2,034,416	870,344	1,164,073	9/30/2025	T-12	1,932,019	791,747	1,140,272	12/31/2024	T-12
27	Loan	10, 20	1	Kawasaki Motors North America Headquarters	4,340,026	371,081	3,968,945	9/30/2025	T-12	4,268,414	367,942	3,900,472	12/31/2024	T-12
28	Loan	26	1	Motel 6 Tewksbury	3,463,751	1,583,141	1,880,610	11/30/2025	T-12	3,887,415	1,696,559	2,190,856	12/31/2024	T-12
29	Loan	22, 26	1	Stafford Apartments	1,393,270	591,875	801,395	11/30/2025	T-12	1,438,259	567,881	870,377	12/31/2024	T-12
30	Loan	16, 23, 24	1	33 West Ontario	1,053,959	565,714	488,244	8/31/2025	T-12	867,583	577,655	289,929	12/31/2024	T-12
31	Loan	11, 16, 31	2	Big Sky Communities	828,742	235,599	593,143	10/31/2025	T-12	797,656	284,914	512,742	12/31/2024	T-12
31.01	Property		1	South Park	550,511	140,920	409,591	10/31/2025	T-12	511,128	169,457	341,671	12/31/2024	T-12
31.02	Property		1	Deer Run	278,231	94,679	183,552	10/31/2025	T-12	286,528	115,457	171,071	12/31/2024	T-12
32	Loan	11, 25, 31	2	Penn South Brooklyn Portfolio	292,159	51,149	241,010	10/31/2025	T-12	NAV	NAV	NAV	NAV	NAV
32.01	Property		1	175 South 4th Street	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
32.02	Property		1	110 South 2nd Street	292,159	51,149	241,010	10/31/2025	T-12	NAV	NAV	NAV	NAV	NAV
33	Loan	11, 21, 26	2	Long Island Multifamily Portfolio	598,436	132,477	465,959	11/30/2025	T-12	207,135	59,713	147,422	12/31/2024	T-12
33.01	Property		1	108 South Street	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
33.02	Property		1	95 High Street	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
34	Loan		1	S&S Storage	627,309	254,658	372,650	9/30/2025	T-12	635,603	270,835	364,768	12/31/2024	T-12

A-6

BMARK 2026-V20

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Third Most Recent EGI ($)	Third Most Recent Expenses ($)	Third Most Recent NOI ($)	Third Most Recent NOI Date	Third Most Recent Description	Underwritten Economic Occupancy (%)	Underwritten EGI ($)	Underwritten Expenses ($)	Underwritten Net Operating Income ($)	Underwritten Replacement / FF&E Reserve ($)
													16
1	Loan	10, 11, 20, 21, 26, 31	6	Project Broadview	NAV	NAV	NAV	NAV	NAV	96.9%	24,003,921	4,454,962	19,548,959	188,119
1.01	Property		1	General Mills	NAV	NAV	NAV	NAV	NAV	96.0%	5,163,743	817,255	4,346,488	90,753
1.02	Property		1	NYU Langone	NAV	NAV	NAV	NAV	NAV	98.1%	4,988,101	903,737	4,084,365	13,844
1.03	Property		1	UL Solutions	NAV	NAV	NAV	NAV	NAV	98.0%	4,366,032	746,186	3,619,846	23,611
1.04	Property		1	Bass Pro Shops	NAV	NAV	NAV	NAV	NAV	95.0%	3,705,209	830,107	2,875,103	34,544
1.05	Property		1	Commodore Bay	NAV	NAV	NAV	NAV	NAV	97.5%	3,283,970	700,458	2,583,512	4,577
1.06	Property		1	Huntington Ingalls	NAV	NAV	NAV	NAV	NAV	96.5%	2,496,865	457,219	2,039,646	20,790
2	Loan	9, 10, 18, 20, 21, 26, 27, 28, 29, 31, 32	1	CityCenter (Aria & Vdara)	1,554,337,182	968,370,899	585,966,283	12/31/2023	T-12	94.8%	1,629,791,517	997,391,757	632,399,759	24,446,873
3	Loan	9, 10, 20, 21, 24, 32	1	Northshore Mall	37,651,067	11,309,734	26,341,333	12/31/2023	T-12	91.6%	40,846,182	13,531,417	27,314,765	227,503
4	Loan	10, 16, 20, 23, 24, 30	1	1 Willoughby Square	11,258,599	4,248,173	7,010,426	12/31/2023	T-12	93.0%	17,038,498	3,850,848	13,187,650	56,070
5	Loan	9, 10, 12, 13, 20, 23, 24, 26	1	535 & 545 5th Avenue	40,365,521	16,770,970	23,594,550	12/31/2023	T-12	91.4%	46,570,727	16,373,927	30,196,800	101,441
6	Loan	12, 16, 23	1	600 Broadway	8,039,046	3,154,300	4,884,746	12/31/2023	T-12	95.6%	8,957,102	2,328,406	6,628,696	16,293
7	Loan	12, 16, 18, 22, 23, 24	1	Oakbrook Center	11,158,318	5,922,654	5,235,664	12/31/2023	T-12	93.3%	11,687,324	5,753,386	5,933,938	48,672
8	Loan	21	1	Normandy Center	4,326,833	1,012,081	3,314,751	12/31/2023	T-12	95.0%	5,465,171	1,357,133	4,108,038	27,866
9	Loan	10, 12, 17, 24, 26, 31	1	Amazon LAX	NAV	NAV	NAV	NAV	NAV	100.0%	15,128,260	3,025,652	12,102,608	82,254
10	Loan	11, 17, 21, 31, 32	12	Etude Self Storage Portfolio	NAV	NAV	NAV	NAV	NAV	89.7%	12,201,713	4,659,725	7,541,987	207,550
10.01	Property		1	Snapbox Self-Storage - Pines	NAV	NAV	NAV	NAV	NAV	91.3%	1,862,748	716,789	1,145,959	47,657
10.02	Property		1	Snapbox Self-Storage - Delsea	NAV	NAV	NAV	NAV	NAV	90.0%	1,253,726	350,366	903,360	9,270
10.03	Property		1	Snapbox Storage - Crescent	NAV	NAV	NAV	NAV	NAV	88.9%	1,297,648	580,456	717,192	7,446
10.04	Property		1	Snapbox Self-Storage - Harding	NAV	NAV	NAV	NAV	NAV	89.5%	941,476	245,622	695,854	7,779
10.05	Property		1	Snapbox Self Storage - University	NAV	NAV	NAV	NAV	NAV	88.2%	987,725	333,770	653,955	19,782
10.06	Property		1	Snapbox Self Storage - 10th	NAV	NAV	NAV	NAV	NAV	91.4%	1,023,156	325,205	697,951	27,443
10.07	Property		1	Snapbox Self-Storage - Island	NAV	NAV	NAV	NAV	NAV	85.4%	1,077,809	521,140	556,669	8,091
10.08	Property		1	Snapbox Self-Storage - Macedo	NAV	NAV	NAV	NAV	NAV	92.4%	1,164,847	539,311	625,537	30,168
10.09	Property		1	Snapbox Self-Storage - Tacoma	NAV	NAV	NAV	NAV	NAV	93.0%	932,569	358,556	574,013	5,087
10.10	Property		1	Snapbox Self-Storage - East	NAV	NAV	NAV	NAV	NAV	89.5%	691,220	210,205	481,014	5,438
10.11	Property		1	Snapbox Self Storage - Geyer	NAV	NAV	NAV	NAV	NAV	90.5%	621,518	269,543	351,974	22,668
10.12	Property		1	Snapbox Self Storage - Leon	NAV	NAV	NAV	NAV	NAV	78.5%	347,270	208,761	138,509	16,721
11	Loan	10, 12, 21, 32	1	Boise Towne Square	21,494,168	5,621,720	15,872,448	12/31/2023	T-12	83.6%	22,927,412	5,719,867	17,207,546	133,904
12	Loan	12, 16, 26, 31	1	Holman Hotel	NAV	NAV	NAV	NAV	NAV	72.9%	7,166,828	4,216,517	2,950,311	286,673
13	Loan	9, 10, 16, 18, 20, 24, 27, 28, 31	1	Torrey Heights	NAV	NAV	NAV	NAV	NAV	95.0%	54,040,332	14,485,288	39,555,043	104,121
14	Loan	11, 21, 26	2	Fairfield & Residence Inn San Antonio	5,384,017	3,211,330	2,172,687	12/31/2023	T-12	64.1%	6,099,429	3,369,619	2,729,811	243,977
14.01	Property		1	Residence Inn San Antonio Downtown Market Square	2,907,579	1,665,159	1,242,420	12/31/2023	T-12	68.3%	3,289,289	1,828,705	1,460,584	131,572
14.02	Property		1	Fairfield Inn & Suites San Antonio Downtown Market	2,476,438	1,546,172	930,266	12/31/2023	T-12	59.8%	2,810,140	1,540,914	1,269,227	112,406
15	Loan	16, 23	1	Sixty44 Residences	NAV	NAV	NAV	NAV	NAV	87.9%	2,058,685	514,879	1,543,806	16,000
16	Loan		1	Galleria Flats	2,496,645	1,107,905	1,388,740	12/31/2023	T-12	98.5%	2,818,113	1,149,463	1,668,650	40,250
17	Loan	17, 32	1	Guardian Storage Shadyside	1,949,240	594,049	1,355,191	12/31/2023	T-12	87.7%	2,041,258	699,837	1,341,421	11,646
18	Loan		1	Stone Mountain Festival	2,001,388	580,818	1,420,570	12/31/2023	T-12	93.3%	2,400,349	617,002	1,783,346	23,097
19	Loan	24	1	Park Pointe Plaza	1,661,454	1,004,642	656,812	12/31/2023	T-12	95.0%	2,159,561	999,044	1,160,517	18,964
20	Loan	18, 26	1	Courtyard Murfreesboro	5,088,872	3,034,665	2,054,207	12/31/2023	T-12	71.4%	5,167,773	2,915,495	2,252,278	206,711
21	Loan		1	The Crossing	1,529,025	308,788	1,220,237	12/31/2023	T-12	83.9%	1,709,261	341,244	1,368,017	13,861
22	Loan	11, 31, 32	4	Wildhorse Communities	1,161,981	357,587	804,394	12/31/2023	T-12	88.3%	1,347,829	377,448	970,381	0
22.01	Property		1	Medicine Waters	500,357	164,392	335,965	12/31/2023	T-12	90.1%	494,424	166,231	328,193	0
22.02	Property		1	Trails End	295,253	79,608	215,645	12/31/2023	T-12	90.3%	384,573	99,605	284,968	0
22.03	Property		1	Golden Eagle	195,551	64,073	131,478	12/31/2023	T-12	91.7%	296,261	60,837	235,425	0
22.04	Property		1	Sugar Creek	170,820	49,514	121,306	12/31/2023	T-12	75.8%	172,571	50,775	121,795	0
23	Loan	24	1	The Rock Truckee	1,974,956	946,909	1,028,047	12/31/2023	T-12	95.0%	2,246,194	783,528	1,462,665	1,247
24	Loan	11, 23, 31	2	485 7th Ave & 100 Washington	NAV	NAV	NAV	NAV	NAV	95.0%	1,633,593	383,684	1,249,909	2,021
24.01	Property		1	100 Washington	NAV	NAV	NAV	NAV	NAV	95.0%	782,773	134,483	648,290	1,443
24.02	Property		1	485 7th Avenue	NAV	NAV	NAV	NAV	NAV	95.0%	850,820	249,201	601,619	579
25	Loan	11, 12, 21, 25	2	York MF Portfolio	958,138	378,810	579,328	12/31/2023	T-12	94.9%	1,242,591	385,883	856,709	0
25.01	Property		1	1481 York Avenue	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
25.02	Property		1	1479 York Avenue	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
26	Loan	25	1	Ducky’s Day Off	1,683,747	885,441	798,305	12/31/2023	T-12	77.9%	2,025,851	872,787	1,153,064	0
27	Loan	10, 20	1	Kawasaki Motors North America Headquarters	4,123,203	352,986	3,770,216	12/31/2023	T-12	98.0%	4,575,029	382,148	4,192,881	30,485
28	Loan	26	1	Motel 6 Tewksbury	3,917,744	1,627,990	2,289,754	12/31/2023	T-12	77.0%	3,463,751	1,570,011	1,893,740	173,188
29	Loan	22, 26	1	Stafford Apartments	1,425,059	598,498	826,561	12/31/2023	T-12	86.3%	1,420,064	585,834	834,230	30,210
30	Loan	16, 23, 24	1	33 West Ontario	877,439	586,917	290,522	12/31/2023	T-12	85.9%	1,420,777	658,187	762,590	4,191
31	Loan	11, 16, 31	2	Big Sky Communities	690,553	305,799	384,754	12/31/2023	T-12	71.8%	908,404	249,163	659,240	0
31.01	Property		1	South Park	418,155	174,864	243,291	12/31/2023	T-12	82.0%	585,305	153,905	431,400	0
31.02	Property		1	Deer Run	272,398	130,935	141,463	12/31/2023	T-12	59.0%	323,099	95,259	227,840	0
32	Loan	11, 25, 31	2	Penn South Brooklyn Portfolio	NAV	NAV	NAV	NAV	NAV	94.3%	635,989	89,316	546,673	2,500
32.01	Property		1	175 South 4th Street	NAV	NAV	NAV	NAV	NAV	92.0%	340,915	44,248	296,667	1,500
32.02	Property		1	110 South 2nd Street	NAV	NAV	NAV	NAV	NAV	97.0%	295,074	45,068	250,006	1,000
33	Loan	11, 21, 26	2	Long Island Multifamily Portfolio	202,448	60,330	142,118	12/31/2023	T-12	95.0%	573,518	145,633	427,885	3,061
33.01	Property		1	108 South Street	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
33.02	Property		1	95 High Street	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
34	Loan		1	S&S Storage	NAV	NAV	NAV	NAV	NAV	84.6%	599,399	263,726	335,673	5,295

A-7

BMARK 2026-V20

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Underwritten TI / LC ($)	Underwritten Net Cash Flow ($)	Underwritten NOI DSCR (x)	Underwritten NCF DSCR (x)	Underwritten NOI Debt Yield (%)	Underwritten NCF Debt Yield (%)	Appraised Value ($)	Appraised Value Type	Appraisal Date	Cut-off Date LTV Ratio (%)
							4, 10, 13	4, 10, 13	10	10	18	18		10, 18
1	Loan	10, 11, 20, 21, 26, 31	6	Project Broadview	353,114	19,007,726	1.84	1.79	10.9%	10.6%	301,000,000	As Is	Various	59.6%
1.01	Property		1	General Mills	116,129	4,139,606					75,300,000	As Is	11/26/2025
1.02	Property		1	NYU Langone	67,923	4,002,597					56,400,000	As Is	11/24/2025
1.03	Property		1	UL Solutions	26,545	3,569,690					51,000,000	As Is	11/25/2025
1.04	Property		1	Bass Pro Shops	82,042	2,758,517					46,000,000	As Is	11/25/2025
1.05	Property		1	Commodore Bay	13,659	2,565,275					36,500,000	As Is	11/21/2025
1.06	Property		1	Huntington Ingalls	46,815	1,972,041					35,800,000	As Is	11/21/2025
2	Loan	9, 10, 18, 20, 21, 26, 27, 28, 29, 31, 32	1	CityCenter (Aria & Vdara)	0	607,952,887	4.64	4.46	24.8%	23.9%	7,032,800,000	As Is	11/25/2025	36.2%
3	Loan	9, 10, 20, 21, 24, 32	1	Northshore Mall	1,137,515	25,949,747	2.42	2.30	15.6%	14.8%	294,000,000	As Is	11/14/2025	59.5%
4	Loan	10, 16, 20, 23, 24, 30	1	1 Willoughby Square	420,522	12,711,058	1.53	1.48	10.6%	10.2%	190,800,000	As Is	9/2/2025	65.5%
5	Loan	9, 10, 12, 13, 20, 23, 24, 26	1	535 & 545 5th Avenue	0	30,095,359	1.30	1.30	9.7%	9.7%	490,000,000	As Is	11/21/2025	63.2%
6	Loan	12, 16, 23	1	600 Broadway	190,375	6,422,028	1.89	1.83	11.4%	11.1%	110,000,000	As Is	11/20/2025	52.7%
7	Loan	12, 16, 18, 22, 23, 24	1	Oakbrook Center	125,270	5,759,996	1.99	1.93	13.8%	13.4%	66,300,000	As Is (Funded Reserve)	5/14/2025	64.9%
8	Loan	21	1	Normandy Center	185,773	3,894,399	1.54	1.46	10.2%	9.7%	59,700,000	As Is	12/5/2025	67.4%
9	Loan	10, 12, 17, 24, 26, 31	1	Amazon LAX	0	12,020,354	1.86	1.85	10.4%	10.3%	216,200,000	As Is	9/10/2025	53.8%
10	Loan	11, 17, 21, 31, 32	12	Etude Self Storage Portfolio	0	7,334,438	1.40	1.36	8.7%	8.5%	133,400,000	As Portfolio	10/21/2025	65.0%
10.01	Property		1	Snapbox Self-Storage - Pines	0	1,098,301					18,370,000	As Is	10/13/2025
10.02	Property		1	Snapbox Self-Storage - Delsea	0	894,090					14,200,000	As Is	10/15/2025
10.03	Property		1	Snapbox Storage - Crescent	0	709,745					14,800,000	As Is	10/10/2025
10.04	Property		1	Snapbox Self-Storage - Harding	0	688,076					11,200,000	As Is	10/15/2025
10.05	Property		1	Snapbox Self Storage - University	0	634,173					10,800,000	As Is	10/13/2025
10.06	Property		1	Snapbox Self Storage - 10th	0	670,509					9,570,000	As Is	10/13/2025
10.07	Property		1	Snapbox Self-Storage - Island	0	548,578					10,800,000	As Is	10/15/2025
10.08	Property		1	Snapbox Self-Storage - Macedo	0	595,369					10,880,000	As Is	10/13/2025
10.09	Property		1	Snapbox Self-Storage - Tacoma	0	568,926					10,000,000	As Is	10/14/2025
10.10	Property		1	Snapbox Self-Storage - East	0	475,577					8,100,000	As Is	10/15/2025
10.11	Property		1	Snapbox Self Storage - Geyer	0	329,307					5,125,000	As Is	10/14/2025
10.12	Property		1	Snapbox Self Storage - Leon	0	121,787					3,675,000	As Is	10/14/2025
11	Loan	10, 12, 21, 32	1	Boise Towne Square	669,518	16,404,124	3.08	2.94	22.1%	21.1%	173,000,000	As Is	6/20/2025	45.0%
12	Loan	12, 16, 26, 31	1	Holman Hotel	0	2,663,638	2.01	1.81	13.1%	11.8%	36,900,000	As Is	6/11/2025	61.0%
13	Loan	9, 10, 16, 18, 20, 24, 27, 28, 31	1	Torrey Heights	520,604	38,930,319	2.14	2.11	10.8%	10.6%	723,406,014	As Is (Funded Reserve)	1/5/2026	50.7%
14	Loan	11, 21, 26	2	Fairfield & Residence Inn San Antonio	0	2,485,834	1.54	1.40	13.7%	12.4%	30,800,000	As Is	10/1/2025	64.9%
14.01	Property		1	Residence Inn San Antonio Downtown Market Square	0	1,329,013					17,000,000	As Is	10/1/2025
14.02	Property		1	Fairfield Inn & Suites San Antonio Downtown Market	0	1,156,821					13,800,000	As Is	10/1/2025
15	Loan	16, 23	1	Sixty44 Residences	0	1,527,806	1.30	1.29	8.5%	8.4%	29,000,000	As Is	8/19/2025	62.9%
16	Loan		1	Galleria Flats	0	1,628,400	1.46	1.43	9.9%	9.7%	25,400,000	As Is	7/21/2025	66.1%
17	Loan	17, 32	1	Guardian Storage Shadyside	0	1,329,775	1.40	1.39	8.6%	8.5%	30,200,000	As Is	11/14/2025	51.9%
18	Loan		1	Stone Mountain Festival	77,606	1,682,644	1.96	1.85	12.9%	12.1%	22,275,000	As Is	12/1/2025	62.3%
19	Loan	24	1	Park Pointe Plaza	56,101	1,085,452	1.38	1.29	9.4%	8.8%	18,200,000	As Is	11/12/2025	68.1%
20	Loan	18, 26	1	Courtyard Murfreesboro	0	2,045,567	3.26	2.96	18.8%	17.0%	24,000,000	Hypothetical As Complete	10/8/2025	50.0%
21	Loan		1	The Crossing	92,193	1,261,963	1.75	1.62	11.4%	10.5%	18,800,000	As Is	11/20/2025	63.8%
22	Loan	11, 31, 32	4	Wildhorse Communities	0	970,381	1.31	1.31	8.6%	8.6%	19,700,000	As Portfolio	7/29/2025	57.3%
22.01	Property		1	Medicine Waters	0	328,193					6,530,000	As Is	7/29/2025
22.02	Property		1	Trails End	0	284,968					5,240,000	As Is	7/29/2025
22.03	Property		1	Golden Eagle	0	235,425					4,190,000	As Is	7/29/2025
22.04	Property		1	Sugar Creek	0	121,795					2,760,000	As Is	7/29/2025
23	Loan	24	1	The Rock Truckee	52,636	1,408,782	2.11	2.03	13.2%	12.7%	18,100,000	As Is	10/28/2025	61.3%
24	Loan	11, 23, 31	2	485 7th Ave & 100 Washington	48,224	1,199,664	1.76	1.69	11.6%	11.1%	16,300,000	As Is	Various	66.3%
24.01	Property		1	100 Washington	23,716	623,131					8,400,000	As Is	9/16/2025
24.02	Property		1	485 7th Avenue	24,508	576,532					7,900,000	As Is	8/21/2025
25	Loan	11, 12, 21, 25	2	York MF Portfolio	0	856,709	1.31	1.31	8.2%	8.2%	15,100,000	As Is	11/18/2025	69.5%
25.01	Property		1	1481 York Avenue	NAV	NAV					7,400,000	As Is	11/18/2025
25.02	Property		1	1479 York Avenue	NAV	NAV					7,700,000	As Is	11/18/2025
26	Loan	25	1	Ducky’s Day Off	0	1,153,064	1.68	1.68	11.1%	11.1%	17,900,000	As Is	9/17/2025	57.8%
27	Loan	10, 20	1	Kawasaki Motors North America Headquarters	213,393	3,949,004	1.78	1.68	11.6%	11.0%	69,000,000	As Is	10/30/2025	52.2%
28	Loan	26	1	Motel 6 Tewksbury	0	1,720,552	2.22	2.02	18.9%	17.2%	16,300,000	As Is	10/15/2025	61.3%
29	Loan	22, 26	1	Stafford Apartments	0	804,020	1.47	1.42	10.3%	10.0%	12,500,000	As Is	11/24/2025	64.6%
30	Loan	16, 23, 24	1	33 West Ontario	41,862	716,537	1.42	1.34	9.5%	9.0%	15,500,000	As Is	9/24/2025	51.6%
31	Loan	11, 16, 31	2	Big Sky Communities	0	659,240	1.46	1.46	9.6%	9.6%	12,750,000	As Is	7/29/2025	54.1%
31.01	Property		1	South Park	0	431,400					7,340,000	As Is	7/29/2025
31.02	Property		1	Deer Run	0	227,840					5,410,000	As Is	7/29/2025
32	Loan	11, 25, 31	2	Penn South Brooklyn Portfolio	0	544,173	1.32	1.32	8.0%	8.0%	10,100,000	As Is	9/17/2025	67.3%
32.01	Property		1	175 South 4th Street	0	295,167					5,600,000	As Is	9/17/2025
32.02	Property		1	110 South 2nd Street	0	249,006					4,500,000	As Is	9/17/2025
33	Loan	11, 21, 26	2	Long Island Multifamily Portfolio	0	424,824	1.39	1.38	8.6%	8.6%	7,625,000	As Is	11/11/2025	64.9%
33.01	Property		1	108 South Street	NAV	NAV					4,875,000	As Is	11/11/2025
33.02	Property		1	95 High Street	NAV	NAV					2,750,000	As Is	11/11/2025
34	Loan		1	S&S Storage	1,056	329,322	1.43	1.41	9.6%	9.4%	5,300,000	As Is	10/16/2025	66.0%

A-8

BMARK 2026-V20

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	LTV Ratio at Maturity / ARD (%)	Leased Occupancy (%)	Occupancy Date	Single Tenant (Y/N)	Largest Tenant	Largest Tenant SF	Largest Tenant % of NRA	Largest Tenant Lease Expiration Date
					10, 18	5, 12			23, 24	23, 24	23, 24	6, 23, 24
1	Loan	10, 11, 20, 21, 26, 31	6	Project Broadview	59.6%	99.9%
1.01	Property		1	General Mills		100.0%	1/6/2026	Yes	General Mills	1,512,552	100.0%	5/31/2030
1.02	Property		1	NYU Langone		100.0%	1/6/2026	Yes	NYU Langone	55,377	100.0%	1/31/2034
1.03	Property		1	UL Solutions		100.0%	1/6/2026	Yes	UL Solutions	138,887	100.0%	3/31/2035
1.04	Property		1	Bass Pro Shops		100.0%	1/6/2026	Yes	Bass Pro Shops	172,720	100.0%	5/31/2044
1.05	Property		1	Commodore Bay		97.4%	1/6/2026	No	King County	68,972	75.3%	5/31/2043
1.06	Property		1	Huntington Ingalls		100.0%	1/6/2026	Yes	Huntington Ingalls Industries	231,000	100.0%	3/31/2033
2	Loan	9, 10, 18, 20, 21, 26, 27, 28, 29, 31, 32	1	CityCenter (Aria & Vdara)	36.2%	94.2%	9/30/2025	NAP	NAP	NAP	NAP	NAP
3	Loan	9, 10, 20, 21, 24, 32	1	Northshore Mall	59.5%	95.5%	12/10/2025	No	Dick's House of Sport	138,000	12.1%	2/28/2035
4	Loan	10, 16, 20, 23, 24, 30	1	1 Willoughby Square	65.5%	95.0%	12/15/2025	No	Board of Education	86,160	30.7%	10/31/2050
5	Loan	9, 10, 12, 13, 20, 23, 24, 26	1	535 & 545 5th Avenue	62.2%	88.8%	11/18/2025	No	Empire Offices 535 Fifth Holdings LLC	48,758	9.6%	8/31/2031
6	Loan	12, 16, 23	1	600 Broadway	52.7%	100.0%	11/4/2025	No	Konrad Group	36,459	41.3%	8/31/2033
7	Loan	12, 16, 18, 22, 23, 24	1	Oakbrook Center	64.9%	93.4%	7/25/2025	No	Pike Electric, LLC	42,218	17.3%	2/28/2030
8	Loan	21	1	Normandy Center	67.4%	97.5%	1/5/2026	No	Planet Fitness	20,203	10.9%	7/31/2032
9	Loan	10, 12, 17, 24, 26, 31	1	Amazon LAX	53.8%	100.0%	1/6/2026	Yes	Amazon.com Services LLC	703,728	100.0%	5/31/2039
10	Loan	11, 17, 21, 31, 32	12	Etude Self Storage Portfolio	65.0%	81.1%
10.01	Property		1	Snapbox Self-Storage - Pines		80.9%	10/7/2025	NAP	NAP	NAP	NAP	NAP
10.02	Property		1	Snapbox Self-Storage - Delsea		84.2%	10/7/2025	NAP	NAP	NAP	NAP	NAP
10.03	Property		1	Snapbox Storage - Crescent		82.5%	10/7/2025	NAP	NAP	NAP	NAP	NAP
10.04	Property		1	Snapbox Self-Storage - Harding		80.6%	10/7/2025	NAP	NAP	NAP	NAP	NAP
10.05	Property		1	Snapbox Self Storage - University		88.0%	10/7/2025	NAP	NAP	NAP	NAP	NAP
10.06	Property		1	Snapbox Self Storage - 10th		87.7%	10/7/2025	NAP	NAP	NAP	NAP	NAP
10.07	Property		1	Snapbox Self-Storage - Island		71.0%	10/7/2025	NAP	NAP	NAP	NAP	NAP
10.08	Property		1	Snapbox Self-Storage - Macedo		88.8%	10/7/2025	NAP	NAP	NAP	NAP	NAP
10.09	Property		1	Snapbox Self-Storage - Tacoma		81.7%	10/7/2025	NAP	NAP	NAP	NAP	NAP
10.10	Property		1	Snapbox Self-Storage - East		86.2%	10/7/2025	NAP	NAP	NAP	NAP	NAP
10.11	Property		1	Snapbox Self Storage - Geyer		90.0%	10/7/2025	NAP	NAP	NAP	NAP	NAP
10.12	Property		1	Snapbox Self Storage - Leon		52.1%	10/7/2025	NAP	NAP	NAP	NAP	NAP
11	Loan	10, 12, 21, 32	1	Boise Towne Square	42.1%	91.2%	9/30/2025	No	Macy's	164,784	24.7%	12/30/2028
12	Loan	12, 16, 26, 31	1	Holman Hotel	61.0%	72.9%	6/30/2025	NAP	NAP	NAP	NAP	NAP
13	Loan	9, 10, 16, 18, 20, 24, 27, 28, 31	1	Torrey Heights	50.7%	100.0%	11/30/2025	No	Pfizer	230,132	44.2%	3/30/2039
14	Loan	11, 21, 26	2	Fairfield & Residence Inn San Antonio	60.0%	64.1%
14.01	Property		1	Residence Inn San Antonio Downtown Market Square		68.3%	11/30/2025	NAP	NAP	NAP	NAP	NAP
14.02	Property		1	Fairfield Inn & Suites San Antonio Downtown Market		59.8%	11/30/2025	NAP	NAP	NAP	NAP	NAP
15	Loan	16, 23	1	Sixty44 Residences	62.9%	93.8%	12/11/2025	NAP	NAP	NAP	NAP	NAP
16	Loan		1	Galleria Flats	66.1%	91.3%	10/31/2025	NAP	NAP	NAP	NAP	NAP
17	Loan	17, 32	1	Guardian Storage Shadyside	51.9%	87.7%	10/31/2025	NAP	NAP	NAP	NAP	NAP
18	Loan		1	Stone Mountain Festival	62.3%	96.4%	12/10/2025	No	Advance Auto Parts	34,950	25.7%	10/30/2035
19	Loan	24	1	Park Pointe Plaza	68.1%	100.0%	11/6/2025	No	The Furniture Place	29,498	31.1%	4/30/2036
20	Loan	18, 26	1	Courtyard Murfreesboro	50.0%	71.4%	9/30/2025	NAP	NAP	NAP	NAP	NAP
21	Loan		1	The Crossing	63.8%	80.4%	11/30/2025	No	Planet Fitness	22,591	24.4%	8/31/2035
22	Loan	11, 31, 32	4	Wildhorse Communities	57.3%	88.3%
22.01	Property		1	Medicine Waters		90.1%	11/14/2025	NAP	NAP	NAP	NAP	NAP
22.02	Property		1	Trails End		90.3%	11/14/2025	NAP	NAP	NAP	NAP	NAP
22.03	Property		1	Golden Eagle		91.7%	11/14/2025	NAP	NAP	NAP	NAP	NAP
22.04	Property		1	Sugar Creek		75.8%	11/14/2025	NAP	NAP	NAP	NAP	NAP
23	Loan	24	1	The Rock Truckee	61.3%	96.6%	1/14/2026	No	Nidecker US Inc	5,831	11.1%	5/31/2028
24	Loan	11, 23, 31	2	485 7th Ave & 100 Washington	66.3%	100.0%
24.01	Property		1	100 Washington		100.0%	11/12/2025	No	NYPD (DCAS)	4,412	65.7%	7/27/2035
24.02	Property		1	485 7th Avenue		100.0%	11/12/2025	No	Papi's Guys	1,600	40.1%	9/30/2034
25	Loan	11, 12, 21, 25	2	York MF Portfolio	69.5%	100.0%
25.01	Property		1	1481 York Avenue		100.0%	1/8/2026	NAP	NAP	NAP	NAP	NAP
25.02	Property		1	1479 York Avenue		100.0%	1/8/2026	NAP	NAP	NAP	NAP	NAP
26	Loan	25	1	Ducky’s Day Off	57.8%	76.7%	11/1/2025	NAP	NAP	NAP	NAP	NAP
27	Loan	10, 20	1	Kawasaki Motors North America Headquarters	52.2%	100.0%	2/6/2026	Yes	Kawasaki Motors Corp., U.S.A.	203,231	100.0%	6/30/2031
28	Loan	26	1	Motel 6 Tewksbury	56.3%	77.0%	11/30/2025	NAP	NAP	NAP	NAP	NAP
29	Loan	22, 26	1	Stafford Apartments	64.6%	88.3%	1/1/2026	NAP	NAP	NAP	NAP	NAP
30	Loan	16, 23, 24	1	33 West Ontario	51.6%	88.6%	10/8/2025	No	Five Iron Golf	10,943	39.2%	9/30/2035
31	Loan	11, 16, 31	2	Big Sky Communities	54.1%	71.8%
31.01	Property		1	South Park		82.0%	11/11/2025	NAP	NAP	NAP	NAP	NAP
31.02	Property		1	Deer Run		58.2%	11/11/2025	NAP	NAP	NAP	NAP	NAP
32	Loan	11, 25, 31	2	Penn South Brooklyn Portfolio	67.3%	100.0%
32.01	Property		1	175 South 4th Street		100.0%	10/31/2025	NAP	NAP	NAP	NAP	NAP
32.02	Property		1	110 South 2nd Street		100.0%	10/31/2025	NAP	NAP	NAP	NAP	NAP
33	Loan	11, 21, 26	2	Long Island Multifamily Portfolio	64.9%	100.0%
33.01	Property		1	108 South Street		100.0%	1/5/2026	No	TFM Restaurant Group, LLC	2,807	100.0%	11/19/2034
33.02	Property		1	95 High Street		100.0%	1/5/2026	NAP	NAP	NAP	NAP	NAP
34	Loan		1	S&S Storage	66.0%	83.2%	9/23/2025	NAP	NAP	NAP	NAP	NAP

A-9

BMARK 2026-V20

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Second Largest Tenant	Second Largest Tenant SF	Second Largest Tenant % of NRA	Second Largest Tenant Lease Expiration Date	Third Largest Tenant	Third Largest Tenant SF	Third Largest Tenant % of NRA	Third Largest Tenant Lease Expiration Date
					23, 24	23, 24	23, 24	6, 23, 24	23, 24	23, 24	23, 24	6, 23, 24
1	Loan	10, 11, 20, 21, 26, 31	6	Project Broadview
1.01	Property		1	General Mills	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.02	Property		1	NYU Langone	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.03	Property		1	UL Solutions	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.04	Property		1	Bass Pro Shops	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.05	Property		1	Commodore Bay	WorldPac, Inc.	20,165	22.0%	11/30/2027	NAP	NAP	NAP	NAP
1.06	Property		1	Huntington Ingalls	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2	Loan	9, 10, 18, 20, 21, 26, 27, 28, 29, 31, 32	1	CityCenter (Aria & Vdara)	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3	Loan	9, 10, 20, 21, 24, 32	1	Northshore Mall	Lifetime Fitness	125,000	11.0%	1/31/2042	Shaw's Supermarket	59,175	5.2%	12/31/2027
4	Loan	10, 16, 20, 23, 24, 30	1	1 Willoughby Square	FX FOWLE	40,302	14.4%	2/28/2037	The City of New York Office of Court Admin	27,304	9.7%	11/30/2046
5	Loan	9, 10, 12, 13, 20, 23, 24, 26	1	535 & 545 5th Avenue	Best Buy Stores, L.P.	36,787	7.3%	3/31/2031	Laboratory Institute of Merchandising, Inc.	30,160	5.9%	11/30/2031
6	Loan	12, 16, 23	1	600 Broadway	Target	27,600	31.2%	1/31/2038	Hatch	12,153	13.8%	10/31/2027
7	Loan	12, 16, 18, 22, 23, 24	1	Oakbrook Center	Nextera Energy Project Management, LLC	16,557	6.8%	12/31/2027	Access Medical Laboratories, LLC	16,437	6.8%	7/31/2030
8	Loan	21	1	Normandy Center	Smart Brains Montessori School	14,850	8.0%	7/31/2027	Honey Pig Korean BBQ & Hotpot	12,738	6.9%	9/30/2031
9	Loan	10, 12, 17, 24, 26, 31	1	Amazon LAX	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10	Loan	11, 17, 21, 31, 32	12	Etude Self Storage Portfolio
10.01	Property		1	Snapbox Self-Storage - Pines	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.02	Property		1	Snapbox Self-Storage - Delsea	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.03	Property		1	Snapbox Storage - Crescent	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.04	Property		1	Snapbox Self-Storage - Harding	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.05	Property		1	Snapbox Self Storage - University	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.06	Property		1	Snapbox Self Storage - 10th	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.07	Property		1	Snapbox Self-Storage - Island	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.08	Property		1	Snapbox Self-Storage - Macedo	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.09	Property		1	Snapbox Self-Storage - Tacoma	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.10	Property		1	Snapbox Self-Storage - East	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.11	Property		1	Snapbox Self Storage - Geyer	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.12	Property		1	Snapbox Self Storage - Leon	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11	Loan	10, 12, 21, 32	1	Boise Towne Square	Kohl's	84,138	12.6%	1/31/2032	H&M	22,342	3.4%	1/31/2028
12	Loan	12, 16, 26, 31	1	Holman Hotel	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13	Loan	9, 10, 16, 18, 20, 24, 27, 28, 31	1	Torrey Heights	Becton Dickinson	220,270	42.3%	7/31/2036	Architect Therapeutics	29,734	5.7%	9/30/2031
14	Loan	11, 21, 26	2	Fairfield & Residence Inn San Antonio
14.01	Property		1	Residence Inn San Antonio Downtown Market Square	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14.02	Property		1	Fairfield Inn & Suites San Antonio Downtown Market	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
15	Loan	16, 23	1	Sixty44 Residences	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16	Loan		1	Galleria Flats	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17	Loan	17, 32	1	Guardian Storage Shadyside	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18	Loan		1	Stone Mountain Festival	NCG Cinema	22,500	16.6%	4/30/2034	Harbor Freight	17,000	12.5%	7/31/2032
19	Loan	24	1	Park Pointe Plaza	Uncharted	13,846	14.6%	1/31/2028	Trader Joe's	13,448	14.2%	1/31/2027
20	Loan	18, 26	1	Courtyard Murfreesboro	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21	Loan		1	The Crossing	The Tile Shop	17,408	18.8%	10/31/2030	ABC Liquor Store	11,996	13.0%	7/31/2029
22	Loan	11, 31, 32	4	Wildhorse Communities
22.01	Property		1	Medicine Waters	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.02	Property		1	Trails End	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.03	Property		1	Golden Eagle	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.04	Property		1	Sugar Creek	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
23	Loan	24	1	The Rock Truckee	Sierra Sotheby's	4,877	9.3%	5/14/2030	Truckee Craft Brewing	4,122	7.8%	2/28/2026
24	Loan	11, 23, 31	2	485 7th Ave & 100 Washington
24.01	Property		1	100 Washington	Cafe De Flore	2,300	34.3%	12/31/2033	NAP	NAP	NAP	NAP
24.02	Property		1	485 7th Avenue	7th Street Burger	1,391	34.9%	3/31/2033	Café D'Avignon	996	25.0%	4/30/2030
25	Loan	11, 12, 21, 25	2	York MF Portfolio
25.01	Property		1	1481 York Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.02	Property		1	1479 York Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
26	Loan	25	1	Ducky’s Day Off	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
27	Loan	10, 20	1	Kawasaki Motors North America Headquarters	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
28	Loan	26	1	Motel 6 Tewksbury	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
29	Loan	22, 26	1	Stafford Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
30	Loan	16, 23, 24	1	33 West Ontario	Nan Xiang	6,530	23.4%	3/15/2036	Circle K	2,750	9.8%	6/30/2032
31	Loan	11, 16, 31	2	Big Sky Communities
31.01	Property		1	South Park	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
31.02	Property		1	Deer Run	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32	Loan	11, 25, 31	2	Penn South Brooklyn Portfolio
32.01	Property		1	175 South 4th Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32.02	Property		1	110 South 2nd Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
33	Loan	11, 21, 26	2	Long Island Multifamily Portfolio
33.01	Property		1	108 South Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
33.02	Property		1	95 High Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
34	Loan		1	S&S Storage	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-10

BMARK 2026-V20

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Fourth Largest Tenant	Fourth Largest Tenant SF	Fourth Largest Tenant % of NRA	Fourth Largest Tenant Lease Expiration Date	Fifth Largest Tenant	Fifth Largest Tenant SF	Fifth Largest Tenant % of NRA	Fifth Largest Tenant Lease Expiration Date
					23, 24	23, 24	23, 24	6, 23, 24	23, 24	23, 24	23, 24	6, 23, 24
1	Loan	10, 11, 20, 21, 26, 31	6	Project Broadview
1.01	Property		1	General Mills	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.02	Property		1	NYU Langone	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.03	Property		1	UL Solutions	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.04	Property		1	Bass Pro Shops	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.05	Property		1	Commodore Bay	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.06	Property		1	Huntington Ingalls	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2	Loan	9, 10, 18, 20, 21, 26, 27, 28, 29, 31, 32	1	CityCenter (Aria & Vdara)	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3	Loan	9, 10, 20, 21, 24, 32	1	Northshore Mall	Northshore Orthopedic Realty	48,920	4.3%	4/30/2085	DSW Shoe Warehouse	45,149	4.0%	1/31/2027
4	Loan	10, 16, 20, 23, 24, 30	1	1 Willoughby Square	JEMB Realty Corp	14,508	5.2%	6/30/2031	City Block	14,507	5.2%	4/30/2028
5	Loan	9, 10, 12, 13, 20, 23, 24, 26	1	535 & 545 5th Avenue	Gardiner & Theobald, Inc.	30,035	5.9%	2/23/2031	NBA Media Ventures, LLC (The NBA Store)	25,562	5.0%	1/18/2036
6	Loan	12, 16, 23	1	600 Broadway	Acast Stories	12,153	13.8%	3/31/2032	NAP	NAP	NAP	NAP
7	Loan	12, 16, 18, 22, 23, 24	1	Oakbrook Center	AT&T	14,834	6.1%	9/30/2029	Cohen Milstein Sellers & Toll PLLC	12,147	5.0%	10/31/2031
8	Loan	21	1	Normandy Center	Triveni Supermarket MD LLC	12,366	6.7%	10/31/2031	Splash Fun Inc.	9,024	4.9%	1/31/2034
9	Loan	10, 12, 17, 24, 26, 31	1	Amazon LAX	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10	Loan	11, 17, 21, 31, 32	12	Etude Self Storage Portfolio
10.01	Property		1	Snapbox Self-Storage - Pines	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.02	Property		1	Snapbox Self-Storage - Delsea	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.03	Property		1	Snapbox Storage - Crescent	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.04	Property		1	Snapbox Self-Storage - Harding	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.05	Property		1	Snapbox Self Storage - University	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.06	Property		1	Snapbox Self Storage - 10th	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.07	Property		1	Snapbox Self-Storage - Island	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.08	Property		1	Snapbox Self-Storage - Macedo	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.09	Property		1	Snapbox Self-Storage - Tacoma	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.10	Property		1	Snapbox Self-Storage - East	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.11	Property		1	Snapbox Self Storage - Geyer	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.12	Property		1	Snapbox Self Storage - Leon	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11	Loan	10, 12, 21, 32	1	Boise Towne Square	GAP/GAPKIDS/BABYGAP	13,254	2.0%	1/31/2028	Victoria's Secret	11,000	1.7%	1/31/2028
12	Loan	12, 16, 26, 31	1	Holman Hotel	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13	Loan	9, 10, 16, 18, 20, 24, 27, 28, 31	1	Torrey Heights	Actio Biosciences	27,502	5.3%	2/28/2035	Charles River Labs	12,966	2.5%	3/31/2037
14	Loan	11, 21, 26	2	Fairfield & Residence Inn San Antonio
14.01	Property		1	Residence Inn San Antonio Downtown Market Square	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14.02	Property		1	Fairfield Inn & Suites San Antonio Downtown Market	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
15	Loan	16, 23	1	Sixty44 Residences	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16	Loan		1	Galleria Flats	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17	Loan	17, 32	1	Guardian Storage Shadyside	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18	Loan		1	Stone Mountain Festival	C&C Beauty and Beyond	12,000	8.8%	12/31/2026	Mattress Firm	8,105	6.0%	8/31/2027
19	Loan	24	1	Park Pointe Plaza	David's Bridal Inc.	12,340	13.0%	3/31/2027	The Men's Wearhouse, Inc.	8,500	9.0%	1/31/2031
20	Loan	18, 26	1	Courtyard Murfreesboro	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21	Loan		1	The Crossing	Havilah Dance Company	8,000	8.7%	11/30/2027	Margaritas Mexican	6,116	6.6%	3/27/2029
22	Loan	11, 31, 32	4	Wildhorse Communities
22.01	Property		1	Medicine Waters	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.02	Property		1	Trails End	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.03	Property		1	Golden Eagle	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.04	Property		1	Sugar Creek	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
23	Loan	24	1	The Rock Truckee	MWA Architecture and Engineering	3,703	7.0%	7/31/2026	Drunken Monkey	3,463	6.6%	2/28/2035
24	Loan	11, 23, 31	2	485 7th Ave & 100 Washington
24.01	Property		1	100 Washington	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24.02	Property		1	485 7th Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25	Loan	11, 12, 21, 25	2	York MF Portfolio
25.01	Property		1	1481 York Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.02	Property		1	1479 York Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
26	Loan	25	1	Ducky’s Day Off	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
27	Loan	10, 20	1	Kawasaki Motors North America Headquarters	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
28	Loan	26	1	Motel 6 Tewksbury	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
29	Loan	22, 26	1	Stafford Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
30	Loan	16, 23, 24	1	33 West Ontario	Taco Maya	2,502	9.0%	6/30/2031	Mythical Smoke's	1,680	6.0%	2/28/2027
31	Loan	11, 16, 31	2	Big Sky Communities
31.01	Property		1	South Park	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
31.02	Property		1	Deer Run	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32	Loan	11, 25, 31	2	Penn South Brooklyn Portfolio
32.01	Property		1	175 South 4th Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32.02	Property		1	110 South 2nd Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
33	Loan	11, 21, 26	2	Long Island Multifamily Portfolio
33.01	Property		1	108 South Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
33.02	Property		1	95 High Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
34	Loan		1	S&S Storage	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-11

BMARK 2026-V20

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Environmental Phase I Report Date	Environmental Phase II Report Date	Engineering Report Date	Seismic Report Date	PML or SEL (%)	Flood Zone	Ownership Interest	Ground Lease Expiration Date	Ground Lease Extension Terms	Annual Ground Lease Payment as of the Cut-off Date ($)
											22	22	22	22
1	Loan	10, 11, 20, 21, 26, 31	6	Project Broadview
1.01	Property		1	General Mills	12/8/2025	NAP	12/8/2025	NAP	NAP	No	Fee	NAP	NAP	NAP
1.02	Property		1	NYU Langone	12/8/2025	NAP	12/8/2025	NAP	NAP	No	Fee	NAP	NAP	NAP
1.03	Property		1	UL Solutions	12/8/2025	NAP	12/8/2025	12/5/2025	18%	No	Fee	NAP	NAP	NAP
1.04	Property		1	Bass Pro Shops	12/8/2025	NAP	12/8/2025	NAP	NAP	No	Fee	NAP	NAP	NAP
1.05	Property		1	Commodore Bay	12/8/2025	NAP	12/8/2025	12/5/2025	9%	No	Fee	NAP	NAP	NAP
1.06	Property		1	Huntington Ingalls	12/11/2025	NAP	12/10/2025	NAP	NAP	No	Fee	NAP	NAP	NAP
2	Loan	9, 10, 18, 20, 21, 26, 27, 28, 29, 31, 32	1	CityCenter (Aria & Vdara)	12/3/2025	NAP	12/4/2025	NAP	NAP	No	Fee	NAP	NAP	NAP
3	Loan	9, 10, 20, 21, 24, 32	1	Northshore Mall	11/21/2025	NAP	11/20/2025	NAP	NAP	No	Fee	NAP	NAP	NAP
4	Loan	10, 16, 20, 23, 24, 30	1	1 Willoughby Square	9/5/2025	NAP	9/5/2025	NAP	NAP	No	Fee	NAP	NAP	NAP
5	Loan	9, 10, 12, 13, 20, 23, 24, 26	1	535 & 545 5th Avenue	4/24/2025	NAP	4/29/2025	NAP	NAP	No	Fee	NAP	NAP	NAP
6	Loan	12, 16, 23	1	600 Broadway	11/20/2025	NAP	11/20/2025	NAP	NAP	No	Fee	NAP	NAP	NAP
7	Loan	12, 16, 18, 22, 23, 24	1	Oakbrook Center	5/27/2025	NAP	5/23/2025	NAP	NAP	Yes - AE	Leasehold	7/12/2116	None	1,614,384
8	Loan	21	1	Normandy Center	12/18/2025	NAP	12/22/2025	NAP	NAP	No	Fee	NAP	NAP	NAP
9	Loan	10, 12, 17, 24, 26, 31	1	Amazon LAX	8/22/2025	NAP	8/22/2025	9/29/2025	12%	No	Fee	NAP	NAP	NAP
10	Loan	11, 17, 21, 31, 32	12	Etude Self Storage Portfolio
10.01	Property		1	Snapbox Self-Storage - Pines	9/10/2025	NAP	9/21/2025	NAP	NAP	Yes - AE, A1-A30	Fee	NAP	NAP	NAP
10.02	Property		1	Snapbox Self-Storage - Delsea	9/10/2025	NAP	9/21/2025	NAP	NAP	No	Fee	NAP	NAP	NAP
10.03	Property		1	Snapbox Storage - Crescent	9/10/2025	NAP	9/21/2025	NAP	NAP	No	Fee	NAP	NAP	NAP
10.04	Property		1	Snapbox Self-Storage - Harding	9/10/2025	NAP	9/21/2025	NAP	NAP	No	Fee	NAP	NAP	NAP
10.05	Property		1	Snapbox Self Storage - University	9/10/2025	NAP	9/21/2025	NAP	NAP	No	Fee	NAP	NAP	NAP
10.06	Property		1	Snapbox Self Storage - 10th	9/10/2025	NAP	9/21/2025	NAP	NAP	No	Fee	NAP	NAP	NAP
10.07	Property		1	Snapbox Self-Storage - Island	9/10/2025	NAP	9/21/2025	NAP	NAP	Yes - AE, A1-A30	Fee	NAP	NAP	NAP
10.08	Property		1	Snapbox Self-Storage - Macedo	9/10/2025	NAP	9/21/2025	NAP	NAP	No	Fee	NAP	NAP	NAP
10.09	Property		1	Snapbox Self-Storage - Tacoma	9/17/2025	NAP	9/24/2025	10/30/2025	12%	No	Fee	NAP	NAP	NAP
10.10	Property		1	Snapbox Self-Storage - East	9/10/2025	NAP	9/21/2025	NAP	NAP	No	Fee	NAP	NAP	NAP
10.11	Property		1	Snapbox Self Storage - Geyer	9/10/2025	NAP	9/21/2025	NAP	NAP	No	Fee	NAP	NAP	NAP
10.12	Property		1	Snapbox Self Storage - Leon	9/10/2025	NAP	9/21/2025	NAP	NAP	No	Fee	NAP	NAP	NAP
11	Loan	10, 12, 21, 32	1	Boise Towne Square	6/18/2025	NAP	10/1/2025	NAP	NAP	No	Fee	NAP	NAP	NAP
12	Loan	12, 16, 26, 31	1	Holman Hotel	8/6/2025	NAP	8/6/2025	8/5/2025	6%	No	Fee	NAP	NAP	NAP
13	Loan	9, 10, 16, 18, 20, 24, 27, 28, 31	1	Torrey Heights	12/12/2025	NAP	12/12/2025	12/12/2025	6%	No	Fee	NAP	NAP	NAP
14	Loan	11, 21, 26	2	Fairfield & Residence Inn San Antonio
14.01	Property		1	Residence Inn San Antonio Downtown Market Square	10/17/2025	NAP	10/17/2025	NAP	NAP	No	Fee	NAP	NAP	NAP
14.02	Property		1	Fairfield Inn & Suites San Antonio Downtown Market	10/17/2025	NAP	10/17/2025	NAP	NAP	No	Fee	NAP	NAP	NAP
15	Loan	16, 23	1	Sixty44 Residences	8/26/2025	NAP	9/4/2025	NAP	NAP	No	Fee	NAP	NAP	NAP
16	Loan		1	Galleria Flats	7/24/2025	NAP	7/24/2025	NAP	NAP	No	Fee	NAP	NAP	NAP
17	Loan	17, 32	1	Guardian Storage Shadyside	11/18/2025	NAP	11/18/2025	NAP	NAP	No	Fee	NAP	NAP	NAP
18	Loan		1	Stone Mountain Festival	12/5/2025	NAP	12/4/2025	NAP	NAP	No	Fee	NAP	NAP	NAP
19	Loan	24	1	Park Pointe Plaza	11/12/2025	NAP	11/12/2025	NAP	NAP	No	Fee	NAP	NAP	NAP
20	Loan	18, 26	1	Courtyard Murfreesboro	10/23/2025	NAP	10/23/2025	NAP	NAP	No	Fee	NAP	NAP	NAP
21	Loan		1	The Crossing	9/25/2025	NAP	9/25/2025	NAP	NAP	No	Fee	NAP	NAP	NAP
22	Loan	11, 31, 32	4	Wildhorse Communities
22.01	Property		1	Medicine Waters	8/5/2025	NAP	7/28/2025	NAP	NAP	No	Fee	NAP	NAP	NAP
22.02	Property		1	Trails End	8/6/2025	NAP	8/4/2025	NAP	NAP	No	Fee	NAP	NAP	NAP
22.03	Property		1	Golden Eagle	8/5/2025	NAP	8/4/2025	NAP	NAP	No	Fee	NAP	NAP	NAP
22.04	Property		1	Sugar Creek	8/6/2025	NAP	8/4/2025	NAP	NAP	Yes - A	Fee	NAP	NAP	NAP
23	Loan	24	1	The Rock Truckee	10/30/2025	NAP	11/6/2025	10/28/2025	8%	No	Fee	NAP	NAP	NAP
24	Loan	11, 23, 31	2	485 7th Ave & 100 Washington
24.01	Property		1	100 Washington	9/11/2025	NAP	9/17/2025	NAP	NAP	Yes - AE, A1-A30	Fee	NAP	NAP	NAP
24.02	Property		1	485 7th Avenue	9/18/2025	NAP	9/18/2025	NAP	NAP	No	Fee	NAP	NAP	NAP
25	Loan	11, 12, 21, 25	2	York MF Portfolio
25.01	Property		1	1481 York Avenue	11/25/2025	NAP	11/25/2025	NAP	NAP	No	Fee	NAP	NAP	NAP
25.02	Property		1	1479 York Avenue	11/25/2025	NAP	11/25/2025	NAP	NAP	No	Fee	NAP	NAP	NAP
26	Loan	25	1	Ducky’s Day Off	9/30/2025	NAP	9/30/2025	NAP	NAP	No	Fee	NAP	NAP	NAP
27	Loan	10, 20	1	Kawasaki Motors North America Headquarters	11/12/2025	NAP	11/18/2025	11/12/2025	11%	No	Fee	NAP	NAP	NAP
28	Loan	26	1	Motel 6 Tewksbury	10/24/2025	NAP	10/24/2025	NAP	NAP	No	Fee	NAP	NAP	NAP
29	Loan	22, 26	1	Stafford Apartments	12/3/2025	NAP	12/3/2025	NAP	NAP	No	Leasehold	6/24/2044	4, 10-year extension options	0
30	Loan	16, 23, 24	1	33 West Ontario	10/8/2025	NAP	10/8/2025	NAP	NAP	No	Fee	NAP	NAP	NAP
31	Loan	11, 16, 31	2	Big Sky Communities
31.01	Property		1	South Park	8/4/2025	NAP	8/3/2025	NAP	NAP	No	Fee	NAP	NAP	NAP
31.02	Property		1	Deer Run	8/4/2025	NAP	8/3/2025	NAP	NAP	No	Fee	NAP	NAP	NAP
32	Loan	11, 25, 31	2	Penn South Brooklyn Portfolio
32.01	Property		1	175 South 4th Street	11/18/2025	NAP	11/18/2025	NAP	NAP	No	Fee	NAP	NAP	NAP
32.02	Property		1	110 South 2nd Street	11/18/2025	NAP	11/18/2025	NAP	NAP	No	Fee	NAP	NAP	NAP
33	Loan	11, 21, 26	2	Long Island Multifamily Portfolio
33.01	Property		1	108 South Street	11/12/2025	NAP	11/13/2025	NAP	NAP	No	Fee	NAP	NAP	NAP
33.02	Property		1	95 High Street	11/12/2025	NAP	11/13/2025	NAP	NAP	No	Fee	NAP	NAP	NAP
34	Loan		1	S&S Storage	10/31/2025	NAP	10/31/2025	NAP	NAP	No	Fee	NAP	NAP	NAP

A-12

BMARK 2026-V20

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Annual Ground Rent Increases (Y/N)	Upfront RE Tax Reserve ($)	Monthly RE Tax Reserve ($)	Upfront Insurance Reserve ($)	Monthly Insurance Reserve ($)	Upfront Replacement / PIP Reserve ($)	Monthly Replacement / FF&E Reserve ($)	Replacement Reserve Caps ($)	Upfront TI/LC Reserve ($)
					22
1	Loan	10, 11, 20, 21, 26, 31	6	Project Broadview		0	Springing	0	Springing	0	Springing	376,238	0
1.01	Property		1	General Mills	NAP
1.02	Property		1	NYU Langone	NAP
1.03	Property		1	UL Solutions	NAP
1.04	Property		1	Bass Pro Shops	NAP
1.05	Property		1	Commodore Bay	NAP
1.06	Property		1	Huntington Ingalls	NAP
2	Loan	9, 10, 18, 20, 21, 26, 27, 28, 29, 31, 32	1	CityCenter (Aria & Vdara)	NAP	0	Springing	0	Springing	0	Springing	0	0
3	Loan	9, 10, 20, 21, 24, 32	1	Northshore Mall	NAP	0	Springing	0	Springing	0	Springing	0	0
4	Loan	10, 16, 20, 23, 24, 30	1	1 Willoughby Square	NAP	30,691	Springing	0	Springing	0	Springing	0	4,566,619
5	Loan	9, 10, 12, 13, 20, 23, 24, 26	1	535 & 545 5th Avenue	NAP	0	Springing	0	Springing	0	8,453	0	52,000
6	Loan	12, 16, 23	1	600 Broadway	NAP	138,044	138,044	0	Springing	0	1,358	0	0
7	Loan	12, 16, 18, 22, 23, 24	1	Oakbrook Center	Yes	881,888	97,988	301,596	75,514	0	4,055	0	869,126
8	Loan	21	1	Normandy Center	NAP	225,278	37,546	0	7,095	0	2,322	0	0
9	Loan	10, 12, 17, 24, 26, 31	1	Amazon LAX	NAP	0	Springing	0	Springing	0	Springing	0	0
10	Loan	11, 17, 21, 31, 32	12	Etude Self Storage Portfolio		271,716	106,395	76,899	25,633	0	17,296	0	0
10.01	Property		1	Snapbox Self-Storage - Pines	NAP
10.02	Property		1	Snapbox Self-Storage - Delsea	NAP
10.03	Property		1	Snapbox Storage - Crescent	NAP
10.04	Property		1	Snapbox Self-Storage - Harding	NAP
10.05	Property		1	Snapbox Self Storage - University	NAP
10.06	Property		1	Snapbox Self Storage - 10th	NAP
10.07	Property		1	Snapbox Self-Storage - Island	NAP
10.08	Property		1	Snapbox Self-Storage - Macedo	NAP
10.09	Property		1	Snapbox Self-Storage - Tacoma	NAP
10.10	Property		1	Snapbox Self-Storage - East	NAP
10.11	Property		1	Snapbox Self Storage - Geyer	NAP
10.12	Property		1	Snapbox Self Storage - Leon	NAP
11	Loan	10, 12, 21, 32	1	Boise Towne Square	NAP	0	Springing	0	Springing	0	Springing	334,759	250,110
12	Loan	12, 16, 26, 31	1	Holman Hotel	NAP	95,996	31,999	59,857	4,988	0	23,889	0	0
13	Loan	9, 10, 16, 18, 20, 24, 27, 28, 31	1	Torrey Heights	NAP	0	Springing	0	Springing	0	Springing	156,181	0
14	Loan	11, 21, 26	2	Fairfield & Residence Inn San Antonio		37,520	37,520	32,271	16,135	0	20,331	0	0
14.01	Property		1	Residence Inn San Antonio Downtown Market Square	NAP
14.02	Property		1	Fairfield Inn & Suites San Antonio Downtown Market	NAP
15	Loan	16, 23	1	Sixty44 Residences	NAP	53,587	10,717	0	Springing	0	1,333	0	0
16	Loan		1	Galleria Flats	NAP	24,114	24,114	3,039	3,039	35,397	3,354	0	0
17	Loan	17, 32	1	Guardian Storage Shadyside	NAP	110,715	10,553	0	Springing	0	908	0	0
18	Loan		1	Stone Mountain Festival	NAP	57,928	19,309	0	Springing	0	1,925	0	175,000
19	Loan	24	1	Park Pointe Plaza	NAP	0	Springing	10,542	Springing	0	1,580	50,000	0
20	Loan	18, 26	1	Courtyard Murfreesboro	NAP	0	10,557	0	Springing	0	17,226	0	0
21	Loan		1	The Crossing	NAP	8,007	8,007	6,707	2,236	0	1,155	0	0
22	Loan	11, 31, 32	4	Wildhorse Communities		0	1,031	57,431	4,786	53,500	0	0	0
22.01	Property		1	Medicine Waters	NAP
22.02	Property		1	Trails End	NAP
22.03	Property		1	Golden Eagle	NAP
22.04	Property		1	Sugar Creek	NAP
23	Loan	24	1	The Rock Truckee	NAP	94,184	18,837	10,422	5,211	0	981	23,548	105,272
24	Loan	11, 23, 31	2	485 7th Ave & 100 Washington		52,696	13,174	6,419	3,210	0	168	0	0
24.01	Property		1	100 Washington	NAP
24.02	Property		1	485 7th Avenue	NAP
25	Loan	11, 12, 21, 25	2	York MF Portfolio		47,397	15,799	15,278	3,056	19,475	0	0	16,500
25.01	Property		1	1481 York Avenue	NAP
25.02	Property		1	1479 York Avenue	NAP
26	Loan	25	1	Ducky’s Day Off	NAP	78,813	15,763	44,274	7,379	79,500	0	0	0
27	Loan	10, 20	1	Kawasaki Motors North America Headquarters	NAP	38,742	19,371	0	Springing	0	2,540	0	0
28	Loan	26	1	Motel 6 Tewksbury	NAP	0	11,215	0	Springing	0	14,432	0	0
29	Loan	22, 26	1	Stafford Apartments	No	3,320	369	0	Springing	0	2,518	0	0
30	Loan	16, 23, 24	1	33 West Ontario	NAP	213,090	30,441	1,880	940	0	349	12,573	0
31	Loan	11, 16, 31	2	Big Sky Communities		263	352	4,811	2,405	53,250	0	0	0
31.01	Property		1	South Park	NAP
31.02	Property		1	Deer Run	NAP
32	Loan	11, 25, 31	2	Penn South Brooklyn Portfolio		2,018	2,018	2,658	823	0	208	0	0
32.01	Property		1	175 South 4th Street	NAP
32.02	Property		1	110 South 2nd Street	NAP
33	Loan	11, 21, 26	2	Long Island Multifamily Portfolio		4,526	9,300	0	5,515	0	255	0	0
33.01	Property		1	108 South Street	NAP
33.02	Property		1	95 High Street	NAP
34	Loan		1	S&S Storage	NAP	29,041	9,680	5,131	2,566	0	441	0	0

A-13

BMARK 2026-V20

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Monthly TI/LC Reserve ($)	TI/LC Caps ($)	Upfront Debt Service Reserve ($)	Monthly Debt Service Reserve ($)	Debt Service Reserve Cap ($)	Upfront Deferred Maintenance Reserve ($)	Upfront Other Reserve ($)	Monthly Other Reserve ($)

1	Loan	10, 11, 20, 21, 26, 31	6	Project Broadview	Springing	2,202,082	0	0	0	0	277,774	0
1.01	Property		1	General Mills
1.02	Property		1	NYU Langone
1.03	Property		1	UL Solutions
1.04	Property		1	Bass Pro Shops
1.05	Property		1	Commodore Bay
1.06	Property		1	Huntington Ingalls
2	Loan	9, 10, 18, 20, 21, 26, 27, 28, 29, 31, 32	1	CityCenter (Aria & Vdara)	Springing	0	0	0	0	0	0	0
3	Loan	9, 10, 20, 21, 24, 32	1	Northshore Mall	Springing	0	0	0	0	0	3,134,676	0
4	Loan	10, 16, 20, 23, 24, 30	1	1 Willoughby Square	Springing	0	0	0	0	0	4,793,870	0
5	Loan	9, 10, 12, 13, 20, 23, 24, 26	1	535 & 545 5th Avenue	0	0	0	0	0	100,750	2,515,028	0
6	Loan	12, 16, 23	1	600 Broadway	8,333	0	0	0	0	0	1,214,778	0
7	Loan	12, 16, 18, 22, 23, 24	1	Oakbrook Center	19,063	0	0	0	0	0	1,651,676	134,532
8	Loan	21	1	Normandy Center	15,481	0	0	0	0	4,375	6,165	0
9	Loan	10, 12, 17, 24, 26, 31	1	Amazon LAX	Springing	0	0	0	0	0	0	0
10	Loan	11, 17, 21, 31, 32	12	Etude Self Storage Portfolio	0	0	0	0	0	455,813	0	0
10.01	Property		1	Snapbox Self-Storage - Pines
10.02	Property		1	Snapbox Self-Storage - Delsea
10.03	Property		1	Snapbox Storage - Crescent
10.04	Property		1	Snapbox Self-Storage - Harding
10.05	Property		1	Snapbox Self Storage - University
10.06	Property		1	Snapbox Self Storage - 10th
10.07	Property		1	Snapbox Self-Storage - Island
10.08	Property		1	Snapbox Self-Storage - Macedo
10.09	Property		1	Snapbox Self-Storage - Tacoma
10.10	Property		1	Snapbox Self-Storage - East
10.11	Property		1	Snapbox Self Storage - Geyer
10.12	Property		1	Snapbox Self Storage - Leon
11	Loan	10, 12, 21, 32	1	Boise Towne Square	Springing	1,339,036	0	0	0	0	0	0
12	Loan	12, 16, 26, 31	1	Holman Hotel	0	0	0	0	0	0	33,000	Springing
13	Loan	9, 10, 16, 18, 20, 24, 27, 28, 31	1	Torrey Heights	Springing	65,075,500	0	0	0	0	21,129,162	0
14	Loan	11, 21, 26	2	Fairfield & Residence Inn San Antonio	0	0	0	0	0	7,500	125,000	0
14.01	Property		1	Residence Inn San Antonio Downtown Market Square
14.02	Property		1	Fairfield Inn & Suites San Antonio Downtown Market
15	Loan	16, 23	1	Sixty44 Residences	0	0	0	0	0	0	0	0
16	Loan		1	Galleria Flats	0	0	0	0	0	16,781	0	0
17	Loan	17, 32	1	Guardian Storage Shadyside	0	0	0	0	0	0	0	0
18	Loan		1	Stone Mountain Festival	7,925	0	77,282	0	0	4,260	700,889	Springing
19	Loan	24	1	Park Pointe Plaza	0	0	0	0	0	47,875	58,000	0
20	Loan	18, 26	1	Courtyard Murfreesboro	0	0	0	0	0	0	1,660,704	Springing
21	Loan		1	The Crossing	7,700	277,200	0	0	0	25,313	0	0
22	Loan	11, 31, 32	4	Wildhorse Communities	0	0	0	0	0	52,436	0	0
22.01	Property		1	Medicine Waters
22.02	Property		1	Trails End
22.03	Property		1	Golden Eagle
22.04	Property		1	Sugar Creek
23	Loan	24	1	The Rock Truckee	Springing	105,272	0	0	0	0	89,966	0
24	Loan	11, 23, 31	2	485 7th Ave & 100 Washington	Springing	0	0	0	0	0	10,053	0
24.01	Property		1	100 Washington
24.02	Property		1	485 7th Avenue
25	Loan	11, 12, 21, 25	2	York MF Portfolio	0	0	49,342	0	0	14,630	0	0
25.01	Property		1	1481 York Avenue
25.02	Property		1	1479 York Avenue
26	Loan	25	1	Ducky’s Day Off	0	0	0	0	0	21,420	0	0
27	Loan	10, 20	1	Kawasaki Motors North America Headquarters	17,783	0	0	0	0	0	0	0
28	Loan	26	1	Motel 6 Tewksbury	0	0	0	0	0	38,750	501,546	0
29	Loan	22, 26	1	Stafford Apartments	0	0	0	0	0	0	0	0
30	Loan	16, 23, 24	1	33 West Ontario	3,488	200,000	0	0	0	0	861,766	0
31	Loan	11, 16, 31	2	Big Sky Communities	0	0	0	0	0	125,172	0	0
31.01	Property		1	South Park
31.02	Property		1	Deer Run
32	Loan	11, 25, 31	2	Penn South Brooklyn Portfolio	0	0	0	0	0	4,000	30,880	Springing
32.01	Property		1	175 South 4th Street
32.02	Property		1	110 South 2nd Street
33	Loan	11, 21, 26	2	Long Island Multifamily Portfolio	0	0	0	0	0	0	0	0
33.01	Property		1	108 South Street
33.02	Property		1	95 High Street
34	Loan		1	S&S Storage	0	0	0	0	0	0	0	0

A-14

BMARK 2026-V20

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Other Reserve Description	Other Reserve Cap ($)	Holdback/ Earnout Amount ($)

1	Loan	10, 11, 20, 21, 26, 31	6	Project Broadview	Unfunded Obligations Reserve	0	0
1.01	Property		1	General Mills
1.02	Property		1	NYU Langone
1.03	Property		1	UL Solutions
1.04	Property		1	Bass Pro Shops
1.05	Property		1	Commodore Bay
1.06	Property		1	Huntington Ingalls
2	Loan	9, 10, 18, 20, 21, 26, 27, 28, 29, 31, 32	1	CityCenter (Aria & Vdara)	NAP	0	0
3	Loan	9, 10, 20, 21, 24, 32	1	Northshore Mall	Outstanding TI/LC Reserve ($2,869,704), Gap Rent Reserve ($264,972)	0	0
4	Loan	10, 16, 20, 23, 24, 30	1	1 Willoughby Square	Free Rent Reserve	0	0
5	Loan	9, 10, 12, 13, 20, 23, 24, 26	1	535 & 545 5th Avenue	Rent Concession Reserve	0	0
6	Loan	12, 16, 23	1	600 Broadway	Target Holdback Reserve ($787,777.78), Unfunded Obligations Reserve ($427,000)	0	0
7	Loan	12, 16, 18, 22, 23, 24	1	Oakbrook Center	Ground Rent Reserve (Upfront: $134,532, Monthly: $134,532), Renovation Reserve (Upfront: $1,000,000), Rent Replication Reserve (Upfront: $517,143.78)	0	0
8	Loan	21	1	Normandy Center	Free Rent Reserve	0	0
9	Loan	10, 12, 17, 24, 26, 31	1	Amazon LAX	NAP	0	0
10	Loan	11, 17, 21, 31, 32	12	Etude Self Storage Portfolio	NAP	0	0
10.01	Property		1	Snapbox Self-Storage - Pines
10.02	Property		1	Snapbox Self-Storage - Delsea
10.03	Property		1	Snapbox Storage - Crescent
10.04	Property		1	Snapbox Self-Storage - Harding
10.05	Property		1	Snapbox Self Storage - University
10.06	Property		1	Snapbox Self Storage - 10th
10.07	Property		1	Snapbox Self-Storage - Island
10.08	Property		1	Snapbox Self-Storage - Macedo
10.09	Property		1	Snapbox Self-Storage - Tacoma
10.10	Property		1	Snapbox Self-Storage - East
10.11	Property		1	Snapbox Self Storage - Geyer
10.12	Property		1	Snapbox Self Storage - Leon
11	Loan	10, 12, 21, 32	1	Boise Towne Square	NAP	0	0
12	Loan	12, 16, 26, 31	1	Holman Hotel	Rent Replication Reserve (Upfront: $33,000), Seasonality Reserve (Monthly: Springing), PIP Reserve (Monthly: Springing), Custodial Funds and Hotel Tax Reserve (Monthly: Springing)	0	0
13	Loan	9, 10, 16, 18, 20, 24, 27, 28, 31	1	Torrey Heights	Specified Tenant Reserve	0	0
14	Loan	11, 21, 26	2	Fairfield & Residence Inn San Antonio	PIP Reserve	0	0
14.01	Property		1	Residence Inn San Antonio Downtown Market Square
14.02	Property		1	Fairfield Inn & Suites San Antonio Downtown Market
15	Loan	16, 23	1	Sixty44 Residences	NAP	0	0
16	Loan		1	Galleria Flats	NAP	0	0
17	Loan	17, 32	1	Guardian Storage Shadyside	NAP	0	0
18	Loan		1	Stone Mountain Festival	Outstanding TI Reserve (Upfront: $700,888.51), Major Tenant Reserve (Monthly: Springing)	0	0
19	Loan	24	1	Park Pointe Plaza	Free Rent Reserve	0	0
20	Loan	18, 26	1	Courtyard Murfreesboro	Renovation Reserve (Upfront: $1,660,704), PIP Reserve (Monthly: Springing)	0	0
21	Loan		1	The Crossing	NAP	0	0
22	Loan	11, 31, 32	4	Wildhorse Communities	NAP	0	0
22.01	Property		1	Medicine Waters
22.02	Property		1	Trails End
22.03	Property		1	Golden Eagle
22.04	Property		1	Sugar Creek
23	Loan	24	1	The Rock Truckee	Outstanding TI/LC Reserve	0	0
24	Loan	11, 23, 31	2	485 7th Ave & 100 Washington	Condominium Assessments Reserve	0	0
24.01	Property		1	100 Washington
24.02	Property		1	485 7th Avenue
25	Loan	11, 12, 21, 25	2	York MF Portfolio	NAP	0	0
25.01	Property		1	1481 York Avenue
25.02	Property		1	1479 York Avenue
26	Loan	25	1	Ducky’s Day Off	NAP	0	0
27	Loan	10, 20	1	Kawasaki Motors North America Headquarters	NAP	0	0
28	Loan	26	1	Motel 6 Tewksbury	PIP Reserve	0	0
29	Loan	22, 26	1	Stafford Apartments	NAP	0	0
30	Loan	16, 23, 24	1	33 West Ontario	Holdback Reserve ($500,000), Unfunded Obligations Reserve ($325,344.73), Gap Rent Reserve (36,421.02)	0	0
31	Loan	11, 16, 31	2	Big Sky Communities	NAP	0	0
31.01	Property		1	South Park
31.02	Property		1	Deer Run
32	Loan	11, 25, 31	2	Penn South Brooklyn Portfolio	Free Rent Reserve	7,395	0
32.01	Property		1	175 South 4th Street
32.02	Property		1	110 South 2nd Street
33	Loan	11, 21, 26	2	Long Island Multifamily Portfolio	NAP	0	0
33.01	Property		1	108 South Street
33.02	Property		1	95 High Street
34	Loan		1	S&S Storage	NAP	0	0

A-15

BMARK 2026-V20

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Holdback/ Earnout Description	Lockbox Type	Cash Management	Excess Cash Trap Triggered by DSCR and/or Debt Yield Test (Y/N)	Tenant Specific Excess Cash Trap Trigger (Y/N)	Pari Passu (Y/N)	Pari Passu in Trust Controlling (Y/N)	Trust Pari Passu Cut-off Date Balance ($)	Non-Trust Pari Passu Companion Loan Cut-off Date Balance ($)
						14	15
1	Loan	10, 11, 20, 21, 26, 31	6	Project Broadview	NAP	Hard	Springing	Yes	Yes	Yes	Yes	80,000,000	99,437,800
1.01	Property		1	General Mills
1.02	Property		1	NYU Langone
1.03	Property		1	UL Solutions
1.04	Property		1	Bass Pro Shops
1.05	Property		1	Commodore Bay
1.06	Property		1	Huntington Ingalls
2	Loan	9, 10, 18, 20, 21, 26, 27, 28, 29, 31, 32	1	CityCenter (Aria & Vdara)	NAP	Hard	Springing	Yes	No	Yes	No	75,000,000	2,472,800,000
3	Loan	9, 10, 20, 21, 24, 32	1	Northshore Mall	NAP	Hard	Springing	Yes	No	Yes	Yes	75,000,000	100,000,000
4	Loan	10, 16, 20, 23, 24, 30	1	1 Willoughby Square	NAP	Hard	Springing	Yes	Yes	Yes	Yes	75,000,000	50,000,000
5	Loan	9, 10, 12, 13, 20, 23, 24, 26	1	535 & 545 5th Avenue	NAP	Hard	In Place	Yes	Yes	Yes	Yes	74,979,839	234,936,828
6	Loan	12, 16, 23	1	600 Broadway	NAP	Hard	Springing	Yes	Yes	No	NAP	NAP	NAP
7	Loan	12, 16, 18, 22, 23, 24	1	Oakbrook Center	NAP	Hard	In Place	Yes	Yes	No	NAP	NAP	NAP
8	Loan	21	1	Normandy Center	NAP	Hard	Springing	Yes	No	No	NAP	NAP	NAP
9	Loan	10, 12, 17, 24, 26, 31	1	Amazon LAX	NAP	Hard	Springing	Yes	Yes	Yes	No	37,766,961	78,500,000
10	Loan	11, 17, 21, 31, 32	12	Etude Self Storage Portfolio	NAP	Springing	Springing	Yes	No	Yes	No	28,200,000	58,500,000
10.01	Property		1	Snapbox Self-Storage - Pines
10.02	Property		1	Snapbox Self-Storage - Delsea
10.03	Property		1	Snapbox Storage - Crescent
10.04	Property		1	Snapbox Self-Storage - Harding
10.05	Property		1	Snapbox Self Storage - University
10.06	Property		1	Snapbox Self Storage - 10th
10.07	Property		1	Snapbox Self-Storage - Island
10.08	Property		1	Snapbox Self-Storage - Macedo
10.09	Property		1	Snapbox Self-Storage - Tacoma
10.10	Property		1	Snapbox Self-Storage - East
10.11	Property		1	Snapbox Self Storage - Geyer
10.12	Property		1	Snapbox Self Storage - Leon
11	Loan	10, 12, 21, 32	1	Boise Towne Square	NAP	Hard	Springing	Yes	No	Yes	No	23,935,218	53,854,240
12	Loan	12, 16, 26, 31	1	Holman Hotel	NAP	Springing	Springing	Yes	No	No	NAP	NAP	NAP
13	Loan	9, 10, 16, 18, 20, 24, 27, 28, 31	1	Torrey Heights	NAP	Hard	Springing	Yes	Yes	Yes	No	20,000,000	346,500,000
14	Loan	11, 21, 26	2	Fairfield & Residence Inn San Antonio	NAP	Springing	Springing	Yes	No	No	NAP	NAP	NAP
14.01	Property		1	Residence Inn San Antonio Downtown Market Square
14.02	Property		1	Fairfield Inn & Suites San Antonio Downtown Market
15	Loan	16, 23	1	Sixty44 Residences	NAP	Springing	Springing	Yes	No	No	NAP	NAP	NAP
16	Loan		1	Galleria Flats	NAP	Soft	Springing	Yes	No	No	NAP	NAP	NAP
17	Loan	17, 32	1	Guardian Storage Shadyside	NAP	None	None	No	No	No	NAP	NAP	NAP
18	Loan		1	Stone Mountain Festival	NAP	Hard	Springing	Yes	Yes	No	NAP	NAP	NAP
19	Loan	24	1	Park Pointe Plaza	NAP	Springing	Springing	Yes	No	No	NAP	NAP	NAP
20	Loan	18, 26	1	Courtyard Murfreesboro	NAP	Springing	Springing	No	No	No	NAP	NAP	NAP
21	Loan		1	The Crossing	NAP	Hard	Springing	Yes	Yes	No	NAP	NAP	NAP
22	Loan	11, 31, 32	4	Wildhorse Communities	NAP	Springing	Springing	Yes	No	No	NAP	NAP	NAP
22.01	Property		1	Medicine Waters
22.02	Property		1	Trails End
22.03	Property		1	Golden Eagle
22.04	Property		1	Sugar Creek
23	Loan	24	1	The Rock Truckee	NAP	Springing	Springing	Yes	No	No	NAP	NAP	NAP
24	Loan	11, 23, 31	2	485 7th Ave & 100 Washington	NAP	Hard	Springing	Yes	Yes	No	NAP	NAP	NAP
24.01	Property		1	100 Washington
24.02	Property		1	485 7th Avenue
25	Loan	11, 12, 21, 25	2	York MF Portfolio	NAP	Springing	Springing	Yes	No	No	NAP	NAP	NAP
25.01	Property		1	1481 York Avenue
25.02	Property		1	1479 York Avenue
26	Loan	25	1	Ducky’s Day Off	NAP	Springing	Springing	Yes	No	No	NAP	NAP	NAP
27	Loan	10, 20	1	Kawasaki Motors North America Headquarters	NAP	Hard	Springing	Yes	Yes	Yes	No	10,000,000	26,000,000
28	Loan	26	1	Motel 6 Tewksbury	NAP	Springing	Springing	No	No	No	NAP	NAP	NAP
29	Loan	22, 26	1	Stafford Apartments	NAP	Springing	Springing	Yes	No	No	NAP	NAP	NAP
30	Loan	16, 23, 24	1	33 West Ontario	NAP	Hard	Springing	Yes	Yes	No	NAP	NAP	NAP
31	Loan	11, 16, 31	2	Big Sky Communities	NAP	Springing	Springing	Yes	No	No	NAP	NAP	NAP
31.01	Property		1	South Park
31.02	Property		1	Deer Run
32	Loan	11, 25, 31	2	Penn South Brooklyn Portfolio	NAP	Springing	Springing	Yes	No	No	NAP	NAP	NAP
32.01	Property		1	175 South 4th Street
32.02	Property		1	110 South 2nd Street
33	Loan	11, 21, 26	2	Long Island Multifamily Portfolio	NAP	Springing	Springing	Yes	Yes	No	NAP	NAP	NAP
33.01	Property		1	108 South Street
33.02	Property		1	95 High Street
34	Loan		1	S&S Storage	NAP	Springing	Springing	Yes	No	No	NAP	NAP	NAP

A-16

BMARK 2026-V20

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)	Total Trust and Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)	Subordinate Companion Loan Cut-off Date Balance ($)	Subordinate Companion Loan Interest Rate	Whole Loan Cut-off Date Balance ($)	Whole Loan Monthly Debt Service ($)	Whole Loan Cut-off Date LTV Ratio (%)

1	Loan	10, 11, 20, 21, 26, 31	6	Project Broadview	490,651.89	885,392.63	NAP	NAP	179,437,800	885,392.63	59.6%
1.01	Property		1	General Mills
1.02	Property		1	NYU Langone
1.03	Property		1	UL Solutions
1.04	Property		1	Bass Pro Shops
1.05	Property		1	Commodore Bay
1.06	Property		1	Huntington Ingalls
2	Loan	9, 10, 18, 20, 21, 26, 27, 28, 29, 31, 32	1	CityCenter (Aria & Vdara)	10,980,869.15	11,366,071.47	902,200,000	5.33423162879628%	3,450,000,000	15,432,225.35	49.1%
3	Loan	9, 10, 20, 21, 24, 32	1	Northshore Mall	536,938.66	939,642.65	NAP	NAP	175,000,000	939,642.65	59.5%
4	Loan	10, 16, 20, 23, 24, 30	1	1 Willoughby Square	286,677.08	716,692.71	NAP	NAP	125,000,000	716,692.71	65.5%
5	Loan	9, 10, 12, 13, 20, 23, 24, 26	1	535 & 545 5th Avenue	1,462,491.53	1,929,244.14	NAP	NAP	309,916,667	1,929,244.14	63.2%
6	Loan	12, 16, 23	1	600 Broadway	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7	Loan	12, 16, 18, 22, 23, 24	1	Oakbrook Center	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8	Loan	21	1	Normandy Center	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9	Loan	10, 12, 17, 24, 26, 31	1	Amazon LAX	365,385.70	541,175.60	NAP	NAP	116,266,961	541,175.60	53.8%
10	Loan	11, 17, 21, 31, 32	12	Etude Self Storage Portfolio	302,592.61	448,457.76	NAP	NAP	86,700,000	448,457.76	65.0%
10.01	Property		1	Snapbox Self-Storage - Pines
10.02	Property		1	Snapbox Self-Storage - Delsea
10.03	Property		1	Snapbox Storage - Crescent
10.04	Property		1	Snapbox Self-Storage - Harding
10.05	Property		1	Snapbox Self Storage - University
10.06	Property		1	Snapbox Self Storage - 10th
10.07	Property		1	Snapbox Self-Storage - Island
10.08	Property		1	Snapbox Self-Storage - Macedo
10.09	Property		1	Snapbox Self-Storage - Tacoma
10.10	Property		1	Snapbox Self-Storage - East
10.11	Property		1	Snapbox Self Storage - Geyer
10.12	Property		1	Snapbox Self Storage - Leon
11	Loan	10, 12, 21, 32	1	Boise Towne Square	322,023.45	465,144.98	NAP	NAP	77,789,457	465,144.98	45.0%
12	Loan	12, 16, 26, 31	1	Holman Hotel	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13	Loan	9, 10, 16, 18, 20, 24, 27, 28, 31	1	Torrey Heights	1,454,583.60	1,538,539.43	98,500,000	5.73917129441624%	465,000,000	2,016,172.66	64.3%
14	Loan	11, 21, 26	2	Fairfield & Residence Inn San Antonio	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14.01	Property		1	Residence Inn San Antonio Downtown Market Square
14.02	Property		1	Fairfield Inn & Suites San Antonio Downtown Market
15	Loan	16, 23	1	Sixty44 Residences	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16	Loan		1	Galleria Flats	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17	Loan	17, 32	1	Guardian Storage Shadyside	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18	Loan		1	Stone Mountain Festival	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19	Loan	24	1	Park Pointe Plaza	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20	Loan	18, 26	1	Courtyard Murfreesboro	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21	Loan		1	The Crossing	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22	Loan	11, 31, 32	4	Wildhorse Communities	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.01	Property		1	Medicine Waters
22.02	Property		1	Trails End
22.03	Property		1	Golden Eagle
22.04	Property		1	Sugar Creek
23	Loan	24	1	The Rock Truckee	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24	Loan	11, 23, 31	2	485 7th Ave & 100 Washington	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24.01	Property		1	100 Washington
24.02	Property		1	485 7th Avenue
25	Loan	11, 12, 21, 25	2	York MF Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.01	Property		1	1481 York Avenue
25.02	Property		1	1479 York Avenue
26	Loan	25	1	Ducky’s Day Off	NAP	NAP	NAP	NAP	NAP	NAP	NAP
27	Loan	10, 20	1	Kawasaki Motors North America Headquarters	141,690.97	196,187.50	NAP	NAP	36,000,000	196,187.50	52.2%
28	Loan	26	1	Motel 6 Tewksbury	NAP	NAP	NAP	NAP	NAP	NAP	NAP
29	Loan	22, 26	1	Stafford Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP
30	Loan	16, 23, 24	1	33 West Ontario	NAP	NAP	NAP	NAP	NAP	NAP	NAP
31	Loan	11, 16, 31	2	Big Sky Communities	NAP	NAP	NAP	NAP	NAP	NAP	NAP
31.01	Property		1	South Park
31.02	Property		1	Deer Run
32	Loan	11, 25, 31	2	Penn South Brooklyn Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32.01	Property		1	175 South 4th Street
32.02	Property		1	110 South 2nd Street
33	Loan	11, 21, 26	2	Long Island Multifamily Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP
33.01	Property		1	108 South Street
33.02	Property		1	95 High Street
34	Loan		1	S&S Storage	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-17

BMARK 2026-V20

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Whole Loan Underwritten NCF DSCR (x)	Whole Loan Underwritten NOI Debt Yield (%)	Mezzanine Debt Cut-off Date Balance($)	Mezzanine Debt Interest Rate (%)	Total Debt Cut-off Date Balance ($)	Total Debt Monthly Debt Service ($)	Total Debt Cut-off Date LTV Ratio (%)	Total Debt Underwritten NCF DSCR (x)	Total Debt Underwritten NOI Debt Yield (%)	Future Additional Debt Permitted (Y/N)
					4							4
1	Loan	10, 11, 20, 21, 26, 31	6	Project Broadview	1.79	10.9%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
1.01	Property		1	General Mills
1.02	Property		1	NYU Langone
1.03	Property		1	UL Solutions
1.04	Property		1	Bass Pro Shops
1.05	Property		1	Commodore Bay
1.06	Property		1	Huntington Ingalls
2	Loan	9, 10, 18, 20, 21, 26, 27, 28, 29, 31, 32	1	CityCenter (Aria & Vdara)	3.28	18.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	Yes
3	Loan	9, 10, 20, 21, 24, 32	1	Northshore Mall	2.30	15.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
4	Loan	10, 16, 20, 23, 24, 30	1	1 Willoughby Square	1.48	10.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
5	Loan	9, 10, 12, 13, 20, 23, 24, 26	1	535 & 545 5th Avenue	1.30	9.7%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
6	Loan	12, 16, 23	1	600 Broadway	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
7	Loan	12, 16, 18, 22, 23, 24	1	Oakbrook Center	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
8	Loan	21	1	Normandy Center	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
9	Loan	10, 12, 17, 24, 26, 31	1	Amazon LAX	1.85	10.4%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
10	Loan	11, 17, 21, 31, 32	12	Etude Self Storage Portfolio	1.36	8.7%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
10.01	Property		1	Snapbox Self-Storage - Pines
10.02	Property		1	Snapbox Self-Storage - Delsea
10.03	Property		1	Snapbox Storage - Crescent
10.04	Property		1	Snapbox Self-Storage - Harding
10.05	Property		1	Snapbox Self Storage - University
10.06	Property		1	Snapbox Self Storage - 10th
10.07	Property		1	Snapbox Self-Storage - Island
10.08	Property		1	Snapbox Self-Storage - Macedo
10.09	Property		1	Snapbox Self-Storage - Tacoma
10.10	Property		1	Snapbox Self-Storage - East
10.11	Property		1	Snapbox Self Storage - Geyer
10.12	Property		1	Snapbox Self Storage - Leon
11	Loan	10, 12, 21, 32	1	Boise Towne Square	2.94	22.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
12	Loan	12, 16, 26, 31	1	Holman Hotel	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
13	Loan	9, 10, 16, 18, 20, 24, 27, 28, 31	1	Torrey Heights	1.61	8.5%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	Yes
14	Loan	11, 21, 26	2	Fairfield & Residence Inn San Antonio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
14.01	Property		1	Residence Inn San Antonio Downtown Market Square
14.02	Property		1	Fairfield Inn & Suites San Antonio Downtown Market
15	Loan	16, 23	1	Sixty44 Residences	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
16	Loan		1	Galleria Flats	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
17	Loan	17, 32	1	Guardian Storage Shadyside	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
18	Loan		1	Stone Mountain Festival	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
19	Loan	24	1	Park Pointe Plaza	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
20	Loan	18, 26	1	Courtyard Murfreesboro	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
21	Loan		1	The Crossing	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
22	Loan	11, 31, 32	4	Wildhorse Communities	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
22.01	Property		1	Medicine Waters
22.02	Property		1	Trails End
22.03	Property		1	Golden Eagle
22.04	Property		1	Sugar Creek
23	Loan	24	1	The Rock Truckee	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
24	Loan	11, 23, 31	2	485 7th Ave & 100 Washington	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
24.01	Property		1	100 Washington
24.02	Property		1	485 7th Avenue
25	Loan	11, 12, 21, 25	2	York MF Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
25.01	Property		1	1481 York Avenue
25.02	Property		1	1479 York Avenue
26	Loan	25	1	Ducky’s Day Off	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
27	Loan	10, 20	1	Kawasaki Motors North America Headquarters	1.68	11.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
28	Loan	26	1	Motel 6 Tewksbury	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
29	Loan	22, 26	1	Stafford Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
30	Loan	16, 23, 24	1	33 West Ontario	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
31	Loan	11, 16, 31	2	Big Sky Communities	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
31.01	Property		1	South Park
31.02	Property		1	Deer Run
32	Loan	11, 25, 31	2	Penn South Brooklyn Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
32.01	Property		1	175 South 4th Street
32.02	Property		1	110 South 2nd Street
33	Loan	11, 21, 26	2	Long Island Multifamily Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
33.01	Property		1	108 South Street
33.02	Property		1	95 High Street
34	Loan		1	S&S Storage	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No

A-18

BMARK 2026-V20

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Future Debt Permitted Type

1	Loan	10, 11, 20, 21, 26, 31	6	Project Broadview	NAP
1.01	Property		1	General Mills
1.02	Property		1	NYU Langone
1.03	Property		1	UL Solutions
1.04	Property		1	Bass Pro Shops
1.05	Property		1	Commodore Bay
1.06	Property		1	Huntington Ingalls
2	Loan	9, 10, 18, 20, 21, 26, 27, 28, 29, 31, 32	1	CityCenter (Aria & Vdara)	One time right to incur additional indebtedness in the form of a mezzanine loan provided, among other things, (i) aggregate LTV not greater than 77.5% and (ii) DY not less than Closing Date Debt Yield.
3	Loan	9, 10, 20, 21, 24, 32	1	Northshore Mall	NAP
4	Loan	10, 16, 20, 23, 24, 30	1	1 Willoughby Square	NAP
5	Loan	9, 10, 12, 13, 20, 23, 24, 26	1	535 & 545 5th Avenue	NAP
6	Loan	12, 16, 23	1	600 Broadway	NAP
7	Loan	12, 16, 18, 22, 23, 24	1	Oakbrook Center	NAP
8	Loan	21	1	Normandy Center	NAP
9	Loan	10, 12, 17, 24, 26, 31	1	Amazon LAX	NAP
10	Loan	11, 17, 21, 31, 32	12	Etude Self Storage Portfolio	NAP
10.01	Property		1	Snapbox Self-Storage - Pines
10.02	Property		1	Snapbox Self-Storage - Delsea
10.03	Property		1	Snapbox Storage - Crescent
10.04	Property		1	Snapbox Self-Storage - Harding
10.05	Property		1	Snapbox Self Storage - University
10.06	Property		1	Snapbox Self Storage - 10th
10.07	Property		1	Snapbox Self-Storage - Island
10.08	Property		1	Snapbox Self-Storage - Macedo
10.09	Property		1	Snapbox Self-Storage - Tacoma
10.10	Property		1	Snapbox Self-Storage - East
10.11	Property		1	Snapbox Self Storage - Geyer
10.12	Property		1	Snapbox Self Storage - Leon
11	Loan	10, 12, 21, 32	1	Boise Towne Square	NAP
12	Loan	12, 16, 26, 31	1	Holman Hotel	NAP
13	Loan	9, 10, 16, 18, 20, 24, 27, 28, 31	1	Torrey Heights	Mezzanine (Max Principal Amount of $23,250,000, Max Combined LTV of 64.3%, Min Combined DSCR of 1.61x, Min Combined DY of 8.5%, Intercreditor Agreement is required)
14	Loan	11, 21, 26	2	Fairfield & Residence Inn San Antonio	NAP
14.01	Property		1	Residence Inn San Antonio Downtown Market Square
14.02	Property		1	Fairfield Inn & Suites San Antonio Downtown Market
15	Loan	16, 23	1	Sixty44 Residences	NAP
16	Loan		1	Galleria Flats	NAP
17	Loan	17, 32	1	Guardian Storage Shadyside	NAP
18	Loan		1	Stone Mountain Festival	NAP
19	Loan	24	1	Park Pointe Plaza	NAP
20	Loan	18, 26	1	Courtyard Murfreesboro	NAP
21	Loan		1	The Crossing	NAP
22	Loan	11, 31, 32	4	Wildhorse Communities	NAP
22.01	Property		1	Medicine Waters
22.02	Property		1	Trails End
22.03	Property		1	Golden Eagle
22.04	Property		1	Sugar Creek
23	Loan	24	1	The Rock Truckee	NAP
24	Loan	11, 23, 31	2	485 7th Ave & 100 Washington	NAP
24.01	Property		1	100 Washington
24.02	Property		1	485 7th Avenue
25	Loan	11, 12, 21, 25	2	York MF Portfolio	NAP
25.01	Property		1	1481 York Avenue
25.02	Property		1	1479 York Avenue
26	Loan	25	1	Ducky’s Day Off	NAP
27	Loan	10, 20	1	Kawasaki Motors North America Headquarters	NAP
28	Loan	26	1	Motel 6 Tewksbury	NAP
29	Loan	22, 26	1	Stafford Apartments	NAP
30	Loan	16, 23, 24	1	33 West Ontario	NAP
31	Loan	11, 16, 31	2	Big Sky Communities	NAP
31.01	Property		1	South Park
31.02	Property		1	Deer Run
32	Loan	11, 25, 31	2	Penn South Brooklyn Portfolio	NAP
32.01	Property		1	175 South 4th Street
32.02	Property		1	110 South 2nd Street
33	Loan	11, 21, 26	2	Long Island Multifamily Portfolio	NAP
33.01	Property		1	108 South Street
33.02	Property		1	95 High Street
34	Loan		1	S&S Storage	NAP

A-19

BMARK 2026-V20

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Sponsor

1	Loan	10, 11, 20, 21, 26, 31	6	Project Broadview	NH Net REIT Operating Partnership LP
1.01	Property		1	General Mills
1.02	Property		1	NYU Langone
1.03	Property		1	UL Solutions
1.04	Property		1	Bass Pro Shops
1.05	Property		1	Commodore Bay
1.06	Property		1	Huntington Ingalls
2	Loan	9, 10, 18, 20, 21, 26, 27, 28, 29, 31, 32	1	CityCenter (Aria & Vdara)	Blackstone Real Estate Partners IX L.P.
3	Loan	9, 10, 20, 21, 24, 32	1	Northshore Mall	Simon Property Group, L.P. and Canada Pension Plan Investment Board
4	Loan	10, 16, 20, 23, 24, 30	1	1 Willoughby Square	Joseph Jerome, Morris Jerome, Jacob Jerome, Louis Jerome, Adnane Mousannif, Edmond Safra, Morris Sabagh and Abraham Kassin
5	Loan	9, 10, 12, 13, 20, 23, 24, 26	1	535 & 545 5th Avenue	Joseph Moinian
6	Loan	12, 16, 23	1	600 Broadway	Robert Cayre and Richard Chera
7	Loan	12, 16, 18, 22, 23, 24	1	Oakbrook Center	Jordan Chandler Paul and Neil Eric Merin
8	Loan	21	1	Normandy Center	Gurmit Singh and Maninder Singh
9	Loan	10, 12, 17, 24, 26, 31	1	Amazon LAX	NH Net REIT Operating Partnership LP
10	Loan	11, 17, 21, 31, 32	12	Etude Self Storage Portfolio	Etude Storage Partners Management LLC
10.01	Property		1	Snapbox Self-Storage - Pines
10.02	Property		1	Snapbox Self-Storage - Delsea
10.03	Property		1	Snapbox Storage - Crescent
10.04	Property		1	Snapbox Self-Storage - Harding
10.05	Property		1	Snapbox Self Storage - University
10.06	Property		1	Snapbox Self Storage - 10th
10.07	Property		1	Snapbox Self-Storage - Island
10.08	Property		1	Snapbox Self-Storage - Macedo
10.09	Property		1	Snapbox Self-Storage - Tacoma
10.10	Property		1	Snapbox Self-Storage - East
10.11	Property		1	Snapbox Self Storage - Geyer
10.12	Property		1	Snapbox Self Storage - Leon
11	Loan	10, 12, 21, 32	1	Boise Towne Square	BPR LLC
12	Loan	12, 16, 26, 31	1	Holman Hotel	Vanessa Sturgeon
13	Loan	9, 10, 16, 18, 20, 24, 27, 28, 31	1	Torrey Heights	Breakthrough Properties Income Portfolio, L.P.
14	Loan	11, 21, 26	2	Fairfield & Residence Inn San Antonio	Parminder Uppal
14.01	Property		1	Residence Inn San Antonio Downtown Market Square
14.02	Property		1	Fairfield Inn & Suites San Antonio Downtown Market
15	Loan	16, 23	1	Sixty44 Residences	Robert Sekula and Eric Turrin
16	Loan		1	Galleria Flats	Warren Ross Buller, II, Rebecca Lynn Moore, Mary Lou Roper, Kenneth R. Haney, Sr., Tu Minh Pham and Thai Minh Vuu
17	Loan	17, 32	1	Guardian Storage Shadyside	Steven H. Cohen
18	Loan		1	Stone Mountain Festival	Drew Angel, Robert Erlich and Joshua Weinberg
19	Loan	24	1	Park Pointe Plaza	John Alan Sfire and Jason Alan Sfire
20	Loan	18, 26	1	Courtyard Murfreesboro	Mitul I. Patel
21	Loan		1	The Crossing	Jay Land Ltd. Co
22	Loan	11, 31, 32	4	Wildhorse Communities	Benjamin Wade Braband
22.01	Property		1	Medicine Waters
22.02	Property		1	Trails End
22.03	Property		1	Golden Eagle
22.04	Property		1	Sugar Creek
23	Loan	24	1	The Rock Truckee	Alan Scott Mayer, Andrew Gorayeb and Landis Family, LLC
24	Loan	11, 23, 31	2	485 7th Ave & 100 Washington	Albert Rabizadeh
24.01	Property		1	100 Washington
24.02	Property		1	485 7th Avenue
25	Loan	11, 12, 21, 25	2	York MF Portfolio	Ira Herbert Lifshutz
25.01	Property		1	1481 York Avenue
25.02	Property		1	1479 York Avenue
26	Loan	25	1	Ducky’s Day Off	Hugh Reid, Jr.
27	Loan	10, 20	1	Kawasaki Motors North America Headquarters	Robert Searles
28	Loan	26	1	Motel 6 Tewksbury	Subhash Patel and Vijay Patel
29	Loan	22, 26	1	Stafford Apartments	Luis A. Cozza
30	Loan	16, 23, 24	1	33 West Ontario	Steven Y. Khoshabe
31	Loan	11, 16, 31	2	Big Sky Communities	Benjamin Wade Braband
31.01	Property		1	South Park
31.02	Property		1	Deer Run
32	Loan	11, 25, 31	2	Penn South Brooklyn Portfolio	Parag Sawhney and Robert Rahmanian
32.01	Property		1	175 South 4th Street
32.02	Property		1	110 South 2nd Street
33	Loan	11, 21, 26	2	Long Island Multifamily Portfolio	Timothy Lee
33.01	Property		1	108 South Street
33.02	Property		1	95 High Street
34	Loan		1	S&S Storage	Cory Bonda and Brett Hatcher

A-20

BMARK 2026-V20

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Non-Recourse Carveout Guarantor	Delaware Statutory Trust (Y/N)	Tenants-in-common (Y/N)	Loan Purpose	Property Located Within a Qualified Opportunity Zone (Y/N)	Sources: Loan Amount ($)
							25		7
1	Loan	10, 11, 20, 21, 26, 31	6	Project Broadview	NH Net REIT Operating Partnership LP	No	No	Recapitalization		179,437,800
1.01	Property		1	General Mills					No
1.02	Property		1	NYU Langone					No
1.03	Property		1	UL Solutions					No
1.04	Property		1	Bass Pro Shops					No
1.05	Property		1	Commodore Bay					No
1.06	Property		1	Huntington Ingalls					No
2	Loan	9, 10, 18, 20, 21, 26, 27, 28, 29, 31, 32	1	CityCenter (Aria & Vdara)	Blackstone Real Estate Partners IX-TE (AIV) L.P.	No	No	Refinance	No	2,547,800,000
3	Loan	9, 10, 20, 21, 24, 32	1	Northshore Mall	Mayflower Realty LLC	No	No	Refinance	No	175,000,000
4	Loan	10, 16, 20, 23, 24, 30	1	1 Willoughby Square	Joseph Jerome	No	No	Recapitalization	No	125,000,000
5	Loan	9, 10, 12, 13, 20, 23, 24, 26	1	535 & 545 5th Avenue	Joseph Moinian	No	No	Refinance	No	310,000,000
6	Loan	12, 16, 23	1	600 Broadway	Robert Cayre and Richard Chera	No	No	Refinance	No	58,000,000
7	Loan	12, 16, 18, 22, 23, 24	1	Oakbrook Center	Jordan Chandler Paul and Neil Eric Merin	No	No	Refinance	No	43,000,000
8	Loan	21	1	Normandy Center	Gurmit Singh and Maninder Singh	No	No	Acquisition	No	40,250,000
9	Loan	10, 12, 17, 24, 26, 31	1	Amazon LAX	NH Net REIT Operating Partnership LP	No	No	Acquisition	No	116,266,961
10	Loan	11, 17, 21, 31, 32	12	Etude Self Storage Portfolio	Etude Storage Partners LLC	No	No	Acquisition		86,700,000
10.01	Property		1	Snapbox Self-Storage - Pines					No
10.02	Property		1	Snapbox Self-Storage - Delsea					No
10.03	Property		1	Snapbox Storage - Crescent					No
10.04	Property		1	Snapbox Self-Storage - Harding					No
10.05	Property		1	Snapbox Self Storage - University					No
10.06	Property		1	Snapbox Self Storage - 10th					No
10.07	Property		1	Snapbox Self-Storage - Island					No
10.08	Property		1	Snapbox Self-Storage - Macedo					No
10.09	Property		1	Snapbox Self-Storage - Tacoma					No
10.10	Property		1	Snapbox Self-Storage - East					No
10.11	Property		1	Snapbox Self Storage - Geyer					No
10.12	Property		1	Snapbox Self Storage - Leon					No
11	Loan	10, 12, 21, 32	1	Boise Towne Square	BPR-FF JV LLC	No	No	Refinance	No	78,000,000
12	Loan	12, 16, 26, 31	1	Holman Hotel	Salem Opportunity, LLC and Vanessa Sturgeon	No	No	Refinance	No	22,500,000
13	Loan	9, 10, 16, 18, 20, 24, 27, 28, 31	1	Torrey Heights	NAP	No	No	Refinance	No	366,500,000
14	Loan	11, 21, 26	2	Fairfield & Residence Inn San Antonio	Parminder Uppal	No	No	Refinance		20,000,000
14.01	Property		1	Residence Inn San Antonio Downtown Market Square					No
14.02	Property		1	Fairfield Inn & Suites San Antonio Downtown Market					No
15	Loan	16, 23	1	Sixty44 Residences	Robert Sekula and Eric Turrin	No	No	Refinance	No	18,250,000
16	Loan		1	Galleria Flats	Warren Ross Buller, II, Rebecca Lynn Moore, Mary Lou Roper, Kenneth R. Haney, Sr., Tu Minh Pham and Thai Minh Vuu	No	No	Refinance	No
17	Loan	17, 32	1	Guardian Storage Shadyside	Steven H. Cohen	No	No	Refinance	No
18	Loan		1	Stone Mountain Festival	Drew Angel, Robert Erlich and Joshua Weinberg	No	No	Acquisition	No
19	Loan	24	1	Park Pointe Plaza	John Alan Sfire and Jason Alan Sfire	No	No	Refinance	No
20	Loan	18, 26	1	Courtyard Murfreesboro	Mitul I. Patel	No	No	Refinance	No
21	Loan		1	The Crossing	Jay Land Ltd. Co	No	No	Acquisition	No
22	Loan	11, 31, 32	4	Wildhorse Communities	Benjamin Wade Braband	No	No	Refinance
22.01	Property		1	Medicine Waters					No
22.02	Property		1	Trails End					No
22.03	Property		1	Golden Eagle					No
22.04	Property		1	Sugar Creek					No
23	Loan	24	1	The Rock Truckee	Alan Scott Mayer, Andrew Gorayeb and Landis Family, LLC	No	No	Acquisition	No
24	Loan	11, 23, 31	2	485 7th Ave & 100 Washington	Albert Rabizadeh	No	No	Refinance
24.01	Property		1	100 Washington					No
24.02	Property		1	485 7th Avenue					No
25	Loan	11, 12, 21, 25	2	York MF Portfolio	Ira Herbert Lifshutz	No	Yes	Refinance
25.01	Property		1	1481 York Avenue					No
25.02	Property		1	1479 York Avenue					No
26	Loan	25	1	Ducky’s Day Off	Hugh Reid, Jr.	No	Yes	Refinance	No
27	Loan	10, 20	1	Kawasaki Motors North America Headquarters	Robert Searles	No	No	Refinance	No
28	Loan	26	1	Motel 6 Tewksbury	Subhash Patel and Vijay Patel	No	No	Refinance	No
29	Loan	22, 26	1	Stafford Apartments	Luis A. Cozza	No	No	Refinance	No
30	Loan	16, 23, 24	1	33 West Ontario	Steven Y. Khoshabe	No	No	Refinance	No
31	Loan	11, 16, 31	2	Big Sky Communities	Benjamin Wade Braband	No	No	Refinance
31.01	Property		1	South Park					No
31.02	Property		1	Deer Run					No
32	Loan	11, 25, 31	2	Penn South Brooklyn Portfolio	Parag Sawhney and Robert Rahmanian	No	Yes	Refinance
32.01	Property		1	175 South 4th Street					No
32.02	Property		1	110 South 2nd Street					No
33	Loan	11, 21, 26	2	Long Island Multifamily Portfolio	Timothy Lee	No	No	Refinance
33.01	Property		1	108 South Street					No
33.02	Property		1	95 High Street					No
34	Loan		1	S&S Storage	Cory Bonda and Brett Hatcher	No	No	Acquisition	No

A-21

BMARK 2026-V20

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Sources: Principal's New Cash Contribution ($)	Sources: Subordinate Debt ($)	Sources: Other Sources ($)	Sources: Total Sources ($)	Uses: Loan Payoff ($)	Uses: Purchase Price ($)	Uses: Closing Costs ($)	Uses: Reserves ($)	Uses: Principal Equity Distribution ($)	Uses: Other Uses ($)
					8
1	Loan	10, 11, 20, 21, 26, 31	6	Project Broadview	122,315,831	0	0	301,753,631	0	299,063,000	2,412,857	277,774	0	0
1.01	Property		1	General Mills
1.02	Property		1	NYU Langone
1.03	Property		1	UL Solutions
1.04	Property		1	Bass Pro Shops
1.05	Property		1	Commodore Bay
1.06	Property		1	Huntington Ingalls
2	Loan	9, 10, 18, 20, 21, 26, 27, 28, 29, 31, 32	1	CityCenter (Aria & Vdara)	0	902,200,000	0	3,450,000,000	3,150,000,400	0	8,525,349	0	291,474,251	0
3	Loan	9, 10, 20, 21, 24, 32	1	Northshore Mall	312,283	0	0	175,312,283	171,101,035	0	1,076,572	3,134,676	0	0
4	Loan	10, 16, 20, 23, 24, 30	1	1 Willoughby Square	68,519,304	0	0	193,519,304	179,500,000	0	4,628,125	9,391,180	0	0
5	Loan	9, 10, 12, 13, 20, 23, 24, 26	1	535 & 545 5th Avenue	9,981,186	0	0	319,981,186	314,826,919	0	2,486,489	2,667,778	0	0
6	Loan	12, 16, 23	1	600 Broadway	0	0	0	58,000,000	50,514,270	0	907,868	1,352,822	5,225,040	0
7	Loan	12, 16, 18, 22, 23, 24	1	Oakbrook Center	1,070,509	0	0	44,070,509	39,344,490	0	1,021,733	3,704,286	0	0
8	Loan	21	1	Normandy Center	19,420,422	0	0	59,670,422	0	57,500,000	1,934,604	235,818	0	0
9	Loan	10, 12, 17, 24, 26, 31	1	Amazon LAX	97,461,447	0	0	213,728,408	0	211,394,474	2,333,934	0	0	0
10	Loan	11, 17, 21, 31, 32	12	Etude Self Storage Portfolio	45,649,206	0	0	132,349,206	0	124,590,000	6,954,779	804,427	0	0
10.01	Property		1	Snapbox Self-Storage - Pines
10.02	Property		1	Snapbox Self-Storage - Delsea
10.03	Property		1	Snapbox Storage - Crescent
10.04	Property		1	Snapbox Self-Storage - Harding
10.05	Property		1	Snapbox Self Storage - University
10.06	Property		1	Snapbox Self Storage - 10th
10.07	Property		1	Snapbox Self-Storage - Island
10.08	Property		1	Snapbox Self-Storage - Macedo
10.09	Property		1	Snapbox Self-Storage - Tacoma
10.10	Property		1	Snapbox Self-Storage - East
10.11	Property		1	Snapbox Self Storage - Geyer
10.12	Property		1	Snapbox Self Storage - Leon
11	Loan	10, 12, 21, 32	1	Boise Towne Square	16,983,335	0	0	94,983,335	94,136,998	0	596,227	250,110	0	0
12	Loan	12, 16, 26, 31	1	Holman Hotel	4,221,214	0	0	26,721,214	23,723,428	0	2,808,933	188,853	0	0
13	Loan	9, 10, 16, 18, 20, 24, 27, 28, 31	1	Torrey Heights	0	98,500,000	0	465,000,000	340,034,733	0	4,844,881	21,129,162	98,991,224	0
14	Loan	11, 21, 26	2	Fairfield & Residence Inn San Antonio	1,883,581	0	0	21,883,581	20,587,959	0	1,093,332	202,291	0	0
14.01	Property		1	Residence Inn San Antonio Downtown Market Square
14.02	Property		1	Fairfield Inn & Suites San Antonio Downtown Market
15	Loan	16, 23	1	Sixty44 Residences	0	0	0	18,250,000	13,198,467	0	1,125,033	53,587	3,872,913	0
16	Loan		1	Galleria Flats
17	Loan	17, 32	1	Guardian Storage Shadyside
18	Loan		1	Stone Mountain Festival
19	Loan	24	1	Park Pointe Plaza
20	Loan	18, 26	1	Courtyard Murfreesboro
21	Loan		1	The Crossing
22	Loan	11, 31, 32	4	Wildhorse Communities
22.01	Property		1	Medicine Waters
22.02	Property		1	Trails End
22.03	Property		1	Golden Eagle
22.04	Property		1	Sugar Creek
23	Loan	24	1	The Rock Truckee
24	Loan	11, 23, 31	2	485 7th Ave & 100 Washington
24.01	Property		1	100 Washington
24.02	Property		1	485 7th Avenue
25	Loan	11, 12, 21, 25	2	York MF Portfolio
25.01	Property		1	1481 York Avenue
25.02	Property		1	1479 York Avenue
26	Loan	25	1	Ducky’s Day Off
27	Loan	10, 20	1	Kawasaki Motors North America Headquarters
28	Loan	26	1	Motel 6 Tewksbury
29	Loan	22, 26	1	Stafford Apartments
30	Loan	16, 23, 24	1	33 West Ontario
31	Loan	11, 16, 31	2	Big Sky Communities
31.01	Property		1	South Park
31.02	Property		1	Deer Run
32	Loan	11, 25, 31	2	Penn South Brooklyn Portfolio
32.01	Property		1	175 South 4th Street
32.02	Property		1	110 South 2nd Street
33	Loan	11, 21, 26	2	Long Island Multifamily Portfolio
33.01	Property		1	108 South Street
33.02	Property		1	95 High Street
34	Loan		1	S&S Storage

A-22

BMARK 2026-V20

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Uses: Total Uses ($)	Franchise Agreement Expiration	Underwritten ADR ($)	Underwritten RevPAR ($)	Underwritten Hotel Occupancy (%)	Most Recent ADR ($)	Most Recent RevPAR ($)	Most Recent Hotel Occupancy (%)

1	Loan	10, 11, 20, 21, 26, 31	6	Project Broadview	301,753,631	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.01	Property		1	General Mills		NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.02	Property		1	NYU Langone		NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.03	Property		1	UL Solutions		NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.04	Property		1	Bass Pro Shops		NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.05	Property		1	Commodore Bay		NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.06	Property		1	Huntington Ingalls		NAP	NAP	NAP	NAP	NAP	NAP	NAP
2	Loan	9, 10, 18, 20, 21, 26, 27, 28, 29, 31, 32	1	CityCenter (Aria & Vdara)	3,450,000,000	NAP	336.06	318.44	94.8%	328.90	309.68	94.2%
3	Loan	9, 10, 20, 21, 24, 32	1	Northshore Mall	175,312,283	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4	Loan	10, 16, 20, 23, 24, 30	1	1 Willoughby Square	193,519,304	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5	Loan	9, 10, 12, 13, 20, 23, 24, 26	1	535 & 545 5th Avenue	319,981,186	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6	Loan	12, 16, 23	1	600 Broadway	58,000,000	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7	Loan	12, 16, 18, 22, 23, 24	1	Oakbrook Center	44,070,509	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8	Loan	21	1	Normandy Center	59,670,422	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9	Loan	10, 12, 17, 24, 26, 31	1	Amazon LAX	213,728,408	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10	Loan	11, 17, 21, 31, 32	12	Etude Self Storage Portfolio	132,349,206	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.01	Property		1	Snapbox Self-Storage - Pines		NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.02	Property		1	Snapbox Self-Storage - Delsea		NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.03	Property		1	Snapbox Storage - Crescent		NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.04	Property		1	Snapbox Self-Storage - Harding		NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.05	Property		1	Snapbox Self Storage - University		NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.06	Property		1	Snapbox Self Storage - 10th		NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.07	Property		1	Snapbox Self-Storage - Island		NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.08	Property		1	Snapbox Self-Storage - Macedo		NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.09	Property		1	Snapbox Self-Storage - Tacoma		NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.10	Property		1	Snapbox Self-Storage - East		NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.11	Property		1	Snapbox Self Storage - Geyer		NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.12	Property		1	Snapbox Self Storage - Leon		NAP	NAP	NAP	NAP	NAP	NAP	NAP
11	Loan	10, 12, 21, 32	1	Boise Towne Square	94,983,335	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12	Loan	12, 16, 26, 31	1	Holman Hotel	26,721,214	5/31/2043	194.47	141.70	72.9%	189.97	138.43	72.9%
13	Loan	9, 10, 16, 18, 20, 24, 27, 28, 31	1	Torrey Heights	465,000,000	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14	Loan	11, 21, 26	2	Fairfield & Residence Inn San Antonio	21,883,581	6/25/2037	123.58	79.26	64.1%	123.58	79.26	64.1%
14.01	Property		1	Residence Inn San Antonio Downtown Market Square		6/25/2037	135.42	92.51	68.3%	135.42	92.51	68.3%
14.02	Property		1	Fairfield Inn & Suites San Antonio Downtown Market		6/25/2037	113.36	67.81	59.8%	113.36	67.81	59.8%
15	Loan	16, 23	1	Sixty44 Residences	18,250,000	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16	Loan		1	Galleria Flats		NAP	NAP	NAP	NAP	NAP	NAP	NAP
17	Loan	17, 32	1	Guardian Storage Shadyside		NAP	NAP	NAP	NAP	NAP	NAP	NAP
18	Loan		1	Stone Mountain Festival		NAP	NAP	NAP	NAP	NAP	NAP	NAP
19	Loan	24	1	Park Pointe Plaza		NAP	NAP	NAP	NAP	NAP	NAP	NAP
20	Loan	18, 26	1	Courtyard Murfreesboro		2/12/2035	154.96	110.57	71.4%	154.96	110.57	71.4%
21	Loan		1	The Crossing		NAP	NAP	NAP	NAP	NAP	NAP	NAP
22	Loan	11, 31, 32	4	Wildhorse Communities		NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.01	Property		1	Medicine Waters		NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.02	Property		1	Trails End		NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.03	Property		1	Golden Eagle		NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.04	Property		1	Sugar Creek		NAP	NAP	NAP	NAP	NAP	NAP	NAP
23	Loan	24	1	The Rock Truckee		NAP	NAP	NAP	NAP	NAP	NAP	NAP
24	Loan	11, 23, 31	2	485 7th Ave & 100 Washington		NAP	NAP	NAP	NAP	NAP	NAP	NAP
24.01	Property		1	100 Washington		NAP	NAP	NAP	NAP	NAP	NAP	NAP
24.02	Property		1	485 7th Avenue		NAP	NAP	NAP	NAP	NAP	NAP	NAP
25	Loan	11, 12, 21, 25	2	York MF Portfolio		NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.01	Property		1	1481 York Avenue		NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.02	Property		1	1479 York Avenue		NAP	NAP	NAP	NAP	NAP	NAP	NAP
26	Loan	25	1	Ducky’s Day Off		NAP	NAP	NAP	NAP	NAP	NAP	NAP
27	Loan	10, 20	1	Kawasaki Motors North America Headquarters		NAP	NAP	NAP	NAP	NAP	NAP	NAP
28	Loan	26	1	Motel 6 Tewksbury		5/14/2035	101.59	78.23	77.0%	101.59	78.23	77.0%
29	Loan	22, 26	1	Stafford Apartments		NAP	NAP	NAP	NAP	NAP	NAP	NAP
30	Loan	16, 23, 24	1	33 West Ontario		NAP	NAP	NAP	NAP	NAP	NAP	NAP
31	Loan	11, 16, 31	2	Big Sky Communities		NAP	NAP	NAP	NAP	NAP	NAP	NAP
31.01	Property		1	South Park		NAP	NAP	NAP	NAP	NAP	NAP	NAP
31.02	Property		1	Deer Run		NAP	NAP	NAP	NAP	NAP	NAP	NAP
32	Loan	11, 25, 31	2	Penn South Brooklyn Portfolio		NAP	NAP	NAP	NAP	NAP	NAP	NAP
32.01	Property		1	175 South 4th Street		NAP	NAP	NAP	NAP	NAP	NAP	NAP
32.02	Property		1	110 South 2nd Street		NAP	NAP	NAP	NAP	NAP	NAP	NAP
33	Loan	11, 21, 26	2	Long Island Multifamily Portfolio		NAP	NAP	NAP	NAP	NAP	NAP	NAP
33.01	Property		1	108 South Street		NAP	NAP	NAP	NAP	NAP	NAP	NAP
33.02	Property		1	95 High Street		NAP	NAP	NAP	NAP	NAP	NAP	NAP
34	Loan		1	S&S Storage		NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-23

BMARK 2026-V20

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Second Most Recent ADR ($)	Second Most Recent RevPAR ($)	Second Most Recent Hotel Occupancy (%)	Third Most Recent ADR ($)	Third Most Recent RevPAR ($)	Third Most Recent Hotel Occupancy (%)

1	Loan	10, 11, 20, 21, 26, 31	6	Project Broadview	NAP	NAP	NAP	NAP	NAP	NAP
1.01	Property		1	General Mills	NAP	NAP	NAP	NAP	NAP	NAP
1.02	Property		1	NYU Langone	NAP	NAP	NAP	NAP	NAP	NAP
1.03	Property		1	UL Solutions	NAP	NAP	NAP	NAP	NAP	NAP
1.04	Property		1	Bass Pro Shops	NAP	NAP	NAP	NAP	NAP	NAP
1.05	Property		1	Commodore Bay	NAP	NAP	NAP	NAP	NAP	NAP
1.06	Property		1	Huntington Ingalls	NAP	NAP	NAP	NAP	NAP	NAP
2	Loan	9, 10, 18, 20, 21, 26, 27, 28, 29, 31, 32	1	CityCenter (Aria & Vdara)	340.58	324.22	95.2%	335.10	312.90	93.4%
3	Loan	9, 10, 20, 21, 24, 32	1	Northshore Mall	NAP	NAP	NAP	NAP	NAP	NAP
4	Loan	10, 16, 20, 23, 24, 30	1	1 Willoughby Square	NAP	NAP	NAP	NAP	NAP	NAP
5	Loan	9, 10, 12, 13, 20, 23, 24, 26	1	535 & 545 5th Avenue	NAP	NAP	NAP	NAP	NAP	NAP
6	Loan	12, 16, 23	1	600 Broadway	NAP	NAP	NAP	NAP	NAP	NAP
7	Loan	12, 16, 18, 22, 23, 24	1	Oakbrook Center	NAP	NAP	NAP	NAP	NAP	NAP
8	Loan	21	1	Normandy Center	NAP	NAP	NAP	NAP	NAP	NAP
9	Loan	10, 12, 17, 24, 26, 31	1	Amazon LAX	NAP	NAP	NAP	NAP	NAP	NAP
10	Loan	11, 17, 21, 31, 32	12	Etude Self Storage Portfolio	NAP	NAP	NAP	NAP	NAP	NAP
10.01	Property		1	Snapbox Self-Storage - Pines	NAP	NAP	NAP	NAP	NAP	NAP
10.02	Property		1	Snapbox Self-Storage - Delsea	NAP	NAP	NAP	NAP	NAP	NAP
10.03	Property		1	Snapbox Storage - Crescent	NAP	NAP	NAP	NAP	NAP	NAP
10.04	Property		1	Snapbox Self-Storage - Harding	NAP	NAP	NAP	NAP	NAP	NAP
10.05	Property		1	Snapbox Self Storage - University	NAP	NAP	NAP	NAP	NAP	NAP
10.06	Property		1	Snapbox Self Storage - 10th	NAP	NAP	NAP	NAP	NAP	NAP
10.07	Property		1	Snapbox Self-Storage - Island	NAP	NAP	NAP	NAP	NAP	NAP
10.08	Property		1	Snapbox Self-Storage - Macedo	NAP	NAP	NAP	NAP	NAP	NAP
10.09	Property		1	Snapbox Self-Storage - Tacoma	NAP	NAP	NAP	NAP	NAP	NAP
10.10	Property		1	Snapbox Self-Storage - East	NAP	NAP	NAP	NAP	NAP	NAP
10.11	Property		1	Snapbox Self Storage - Geyer	NAP	NAP	NAP	NAP	NAP	NAP
10.12	Property		1	Snapbox Self Storage - Leon	NAP	NAP	NAP	NAP	NAP	NAP
11	Loan	10, 12, 21, 32	1	Boise Towne Square	NAP	NAP	NAP	NAP	NAP	NAP
12	Loan	12, 16, 26, 31	1	Holman Hotel	183.29	131.01	71.5%	NAV	NAV	NAV
13	Loan	9, 10, 16, 18, 20, 24, 27, 28, 31	1	Torrey Heights	NAP	NAP	NAP	NAP	NAP	NAP
14	Loan	11, 21, 26	2	Fairfield & Residence Inn San Antonio	120.75	72.11	59.7%	121.05	82.51	58.2%
14.01	Property		1	Residence Inn San Antonio Downtown Market Square	132.13	81.55	61.7%	134.36	101.59	61.3%
14.02	Property		1	Fairfield Inn & Suites San Antonio Downtown Market	110.92	63.97	57.7%	109.55	66.03	54.9%
15	Loan	16, 23	1	Sixty44 Residences	NAP	NAP	NAP	NAP	NAP	NAP
16	Loan		1	Galleria Flats	NAP	NAP	NAP	NAP	NAP	NAP
17	Loan	17, 32	1	Guardian Storage Shadyside	NAP	NAP	NAP	NAP	NAP	NAP
18	Loan		1	Stone Mountain Festival	NAP	NAP	NAP	NAP	NAP	NAP
19	Loan	24	1	Park Pointe Plaza	NAP	NAP	NAP	NAP	NAP	NAP
20	Loan	18, 26	1	Courtyard Murfreesboro	152.57	108.03	70.8%	151.06	109.67	72.6%
21	Loan		1	The Crossing	NAP	NAP	NAP	NAP	NAP	NAP
22	Loan	11, 31, 32	4	Wildhorse Communities	NAP	NAP	NAP	NAP	NAP	NAP
22.01	Property		1	Medicine Waters	NAP	NAP	NAP	NAP	NAP	NAP
22.02	Property		1	Trails End	NAP	NAP	NAP	NAP	NAP	NAP
22.03	Property		1	Golden Eagle	NAP	NAP	NAP	NAP	NAP	NAP
22.04	Property		1	Sugar Creek	NAP	NAP	NAP	NAP	NAP	NAP
23	Loan	24	1	The Rock Truckee	NAP	NAP	NAP	NAP	NAP	NAP
24	Loan	11, 23, 31	2	485 7th Ave & 100 Washington	NAP	NAP	NAP	NAP	NAP	NAP
24.01	Property		1	100 Washington	NAP	NAP	NAP	NAP	NAP	NAP
24.02	Property		1	485 7th Avenue	NAP	NAP	NAP	NAP	NAP	NAP
25	Loan	11, 12, 21, 25	2	York MF Portfolio	NAP	NAP	NAP	NAP	NAP	NAP
25.01	Property		1	1481 York Avenue	NAP	NAP	NAP	NAP	NAP	NAP
25.02	Property		1	1479 York Avenue	NAP	NAP	NAP	NAP	NAP	NAP
26	Loan	25	1	Ducky’s Day Off	NAP	NAP	NAP	NAP	NAP	NAP
27	Loan	10, 20	1	Kawasaki Motors North America Headquarters	NAP	NAP	NAP	NAP	NAP	NAP
28	Loan	26	1	Motel 6 Tewksbury	108.45	88.49	81.0%	105.62	88.49	83.8%
29	Loan	22, 26	1	Stafford Apartments	NAP	NAP	NAP	NAP	NAP	NAP
30	Loan	16, 23, 24	1	33 West Ontario	NAP	NAP	NAP	NAP	NAP	NAP
31	Loan	11, 16, 31	2	Big Sky Communities	NAP	NAP	NAP	NAP	NAP	NAP
31.01	Property		1	South Park	NAP	NAP	NAP	NAP	NAP	NAP
31.02	Property		1	Deer Run	NAP	NAP	NAP	NAP	NAP	NAP
32	Loan	11, 25, 31	2	Penn South Brooklyn Portfolio	NAP	NAP	NAP	NAP	NAP	NAP
32.01	Property		1	175 South 4th Street	NAP	NAP	NAP	NAP	NAP	NAP
32.02	Property		1	110 South 2nd Street	NAP	NAP	NAP	NAP	NAP	NAP
33	Loan	11, 21, 26	2	Long Island Multifamily Portfolio	NAP	NAP	NAP	NAP	NAP	NAP
33.01	Property		1	108 South Street	NAP	NAP	NAP	NAP	NAP	NAP
33.02	Property		1	95 High Street	NAP	NAP	NAP	NAP	NAP	NAP
34	Loan		1	S&S Storage	NAP	NAP	NAP	NAP	NAP	NAP

A-24

Footnotes to Annex A-1

(1)	The Administrative Fee Rate % includes the Servicing Fee Rate, the Operating Advisor Fee Rate, the Certificate Administrator/Trustee Fee Rate, and the CREFC® Intellectual Property Royalty License Fee Rate applicable to each Mortgage Loan.

(2)	The Monthly Debt Service (P&I) and Annual Debt Service (P&I) ($) shown for Mortgage Loans with a partial interest-only period reflects the amount payable after the expiration of the interest-only period.

(3)	The open period is inclusive of the Maturity Date or Anticipated Repayment Date.

(4)	Underwritten NOI DSCR (x), Underwritten NCF DSCR (x), Whole Loan Underwritten NCF DSCR (x) and Total Debt Underwritten NCF DSCR (x) is calculated based on amortizing debt service payments (except for interest-only loans).

(5)	Leased Occupancy (%) reflects tenants that have signed leases, but are not yet in occupancy or may not be paying rent.

(6)	The lease expirations shown are based on full lease terms; however, in some instances, the tenant may have the option to terminate its lease prior to the expiration date shown. In addition, in some instances, a tenant may have the right to assign its lease or sublease the leased premises and be released from its obligations under the lease.

(7)	Property Located Within a Qualified Opportunity Zone (Y/N) reflects Mortgaged Properties that are located in qualified opportunity zones ("QOZs") under Internal Revenue Code § 1400Z-2 - Notice 2018-48 and Notice 2019-42. According to the Internal Revenue Service, (1) a QOZ is an economically distressed community where new investments, under certain conditions, may be eligible for preferential tax treatment, and (2) localities qualify as QOZs if they have been nominated for that designation by a state, the District of Columbia, or a U.S. territory and that nomination has been certified by the Secretary of the Treasury via his delegation of authority to the Internal Revenue Service. No representation is made as to whether any Mortgaged Properties located in QOZs or the related borrowers are eligible for such preferential tax treatment or whether any qualifying investment has been made in a QOZ.

(8)	If the purpose of the Mortgage Loan was to finance an acquisition of the Mortgaged Property, the field "Sources: Principal's New Cash Contribution ($)" reflects the cash investment by one or more of the equity owners in the borrower in connection with such acquisition. If the purpose of the Mortgage Loan was to refinance the Mortgaged Property, the field "Sources: Principal's New Cash Contribution ($)" reflects the cash contributed to the borrower by one or more of the equity owners at the time the Mortgage Loan was originated.

(9)	GACC—German American Capital Corporation or one of its affiliates; BMO—Bank of Montreal or one of its affiliates; CREFI—Citi Real Estate Funding Inc. or one of its affiliates; GSMC—Goldman Sachs Mortgage Company or one of its affiliates; Barclays—Barclays Capital Real Estate Inc. or one of its affiliates.

With respect to Loan No. 2, CityCenter (Aria & Vdara), the Mortgage Loan is part of a whole loan that was co-originated by JPMorgan Chase Bank, National Association, GACC, CREFI and Goldman Sachs Bank USA.

With respect to Loan No. 3, Northshore Mall, the Mortgage Loan is part of a whole loan that was co-originated by GACC and JPMorgan Chase Bank, National Association.
With respect to Loan No. 5, 535 & 545 5th Avenue, the Mortgage Loan is part of a whole loan that was co-originated by Societe Generale Financial Corporation and DBR Investments Co. Limited.

With respect to Loan No. 13, Torrey Heights, the Mortgage Loan is part of a whole loan that was co-originated by GACC, JPMorgan Chase Bank, National Association, and Goldman Sachs Bank USA.

(10)	With respect to the pari passu loans referenced below, the Underwritten NOI DSCR (x), Underwritten NCF DSCR (x), Cut-off Date LTV Ratio (%), LTV Ratio at Maturity / ARD (%), Underwritten NOI Debt Yield (%), Underwritten NCF Debt Yield (%), and Loan Per Unit ($) are calculated based on the Mortgage Loan included in the issuing entity and the related pari passu companion loans in the aggregate and exclude any mezzanine debt and, in the case of any loans structured with A/B Notes, the secured subordinate debt. For additional information see the table titled “Whole Loan Control Notes and Non–Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General” in this prospectus.

● Loan No. 1 – Project Broadview

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● Loan No. 2 – CityCenter (Aria & Vdara)
● Loan No. 3 – Northshore Mall
● Loan No. 4 – 1 Willoughby Square
● Loan No. 5 – 535 & 545 5th Avenue
● Loan No. 9 – Amazon LAX
● Loan No. 10 – Etude Self Storage Portfolio
● Loan No. 11 – Boise Towne Square
● Loan No. 13 – Torrey Heights
● Loan No. 27– Kawasaki Motors North America Headquarters

(11)	With respect to any Mortgaged Property securing a multi–property Mortgage Loan, the amounts listed under the headings “Original Balance ($)” and “Cut–off Date Balance ($)” reflect the Allocated Loan Amount related to such Mortgaged Property.

● Loan No. 1 – Project Broadview
● Loan No. 10 – Etude Self Storage Portfolio
● Loan No. 14 – Fairfield & Residence Inn San Antonio
● Loan No. 22 – Wildhorse Communities
● Loan No. 24 – 485 7th Ave & 100 Washington
● Loan No. 25 – York MF Portfolio
● Loan No. 31 – Big Sky Communities
● Loan No. 32 – Penn South Brooklyn Portfolio
● Loan No. 33 – Long Island Multifamily Portfolio

(12)	With respect to Loan No. 5, 535 & 545 5th Avenue, the Mortgaged Property consists of 507,207 square feet across the two office buildings: (i) the 535 5th Avenue property totaling 327,042 square feet (64.5% of NRA and 58.5% of underwritten base rent) including 277,408 square feet of office space and 49,634 square feet of retail space, and (ii) the 545 5th Avenue property, which consists of 180,165 square feet (35.5% of NRA and 41.5% of underwritten base rent) including 140,995 square feet of office spaces and 39,170 square feet of retail space.

With respect to Loan No. 6, 600 Broadway, the Mortgaged Property is comprised of 60,765 square feet of office space accounting for 63.0% of underwritten rent as well as 27,600 square feet of ground floor retail space accounting for 37.0% of underwritten rent.

With respect to Loan No. 7, Oakbrook Center, the Mortgaged Property is a four-building office complex spanning 243,359 square feet across  three, six-story mid-rise office buildings and one bank branch ground leased to the tenant.

With respect to Loan No. 9, Amazon LAX, the Mortgaged Property consists of two distinct parcels: (i) a 141,360 SF Amazon distribution facility and (ii) a 562,368 land SF industrial outdoor storage parking site.

With respect to Loan No. 11, Boise Towne Square, the Mortgaged Property is a 666,584 square foot portion  of a 1,148,438 square foot super regional mall (exclusive of 2,934 square feet of storage space). The Macy's and former Kohl's boxes are collateral for the Mortgage Loan and leased to the respective retailers, however Dillard’s, JC Penney, and the former Sears box, are not included as the collateral for the Mortgage Loan. Total SF/Units represents the collateral for Mortgage Loan.

With respect to Loan No. 12, Holman Hotel, the Mortgaged Property includes an on-site restaurant and lounge, Gamberetti’s Italian Restaurant and Bar, which is leased to a third-party operator. The space occupies 3,534 square feet, and is on the first year of a five-year lease set to expire on June 1, 2030. The tenant has the option of a five-year renewal as designated in its lease. Additionally, the Mortgaged Property has on-site subterranean parking garage for a total of 60 cars, served by a valet service.

With respect to Loan No. 25, York MF Portfolio, the 1479 York Avenue Mortgaged Property is comprised of 9 free market multifamily units and one commercial unit on the first floor. The 1481 York Avenue Mortgaged Property is comprised of 5 free market multifamily units, 3 rent stabilized multifamily units, and one commercial unit on the first floor. Both mortgaged properties are 100% leased as of January 8, 2026.

(13)	Annual Debt Service (IO) ($), Annual Debt Service (P&I) ($), Monthly Debt Service (IO) ($), Monthly Debt Service (P&I) ($), Underwritten NOI DSCR (x) and Underwritten NCF DSCR (x) for Mortgage Loans (i) with partial interest only periods are shown based on the monthly debt service payment immediately following the expiration of the interest only period and (ii) that are interest only until the related maturity date are shown based on the interest

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only payments during the 12-month period following the Cut-off Date (or, in the case of Monthly Debt Service (IO) ($), the average of such interest only payments) without regard to leap year adjustments.

With respect to Loan No. 5, 535 & 545 5th Avenue, the 535 & 545 5th Avenue “Whole Loan Monthly Debt Service ($)” reflects the average of the first 12 monthly debt service payments following the Cut-Off Date. The 535 & 545 5th Avenue Whole Loan document(s) provide that the monthly debt service payments are equal to a monthly payment of (i) the interest accrued on the outstanding principal balance accrued at the “Interest Rate %” during the interest period immediately preceding such monthly payment date plus (ii) a principal pay-down of $83,333.33. Based on the principal pay-down, the borrower is required to pay the outstanding principal balance of the 535 & 545 5th Avenue Whole Loan by $999,999.96 on an annual basis, therefore, the “Original Amortization Term (Mos.)” reflects an amortization period of approximately 3,720 months.

(14)	“Hard” generally means each tenant is required to transfer its rent directly to the lender–controlled lockbox account. However, with respect to hospitality properties, “Hard” means all credit card receipts are deposited directly into the lockbox by the card processing company and all over–the–counter cash and equivalents are required to be deposited by the property manager or borrower into the lockbox. “Soft” means the borrower has established a lockbox account that will be under lender control and the borrower or property manager is required to collect rents from the tenants and then deposit those rents into such lockbox account. “Springing Soft” means that upon the occurrence of a trigger event (as specified in the related Mortgage Loan Documents), the borrower is required to establish a lockbox account that will be under lender control and the borrower or property manager is required to collect rents from the tenants and then deposit those rents into such lockbox account.

(15)	“In Place” means that related property cash flows go through a waterfall of required reserve or other payment amounts due before the lender either (i) disburses excess cash to the related borrower or (ii) retains excess cash as additional collateral for the Mortgage Loan. “Springing” means that upon the occurrence of a trigger event, as defined in the related Mortgage Loan documents, In Place cash management (as described above) will take effect, and will generally continue until all trigger events are cured (to the extent a cure is permitted under the related Mortgage Loan documents).

(16)	With respect to Loan No. 4, 1 Willoughby Square, the increase in Underwritten Net Operating Income ($) from Most Recent NOI ($) is primarily due to additional leasing in late 2025 and 2026 (Maycomb, JEMB Realty Corp, Philo TV, The City of New York Office of Court Admin, CorePower Yoga and Rubenstein Law) amounting to approximately $4.1 million in base rent.

With respect to Loan No. 6, 600 Broadway, the increase in Underwritten Net Operating Income ($) from Most Recent NOI ($) is primarily attributable to the borrower executing a lease with the Mortgaged Propertyproperty’s third-largest tenant, Hatch, which commenced on September 1, 2025.

With respect to Loan No. 7, Oakbrook Center, the increase in Underwritten Net Operating Income ($) from Most Recent NOI ($) is primarily due to the lease with Access Medical Laboratories, LLC signed in July 2025 and contractual rent steps.

With respect to Loan No. 12, Holman Hotel, the increase in Underwritten Net Operating Income ($) from Most Recent NOI ($) is primarily due to the lender underwritten room revenue based on 2024 RevPAR growth at 8.4% which is in-line with the year-over-year monthly RevPAR growth from January through June 2025.

With respect to Loan No. 13, Torrey Heights, the increase in Underwritten Net Operating Income ($) from Most Recent NOI ($) is primarily due to the significant free rent for nearly every tenant, all of which has now burned off except for Pfizer (which has a free rent period through July 2026).

With respect to Loan No. 15, Sixty44 Residences, the increase in Underwritten Net Operating Income ($)underwritten NOI from Most Recent NOI ($)most recent NOI is due to the Mortgaged Property being constructed in 2025 and in its initial lease up phase.

With respect to Loan No. 30, 33 West Ontario, the increase in Underwritten Net Operating Income ($) from Most Recent NOI ($) is driven by a newly executed lease with the second-largest tenant, Nan Xiang, which is currently in the process of building out its space and which is required to commence paying rent in March of 2026.

With respect to Loan No. 31, Big Sky Communities, the increase in UW Net Operating Income ($) from Most Recent NOI ($) is primarily due to capital renovations which resulted in higher occupancy and lot rental rates. The borrower sponsor increased lot rents from $301 per pad in 2021 to approximately $432 per pad as of the underwritten rent roll dated November 11, 2025.

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With respect to Loan No. 32, Penn South Brooklyn Portfolio, at origination, the borrower funded a free rent reserve in an amount equal to $30,880 for free rent periods occurring in June ($7,995) and July ($22,885) of 2026. These reserves will be applied to their respective June and July debt service payments. In addition, commencing on the payment date in July 2026, the borrower will deposit monthly into the free rent reserve an amount equal to $616.25 until the balance (exclusive of the upfront reserve amount) reaches $7,395 and which funds will be applied to the July 2027 debt service payment.

(17)

The grace periods noted under “Grace Period – Late Fee (Days)” and Grace Period – Default (Days) reflect the number of days of grace before a payment default is an event of default. Certain jurisdictions impose a statutorily longer grace period. Certain of the Mortgage Loans may additionally be subject to grace periods with respect to the occurrence of an event of default (other than a payment default) and/or commencement of late charges which are not addressed in Annex A–1 to this prospectus.

With respect to Loan No. 9, Amazon LAX, the Grace Period to impose a late charge is ten business days.

With respect to Loan No. 10, Etude Self Storage Portfolio, the Grace Period to impose a late charge of five business days is permitted once during any 12-month period.

With respect to Loan No. 17, Guardian Storage Shadyside, a Grace Period – Late Fee Default (Days) of five business days is permitted.

In certain cases, in addition to an “as–is” value, the appraisal states an “as complete”, “as–stabilized” or “hypothetical” value for the related Mortgaged Property that assumes that certain events will occur with respect to retenanting, construction, renovation or repairs at such Mortgaged Property. The Appraised Value ($) set forth on Annex A–1 is the “as–is” value unless otherwise specified in this prospectus. With respect to the Mortgaged Properties that secure the Mortgage Loans listed in the following table, the Cut-off Date LTV Ratio (%) was calculated using the related “as complete”, “as–stabilized” or “hypothetical” Appraised Values, as opposed to the “as–is” Appraised Values, each as set forth in the following table:

(18)	Mortgage Loan	% of Initial Pool Balance	Mortgage Loan Cut-off Date LTV Ratio (Other Than “As-Is”)	Mortgage Loan Maturity Date LTV Ratio (Other Than “As-Is”)	Appraised Value (Other Than “As-Is”)	Mortgage Loan Cut-off Date LTV Ratio (“As-Is”)	Mortgage Loan Maturity Date LTV Ratio (“As-Is”)	Appraised Value (“As-Is”)
	CityCenter (Aria & Vdara)(1)	8.5%	36.2%	36.2%	$7,032,800,000	57.3%	57.3%	4,450,000,000
	Oakbrook Center(2)	4.8%	64.9%	64.9%	$66,300,000	67.4%	67.4%	$63,800,000
	Etude Self Storage Portfolio(3)	3.2%	65.0%	65.0%	$133,400,000	68.0%	68.0%	$127,520,000
	Torrey Heights(4)	2.3%	50.7%	50.7%	$723,406,014	51.3%	51.3%	$714,000,000
	Courtyard Murfreesboro(5)	1.4%	50.0%	50.0%	$24,000,000	54.5%	54.5%	$22,000,000
	Wildhorse Communities(6)	1.3%	57.3%	57.3%	$19,700,000	60.3%	60.3%	$18,720,000
(1)	The Appraised Value ($) of $7,032,800,000 represents the appraisal’s concluded “hypothetical – fee simple” value as of November 25, 2025, based on the hypothetical condition that the MGM Master Lease (as defined below) is no longer in place. With respect to the CityCenter (Aria & Vdara) Whole Loan, the Cut-off Date LTV Ratio and Maturity Date LTV Ratio based on the Other Than “As-Is” appraised value is each 49.1% and based on the “As-Is” appraised value are each 77.5%
(2)	The Appraised Value (Other Than “As-Is”) represents the “As Is + Reserved Funds” appraised value as of May 14, 2025, which assumes outstanding capital expenditures and contractual leasing costs are fully funded and reserved for by the lender at Mortgage Loan origination. At origination, $1,000,000 was reserved for renovation work, $869,126 was reserved for outstanding approved leasing expenses associated with Otis Elevator, Hotel Planners, and Pike Electric, and $517,144 was reserved for rent replication.
(3)	The related Appraised Value of $133,400,000 represents the “as is” portfolio appraised value, which is inclusive of an approximately 4.61% portfolio premium and reflects the “as-is” value of the Mortgaged Properties as a whole if sold in their entirety to a single buyer. The “as-is” appraised value of the Mortgaged Properties without the portfolio premium is $127,520,000.
(4)

The Appraised Value (Other Than “As-Is”) represents the appraisal’s concluded “Upon Funding of Reserve Account” value as January 5, 2026, which is subject to the extraordinary assumption that a reserve is fully funded at the origination of the Torrey Heights Whole Loan to cover the assumed remaining $9,406,014 contractual tenant improvement allowance for the tenant Pfizer Inc. The actual amount reserved for this purpose was $10,242,043. With respect to the Torrey Heights Whole Loan, the Cut-off Date LTV Ratio (“As-is”) and Mortgage Loan Maturity Date LTV Ratio (Other than “As-Is”) are each 64.3% and the Cut-off Date LTV Ratio (Other Than “As-Is) and Mortgage Loan Maturity Date LTV Ratio (“As-Is”) are each 65.1%

(5)	The Appraised Value (Other Than “As-Is”) represents the “Hypothetical As Complete” appraised value as of October 8, 2025, which assumes that an anticipated $1,660,704 renovation at the related Mortgaged Property was completed. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion” in this prospectus.
(6)	The Appraised Value (Other Than “As-Is”) represents the portfolio appraised value of the related Mortgaged Properties as of July 29, 2025, which is inclusive of an approximately 5.2% portfolio premium and reflects the “as-is” value of the properties as a whole if sold in their entirety to a single buyer.

(19)

Prepayment Provisions are shown from the respective Mortgage Loan First Payment Date.

“L(x)” means lock–out for x payments.

“D(x)” means may be defeased for x payments.

“YM(x)” means may be prepaid for x payments with payment of a yield maintenance charge.

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“YM1(x)” means may be prepaid for x payments with payment of the greater of a yield maintenance charge and 1% of the amount prepaid.

“DorYM1(x)” means may be prepaid for x payments with either defeasance or a yield maintenance charge or 1% of the amount prepaid.

“O(x)” means freely prepayable for x payments, including the maturity date.

Certain of the Mortgage Loans permit the borrower to prepay a portion of the Mortgage Loan to avoid or cure a cash sweep period due to a low debt yield or debt service coverage ratio trigger or other trigger.

(20)

With respect to Loan No. 1, Project Broadview, the defeasance lockout period will be at least 25 payment dates beginning with and including the first payment date on February 6, 2026. Defeasance of the Project Broadview Whole Loan is permitted after the first payment date following the earlier to occur of (i) two years from the closing date of the securitization that includes the last pari passu note to be securitized and (ii) December 16, 2028. The assumed lockout period of 25 payments is based on the closing date of the Benchmark 2026-V20 securitization trust in February 2026. The actual lockout period may be longer.

With respect to Loan No. 2, CityCenter (Aria & Vdara), provided no event of default exists, the CityCenter (Aria & Vdara) Whole Loan may be defeased in whole but not in part, after the earlier of (i) two years after the final securitization that holds any note evidencing the CityCenter (Aria & Vdara) Whole Loan and (ii) three years after December 9, 2025, but prior to June 9, 2030 (the “Permitted Par Prepayment Date”). In addition, the CityCenter (Aria & Vdara) Whole Loan is prepayable in whole or in part at any time, provided that any such prepayment made prior to the Permitted Par Prepayment Date must be accompanied by a prepayment fee equal to the greater of 0.5% and a yield maintenance premium. The assumed defeasance lockout period of 26 payments is based on the closing date of the Benchmark 2026-V20 securitization trust in February 2026. The actual lockout period may be longer.

With respect to Loan No. 3, Northshore Mall, defeasance of the Northshore Mall Whole Loan in full, but not in part, is permitted at any time after the earlier of (i) January 1, 2029 or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized. The assumed defeasance lockout period of 25 payments is based on the expected Benchmark 2026-V20 securitization trust closing date in February 2026. The actual defeasance lockout period may be longer.

With respect to Loan No. 4, 1 Willoughby Square, defeasance of the 1 Willoughby Square Whole Loan is permitted after the date that is the earlier of (i) two years from the closing date of the securitization that includes the last note to be securitized and (ii) December 15, 2028. The assumed defeasance lockout period of 25 payments is based on the anticipated closing date of the Benchmark 2026-V20 securitization in February 2026. The actual lockout period may be longer.

With respect to Loan No. 5, 535 & 545 5th Avenue, on or after January 9, 2028, the borrower will have the right to voluntarily prepay the 535 & 545 5th Avenue Whole Loan, in whole, but not in part, with the greater of a yield maintenance premium or 1% of the outstanding principal balance of the Whole Loan, with no prepayment fee being due on and after the October 9, 2030 payment date. In addition, defeasance of the 535 & 545 5th Avenue Whole Loan in full (but not in part) is permitted at any time after the earlier of (i) January 9, 2029 or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized. The assumed defeasance lockout period of 25 payments is based on the expected Benchmark 2026-V20 securitization in February 2026. The actual defeasance lockout period may be longer.

With respect to Loan No. 13, Torrey Heights, defeasance of the Torrey Heights Whole Loan is permitted after the date that is the earlier of (i) two years from the closing date of the securitization that includes the last note to be securitized and (ii) February 1, 2029. The assumed defeasance lockout period of 25 payments is based on the anticipated closing date of the Benchmark 2026-V20 securitization in February 2026. The actual lockout period may be longer.

With respect to Loan No. 27, Kawasaki Motors North America Headquarters, the lockout period will be at least 25 payment dates beginning with and including the first payment date on February 6, 2026. Defeasance of the Kawasaki Motors North America Headquarters whole loan is permitted on the date that is the earlier of (i) the second anniversary of the closing date of the securitization, that includes the last promissory note to be securitized and (ii) December 19, 2028. The assumed lockout period of 25 payments is based on the expected Benchmark 2026-V20 securitization closing date in February 2026. The actual lockout period may be longer.

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(21)	Partial release in connection with a partial prepayment or partial defeasance or substitution or a free release is permitted for the following loans. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases” in this prospectus for the terms of the releases.

● Loan No. 1 – Project Broadview
● Loan No. 2 – CityCenter (Aria & Vdara)
● Loan No. 3 – Northshore Mall
● Loan No. 8 – Normandy Center
● Loan No. 10 – Etude Self Storage Portfolio
● Loan No. 11 – Boise Towne Square
● Loan No. 14 – Fairfield & Residence Inn San Antonio
● Loan No. 25 – York MF Portfolio
● Loan No. 33—Long Island Multifamily Portfolio

(22)	The following Mortgaged Properties consist, in whole or in part, of the related borrower’s interest in one or more ground leases, space leases, air rights leases or other similar leasehold interests:

With respect to Loan No. 7, Oakbrook Center, the borrower’s interest in the Mortgaged Property is under a 99-year ground lease with GB Palm Beach, LLC, as landlord, and the borrower, as tenant. The ground lease has a current annual rent payment of approximately $1,614,384. The annual ground lease payment will increase by 2.5% every year effective July 1st through June 30, 2062. The lender has underwritten ground lease expense to the current  ground lease payment.

With respect to Loan No. 29, Stafford Apartments, the borrower’s interest in the Mortgaged Property is under a ground lease with Johns Hopkins University as ground lessor that commenced in 2004 and expires in June 2044, with four 10-year renewal options. The annual ground rent is currently $0 based on a preferred return hurdle that is tested annually. Specifically, the ground lessor is due an annual rent payment equal to any excess cash flow after the ground lessee has received a 12% return on its capital investment in the Mortgaged Property. In 2024 the capital investment was $38,953,989 resulting in a $4,674,479 minimum required return compared to approximately $1.36 million of cash flow. Any unpaid return accrues to the ground lessee’s capital investment. As a condition of the ground lease the Mortgaged Property must grant John Hopkins University students, particularly those from Peabody Institute, a preference to lease the apartments. The Mortgaged Property is subject to a student housing agreement with Johns Hopkins University signed in tandem with the ground lease and which has the same term. Pursuant to such agreement, Johns Hopkins University refers students to the Mortgaged Property as the preferred housing community for off-campus housing and the Mortgaged Property is required to exclusively lease to those students between May 1st and August 30th. If a 95% occupancy level is not achieved, then apartments can be made available to the general public after September 1st each year.

(23)	Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten NOI and/or Occupancy may have unilateral termination options. With respect to the largest 15 Mortgage Loans and certain tenants representing more than 25% of the net rentable area of a Mortgaged Property, see “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations¬—Other” in this prospectus.

With respect to Loan No. 4, 1 Willoughby Square, the Largest Tenant, New York City Board of Education, has the option to terminate its lease in November 2035, November 2040, and November 2045, upon providing the landlord 2 years’ written notice and the payment of a termination fee.

With respect to Loan No. 4, 1 Willoughby Square, the Third Largest Tenant, The City of New York Office of Court Admin, has the option to terminate its lease in February 2039 and February 2042 upon providing the landlord 12 months’ written notice and the payment of a termination fee.

With respect to Loan No. 5, 535 & 545 5th Avenue, the Third Largest Tenant, Laboratory Institute of Merchandising, Inc., has the right to terminate its lease on May 31, 2029, upon not less than 12 months' prior written notice to the landlord and payment of a termination fee.

With respect to Loan No. 5, 535 & 545 5th Avenue, the Fifth Largest Tenant,  NBA Media Ventures, LLC (The NBA Store), has the one-time right to terminate its lease on December 18, 2030, upon not less than 12 months' prior written notice to the landlord and payment of a termination fee in the amount of $1,142,945.

With respect to Loan No. 6, 600 Broadway, the Fourth Largest Tenant, Acast Stories, has the one-time option to terminate its lease effective as of August 31, 2028, upon 60 days prior written notice and payment of an early

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termination fee.

With respect to Loan No. 7, Oakbrook Center, the Third Largest Tenant, Access Medical Laboratories, LLC, has a one-time option to terminate its lease on July 31, 2028, upon one year’s notice to the landlord and payment of a termination fee.

With respect to Loan No. 7, Oakbrook Center, the Fourth Largest Tenant, AT&T, has a one-time option to terminate its lease on October 31, 2027, upon one year’s notice to the landlord and payment of a termination fee.

With respect to Loan No. 7, Oakbrook Center, the Fifth Largest Tenant, Cohen Milstein Sellers & Toll PLLC, has the right to terminate its lease at any time on and after October 31, 2027, upon one year’s notice and payment of a termination fee.

With respect to Loan No. 15, Sixty44 Residences, historical financial information other than the T-10 annualized as of October 31, 2025 is not available as the improvements at the Mortgaged Property were completed in 2025.

With respect to Loan No. 24, 485 7th Ave & 100 Washington, the Largest Tenant at the 100 Washington Property, NYPD (DCAS), has the one-time right to terminate its lease effective as of July 1, 2030 upon 9 months prior written notice and payment of a termination fee.

With respect to Loan No. 24, 485 7th Ave & 100 Washington, the Largest Tenant at the 100 Washington Property, NYPD (DCAS), has the right to terminate its lease at any time on or after July 1, 2030 upon 9 months prior written notice and payment of a termination fee.

(24)

Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten NOI and/or Occupancy may not be in physical occupancy, may not have begun paying rent or may be in negotiation. With respect to the largest 15 Mortgage Loans and certain tenants representing more than 25% of the net rentable area of a Mortgaged Property, see “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations¬—Other” in this prospectus.

The tenants–shown in Annex A–1–have signed leases but may or may not be open for business as of the Cut–off Date.

With respect to Loan No. 3, Northshore Mall, the Largest Tenant, Dick’s House of Sport, assumed the ground lease on a vacated space in 2025 but is not yet in occupancy and is expected to open in 2027. The related lender underwrote $1 in ground rent and common area maintenance charges for such tenant.

With respect to Loan No. 4, 1 Willoughby Square, approximately $4,793,870 has been reserved at origination to cover free and gap rent for various tenants, including the following top five tenants: FX Fowle ($384,676), The City of New York Office of Court Admin ($1,616,954.67) and JEMB Realty Corp ($479,700). In addition, JEMB Realty, an affiliate of the borrower, is not yet in occupancy.

With respect to Loan No. 5, 535 & 545 5th Avenue, the Largest Tenant, Empire Offices 535 Fifth Holdings LLC, has not yet taken occupancy of approximately 61.5% of its space pending the completion of the related build out.

With respect to Loan No. 7, Oakbrook Center, the Third Largest Tenant, Access Medical Laboratories, LLC, is entitled to pay reduced rent for the first two years of the lease term. Approximately $517,144 has been reserved at origination to cover the reduced rent for this time period.

With respect to Loan No. 9, Amazon LAX, prior to the completion of construction on the Mortgaged Property, Amazon.com Services LLC, the sole tenant at the Mortgaged Property, was paying higher rent based on the estimated development costs pursuant to its lease and a development agreement. Since the final cost to complete construction at the Mortgaged Property was lower than the estimated cost of completion, the tenant is entitled to receive a base rent credit of $271,626.72 until the excess payment is recouped. Additionally, the tenant is entitled to liquidated damages in the form of a rent credit of $165,000 in connection with the delayed completion of the construction.

With respect to Loan No. 13, Torrey Heights, the Largest Tenant, Pfizer, recently completed the build-out of its space and is expected to take occupancy of (i) Building A in February 2026 and (ii) Building B in March 2026 following final equipment testing. In addition, Pfizer has free rent through July 2026. Approximately $10,242,043 was reserved at origination to cover such free rent.

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With respect to Loan No. 19, Park Pointe Plaza, the Largest Tenant, The Furniture Place, has free rent through April 6, 2026, which was reserved with the lender at origination.

With respect to Loan No. 23, The Rock Truckee, the Third Largest Tenant, Truckee Craft Brewing, has given notice that it will not be renewing its lease upon its expiration in February 2026. A replacement tenant, Truckee Prime, has executed a lease for a 10-year term at a base rent of $36.00 PSF. Truckee Prime is expected to take possession of its space in Q2 2026. At loan closing, all free rent and TI/LCs were reserved.

With respect to Loan No. 30, 33 West Ontario, the Second Largest Tenant, Nan Xiang, is in the process of building out its space, with rent set to commence March 17, 2026. A one-month Gap Rent Reserve of $36,421.02 was held back at origination to cover gap rent.

(25)	The following Mortgage Loans have one or more borrowers that own all or a portion of the related Mortgaged Property as tenants–in–common. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—– Tenancies–in–Common or Diversified Ownership” in this prospectus for further information.

● Loan No. 25 – York MF Portfolio
● Loan No. 26 – Ducky’s Day Off
● Loan No. 32 – Penn South Brooklyn Portfolio

(26)	With respect to Loan No. 1, Project Broadview, during a trigger period, the borrower is required to make monthly deposits into the Capital Expenditure reserve in an amount equal to $15,676.58 per month (capped at $376,238).

With respect to Loan No. 1, Project Broadview, during a trigger period, the borrower is required to make monthly deposits into the TI/LC reserve in an amount equal to $91,753.42 per month (capped at $2,202,082).

With respect to Loan No. 2, CityCenter (Aria & Vdara), if the Mortgaged Property is not subject to the MGM Master Lease, (i) during the continuance of a Trigger Period, the borrowers are required to make a deposit on each payment date into the replacement reserve equal to (a) 4.0% of net revenue from guest rooms and borrower-managed food and beverage operations and (b) 0.5% of all other net revenue, other than non-recurring items, in each case for the calendar month that is two months prior to the calendar month in which the applicable deposit to the replacement reserve is made (the sum of (a) and (b), the “Replacement Reserve Monthly Deposit”) and (ii) if a Trigger Period does not exist, on the first payment date of each calendar quarter, the borrower is required to deposit into the replacement reserve an amount equal to the lesser of (x) the Replacement Reserve Current Year Lookback Deficiency and (y) the Replacement Reserve Five Year Lookback Deficiency (the lesser of (x) and (y), the “Replacement Reserve Quarterly Deposit”), provided that for so long as the mortgaged properties are managed by (x) a brand manager pursuant to a brand management agreement and/or (y) a casino operator pursuant to a casino management agreement, the amounts required to be funded as a Replacement Reserve Monthly Deposit or a Replacement Reserve Quarterly Deposit will be reduced on a dollar-for-dollar basis by any amounts deposited into a manager account for replacements, PIP work or brand-mandated work for the applicable calendar months as set forth in the annual budget and required pursuant to the terms of the brand management agreement and/or casino management agreement if borrower delivers evidence reasonably satisfactory to the lender that such deposit has been made. “Trigger Period” means a period (A) commencing upon the earliest of: (i) an event of default under the CityCenter (Aria & Vdara) Whole Loan documents, (ii) an event of default under any mezzanine loan, (iii) a bankruptcy action of borrower or (iv) a DSCR Trigger Event and (B) terminating upon (i) in the event of a Trigger Period pursuant to clause (A)(i) above, no CityCenter (Aria & Vdara) Whole Loan event of default is continuing, (ii) in the event of a Trigger Period pursuant to clause (A)(ii) above, no event of default under such mezzanine loan is continuing, (iii) in the event of a Trigger Period pursuant to clause (A)(iii) above, such bankruptcy action was involuntary and not consented to by the borrowers, and is discharged, stayed or dismissed within 90 days of its filing, and (iv) in the event of a Trigger Period pursuant to clause (A)(iv) above, the occurrence of a DSCR Trigger Event Cure. “DSCR Trigger Event” means (i) for so long as the MGM Master Lease is in effect and the guarantor under the MGM Master Lease is publicly traded, the occurrence of both (a) a debt service coverage ratio (determined based on look through income and not on the basis of the Master Rent), as determined by the lender, of less than 2.00x (the “Required DSCR Ratio”) on any calculation date for the two consecutive calendar quarters immediately preceding the calculation date, based upon the trailing 12 month period immediately preceding such calculation date, and (b) the guarantor under the MGM Master Lease’s market capitalization is less than $6,000,000,000 (the “Market Capitalization Requirement”) for such two consecutive calendar quarters and (ii) for so long as either the MGM Master Lease is not in effect or the guarantor under the MGM Master Lease is not publicly traded, a debt service coverage ratio (determined based on look through income and not on the basis of the Master Rent) , as determined by the lender, of less than the Required DSCR Ratio on any calculation date for the two consecutive calendar quarters immediately preceding the calculation date, based upon the trailing 12 month period immediately preceding such calculation date. “Replacement Reserve Current Year Lookback Deficiency” means an amount equal to (x) the aggregate amount of Replacement Reserve Monthly

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Deposits which would have been funded from the beginning of the then calendar year to the date of determination had a Trigger Period been in effect for the entirety of such period less (y) the sum of (1) the aggregate amount expended on replacements, PIP work and brand-mandated work during such calendar year to date and (2) the aggregate amount funded into the replacement reserve account during such calendar year to date; provided, if the foregoing calculation results in a negative number, the Replacement Reserve Current Year Lookback Deficiency will be deemed to be zero. “Replacement Reserve Five Year Lookback Deficiency” means (i) zero, with respect to any period before December 31, 2025, and (ii) from and after January 1, 2026, an amount equal to (x) 4.0% of net revenue from guest rooms and borrower-managed food and beverage operations and 0.5% of all other net revenues (other than non-recurring items) during the Replacement Reserve Five Year Lookback Period less (y) the sum of (1) the aggregate amount expended on replacements, PIP work and brand mandated work during the Replacement Reserve Five Year Lookback Period (including amounts expended by MGM Tenant pursuant to the express terms and conditions of the MGM Master Lease) and (2) the aggregate amounts funded into the Replacement Reserve Fund (as defined in the CityCenter (Aria & Vdara) Whole Loan documents) during such Replacement Reserve Five Year Lookback Period; provided, if the foregoing calculation results in a negative number, the Replacement Reserve Five Year Lookback Deficiency will be deemed to be zero. “Replacement Reserve Five Year Lookback Period” means each five year period (on a rolling basis) with the first period commencing on January 1, 2021 and expiring on December 31, 2025 and the second period commencing on January 1, 2022 and expiring on December 31, 2026.

With respect to Loan No. 5, 535 & 545 5th Avenue, on each monthly payment date occurring in March, April, May and June 2026, the borrower is required to deposit with the lender an amount equal to $1,221,406.95 for real estate taxes. On each monthly payment date following, the borrower is required to deposit with the lender an amount equal to 1/12th of the estimated real estate taxes, initially $814,271.30.

With respect to Loan No. 9, Amazon LAX, on each payment date during a trigger period in which the Amazon lease is not then in effect, the borrower is required to remit to the lender, for deposit into the TI/LC account, an amount equal to the $11,780.

With respect to Loan No. 9, Amazon LAX, on each payment date during a trigger period in which the Amazon lease is not then in effect, the borrower is required to remit to the lender, for deposit into a capital expenditure account, an amount equal to $1,767 in accordance with the terms and conditions set forth in the Amazon LAX Whole Loan documents.

With respect to Loan No. 12, Holman Hotel, on each monthly payment date occurring in July, August, and September of each calendar year, the borrower is required to deposit with the lender an amount equal to $115,000 into a seasonal working capital reserve fund to provide protection for payment during seasonal periods when the rents may be reduced.

With respect to Loan No. 14, Fairfield & Residence Inn San Antonio, on each payment date, the borrower is required to deposit into the replacement reserve an amount equal to one twelfth of the greater of (a) 4% of the projected annual gross income from operations of the related mortgaged properties as set forth in the approved annual budget and (b) the amount required by the related franchisor pursuant to the related franchise agreements (“FF&E Reserve Monthly Deposit”). The initial FF&E Reserve Monthly Deposit is equal to $20,331.43. The lender may reassess the amount necessary for the FF&E Reserve Monthly Deposit, provided that at no time may the FF&E Reserve Monthly Deposit be less than $20,331.43.

With respect to Loan No. 20, Courtyard Murfreesboro, the borrower is required to deposit an amount equal to $17,225.92 (the "Monthly FF&E Expenditure Amount") into an FF&E expenditure account for the payment dates which occur from January 2026 through December 2026. Thereafter the borrower is required to deposit a consistent monthly amount for the payment dates in January through December of each following calendar year equal to the greater of (a) the monthly amount required to be reserved pursuant to the franchise agreement for the replacement of FF&E or (b) 1/12th of 4% of the operating income of the Mortgaged Property for the previous 12 month period, which consistent monthly payment for each 12 month period will be as determined on the anniversary of the last day of the calendar month in which the origination date occurs.

With respect to Loan No. 28, Motel 6 Tewksbury, on each payment date, the borrower is required to deposit into the replacement reserve an amount equal to one twelfth of the greater of (a) 5% of the gross revenue of the related Mortgaged Property during the prior 12 consecutive month period and (b) the amount required by franchisor pursuant to the franchise agreement (“FF&E Reserve Monthly Deposit”). The initial FF&E Reserve Monthly Deposit is equal to $14,432.29.

With respect to Loan No. 29, Stafford Apartments, in the event that any ground rent ever becomes due under the

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ground lease, the borrower is required to make a true up payment in the amount of such ground rent into a ground rent reserve account.

With respect to Loan No. 33, Long Island Multifamily Portfolio, on each monthly payment date occurring in March, April, May and June 2026, the borrower is required to deposit with the lender an amount equal to $9,300 for real estate taxes. On each monthly payment date following, the borrower is required to deposit with the lender an amount equal to 1/12th of the estimated real estate taxes, initially $6,197.42.

(27)	With respect to Loan No. 2, CityCenter (Aria & Vdara), the CityCenter (Aria & Vdara) Mortgage Loan is part of the CityCenter (Aria & Vdara) whole loan, which is comprised of 25 pari passu senior promissory notes and four subordinate B notes, with an aggregate original principal balance and cut-off date balance of $3,450,000,000. The interest rate shown for Note A 12, Note A-16, and Note A-20-A contributed to the Benchmark 2026-V20 securitization (6.07880916113333%) reflects the conduit coupon and does not represent the weighted average interest rate applicable to the SASB senior notes (5.0339669%), the total senior notes (5.280024422835390%), or the Whole Loan (5.29420%).

With respect to Loan No. 13, Torrey Heights, the Torrey Heights Mortgage Loan is part of the Torrey Heights whole loan, which is comprised of nine pari passu senior promissory notes and three subordinate B notes, with an aggregate original principal balance and cut-off date balance of $465,000,000. The interest rate shown for Note A-6-2 and Note A-8 contributed to the Benchmark 2026-V20 securitization (4.96834477263158%) reflects the conduit coupon and does not represent the weighted average interest rate applicable to the SASB senior notes (4.96858449656751%), the total senior notes (4.96850273533424%), or the Whole Loan (5.13175188172043%).

(28)	With respect to the following loans, a direct or indirect parent entity of the borrower may incur mezzanine debt secured by its equity interest in the borrower on the terms set forth below.

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Pari Passu Companion Loan Cut-off Date Balance	Subordinate Companion Loan Cut-Off Date Balance	Combined Maximum LTV Ratio	Combined Minimum DSCR	Combined Minimum Debt Yield	Intercreditor Agreement Required
CityCenter (Aria & Vdara)	$75,000,000	$2,472,800,000	$902,200,000	77.5%	NAP	6.75%	Yes
Torrey Heights	$20,000,000	$346,500,000	$98,500,000	64.3%	1.61x	8.5%	Yes

With respect to Loan No. 2, CityCenter (Aria & Vdara), the borrowers have a one-time right without the consent of the lender to cause the owner of limited liability company interests in the borrowers to incur additional indebtedness in the form of one or more mezzanine loans, subject to satisfaction of certain conditions precedent set forth in the CityCenter (Aria & Vdara) Whole Loan documents, including that the principal amount of the mezzanine loan will in no event exceed the amount which, after giving effect thereto, yields (x) an aggregate LTV ratio not greater than 77.5% and (y) an aggregate debt yield not less than 6.75%. The lender’s receipt of a rating agency confirmation will not be required in connection with any future mezzanine loan.

With respect to Loan No. 13, Torrey Heights, the borrower will have a one-time right to obtain a mezzanine financing from an approved mezzanine lender, which mezzanine financing may not exceed the lesser of $23,250,000 and such amount which, when added to the principal balance of the Torrey Heights Whole Loan will result in (a) a combined loan-to-value ratio based upon an “as-is” appraised value of the Mortgaged Property of no more than 64.3%, (b) a combined debt service coverage ratio of not less than 1.61x and (c) a combined debt yield of not less than 8.5%. Such mezzanine loan must be coterminous with the Torrey Heights Whole Loan, and provide that if it is not paid in full prior to the Anticipated Repayment Date, payments of debt service under such mezzanine loan may not be disbursed from funds on deposit in the cash management account and will instead be added to the outstanding principal balance of such mezzanine loan.

(29)	With respect to Loan No. 2, CityCenter (Aria & Vdara), the Mortgaged Property is comprised of two adjacent an unflagged, independent hotels that is are not associated with a franchise or similar agreement.

(30)	With respect to Loan No. 4, 1 Willoughby Square, JEMB Realty Corp., an affiliate of the borrower sponsor, signed a lease for 14,508 square feet at the Mortgaged Property which represents 5.2% of net rentable area and approximately 5.5% of underwritten base rent. The rent payable under the JEMB Realty Corp. lease is included in calculations of debt yield, Underwritten NCF, Underwritten NOI, and debt service coverage ratio.

(31)	With respect to Loan No. 1, Project Broadview, historical financial information is not presented as the borrower closed on the acquisition of the six portfolio properties in the second half of 2025.

With respect to Loan No. 2, CityCenter (Aria & Vdara), the historical financial information is based on the financial

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reporting packaged delivered by the MGM Tenant and reflects the operating results of the CityCenter (Aria & Vdara) Mortgaged Property and does not reflect the borrowers’ financial condition. The MGM Tenant’s leasehold interests in the CityCenter (Aria & Vdara) Mortgaged Property are not part of the collateral securing the CityCenter (Aria & Vdara) Whole Loan, and the MGM Tenant is not a borrower under the CityCenter (Aria & Vdara) Whole Loan. The CityCenter (Aria & Vdara) Whole Loan is secured by the borrowers’ leased fee interest in the CityCenter (Aria & Vdara) Mortgaged Property which is subject to the MGM Master Lease and the borrowers’ rights under the MGM Master Lease. The borrowers are entitled to receive only the Master Rent under the MGM Master Lease, and not the underlying look through income of the City Center (Aria & Vdara) Property.

With respect to Loan No. 9, Amazon LAX, historical financial information is not presented as construction at the Amazon LAX Property was completed in 2025. The sole tenant, Amazon.com Services LLC, paid rent and occupied the property since June 1, 2024.

With respect to Loan No. 10, Etude Self Storage Portfolio, 2022 NOI and 2023 NOI information is not available due to the borrower sponsor purchasing the Etude Self Storage Portfolio in November 2025.

With respect to Loan No. 12, Holman Hotel, Fourth and Third Most Recent historical financial information is not available because the Mortgaged Property was built in 2023.

With respect to Loan No. 13, Torrey Heights, historical financial information is not available because the Mortgaged Property finished construction in 2024.
With respect to Loan No. 22, Wildhorse Communities, Fourth Most Recent historical financial information is not available because the borrower sponsor acquired the mortgaged properties in January 2022.

With respect to Loan No. 24, 485 7th Ave & 100 Washington, historical financial information is not available because both properties were acquired in 2025.

With respect to Loan No. 31, Big Sky Communities, Fourth Most Recent historical financial information is not available because the borrower sponsor acquired the mortgaged properties in March 2021.

With respect to Loan No. 32, Penn South Brooklyn Portfolio, historical financials are not presented as the borrower sponsor acquired the 110 South 2nd Street Mortgaged Property in July 2023 and the 175 South 4th Street Mortgaged Property in January 2025. The most recent financials solely reflect the October T-12 for the 110 South 2nd Street Mortgaged Property.

(32)

With respect to Loan No. 2, CityCenter (Aria & Vdara), 26.3% of the underwritten revenue is generated from casino operations and 28.6% of the underwritten revenue is generated from food and beverage operations.

With respect to Loan No. 2, CityCenter (Aria & Vdara), on December 9, 2025, a wholly-owned subsidiary of Realty Income Corporation (the “Investor LP”) and the borrower entered into a perpetual preferred equity agreement whereby the Investor LP contributed $800,000,000 in exchange for 100% of the preferred limited partnership interests in a Delaware limited partnership (the “Partnership”). The general partner of the Partnership and the holder of 100% of the common limited partnership interests in the Partnership are both owned and controlled by the borrower sponsor.

With respect to Loan No. 2, CityCenter (Aria & Vdara), the Mortgaged Property is subject to a triple net master lease by and among the borrowers and MGM Lessee III, LLC (the “MGM Tenant”), a subsidiary of MGM Resort International (“MGM”), dated September 28, 2021 (the “MGM Master Lease”). The MGM Master Lease has an initial term of 30 years expiring in 2051, with three, 10-year renewal options, and MGM controls all operations. The borrowers are entitled to a current MGM Master Lease rent of approximately $232.7 million per annum (the “Master Rent”), which is structured with 2.0% escalations through 2036. Thereafter, the escalation will be the greater of 2.0% or the consumer price index, capped at 3.0% per annum.

With respect to Loan No. 2, CityCenter (Aria & Vdara), unless otherwise indicated, Underwritten NOI DSCR and Underwritten NCF DSCR for the Whole Loan reflect WholeCo (the borrowers, together with MGM Lessee III, LLC (the “MGM Tenant” or the “OpCo”), are collectively referred to as the “WholeCo”) look-through operating results of the CityCenter (Aria & Vdara) Mortgaged Property and have been calculated based on the financial statements provided by the MGM Tenant, which do not reflect the Master Rent payable under the MGM Master Lease. The Senior Loan Cut-off Date LTV Ratio, Maturity Date LTV Ratio, UW NCF DSCR and UW NOI Debt Yield with respect to the Master Rent of approximately $232.7 million are 57.3%, 57.3%, 1.71x and 9.1%, respectively. The CityCenter (Aria & Vdara) Whole Loan Cut-off Date LTV Ratio, Maturity Date LTV Ratio, UW NCF DSCR and UW

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NOI Debt Yield with respect to the Master Lease rent of approximately $232.7 million are 77.5%, 77.5%, 1.26x and 6.8%, respectively.

With respect to Loan No. 2, CityCenter (Aria & Vdara), financials are inclusive of revenue and expenses from the racing and sports book (“RSB”) operations at the Aria Mortgaged Property. The revenue and expenses associated with the RSB operations were transferred to BetMGM (an affiliate of MGM) pursuant to the RSB services agreement. The RSB services agreement and any revenue and expenses derived from the RSB operations at the Aria are not a part of the collateral for the CityCenter (Aria & Vdara) Whole Loan and are excluded from the calculations of earnings before interest, taxes, depreciation, amortization, and rent, and net cash flow. Any revenues or expenses or other amounts from the RSB operations belong to BetMGM. The borrowers will not receive financial reporting from MGM with respect to the RSB operations and any revenues or expenses derived therefrom. The lender will not be entitled to receive any financial reporting or cash flow information from the RSB operations at the Aria property. However, the terms of the MGM Master Lease provide that, upon the expiration or earlier termination of the MGM Master Lease, which may include a termination of the MGM Master Lease by the borrowers following a default by MGM Tenant thereunder, the RSB services agreement is required to be terminated at MGM Tenant’s cost and expense. Upon such termination, subject to compliance with applicable gaming laws, the borrowers may elect to operate or engage a separate operator for the RSB operations and collect all or a portion of the revenues and expenses derived from such RSB operations thereafter.

With respect to Loan No. 3, Northshore Mall, Current Occupancy reflects permanent and temporary tenancy and excludes anchor square footage (except Dick’s House of Sport).

With respect to Loan No. 10, Etude Self Storage Portfolio, the collateral square footage excludes three retail spaces totaling 10,095 SF, an 800 SF rentable office space, and a 1,156 SF apartment space.

With respect to Loan No. 11, Boise Towne Square, the Second Largest Tenant, Kohl’s (collateral) and Sears (non-collateral) boxes are dark. Sears went dark in 2018, and the former Sears parcel was sold to a third-party multifamily developer which has long term plans to redevelop the space as residential. The former Kohl’s space went dark on March 29, 2025. The tenant is still paying rent and has a lease expiration date in January 2032.

With respect to Loan No. 17, Guardian Storage Shadyside, occupancy is based on the August 2025, September 2025 and October 2025 (the October Trailing 3 Period).

With respect to Loan No. 22, Wildhorse Communities, the lender escrowed $53,500 at origination, equal to $50 per pad for five years, in lieu of collecting ongoing capital reserves.

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ANNEX A-2

CERTAIN POOL CHARACTERISTICS OF THE MORTGAGE LOANS
AND MORTGAGED PROPERTIES

(THIS PAGE INTENTIONALLY LEFT BLANK)

OVERVIEW OF MORTGAGE POOL CHARACTERISTICS

Collateral Overview(1)(2)(3)
Initial Pool Balance	$886,862,441
Number of Mortgage Loans	34
Number of Mortgaged Properties	59
Average Cut-off Date Mortgage Loan Balance	$26,084,189
Weighted Average Mortgage Interest Rate	6.34513%
Weighted Average Remaining Term to Maturity / ARD (months)	59
Weighted Average Remaining Amortization Term (months)	325
Weighted Average Cut-off Date LTV Ratio	58.4%
Weighted Average Maturity Date / ARD LTV Ratio	58.0%
Weighted Average Underwritten NCF Debt Service Coverage Ratio	1.96x
Weighted Average Debt Yield on Underwritten NOI	12.8%

Mortgage Loans by Loan Seller
Mortgage Loan Seller	Mortgage Loans	Mortgaged Properties(4)	Aggregate Cut-off Date Balance	% of Initial Pool Balance
GACC	11	16	$359,000,056	40.5%
GSMC	6	23	$180,436,961	20.3%
CREFI	7	8	$112,775,000	12.7%
Barclays	5	6	$100,900,423	11.4%
BMO	3	4	$38,750,000	4.4%
GSMC, CREFI, GACC	1	1	$75,000,000	8.5%
GACC, GSMC	1	1	$20,000,000	2.3%
Total	34	59	$886,862,441	100.0%

Top 10 Mortgage Loans(1)
Property Name	Loan Seller	Cut-off Date Balance	% of Initial Pool Balance	Cut-off Date LTV Ratio(2)	UW NOI Debt Yield	U/W NCF DSCR	Property Type
Project Broadview	GSMC	$80,000,000	9.0%	59.6%	10.9%	1.79x	Various
CityCenter (Aria & Vdara)	GSMC, CREFI, GACC	$75,000,000	8.5%	36.2%	24.8%	4.46x	Hospitality
Northshore Mall	GACC	$75,000,000	8.5%	59.5%	15.6%	2.30x	Retail
1 Willoughby Square	GACC	$75,000,000	8.5%	65.5%	10.6%	1.48x	Office
535 & 545 5th Avenue	GACC	$74,979,839	8.5%	63.2%	9.7%	1.30x	Mixed Use
600 Broadway	CREFI	$58,000,000	6.5%	52.7%	11.4%	1.83x	Mixed Use
Oakbrook Center	GACC	$43,000,000	4.8%	64.9%	13.8%	1.93x	Office
Normandy Center	Barclays	$40,250,000	4.5%	67.4%	10.2%	1.46x	Retail
Amazon LAX	GSMC	$37,766,961	4.3%	53.8%	10.4%	1.85x	Industrial
Etude Self Storage Portfolio	GSMC	$28,200,000	3.2%	65.0%	8.7%	1.36x	Self Storage

Range of Cut-off Date Balances - All Mortgage Loans(1)
						Weighted Averages
Range of Cut-off Date Balances			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR	Cut-off Date LTV Ratio(2)	Maturity Date LTV Ratio(2)
$3,500,000	-	$9,999,999	6	$38,225,000	4.3%	6.4756%	59	1.39x	60.6%	60.6%
$10,000,000	-	$19,999,999	15	$195,005,423	22.0%	6.5143%	59	1.63x	61.3%	60.5%
$20,000,000	-	$29,999,999	4	$94,635,218	10.7%	5.9127%	58	2.03x	56.0%	55.2%
$30,000,000	-	$39,999,999	1	$37,766,961	4.3%	5.5090%	58	1.85x	53.8%	53.8%
$40,000,000	-	$49,999,999	2	$83,250,000	9.4%	6.6966%	56	1.70x	66.1%	66.1%
$50,000,000	-	$59,999,999	1	$58,000,000	6.5%	5.9700%	59	1.83x	52.7%	52.7%
$60,000,000	-	$80,000,000	5	$379,979,839	42.8%	6.4162%	59	2.26x	56.8%	56.6%
Total/Weighted Average			34	$886,862,441	100.0%	6.3451%	59	1.96x	58.4%	58.0%

A-2-1

Range of Mortgage Rates as of the Cut-off Date - All Mortgage Loans(1)
						Weighted Averages
Range of Mortgage Rates as of the Cut-off Date			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR	Cut-off Date LTV Ratio(2)	Maturity Date LTV Ratio(2)
4.9685%	-	5.9999%	7	$238,502,179	26.9%	5.7536%	59	2.00x	54.5%	54.2%
6.0000%	-	6.4999%	14	$315,224,000	35.5%	6.2597%	59	2.42x	54.7%	54.7%
6.5000%	-	6.9999%	10	$228,175,000	25.7%	6.7127%	58	1.56x	65.1%	65.1%
7.0000%	-	7.5130%	3	$104,961,262	11.8%	7.1469%	59	1.39x	63.3%	61.2%
Total/Weighted Average			34	$886,862,441	100.0%	6.3451%	59	1.96x	58.4%	58.0%

Type of Mortgaged Properties - All Mortgage Loans(1)

						Weighted Averages
Property Type	Number of Mortgaged Properties(4)	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Number of NRA/Units/Rooms/Pads	Cut-off Date Balance per # of NRA/Units/Rooms/Pads	Mortgage Rate	Stated Remaining Term (Mos.)	Occupancy	U/W NCF DSCR	Cut-off Date LTV Ratio(2)	Maturity Date LTV Ratio(2)
Retail	10	$208,233,767	23.5%	2,524,318	$82	6.3620%	59	95.1%	1.98x	60.4%	60.0%
Super Regional Mall	2	$98,935,218	11.2%	1,804,099	$55	6.2570%	59	94.5%	2.45x	56.0%	55.3%
Anchored	6	$83,450,000	9.4%	411,634	$203	6.5432%	59	94.9%	1.48x	65.3%	65.3%
Shadow Anchored	1	$13,869,000	1.6%	135,865	$102	6.4710%	59	96.4%	1.85x	62.3%	62.3%
Single Tenant	1	$11,979,549	1.4%	172,720	$69	5.8400%	59	100.0%	1.79x	59.6%	59.6%
Mixed Use	5	$167,244,593	18.9%	1,168,817	$143	6.3549%	59	94.8%	1.63x	58.0%	57.5%
Retail/Office	2	$86,079,839	9.7%	559,843	$154	6.9450%	59	89.8%	1.39x	63.0%	62.1%
Office/Retail	1	$58,000,000	6.5%	88,365	$656	5.9700%	59	100.0%	1.83x	52.7%	52.7%
Lab/Office	1	$20,000,000	2.3%	520,604	$38	4.9683%	59	100.0%	2.11x	50.7%	50.7%
Multifamily / Retail	1	$3,164,754	0.4%	5	$632,951	6.1200%	60	100.0%	1.38x	64.9%	64.9%
Hospitality	6	$139,481,423	15.7%	5,914	$23,585	6.3806%	58	83.3%	3.29x	47.3%	46.2%
Full Service	2	$97,500,000	11.0%	5,476	$17,805	6.1645%	58	89.3%	3.85x	41.9%	41.9%
Limited Service	2	$18,941,687	2.1%	230	$82,355	7.2775%	60	68.9%	1.73x	63.0%	58.0%
Select Service	1	$12,000,000	1.4%	113	$106,195	5.6790%	58	71.4%	2.96x	50.0%	50.0%
Extended Stay	1	$11,039,736	1.2%	95	$116,208	7.5130%	59	68.3%	1.40x	64.9%	60.0%
Office	3	$132,980,121	15.0%	579,084	$230	6.6992%	57	95.1%	1.66x	64.6%	64.6%
Urban	1	$75,000,000	8.5%	280,348	$268	6.7860%	59	95.0%	1.48x	65.5%	65.5%
Suburban	1	$43,000,000	4.8%	243,359	$177	6.8470%	54	93.4%	1.93x	64.9%	64.9%
Medical	1	$14,980,121	1.7%	55,377	$271	5.8400%	59	100.0%	1.79x	59.6%	59.6%
Industrial	6	$100,807,290	11.4%	2,880,944	$35	5.7765%	59	99.7%	1.80x	56.7%	56.7%
Warehouse/Distribution	4	$77,164,680	8.7%	2,538,826	$30	5.6780%	59	99.7%	1.82x	56.8%	56.8%
R&D	1	$13,642,610	1.5%	138,887	$98	5.8400%	59	100.0%	1.79x	59.6%	59.6%
Flex	1	$10,000,000	1.1%	203,231	$49	6.4500%	59	100.0%	1.68x	52.2%	52.2%
Multifamily	8	$62,210,246	7.0%	349	$178,253	6.4569%	59	94.3%	1.35x	65.6%	65.6%
Mid Rise	3	$28,750,000	3.2%	81	$354,938	6.3114%	59	96.0%	1.30x	65.3%	65.3%
Garden	2	$18,585,246	2.1%	166	$111,959	6.6443%	59	92.1%	1.43x	66.0%	66.0%
Student Housing	1	$8,075,000	0.9%	94	$85,904	6.9300%	60	88.3%	1.42x	64.6%	64.6%
Low Rise	2	$6,800,000	0.8%	8	$850,000	5.9985%	59	100.0%	1.32x	67.3%	67.3%
Self Storage	14	$47,370,000	5.3%	918,831	$52	6.1213%	58	84.4%	1.37x	60.7%	60.7%
Self Storage	14	$47,370,000	5.3%	918,831	$52	6.1213%	58	84.4%	1.37x	60.7%	60.7%
Manufactured Housing	7	$28,535,000	3.2%	745	$38,302	6.4787%	59	80.2%	1.48x	56.7%	56.7%
Manufactured Housing	7	$28,535,000	3.2%	745	$38,302	6.4787%	59	80.2%	1.48x	56.7%	56.7%
Total/Weighted Average	59	$886,862,441	100.0%			6.3451%	59	92.6%	1.96x	58.4%	58.0%

Mortgaged Properties by State and/or Location - All Mortgage Loans(1)(5)

				Weighted Averages
State/Location	Number of Mortgaged Properties(4)	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR	Cut-off Date LTV Ratio(2)	Maturity Date LTV Ratio(2)
New York	12	$256,009,960	28.9%	6.5537%	59	1.52x	61.8%	61.5%
California	5	$92,509,571	10.4%	5.6217%	59	1.90x	54.7%	54.7%
Southern	3	$67,766,961	7.6%	5.4883%	58	1.90x	52.6%	52.6%
Northern	2	$24,742,610	2.8%	5.9871%	59	1.90x	60.4%	60.4%
Massachusetts	2	$85,000,000	9.6%	6.4388%	59	2.27x	59.7%	59.1%
Nevada	1	$75,000,000	8.5%	6.0788%	58	4.46x	36.2%	36.2%
Florida	4	$59,871,453	6.8%	6.7131%	55	1.82x	63.7%	63.7%
Maryland	2	$48,325,000	5.4%	6.6018%	59	1.45x	66.9%	66.9%
Other	33	$270,146,456	30.5%	6.3122%	59	1.73x	59.3%	58.7%
Total/Weighted Average	59	$886,862,441	100.0%	6.3451%	59	1.96x	58.4%	58.0%

A-2-2

Range of LTV Ratios as of the Cut-off Date - All Mortgage Loans(1)(2)

						Weighted Averages
Range of LTV Ratios as of the Cut-off Date			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR	Cut-off Date LTV Ratio(2)	Maturity Date LTV Ratio(2)
36.2%	-	39.9%	1	$75,000,000	8.5%	6.0788%	58	4.46x	36.2%	36.2%
40.0%	-	49.9%	1	$23,935,218	2.7%	5.9500%	57	2.94x	45.0%	42.1%
50.0%	-	59.9%	12	$344,971,961	38.9%	5.9777%	59	1.92x	55.9%	55.9%
60.0%	-	69.5%	20	$442,955,262	49.9%	6.6977%	59	1.52x	64.7%	64.2%
Total/Weighted Average			34	$886,862,441	100.0%	6.3451%	59	1.96x	58.4%	58.0%

Range of LTV Ratios as of Maturity Dates - All Mortgage Loans(1)(2)

						Weighted Averages
Range of LTV Ratios as of the Maturity Date			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR	Cut-off Date LTV Ratio(2)	Maturity Date LTV Ratio(2)
36.2%	-	39.9%	1	$75,000,000	8.5%	6.0788%	58	4.46x	36.2%	36.2%
40.0%	-	49.9%	1	$23,935,218	2.7%	5.9500%	57	2.94x	45.0%	42.1%
50.0%	-	59.9%	13	$354,971,961	40.0%	6.0084%	59	1.92x	56.1%	56.0%
60.0%	-	69.5%	19	$432,955,262	48.8%	6.6892%	59	1.51x	64.8%	64.4%
Total/Weighted Average			34	$886,862,441	100.0%	6.3451%	59	1.96x	58.4%	58.0%

Range of Debt Service Coverage Ratios as of the Cut-off Date - All Mortgage Loans(1)

						Weighted Averages
Range of Debt Service Coverage Ratios			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR	Cut-off Date LTV Ratio(2)	Maturity Date LTV Ratio(2)
1.29x	-	1.49x	17	$361,541,262	40.8%	6.6815%	59	1.38x	63.9%	63.4%
1.50x	-	1.99x	10	$298,285,961	33.6%	6.1351%	58	1.81x	58.6%	58.6%
2.00x	-	2.49x	4	$116,100,000	13.1%	6.1596%	59	2.22x	58.3%	57.9%
2.50x	-	4.46x	3	$110,935,218	12.5%	6.0078%	58	3.97x	39.6%	39.0%
Total/Weighted Average			34	$886,862,441	100.0%	6.3451%	59	1.96x	58.4%	58.0%

Range of Original Terms to Maturity in Months - All Mortgage Loans(1)

						Weighted Averages
Range of Original Terms to Maturity			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR	Cut-off Date LTV Ratio(2)	Maturity Date LTV Ratio(2)
60	-	60	34	$886,862,441	100.0%	6.3451%	59	1.96x	58.4%	58.0%
Total/Weighted Average			34	$886,862,441	100.0%	6.3451%	59	1.96x	58.4%	58.0%

Range of Remaining Terms to Maturity in Months - All Mortgage Loans(1)

						Weighted Averages
Range of Remaining Terms to Maturity			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR	Cut-off Date LTV Ratio(2)	Maturity Date LTV Ratio(2)
54	-	59	27	$823,437,441	92.8%	6.3324%	58	1.99x	58.0%	57.7%
60	-	60	7	$63,425,000	7.2%	6.5107%	60	1.64x	63.0%	62.2%
Total/Weighted Average			34	$886,862,441	100.0%	6.3451%	59	1.96x	58.4%	58.0%

A-2-3

Range of U/W NOI Debt Yields as of the Cut-off Date - All Mortgage Loans(1)

						Weighted Averages
Range of NOI Debt Yields as of the Cut-off Date			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR	Cut-off Date LTV Ratio(2)	Maturity Date LTV Ratio(2)
8.0%	-	9.9%	13	$218,234,839	24.6%	6.5872%	59	1.33x	62.6%	62.3%
10.0%	-	11.9%	11	$362,241,961	40.8%	6.1508%	59	1.70x	59.7%	59.7%
12.0%	-	13.9%	5	$110,450,423	12.5%	6.7712%	57	1.81x	63.4%	62.5%
14.0%	-	17.9%	1	$75,000,000	8.5%	6.3550%	59	2.30x	59.5%	59.5%
18.0%	-	19.9%	2	$22,000,000	2.5%	6.3099%	59	2.53x	55.1%	52.9%
20.0%	-	24.8%	2	$98,935,218	11.2%	6.0476%	58	4.09x	38.3%	37.6%
Total/Weighted Average			34	$886,862,441	100.0%	6.3451%	59	1.96x	58.4%	58.0%

Amortization Type - All Mortgage Loans(1)

				Weighted Averages
Amortization Type	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR	Cut-off Date LTV Ratio(2)	Maturity Date LTV Ratio(2)
Interest Only	29	$737,965,961	83.2%	6.2812%	59	2.01x	58.3%	58.3%
Amortizing Balloon	4	$128,896,480	14.5%	6.9246%	59	1.68x	59.9%	57.7%
Interest Only - ARD	1	$20,000,000	2.3%	4.9683%	59	2.11x	50.7%	50.7%
Total/Weighted Average	34	$886,862,441	100.0%	6.3451%	59	1.96x	58.4%	58.0%

Footnotes

(1)	The U/W NCF DSCR, Cut-off Date LTV Ratio, Maturity Date LTV Ratio, Underwritten NOI Debt Yield and Cut-off Date Balance per # of NRA/Units/Rooms/Pads calculations include any related pari passu companion loan(s) and exclude any related subordinate companion loan(s) and/or mezzanine loan(s).

(2)	With respect to five mortgage loans comprising 19 mortgaged properties (12.9%), the Cut-off Date LTV Ratio and Maturity Date or LTV Ratio have been calculated using a value other than the “As Is” appraised value. For additional information please see the footnotes to Annex A-1 in the Preliminary Prospectus.

(3)	With respect to Weighted Average Remaining Amortization Term (months) Loan No. 5 (535 & 545 Fifth Avenue) is excluded from such calculation as it is subject to a fixed amortization schedule.

(4)	Reflects the allocated loan amount for properties securing multi-property Mortgage Loans.

(5)	Northern California properties have a zip code greater than 93600. Southern California properties have a zip code less than or equal to 93600.

A-2-4

ANNEX A-3

DESCRIPTION OF TOP FIFTEEN MORTGAGE LOANS AND ADDITIONAL MORTGAGE LOAN
INFORMATION

(THIS PAGE INTENTIONALLY LEFT BLANK)

Various – Various Various Various, Various	Collateral Asset Summary – Loan No. 1 Project Broadview	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$80,000,000 59.6% 1.79x 10.9%

A-3-1

Various – Various Various Various, Various	Collateral Asset Summary – Loan No. 1 Project Broadview	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$80,000,000 59.6% 1.79x 10.9%

A-3-2

Various – Various Various Various, Various	Collateral Asset Summary – Loan No. 1 Project Broadview	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$80,000,000 59.6% 1.79x 10.9%
Mortgage Loan Information		Properties Information
Loan Seller:	GSMC	Single Asset / Portfolio(6):	Portfolio
Loan Purpose:	Recapitalization	Properties Type – Subtype:	Various – Various
Borrower Sponsor(s)(1):	NH Net REIT Operating Partnership LP	Collateral:	Fee
Borrower(s)(2):	Various	Location(6):	Various, Various
Original Balance(3):	$80,000,000	Year Built / Renovated(6):	Various / Various
Cut-off Date Balance(3):	$80,000,000	Property Management:	Cushman & Wakefield U.S., Inc.
% by Initial UPB:	9.0%	Size:	2,202,082 SF
Interest Rate:	5.84000%	Appraised Value / Per SF:	$301,000,000 / $137
Note Date:	December 16, 2025	Appraisal Date(7):	Various
Original Term:	60 months	Occupancy:	99.9% (as of January 6, 2026)
Amortization:	Interest Only	UW Economic Occupancy:	96.9%
Original Amortization:	NAP	Underwritten NOI:	$19,548,959
Interest Only Period:	60 months	Underwritten NCF:	$19,007,726
First Payment Date:	February 6, 2026
Maturity Date:	January 6, 2031	Historical NOI
Additional Debt Type(3):	Pari Passu	Most Recent NOI(8):	NAV
Additional Debt Balance(3):	$99,437,800	2024 NOI(8):	NAV
Call Protection(4):	L(25),D(28),O(7)	2023 NOI(8):	NAV
Lockbox / Cash Management:	Hard / Springing	2022 NOI(8):	NAV

Reserves(5)				Financial Information(3)
	Initial	Monthly	Cap	Cut-off Date Loan / SF:	$81
Taxes:	$0	Springing	NAP	Maturity Date Loan / SF:	$81
Insurance:	$0	Springing	NAP	Cut-off Date LTV:	59.6%
TI/LC:	$0	Springing	$2,202,082	Maturity Date LTV:	59.6%
Capital Expenditures:	$0	Springing	$376,238	UW NOI DY:	10.9%
Unfunded Obligations:	$277,774	$0	NAP	UW NCF DSCR:	1.79x

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan(3)	$179,437,800	59.5%	Purchase Price(9)	$299,063,000	99.1%
Sponsor Equity	122,315,831	40.5	Closing Costs	2,412,857	0.8
			Upfront Reserves	277,774	0.1
Total Sources	$301,753,631	100.0%	Total Uses	$301,753,631	100.0%
(1)	The borrower sponsor and non-recourse carveout guarantor is also the borrower sponsor and non-recourse carveout guarantor of the Amazon LAX Mortgage Loan.
(2)	See “The Borrowers and the Borrower Sponsor” below.
(3)	The Project Broadview Mortgage Loan (as defined below) is part of the Project Broadview Whole Loan (as defined below), which is comprised of 4 pari passu promissory notes with an aggregate original principal balance of $179,437,800. Financial Information presented above is based on the Project Broadview Whole Loan.
(4)	The defeasance lockout period will be at least 25 payment dates beginning with and including the first payment date on February 6, 2026. Defeasance of the Project Broadview Whole Loan is permitted after the first payment date following the earlier to occur of (i) two years from the closing date of the securitization that includes the last pari passu note to be securitized and (ii) December 16, 2028. The assumed lockout period of 25 payments is based on the closing date of the Benchmark 2026-V20 securitization trust in February 2026. The actual lockout period may be longer.
(5)	See “Initial and Ongoing Reserves” below.
(6)	See “Portfolio Summary” below.
(7)	See “Appraisals” below.
(8)	Historical NOI information is not available due to the borrower sponsor purchasing the Project Broadview Properties (as defined below) during the second half of 2025.
(9)	The borrower sponsor acquired the Project Broadview Properties during the second half of 2025 on an all-cash basis.

The Loan. The largest mortgage loan (the “Project Broadview Mortgage Loan”) is part of a whole loan (the “Project Broadview Whole Loan”) evidenced by 4 pari passu promissory notes with an aggregate outstanding principal balance as of the Cut-off Date of $179,437,800. The Project Broadview Whole Loan is secured by first lien deeds of trust on the borrowers’ fee interests in a 2,202,082 SF, portfolio consisting of six properties (each, a “Project Broadview Property” and collectively, the “Project Broadview Properties” or the “Project Broadview Portfolio”) located across six states. The Project Broadview Whole Loan was originated by Goldman Sachs Bank USA (“GSBI”) on December 16, 2025, has a 5-year interest-only term and accrues interest at a rate of 5.84000% per annum on an Actual/360 basis. The Project Broadview Whole Loan had an original term of 60 months and has a remaining term of 59 months as of the Cut-off Date. The scheduled maturity date of the Project Broadview Whole Loan is the payment date in January 2031. The Project

A-3-3

Various – Various Various Various, Various	Collateral Asset Summary – Loan No. 1 Project Broadview	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$80,000,000 59.6% 1.79x 10.9%

Broadview Mortgage Loan is evidenced by the controlling Note A-1 with an outstanding principal balance as of the Cut-off Date of $80,000,000.

The table below identifies the promissory notes that comprise the Project Broadview Whole Loan. The relationship between the holders of the Project Broadview Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” in the prospectus. The Project Broadview Whole Loan will be serviced under the pooling and servicing agreement for the Benchmark 2026-V20 securitization trust. See “The Pooling and Servicing Agreement” in the prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$80,000,000	$80,000,000	Benchmark 2026-V20	Yes
A-2(1)	$50,000,000	$50,000,000	GSBI	No
A-3(1)	$30,000,000	$30,000,000	GSBI	No
A-4(1)	$19,437,800	$19,437,800	GSBI	No
Whole Loan	$179,437,800	$179,437,800
(1)	Expected to be contributed to one or more future securitization(s).

The Properties. The Project Broadview Portfolio is comprised of six properties totaling 2,202,082 SF, located across six states. The Project Broadview Properties are comprised of four industrial properties (89.6% of total SF), one retail property (7.8% of total SF) and one medical office property (2.5% of total SF). Approximately 83.1% of the Project Broadway Portfolio underwritten base rent is attributed to investment grade tenants, and 75.5% of the underwritten base rent rolls after the Project Broadview Whole Loan matures. As of January 6, 2026, the Project Broadview Portfolio was 99.9% occupied. The borrower sponsor purchased the Project Broadview Properties in the second half of 2025 for $299,063,000 ($136 PSF).

The following table presents certain information relating to the Project Broadview Properties:

Portfolio Summary
Property(1)	City, State	Property Type	Year Built / Renovated	Net Rentable Area (SF)(2)	Occupancy %(2)	Allocated Whole Loan Amount	% of Allocated Whole Loan Amount	Appraised Value	UW NCF(2)	% of UW NCF(2)
General Mills	Social Circle, GA	Industrial	2010 / NAP	1,512,552	100.0%	$45,000,000	25.1%	$75,300,000	$4,139,606	21.8%
NYU Langone	New York, NY	Office	2016 / NAP	55,377	100.0%	$33,600,000	18.7%	$56,400,000	$4,002,597	21.1%
UL Solutions	Fremont, CA	Industrial	1983 / NAP	138,887	100.0%	$30,600,000	17.1%	$51,000,000	$3,569,690	18.8%
Bass Pro Shops	Triadelphia, WV	Retail	2004 / 2025	172,720	100.0%	$26,869,800	15.0%	$46,000,000	$2,758,517	14.5%
Commodore Bay	Seattle, WA	Industrial	1974 / 2023	91,546	97.4%	$21,900,000	12.2%	$36,500,000	$2,565,275	13.5%
Huntington Ingalls	Hampton, VA	Industrial	2022 / NAP	231,000	100.0%	$21,468,000	12.0%	$35,800,000	$1,972,041	10.4%
(1)	Certain properties listed above may be comprised of multiple addresses or locations but are treated as a single property for appraisal and loan underwriting purposes.
(2)	Based on the underwritten rent roll as of January 6, 2026.

General Mills Property - Located at 1871 Willow Springs Church Road, Social Circle, Georgia, the property (the “General Mills Property”) is a 1,512,552 SF industrial warehouse/distribution center which is 100% leased to General Mills (Moody’s / S&P / Fitch: Baa2 / BBB / NR) on a NNN basis through May 2030, with one, five-year renewal option remaining. The General Mills Property was a built-to-suit for General Mills in 2010 with clear heights of 32 feet, rail spur access, 147 dock high overhead doors, and 393 surface parking spaces, resulting in a parking ratio of 0.26 spaces per 1,000 SF. The borrower sponsor purchased the General Mills Property for $75.0 million ($50 PSF) in July 2025.

NYU Langone Property - Located at 175 Delancey Street, New York, New York, the property (the “NYU Langone Property”) is a 55,377 SF medical office that is 100% leased to NYU Langone (Moody’s / S&P: A1 / A+) on a NN basis through January 2034, with one, five-year renewal option. Built in 2016 as part of the Essex Crossing development, the collateral is one of six different condominium units in the building and spans three floors. The remainder of the building comprises a 15-story, 100 one-bedroom affordable senior housing component, ground floor retail and a senior center. The NYU Langone Property includes 5 operating rooms, medical laboratories,

A-3-4

Various – Various Various Various, Various	Collateral Asset Summary – Loan No. 1 Project Broadview	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$80,000,000 59.6% 1.79x 10.9%

physician offices, exam rooms, recovery rooms and a reception area. The borrower sponsor acquired the NYU Langone Property in December 2025 for $56.0 million ($1,011 PSF).

UL Solutions Property - Located at 47173 Benicia Street, 47266 Benicia Street and 843 Auburn Court, Fremont, California, the property (the “UL Solutions Property”) is a 138,887 SF industrial R&D facility that is 100% leased to UL Solutions (Moody’s / S&P / Fitch: Baa3 / BBB / BBB+) on a NNN basis through March 2035, with two, five-year renewal options. Built in 1983, the UL Solutions Property features 23’-25’ clear heights, and 475 parking spaces, resulting in a parking ratio of approximately 3.4 spaces per 1,000 SF. UL Solutions has occupied two of the buildings for approximately 30 years and expanded into the third in 2014. The borrower sponsor purchased the UL Solutions Property for $51.0 million ($367 PSF) in September 2025.

Bass Pro Shops Property - Located at 1 Cabela Drive, Triadelphia, West Virginia, the property (the “Bass Pro Shops Property”) is a 172,720 SF retail center that is 100% leased to Bass Pro Shops on an absolute NNN basis through May 2044. Built in 2004, the Bass Pro Shops Property was originally occupied by Cabela’s before Cabela’s was acquired by Bass Pro Shops in 2017 and the store was rebranded. The build-out includes a taxidermy display area, a small arcade area and confectionary shop, a central mountain diorama that features a koi pond and a tunnel-like aquarium offering floor to ceiling glass. The borrower sponsor acquired the Bass Pro Shops Property in December 2025 for $44.8 million ($259 PSF).

Commodore Bay - Located at 2500-2501 West Commodore Way, Seattle, Washington, the property (the “Commodore Bay Property”) is a 91,546 SF industrial warehouse/distribution facility that is leased to King County (Moody’s / S&P / Fitch: Aaa / AAA / AAA) and WorldPac, Inc. (“WorldPac”) on a NNN basis through May 2043 and November 2027, respectively. King County contributes 84.3% of total rental income at the Commodore Bay Property while WorldPac represents 15.7%. Built in 1974 and renovated in 2023, the Commodore Bay Property is used as a dispatch office, training center, and vehicle service hub for King County. The borrower sponsor purchased the Commodore Bay Property for $36.5 million ($399 PSF) in 2025.

Huntington Ingalls Property - Located at 350-360 Salters Creek Road, Hampton, Virginia, the property (the “Huntington Ingalls Property”) is a 231,000 SF industrial warehouse/distribution facility that is 100% leased to Huntington Ingalls Industries (Moody’s / S&P / Fitch: Baa3 / BBB- / BBB) on a NNN basis through March 2033. Built in 2022, the Huntington Ingalls Property has clear heights of 32 feet and serves as a critical warehouse and distribution facility given its proximity to multiple military bases. The borrower sponsor purchased the Huntington Ingalls Property for $35.8 million ($155 PSF) in September 2025.

The following table presents certain information relating to the tenants at the Project Broadview Properties:

Tenant Summary(1)
Tenant Name	Credit Rating (Moody's/S&P/ Fitch)(2)	Net Rentable Area (SF)	% of Total NRA	U/W Base Rent	% of Total UW Base Rent	U/W Base Rent PSF	Lease Exp. Date	Renewal Option	Termination Option (Y/N)
Top Tenants
NYU Langone	A1/A+/NR	55,377	2.5%	$4,652,776	22.7%	$84.02	1/31/2034	1 x 5 yr	N
General Mills	Baa2/BBB/NR	1,512,552	68.7%	$4,629,453	22.6%	$3.06	5/31/2030	1 x 5 yr	N
UL Solutions	Baa3/BBB/BBB+	138,887	6.3%	$3,570,701	17.4%	$25.71	3/31/2035	2 x 5 yr	N
Bass Pro Shops	NR/NR/NR	172,720	7.8%	$3,070,114	15.0%	$17.78	5/31/2044	6 x 5 yr	N
King County(3)	Aaa/AAA/AAA	68,972	3.1%	$2,132,444	10.4%	$30.92	5/31/2043	2 x 5 yr	Y
Huntington Ingalls Industries	Baa3/BBB-/BBB	231,000	10.5%	$2,040,533	10.0%	$8.83	3/31/2033	2 x 5 yr	N
WorldPac, Inc.	NR/NR/NR	20,165	0.9%	$397,178	1.9%	$19.70	11/30/2027	1 x 5 yr	N
Total Tenants		2,199,673	99.9%	$20,493,199	100.0%	$9.32

Vacant Space		2,409	0.1%
Total/Wtd. Avg.		2,202,082	100.0%
(1)	Based on the underwritten rent roll dated January 6, 2026.
(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.
(3)	King County has the right to terminate its lease on May 31, 2039, with 12 months’ notice.

A-3-5

Various – Various Various Various, Various	Collateral Asset Summary – Loan No. 1 Project Broadview	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$80,000,000 59.6% 1.79x 10.9%

The following table presents certain information relating to the lease rollover schedule at the Project Broadview Properties, based on initial lease expiration dates:

Lease Rollover Schedule(1)
Year	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Number of Leases Expiring
2026 & MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2027	20,165	0.9%	0.9%	$397,178	1.9%	$19.70	1
2028	0	0.0%	0.9%	$0	0.0%	$0.00	0
2029	0	0.0%	0.9%	$0	0.0%	$0.00	0
2030	1,512,552	68.7%	69.6%	$4,629,453	22.6%	$3.06	1
2031	0	0.0%	69.6%	$0	0.0%	$0.00	0
2032	0	0.0%	69.6%	$0	0.0%	$0.00	0
2033	231,000	10.5%	80.1%	$2,040,533	10.0%	$8.83	1
2034	55,377	2.5%	82.6%	$4,652,776	22.7%	$84.02	1
2035	138,887	6.3%	88.9%	$3,570,701	17.4%	$25.71	1
2036 & Thereafter	241,692	11.0%	99.9%	$5,202,558	25.4%	$21.53	2
Vacant	2,409	0.1%	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	2,202,082	100.0%	100.0%	$20,493,199	100.0%	$9.32	7
(1)	Based on the underwritten rent roll as of January 6, 2026.

A-3-6

Various – Various Various Various, Various	Collateral Asset Summary – Loan No. 1 Project Broadview	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$80,000,000 59.6% 1.79x 10.9%

The following table presents certain information relating to the Underwritten Net Cash Flow at the Project Broadview Properties:

Cash Flow Analysis
	UW(1)	UW Per SF
Potential Rent	$20,578,534	$9.35
Credit Tenant Rent Steps	590,138	$0.27
Commercial Reimbursements	3,606,559	$1.64
Vacancy	(771,310)	($0.35)
Gross Potential Income	$24,003,921	$10.90
Effective Gross Income	$24,003,921	$10.90

Management Fee	$720,118	$0.33
Insurance	452,906	$0.21
Real Estate Taxes	2,414,877	$1.10
Other Expenses	867,061	$0.39
Total Expenses	$4,454,962	$2.02

Net Operating Income	$19,548,959	$8.88
Replacement Reserves	188,119	$0.09
Tenant Improvements	176,557	$0.08
Leasing Commissions	176,557	$0.08
Net Cash Flow	$19,007,726	$8.63

Occupancy(2)	96.9%
NOI Debt Yield(3)	10.9%
NCF DSCR(3)	1.79x
(1)	UW Potential Rent, including vacant space at market rent, was based on the January 6, 2026 rent roll, including rent steps through February 1, 2027. Credit Tenant Rent Steps represent straight-line average of rent steps for investment grade tenants. Commercial Reimbursements were based on the budget adjusted for management fee. Vacancy was underwritten to 3.0% of Gross Potential Income. Operating expenses were based on the budget, with the exception of insurance, which was based on the actual insurance premiums. Management Fee was based on 3.0% of Effective Gross Income.
(2)	The Project Broadview Portfolio had a 99.9% physical occupancy and an 96.9% economic occupancy as of January 6, 2026.
(3)	Debt service coverage ratios and debt yields are based on the Project Broadview Whole Loan.

Appraisals. According to the appraisals as of various dates between November 21, 2025, and November 26, 2025, the Project Broadview Properties had an as-is appraised value of $301,000,000.

Appraisal Valuation Summary(1)
Property	As Is Value	Capitalization Rate
General Mills	$75,300,000	6.00%
NYU Langone	$56,400,000	6.25%
UL Solutions	$51,000,000	6.75%
Bass Pro Shops	$46,000,000	6.50%
Commodore Bay	$36,500,000	6.00%
Huntington Ingalls	$35,800,000	5.50%
Total / Wtd. Average	$301,000,000	6.19%
(1)	Source: Appraisals.

Environmental Matters. According to the Phase I environmental site assessments with various dates in December 2025, there was no evidence of any recognized environmental conditions at the Project Broadview Properties.

The Market. The Project Broadview Properties are located across six states: Georgia (21.8% of UW NCF), New York (21.1% of UW NCF), California (18.8% of UW NCF), West Virginia (14.5% of UW NCF), Washington (13.5% of UW NCF) and Virginia (10.4% of UW NCF).

A-3-7

Various – Various Various Various, Various	Collateral Asset Summary – Loan No. 1 Project Broadview	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$80,000,000 59.6% 1.79x 10.9%

The following table presents market information related to the Project Broadview Properties:

Market Summary(1)
Property	Property Type	Submarket	Inventory	Completions	Occupancy	Asking Rent/SF	Net Absorption
General Mills	Industrial	South Walton County	10,224,240	1,018,902	89.6%	$8.13	4,580
NYU Langone	Office	Manhattan	10,047,243	NAV	88.7%	$47.78	41,238
UL Solutions	Industrial	Fremont	17,777,629	0	87.0%	$22.56	(78,424)
Bass Pro Shops	Retail	Wheeling – WV	8,554,673	0	98.7%	$12.25	(5,172)
Commodore Bay	Industrial	Seattle – Close-in	49,538,086	NAV	90.9%	$20.64	75,530
Huntington Ingalls	Industrial	Copeland	9,143,427	230,874	88.6%	$9.03	136,035
(1)	Source: Appraisals. Market information as of the third quarter of 2025.

The following table presents demographic information related to the Project Broadview Properties:

Demographic Summary(1)
Property	2024 Population 5-mile radius	2024 Households 5-mile radius	2024 Average Household Income 5-mile radius
General Mills	12,144	4,361	$105,274
NYU Langone(2)	80,926	37,422	$96,848
UL Solutions	185,106	58,201	$222,785
Bass Pro Shop	20,253	9,096	$96,034
Commodore Bay	453,428	228,742	$191,287
Huntington Ingalls	164,871	70,757	$81,130
(1)	Source: Appraisals.
(2)	Data represents the New York zip code 10002.

The Borrowers and the Borrower Sponsor. The borrowers are NHNR Hold Co 22, LLC, NHNR Hold Co 24, LLC, NHNR Hold Co 25, LLC, NHNR Hold Co 27, LLC, NHNR Hold Co 29, LLC and NHNR Hold Co 31, LLC each a Delaware limited liability company and a single purpose entity having at least two independent directors in its organizational structure. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the Project Broadview Whole Loan.

The borrower sponsor and guarantor is NH Net REIT Operating Partnership LP (“NH NetREIT”), a subsidiary of Morgan Stanley Investment Management (“Morgan Stanley”). NH NetREIT is an externally managed real estate investment trust (“REIT”) focused on acquiring net lease investment properties. It owns and operates a broad portfolio across 45 states. NH NetREIT is a subsidiary of Morgan Stanley, which has helped raise more than $800 million for the REIT since being launched in April 2024. As of April 2025, Morgan Stanley has raised approximately $800 million from the sale of the REIT’s shares to investors, just a year after its initial sale. NH NetREIT’s objective is to build a diversified portfolio of high-quality commercial real estate assets, primarily those with long-term net leases to tenants for whom the properties are essential to their business operations. The company primarily targets industrial, healthcare, and retail assets, with a specific focus on industrial properties such as manufacturing, warehouse, distribution, and research and development facilities located in strategic areas.

The borrower sponsor and non-recourse carveout guarantor is also the borrower sponsor and non-recourse carveout guarantor of the Amazon LAX Mortgage Loan.

Property Management. The Project Broadview Properties are managed by Cushman & Wakefield U.S., Inc. (“Cushman & Wakefield”). Founded over 100 years ago, Cushman & Wakefield is a full-service global commercial real estate company with over 52,000 employees, 400 offices worldwide, and $9.4 billion in revenue in 2024. The company manages a 700 million SF portfolio across the Americas.

Initial and Ongoing Reserves. At loan origination, the borrowers deposited approximately $277,774 into an unfunded obligations reserve in connection with an outstanding tenant improvement allowance pursuant to the lease with the tenant UL LLC. Such funds were to be remitted to the borrowers in connection with use of the tenant improvement allowance pursuant to the lease or by January 1, 2026.

Tax Reserve – On the first payment date following the commencement of a Trigger Period (as defined below) the borrowers are required to deposit into a property tax reserve an amount equal to 1/12th of the property taxes for the Project Broadview Properties that the lender reasonably estimates will be payable during the next ensuing 12 months. On each subsequent payment date during a Trigger Period, the borrowers are required to deposit into a property tax reserve an amount equal to 1/12th of the property taxes for the Project Broadview Properties that the lender reasonably estimates will be payable during the next ensuing 12 months.

A-3-8

Various – Various Various Various, Various	Collateral Asset Summary – Loan No. 1 Project Broadview	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$80,000,000 59.6% 1.79x 10.9%

Insurance Reserve – On the first payment date following the commencement of a Trigger Period, the borrowers are required to deposit into an insurance reserve an amount equal to 1/12th of the insurance premiums that the lender reasonably estimates will be payable during the next ensuing 12 months. On each subsequent payment date during a Trigger Period, the borrowers are required to deposit into an insurance reserve an amount equal to 1/12th of the insurance premiums for the Project Broadview Properties that the lender reasonably estimates will be payable during the next ensuing 12 months. However, if no event of default is continuing, if the borrowers maintain the policies required by Project Broadview Whole Loan documents under an acceptable blanket policy pursuant to the terms of the Project Broadview Whole Loan documents, and the borrowers provide evidence reasonably satisfactory to the lender that the applicable premiums on such blanket policy have been timely paid at least 10 days prior to the date such payment would be due, deposits of amounts with respect to the cost of premiums of the policies into the insurance reserve will be suspended to the extent that such amounts relate to such acceptable blanket policy.

Capital Expenditures Reserve – On each payment date during a Trigger Period, if and to the extent the amount contained therein is less than $376,238 (the “Capital Expenditure Threshold Amount”), the borrowers are required to remit to the lender, for deposit into the capital expenditure account, $15,676.58 on each monthly payment date, in accordance with the terms and conditions set forth in the Project Broadview Whole Loan documents. Provided that no event of default is continuing, the funds deposited into the capital expenditure account will be disbursed to the borrowers in accordance with the terms and conditions set forth in the Project Broadview Whole Loan documents.

TI/LC Reserve – On each payment date during a Trigger Period, if and to the extent the amount contained therein (excluding amounts deposited therein in respect of lease termination proceeds) is less than $2,202,082 (the “TI/LC Threshold Amount”), the borrowers are required to remit to the lender, for deposit into the TI/LC account, $91,753.42 on each monthly payment date. Provided that no event of default exists, the TI/LC funds deposited into the TI/LC account will be disbursed to the borrowers in accordance with the terms and conditions set forth in the Project Broadview Whole Loan documents. Any termination proceeds received are also required to be deposited in the TI/LC account.

Lockbox / Cash Management. The Project Broadview Whole Loan is structured with a hard lockbox and springing cash management. On or prior to the origination of the Project Broadview Whole Loan, the borrowers were required to establish and maintain an account with the lockbox bank in the name of the representative borrower set forth in the Project Broadview Whole Loan documents into which all income from the Project Broadview Properties are required to be deposited. At the end of each business day the lockbox bank is required to remit all amounts contained in the lockbox account directly into an account specified by the lender. Within five business days of the origination of the Project Broadview Whole Loan, the borrowers were required to deliver notice to each tenant instructing that (i) all payments under its lease are required to be remitted directly to, and deposited directly into, the lockbox account, and (ii) such instruction may not be rescinded unless and until the tenant receives from the borrowers or the lender a copy of the lender’s written consent to such rescission. So long as no Trigger Period or event of default is continuing, the lender will specify the account for such remittance by the lockbox bank to be the borrowers’ operating account, and during the continuance of a Trigger Period or event of default the lender will specify the lender’s cash management account for such remittance by the lockbox bank. Funds in the cash management account are required to be applied to debt service, the reserves and escrows described above, an amount equal to one month of budgeted operating expenses to the operating account, and, after the application of such funds in accordance with the Project Broadview Whole Loan documents, any remaining funds are required to be deposited into an excess cash flow reserve account as additional collateral for the Project Broadview Whole Loan, or, if no Trigger Period is continuing, disbursed to the borrowers.

A “Trigger Period” means each period that commences when (i) there is an event of default by the borrowers under a Major Lease (as defined below) beyond any applicable grace or cure period, unless and until such event of default has been cured and the tenant pursuant to such Major Lease has accepted such cure such that the lease remains in full force and effect, (ii) a bankruptcy or insolvency of a Major Tenant (as defined below) (or, if such Major Tenant’s lease is guaranteed by a guarantor, a bankruptcy or insolvency of such Major Tenant’s guarantor) occurs, (iii) there is an early termination, cancellation or surrender by a Major Tenant or delivery of notice of termination, cancellation or surrender by a Major Tenant, until such time as 50% of the applicable space leased by such Major Tenant is leased to a replacement tenant pursuant to a lease entered into accordance with the Project Broadview Whole Loan documents, (iv) (x) a Major Tenant “goes dark”, vacates or ceases to occupy the Project Broadview Portfolio Properties or discontinues its operations at the Project Broadview Portfolio Properties for more than 120 consecutive days or 180 days in any 12-month period (excluding temporary vacancies for the purpose of repair, restoration, permitted alterations or installation of equipment) and (y) a Major Tenant’s (or, if such Major Tenant’s lease is guaranteed by a guarantor, such guarantor’s) long term debt rating is below Baa3 by Moody’s or BBB- by S&P or is not rated by S&P and Moody’s at all, (v) a Major Tenant fails to exercise a renewal option as permitted under its respective lease or otherwise does not renew its lease by the date that is 6 months prior to the then-current expiration date pursuant to the terms of its respective lease until (x) such Major Tenant renews its lease or (y) 50% of the applicable space leased by such Major Tenant is leased to a replacement tenant pursuant to a lease entered into accordance with the Project Broadview Whole Loan documents, or (vi) the debt yield, determined as of the first day of each of two consecutive fiscal quarters, is less than 7.0% until the debt yield, determined as of the first day of each of two consecutive fiscal quarters thereafter, is equal to or greater than 7.0% (and if the financial reports required under the terms of the Project Broadview Whole Loan documents are not delivered to the lender as and when required, a Trigger Period will be deemed to have commenced and be ongoing, unless and until such reports are delivered and they indicate that, in fact, no Trigger Period is ongoing).

A-3-9

Various – Various Various Various, Various	Collateral Asset Summary – Loan No. 1 Project Broadview	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$80,000,000 59.6% 1.79x 10.9%

A “Major Lease” means any lease that (i) when aggregated with other leases at the applicable property with the same tenant is expected to demise more than 20% of the aggregate net operating income across the Project Broadview Properties, (ii) contains an option or preferential right to purchase all or any portion of the applicable property, (iii) is with an affiliate of the borrower sponsor, (iv) is a Major Tenant, or (v) is entered into during the continuance of an event of default.

A “Major Tenant” means (i) General Mills Operations, LLC, a Delaware limited liability company and (ii) NYU Hospitals Center, a New York not-for-profit corporation.

Current Mezzanine or Secured Subordinate Indebtedness. None.

Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

Release of Collateral. On any date from and after the first payment date following the earlier to occur of (i) December 16, 2028 and (ii) the second anniversary of the closing date of the securitization that includes the last promissory note to be securitized, and provided no event of default is continuing, the Project Broadview Whole Loan documents permit the borrowers to obtain the release of any individual Project Broadview Property, provided, among other conditions, (i) the borrowers defease the Project Broadview Whole Loan in an amount equal to at least the greater of (x) 120% of the allocated loan amount for the individual Project Broadview Property to be released and (y) 90% of the net sales proceeds from the sale of such Project Broadview Property, (ii) after giving effect to such release, the debt yield (as calculated under the Project Broadview Whole Loan documents) is no less than the greater of (x) 11.0% and (y) the debt yield immediately prior to such release and (iii) the borrowers satisfy customary REMIC requirements.

Ground Lease. None.

A-3-10

Hospitality – Full Service 3730 South Las Vegas Boulevard and 2600 West Harmon Avenue Las Vegas, NV 89158	Collateral Asset Summary – Loan No. 2 CityCenter (Aria & Vdara)	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 36.2% 4.46x 24.8%

A-3-11

Hospitality – Full Service 3730 South Las Vegas Boulevard and 2600 West Harmon Avenue Las Vegas, NV 89158	Collateral Asset Summary – Loan No. 2 CityCenter (Aria & Vdara)	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 36.2% 4.46x 24.8%

Aria
RESORT & CASINO LAS VEGAS
Vdara
HOTEL & SPA
Las Vegas
North Las Vegas
Summerlin
Sunrise
Spring Valley
Henderson
Anthem
S LAS VEGAS BLVD
Convention Center
Mandalay Bay
Luxor
Excalibur
T-Mobile Arena
New York New York
Bellagio
The Cosmopolitan
The Shops at Crystals
Caesars Palace
Forum Shops at Caesars
Colosseum
Future Hard Rock Casino & Hotel
Oakland Athletics Future Stadium (2027)
MGM Grand
Paris
Horseshoe
Flamingo Hilton
The LINQ Hotel & Casino
Grand Canal Shoppes
Venetian
The Shoppes at the Palazzo
Palazzo
Treasure Island
The LINQ High Roller (Observation Wheel)
Sands Expo and Convention Center
Wynn Esplanade
Wynn Las Vegas
Encore Las Vegas
Wynn West
Resorts World
Adventuredome
Circus Circus
MSG Sphere
Las Vegas Grand Prix
Wynn Golf Club
HARRY REID INTERNATIONAL AIRPORT
LAS VEGAS MONORAIL
PARADISE RD
UNIVERSITY CENTER DR
Hotel
Entertainment
Retail
Residential
Ent. Development
Hotel Development
Las Vegas Grand Prix
MAP © 2025 CARTIFACT

A-3-12

Hospitality – Full Service 3730 South Las Vegas Boulevard and 2600 West Harmon Avenue Las Vegas, NV 89158	Collateral Asset Summary – Loan No. 2 CityCenter (Aria & Vdara)	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 36.2% 4.46x 24.8%

A-3-13

Hospitality – Full Service 3730 South Las Vegas Boulevard and 2600 West Harmon Avenue Las Vegas, NV 89158	Collateral Asset Summary – Loan No. 2 CityCenter (Aria & Vdara)	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 36.2% 4.46x 24.8%
Mortgage Loan Information		Property Information
Loan Seller(1):	GSMC, CREFI, GACC	Single Asset / Portfolio:	Single Asset
Loan Purpose:	Refinance	Properties Type – Subtype(6):	Hospitality – Full Service
Borrower Sponsor(s):	Blackstone Real Estate Partners IX L.P.	Collateral(6):	Fee
Borrower(s):	Ace A PropCo LLC and Ace V PropCo LLC	Location:	Las Vegas, NV
Original Balance(1):	$75,000,000	Year Built / Renovated:	2009 / NAP
Cut-off Date Balance(1):	$75,000,000	Property Management:	Master Lease by MGM
% by Initial UPB:	8.5%	Size(6):	5,349 Rooms
Interest Rate(2):	6.07880916113333%	Appraised Value / Per Room(7):	$7,032,800,000 / $1,314,788
Note Date:	December 9, 2025	Appraisal Date:	November 25, 2025
Original Term:	60 months	Occupancy:	94.2% (as of September 30, 2025)
Amortization:	Interest Only	UW Economic Occupancy:	94.8%
Original Amortization:	NAP	Underwritten NOI(8):	$632,399,759
Interest Only Period:	60 months	Underwritten NCF(8):	$607,952,887
First Payment Date:	January 9, 2026
Maturity Date:	December 9, 2030	Historical NOI
Additional Debt Type(1)(3):	Pari Passu / B Notes	Most Recent NOI:	$635,387,355 (TTM September 30, 2025)
Additional Debt Balance(1):	$525,000,000 / $1,947,800,000 / $902,200,000	2024 NOI:	$583,734,452
Call Protection(4):	YM0.5(26),DorYM0.5(27),O(7)	2023 NOI:	$585,966,283
Lockbox / Cash Management:	Hard / Springing	2022 NOI:	$579,325,226

Reserves(5)				Financial Information(9)
	Initial	Monthly	Cap		Senior Loan	Whole Loan
Taxes:	$0	Springing	NAP	Cut-off Date Loan / Room:	$476,313	$644,980
Insurance:	$0	Springing	NAP	Maturity Date Loan / Room:	$476,313	$644,980
TI/LC:	$0	Springing	NAP	Cut-off Date LTV(7):	36.2%	49.1%
FF&E Reserve:	$0	Springing	NAP	Maturity Date LTV(7):	36.2%	49.1%
				UW NOI DY:	24.8%	18.3%
				UW NCF DSCR:	4.46x	3.28x

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Senior Loan(1)	$2,547,800,000	73.8%	Loan Payoff	$3,150,000,400	91.3%
Subordinate Loan	902,200,000	26.2	Return of Equity	291,474,251	8.4
			Closing Costs	8,525,349	0.2
Total Sources	$3,450,000,000	100.0%	Total Uses	$3,450,000,000	100.0%
(1)	The CityCenter (Aria & Vdara) Whole Loan (as defined below) was co-originated on December 9, 2025 by JPMorgan Chase Bank, National Association (“JPMCB”), German American Capital Corporation, Citi Real Estate Funding Inc. and Goldman Sachs Bank USA. The CityCenter (Aria & Vdara) Mortgage Loan (as defined below) is part of the CityCenter (Aria & Vdara) Whole Loan, which is comprised of 25 pari passu senior promissory notes and four subordinate B notes, with an aggregate original principal balance and Cut-off Date Balance of $3,450,000,000. The Senior Loan Cut-off Date Loan / Room, Maturity Date Loan / Room, Cut-off Date LTV, Maturity Date LTV, UW NCF DSCR (based on a weighted average interest rate of 5.280024422835390% per annum on the CityCenter (Aria & Vdara) Senior Notes (as defined below)) and UW NOI DY are based on the principal balance of the CityCenter (Aria & Vdara) Senior Notes. See “Subordinate and Mezzanine Debt” below for further discussion of additional debt information.
(2)	Interest Rate represents the interest rate of component A-C of the CityCenter (Aria & Vdara) Whole Loan applicable to the CityCenter (Aria & Vdara) Senior Companion Notes (as defined below). The Interest Rate does not represent the interest rate attributable to component A (applicable to the CityCenter (Aria & Vdara) Senior SASB Notes (as defined below)) or component B and component C (applicable to the CityCenter (Aria & Vdara) B Notes (as defined below)).
(3)	On December 9, 2025, a wholly-owned subsidiary of Realty Income Corporation (the “Investor LP”) and affiliates of the borrower sponsor entered into a perpetual preferred equity agreement whereby the Investor LP contributed $800,000,000 in exchange for a preferred equity interest with a preferred return equal to 7.4% per annum, subject to escalations beginning December 9, 2030. See “Additional Indebtedness—Preferred Equity” in the prospectus.
(4)	Provided no event of default exists, the CityCenter (Aria & Vdara) Whole Loan may be defeased in whole but not in part, after the earlier of (i) two years after the final securitization that holds any note evidencing the CityCenter (Aria & Vdara) Whole Loan and (ii) three years after December 9, 2025, but prior to June 9, 2030 (the “Permitted Par Prepayment Date”). In addition, the CityCenter (Aria & Vdara) Whole Loan is prepayable in whole or in part at any time, provided that any such prepayment made prior to the Permitted Par Prepayment Date must be accompanied by the greater of a yield maintenance premium and 0.5% of the amount prepaid. The assumed defeasance lockout period of 26 payments is based on the closing date of the Benchmark 2026-V20 securitization trust in February 2026. The actual lockout period may be longer.
(5)	See “Initial and Ongoing Reserves” below.
(6)	The CityCenter (Aria & Vdara) Property (as defined below) is leased to MGM Lessee III, LLC (the “MGM Tenant”), a subsidiary of MGM Resorts International (“MGM”), pursuant to a triple net master lease (the “Master Lease”). All property-specific financial information is based on the financial reporting package delivered by MGM. The CityCenter (Aria & Vdara) Whole Loan is not secured by the MGM Tenant’s leasehold interests in the CityCenter (Aria & Vdara) Property and the MGM Tenant is not a borrower under the CityCenter (Aria & Vdara) Whole Loan. The borrowers are entitled to the master rent payment under the Master Lease, as described under “The Property” below, and the CityCenter (Aria & Vdara) Whole Loan is secured by the borrowers’ rights under the Master Lease, among other things.
A-3-14

Hospitality – Full Service 3730 South Las Vegas Boulevard and 2600 West Harmon Avenue Las Vegas, NV 89158	Collateral Asset Summary – Loan No. 2 CityCenter (Aria & Vdara)	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 36.2% 4.46x 24.8%
(7)	Appraised Value of $7,032,800,000 represents the appraisal’s concluded “hypothetical – fee simple” value as of November 25, 2025 based on the hypothetical condition that the CityCenter (Aria & Vdara) Property is not subject to the Master Lease. The appraisal’s concluded “as is” value as of November 25, 2025 for CityCenter (Aria & Vdara) Property is $4,450,000,000 which results in a Cut-off Date LTV Ratio and Maturity Date LTV Ratio for the CityCenter (Aria & Vdara) Whole Loan of 77.5% and 77.5%, respectively and a Cut-off Date LTV Ratio and Maturity Date LTV Ratio for the CityCenter (Aria & Vdara) Senior Notes of 57.3% and 57.3%, respectively.
(8)	The CityCenter (Aria & Vdara) Whole Loan was underwritten based on the net cash flow and the net operating income of the CityCenter (Aria & Vdara) Property reflective of the operating results of the MGM Tenant. The CityCenter (Aria & Vdara) Whole Loan (based on the borrowers’ leased fee interest) is secured by all of the borrowers’ rights under the Master Lease, not the MGM Tenant’s leasehold interests in the CityCenter (Aria & Vdara) Property. The Borrowers are entitled to receive only the rent payable under the Master Lease, and not the income received by the MGM Tenant.
(9)	The Whole Loan Cut-off Date Loan / Room, Maturity Date Loan / Room, UW NCF DSCR (based on a weighted average interest rate of 5.294200% per annum on the CityCenter (Aria & Vdara) Whole Loan) and UW NOI DY, Cut-off Date LTV Ratio and Maturity Date LTV Ratio for the CityCenter (Aria & Vdara) Whole Loan are based on the principal balance of the CityCenter (Aria & Vdara) Whole Loan. The Senior Loan Cut-off Date LTV Ratio, Maturity Date LTV Ratio, UW NCF DSCR and UW NOI Debt Yield with respect to the Master Lease rent of approximately $232.7 million are 57.3%, 57.3%, 1.71x and 9.1%, respectively. The Whole Loan Cut-off Date LTV Ratio, Maturity Date LTV Ratio, UW NCF DSCR and UW NOI Debt Yield with respect to the Master Lease rent of approximately $232.7 million are 77.5%, 77.5%, 1.26x and 6.8%, respectively.

The Loan. The second largest mortgage loan (the “CityCenter (Aria & Vdara) Mortgage Loan”) is part of the CityCenter (Aria & Vdara) Whole Loan which is secured by the borrowers’ leased fee interest in the Aria Resort & Casino (the “Aria”) and the Vdara Hotel & Spa (the “Vdara”, and together with the Aria, the “CityCenter (Aria & Vdara) Property”) and a collateral assignment of the Master Lease. The CityCenter (Aria & Vdara) Whole Loan is evidenced by (i) 25 pari passu senior promissory notes with an aggregate Cut-off Date balance of $2.5478 billion consisting of Notes A-1, A-2, A-3 and A-4 with an aggregate Cut-off Date balance of $1.9478 billion (the “CityCenter (Aria & Vdara) Senior SASB Notes”) and Notes A-5, A-6, A-7, A-8, A-9, A-10, A-11, A-12, A-13, A-14, A-15, A-16, A-17, A-18, A-19, A-20-A, A-20-B, A-21, A-22, A-23 and A-24 with an aggregate Cut-off Date balance of $600 million (the “CityCenter (Aria & Vdara) Senior Companion Notes” and, together with the CityCenter (Aria & Vdara) Senior SASB Notes, the “CityCenter (Aria & Vdara) Senior Notes”) and (ii) four subordinate promissory notes, with an aggregate Cut-off Date balance of $902,200,000 (collectively, the “CityCenter (Aria & Vdara) B Notes” and, together with the CityCenter (Aria & Vdara) Senior Notes, the “CityCenter (Aria & Vdara) Whole Loan”). The CityCenter (Aria & Vdara) Mortgage Loan is evidenced by the non-controlling Note A-12, contributed by CREFI, non-controlling Note A-16, contributed by GACC, and non-controlling Note A-20-A, contributed by GSMC, with an aggregate original principal balance of $75,000,000.

The CityCenter (Aria & Vdara) Whole Loan has a 5-year term and is interest-only for the full term with a maturity date of December 9, 2030. The CityCenter (Aria & Vdara) Senior Notes accrue interest at a fixed rate of 5.280024422835390% per annum on an Actual/360 basis, the CityCenter (Aria & Vdara) Whole Loan accrues interest at a fixed rate of 5.29420% per annum on an Actual/360 basis, and the CityCenter (Aria & Vdara) Senior Companion Notes accrue interest at a fixed rate of 6.07880916113333% per annum on an Actual/360 basis. The CityCenter (Aria & Vdara) Whole Loan was co-originated on December 9, 2025 by JPMorgan Chase Bank, National Association (“JPMCB”), German American Capital Corporation, Citi Real Estate Funding Inc. and Goldman Sachs Bank USA.

The relationship between the holders of the CityCenter (Aria & Vdara) Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The CityCenter (Aria & Vdara) Pari Passu-AB Whole Loan” in the prospectus. The CityCenter (Aria & Vdara) Whole Loan is serviced under the trust and servicing agreement for the BX 2025-ARIA securitization trust. See “The Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” in the prospectus.

A-3-15

Hospitality – Full Service 3730 South Las Vegas Boulevard and 2600 West Harmon Avenue Las Vegas, NV 89158	Collateral Asset Summary – Loan No. 2 CityCenter (Aria & Vdara)	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 36.2% 4.46x 24.8%

The table below identifies the promissory notes that comprise the CityCenter (Aria & Vdara) Whole Loan:

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$779,120,000	$779,120,000	BX 2025-ARIA	Yes
A-2	$389,560,000	$389,560,000	BX 2025-ARIA	No
A-3	$389,560,000	$389,560,000	BX 2025-ARIA	No
A-4	$389,560,000	$389,560,000	BX 2025-ARIA	No
A-5(1)	$56,000,000	$56,000,000	JPMCB	No
A-6	$40,000,000	$40,000,000	BMO 2025-5C13	No
A-7(1)	$48,000,000	$48,000,000	JPMCB	No
A-8(1)	$48,000,000	$48,000,000	JPMCB	No
A-9(1)	$48,000,000	$48,000,000	JPMCB	No
A-10(1)	$30,000,000	$30,000,000	CREFI	No
A-11	$25,000,000	$25,000,000	BBCMS 2026-5C40(2)	No
A-12	$25,000,000	$25,000,000	Benchmark 2026-V20	No
A-13(1)	$20,000,000	$20,000,000	CREFI	No
A-14(1)	$20,000,000	$20,000,000	CREFI	No
A-15	$25,000,000	$25,000,000	BBCMS 2026-5C40(2)	No
A-16	$25,000,000	$25,000,000	Benchmark 2026-V20	No
A-17(1)	$25,000,000	$25,000,000	GACC	No
A-18(1)	$25,000,000	$25,000,000	GACC	No
A-19(1)	$20,000,000	$20,000,000	GACC	No
A-20-A	$25,000,000	$25,000,000	Benchmark 2026-V20	No
A-20-B(1)	$25,000,000	$25,000,000	GSMC	No
A-21(1)	$30,000,000	$30,000,000	GSMC	No
A-22	$25,000,000	$25,000,000	BBCMS 2026-5C40(2)	No
A-23(1)	$10,000,000	$10,000,000	GSMC	No
A-24(1)	$5,000,000	$5,000,000	GSMC	No
B-1	$360,880,000	$360,880,000	BX 2025-ARIA	No
B-2	$180,440,000	$180,440,000	BX 2025-ARIA	No
B-3	$180,440,000	$180,440,000	BX 2025-ARIA	No
B-4	$180,440,000	$180,440,000	BX 2025-ARIA	No
Whole Loan	$3,450,000,000	$3,450,000,000
(1)	Expected to be contributed to one or more future securitizations.
(2)	The BBCMS 2026-5C40 securitization is expected to close on or about February 12, 2026.

The Property. The CityCenter (Aria & Vdara) Property is located in CityCenter, a 76-acre, mixed-use development located on South Las Vegas Boulevard (the “Las Vegas Strip”) in Las Vegas, Nevada, and is comprised of 5,349 keys, over 20 food and beverage (“F&B”) outlets, approximately 150,000 square feet of casino space, as well as various other retail, entertainment and amenity offerings including access to Shadow Creek, the golf course designed by renowned architect Tom Fazio.

The borrowers own the fee interest in the CityCenter (Aria & Vdara) Property and have leased the CityCenter (Aria & Vdara) Property to a subsidiary of MGM Resorts International (“MGM”) pursuant to a triple net master lease (the “Master Lease”). The borrowers, together with MGM Lessee III, LLC (the “MGM Tenant” or the “OpCo”), are collectively referred to as the “WholeCo”.

In October 2021, MGM consolidated its then ownership of the CityCenter (Aria & Vdara) Property by acquiring a 50% non-controlling interest in the CityCenter (Aria & Vdara) Property from Infinity World for a purchase price of approximately $2.125 billion ($397,271 per key). Concurrently, MGM entered into a sale-leaseback transaction with Blackstone, pursuant to which the borrowers acquired the fee interest in the CityCenter (Aria & Vdara) Property from MGM for approximately $3.9 billion ($727,239 per key), inclusive of a $763.4 million equity investment from Blackstone, and simultaneously leased the CityCenter (Aria & Vdara) Property to the OpCo pursuant to the Master Lease.

The Master Lease has an initial term of 30 years expiring in 2051, with three, 10-year renewal options and no termination options other than in connection with certain conditions following a casualty or condemnation. The borrowers are entitled to a current Master Lease rent of approximately $232.7 million per annum (the “Master Rent” or “PropCo EBITDA”), which is structured with 2.0% escalations through 2036. Thereafter, the escalation will be the greater of 2.0% or the consumer price index (“CPI”), capped at 3.0% per annum.

In addition to the cash flow generated by the CityCenter (Aria & Vdara) Property, the Master Lease is structured with a corporate guaranty for all lease obligations from MGM (the “MGM Master Lease Guaranty”), a publicly traded company with a market capitalization of approximately $9.4 billion as of December 2025. The Master Lease and the MGM Master Lease Guaranty have been collaterally assigned to the lender. Moreover, the MGM Tenant is required to post a reserve in the amount of one year’s then current Master Rent if (i) both the ratio of earnings before interest, taxes, depreciation, amortization and rent (“EBITDAR”) to Master Rent coverage falls below 1.60x

A-3-16

Hospitality – Full Service 3730 South Las Vegas Boulevard and 2600 West Harmon Avenue Las Vegas, NV 89158	Collateral Asset Summary – Loan No. 2 CityCenter (Aria & Vdara)	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 36.2% 4.46x 24.8%

and MGM’s market capitalization declines below $6.0 billion or (ii) both MGM is no longer listed on a major stock exchange and the ratio of EBITDAR to Master Rent declines below a 2.0x coverage.

The Master Lease requires an ongoing capital expenditure (“CapEx”) reserve equal to 1.5% of revenues and a minimum CapEx spend based on a five-year rolling schedule equal to: (a) 4.0% of revenues for years one through five, (b) 2.5% of revenues for years six through ten, (c) 3.0% of revenues for years eleven through twenty and (d) 3.5% of revenues for years twenty-one and thereafter. The estimated CapEx spend during the term of the CityCenter (Aria & Vdara) Whole Loan based on the contractually required spend is approximately $498.8 million ($93,252 per room).

Since 2021, the CityCenter (Aria & Vdara) Property has rapidly recovered from the COVID-19 pandemic, as evidenced by TTM September 2025 occupancy, ADR, RevPAR and EBITDAR increases of approximately 69.3%, 46.5%, 148.1% and 124.0%, respectively. The CityCenter (Aria & Vdara) Property had an overall EBITDAR of approximately $283.7 million as of TTM August 2021 and approximately $635.4 million as of TTM September 2025.

The Aria. Located in the heart of CityCenter on the Las Vegas Strip, the Aria Resort & Casino is a premier, full-service luxury resort and casino spanning approximately 61.4 acres. The Aria comprises 4,002 guest rooms and suites, including 17 exclusive villas, distributed across a 61-story main tower that offers sweeping views of the Las Vegas Strip and the surrounding cityscape. The Aria is renowned for its award-winning hospitality, having received various travel guide awards. The Aria was designed with sustainability in mind, achieving LEED Gold certification and incorporating energy and water efficiency measures. Entertainment options include the JEWEL Nightclub, a 24,000 square foot venue featuring DJs, as well as the Aria Fine Art Collection. Additional amenities include concierge services, a business center, and direct access to the Las Vegas tram system.

The Aria offers a diverse mix of over 4,000 guest rooms, including 3,436 deluxe rooms, 258 recently renovated tower suites, 291 Sky Suites (as defined below) and 17 villas. Rooms average 638 square feet and feature advanced technology, keyless entry and voice-activated controls in select suites. The “Sky Suites” are a hotel-within-a-hotel, offering amenities for guests, including private check-in, dedicated elevators, access to a private lounge with complimentary food/drinks and the secluded Sky Pool, all in spacious, modern suites with separate living areas and bathrooms. They provide perks like luxury airport transfers, butler service, and priority access to dining. As of TTM September 2025, the Aria maintained an occupancy rate of 94.2%, with an ADR of $346.79 and RevPAR of $326.83.

The casino floor spans approximately 150,000 square feet, featuring a selection of 1,940 slot machines, 145 table games, a high-limit lounge and a race and sports book catering to both casual and experienced players. Gaming revenue accounted for 30.8% of total property revenues as of TTM September 2025, reflecting a shift toward non-gaming demand drivers. Nominal gaming revenue grew approximately 31% at the Aria between 2019 and 2024.

The Aria offers over 500,000 square feet of convention and meeting space, complemented by seven ballrooms, 51 meeting rooms and a dedicated event planning team. Dining options include over 20 F&B outlets, ranging from upscale, well rated and celebrity chef-driven restaurants such as Carbone, CATCH, Jean Georges Steakhouse, Bardot Brasserie, and Blossom, to a variety of casual and quick-serve concepts. Additionally, Gymkhana, an Indian restaurant located in London, opened its first U.S. location at the Aria in December of 2025 and is expected to drive continued growth in the F&B segment. Additional amenities include a 215,000 square foot pool deck with four pools and 12,000 square feet of cabanas, a spa and salon, the Aria Fine Art Collection, and direct access to luxury retail and entertainment venues.

The Vdara. Located adjacent to Aria Resort & Casino within CityCenter, the Vdara Hotel & Spa is a luxury, non-gaming, all-suite hotel distinguished by its modern crescent design. The 57-story tower features 1,495 guest suites and offers a tranquil, smoke-free environment with direct access to the Las Vegas Strip. The Vdara is recognized for its upscale accommodations and LEED Gold-certified design. The Vdara features approximately 16,500 square feet of meeting and event space, including a 3,923 square foot grand ballroom and the flagship Silk Road meeting space which accommodates up to 200 guests and features a private dining room. Amenities include a two-level wellness spa, a rooftop pool with cabanas and daybeds, a state-of-the-art fitness center, and a curated selection of luxury retail outlets. The Vdara offers seamless connectivity to the Aria, Bellagio, and other CityCenter attractions via the express tram.

The Vdara’s 1,495 suites include deluxe, premium, luxury and premier options, with average room sizes of 660 square feet. Suites feature open floor plans, horizontal windows with expansive city and mountain views, and fully equipped gourmet kitchens with designer appliances. The Vdara is part of a condominium, which also includes 148 residential condominium units, of which approximately 32 participate in a rental program pursuant to which they are available for rental as hotel rooms. As of TTM September 2025, the Vdara reported an occupancy rate of 93.9%, ADR of $276.95, and RevPAR of $260.06, reflecting strong demand for upscale, non-gaming accommodations on the Las Vegas Strip.

The Vdara offers a selection of premium dining options, including Elements, Maceoo Paris, Terrene, and Radiance, as well as in-suite dining and access to the Aria’s extensive restaurant portfolio. The Vdara Spa & Salon spans two floors and features 11 treatment rooms, sauna, steam rooms, hot plunges, and heated chaise lounges. The rooftop pool deck offers panoramic views and private cabanas. The Vdara also has a state-of-the-art fitness center and luxury retail outlets. The Silk Road meeting space at the Vdara is seamlessly

A-3-17

Hospitality – Full Service 3730 South Las Vegas Boulevard and 2600 West Harmon Avenue Las Vegas, NV 89158	Collateral Asset Summary – Loan No. 2 CityCenter (Aria & Vdara)	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 36.2% 4.46x 24.8%

connected to the Aria and Bellagio via the CityCenter tram, offering guests convenient access to world-class dining, entertainment, and retail.

The following table presents certain information relating to the WholeCo look-through historical operating performance and underwritten net cash flow at the CityCenter (Aria & Vdara) Property. The borrowers are entitled to receive only the rent under the Master Lease and not the underlying WholeCo look through income.

Operating Performance and Underwritten Net Cash Flow(1)
	2022	2023	2024	TTM 9/30/2025	UW(2)	Per Room(3)	%(4)
Rooms Revenue	$521,516,805	$613,499,702	$637,872,265	$606,971,605	$621,725,603	$116,232	38.1%
Casino Revenue	398,416,803	379,429,580	363,767,670	445,674,245	428,910,321	80,185	26.3
Food & Beverage Revenue	408,775,407	445,587,845	468,136,267	443,366,197	465,422,092	87,011	28.6
Other Departmental Revenue(5)	115,087,855	115,820,055	111,693,386	115,354,233	113,733,501	21,263	7.0
Total Revenue	$1,443,796,870	$1,554,337,182	$1,581,469,587	$1,611,366,280	$1,629,791,517	$304,691	100.0%

Rooms Expense(6)	151,452,587	169,988,158	185,046,225	183,986,680	188,651,419	35,269	30.3
Casino Expense(6)	172,516,951	198,058,944	198,607,896	198,748,960	197,812,779	36,981	46.1
Food & Beverage Expense(6)	280,374,257	330,729,810	341,847,365	328,631,653	345,361,697	64,566	74.2
Other Departmental Expense(5)(6)	42,444,516	45,389,779	45,077,711	46,914,540	46,305,073	8,657	40.7
Total Departmental Expenses	$646,788,311	$744,166,692	$770,579,198	$758,281,833	$778,130,967	$145,472	47.7%

Gross Operating Income	$797,008,559	$810,170,490	$810,890,390	$853,084,447	$851,660,549	$159,219	52.3%

Administrative and General	63,269,875	70,348,977	68,335,109	64,439,497	65,217,842	12,193	4.0
Sales and Marketing	32,315,100	24,130,762	24,723,051	18,560,141	18,779,491	3,511	1.2
Property Operation and Maintenance	22,382,967	23,366,146	25,675,346	25,004,506	25,269,661	4,724	1.6
Total Undistributed Expenses	$117,967,943	$117,845,886	$118,733,506	$108,004,144	$109,266,994	$20,428	6.7%

Gross Operating Profit	$679,040,616	$692,324,605	$692,156,884	$745,080,303	$742,393,555	$138,791	45.6%

Total Management Fees	$64,857,314	$69,873,004	$71,104,350	$72,397,889	$72,698,736	$13,591	4.5%

Real Estate Taxes	19,280,539	20,595,325	21,694,635	22,156,930	22,156,930	4,142	1.4
Insurance	15,577,537	15,889,993	15,623,447	15,138,129	15,138,129	2,830	0.9
Total Fixed Expenses	$34,858,076	$36,485,318	$37,318,082	$37,295,059	$37,295,059	$6,972	2.3%

Net Operating Income	$579,325,226	$585,966,283	$583,734,452	$635,387,355	$632,399,759	$118,228	38.8%

FF&E	21,656,953	23,315,058	23,722,044	24,170,494	24,446,873	4,570	1.5

Net Cash Flow	$557,668,273	$562,651,225	$560,012,408	$611,216,861	$607,952,887	$113,657	37.3%

Occupancy	89.0%	93.4%	95.2%	94.2%	94.8%
ADR	$300.03	$335.10	$340.58	$328.90	$336.06
RevPAR	$267.00	$312.90	$324.22	$309.68	$318.44
(1)	Financials are inclusive of revenue and expenses from the racing and sports book (“RSB”) operations at the Aria. The revenue and expenses associated with the racing and sports book operations were transferred to BetMGM (an affiliate of MGM) pursuant to an RSB services agreement. The RSB services agreement and any revenue and expenses derived from the RSB operation at the Aria are not a part of the collateral for the CityCenter (Aria & Vdara) Whole Loan and are excluded from the calculations of EBITDAR and net cash flow. Any revenues or expenses or other amounts from the RSB operation belong to BetMGM. The borrowers will not receive financial reporting from MGM Tenant with respect to the RSB operations and any revenues or expenses derived therefrom. The lender will not be entitled to receive any financial reporting or cash flow information from the RSB operations at the Aria property. However, the terms of the Master Lease provide that, upon the expiration or earlier termination of the Master Lease, which may include a termination of the Master Lease by the borrowers following a default by MGM Tenant thereunder, the RSB services agreement
A-3-18

Hospitality – Full Service 3730 South Las Vegas Boulevard and 2600 West Harmon Avenue Las Vegas, NV 89158	Collateral Asset Summary – Loan No. 2 CityCenter (Aria & Vdara)	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 36.2% 4.46x 24.8%
will be terminated at MGM Tenant’s cost and expense. Upon such termination, subject to compliance with applicable gaming laws, the borrowers may elect to operate or engage a separate operator for the RSB operations and collect all or a portion of the revenues and expenses derived from such RSB operations thereafter.
(2)	Certain items such as interest expense, interest income, depreciation, amortization, debt service payments and any other non-recurring items were excluded from the historical presentation and are not considered for the underwritten cash flow.
(3)	Per Room is based on 5,349 rooms.
(4)	% column represents percent of Total Revenue unless stated otherwise.
(5)	Other Departmental Revenue and Other Department Expenses consists of retail, entertainment and other department revenues and expenses.
(6)	% column represents percent of respective department revenue.

Appraisal. According to the appraisal, the CityCenter (Aria & Vdara) Property had a “hypothetical – fee simple” appraised value of $7,032,800,000 as of November 25, 2025, based on the hypothetical condition that the CityCenter (Aria & Vdara) Property is not subject to the Master Lease and an “as is – leased fee” appraised value of $4,450,000,000 as of November 25, 2025. The table below shows the appraisal’s “hypothetical – fee simple” and “leased fee” conclusions.

Appraisal Valuation Summary(1)
Property	Appraised Value	Capitalization Rate	Appraisal Approach
The Aria	$6,375,000,000(2)	8.50%	Income Capitalization Approach
The Vdara	$657,800,000(2)	7.43%	Income Capitalization Approach
Leased Fee	$4,450,000,000	5.25%	Income Capitalization Approach
(1)	Source: Appraisal.
(2)	Represents the WholeCo Appraised Value. The CityCenter (Aria & Vdara) Whole Loan is not secured by the MGM Tenant’s leasehold interests in the CityCenter (Aria & Vdara) Property but is secured by the borrowers’ rights under the Master Lease.

Environmental Matters. According to the Phase I environmental reports dated December 3, 2025 there are no recognized environmental conditions at the CityCenter (Aria & Vdara) Property.

The Market. The CityCenter (Aria & Vdara) Property is located on the Las Vegas Strip within the master planned CityCenter in Las Vegas, Nevada. Las Vegas is one of the top three destinations in the United States for business conventions and a national leader in the hospitality industry. According to a third party research report, hotel fundamentals in Las Vegas have strengthened since the easing of COVID-19 impacts in 2021 with average ADR and average RevPAR increasing from 2019 to 2025 (through September) by approximately 51.6% and 48.1%, respectively. In 2024, Las Vegas welcomed approximately 41.7 million visitors, marking a 2.1% increase over 2023 and the fourth consecutive year of growth since the COVID-19 pandemic while slightly trailing it’s 2019 levels by approximately 2.0%. Las Vegas’ monthly visitor trend through 2025 (through September) is tracking 2019, with the average monthly visitor count reaching approximately 3.2 million compared to 2019’s monthly average of 3.5 million.

According to a third party research report, gaming revenue has been decreasing as an overall percentage of Las Vegas Strip revenue, nominal gaming revenue grew approximately 31.0% from 2019 to 2024, while the monthly average gaming revenue grew approximately 30.6% from 2019 to 2025 (as of September). The hotels have continued to diversify revenue sources while continuing to grow casino revenue.

The introduction of professional sports and certain key entertainment attractions in recent years has accelerated non-gaming driven demand. Las Vegas welcomed its first professional sports team in 2017, just a year after the T-Mobile Arena finished construction. The NHL expansion team boasts the highest average attendance in the league, with roughly 18,000 fans each game. Additionally, the state-of-the-art, $1.9 billion Allegiant Stadium opened in 2020 to the NFL’s Las Vegas Raiders. The new team has helped to boost Sunday demand at hotels, a historically weak night, along with additional demand from year round events. The 65,000-seat stadium is walking distance from the Las Vegas Strip and hosts concerts, exhibitions and sporting events. Over the first five years of its existence, the stadium has helped to draw more than 6 million guests to over 700 events.

The Sphere, which opened in 2023, is the largest LED display in the world, measuring 366 feet high and 516 feet wide. Development was estimated to cost approximately $2.3 billion, making it the most expensive entertainment venue built in the Las Vegas Valley. The groundbreaking entertainment venue has quickly become one of the most recognizable landmarks in Las Vegas. With seating capacity of up to 18,600 people, it combines cutting-edge visuals and sound with a striking exterior made of 1.2 million LED lights. In 2024, the Sphere grossed $420.5 million off of 1.3 million concert tickets sold, ranking as the top-grossing venue of any size that year.

Las Vegas will host the Formula 1 Grand Prix annually through 2032, with the inaugural race held in November 2023 and the Oakland Athletics Major League Baseball team is expected to move to Las Vegas, with a new $2.0 billion, 33,000-seat stadium expected to be completed by 2028. We cannot assure you that such move will take place or that the stadium will be constructed.

A-3-19

Hospitality – Full Service 3730 South Las Vegas Boulevard and 2600 West Harmon Avenue Las Vegas, NV 89158	Collateral Asset Summary – Loan No. 2 CityCenter (Aria & Vdara)	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 36.2% 4.46x 24.8%

The following table presents certain information regarding properties located on the Las Vegas Strip:

Las Vegas Strip Hotel Occupancy, ADR and RevPAR(1)
Year	Occupancy	ADR	RevPAR
YTD Oct 2025	83.7%	$195.34	$163.50
2024	86.4%	$206.12	$178.09
2023	86.2%	$204.42	$176.21
2022	81.6%	$182.11	$148.60
(1)	Source: Appraisal.

The Borrowers and the Borrower Sponsor. The borrowers are Ace A PropCo LLC and Ace V PropCo LLC, each of which is a Delaware limited liability company and single-purpose, bankruptcy-remote entity with two independent directors. Each borrower is a recycled entity. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the CityCenter (Aria & Vdara) Whole Loan.

The borrower sponsor is Blackstone Real Estate Partners IX L.P., a subsidiary of Blackstone. Founded in 1985, Blackstone is a New York based global alternative asset manager and provider of financial advisory services with approximately $1.2 trillion in assets under management as of September 30, 2025. The real estate segment employs nearly 850 professionals across 12 offices globally. The Blackstone real estate group was established in 1991 and is a global private equity real estate investment manager, with a portfolio of approximately $320 billion of capital under management and a $611 billion global real estate portfolio as of September 30, 2025. Blackstone owns and operates assets across every major geography and sector, including logistics, residential, office, hospitality and retail.

The non-recourse carveout guarantor is Blackstone Real Estate Partners IX-TE (AIV) L.P. The non-recourse carveout guarantor’s aggregate liability under the non-recourse carveout guaranty with respect to certain bankruptcy-related full non-recourse carveouts is capped at 10% of the outstanding principal balance of the CityCenter (Aria & Vdara) Whole Loan, plus certain costs and expenses of enforcement set forth in the guaranty. In addition, there is no environmental indemnitor under the CityCenter (Aria & Vdara) Whole Loan other than the borrowers; provided that the non-recourse carveout guarantor will be liable for certain environmental liabilities to the extent an environmental policy is not maintained. See “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” in the prospectus.

Property Management. The CityCenter (Aria & Vdara) Property is operated by the MGM Tenant pursuant to the Master Lease.

Initial and Ongoing Reserves. For so long as the CityCenter (Aria & Vdara) Property is subject to the Master Lease, there are no ongoing reserves required under the CityCenter (Aria & Vdara) Whole Loan documents.

Under the Master Lease, the MGM Tenant will be obligated to make monthly deposits of 1.50% of net revenues at an eligible institution to be used for FF&E and qualifying capital expenditures (the “OpCo FF&E Reserve Account”). On the origination date, the MGM Tenant granted the borrowers a security interest in the OpCo FF&E Reserve Account and the borrowers collaterally assigned the borrowers’ security interest in the OpCo FF&E Reserve Account to the lender.

Tax Reserve – For so long as the CityCenter (Aria & Vdara) Property is not subject to the Master Lease, on each payment date during the continuance of a Trigger Period (as defined below), the borrowers are required to deposit 1/12th of an amount which would be sufficient to pay all taxes at least 30 days prior to their respective due dates. If taxes are reserved for by a brand manager pursuant to a brand management agreement or a casino operator pursuant to a casino management agreement, then no tax deposits are required.

Insurance Reserve – For so long as the CityCenter (Aria & Vdara) Property is not subject to the Master Lease, on each payment date during the continuance of a Trigger Period, insurance deposits are required in an amount equal to 1/12th of an amount which would be sufficient to pay the insurance premium due for the renewal of the coverage afforded by the insurance policies at least 30 days prior to the expiration thereof. If (x) the liability or casualty insurance policy maintained by the borrowers covering the CityCenter (Aria & Vdara) Property constitutes an acceptable blanket policy or (y) insurance premiums are reserved for by a brand manager pursuant to a brand management agreement or a casino operator pursuant to a casino management agreement, then no insurance deposits are required. An acceptable blanket policy was in place at origination.

Replacement Reserve – For so long as the CityCenter (Aria & Vdara) Property is not subject to the Master Lease, the borrowers are required to make a deposit of (i) on each payment date during a Trigger Period, an amount equal to (a) 4.0% of net revenue from guest rooms and borrower-managed food and beverage operations and (b) 0.5% of all other net revenue (other than non-recurring items), in each case for the calendar month that is two months prior to the calendar month in which the applicable deposit to the replacement reserve fund is to be made (the sum of (a) and (b), the “Replacement Reserve Monthly Deposit”), and (ii) if a Trigger Period does not

A-3-20

Hospitality – Full Service 3730 South Las Vegas Boulevard and 2600 West Harmon Avenue Las Vegas, NV 89158	Collateral Asset Summary – Loan No. 2 CityCenter (Aria & Vdara)	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 36.2% 4.46x 24.8%

exist, on the first payment date of each calendar quarter, an amount equal to the lesser of (x) the Replacement Reserve Current Year Lookback Deficiency (as defined below) and (y) the Replacement Reserve Five Year Lookback Deficiency (as defined below) (the lesser of (x) and (y), the “Replacement Reserve Quarterly Deposit”), provided that for so long as the CityCenter (Aria & Vdara) Property is managed by (x) a brand manager pursuant to a brand management agreement and/or (y) a casino operator pursuant to a casino management agreement, the amounts required to be funded as a Replacement Reserve Monthly Deposit or a Replacement Reserve Quarterly Deposit will be reduced on a dollar-for-dollar basis by any amounts deposited into a manager account for replacements, PIP work or brand-mandated work for the applicable calendar months as set forth in the annual budget and required pursuant to the terms of the brand management agreement and/or casino management agreement if the borrowers deliver evidence reasonably satisfactory to the lender that such deposit has been made.

“Replacement Reserve Current Year Lookback Deficiency” means an amount equal to (x) the aggregate amount of Replacement Reserve Monthly Deposits which would have been funded from the beginning of the then calendar year to the date of determination had a Trigger Period been in effect for the entirety of such period less (y) the sum of (1) the aggregate amount expended on replacements, PIP work and brand-mandated work during such calendar year to date and (2) the aggregate amount funded into the replacement reserve account during such calendar year to date; provided, if the foregoing calculation results in a negative number, the Replacement Reserve Current Year Lookback Deficiency will be deemed to be zero.

“Replacement Reserve Five Year Lookback Deficiency” means (i) zero, with respect to any period before December 31, 2025, and (ii) from and after January 1, 2026, an amount equal to (x) 4.0% of net revenue from guest rooms and borrower-managed food and beverage operations and 0.5% of all other net revenues (other than non-recurring items) during the Replacement Reserve Five Year Lookback Period (as defined below) less (y) the sum of (1) the aggregate amount expended on replacements, PIP work and brand mandated work during the Replacement Reserve Five Year Lookback Period (including amounts expended by MGM Tenant pursuant to the express terms and conditions of the Master Lease) and (2) the aggregate amounts funded into the Replacement Reserve Fund (as defined in the CityCenter (Aria & Vdara) Whole Loan documents) during such Replacement Reserve Five Year Lookback Period; provided, if the foregoing calculation results in a negative number, the Replacement Reserve Five Year Lookback Deficiency will be deemed to be zero.

“Replacement Reserve Five Year Lookback Period” means each five year period (on a rolling basis) with the first period commencing on January 1, 2021 and expiring on December 31, 2025 and the second period commencing on January 1, 2022 and expiring on December 31, 2026.

Lockbox / Cash Management. The CityCenter (Aria & Vdara) Whole Loan is subject to a hard lockbox with springing cash management. Unless a Trigger Period is continuing, amounts on deposit in the lockbox account will be disbursed to the borrowers’ operating account in accordance with the clearing account agreement. After the occurrence and during the continuation of a Trigger Period, at least two times per week, the lockbox bank will be required to sweep funds from the lockbox account into the cash management account in accordance with the clearing account agreement and the cash management bank will apply funds on deposit in the order of priority described in the CityCenter (Aria & Vdara) Whole Loan documents, with the remaining excess cash flow to be held as additional collateral for the CityCenter (Aria & Vdara) Whole Loan, subject to the borrowers’ ability to request disbursements of excess cash flow for certain items set forth in the CityCenter (Aria & Vdara) Whole Loan documents and subject to a cap on reserved excess cash flow in an amount equal to the DSCR Trigger Cure Prepayment Amount (as defined below).

A “Trigger Period” means a period (A) commencing upon the earliest of: (i) a CityCenter (Aria & Vdara) Whole Loan event of default, (ii) an event of default under any mezzanine loan, (iii) a bankruptcy action of the borrowers or (iv) a DSCR Trigger Event (as defined below), and (B) terminating upon (i) in the event of a Trigger Period pursuant to clause (A)(i) above, no CityCenter (Aria & Vdara) Whole Loan event of default is continuing, (ii) in the event of a Trigger Period pursuant to clause (A)(ii) above, no event of default under such mezzanine loan is continuing, (iii) in the event of a Trigger Period pursuant to clause (A)(iii) above, such bankruptcy action was involuntary and not consented to by the borrowers, and is discharged, stayed or dismissed within 90 days of its filing, and (iv) in the event of a Trigger Period pursuant to clause (A)(iv) above, the occurrence of a DSCR Trigger Event Cure (as defined below).

“DSCR Trigger Event” means (i) for so long as the Master Lease is in effect and the Master Lease guarantor is publicly traded, the occurrence of both (a) a DSCR (as defined below) as determined by the lender, of less than 2.00:1.00 (the “Required DSCR Ratio”) on any calculation date for the two consecutive calendar quarters immediately preceding the calculation date, based upon the trailing 12 month period immediately preceding such calculation date, and (b) Master Lease guarantor’s market capitalization is less than $6,000,000,000 (the “Market Capitalization Requirement”) for such two consecutive calendar quarters and (ii) for so long as either the Master Lease is not in effect or the Master Lease guarantor is not publicly traded, a DSCR, as determined by the lender, of less than the Required DSCR Ratio on any calculation date for the two consecutive calendar quarters immediately preceding the calculation date, based upon the trailing 12 month period immediately preceding such calculation date.

“DSCR Trigger Event Cure” means the occurrence of any of the following: (i) the DSCR, as determined as of the first day of each of two consecutive calendar quarters following the occurrence of the applicable DSCR Trigger Event, is no less than the Required DSCR Ratio, (ii) borrowers prepay the CityCenter (Aria & Vdara) Whole Loan in an amount equal to the amount of the CityCenter (Aria & Vdara) Whole Loan and any mezzanine loan that if prepaid would result in a DSCR equal to the Required DSCR Ratio (the “DSCR Trigger Cure

A-3-21

Hospitality – Full Service 3730 South Las Vegas Boulevard and 2600 West Harmon Avenue Las Vegas, NV 89158	Collateral Asset Summary – Loan No. 2 CityCenter (Aria & Vdara)	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 36.2% 4.46x 24.8%

Prepayment Amount”) (provided that in the event of a prepayment pursuant to this clause (ii), the DSCR Trigger Period will cease upon such prepayment without any obligation to wait two consecutive calendar quarters) or, in each case to avoid a Trigger Period from occurring, (iii) the guarantor delivers a guaranty (the “DSCR Trigger Cure Guaranty”) in an amount equal to the DSCR Trigger Cure Prepayment Amount, (iv) the borrowers deliver cash and/or a letter of credit in an amount equal to the DSCR Trigger Cure Prepayment Amount (the “DSCR Cure Collateral”) or (v) if the Master Lease is in effect and the Master Lease guarantor is publicly traded, the Master Lease guarantor satisfies the Market Capitalization Requirement without any obligation to wait two consecutive calendar quarters. In the event the DSCR Trigger Event Cure is achieved by delivery of the DSCR Cure Collateral or the DSCR Trigger Cure Guaranty to the lender, the applicable DSCR Trigger Period will cease upon delivery of such DSCR Cure Collateral or DSCR Trigger Cure Guaranty to the lender, without any obligation to wait two consecutive calendar quarters.

“DSCR” means the ratio for the period in question in which: (a) the numerator is (x) while the Master Lease is in effect: (i) if there are one or more MGM operating subtenants for an individual property, the sum of (A) the EBITDAR for each relevant MGM operating subtenant for that individual property (or part of it) and (B) the EBITDAR for MGM Tenant (allocated to any individual property or part of it without an MGM operating subtenant) or (ii) if no MGM operating subtenant exists for that individual property, the EBITDAR for the MGM Tenant allocated to that individual property, or (y) if the Master Lease is not in effect, the sum of EBITDAR for each individual property during that period; and (b) the denominator is the total debt service and mezzanine debt service payable during the 12 months following the calculation date.

Subordinate and Mezzanine Debt. The subordinate debt is evidenced by the CityCenter (Aria & Vdara) B Notes in the aggregate amount of $902,200,000.

Permitted Future Subordinate or Mezzanine Debt. The borrowers have a one-time right without the consent of the lender to cause a mezzanine borrower to incur additional indebtedness in the form of one or more mezzanine loans (the “Mezzanine Loan”), subject to satisfaction of certain conditions precedent set forth in the CityCenter (Aria & Vdara) Whole Loan documents, including that no CityCenter (Aria & Vdara) Whole Loan event of default is then continuing and the principal amount of the Mezzanine Loan will in no event exceed the amount which, after giving effect thereto, yields (x) an aggregate LTV ratio not greater than 77.5% and (y) a debt yield not less than 6.75%.

Preferred Equity. On December 9, 2025, a wholly-owned subsidiary of Realty Income Corporation and affiliates of the borrower sponsor entered into a perpetual preferred equity agreement whereby the Investor LP contributed $800,000,000 in exchange for a preferred equity interest with a preferred return equal to 7.4% per annum, subject to escalations beginning December 9, 2030. See “Additional Indebtedness—Preferred Equity” in the prospectus.

Release of Collateral. Not permitted.

Ground Lease. None.

A-3-22

Retail – Super Regional Mall 210 Andover Street Peabody, MA 01960	Collateral Asset Summary – Loan No. 3 Northshore Mall	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 59.5% 2.30x 15.6%

A-3-23

Retail – Super Regional Mall 210 Andover Street Peabody, MA 01960	Collateral Asset Summary – Loan No. 3 Northshore Mall	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 59.5% 2.30x 15.6%

A-3-24

Retail – Super Regional Mall 210 Andover Street Peabody, MA 01960	Collateral Asset Summary – Loan No. 3 Northshore Mall	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 59.5% 2.30x 15.6%

A-3-25

Retail – Super Regional Mall 210 Andover Street Peabody, MA 01960	Collateral Asset Summary – Loan No. 3 Northshore Mall	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 59.5% 2.30x 15.6%
Mortgage Loan Information		Property Information
Loan Seller:	GACC	Single Asset / Portfolio:	Single Asset
Loan Purpose:	Refinance	Property Type – Subtype:	Retail - Super Regional Mall
Borrower Sponsor(s):	Simon Property Group, L.P. and Canada Pension Plan Investment Board	Collateral:	Fee
Borrower(s):	Mall at Northshore, LLC	Location:	Peabody, MA
Original Balance(1):	$75,000,000	Year Built / Renovated:	1958 / 1978
Cut-off Date Balance(1):	$75,000,000	Property Management:	Simon Management Associates, LLC
% by Initial UPB:	8.5%	Size(4):	1,137,515 SF
Interest Rate:	6.35500%	Appraised Value / Per SF:	$294,000,000 / $258
Note Date:	December 18, 2025	Appraisal Date:	November 14, 2025
Original Term:	60 months	Occupancy:	95.5% (as of December 10, 2025)
Amortization:	Interest Only	UW Economic Occupancy:	91.6%
Original Amortization:	NAP	Underwritten NOI:	$27,314,765
Interest Only Period:	60 months	Underwritten NCF:	$25,949,747
First Payment Date:	February 1, 2026
Maturity Date:	January 1, 2031	Historical NOI
Additional Debt Type(1):	Pari Passu	Most Recent NOI:	$26,581,814 (TTM September 30, 2025)
Additional Debt Balance(1):	$100,000,000	2024 NOI:	$26,505,101
Call Protection(2):	L(25),D(31),O(4)	2023 NOI:	$26,341,333
Lockbox / Cash Management:	Hard / Springing	2022 NOI:	$26,342,169

Reserves(3)				Financial Information(1)
	Initial	Monthly	Cap	Cut-off Date Loan / SF:	$154
Taxes:	$0	Springing	NAP	Maturity Date Loan / SF:	$154
Insurance:	$0	Springing	NAP	Cut-off Date LTV:	59.5%
Replacement Reserves:	$0	Springing	NAP	Maturity Date LTV:	59.5%
TI/LC Reserves:	$0	Springing	NAP	UW NOI DY:	15.6%
Other Reserves:	$3,134,676	$0	NAP	UW NCF DSCR:	2.30x

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan(1)	$175,000,000	99.8%	Loan Payoff	$171,101,035	97.6%
Sponsor Equity	312,283	0.2	Upfront Reserves	3,134,676	1.8
			Closing Costs	1,076,572	0.6
Total Sources	$175,312,283	100.0%	Total Uses	$175,312,283	100.0%
(1)	The Northshore Mall Mortgage Loan (as defined below) is part of a whole loan evidenced by eight pari passu promissory notes with an aggregate outstanding principal balance as of the Cut-off Date of $175.0 million (the “Northshore Mall Whole Loan”). The Financial Information in the chart above reflects the Northshore Mall Whole Loan.
(2)	The lockout period will be at least 25 payment dates beginning with and including the first payment date in February 2026. Defeasance of the Northshore Mall Whole Loan is permitted after the date that is the earlier of (i) two years from the closing date of the securitization that includes the last note comprising a part of the Northshore Mall Whole Loan to be securitized (the “Lockout Release Date”) and (ii) January 1, 2029.
(3)	See “Initial and Ongoing Reserves” below.
(4)	The Northshore Mall Property (as defined below) is part of a larger retail development (the “Northshore Mall Development”) consisting of a total of 1,591,287 square feet (“SF”). JCPenney occupies 135,624 SF at the Northshore Mall Development, Macy’s occupies 198,148 SF at the Northshore Mall Development, and Macy’s Men’s and Furniture occupies 120,000 SF at the Northshore Mall Development, all three of which are not part of the collateral.

The Loan. The third largest mortgage loan (the “Northshore Mall Mortgage Loan”) is part of the Northshore Mall Whole Loan secured by the borrower’s fee interests in a super-regional mall totaling 1,137,515 SF located in Peabody, Massachusetts (the “Northshore Mall Property”). The Northshore Mall Whole Loan is evidenced by eight pari passu promissory notes and accrues interest at a rate of 6.35500% per annum on an Actual/360 basis. The Northshore Mall Whole Loan has a 5-year term and is interest-only for the entire term. The Northshore Mall Whole Loan was co-originated on December 18, 2025 by German American Capital Corporation (“GACC”) and JPMorgan Chase Bank, National Association (“JPMCB”). The Northshore Mall Mortgage Loan is evidenced by the controlling Note A-1, non-controlling Note A-3, and non-controlling Note A-5 contributed by GACC with an original principal balance of $75,000,000.

A-3-26

Retail – Super Regional Mall 210 Andover Street Peabody, MA 01960	Collateral Asset Summary – Loan No. 3 Northshore Mall	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 59.5% 2.30x 15.6%

The table below identifies the promissory notes that comprise the Northshore Mall Whole Loan. The relationship between the holders of the Northshore Mall Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” in the prospectus. The Northshore Mall Whole Loan will be serviced under the pooling and servicing agreement for the Benchmark 2026-V20 securitization trust. See “The Pooling and Servicing Agreement” in the prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$50,000,000	$50,000,000	Benchmark 2026-V20	Yes
A-2(2)	$28,000,000	$28,000,000	BBCMS 2026-5C40	No
A-3	$15,000,000	$15,000,000	Benchmark 2026-V20	No
A-4(1)	$12,000,000	$12,000,000	GACC	No
A-5	$10,000,000	$10,000,000	Benchmark 2026-V20	No
A-6(1)	$10,000,000	$10,000,000	GACC	No
A-7(1)	$38,000,000	$38,000,000	JPMCB	No
A-8(1)	$12,000,000	$12,000,000	JPMCB	No
Whole Loan	$175,000,000	$175,000,000
(1)	Expected to be contributed to a future securitization.
(2)	The BBCMS 2026-5C40 securitization is expected to close on or about February 12, 2026.

The Property. The Northshore Mall Property is a super-regional retail center located at 210 Andover Street in Peabody, Massachusetts, approximately 18 miles north of Boston. The Northshore Mall Property benefits from direct access to major highways (Routes 128 and 114) and is integrated into the Boston Metropolitan Statistical Area via MBTA bus routes, serving a broad trade area that includes the affluent North Shore suburbs and the southern Seacoast of New Hampshire. The Northshore Mall Property comprises 1,137,515 SF and is part of the larger Northshore Mall Development which totals 1,591,287 SF. Originally constructed in 1958, the Northshore Mall Property has undergone multiple renovations to maintain its competitive position and adapt to evolving retail trends.

As of December 10, 2025, the Northshore Mall Property is 95.5% occupied (89.7% occupancy excluding temporary tenants), with 114 unique tenants. The Northshore Mall Property features a mix of national retailers, fitness, furniture, apparel, accessories, and food and beverage tenants. Anchors at the Northshore Mall Development include J.C. Penney (non-collateral), Macy’s (non-collateral), Macy’s Men’s & Furniture (non-collateral), and the future Dick’s House of Sport (ground lease, scheduled to open February 2027). The Northshore Mall Property’s in-line tenants (<10,000 SF) reported trailing 12-month sales of approximately $485 PSF (excludes tenants that have been at the Northshore Mall Property less than two years and/or tenants that do not report sales) as of September 2025, with an occupancy cost of 16.3%. No single tenant accounts for more than 12.1% of NRA or 6.1% of underwritten base rent, reflecting a granular and diversified rent roll.

Since 2018, over $155 million has been invested in the Northshore Mall Property, including the Sears redevelopment and ongoing capital improvements. The borrower sponsors’ cost basis is approximately $556 million, with $381 million of cash equity remaining post-loan origination. Recent redevelopment includes an $86 million transformation of the former Sears parcel into a lifestyle component with approximately 90,000 SF of entertainment, retail, and dining options, plus four multi-use outlots. The Promenade project (restaurant row) added modern dining options such as Amigo’s Mexican Kitchen, Big Chicken, Legal Seafood, Not Your Average Joe’s, Cheesecake Factory, Double Bull Taphouse, Honeygrow, Skinny Pancake, Sweetgreen, and Tony C’s Sports Bar, as well as a nine-unit food court.

The Northshore Mall Property’s area is characterized by strong demographics, with an average household income of $138,109 and a population of 239,474 within a five-mile radius. The average household income within three miles is $131,956, which is above the national average. The area’s workforce is predominantly white-collar, with significant representation in professional, managerial, and executive sectors.

A-3-27

Retail – Super Regional Mall 210 Andover Street Peabody, MA 01960	Collateral Asset Summary – Loan No. 3 Northshore Mall	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 59.5% 2.30x 15.6%

The following tables presents certain information relating to the historical inline tenant sales at the Northshore Mall Property:

Sales Performance History(1)
Sales	2023	2024	TTM Sept-2025	TTM Sept-2025 PSF / Occ. Cost(2)(3)
Gross Property Sales	$210,183,501	$217,103,046	$193,099,833	$382.29 / 13.5%
Sales (Inline < 10,000 SF)	$116,834,311	$115,843,206	$111,936,620	$484.71 / 16.3%
Sales (Inline > 10,000 SF)	$27,300,953	$27,365,857	$26,641,102	$340.06 / 14.2%
Freestanding Tenants	$63,144,830	$71,144,620	$51,889,963	$344.37 / 6.5%
Major Tenants	$2,903,406	$2,749,364	$2,632,148	$58.30 / 10.7%
(1)	Excludes tenants which have had less than 24 months of sales history at the Northshore Mall Property at the time of the reported sales. Based on borrower provided tenant sales statements unless indicated otherwise.
(2)	Based on the underwritten rent roll dated December 10, 2025.
(3)	Excludes non-collateral anchors.

Sales Performance History(1)
Tenant Name	SF	2023	2024	TTM Sept-2025 PSF / Occ. Cost(2)
Dick’s House of Sport(3)	138,000	NAV	NAV	NAV / NAV
Lifetime Fitness	125,000	NAV	NAV	NAV / NAV
Shaw's Supermarket	59,175	$23,849,802	$23,530,201	$23,764,089 / 2.2%
Northshore Orthopedic Realty	48,920	NAV	NAV	NAV / NAV
DSW Shoe Warehouse	45,149	$2,903,406	$2,749,364	$2,632,148 / 10.7%
PGA TOUR Superstore	45,000	NAV	NAV	NAV / NAV
Gametime Lanes & Entertainment	35,924	NAV	NAV	NAV / NAV
Barnes & Noble	26,000	$6,737,480	$6,164,549	$5,717,375 / 9.6%
Tesla Motors	25,693	$18,592,305	$30,970,975	$12,219,593 / 7.6%
The Container Store	24,218	$6,550,495	$3,968,319	$3,307,939 / 29.3%
L.L. Bean	21,049	NAV	NAV	$5,148,314 / 16.3%
(1)	All sales information presented herein with respect to the Northshore Mall Property is based upon information provided by the borrower sponsors. In certain instances, sales figures represent estimates because the tenants are not required to report or otherwise may not have reported sales information on a timely basis. Further, because sales are self-reported, such information is not independently verified by the borrower sponsors.
(2)	Occupancy Cost is calculated from September 2025 TTM sales.
(3)	Dick’s House of Sport sales are not available as the store is expected to open in February 2027.

Major Tenants. The three largest tenants based on NRA at the Northshore Mall Property are DICK’S House of Sport, Lifetime Fitness and Shaw’s Supermarket.

DICK’S House of Sport (138,000 SF; 12.1% of NRA; 0.0% of underwritten base rent) (NYSE: DKS): DICK’S Sporting Goods (Fitch/Moody's/S&P: NR/Baa2/BBB) was founded in 1948 as a bait-and-tackle shop in Binghamton, New York, and has since grown to become an omnichannel sporting goods retailer, with a primary focus on sports equipment, apparel, footwear and accessories. Headquartered in Coraopolis, Pennsylvania, DICK’S Sporting Goods offers a wide range of products through its main and specialty concept stores, including Dick’s Sporting Goods, Public Lands, Moosejaw and Going, Going, Gone! DICK’S House of Sport is a specialty concept that combines retail with sports areas, allowing customers to try out sports products in a real-world setting. DICK’S House of Sport is expected to open at the Northshore Mall Property in February 2027. DICK’S House of Sport owns its box, which was previously occupied by Nordstrom. DICK’s Sporting Goods signed a lease amendment on April 17, 2025 assuming the ground lease from Nordstrom and is expected to pay percentage rent once the store becomes operational. Anecdotally, DICK’S Sporting Goods is planning to spend a total of approximately $30.0 million to convert its space. DICK’S House of Sport has seven 10-year renewal options and no termination options. We cannot assure you that DICK’S House of Sport takes occupancy at the Northshore Mall Property or begins paying rent.

Lifetime Fitness (125,000 SF; 11.0% of NRA; 6.1% of underwritten base rent) (NYSE: LTH): Lifetime Fitness (Fitch/Moody’s/S&P: BB-/NR/NR) was founded in 1992 and is a national chain of luxury health and athletic clubs known for state-of-the-art fitness equipment, personal training services, pools and saunas, and family friendly programs. Lifetime Fitness at the Northshore Mall Property opened in 2021 and has since reported having nearly 10,000 members. Lifetime Fitness has three five-year renewal options and no termination options.

Shaw’s Supermarket (59,175 SF; 5.2% of NRA; 1.7% of underwritten base rent): Shaw’s Supermarket (Fitch/Moody’s/S&P: NR/Ba2/BB+) was founded in 1860 and is one of the oldest continuously-operated supermarkets in the United States. Shaw’s Supermarket operates

A-3-28

Retail – Super Regional Mall 210 Andover Street Peabody, MA 01960	Collateral Asset Summary – Loan No. 3 Northshore Mall	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 59.5% 2.30x 15.6%

over 2,200 stores and employs approximately 265,000 people nationwide. Shaw’s Supermarket is part of the Albertsons stores, which includes Jewel-Osco, ACME Markets, and Star Markets. Shaw’s Supermarket has been at the Northshore Mall Property since January 1, 2019. At the Northshore Mall Property, Shaw’s Supermarket operates under a ground lease and reported trailing-12-months sales of approximately $23.8 million as of September 2025 resulting in an occupancy cost of 2.2%. Shaw’s Supermarket has one five-year renewal option and no termination options.

The following table presents certain information relating to the largest tenants at the Northshore Mall Property:

Tenant Summary(1)
Tenant	Credit Rating (Moody’s/ S&P/Fitch)(2)	Net Rentable Area (SF)	% of Net Rentable Area	U/W Base Rent	U/W Base Rent Per SF	% of Total U/W Base Rent	Lease Expiration	Termination Option (Y/N)
Anchor Tenants
Dick’s House of Sport(3)	NR / Baa2 / BBB	138,000	12.1%	$1	$0.00	0.0%	2/28/2035	N
Anchor Tenants Subtotal / Wtd. Avg.		138,000	12.1%	$1	$0.00	0.0%

Remaining Tenants
Lifetime Fitness	BB- / NR / NR	125,000	11.0%	$1,575,000	$12.60	6.1%	1/31/2042	N
Shaw's Supermarket	NR / Ba2 / BB+	59,175	5.2%	$440,279	$7.44	1.7%	12/31/2027	N
Northshore Orthopedic Realty	NR / NR / NR	48,920	4.3%	$275,275	$5.63	1.1%	4/30/2085	N
DSW Shoe Warehouse	NR / NR / NR	45,149	4.0%	$260,000	$5.76	1.0%	1/31/2027	N
PGA TOUR Superstore	NR / NR / NR	45,000	4.0%	$112,500	$2.50	0.4%	1/31/2028	N
Gametime Lanes & Entertainment	NR / NR / NR	35,924	3.2%	$600,000	$16.70	2.3%	11/30/2034	N
Barnes & Noble	NR / NR / NR	26,000	2.3%	$550,000	$21.15	2.1%	1/31/2030	N
Tesla Motors	NR / Baa3 / BBB	25,693	2.3%	$859,006	$33.43	3.4%	2/28/2029	N
The Container Store	NR / NR / NR	24,218	2.1%	$968,000	$39.97	3.8%	2/29/2028	N
L.L. Bean(4)	NR / NR / NR	21,049	1.9%	$673,568	$32.00	2.6%	10/31/2033	Y
Major Tenants Subtotal / Wtd. Avg.		456,128	40.1%	$6,313,628	$13.84	24.6%
Remaining Total / Wtd. Avg.		563,674	49.6%	$19,303,717	$34.25	75.4%
Occupied Collateral Total / Wtd. Avg.		1,019,802	89.7%	$25,617,344	$25.12	100.0%
Vacant Space(5)		117,713	10.3%
Collateral Total		1,137,515	100.0%
(1)	Based on the underwritten rent roll dated December 10, 2025.
(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.
(3)	Dick’s House of Sport sales and occupancy cost metrics are not available as the store is expected to open in February of 2027.
(4)	If the gross sales for Lease Year 5 (2028) are less than $5.0 million, L.L. Bean may elect to terminate the lease upon 60 days written notice and payment of a fee equal to 50% of the unamortized leasing expenses. Sales for the trailing twelve months ended September 2025 were $5,148,314.
(5)	Temporary tenants are treated as vacant for the purposes of the Top Tenants Summary.

A-3-29

Retail – Super Regional Mall 210 Andover Street Peabody, MA 01960	Collateral Asset Summary – Loan No. 3 Northshore Mall	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 59.5% 2.30x 15.6%

The following table presents certain information relating to the lease rollover schedule at the Northshore Mall Property, based on the initial lease expiration dates:

Lease Rollover Schedule(1)(2)
Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	U/W Base Rent	% of Total U/W Base Rent	U/W Base Rent $ per SF	# of Expiring Leases
2026 & MTM	68,257	6.0%	6.0%	$2,838,361	11.1%	$41.58	19
2027	168,998	14.9	20.9	$3,771,694	14.7	$22.32	21
2028	150,727	13.3	34.1	$5,514,828	21.5	$36.59	20
2029	58,131	5.1	39.2	$2,471,166	9.6	$42.51	13
2030	72,937	6.4	45.6	$2,222,601	8.7	$30.47	9
2031	2,460	0.2	45.8	$377,707	1.5	$153.54	3
2032	9,055	0.8	46.6	$229,165	0.9	$25.31	2
2033	66,523	5.8	52.5	$2,375,080	9.3	$35.70	8
2034	50,854	4.5	57.0	$1,570,000	6.1	$30.87	5
2035	189,213	16.6	73.6	$1,784,353	7	$9.43	10
2036	3,727	0.3	73.9	$449,615	1.8	$120.64	2
2037 & Thereafter	178,920	15.7	89.7	$2,012,775	7.9	$11.25	3
Vacant	117,713	10.3	100.0	NAP	NAP	NAP	NAP
Total/Wtd. Avg.	1,137,515	100.0%	100.0%	$25,617,344	100.0%	$25.12	115
(1)	Based on the underwritten rent roll dated December 10, 2025. Temporary tenants are considered as vacant for the purposes of the Lease Rollover Schedule.
(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Rollover Schedule.

A-3-30

Retail – Super Regional Mall 210 Andover Street Peabody, MA 01960	Collateral Asset Summary – Loan No. 3 Northshore Mall	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 59.5% 2.30x 15.6%

The following table presents certain information relating to the historical and underwritten cash flows of the Northshore Mall Property:

Cash Flow Analysis(1)
	2022	2023	2024	TTM September 30, 2025	Underwritten	Per SF
Base Rent	$21,234,967	$22,647,995	$24,419,319	$25,444,414	$25,617,344	$22.52
Contractual Rent Steps(2)	0	0	0	0	681,230	$0.60
Gross-Up Vacant Rent	0	0	0	0	3,755,730	$3.30
Gross Potential Income	$21,234,967	$22,647,995	$24,419,319	$25,444,414	$30,054,304	$26.42
Total Recoveries	10,929,650	9,157,410	9,486,845	10,177,586	10,933,581	$9.61
Vacancy & Bad Debt	1,286,790	282,883	193,394	(132,025)	(3,755,730)	($3.30)
Other Income(3)	5,837,528	5,562,779	4,680,455	4,246,767	3,614,028	$3.18
Effective Gross Income	$39,288,935	$37,651,067	$38,780,013	$39,736,742	$40,846,182	$35.91
Real Estate Taxes	5,961,408	3,674,313	4,697,072	4,860,154	5,150,962	$4.53
Insurance	452,971	491,559	577,689	873,738	1,008,221	$0.89
Other Expenses(4)	6,532,387	7,143,862	7,000,151	7,421,036	7,372,234	$6.48
Total Expenses	$12,946,766	$11,309,734	$12,274,912	$13,154,928	$13,531,417	$11.90
Net Operating Income	$26,342,169	$26,341,333	$26,505,101	$26,581,814	$27,314,765	$24.01
Capital Expenditures	0	0	0	0	227,503	$0.20
TI/LC	0	0	0	0	1,137,515	$1.00
Net Cash Flow	$26,342,169	$26,341,333	$26,505,101	$26,581,814	$25,949,747	$22.81

Occupancy(5)	91.2%	91.7%	97.0%	95.5%	91.6%(6)
NOI Debt Yield(7)	15.1%	15.1%	15.1%	15.2%	15.6%
NCF DSCR(7)	2.34x	2.34x	2.35x	2.36x	2.30x
(1)	Based on the underwritten rent roll dated December 10, 2025.
(2)	Contractual Rent Steps were taken through December 18, 2026.
(3)	Other Income includes temporary tenant rents, payment in lieu, overage rent, and miscellaneous income.
(4)	Other Expenses include management fees, utilities, security, janitorial / food court / landscape, administrative expenses, repairs and maintenance, and advertising and promotion.
(5)	Historical Occupancy includes temporary tenants.
(6)	Represents economic occupancy.
(7)	Based on the Northshore Mall Whole Loan.

Appraisal. The appraisal determined an “as-is” market value of $294,000,000 as of November 14, 2025 for the Northshore Mall Property.

Appraisal Valuation Summary(1)
Property	Appraised Value	Capitalization Rate
Northshore Mall	$294,000,000	9.00%
(1)	Source: Appraisal.

Environmental Matters. According to the Phase I environmental site assessment dated November 21, 2025 there were no recognized environmental conditions at the Northshore Mall Property.

The Market. According to the appraisal, the Northshore Mall Property is located in the Boston retail market and the Peabody/Salem submarket. The Northshore Mall Property sits in the heart of Peabody, Massachusetts along Routes 128 and 114 which provide access to Boston approximately 18 miles away. According to the appraisal, the Boston retail market consists of approximately 347.0 million SF. The Boston retail market saw an occupancy rate of 96.8% and an asking rate of $21.13 per SF as of the third quarter of 2025. The appraisal describes the Peabody/Salem submarket as being considered an upper tier submarket relative to the overall Boston area. The Peabody/Salem submarket saw an occupancy rate of 99.1% and an asking rate of $25.71 per SF as of the third quarter of 2025.

According to the appraisal, the estimated 2025 population within a one-, three- and five-mile radius of the Northshore Mall Property was 10,287, 97,187 and 239,474, respectively. Additionally, for the same period, the average household income within the same radii was $118,545, $131,956 and $138,109, respectively.

A-3-31

Retail – Super Regional Mall 210 Andover Street Peabody, MA 01960	Collateral Asset Summary – Loan No. 3 Northshore Mall	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 59.5% 2.30x 15.6%

The table below sets forth certain information regarding competitive retail centers:

Competitive Retail Center Summary(1)
Property / Location	Year Built / Renovated or Expanded	Total NRA (SF)	Occupancy	Distance to Subject	Inline Sales PSF	Anchor Tenants
Northshore Mall Peabody, MA	1958 / 1978	1,137,515(2)(3)	95.5%(2)(3)	NAP	$480.00	Macy’s, Dick’s House of Sport, JCPenney, Macy’s Men’s & Furniture
Liberty Tree Mall Danvers, MA	1972 / NAP	861,456	88.0%	0.7 miles	$322	Target, AMC, Kohl’s
Cambridgeside Cambridge, MA	1990 / NAP	900,000	89.0%	17.8 miles	$505	TJMaxx, Apple
Burlington Mall Burlington, MA	1974 / NAP	1,257,403	96.0%	16.9 miles	$810	Macy’s, Nordstrom, Primark
(1)	Based on the appraisal unless indicated otherwise.
(2)	Based on the underwritten rent roll as of December 10, 2025. Occupancy figures include temporary tenants. Occupancy excluding temporary tenants is 89.7%.
(3)	Total NRA (SF) and Occupancy exclude the non-collateral space.

The Borrower and the Borrower Sponsors. The borrower for the Northshore Mall Whole Loan is Mall at Northshore, LLC, a Delaware limited liability company and single purpose entity with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Northshore Mall Whole Loan. The borrower sponsors are Simon Property Group, L.P. (“Simon”) and Canada Pension Plan Investment Board (“CCPIB”). Simon is the operating partnership of Simon Property Group, Inc. (NYSE: SPG), a retail focused real estate investment trust, and a member of the S&P 100. As of year end 2024, Simon (and/or its parent entity) has interests in 194 properties and 170.7 million SF in the United States in addition to 35 properties and 11.9 million SF abroad. As of January 5, 2026, Simon (and/or its parent entity) has a market cap of approximately $69.1 billion. CCPIB is a Canadian pension fund with an assets under management (AUM) of approximately $777.5 billion as of September 30, 2025.

The non-recourse carveout guarantor is Mayflower Realty LLC, solely with respect to the Series B assets of such entity. Mayflower Realty LLC indirectly owns 100% of the borrower, and its common equity is owned by the borrower sponsors.

Property Management. The Northshore Mall Property is managed by Simon Management Associates, LLC, an affiliate of the borrower sponsors.

Initial and Ongoing Reserves. At origination, the borrower was required to deposit into escrow (i) $2,869,704 for outstanding tenant improvements and leasing costs and (ii) $264,972 for a gap rent reserve.

Tax Escrows – On a monthly basis, during the continuance of a Trigger Period (as defined below) or at any time taxes are not paid by the borrower prior to the assessment of any penalty, the borrower is required to escrow 1/12th of the annual estimated tax payments payable during the next ensuing 12 months.

Insurance Escrows – During the continuance of a Trigger Period, except if the Northshore Mall Property is insured under an acceptable blanket policy and no event of default for which the lender has commenced or an enforcement action is continuing, the borrower is required to escrow 1/12th of the annual estimated insurance payments on a monthly basis. An acceptable blanket policy was in place at origination.

Replacement Reserves – During the continuance of a Trigger Period, the borrower is required to escrow an amount equal to $18,959 on a monthly basis for ongoing replacement reserves.

Rollover Reserves – During the continuance of a Trigger Period, the borrower is required to escrow an amount equal to $94,793 on a monthly basis for ongoing rollover reserves.

A “Trigger Period” commences upon the occurrence of (i) an event of default, (ii) a Low Debt Yield Period (as defined below), (iii) a bankruptcy action of the borrower or (iv) a bankruptcy action of the manager if the manager is an affiliate of the borrower and will end if, (a) with respect to clause (i), the lender has waived the event of default or the borrower has cured the event of default (and the lender has accepted such cure in its sole discretion) and no other event of default is then continuing, (b) with respect to clause (ii), the Low Debt Yield Period has ended pursuant to the definition thereof, and (c) with respect to clause (iv), the manager is dismissed within 60 days or such bankruptcy action of manager is dismissed within 90 days without adverse consequences to the Northshore Mall Property. The borrower may not cure a trigger period caused by clause (iii), nor may the borrower cure a Trigger Period more than five times over the course of the Northshore Mall Whole Loan.

A-3-32

Retail – Super Regional Mall 210 Andover Street Peabody, MA 01960	Collateral Asset Summary – Loan No. 3 Northshore Mall	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 59.5% 2.30x 15.6%

A “Low Debt Yield Period” commences upon the debt yield calculated for the trailing four calendar quarters being less than 11.5% for two consecutive calendar quarters and will end upon the Northshore Mall Whole Loan achieving a debt yield of at least 11.5% for two consecutive calendar quarters.

Lockbox / Cash Management. The Northshore Mall Whole Loan is structured with a hard lockbox and springing cash management. The borrower and property manager are required to direct the tenants to pay rent directly into the lockbox account, and to deposit any rents otherwise received into such account within two business days after receipt. During the continuance of a Trigger Period, all funds in the lockbox account are required to be swept on a weekly basis to a lender-controlled cash management account. Funds in the cash management account are required to be applied to debt service and the reserves and escrows described above and property expenses, with any excess funds to be (i) deposited into an excess cash flow reserve account held by the lender as cash collateral for the Northshore Mall Whole Loan or (ii) if no Trigger Period is continuing, disbursed to the borrower.

Subordinate and Mezzanine Debt. None.

Permitted Future Subordinate or Mezzanine Debt. Not permitted.

Release of Collateral. The borrower may, without the consent of the lender, make transfers of non-income producing portions of the Northshore Mall Property, subject to satisfying certain conditions related to zoning matters, complete tax lots, legal subdivision, ingress and egress, and REMIC requirements.

Ground Lease. None.

A-3-33

Office – Urban 235 Duffield Street Brooklyn, NY 11201	Collateral Asset Summary – Loan No. 4 1 Willoughby Square	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 65.5% 1.48x 10.6%

A-3-34

Office – Urban 235 Duffield Street Brooklyn, NY 11201	Collateral Asset Summary – Loan No. 4 1 Willoughby Square	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 65.5% 1.48x 10.6%

A-3-35

Office – Urban 235 Duffield Street Brooklyn, NY 11201	Collateral Asset Summary – Loan No. 4 1 Willoughby Square	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 65.5% 1.48x 10.6%
Mortgage Loan Information		Property Information
Loan Seller:	GACC	Single Asset / Portfolio:	Single Asset
Loan Purpose:	Recapitalization	Property Type – Subtype:	Office – Urban
Borrower Sponsor(s)(1):	Joseph Jerome, Morris Jerome, Jacob Jerome, Louis Jerome, Adnane Mousannif, Edmond Safra, Morris Sabagh and Abraham Kassin	Collateral:	Fee
Borrower(s):	1 Willoughby Square Property Owner LLC	Location:	Brooklyn, NY
Original Balance(2):	$75,000,000	Year Built / Renovated:	2021 / NAP
Cut-off Date Balance(2):	$75,000,000	Property Management:	LMJ Realty Management LLC
% by Initial UPB:	8.5%	Size:	280,348 SF
Interest Rate:	6.78600%	Appraised Value / Per SF:	$190,800,000 / $681
Note Date:	December 15, 2025	Appraisal Date:	September 2, 2025
Original Term:	60 months	Occupancy:	95.0% (as of December 15, 2025)
Amortization:	Interest Only	UW Economic Occupancy:	93.0%
Original Amortization:	NAP	Underwritten NOI(5):	$13,187,650
Interest Only Period:	60 months	Underwritten NCF:	$12,711,058
First Payment Date:	February 6, 2026
Maturity Date:	January 6, 2031	Historical NOI
Additional Debt Type(2):	Pari Passu	Most Recent NOI(5):	$8,876,065 (TTM September 30, 2025)
Additional Debt Balance(2):	$50,000,000	2024 NOI:	$8,772,008
Call Protection(3):	L(25),D(31),O(4)	2023 NOI:	$7,010,426
Lockbox / Cash Management:	Hard / Springing	2022 NOI:	$2,828,623

Reserves(4)				Financial Information(2)
	Initial	Monthly	Cap	Cut-off Date Loan / SF:	$446
Taxes:	$30,691	Springing	NAP	Maturity Date Loan / SF:	$446
Insurance:	$0	Springing	NAP	Cut-off Date LTV:	65.5%
Replacement Reserves:	$0	Springing	NAP	Maturity Date LTV:	65.5%
TI / LC:	$4,566,619	Springing	NAP	UW NOI DY:	10.6%
Free Rent:	$4,793,870	$0	NAP	UW NCF DSCR:	1.48x

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan(2)	$125,000,000	64.6%	Loan Payoff(7)	$179,500,000	92.8%
Principal Equity Contribution(6)	$68,519,304	35.4	Upfront Reserves	9,391,180	4.9
			Closing Costs	4,628,125	2.4
Total Sources	$193,519,304	100.0%	Total Uses	$193,519,304	100.0%
(1)	See “—The Borrower and the Borrower Sponsors” below.
(2)	The 1 Willoughby Square Mortgage Loan (as defined below) is part of the 1 Willoughby Square Whole Loan (as defined below), which is comprised of three pari passu promissory notes with an aggregate original principal balance of $125,000,000. The Financial Information in the chart above is based on the 1 Willoughby Square Whole Loan. See “—The Loan” below.
(3)	The lockout period will be at least 25 payment dates beginning with and including the first payment date in February 2026. Defeasance of the 1 Willoughby Square Whole Loan is permitted after the date that is the earlier of (i) two years from the closing date of the securitization that includes the last note comprising a part of the 1 Willoughby Square Whole Loan to be securitized and (ii) December 15, 2028.
(4)	See “—Initial and Ongoing Reserves” below for further discussion of reserve information.
(5)	The increase from Most Recent NOI to Underwritten NOI is primarily attributable to additional leasing in late 2025 and 2026 (Maycomb, JEMB Realty Corp., Philo TV, OCA (as defined below), CorePower Yoga and Rubenstein Law) amounting to approximately $4.1 million in base rent.
(6)	The majority of the Principal Equity Contribution is derived from unsecured subordinate loans made as described under “—The Borrower and the Borrower Sponsors” below.
(7)	The prior mortgage loan secured by the 1 Willoughby Square Property (as defined below) in the original principal amount of $235,000,000 was held by a construction lender, and the borrower negotiated a discounted payoff for $185,000,000 ($169,500,000 net of reserves held by the construction lender). The overall building was delivered in 2021, at the peak of the COVID-19 pandemic. In addition, prior to origination there existed two mezzanine loans totaling $96,500,000 from EB-5 lenders secured by equity interests in the borrower. With respect to the senior mezzanine loan, the borrower obtained a discounted payoff pursuant to which the related mezzanine lender (“Senior EB-5 Lender”) released the related mezzanine collateral in exchange for (i) a $10,000,000 payment made at loan origination of the 1 Willoughby Square Mortgage Loan (bringing total debt repayment to $179,500,000) and (ii) a note from JEMB Member (as defined below) in the amount of $10,000,000 payable from excess cash flow distributable to JEMB Member with the first $5,000,000 of excess cash flow payable to the Senior EB-5 Lender and the next $10,000,000 of excess cash flow split pari passu between the Senior EB-5 Lender and JEMB Member until each receives $5,000,000. Joseph Jerome and Morris Bailey also provided the Senior EB-5 Lender with a recourse carve-out guaranty. With respect to the junior mezzanine loan, the related mezzanine lender released the related mezzanine collateral in exchange for a lien on unrelated property and a payment of $10,000,000 that is required to be made within 12 months of origination of the 1 Willoughby Square Whole Loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” in the prospectus.

A-3-36

Office – Urban 235 Duffield Street Brooklyn, NY 11201	Collateral Asset Summary – Loan No. 4 1 Willoughby Square	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 65.5% 1.48x 10.6%

The Loan. The fourth largest mortgage loan (the “1 Willoughby Square Mortgage Loan”) is part of a whole loan (the “1 Willoughby Square Whole Loan”) which is comprised of three pari passu promissory notes with an aggregate outstanding principal balance as of the Cut-off Date of $125,000,000. The 1 Willoughby Square Whole Loan is secured by the borrower’s fee simple interest in a 280,348 SF condominium unit in an urban office building located in Brooklyn, New York (the “1 Willoughby Square Property”). The 1 Willoughby Square Mortgage Loan is evidenced by the controlling Note A-1 with an outstanding principal balance as of the Cut-off Date of $75,000,000.

The table below identifies the promissory notes that comprise the 1 Willoughby Square Whole Loan. The relationship between the holders of the 1 Willoughby Square Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” in the prospectus. The 1 Willoughby Square Whole Loan will be serviced pursuant to the pooling and servicing agreement for the Benchmark 2026-V20 securitization trust. See “Pooling and Servicing Agreement” in the prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$75,000,000	$75,000,000	Benchmark 2026-V20	Yes
A-2(1)	$25,000,000	$25,000,000	GACC	No
A-3(1)	$25,000,000	$25,000,000	GACC	No
Total	$125,000,000	$125,000,000
(1)	Expected to be contributed to one or more future securitization transactions.

The Property. The 1 Willoughby Square Property is a 280,348 SF condominium unit consisting of the ground floor to floor 21 of a 392,567 SF 35-story, class A, LEED Platinum urban office building located in the Downtown Brooklyn submarket (the “1 WSQ Building”). The 1 WSQ Building was constructed in 2021 and features column-free, 14,500 SF floor plates with 14-16-foot slab heights. The 1 WSQ Building is the tallest office tower in Brooklyn and the area’s first ground-up office tower delivered in a generation. In connection with the loan origination, the borrower sponsors created a condominium structure, bifurcating the 1 WSQ Building into two units (“Unit 1”, which constitutes the 1 Willoughby Square Property) and (“Unit 2”, which constitutes the remainder of the 1 WSQ Building). As of December 15, 2025, the 1 Willoughby Square Property is 95.0% leased with a 14.4-year WALT remaining, to a mix of tenants including government agencies on long-term leases, architectural firms, family offices, and nonprofit organizations with 45.6% of underwritten base rent generated by investment grade tenants. Unit 2 of the 1 WSQ Building was vacant as of the origination date. The 1 Willoughby Square Property amenities include a coffee bar, conferencing facilities, and a tenant lounge, all overlooking the Willoughby Square Park and offering 360-degree views from New York Harbor to Prospect Park. In addition, the 1 Willoughby Square Property features private outdoor spaces on multiple floors, a 250-space bicycle parking area and advanced air filtration. The 1 Willoughby Square Property is a short walk from multiple subway lines, as well as the Long Island Railroad at Atlantic Terminal, providing access to Manhattan and beyond.

Additionally, the combined 1 WSQ Building benefits from a long-term real estate tax abatement program, Industrial & Commercial Abatement Program (ICAP), which has a 25-year term with 22 years remaining as of July 1, 2026, and is expected to provide for an abatement of $3,962,748 for the first 16 years, which started July 1, 2023, with 10% step downs for the following 9 years, though estimated benefits may be reduced if the assessment or tax rate declines from those in the first year of the benefit program and are subject to the terms of the ICAP program.  The continuation of the benefits at these amounts assumes continued compliance with the ICAP requirements, including the owners’ filing of a biennial statement of continuing use, and continued use of the building as commercial office with no more than ten percent of the floor area used for retail purposes as defined for ICAP purposes.    No formal filing is required to transfer the ICAP benefit from the pre-existing single tax lot to the new condominium tax lots.  Borrower’s ICAP counsel is expected to take informal administrative action, if necessary, to have the ICAP benefits transferred pro rata to the new tax lots when the separate tax bills are issued.

A portion of the 1 Willoughby Square Property was deeded by the City of New York and the New York City Economic Development Authority, and is subject to agreements with such entities.  A breach of the representations and covenants in such agreements may trigger a reversion of such portion of the 1 Willoughby Square Property to such entities without compensation.   See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Use Restrictions” in the prospectus.

A-3-37

Office – Urban 235 Duffield Street Brooklyn, NY 11201	Collateral Asset Summary – Loan No. 4 1 Willoughby Square	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 65.5% 1.48x 10.6%

Top Tenants. The three largest tenants based on underwritten base rent are Board of Education, FX FOWLE and The City of New York.

Board of Education (86,160 SF, 30.7% of net rentable area, 31.6% of UW base rent, Aa2/AA/AA (Moody’s / S&P / Fitch)). The New York City Board of Education operates the Albee Square Montessori Public School at the 1 Willoughby Square Property. The school spans 86,160 SF and features 14 classrooms, two special education rooms, a gymnasium-cafetorium, cafeteria, rooftop play area, and a dedicated entrance. The school opened in September 2024 as New York City’s first public (Montessori-inspired) school, serving Pre-Kindergarten and Kindergarten initially, with plans to expand annually up to Grade 5. The school embraces a Montessori-inspired educational model including multi-age, mixed classrooms, allowing students to work at their own pace in a collaborative environment with uninterrupted work periods and self-directed learning. The tenant has a 15-year renewal option through October 2065. The tenant also has the right to terminate its lease at the end of the 15th year of the lease term (November 2035) and again at the end of the 20th year of the lease term (November 2040) and the 25th year of the lease term (November 2045). Additionally, the tenant spent $20.25 million of its own capital for the fit out of its space, inclusive of a gymnasium, auditorium, outdoor play facility, classrooms, and lobby.

FX FOWLE (40,302 SF, 14.4% of net rentable area, 14.5% of UW base rent). FX FOWLE is the former name of the New York-based architecture, planning, and interior design firm now known as FX Collaborative. The firm was originally founded in 1978 by Bob Fox and Bruce Fowle as Fox & Fowle Architects. FX Collaborative designs buildings and spaces for numerous types of properties in New York City and worldwide, including: office towers and corporate headquarters (including the 1 WSQ Building), cultural institutions (Statue of Liberty Museum), educational buildings (Columbia Business School / Albee Square Montessori), residential developments (The Greenwich Lane in Manhattan), and transportation and civic projects (Javits Center renovation). The tenant has a 5-year renewal option through February 2042 and no termination options. Additionally, the tenant spent $3.4 million of its own capital for the fit out of its space inclusive of built in cabinetry, custom light fixtures, and finishes. FX FOWLE has free rent totaling $384,676 in specified months in 2032.

The City of New York Office of Court Admin (27,304 SF, 9.7% of net rentable area, 8.6% of UW base rent, Aa2/AA/AA (Moody’s / S&P / Fitch)). The New York State Office of Court Administration (“OCA”) serves as the administrative arm of the Unified Court System, overseeing and supporting the operation of all state courts, including those in New York City. The OCA functions under the direction of the Chief Administrative Judge, who is appointed by the Chief Judge of the Court of Appeals of the State of New York and oversees statewide court administration and policy. OCA support extends across trial courts, family courts, surrogates’ courts, and others, ensuring consistency in court operations. In the context of New York City’s court system, the Deputy Chief Administrative Judge for New York City Courts (a role within OCA) oversees local court operations and resource distribution, working alongside individual court administrators across the city’s five Judicial Districts. The tenant has two 5-year renewal options through November 2051 and 2056. The tenant also has the right to terminate its lease in February 2039 and February 2042, provided written notice is given one year in advance. The OCA has free rent totaling $1,616,954.67 From December 2025 through February 2027.

A-3-38

Office – Urban 235 Duffield Street Brooklyn, NY 11201	Collateral Asset Summary – Loan No. 4 1 Willoughby Square	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 65.5% 1.48x 10.6%

The following table presents certain information relating to the top tenants at the 1 Willoughby Square Property based on base rent:

	Tenant Summary(1)
Tenant	Credit Rating (Moody’s / S&P / Fitch)(2)	Net Rentable Area (SF)	% of NRSF	U/W Base Rent	U/W Base Rent Per SF(3)	% Annual U/W Base Rent	Lease Expiration	Renewal Option (Y/N)	Termination Option (Y/N)
Major Tenants-Office
Board of Education	Aa2/AA/AA	86,160	30.7%	$5,026,500	$58.34	31.6%	10/31/2050	1 x 15	Y(4)
FX FOWLE	NR/NR/NR	40,302	14.4%	$2,308,062	$57.27	14.5%	2/28/2037	1 x 5	N
The City of New York Office of Court Admin (OCA)	Aa2/AA/AA	27,304	9.7%	$1,365,200	$50.00	8.6%	11/30/2046	2 x 5	Y(5)
City Block	NR/NR/NR	14,507	5.2%	$942,955	$65.00	5.9%	4/30/2028	1 x 3	N
JEMB Realty Corp.(6)	NR/NR/NR	14,508	5.2%	$870,480	$60.00	5.5%	6/30/2031	1 x 5	N
MSFoundation	NR/NR/NR	14,500	5.2%	$870,000	$60.00	5.5%	2/28/2039	2 x 5	N
IRS(7)	Aa1/AA+/AA+	14,308	5.1%	$851,755	$59.53	5.4%	7/23/2033	None	Y(8)
ARO	NR/NR/NR	9,860	3.5%	$591,600	$60.00	3.7%	8/31/2033	1 x 5	N
Propel	NR/NR/NR	9,883	3.5%	$591,596	$59.86	3.7%	6/30/2028	1 x 5	N
Rubenstein Law	NR/NR/NR	8,919	3.2%	$579,735	$65.00	3.7%	11/30/2031	1 x 3	N
Top 10 Tenants		240,251	85.7%	$13,997,883	$58.26	88.1%
Other Tenants		26,213	9.4%	$1,884,839	$71.90	11.9%
Total Occupied		266,464	95.0%	$15,882,722	$59.61	100.0%
Vacant		13,884	5.0%
Total		280,348	100.0%
(1)	Based on the underwritten rent roll dated December 15, 2025.
(2)	Certain ratings are those of the parent company or government entity, whether or not the parent company or government entity guarantees the lease.
(3)	The following tenants have free or gap rent periods; (i) FX FOWLE has free rent totaling $384,676 in specified months in 2032, (ii) OCA has free rent totaling $1,616,954.67 from December 2025 through February 2027, (iii) City Block has free rent totaling $235,738.74 from April through June 2026, (iv) JEMB Realty Corp. has gap rent totaling $479,700 from December 2025 through June 2026, (v) MS Foundation has free rent totaling $362,500 in March of 2026, 2028, 2030, 2032 and 2034, (vi) ARO has free rent totaling $64,938.20 from December 2025 through August 2026, and (vii) Rubenstein Law has free rent totaling $241,556.25 from July 2026 through November 2026 and gap rent totaling $187,219.56 from December 2025 through June 2026. Rubenstein Law is currently occupying temporary space on the 19th floor. It is anticipated Rubenstein Law’s suite will be move-in ready or around July 2026 at which point JEMB Realty Corp is expected to take occupancy of the 19th floor suite.
(4)	The Board of Education has the right to terminate its lease at the end of the 15th year of the lease term (November 2035) and again at the end of the 20th year of the lease term (November 2040) and the 25th year of the lease term (November 2045).
(5)	The City of New York Office of Court Admin has the right to terminate its lease on the twelfth anniversary (February 1, 2039) of the rent commencement date and the fifteenth anniversary of the rent commencement date (February 1, 2042) provided written notice is given one year in advance.
(6)	JEMB Realty Corp is an affiliate of the borrower. JEMB Realty Corp. is not yet in occupancy as its space is being used temporarily by Rubenstein Law while Rubenstein Law’s leased space is built out, as described in footnote (3) above
(7)	The lease to the IRS is expected to be assigned to the borrower after origination pursuant to a novation agreement. Such assignment to the borrower is subject to governmental rules and regulations. In addition, The assignment of leases and rents to the lender as applicable to the IRS lease is also subject to governmental rules and regulations. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Retail Properties” in the prospectus.
(8)	The IRS may terminate its lease at any time after July of 2031.

A-3-39

Office – Urban 235 Duffield Street Brooklyn, NY 11201	Collateral Asset Summary – Loan No. 4 1 Willoughby Square	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 65.5% 1.48x 10.6%

The following table presents certain information relating to the lease rollover schedule at the 1 Willoughby Square Property, based on the initial lease expiration dates:

Lease Rollover Schedule(1)
Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	U/W Base Rent(3)	% of Total U/W Base Rent	U/W Base Rent $ per SF	# of Expiring Leases
MTM & 2026	4,601	1.6%	1.6%	$310,706	2.0%	$67.53	1
2027	0	0.0%	1.6%	$0	0.0%	$0.00	0
2028	24,390	8.7%	10.3%	$1,534,551	9.7%	$62.92	2
2029	0	0.0%	10.3%	$0	0.0%	$0.00	0
2030	4,317	1.5%	11.9%	$280,605	1.8%	$65.00	1
2031	31,469	11.2%	23.1%	$1,932,735	12.2%	$61.42	3
2032	0	0.0%	23.1%	$0	0.0%	$0.00	0
2033	29,656	10.6%	33.7%	$1,770,824	11.1%	$59.71	3
2034	0	0.0%	33.7%	$0	0.0%	$0.00	0
2035	0	0.0%	33.7%	$0	0.0%	$0.00	0
2036 & Thereafter	172,031	61.4%	95.0%	$10,053,301	63.3%	$58.44	5
Vacant	13,884	5.0%	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	280,348	100.0%		$15,882,722	100.0%	$59.61	15
(1)	Based on the underwritten rent roll as of December 15, 2025.

The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the 1 Willoughby Square Property:

Cash Flow Analysis
	2021	2022	2023	2024	TTM 9/30/2025	UW(1)	UW PSF
Base Rent	$6,126,849	$6,921,102	$10,578,833	$11,616,238	$11,675,340	$15,882,722	$56.65
Rent Step	0	0	0	0	0	12,951	$0.05
IG Rent Steps(2)	0	0	0	0	0	44,555	$0.16
Potential Income from Vacant Space	0	0	0	0	0	1,111,500	$3.96
Gross Potential Rent	$6,126,849	$6,921,102	$10,578,833	$11,616,238	$11,675,340	$17,051,728	$60.82
Total Reimbursements	55,566	226	565,478	594,687	565,135	729,936	$2.60
Net Rental Income	$6,182,416	$6,921,328	$11,144,312	$12,210,925	$12,240,475	$17,781,664	$63.43
Other Income(3)	59,386	54,146	114,288	168,376	229,617	368,334	$1.31
(Vacancy & Credit Loss)	0	0	0	0	0	(1,111,500)	($3.96)
Effective Gross Income	$6,241,802	$6,975,474	$11,258,599	$12,379,301	$12,470,092	$17,038,498	$60.78

Real Estate Taxes(4)	63,879	1,233,282	1,395,371	336,446	256,515	269,061	$0.96
Insurance	232,827	283,489	374,259	381,193	382,377	395,972	$1.41
Management Fee	136,317	237,782	269,769	357,304	366,288	511,155	$1.82
Other Expenses	1,393,819	2,392,297	2,208,773	2,532,350	2,588,848	2,674,660	$9.54
Total Expenses	$1,826,842	$4,146,851	$4,248,173	$3,607,293	$3,594,028	$3,850,848	$13.74

Net Operating Income	$4,414,961	$2,828,623	$7,010,426	$8,772,008	$8,876,065(5)	$13,187,650(5)	$47.04
Replacement Reserves	0	0	0	0	0	56,070	$0.20
TI/LC	0	0	0	0	0	420,522	$1.50
Net Cash Flow	$4,414,961	$2,828,623	$7,010,426	$8,772,008	$8,876,065	$12,711,058	$45.34

Occupancy %	44.7%	70.9%	82.7%	87.1%	95.0%(1)	93.0%
NCF DSCR	0.51x	0.33x	0.82x	1.02x	1.03x	1.48x
NOI Debt Yield	3.5%	2.3%	5.6%	7.0%	7.1%	10.6%
(1)	Based on the underwritten rent roll dated December 15, 2025.
(2)	The IG rent steps are associated with the Board of Education, OCA and IRS tenants.
(3)	Other income is made up of customer service revenue, service contract revenue, FX FOWLE TI reimbursements and miscellaneous income.
(4)	Real Estate Taxes were underwritten based on the average abated taxes during the loan term after giving effect to the ICAP abatement.
(5)	The increase from TTM 9/30/2025 Base Rent and Net Operating Income to UW Base Rent and UW Net Operating Income is primarily attributable to additional leasing in late 2025 and 2026 (Maycomb, JEMB Realty Corp, Philo TV, OCA, CorePower Yoga and Rubenstein Law) amounting to approximately $4.1 million in base rent.

A-3-40

Office – Urban 235 Duffield Street Brooklyn, NY 11201	Collateral Asset Summary – Loan No. 4 1 Willoughby Square	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 65.5% 1.48x 10.6%

Appraisal. According to the appraisal, the 1 Willoughby Square Property had an “as-is” appraised value of $190,800,000, as of September 2, 2025.

1 Willoughby Square Appraised Value(1)
Property	Value	Capitalization Rate
1 Willoughby Square	$190,800,000	6.25%
(1)	Source: Appraisal.

Environmental Matters. According to the Phase I environmental site assessment report dated September 5, 2025, there was no evidence of any recognized environmental conditions at the 1 Willoughby Square Property.

The Market. The 1 Willoughby Square Property is located at 235 Duffield Street in Downtown Brooklyn, New York, within Kings County, a dense and transit-rich commercial district that has experienced redevelopment and growing residential demand. The 1 Willoughby Square Property is situated within a mixed urban environment that includes high-rise office buildings, major residential towers and a broad mix of national and local tenants, including big-box retailers, as well as educational and governmental institutions such as the NYC College of Technology, Long Island University, Brooklyn Law School, and multiple court and municipal buildings. The 1 Willoughby Square Property also benefits from adjacency to Abolitionist Place Public Park, which enhances visibility and pedestrian activity. Regional access is strong, with nearly all major subway lines and the Long Island Railroad located within walking distance, providing connectivity to Manhattan and the broader metropolitan region.

According to the appraisal, the 1 Willoughby Square Property is located within the Kings County office market and the Downtown Brooklyn office and retail submarkets. As of the third quarter of 2025, the Kings County office vacancy rate was 15.3%, compared with a 10-year historical average of 10.0%, while the Downtown Brooklyn submarket exhibited a higher vacancy rate of 20.8%, reflecting ongoing softness in office demand. Asking rents within Kings County averaged $42.74 per SF, and Downtown Brooklyn office rents averaged $41.84 per SF, supported primarily by newer Class A inventory. In contrast, retail space in Kings County remained comparatively healthy, with a 3.7% vacancy rate and average asking rents of $54.75 per SF as of the third quarter of 2025. The Downtown Brooklyn retail submarket reported a higher vacancy rate of 8.4%, though its average asking rents of $84.19 per SF remain among the strongest in the borough due to dense residential and daytime populations.

The table below presents certain information relating to office leases comparable to those at the 1 Willoughby Square Property identified by the appraisal:

Comparable Office Leases(1)
Property Name/Location	Year Built/ Renovated	Total GLA (SF)	Tenant	Tenant Size (SF)	Lease Start Date	Lease Term (years)	Annual Rent PSF
1 Willoughby Square(2) Brooklyn, NY	2021 / NAP	280,348	Board of Education	86,160	Nov-20	30.0	$58.34
25 Kent Brooklyn, NY	2017 / NAP	511,161	Queen One	29,718	Jun-25	11.2	$73.00
10 Jay Street Brooklyn, NY	1898 / 2024	230,000	Mischief	23,621	Feb-25	7.9	$62.00
One Pierrepont Plaza Brooklyn, NY	1987 / 2009	725,991	The Corcoran Group	12,807	Feb-24	11.2	$55.00
The Paxton Brooklyn, NY	2023 / NAP	333,000	NYC Department of Health	17,708	Dec-23	21.0	$48.80
One Pierrepont Plaza Brooklyn, NY	1987 / 2009	725,991	Institute of Family Health	23,987	Jul-23	16.0	$58.00
(1)	Source: Appraisal.
(2)	Based on underwritten rent roll as of December 15, 2025.

The Borrower and the Borrower Sponsors. The borrower is 1 Willoughby Square Property Owner LLC, a Delaware limited liability company and single purpose entity with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 1 Willoughby Square Whole Loan.

The borrower sponsors are Joseph Jerome, Morris Jerome, Jacob Jerome, Louis Jerome, Adnane Mousannif, Edmond Safra, Morris Sabagh and Abraham Kassin and the non-recourse carveout guarantor is Joseph Jerome. Joseph Jerome founded JEMB Realty Corporation (“JEMB”) with his partner Morris Bailey in 1990. JEMB is a three-generation, family-run, real estate development, investment and management firm based in New York City. JEMB owns and manages a portfolio of over 6.5 million square feet – comprising office towers, shopping centers, and residential complexes across North America, specifically concentrated in the Greater New York region, Pennsylvania and Montreal, Canada. JEMB’s notable properties include: 75 Broad, Herald Towers, 150 Broadway, and 1 Willoughby Square in New York City, plus Resorts Casino Hotel (Atlantic City) and Wyndham Grand Clearwater Beach Hotel (Florida).

A-3-41

Office – Urban 235 Duffield Street Brooklyn, NY 11201	Collateral Asset Summary – Loan No. 4 1 Willoughby Square	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 65.5% 1.48x 10.6%

In connection with the origination of the 1 Willoughby Square Whole Loan, the joint venture which indirectly controls the borrower (the “Albee JV”) brought in two new 0% common equity members (i) E 1WSQ LLC (the “AVRS Special Member”) which contributed a nominal amount of capital to the Albee JV and which is owned in part indirectly by Edmond Safra and (ii) 1 WSQ KSR 2 LLC (the “KSR Special Member”) which contributed a nominal amount of capital and which is controlled by Morris Sabbagh and Abraham Kassin. The co-managers of the joint venture that controls the borrower are (i) Albee JV Holdco LLC (the “JEMB Member”) which is controlled by Joseph Jerome and certain of his family members, (ii) Averroes Partners LP, which is owned and controlled by Adnane Mousannif and Edmond Safra, and (iii) KSR WSQ Manager LLC, which is owned and controlled by Morris Sabbagh and Abraham Kassin.  Initially, JEMB Member owns 100% of the common equity in the Albee JV. In addition, $65,000,000 of unsecured loans, all of which are convertible into preferred equity were made to the Albee JV, all of which (other than $1,000,000 from a JEMB Member affiliate) were made by affiliates of the new common equity members. It is anticipated that upon repayment and/or conversion of such unsecured loans, and the return of all of the capital contributed by affiliates of the JEMB Member, each of AVRS Special Member and KSR Special Member (i.e. the new common equity members) will be entitled to 24.50% of distributions from the Albee JV, with JEMB Member and/or its affiliates entitled to the remainder.

Property Management. The 1 Willoughby Square Property is currently managed by LMJ Realty Management LLC, a borrower sponsor affiliated management company.

Initial and Ongoing Reserves. At origination, the borrower deposited into escrow approximately $4,566,619 for outstanding tenant improvements and/or leasing commissions, approximately $4,793,870 for free rent and gap rent for eleven tenants, including the top five tenants FX FOWLE and New York City Office of Court Administration, and approximately $30,691 for real estate taxes.

Tax Escrows – During a Trigger Period (as defined below), the borrower is required to deposit into a real estate tax reserve, on a monthly basis, an amount equal to 1/12th of the real estate taxes that the lender estimates will be payable during the next ensuing twelve months (initially, $30,691 but after the 1 Willoughby Square Property is assessed as a separate tax lot, this figure will be based only upon the taxes attributable to the 1 Willoughby Square Property and not Unit 2).

Insurance Escrows – During a Trigger Period, the borrower is required to deposit into an insurance reserve, on a monthly basis, an amount equal to 1/12th of the insurance premiums that the lender reasonably estimates will be payable for the renewal of the coverage afforded by the policies upon the expiration thereof.

Replacement Reserves – During a Trigger Period, the borrower is required to deposit approximately $4,672, on a monthly basis, into a replacement reserve.

TI/LC Reserve – During a Trigger Period, the borrower is required to deposit approximately $35,044, on a monthly basis, into a reserve for future tenant improvements and leasing commissions.

Common Charges Reserve – During a Trigger Period, the borrower is required to deposit an amount equal to the monthly amount set forth in the approved annual budget for common charges into a reserve for such common charges.

Lockbox / Cash Management. The 1 Willoughby Square Whole Loan is structured with a hard lockbox and springing cash management. The borrower and property manager, as applicable, are required to direct the tenants to pay rent directly into the lockbox account, and to deposit any rents otherwise received into such account within two business days after receipt. So long as no Trigger Period is continuing, the amounts on deposit in the lockbox account will be swept to the borrower’s operating account. During the continuance of a Trigger Period, transfers to the borrower’s operating account are required to cease and such sums on deposit in the lockbox account are required to be transferred on a daily basis to a cash management account controlled by the lender, at a financial institution selected by the lender (and the borrower is required to cooperate with the lender and the cash management bank in the establishment of such account). Funds swept to the cash management account are required to be applied to payment of all monthly amounts due under the 1 Willoughby Square Whole Loan documents (including, without limitation, taxes and insurance, debt service and other required reserves) and approved property operating expenses and extraordinary expenses, with any excess funds being deposited into a lease sweep reserve if a Lease Sweep Event (as defined below) is continuing or if a Lease Sweep Event is not then continuing, being held by lender as additional collateral for the 1 Willoughby Square Whole Loan (provided that upon the occurrence of an event of default under the 1 Willoughby Square Whole Loan documents, all sums received from the 1 Willoughby Square Property and all funds reserved with the lender may be applied to amounts owed under any of the 1 Willoughby Square Whole Loan documents in such amounts, order and manner as the lender elects in its sole discretion).

A “Trigger Period” means a period: (A) commencing upon the earliest of (i) the occurrence and continuance of an event of default, (ii) the debt service coverage ratio falling below 1.25x for any calendar quarter (a “Low DSCR Period”), (iii) certain bankruptcy or insolvency events of the borrower or the guarantor or (iv) a Lease Sweep Period, and (B) expiring upon, with regard to any Trigger Period commenced in connection with (w) clause (i) above, the cure (if applicable) of such event of default, (x) a Low DSCR Period, the 1 Willoughby Square Whole Loan achieving a debt service coverage ratio of 1.25x or greater for two consecutive calculation periods, (y) clause (iii) above, if the bankruptcy or insolvency event was involuntary, upon the same being discharged or dismissed within 60 days of filing or (z) clause

A-3-42

Office – Urban 235 Duffield Street Brooklyn, NY 11201	Collateral Asset Summary – Loan No. 4 1 Willoughby Square	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 65.5% 1.48x 10.6%

(iv) above, the Lease Sweep Period ceasing to exist. In addition, a Low DSCR Period will expire upon the borrower delivering to the lender, as additional collateral, either immediately available funds or one or more letters of credit having an aggregate amount that if applied as a prepayment of the 1 Willoughby Square Whole Loan, would cause the debt service coverage ratio to equal or exceed 1.25x.

A “Lease Sweep Period” will commence upon (a) (i) the date that is twelve months prior to the expiration of a Sweep Lease (as defined below) or (ii) upon the date required under the Sweep Lease by which the Sweep Tenant (as defined below) is required to give notice of its exercise of a renewal option thereunder (and such renewal has not been so exercised); (b) upon the early termination, early cancellation or early surrender of a Sweep Lease (or any portion thereof of 20,000 rentable square feet or more) or upon the borrower’s receipt of notice by a Sweep Tenant of its intent to effect an early termination, early cancellation or early surrender of its Sweep Lease (or any portion thereof of 20,000 rentable square feet or more); (c) if a Sweep Tenant has ceased operating its business at the 1 Willoughby Square Property (i.e., “goes dark”) in 20,000 rentable square feet or more of its space at the 1 Willoughby Square Property excluding months when the school operated by the Sweep Tenant is not in session per its schedule; (d) upon a default under a Sweep Lease by a Sweep Tenant beyond any applicable notice and cure period, (e) upon a bankruptcy or insolvency proceeding of a Sweep Tenant or its parent or (f) upon a decline in the credit rating of the Sweep Tenant (or its parent entity) below “BBB+” or equivalent by any of the rating agencies.

A Lease Sweep Period will end (A) in the case of clauses (a), (b) or (c) above, when the entire space demised under the Sweep Lease (or applicable portion thereof) has been re-tenanted pursuant to one or more “qualified leases” as defined in the 1 Willoughby Square Whole Loan documents and, in the lender’s judgment, sufficient funds have been accumulated in the lease sweep reserve to cover all anticipated tenant improvement and leasing commissions and free and/or abated rent in connection therewith (collectively, “Anticipated Leasing Expenses”) (and any debt service and operating shortfalls relating to the delay in the commencement of full rent payments); (B) in the case of clause (a) above, when the Sweep Tenant irrevocably exercises its renewal or extension option, and in the lender’s judgement, sufficient funds have been accumulated in the lease sweep reserve to cover all Anticipated Leasing Expenses; (C) in the case of clause (d) above, when the applicable default has been cured and no other default has occurred for a period of three consecutive months following such cure; (D), in the case of clause (e) above, when the applicable insolvency proceeding has terminated and the applicable Sweep Lease and any guaranty thereof have been affirmed or assumed by the applicable Sweep Tenant and any guarantor pursuant to a final, non-appealable order of the bankruptcy court, and in connection therewith all defaults under the Sweep Lease are cured and the Sweep Tenant is in occupancy of its premises and paying full, unabated rent; and (E) in the case of clause (f) above, if the credit rating of the Sweep Tenant has been restored to at least BBB+ or its equivalent.

A “Sweep Lease” means the lease to the Board of Education of the City School District of the City of New York and any replacement lease covering 20,000 or more SF of the space currently demised under such lease.

A “Sweep Tenant” means any tenant under a Sweep Lease.

Current Mezzanine or Secured Subordinate Indebtedness. None.

Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

Release of Collateral. Not permitted.

Condominium Structure. In connection with the origination of the 1 Willoughby Square Whole Loan, the borrower created a condominium structure, bifurcating the 1 WSQ Building into Unit 1 (the 1 Willoughby Square Property) and Unit 2 (the remainder of the 1 WSQ Building). The overall 1 WSQ Building is currently 53.5% occupied (Unit 1, the 1 Willoughby Square Property, is 95.0% occupied).

The Unit 1 owner has a 59% interest, and the Unit 2 owner has a 41% interest in the common elements. Unit 1 is the collateral for the 1 Willoughby Square Whole Loan. There are 5 members of the condominium board. The Unit 1 owner appoints 3 members, and the Unit 2 owner appoints 2 members. Each unit owner may remove its designated members of the board with or without cause at any time and each member may resign at any time. Decisions relating to the annual budget and any special assessments must be made by a majority of the board members (Unit 1 has a majority of such board seats). At origination, the borrower sponsor indirectly owned both condominium units, however, the borrower owns solely the 1 Willoughby Square Property, and Unit 2 is held in a separate special purpose entity and does not constitute collateral for the 1 Willoughby Square Whole Loan.

A-3-43

Mixed Use – Retail/Office 535 & 545 Fifth Avenue New York, NY 10017	Collateral Asset Summary – Loan No. 5 535 & 545 5th Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$74,979,839 63.2% 1.30x 9.7%

A-3-44

Mixed Use – Retail/Office 535 & 545 Fifth Avenue New York, NY 10017	Collateral Asset Summary – Loan No. 5 535 & 545 5th Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$74,979,839 63.2% 1.30x 9.7%

A-3-45

Mixed Use – Retail/Office 535 & 545 Fifth Avenue New York, NY 10017	Collateral Asset Summary – Loan No. 5 535 & 545 5th Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$74,979,839 63.2% 1.30x 9.7%
Mortgage Loan Information		Property Information
Loan Seller:	GACC	Single Asset / Portfolio:	Single Asset
Loan Purpose:	Refinance	Property Type – Subtype:	Mixed Use - Retail/Office
Borrower Sponsor(s):	Joseph Moinian	Collateral:	Fee
Borrower(s):	535-545 Fee LLC	Location:	New York, NY
Original Balance(1):	$75,000,000	Year Built / Renovated:	1897-1927 / 2017
Cut-off Date Balance(1):	$74,979,839	Property Management:	Columbus Property Management LLC
% by Initial UPB:	8.5%	Size:	507,207 SF
Interest Rate:	7.06000%	Appraised Value / Per SF:	$490,000,000 / $966
Note Date:	January 9, 2026	Appraisal Date:	November 21, 2025
Original Term:	60 months	Occupancy:	88.8% (as of November 18, 2025)
Amortization(2):	Amortizing Balloon	UW Economic Occupancy:	91.4%
Original Amortization(2):	3,720 months	Underwritten NOI:	$30,196,800
Interest Only Period:	None	Underwritten NCF:	$30,095,359
First Payment Date:	February 9, 2026
Maturity Date:	January 9, 2031	Historical NOI
Additional Debt Type(1):	Pari Passu	Most Recent NOI:	$28,391,172 (TTM October 31, 2025)
Additional Debt Balance(1):	$234,936,828	2024 NOI:	$26,957,312
Call Protection(3):	L(23),YM1(2),DorYM1(31),O(4)	2023 NOI:	$23,594,550
Lockbox / Cash Management:	Hard / In Place	2022 NOI:	$22,509,933

Reserves(4)				Financial Information(1)
	Initial	Monthly	Cap	Cut-off Date Loan / SF:	$611
Taxes:	$0	Springing	NAP	Maturity Date Loan / SF:	$601
Insurance:	$0	Springing	NAP	Cut-off Date LTV:	63.2%
Required Repairs Reserve:	$100,750	$0	NAP	Maturity Date LTV:	62.2%
Replacement Reserve:	$0	$8,453	NAP	UW NOI DY:	9.7%
Rollover Reserve(5):	$52,000	$0	NAP	UW NCF DSCR(2):	1.30x
Other Reserves:	$2,515,028	$0	NAP

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan(1)	$310,000,000	96.9%	Loan Payoff(6)(7)	$314,826,919	98.4%
Equity Contribution	9,981,186	3.1	Upfront Reserves	2,667,778	0.8
			Closing Costs	2,486,489	0.8
Total Sources	$319,981,186	100.0%	Total Uses	$319,981,186	100.0%
(1)	The 535 & 545 5th Avenue Mortgage Loan (as defined below) is part of the 535 & 545 5th Avenue Whole Loan (as defined below), which is comprised of 12 pari passu promissory notes with an aggregate original balance of $310,000,000. The 535 & 545 5th Avenue Whole Loan was originated by DBR Investments Co. Limited (“DBRI”) and Societe Generale Financial Corporation (“SGFC”). For additional information, see “The Loan” below. The information presented under “Financial Information” above is calculated based on the 535 & 545 5th Avenue Whole Loan.
(2)	The 535 & 545 5th Avenue Whole Loan’s monthly debt service payments are equal to a monthly payment of (i) the interest accrued on the outstanding principal balance accrued at the interest rate during the interest period immediately preceding such monthly payment date plus (ii) a principal pay-down of $83,333.33. Based on the principal pay-down, the borrower pays the outstanding principal balance of the 535 & 545 5th Avenue Whole Loan by $999,999.96 on an annual basis, therefore, the “Original Amortization Term” reflects an amortizing period of approximately 3,720 months.
(3)	On or after January 9, 2028, the borrower will have the right to voluntary prepay the 535 & 545 5th Avenue Whole Loan, in whole, but not in part, with the greater of a yield maintenance premium or 1% of the outstanding principal balance of the Whole Loan, with no prepayment fee being due on and after the October 9, 2030 payment date. In addition, defeasance of the 535 & 545 5th Avenue Whole Loan in full (but not in part) is permitted at any time after the earlier of (i) January 9, 2029 or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized. The assumed defeasance lockout period of 25 payments is based on the expected BMARK 2026-V20 securitization trust closing date in February 2026. The actual defeasance lockout period may be longer.
(4)	Please see “—Initial and Ongoing Reserves” below for further discussion of reserve information.
(5)	The 535 & 545 5th Avenue Whole Loan is structured with a day one cash flow sweep which is required to continue until $12.0 million of available cash has been swept into the rollover reserve. The $12.0 million is to be used for accretive tenant improvements and leasing commissions (“TI/LCs”) only. On a PSF basis, that represents $81 PSF on all rolling space through the loan term and $46 PSF through the end of 2031.
(6)	The prior securitized mortgage loan secured by the 535 & 545 5th Avenue Property (as defined below) in the original amount of $310,000,000 at a non-default interest rate of 3.86000% matured on March 6, 2025, and was transferred to special servicing on March 20, 2025, due to maturity default. The trustee of the lead securitization filed a foreclosure action against the borrower and the 535 & 545 5th Avenue Property on July 9, 2025, which has been discontinued in connection with the 535 & 545 5th Avenue Whole Loan origination.
(7)	The Loan Payoff is inclusive of approximately $7.13 million in default and liquidation fees, which represents the net owed fees when accounting for the offset of a cash reserve from the prior loan which swept cash flow since maturity default. The Loan Payoff amount includes a waiver of $500,000 in default interest.

A-3-46

Mixed Use – Retail/Office 535 & 545 Fifth Avenue New York, NY 10017	Collateral Asset Summary – Loan No. 5 535 & 545 5th Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$74,979,839 63.2% 1.30x 9.7%

The Loan. The fifth largest mortgage loan (the “535 & 545 5th Avenue Mortgage Loan”) is part of a whole loan (the “535 & 545 5th Avenue Whole Loan”) evidenced by 12 pari passu notes that is secured by the borrower’s fee interest in a 507,207 square foot mixed-use property in New York, New York (the “535 & 545 5th Avenue Property”).

The 535 & 545 5th Avenue Mortgage Loan, which is evidenced by the controlling Note A-1 (being contributed by GACC), has an outstanding principal balance as of the Cut-off Date of $74,979,839. The 535 & 545 5th Avenue Whole Loan has an aggregate outstanding principal balance as of the Cut-off Date of $309,916,666.67. The 535 & 545 5th Avenue Whole Loan is amortizing at a rate of $83,333.33 per month for an estimated amortizing term of 3,720 months and accrues interest on an Actual/360 basis.

The table below identifies the promissory notes that comprise the 535 & 545 5th Avenue Whole Loan. The relationship between the holders of the 535 & 545 5th Avenue Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” in the prospectus. The 535 & 545 5th Avenue Whole Loan will be serviced pursuant to the pooling and servicing agreement for the Benchmark 2026-V20 securitization trust. See “Pooling and Servicing Agreement” in the prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$75,000,000	$74,979,839	Benchmark 2026-V20	Yes
A-2(1)	$50,000,000	$49,986,559	DBRI	No
A-3(2)	$26,000,000	$25,993,011	BBCMS 2026-5C40	No
A-4(1)	$15,000,000	$14,995,968	DBRI	No
A-5(1)	$15,000,000	$14,995,968	DBRI	No
A-6(1)	$10,000,000	$9,997,312	DBRI	No
A-7(1)	$9,000,000	$8,997,581	DBRI	No
A-8(1)	$40,000,000	$39,989,247	SGFC	No
A-9(1)	$25,000,000	$24,993,280	SGFC	No
A-10(1)	$20,000,000	$19,994,624	SGFC	No
A-11(2)	$14,000,000	$13,996,237	BBCMS 2026-5C40	No
A-12(1)	$11,000,000	$10,997,043	SGFC	No
Total	$310,000,000	$309,916,667
(1)	Expected to be contributed to one or more future securitization transactions.
(2)	The BBCMS 2026-5C40 securitization is expected to close on or about February 12, 2026.

The Property. The 535 & 545 5th Avenue Property consists of two mixed use office/retail buildings (the “535 5th Avenue Property”, and the “545 5th Avenue Property”) totaling 507,207 square feet located on 5th Avenue between 44th Street and 45th Street in Midtown Manhattan. Both buildings offer ground floor, Class A 5th Avenue retail. The 535 & 545 5th Avenue Property is situated between Times Square and Grand Central station, which draws in foot traffic for the retail portion from Times Square visitors and commuters through Grand Central. The total office portion of the 535 & 545 5th Avenue Property equals 418,403 square feet (82.5% of NRA) and accounts for 53.2% of the underwritten base rent. The total retail portion at the 535 & 545 5th Avenue Property equals 88,804 square feet (17.5% of NRA) and accounts for 46.8% of the underwritten base rent. The 535 5th Avenue Property is a 36-story mixed use office/retail building built in 1927 and consists of 327,042 square feet (64.5% of NRA and 58.5% of underwritten base rent) including 277,408 square feet of office and storage space, and 49,643 square feet of retail space. The 545 5th Avenue Property is a 13-story building built in 1897 and consists of 180,165 square feet (35.5% of NRA and 41.5% of underwritten base rent) including 140,995 square feet of office spaces and 39,170 square feet of retail space.

The borrower sponsor acquired the 535 & 545 5th Avenue Property in 2006 and began a comprehensive renovation to modernize the 535 & 545 5th Avenue Property and has continued to commit capital to improve the 535 & 545 5th Avenue Property throughout the years. Most recently, between December 2019 and December 2024, the 535 & 545 5th Avenue Property underwent significant capital investments totaling $33.4 million ($66 PSF). During this renovation, the borrower sponsor invested approximately $7.9 million into building improvements and $25.5 million into tenant improvements, including $11.0 million in improvements in the ground floor retail alone. The 535 & 545 5th Avenue Property was comprehensively renovated and modernized to meet the standards of Class-A office assets located in New York City. Recent improvements include storefront replacements, a full sidewalk replacement, lighting upgrades to LED standards, local law 11 upgrades, and 301,000 SF of tenant buildouts.

As of November 18, 2025, the 535 & 545 5th Avenue Property was 88.8% occupied. The 535 & 545 5th Avenue Property features a weighted average lease term remaining of 6.0 years, with top tenants (71.8% of underwritten base rent) presenting a weighted average lease term remaining of 6.7 years. The top tenants include The NBA Store (as defined below) (20.0% of UW base rent; 5.0% NRA), Best Buy (as defined below); (19.5% of underwritten base rent; 7.3% NRA), Empire Offices (as defined below) (6.8% of UW base rent; 9.6% NRA), Laboratory Institute of Merchandising, Inc. (4.7% of underwritten base rent; 5.9% NRA), SPSLC, LLC (Shafer Surgical) (3.9% of underwritten base rent; 4.9% NRA), and Gardiner & Theobald, Inc. (3.9% of underwritten base rent; 5.9% NRA). The ground floor retail is occupied by The NBA Store, Lids, Paris Saint-Germain (PSG), Läderach, and Best Buy. The office tenancy consists of mostly non-

A-3-47

Mixed Use – Retail/Office 535 & 545 Fifth Avenue New York, NY 10017	Collateral Asset Summary – Loan No. 5 535 & 545 5th Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$74,979,839 63.2% 1.30x 9.7%

traditional office users including tenants in the jewelry, medical and education sectors. No office tenant, including those in non-traditional office sectors, makes up more than 6.8% of underwritten base rent, individually. 29.0% of tenants roll within the loan term. The 535 & 545 5th Avenue Whole Loan is structured with a day one cash flow sweep which is required to continue until the future leasing reserve totals $12.0 million. The $12.0 million is to be used for accretive TILCs only. On a PSF basis, that represents $81 PSF on all rolling space through the loan term and $46 PSF through the end of 2031.

The following table presents certain information relating to the space types that comprise the 535 & 545 5th Avenue Property:

Property Summary(1)
Space Type	Total SF	% Total SF	Occupancy	UW Base Rent	% of UW Base Rent	UW Base Rent PSF(2)
Office(3)	418,403	82.5%	86.5%	$22,497,527	53.2%	$62.20
Retail	88,804	17.5%	100.0%	$19,780,183	46.8%	$222.74
Total / Wtd. Avg.	507,207	100.0%	88.8%	$42,277,710	100.0%	$93.84
(1)	Based on the underwritten rent roll dated November 18, 2025.
(2)	UW Base Rent PSF excludes vacant space and vacant underwritten base rent.
(3)	Office tenants include 58,137 square feet of jeweler tenants, 60,525 square feet of medical tenants, and 31,898 square feet of education tenants.

Major Tenants. The largest tenants by underwritten base rent at the 535 & 545 5th Avenue Property are NBA Media Ventures, LLC (“The NBA Store”), Best Buy Stores, L.P. (“Best Buy”) and Empire Offices 535 Fifth Holdings LLC (“Empire Offices”).

The NBA Store (25,562 square feet; 5.0% of Total NRA; 20.0% of underwritten base rent): The NBA Store was opened in 1998 at 666 5th Avenue. The NBA Store relocated to the 535 & 545 5th Avenue Property, which is its only store in New York City, in December of 2014. The NBA Store offers a variety of official merchandise and apparel. Among its many products, the store sells current NBA and WNBA jerseys, replica jerseys of retired players, footwear, collectibles, photography, and other gifts. The store represents all 30 NBA teams along with exclusive products for star players including LeBron James and Kevin Durant. Fanatics operates The NBA Store and Hat World Inc. (Official Paris St. Germain Store) at the 535 & 545 5th Avenue Property alongside the leagues online stores, establishing synergy at the 535 & 545 5th Avenue storefronts.

The NBA Store has the one-time right to terminate its lease effective as of December 18, 2030 upon not less than 12 months' prior written notice to the borrower and payment of a termination fee in the amount of $1,142,945 at the time tenant delivers the termination notice. Given it is also a Sweep Lease (as defined below), in the event of a termination by The NBA Store, a lease sweep would commence on the first monthly payment date under the 535 & 545 5th Avenue Whole Loan documents following the earlier to occur of (a) the receipt of notice that the tenant has exercised its termination option and (b) the monthly payment date occurring in November 2029.

Best Buy (36,787 square feet; 7.3% of Total NRA; 19.5% of underwritten base rent): Best Buy (NYSE: BBY) (Moody’s: A3 / S&P: BBB+) Best Buy is a multinational consumer electronics retailer that sells products and services in the United States and internationally. Best Buy offers an assortment of the latest, name-brand technology, and its service teams help with designs, consultations, delivery, installation, tech support and repair. Additionally, Best Buy is an authorized Apple dealer. The Best Buy store moved to the 535 & 545 5th Avenue Property just prior to the COVID-19 pandemic, increasing its footprint from approximately 25,000 SF at the building across the street to nearly 37,000 SF at the 535 5th Avenue Property through 2031. It is one of only four Best Buy locations in Manhattan. Best Buy has no termination options. Best Buy has two five-year extension options upon providing the borrower with a notice prior to April 1, 2030.

Empire Offices (48,758 square feet; 9.6% of Total NRA; 6.8% of underwritten base rent): Empire Offices is a coworking space operated by Helix Workspace. Helix Workspace provides flexible workspace solutions across New York. The offices are furnished with Steelcase desks and Herman Miller Aeron Chairs. Empire Offices features a TouchDown Space, a Strategy Room, a large Board Room, as well as day offices. Communal areas include a lounge area with full kitchen facilities, soft seating and are equipped with an LED TV.

Empire Offices currently occupies approximately 19,100 square feet and has signed a lease for approximately 30,000 SF of additional space at the 535 & 545 5th Avenue Property in December 2025, which it is currently in the process of building out. The tenant plans to combine the two suites. We cannot assure you that Empire Offices will take possession of this additional space. Empire Offices does not have renewal or termination options.

A-3-48

Mixed Use – Retail/Office 535 & 545 Fifth Avenue New York, NY 10017	Collateral Asset Summary – Loan No. 5 535 & 545 5th Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$74,979,839 63.2% 1.30x 9.7%

The following table presents certain information relating to the historical occupancy of the 535 & 545 5th Avenue Property:

Historical and Current Occupancy(1)
2022(2)	2023	2024	Current(3)
65.0%	96.0%	95.0%	88.8%
(1)	Historical occupancies are as of December 31 of each respective year unless otherwise stated.
(2)	The 535 & 545 5th Avenue Property experienced low occupancy due to COVID-19. In 2022, the borrower was able to sign Hat World and Shafer Surgical which has contributed to increased occupancy in the following years.
(3)	Current Occupancy is as of November 18, 2025.

The following table presents certain information relating to the tenants at the 535 & 545 5th Avenue Property:

Top Tenant Summary(1)
Tenant	Ratings (Moody’s/S&P/Fitch)(2)	Tenant Type	Net Rentable Area (SF)	% of Total NRA	U/W Base Rent	UW Base Rent PSF	% of Total UW Base Rent	Lease Exp. Date	Termination Option (Y/N)
Top Tenants
The NBA Store	NR/NR/NR	Retail	25,562	5.0%	$8,437,500	$330.08	20.0%	1/18/2036	Y(3)
Best Buy Stores, L.P.	A3/BBB+/NR	Retail	36,787	7.3%	8,250,000	224.26	19.5%	3/31/2031	N
Empire Offices 535 Fifth Holdings LLC	NR/NR/NR	Office	48,758	9.6%	2,862,465	58.71	6.8%	Various(4)	N
Laboratory Institute of Merchandising, Inc.	NR/NR/NR	Office	30,160	5.9%	1,966,759	65.21	4.7%	11/30/2031	Y(5)
Laderach Fifth Avenue LLC	NR/NR/NR	Retail	7,644	1.5%	1,753,683	229.42	4.1%	2/28/2030	N
SPSLC, LLC (Shafer Surgical)	NR/NR/NR	Office	24,832	4.9%	1,660,235	66.86	3.9%	10/31/2032	N
Gardiner & Theobald, Inc.	NR/NR/NR	Office	30,035	5.9%	1,651,925	55.00	3.9%	2/23/2031	N
L.M. Cohen & Co. LLP Certified Public Accountants	NR/NR/NR	Office	20,159	4.0%	1,382,872	68.60	3.3%	12/22/2028	N
Manhattan Endo, LLC	NR/NR/NR	Office	17,344	3.4%	1,244,835	71.77	2.9%	3/31/2029	N
International Gemological Institute Inc.	NR/NR/NR	Office	20,183	4.0%	1,151,864	57.07	2.7%	3/31/2039	N
Subtotal/Wtd. Average			261,464	51.5%	$30,362,138	$116.12	71.8%
Other Tenants			189,061	37.3%	11,915,572	63.03	28.2%
Occupied Collateral Total			450,525	88.8%	$42,277,710	$93.84	100.0%
Vacant Space			56,682	11.2%
Collateral Total			507,207	100.0%
(1)	Based on the underwritten rent roll dated November 18, 2025.
(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.
(3)	The NBA Store may elect to terminate its lease at the 535 & 545 5th Avenue Property on December 18, 2030 upon no less than one year’s notice and payment of a termination fee of $1,142,945 to the borrower.
(4)	Empire Offices 535 Fifth Holdings LLC has multiple leases which expire on August 31, 2031 and June 30, 2036. Empire Offices is building out approximately 30,000 square feet of its space for which it recently signed a lease. We cannot assure you that Empire Offices will take possession of its additional space.
(5)	Laboratory Institute of Merchandising, Inc. has the right to terminate its lease effective May 31, 2029, provided that the borrower receives notice of termination no later than May 31, 2028.

A-3-49

Mixed Use – Retail/Office 535 & 545 Fifth Avenue New York, NY 10017	Collateral Asset Summary – Loan No. 5 535 & 545 5th Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$74,979,839 63.2% 1.30x 9.7%

The following table presents certain information relating to the lease rollover schedule at the 535 & 545 5th Avenue Property, based on the initial lease expiration dates:

Lease Rollover Schedule(1)(2)(3)
Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	U/W Base Rent	U/W Base Rent PSF	% of Total U/W Base Rent	# of Expiring Leases
2026 & MTM	38,060	7.5%	7.5%	$2,259,696	$59.37	5.3%	11
2027	12,855	2.5%	10.0%	$938,148	$72.98	2.2%	4
2028	31,830	6.3%	16.3%	$2,099,586	$65.96	5.0%	5
2029	49,836	9.8%	26.1%	$3,519,332	$70.62	8.3%	7
2030	14,753	2.9%	29.0%	$2,242,087	$151.97	5.3%	3
2031	116,078	22.9%	51.9%	$12,929,889	$111.39	30.6%	4
2032	48,940	9.6%	61.6%	$2,820,077	$57.62	6.7%	6
2033	3,269	0.6%	62.2%	$196,140	$60.00	0.5%	1
2034	45,905	9.1%	71.3%	$3,127,272	$68.12	7.4%	5
2035	0	0.0%	71.3%	$0	$0.00	0.0%	0
2036	60,080	11.8%	83.1%	$10,530,120	$175.27	24.9%	3
2037 & Thereafter	28,919	5.7%	88.8%	$1,615,364	$55.86	3.8%	2
Vacant	56,682	11.2%	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	507,207	100.0%		$42,277,710	$93.84	100.0%	51
(1)	Based on the underwritten rent roll dated November 18, 2025.
(2)	Lease Rollover Schedule is based on the lease expiration dates of all direct leases in place. Certain tenants have more than one lease.
(3)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Rollover Schedule.

The following table presents certain information relating to the operating history and underwritten net cash flow of the 535 & 545 5th Avenue Property:

Cash Flow Analysis(1)
	2021	2022	2023	2024	TTM(2)	U/W	U/W Per SF
Base Rent	$35,410,474	$36,483,584	$39,155,754	$40,831,173	$43,137,711	$42,277,710	$83.35
Rent Steps	0	0	0	0	0	2,243,923	4.42
Vacancy Lease-Up	0	0	0	0	0	3,632,914	7.16
Total Base Rent	$35,410,474	$36,483,584	$39,155,754	$40,831,173	$43,137,711	$48,154,547	$94.94
Total Reimbursements	1,873,752	1,743,738	2,817,823	2,437,444	1,358,522	1,358,522	2.68
Other Income(3)	769,413	778,233	1,533,729	2,599,339	690,573	690,573	1.36
Gross Potential Rent	$38,053,639	$39,005,554	$43,507,306	$45,867,955	$45,186,806	$50,203,641	$98.98
(Vacancy/Credit Loss/Abatements)	0	(1,582,153)	(3,141,786)	(1,760,384)	0	(3,632,914)	(7.16)
Effective Gross Income	$38,053,639	$37,423,401	$40,365,521	$44,107,572	$45,186,806	$46,570,727	$91.82
Total Expenses(4)	13,988,520	14,913,468	16,770,970	17,150,259	16,795,633	16,373,927	32.28
Net Operating Income	$24,065,119	$22,509,933	$23,594,550	$26,957,312	$28,391,172	$30,196,800	$59.54
Capital Expenditures	0	9,178	0	0	0	101,441	0.20
TI/LC	0	0	0	0	0	0	0.00
Net Cash Flow	$24,065,119	$22,500,755	$23,594,550	$26,957,312	$28,391,172	$30,095,359	$59.34

Occupancy	NAV	65.0%	96.0%	95.0%	88.8%	91.4%(5)
NCF DSCR(6)	1.04x	0.97x	1.02x	1.16x	1.23x	1.30x
NOI Debt Yield(6)	7.8%	7.3%	7.6%	8.7%	9.2%	9.7%
(1)	Based on the underwritten rent roll dated November 18, 2025, with contractual rent steps through December 2026.
(2)	TTM represents the trailing 12-month period ending October 31, 2025.
(3)	Other Income is based on the borrower’s 2024 budget and is comprised of percentage rent, parking, direct billing, administrative fees, roof and telecom, late fees and deposit fees bad debt, and miscellaneous income.
(4)	Total Expenses includes management fees, real estate taxes, insurance, common area maintenance, repairs and maintenance, utilities, payroll, general and administrative, security, elevators and escalators, parking expenses, marketing and direct bill expenses.
(5)	Represents economic occupancy.
(6)	Based on the 535 & 545 5th Avenue Whole Loan.

A-3-50

Mixed Use – Retail/Office 535 & 545 Fifth Avenue New York, NY 10017	Collateral Asset Summary – Loan No. 5 535 & 545 5th Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$74,979,839 63.2% 1.30x 9.7%

Appraisal. According to the appraisal, the 535 & 545 5th Avenue Property had an “as-is” appraised value of $490,000,000 as of November 21, 2025. The table below shows the appraisal’s “as-is” conclusions.

535 & 545 5th Av enue Property Appraised Value(1)
Property	Appraised Value	Capitalization Rate
535 & 545 5th Avenue	$490,000,000	6.00%
(1)	Source: Appraisal.

Environmental Matters. According to the Phase I environmental assessment dated April 24, 2025, there was no evidence of any recognized environmental conditions at the 535 & 545 5th Avenue Property.

The Market. The 535 & 545 5th Avenue Property is located in New York, New York within the Grand Central Office submarket of Midtown Manhattan and the 5th Avenue retail submarket. The Grand Central Office submarket is the largest and oldest submarket in Manhattan. According to the appraisal, the submarket has an existing inventory of 47.2 million square feet with asking rents of $71.20 per square foot which is a $3.53 PSF increase over the prior year. Additionally, availability ended the third quarter of 2025 at 12.9% which is the lowest availability in five years. The Grand Central Office submarket’s proximity to major forms of public transportation (Grand Central Terminal, Port Authority Bus Terminal and Penn Station) as well as accessibility to multiple subway lines has allowed the submarket to remain one of the strongest with relatively limited spikes in availability and vacancy rates in comparison to the remainder of Manhattan.

According to the appraisal, the 535 & 545 5th Avenue Property is also located in the 5th Avenue Retail submarket. Over the last 12 months, there has been investment activity from luxury brands decreasing availability particularly along the Upper 5th Avenue corridor. Retailers such as Uniqlo, Prada, Kering, Tiffany, Louis Vuitton, Apple, Harry Winston and Gucci have reestablished long-term flagship locations along the corridor. The average asking rent on Lower 5th Avenue where the 535 & 545 5th Avenue Property is located is $650 per square foot. According to the appraisal, there are 111 storefronts as of the third quarter of 2025 with an availability rate of 13.0% which is down 2.3% from the prior year.

The following table presents certain information relating to comparable retail leases for the 535 & 545 5th Avenue Property:

Comparable Retail Rental Summary(1)
Property / Location	Tenant Size (SF)	Tenant Name	Base Rent PSF(2)	Commencement	Lease Term (Months)
535 & 545 5th Avenue	25,562(3)	The NBA Store	$330.08(3)	Q4 2014	253(3)
New York, NY
785 5th Avenue	12,215	Audemars Piguet	$498.66	Q2 2025	144
New York, NY
640 5th Avenue	1,624	This Bowl	$221.67	Q1 2025	120
New York, NY
500 5th Avenue	1,580	Calzedonia	$560.90	Q1 2025	122
New York, NY
511 5th Avenue	27,459	The North Face	$454.67	Q3 2024	120
New York, NY
597 5th Avenue	12,865	Club Monaco	$415.52	Q2 2024	120
New York, NY
510 5th Avenue	19,323	GU	$636.34	Q2 2024	120
New York, NY
(1)	Information obtained from the appraisal unless otherwise indicated.
(2)	Showing ground floor rent per square foot
(3)	Based on the underwritten rent roll dated November 18, 2025.

A-3-51

Mixed Use – Retail/Office 535 & 545 Fifth Avenue New York, NY 10017	Collateral Asset Summary – Loan No. 5 535 & 545 5th Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$74,979,839 63.2% 1.30x 9.7%

The following table presents certain information relating to comparable office leases for the 535 & 545 5th Avenue Property:

Comparable Office Rental Summary(1)
Property Address/Location	Tenant Size (SF)	Tenant Name	Base Rent PSF	Commencement	Lease Term (Months)
535 & 545 5th Avenue	29,662(2)(3)	Empire Offices	$60.73(2)	Dec-25(2)	127(2)
New York, NY
666 Third Avenue	9,907	Graintree Lending	$72.00	Nov-25	60
New York, NY
60 East 42nd Street	16,402	Haver Analytics, Inc.	$80.00	Sep-25	136.7
New York, NY
360 Lexington Avenue	15,214	Citymeals-on-Wheels	$60.00	Aug-25	192
New York, NY
360 Madison Avenue	35,142	EOS Products	$65.00	July-25	133
New York, NY
(1)	Information obtained from the appraisal unless otherwise indicated.
(2)	Based on the underwritten rent roll dated November 18, 2025.
(3)	Empire Offices already occupied 19,096 SF at the 535 & 545 5th Avenue Property since September 1, 2011.

The Borrower and the Borrower Sponsor. The borrower is 535-545 Fee LLC, a Delaware limited liability company structured as a single purpose, bankruptcy-remote entity with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 535 & 545 5th Avenue Whole Loan.

The borrower sponsor and non-recourse carveout guarantor is Joseph Moinian. Joseph Moinian is the founder and CEO of The Moinian Group, which is a large privately held real estate investment company with a portfolio in excess of 20 million square feet. Founded in 1982 by Joseph Moinian, The Moinian Group develops, owns, and operates properties across every asset category. The firm focuses primarily on its New York City commercial, residential, and hospitality assets. Some of The Moinian Group’s recent projects include Sky, a luxury residential apartment building located at 605 W 42nd St, New York, NY, and 3 Hudson Boulevard, a 1.9 million square foot office tower located in New York that is currently under construction.

Property Management. The 535 & 545 5th Avenue Property is managed by Columbus Property Management LLC.

Initial and Ongoing Reserves. At origination of the 535 & 545 5th Avenue Whole Loan, the borrower deposited $52,000 into the rollover reserve, $2,515,028 into the rent concessions reserve, and $100,750 into the required repairs reserve.

Tax Escrows – The borrower is not required to escrow any funds on the monthly payment date occurring in February 2026. On each monthly payment date occurring in March, April, May, and June of 2026, the borrower is required to escrow $1,221,406.95 into the tax reserve account. On a monthly basis thereafter, the borrower is required to escrow 1/12th of the estimated annual real estate tax payments (initially, $814,271.30).

Insurance Escrows – On a monthly basis, the borrower is required to escrow 1/12th of the annual estimated insurance payments. Such reserve has been conditionally waived so long as the borrower maintains a blanket policy meeting the requirements of the 535 & 545 5th Avenue Whole Loan documents and the borrower provides evidence of the renewal of any insurance policy prior to the expiration thereof and receipts for the payment of the applicable premiums.

Replacement Reserve – On a monthly basis, the borrower is required to escrow approximately $8,453.45 for the payment or reimbursement of approved capital expenses.

Rollover Reserve – On a monthly basis during a Rollover Sweep Period (as defined below), all excess cash after payments of required reserves, debt service and other amounts due under the 535 & 545 5th Avenue Whole Loan documents and operating expenses, will be deposited into the rollover reserve until $12,000,000 has been deposited. A Rollover Sweep Period commenced on the origination date of the 535 & 545 5th Avenue Whole Loan.

Lockbox / Cash Management. The 535 & 545 5th Avenue Whole Loan is structured with a hard lockbox and in place cash management. The borrower is required to cause all rents to be transmitted directly by tenants into a lender-controlled lockbox account, and if the borrower or property manager receives any revenue to deposit it into the lockbox account within two business days of receipt. All sums deposited into the lockbox account are required to be transferred on a daily basis to a cash management account controlled by the lender to be applied to payment of all monthly amounts due under the 535 & 545 5th Avenue Whole Loan documents (including, without limitation, taxes and insurance, debt service, and required reserves) and approved property operating expenses, with any excess funds (the

A-3-52

Mixed Use – Retail/Office 535 & 545 Fifth Avenue New York, NY 10017	Collateral Asset Summary – Loan No. 5 535 & 545 5th Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$74,979,839 63.2% 1.30x 9.7%

“Excess Funds”) (i) being returned to the borrower, if no Trigger Period (as defined below) is continuing, or (ii) if a Rollover Sweep Period is continuing, being deposited into the rollover reserve until the Rollover Sweep Period has ended, or (iii) if a Major Tenant Sweep Event (as defined below) is continuing (and no Rollover Sweep Period is continuing), being deposited into a lease sweep reserve until the Major Tenant Sweep Event has been cured, or (iv) if another Trigger Period is continuing, being held by the lender as additional collateral for the 535 & 545 5th Avenue Whole Loan (provided that upon the occurrence of an event of default under the 535 & 545 Fifth Avenue Whole Loan documents, all sums received from the 535 & 545 5th Avenue Property and all funds reserved with lender may be applied to amounts owed under any of the 535 & 545 5th Avenue Whole Loan documents in such amounts, order and manner as the lender elects in its sole discretion).

A “Trigger Period” means a period (A) commencing upon the earliest to occur of (i) an event of default under the 535 & 545 5th Avenue Whole Loan documents, (ii) the bankruptcy or insolvency of any affiliated property manager unless such affiliated property manager has been replaced with an unaffiliated property manager reasonably acceptable to the lender, (iii) a Low Debt Service Period (as defined below), (iv) a Major Tenant Sweep Event, (v) a receiver, liquidator or trustee is appointed for the borrower or guarantor, or if the borrower or guarantor is adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to state or federal bankruptcy law or (vi) a Rollover Sweep Period and (B) expiring upon, with regard to any Trigger Period commenced in connection with (u) clause (i) above, lender’s acceptance of the cure of such event of default, (v) a Low Debt Service Period, the Low Debt Service Period has ended in accordance with the definition of such term, (w) clause (ii) above, if the manager is replaced by an unaffiliated qualified manager, (x) clause (iv) above, the Major Tenant Sweep Period has ended in accordance with the definition of such term, (y) clause (v) above, if the bankruptcy or insolvency event was involuntary, upon the same being discharged or dismissed within 60 days of filing or (z) clause (vi) above, if the Rollover Sweep Period has ended in accordance with the definition of such term.

A “Major Tenant Sweep Event” will commence on the first monthly payment date following (or in the case of clause (a)(1) below, the monthly payment date preceding) the occurrence of any of the following:

(a)         with respect to each Sweep Lease, the earlier to occur of (1) 12 months prior to the earliest stated expiration (including the stated expiration of any renewal term) of a Sweep Lease; and (2) upon the date required under a Sweep Lease by which the tenant thereunder is required to give notice of its exercise of a renewal option thereunder (and such renewal has not been so exercised);

(b)         the earlier of (1) the receipt by the borrower or property manager of written notice from any tenant under a Sweep Lease exercising any right to terminate its Sweep Lease or (2) the monthly payment date occurring in November 2029;

(c)         the date that a Sweep Lease (or any material portion thereof) is surrendered, cancelled or terminated or the receipt by the borrower or property manager of written notice from any tenant under a Sweep Lease of its intent to surrender, cancel or terminate the Sweep Lease (or any material portion thereof);

(d)         the date that any tenant under a Sweep Lease discontinues its business (i.e., “goes dark”) in a substantial portion of its space (or any material portion thereof) or gives written notice that it intends to discontinue its business in a substantial portion of its space at the 535 & 545 5th Avenue Property (or any material portion thereof) for reasons other than the following: (w) such cessation occurs in order to allow the tenant to comply with government restrictions which restrict the use or occupancy of the 535 & 545 5th Avenue Property in connection with a pandemic or epidemic, (x) such discontinuation occurs in connection with a renovation of the applicable space in accordance with the applicable Sweep Lease and the related loan agreement, (y) such discontinuation is required in connection with a restoration of the 535 & 545 5th Avenue Property as a result of a casualty or condemnation or (z) such discontinuation occurs as a result of a qualified sublease in which the subtenant is in occupancy and operating its business in the applicable space;

(e)         upon a monetary default in the payment of base rent under a Sweep Lease by the tenant thereunder that continues for more than 60 consecutive days or a material non-monetary default beyond any applicable notice and cure period;

(f)          the occurrence of a bankruptcy event by a tenant under a Sweep Lease. A Major Tenant Sweep Event will end with respect to the applicable event giving rise to the Major Tenant Sweep Event upon the first to occur of the following with respect to such event (identified by sub-clause reference below):

(A)         in the case of clauses (a), (b)(1), (c), and (d) above, the entirety of the Sweep Lease space (or applicable portion thereof) is leased pursuant to one or more qualified leases and, in the lender’s reasonable judgment, sufficient funds have been accumulated in the lease sweep reserve (during the continuance of the subject Major Tenant Sweep Event) or the borrower has deposited sufficient cash with the lender for deposit in the lease sweep reserve, to cover all anticipated leasing expenses, free rent periods, and/or rent abatement periods set forth in all such qualified leases;

(B)         in the case of clause (a) above, the date on which the subject tenant under the Sweep Lease irrevocably exercises its renewal or extension option with respect to all of its space, and, in the lender’s reasonable judgment, sufficient funds have been accumulated in the lease sweep reserve (during the continuance of the subject Major Tenant Sweep Event) or the borrower has deposited sufficient

A-3-53

Mixed Use – Retail/Office 535 & 545 Fifth Avenue New York, NY 10017	Collateral Asset Summary – Loan No. 5 535 & 545 5th Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$74,979,839 63.2% 1.30x 9.7%

cash with the lender for deposit in the lease sweep reserve to cover all anticipated leasing expenses, free rent periods, and/or rent abatement periods in connection with such renewal or extension;

(C)         in the case of clause (b) above, if such termination option is not validly exercised by the tenant under the applicable Sweep Lease by the latest exercise date specified in such Sweep Lease or is otherwise validly and irrevocably waived in writing by the related tenant;

(D)         in the case of clause (c) above, if such notice of intention to surrender, cancel or terminate the Sweep Lease is irrevocably withdrawn in writing by the related tenant, the borrower has accepted the withdrawal of the related notice in writing and no action was taken by the borrower to dispossess the tenant, and the tenant has continued in occupancy of the Sweep Lease space without interruption;

(E)         in the case of clause (d) above, the date on which the relevant tenant is operating its business in a substantial portion of its space for at least three consecutive months;

(F)         in the case of clause (e) above, the date on which the subject default has been cured, and no other default under such Sweep Lease occurs for a period of three consecutive months following such cure;

(G)         in the case of clause (f) above, (a) the applicable bankruptcy event has terminated and the applicable Sweep Lease, and each guaranty of the Sweep Lease (if any), have been affirmed or assumed, without modification of such Sweep Lease or any guaranty thereof, by the tenant under the Sweep Lease and each guarantor (if any) of the Sweep Lease in a manner reasonably satisfactory to the lender pursuant to a final, non-appealable order of the bankruptcy court, and in connection therewith all defaults under the Sweep Lease are cured and the tenant under the Sweep Lease is in occupancy of its premises and paying full, unabated rent under the applicable Sweep Lease and (b) adequate assurance of future performance under the Sweep Lease and, if applicable, each guaranty of the Sweep Lease as reasonably determined by the lender is provided; and

(H)         in the case of clauses (a), (b), (c), (d), (e) and (f) above, the date on which the 535 & 545 5th Avenue Property has achieved a debt service coverage ratio of at least 1.40x for two consecutive calculation date, provided that the amounts in the lease sweep reserve collected with respect to the Sweep Lease in question or the borrower has deposited sufficient cash with the lender for deposit in the lease sweep reserve equal to the Lease Sweep Deposit Amount (as defined below) applicable to all such Sweep Lease space.

“Sweep Lease” means the Best Buy lease, The NBA Store lease and any replacement lease covering a majority of the space currently demised under such lease.

“Sweep Tenant” means any tenant under a Sweep Lease.

“Lease Sweep Deposit Amount” means an amount equal to the sum of (i) with respect to Sweep Lease space that is not tenanted with a qualified lease, the total rentable square feet of the applicable Sweep Lease multiplied by $300, and (ii) with respect to Sweep Lease space that is tenanted with a qualified lease, the amount that, in the lender’s judgement, is sufficient to cover all leasing expenses, free rent periods, and/or rent abatement periods set forth in all such qualified leases.

“Rollover Sweep Period” commenced at origination of the 535 & 545 5th Avenue Whole Loan and ends on the monthly payment date that the sum of $12,000,000 has been deposited into the Rollover Reserve from Excess Funds.

“Low Debt Service Period” commences 10 business days following any calculation date where the debt service coverage ratio is below 1.25x, and ends upon (i) the 535 & 545 5th Avenue Property achieving a debt service coverage ratio of greater than or equal to 1.25x for two consecutive calculation dates or (ii) delivery by the borrower to the lender of either funds or a letter of credit in the amount which, if applied to repay the then outstanding principal balance, would cause the debt service coverage ratio to be equal to or above 1.25x.

Current Mezzanine or Secured Subordinate Indebtedness. None.

Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

Release of Collateral. Not permitted.

Ground Lease. None.

A-3-54

Mixed Use – Office / Retail 600 Broadway New York, NY 10012	Collateral Asset Summary – Loan No. 6 600 Broadway	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$58,000,000 52.7% 1.83x 11.4%

A-3-55

Mixed Use – Office / Retail 600 Broadway New York, NY 10012	Collateral Asset Summary – Loan No. 6 600 Broadway	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$58,000,000 52.7% 1.83x 11.4%

A-3-56

Mixed Use – Office / Retail 600 Broadway New York, NY 10012	Collateral Asset Summary – Loan No. 6 600 Broadway	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$58,000,000 52.7% 1.83x 11.4%
Mortgage Loan Information		Property Information
Loan Seller:	CREFI	Single Asset / Portfolio:	Single Asset
Loan Purpose:	Refinance	Property Type – Subtype:	Mixed Use - Office/Retail
Borrower Sponsor(s):	Robert Cayre and Richard Chera	Collateral:	Fee
Borrower(s):	600 Broadway Partners LLC	Location:	New York, NY
Original Balance:	$58,000,000	Year Built / Renovated:	1900 / 2022
Cut-off Date Balance:	$58,000,000	Property Management:	ACHS Management Corp.
% by Initial UPB:	6.5%	Size:	88,365 SF
Interest Rate:	5.97000%	Appraised Value (As Is) / Per SF:	$110,000,000/ $1,245
Note Date:	January 5, 2026	Appraisal Date:	November 20, 2025
Original Term:	60 months	Occupancy:	100.0% (as of November 4, 2025)
Amortization:	Interest Only	UW Economic Occupancy:	95.6%
Original Amortization:	NAP	Underwritten NOI(3):	$6,628,696
Interest Only Period:	60 months	Underwritten NCF:	$6,422,028
First Payment Date:	February 6, 2026
Maturity Date:	January 6, 2031	Historical NOI
Additional Debt Type:	NAP	Most Recent NOI(3):	$5,754,536 (TTM October 31, 2025)
Additional Debt Balance:	NAP	2024 NOI:	$5,076,909
Call Protection:	L(25),YM1(28),O(7)	2023 NOI(4):	$4,884,746
Lockbox / Cash Management:	Hard / Springing	2022 NOI(4):	$2,972,430

Reserves(1)				Financial Information
	Initial	Monthly	Cap	Cut-off Date Loan / SF:	$656
Taxes:	$138,044	$138,044	NAP	Maturity Date Loan / SF:	$656
Insurance:	$0	Springing	NAP	Cut-off Date LTV:	52.7%
Replacement Reserves:	$0	$1,358	NAP	Maturity Date LTV:	52.7%
TI / LC Reserve:	$0	$8,333	NAP	UW NOI DY:	11.4%
Other Reserve(2):	$1,214,778	$0	NAP	UW NCF DSCR:	1.83x

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$58,000,000	100.0%	Loan Payoff(5)	$50,514,270	87.1%
			Borrower Sponsor Equity	5,225,040	9.0
			Upfront Reserves	1,352,822	2.3
			Closing Costs	907,868	1.6
Total Sources	$58,000,000	100.0%	Total Uses	$58,000,000	100.0%
(1)	See “Initial and Ongoing Reserves” below for further discussion of reserve information.
(2)	Initial Other Reserves are comprised of (i) a Target holdback reserve of approximately $787,778 and (ii) an unfunded obligations reserve of $427,000.
(3)	The increase from Most Recent NOI to Underwritten NOI is primarily attributable to Hatchify, Inc. (“Hatch”) executing a new lease at the 600 Broadway Property (as defined below) in September 2025 and $186,000 of straight line rent steps and $387,160 of contractual rent steps.
(4)	The increase from 2022 NOI to 2023 NOI is primarily attributable to free rent burning off from prior re-tenanting.
(5)	The prior mortgage loan secured by the 600 Broadway Property (as defined below) was subject to several modifications in connection with the retenanting of the property following the departure of prior tenants. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” in the prospectus.

The Loan. The sixth largest mortgage loan (the “600 Broadway Mortgage Loan”) is secured by a first lien on the borrower’s fee interest in an 88,365 square foot, mixed use, office and retail property located in New York, New York (the “600 Broadway Property”). The 600 Broadway Mortgage Loan is evidenced by a single promissory note with an outstanding principal balance as of the Cut-off Date of $58,000,000. The 600 Broadway Mortgage Loan was originated by Citi Real Estate Funding Inc. on January 5, 2026 and has an initial term of five years, is interest-only for the full term and accrues interest at a fixed rate of 5.97000% per annum on an Actual/360 basis.

The Property. The 600 Broadway Property consists of a six-story (plus lower and sub-lower levels), 88,365 square foot retail and office building located along the southeast corner of Broadway and Houston Street in the SoHo neighborhood of Manhattan, New York. The 600 Broadway Property was originally constructed in 1900 and most recently renovated in 2022. The 600 Broadway Property features 60,765 square feet of office space accounting for 63.0% of underwritten rent and 27,600 square feet of ground floor retail space accounting for 37.0% of underwritten rent. As of November 4, 2025, the 600 Broadway Property was 100.0% leased to one retail tenant and three office tenants with a weighted average lease term remaining of 8.0 years as of the Cut-off Date. The 600 Broadway Property has been designated as a landmark by the New York City Landmarks Preservation Commission.

A-3-57

Mixed Use – Office / Retail 600 Broadway New York, NY 10012	Collateral Asset Summary – Loan No. 6 600 Broadway	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$58,000,000 52.7% 1.83x 11.4%

The 600 Broadway Property benefits from a 10-year Industrial and Commercial Abatement Program (“ICAP”) real estate tax abatement, which offers property tax abatements for eligible industrial and commercial buildings in New York City. The ICAP abatement commenced in the 2023/2024 tax year and is scheduled to expire following the 2032/2033 tax year. Under the ICAP, the 600 Broadway Property benefits from a 100% abatement in years 1 through 5, which thereafter begins phasing out by 20% per year starting in the 2028/2029 tax year (remaining at 20% for the last two years of the abatement). Real estate taxes were underwritten to the 2025/2026 abated taxes of $1,543,531 compared to the appraisal’s estimated unabated real estate taxes of $2,505,888.

Major Tenants. The three largest tenants based on underwritten base rent are Konrad Group, Target, and Hatch.

Konrad Group (36,459 square feet; 41.3% of net rentable area; 42.7% of underwritten base rent). Konrad Group is a digital consultancy and innovation firm with expertise in the digital product lifecycle including digital strategy, experience design, development, implementation, and data science. Konrad Group has offices in New York, Toronto, Vancouver, London, Miami, and San Jose, and employs over 500 employees. Konrad Group has been a tenant at the 600 Broadway Property since January 2020 and has a current lease term through August 2033 with two, five-year renewal options and no termination options remaining.

Target (27,600 square feet; 31.2% of net rentable area; 37.0% of underwritten base rent). Founded in 1962, Target is a general merchandise retailer with stores in all 50 states and the District of Columbia. Target employs over 400,000 employees and operates 1,989 stores in the United States. Target operates the entirety of the ground floor retail component of the 600 Broadway Property and has been a tenant at the 600 Broadway Property since November 2020. Target has a current lease term through January 2038 with three, five-year renewal options and no termination options remaining.

Hatch (12,153 square feet; 13.8% of net rentable area; 10.4% of underwritten base rent). Hatch is an AI-powered customer communication platform designed to help businesses increase conversion and retention at lower overhead costs. Hatch has been a tenant at the 600 Broadway Property since September 2025 and has a current lease term through October 2027 with one, two year renewal option and no termination options remaining.

The following table presents certain information relating to the largest tenants by underwritten base rent at the 600 Broadway Property:

Tenant Summary(1)
Tenant	Credit Rating (Moody’s / S&P / Fitch)(2)	Net Rentable Area (SF)	% of NRSF	U/W Base Rent	U/W Base Rent Per SF	% Annual U/W Base Rent	Lease Expiration	Termination Option (Y/N)	Renewal Option
Major Tenants-Retail
Target	A2/A/A	27,600	31.2%	$3,286,000	$119.06	37.0%	1/31/2038	N	3 x 5 yr
Total Major Retail Tenants		27,600	31.2%	$3,286,000	$119.06	37.0%

Major Tenants-Office
Konrad Group	NR/NR/NR	36,459	41.3%	$3,791,736	$104.00	42.7%	8/31/2033	N	2 x 5 yr
Hatch	NR/NR/NR	12,153	13.8%	$925,370	$76.14	10.4%	10/31/2027	N	1 x 2 yr
Acast Stories	NR/NR/NR	12,153	13.8%	$878,400	$72.28	9.9%	3/31/2032	Y(3)	1 x 5 yr
Total Major Office Tenants		60,765	68.8%	$5,595,506	$92.08	63.0%

Total Occupied		88,365	100.00%	$8,881,506	$100.51	100.00%
Vacant		0	0.00%
Total		88,365	100.00%
(1)	Based on the underwritten rent roll dated November 4, 2025 and inclusive of $186,000 of straight line rent steps and $387,160 of contractual rent steps through November 1, 2026.
(2)	Certain ratings are those of the parent company, whether or not the parent guarantees the lease.
(3)	Acast Stories has the one-time option to terminate its lease effective as of August 31, 2028, upon 60 days prior written notice provided it pays an early termination fee.

A-3-58

Mixed Use – Office / Retail 600 Broadway New York, NY 10012	Collateral Asset Summary – Loan No. 6 600 Broadway	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$58,000,000 52.7% 1.83x 11.4%

The following table presents certain information relating to the lease rollover schedule at the 600 Broadway Property, based on initial lease expiration dates:

Lease Rollover Schedule(1)
Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	U/W Base Rent	% of Total U/W Base Rent	U/W Base Rent $ per SF	# of Expiring Leases
2026 & MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2027	12,153	13.8%	13.8%	$925,370	10.4%	$76.14	1
2028	0	0.0%	13.8%	$0	0.0%	$0.00	0
2029	0	0.0%	13.8%	$0	0.0%	$0.00	0
2030	0	0.0%	13.8%	$0	0.0%	$0.00	0
2031	0	0.0%	13.8%	$0	0.0%	$0.00	0
2032	12,153	13.8%	27.5%	$878,400	9.9%	$72.28	1
2033	36,459	41.3%	68.8%	$3,791,736	42.7%	$104.00	1
2034	0	0.0%	68.8%	$0	0.0%	$0.00	0
2035	0	0.0%	68.8%	$0	0.0%	$0.00	0
2036	0	0.0%	68.8%	$0	0.0%	$0.00	0
2037 & thereafter	27,600	31.2%	100.0%	$3,286,000	37.0%	$119.06	1
Vacant	0	0.0%	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	88,365	100.0%		$8,881,506	100.0%	$100.51	4
(1)	Based on the underwritten rent roll dated November 4, 2025 and inclusive of $186,000 of straight line rent steps and $387,160 of contractual rent steps through November 1, 2026. Certain tenants may have lease termination options that are not reflected in the Lease Rollover Schedule.

A-3-59

Mixed Use – Office / Retail 600 Broadway New York, NY 10012	Collateral Asset Summary – Loan No. 6 600 Broadway	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$58,000,000 52.7% 1.83x 11.4%

The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the 600 Broadway Property:

Cash Flow Analysis
	2022(1)	2023(1)	2024	TTM 10/31/2025(2)	UW(2)(3)	UW PSF
Base Rent	$5,702,412	$7,546,122	$7,319,377	$7,407,203	$8,308,346	$94.02
Contractual Rent Steps(4)	0	0	0	0	573,160	$6.49
Potential Income from Vacant Space	0	0	0	0	0	$0.00
Gross Potential Rent	$5,702,412	$7,546,122	$7,319,377	$7,407,203	$8,881,506	$100.51
Reimbursements	62,962	492,924	127,315	477,873	485,405	$5.49
Total Gross Income	$5,765,374	$8,039,046	$7,446,692	$7,885,076	$9,366,911	$106.00
Other Income	0	0	0	0	0	$0.00
(Vacancy / Credit Loss)	$0	$0	$0	$0	($409,809)	($4.64)
Effective Gross Income	$5,765,374	$8,039,046	$7,446,692	$7,885,076	$8,957,102	$101.36

Management Fee	172,961	241,171	223,401	236,552	268,713	$3.04
Real Estate Taxes(5)	2,176,797	2,469,370	1,691,410	1,377,826	1,543,531	$17.47
Insurance	44,637	61,071	75,106	93,436	93,436	$1.06
Repairs & Maintenance	112,590	92,702	104,820	127,938	127,938	$1.45
Utilities	225,283	203,107	188,372	194,255	194,255	$2.20
Other Expenses(6)	60,676	86,879	86,673	100,533	100,533	$1.14
Total Expenses	$2,792,944	$3,154,300	$2,369,783	$2,130,540	$2,328,406	$26.35

Net Operating Income	$2,972,430	$4,884,746	$5,076,909	$5,754,536	$6,628,696	$75.01
Replacement Reserves	0	0	0	0	16,293	$0.18
Normalized TI/LC	0	0	0	0	190,375	$2.15
Net Cash Flow	$2,972,430	$4,884,746	$5,076,909	$5,754,536	$6,422,028	$72.68

Occupancy (%)	87.2%	87.2%	100.0%	100.0%	95.6%(7)
NCF DSCR	0.85x	1.39x	1.45x	1.64x	1.83x
NOI Debt Yield	5.1%	8.4%	8.8%	9.9%	11.4%
(1)	The increase from 2022 Net Operating Income to 2023 Net Operating Income is primarily attributable to free rent burning off from prior re-tenanting.
(2)	The increase from TTM 10/31/2025 to UW Base Rent and Net Operating Income is primarily attributable to Hatch executing a new lease at the 600 Broadway Property in September 2025 and $186,000 of straight line rent steps and $387,160 of contractual rent steps.
(3)	UW Base Rent is based on the underwritten rent roll dated November 4, 2025.
(4)	Contractual Rent Steps are inclusive of $186,000 of straight line rent steps and $387,160 of contractual rent steps through November 1, 2026.
(5)	The 600 Broadway Property benefits from a 10-year ICAP real estate tax abatement which commenced in the 2023/2024 tax year and is scheduled to expire following the 2032/2033 tax year. Under the ICAP, the 600 Broadway Property benefits from a 100% abatement in years 1 through 5, which thereafter begins phasing out by 20% per year starting in the 2028/2029 tax year (remaining at 20% for the last two years of the abatement). Real Estate Taxes were underwritten to the 2025/2026 abated taxes of $1,543,531 compared to the appraisal’s estimated unabated real estate taxes of $2,505,888.
(6)	Other Expenses include payroll and benefits and legal and professional fees.
(7)	Represents economic occupancy.

A-3-60

Mixed Use – Office / Retail 600 Broadway New York, NY 10012	Collateral Asset Summary – Loan No. 6 600 Broadway	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$58,000,000 52.7% 1.83x 11.4%

Appraisal. According to the appraisal, the 600 Broadway Property had an “as-is” appraised value of $110,000,000 as of November 20, 2025, as shown in the table below.

600 Broadway Appraised Value(1)
Property	Value	Capitalization Rate
600 Broadway	$110,000,000	5.88%
(1)	Source: Appraisal.

Environmental Matters. According to a Phase I environmental report dated November 20, 2025, there was no evidence of any recognized environmental conditions at the 600 Broadway Property.

The Market. The 600 Broadway Property is located in the SoHo neighborhood of New York City with frontage along Broadway and Crosby Street. The SoHo neighborhood is a 26-block area bounded by Houston Street, Lafayette Street, Canal Street and West Broadway. The neighborhood is comprised of approximately 500 buildings and is known for its appeal to high-end retailers including Celine, A.P.C., David Yurman, Isabel Marant, Nike, Reformation, Saint Laurent, and Rag & Bone, among others. The 600 Broadway Property is accessible via several Manhattan commuter transportation lines including three nearby stations that service the A, C, E, N, Q, R, W, J, Z, 1 and 6 subway lines.

According to a third-party market research report, the 600 Broadway Property is located in the SoHo retail and office submarkets of New York City. As of December 14, 2025, the SoHo office submarket had inventory of 12,548,424 square feet, an overall vacancy rate of 15.0%, and an average asking rent of $71.25 per square foot with an average class A rental rate of $89.71 per square foot. As of December 14, 2025, the SoHo retail submarket had inventory of 4,020,537 square feet, a vacancy rate of 4.6%, and an average asking rent of $131.60 per square foot.

The following table presents certain information relating to comparable office leases to the 600 Broadway Property:

Comparable Office Lease Summary(1)
Property Name/Location	Year Built / Renovated	Size (Sq. Ft.)	Tenant	Suite Size (Sq. Ft.)	Rent Per Sq. Ft.(2)	Commencement	Lease Term (Years)
600 Broadway(3) New York, NY	1900/2022	60,765	Konrad Group(3) Hatch(3) Acast Stories(3)	36,459(3) 12,153(3) 12,153(3)	$94.00(3) $74.29(3) $72.28(3)	Various(3)	Various(3)
520 Broadway New York, NY	1901	71,000	Signify Holdings	5,539	$105.00	Sep-2025	5.00
568-578 Broadway New York, NY	1921/1994	325,000	The Farmer’s Dog	58,800	$80.00	Aug-2025	5.42
580 Broadway New York, NY	1907	142,000	Formagrid	5,775	$115.00	May-2025	3.42
110 Greene Street New York, NY	1920	150,000	MikMak	2,521	$95.00	Apr-2025	4.17
148 Lafayette Street New York, NY	1913	130,000	General Catalyst	11,985	$97.00	Mar-2025	7.00
580 Broadway New York, NY	1907	142,000	Abridge AI	22,992	$65.00	Feb-2025	10.00
(1)	Source: Appraisal.
(2)	Rent Per Sq. Ft. represents base rent and does not include rent steps.
(3)	Based on the underwritten rent roll as of November 4, 2025.

A-3-61

Mixed Use – Office / Retail 600 Broadway New York, NY 10012	Collateral Asset Summary – Loan No. 6 600 Broadway	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$58,000,000 52.7% 1.83x 11.4%

The following table presents certain information relating to the appraisal’s conclusion of office and retail market rents within the SoHo retail submarket:

Conclusion of Office/Retail Market Rent(1)
FLOORS	RENT/SF ($/SF)
Office Floors 2-6:	$100.00
Ground Floor-Retail:	$500.00
Lower Level-Retail:	$60.00
Sub-Cellar-Storage:	$25.00
(1)	Source: Appraisal.

The following table presents certain information relating to comparable retail leases to the 600 Broadway Property:

Comparable Retail Lease Summary(1)
Property Name/Location	Tenant	Suite Size (Sq. Ft.)	Rent Per Sq. Ft.(2)	Commencement	Lease Term (Years)
600 Broadway(2) New York, NY	Target(2)	27,600(2)	$112.32(3)	Nov-2020(2)	17.2(2)
501 Broadway New York, NY	Calzedonia	9,035	$177.09	Sep-2025	5.5
458 Broadway New York, NY	Magnlens	2,400	$250.00	Apr-2025	10.0
530 Broadway New York, NY	Calvin Klein	7,294	$386.45	Dec-2024	10.0
542 Broadway New York, NY	New Balance	7,225	$228.37	Sep-2024	10.0
560 Broadway New York, NY	American Eagle	15,673	$306.26	Jun-2024	10.0
(1)	Source: Appraisal unless otherwise indicated.
(2)	Rent Per Sq. Ft. represents base rent and does not include rent steps.
(3)	Based on the underwritten rent roll as of November 4, 2025.

The Borrower and the Borrower Sponsors. The borrower is 600 Broadway Partners LLC, a New York limited liability company, with one independent director in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 600 Broadway Mortgage Loan.

The borrower sponsors and non-recourse carveout guarantors are Robert Cayre and Richard Chera. Robert Cayre is the founder of Aurora Capital Associates, a real estate development and investment firm that invests in commercial real estate throughout New York City and other United States markets and gateway cities. Since its founding in 2004, Aurora Capital Associates has assembled a portfolio of over 150 assets totaling more than five million square feet of retail, office, multifamily, and condominium properties across the five boroughs of New York City and the high streets of Miami, Chicago, and other major US cities. Richard Chera is the co-founder and senior managing director of Crown Associates, Inc., a New York-based holding company with holdings in real estate and branding assets. Crown Associates, Inc. has a portfolio of 35 urban retail and commercial properties located predominantly in New York City, with one property in Miami, Florida, and one in London, England. The borrower is owned by a joint venture among the Cayre family, the Chera family and the Adjmi family (which invests through A&H Acquisitions Corp).

Property Management. The 600 Broadway Property is managed by ACHS Management Corp., a borrower affiliated property management company.

Initial and Ongoing Reserves. At origination of the 600 Broadway Mortgage Loan, the borrower deposited approximately (i) $138,044 into a reserve for real estate taxes, (ii) $427,000 into an unfunded obligations reserve, representing tenant reimbursement costs owed to Acast Stories Inc. under its lease and (iii) $787,778 into a Target holdback reserve relating to tenant allowances owed to Target.

Tax Reserve – The borrower is required to deposit into a real estate tax reserve, on a monthly basis, 1/12th of the taxes that the lender estimates will be payable over the next-ensuing 12-month period (initially estimated to be approximately $138,044).

Insurance Reserve – At the option of the lender, if the liability or casualty insurance policy maintained by the borrower covering the 600 Broadway Property does not constitute an approved blanket or umbrella policy pursuant to the 600 Broadway Mortgage Loan documents or the lender requires the borrower to obtain a separate policy, the borrower is required to deposit into an insurance reserve, on a monthly basis, 1/12th of the amount which will be sufficient to pay the insurance premiums due for the renewal of coverage afforded by such policies upon the expiration thereof. At origination a blanket policy was in place.

Replacement Reserve – The borrower is required to deposit into a replacement reserve, on a monthly basis, approximately $1,358.

A-3-62

Mixed Use – Office / Retail 600 Broadway New York, NY 10012	Collateral Asset Summary – Loan No. 6 600 Broadway	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$58,000,000 52.7% 1.83x 11.4%

TI/LC Reserve – The borrower is required to deposit into a reserve for future tenant improvements and leasing commissions, on a monthly basis, approximately $8,333.

Target Holdback Reserve – Upon receipt of evidence reasonably satisfactory to the lender that Target is entitled to any funds in the Target Holdback Reserve, the lender is required to disburse such funds, at the direction of the borrower, directly to Target. In the event that any funds in such reserve due and owing to Target become an offset to any rent due and owing under such tenant’s lease, such funds are required to be retained by the lender and released in accordance to a then-determined free rent and/or offset rent schedule, as reasonably determined based on the applicable (and final) agreement by and between the borrower and Target. Upon receipt of an estoppel certificate from Target confirming that it is no longer owed the holdback amount, the lender is required to release the funds in such reserve to the borrower. The borrower may at any time substitute a letter of credit meeting the requirements of the 600 Broadway Mortgage Loan documents for the funds in the Target Holdback Reserve.

Lockbox / Cash Management. The 600 Broadway Mortgage Loan is structured with a hard lockbox and springing cash management. The borrower was required to establish a lender-controlled lockbox account and is thereafter required to cause all revenue received by the borrower or the property manager, as applicable, to be deposited into such lender-controlled lockbox account within three business days of actual receipt. The borrower was required, within five business days of the origination date, to deliver a notice to all tenants at the 600 Broadway Property directing them to remit rent and all other sums due under the applicable lease directly to the lender-controlled lockbox account. All funds deposited into the lockbox account are required to be transferred on each business day to or at the direction of the borrower unless a Trigger Period (as defined below) exists and the lender elects to deliver a restricted account notice, in which case all funds in the lockbox account are required to be swept on each business day to a cash management account under the control of the lender to be applied and disbursed in accordance with the 600 Broadway Mortgage Loan documents; and all excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the 600 Broadway Mortgage Loan documents are required to be held by the lender in an excess cash flow reserve account as additional collateral for the 600 Broadway Mortgage Loan (provided that the lender is required to disburse such funds to the borrower for tenant improvements and leasing commissions or capital expenditures if funds in the TI/LC reserve or replacement reserve are insufficient, and the borrower meets the same disbursement conditions as apply to the foregoing reserves). Upon the cure of all Trigger Periods, the lender is required to return any amounts remaining on deposit in the excess cash flow reserve account to the borrower, provided that any excess cash flow funds required to satisfy a Specified Tenant Excess Cash Flow Condition (as defined below) are required to be retained by the lender in the excess cash flow reserve account until the lender has been provided with evidence that, with respect to the related lease for which such funds were deposited, all tenant improvement and leasing commissions have been paid in full and the related tenant has commenced paying rent (or there are sufficient funds in the TI/LC reserve and excess cash flow reserve to pay for all tenant improvements, leasing commissions and rent abatements). Upon an event of default under the 600 Broadway Mortgage Loan documents, the lender may apply funds to the 600 Broadway Mortgage Loan in such priority as it may determine.

“Trigger Period” means a period: (A) commencing upon the earliest of (i) the occurrence and continuance of an event of default, (ii) the debt service coverage ratio falling below 1.25x and (iii) the occurrence of a Specified Tenant Trigger Period (as defined below); and (B) expiring upon, with regard to any Trigger Period commenced in connection with (x) clause (A)(i) above, the cure (if applicable) of such event of default, (y) clause (A)(ii) above, the date that the debt service coverage ratio is equal to or greater than 1.25x for one calendar quarter and (z) clause (A)(iii) above, a Specified Tenant Trigger Period ceasing to exist.

“Specified Tenant” means, as applicable,(i) the tenant known as “Konrad Group”, together with any successor and/or assigns thereof, (ii) the tenant known as “Target”, together with any successor and/or assigns thereof, (iii) any other person (together with any affiliates thereof) (A) that leases (in the aggregate) not less than 20% of the leasable square feet of the 600 Broadway Property or (B) which leases (in the aggregate) accounts for 20% or more of gross rents and (iv) any guarantor(s) of the applicable related Specified Tenant lease(s).

“Specified Tenant Trigger Period” means a period (A) commencing upon the first to occur of (i) a Specified Tenant being in default under the applicable Specified Tenant lease beyond applicable notice and cure periods, (ii) a Specified Tenant failing to be in actual, physical possession of the Specified Tenant space, or applicable portion thereof, (iii) other than in connection with a permitted “go dark” event (which includes (i) events related to a pandemic or epidemic, renovations, and restoration following a casualty or condemnation, in each case for a specified time period, (ii) hybrid (i.e., partially remote) work programs that meet certain requirements and (iii) the tenant or its guarantor maintaining an investment grade rating), pursuant to the terms of the 600 Broadway Mortgage Loan documents, failing to be open for business during customary hours and/or “going dark” in 40% or more of the Specified Tenant space, (iv) a Specified Tenant giving written notice that it is terminating its lease for all or any portion of the Specified Tenant space, or applicable portion thereof, (v) any termination or cancellation of any Specified Tenant lease, including, without limitation, rejection in any bankruptcy or similar insolvency proceeding, and/or any Specified Tenant lease failing to otherwise be in full force and effect and (vi) any bankruptcy or similar insolvency of a Specified Tenant and (B) expiring upon the first to occur of the lender’s receipt of evidence reasonably acceptable to the lender of (1) the satisfaction of the applicable Specified Tenant Cure Conditions (as defined below) or (2) the borrower leasing the entire Specified Tenant space, or applicable portion thereof, pursuant to one or more leases in accordance with the applicable terms and conditions of the 600 Broadway Mortgage Loan documents, the applicable tenant(s) under such lease(s) being in actual, physical occupancy of the space demised under its lease, all contingencies to effectiveness of each such lease have expired or been satisfied, each such lease has commenced and a rent commencement date has been established (without possibility of delay) and, in the lender’s judgment, the applicable Specified Tenant Excess Cash Flow Condition is satisfied in connection therewith.

A-3-63

Mixed Use – Office / Retail 600 Broadway New York, NY 10012	Collateral Asset Summary – Loan No. 6 600 Broadway	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$58,000,000 52.7% 1.83x 11.4%

“Specified Tenant Cure Conditions” means each of the following, as applicable, that the applicable Specified Tenant (i) has cured all defaults as defined under the applicable Specified Tenant lease, (ii) other than in connection with permitted “go dark” events pursuant to the terms of the 600 Broadway Mortgage Loan documents, is in actual, physical possession of the Specified Tenant space (or applicable portion thereof), open for business during customary business hours and not “dark” in the Specified Tenant space, or applicable portion thereof, (iii) has re-affirmed the applicable Specified Tenant lease as being in full force and effect, (iv) is no longer insolvent or subject to any bankruptcy or insolvency proceedings and has affirmed the applicable Specified Tenant lease pursuant to a final, non-appealable order of a court of competent jurisdiction and (v) is paying full, unabated rent under the applicable Specified Tenant lease.

“Specified Tenant Excess Cash Flow Condition” means, with respect to curing any Specified Tenant Trigger Period by re-tenanting the applicable Specified Tenant space, sufficient funds have been accumulated in the excess cash flow account (during the continuance of the subject Specified Tenant Trigger Period) to cover all anticipated leasing commissions, tenant improvement costs, tenant allowances, free rent periods, and/or rent abatement periods to be incurred in connection with any such re-tenanting.

Current Mezzanine or Secured Subordinate Indebtedness. None.

Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

Release of Collateral. Not Permitted.

Ground Lease. None.

A-3-64

Office – Suburban 11750-11790 US Highway 1 Palm Beach Gardens, FL 33408	Collateral Asset Summary – Loan No. 7 Oakbrook Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$43,000,000 64.9% 1.93x 13.8%

A-3-65

Office – Suburban 11750-11790 US Highway 1 Palm Beach Gardens, FL 33408	Collateral Asset Summary – Loan No. 7 Oakbrook Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$43,000,000 64.9% 1.93x 13.8%

A-3-66

Office – Suburban 11750-11790 US Highway 1 Palm Beach Gardens, FL 33408	Collateral Asset Summary – Loan No. 7 Oakbrook Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$43,000,000 64.9% 1.93x 13.8%
Mortgage Loan Information		Property Information
Loan Seller:	GACC	Single Asset / Portfolio:	Single Asset
Loan Purpose:	Refinance	Property Type – Subtype:	Office – Suburban
Borrower Sponsor(s):	Jordan Chandler Paul and Neil Eric Merin	Collateral:	Leasehold
Borrower(s):	WFMHC Golden Bear Owner LLC	Location:	Palm Beach Gardens, FL
Original Balance:	$43,000,000	Year Built / Renovated:	1985-1990 / 2021-2024
Cut-off Date Balance:	$43,000,000	Property Management:	Merin Hunter Codman, Inc., dba NAI/MerinHunter Codman, Inc.
% by Initial UPB:	4.8%	Size:	243,359 SF
Interest Rate:	6.84700%	Appraised Value / Per SF(3):	$66,300,000 / $272
Note Date:	July 21, 2025	Appraisal Date:	May 14, 2025
Original Term:	60 months	Occupancy:	93.4% (as of July 25, 2025)
Amortization:	Interest Only	UW Economic Occupancy:	93.3%
Original Amortization:	NAP	Underwritten NOI(4):	$5,933,938
Interest Only Period:	60 months	Underwritten NCF:	$5,759,996
First Payment Date:	September 6, 2025
Maturity Date:	August 6, 2030	Historical NOI
Additional Debt Type:	NAP	Most Recent NOI(4):	$5,290,504 (TTM as of March 31, 2025)
Additional Debt Balance:	NAP	2024 NOI:	$5,239,398
Call Protection:	L(30),D(25),O(5)	2023 NOI:	$5,235,664
Lockbox / Cash Management:	Hard / In Place	2022 NOI:	$4,714,013

Reserves(1)				Financial Information
	Initial	Monthly	Cap	Cut-off Date Loan / SF:	$177
Taxes:	$881,888	$97,988	NAP	Maturity Date Loan / SF:	$177
Insurance:	$301,596	$75,514	NAP	Cut-off Date LTV(3):	64.9%
Replacement Reserves:	$0	$4,055	NAP	Maturity Date LTV(3):	64.9%
TI / LC:	$869,126	$19,063	NAP	UW NOI DY:	13.8%
Other Reserve(2):	$1,651,676	$134,532	NAP	UW NCF DSCR:	1.93x

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$43,000,000	97.6%	Loan Payoff	$39,344,490	89.3%
Principal's New Cash Contribution	1,070,509	2.4	Reserves	3,704,286	8.4
			Closing Costs	1,021,733	2.3
Total Sources	$44,070,509	100.0%	Total Uses	$44,070,509	100.0%
(1)	See “—Initial and Ongoing Reserves” below for further discussion of reserve information.
(2)	Initial Other Reserve consists of (i) $134,532 in a ground rent reserve, (ii) $1,000,000 for renovation work at the Oakbrook Center Property (as defined below), and (iii) approximately $517,144 into a rent replication reserve associated with the Otis Elevators, Hotel Planners, and Access Medical leases. Monthly Other Reserve consists of an amount equal to the ground rent that will be payable under the ground lease for the month following the month in which the monthly payment date occurs (initially, approximately $134,532).
(3)	The Appraised Value set forth above is the “As Is + Reserved Funds” appraised value of $66,300,000 as of May 14, 2025, which assumes outstanding capital expenditures and contractual leasing costs are fully funded and reserved for by the lender at origination. At origination, $1,000,000 was reserved for renovation work, $869,126 was reserved for outstanding approved leasing expenses associated with Otis Elevator, Hotel Planners, and Pike Electric, and $517,144 was reserved for rent replication. The appraisal also provided an “As Is” appraised value of the Oakbrook Center Property of $63,800,000, which results in an Appraised Value/Per SF of $262.16, and a Cut-off Date LTV and Maturity Date LTV of 67.4% each.
(4)	The increase from Most Recent NOI to Underwritten NOI is primarily due to the Access Medical lease signed in July 2025 and contractual rent steps.

The Loan. The seventh largest mortgage loan (the “Oakbrook Center Mortgage Loan”) is secured by the borrower’s leasehold interest in a 243,359 SF suburban office property located in Palm Beach Gardens, Florida (the “Oakbrook Center Property”). The Oakbrook Center Mortgage Loan is evidenced by one promissory note with an outstanding principal balance as of the Cut-off Date of $43,000,000. The Oakbrook Center Mortgage Loan was originated on July 21, 2025 by DBR Investments Co. Limited (“DBRI”). The Oakbrook Center Mortgage Loan has an initial term of five years, is interest-only for the full term and accrues interest at a fixed rate of 6.84700% per annum on an Actual/360 basis. The scheduled maturity date of the Oakbrook Center Mortgage Loan is August 6, 2030.

The Property. The Oakbrook Center Property is a ground leased 243,359 SF, four-building, office complex in Palm Beach Gardens, Florida. The collateral includes three, six-story mid-rise office buildings and one bank branch ground leased to Regions Bank, situated on an 11.81-acre parcel along US Highway 1. The buildings were originally constructed between 1985 and 1990. The Oakbrook Center Property features a well-maintained construction that has recently received over three years of ongoing improvements totaling approximately $2.0 million. Recent improvements include HVAC chiller installation, cooling tower replacements, domestic water booster systems, signage upgrades, fire pump and controller replacements, updates to corridors and elevator lobbies, suite demos, and restroom

A-3-67

Office – Suburban 11750-11790 US Highway 1 Palm Beach Gardens, FL 33408	Collateral Asset Summary – Loan No. 7 Oakbrook Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$43,000,000 64.9% 1.93x 13.8%

renovations. Property amenities include a complimentary fitness center with Peloton bikes, cardio/weight equipment and showers, contemporary lobbies, and professional on-site property management. As of July 25, 2025, the Oakbrook Center Property is 93.4% leased to 39 tenants, including multiple nationally recognized firms. The Oakbrook Center Property has maintained occupancy levels between 90.2% in 2020 to 93.4% as of March 2025, with an average occupancy of 94.5% in the same time frame. The leased space is distributed among a diverse mix of tenants spanning the energy, healthcare, technology, construction, and professional services sectors. The tenants have 3.6 years of remaining weighted average lease term. The tenants have been at the Oakbrook Center Property for, on average, approximately 11.4 years. In addition to views of the intracoastal and the ocean, the Oakbrook Center Property is located along US Highway 1, just north of Northlake Boulevard and south of PGA Boulevard. The Oakbrook Center Property offers convenient regional access via nearby Interstate 95 and Florida’s Turnpike, with Northlake Boulevard and PGA Boulevard serving as key east-west corridors. The location is approximately 10 miles northeast of Palm Beach International Airport and less than 30 minutes from downtown West Palm Beach. Supported by 1,774 on-site surface and garage spaces, the Oakbrook Center Property has a 7.27 spaces per 1,000 SF parking ratio.

Major Tenants. The three largest tenants by underwritten base rent at the Oakbrook Center Property are Pike Electric, LLC, NextEra Energy, Inc. and Access Medical Laboratories, LLC.

Pike Electric (42,218 SF, 17.3% of net rentable area, 16.9% of UW base rent) Pike Electric, LLC (“Pike Electric”) is a provider of infrastructure solutions for the electric utility industry, offering a range of services across the United States. Established in 1945 and headquartered in Mount Airy, North Carolina, the company specializes in the construction, maintenance, and engineering of electric distribution and transmission systems, substations, and renewable energy projects. With a workforce exceeding 6,700 professionals, Pike Electric serves over 300 investor-owned, municipal, and cooperative utilities nationwide. The company's expertise encompasses overhead and underground power line construction, substation development, and the integration of distributed energy resources such as solar and battery storage systems. Pike Electric is also recognized for its rapid response capabilities in storm restoration, having deployed more than 35,000 line workers over the past decade to assist in power recovery efforts following natural disasters.

Pike Electric has been at the Oakbrook Center Property since 2016 when it executed a 42-month lease to occupy 3,290 SF through June 30, 2019. Throughout its tenancy at the Oakbrook Center Property, the tenant has executed a series of lease amendments to continue expanding its space at the Oakbrook Center Property. The tenant is currently operating on its seventh lease amendment to occupy its space (9 suites) through February 28, 2030. The tenant currently pays a blended base rent of $30.43 PSF. Each of the tenant’s suites has staggered rental rate increases through its lease term. The tenant is responsible for its pro-rata share of expenses of common area maintenance, real estate taxes, and insurance. The tenant has one, five-year renewal option remaining and no termination options.

Access Medical Laboratories, LLC (16,437 SF, 6.8% of net rentable area, 8.6% of UW base rent) Access Medical Laboratories, LLC (“Access Medical”) is a premier specialty diagnostic laboratory offering a broad menu of testing from blood, saliva, and urine samples.

Access Medical recently executed a 5-year lease in July 2025 at the Oakbrook Center Property to occupy 16,437 SF through July 31, 2030. At origination, the tenant had an initial base rent of $39.98 PSF, which has an annual rent escalation of 3% through its lease term. Access Medical is responsible for its pro-rata share of expenses of common area maintenance, real estate taxes, and insurance, however the tenant pays a reduced base rent and expense reimbursement for the first two years of the lease term (approximately $300,380), which the lender reserved for at origination. Please see “—Initial and Ongoing Reserves” below for further discussion of reserve information. Access Medical has one, five-year renewal option remaining and a one-time option to terminate its lease on July 31, 2028, upon one year’s notice to the landlord and payment of a $100,000 termination fee.

NextEra Energy (16,557 SF, 6.8% of net rentable area, 6.7% of UW base rent) NextEra Energy, Inc. (“NextEra”) is a leading clean energy company headquartered in Juno Beach, Florida. It owns Florida Power & Light Company, the largest rate-regulated electric utility in the United States, serving over 12 million people across Florida, and NextEra Energy Resources, the world's largest generator of renewable energy from wind and solar. In 2024, with operations in 49 states and Canada, NextEra reported revenues of approximately $24.75 billion and net income of approximately $6.9 billion. As of December 31, 2024, NextEra employed 16,800 individuals. The company maintains credit ratings of A- from S&P and Fitch, and Baa1 from Moody's.

NextEra executed a lease in October 2021 for 7,577 SF, and has executed two lease amendments to expand its current space to 15,255 SF (6.3% NRA). The tenant is currently operating on its third lease amendment commencing April 1, 2023 through December 31, 2027. At origination, the tenant was paying a base rent of $30.60 PSF, which increased to $31.51 PSF effective January 1, 2026. The tenant also occupies an additional space of 1,302 SF (0.5% NRA) which it has occupied since 2013. For this space, the tenant recently executed an amendment to extend the space from February 1, 2025 through April 30, 2028. The tenant has two, two-year extension options remaining. At origination, the tenant was paying a base rent of $34.75 PSF for the additional space, which will increase to $35.79 PSF effective February 1, 2026. The tenant has no termination options and two, two-year renewal options associated only with 1,302 square feet of its leased premise. The remaining space has no renewal options remaining.

A-3-68

Office – Suburban 11750-11790 US Highway 1 Palm Beach Gardens, FL 33408	Collateral Asset Summary – Loan No. 7 Oakbrook Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$43,000,000 64.9% 1.93x 13.8%

The following table presents certain information relating to the top tenants at the Oakbrook Center Property by underwritten base rent:

Top Tenant Summary(1)
Tenant	Ratings (Moody’s/S&P/Fitch)(2)	Net Rentable Area (SF)	% of Total NRA	U/W Base Rent	UW Base Rent PSF	% of Total UW Base Rent	Lease Exp. Date	Termination Option (Y/N)	Renewal Option
Top Tenants
Pike Electric, LLC(8)	NR/NR/NR	42,218	17.3%	$1,284,634	$30.43	16.9%	2/28/2030	N	1 x 5 year
Access Medical Laboratories, LLC	NR/NR/NR	16,437	6.8%	$657,213	$39.98	8.6%	7/31/2030	Y(3)	1 x 5 year
NextEra(9)	Baa1/A-/NR	16,557	6.8%	$512,048	$30.93	6.7%	12/31/2027	N	2 x 2 years(4)
AT&T	Baa2/BBB/BBB+	14,834	6.1%	$435,452	$29.35	5.7%	9/30/2029	Y(5)	None
Lexyl Travel Technologies (HotelPlanner)	NR/NR/NR	11,826	4.9%	$413,910	$35.00	5.4%	11/30/2035	Y(6)	1 x 5 year
Cohen Milstein Sellers & Toll PLLC	NR/NR/NR	12,147	5.00%	$410,147	$33.77	5.4%	10/31/2031	Y(7)	None
Driftwood Hospitality Management II, LLC	NR/NR/NR	11,543	4.7%	$337,164	$29.21	4.4%	12/31/2027	N	None
Otis Elevator Company	NR/NR/NR	8,970	3.7%	$291,525	$32.50	3.8%	11/30/2030	N	1 x 5 year
SVB Financial Group	NR/NR/NR	7,397	3.0%	$247,307	$33.43	3.2%	5/31/2029	N	None
Spicer Jeffries LLP	NR/NR/NR	7,723	3.2%	$229,413	$29.71	3.0%	9/30/2029	N	None
Subtotal/Wtd. Average		149,652	61.5%	$4,818,812	$32.20	63.2%
Other Tenants		77,634	31.9%	$2,800,008	$36.07	36.8%
Occupied Collateral Total		227,286	93.4%	$7,618,820	$33.52	100.0%
Vacant Space		16,073	6.6%
Collateral Total		243,359	100.0%
(1)	Based on the underwritten rent roll as of July 25, 2025.
(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.
(3)	Access Medical has a one-time option to terminate its lease on July 31, 2028, upon one year’s notice to the borrower and payment of a termination fee. In addition, the tenant pays a reduced base rent and expense reimbursement for the first two years of the lease term, which the lender reserved for at origination.
(4)	NextEra has two, two-year renewal options associated only with 1,302 square feet of its leased premise. The remaining space has no renewal options remaining.
(5)	AT&T has a one-time option to terminate its lease on October 31, 2027, upon one year’s notice to the borrower and payment of a termination fee.
(6)	Lexyl Travel Technologies (HotelPlanner) has the option to terminate its lease on November 30, 2032, upon one year’s notice and payment of a termination fee.
(7)	Cohen Milstein Sellers & Toll PLLC has the right to terminate its lease at any time on and after October 31, 2027, upon one year’s notice to the borrower and payment of a termination fee.
(8)	According to a third-party market report, Pike Electric, LLC is actively marketing 10,873 SF for sublease.
(9)	According to a third-party market report, NextEra is actively marketing 15,255 SF for sublease.

A-3-69

Office – Suburban 11750-11790 US Highway 1 Palm Beach Gardens, FL 33408	Collateral Asset Summary – Loan No. 7 Oakbrook Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$43,000,000 64.9% 1.93x 13.8%

The following table presents certain information relating to the lease rollover schedule at the Oakbrook Center Property, based on the initial lease expiration dates:

Lease Rollover Schedule(1)(2)
Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	U/W Base Rent	% of Total U/W Base Rent	U/W Base Rent $ per SF	# of Expiring Leases
MTM & 2026	22,303	9.2%	9.2%	$708,356	9.3%	$31.76	10
2027	46,482	19.1%	28.3%	$1,592,494	20.9%	$34.26	12
2028	20,551	8.4%	36.7%	$673,637	8.8%	$32.78	9
2029	41,568	17.1%	53.8%	$1,287,623	16.9%	$30.98	7
2030	70,399	28.9%	82.7%	$2,532,654	33.2%	$35.98	5
2031	12,147	5.0%	87.7%	$410,147	5.4%	$33.77	1
2032	0	0.0%	87.7%	$0	0.0%	$0.00	0
2033	0	0.0%	87.7%	$0	0.0%	$0.00	0
2034	0	0.0%	87.7%	$0	0.0%	$0.00	0
2035	11,826	4.9%	92.6%	$413,910	5.4%	$35.00	1
2036 & Thereafter	2,010	0.8%	93.4%	$0	0.0%	$0.00	1
Vacant	16,073	6.6%	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	243,359	100.0%	100.00%	$7,618,820	100.00%	$33.52	46
(1)	Based on the underwritten rent roll as of July 25, 2025, inclusive of rent steps through December 1, 2026.
(2)	Certain tenants may have lease termination options that are not reflected in the Lease Rollover Schedule.

A-3-70

Office – Suburban 11750-11790 US Highway 1 Palm Beach Gardens, FL 33408	Collateral Asset Summary – Loan No. 7 Oakbrook Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$43,000,000 64.9% 1.93x 13.8%

The following table presents certain information relating to the operating history and Underwritten Net Cash Flow at the Oakbrook Center Property:

Cash Flow Analysis(1)
	2022	2023	2024	March 2025 TTM	U/W(1)	U/W Per SF
Base Rent	$6,547,489	$6,911,165	$7,075,787	$7,091,740	$7,618,820	$31.31
Rent Step	0	0	0	0	220,781	0.91
Value of Vacant Space	0	0	0	0	562,555	2.31
Gross Potential Income	$6,547,489	$6,911,165	$7,075,787	$7,091,740	$8,402,156	$34.53
CAM + Other Reimbursements	3,427,206	4,169,333	4,545,174	4,454,580	3,735,121	15.35
Other/Misc. Income	82,130	119,279	131,851	112,602	112,602	0.46
(Vacancy/Abatements/ Bad Debt)	(100,176)	(41,460)	(167,438)	(182,836)	(562,555)	(2.31)
Effective Gross Income	$9,956,649	$11,158,318	$11,585,373	$11,476,086	$11,687,324	$48.03
Management Fee	315,208	346,194	353,378	351,230	350,620	1.44
General and Administrative	399,489	365,296	385,858	388,358	87,958	0.36
Utilities	469,584	472,949	448,997	437,863	464,919	1.91
Janitorial	279,686	298,273	304,885	307,313	314,135	1.29
Payroll and Benefits	0	0	0	0	402,092	1.65
Repairs and Maintenance	703,129	569,041	841,058	835,752	439,788	1.81
Other Expenses	0	0	0	0	25,131	0.10
Real Estate Taxes	1,094,517	1,139,604	1,128,816	1,129,393	1,175,850	4.83
Insurance	500,189	1,213,442	1,327,182	1,170,268	878,509	3.61
Ground Rent(2)	1,480,834	1,517,855	1,555,801	1,565,405	1,614,384	6.63
Total Expenses	$5,242,636	$5,922,654	$6,345,975	$6,185,581	$5,753,386	$23.64
Net Operating Income	$4,714,013	$5,235,664	$5,239,398	$5,290,504(3)	$5,933,938(3)	$24.38
Capital Reserve	0	0	0	0	48,672	0.20
TI/LC	0	0	0	0	225,270	0.93
Leasing Cost Offset	0	0	0	0	(100,000)	(0.41)
Net Cash Flow	$4,714,013	$5,235,664	$5,239,398	$5,290,504	$5,759,996	$23.67

Occupancy	95.7%	96.0%	94.2%	93.4%(1)	93.4%(1)
NCF DSCR	1.58x	1.75x	1.76x	1.77x	1.93x
NOI Debt Yield	11.0%	12.2%	12.2%	12.3%	13.8%
(1)	Based on the underwritten rent roll as of July 25, 2025.
(2)	See “Ground Lease” below.
(3)	The increase from Most Recent NOI to Underwritten NOI is primarily due to the Access Medical lease signed in July 2025 and contractual rent steps.

Appraisal. According to the appraisal, the Oakbrook Center Property had an “As Is + Reserved Funds” appraised value of $66,300,000 as of May 14, 2025, which assumes outstanding capital expenditures and contractual leasing costs are fully funded and reserved for by the lender at origination. The table below shows the appraisal’s conclusions with respect to such value.

Oakbrook Center Appraised Value(1)
Property	As Is + Reserved Funds Appraised Value(2)	Capitalization Rate(3)
Oakbrook Center	$66,300,000	8.00%
(1)	Source: Appraisal.
(2)	The appraisal also provided an “As Is” appraised value of the Oakbrook Center Property of $63,800,000 as May 14, 2025.
(3)	The appraisal used a discounted cash flow approach to arrive at the appraised value.

Environmental Matters. According to the Phase I environmental site assessment dated May 27, 2025, there was no evidence of any recognized environmental conditions at the Oakbrook Center Property.

The Market. The Oakbrook Center Property is located in the Palm Beach Gardens / North Palm submarket in the greater market of Palm Beach County. This is an affluent submarket within South Florida, where the average annual household income for South Florida is $102,445, compared to the national average household income of $101,307. This submarket is home to a significant number of service, finance, insurance, and real estate companies, benefiting from its close access to coastal regions and a large workforce pool from the western suburbs of Palm Beach, Martin, and St. Lucie Counties. For commuters, the submarket is easily accessible, with I-95 running through the area, offering connections to Downtown Palm Beach and the greater South Florida region. Additionally, the Tri-rail, Brightline

A-3-71

Office – Suburban 11750-11790 US Highway 1 Palm Beach Gardens, FL 33408	Collateral Asset Summary – Loan No. 7 Oakbrook Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$43,000,000 64.9% 1.93x 13.8%

station at Palm Beach, and local bus routes provide various transit options. Major employers include Baptist Health South Florida, University of Miami, and Jackson Health System.

Office market fundamentals in Palm Beach County remained relatively steady through the third quarter of 2024. Overall asking rents increased 10.1% year-over-year to $50.89 per SF. Class A overall asking rents increased 18.5% over the year to $62.12 per SF. Leasing activity measured nearly 1.2 million SF in 2024. According to the appraisal, the Palm Beach Gardens / North Palm submarket, home to 3,461,631 square feet of inventory, had an overall direct vacancy rate of 6.9% and positive year to date overall absorption of 29,013 SF as of the fourth quarter of 2024. No new construction is currently underway in this submarket.

The appraisal identified five comparable leases at five comparable office assets located in Florida, primarily within the North Palm Beach submarket, that are similar to the Oakbrook Center Property. The available spaces at the comparable properties range in size from 1,215 SF to 25,236 SF, with the buildings built between 1985 and 2009 (with the latest renovation in 2009). Total building sizes range from 34,867 SF to 195,787 SF. The base rental rates range from $35.00 PSF to $55.00 PSF, with an average base rental rate of $44.89 PSF. The Oakbrook Center Property’s occupied collateral in-place weighted average base rent of $33.52 is approximately 4.23% below the appraiser’s concluded low end market rent of $35.00 PSF based on the comparable properties. The table below presents certain information relating to office leases comparable to those at the Oakbrook Center Property identified by the appraisal:

Oakbrook Center Office Lease Comparables(1)(2)
Property Name	Address	Year Built / Renovated	Build Size (NRA)	Occupancy	Available Size (NRA)	Top Tenants	Initial Asking Rent PSF	Lease Type
Oakbrook Center	11750-11790 US Highway 1 Palm Beach Gardens, FL	1985 – 1990 / 2021 – 2024	243,359	93.4%	16,073	Pike Electric, LLC, NextEra, Access Medical, AT&T	$33.52(3)	Net
Gardens Plaza	3300 PGA Boulevard Palm Beach Gardens, FL	1987 / NAP	88,150	96%	12,722	ABS National Office Parks, The Honda Classic, Northwestern Mutual	$38.00	Net
PGA Financial Plaza	3399 PGA Boulevard Palm Beach Gardens, FL	1988 / NAP	72,350	100%	23,808	Wells Fargo Advisors, Raymond James, Microbe Formulas - Cellcore	$38.00	Net
Gardens Pointe	3507 Kyoto Gardens Drive Palm Beach Gardens, FL	2009 / NAP	34,867	100%	1,215	Merrill, KeyBank, DPW Law Firm, TRAMMO	$37.00	Net
Financial Center at the Gardens	3801 PGA Boulevard Palm Beach Gardens, FL	1997 / 2009	195,787	100%	25,236	Morgan Stanley, UBS Group AG, RBC Wealth Management	$55.00	Net
Lost Tree Village Financial Center	11300 US Highway 1 North Palm Beach, FL	1985 / 2005	60,390	90%	13,700	Williams Leininger & Cosby PA, Center For Discovery, Lost Tree Village Corp	$35.00 – $37.00	Net
(1)	Source: Appraisal.
(2)	Based on the underwritten rent roll as of July 25, 2025.
(3)	Represents the occupied collateral in-place weighted average base rent.

The Borrower and the Borrower Sponsors. The borrower is WFMHC Golden Bear Owner LLC, a Delaware limited liability company and single purpose entity with one independent director. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Oakbrook Center Mortgage Loan.

The borrower sponsors and non-recourse carveout guarantors are Jordan Chandler Paul and Neil Eric Merin.  The borrower is owned by a joint venture between Waterfall Asset Management and MHCommercial Real Estate Funds. Waterfall Asset Management (“WAM”), founded in 2005, is an American alternative investment management firm headquartered in New York City. As of December 1, 2024, WAM had approximately $13.1 billion of assets under management, approximately 160 employees, and approximately 90% institutional clients. MHCommercial Real Estate Funds is a real estate fund established by the non-recourse carveout guarantors, Jordan Chandler Paul and Neil Eric Merin. Jordan Chandler Paul is the Chief Executive Officer of NAI Merin Hunter Codman, Inc, one of South Florida’s leading commercial real estate firms and the largest firm in Palm Beach County, Florida, with over three decades of experience and currently responsible for managing 5,000,000 SF of office and retail space. Neil Eric Merin is the founder and chairman of NAI Merin Hunter Codman with a broad background in all phases of commercial real estate work, including investment sales, tenant representation, site acquisition, development consulting, corporate facilities, and industrial facilities.

Property Management. The Oakbrook Center Property is currently managed by Merin Hunter Codman, Inc. dba NAI/Merin Hunter Codman, Inc, an affiliated property manager.

A-3-72

Office – Suburban 11750-11790 US Highway 1 Palm Beach Gardens, FL 33408	Collateral Asset Summary – Loan No. 7 Oakbrook Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$43,000,000 64.9% 1.93x 13.8%

Initial and Ongoing Reserves. At origination, the borrower deposited into escrow (i) approximately $881,888 for real estate taxes, (ii) approximately $301,596 for insurance, (iii) $869,126 for outstanding approved leasing expenses associated with Otis Elevator, Hotel Planners, and Pike Electric, (iv) $134,532 into a ground rent reserve, (v) $1,000,000 for renovation work at the Oakbrook Center Property, including white-boxing, and construction of speculative suites, on the fourth floor of the west tower of the Oakbrook Center Property, and (vi) approximately $517,144 into a rent replication reserve associated with the Otis Elevators, Hotel Planners, and Access Medical leases.

Tax Escrows – The borrower is required to deposit with the lender on each monthly payment date, an amount equal to one-twelfth of the real estate taxes that the lender estimates will be payable during the next ensuing twelve months (initially, approximately $97,988).

Insurance Escrows – On a monthly basis, unless the Oakbrook Center Property is insured under an acceptable blanket policy, the borrower is required to escrow 1/12th of the annual estimated insurance payments.

Replacement Reserves – On a monthly basis, the borrower is required to deposit approximately $4,055 into a replacement reserve.

TI/LC Reserves – On a monthly basis, the borrower is required to deposit approximately $19,063 into a reserve for future tenant improvements and leasing commissions.

Ground Rent Reserves – The borrower is required to deposit with the lender on each monthly payment date, an amount equal to the ground rent that will be payable under the ground lease for the month following the month in which the monthly payment date occurs (initially, approximately $134,532)

Lockbox / Cash Management. The Oakbrook Center Mortgage Loan is structured with a hard lockbox and in-place cash management. The borrower and property manager, as applicable, are required to direct the tenants to pay rent directly into the lockbox account, and to deposit any rents otherwise received in such account within one business day after receipt. Sums on deposit in the lockbox account are required to be transferred on a daily basis to a cash management account controlled by the lender, at a financial institution selected by the lender (and the borrower is required to cooperate with the lender and the cash management bank in the establishment of such account). Funds swept to the cash management account are required to be applied to payment of all monthly amounts due under the Oakbrook Center Mortgage Loan documents, including deposits to the ground rent, tax and insurance reserves, payments of monthly debt service, deposits to the replacement reserve and TI/LC reserve, payment of monthly operating expenses set forth in the lender-approved annual budget and lender-approved extraordinary expenses, with any remaining funds required to be deposited (A) during a Trigger Period (as defined below) due to a Lease Sweep Period (as defined below) (regardless of whether any other Trigger Period exists), to a lease sweep reserve, (B) if another Trigger Period exists, provided no Lease Sweep Period exists, to an excess cash flow reserve account to be held as additional collateral for the Oakbrook Center Mortgage Loan during the continuance of the applicable Trigger Period or (C) if no Trigger Period exists, to the borrower.

A “Trigger Period” will (A) commence upon (i) the occurrence of an event of default under the Oakbrook Center Mortgage Loan documents, (ii) the debt service coverage being less than 1.30x for any calendar quarter, (iii) if the property manager is an affiliate of borrower or guarantor and is subject to certain bankruptcy or insolvency related events, (iv) upon the commencement of a Lease Sweep Period or (v) a receiver, liquidator or trustee is appointed for the borrower or guarantor or the borrower or guarantor is subject to certain bankruptcy or insolvency related events; and (B) expire upon (v) with regard to any Trigger Period commenced in connection with clause (i) above, the cure (if applicable) of such event of default, (w) with regard to any Trigger Period commenced in connection with clause (ii) above, the date that the debt service coverage ratio is equal to or greater than 1.35x for two consecutive calendar quarters, (x) with regard to any Trigger Period commenced in connection with clause (iii) above, if the property manager has been replaced with an unaffiliated qualified manager approved by the lender, (y) with regard to any Trigger Period commenced in connection with clause (iv) above, the applicable Lease Sweep Period has ended as described in the definition of such term below, and (z) with regard to any Trigger Period commenced in connection with clause (v) above, if such Trigger Event is solely as a result of the filing of an involuntary petition, case or proceeding against the borrower with respect to which none of the borrower, guarantor or any affiliate of the borrower, or guarantor solicited or actively facilitated the solicitation of petitioning creditors or consented to or otherwise joined in such involuntary petition, case or proceeding, upon the same being discharged or dismissed within 60 days of such filing.

A "Lease Sweep Period" will commence (a) upon the earlier of the date that is nine months prior to the expiration of a Sweep Lease (as defined below) or upon the date required under the Sweep Lease by which the Sweep Tenant (as defined below) is required to give notice of its exercise of a renewal option thereunder (and such renewal has not been so exercised); (b) upon the receipt by the borrower or property manager of notice from the Sweep Tenant exercising its right to terminate its Sweep Lease; (c) upon the early termination, early cancellation or early surrender of a Sweep Lease (or any material portion thereof) or upon the borrower's receipt of notice by a Sweep Tenant of its intent to effect an early termination, early cancellation or early surrender of its Sweep Lease (or any material portion thereof); (d) if a Sweep Tenant has ceased operating its business at the Oakbrook Center Property (i.e., "goes dark” at its Sweep Lease space at the Oakbrook Center Property (or any material portion thereof)); (e) upon a monetary default or material non-monetary default under a Sweep Lease by a Sweep Tenant beyond any applicable notice and cure period, or (f) upon certain bankruptcy or insolvency events with respect to a Sweep Tenant or its parent.

A-3-73

Office – Suburban 11750-11790 US Highway 1 Palm Beach Gardens, FL 33408	Collateral Asset Summary – Loan No. 7 Oakbrook Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$43,000,000 64.9% 1.93x 13.8%

A Lease Sweep Period will end (A) in the case of clauses (a), (b) or (c) above, when the entire space demised under the Sweep Lease (or applicable portion thereof) has been re-tenanted pursuant to one or more “qualified leases” as defined in the Oakbrook Center Mortgage Loan documents and, in the lender’s judgment, sufficient funds have been accumulated in the lease sweep reserve to cover all anticipated tenant improvement and leasing commissions and free and/or abated rent in connection therewith (collectively, “Anticipated Leasing Expenses”) and any debt service and operating shortfalls relating to the delay in the commencement of full rent payments; (B) in the case of clause (a) above, when the Sweep Tenant irrevocably exercises its renewal or extension option, or otherwise enters into an extension agreement acceptable to the lender, and in the lender’s judgement, sufficient funds have been accumulated in the lease sweep reserve to cover all Anticipated Leasing Expenses; (C) in the case of clause (b) above, if such termination option is not validly exercised or is otherwise validly and irrevocably waived by the Sweep Tenant; (D) in the case of clause (e) above, when the applicable default has been cured and no other default has occurred for a period of three consecutive months following such cure; (E), in the case of clause (f) above, when the applicable insolvency proceeding has terminated and the applicable Sweep Lease and any guaranty thereof have been affirmed or assumed by the applicable Sweep Tenant and any guarantor pursuant to a final, non-appealable order of the bankruptcy court, and in connection therewith all defaults under the Sweep Lease are cured and the Sweep Tenant is in occupancy of its premises and paying full, unabated rent; (F) in the case of clause (a), (b), (c) and (d) above, the Oakbrook Center Property achieves (i) 90% occupancy and (ii) a debt service coverage ratio greater than or equal to 1.40x for two consecutive quarters and, in the lender’s judgment, sufficient funds have been accumulated in the lease sweep reserve to cover all Anticipated Leasing Expenses and any debt service and operating shortfalls relating to the delay in the commencement of full rent payments; and (G) in the case of all clauses above, the date when the funds in the lease sweep reserve collected with respect to the Sweep Lease in question (including any lease termination payments) is equal to the total rentable square feet of the applicable Sweep Lease multiplied by $50, unless the Sweep Lease space has been leased pursuant to one or more leases which in the aggregate require the borrower to incur Anticipated Leasing Expenses in excess of such amount, in which case the Lease Sweep Period will continue until clause (A) above is satisfied.

“Sweep Lease” means (i) Pike Electric LLC or (ii) any replacement lease that, either individually, or when taken together with any other lease with the same tenant or its affiliates, covers the majority of the applicable Sweep Lease space.

“Sweep Tenant” means any tenant under a Sweep Lease.

Current Mezzanine or Secured Subordinate Indebtedness. None.

Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

Release of Collateral. Not permitted.

Ground Lease. The borrower’s interest in the Oakbrook Center Property is a leasehold interest under a 99-year ground lease that commenced on July 13, 2017 and runs through July 12, 2116. The ground lease is between GB Palm Beach, LLC and WFMHC Golden Bear Owner LLC, as assignee of Terra Funding - GB, LLC. The ground lease has a current annual rent payment of $1,614,383.84 with the annual ground lease payment increasing by 2.5% every year effective July 1st, 2025 through June 30, 2062. The annual ground lease payment during the period commencing July 1, 2062, and ending at the end of the lease term will increase by 1.5% every year. The lender has underwritten the current annual ground rent for the Oakbrook Center Mortgage Loan.

A-3-74

Retail – Anchored 8450 Baltimore National Pike Ellicott City, MD 21043	Collateral Asset Summary – Loan No. 8 Normandy Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,250,000 67.4% 1.46x 10.2%

A-3-75

Retail – Anchored 8450 Baltimore National Pike Ellicott City, MD 21043	Collateral Asset Summary – Loan No. 8 Normandy Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,250,000 67.4% 1.46x 10.2%

A-3-76

Retail – Anchored 8450 Baltimore National Pike Ellicott City, MD 21043	Collateral Asset Summary – Loan No. 8 Normandy Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,250,000 67.4% 1.46x 10.2%
Mortgage Loan Information		Property Information
Loan Seller:	Barclays	Single Asset / Portfolio:	Single Asset
Loan Purpose:	Acquisition	Property Type – Subtype:	Retail – Anchored
Borrower Sponsor(s):	Gurmit Singh and Maninder Singh	Collateral:	Fee
Borrower(s):	Normandy Nationalpike LLC	Location:	Ellicott City, MD
Original Balance:	$40,250,000	Year Built / Renovated:	1961 / 2021
Cut-off Date Balance:	$40,250,000	Property Management:	Robyn Properties, Inc.
% by Initial UPB:	4.5%	Size:	185,773 SF
Interest Rate:	6.53600%	Appraised Value / Per SF:	$59,700,000 / $321
Note Date:	January 8, 2026	Appraisal Date:	December 5, 2025
Original Term:	60 months	Occupancy:	97.5% (as of January 5, 2026)
Amortization:	Interest Only	UW Economic Occupancy:	95.0%
Original Amortization:	NAP	Underwritten NOI(1):	$4,108,038
Interest Only Period:	60 months	Underwritten NCF:	$3,894,399
First Payment Date:	February 6, 2026
Maturity Date:	January 6, 2031	Historical NOI(1)
Additional Debt Type:	NAP	Most Recent NOI:	$3,848,492 (TTM October 31, 2025)
Additional Debt Balance:	NAP	2024 NOI:	$3,571,601
Call Protection:	L(25),D(28),O(7)	2023 NOI:	$3,314,751
Lockbox / Cash Management:	Hard / Springing	2022 NOI:	$2,806,059

Reserves(2)				Financial Information
	Initial	Monthly	Cap	Cut-off Date Loan / SF:	$217
Taxes:	$225,278	$37,546	NAP	Maturity Date Loan / SF:	$217
Insurance:	$0	$7,095	NAP	Cut-off Date LTV:	67.4%
Replacement Reserves:	$0	$2,322	NAP	Maturity Date LTV:	67.4%
TI / LC:	$0	$15,481	NAP	UW NOI DY:	10.2%
Other Reserves:	$10,540	$0	NAP	UW NCF DSCR:	1.46x

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$40,250,000	67.5%	Purchase Price:	$57,500,000	96.4%
Borrower Sponsor Equity:	19,420,422	32.5	Closing Costs:	1,934,604	3.2
			Reserves:	235,818	0.4
Total Sources	$59,670,422	100.0%	Total Uses:	$59,670,422	100.0%
(1)	The increase in Historical NOI has been driven by the Normandy Center Property lease up after its redevelopment in 2021. Lease up in (i) 2021 included seven leases totaling 43,472 square feet and approximately $1.1 million of underwritten rent, (ii) 2022 included seven leases totaling 45,661 square feet and approximately $1.1 million of underwritten rent, (iii) 2023 included four leases totaling 9,750 square feet and $307,641 of underwritten rent, (iv) 2024 included one lease totaling 4,775 square feet and $101,316 of underwritten rent and (v) 2025 included four leases totaling 8,215 square feet and $138,429 of underwritten rent. Additionally, UW NOI includes $142,800 of contractual rent steps through February 2027 and $13,919 of straight line rent steps for Bank of America, National Association.
(2)	See “Initial and Ongoing Reserves” below for further discussion of reserve information.

The Loan. The eighth largest mortgage loan (the “Normandy Center Mortgage Loan”) is secured by the borrower’s fee interest in an anchored retail property (the “Normandy Center Property”) which consists of multiple adjacent buildings totaling 185,773 square feet. The Normandy Center Mortgage Loan is evidenced by a single promissory note with an outstanding principal balance as of the Cut-off Date of $40,250,000. The Normandy Center Mortgage Loan was originated on January 8, 2026 by Barclays and accrues interest at a fixed rate of 6.53600% per annum on an Actual/360 basis. The Normandy Center Mortgage Loan has an initial term of five-years and is interest-only for the full term. The scheduled maturity date of the Normandy Center Mortgage Loan is January 6, 2031.

The Property. The Normandy Center Property is a 185,773 square foot anchored retail property consisting of multiple adjacent buildings, one of which is a 98,500 square foot building which includes retail tenants such as Planet Fitness (gym), Honey Pig Korean BBQ & Hotpot (restaurant) and Triveni Supermarket (South Asian supermarket and food court), with the remaining buildings totaling 87,273 square feet and including tenants such as Smart Brains Montessori School (daycare center), J & J Sew Vac, Inc. (a sewing and vacuum retailer), High’s of Baltimore LLC (convenience store), and a mix of other retail, storage, and service related tenants. Additionally, there is a 5.9-acre excess land parcel at the rear of the property which may be released upon a partial defeasance if certain conditions are met (see the “Release of Collateral” section below for more details). The Normandy Center Property was originally developed in 1961, and was later expanded in 1985 to include the office/storage component. The Normandy Center Property underwent a major redevelopment in 2021 totaling approximately $23.0 million that included redesigning both the interior and exterior elements, de-leasing and releasing/re-tenanting. The Normandy Center Property is anchored by major tenants including Planet Fitness and Triveni Supermarket.

A-3-77

Retail – Anchored 8450 Baltimore National Pike Ellicott City, MD 21043	Collateral Asset Summary – Loan No. 8 Normandy Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,250,000 67.4% 1.46x 10.2%

Major Tenants. The three largest tenants by net rentable area at the Normandy Center Property are Planet Fitness, Smart Brains Montessori School and Honey Pig Korean BBQ & Hotpot.

Planet Fitness (20,203 square feet; 10.9% of NRA; 7.6% of underwritten base rent). Planet Fitness was founded in 1992 and has grown into one of the largest fitness center operators and franchisors in the U.S., with over 2,700 gyms located across the U.S. and internationally. Planet Fitness has been a tenant at the Normandy Center Property since 2022 when it executed a ten-year lease that has a lease expiration date of July 31, 2032 and has two, five-year extension options remaining and no termination options.

Smart Brains Montessori School (14,850 square feet; 8.0% of NRA; 5.8% of underwritten base rent). Smart Brains Montessori School (“Smart Brains”) is a well-known daycare operator. Smart Brains was founded in 2011 and offers over 10 enrichment programs for children, including Pre-K programs, day camp and test prep. Smart Brains has been a tenant at the Normandy Center Property since 2017, has a lease expiration date of July 31, 2027 and has one, five-year extension option remaining and no termination options.

Honey Pig Korean BBQ & Hotpot (12,738 square feet; 6.9% of NRA; 6.6% of underwritten base rent). Honey Pig Korean BBQ & Hotpot is a Korean barbecue and hotpot restaurant with over 350 employees and eleven locations across Maryland, Virginia and Texas. Honey Pig Korean BBQ & Hotpot has been a tenant at the Normandy Center Property since 2021, has a lease expiration date of September 30, 2031 and has two, five-year extension options remaining and no termination options.

The following table presents certain information relating to the tenants at the Normandy Center Property:

Top Tenant Summary(1)
Tenant	Ratings Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	UW Base Rent (2)	UW Base Rent PSF(2)	% of Total UW Base Rent(2)	Lease Exp. Date	Renewal Options	Termination Option (Y/N)
Planet Fitness	NR/NR/NR	20,203	10.9%	$333,350	$16.50	7.6%	7/31/2032	2 x 5 years	N
Honey Pig Korean BBQ & Hotpot	NR/NR/NR	12,738	6.9%	$287,953	$22.61	6.6%	9/30/2031	2 x 5 years	N
Smart Brains Montessori School	NR/NR/NR	14,850	8.0%	$253,044	$17.04	5.8%	7/31/2027	1 x 5 years	N
All-American Steakhouse	NR/NR/NR	6,500	3.5%	$248,251	$38.19	5.7%	2/29/2032	2 x 5 years	N
Triveni Supermarket MD	NR/NR/NR	12,366	6.7%	$233,127	$18.85	5.3%	10/31/2031	2 x 5 years	N
Chuan Zhi Wei II Corporation	NR/NR/NR	6,063	3.3%	$225,119	$37.13	5.1%	3/31/2033	2 x 5 years	N
Splash Fun Inc	NR/NR/NR	9,024	4.9%	$189,617	$21.01	4.3%	1/31/2034	3 x 5 years	N
My Salon Suite	NR/NR/NR	7,590	4.1%	$187,018	$24.64	4.3%	10/31/2031	2 x 5 years	N
Kelsey's Restaurant, Inc.	NR/NR/NR	6,766	3.6%	$186,629	$27.58	4.3%	8/31/2029	None	N
J & J Sew	NR/NR/NR	6,750	3.6%	$178,537	$26.45	4.1%	2/29/2028	None	N
Major Tenants		102,850	55.4%	$2,322,645	$22.58	53.1%

Other Tenants		78,359	42.2%	$2,049,429	$26.15	46.9%

Occupied Collateral Total		181,209	97.5%	$4,372,074	$24.13	100.0%

Vacant Space		4,564	2.5%

Collateral Total		185,773	100.0%

(1)	Based on underwritten rent roll dated January 5, 2026.
(2)	UW Base Rent PSF, UW Base Rent and % of Total UW Base Rent include $142,800 of contractual rent steps through February 2027 and $13,919 of straight line rent steps for Bank of America, National Association.

A-3-78

Retail – Anchored 8450 Baltimore National Pike Ellicott City, MD 21043	Collateral Asset Summary – Loan No. 8 Normandy Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,250,000 67.4% 1.46x 10.2%

The following table presents certain information relating to the lease rollover schedule at the Normandy Center Property, based on the initial lease expiration dates:

Lease Rollover Schedule(1)(2)
Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	U/W Base Rent	% of Total U/W Base Rent	U/W Base Rent $ per SF	# of Expiring Leases
2026 & MTM	1,500	0.8%	0.8%	$25,462	0.6%	$16.97	1
2027	27,948	15.0%	15.9%	$536,642	12.3%	$19.20	6
2028	8,600	4.6%	20.5%	$216,485	5.0%	$25.17	3
2029	14,205	7.6%	28.1%	$374,530	8.6%	$26.37	6
2030	8,836	4.8%	32.9%	$197,467	4.5%	$22.35	5
2031	50,457	27.2%	60.0%	$1,290,237	29.5%	$25.57	9
2032	41,472	22.3%	82.4%	$1,040,324	23.8%	$25.08	7
2033	6063	3.3%	85.6%	$225,119	5.1%	$37.13	1
2034	14,607	7.9%	93.5%	$312,655	7.2%	$21.40	3
2035	7,521	4.0%	97.5%	$153,152	3.5%	$20.36	3
2036	0	0.0%	97.5%	$0	0.0%	$0.00	0
2037 & Thereafter	0	0.0%	97.5%	$0	0.0%	$0.00	0
Vacant	4,564	2.5%	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	185,773	100.0%		$4,372,074	100.0%	$24.13	44
(1)	Based on underwritten rent roll dated January 5, 2026. Certain tenants may have lease termination options that are not reflected in the Lease Rollover Schedule.
(2)	U/W Base Rent, % of Total U/W Base Rent and U/W Base Rent $ per SF include $142,800 of contractual rent steps through February 2027 and $13,919 of straight line rent steps for Bank of America, National Association.

A-3-79

Retail – Anchored 8450 Baltimore National Pike Ellicott City, MD 21043	Collateral Asset Summary – Loan No. 8 Normandy Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,250,000 67.4% 1.46x 10.2%

The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the Normandy Center Property:

Cash Flow Analysis(1)
	2022(2)	2023(2)	2024(2)	TTM(2)(3)	Underwritten	Per Square Foot
Total Leased Rent(2)	$3,159,855	$3,506,415	$3,876,173	$4,065,050	$4,372,074	$23.53
Vacancy Gross Up	0	0	0	0	61,134	0.33
Gross Potential Rent	$3,159,855	$3,506,415	$3,876,173	$4,065,050	$4,433,208	$23.86
Total Reimbursements	697,814	818,342	915,473	1,148,928	1,253,623	6.75
Other Income	28,480	2,075	1,000	1,180	0	0.00
Net Rental Income	$3,886,149	$4,326,833	$4,792,646	$5,215,158	$5,686,832	$30.61
(Vacancy Gross Up)	0	0	0	0	(61,134)	(0.33)
(Additional Vacancy Adj.)	0	0	0	0	(160,526)	(0.86)
Effective Gross Income	$3,886,149	$4,326,833	$4,792,646	$5,215,158	$5,465,171	$29.42
Real Estate Taxes	375,889	355,479	407,840	447,413	437,433	2.35
Insurance	139,666	79,461	85,652	92,189	85,135	0.46
Management Fee	116,584	129,805	143,779	156,455	163,955	0.88
Other Expenses	447,951	447,337	583,774	670,610	670,610	3.61
Total Expenses	$1,080,090	$1,012,081	$1,221,045	$1,366,666	$1,357,133	$7.31
Net Operating Income	$2,806,059	$3,314,751	$3,571,601	$3,848,492	$4,108,038	$22.11
Capital Expenditures	0	0	0	0	27,866	0.15
TI/LC	0	0	0	0	185,773	1.00
Net Cash Flow	$2,806,059	$3,314,751	$3,571,601	$3,848,492	$3,894,399	$20.96
(1)	Based on the underwritten rent roll dated January 5, 2026.
(2)	The increase in Historical NOI has been driven by the Normandy Center Property lease up after its redevelopment in 2021. Lease up in (i) 2021 included seven leases totaling 43,472 square feet and approximately $1.1 million of underwritten rent, (ii) 2022 included seven leases totaling 45,661 square feet and approximately $1.1 million of underwritten rent, (iii) 2023 included four leases totaling 9,750 square feet and $307,641 of underwritten rent, (iv) 2024 included one lease totaling 4,775 square feet and $101,316 of underwritten rent and (v) 2025 included four leases totaling 8,215 square feet and $138,429 of underwritten rent. Additionally, Underwritten Total Leased Rent includes $142,800 of contractual rent steps through February 2027 and $13,919 of straight line rent steps for Bank of America, National Association.
(3)	TTM is as of October 31, 2025.

Appraisal. According to the appraisal, the Normandy Center Property had an “as-is” appraised value of $59,700,000 as of December 5, 2025. The table below shows the appraisal’s “as-is” conclusions.

Property	Appraised Value(1)	Capitalization Rate(1)
Normandy Center Property	$59,700,000	7.00%
(1)	Source: Appraisal.

Environmental Matters. The Phase I environmental assessment of the Normandy Center Property dated December 18, 2025 identified no recognized environmental conditions, controlled recognized environmental conditions or significant data gaps.

The Market. The Normandy Center Property is located in Ellicott City, Maryland, approximately 14 miles west of Baltimore. The Normandy Center Property is highly visible off of Route 40, which is the primary artery of commerce spanning 10 miles from I-695 into Ellicott City, and is 13.5 miles from the Baltimore/Washington International Thurgood Marshall Airport. According to a third party market report, the Normandy Center Property is located within the Ellicott City retail submarket. As of December 2025, a third party market report reported that the Ellicott City retail submarket contains approximately 2.9 million SF of inventory, including 187,606 square feet of strip center inventory, 187,617 SF of mall inventory and approximately 1.5 million SF of general retail inventory. The third party report also notes that as of the fourth quarter of 2025, market rents in the Ellicott City retail submarket are $30.00 per square foot, reflecting a 0.6% year-over-year. The Ellicott City retail submarket has a vacancy rate of 1.0% as of the fourth quarter of 2025, which is a -0.8% change year-over-year due to no net delivered space and 22,000 SF of net absorption.

Per the appraisal, as of year-end 2024, total population within a one-. three- and five-mile radius from the Normandy Center Property totaled 15,729, 70,337 and 193,429, respectively, and average household income within the same radii was $136,716, $169,514 and $157,784, respectively.

A-3-80

Retail – Anchored 8450 Baltimore National Pike Ellicott City, MD 21043	Collateral Asset Summary – Loan No. 8 Normandy Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,250,000 67.4% 1.46x 10.2%

The following table presents certain information relating to comparable sales for the Normandy Center Property:

Comparable Sales(1)
Property Name/Location	Sale Date	Year Built / Renovated	Total NRA (SF)	Total Occupancy	Sale Price	Sale Price PSF
Normandy Center Ellicott City, MD	Sep-2025	1961 / 2021	185,773(2)	97.5%(2)	$57,500,000	$309.52
Rio Hill Charlottesville, VA	Sep-2025	1989 / 2025	288,225	88.0%	$54,323,465	$188.48
Burke Centre Shopping Center Burke, VA	Sep-2025	1980 / 1999	229,747	99.6%	$127,500,000	$554.96
Prince William Square Woodbridge, VA	Nov-2024	1987 / NAP	227,837	99.3%	$48,500,000	$212.87
Largo Town Center Upper Marlboro, MD	Aug-2023	1991 / NAP	227,348	100.0%	$70,000,000	$252.39
Montgomery Village Montgomery Village, MD	Dec-2022	1990 / 2021	131,015	100.0%	$40,250,000	$307.22
East Gate Marketplace - Chantilly Chantilly, VA	Dec-2022	2009 / NAP	116,032	95.0%	$46,000,000	$396.44
(1)	Source: Appraisal unless otherwise noted.
(2)	Based on the underwritten rent roll dated January 5, 2026.

The Borrower and the Borrower Sponsors. The borrower is Normandy Nationalpike LLC, a single-purpose Maryland limited liability company with one independent director in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Normandy Center Mortgage Loan.

The borrower sponsors and non-recourse carveout guarantors are Gurmit Singh and Maninder Singh, who have been business partners for 15 years. Gurmit and Maninder have a joint portfolio of 22 properties, and separately, Gurmit’s portfolio includes 4 other properties and Maninder’s includes 3 other properties.

Property Management. The Normandy Center Property is currently managed by Robyn Properties, Inc., a full-service commercial real estate development and property management company that currently manages and oversees more than 2 million square feet of commercial properties.

Initial and Ongoing Reserves. At origination of the Normandy Center Mortgage Loan, the borrower deposited (i) approximately $225,278 into a reserve account for real estate taxes, (ii) $6,165 for free rent owed to Active Care Physical Therapy and Ledo Pizza and (iii) $4,375 for required repairs.

Tax Reserve – The borrower is required to deposit into a real estate tax reserve, on a monthly basis, 1/12th of the taxes that the lender reasonably estimates will be payable over the next-ensuing 12-month period (initially estimated to be approximately $37,546).

Insurance Reserve – The borrower is required to deposit into an insurance reserve, on a monthly basis, 1/12th of the amount which will be sufficient to pay the insurance premiums due for the renewal coverage afforded by such policies at least thirty days prior to the due date thereof (initially estimated to be approximately $7,095).

Replacement Reserve – The borrower is required to deposit into a replacement reserve, on a monthly basis, approximately $2,322.

TI/LC Reserve – The borrowers are required to deposit into a TI/LC reserve, on a monthly basis, approximately $15,481.

Lockbox / Cash Management. The Normandy Center Mortgage Loan is structured with a hard lockbox and springing cash management. The borrower and property manager are required to deposit all revenue generated by the Normandy Center Property into the lockbox account no later than one business date after receipt, and to direct all tenants to pay rent directly into the lockbox account. During the continuance of a Trigger Period (as defined below), all funds in the lockbox account are required to be swept into a cash management account under the control of the lender to be applied and disbursed in accordance with the Normandy Center Mortgage Loan documents. Additionally, during a Trigger Period (other than a DSCR Trigger (as defined below)), all excess cash flow will be reserved with the lender as additional security for the Normandy Center Mortgage Loan.

A “Trigger Period” will occur upon the earliest of (i) an event of default, (ii) the debt service coverage ratio being less than 1.20x for one calendar quarter (a “DSCR Trigger”) or (iii) the commencement of a Low DSCR Period (as defined below). A Trigger Period will be cured (a) with respect to clause (i), upon the cure of such event of default, (b) with respect to clause (ii), the debt service coverage ratio being equal to or greater than 1.25x for two consecutive calendar quarters since the commencement of such DSCR trigger and (c) with respect to clause (iii), upon the cessation of such Low DSCR Period.

A-3-81

Retail – Anchored 8450 Baltimore National Pike Ellicott City, MD 21043	Collateral Asset Summary – Loan No. 8 Normandy Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,250,000 67.4% 1.46x 10.2%

A “Low DSCR Period” means any period (i) commencing on the last day of any two consecutive calendar quarter period during which the debt service coverage ratio for the Normandy Center Property is less than 1.20x and (ii) ending on the last day of any two consecutive calendar quarters thereafter for each of which the debt service coverage ratio for the Normandy Center Property is equal to or greater than 1.25x.

Current Mezzanine or Secured Subordinate Indebtedness. None.

Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

Release of Collateral. Provided that no event of default is continuing under the Normandy Center Mortgage Loan documents, at any time after the date that is two years after the closing date of the Benchmark 2026-V20 securitization trust, the borrower may obtain the release of an approximately 5.9-acre vacant parcel of the Normandy Center Property (the “Vacant Parcel”) provided that, among other conditions, (i) the related borrower partially defeases the Normandy Center Mortgage Loan in an amount equal to $1,500,000, (ii) the related borrower may not (and may not permit the related guarantor, the related borrower sponsor or any affiliate thereof) to, among other anti-poaching conditions, solicit any then-existing tenant of the related Normandy Center Property (or any person or entity that was a tenant within the preceding 12 months) to lease, sublease, license or occupy space at the Vacant Parcel or in bad faith steer or direct any prospective tenant of the related Normandy Center Property to any space at the Vacant Parcel, and (iii) the borrower is required to satisfy customary REMIC requirements.

Ground Lease. None.

A-3-82

Industrial – Warehouse/Distribution 9785 Bellanca Avenue Los Angeles, CA 90045	Collateral Asset Summary – Loan No. 9 Amazon LAX	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	37,766,961 53.8% 1.85x 10.4%

A-3-83

Industrial – Warehouse/Distribution 9785 Bellanca Avenue Los Angeles, CA 90045	Collateral Asset Summary – Loan No. 9 Amazon LAX	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	37,766,961 53.8% 1.85x 10.4%

A-3-84

Industrial – Warehouse/Distribution 9785 Bellanca Avenue Los Angeles, CA 90045	Collateral Asset Summary – Loan No. 9 Amazon LAX	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	37,766,961 53.8% 1.85x 10.4%

A-3-85

Industrial – Warehouse/Distribution 9785 Bellanca Avenue Los Angeles, CA 90045	Collateral Asset Summary – Loan No. 9 Amazon LAX	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	37,766,961 53.8% 1.85x 10.4%

Mortgage Loan Information		Property Information
Loan Seller:	GSMC	Single Asset / Portfolio:	Single Asset
Loan Purpose:	Acquisition	Property Type – Subtype:	Industrial - Warehouse/Distribution
Borrower Sponsor(s)(1):	NH Net REIT Operating Partnership LP	Collateral:	Fee
Borrower(s):	NHNR Hold Co 26, LLC	Location:	Los Angeles, CA
Original Balance(2):	$37,766,961	Year Built / Renovated:	2025 / NAP
Cut-off Date Balance(2):	$37,766,961	Property Management:	Cushman & Wakefield U.S., Inc.
% by Initial UPB:	4.3%	Size:	703,728 SF
Interest Rate:	5.50900%	Appraised Value (As Is) / Per SF:	$216,200,000 / $307
Note Date:	November 7, 2025	Appraisal Date:	September 10, 2025
Original Term:	60 months	Occupancy:	100.0% as of (January 6, 2026)
Amortization:	Interest Only	UW Economic Occupancy:	100.0%
Original Amortization:	NAP	Underwritten NOI:	$12,102,608
Interest Only Period:	60 months	Underwritten NCF:	$12,020,354
First Payment Date:	January 6, 2026
Maturity Date:	December 6, 2030	Historical NOI(3)
Additional Debt Type(2):	Pari Passu	Most Recent NOI:	NAV
Additional Debt Balance(2):	$78,500,000	2024 NOI:	NAV
Call Protection:	L(26),D(27),O(7)	2023 NOI:	NAV
Lockbox / Cash Management:	Hard / Springing	2022 NOI:	NAV

Reserves(4)				Financial Information(3)
	Initial	Monthly	Cap	Cut-off Date Loan / SF:	$165
Taxes:	$0	Springing	NAP	Maturity Date Loan / SF:	$165
Insurance:	$0	Springing	NAP	Cut-off Date LTV:	53.8%
Replacement Reserves:	$0	Springing	NAP	Maturity Date LTV:	53.8%
TI / LC:	$0	Springing	NAP	UW NOI DY:	10.4%
				UW NCF DSCR:	1.85x

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan(1)	$116,266,961	54.4%	Purchase Price	$211,394,474	98.9%
Borrower Sponsor Equity	97,461,447	45.6	Closing Costs	2,333,934	1.1
Total Sources	$213,728,408	100.0%	Total Uses	$213,728,408	100.0%
(1)	The borrower sponsor and non-recourse carveout guarantor is also the borrower sponsor and non-recourse carveout guarantor of the Project Broadview Mortgage Loan.
(2)	The Amazon LAX Mortgage Loan (as defined below) is part of the Amazon LAX Whole Loan (as defined below), which is comprised of four pari passu promissory notes with an aggregate original principal balance of $116,266,961. The Financial Information in the chart above is based on the Amazon LAX Whole Loan. See “—The Loan” below.
(3)	Historical financial information is not presented as the Amazon LAX Property (as defined below) was built in 2025.
(4)	Please see “—Ongoing Reserves” below for further discussion of reserve information.

The Loan. The ninth largest mortgage loan (the “Amazon LAX Mortgage Loan”) is part of a whole loan (the “Amazon LAX Whole Loan”) evidenced by four pari passu promissory notes that are secured by the borrower’s fee interest in an 19.4-acre, 845,088 land square foot industrial facility in Los Angeles, California (the “Amazon LAX Property”). The scheduled maturity date of the Amazon LAX Whole Loan is December 6, 2030.

The Amazon LAX Mortgage Loan, which is evidenced by the non-controlling notes A-3 and A-4, has an outstanding principal balance as of the Cut-off Date of $37,766,961. The Amazon LAX Whole Loan was originated by Goldman Sachs Bank USA (“GSBI”) on November 7, 2025 and has an aggregate outstanding principal balance as of the Cut-off Date of $116,266,961. The Amazon LAX Whole Loan has a 5-year interest-only term and accrues interest at the rate of 5.50900% per annum on an Actual/360 basis. The proceeds of the Amazon LAX Whole Loan, along with borrower sponsor equity, were used by the borrower to acquire the Amazon LAX Property and pay origination costs.

A-3-86

Industrial – Warehouse/Distribution 9785 Bellanca Avenue Los Angeles, CA 90045	Collateral Asset Summary – Loan No. 9 Amazon LAX	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	37,766,961 53.8% 1.85x 10.4%

The Amazon LAX Whole Loan is serviced pursuant to the pooling and servicing agreement for the Benchmark 2025-V19 securitization trust. The relationship between the holders of the Amazon LAX Whole Loan is governed by a co-lender agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “The Pooling and Servicing Agreement - Servicing of the Non-Serviced Mortgage Loans” in the prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$58,500,000	$58,500,000	Benchmark 2025-V19	Yes
A-2	20,000,000	20,000,000	BBCMS 2026-5C40(1)	No
A-3	31,500,000	31,500,000	Benchmark 2026-V20	No
A-4	6,266,961	6,266,961	Benchmark 2026-V20	No
Whole Loan	$116,266,961	$116,266,961
(1)	The BBCMS 2026-5C40 transaction is expected to close on or about February 12, 2026.

The Property. The Amazon LAX Property is a 19.4-acre, 845,088 land SF, built-to-suit facility completed in 2025 for Amazon.com, Inc. (“Amazon”), and consists of two distinct parcels: one with a 141,360 SF Amazon distribution facility and one with a 562,368 SF industrial outdoor storage (“IOS”) parking site. The distribution facility has 24 foot clear heights, 11 dock doors, a rear-docked facility, and rooftop employee parking. The rooftop parking totals 218 spaces comprised of 192 standard, three handicap, and 23 electric spaces. The facility serves as Amazon’s only last-mile distribution facility in West Los Angeles, a region with a 2024 5-mile population of 630,164. The IOS site is a 562,368 SF excess parking area designated for Amazon delivery vans. The IOS site has 1,003 total parking spaces comprised of 966 standard, three handicap, 23 electric-vehicle, and 11 truck spaces. Combined with the rooftop parking, the Amazon LAX Property has 1,221 parking spaces.

Sole Tenant. The sole tenant at the Amazon LAX Property is Amazon.com Services LLC (the “Tenant”). The Tenant’s lease is guaranteed by Amazon. The Tenant lease has an initial lease expiration date of May 2039 (which results in a remaining term of 13.3 years) with two 7-year extension options through May 2053 for a potential fully extended term of 27.5 years. The current in-place rent is $16.63 PSF and includes annual rent bumps at 2.5%. The rent will reset at extension based on the fair market value (exclusive of the power upgrade). The lease has no termination options for the Tenant, except in connection with certain casualty or condemnation events.

The following table presents certain information relating to the sole tenant at the Amazon LAX Property:

Tenant Summary(1)
Tenant	Ratings (Moody’s/S&P/Fitch)(2)	Net Rentable Area (SF)	% of Total NRA	U/W Base Rent	UW Base Rent PSF	% of Total UW Base Rent	Lease Exp. Date	Termination Option (Y/N)	Renewal Option
Sole Tenant
Amazon.com Services LLC	A1/AA/AA-	703,728	100.0%	$11,702,704	$16.63	100.0%	5/31/2039	N	2 x 7 Yr
Vacant Space		0	0.0
Collateral Total		703,728	100.0%

(1)	Based on the underwritten rent roll as of January 6, 2026, inclusive of contractual rent steps through June 1, 2026.
(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.

A-3-87

Industrial – Warehouse/Distribution 9785 Bellanca Avenue Los Angeles, CA 90045	Collateral Asset Summary – Loan No. 9 Amazon LAX	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	37,766,961 53.8% 1.85x 10.4%

The following table presents certain information relating to the lease rollover schedule at the Amazon LAX Property, based on initial lease expiration dates:

Lease Rollover Schedule(1)(2)
Year	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Number of Leases Expiring
2026 & MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2027	0	0.0%	0.0%	$0	0.0%	$0.00	0
2028	0	0.0%	0.0%	$0	0.0%	$0.00	0
2029	0	0.0%	0.0%	$0	0.0%	$0.00	0
2030	0	0.0%	0.0%	$0	0.0%	$0.00	0
2031	0	0.0%	0.0%	$0	0.0%	$0.00	0
2032	0	0.0%	0.0%	$0	0.0%	$0.00	0
2033	0	0.0%	0.0%	$0	0.0%	$0.00	0
2034	0	0.0%	0.0%	$0	0.0%	$0.00	0
2035	0	0.0%	0.0%	$0	0.0%	$0.00	0
2036 & Thereafter	703,728	100.0%	100.0%	$11,702,704	100.0%	$16.63	1
Vacant	0	0.0%	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	703,728	100.0%		$11,702,704	100.0%	$16.63	1
(1)	Based on the underwritten rent roll as of January 6, 2026, inclusive of contractual rent steps through June 1, 2026.
(2)	Certain leases may have termination options that are exercisable prior to the originally stated expiration date of the lease and that are not considered in this Lease Rollover Schedule.

The following table presents certain information relating to the Underwritten Net Cash Flow at the Amazon LAX Property:

Cash Flow Analysis
	UW(1)	UW PSF
Base Rent	$11,702,704	$16.63
Contractual Rent Steps	399,904	$0.57
Gross Potential Rent	$12,102,608	$17.20
Total Reimbursements	3,025,652	$4.30
Net Rental Income	$15,128,260	$21.50
(Vacancy & Credit Loss)	0	$0.00
Effective Gross Income	$15,128,260	$21.50

Real Estate Taxes	0	$0.00
Insurance	0	$0.00
Management Fee	302,565	$0.43
Utilities	0	$0.00
Other Operating Expenses	2,723,087	$3.87
Total Expenses	$3,025,652	$4.30

Net Operating Income	$12,102,608	$17.20
Replacement Reserves	82,254	$0.12
TI/LC	0	$0.00
Net Cash Flow	$12,020,354	$17.08

Occupancy %	100.0%(2)
NCF DSCR	1.85x
NOI Debt Yield	10.4%
(1)	Based on the underwritten rent roll as of January 6, 2026, inclusive of contractual rent steps through June 1, 2026.
(2)	U/W Occupancy represents economic occupancy.

A-3-88

Industrial – Warehouse/Distribution 9785 Bellanca Avenue Los Angeles, CA 90045	Collateral Asset Summary – Loan No. 9 Amazon LAX	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	37,766,961 53.8% 1.85x 10.4%

Appraisal. According to the appraisal, the Amazon LAX Property had an “as-is” appraised value of $216,200,000 as of September 10, 2025.

Amazon LAX Appraised Value(1)
Property	Value	Capitalization Rate
Amazon LAX	$216,200,000	5.25%
(1)	Source: Appraisal.

Environmental Matters. According to the Phase I environmental report dated August 22, 2025, there were recognized environmental conditions at the Amazon LAX Property related to historical uses for manufacturing and commercial / industrial purposes and historical recognized environmental conditions at the Amazon LAX Property related to former underground storage tanks. See “Description of the Mortgage Pool—Environmental Considerations” in the prospectus.

The Market. The Amazon LAX Property is located in the Westside industrial submarket of Los Angeles, California. The Amazon LAX Property benefits from its central infill location within the Los Angeles industrial landscape, benefiting from logistical advantages due to its direct adjacency to Los Angeles International Airport (LAX) and convenient access to major thoroughfares (Interstates 110, 105, 710, and 5).

According to the appraisal, as of the second quarter of 2025, the Westside industrial submarket had inventory of 25,910,809 square feet, a vacancy rate of 8.3%, average asking rent of $34.02 per square foot, and negative net absorption as of the second quarter of 2025 of 247,898 square feet.

The following table presents information relating to comparable industrial leases for the Amazon LAX Property:

Comparable Industrial & Office Leases(1)
Property Name/Location	Distance from Subject	Year Built/ Renovated	Total GLA (SF)	Tenant	Tenant Size (SF)	Lease Start Date	Lease Term (years)	Annual Rent PSF
Amazon LAX(2) Los Angeles, CA	-	2025 / NAP	703,728	Amazon.com Services LLC	703,728	Jun-24	15.0	$16.63
Bridge Point Vernon III Vernon, CA	8.8 mi	2024 / NAP	185,089	Reformation USA	185,089	Sep-24	5.3	$27.60
Torrance Industrial Exchange Torrance, CA	6.6 mi	2023 / NAP	108,320	SHMA	108,320	Aug-24	7.0	$27.00
Bridge Industrial Development Torrance, CA	10.0 mi	2023 / NAP	174,211	K2 Space Corporation	174,211	Jun-24	5.0	$28.20
Confidential Redondo Beach, CA	4.0 mi	1962 / NAP	51,340	LA Slots	51,340	Apr-24	2.0	$24.60
2501 W. Rosecrans Avenue Los Angeles, CA	4.6 mi	1987 / 2012	300,217	Forward Air	300,217	Apr-24	7.0	$22.20

(1)	Source: Appraisal, unless otherwise indicated.
(2)	Based on the underwritten rent roll dated January 6, 2026. Annual Rent PSF includes rent steps through June 1, 2026.

The Borrower and the Borrower Sponsor. The borrower for the Amazon LAX Whole Loan is NHNR Hold Co 26, LLC, a Delaware limited liability company and single purpose entity with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Amazon LAX Whole Loan.

The borrower sponsor and guarantor is NH Net REIT Operating Partnership LP (“NH NetREIT”), a subsidiary of Morgan Stanley Investment Management (“Morgan Stanley”). NH NetREIT is an externally managed real estate investment trust (“REIT”) focused on acquiring net lease investment properties. It owns and operates a broad portfolio across 45 states. NH NetREIT is a subsidiary of Morgan Stanley, which has helped raise more than $800 million for the REIT since being launched in April 2024. As of April 2025, Morgan Stanley has raised approximately $800 million from the sale of the REIT’s shares to investors, just a year after its initial sale. NH NetREIT’s objective is to build a diversified portfolio of high-quality commercial real estate assets, primarily those with long-term net leases to tenants for whom the properties are essential to their business operations. The company primarily targets industrial, healthcare, and retail assets, with a specific focus on industrial properties such as manufacturing, warehouse, distribution, and research and development facilities located in strategic areas.

The borrower sponsor and non-recourse carveout guarantor is also the borrower sponsor and non-recourse carveout guarantor of the Project Broadview Mortgage Loan.

Property Management. The Amazon LAX Property is currently managed by Cushman & Wakefield U.S., Inc., a third-party property management company.

A-3-89

Industrial – Warehouse/Distribution 9785 Bellanca Avenue Los Angeles, CA 90045	Collateral Asset Summary – Loan No. 9 Amazon LAX	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	37,766,961 53.8% 1.85x 10.4%

Ongoing Reserves.

Tax Reserve – On the first payment date following the commencement of a Trigger Period (as defined below) the borrower is required to deposit into a property tax reserve an amount equal to 1/12th of the property taxes for the Amazon LAX Property that the lender reasonably estimates will be payable during the next ensuing 12 months. On each subsequent payment date during a Trigger Period, the borrower is required to deposit into a property tax reserve an amount equal to 1/12th of the property taxes for the Amazon LAX Property that the lender reasonably estimates will be payable during the next ensuing 12 months.

Insurance Reserve – On the first payment date following the commencement of a Trigger Period, the borrower is required to deposit into an insurance reserve an amount equal to 1/12th of the insurance premiums that the lender reasonably estimates will be payable during the next ensuing 12 months. On each subsequent payment date during a Trigger Period, the borrower is required to deposit into an insurance reserve an amount equal to 1/12th of the insurance premiums for the Amazon LAX Property that the lender reasonably estimates will be payable during the next ensuing 12 months. However, if no event of default is continuing, if the borrower maintains the policies required by the Amazon LAX Whole Loan documents under an acceptable blanket policy pursuant to the terms of the Amazon LAX Whole Loan documents, and the borrower provides evidence reasonably satisfactory to the lender that the applicable premiums on such blanket policy have been timely paid at least 10 days prior to the date such payment would be due, deposits of amounts with respect to the cost of premiums of the policies into the insurance reserve will be suspended to the extent that such amounts relate to such acceptable blanket policy.

TI/LC Reserve – On each payment date during a Trigger Period in which the Amazon lease is not then in effect, the borrower is required to remit to the lender, for deposit into the TI/LC account, an amount equal to $11,780. Provided that no event of default exists, the TI/LC funds deposited into the TI/LC account will be disbursed to the borrower in accordance with the terms and conditions set forth in the Amazon LAX Whole Loan documents.

CapEx Reserve – On each payment date during a Trigger Period in which the Amazon lease is not then in effect, the borrower is required to remit to the lender, for deposit into a capital expenditure account, an amount equal to $1,767 in accordance with the terms and conditions set forth in the Amazon LAX Whole Loan documents. Provided that no event of default is continuing, the funds deposited into the capital expenditure account will be disbursed to the borrower in accordance with the terms and conditions set forth in the Amazon LAX Whole Loan documents.

Lockbox / Cash Management. The Amazon LAX Whole Loan is structured with a hard lockbox and springing cash management. On or prior to the origination of the Amazon LAX Whole Loan, the borrower was required to establish and maintain an account with the lockbox bank into which all income from the Amazon LAX Property is required to be deposited. At the end of each business day the lockbox bank is required to remit all amounts contained in the lockbox account directly into an account specified by the lender. Within five business days of the origination of the Amazon LAX Whole Loan, the borrower was required to deliver notice to the tenant instructing that (i) all payments under its lease are required to be remitted directly to, and deposited directly into, the lockbox account, and (ii) such instruction may not be rescinded unless and until the tenant receives from the borrower or the lender a copy of the lender’s written consent to such rescission. So long as no Trigger Period or event of default is continuing, the lender will specify the account for such remittance by the lockbox bank to be the borrower’s operating account, and during the continuance of a Trigger Period or event of default the lender will specify the lender’s cash management account for such remittance by the lockbox bank. Funds in the cash management account during a Trigger Period are required to be applied to debt service, the reserves and escrows described above, an amount equal to one month of budgeted operating expenses to the operating account, and, after the application of such funds in accordance with the Amazon LAX Whole Loan documents, any remaining funds are required to be deposited into an excess cash flow reserve account as additional collateral for the Amazon LAX Whole Loan, or, if no Trigger Period is continuing, disbursed to the borrower.

A “Trigger Period” means each period that commences when (i) there is an event of default by the borrower under the Amazon lease beyond any applicable grace or cure period, unless and until such event of default has been cured and Amazon has accepted such cure such that the Tenant lease remains in full force and effect, (ii) a bankruptcy or insolvency of Amazon occurs, (iii) there is an early termination, cancellation or surrender of the Tenant lease or delivery of notice of termination, cancellation or surrender under the Tenant lease, (iv) (x) the Tenant “goes dark”, vacates or ceases to occupy the Amazon LAX Property or discontinues its operations at the Amazon LAX Property for more than 120 consecutive days or 180 days in any 12-month period (excluding temporary vacancies for the purpose of repair, restoration, permitted alterations or installation of equipment) and (y) Amazon’s long term debt rating is downgraded below Baa3 by Moody’s or BBB- by S&P or is no longer rated by S&P and Moody’s at all or (z) the debt yield, determined as of the first day of each of two consecutive fiscal quarters, is less than 7.0% until the debt yield, determined as of the first day of each of two consecutive fiscal quarters thereafter, is equal to or greater than 7.0% (and if the financial reports required under the terms of the Amazon LAX Whole Loan documents are not delivered to the lender as and when required, a Trigger Period will be deemed to have commenced and be ongoing, unless and until such reports are delivered and they indicate that, in fact, no Trigger Period is ongoing).

Current Mezzanine or Secured Subordinate Indebtedness. None.

Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

A-3-90

Industrial – Warehouse/Distribution 9785 Bellanca Avenue Los Angeles, CA 90045	Collateral Asset Summary – Loan No. 9 Amazon LAX	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	37,766,961 53.8% 1.85x 10.4%

Release of Collateral. Not permitted.

Ground Lease. None.

A-3-91

Self Storage – Self Storage Various Various, Various	Collateral Asset Summary – Loan No. 10 Etude Self Storage Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$28,200,000 65.0% 1.36x 8.7%

A-3-92

Self Storage – Self Storage Various Various, Various	Collateral Asset Summary – Loan No. 10 Etude Self Storage Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$28,200,000 65.0% 1.36x 8.7%

A-3-93

Self Storage – Self Storage Various Various, Various	Collateral Asset Summary – Loan No. 10 Etude Self Storage Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$28,200,000 65.0% 1.36x 8.7%

Mortgage Loan Information		Properties Information
Loan Seller:	GSMC	Single Asset / Portfolio:	Portfolio
Loan Purpose:	Acquisition	Properties Type – Subtype:	Self Storage - Self Storage
Borrower Sponsor(s):	Etude Storage Partners Management LLC	Collateral:	Fee
Borrower(s)(1):	Various	Location(4):	Various, Various
Original Balance(2):	$28,200,000	Year Built / Renovated(4):	Various / Various
Cut-off Date Balance(2):	$28,200,000	Property Management(5):	Various
% by Initial UPB:	3.2%	Size(6):	788,240 SF
Interest Rate:	6.12200%	Appraised Value / Per SF(7):	$133,400,000 / $169
Note Date:	November 17, 2025	Appraisal Date(7):	October 21, 2025
Original Term:	60 months	Occupancy:	81.1% (as of October 7, 2025)
Amortization:	Interest Only	UW Economic Occupancy:	89.7%
Original Amortization:	NAP	Underwritten NOI:	$7,541,987
Interest Only Period:	60 months	Underwritten NCF:	$7,334,438
First Payment Date:	January 6, 2026
Maturity Date:	December 6, 2030	Historical NOI
Additional Debt Type(2):	Pari Passu	Most Recent NOI:	$7,072,301 (TTM September 30, 2025)
Additional Debt Balance(2):	$58,500,000	2024 NOI:	$7,824,585
Call Protection:	L(23),YM1(30),O(7)	2023 NOI(8):	NAV
Lockbox / Cash Management:	Springing / Springing	2022 NOI(8):	NAV

Reserves(3)				Financial Information(2)
	Initial	Monthly	Cap	Cut-off Date Loan / SF:	$110
Taxes:	$271,716	$106,395	NAP	Maturity Date Loan / SF:	$110
Insurance:	$76,899	$25,633	NAP	Cut-off Date LTV:	65.0%
Capital Expenditure Reserves:	$0	$17,296	NAP	Maturity Date LTV:	65.0%
Deferred Maintenance:	$455,813	$0	NAP	UW NOI DY:	8.7%
				UW NCF DSCR:	1.36x

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan(2)	$86,700,000	65.5%	Purchase Price	$124,590,000	94.1%
Sponsor Equity	45,649,206	34.5	Closing Costs	6,954,779	5.3
			Upfront Reserves	804,427	0.6
Total Sources	$132,349,206	100.0%	Total Uses	$132,349,206	100.0%
(1)	See “The Borrowers and the Borrower Sponsor” below.
(2)	The Etude Self Storage Portfolio Mortgage Loan (as defined below) is part of the Etude Self Storage Portfolio Whole Loan (as defined below), which is comprised of 2 pari passu promissory notes with an aggregate original principal balance of $86,700,000. Financial Information presented above is based on the Etude Self Storage Portfolio Whole Loan.
(3)	See “Initial and Ongoing Reserves” below.
(4)	See “Portfolio Summary” below.
(5)	See “Property Manager” below.
(6)	Excludes three retail spaces totaling 10,095 SF, an 800 SF rentable office space, and a 1,156 SF apartment.
(7)	Based on the portfolio appraised value of $133,400,000 (the “Portfolio Appraised Value”), prepared as of October 21, 2025, which is inclusive of an approximately 4.61% portfolio premium and reflects the value of the Etude Self Storage Portfolio Properties (as defined below) as a whole if sold in their entirety to a single buyer. See the “Etude Self Storage Portfolio Appraised Value” chart below for the “as-is” appraised values of the individual properties (exclusive of the portfolio premium), which in the aggregate total $127,520,000 (the “Aggregate Individual As-Is Appraised Value”). The Cut-off Date LTV and Maturity Date LTV of the Etude Self Storage Portfolio Whole Loan based upon the Aggregate Individual As-Is Appraised Value, are 68.0% and 68.0%, respectively.
(8)	2022 NOI and 2023 NOI information is not available due to the borrower sponsor purchasing the Etude Self Storage Portfolio Properties in November 2025.

The Loan. The tenth largest mortgage loan (the “Etude Self Storage Portfolio Mortgage Loan”) is part of a whole loan (the “Etude Self Storage Portfolio Whole Loan”) evidenced by two pari passu promissory notes with an aggregate outstanding principal balance as of the Cut-off Date of $86,700,000. The Etude Self Storage Portfolio Whole Loan is secured by a first lien mortgage on the borrowers’ fee interests in a 788,240 square foot, self-storage portfolio consisting of 12 properties (each, an “Etude Self Storage Portfolio Property” and collectively, the “Etude Self Storage Portfolio Properties” or the “Etude Self Storage Portfolio”) located across five states. The Etude Self Storage Portfolio Whole Loan was originated by Goldman Sachs Bank USA (“GSBI”) on November 17, 2025, has a 5-year interest-only term and accrues interest at a rate of 6.12200% per annum on an Actual/360 basis. The Etude Self Storage Portfolio Whole Loan had an original term of 60 months and has a remaining term of 58 months as of the Cut-off Date. The scheduled maturity date of

A-3-94

Self Storage – Self Storage Various Various, Various	Collateral Asset Summary – Loan No. 10 Etude Self Storage Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$28,200,000 65.0% 1.36x 8.7%

the Etude Self Storage Portfolio Whole Loan is the payment date in December 2030. The Etude Self Storage Portfolio Mortgage Loan is evidenced by the non-controlling Note A-2 with an outstanding principal balance as of the Cut-off Date of $28,200,000.

The table below identifies the promissory notes that comprise the Etude Self Storage Portfolio Whole Loan. The relationship between the holders of the Etude Self Storage Portfolio Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” in the prospectus. The Etude Self Storage Portfolio Whole Loan is serviced under the pooling and servicing agreement for the Benchmark 2025-V19 securitization trust. See “The Pooling and Servicing Agreement” in the prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$58,500,000	$58,500,000	Benchmark 2025-V19	Yes
A-2	$28,200,000	$28,200,000	Benchmark 2026-V20	No
Whole Loan	$86,700,000	$86,700,000

The Properties. The Etude Self Storage Portfolio is comprised of 12 self storage properties totaling 7,511 units and 788,240 SF, located across five states. The Etude Self Storage Portfolio includes 4,088 (54.4% of total units) non-climate-controlled units, 3,195 (42.5% of total units) climate-controlled or heated units, and 228 other units including parking, apartment, commercial and non-revenue units. The Etude Self Storage Portfolio Properties were built between 1950 and 2006, and no individual Etude Self Storage Portfolio Property accounts for more than 15.0% of underwritten net cash flow or 13.7% of units across the Etude Self Storage Portfolio. As of October 7, 2025, the Etude Self Storage Portfolio was 81.1% occupied. The borrower sponsor purchased the Etude Self Storage Portfolio in November 2025 for $124,590,000 ($158 PSF).

The following table presents certain information relating to the Etude Self Storage Portfolio Properties:

Portfolio Summary
Property(1)	City, State	Year Built / Renovated	Units	Net Rentable Area (SF)(2)	Occupancy %(2)	Allocated Whole Loan Amount	% of Allocated Whole Loan Amount	Appraised Value	UW NCF(3)	% of UW NCF
Snapbox Self-Storage - Pines	Pembroke Pines, FL	1989 / NAP	1,028	74,881	80.9%	$13,200,000	15.2%	$18,370,000	$1,098,301	15.0%
Snapbox Self-Storage - Delsea	Vineland, NJ	2005 / NAP	762	92,700	84.2%	$10,500,000	12.1%	$14,200,000	$894,090	12.2%
Snapbox Storage - Crescent	Pennsauken, NJ	1950 / 2002	744	69,035	82.5%	$8,600,000	9.9%	$14,800,000	$709,745	9.7%
Snapbox Self-Storage - Harding	Buena, NJ	2006 / NAP	465	58,900(4)	80.6%	$8,150,000	9.4%	$11,200,000	$688,076	9.4%
Snapbox Self Storage – University	Little Rock, AR	2002 / NAP	586	75,000(5)	88.0%	$7,600,000	8.8%	$10,800,000	$634,173	8.6%
Snapbox Self Storage - 10th	Little Rock, AR	2005 / NAP	512	63,145	87.7%	$7,042,029	8.1%	$9,570,000	$670,509	9.1%
Snapbox Self-Storage - Island	Philadelphia, PA	1960 / 2003	861	80,910	71.0%	$7,000,000	8.1%	$10,800,000	$548,578	7.5%
Snapbox Self-Storage - Macedo	Port St. Lucie, FL	1986, 1987, 1990, 1999 / NAP	600	69,234	88.8%	$6,850,000	7.9%	$10,880,000	$595,369	8.1%
Snapbox Self-Storage - Tacoma	Tacoma, WA	2000 / NAP	545	50,870	81.7%	$6,850,000	7.9%	$10,000,000	$568,926	7.8%
Snapbox Self-Storage - East	Vineland, NJ	2004 / NAP	469	54,375	86.2%	$5,750,000	6.6%	$8,100,000	$475,577	6.5%
Snapbox Self Storage - Geyer	Little Rock, AR	1986 / NAP	372	42,475	90.0%	$3,825,000	4.4%	$5,125,000	$329,307	4.5%
Snapbox Self Storage - Leon	Little Rock, AR	1988 / NAP	567	56,715	52.1%	$1,332,971	1.5%	$3,675,000	$121,787	1.7%
Total			7,511	788,240	81.1%	$86,700,000	100.0%	$127,520,000	$7,334,438	100.0%
(1)	Certain properties listed above may be comprised of multiple addresses or locations but are treated as a single property for appraisal and loan underwriting purposes.
(2)	Based on the underwritten rent roll as of October 7, 2025 and is based on self storage space.
(3)	Based on the as-is underwriting.
(4)	Excludes three retail spaces totaling 10,095 SF and an 800 SF rentable office space.
(5)	Excludes a 1,156 SF apartment space.

A-3-95

Self Storage – Self Storage Various Various, Various	Collateral Asset Summary – Loan No. 10 Etude Self Storage Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$28,200,000 65.0% 1.36x 8.7%

The following table presents certain information relating to the unit mix at the Etude Self Storage Portfolio Properties:

Etude Self Storage Portfolio Unit Mix Summary
Unit Type	Available Units(1)	Available SF(2)	Current Occupancy(3)	In-Place Rent Per Unit
Total Units	7,511	788,240	81.1%	$1,464
(1)	Includes storage units, parking, apartments, commercial units and non-revenue units.
(2)	Excludes three retail spaces totaling 10,095 SF, an 800 SF rentable office space, and a 1,156 SF apartment space.
(3)	Based on the underwritten rent roll as of October 7, 2025. Occupancy includes unrentable and complimentary units.

The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the Etude Self Storage Portfolio Properties:

Cash Flow Analysis
	2024	TTM 9/30/2025	Budget	UW(1)	UW Per SF
Potential Rent	$11,959,468	$11,880,116	$14,150,580	$11,880,116	$15.07
Vacancy	0	0	(2,013,725)	0	0.00
Bad Debt	(357,732)	(737,254)	(504,080)	(737,254)	(0.94)
Concessions	(439,451)	(482,561)	0	(482,561)	(0.61)
Gross Potential Income	$11,162,285	$10,660,301	$11,632,775	$10,660,301	$13.52
Other Income(2)	1,471,620	1,526,420	1,541,412	1,541,412	1.96
Effective Gross Income	$12,633,905	$12,186,721	$13,174,187	$12,201,713	$15.48

Management Fee	$750,190	$636,199	$651,211	$581,310	$0.74
Insurance	449,784	396,703	335,644	314,166	0.40
Real Estate Taxes	841,263	1,266,067	1,297,782	1,371,057	1.74
Other Expenses	2,768,083	2,815,451	2,393,192	2,393,192	3.04
Total Expenses	$4,809,321	$5,114,420	$4,677,829	$4,659,725	$5.91

Net Operating Income	$7,824,585	$7,072,301	$8,496,358	$7,541,987	$9.57
Replacement Reserves	0	0	0	207,550	0.26
Net Cash Flow	$7,824,585	$7,072,301	$8,496,358	$7,334,438	$9.30

Occupancy(3)	NAV	NAV	NAV	89.7%
NOI Debt Yield(4)	9.0%	8.2%	9.8%	8.7%
NCF DSCR(4)	1.45x	1.31x	1.58x	1.36x
(1)	UW Potential Rent, Vacancy, Bad Debt, and Concessions are based on the TTM 9/30/2025 performance. Operating expenses, with the exception of real estate taxes and insurance, are based on the Budget. Real estate taxes are based on the appraisal and insurance is based on actual costs.
(2)	Other Income is based on the Budget and includes administrative/late/auction fees, tenant insurance, merchandise, truck rental, cell tower/solar, and commercial income.
(3)	The Etude Self Storage Portfolio was 81.1% occupied as of October 7, 2025.
(4)	Debt service coverage ratios and debt yields are based on the Etude Self Storage Portfolio Whole Loan.

A-3-96

Self Storage – Self Storage Various Various, Various	Collateral Asset Summary – Loan No. 10 Etude Self Storage Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$28,200,000 65.0% 1.36x 8.7%

Appraisals. According to the appraisals as of various dates between October 10, 2025 and October 15, 2025 and the aggregate portfolio appraisal dated October 21, 2025, the Etude Self Storage Portfolio Properties had a Portfolio Appraised Value of $133,400,000, which is inclusive of an approximately 4.61% aggregate portfolio premium and reflects the value of the Etude Self Storage Portfolio Properties as a whole if sold in their entirety to a single buyer. Additionally, the Etude Self Storage Portfolio Properties had an Aggregate Individual As-Is Appraised Value of $127,520,000.

Appraisal Valuation Summary(1)
Property	As Is Value	Capitalization Rate
Snapbox Self-Storage - Pines	$18,370,000	6.00%
Snapbox Self-Storage - Delsea	$14,200,000	6.25%
Snapbox Storage - Crescent	$14,800,000	5.50%
Snapbox Self-Storage - Harding	$11,200,000	6.25%
Snapbox Self Storage - University	$10,800,000	6.25%
Snapbox Self Storage - 10th	$9,570,000	6.25%
Snapbox Self-Storage - Island	$10,800,000	6.00%
Snapbox Self-Storage - Macedo	$10,880,000	6.00%
Snapbox Self-Storage - Tacoma	$10,000,000	6.50%
Snapbox Self-Storage – East	$8,100,000	6.25%
Snapbox Self Storage – Geyer	$5,125,000	6.25%
Snapbox Self Storage - Leon	$3,675,000	6.75%
Total / Wtd. Average	$127,520,000	6.12%
Portfolio Appraised Value	$133,400,000	5.40%
(1)	Source: Appraisals.

Environmental Matters. According to the Phase I environmental site assessments with various dates in September 2025, there was no evidence of any recognized environmental conditions at 11 of the 12 of the Etude Self Storage Portfolio Properties. According to the Phase I environmental report dated September 10, 2025, there is a recognized environmental condition at the Snapbox Self-Storage - Island Property. See “Description of the Mortgage Pool—Environmental Considerations” in the prospectus.

The Market. The Etude Storage Portfolio Properties are located across five states: New Jersey (4 properties, 37.7% of UW NCF), Arkansas (4 properties, 23.9% of UW NCF), Florida (2 properties, 23.1% of UW NCF), Washington (1 property, 7.8% of UW NCF), and Pennsylvania (1 property, 7.5% of UW NCF).

The following table presents market information related to the Etude Self Storage Portfolio Properties:

Market Summary(1)
Property	Total SF(2)	Current Supply Ratio-Market	2025 Market Supply	Incoming Supply (of facilities)	Incoming Supply (SF)	Average Market Vacancy
Snapbox Self-Storage - Pines	74,881	5.71	1,062,056	5	260,790	11.0%
Snapbox Self-Storage - Delsea	92,700	5.29	327,308	3	206,990	13.2%
Snapbox Storage - Crescent	69,035	1.57	863,020	6	570,013	13.4%
Snapbox Self-Storage - Harding	58,900(3)	4.47	505,153	2	149,040	14.8%
Snapbox Self Storage - University	75,000(4)	9.33	653,918	4	322,976	10.6%
Snapbox Self Storage - 10th	63,145	9.56	704,349	4	322,976	11.0%
Snapbox Self-Storage - Island	80,910	4.60	1,026,816	0	0	12.8%
Snapbox Self-Storage - Macedo	69,234	1.27	462,722	1	41,833	8.8%
Snapbox Self-Storage - Tacoma	50,870	8.74	880,709	0	0	6.3%
Snapbox Self-Storage – East	54,375	5.74	435,358	3	206,990	12.5%
Snapbox Self Storage – Geyer	42,475	17.16	676,249	1	89,775	13.6%
Snapbox Self Storage - Leon	56,715	13.46	583,303	1	89,775	13.8%
Total / Wtd. Average	788,240	6.73	682,682	2.62	196,031	11.8%
(1)	Source: Appraisals.
(2)	Based on the underwritten rent roll as of October 7, 2025.
(3)	Excludes three retail spaces totaling 10,095 and an 800 SF rentable office space.
(4)	Excludes a 1,156 SF apartment space.

A-3-97

Self Storage – Self Storage Various Various, Various	Collateral Asset Summary – Loan No. 10 Etude Self Storage Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$28,200,000 65.0% 1.36x 8.7%

The following table presents demographic information related to the Etude Self Storage Portfolio Properties:

Demographic Summary(1)
Property	2024 Population	2024-2029 % Change (population)	2024 Households	2024 Average Household Income
Snapbox Self-Storage - Pines	459,845	-0.2%	165,674	$101,439
Snapbox Self-Storage - Delsea	62,540	-1.0%	23,334	$90,344
Snapbox Storage - Crescent	548,342	3.8%	230,091	$112,263
Snapbox Self-Storage - Harding	33,816	-1.2%	13,280	$100,626
Snapbox Self Storage - University	149,385	-0.2%	69,736	$91,212
Snapbox Self Storage - 10th	144,595	-0.3%	68,121	$90,584
Snapbox Self-Storage - Island	695,726	1.2%	291,211	$93,802
Snapbox Self-Storage - Macedo	208,653	13.0%	79,753	$99,748
Snapbox Self-Storage - Tacoma	244,249	2.1%	91,366	$99,192
Snapbox Self-Storage – East	75,881	-1.4%	28,824	$87,778
Snapbox Self Storage – Geyer	91,151	-0.4%	37,653	$66,463
Snapbox Self Storage - Leon	98,228	-0.5%	41,021	$67,850
Total / Wtd. Average	250,105	1.3%	101,481	$92,857
(1)	Source: Appraisals.

The Borrowers and the Borrower Sponsor. The borrowers are Etude LR 10th St LLC, Etude Neck University Avenue LLC, Etude Leon Circle LLC, Etude Geyer Springs LLC, ESP Holdco IV-P LLC and ESP Holdco IV-FNW LLC, each a Delaware limited liability company. Each borrower is a single purpose entity having at least two independent directors in its organizational structure. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the Etude Self Storage Portfolio Mortgage Loan.

The borrower sponsor is Etude Storage Partners Management LLC, a Delaware limited liability company, and the non-recourse carveout guarantor is Etude Storage Partners LLC, a Delaware limited liability company and an entity controlled by the borrower sponsor. Etude Storage Partners Management LLC is a joint venture between Etude Capital and San Filep Financing LLC. The joint venture was formed to invest in self-storage properties across North America and aims to deploy at least $500 million. Etude Capital is a private investment firm headquartered in Austin, Texas. Founded in 2012, Etude Capital invests in self storage focused insurance, reinsurance, and technology businesses that serve over 1,500 facilities, and owns 1.8 million rentable square feet across Florida, Texas, and Oklahoma.

Property Management. The Etude Self Storage Properties are managed by Extra Space Management, Inc. (“Extra Space”) (3 properties), Investment Real Estate Management, LLC (“IREM”) (3 properties), and Avid Storage LLC (6 properties), each a third-party property manager. Extra Space is the largest operator of self storage facilities. Founded in 1977, the company manages more than 4,000 facilities across the country. IREM specializes solely in the self storage industry. Founded in 1998, the company currently has $920 million in assets under management, across 90 locations, totaling 37,922 units. Avid Storage LLC has been in the self storage industry for more than 20 years. Its current portfolio includes 42 assets across Florida, Texas, and Arkansas.

Initial and Ongoing Reserves. At origination of the Etude Self Storage Portfolio Whole Loan, the borrowers deposited approximately (i) $271,716 into a reserve account for real estate taxes, (ii) $76,899 into an insurance reserve account and (iii) $455,813 into a reserve account for immediate repairs.

Taxes – The Etude Self Storage Portfolio Whole Loan documents require ongoing monthly reserves in an amount equal to 1/12th of the taxes that the lender estimates will be payable during the next twelve months, initially $106,395.

Insurance – On each payment date, the borrowers are required to deposit into an insurance reserve an amount equal to 1/12th of the insurance premiums that the lender reasonably estimates will be payable during the next ensuing 12 months (initially estimated to be approximately $25,633 per month); provided, that, if the borrowers maintain the policies required by Etude Self Storage Portfolio Whole Loan documents under an acceptable blanket policy pursuant to the terms of Etude Self Storage Portfolio Whole Loan documents, and the borrowers provide evidence reasonably satisfactory to the lender that the applicable premiums on such blanket policy have been timely made at least 10 days prior to the date such payment would be due, deposits of amounts with respect to the cost of premiums of the policies into the insurance reserve will be suspended to the extent that such amounts relate to such acceptable blanket policy. As of the Cut-off Date, the Etude Self Storage Portfolio is not under an acceptable blanket policy.

Replacement Reserve – The Etude Self Storage Portfolio Whole Loan documents require ongoing monthly reserves in an amount equal to approximately $17,296 for replacements.

A-3-98

Self Storage – Self Storage Various Various, Various	Collateral Asset Summary – Loan No. 10 Etude Self Storage Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$28,200,000 65.0% 1.36x 8.7%

Lockbox / Cash Management. The Etude Self Storage Portfolio Whole Loan is structured with a springing lockbox and springing cash management. On or prior to the origination of the Etude Self Storage Portfolio Whole Loan, the borrowers were required to enter into a clearing agreement with an eligible institution (the “Clearing Bank”) reasonably approved by the lender, pursuant to which, within 30 days of the initial occurrence of a Cash Trap Event Period (as defined below), the borrowers will establish an eligible account (the "Clearing Account") at the Clearing Bank. Once established, (y) the Clearing Account will be maintained by the borrower at all times during the term of the Etude Self Storage Portfolio Whole Loan and (z) at all times thereafter the borrowers will (or will cause property manager to) (a) cause all rents (i) to be transmitted directly by non-self-storage tenants of the Etude Self Storage Portfolio Properties and (ii) in the nature of sums payable by issuers of credit cards accepted at the Etude Self Storage Portfolio Properties, to be transmitted directly by such issuer into the Clearing Account maintained at the Clearing Bank, and (b) deliver a notice to each existing non-self-storage tenant at the applicable the Etude Self Storage Portfolio Property directing each such tenant to remit its rental payments directly into the Clearing Account maintained at the Clearing Bank. Such amounts may not be commingled with any other funds or property of borrowers or the property manager, and the borrowers or the property manager will be required to deposit such amounts in the Clearing Account within two business days of receipt. Prior to the occurrence of the initial Cash Trap Event Period, the borrowers will (or will cause the property manager to) deposit all rents relating to the applicable Etude Self Storage Portfolio Property (other than tenant security deposits if required to be held in separate escrow accounts) and all other money received by the borrowers or the manager with respect to the Etude Self Storage Portfolio Property into the operating accounts maintained for the benefit of each individual Etude Self Storage Portfolio Property. During the occurrence of a Cash Trap Event Period, funds in the Clearing Account are required to be applied first to taxes and insurance, then to debt service, then to the reserves and escrows described above, and lastly one month of budgeted operating expenses. After the application of such funds in accordance with the Etude Self Storage Portfolio Whole Loan documents, any remaining funds are required to be deposited into an excess cash flow reserve account as additional collateral for the Etude Self Storage Portfolio Whole Loan.

A “Cash Trap Event Period” means a period commencing upon the earlier of (i) the occurrence and continuance of an event of default or (ii) the debt service coverage ratio being less than 1.10x for two consecutive calendar quarters (a "Low DSCR Trigger Event"), which such Cash Trap Event Period will expire (A) with regard to any Cash Trap Event Period commenced in connection with clause (i) above, upon the lender's acceptance of the cure (if applicable) of such event of default or (B) with regard to any Cash Trap Event Period commenced in connection with clause (ii) above, upon the date that the debt service coverage ratio is equal to or greater than 1.10x for two consecutive calendar quarters (provided that, in each instance, no other Cash Trap Event Period has occurred and is continuing during and at the time of the expiration of such period). In order to avoid the commencement of a Cash Trap Event Period caused solely by a Low DSCR Trigger Event, the borrowers may, within 10 business days of receipt of written notice from the lender of the occurrence of a Low DSCR Trigger Event, deposit cash or a letter of credit (the "Low DSCR Cure Deposit") with the lender to be held and disbursed in accordance with the terms of the Etude Self Storage Portfolio Whole Loan documents. In addition, at any point in time following the commencement of a Cash Trap Event Period resulting from a Low DSCR Trigger Event, the borrowers may make a Low DSCR Cure Deposit, with any such Low DSCR Cure Deposit to be in aggregate amount equal to the Low DSCR Cure Deposit Amount (as defined below) (taking into account Low DSCR Cure Deposit Funds on deposit in the Low DSCR Cure Deposit subaccount and Cash Collateral Funds (as defined below) on deposit in the cash collateral subaccount as a result of a Low DSCR Trigger Event). Any such cash deposit or letter of credit will be held in the Low DSCR Cure Deposit subaccount or with the lender, as applicable, and, to the extent timely made, a Cash Trap Event Period has not commenced as a result of a Low DSCR Trigger Event and, to the extent made following the commencement and during the existence of a Cash Trap Event Period resulting solely from a Low DSCR Trigger Event, such Cash Trap Event Period will no longer be deemed to exist. To the extent the borrowers make the deposit described herein, and if the borrowers fail to provide evidence the debt service coverage ratio is equal to or greater than 1.10x for two consecutive calendar quarters as of the 12 month anniversary of the initial occurrence of a Low DSCR Trigger Event or any subsequent 12 month anniversary thereafter, a subsequent Low DSCR Trigger Event will be deemed to have occurred and the borrowers will have the option, but not the obligation, in their sole discretion, prior to the end of the then applicable anniversary date to make an additional cash deposit or deliver to the lender an additional letter of credit equal to the Low DSCR Cure Deposit Amount (without taking into account any cash deposit or letter of credit deposited with the lender pursuant to this definition), and, to the extent timely made, a Cash Trap Event Period has not commenced as a result of a Low DSCR Trigger Event. To the extent the borrowers fail to timely make any of the deposits when required in this definition, a Cash Trap Event Period will immediately commence. For the avoidance of doubt, (x) upon the occurrence of a Low DSCR Trigger Event, the lender will commence a Cash Trap Event Period and such Cash Trap Event Period will continue until such time, if ever, as the borrowers will make the Low DSCR Cure Deposit in accordance with the terms and provisions of this definition or such Cash Trap Event Period will otherwise be cured in accordance with the terms and provisions of this definition and (y) nothing contained in the Etude Self Storage Portfolio Whole Loan documents will give the borrowers the right to voluntarily prepay any portion of the Etude Self Storage Portfolio Whole Loan except in accordance with the terms of the Etude Self Storage Portfolio Whole Loan documents.

The “Low DSCR Cure Deposit Amount” means $538,149.31.

“Cash Collateral Funds” means amounts on deposit from time to time in the cash collateral subaccount.

Current Mezzanine or Secured Subordinate Indebtedness. None.

Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

A-3-99

Self Storage – Self Storage Various Various, Various	Collateral Asset Summary – Loan No. 10 Etude Self Storage Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$28,200,000 65.0% 1.36x 8.7%

Release of Collateral. The borrowers may obtain the release one or more Etude Self Storage Portfolio Properties from the Etude Self Storage Portfolio Whole Loan after the expiration of the lockout period in connection with an arms’- length sale to an unaffiliated third party by prepaying a portion of the Etude Self Storage Portfolio Whole Loan equal to the greater of 115% of the applicable allocated loan amount or 85% of net sales proceeds plus the applicable yield maintenance premium if the prepayment is to occur prior to the open prepayment period, provided that the debt service coverage ratio after giving effect to such release is not less than 1.30x, and the debt yield will be equal to or greater than 8.59%. If the Etude Self Storage Portfolio Whole Loan has been securitized in a REMIC Trust, at the lender's request, the borrowers will be required to deliver a reasonably acceptable REMIC opinion in connection with any such release of a property or properties.

Ground Lease. None.

A-3-100

Retail – Super Regional Mall 350 North Milwaukee Street Boise, ID 83704	Collateral Asset Summary – Loan No. 11 Boise Towne Square	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$23,935,218 45.0% 2.94x 22.1%
Mortgage Loan Information		Property Information
Loan Seller:	GACC	Single Asset / Portfolio:	Single Asset
Loan Purpose:	Refinance	Property Type – Subtype:	Retail – Super Regional Mall
Borrower Sponsor(s):	BPR LLC	Collateral:	Fee
Borrower(s):	Boise Mall, LLC	Location:	Boise, ID
Original Balance(1):	$24,000,000	Year Built / Renovated:	1988 / 2015
Cut-off Date Balance(1):	$23,935,218	Property Management:	Brookfield Properties Retail Inc.
% by Initial UPB:	2.7%	Size:	666,584 SF
Interest Rate:	5.95000%	Appraised Value / Per SF:	$173,000,000 / $260
Note Date:	October 28, 2025	Appraisal Date:	June 20, 2025
Original Term:	60 months	Occupancy:	91.2% (as of September 30, 2025)
Amortization:	Amortizing Balloon	UW Economic Occupancy:	83.6%
Original Amortization:	360 months	Underwritten NOI:	$17,207,546
Interest Only Period:	None	Underwritten NCF:	$16,404,124
First Payment Date:	December 1, 2025
Maturity Date:	November 1, 2030	Historical NOI
Additional Debt Type(1):	Pari Passu	Most Recent NOI	$17,017,237 (TTM September 30, 2025)
Additional Debt Balance(1):	$53,854,240	2024 NOI:	$16,479,123
Call Protection:	L(27),D(29),O(4)	2023 NOI:	$15,872,448
Lockbox / Cash Management:	Hard / Springing	2022 NOI:	$15,677,273

Reserves				Financial Information(1)
	Initial	Monthly	Cap	Cut-off Date Loan / SF:	$117
Taxes:	$0	Springing	NAP	Maturity Date Loan / SF:	$109
Insurance:	$0	Springing	NAP	Cut-off Date LTV:	45.0%
Replacement Reserves:	$0	Springing	$334,759	Maturity Date LTV:	42.1%
TI / LC:	$250,110	Springing	$1,339,036	UW NOI DY:	22.1%
				UW NCF DSCR:	2.94x

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$78,000,000	82.1%	Loan Payoff	$94,136,998	99.1%
Borrower Sponsor Equity	16,983,335	17.9	Closing Costs	596,227	0.6
			Reserves	250,110	0.3
Total Sources	$94,983,335	100.0%	Total Uses	$94,983,335	100.0%
(1)	The Boise Towne Square mortgage loan is part of a whole loan evidenced by two pari passu promissory notes with an aggregate outstanding principal balance as of the Cut-off Date of $77,789,457 (the “Boise Towne Square Whole Loan”). The information under Financial Information in the chart above is based on the outstanding principal balance as of the Cut-off Date of the Boise Towne Square Whole Loan.

The relationship between the holders of the Boise Towne Square Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” in the prospectus. The Boise Towne Square Whole Loan will be serviced under the pooling and servicing agreement for the BMO 2025-5C13 securitization trust. See “The Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” in the prospectus. The table below identifies the promissory notes that comprise the Boise Towne Square Whole Loan:

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$54,000,000	$53,854,240	BMO 2025-5C13	Yes
A-2	$24,000,000	$23,935,218	Benchmark 2026-V20	No
Total	$78,000,000	$77,789,457

A-3-101

Retail – Super Regional Mall 350 North Milwaukee Street Boise, ID 83704	Collateral Asset Summary – Loan No. 11 Boise Towne Square	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$23,935,218 45.0% 2.94x 22.1%

The following table presents certain information relating to the top ten tenants based on the underwritten base rent at the Boise Towne Square property:

Top Tenant Summary(1)
Tenant	Ratings (Moody’s/S&P/Fitch)(2)	Net Rentable Area (SF)	% of Total NRA	U/W Base Rent	UW Base Rent PSF	% of Total UW Base Rent	Lease Exp. Date	Termination Option (Y/N)	Renewal Option
Top Tenants
Macy’s	Ba1/BB+/BBB-	164,784	24.7%	$1,095,000	$6.65	7.7%	12/30/2028	N	None
Buckle	NR/NR/NR	4,824	0.7%	$469,327	$97.29	3.3%	1/31/2027	N	None
Pottery Barn	NR/NR/NR	10,860	1.6%	$463,500	$42.68	3.3%	1/31/2027	Y(3)	None
Zumiez	NR/NR/NR	3,997	0.6%	$425,721	$106.51	3.0%	1/31/2027	N	None
The Cheesecake Factory	NR/NR/NR	9,395	1.4%	$422,775	$45.00	3.0%	1/31/2027	N	1 x 5 yr
Champs Sports	NR/NR/NR	5,939	0.9%	$359,310	$60.50	2.5%	12/31/2025(4)	N	None
H&M	NR/BBB/NR	22,342	3.4%	$355,440	$15.91	2.5%	1/31/2028	N	1 x 5 yr
Victoria’s Secret	B1/BB-/NR	11,000	1.7%	$310,200	$28.20	2.2%	1/31/2028	N	None
Wetzel’s Pretzels	NR/NR/NR	2,549	0.4%	$291,955	$114.54	2.0%	Various	N	None
Garage	NR/NR/NR	2,800	0.4%	$288,456	$103.02	2.0%	6/30/2034	N	None
Subtotal/Wtd. Average		238,490	35.8%	$4,481,684	$18.79	31.5%
Other Tenants		369,147	55.4%	$9,767,372	$26.46	68.5%
Occupied Collateral Total		607,637	91.2%	$14,249,056	$23.45	100.0%
Vacant Space		58,947	8.8%
Collateral Total		666,584	100.0%
(1)	Based on the underwritten rent roll dated as of September 30, 2025.
(2)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.
(3)	Pottery Barn has the right to terminate its lease by providing 180 days’ prior written notice any time following August 5, 2025, with the earliest termination date effective February 1, 2026. In no event shall the termination date be effective between Novebmer 1, 2026 and January 15, 2027.
(4)	Operating month to month as the tenant negotiates an extension.

The following table presents certain information relating to the lease rollover schedule at the Boise Towne Square property, based on the initial lease expiration dates:

Lease Rollover Schedule(1)(2)
Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	U/W Base Rent	% of Total U/W Base Rent	U/W Base Rent $ per SF	# of Expiring Leases
2026 & MTM	83,761	12.6%	12.6%	$2,412,378	16.9%	$28.80	32
2027	120,938	18.1%	30.7%	$4,930,526	34.6%	$40.77	39
2028	243,791	36.6%	67.3%	$3,321,435	23.3%	$13.62	16
2029	20,081	3.0%	70.3%	$768,308	5.4%	$38.26	8
2030	17,649	2.6%	72.9%	$634,557	4.5%	$35.95	6
2031	16,956	2.5%	75.5%	$870,578	6.1%	$51.34	6
2032	93,675	14.1%	89.5%	$628,765	4.4%	$6.71	5
2033	0	0.0%	89.5%	$0	0.0%	$0.00	0
2034	6,349	1.0%	90.5%	$437,295	3.1%	$68.88	3
2035	4,437	0.7%	91.2%	$245,215	1.7%	$55.27	3
2036	0	0.0%	91.2%	$0	0.0%	$0.00	0
2037 & Thereafter	0	0.0%	91.2%	$0	0.0%	$0.00	0
Vacant	58,947	8.8%	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	666,584	100.0%		$14,249,056	100.0%	$23.45	118
(1)	Based on the underwritten rent roll dated September 30, 2025.
(2)	Certain tenants may have lease termination options that are exercisable prior to the stated expiration date of the subject lease or leases which are not considered in the Lease Rollover Schedule.

A-3-102

Retail – Super Regional Mall 350 North Milwaukee Street Boise, ID 83704	Collateral Asset Summary – Loan No. 11 Boise Towne Square	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$23,935,218 45.0% 2.94x 22.1%

The following table presents certain information relating to the sales summary at the Boise Towne Square property:

Sales Summary(1)
Tenant Type	2019 Sales	2020 Sales	2021 Sales	2022 Sales	2023 Sales	2024 Sales	August T-12 Sales(2)	T-12 Occupancy Cost
Anchor	$38,312,020	$21,072,406	$19,840,995	$18,257,995	$22,700,000	$21,166,022	$0	0.0%
PSF	$154	$85	$80	$73	$138	$128	$0

Outparcel	$12,209,089	$6,279,375	$6,979,596	$9,825,168	$9,339,926	$8,431,125	$10,615,130	4.8%
PSF	$1,357	$698	$776	$1,092	$1,038	$937	$799

In-Line (>10,000 SF)	$14,901,031	$11,317,099	$16,926,923	$16,665,670	$14,602,290	$13,668,568	$17,447,132	8.7%
PSF	$205	$156	$233	$229	$201	$188	$257

In-Line (<10,000 SF)	$144,196,691	$96,094,900	$144,981,414	$148,995,614	$145,826,675	$148,468,375	$155,834,747	10.1%
PSF	$571	$393	$627	$639	$609	$639	$635

In-Line (<10,000 SF) (Ex. Apple)	$108,511,019	$77,787,959	$112,612,303	$113,228,761	$109,724,534	$112,844,331	$116,935,875	13.2%
PSF	$440	$325	$499	$497	$469	$498	$488
Total Collateral Sales	$209,618,831	$134,763,780	$188,728,928	$193,744,448	$192,468,890	$191,734,090	$183,897,009	9.6%

Unowned Anchor	$41,484,000	$25,406,758	$38,729,712	$40,885,337	$39,657,728	$37,780,767	$37,780,767
PSF	$131	$80	$122	$129	$125	$119	$119
Total Mall Sales	$251,102,831	$160,170,538	$227,458,640	$234,629,785	$232,126,618	$229,514,857	$221,677,776
(1)	Information obtained from the borrower sponsor.
(2)	August T-12 sales reflect existing tenants with comparable sales only.

A-3-103

Retail – Super Regional Mall 350 North Milwaukee Street Boise, ID 83704	Collateral Asset Summary – Loan No. 11 Boise Towne Square	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$23,935,218 45.0% 2.94x 22.1%

The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the Boise Towne Square property:

Cash Flow Analysis(1)
	2022	2023	2024	TTM 9/30/2025	Underwritten	U/W Per SF
Rents in Place(1)	$11,340,689	$12,435,211	$13,288,900	$13,936,572	$14,249,056	$21.38
Rent Steps(1)	0	0	0	0	229,840	0.34
Vacant Income	0	0	0	0	2,843,191	4.27
Gross Potential Rent	$11,340,689	$12,435,211	$13,288,900	$13,936,572	$17,322,086	$25.99
Total Reimbursements	4,480,343	4,354,681	5,318,693	5,270,510	5,207,150	7.81
Other Income(2)	5,029,711	4,661,533	3,606,308	3,497,450	3,241,367	4.86
Net Rental Income	$20,850,743	$21,451,426	$22,213,900	$22,704,532	$25,770,603	$38.66
Vacancy and Bad Debt	185,948	42,742	(259,347)	29,813	(2,843,191)	(4.27)
Effective Gross Income	$21,036,691	$21,494,168	$21,954,553	$22,734,345	$22,927,412	$34.40
Real Estate Taxes	1,335,515	1,465,261	1,412,095	1,535,286	1,528,530	2.29
Insurance	191,591	214,468	251,905	256,314	258,107	0.39
Other Expenses(3)	3,832,312	3,941,991	3,811,430	3,925,507	3,933,230	5.90
Total Expenses	$5,359,418	$5,621,720	$5,475,430	$5,717,107	$5,719,867	$8.58
Net Operating Income	$15,677,273	$15,872,448	$16,479,123	$17,017,237	$17,207,546	$25.81
Capital Expenditures	0	0	0	0	133,904	0.20
TI/LC	0	0	0	0	669,518	1.00
Net Cash Flow	$15,677,273	$15,872,448	$16,479,123	$17,017,237	$16,404,124	$24.61

Physical Occupancy	89.2%	86.5%	91.4%	91.2%	83.6%
NCF DSCR(4)	2.81x	2.84x	2.95x	3.05x	2.94x
NOI Debt Yield(4)	20.2%	20.4%	21.2%	21.9%	22.1%
(1)	Based on the underwritten rent roll dated September 30, 2025, inclusive of rent steps through October 31, 2026.
(2)	Other Income consists of leasing termination, percent in lieu, overage rent, specialty leasing and other rental income.
(3)	Other Expenses consists of management fees, repairs and maintenance, security, general and administrative, cleaning, landscaping, marketing, utilities, and miscellaneous expenses.
(4)	Based on the Boise Towne Square Whole Loan.

A-3-104

Hospitality – Full Service 195 Commercial Street Southeast Salem, OR 97301	Collateral Asset Summary – Loan No. 12 Holman Hotel	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$22,500,000 61.0% 1.81x 13.1%
Mortgage Loan Information		Property Information
Loan Seller:	GACC	Single Asset / Portfolio:	Single Asset
Loan Purpose:	Refinance	Property Type – Subtype:	Hospitality - Full Service
Borrower Sponsor(s)(1):	Vanessa Sturgeon	Collateral:	Fee
Borrower(s):	195 Commercial Street, LLC	Location:	Salem, OR
Original Balance:	$22,500,000	Year Built / Renovated:	2023 / NAP
Cut-off Date Balance:	$22,500,000	Property Management:	Coast Hospitality Management, LLC
% by Initial UPB:	2.5%	Size:	127 Rooms
Interest Rate:	6.45000%	Appraised Value / Per Room:	$36,900,000 / $290,551
Note Date:	December 16, 2025	Appraisal Date:	June 11, 2025
Original Term:	60 months	Occupancy:	72.9% (as of June 30, 2025)
Amortization:	Interest Only	UW Economic Occupancy:	72.9%
Original Amortization:	NAP	Underwritten NOI(3):	$2,950,311
Interest Only Period:	60 months	Underwritten NCF:	$2,663,638
First Payment Date:	February 6, 2026
Maturity Date:	January 6, 2031	Historical NOI
Additional Debt Type:	NAP	Most Recent NOI(3):	$2,006,058 (TTM June 30, 2025)
Additional Debt Balance:	NAP	2024 NOI:	$1,897,926
Call Protection:	L(25),D(31),O(4)	2023 NOI(4):	NAV
Lockbox / Cash Management:	Springing / Springing	2022 NOI(4):	NAV

Reserves				Financial Information
	Initial	Monthly	Cap	Cut-off Date Loan / Room:	$177,165
Taxes:	$95,996	$31,999	NAP	Maturity Date Loan / Room:	$177,165
Insurance:	$59,857	$4,988	NAP	Cut-off Date LTV:	61.0%
FF&E:	$0	$23,889	NAP	Maturity Date LTV:	61.0%
Other(2):	$33,000	Springing	NAP	UW NOI DY:	13.1%
				UW NCF DSCR:	1.81x

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$22,500,000	84.2%	Loan Payoff	$23,723,428	88.8%
Borrower Sponsor Equity	4,221,214	15.8	Closing Costs(5)	2,808,933	10.5
			Upfront Reserves	188,853	0.7
Total Sources	$26,721,214	100.0%	Total Uses	$26,721,214	100.0%
(1)	The non-recourse carveout guarantors are Vanessa Sturgeon and Salem Opportunity, LLC.
(2)	Other reserves include an upfront rent replication reserve of $33,000 (relating to free rent for the restaurant at the Holman Hotel property, which is leased to a third party operator), a springing monthly seasonality reserve, a springing monthly PIP reserve, and a springing monthly custodial funds and hotel tax reserve.
(3)	The increase from Most Recent NOI to Underwritten NOI is mainly attributable to the lender underwritten room revenue based on 2024 RevPAR growth at 8.4% which is in-line with the year-over-year monthly RevPAR growth from January through June 2025.
(4)	Historical financials for 2023 and 2022 are not available as the Holman Hotel property was delivered in 2023.
(5)	Closing costs include a rate buydown fee of $1,687,500.

The following table presents certain information relating to the estimated demand analysis as of the trailing twelve months ending May 2025 with respect to the Holman Hotel property based on market segmentation, as provided by a third-party market hospitality report:

Demand Segmentation(1)
Property	Rooms	Transient	Group	Contract
Holman Hotel	127	85.7%	14.3%	0.0%
(1)	Source: Third-party hospitality research report.

A-3-105

Hospitality – Full Service 195 Commercial Street Southeast Salem, OR 97301	Collateral Asset Summary – Loan No. 12 Holman Hotel	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$22,500,000 61.0% 1.81x 13.1%

The following table presents certain information relating to the current and historical Occupancy, ADR and RevPAR at the Holman Hotel property and its competitors:

Occupancy, ADR, RevPAR(1)
	Holman Hotel(2)			Competitive Set(3)			Penetration Factor(4)
Period	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2024	71.5%	$183.29	$131.01	70.5%	$140.43	$98.94	101.5%	130.5%	132.4%
TTM 6/30/2025	72.9%	$189.97	$138.43	73.1%	$146.92	$107.35	99.8%	129.3%	128.9%
(1)	Variances between the underwriting, the appraisal and the above table with respect to Occupancy, ADR and RevPAR at the Holman Hotel property are attributable to variances in reporting methodologies and/or timing differences.
(2)	Occupancy, ADR and RevPAR for the Holman Hotel property are based on the underwritten cash flow.
(3)	Occupancy, ADR and RevPAR for the Competitive Set are based on data provided by a third-party hospitality research report. The Competitive Set includes Holiday Inn Salem, Best Western Plus Mill Creek Inn, La Quinta Inns & Suites Salem, DoubleTree by Hilton Hotel Salem, Residence Inn Salem, and Hampton by Hilton Inn & Suites Salem. The Holman Hotel is franchised under the Hilton Tapestry brand.
(4)	Penetration Factor is calculated based on the competitive set data provided by a third-party hospitality research report.

The following table presents certain information relating to historical occupancy, ADR and RevPAR at the Holman Hotel property and competitive properties:

Occupancy, ADR and RevPAR(1)(2)(3)
	Property & Competitive Set			Penetration Factor
Property	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
Holman Hotel	72%	$182.57	$131.37	104%	118%	123%
Holiday Inn Salem	65% - 75%	$115-145	$75-105	95% - 105%	80% - 90%	85% - 90%
Best Western Plus Mill Creek Inn	55% - 65%	$125-155	$65-95	80% - 90%	85% - 95%	75% - 80%
La Quinta Inns & Suites Salem	65% - 75%	$120-150	$80-110	95% - 105%	80% - 90%	85% - 90%
Doubletree by Hilton Hotel Salem	70% - 80%	$125-155	$90-120	105% - 115%	85% - 95%	95% - 100%
Residence Inn Salem	80% - 90%	$150-180	$125-155	120% - 130%	100% - 110%	130%-135%
Hampton Inn and Suites Salem	85% - 95%	$135-165	$120-150	125% - 135%	90% - 100%	120% - 125%
The Grand Hotel	45% - 55%	$170-200	$80-110	70% - 80%	115% - 125%	85% - 90%
(1)	Variances between the underwriting, the third party hospitality research report and the above table with respect to Occupancy, ADR and RevPAR at the Holman Hotel property are attributable to variances in reporting methodologies and/or timing differences.
(2)	Source: Appraisal.
(3)	Based on 2024 estimated figures.

A-3-106

Hospitality – Full Service 195 Commercial Street Southeast Salem, OR 97301	Collateral Asset Summary – Loan No. 12 Holman Hotel	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$22,500,000 61.0% 1.81x 13.1%

The following table presents certain information relating to the operating history and Underwritten Net Cash Flow of the Holman Hotel property:

Cash Flow Analysis(1)
	2024	TTM 6/30/2025	UW	UW Per Room(2)
Occupancy (%)	71.5%	72.87%	72.87%
ADR	$183.29	$189.97	$194.47
RevPar	$131.01	$138.43	$141.70

Rooms Revenue	$6,089,782	$6,416,772	$6,568,501	$51,720.48
Food & Beverage Revenue(3)	1,509,196	1,383,549	79,200	$623.62
Other Revenue(4)	359,445	413,320	519,127	$4,087.61
Total Revenue	$7,958,423	$8,213,641	$7,166,828	$56,431.72

Rooms Expense	$1,777,569	$1,817,576	$1,592,856	$12,542.18
Food & Beverage Expense(3)	1,666,878	1,471,771	0	$0.00
Misc. Expenses	0	0	40,160	$316.22
Departmental Expenses	$3,444,447	$3,289,347	$1,633,016	$12,858.39

Departmental Profit	$4,513,976	$4,924,294	$5,533,812	$43,573.33

Undistributed Expense	$1,979,327	$2,043,546	$1,926,400	$15,168.50
Management Fee	315,012	334,293	215,005	$1,692.95
Total Undistributed Expenses	$2,294,339	$2,377,839	$2,141,404	$16,861.45

Real Estate Taxes	$235,948	$459,996	$383,983	$3,023.49
Property Insurance	$85,764	$80,401	$58,114	$457.59

Net Operating Income(5)	$1,897,926	$2,006,058	$2,950,311	$23,230.80

FF&E	0	0	286,673	$2,257.27
Net Cash Flow	$1,897,926	$2,006,058	$2,663,638	$20,973.53

NCF DSCR	1.29x	1.36x	1.81x
NOI Debt Yield	8.4%	8.9%	13.1%
(1)	Historical financials for 2022 and 2023 are not available as the Holman Hotel property was delivered in 2023.
(2)	UW Per Room values are based on 127 rooms.
(3)	The decrease in both Food & Beverage Revenue and Food & Beverage Expense is attributable to the borrower entering into a lease with Gamberettis, the restaurant at the Holman Hotel property, effective as of June 1, 2025.
(4)	Other Revenue includes proceeds from other departmental revenue and miscellaneous income.
(5)	The increase from Most Recent NOI to UW Net Operating Income is mainly attributable to to the lender underwritten room revenue based on 2024 RevPAR growth at 8.4% which is in-line with the year-over-year monthly RevPAR growth from January through June 2025.

A-3-107

Mixed Use – Lab/Office 11202-11214 El Camino Real San Diego, CA 92130	Collateral Asset Summary – Loan No. 13 Torrey Heights	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$20,000,000 50.7% 2.11x 10.8%
Mortgage Loan Information		Property Information
Loan Seller:	GACC, GSMC	Single Asset / Portfolio:	Single Asset
Loan Purpose:	Refinance	Property Type – Subtype:	Mixed Use– Lab/Office
Borrower Sponsor(s)(1):	Breakthrough Properties Income Portfolio, L.P.	Collateral:	Fee
Borrower(s):	Torrey View Owner, L.L.C.	Location:	San Diego, CA
Original Balance(2):	$20,000,000	Year Built / Renovated(8):	2023-2024/NAP
Cut-off Date Balance(2):	$20,000,000	Property Management(9):	Tishman Speyer Properties, L.L.C.
% by Initial UPB:	2.3%	Size:	520,604 SF
Interest Rate(3):	4.96834477263158%	Appraised Value / Per SF(10):	$723,406,014 / $1,390
Note Date:	January 9, 2026	Appraisal Date(10):	January 5, 2026
Original Term(4):	60 months	Occupancy:	100.0% (as of November 30, 2025)
Amortization(4):	Interest Only - ARD	UW Economic Occupancy:	95.0%
Original Amortization:	NAP	Underwritten NOI(11):	$39,555,043
Interest Only Period:	60 months	Underwritten NCF:	$38,930,319
First Payment Date:	February 9, 2026
Maturity Date(4):	January 9, 2031	Historical NOI
Additional Debt Type(2):	Pari Passu / B-Notes	Most Recent NOI(11):	$9,094,033 (TTM October 31, 2025)
Additional Debt Balance(2)(5):	$346,500,000 / $98,500,000	2024 NOI:	NAV
Call Protection:	L(25),D(28),O(7)	2023 NOI:	NAV
Lockbox / Cash Management:	Hard / Springing	2022 NOI:	NAV

Reserves(6)				Financial Information(2)
	Initial	Monthly	Cap		Senior Loan	Whole Loan
Taxes:	$0	Springing	NAP	Cut-off Date Loan / SF:	$704	$893
Insurance:	$0	Springing	NAP	Maturity Date Loan / SF:	$704	$893
Replacement Reserves:	$0	Springing	$156,181	Cut-off Date LTV:	50.7%	64.3%
TI / LC:	$0	Springing	NAP(7)	Maturity Date LTV:	50.7%	64.3%
Specified Tenant Reserve:	$21,129,162(6)	$0	NAP	UW NOI DY:	10.8%	8.5%
				UW NCF DSCR:	2.11x	1.61x

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Senior Loan Amount:	$366,500,000	78.8%	Preferred Equity Payoff(12):	$340,034,733	73.1%
Subordinate Loan Amount:	98,500,000	21.2	Return of Equity	98,991,224	21.3
			Upfront Reserves:	21,129,162	4.5
			Closing Costs:	4,844,881	1.0
Total Sources:	$465,000,000	100.0%	Total Uses:	$465,000,000	100.0%
(1)	There is no non-recourse carveout guarantor or separate environmental indemnitor with respect to the Torrey Heights Whole Loan (as defined below).
(2)	The thirteenth largest mortgage loan (the “Torrey Heights Mortgage Loan”) is part of a whole loan (the “Torrey Heights Whole Loan”). The Torrey Heights Mortgage Loan, with an aggregate outstanding principal balance of $20,000,000, is evidenced by two of the nine pari passu senior notes with an aggregate outstanding principal balance of $366,500,000 as of the Cut-off Date (collectively, the “Torrey Heights Senior Notes”). The remainder of the Torrey Heights Whole Loan is comprised of three pari passu subordinate junior notes with an aggregate outstanding principal balance of $98,500,000 as of the Cut-off Date (the “Torrey Heights Junior Notes”). The Torrey Heights Whole Loan was co-originated by JPMorgan Chase Bank, National Association (“JPMCB”), GACC and Goldman Sachs Bank USA (“GSBI”).
(3)	The Torrey Heights Mortgage Loan has a weighted average interest rate of 4.96834477263158% per annum and the Torrey Heights Whole Loan has a weighted average interest rate of 5.13175188172043% per annum. The weighted average interest rate of the Torrey Heights Mortgage Loan represents the interest rate of Component A and Component B of the Torrey Heights Whole Loan (which relate to the Torrey Heights Senior Notes), and not of Component C and Component D of the Torrey Heights Whole Loan, which relate to the Torrey Heights Junior Notes. Notes A-1, A-2, and A-3 which were contributed to the TORY 2026-HGTS transaction, accrue interest at a rate of 4.96858449656751% per annum. Notes A-4, A-5, A-6-1, A-6-2, A-7, and A-8 accrue interest at a rate of 4.96834477263158% per annum.
(4)	The Torrey Heights Whole loan is structured with an anticipated repayment date (the “ARD”) five years following the note date. The final maturity for the Torrey Heights Whole Loan is January 9, 2036. Following the ARD, the interest rate of the Torrey Heights Whole Loan will increase to the greater of: (a) the sum of (i) the initial interest rate plus (ii) 2.00%, and (b) the five-year U.S. Treasury rate on the ARD plus (i) the closing date spread (which is with respect to (i) Component A, 1.18%, (ii) Component B, 1.42%, (iii) Component C, 1.71% and (iv) Component D, 2.34%) and (ii) 2.00% (the “Adjusted Interest Rate”). After the ARD, additional interest will accrue monthly in an amount equal to (a)(i) interest which accrues for the preceding interest accrual period at the Adjusted Interest Rate, minus (ii) the monthly debt service payment calculated at the initial interest rate, together with (b) interest thereon at the Adjusted Interest Rate (the “Post-ARD Additional Interest”). Following the borrower’s failure to repay the Torrey Heights Whole Loan in full on or before the ARD, on each monthly payment date thereafter, the borrower will be required to pay an amount equal to (i) the monthly debt service payment and (ii) solely to the extent of excess cash flow available and applied to Post-ARD Additional Interest, an amount equal to the Post-ARD Additional Interest. If no excess cash flow is available and applied to Post-ARD Additional Interest, such amount will be deferred and added to the debt to be paid at maturity. From and after the ARD, all excess cash flow will be applied first, to reduce the outstanding Torrey Heights Whole Loan amount to zero and then, to Post-ARD Additional Interest.
(5)	The Torrey Heights Whole Loan documents permit a direct or indirect owner of the borrower to incur a mezzanine loan secured by 100% of the ownership interests in the borrower provided that (i) the principal balance of such mezzanine loan must be in an amount not to exceed the lesser of (A) $23,250,000 and (B) an amount that, when added to the outstanding principal balance of the Torrey Heights Whole Loan, will result in a combined loan to value ratio not greater than 64.3%, a combined debt service coverage ratio not less than 1.61x and a combined net operating income debt yield not less than 8.5%. Such mezzanine loan must be coterminous with the Torrey Heights Whole Loan and provide that if it is not paid in full prior to the ARD, payments of debt service under such mezzanine loan may not be disbursed from funds on deposit in the cash management account and shall instead be added to the outstanding principal balance of such mezzanine loan.
(6)	The Torrey Heights Whole Loan is structured with an upfront reserve of $21,129,162, encompassing outstanding leasing obligations and free rent associated with Pfizer Inc.’s lease.
(7)	The springing TI/LC reserve deposit occurs following a lease sweep period and is capped at $125 PSF of the applicable space triggering the lease sweep period.
A-3-108

Mixed Use – Lab/Office 11202-11214 El Camino Real San Diego, CA 92130	Collateral Asset Summary – Loan No. 13 Torrey Heights	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$20,000,000 50.7% 2.11x 10.8%
(8)	The Torrey Heights property was completed in 2024.
(9)	The Torrey Heights property is managed by Tishman Speyer Properties, L.L.C., however, Breakthrough Spaces, L.L.C. is the Torrey Heights property’s sub-manager. The borrower sponsor is indirectly controlled by Breakthrough Properties LLC, a joint venture between Tishman Speyer and Bellco Capital.
(10)	Appraised Value of $723,406,014 represents the appraisal’s concluded "As Is (Funded Reserve)” value as of January 5, 2026, which is subject to the extraordinary assumption that a reserve is fully funded at the origination of the Torrey Heights Whole Loan to cover the assumed remaining $9,406,014 contractual tenant improvement allowance for Pfizer Inc. The actual amount reserved for this purpose was $10,242,043. The appraisal also concluded an “As Is” value, as of December 4, 2025, of $714,000,000. Based on the As Is appraised value and the Torrey Heights Senior Notes, the Appraised Value PSF, Cut-off Date LTV and Maturity Date LTV are $1,371, 51.3% and 51.3%, respectively, and based on the Torrey Heights Whole Loan are $1,371, 65.1% and 65.1%, respectively.
(11)	The increase from Most Recent NOI to Underwritten NOI is due to the Most Recent NOI period including significant free rent for substantially all tenants, all of which has now expired except for Pfizer Inc. (which has a free rent period through July 2026). All outstanding obligations have been reserved for upfront in connection with loan origination.
(12)	Preferred Equity Payoff refers to the payoff of a preferred equity investment from a large Japanese real estate investment firm. The preferred equity has been paid off with the net proceeds of the Torrey Heights Whole Loan.

The relationship between the holders of the Torrey Heights Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Torrey Heights Pari Passu-AB Whole Loan” in the prospectus. The Torrey Heights Whole Loan will be serviced under the trust and servicing agreement for the TORY 2026-HGTS securitization trust. See “The Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” in the prospectus.

The table below identifies the promissory notes that comprise the Torrey Heights Whole Loan:

Torrey Heights Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1(1)	$144,900,000	$144,900,000	TORY 2026-HGTS	Yes
A-2(1)	$48,300,000	$48,300,000	TORY 2026-HGTS	No
A-3(1)	$48,300,000	$48,300,000	TORY 2026-HGTS	No
A-4(2)	$50,000,000	$50,000,000	JPMCB	No
A-5(2)	$25,000,000	$25,000,000	JPMCB	No
A-6-1(2)	$15,000,000	$15,000,000	GACC	No
A-6-2	$10,000,000	$10,000,000	Benchmark 2026-V20	No
A-7(2)	$15,000,000	$15,000,000	GSBI	No
A-8	$10,000,000	$10,000,000	Benchmark 2026-V20	No
Total Senior Notes	$366,500,000	$366,500,000
B-1(1)	$59,100,000	$59,100,000	TORY 2026-HGTS	No
B-2(1)	$19,700,000	$19,700,000	TORY 2026-HGTS	No
B-3(1)	$19,700,000	$19,700,000	TORY 2026-HGTS	No
Total Junior Notes	$98,500,000	$98,500,000
Whole Loan	$465,000,000	$465,000,000
(1)	The TORY 2026-HGTS transaction is expected to settle on January 27, 2026.
(2)	Expected to be contributed to one or more future securitization transactions or may otherwise be transferred at any time.

A-3-109

Mixed Use – Lab/Office 11202-11214 El Camino Real San Diego, CA 92130	Collateral Asset Summary – Loan No. 13 Torrey Heights	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$20,000,000 50.7% 2.11x 10.8%

The following table presents certain information relating to tenancy at the Torrey Heights property based on underwritten base rent:

Tenant Summary(1)
Tenant	Ratings (Moody’s/ S&P/Fitch)(2)	Net Rentable Area (SF)	% of Total NRA	U/W Base Rent	UW Base Rent PSF	% of Total UW Base Rent	Lease Exp. Date	Termination Option (Y/N)	Renewal Option
Pfizer Inc.	NR/A/A2	230,132	44.2%	$18,896,981	$82.11	45.6%	3/30/2039	Y(3)	2 x 7 Yr
Becton Dickinson and Company	BBB/BBB/Baa2	220,270	42.3%	$16,319,804	$74.09	39.4%	7/31/2036	N	2 x 5 Yr
Actio Biosciences, Inc.	NR/NR/NR	27,502	5.3%	$2,538,388	$92.30	6.1%	2/28/2035	N	1 x 5 Yr
Architect Therapeutics, Inc.	NR/NR/NR	29,734	5.7%	$2,460,494	$82.75	5.9%	9/30/2031	N	1 x 5 Yr
Charles River Laboratories Inc	BBB-/BB/Ba2	12,966	2.5%	$1,180,233	$91.03	2.9%	3/31/2037	N	1 x 5 Yr
		520,604	100.0%	$41,395,900	$79.52	100.0%
Vacant Space		0	0.0
Collateral Total		520,604	100.0%

(1)	Based on the underwritten rent roll dated November 30, 2025.
(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.
(3)	Pfizer Inc. (“Pfizer”) has a one-time option to reduce its occupancy by one floor in either Building A or Building B, effective July 31, 2036 (the “Contraction Date”), subject to a contraction fee equal to the prorated share, based on the net rentable area of the floor being terminated compared to the total square footage, of (i) the unamortized portion of the tenant improvement allowance contributed by the borrower, which is not to exceed $350 per rentable SF, and brokerage commissions payable as of the Contraction Date, amortized on a straight-line basis over the initial term, plus (ii) 8% annual interest on the foregoing.

The following table presents certain information relating to the lease rollover schedule at the Torrey Heights property, based on the initial lease expiration dates:

Lease Rollover Schedule(1)
Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	U/W Base Rent	% of Total U/W Base Rent	U/W Base Rent $ per SF	# of Expiring Leases
2026	0	0.0%	0.0%	$0	0.0%	$0.00	0
2027	0	0.0%	0.0%	$0	0.0%	$0.00	0
2028	0	0.0%	0.0%	$0	0.0%	$0.00	0
2029	0	0.0%	0.0%	$0	0.0%	$0.00	0
2030	0	0.0%	0.0%	$0	0.0%	$0.00	0
2031	29,734	5.7%	5.7%	$2,460,494	5.9%	$82.75	1
2032	0	0.0%	5.7%	$0	0.0%	$0.00	0
2033	0	0.0%	5.7%	$0	0.0%	$0.00	0
2034	0	0.0%	5.7%	$0	0.0%	$0.00	0
2035	27,502	5.3%	11.0%	$2,538,388	6.1%	$92.30	1
2036 & Beyond	463,368	89.0%	100.0%	$36,397,018	87.9%	$78.55	3
Vacant	0	0.0%	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	520,604	100.0%		$41,395,900	100.0%	$79.52	5
(1)	Based on the underwritten rent roll dated November 30, 2025. Certain tenants may have termination or contraction options that are not taken into account in the Lease Rollover Schedule.

A-3-110

Mixed Use – Lab/Office 11202-11214 El Camino Real San Diego, CA 92130	Collateral Asset Summary – Loan No. 13 Torrey Heights	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$20,000,000 50.7% 2.11x 10.8%

The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the Torrey Heights property:

Torrey Heights Cash Flow Analysis(1)
	TTM 10/31/2025 (2)(3)	UW(2)	UW PSF
Rents In Place	$36,643,474	$40,189,530	$77.20
Rent Steps	$0	$1,206,371	$2.32
Straight Line IG Rent Steps	$0	$2,013,004	$3.87
Gross Potential Rent	$36,643,474	$43,408,904	$83.38
Vacancy	$0	($2,844,228)	($5.46)
Free Rent	($20,002,090)	$0
Expense Reimbursement(4)	$6,650,105	$13,475,655	$25.88
Effective Gross Income	$23,291,490	$54,040,332	$103.80

Real Estate Taxes	$5,021,460	$4,905,420	$9.42
Insurance	$921,111	$884,030	$1.70
Management	$916,879	$1,000,000	$1.92
Other Operating Expenses	$7,338,006	$7,695,838	$14.78
Total Expenses	$14,197,457	$14,485,288	$27.82

Net Operating Income	$9,094,033	$39,555,043	$75.98
TI/LC(3)	$0	$520,604	$1.00
Replacement Reserves	$0	$104,121	$0.20
Net Cash Flow	$9,094,033	$38,930,319	$74.78

Occupancy %	100.0%(3)	95.0%(4)
NCF DSCR(5)	0.49x	2.11x
NOI Debt Yield(5)	2.5%	10.8%
(1)	Based on the underwritten rent roll dated November 30, 2025.
(2)	The increase from TTM 10/31/2025 Net Operating Income to UW Net Operating Income is due to the TTM 10/31/2025 period including significant free rent for substantially all tenants, all of which has now expired except for Pfizer (which has a free rent period through July 2026). All outstanding obligations have been reserved for upfront in connection with loan origination.
(3)	Pfizer’s reimbursement did not commence until October 2025. Additionally, reimbursements are subject to true-ups at the end of the calendar year. As a result, the expense reimbursements for TTM October 2025 reflect December 2024 figures.
(4)	UW assumes an in-place vacancy rate of 5.0%. As of November 30, 2025, the Torrey Heights property was 100.0% occupied.
(5)	Based on the Torrey Heights Senior Notes. The UW NCF DSCR and UW NOI Debt Yield based on the Torrey Heights Whole Loan are 1.61x and 8.5% respectively.

Appraisal. According to the appraisal, the Torrey Heights property has an “As Is (Funded Reserve)” appraised value of $723,406,014 as of January 5, 2026, which is subject to the extraordinary assumption that a reserve is fully funded at the origination of the Torrey Heights Whole Loan to cover the assumed remaining $9,406,014 contractual tenant improvement allowance for Pfizer. The actual amount reserved for this purpose was $10,242,043. The appraisal also concluded an “As Is” value of $714,000,000 as of December 4, 2025.

Torrey Heights Appraised Value(1)
Property	Value	Capitalization Rate
Torrey Heights	$723,406,014	5.50%
(1)	Source: Appraisal.

A-3-111

Mixed Use – Lab/Office 11202-11214 El Camino Real San Diego, CA 92130	Collateral Asset Summary – Loan No. 13 Torrey Heights	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$20,000,000 50.7% 2.11x 10.8%

The table below presents certain information relating to life science leases comparable to those at the Torrey Heights property identified by the appraisal:

Comparable Life Science Lease Summary(1)
Property Name	Address	Tenant	Lease Type	Submarket	NRA (SF)	Start Date	Term (mos.)	Rent PSF (NNN)	TIs PSF	Free Rent (Mos.)
Torrey Heights	11202-11214 El Camino Real			Del Mar Heights/Torrey Hills	520,604			$79.52
Headquarters Point	4902 Headquarters Point	Mirador Therapeutics	New	Sorrento Mesa	66,569	February-25	94	$75.24	$265.00	16
Spectrum III	3013 Science Park Rd	Rayze Bio	New	Torrey Pines	61,127	January-26	120	$75.60	$250.00	3
10255 Science Center Dr.	10255 Science Center Dr.	BlossomHill Therapeutics	New	Torrey Pines	46,353	May-25	120	$78.00	$300.00	11
One Alexandria Square	10945-19045 Alexandria Wy	Altos Lab	New	Torrey Pines	158,990	April-25	180	$87.00	$305.00	0
Campus Point	10210 Campus Point Dr	Novartis	New	UTC	466,598	December-28	192	$87.00	$350.00	12
Minimum					46,353		94	$75.24	$250.00	0
Maximum					466,598		192	$87.00	$350.00	16
Weighted Average(2)					159,927		172	$84.63	$323.43	9
(1)	Source: Appraisal.
(2)	Weighted by NRA.

A-3-112

Hospitality – Various Various San Antonio, TX 78204	Collateral Asset Summary – Loan No. 14 Fairfield & Residence Inn San Antonio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$19,981,423 64.9% 1.40x 13.7%
Mortgage Loan Information		Property Information
Loan Seller:	Barclays	Single Asset / Portfolio(2):	Portfolio
Loan Purpose:	Refinance	Property Type - Subtype(3):	Hospitality – Various
Borrower Sponsor(s)(1):	Parminder Uppal	Collateral:	Fee
Borrower(s)(1):	NexGen Hospitality III LLC and NexGen Hospitality IV LLC	Location:	San Antonio, TX
Original Balance:	$20,000,000	Year Built / Renovated:	1995 / 2022-2025
Cut-off Date Balance:	$19,981,423	Property Management:	NexGen Hospitality LLC
% by Initial UPB:	2.3%	Size:	205 Rooms
Interest Rate:	7.51300%	Appraised Value / Per Room:	$30,800,000 / $150,244
Note Date:	January 9, 2026	Appraisal Date:	October 1, 2025
Original Term:	60 months	Occupancy:	64.1% (as of November 30, 2025)
Amortization:	Amortizing Balloon	UW Economic Occupancy:	64.1%
Original Amortization:	300 months	Underwritten NOI:	$2,729,811
Interest Only Period:	None	Underwritten NCF:	$2,485,834
First Payment Date:	February 6, 2026
Maturity Date:	January 6, 2031	Historical NOI
Additional Debt Type:	NAP	Most Recent NOI(4)(5):	$2,713,290 (TTM November 30, 2025)
Additional Debt Balance:	NAP	2024 NOI(4)(5):	$2,049,514
Call Protection:	L(25),YM1(28),O(7)	2023 NOI(4):	$2,172,687
Lockbox / Cash Management:	Springing / Springing	2022 NOI(4)(6):	$1,732,983

Reserves				Financial Information
	Initial	Monthly	Cap	Cut-off Date Loan Per Room:	$97,470
Taxes:	$37,520	$37,520	NAP	Maturity Date Loan Per Room:	$90,120
Insurance:	$32,271	$16,135	NAP	Cut-off Date LTV:	64.9%
FF&E Reserve:	$0	$20,331	NAP	Maturity Date LTV:	60.0%
Deferred Maintenance:	$7,500	$0	NAP	UW NOI DY:	13.7%
PIP Reserve:	$125,000	$0	NAP	UW NCF DSCR:	1.40x

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$20,000,000	91.4%	Payoff	$20,587,959	94.1%
Borrower Sponsor Equity	1,883,581	8.6	Closing Costs(7)	1,093,332	5.0
			Upfront Reserves	202,291	0.9
Total Sources	$21,883,581	100.0%	Total Uses	$21,883,581	100.0%
(1)	The Fairfield & Residence Inn San Antonio mortgage loan documents provide recourse to the borrowers and borrower sponsor for an amount equal to up to 20% of the original principal balance of the Fairfield & Residence Inn San Antonio mortgage loan. See “Description of the Mortgage Pool—Single Purpose Entity Covenants” in the prospectus.
(2)	The Fairfield & Residence Inn Mortgage Loan documents permit the release of a portion of a parking lot located at the Residence Inn San Antonio Downtown Market Square property as described under “Partial Releases” in the prospectus.
(3)	See the “Portfolio Summary” chart below.
(4)	2022 NOI is significantly less than 2023 NOI, 2024 NOI and Most Recent NOI because the borrower sponsor acquired the Fairfield & Residence Inn San Antonio properties in 2022 and began a major PIP renovation totaling $5.1 million. Additionally, the Fairfield & Residence Inn San Antonio properties were negatively impacted by large-scale municipal roadway construction from 2022 through the third quarter of 2025. The Public Works Department of San Antonio closed down several major roadways and sidewalks which resulted in lane closures and reductions near and around the Fairfield & Residence Inn San Antonio properties.
(5)	The increase in Most Recent NOI from 2024 NOI is primarily due to aggregate occupancy at the Fairfield & Residence Inn San Antonio properties increasing from 59.7% in December 2024 to 64.1% as of November 2025 and RevPAR increasing from $72.11 in December 2024 to $79.26 as of November 2025.
(6)	2022 NOI is based on the annualized trailing eleven months as of November 2022.
(7)	Closing Costs include a $300,000 rate buydown.

A-3-113

Hospitality – Various Various San Antonio, TX 78204	Collateral Asset Summary – Loan No. 14 Fairfield & Residence Inn San Antonio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$19,981,423 64.9% 1.40x 13.7%

The Fairfield & Residence Inn San Antonio portfolio consists of two adjacent hotel properties located in San Antonio, Texas. The following table presents certain information relating to the Fairfield & Residence Inn San Antonio properties:

Portfolio Summary
Property Name / Address	Year Built / Renovated(1)	Property Type – Subtype(1)	# of Rooms(2)	Allocated Cut-off Date Loan Amount	% of ALA	Appraised Value(1)	UW NOI(2)	% of UW NOI(2)
Residence Inn San Antonio Downtown Market Square 628 South Santa Rosa Avenue, San Antonio, TX	1995 / 2022-2025	Hospitality – Extended Stay	95	$11,039,736	55.3%	$17,000,000	$1,460,584	53.5%
Fairfield Inn & Suites San Antonio Downtown Market 620 South Santa Rosa Avenue, San Antonio, TX	1995 / 2022-2025	Hospitality – Limited Service	110	$8,941,687	44.8%	$13,800,000	$1,269,227	46.5%
Total			205	$19,981,423	100.0%	$30,800,000	$2,729,811	100.0%
(1)	Source: Appraisal.
(2)	Based on the underwritten rent rolls dated November 30, 2025.

The following table presents certain information relating to the current and historical occupancy, ADR and RevPAR at the Residence Inn San Antonio Downtown Market Square property:

Historical Occupancy, ADR, RevPAR(1)
	Residence Inn San Antonio Downtown Market Square			Competitive Set(2)			Penetration Factor(3)
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2023	61.3%	$134.36	$82.36	68.8%	$135.23	$93.04	89.1%	99.4%	88.5%
2024	61.7%	$132.13	$81.55	70.1%	$139.08	$97.50	88.0%	95.0%	83.6%
TTM(4)	68.3%	$135.42	$92.51	68.2%	$138.73	$94.67	100.1%	97.6%	97.7%
(1)	Data for the competitive set is provided by a third-party market research report. Data for the Residence Inn San Antonio Downtown Market Square property is provided by the underwritten rent roll as of November 30, 2025.
(2)	The competitive set includes Courtyard San Antonio Downtown Market Square, Homewood Suites by Hilton San Antonio Riverwalk Downtown, La Quinta Inn & Suites by Wyndham San Antonio Downtown and Hampton by Hilton Inn & Suites San Antonio-Downtown/Market Square.
(3)	Historical Penetration Factors were negatively impacted by large-scale municipal roadway construction from 2022 through the third quarter of 2025. The Public Works Department of San Antonio closed down several major roadways and sidewalks which resulted in lane closures and reductions near and around the Fairfield & Residence Inn San Antonio properties.
(4)	TTM for the Residence Inn San Antonio Downtown Market Square property represents the trailing 12-month period ending November 2025. TTM for the Competitive Set represents the trailing 12-month period ending September 2025.

The following table presents certain information relating to the current and historical occupancy, ADR and RevPAR at the Fairfield Inn & Suites San Antonio Downtown Market property:

Historical Occupancy, ADR, RevPAR(1)
	Fairfield Inn & Suites San Antonio Downtown Market			Competitive Set(2)			Penetration Factor(3)
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2023	54.9%	$109.55	$66.03	68.0%	$119.13	$81.03	80.7%	92.0%	81.5%
2024	57.7%	$110.92	$63.97	70.3%	$122.30	$85.94	82.1%	90.7%	74.4%
TTM(4)	59.8%	$113.36	$67.81	67.2%	$120.91	$81.21	89.0%	93.8%	83.5%
(1)	Data for the competitive set is provided by a third-party market research report. Data for the Fairfield Inn & Suites San Antonio Downtown Market property is provided by the underwritten rent roll as of November 30, 2025.
(2)	The competitive set includes Courtyard San Antonio Downtown/Market Square, La Quinta Inn & Suites by Wyndham San Antonio Downtown, Holiday Inn Express & Suites San Antonio Downtown Market Area and Hampton by Hilton Inn & Suites San Antonio-Downtown/Market Square.
(3)	Historical Penetration Factors were negatively impacted by large-scale municipal roadway construction from 2022 through the third quarter of 2025. The Public Works Department of San Antonio closed down several major roadways and sidewalks which resulted in lane closures and reductions near and around the Fairfield & Residence Inn San Antonio properties.
(4)	TTM for the Fairfield Inn & Suites San Antonio Downtown Market property represents the trailing 12-month period ending November 2025. TTM for the Competitive Set represents the trailing 12-month period ending September 2025.
A-3-114

Hospitality – Various Various San Antonio, TX 78204	Collateral Asset Summary – Loan No. 14 Fairfield & Residence Inn San Antonio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$19,981,423 64.9% 1.40x 13.7%

The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the Fairfield & Residence Inn San Antonio properties:

Cash Flow Analysis
	2022(1)(2)	2023(1)	2024(1)(3)	TTM 11/30/2025(1)(3)	U/W	U/W Per Room(4)	%(5)
Occupancy (%)	68.02%	58.17%	59.72%	64.13%	64.13%
ADR	$121.30	$121.05	$120.75	$123.58	$123.58
RevPAR	$82.51	$82.51	$72.11	$79.26	$79.26

Rooms Revenue	$6,173,758	$5,268,964	$5,410,770	$5,930,589	$5,930,589	$28,930	97.2%
Food & Beverage Revenue	340	0	0	0	0	0	0.0%
Other Revenue	376,241	115,053	113,549	168,840	168,840	824	2.8%
Total Revenue	$6,550,340	$5,384,017	$5,524,319	$6,099,429	$6,099,429	$29,753	100.0%

Rooms Expense	$1,555,440	$806,116	$1,159,303	$1,073,611	$1,073,611	$5,237	18.1%
Food & Beverage Expense	10,321	0	0	0	0	0	0.0%
Other Expense	59,862	0	16,363	16,058	16,058	78	9.5%
Departmental Expenses	$1,625,623	$806,116	$1,175,666	$1,089,669	$1,089,669	$5,315	17.9%

Departmental Profit	$4,924,717	$4,577,901	$4,348,653	$5,009,761	$5,009,761	$24,438	82.1%

Management Fee	$196,510	$161,521	$165,730	$182,983	$182,983	$893	3.0%
Marketing and Franchise Fee	858,280	739,353	714,330	678,069	678,069	3,308	11.1%
Other Undistributed Expense	1,541,535	862,360	892,550	788,148	788,148	3,845	12.9%
Total Undistributed Expenses	$2,596,326	$1,763,233	$1,772,610	$1,649,199	$1,649,199	$8,045	27.0%

Real Estate Taxes	$448,431	$438,742	$378,222	$437,127	$437,127	$2,132	7.2%
Property Insurance	146,978	203,239	148,307	210,145	193,624	945	3.2%
Net Operating Income	$1,732,983	$2,172,687	$2,049,514	$2,713,290	$2,729,811	$13,316	44.8%

FF&E	$262,014	$215,361	$220,973	$243,977	$243,977	$1,190	4.0%
Net Cash Flow	$1,470,969	$1,957,326	$1,828,541	$2,469,313	$2,485,834	$12,126	40.8%

NCF DSCR	0.83x	1.10x	1.03x	1.39x	1.40x
NOI Debt Yield	8.7%	10.9%	10.3%	13.6%	13.7%
(1)	2022 Net Operating Income is significantly less than 2023 Net Operating Income, 2024 Net Operating Income and TTM 11/30/2025 Net Operating Income because the sponsor acquired the Fairfield & Residence Inn San Antonio properties in 2022 and began a major PIP renovation totaling $5.1 million. Additionally, the Fairfield & Residence Inn San Antonio properties were negatively impacted by large-scale municipal roadway construction from 2022 through the third quarter of 2025. The Public Works Department of San Antonio closed down several major roadways and sidewalks which resulted in lane closures and reductions near and around the Fairfield & Residence Inn San Antonio properties.
(2)	2022 is based on the annualized trailing eleven months as of November 2022.
(3)	The increase in TTM 11/30/2025 Net Operating Income from 2024 Net Operating Income is primarily due to aggregate occupancy at the Fairfield & Residence Inn San Antonio properties increasing from 59.7% in December 2024 to 64.1% as of November 2025 and RevPAR increasing from $72.11 in December 2024 to $79.26 as of November 2025.
(4)	U/W Per Room is based on 205 rooms.
(5)	% of Total Revenue for Rooms Expense, Food and Beverage Expense and Other Expense are based on their corresponding revenue line items. All other line items are based on Total Revenue.

A-3-115

Hospitality – Various Various San Antonio, TX 78204	Collateral Asset Summary – Loan No. 14 Fairfield & Residence Inn San Antonio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$19,981,423 64.9% 1.40x 13.7%

The following table presents certain information relating to the primary competition for the Residence Inn San Antonio Downtown Market Square property:

Competitive Set(1)
Property	Number of Rooms	Year Built	Estimated Occupancy	Estimated ADR	Estimated RevPAR
Residence Inn San Antonio Downtown Market Square(2)	95	1995	68.3%	$135.42	$92.51
Courtyard San Antonio Downtown Market Square	146	1990	60-65%	$130-$140	$80-$85
Hampton by Hilton San Antonio Downtown Market Square	108	2014	70-75%	$115-$120	$85-$90
La Quinta Inn & Suites by Wyndham San Antonio Downtown	151	1999	75-80%	$125-$130	$95-$100
Holiday Inn Express Hotel & Suites San Antonio Downtown Market Area	78	2002	60-65%	$105-$110	$65-$70
Total / Avg. Competitive Set	578		69%	$125	$86
(1)	Source: Appraisal.
(2)	Estimated Occupancy, Estimated ADR and Estimated RevPAR for the Residence Inn San Antonio Downtown Market Square property is based on historical financials provided by the borrower for the trailing twelve months as of November 2025. Estimated Occupancy, Estimated ADR and Estimated for the competitive set are as of year-end 2024.

The following table presents certain information relating to the primary competition for the Fairfield Inn & Suites San Antonio Downtown Market property:

Competitive Set(1)
Property	Number of Rooms	Year Built	Estimated Occupancy	Estimated ADR	Estimated RevPAR
Fairfield Inn & Suites San Antonio Downtown Market(2)	110	1995	59.8%	$113.36	$67.81
La Quinta Inn & Suites by Wyndham San Antonio Downtown	151	1999	75-80%	$125-$130	$95-$100
Holiday Inn Express Hotel & Suites San Antonio Downtown Market Area	78	2002	60-65%	$105-$110	$65-$70
Hampton by Hilton San Antonio Downtown Market Square	108	2014	70-75%	$115-$120	$85-$90
Courtyard San Antonio Downtown Market Square	146	1990	60-65%	$130-$140	$80-$85
Total / Avg. Competitive Set	593		68%	$122	$83
(1)	Source: Appraisal.
(2)	Estimated Occupancy, Estimated ADR and Estimated RevPAR for the Fairfield Inn & Suites San Antonio Downtown Market property is based on historical financials provided by the borrower for the trailing twelve months as of November 2025. Estimated Occupancy, Estimated ADR and Estimated for the competitive set are as of year-end 2024.

.

A-3-116

Multifamily – Mid Rise 6044 North Winthrop Avenue Chicago, IL 60660	Collateral Asset Summary – Loan No. 15 Sixty44 Residences	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$18,250,000 62.9% 1.29x 8.5%
Mortgage Loan Information		Property Information
Loan Seller:	BMO	Single Asset / Portfolio:	Single Asset
Loan Purpose:	Refinance	Property Type – Subtype:	Multifamily - Mid Rise
Borrower Sponsor(s):	Robert Sekula and Eric Turrin	Collateral:	Fee
Borrower:	6040 Winthrop Owner LLC	Location:	Chicago, IL
Original Balance:	$18,250,000	Year Built / Renovated:	2025 / NAP
Cut-off Date Balance:	$18,250,000	Property Management:	North Park Realty Group, LLC d/b/a Quadrel Realty Group, LLC
% by Initial UPB:	2.1%	Size:	64 Units
Interest Rate:	6.41000%	Appraised Value / Per Unit:	$29,000,000 / $453,125
Note Date:	December 18, 2025	Appraisal Date:	August 19, 2025
Original Term:	60 months	Occupancy:	93.8% (as of December 11, 2025)
Amortization:	Interest Only	UW Economic Occupancy:	87.9%
Original Amortization:	NAP	Underwritten NOI(1):	$1,543,806
Interest Only Period:	60 months	Underwritten NCF:	$1,527,806
First Payment Date:	February 6, 2026
Maturity Date:	January 6, 2031	Historical NOI
Additional Debt Type:	NAP	Most Recent NOI(1):	$589,070 (T-10 October 31, 2025 Ann.)
Additional Debt Balance:	NAP	2024 NOI(2):	NAV
Call Protection:	L(25),DorYM1(28),O(7)	2023 NOI(2):	NAV
Lockbox / Cash Management:	Springing / Springing	2022 NOI(2):	NAV

Reserves				Financial Information
	Initial	Monthly	Cap
Taxes:	$53,587	$10,717	NAP	Cut-off Date Loan / Unit:	$285,156
Insurance:	$0	Springing	NAP	Maturity Date Loan / Unit:	$285,156
Replacement Reserves:	$0	$1,333	NAP	Cut-off Date LTV:	62.9%
				Maturity Date LTV:	62.9%
				UW NOI DY:	8.5%
				UW NCF DSCR:	1.29x

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan:	$18,250,000	100.0%	Loan Payoff:	$13,198,467	72.3%
			Borrower Sponsor Equity:	3,872,913	21.2
			Closing Costs:	1,125,033	6.2
			Upfront Reserves:	53,587	0.3
Total Sources:	$18,250,000	100.0%	Total Uses:	$18,250,000	100.0%
(1)	The increase in Underwritten NOI compared to Most Recent NOI is due to the Sixty44 Residences property being constructed and in its initial lease up phase during 2025.
(2)	2024 NOI, 2023 NOI and 2022 NOI are not available because the Sixty44 Residences property was recently constructed in 2025.

The following table presents certain information relating to the unit mix at the Sixty44 Residences property:

Unit Mix(1)
Unit Type	# of Units	% of Total	Occupied Units	Occupancy	Average Unit Size (SF)	Average Monthly Rent per Unit(2)	Average Monthly Market Rent Per Unit(3)
Studio	2	3.1%	2	100.0%	441	$1,765	$1,595
1 Bed / 1 Bath	22	34.4%	22	100.0%	632	$2,244	$2,187
2 Bed / 2 Bath	36	56.3%	34	94.4%	878	$2,897	$2,774
3 Bed / 3 Bath	4	6.3%	2	50.0%	1,170	$3,545	$3,628
Total/Wtd. Avg.	64	100.0%	60	93.8%	798	$2,642	$2,589
(1)	Based on the underwritten rent roll dated December 11, 2025.
(2)	Average Monthly Rent per Unit is based on occupied units.
(3)	Source: Appraisal.

A-3-117

Multifamily – Mid Rise 6044 North Winthrop Avenue Chicago, IL 60660	Collateral Asset Summary – Loan No. 15 Sixty44 Residences	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$18,250,000 62.9% 1.29x 8.5%

The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the Sixty44 Residences property:

Cash Flow Analysis(1)
	T-10 Annualized (10/31/2025)	Underwritten	Underwritten Per Unit
Gross Potential Rent(2)	$2,049,417	$1,901,904	$29,717
Grossed Up Vacant Space	$0	$153,648	$2,401
Potential Gross Income	$2,049,417	$2,055,552	$32,118
(Vacancy/Concessions)	($1,293,731)	($249,299)	($3,895)
Other Income	$144,436	$252,432	$3,944
Effective Gross Income	$900,122	$2,058,685	$32,167

Real Estate Taxes	$81,897	$289,371	$4,521
Insurance	$32,000	$25,187	$394
Other Expenses(3)	$197,155	$200,321	$3,130
Total Expenses	$311,053	$514,879	$8,045

Net Operating Income(4)	$589,070	$1,543,806	$24,122
Replacement Reserves	$0	$16,000	$250
TI/LC	$0	$0	$0
Net Cash Flow	$589,070	$1,527,806	$23,872

Occupancy(5)	NAV	93.8%
NCF DSCR	0.50x	1.29x
NOI Debt Yield	3.2%	8.5%
(1)	Additional historical financial information is not available as the Sixty44 Residences property was constructed in 2025.
(2)	Underwritten Gross Potential Rent is based on the underwritten rent roll dated December 11, 2025.
(3)	Other Expenses includes utilities, repairs and maintenance, general and administrative and a management fee underwritten to 3.0% of Effective Gross Income.
(4)	The increase in Underwritten Net Operating Income compared to T-10 Annualized (10/31/2025) Net Operating Income is due to the Sixty44 Residences property being constructed and in its initial lease up phase in 2025.
(5)	Based on the underwritten rent roll dated as of December 11, 2025. The Underwritten economic occupancy is 87.9%.

A-3-118

Multifamily – Mid Rise 6044 North Winthrop Avenue Chicago, IL 60660	Collateral Asset Summary – Loan No. 15 Sixty44 Residences	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$18,250,000 62.9% 1.29x 8.5%

The following table presents certain information relating to comparable multifamily properties to the Sixty44 Residences property:

Multifamily Rent Comparables(1)
Property	Unit Mix	Average SF per Unit	Average Rent PSF	Average Rent per Unit
Sixty44 Residences(2) Chicago, IL	Studio 1 Bed / 1 Bath 2 Bed / 2 Bath 3 Bed / 3 Bath	441 632 878 1,170	$4.01 $3.55 $3.30 $3.03	$1,765 $2,244 $2,897 $3,545
Portrait Uptown Apts. Chicago, IL	Studio 1 Bedroom 2 Bedroom	593 603 929	$2.93 $3.05 $2.76	$1,737 $1,842 $2,567
Somerset Place Apts. Chicago, IL	Studio 1 Bedroom 2 Bedroom	510 725 983	$2.54 $2.50 $2.40	$1,295 $1,816 $2,363
The Bryn Chicago, IL	Studio 1 Bedroom 2 Bedroom 3 Bedroom	350 571 919 1,340	$3.99 $3.48 $2.98 $2.36	$1,396 $1,987 $2,742 $3,160
Upshore Chapter Chicago, IL	Studio 1 Bedroom 2 Bedroom	484 620 1,094	$3.42 $3.30 $3.23	$1,654 $2,046 $3,534
Ravenswood Terrace Chicago, IL	Studio 1 Bedroom 2 Bedroom 3 Bedroom	538 689 1,101 1,378	$2.75 $3.33 $2.92 $2.59	$1,482 $2,292 $3,212 $3,567
The Draper Chicago, IL	Studio 1 Bedroom 2 Bedroom 3 Bedroom	424 849 1,324 1,368	$3.56 $2.70 $2.13 $1.83	$1,509 $2,290 $2,821 $2,500
La Lux Chicago, IL	1 Bedroom 2 Bedroom	885 1,030	$2.42 $2.81	$2,141 $2,892
RavenLux Chicago, IL	1 Bedroom 2 Bedroom 3 Bedroom	731 1,122 1,463	$2.59 $2.55 $2.84	$1,893 $2,860 $4,156
4520 North Beacon Street Chicago, IL	2 Bedroom 3 Bedroom	1,000 2,500	$2.30 $1.27	$2,302 $3,179
Arcade Residences Chicago, IL	1 Bedroom 2 Bedroom 3 Bedroom	652 978 1,209	$2.94 $2.57 $2.39	$1,915 $2,517 $2,884

(1)	Source: Appraisal.
(2)	Based on the underwritten rent roll dated December 11, 2025. Average Rent per Unit reflects the average in-place rent for occupied units.

A-3-119

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX B

FORM OF REPORT TO CERTIFICATEHOLDERS

(THIS PAGE INTENTIONALLY LEFT BLANK)

B-1

(THIS PAGE INTENTIONALLY LEFT BLANK)

Distribution Date:	03/17/26	Benchmark 2026-V20 Mortgage Trust
Determination Date:	03/11/26
Record Date:	02/27/26	Commercial Mortgage Pass-Through Certificates Series 2026-V20

Contacts
Role	Party and Contact Information
Depositor	Deutsche Mortgage & Asset Receiving Corporation
	Attention: Lainie Kaye		cmbs.requests@db.com
1 Columbus Circle | New York, NY 10019 | United States
Certificate Administrator	Computershare Trust Company, N.A.
	Corporate Trust Services (CMBS)		cctcmbsbondadmin@computershare.com; trustadministrationgroup@computershare.com
9062 Old Annapolis Road | Columbia, MD 21045 | United States
Master Servicer	Midland Loan Services, a Division of PNC Bank, N.A.
	Attention: Executive Vice President – Division Head	(913) 253-9000	NoticeAdmin@midlandls.com
10851 Mastin Street, Building 82, Suite 300 | Overland Park, KS 66210 | United States
Special Servicer	Rialto Capital Advisors, LLC
	Attention: Adam Singer, Managing Director		adam.singer@rialtocapital.com
200 S. Biscayne Blvd, Suite 3550 | Miami, FL 33131 | United States
Operating Advisor & Asset Representations Reviewer	Park Bridge Lender Services LLC
	Surveillance Manager		cmbs.notices@parkbridgefinancial.com
600 Third Avenue, 40th Floor | New York, NY 10016 | United States
Trustee	Computershare Trust Company, N.A.
	Corporate Trust Services (CMBS)		cctcmbsbondadmin@computershare.com; trustadministrationgroup@computershare.com
9062 Old Annapolis Road | Columbia, MD 21045 | United States
Directing Holder	RREF V – D AIV RR L, LLC
-

This report is compiled by Computershare Trust Company, N.A. from information provided by third parties. Computershare Trust Company, N.A. has not independently confirmed the accuracy of the information.
Please visit www.ctslink.com for additional information and if applicable, any special notices and any credit risk retention notices. In addition, certificate holders may register online for email notification when special notices are posted. For information or assistance please call 866-846-4526.

© 2021 Computershare. All rights reserved. Confidential.	Page 1 of 25

Distribution Date:	03/17/26	Benchmark 2026-V20 Mortgage Trust
Determination Date:	03/11/26
Record Date:	02/27/26	Commercial Mortgage Pass-Through Certificates Series 2026-V20

Certificate Distribution Detail
Class	CUSIP	Pass-Through Rate (2)	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Penalties	Realized Losses	Total Distribution	Ending Balance	Current Credit Support¹	Original Credit Support¹
Regular Certificates
A-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
A-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
A-3		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
A-M		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
E		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
F-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
G-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
R		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
VRR Interest		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
Regular SubTotal			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Notional Certificates
X-A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Notional SubTotal			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Deal Distribution Total					0.00	0.00	0.00	0.00	0.00
*	Denotes the Controlling Class (if required)
(1)	Calculated by taking (A) the sum of the ending certificate balance of all classes in a series less (B) the sum of (i) the ending certificate balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).
(2)	Pass-Through Rates with respect to any Class of Certificates on next month's Payment Date is expected to be the same as the current respective Pass-Through Rate, subject to any modifications on the underlying loans, any change in certificate or pool balance, any change in the underlying index (if and as applicable), and any other matters provided in the governing documents.

© 2021 Computershare. All rights reserved. Confidential.	Page 2 of 25

Distribution Date:	03/17/26	Benchmark 2026-V20 Mortgage Trust
Determination Date:	03/11/26
Record Date:	02/27/26	Commercial Mortgage Pass-Through Certificates Series 2026-V20

Certificate Factor Detail
Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Interest Shortfalls / (Paybacks)	Cumulative Interest Shortfalls	Prepayment Penalties	Realized Losses	Total Distribution	Ending Balance
Regular Certificates
A-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-M		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
E		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
G-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
R		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
VRR Interest		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Notional Certificates
X-A		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
X-B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
X-D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
X-E		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

© 2021 Computershare. All rights reserved. Confidential.	Page 3 of 25

Distribution Date:	03/17/26	Benchmark 2026-V20 Mortgage Trust
Determination Date:	03/11/26
Record Date:	02/27/26	Commercial Mortgage Pass-Through Certificates Series 2026-V20

Certificate Interest Reconciliation Detail
Class	Accrual Period	Accrual Days	Prior Cumulative Interest Shortfalls	Accrued Certificate Interest	Net Aggregate Prepayment Interest Shortfall	Distributable Certificate Interest	Interest Shortfalls / (Paybacks)	Payback of Prior Realized Losses	Additional Interest Distribution Amount	Interest Distribution	Cumulative Interest Shortfalls
A-1	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-A	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-M	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-E	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F-RR	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G-RR	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
VRR Interest	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

© 2021 Computershare. All rights reserved. Confidential.	Page 4 of 25

Distribution Date:	03/17/26	Benchmark 2026-V20 Mortgage Trust
Determination Date:	03/11/26
Record Date:	02/27/26	Commercial Mortgage Pass-Through Certificates Series 2026-V20

Additional Information

Total Available Distribution Amount (1)	0.00
(1)	The Available Distribution Amount includes any Prepayment Premiums.

© 2021 Computershare. All rights reserved. Confidential.	Page 5 of 25

Distribution Date:	03/17/26	Benchmark 2026-V20 Mortgage Trust
Determination Date:	03/11/26
Record Date:	02/27/26	Commercial Mortgage Pass-Through Certificates Series 2026-V20

Bond / Collateral Reconciliation - Cash Flows

Total Funds Collected

Interest
Interest Paid or Advanced	0.00
Interest Reductions due to Nonrecoverability Determination	0.00
Interest Adjustments	0.00
Deferred Interest	0.00
ARD Interest	0.00
Net Prepayment Interest Excess / (Shortfall)	0.00
Extension Interest	0.00
Interest Reserve Withdrawal	0.00
Total Interest Collected	0.00

Principal
Scheduled Principal	0.00
Unscheduled Principal Collections
Principal Prepayments	0.00
Collection of Principal after Maturity Date	0.00
Recoveries From Liquidations and Insurance Proceeds	0.00
Excess of Prior Principal Amounts Paid	0.00
Curtailments	0.00
Negative Amortization	0.00
Principal Adjustments	0.00

Total Principal Collected	0.00

Other
Prepayment Penalties / Yield Maintenance	0.00
Gain on Sale / Excess Liquidation Proceeds	0.00
Borrower Option Extension Fees	0.00
Total Other Collected	0.00

Total Funds Collected	0.00
Total Funds Distributed

Fees
Master Servicing Fee	0.00
Certificate Administrator Fee	0.00
Trustee Fee	0.00
CREFC® Intellectual Property Royalty License Fee	0.00
Operating Advisor Fee	0.00
Asset Representations Reviewer Fee	0.00

Total Fees	0.00

Expenses/Reimbursements
Reimbursement for Interest on Advances	0.00
ASER Amount	0.00
Special Servicing Fees (Monthly)	0.00
Special Servicing Fees (Liquidation)	0.00
Special Servicing Fees (Work Out)	0.00
Legal Fees	0.00
Rating Agency Expenses	0.00
Taxes Imposed on Trust Fund	0.00
Non-Recoverable Advances	0.00
Workout Delayed Reimbursement Amounts	0.00
Other Expenses	0.00
Total Expenses/Reimbursements	0.00

Interest Reserve Deposit	0.00

Payments to Certificateholders and Others
Interest Distribution	0.00
Principal Distribution	0.00
Prepayment Penalties / Yield Maintenance	0.00
Total Payments to Certificateholders and Others	0.00

Total Funds Distributed	0.00

© 2021 Computershare. All rights reserved. Confidential.	Page 6 of 25

Distribution Date:	03/17/26	Benchmark 2026-V20 Mortgage Trust
Determination Date:	03/11/26
Record Date:	02/27/26	Commercial Mortgage Pass-Through Certificates Series 2026-V20

Bond / Collateral Reconciliation - Balances

Collateral Reconciliation
		Total
Beginning Scheduled Collateral Balance	0.00	0.00
(-) Scheduled Principal Collections	0.00	0.00
(-) Unscheduled Principal Collections	0.00	0.00
(-) Principal Adjustments (Cash)	0.00	0.00
(-) Principal Adjustments (Non-Cash)	0.00	0.00
(-) Realized Losses from Collateral	0.00	0.00
(-) Other Adjustments²	0.00	0.00

Ending Scheduled Collateral Balance	0.00	0.00
Beginning Actual Collateral Balance	0.00	0.00
Ending Actual Collateral Balance	0.00	0.00

Certificate Reconciliation
Total
Beginning Certificate Balance	0.00
(-) Principal Distributions	0.00
(-) Realized Losses	0.00
Realized Loss and Realized Loss Adjustments on Collateral	0.00
Current Period NRA¹	0.00
Current Period WODRA¹	0.00
Principal Used to Pay Interest	0.00
Non-Cash Principal Adjustments	0.00
Certificate Other Adjustments**	0.00
Ending Certificate Balance	0.00

NRA/WODRA Reconciliation
	Non-Recoverable Advances (NRA) from Principal	Workout Delayed Reimbursement of Advances (WODRA) from Principal
Beginning Cumulative Advances	0.00	0.00
Current Period Advances	0.00	0.00
Ending Cumulative Advances	0.00	0.00

Under / Over Collateralization Reconciliation
Beginning UC / (OC)	0.00
UC / (OC) Change	0.00
Ending UC / (OC)	0.00
Net WAC Rate	0.00%
UC / (OC) Interest	0.00

(1)	Current Period NRA and WODRA displayed will represent the portion applied as Realized Losses to the bonds.
(2)	Other Adjustments value will represent miscellaneous items that may impact the Scheduled Balance of the collateral.
**	A negative value for Certificate Other Adjustments represents the payback of prior Principal Shortfalls, if any.

© 2021 Computershare. All rights reserved. Confidential.	Page 7 of 25

Distribution Date:	03/17/26	Benchmark 2026-V20 Mortgage Trust
Determination Date:	03/11/26
Record Date:	02/27/26	Commercial Mortgage Pass-Through Certificates Series 2026-V20

Current Mortgage Loan and Property Stratification

Aggregate Pool

Scheduled Balance
Scheduled Balance	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Debt Service Coverage Ratio¹
Debt Service Coverage Ratio	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

(1)	Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The debt service coverage ratio information was provided to the Certificate Administrator by the Master Servicer and the Certificate Administrator has not independently confirmed the accuracy of such information.
(2)	Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.
(3)	Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut Off Date Balance of each property as disclosed in the offering document. The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the "State" and "Property" stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The "State" and "Property" stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a "hope note") of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

© 2021 Computershare. All rights reserved. Confidential.	Page 8 of 25

Distribution Date:	03/17/26	Benchmark 2026-V20 Mortgage Trust
Determination Date:	03/11/26
Record Date:	02/27/26	Commercial Mortgage Pass-Through Certificates Series 2026-V20

Current Mortgage Loan and Property Stratification

Aggregate Pool

State³
State	# Of Properties	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Property Type³
Property Type	# Of Properties	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

Note: Please refer to footnotes on the next page of the report.

© 2021 Computershare. All rights reserved. Confidential.	Page 9 of 25

Distribution Date:	03/17/26	Benchmark 2026-V20 Mortgage Trust
Determination Date:	03/11/26
Record Date:	02/27/26	Commercial Mortgage Pass-Through Certificates Series 2026-V20

Current Mortgage Loan and Property Stratification

Aggregate Pool

Note Rate
Note Rate	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Seasoning
Seasoning	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

(1)	Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The debt service coverage ratio information was provided to the Certificate Administrator by the Master Servicer and the Certificate Administrator has not independently confirmed the accuracy of such information.
(2)	Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.
(3)	Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut Off Date Balance of each property as disclosed in the offering document. The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the "State" and "Property" stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The "State" and "Property" stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a "hope note") of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

© 2021 Computershare. All rights reserved. Confidential.	Page 10 of 25

Distribution Date:	03/17/26	Benchmark 2026-V20 Mortgage Trust
Determination Date:	03/11/26
Record Date:	02/27/26	Commercial Mortgage Pass-Through Certificates Series 2026-V20

Current Mortgage Loan and Property Stratification

Aggregate Pool

Anticipated Remaining Term (ARD and Balloon Loans)
Anticipated Remaining Term	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Remaining Amortization Term (ARD and Balloon Loans)
Remaining Amortization Term	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

(1)	Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The debt service coverage ratio information was provided to the Certificate Administrator by the Master Servicer and the Certificate Administrator has not independently confirmed the accuracy of such information.
(2)	Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.
(3)	Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut Off Date Balance of each property as disclosed in the offering document. The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the "State" and "Property" stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The "State" and "Property" stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a "hope note") of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

© 2021 Computershare. All rights reserved. Confidential.	Page 11 of 25

Distribution Date:	03/17/26	Benchmark 2026-V20 Mortgage Trust
Determination Date:	03/11/26
Record Date:	02/27/26	Commercial Mortgage Pass-Through Certificates Series 2026-V20

Current Mortgage Loan and Property Stratification

Aggregate Pool

Age of Most Recent NOI
Age of Most Recent NOI	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Remaining Stated Term (Fully Amortizing Loans)
Age of Most Recent NOI	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
(1)	Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The debt service coverage ratio information was provided to the Certificate Administrator by the Master Servicer and the Certificate Administrator has not independently confirmed the accuracy of such information.
(2)	Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.
(3)	Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut Off Date Balance of each property as disclosed in the offering document. The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the "State" and "Property" stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The "State" and "Property" stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a "hope note") of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

© 2021 Computershare. All rights reserved. Confidential.	Page 12 of 25

Distribution Date:	03/17/26	Benchmark 2026-V20 Mortgage Trust
Determination Date:	03/11/26
Record Date:	02/27/26	Commercial Mortgage Pass-Through Certificates Series 2026-V20

Mortgage Loan Detail (Part 1)
Pros ID	Loan ID	Loan Group	Prop Type	City	State	Interest Accrual Type	Gross Rate	Scheduled Interest	Scheduled Principal	Principal Adjustments	Anticipated Repay Date	Original Maturity Date	Adjusted Maturity Date	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Through Date

Totals
1 Property Type Codes
HC - Health Care	MU - Mixed Use	WH - Warehouse	MF - Multi-Family
SS - Self Storage	LO - Lodging	RT - Retail	SF - Single Family Rental
98 - Other	IN - Industrial	OF - Office	MH - Mobile Home Park
SE - Securities	CH - Cooperative Housing	ZZ - Missing Information/Undefined

© 2021 Computershare. All rights reserved. Confidential.	Page 13 of 25

Distribution Date:	03/17/26	Benchmark 2026-V20 Mortgage Trust
Determination Date:	03/11/26
Record Date:	02/27/26	Commercial Mortgage Pass-Through Certificates Series 2026-V20

Mortgage Loan Detail (Part 2)
Pros ID	Loan Group	Most Recent Fiscal NOI	Most Recent NOI	Most Recent NOI Start Date	Most Recent NOI End Date	Appraisal Reduction Date	Appraisal Reduction Amount	Cumulative ASER	Current P&I Advances	Cumulative P&I Advances	Cumulative Servicer Advances	Current NRA/WODRA from Principal	Defease Status

Totals

© 2021 Computershare. All rights reserved. Confidential.	Page 14 of 25

Distribution Date:	03/17/26	Benchmark 2026-V20 Mortgage Trust
Determination Date:	03/11/26
Record Date:	02/27/26	Commercial Mortgage Pass-Through Certificates Series 2026-V20

Principal Prepayment Detail
			Unscheduled Principal		Prepayment Premiums
Pros ID	Loan Number	Loan Group	Amount	Prepayment / Liquidation Code	Prepayment Premium Amount	Yield Maintenance Amount

Totals

Note: Principal Prepayment Amount listed here may include Principal Adjustment Amounts on the loan in addition to the Unscheduled Principal Amount.

© 2021 Computershare. All rights reserved. Confidential.	Page 15 of 25

Distribution Date:	03/17/26	Benchmark 2026-V20 Mortgage Trust
Determination Date:	03/11/26
Record Date:	02/27/26	Commercial Mortgage Pass-Through Certificates Series 2026-V20

Historical Detail
	Delinquencies¹												Prepayments				Rate and Maturities
	30-59 Days		60-89 Days		90 Days or More		Foreclosure		REO		Modifications		Curtailments		Payoff		Next Weighted Avg.
Distribution Date	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Amount	#	Amount	Coupon	Remit	WAM¹

(1)	Foreclosure and REO Totals are included in the delinquencies aging categories.

© 2021 Computershare. All rights reserved. Confidential.	Page 16 of 25

Distribution Date:	03/17/26	Benchmark 2026-V20 Mortgage Trust
Determination Date:	03/11/26
Record Date:	02/27/26	Commercial Mortgage Pass-Through Certificates Series 2026-V20

Delinquency Loan Detail
Pros ID	Loan ID	Paid Through Date	Months Delinquent	Mortgage Loan Status¹	Current P&I Advances	Outstanding P&I Advances	Outstanding Servicer Advances	Actual Principal Balance	Servicing Transfer Date	Resolution Strategy Code²	Bankruptcy Date	Foreclosure Date	REO Date

Totals
1 Mortgage Loan Status
A - Payment Not Received But Still in Grace Period	0 - Current	4 - Performing Matured Balloon
B - Late Payment But Less Than 30 days Delinquent	1 - 30-59 Days Delinquent	5 - Non Performing Matured Balloon
	2 - 60-89 Days Delinquent	6 - 121+ Days Delinquent
3 - 90-120 Days Delinquent

2 Resolution Strategy Code
1 - Modification	6 - DPO	10 - Deed in Lieu of Foreclosures
2 - Foreclosure	7 - REO	11- Full Payoff
3 - Bankruptcy	8 - Resolved	12 - Reps and Warranties
4 - Extension	9 - Pending Return to Master Servicer	13 - TBD
5 - Note Sale	98 - Other

Note: Outstanding P & I Advances include the current period advance.

© 2021 Computershare. All rights reserved. Confidential.	Page 17 of 25

Distribution Date:	03/17/26	Benchmark 2026-V20 Mortgage Trust
Determination Date:	03/11/26
Record Date:	02/27/26	Commercial Mortgage Pass-Through Certificates Series 2026-V20

Collateral Stratification and Historical Detail

Maturity Dates and Loan Status¹
	Total	Performing	Non-Performing	REO/Foreclosure

Past Maturity	0	0	0	0
0 - 6 Months	0	0	0	0
7 - 12 Months	0	0	0	0
13 - 24 Months	0	0	0	0
25 - 36 Months	0	0	0	0
37 - 48 Months	0	0	0	0
49 - 60 Months	0	0	0	0
> 60 Months	0	0	0	0

Historical Delinquency Information
	Total	Current	30-59 Days	60-89 Days	90+ Days	REO/Foreclosure

Mar-26	0	0	0	0	0	0
Feb-26	0	0	0	0	0	0
Jan-26	0	0	0	0	0	0
Dec-25	0	0	0	0	0	0
Nov-25	0	0	0	0	0	0
Oct-25	0	0	0	0	0	0
Sep-25	0	0	0	0	0	0
Aug-25	0	0	0	0	0	0
Jul-25	0	0	0	0	0	0
Jun-25	0	0	0	0	0	0
May-25	0	0	0	0	0	0
Apr-25	0	0	0	0	0	0
(1)	Maturity dates used in this chart are based on the dates provided by the Master Servicer in the Loan Periodic File.

© 2021 Computershare. All rights reserved. Confidential.	Page 18 of 25

Distribution Date:	03/17/26	Benchmark 2026-V20 Mortgage Trust
Determination Date:	03/11/26
Record Date:	02/27/26	Commercial Mortgage Pass-Through Certificates Series 2026-V20

Specially Serviced Loan Detail - Part 1
Pros ID	Loan ID	Ending Scheduled Balance	Actual Balance	Appraisal Value	Appraisal Date	Net Operating Income	DSCR	DSCR Date	Maturity Date	Remaining Amort Term

Totals

© 2021 Computershare. All rights reserved. Confidential.	Page 19 of 25

Distribution Date:	03/17/26	Benchmark 2026-V20 Mortgage Trust
Determination Date:	03/11/26
Record Date:	02/27/26	Commercial Mortgage Pass-Through Certificates Series 2026-V20

Specially Serviced Loan Detail - Part 2
Pros ID	Loan ID	Property Type¹	State	Servicing Transfer Date	Resolution Strategy Code²	Special Servicing Comments

1 Property Type Codes
HC - Health Care	MU - Mixed Use	WH - Warehouse
MF - Multi-Family	SS - Self Storage	LO - Lodging
RT - Retail	SF - Single Family Rental	98 - Other
IN - Industrial	OF - Office	MH - Mobile Home Park
SE - Securities	CH - Cooperative Housing	ZZ - Missing Information/Undefined

2 Resolution Strategy Code
1 - Modification	6 - DPO	10 - Deed in Lieu of Foreclosures
2 - Foreclosure	7 - REO	11- Full Payoff
3 - Bankruptcy	8 - Resolved	12 - Reps and Warranties
4 - Extension	9 - Pending Return to Master Servicer	13 - TBD
5 - Note Sale	98 - Other

© 2021 Computershare. All rights reserved. Confidential.	Page 20 of 25

Distribution Date:	03/17/26	Benchmark 2026-V20 Mortgage Trust
Determination Date:	03/11/26
Record Date:	02/27/26	Commercial Mortgage Pass-Through Certificates Series 2026-V20

Modified Loan Detail

		Pre-Modification		Post-Modification				Modification	Modification
Pros ID	Loan Number	Balance	Rate	Balance	Rate	Modification Code¹	Modification Booking Date	Closing Date	Effective Date

Totals
1 Modification Codes
1 - Maturity Date Extension	5 - Temporary Rate Reduction	8 - Other
2 - Amortization Change	6 - Capitalization on Interest	9 - Combination
3 - Principal Write-Off	7 - Capitalization on Taxes	10 - Forbearance

Note: Please refer to Servicer Reports for modification comments.

© 2021 Computershare. All rights reserved. Confidential.	Page 21 of 25

Distribution Date:	03/17/26	Benchmark 2026-V20 Mortgage Trust
Determination Date:	03/11/26
Record Date:	02/27/26	Commercial Mortgage Pass-Through Certificates Series 2026-V20

Historical Liquidated Loan Detail
Pros ID¹	Loan Number	Dist.Date	Loan Beginning Scheduled Balance	Most Recent Appraised Value or BPO	Gross Sales Proceeds or Other Proceeds	Fees, Advances, and Expenses	Net Proceeds Received on Liquidation	Net Proceeds Available for Distribution	Realized Loss to Loan	Current Period Adjustment to Loan	Cumulative Adjustment to Loan	Loss to Loan with Cumulative Adjustment	Percent of Original Loan Balance

Current Period Totals
Cumulative Totals

Note: Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

© 2021 Computershare. All rights reserved. Confidential.	Page 22 of 25

Distribution Date:	03/17/26	Benchmark 2026-V20 Mortgage Trust
Determination Date:	03/11/26
Record Date:	02/27/26	Commercial Mortgage Pass-Through Certificates Series 2026-V20

Historical Bond / Collateral Loss Reconciliation Detail
Pros ID	Loan Number	Distribution Date	Certificate Interest Paid from Collateral Principal Collections	Reimb of Prior Realized Losses from Collateral Interest Collections	Aggregate Realized Loss to Loan	Loss Covered by Credit Support/Deal Structure	Loss Applied to Certificate Interest Payment	Loss Applied to Certificate Balance	Non-Cash Principal Adjustment	Realized Losses from NRA/WODRA	Total Loss Applied to Certificate Balance

Current Period Totals
Cumulative Totals

© 2021 Computershare. All rights reserved. Confidential.	Page 23 of 25

Distribution Date:	03/17/26	Benchmark 2026-V20 Mortgage Trust
Determination Date:	03/11/26
Record Date:	02/27/26	Commercial Mortgage Pass-Through Certificates Series 2026-V20

Interest Shortfall Detail - Collateral Level

Pros ID	Interest Adjustments	Deferred Interest Collected	Special Servicing Fees			ASER	PPIS / (PPIE)	Non- Recoverable Interest	Interest on Advances	Reimbursement of Advances from Interest	Other Shortfalls / (Refunds)	Modified Interest Reduction / (Excess)
			Monthly	Liquidation	Work Out

Total

Note: Interest Adjustments listed for each loan do not include amounts that were used to adjust the Weighted Average Net Rate of the mortgage loans.									Collateral Shortfall Total		0.00

© 2021 Computershare. All rights reserved. Confidential.	Page 24 of 25

Distribution Date:	03/17/26	Benchmark 2026-V20 Mortgage Trust
Determination Date:	03/11/26
Record Date:	02/27/26	Commercial Mortgage Pass-Through Certificates Series 2026-V20

Supplemental Notes

None

© 2021 Computershare. All rights reserved. Confidential.	Page 25 of 25

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ANNEX C

FORM OF OPERATING ADVISOR ANNUAL REPORT1

Report Date: This report will be delivered no later than [INSERT DATE], pursuant to the terms and conditions of the Pooling and Servicing Agreement, dated as of February 1, 2026 (the “Pooling and Servicing Agreement”).
Transaction: Benchmark 2026-V20 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2026-V20
Operating Advisor: Park Bridge Lender Services LLC
Special Servicer: Rialto Capital Advisors, LLC

Directing Holder: RREF V – D AIV RR L, LLC (or its affiliate)

I.	Population of Mortgage Loans that Were Considered in Compiling this Report
1.	The Special Servicer has notified the Operating Advisor that [●] Specially Serviced Loans were transferred to special servicing in the prior calendar year [INSERT YEAR].
(a)	[●] of those Specially Serviced Loans are still being analyzed by the Special Servicer as part of the development of a Final Asset Status Report.
(b)	Final Asset Status Reports were issued with respect to [●] of such Specially Serviced Loans. This report is based only on the Specially Serviced Loans in respect of which a Final Asset Status Report has been issued. The Final Asset Status Reports may not yet be implemented.

2.            The Special Servicer has notified the Operating Advisor that it has completed a Major Decision with respect to [●] Specially Serviced Loans [INSERT AFTER AN OPERATING ADVISOR CONSULTATION EVENT: and [●] non-Specially Serviced Loans], and provided to the Operating Advisor the Major Decision Reporting Package or Final Asset Status Report with respect to [●] Specially Serviced Loans [INSERT AFTER AN OPERATING ADVISOR CONSULTATION EVENT: and [●] non-Specially Serviced Loans] to the operating advisor.

II.	Executive Summary

Based on the requirements and qualifications set forth in the Pooling and Servicing Agreement, as well as the items listed below, the Operating Advisor (in accordance with the Operating Advisor’s analysis requirements outlined in the Pooling and Servicing Agreement) has undertaken a limited review of the Special Servicer’s reported actions on the loans identified in this report. Based solely on such limited review and subject to the assumptions, limitations and qualifications set forth herein, the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer [is/is not] operating in compliance with the Servicing Standard with respect to its performance of its duties under the Pooling and Servicing Agreement during the prior calendar year. [The Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer has failed to materially comply with the Servicing Standard as a result of the following material deviations.]

•	[LIST OF MATERIAL DEVIATION ITEMS]

In addition, the Operating Advisor notes the following: [PROVIDE SUMMARY OF ANY ADDITIONAL MATERIAL INFORMATION].

1 This report is an indicative report and does not reflect the final form of annual report to be used in any particular year. The Operating Advisor will have the ability to modify or alter the organization and content of any particular report, subject to the compliance with the terms of the Pooling and Servicing Agreement, including, without limitation, provisions relating to Privileged Information.

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[ADD RECOMMENDATION OF REPLACEMENT OF SPECIAL SERVICER, IF APPLICABLE]

III.	List of Items that Were Considered in Compiling this Report

In rendering our assessment herein, we examined and relied upon the accuracy and completeness of the items listed below:

1.	Any Major Decision Reporting Packages received from the Special Servicer.
2.	Reports by the Special Servicer made available to Privileged Persons that are posted on the certificate administrator’s website that are relevant to the operating advisor’s obligations under the Pooling and Servicing Agreement and certain information it has reasonably requested from the special servicer and each [INSERT IF PRIOR TO AN OPERATING ADVISOR CONSULTATION EVENT: Final] Asset Status Report.
3.	The Special Servicer’s assessment of compliance report, attestation report by a third party regarding the Special Servicer’s compliance with its obligations, and non-discretionary portions of net present value calculations.
4.	[LIST OTHER REVIEWED INFORMATION]
5.	[INSERT IF AFTER AN OPERATING ADVISOR CONSULTATION EVENT:] Consulted with the Special Servicer as provided under the Pooling and Servicing Agreement with respect to Major Decisions.
6.	[INSERT IF AFTER AN OPERATING ADVISOR CONSULTATION EVENT:] During the prior year, the Operating Advisor consulted with the Special Servicer regarding its strategy plan for a limited number of issues related to the following Specially Serviced Loans: [LIST]. The Operating Advisor participated in discussions and made strategic observations and recommended alternative courses of action to the extent it deemed such observations and recommendations appropriate.

NOTE: The Operating Advisor’s review of the above materials should be considered a limited review and not be considered a full or limited audit, legal review or legal conclusion. For instance, we did not review underlying lease agreements or similar underlying documents, re-engineer the quantitative aspects of their net present value calculation, visit any related property, visit the Special Servicer, visit the Directing Holder or interact with any borrower. In addition, our review of the net present value calculations and the corresponding application of the non-discretionary portions of the applicable formulas, and as such, does not take into account the reasonableness of the discretionary portions of such formulas. In the course of such review, the following calculations of the special servicer were initially disputed by the Operating Advisor and [DISCUSS RESOLUTION].

IV.                             Qualifications and Disclaimers Related to the Work Product Undertaken and Opinions Related to this Report

1.	As provided in the Pooling and Servicing Agreement, the Operating Advisor (i) is not required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the Pooling and Servicing Agreement that the Operating Advisor determines, in its sole discretion exercised in good faith, to be immaterial and (ii) will not be required to provide or obtain a legal opinion, legal review or legal conclusion.
2.	In rendering our assessment herein, we have assumed that all executed factual statements, instruments, and other documents that we have relied upon in rendering this assessment have been executed by persons with legal capacity to execute such documents.
3.	Except as may have been reflected in any Major Decision Reporting Package or Asset Status Report, the Operating Advisor did not participate in, or have access to, the Special Servicer’s and Directing Holder discussion(s) regarding any Specially Serviced Loan. The Operating Advisor
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does not have authority to speak with the Directing Holder or borrower directly. As such, the Operating Advisor relied upon the information delivered to it by the Special Servicer as well as its interaction with the Special Servicer, if any, in gathering the relevant information to generate this report. The services that we perform are not designed and cannot be relied upon to detect fraud or illegal acts should any exist.

4.	The Special Servicer has the legal authority and responsibility to service any Specially Serviced Loans pursuant to the Pooling and Servicing Agreement. The Operating Advisor has no responsibility or authority to alter the standards set forth therein or the actions of the Special Servicer.
5.	Confidentiality and other contractual limitations limit the Operating Advisor’s ability to outline the details or substance of any communication held between it and the Special Servicer regarding any Specially Serviced Loans and certain information it reviewed in connection with its duties under the Pooling and Servicing Agreement. As a result, this report may not reflect all the relevant information that the Operating Advisor is given access to by the Special Servicer.
6.	The Operating Advisor is not empowered to speak with any investors directly. If the investors have questions regarding this report, they should address such questions to the certificate administrator through the certificate administrator’s website.
7.	This report does not constitute recommendations to buy, sell or hold any security, nor does the Operating Advisor take into account market prices of securities or financial markets generally when performing its limited review of the Special Servicer as described above. The Operating Advisor does not have a fiduciary relationship with any Certificateholder or any other party or individual. Nothing is intended to or should be construed as creating a fiduciary relationship between the Operating Advisor and any Certificateholder, party or individual.

Terms used but not defined herein have the meaning set forth in the Pooling and Servicing Agreement.

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ANNEX D-1

GERMAN AMERICAN CAPITAL CORPORATION, CITI REAL ESTATE FUNDING INC., BARCLAYS
CAPITAL REAL ESTATE INC. AND BANK OF MONTREAL
MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Each of GACC, CREFI, BCREI and BMO (each referred to as a “Mortgage Loan Seller” in the representations and warranties below) will make, as of the Cut-off Date or such other date as set forth below, with respect to each Mortgage Loan sold by it to us (referred to as the “Purchaser” in the representations and warranties below) that we include in the issuing entity, representations and warranties generally to the effect set forth below. Prior to the execution of the related final Mortgage Loan Purchase Agreement, there may be additions, subtractions or other modifications to the representations, warranties and exceptions. The exceptions to the representations and warranties set forth below are identified on Annex D-2, Annex D-3, Annex D-4 and Annex D-5, respectively, to this prospectus. Capitalized terms used but not otherwise defined in this Annex D-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related Mortgage Loan Purchase Agreement. For the avoidance of doubt, solely for purposes of this Annex D-1 and the related exceptions set forth in Annex D-2, Annex D-3, Annex D-4 or Annex D-5, as applicable, the term “Mortgage Loans” and “Mortgage Notes” will refer to such Mortgage Loans sold by the applicable Mortgage Loan Seller and the related promissory note(s).

Each Mortgage Loan Purchase Agreement, together with the related representations and warranties (subject to the exceptions to such representations and warranties), serves to contractually allocate risk between the related Mortgage Loan Seller, on the one hand, and the issuing entity, on the other. We present the related representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the Mortgage Loans, the Mortgaged Properties or other matters. We cannot assure you that the Mortgage Loans actually conform to the statements made in the representations and warranties that we present below.

1.     Whole Loan; Ownership of Mortgage Loans. Except with respect to a Mortgage Loan that is part of a Whole Loan, each Mortgage Loan is a whole loan and not a participation interest in a Mortgage Loan. Each Mortgage Loan that is part of a Whole Loan is a portion of a whole loan evidenced by a Mortgage Note. At the time of the sale, transfer and assignment to the Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any Non-Serviced Mortgage Loan, to the trustee for the related Non-Serviced Securitization Trust), participation or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such Mortgage Loan other than any servicing rights appointment or similar agreement. The Mortgage Loan Seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to the Purchaser constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan.

2.     Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases, Rents and Profits (if a separate instrument), guaranty and other agreement executed by or on behalf of the related borrower, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related borrower, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or

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prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Mortgage Loan documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii), collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related borrower with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

3.     Mortgage Provisions. The Mortgage Loan documents for each Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

4.     Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related borrower nor the related guarantor has been released from its material obligations under the Mortgage Loan. With respect to each Mortgage Loan, except as contained in a written document included in the Mortgage File, there have been no modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such Mortgage Loan that have been consented to by the Mortgage Loan Seller on or after January 16, 2026.

5.     Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases, Rents and Profits to the issuing entity (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee) constitutes a legal, valid and binding assignment to the issuing entity (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee). Each related Mortgage and Assignment of Leases, Rents and Profits is freely assignable without the consent of the related borrower. Each related Mortgage is a legal, valid and enforceable first lien on the related borrower’s fee or leasehold interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (6) set forth in Annex D-2, Annex D-3, Annex D-4 or Annex D-5 (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants (as tenants only)(subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything in this prospectus to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other

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than the filing of Uniform Commercial Code (“UCC”) financing statements is required in order to effect such perfection.

6.     Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related Mortgage Loan is cross-collateralized and cross-defaulted with another Mortgage Loan (each a “Crossed Mortgage Loan”), the lien of the Mortgage for such other Mortgage Loan that is cross-collateralized and cross-defaulted with such Crossed Mortgage Loan, provided that none of which items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the borrower’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). For purposes of clause (a) of the immediately preceding sentence, any such taxes, assessments and other charges will not be considered due and payable until the date on which interest and/or penalties would be payable thereon. Except as contemplated by clause (f) of the second preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

7.     Junior Liens. It being understood that B notes secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Crossed Mortgage Loan, there are, as of origination, and to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmen’s liens (which are the subject of the representation in paragraph (5) above), and equipment and other personal property financing). Except as set forth on Schedule D-1 to Annex D-1, the Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related borrower.

8.     Assignment of Leases, Rents and Profits. There exists as part of the related Mortgage File an Assignment of Leases, Rents and Profits (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions (and, in the case of a Mortgage Loan that is part of a Whole Loan, subject to the related Assignment of Leases, Rents and Profits constituting security for the entire Whole Loan), each related Assignment of Leases, Rents and Profits creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Borrower to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, Rents and Profits, subject to applicable law, provides that, upon an event of default under the

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Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

9.     UCC Filings. If the related Mortgaged Property is operated as a hospitality property, the Mortgage Loan Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such borrower and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Mortgage Loan documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

10.  Condition of Property. The Mortgage Loan Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than twelve months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) any damage or deficiency that is estimated to cost less than $50,000 to repair, (ii) any deferred maintenance for which escrows were established at origination and (iii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Mortgage Loan.

11.  Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, that could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof will not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

12.  Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

13.  Actions Concerning Mortgage Loan. To the Mortgage Loan Seller’s knowledge, as of origination, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any borrower, guarantor, or borrower’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such borrower’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such borrower’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Mortgage Loan documents or (f) the current principal use of the Mortgaged Property.

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14.  Escrow Deposits. All escrow deposits and payments required to be escrowed with the lender pursuant to each Mortgage Loan are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Mortgage Loan documents are being conveyed by the Mortgage Loan Seller to the Purchaser or its servicer (or, with respect to any Non-Serviced Mortgage Loan, to the depositor or servicer for the related Non-Serviced Securitization Trust).

15.  No Holdbacks. The Stated Principal Balance as of the Cut-off Date of the Mortgage Loan set forth on the mortgage loan schedule attached as an exhibit to the related Mortgage Loan Purchase Agreement has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the borrower or other considerations determined by the Mortgage Loan Seller to merit such holdback).

16.  Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer or insurers meeting the requirements of the related Mortgage Loan documents and having a claims-paying or financial strength rating meeting the Insurance Ratings Requirements (as defined below), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the borrower and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Ratings Requirements” means either (i) a claims paying or financial strength rating of any of the following; (a) at least “A-:VIII” from A.M. Best Company, (b) at least “A3” (or the equivalent) from Moody’s Investors Service, Inc. or (c) at least “A-” from S&P Global Ratings or (ii) the Syndicate Insurance Ratings Requirements. “Syndicate Insurance Ratings Requirements” means insurance provided by a syndicate of insurers, as to which (1) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (i) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc., and (2) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (i) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related borrower is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related borrower is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer or insurers meeting the Insurance Ratings Requirements or endorsement covering damage from windstorm

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and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures owned by the borrower and included in the related Mortgaged Property by an insurer or insurers meeting the Insurance Ratings Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer or insurers meeting the Insurance Ratings Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing either the scenario expected limit (“SEL”) or the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL or PML, as applicable, was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL or PML, as applicable, would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer or insurers meeting the Insurance Ratings Requirements (provided that for this purpose (only) the A.M. Best Company minimum rating referred to in the definition of Insurance Ratings Requirements will be deemed to be at least “A:VIII”) in an amount not less than 100% of the SEL or PML, as applicable.

The Mortgage Loan documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related Mortgage Loan (or Whole Loan, if applicable), the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan (or Whole Loan, if applicable) together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee (or, in the case of a Mortgage Loan that is a Non-Serviced Mortgage Loan, the applicable Non-Serviced Trustee). Each related Mortgage Loan obligates the related borrower to maintain, or cause to be maintained, all such insurance and, at such borrower’s failure to do so, authorizes the lender to maintain such insurance at the borrower’s cost and expense and to charge such borrower for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

17.  Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the Mortgage Loan requires the borrower to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

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18.  No Encroachments. To the Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements obtained with respect to the Title Policy.

19.  No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.

20.  REMIC. Each Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in the U.S. Department of Treasury Regulations Section 1.860G-2(f)(2) (the “Treasury Regulations”) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related borrower at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including permanently affixed buildings and structural components, such as wiring, plumbing systems and central heating and air-conditioning systems, that are integrated into such buildings, serve such buildings in their passive functions and do not produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan (or related Whole Loan) was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Whole Loan) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Whole Loan) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph will have the same meanings as set forth in the related Treasury Regulations.

21.  Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

22.  Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the

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failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the issuing entity.

23.  Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee.

24.  Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, with respect to the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan as of the date of origination of such Mortgage Loan and as of the Cut-off Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) constitute a legal non-conforming use or structure, as to which the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use or the structure immediately prior to a casualty or the inability to restore or repair to the full extent necessary to maintain the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of the Mortgaged Property, (ii) are insured by the Title Policy or other insurance policy, (iii) are insured by law and ordinance insurance coverage in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations or (iv) would not have a material adverse effect on the Mortgage Loan. The terms of the Mortgage Loan documents require the borrower to comply in all material respects with all applicable governmental regulations, zoning and building laws.

25.  Licenses and Permits. Each borrower covenants in the Mortgage Loan documents that it will keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon a letter from any government authorities, zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The Mortgage Loan requires the related borrower to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

26.  Recourse Obligations. The Mortgage Loan documents for each Mortgage Loan provide that (a) the related borrower and at least one individual or entity will be fully liable for actual losses, liabilities, costs and damages arising from certain acts of the related borrower and/or its principals specified in the related Mortgage Loan documents, which acts generally include the following: (i) acts of fraud or intentional material misrepresentation, (ii) misapplication or misappropriation of rents (if after an event of default under the Mortgage Loan), insurance proceeds or condemnation awards, (iii) intentional material physical waste of the Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste), and (iv) any breach of the environmental covenants contained in the related Mortgage Loan documents, and (b) the Mortgage Loan will become full recourse to the related borrower and at least one individual or entity, if the related borrower files a voluntary petition under federal or state bankruptcy or insolvency law.

27.  Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (32)), in each case, of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the Mortgage Loan, (b) upon payment in full of such Mortgage Loan, (c) upon a Defeasance (as defined in paragraph (32)), (d) releases of out-parcels that are unimproved or

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other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release (including in connection with any partial Defeasance) under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(A); or (y) the mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related borrower’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the Mortgage Loan (or Whole Loan, as applicable) outstanding after the release, the borrower is required to make a payment of principal in an amount not less than the amount required by the REMIC provisions of the Code.

In the case of any Mortgage Loan, in the event of a condemnation or taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the borrower can be required to pay down the principal balance of the Mortgage Loan in an amount not less than the amount required by the REMIC provisions of the Code and, to such extent, condemnation proceeds may not be required to be applied to the restoration of the Mortgaged Property or released to the borrower, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the Mortgage Loan (or Whole Loan, as applicable).

No Mortgage Loan that is secured by more than one Mortgaged Property or that is a Crossed Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC provisions of the Code.

28.  Financial Reporting and Rent Rolls. Each Mortgage Loan requires the borrower to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements.

29.  Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Ratings Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2019 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Mortgage Loan, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Ratings Requirements) did not, as of the date of origination of the Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Mortgage Loan documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated in Annex D-2, Annex D-3, Annex D-4 or Annex D-5, as applicable; provided, however,

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that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the borrower under each Mortgage Loan is required to carry terrorism insurance, but in such event the borrower will not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Mortgage Loan documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at such time, and if the cost of terrorism insurance exceeds such amount, the borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

30.  Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related borrower, is directly or indirectly pledged, transferred or sold (in each case, a “Transfer”), other than as related to (i) family and estate planning Transfers or Transfers upon death or legal incapacity, (ii) Transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) Transfers of less than, or other than, a controlling interest in the related borrower, (iv) Transfers to another holder of direct or indirect equity in the borrower, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, such as a qualified equityholder, (v) Transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs (27) and (32) in this Annex D-1 or the exceptions thereto set forth in Annex D-2, Annex D-3, Annex D-4 or Annex D-5, or (vii) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan as set forth on Schedule D-1 to Annex D-2, Annex D-3, Annex D-4 or Annex D-5, as applicable, or future permitted mezzanine debt in each case as set forth on Schedule D-2 to Annex D-2, Annex D-3, Annex D-4 or Annex D-5, as applicable, or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests, (iii) any Crossed Mortgage Loan as set forth on Schedule D-3 to Annex D-2, Annex D-3, Annex D-4 or Annex D-5, as applicable, or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the borrower is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

31.  Single-Purpose Entity. Each Mortgage Loan requires the borrower to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Both the Mortgage Loan documents and the organizational documents of the borrower with respect to each Mortgage Loan with a Cut-off Date Balance in excess of $5 million provide that the borrower is a Single-Purpose Entity, and each Mortgage Loan with a Cut-off Date Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the borrower. For this purpose, a “Single-Purpose Entity” means an entity, other than an individual, whose organizational documents (or if the Mortgage Loan has a Cut-off Date Balance equal to $5 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related

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Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a borrower for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

32.  Defeasance. With respect to any Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for Defeasance as a unilateral right of the borrower, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the borrower is permitted to pledge only United States “government securities” within the meaning of Section 1.860G-2(a)(8)(ii) of the Treasury Regulations, the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty) or, if the Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty), and if the Mortgage Loan permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of the Mortgage Loan; (iv) the borrower is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (v) if the borrower would continue to own assets in addition to the defeasance collateral, the portion of the Mortgage Loan secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the Borrower is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the borrower is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

33.  Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in the case of any ARD Loan and situations where default interest is imposed.

34.  Ground Leases. For purposes of this Annex D-1, a “Ground Lease” will mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land, or with respect to air rights leases, the air, and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns, the Mortgage Loan Seller represents and warrants that:

(a)   The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;

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(b)   The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the lender, and no such consent has been granted by the Mortgage Loan Seller since the origination of the Mortgage Loan except as reflected in any written instruments which are included in the related Mortgage File;

(c)   The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)   The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)   The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor;

(f)    The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)   The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;

(h)   A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)    The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;

(j)    Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

(k)   In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related

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insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and

(l)    Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

35.  Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

36.  Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex D-1.

37.  No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and no Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex D-1. No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.

38.  Bankruptcy. As of the date of origination of the related Mortgage Loan and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, no borrower, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

39.  Organization of Borrower. With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the borrower delivered by the borrower in connection with the origination of such Mortgage Loan, the borrower is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Crossed Mortgage Loan, no Mortgage Loan has a borrower that is an Affiliate of another borrower under another Mortgage Loan. (An “Affiliate” for purposes of this paragraph (39) means, a borrower that is under direct or indirect common ownership and control with another borrower.)

40.  Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA either (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-13 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation with respect to any Environmental Condition that was identified, or (ii) if the existence

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of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related borrower and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related borrower that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Cut-Off Date, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) a secured creditor environmental policy or a pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s, S&P and/or Fitch; (E) a party not related to the borrower was identified as the responsible party for such Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the borrower having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-13 or its successor) at the related Mortgaged Property.

41.  Appraisal. The Servicing File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is either a Member of the Appraisal Institute (“MAI”) and/or has been licensed and certified to prepare appraisals in the state where the Mortgaged Property is located. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation and has certified that such appraiser had no interest, direct or indirect, in the Mortgaged Property or the borrower or in any loan made on the security thereof, and its compensation is not affected by the approval or disapproval of the Mortgage Loan.

42.  Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the mortgage loan schedule attached as an exhibit to the related Mortgage Loan Purchase Agreement is true and correct in all material respects as of the Cut-off Date and contains all information required by the Mortgage Loan Purchase Agreement to be contained therein.

43.  Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any mortgage loan that is outside the issuing entity, except as set forth on Schedule D-3 to Annex D-1.

44.  Hospitality Provisions. The Mortgage Loan documents for each Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise or license agreement includes an executed comfort letter or similar agreement signed by the related borrower and franchisor or licensor of such property that, subject to the applicable terms of such franchise or license agreement and comfort letter or similar agreement, is enforceable by the issuing entity (or, in the case of a Non-Serviced Mortgage Loan, by the related Non-Serviced Trustee) against such franchisor or licensor either (A) directly or as an assignee of the originator, or (B) upon the Mortgage Loan Seller’s or its designee’s providing notice of the transfer of the Mortgage Loan to the Trust (or, in the case of a Non-Serviced Mortgage Loan, by the seller of the note which is contributed to the related Non-Serviced Securitization Trust or its designee providing notice of the transfer of such note to the related Non-Serviced Securitization Trust) in accordance with the terms of such executed comfort letter or similar agreement, which the Mortgage Loan Seller or its designee (except in the case of a Non-Serviced Mortgage Loan) will provide, or if neither (A) nor (B) is applicable, except in the case of a Non-Serviced Mortgage Loan, the Mortgage Loan Seller or its designee will apply for, on the issuing entity’s behalf, a new comfort letter or similar agreement as of the

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Closing Date. The mortgage or related security agreement for each Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office. For the avoidance of doubt, no representation is made as to the perfection of any security interest in revenues to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

45.  Advance of Funds by the Mortgage Loan Seller. After origination, no advance of funds has been made by the Mortgage Loan Seller to the related borrower other than in accordance with the Mortgage Loan documents, and, to the Mortgage Loan Seller’s knowledge, no funds have been received from any person other than the related borrower or an affiliate for, or on account of, payments due on the Mortgage Loan (other than as contemplated by the Mortgage Loan documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Mortgage Loan documents). Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any borrower under a Mortgage Loan, other than contributions made on or prior to the Closing Date.

46.  Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan, the failure to comply with which would have a material adverse effect on the Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import mean, except where otherwise expressly set forth in these representations and warranties, the actual state of knowledge or belief of the Mortgage Loan Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth in these representations and warranties.

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ANNEX D-2

EXCEPTIONS TO GACC MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
2	CityCenter (Aria & Vdara)	(5) Lien; Valid Assignment; (6) Permitted Liens; Title Insurance

The lender may, (i) sell or otherwise transfer the Mortgage Loan as an entire loan or sell or otherwise transfer or syndicate, or sell participations in, all or any portion of the Mortgage Loan and the Mortgage Loan documents, except that any such sale, transfer, syndication or participation (but not a Securitization (as defined below)) may only be to an Eligible Assignee or (ii) consummate one or more private or public securitizations of rated or unrated single-class or multi-class securities secured by or evidencing ownership interests in all or any portion of the Mortgage Loan and the Mortgage Loan documents or a pool of assets that include the Mortgage Loan and the Mortgage Loan documents (a “Securitization”). “Eligible Assignee” means, as more fully defined in the Mortgage Loan documents, the lenders under the related Whole Loan, certain of their affiliates, and certain banks and other institutions, and any other entity reasonably approved by the borrowers; provided that in each case such entity satisfies certain eligibility requirements, including without limitation holding at least $500 million of commercial real estate loans or interests therein; provided, that during an event of default under the Whole Loan, an Eligible Assignee may be any person or entity; provided further that if there is an event of default but a Priority Payment Cessation Event has not occurred, an Eligible Assignee may not be a direct competitor of the guarantor, Blackstone Real Estate Partners IX, Blackstone Inc. or any of their respective affiliates primarily engaged in the business of owning or operating commercial real estate in the ordinary course. “Priority Payment Cessation Event” means (a) the acceleration of the Whole Loan during the continuance of an event of default, (b) the initiation of (x) judicial or non-judicial foreclosure proceedings, (y) proceedings for appointment of a receiver or (z) similar remedies permitted by the Mortgage Loan documents relating to all or a material portion of the applicable individual Mortgaged Property, and/or (c) the imposition of a stay, an injunction or a similar judicially imposed device that has the effect of preventing the lender from exercising its remedies under the Mortgage Loan documents.

The related master lease (the “MGM Lease”) under which MGM Lessee III, LLC is the master tenant (“MGM Tenant”) of the Mortgaged Property, provides that, unless there is an event of default of the MGM Tenant under the MGM Lease, the Mortgaged Property may not be sold to a Tenant Competitor. A “Tenant Competitor” is defined in the MGM Lease to include a person or entity or an affiliate of a person or entity which (i) is among the top 10 global gaming companies by annual revenues or (ii) operates, leases or manages resorts with at least 1,000 rooms in the greater Las Vegas Strip area; provided, that a “Tenant Competitor” does not include (x) commercial or corporate banks, pension funds, mutual funds and any other funds that are managed or controlled by a commercial or corporate bank which funds principally invest in commercial loans or debt securities or (y) any person or entity that has elected to be treated as a real estate investment trust and whose primary business activity is limited to acting as a

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
landlord of properties under long-term triple-net leases that may include gaming facilities.
4	1 Willoughby Square	(5) Lien; Valid Assignment; (6) Permitted Liens; Title Insurance; (8) Assignment of Leases, Rents and Profits

The lease to the tenant General Services Administration (for space which is occupied by the Internal Revenue Service as of the origination date) (the “IRS Lease”), is expected to be assigned to the borrower after origination pursuant to a novation agreement. Such assignment is subject to governmental rules and regulations. In addition, although a notice of claims is expected to be delivered to the government, the assignment of leases and rents to the lender as it relates to the IRS Lease is subject to governmental rules and regulations which may not permit assignment of such leases and rents unless in compliance with such rules and regulations.

In addition, a portion of the Mortgaged Property (the “Disposition Area”) was deeded by the City of New York and the New York City Economic Development Corporation (“NYEDC”) and therefore is subject to a Land Disposition Agreement (the “LDA”), deed restrictions contained in the deed for the portion of the Mortgaged Property deeded from the NYEDC (the “Deed”) and a zoning lot development and easement agreement. The borrower has certain continuing obligations under these agreements, including obligations under the zoning lot development agreement, obligations that limit the use of the building at the Mortgaged Property to school use, office use and retail use, compliance with non-discrimination laws, a requirement that until May 27, 2026 (i) the Mortgaged Property must be owned by Morris Bailey, his immediate family members or an entity no less than 30% owned by and under the control of the foregoing, and (ii) the Mortgaged Property may not be conveyed other than the sale of commercial condominium units without the approval of the NYEDC, and certain other obligations. Failure to comply could trigger a reversion of the Disposition Area to the City of New York without compensation. In addition, certain representations were made in such agreements a breach of which could trigger a reversion of the Disposition Area to the City of New York without compensation.

Certain recorded encumbrances purport to limit condemnation awards of certain portions of the Mortgaged Property to $1. The borrower represented in the related loan agreement that such encumbrances do not affect any of the land or improvements of the Mortgaged Property other than to a de minimis extent as shown in an exhibit to the related loan agreement and otherwise individually or in the aggregate could not reasonably be expected to have a material adverse effect on (i) the use, operation, or value of the Mortgaged Property, (ii) the business, operations, profits, liabilities, capitalization or financial condition of the borrower, (iii) the ability of the borrower or non-recourse carveout guarantor to perform its respective obligations under the Mortgage Loan documents to which it is a party (iv) the validity or enforceability of any of the Mortgage Loan documents, (v) the rights and remedies of the lender under any of the Mortgage Loan documents, or (vi) the ability of the lender to enforce the borrower’s or non-recourse carveout guarantor’s respective obligations under the Mortgage Loan documents to which it is a party.

3	Northshore Mall	(5) Lien; Valid Assignment; (6) Permitted Liens; Title Insurance; (7) Junior Liens	The related Mortgage Loan agreement permits the related borrower to enter into a PACE loan for an amount not to exceed $5,000,000, subject to the lender’s approval and delivery of a rating agency confirmation.
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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
7	Oakbrook Center	(5) Lien; Valid Assignment; (6) Permitted Liens; Title Insurance	Regions Bank, a tenant at the Mortgaged Property, has a right of first refusal (a “ROFR”) to purchase the parcel upon which the tenant’s bank is located. The tenant confirmed in its estoppel that the ROFR does not apply in connection with a foreclosure of the mortgage or acceptance of a deed in lieu thereof. However, the ROFR would apply to subsequent transfers.
11	Boise Towne Square	(5) Lien; Valid Assignment; (6) Permitted Liens; Title Insurance	Provided no event of default has occurred and is continuing, under the related Whole Loan, the Mortgage Loan documents prohibit the lender, without the prior written consent of the borrower, from selling any note, participation or interest in the Whole Loan to Simon Property Group, Taubman Centers, Inc., The Macerich Company, Kimco Realty, Starwood Retail, PREIT, Washington Prime Group, Pyramid Real Estate Group, CBL & Associates Properties, Inc., Centennial, Inc., Westfield Holdings Limited or Unibail-Rodamco (or any successors or assigns of or any person or entity controlled by, controlling or under common control with the foregoing); provided, however, such restrictions will not apply to (a) any transfer or sale by the lender of commercial mortgage-backed securities certificates, bonds or similar certificated interests secured in whole or in part by the Whole Loan or (b) any subsequent resale or transfer of the Whole Loan (or any interest therein) occurring after an initial sale or transfer by the lender even if such transaction results in a portion of the Whole Loan being held by a person or entity described above.
5	535 & 545 5th Avenue	(11) Condition of Property	The related engineering report is dated April 29, 2025, more than six months before origination of the Mortgage Loan.
2	CityCenter (Aria & Vdara)	(16) Insurance

With respect to all risk insurance, the deductible may be up to $1,000,000, and with respect to flood, windstorm and earthquake coverage, the deductible may not exceed 5% of the total insurable value of the applicable individual Mortgaged Property (each, an “Individual Property”), subject to a $5,000,000 minimum (provided that, if the non-recourse carveout guarantor provides a guaranty acceptable to the lender and the rating agencies guaranteeing any failure by the borrowers to pay their obligations actually incurred with respect to that portion of the deductible that exceeds 5% of the total insurable value of an Individual Property, the deductibles for windstorm and earthquake coverage may be up to 15% of the total insurable value of the Individual Property). Additionally, the borrowers may utilize a $4,000,000 aggregate deductible subject to a $1,000,000 per occurrence deductible and a $1,000,000 maintenance deductible following the exhaustion of the aggregate and the aggregate does not apply to any losses arising from named windstorm, earthquake or flood. Such deductibles may not be considered customary.

The borrowers are not required to maintain the coverages on the Mortgaged Property required under the Mortgage Loan documents for so long as (A) the MGM Lease is in full force and effect, (B) no default by MGM Tenant beyond any applicable notice and cure period has occurred and is continuing under the MGM Lease and (C) MGM Tenant maintains insurance policies on each Individual Property that satisfy the requirements set forth in the Mortgage Loan

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

documents (the “MGM Policies”) (except it is acknowledged and agreed that the MGM Policies are permitted to vary from the requirements set forth in the Mortgage Loan documents with respect to any property or terrorism deductible, provided that such deductible must be no greater than $5,000,000). Such deductible may not be considered customary.

With respect to Syndicate Insurance Ratings, the borrowers are only required to use commercially reasonable efforts to obtain insurance from insurance companies with the required ratings. In the event that the borrowers are not able to obtain insurance from insurance companies rated at least BBB+ by S&P (and to the extent the applicable rating agency rates securities representing an interest in the Whole Loan and the applicable insurance carrier, Baa1 by Moody’s and BBB+ by Fitch), for 40% of the insurance coverage, the borrowers may instead obtain such insurance from insurance companies rated A:X or better in the current Best’s Insurance Reports.

The MGM Lease provides that all insurance proceeds (except business interruption insurance proceeds not allocated to rent expenses which will be payable to and retained by the MGM Tenant) payable by reason of any property loss or damage to the Mortgaged Property, or any portion of the Mortgaged Property, under any property insurance policy will be paid to the lender or an escrow account reasonably acceptable to the borrowers and the MGM Tenant, and made available to the MGM Tenant upon request for the reasonable costs of preservation, stabilization, emergency restoration, business interruption, reconstruction and repair, as the case may be, of any damage to or destruction of the Mortgaged Property; provided that if the total amount of proceeds payable net of applicable deductibles is $100,000,000 or less, and if no event of default under the MGM Lease has occurred and is continuing, the proceeds are required to be paid to the MGM Tenant and, subject to certain limitations set forth in the MGM Lease, used for the repair of the damage to the leased property in accordance with the terms of the MGM Lease.

3	Northshore Mall	(16) Insurance

The Mortgage Loan documents provide that as an alternative to the insurance policies required to be maintained thereunder, the borrower will not be in default under the Mortgage Loan documents if the borrower maintains (or causes to be maintained) insurance policies which (i) have coverages, deductibles and/or other related provisions other than those specified in the Mortgage Loan documents and/or (ii) are provided by insurance companies not meeting the credit ratings requirements set forth in the Mortgage Loan documents (any such policy, a “Non-Conforming Policy”); provided, that, prior to obtaining such Non-Conforming Policies (or permitting such Non-Conforming Policies to be obtained), the borrower must have (i) received the lender’s prior written consent thereto and (ii) confirmed that the lender has received a rating agency confirmation with respect to any such Non-Conforming Policy.

The related Mortgage Loan documents permit an insurance deductible or self-insured retention not to exceed $750,000 with respect to the required commercial general liability insurance.

The related Mortgage Loan documents permit a deductible up to $500,000 for the “All Risk” or “Special Perils” property insurance coverage, including terrorism coverage, except with respect to flood, windstorm/named storm/hail coverage and earthquake coverage, which may have a deductible not to exceed 5% of the total insurable value of the related Mortgaged Property (collectively, the “Required Deductible”),

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
which deductibles may not be customary. In addition, the related borrower is permitted to utilize a retention amount (up to a $10,000,000 aggregate deductible and subject to a $5,000,000 per occurrence deductible) in addition to the Required Deductible, so long as (1) the retention amount is aggregated annually, (2) the retention amount remains pre-funded at all times during the term of the Mortgage Loan, and (3) such borrower has submitted evidence satisfactory to the related lender and rating agencies of such pre-funded arrangement at the request of such lender or rating agency.
4	1 Willoughby Square	(16) Insurance

Under the condominium documents, Insurance proceeds are required to be held by a depositary that is an insurance company, savings bank, savings and loan association, commercial bank or trust company having an office in the Borough of Manhattan with net assets or capital surplus and undivided profits of not less than $500,000,000 having a long term credit rating from Standard & Poor’s Ratings Services of not less than “A”. The lender may hold and disburse insurance proceeds only if it meets the foregoing definition. The lender does not have the right to select the depositary.

11	Boise Towne Square	(16) Insurance

The Mortgage Loan documents permit (i) a property insurance deductible up to $250,000, except with respect to windstorm, flood and earthquake coverage, which may have a deductible up to 5% of the total insurable value of the Mortgaged Property and (ii) a commercial general liability insurance deductible or self-insured retention up to $250,000. Such deductibles may not be considered customary.

The threshold above which the lender (or a trustee appointed by it) has the right to hold and disburse insurance proceeds is $3,900,000 (which amount is equal to 5% of the original principal amount of the Mortgage Loan but may be higher than 5% of the then outstanding principal amount of the Mortgage Loan).

The Mortgage Loan documents provide that as an alternative to the insurance policies required to be maintained thereunder, the borrower will not be in default under the Mortgage Loan documents if the borrower maintains (or causes to be maintained) insurance policies which (i) have coverages, deductibles and/or other related provisions other than those specified in the Mortgage Loan documents and/or (ii) are provided by insurance companies not meeting the credit ratings requirements set forth in the Mortgage Loan documents (any such policy, a “Non-Conforming Policy”); provided, that, prior to obtaining such Non-Conforming Policies (or permitting such Non-Conforming Policies to be obtained), the borrower must have (i) received the lender’s prior written consent thereto and (ii) confirmed that the lender has received a rating agency confirmation with respect to any such Non-Conforming Policy.

22	Wildhorse Communities	(16) Insurance

A portion of the mobile home pads on the Sugar Creek Mortgaged Property are located in a special flood hazard area. Since the borrower does not own any buildings in the special flood hazard area, the borrower was unable to obtain flood hazard insurance covering the replacement value of these mobile home pads. The borrower remains obligated to obtain flood hazard insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage as the lender may require, to the extent such coverage is available.

In addition, due to the above, the borrower was also unable to obtain business interruption or rental loss insurance for flood casualties at the Sugar Creek Property. The borrower remains obligated to obtain business interruption or rental loss insurance covering a period of restoration of 12 months with an extended period of indemnity of six months for flood casualties, to the extent such coverage is available.

4	1 Willoughby Square	(17) Access; Utilities; Separate Tax Lots	The Mortgaged Property constitutes Unit 1 of a two unit condominium, and is currently assessed for real estate taxes with Unit 2 of the condominium. Borrower covenanted that it will use diligent commercially reasonable efforts to take all necessary or required action to separate the Unit 2 from the Mortgaged Property, and cause each condominium unit to be a
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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
separate tax lot as soon as reasonably possible. The borrower is required to make monthly reserve deposits of 1/12th of the total tax lot bill until the Mortgaged Property is separately assessed.
31	Big Sky Communities	(18) No Encroachments	With respect to the Deer Run Mortgaged Property, nine of the recreational vehicle sites encroach over the property boundary line (the “Deer Run Encroaching RV Sites”). If (a) the borrower or manager receives notice from (i) the owner of any property adjacent to the Deer Run Mortgaged Property that the Deer Run Encroaching RV Sites encroach onto such other property or (ii) any governmental authority that the Deer Run Encroaching RV Sites encroach over the boundary lines of the Deer Run Mortgaged Property and (b) such owner or governmental authority (as applicable) demands that such encroachment be removed, the borrower is required to promptly move the Deer Run Encroaching RV Sites within the boundaries of the Deer Run Mortgaged Property.
2	CityCenter (Aria & Vdara)	(24) Local Law Compliance; (25) Licenses and Permits	The borrowers did not covenant in the Mortgage Loan documents (so long as the Mortgaged Property is subject to the MGM Lease) to keep all material licenses, permits and applicable governmental approvals necessary for the operation of the Mortgaged Property in full force and effect. For so long as the MGM Lease is in full force and effect, the covenant for the borrowers to keep in full force and effect the licenses and permits is limited to (x) the borrowers not directly taking such prohibited actions (or granting their consent under the MGM Lease to permit the MGM Tenant to take such a prohibited action to the extent such action is prohibited under the MGM Lease) and (y) the borrowers using commercially reasonable efforts to exercise their rights under the MGM Lease to cause the MGM Tenant to satisfy its obligations under the MGM Lease.
3	Northshore Mall	(24) Local Law Compliance; (25) Licenses and Permits	Use of over 50,000 square feet of Mortgaged Property for retail is legal non-conforming as such use is no longer permitted under the current zoning code without a special use permit and the borrower has not obtained such conditional use permit. A non-conforming structure may be rebuilt if damaged or destroyed, provided that a building permit is obtained within six months of the damage or destruction and the rebuilding is completed within one year of the damage or destruction, unless extenuating circumstances exist in which case the special permit granting authority may grant an extension of up to two years to complete the rebuilding.
5	535 & 545 5th Avenue	(24) Local Law Compliance; (25) Licenses and Permits	Certain building and fire code violations are open at the related Mortgaged Property. The Mortgage Loan documents require the Mortgagor to cause to be remedied such open violations.
31	Big Sky Communities	(24) Local Law Compliance; (25) Licenses and Permits	The Deer Run Mortgaged Property is legal non-conforming as to use.
33	Long Island Multifamily Portfolio	(24) Local Law Compliance; (25) Licenses and Permits

Both Mortgaged Properties are legal non-conforming as to use.

The zoning report is pending a zoning verification letter from the municipality with respect to the 95 High Street Mortgaged Property. The borrower has a post-closing obligation to cause or do all things that are necessary to be done to deliver to the lender a final zoning report, including the zoning verification letter, two years from the origination date.

--	All GACC Mortgage Loans	(26) Recourse Obligations	In most cases, the Mortgage Loans being sold by German American Capital Corporation do not provide for recourse for
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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
misapplication of rents, insurance proceeds or condemnation awards.
3	Northshore Mall	(26) Recourse Obligations

The Mortgage Loan documents limit losses and damages to those actually incurred.

The related non-recourse carveout guarantor is liable solely with respect to its interest in its Series B assets. The related guarantor is a Delaware Series LLC and its operating agreement creates three separate series of assets (A, B, and AB). The related Mortgaged Property is a Series B asset.

2	CityCenter (Aria & Vdarra)	(26) Recourse Obligations

All recourse under clause (a)(ii) is limited such that it will not be deemed misappropriation to the extent such amounts are applied to pay costs and expenses incurred in connection with the ownership, operation or management of the Mortgaged Properties in accordance with the terms of the Mortgage Loan documents or applied to pay other obligations required to be paid pursuant to the Mortgage Loan documents, or otherwise delivered to the lender.

With respect to clause (a)(iii) recourse for waste is limited to willful misconduct of borrowers or any of their affiliates that are controlled by the guarantor which results in physical damage or waste.

With respect to clause (a)(iv), breaches of environmental covenants do not trigger recourse to the guarantor except, subject to a cap equal to a coverage limit of at least $25,000,000 for each incident and a combined aggregate of $25,000,000, to the extent that (A) the Mortgaged Property is not subject to the MGM Lease and (B) the borrowers obtain environmental insurance against claims for pollution and remediation legal liability (the “PLL Policies”) that does not run through the date that is at least two years past the date of repayment of the Mortgage Loan (the “Required PLL Period”) and the borrowers fail to renew, replace or extend such PLL Policy through the Required PLL Period as required under the Mortgage Loan documents, any liability under the environmental indemnity that first arises after the expiration of such PLL Policy and that would have otherwise been covered by the PLL Policy had it been renewed, replaced or extended through the Required PLL Period, except to the extent such loss is caused by or results from the gross negligence or willful misconduct of the lender.

With respect to clause (a)(iv), there is no separate environmental indemnitor with respect to the Mortgage Loan.

With respect to clause (b), the non-recourse carveout guarantor’s liability with respect to the bankruptcy related full recourse carveout is limited to 10% of the outstanding amount of the related Whole Loan as of the date that the first full recourse event occurs, plus costs of enforcement.

11	Boise Towne Square	(26) Recourse Obligations	The related Mortgage Loan documents limit recourse for fraud to “actual fraud” and recourse for misapplication or misappropriation of rents, insurance proceeds or condemnation awards to “intentional, material” misapplication or misappropriation of such items.
13	Torrey Heights	(26) Recourse Obligations	There is no non-recourse carveout guarantor or separate environmental indemnitor with respect to the Mortgage Loan or the related Whole Loan.
--	All GACC Mortgage Loans	(27) Mortgage Releases	In most cases, the Mortgage Loan documents provide that in the event of a condemnation or taking of any portion of a Mortgaged Property by a State or any political subdivision or
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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
authority thereof, whether by legal proceeding or by agreement, the borrower may not be required to pay down the principal balance of the Mortgage Loan in an amount not less than the amount required by the REMIC Provisions if the borrower delivers an opinion of counsel to the effect that the failure to make such pay down will not cause such REMIC to fail to qualify as a REMIC.
2	CityCenter (Aria & Vdara)	(27) Mortgage Releases	The Mortgage Loan documents provide that in the event of a condemnation or taking of any portion of the Mortgaged Property by a state or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the borrowers may not be required to pay down the principal balance of the Mortgage Loan in an amount not less than the least of one of the following amounts: (i) the net condemnation proceeds plus the net proceeds of any arm’s length sale of the released portion of such Individual Property to an unrelated entity, (ii) the fair market value of the released portion of such Individual Property at the time of the release (as determined in accordance with the definition of “Loan-to-Value Ratio”), or (iii) an amount such that the Loan-to-Value Ratio after giving effect to the release is not greater than the Loan-to-Value Ratio immediately prior to such release, unless the lender receives an opinion of counsel that, if such amount is not paid, the securitization will not fail to maintain its status as a REMIC Trust as a result of the related release of the lien.
2	CityCenter (Aria & Vdara)	(28) Financial Reporting and Rent Rolls

For so long as the MGM Lease is in effect, the borrowers must deliver the annual financial statements of MGM Tenant and any subtenant under a sublease to the MGM Lease on a combined basis. For so long as the Mortgaged Property is not subject to the MGM Lease, the borrowers are required to furnish to the lender annually a complete copy of the borrowers’ (or, at the borrowers’ election, any 100% direct or indirect owner of the borrowers that owns no assets other than such ownership interest and the ownership of any intermediate holding companies that own no assets other than such ownership interest in the borrowers) annual financial statements.

There is an obligation to deliver trailing 12-month and year to date operating statements on a quarterly basis but operating statements are not part of the annual reporting package.

There is no obligation to deliver a rent roll.

--	All GACC Mortgage Loans	(29) Acts of Terrorism Exclusion	All exceptions to Representation 16 are also exceptions to this Representation 29.
2	CityCenter (Aria & Vdara)	(29) Acts of Terrorism Exclusion

For so long as the Mortgaged Property is subject to the MGM Lease, the borrowers are permitted to rely on terrorism insurance provided by the MGM Tenant. Such insurance may have a deductible of up to $5,000,000.

Terrorism insurance may be written by a non-rated captive insurer.

11	Boise Towne Square	(29) Acts of Terrorism Exclusion	The Mortgage Loan documents permit a terrorism insurance deductible of up to $1,000,000. Such deductible may not be considered customary. In addition, the Mortgage Loan documents permit terrorism insurance to be obtained through a captive insurance program with Liberty IC Casualty LLC (“Liberty”), subject to satisfaction of the conditions set forth in the Mortgage Loan documents, including that covered losses which are not reinsured by the federal government under TRIPRA and paid to Liberty must be reinsured with a cut through endorsement acceptable to the Mortgagee and the
D-2-8

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
rating agencies by insurance companies which satisfy the rating requirements set forth in the loan agreement.
2	CityCenter (Aria & Vdara)	(30) Due on Sale or Encumbrance

The Mortgage Loan documents permit free transfers or pledges of interests in an Excluded Entity. As used herein, “Excluded Entity” means (i) any entity comprising Initial Sponsor, any other Approved Sponsor Entity or RIC Investor or (ii) any direct or indirect legal or beneficial owner (including, without limitation, any shareholder, partner, member and/or non-member manager) of any entity comprising Initial Sponsor, any other Approved Sponsor Entity or RIC Investor. “Initial Sponsor” means certain Blackstone funds specified or described in the Mortgage Loan documents. “Approved Sponsor Entity” means any entity comprising Initial Sponsor and/or certain Blackstone funds specified or described in the Whole Loan documents, as well as other Blackstone affiliates as described in the Whole Loan documents. “RIC Investor” means Realty Income Corporation (or any successor thereto by operation of law (whether through a merger, consolidation or similar transaction)).

The Mortgage Loan documents provide that none of the borrowers, any mezzanine borrower, or any other direct or indirect equity holder in the borrowers up to the first direct or indirect holder that has substantial assets other than its indirect interest in the Mortgaged Properties (each, a “Restricted Pledge Party”), other than the borrowers or any future mezzanine borrower, may be restricted from any sale or pledge of its direct or indirect assets, provided such assets are not encumbered or required to be encumbered by the Whole Loan or any mezzanine loan. Notwithstanding the foregoing, no consent of the lender is required in connection with (i) any foreclosure of any pledge of an indirect equity interest in the borrowers or (ii) exercise of remedies or acquisition of control by a provider of preferred equity or debt to an indirect owner of the borrowers that may or may not result in a change of control of the borrowers and no assumption fee will be payable in connection therewith; provided that (x) the foreclosing party or the party acquiring control of the borrowers or exercising remedies is an eligible assignee (or with respect to preferred equity, a permitted assumption party) that is able to satisfy certain conditions, including remaking representations and covenants relating to embargoed persons.

Upon satisfaction of certain conditions set forth in the Mortgage Loan documents, a sale or pledge of the direct or indirect equity interests in the borrowers is permitted without lender consent provided that after giving effect to such sale or pledge, (A) (i) one or more of the entities comprising any Initial Sponsor and/or a Blackstone fund entity, (ii) the RIC Investor, (iii) following a permitted assumption, a permitted assumption party or (iv) following a public sale, a public vehicle (each, an “Approved Control Party”) must individually or collectively, directly or indirectly, own the applicable Required Ownership Interest. The “Required Ownership Interest” means (i) for so long as one or more entities comprising an Approved Control Party individually or collectively controls the borrowers and the mezzanine borrower, not less than 5% of the ultimate direct or indirect interests in the borrowers and the mezzanine borrower, or (ii) in the event that an Approved Control Party does not individually or collectively control the borrowers and the mezzanine borrower, not less than 15% of the ultimate direct or indirect interests in the borrowers and the mezzanine borrower.

In the event that any gaming authority requires the borrowers or their direct or indirect owner to apply for a gaming license in connection with their ownership of the Mortgaged Property, the

D-2-9

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

borrowers may, without the lender’s consent, implement a “voteco” structure which would result in (A) 100% of the voting membership interests in the borrowers (or a direct or indirect owner of the borrowers) being owned by a Voteco Entity, (B) Voteco Entity thereafter controlling the borrowers, and (C) the direct or indirect economic interests in the borrowers continuing to be owned in accordance with the requirements of the Mortgage Loan documents, provided that certain conditions are satisfied, including that no event of default is continuing. A “Voteco Entity” means a newly formed Delaware limited liability company that would (i) control the borrowers and (ii) be 100% owned and controlled by one or more senior management officers of the sponsor, or if a replacement guarantor has executed and delivered a replacement guaranty substantially in the form of the guaranty or otherwise in form reasonably satisfactory to the lender in accordance with the terms and provisions of the Mortgage Loan documents, one or more senior management officers of the applicable qualified transferee, in each case, that satisfies applicable gaming laws.

4	1 Willoughby Square	(30) Due on Sale or Encumbrance	An indirect owner of the borrower has incurred subordinate unsecured loans in the amount of $65,000,000, which loans are convertible into preferred equity of such indirect owner of the borrower.
3	Northshore Mall	(31) Single-Purpose Entity	The borrower is a recycled single purpose entity that previously owned additional tracts of land surrounding the Mortgaged Property.
11	Boise Towne Square	(31) Single-Purpose Entity	The borrower is a recycled single purpose entity that previously owned property adjacent to the Mortgaged Property that was transferred to an unaffiliated third party prior to the origination of the Mortgage Loan.
3	Northshore Mall	(32) Defeasance	In connection with a defeasance, the borrower’s obligations to pay servicing fees is capped at $10,000.
11	Boise Towne Square	(32) Defeasance	In connection with a defeasance, the related borrower is not required to pay defeasance related costs and expenses in excess of $10,000 (exclusive of any rating agency fees and expenses).
7	Oakbrook Center	(34)(j) Ground Leases	The lender is not entitled to act as, or appoint, the trustee for purposes of disbursing insurance proceeds or condemnation awards. Such amount must be held by a trust company or other financial institution with a trust department.
22, 31	Wildhorse Communities Big Sky Communities	(39) Organization of Borrower	The borrowers under the related Mortgage Loans are affiliated.

D-2-10

SCHEDULE D-1

GERMAN AMERICAN CAPITAL CORPORATION

MORTGAGE LOANS WITH EXISTING MEZZANINE DEBT

None.

D-2-11

SCHEDULE D-2

GERMAN AMERICAN CAPITAL CORPORATION

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT IS PERMITTED IN THE FUTURE

Loan No.	Mortgage Loan
2	CityCenter (Aria & Vdara)
13	Torrey Heights

D-2-12

SCHEDULE D-3

GERMAN AMERICAN CAPITAL CORPORATION

CROSSED MORTGAGE LOANS

None.

D-2-13

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX D-3

EXCEPTIONS TO CREFI MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
2	CityCenter (Aria & Vdara)	(5) Lien; Valid Assignment; (6) Permitted Liens; Title Insurance

The lender may, (i) sell or otherwise transfer the Mortgage Loan as an entire loan or sell or otherwise transfer or syndicate, or sell participations in, all or any portion of the Mortgage Loan and the Mortgage Loan documents, except that any such sale, transfer, syndication or participation (but not a Securitization (as defined below)) may only be to an Eligible Assignee or (ii) consummate one or more private or public securitizations of rated or unrated single-class or multi-class securities secured by or evidencing ownership interests in all or any portion of the Mortgage Loan and the Mortgage Loan documents or a pool of assets that include the Mortgage Loan and the Mortgage Loan documents (a “Securitization”). “Eligible Assignee” means, as more fully defined in the Mortgage Loan documents, the lenders under the related Whole Loan, certain of their affiliates, and certain banks and other institutions, and any other entity reasonably approved by the borrowers; provided that in each case such entity satisfies certain eligibility requirements, including without limitation holding at least $500 million of commercial real estate loans or interests therein; provided, that during an event of default under the Whole Loan, an Eligible Assignee may be any person or entity; provided further that if there is an event of default but a Priority Payment Cessation Event has not occurred, an Eligible Assignee may not be a direct competitor of the guarantor, Blackstone Real Estate Partners IX, Blackstone Inc. or any of their respective affiliates primarily engaged in the business of owning or operating commercial real estate in the ordinary course. “Priority Payment Cessation Event” means (a) the acceleration of the Whole Loan during the continuance of an event of default, (b) the initiation of (x) judicial or non-judicial foreclosure proceedings, (y) proceedings for appointment of a receiver or (z) similar remedies permitted by the Mortgage Loan documents relating to all or a material portion of the applicable individual Mortgaged Property, and/or (c) the imposition of a stay, an injunction or a similar judicially imposed device that has the effect of preventing the lender from exercising its remedies under the Mortgage Loan documents.

The related master lease (the “MGM Lease”) under which MGM Lessee III, LLC is the master tenant (“MGM Tenant”) of the Mortgaged Property, provides that, unless there is an event of default of the MGM Tenant under the MGM Lease, the Mortgaged Property may not be sold to a Tenant Competitor. A “Tenant Competitor” is defined in the MGM Lease to include a person or entity or an affiliate of a person or entity which (i) is among the top 10 global gaming companies by annual revenues or (ii) operates, leases or manages resorts with at least 1,000 rooms in the greater Las Vegas Strip area; provided, that a “Tenant Competitor” does not include (x) commercial or corporate banks, pension funds, mutual funds and any other funds that are managed or controlled by a commercial or corporate bank which funds principally invest in commercial loans or debt securities or (y) any person

D-3-1

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

or entity that has elected to be treated as a real estate investment trust and whose primary business activity is limited to acting as a landlord of properties under long-term triple-net leases that may include gaming facilities.

29	Stafford Apartments	(5) Lien; Valid Assignment; (6) Permitted Liens; Title Insurance	The Mortgaged Property is ground leased by the borrower from Johns Hopkins University. Johns Hopkins University, as ground lessor, has a right of first offer and/or right of first refusal to purchase the leasehold estate in the Mortgaged Property if the ground lessee desires to transfer its leasehold estate in the Mortgaged Property. Such right does not apply to a transfer by foreclosure or deed in lieu of foreclosure to a Permitted Leasehold Mortgagee (as defined in the ground lease). However, such right will apply to any transfers thereafter. Johns Hopkins University acknowledged in an estoppel that the Mortgage Loan Seller and its successors and assigns, including without limitation any trust in a securitization, is a Permitted Leasehold Mortgagee.
2	CityCenter (Aria & Vdara)	(16) Insurance

With respect to all risk insurance, the deductible may be up to $1,000,000, and with respect to flood, windstorm and earthquake coverage, the deductible may not exceed 5% of the total insurable value of the applicable individual Mortgaged Property (each, an “Individual Property”), subject to a $5,000,000 minimum (provided that, if the non-recourse carveout guarantor provides a guaranty acceptable to the lender and the rating agencies guaranteeing any failure by the borrowers to pay their obligations actually incurred with respect to that portion of the deductible that exceeds 5% of the total insurable value of an Individual Property, the deductibles for windstorm and earthquake coverage may be up to 15% of the total insurable value of the Individual Property). Additionally, the borrowers may utilize a $4,000,000 aggregate deductible subject to a $1,000,000 per occurrence deductible and a $1,000,000 maintenance deductible following the exhaustion of the aggregate and the aggregate does not apply to any losses arising from named windstorm, earthquake or flood. Such deductibles may not be considered customary.

The borrowers are not required to maintain the coverages on the Mortgaged Property required under the Mortgage Loan documents for so long as (A) the MGM Lease is in full force and effect, (B) no default by MGM Tenant beyond any applicable notice and cure period has occurred and is continuing under the MGM Lease and (C) MGM Tenant maintains insurance policies on each Individual Property that satisfy the requirements set forth in the Mortgage Loan documents (the “MGM Policies”) (except it is acknowledged and agreed that the MGM Policies are permitted to vary from the requirements set forth in the Mortgage Loan documents with respect to any property or terrorism deductible, provided that such deductible must be no greater than $5,000,000). Such deductible may not be considered customary.

With respect to Syndicate Insurance Ratings, the borrowers are only required to use commercially reasonable efforts to obtain insurance from insurance companies with the required ratings. In the event that the borrowers are not able to obtain insurance from insurance companies rated at least BBB+ by S&P (and to the extent the applicable rating agency rates

D-3-2

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

securities representing an interest in the Whole Loan and the applicable insurance carrier, Baa1 by Moody’s and BBB+ by Fitch), for 40% of the insurance coverage, the borrowers may instead obtain such insurance from insurance companies rated A:X or better in the current Best’s Insurance Reports.

The MGM Lease provides that all insurance proceeds (except business interruption insurance proceeds not allocated to rent expenses which will be payable to and retained by the MGM Tenant) payable by reason of any property loss or damage to the Mortgaged Property, or any portion of the Mortgaged Property, under any property insurance policy will be paid to the lender or an escrow account reasonably acceptable to the borrowers and the MGM Tenant, and made available to the MGM Tenant upon request for the reasonable costs of preservation, stabilization, emergency restoration, business interruption, reconstruction and repair, as the case may be, of any damage to or destruction of the Mortgaged Property; provided that if the total amount of proceeds payable net of applicable deductibles is $100,000,000 or less, and if no event of default under the MGM Lease has occurred and is continuing, the proceeds are required to be paid to the MGM Tenant and, subject to certain limitations set forth in the MGM Lease, used for the repair of the damage to the leased property in accordance with the terms of the MGM Lease.

24	485 7th Avenue & 100 Washington	(16) Insurance

With respect to the 485 7th Avenue Mortgaged Property, such Mortgaged Property is subject to a condominium (the “485 Condominium”). In the event of a casualty to the building of which the Mortgaged Property is a part (the “485 Building”), the 485 Condominium board (the “485 Board”) is required to arrange for the prompt repair and restoration thereof. Casualty proceeds are required to be assigned and delivered to (i) the 485 Board, or (ii) if the damage is in excess of $1,000,000, then to an insurance trustee having a capital surplus and undivided profits of $500,000,000 or more (the “485 Insurance Trustee”), subject to any provisions contained in a recognized mortgage. The 485 Board has agreed that the borrower’s lender is entitled to appoint the 485 Insurance Trustee.

In the event of a casualty affecting 75% or more of the 485 Building, the unit owners owning at least 75% of the common interests in the 485 Condominium must promptly resolve to proceed with the repairs, in which event the insurance proceeds are required to be allocated by the 485 Board for payment of restoration costs to contractors engaged in the restoration in progress payments. If 75% or more of the 485 Building is destroyed or substantially damaged and if the unit owners representing 75% or more of the common interest (together with such unit owners’ mortgagees) do not promptly resolve (not more than 60 days from the date of such damage or destruction) to proceed with the repair or restoration thereof, the 485 Building will not be repaired and the Mortgaged Property will be subject to an action for partition. If the 485 Building (or applicable portion thereof) is not repaired, the insurance and sale proceeds are required to be divided among all unit owners based upon the relative replacement cost of the units as determined by an appraiser selected by the 485 Board; provided that no

D-3-3

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

payment will be made to a unit owner until unpaid liens on such unit (which includes the Mortgage) are paid in the order of priority of such liens out of the unit owner’s share of the disbursed funds.

The borrower owns two commercial units comprising 1.6706% of the common interests in the 485 Condominium; in the event that 75% or more of the 485 Building is damaged and 75% of the owners of the common interests do not vote to restore, the borrower cannot block the partition of the 485 Condominium.

With respect to the 100 Washington Mortgaged Property, such Mortgaged Property is subject to a condominium (the “100 Washington Condominium”). In the event of a casualty to the building of which the Mortgaged Property is a part (the “100 Washington Building”), (i) the 100 Washington Condominium board (the “100 Washington Board”) is required to arrange for the prompt repair and restoration of the common elements affected thereby and (ii) the applicable unit owner of an affected unit is required to promptly repair and reconstruct such unit(s). Casualty proceeds are required to be assigned and delivered to (i) the 100 Washington Board, or (ii) if the damage is in excess of $1,000,000, then to an insurance trustee having a capital surplus and undivided profits of $500,000,000 or more (the “100 Washington Insurance Trustee”). Neither the borrower nor the lender has the right to appoint the 100 Washington Insurance Trustee.

In the event of a casualty affecting 75% or more of the 100 Washington Building, the unit owners owning at least 75% of the common interests in the 100 Washington Condominium must promptly resolve to proceed with the repairs, in which event the insurance proceeds must be allocated by the 100 Washington Board for payment of restoration costs to contractors engaged in the restoration in progress payments. If 75% or more of the 100 Washington Building is destroyed or substantially damaged and if the unit owners representing 75% or more of the common interest (together with such unit owners’ mortgagees) do not promptly resolve (not more than 60 days from the date of such damage or destruction) to proceed with the repair or restoration thereof, the 100 Washington Building will not be repaired and the Mortgaged Property will be subject to an action for partition. If the 100 Washington Building (or applicable portion thereof) is not repaired, the insurance and sale proceeds are required to be divided among all unit owners based upon the relative replacement cost of the units as determined by an appraiser selected by the 100 Washington Board; provided that no payment will be made to a unit owner until unpaid liens on such unit (which includes the Mortgage) are paid in the order of priority of such liens out of the unit owner’s share of the disbursed funds.

The borrower owns two commercial units comprising 1.1515% of the common interests in the 100 Washington Condominium; in the event that 75% or more of the 100 Washington Building is damaged and 75% of the owners of the common interests do not vote to restore, the borrower cannot block the partition of the 100 Washington Condominium.

D-3-4

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
30	33 West Ontario	(16) Insurance	The Mortgaged Property is part of a larger building and the rights and obligations of the owners of the different parcels in such building are governed by an Operation and Reciprocal Easement Agreement among such owners. Pursuant to such agreement, insurance proceeds are required to be held by a depositary which is required to be a title company with offices in downtown Chicago. Accordingly the lender does not have the right to hold and disburse insurance proceeds or appoint the party who holds and disburses insurance proceeds.
--	All CREFI Mortgage Loans	(16) Insurance	The Mortgage Loan documents may permit the related borrower to cause the insurance required at the related Mortgaged Property under the Mortgage Loan documents to be maintained by a tenant, or by a condominium board or association, at the related Mortgaged Property.
2	CityCenter (Aria & Vdara)	(24) Local Law Compliance; (25) Licenses and Permits	The borrowers did not covenant in the Mortgage Loan documents (so long as the Mortgaged Property is subject to the MGM Lease) to keep all material licenses, permits and applicable governmental approvals necessary for the operation of the Mortgaged Property in full force and effect. For so long as the MGM Lease is in full force and effect, the covenant for the borrowers to keep in full force and effect the licenses and permits is limited to (x) the borrowers not directly taking such prohibited actions (or granting their consent under the MGM Lease to permit the MGM Tenant to take such a prohibited action to the extent such action is prohibited under the MGM Lease) and (y) the borrowers using commercially reasonable efforts to exercise their rights under the MGM Lease to cause the MGM Tenant to satisfy its obligations under the MGM Lease.
34	S&S Storage	(24) Local Law Compliance; (25) Licenses and Permits	The use of the Mortgaged Property for self storage and for an outdoor recreational vehicle/vehicle storage area each is a legal non-conforming use.
2	CityCenter (Aria & Vdara)	(26) Recourse Obligations

All recourse under clause (a)(ii) is limited such that it will not be deemed misappropriation to the extent such amounts are applied to pay costs and expenses incurred in connection with the ownership, operation or management of the Mortgaged Properties in accordance with the terms of the Mortgage Loan documents or applied to pay other obligations required to be paid pursuant to the Mortgage Loan documents, or otherwise delivered to the lender.

With respect to clause (a)(iii) recourse for waste is limited to willful misconduct of borrowers or any of their affiliates that are controlled by the guarantor which results in physical damage or waste.

With respect to clause (a)(iv), breaches of environmental covenants do not trigger recourse to the guarantor except, subject to a cap equal to a coverage limit of at least $25,000,000 for each incident and a combined aggregate of $25,000,000, to the extent that (A) the Mortgaged Property is not subject to the MGM Lease and (B) the borrowers obtain environmental insurance against claims for pollution and remediation legal liability (the “PLL Policies”) that does not run through the date that is at least two years past the date of repayment of the Mortgage Loan (the “Required PLL Period”)

D-3-5

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

and the borrowers fail to renew, replace or extend such PLL Policy through the Required PLL Period as required under the Mortgage Loan documents, any liability under the environmental indemnity that first arises after the expiration of such PLL Policy and that would have otherwise been covered by the PLL Policy had it been renewed, replaced or extended through the Required PLL Period, except to the extent such loss is caused by or results from the gross negligence or willful misconduct of the lender.

With respect to clause (a)(iv), there is no separate environmental indemnitor with respect to the Mortgage Loan.

With respect to clause (b), the non-recourse carveout guarantor’s liability with respect to the bankruptcy related full recourse carveout is limited to 10% of the outstanding amount of the related Whole Loan as of the date that the first full recourse event occurs, plus costs of enforcement.

--	All CREFI Mortgage Loans	(26) Recourse Obligations	The Mortgage Loan documents with respect to certain of the Mortgage Loans provide loss recourse for any material breach of the environmental covenants contained in the Mortgage Loan documents
2	CityCenter (Aria & Vdara)	(27) Mortgage Releases	The Mortgage Loan documents provide that in the event of a condemnation or taking of any portion of the Mortgaged Property by a state or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the borrowers may not be required to pay down the principal balance of the Mortgage Loan in an amount not less than the least of one of the following amounts: (i) the net condemnation proceeds plus the net proceeds of any arm’s length sale of the released portion of such Individual Property to an unrelated entity, (ii) the fair market value of the released portion of such Individual Property at the time of the release (as determined in accordance with the definition of “Loan-to-Value Ratio”), or (iii) an amount such that the Loan-to-Value Ratio after giving effect to the release is not greater than the Loan-to-Value Ratio immediately prior to such release, unless the lender receives an opinion of counsel that, if such amount is not paid, the securitization will not fail to maintain its status as a REMIC Trust as a result of the related release of the lien.
2	CityCenter (Aria & Vdara)	(28) Financial Reporting and Rent Rolls

For so long as the MGM Lease is in effect, the borrowers must deliver the annual financial statements of MGM Tenant and any subtenant under a sublease to the MGM Lease on a combined basis. For so long as the Mortgaged Property is not subject to the MGM Lease, the borrowers are required to furnish to the lender annually a complete copy of the borrowers’ (or, at the borrowers’ election, any 100% direct or indirect owner of the borrowers that owns no assets other than such ownership interest and the ownership of any intermediate holding companies that own no assets other than such ownership interest in the borrowers) annual financial statements.

There is an obligation to deliver trailing 12-month and year to date operating statements on a quarterly basis but operating statements are not part of the annual reporting package.

There is no obligation to deliver a rent roll.

2	CityCenter (Aria & Vdara)	(29) Acts of Terrorism Exclusion	For so long as the Mortgaged Property is subject to the MGM Lease, the borrowers are permitted to rely on terrorism
D-3-6

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
insurance provided by the MGM Tenant. Such insurance may have a deductible of up to $5,000,000. Terrorism insurance may be written by a non-rated captive insurer.
--	All CREFI Mortgage Loans	(29) Acts of Terrorism Exclusion	All exceptions to Representation and Warranty No. 16 are also exceptions to this Representation and Warranty No. 29.
2	CityCenter (Aria & Vdara)	(30) Due on Sale or Encumbrance

The Mortgage Loan documents permit free transfers or pledges of interests in an Excluded Entity. As used herein, “Excluded Entity” means (i) any entity comprising Initial Sponsor, any other Approved Sponsor Entity or RIC Investor or (ii) any direct or indirect legal or beneficial owner (including, without limitation, any shareholder, partner, member and/or non-member manager) of any entity comprising Initial Sponsor, any other Approved Sponsor Entity or RIC Investor. “Initial Sponsor” means certain Blackstone funds specified or described in the Mortgage Loan documents. “Approved Sponsor Entity” means any entity comprising Initial Sponsor and/or certain Blackstone funds specified or described in the Whole Loan documents, as well as other Blackstone affiliates as described in the Whole Loan documents. “RIC Investor” means Realty Income Corporation (or any successor thereto by operation of law (whether through a merger, consolidation or similar transaction)).

The Mortgage Loan documents provide that none of the borrowers, any mezzanine borrower, or any other direct or indirect equity holder in the borrowers up to the first direct or indirect holder that has substantial assets other than its indirect interest in the Mortgaged Properties (each, a “Restricted Pledge Party”), other than the borrowers or any future mezzanine borrower, may be restricted from any sale or pledge of its direct or indirect assets, provided such assets are not encumbered or required to be encumbered by the Whole Loan or any mezzanine loan. Notwithstanding the foregoing, no consent of the lender is required in connection with (i) any foreclosure of any pledge of an indirect equity interest in the borrowers or (ii) exercise of remedies or acquisition of control by a provider of preferred equity or debt to an indirect owner of the borrowers that may or may not result in a change of control of the borrowers and no assumption fee will be payable in connection therewith; provided that (x) the foreclosing party or the party acquiring control of the borrowers or exercising remedies is an eligible assignee (or with respect to preferred equity, a permitted assumption party) that is able to satisfy certain conditions, including remaking representations and covenants relating to embargoed persons.

Upon satisfaction of certain conditions set forth in the Mortgage Loan documents, a sale or pledge of the direct or indirect equity interests in the borrowers is permitted without lender consent provided that after giving effect to such sale or pledge, (A) (i) one or more of the entities comprising any Initial Sponsor and/or a Blackstone fund entity, (ii) the RIC Investor, (iii) following a permitted assumption, a permitted assumption party or (iv) following a public sale, a public vehicle (each, an “Approved Control Party”) must individually or collectively, directly or indirectly, own the applicable Required Ownership Interest. The “Required Ownership Interest” means (i) for so long as one or more entities comprising an Approved Control Party individually or collectively controls the borrowers and the mezzanine borrower, not less than 5% of the ultimate direct or indirect interests in the borrowers and the mezzanine borrower, or (ii)

D-3-7

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

in the event that an Approved Control Party does not individually or collectively control the borrowers and the mezzanine borrower, not less than 15% of the ultimate direct or indirect interests in the borrowers and the mezzanine borrower.

In the event that any gaming authority requires the borrowers or their direct or indirect owner to apply for a gaming license in connection with their ownership of the Mortgaged Property, the borrowers may, without the lender’s consent, implement a “voteco” structure which would result in (A) 100% of the voting membership interests in the borrowers (or a direct or indirect owner of the borrowers) being owned by a Voteco Entity, (B) Voteco Entity thereafter controlling the borrowers, and (C) the direct or indirect economic interests in the borrowers continuing to be owned in accordance with the requirements of the Mortgage Loan documents, provided that certain conditions are satisfied, including that no event of default is continuing. A “Voteco Entity” means a newly formed Delaware limited liability company that would (i) control the borrowers and (ii) be 100% owned and controlled by one or more senior management officers of the sponsor, or if a replacement guarantor has executed and delivered a replacement guaranty substantially in the form of the guaranty or otherwise in form reasonably satisfactory to the lender in accordance with the terms and provisions of the Mortgage Loan documents, one or more senior management officers of the applicable qualified transferee, in each case, that satisfies applicable gaming laws.

30	33 W Ontario	(31) Single Purpose Entity	The borrower made a loan to MCK Millennium Centre Retail, LLC, an Illinois limited liability company, and the former owner of the Mortgaged Property in 2016 in the original principal amount of $11,200,000. The borrower acquired the Mortgaged Property by foreclosure of such loan.

D-3-8

SCHEDULE D-1

CITI REAL ESTATE FUNDING INC.

MORTGAGE LOANS WITH EXISTING MEZZANINE DEBT

None.

D-3-9

SCHEDULE D-2

CITI REAL ESTATE FUNDING INC.

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT IS PERMITTED IN THE FUTURE

Loan No.	Mortgage Loan
2	CityCenter (Aria & Vdara)

D-3-10

SCHEDULE D-3

CITI REAL ESTATE FUNDING INC.

CROSSED MORTGAGE LOANS

None.

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ANNEX D-4

EXCEPTIONS TO BCREI MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
14	Fairfield & Residence Inn San Antonio	(5) Lien; Valid Assignment	The franchisor, Marriott International, Inc., has a right of first refusal to purchase each Mortgaged Property in the event of a proposed transfer of such Mortgaged Property, the related Mortgagor or a controlling affiliate of such Mortgagor to a Competitor (as defined in the related franchise agreement) of the franchisor. Pursuant to each comfort letter executed in connection with the origination of the Mortgage Loan, the right of first refusal is subordinate to the exercise of the rights of a bona fide lender under the mortgage who is not a Competitor (or an affiliate of a Competitor) of the franchisor.
14	Fairfield & Residence Inn San Antonio	(6) Permitted Liens; Title Insurance	See exception to Representation and Warranty No. 5, above.
8, 18	Normandy Center and Stone Mountain Festival	(16) Insurance	The Mortgage Loan documents provide that as an alternative to the insurance policies required to be maintained thereunder, the Mortgagor will not be in default under the Mortgage Loan documents if the Mortgagor maintains (or causes to be maintained) insurance policies which (i) have coverages, deductibles and/or other related provisions other than those specified in the Mortgage Loan documents and/or (ii) are provided by insurance companies not meeting the credit ratings requirements set forth in the Mortgage Loan documents (any such policy, a “Non-Conforming Policy”); provided, that, prior to obtaining such Non-Conforming Policies (or permitting such Non-Conforming Policies to be obtained), the Mortgagor must have (i) received the Mortgagee’s prior written consent thereto and (ii) confirmed that the Mortgagee has received a rating agency confirmation with respect to any such Non-Conforming Policy.
16	Galleria Flats	(16) Insurance	With respect to roofs at the related Mortgaged Property aged fifteen years or more, the Mortgage Loan documents permit coverage on an actual cash value (as opposed to replacement cost) basis.
8	Normandy Center	(24) Local Law Compliance	Certain fire code violations are open at the related Mortgaged Property. The Mortgage Loan documents require the Mortgagor to correct such violations.
14	Fairfield & Residence Inn San Antonio	(27) Mortgage Releases	The Mortgage Loan documents permit the Mortgagors to obtain the release of a portion of a parking lot located at the Residence Inn San Antonio Downtown Market Square Mortgaged Property identified as the “Lot Twelve Property” for which the Mortgage Loan documents do not provide an allocated loan amount provided that, among other conditions, the Mortgagors prepay the Mortgage Loan in an amount equal to $1,246,080, together with any applicable yield maintenance premium.

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SCHEDULE D-1

BARCLAYS CAPITAL REAL ESTATE INC.

MORTGAGE LOANS WITH EXISTING MEZZANINE DEBT

None.

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SCHEDULE D-2

BARCLAYS CAPITAL REAL ESTATE INC.

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT IS PERMITTED IN THE
FUTURE

None.

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SCHEDULE D-3

BARCLAYS CAPITAL REAL ESTATE INC.

CROSSED MORTGAGE LOANS

None.

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ANNEX D-5

EXCEPTIONS TO BMO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
--	All of the BMO Mortgage Loans	(16) Insurance	The Mortgage Loan documents may permit the related Mortgagor to cause the insurance required at the related Mortgaged Property under the Mortgage Loan documents to be maintained by a tenant, or by a condominium board or association, at the related Mortgaged Property.
15	Sixty44 Residences	(24) Local Law Compliance	There are open building and zoning code violations at the Mortgage Property.
25	York MF Portfolio	(24) Local Law Compliance	There are open building and fire code violations at the Mortgage Properties.
15	Sixty44 Residences	(26) Recourse Obligations	The related Mortgage Loan documents provide that the Mortgage Loan is 10% recourse until such time as the Mortgaged Property achieves an UW NCF DY of 8.50% based on trailing 12 month collections and operating expenses (which include the fully assessed tax amount when determined by taxing authority, which is not expected until 2027).
--	All of the BMO Mortgage Loans	(27) Mortgage Releases	In the event of a taking of any portion of any of the Mortgaged Property by a state or any political subdivision or authority thereof, the Mortgagor cannot be required to pay down the principal balance of the Mortgage Loan in an amount not less than the amount required by the loan-to-value ratio and other requirements of the REMIC Provisions if the related Mortgagor provides an opinion of counsel to the holder of the Mortgage Loan that the trust will continue to maintain its status as a REMIC trust if such amount is not paid.
--	All of the BMO Mortgage Loans	(29) Acts of Terrorism Exclusion	All exceptions to representation and warranty no. 16 are also exceptions to this representation and warranty no. 29.
27	Kawasaki Motors North America Headquarters	(30) Due on Sale and Encumbrance	The Mortgage Loan documents permit direct and/or indirect transfers between existing joint venture partners subject to the terms of the Mortgage Loan documents, including, without limitation, in the event a change in control occurs, a replacement guarantor is required.

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SCHEDULE D-1

BANK OF MONTREAL

MORTGAGE LOANS WITH EXISTING MEZZANINE DEBT

None.

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SCHEDULE D-2

BANK OF MONTREAL

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT IS PERMITTED IN THE
FUTURE

None.

D-5-3

SCHEDULE D-3

BANK OF MONTREAL

CROSSED MORTGAGE LOANS

None.

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ANNEX E-1

GOLDMAN SACHS MORTGAGE COMPANY
MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

GSMC will in its MLPA, with respect to each GSMC Mortgage Loan, make the representations and warranties set forth below as of the Cut-off Date or such other date specified below, in each case subject to the exceptions to those representations and warranties that are described on Annex E-2. Prior to the execution of the related final MLPA, there may be additions, subtractions or other modifications to the representations, warranties and exceptions. These representations, warranties and exceptions should not be read alone, but should only be read in conjunction with the prospectus. Capitalized terms used but not otherwise defined in this Annex E-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related MLPA.

The related MLPA, together with the related representations and warranties (subject to the exceptions thereto), serves to contractually allocate risk between GSMC, on the one hand, and the issuing entity, on the other. The representations and warranties are not intended to be disclosure statements regarding the characteristics of the related mortgage loans, Mortgaged Properties or other subjects discussed, but rather are intended as a risk allocation mechanism. We cannot assure you that the mortgage loans actually conform to the statements made in the representations and warranties that are presented below. The representations, warranties and exceptions have been provided to you for informational purposes only and prospective investors should not rely on the representations, warranties and exceptions as a basis for any investment decision. For disclosure regarding the characteristics, risks and other information regarding the mortgage loans, Mortgaged Properties and the certificates, you should read and rely solely on the prospectus. None of the depositor or the underwriters or their respective affiliates makes any representation regarding the accuracy or completeness of the representations, warranties and exceptions.

1.     Whole Loan; Ownership of Mortgage Loans. Except with respect to a GSMC Mortgage Loan that is part of a Whole Loan, each GSMC Mortgage Loan is a whole loan and not a participation interest in a GSMC Mortgage Loan. Each GSMC Mortgage Loan that is part of a Whole Loan is a senior or pari passu portion of a whole loan evidenced by a senior or pari passu note. At the time of the sale, transfer and assignment to the depositor, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to GSMC), participation or pledge, and GSMC had good title to, and was the sole owner of, each GSMC Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such GSMC Mortgage Loan other than any servicing rights appointment, or similar agreement, any Non-Serviced PSA with respect to a GSMC Mortgage Loan and rights of the holder of a related Companion Loan pursuant to an Intercreditor Agreement. GSMC has full right and authority to sell, assign and transfer each GSMC Mortgage Loan, and the assignment to Depositor constitutes a legal, valid and binding assignment of each GSMC Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering any GSMC Mortgage Loan other than the rights of the holder of a related Companion Loan pursuant to an Intercreditor Agreement.

2.     Loan Document Status. Each related Mortgage Note, Mortgage, assignment of leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related mortgagor, guarantor or other obligor in connection with such GSMC Mortgage Loan is the legal, valid and binding obligation of the related mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees,

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charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Mortgage Loan documents invalid as a whole or materially interfere with the Mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentence, there is no valid offset, defense, counterclaim or right of rescission available to the related mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by GSMC in connection with the origination of any GSMC Mortgage Loan, that would deny the Mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

3.     Mortgage Provisions. The Mortgage Loan documents for each GSMC Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the related Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Standard Qualifications.

4.     Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File (a) the material terms of such Mortgage, Mortgage Note, GSMC Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Mortgagor nor the related guarantor has been released from its material obligations under the related GSMC Mortgage Loan. With respect to each Mortgage Loan, except as contained in a written document included in the related Mortgage File, there have been no modifications, amendments or waivers that could be reasonably expected to have a material adverse effect on such Mortgage Loan that have been consented to by GSMC on or after January 16, 2026.

5.     Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of assignment of leases to the issuing entity (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee) constitutes a legal, valid and binding assignment to the issuing entity (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee). Each related Mortgage and assignment of leases is freely assignable without the consent of the related mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the mortgage loan schedule attached to the related MLPA, leasehold) interest in the related Mortgaged Property in the principal amount of such GSMC Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (6) set forth on Annex E-2 (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to GSMC’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to GSMC’s knowledge and subject to the rights of tenants (as tenants only) (subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything in this representation to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required in order to effect such perfection.

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6.     Permitted Liens; Title Insurance. Each Mortgaged Property securing a GSMC Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such GSMC Mortgage Loan (or with respect to a GSMC Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments due and payable but not yet delinquent; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; (f) if the related GSMC Mortgage Loan constitutes a cross-collateralized GSMC Mortgage Loan, the lien of the Mortgage for another GSMC Mortgage Loan contained in the same Crossed Group; and (g) if the related GSMC Mortgage Loan is part of a Whole Loan, the rights of the holder(s) of any related Companion Loan(s) pursuant to the related Co-Lender Agreement; provided that none of items (a) through (g), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). For purposes of clause (a) of the immediately preceding sentence, any such taxes, assessments and other charges will not be considered due and payable until the date on which interest and/or penalties would be payable thereon. Except as contemplated by clauses (f) and (g) of the second preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by GSMC thereunder and no claims have been paid thereunder. Neither GSMC, nor to GSMC’s knowledge, any other holder of a GSMC Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

7.     Junior Liens. It being understood that B notes secured by the same Mortgage as a GSMC Mortgage Loan are not subordinate mortgages or junior liens, except for any GSMC Mortgage Loan that is cross-collateralized and cross-defaulted with another GSMC Mortgage Loan, there are no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmens liens (which are the subject of the representation in paragraph (5) above), and equipment and other personal property financing). Except as set forth on Schedule E-1 to this Annex E-1, GSMC has no knowledge of any mezzanine debt secured directly by interests in the related mortgagor.

8.     Assignment of Leases and Rents. There exists as part of the related Mortgage File an assignment of leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions, each related assignment of leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related assignment of leases, subject to applicable law, provides that, upon an event of default under each GSMC Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related Mortgagee to enter into possession to collect the rents or for rents to be paid directly to the Mortgagee.

9.     UCC Filings. If the related Mortgaged Property is operated as a hospitality property, GSMC has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the related GSMC Mortgage Loan to perfect a

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valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such mortgagor and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Mortgage Loan documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

10.  Condition of Property. GSMC or the originator of each GSMC Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the related GSMC Mortgage Loan and within thirteen months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each GSMC Mortgage Loan no more than thirteen months prior to the Cut-off Date. To GSMC’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than deferred maintenance for which escrows were established at origination) that would affect materially and adversely the use or value of such Mortgaged Property as security for the GSMC Mortgage Loan.

11.  Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, which could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof will not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

12.  Condemnation. As of the date of origination and to GSMC’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to GSMC’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of any Mortgaged Property that would have a material adverse effect on the value, use or operation of such Mortgaged Property.

13.  Actions Concerning Mortgage Loan. To GSMC’s knowledge, based on evaluation of the Title Policy (as defined in paragraph (6)), an engineering report or property condition assessment as described in paragraph (10), applicable local law compliance materials as described in paragraph (24), the ESA (as defined in paragraph (40)), written litigation diligence responses provided by the related mortgagor to the related originator, the related loan agreement, and public record litigation and judgment lien searches obtained by the related originator, as of origination, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any mortgagor, guarantor, or mortgagor’s interest in the related Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such mortgagor’s title to such Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such mortgagor’s ability to perform under the related GSMC Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the related Mortgage Loan documents or (f) the current principal use of such Mortgaged Property.

14.  Escrow Deposits. All escrow deposits and payments required to be escrowed with any Mortgagee pursuant to each GSMC Mortgage Loan are in the possession, or under the control, of GSMC

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or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with the related Mortgagee under the related Mortgage Loan documents are being conveyed by GSMC to the Depositor or its servicer.

15.  No Holdbacks. The principal amount of each GSMC Mortgage Loan stated on the mortgage loan schedule attached to the related MLPA has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the GSMC Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the mortgagor or other considerations determined by GSMC to merit such holdback).

16.  Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer or insurers meeting the requirements of the related Mortgage Loan documents and meeting the Insurance Rating Requirements (as defined below), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the related GSMC Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the related mortgagor and included in such Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Rating Requirements” means either (i) a claims paying or financial strength rating of at least “A-:VIII” from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from S&P Global Ratings or (ii) the Syndicate Insurance Rating Requirements. “Syndicate Insurance Rating Requirements” means insurance provided by a syndicate of insurers, as to which (1) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Rating Requirements (under clause (i) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC or at least “Baa3” by Moody’s Investors Service, Inc., and (2) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Rating Requirements (under clause (i) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC or at least “Baa3” by Moody’s Investors Service, Inc.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each GSMC Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as a “Special Flood Hazard Area,” the related mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program (irrespective of whether such coverage is provided pursuant to a National Flood Insurance Program policy or through a private policy), plus such additional flood coverage in an amount as is generally required by GSMC for comparable mortgage loans intended for securitization.

If a Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer or insurers meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the

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original principal balance of the related GSMC Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures included in the related Mortgaged Property by an insurer or insurers meeting the Insurance Rating Requirements.

Each Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer or insurers meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by prudent institutional commercial mortgage lenders, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each Mortgaged Property located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the scenario expected limit (“SEL”) for the related Mortgaged Property in the event of an earthquake. In such instance, the SEL was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained from an insurer or insurers meeting the Insurance Rating Requirements (provided that for this purpose (only) the A.M. Best Company minimum rating referred to in the definition of Insurance Rating Requirements will be deemed to be at least “A:VIII”) in an amount not less than 100% of the SEL.

The Mortgage Loan documents for each GSMC Mortgage Loan require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the original or then outstanding principal amount of the related GSMC Mortgage Loan (or related Whole Loan), the Mortgagee (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such GSMC Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the Mortgagee under each GSMC Mortgage Loan and its successors and assigns as a loss payee under a Mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the trustee (or, in the case of a Mortgage Loan that is a Non-Serviced Mortgage Loan, the applicable Non-Serviced Trustee). Each related GSMC Mortgage Loan obligates the related mortgagor to maintain (or cause to be maintained) all such insurance and, at such mortgagor’s failure to do so, authorizes the Mortgagee to maintain such insurance at the mortgagor’s reasonable cost and expense and to charge such mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the Mortgagee of termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the Mortgagee of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by GSMC.

17.  Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of such Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the related GSMC Mortgage Loan requires the mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which such Mortgaged Property is a part until the separate tax lots are created.

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18.  No Encroachments. To GSMC’s knowledge based solely on surveys obtained in connection with origination and the Mortgagee’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each GSMC Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such GSMC Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy.

19.  No Contingent Interest or Equity Participation. No GSMC Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by GSMC.

20.  REMIC. Each GSMC Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the GSMC Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the GSMC Mortgage Loan and (B) either: (a) such GSMC Mortgage Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the GSMC Mortgage Loan (or related Whole Loan) was originated at least equal to 80% of the adjusted issue price of the GSMC Mortgage Loan (or related Whole Loan) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the GSMC Mortgage Loan (or related Whole Loan) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the GSMC Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the GSMC Mortgage Loan; or (b) substantially all of the proceeds of such GSMC Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such GSMC Mortgage Loan (other than a recourse feature or other third party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the GSMC Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such GSMC Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the GSMC Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the GSMC Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph will have the same meanings as set forth in the related Treasury Regulations.

21.  Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of each GSMC Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

22.  Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to originate, acquire and/or hold (as applicable) the Mortgage Note in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such GSMC Mortgage Loan by the issuing entity.

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23.  Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to GSMC’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related Mortgagee.

24.  Local Law Compliance. To GSMC’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by GSMC for similar commercial and multifamily mortgage loans intended for securitization, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) with respect to the improvements located on or forming part of each Mortgaged Property securing a GSMC Mortgage Loan as of the date of origination of such GSMC Mortgage Loan (or related Whole Loan, as applicable) and as of the Cut-off Date, other than those which (i) are insured by the Title Policy or a law and ordinance insurance policy or (ii) would not have a material adverse effect on the value, operation or net operating income of the related Mortgaged Property. The terms of the related Mortgage Loan documents require the mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.

25.  Licenses and Permits. Each mortgagor covenants in the related Mortgage Loan documents that it will keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the related Mortgaged Property in full force and effect, and to GSMC’s knowledge based upon any of a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by GSMC for similar commercial and multifamily mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. Each GSMC Mortgage Loan requires the related mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

26.  Recourse Obligations. The Mortgage Loan documents for each GSMC Mortgage Loan provide that such GSMC Mortgage Loan (a) becomes full recourse to the mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the mortgagor (but may be affiliated with the mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any voluntary petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, will be filed by the related mortgagor; (ii) the related mortgagor or guarantor will have colluded with (or, alternatively, solicited or caused to be solicited) other creditors to cause an involuntary bankruptcy filing with respect to such mortgagor or (iii) voluntary transfers of either the Mortgaged Property or equity interests in the mortgagor made in violation of the related Mortgage Loan documents; and (b) contains provisions providing for recourse against the mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the mortgagor (but may be affiliated with the mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained by reason of such mortgagor’s (i) misappropriation of rents after the occurrence of an event of default under the related GSMC Mortgage Loan; (ii) misappropriation of (A) insurance proceeds or condemnation awards or (B) security deposits or, alternatively, the failure of any security deposits to be delivered to the Mortgagee upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a GSMC Mortgage Loan event of default); (iii) fraud or intentional material misrepresentation; (iv) breaches of the environmental covenants in the Mortgage Loan documents; or (v) commission of intentional material physical waste at the related Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste).

27.  Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the related Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (32)), in each case, of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii)

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the outstanding principal balance of the related GSMC Mortgage Loan, (b) upon payment in full of such GSMC Mortgage Loan, (c) upon a Defeasance (as defined in (32) below), (d) releases of out-parcels that are unimproved or other portions of the related Mortgaged Property which will not have a material adverse effect on the underwritten value of such Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the GSMC Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release (including in connection with any partial Defeasance) under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject GSMC Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject GSMC Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(A); or (y) the Mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), for all GSMC Mortgage Loans originated after December 6, 2010, if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the GSMC Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the lien of the GSMC Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the GSMC Mortgage Loan (or related Whole Loan) outstanding after the release, the related mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC provisions of the Code.

With respect to any partial release under the preceding clause (e), for all GSMC Mortgage Loans originated after December 6, 2010, the mortgagor can be required to pay down the principal balance of the related GSMC Mortgage Loan in an amount not less than the amount required by the REMIC provisions of the Code and, to such extent, such amount may not be required to be applied to the restoration of the Mortgaged Property or released to the mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property is not equal to at least 80% of the remaining principal balance of the GSMC Mortgage Loan (or related Whole Loan).

No GSMC Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another GSMC Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to partial condemnation, other than in compliance with the REMIC provisions of the Code.

28.  Financial Reporting and Rent Rolls. The GSMC Mortgage Loan documents for each GSMC Mortgage Loan require the related mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements with respect to each GSMC Mortgage Loan with more than one mortgagor are in the form of an annual combined balance sheet of the mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis.

29.  Acts of Terrorism Exclusion. With respect to each GSMC Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other GSMC Mortgage Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the

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Insurance Rating Requirements) did not, as of the date of origination of the GSMC Mortgage Loan, and, to GSMC’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each GSMC Mortgage Loan, the related Loan Documents do not expressly waive or prohibit the Mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then provided that terrorism insurance is commercially available, the Mortgagor under each GSMC Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor will not be required to spend more than the Terrorism Cap Amount on terrorism insurance coverage, and if the cost of terrorism insurance exceeds the Terrorism Cap Amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to the Terrorism Cap Amount. The “Terrorism Cap Amount” is the specified percentage (which is at least equal to 200%) of the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required under the related Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance).

30.  Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each GSMC Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such GSMC Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the Mortgagee which are customarily acceptable to prudent commercial and multifamily mortgage lending institutions lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) transfers of less than, or other than, a controlling interest in the related mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs (27) and (32) in this Annex E-1 or the exceptions thereto set forth on Annex E-2, or (vii) any mezzanine debt that existed at the origination of the related GSMC Mortgage Loan as set forth on Schedule E-1 to this Annex E-1, or future permitted mezzanine debt as set forth on Schedule E-2 to this Annex E-1 or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan of any GSMC Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests (iii) any GSMC Mortgage Loan that is cross-collateralized and cross-defaulted with another GSMC Mortgage Loan, as set forth on Schedule E-3 to this Annex E-1 or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that, to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the related mortgagor is responsible for such payment along with all other reasonable out-of-pocket fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

31.  Single-Purpose Entity. Each GSMC Mortgage Loan requires the related mortgagor to be a Single-Purpose Entity for at least as long as the related GSMC Mortgage Loan is outstanding. Both the Mortgage Loan documents and the organizational documents of the mortgagor with respect to each GSMC Mortgage Loan with a Cut-off Date Balance in excess of $5 million provide that such mortgagor is a Single-Purpose Entity, and each GSMC Mortgage Loan with a Cut-off Date Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the related mortgagor. For this purpose, a “Single-Purpose Entity” means an entity, other than an individual, whose organizational documents (or if the GSMC Mortgage Loan has a Cut-off Date Balance equal to $5 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed

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or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the GSMC Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a mortgagor for a GSMC Mortgage Loan that is cross-collateralized and cross-defaulted with the related GSMC Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

32.  Defeasance. With respect to any GSMC Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the related Mortgage Loan documents provide for defeasance as a unilateral right of the mortgagor, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) such GSMC Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the GSMC Mortgage Loan when due, including the entire remaining principal balance on the maturity date or, if the GSMC Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the related Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty), and if the GSMC Mortgage Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (A) 110% of the allocated loan amount for the real property to be released and (B) the outstanding principal balance of the related GSMC Mortgage Loan; (iv) the mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in (iii) above, (v) if the mortgagor would continue to own assets in addition to the defeasance collateral, the portion of the GSMC Mortgage Loan secured by defeasance collateral is required to be assumed (or the Mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the mortgagor is required to provide an opinion of counsel that the Mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the mortgagor is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable out-of-pocket expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

33.  Fixed Interest Rates. Each GSMC Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such GSMC Mortgage Loan, except in the case of any ARD Loan and situations where default interest is imposed.

34.  Ground Leases. For purposes of this Annex E-1, a “Ground Lease” means a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any GSMC Mortgage Loan where the GSMC Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of GSMC, its successors and assigns, GSMC represents and warrants that:

(a)   The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the

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interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage. No material change in the terms of the Ground Lease had occurred since the origination of the GSMC Mortgage Loan, except as reflected in any written instruments which are included in the related Mortgage File;

(b)   The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the Mortgagee;

(c)   The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either mortgagor or the Mortgagee) that extends not less than 20 years beyond the stated maturity of the related GSMC Mortgage Loan, or 10 years past the stated maturity if such GSMC Mortgage Loan fully amortizes by the stated maturity (or with respect to a GSMC Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)   The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the Mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)   The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the GSMC Mortgage Loan and its successors and assigns without the consent of the lessor thereunder (provided that proper notice is delivered to the extent required in accordance with the Ground Lease), and in the event it is so assigned, it is further assignable by the holder of the GSMC Mortgage Loan and its successors and assigns without the consent of (but with prior notice to) the lessor;

(f)    GSMC has not received any written notice of material default under or notice of termination of such Ground Lease. To GSMC’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to GSMC’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)   The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the Mortgagee written notice of any default, and provides that no notice of default or termination is effective against the Mortgagee unless such notice is given to the Mortgagee;

(h)   The Mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the Mortgagee’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)    The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by a prudent commercial mortgage lender;

(j)    Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the Mortgagee or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the GSMC Mortgage Loan, together with any accrued interest;

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(k)   In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to the ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the GSMC Mortgage Loan, together with any accrued interest; and

(l)    Provided that the Mortgagee cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with the Mortgagee upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

35.  Servicing. The servicing and collection practices used by GSMC with respect to the GSMC Mortgage Loans have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

36.  Origination and Underwriting. The origination practices of GSMC (or the related originator if GSMC was not the originator) with respect to each GSMC Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such GSMC Mortgage Loan (or the related Whole Loan, as applicable) and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such GSMC Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex E-1.

37.  No Material Default; Payment Record. No GSMC Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required debt service payments since origination, and no GSMC Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To GSMC’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under any GSMC Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of any GSMC Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by GSMC in this Annex E-1 (including, but not limited to, the prior sentence). No person other than the holder of any GSMC Mortgage Loan may declare any event of default under the related GSMC Mortgage Loan or accelerate any indebtedness under such Mortgage Loan documents.

38.  Bankruptcy. As of the date of origination of the related GSMC Mortgage Loan and to the GSMC’s knowledge as of the Cut-off Date, neither the Mortgaged Property (other than any tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

39.  Organization of Mortgagor. With respect to each GSMC Mortgage Loan, in reliance on certified copies of the organizational documents of the related mortgagor delivered by such mortgagor in connection with the origination of such GSMC Mortgage Loan (or the related Whole Loan, as applicable), the mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any GSMC Mortgage Loan that is cross-collateralized and cross-defaulted with another GSMC Mortgage Loan, no GSMC Mortgage Loan has a mortgagor that is an affiliate of another mortgagor under another GSMC Mortgage Loan.

40.  Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain GSMC Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements were conducted by a reputable environmental consultant in connection with such GSMC Mortgage Loan within 12 months prior

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to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-13 or its successor, an “Environmental Condition”) at the related Mortgaged Property or the need for further investigation, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable Environmental Laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related Mortgagee; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that, based on the ESA, can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Cut-off Date, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than “A-” (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC and/or Fitch Ratings, Inc.; (E) a party not related to the Mortgagor was identified as the responsible party for such condition or circumstance and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To GSMC’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-13 or its successor) at the related Mortgaged Property.

41.  Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the GSMC Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and, to GSMC’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the GSMC Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation. Each appraisal contains a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as in effect on the date such GSMC Mortgage Loan was originated.

42.  Mortgage Loan Schedule. The information pertaining to each GSMC Mortgage Loan which is set forth on the mortgage loan schedule attached to the related MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the PSA to be contained on the mortgage loan schedule attached to the related MLPA.

43.  Cross-Collateralization. Except with respect to a GSMC Mortgage Loan that is part of a Whole Loan no GSMC Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Mortgage Pool, except as set forth on Annex E-2.

44.  Advance of Funds by the Sponsor. After origination, no advance of funds has been made by GSMC to the related mortgagor other than in accordance with the related Mortgage Loan documents, and, to GSMC’s knowledge, no funds have been received from any person other than the related mortgagor or an affiliate for, or on account of, payments due on the GSMC Mortgage Loan (other than as contemplated by the related Mortgage Loan documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a Mortgagee-controlled lockbox if required or

E-1-14

contemplated under the related lease or Mortgage Loan documents). Neither GSMC nor any affiliate thereof has any obligation to make any capital contribution to any mortgagor under a GSMC Mortgage Loan, other than contributions made on or prior to the Closing Date.

45.  Compliance with Anti-Money Laundering Laws. GSMC has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the GSMC Mortgage Loans.

For purposes of these representations and warranties, “Mortgagee” means the mortgagee, grantee or beneficiary under any Mortgage, any holder of legal title to any portion of any GSMC Mortgage Loan or, if applicable, any agent or servicer on behalf of such party.

For purposes of these representations and warranties, the phrases “GSMC’s knowledge” or “GSMC’s belief” and other words and phrases of like import mean, except where otherwise expressly set forth in this Annex E-1, the actual state of knowledge or belief of GSMC, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the GSMC Mortgage Loans regarding the matters expressly set forth in this Annex E-1.

E-1-15

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX E-2

EXCEPTIONS TO GSMC MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

1	Project Broadview	(5) Lien; Valid Assignment	The sole tenant at the Bass Pro Shops Mortgaged Property, Bass Pro Shops, has a right of first refusal to purchase the Mortgaged Property in the event of a proposed sale of the Mortgaged Property to a bona fide unaffiliated third party. The right of first refusal does not apply to a transfer of the Mortgaged Property in connection with foreclosure sale (or similar proceeding) or deed-in-lieu of foreclosure.
2	CityCenter (Aria & Vdara)	(5) Lien; Valid Assignment

The lender may, (i) sell or otherwise transfer the Mortgage Loan as an entire loan or sell or otherwise transfer or syndicate, or sell participations in, all or any portion of the Mortgage Loan and the Mortgage Loan documents, except that any such sale, transfer, syndication or participation (but not a Securitization (as defined below)) may only be to an Eligible Assignee or (ii) consummate one or more private or public securitizations of rated or unrated single-class or multi-class securities secured by or evidencing ownership interests in all or any portion of the Mortgage Loan and the Mortgage Loan documents or a pool of assets that include the Mortgage Loan and the Mortgage Loan documents (a “Securitization”). “Eligible Assignee” means, as more fully defined in the Mortgage Loan documents, the lenders under the related Whole Loan, certain of their affiliates, and certain banks and other institutions, and any other entity reasonably approved by the Mortgagors; provided that in each case such entity satisfies certain eligibility requirements, including without limitation holding at least $500 million of commercial real estate loans or interests therein; provided, that during an event of default under the Whole Loan, an Eligible Assignee may be any person or entity; provided further that if there is an event of default but a Priority Payment Cessation Event has not occurred, an Eligible Assignee may not be a direct competitor of the guarantor, Blackstone Real Estate Partners IX, Blackstone Inc. or any of their respective affiliates primarily engaged in the business of owning or operating commercial real estate in the ordinary course. “Priority Payment Cessation Event” means (a) the acceleration of the Whole Loan during the continuance of an event of default, (b) the initiation of (x) judicial or non-judicial foreclosure proceedings, (y) proceedings for appointment of a receiver or (z) similar remedies permitted by the Mortgage Loan documents relating to all or a material portion of the applicable individual Mortgaged Property, and/or (c) the imposition of a stay, an injunction or a similar judicially imposed device that has the effect of preventing the lender from exercising its remedies under the Mortgage Loan documents.

The related master lease (the “MGM Lease”) under which MGM Lessee III, LLC is the master tenant (“MGM Tenant”) of the Mortgaged Property, provides that, unless there is an event of default of the MGM Tenant under the MGM Lease, the Mortgaged Property may not be sold to a Tenant Competitor. A “Tenant Competitor” is defined in the MGM Lease to include a person or entity or an affiliate of a person or entity which (i) is among the top 10 global gaming companies by annual revenues or (ii) operates, leases or manages resorts with at least 1,000 rooms in the greater Las Vegas Strip area; provided, that a “Tenant Competitor” will not include (x) commercial or corporate banks, pension

E-2-1

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

2

funds, mutual funds and any other funds that are managed or controlled by a commercial or corporate bank which funds principally invest in commercial loans or debt securities or (y) any person or entity that has elected to be treated as a real estate investment trust and whose primary business activity is limited to acting as a landlord of properties under long-term triple-net leases that may include gaming facilities.

1	Project Broadview	(6) Permitted Liens; Title Insurance	See exception to Representation and Warranty No. 5, above.
2	CityCenter (Aria & Vdara)	(6) Permitted Liens; Title Insurance	See exception to Representation and Warranty No. 5, above.
20	Courtyard Murfreesboro	(5) Lien; Valid Assignment	The franchisor, Marriott International, Inc., has a right of first refusal to purchase the related Mortgaged Property in the event of a proposed transfer of the Mortgaged Property, the related Mortgagor or a controlling affiliate of such Mortgagor to a Competitor (as defined in the related franchise agreement) of the franchisor. Pursuant to the comfort letter executed in connection with the origination of the Mortgage Loan, the right of first refusal is subordinate to the exercise of the rights of a bona fide lender under the mortgage who is not a Competitor (or an affiliate of a Competitor) of the franchisor.
20	Courtyard Murfreesboro	(6) Permitted Liens; Title Insurance	See exception to Representation and Warranty No. 5, above.
1	Project Broadview	(16) Insurance	The Mortgage Loan documents permit the related Mortgagors to rely on the related tenants’ insurance or self-insurance provided that the conditions set forth in the Mortgage Loan documents are satisfied.
2	CityCenter (Aria & Vdara)	(16) Insurance

With respect to all risk insurance, the deductible may be up to $1,000,000, and with respect to flood, windstorm and earthquake coverage, the deductible may not exceed 5% of the total insurable value of the applicable individual Mortgaged Property (each, an “Individual Property”), subject to a $5,000,000 minimum (provided that, if the non-recourse carveout guarantor provides a guaranty acceptable to the lender and the rating agencies guaranteeing any failure by the Mortgagors to pay their obligations actually incurred with respect to that portion of the deductible that exceeds 5% of the total insurable value of an Individual Property, the deductibles for windstorm and earthquake coverage may be up to 15% of the total insurable value of the Individual Property). Additionally, the Mortgagors may utilize a $4,000,000 aggregate deductible subject to a $1,000,000 per occurrence deductible and a $1,000,000 maintenance deductible following the exhaustion of the aggregate and the aggregate does not apply to any losses arising from named windstorm, earthquake or flood. Such deductibles may not be considered customary.

The Mortgagors are not required to maintain the coverages on the Mortgaged Property required under the Mortgage Loan documents for so long as (A) the MGM Lease is in full force and effect, (B) no default by MGM Tenant beyond any applicable notice and cure period has occurred and is continuing under the MGM Lease and (C) MGM Tenant maintains insurance policies on each Individual Property that satisfy the requirements set forth in the Mortgage Loan documents (the “MGM Policies”) (except it is acknowledged and agreed that the MGM Policies are permitted to vary from the requirements set forth in the Mortgage Loan documents with respect to any property or terrorism deductible, provided that such deductible must be no greater than $5,000,000). Such deductible may not be considered customary.

E-2-2

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

 With respect to Syndicate Insurance Ratings, the Mortgagors are only required to use commercially reasonable efforts to obtain insurance from insurance companies with the required ratings. In the event that the Mortgagors are not able to obtain insurance from insurance companies rated at least BBB+ by S&P (and to the extent the applicable rating agency rates securities representing an interest in the Whole Loan and the applicable insurance carrier, Baa1 by Moody’s and BBB+ by Fitch), for 40% of the insurance coverage, the Mortgagors may instead obtain such insurance from insurance companies rated A:X or better in the current Best’s Insurance Reports.

The MGM Lease provides that all insurance proceeds (except business interruption insurance proceeds not allocated to rent expenses which will be payable to and retained by the MGM Tenant) payable by reason of any property loss or damage to the Mortgaged Property, or any portion of the Mortgaged Property, under any property insurance policy will be paid to the lender or an escrow account reasonably acceptable to the Mortgagors and the MGM Tenant, and made available to the MGM Tenant upon request for the reasonable costs of preservation, stabilization, emergency restoration, business interruption, reconstruction and repair, as the case may be, of any damage to or destruction of the Mortgaged Property; provided that if the total amount of proceeds payable net of applicable deductibles is $100,000,000 or less, and if no event of default under the MGM Lease has occurred and is continuing, the proceeds are required to be paid to the MGM Tenant and, subject to certain limitations set forth in the MGM Lease, used for the repair of the damage to the leased property in accordance with the terms of the MGM Lease.

9	Amazon LAX	(16) Insurance	The Mortgage Loan documents require the Mortgagor to maintain rental loss and/or business interruption insurance which covers a 12-month period from the date of any casualty.
2	CityCenter (Aria & Vdara)	(24) Local Law Compliance	The Mortgagors did not covenant in the Mortgage Loan documents (so long as the Mortgaged Property is subject to the MGM Lease) to keep all material licenses, permits and applicable governmental approvals necessary for the operation of the Mortgaged Property in full force and effect. For so long as the MGM Lease is in full force and effect, the covenant for the Mortgagors to keep in full force and effect the licenses and permits is limited to (x) the Mortgagors not directly taking such prohibited actions (or granting their consent under the MGM Lease to permit the MGM Tenant to take such a prohibited action to the extent such action is prohibited under the MGM Lease) and (y) the Mortgagors using commercially reasonable efforts to exercise their rights under the MGM Lease to cause the MGM Tenant to satisfy its obligations under the MGM Lease.
10	Etude Self Storage Portfolio	(24) Local Law Compliance

Snapbox Self-Storage - Tacoma - The use of the Snapbox Self-Storage - Tacoma Mortgaged Property as self-storage is a legal non-conforming use, as self-storage are not a permitted use under the current zoning code. The Snapbox Self-Storage – Tacoma Mortgaged Property was provided a determination of non-significance by the planning and land services director in Pierce County, Washington. The Snapbox Self-Storage – Tacoma Mortgaged Property is permitted to be rebuilt provided a permit is applied for within one year of damage and that restoration or reconstruction is substantially completed within 18 months.

E-2-3

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

Snapbox Self-Storage – Geyer - The use of the Snapbox Self-Storage – Geyer Mortgaged Property as a mini-warehouse is a legal non-conforming use, as a mini-warehouse use requires a conditional use permit under the current zoning code. In the event that the Snapbox Self-Storage – Geyer Mortgaged Property such damage or destruction is 50% or less of the reasonable replacement value of the structure immediately prior to such damage, such structure may be repaired and reconstructed and used for the same purposes as it was before the damage or destruction; provided that such repair or reconstruction is commenced and completed within 12 months of the date of such damage or destruction.

Snapbox Self-Storage – Macedo Mortgaged Property - Certain code violations are open at the Mortgaged Property. The Mortgagor is required to address these violations within a time certain following the date of the Mortgage Loan.

Snapbox Self-Storage – Pines Mortgaged Property - Certain code violations are open at the Mortgaged Property. The Mortgagor is required to address these violations within a time certain following the date of the Mortgage Loan.

17	Guardian Storage Shadyside	(24) Local Law Compliance	The Mortgaged Property is legal non-conforming as to use as warehouse and residential storage uses are no longer permitted under the current zoning code. If a structure containing a legal non-conforming use is damaged or destroyed, such legal non-conforming use may only be restored (i) with the approval of the Board of Adjustment as a special exception and (ii) if such restoration does not expand the legal non-conforming use beyond what was previously there.
32	Penn South Brooklyn Portfolio	(24) Local Law Compliance	Certain violations issued by the New York City Department of Buildings and the New York City Department of Housing Preservation & Development are open at the related Mortgaged Properties. The Mortgage Loan documents require the Mortgagor to remedy such open violations.
2	CityCenter (Aria & Vdara)	(25) Licenses and Permits	See exception to Representation and Warranty No. 24, above.
17	Guardian Storage Shadyside	(25) Licenses and Permits	The portion of the Mortgaged Property located at 5869 Centre Avenue, improved by approximately 231 self-storage units, does not yet have a certificate of occupancy pending completion of the construction of such units. The Mortgage Loan documents require the Mortgagor to obtain a certificate of occupancy.
32	Penn South Brooklyn Portfolio	(26) Recourse Obligations	The Mortgage Loan documents do not provide full recourse for voluntary transfers of indirect equity interests in the Mortgagor by passive investors made in violation of the Mortgage Loan documents which do not result in a prohibited change of control, prohibited preferred equity or prohibited equity pledge (as such terms are defined in the Mortgage Loan documents); provided, however, the Mortgage Loan documents do provide recourse for losses resulting from or arising out of such transfers.
2	CityCenter (Aria & Vdara)	(26) Recourse Obligations

Clause (a)(i) – The full recourse carveouts do not cover acquiescence by the Mortgagors.

Clause (a)(ii) is limited to collusion in writing.

Clause (a)(iii) is not a full recourse item (but loss recourse).

The non-recourse carveout guarantor’s liability with respect to the bankruptcy related full recourse carveout, including clause (a)(i) and (a)(ii) above, is limited to 10% of the

E-2-4

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

outstanding amount of the related Whole Loan as of the date that the first full recourse event occurs, plus costs of enforcement.

Clause (b)(i) – There is no loss carveout for misappropriation of security deposits. There is only a loss carveout for rents received with respect to the property paid more than one month in advance.

Additionally, all recourse under clause (b)(i) is limited such that it will not be deemed misappropriation to the extent such amounts are applied to pay costs and expenses incurred in connection with the ownership, operation or management of the Mortgaged Properties in accordance with the terms of the Mortgage Loan documents or applied to pay other obligations required to be paid pursuant to the Mortgage Loan documents, or otherwise delivered to the lender.

With respect to clause (b)(iii), there is no separate environmental indemnitor with respect to the Mortgage Loan.

With respect to clause (b)(iii), breaches of environmental covenants do not trigger recourse to the guarantor except, subject to a cap equal to a coverage limit of at least $25,000,000 for each incident and a combined aggregate of $25,000,000, to the extent that (A) the Mortgaged Property is not subject to the MGM Lease and (B) the Mortgagors obtain environmental insurance against claims for pollution and remediation legal liability (the “PLL Policies”) that does not run through the date that is at least two years past the date of repayment of the Mortgage Loan (the “Required PLL Period”) and the Mortgagors fail to renew, replace or extend such PLL Policy through the Required PLL Period as required under the Mortgage Loan documents, any liability under the environmental indemnity that first arises after the expiration of such PLL Policy and that would have otherwise been covered by the PLL Policy had it been renewed, replaced or extended through the Required PLL Period, except to the extent such loss is caused by or results from the gross negligence or willful misconduct of the lender.

With respect to clause (b)(iv) recourse for waste is limited to willful misconduct of Mortgagors or any of their affiliates that are controlled by the guarantor which results in physical damage or waste.

13	Torrey Heights	(26) Recourse Obligations	There is no non-recourse carveout guarantor or separate environmental indemnitor with respect to the Mortgage Loan or the related Whole Loan.
--	All GSMC Mortgage Loans	(27) Mortgage Releases	If the subject Mortgage Loan is included in a REMIC and the loan-to-value ratio of the related Mortgaged Property following a condemnation exceeds 125%, the related Mortgagor may be able to avoid having to pay down the subject Mortgage Loan if it delivers an opinion of counsel to the effect that the failure to make such pay down will not cause such REMIC to fail to qualify as such.
2	CityCenter (Aria & Vdara)	(27) Mortgage Releases	The Mortgage Loan documents provide that in the event of a condemnation or taking of any portion of the Mortgaged Property by a state or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagors may not be required to pay down the principal balance of the Mortgage Loan in an amount not less than
E-2-5

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

the least of one of the following amounts: (i) the net condemnation proceeds plus the net proceeds of any arm’s length sale of the released portion of such Individual Property to an unrelated entity, (ii) the fair market value of the released portion of such Individual Property at the time of the release (as determined in accordance with the definition of “Loan-to-Value Ratio”), or (iii) an amount such that the Loan-to-Value Ratio after giving effect to the release is not greater than the Loan-to-Value Ratio immediately prior to such release, unless the lender receives an opinion of counsel that, if such amount is not paid, the securitization will not fail to maintain its status as a REMIC Trust as a result of the related release of the lien.
2	CityCenter (Aria & Vdara)	(28) Financial Reporting and Rent Rolls

For so long as the MGM Lease is in effect, the Mortgagors must deliver the annual financial statements of MGM Tenant and any subtenant under a sublease to the MGM Lease on a combined basis. For so long as the Mortgaged Property is not subject to the MGM Lease, the Mortgagors are required to furnish to the lender annually a complete copy of the Mortgagors’ (or, at the Mortgagors’ election, any 100% direct or indirect owner of the Mortgagors that owns no assets other than such ownership interest and the ownership of any intermediate holding companies that own no assets other than such ownership interest in the Mortgagors) annual financial statements.

There is an obligation to deliver trailing 12-month and year to date operating statements on a quarterly basis but operating statements are not part of the annual reporting package.

There is no obligation to deliver a rent roll.

2	CityCenter (Aria & Vdara)	(29) Acts of Terrorism Exclusion

For so long as the Mortgaged Property is subject to the MGM Lease, the Mortgagors are permitted to rely on terrorism insurance provided by the MGM Tenant. Such insurance may have a deductible of up to $5,000,000.

Terrorism insurance may be written by a non-rated captive insurer.

In addition, all exceptions to Representation and Warranty No. 17 are also exceptions to this Representation and Warranty No. 30.

2	CityCenter (Aria & Vdara)	(30) Due on Sale or Encumbrance

The Mortgage Loan documents permit free transfers or pledges of interests in an Excluded Entity. As used herein, “Excluded Entity” means (i) any entity comprising Initial Sponsor, any other Approved Sponsor Entity or RIC Investor or (ii) any direct or indirect legal or beneficial owner (including, without limitation, any shareholder, partner, member and/or non-member manager) of any entity comprising Initial Sponsor, any other Approved Sponsor Entity or RIC Investor. “Initial Sponsor” means certain Blackstone funds specified or described in the Mortgage Loan documents. “Approved Sponsor Entity” means any entity comprising Initial Sponsor and/or certain Blackstone funds specified or described in the Whole Loan documents, as well as other Blackstone affiliates as described in the Whole Loan documents. “RIC Investor” means Realty Income Corporation (or any successor thereto by operation of law (whether through a merger, consolidation or similar transaction)).

The Mortgage Loan documents provide that none of the Mortgagors, any mezzanine borrower, or any other direct or indirect equity holder in the Mortgagors up to the first direct

E-2-6

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

or indirect holder that has substantial assets other than its indirect interest in the Mortgaged Properties (each, a “Restricted Pledge Party”), other than the Mortgagors or any future mezzanine borrower, may be restricted from any sale or pledge of its direct or indirect assets, provided such assets are not encumbered or required to be encumbered by the Whole Loan or any mezzanine loan. Notwithstanding the foregoing, no consent of the lender is required in connection with (i) any foreclosure of any pledge of an indirect equity interest in the Mortgagors or (ii) exercise of remedies or acquisition of control by a provider of preferred equity or debt to an indirect owner of the Mortgagors that may or may not result in a change of control of the Mortgagors and no assumption fee will be payable in connection therewith; provided that (x) the foreclosing party or the party acquiring control of the Mortgagors or exercising remedies is an eligible assignee (or with respect to preferred equity, a permitted assumption party) that is able to satisfy certain conditions, including remaking representations and covenants relating to embargoed persons.

Upon satisfaction of certain conditions set forth in the Mortgage Loan documents, a sale or pledge of the direct or indirect equity interests in the Mortgagors is permitted without lender consent provided that after giving effect to such sale or pledge, (A) (i) one or more of the entities comprising any Initial Sponsor and/or a Blackstone fund entity, (ii) the RIC Investor, (iii) following a permitted assumption, a permitted assumption party or (iv) following a public sale, a public vehicle (each, an “Approved Control Party”) must individually or collectively, directly or indirectly, own the applicable Required Ownership Interest. The “Required Ownership Interest” means (i) for so long as one or more entities comprising an Approved Control Party individually or collectively controls the Mortgagors and the mezzanine borrower, not less than 5% of the ultimate direct or indirect interests in the Mortgagors and the mezzanine borrower, or (ii) in the event that an Approved Control Party does not individually or collectively control the Mortgagors and the mezzanine borrower, not less than 15% of the ultimate direct or indirect interests in the Mortgagors and the mezzanine borrower.

In the event that any gaming authority requires the Mortgagors or their direct or indirect owner to apply for a gaming license in connection with their ownership of the Mortgaged Property, the Mortgagors may, without the lender’s consent, implement a “voteco” structure which would result in (A) 100% of the voting membership interests in the Mortgagors (or a direct or indirect owner of the Mortgagors) being owned by a Voteco Entity, (B) Voteco Entity thereafter controlling the Mortgagors, and (C) the direct or indirect economic interests in the Mortgagors continuing to be owned in accordance with the requirements of the Mortgage Loan documents, provided that certain conditions are satisfied, including that no event of default is continuing. A “Voteco Entity” means a newly formed Delaware limited liability company that would (i) control the Mortgagors and (ii) be 100% owned and controlled by one or more senior management officers of the sponsor, or if a replacement guarantor has executed and delivered a replacement guaranty substantially in the form of the guaranty or otherwise in form reasonably satisfactory to the lender in accordance with the terms and provisions of the Mortgage Loan documents, one or more senior management officers of the applicable qualified transferee, in each case, that satisfies applicable gaming laws.

E-2-7

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

transferee, in each case, that satisfies applicable gaming laws.
1, 9	Project Broadview and Amazon LAX	(39) Organization of Mortgagor	The Mortgagors are affiliated entities.

E-2-8

SCHEDULE E-1

GOLDMAN SACHS MORTGAGE COMPANY

MORTGAGE LOANS WITH EXISTING MEZZANINE DEBT

None.

E-2-9

SCHEDULE E-2

GOLDMAN SACHS MORTGAGE COMPANY

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT
IS PERMITTED IN THE FUTURE

Loan No.	Mortgage Loan
2	CityCenter (Aria & Vdara)
13	Torrey Heights
E-2-10

SCHEDULE E-3

GOLDMAN SACHS MORTGAGE COMPANY

CROSS-COLLATERALIZED MORTGAGE LOANS

None.

E-2-11

No dealer, salesman or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

TABLE OF CONTENTS

SUMMARY OF CERTIFICATES	3
IMPORTANT NOTICE REGARDING THE
OFFERED CERTIFICATES	13
IMPORTANT NOTICE ABOUT INFORMATION
PRESENTED IN THIS PROSPECTUS	14
SUMMARY OF TERMS	23
SUMMARY OF RISK FACTORS	58
RISK FACTORS	61
DESCRIPTION OF THE MORTGAGE POOL	155
TRANSACTION PARTIES	237
CREDIT RISK RETENTION	300
DESCRIPTION OF THE CERTIFICATES	315
DESCRIPTION OF THE MORTGAGE LOAN
PURCHASE AGREEMENTS	350
POOLING AND SERVICING AGREEMENT	361
CERTAIN LEGAL ASPECTS OF MORTGAGE LOANS	471
CERTAIN AFFILIATIONS, RELATIONSHIPS AND
RELATED TRANSACTIONS INVOLVING TRANSACTION PARTIES	488
PENDING LEGAL PROCEEDINGS INVOLVING TRANSACTION PARTIES	490
USE OF PROCEEDS	490
YIELD AND MATURITY CONSIDERATIONS	490
MATERIAL FEDERAL INCOME TAX CONSIDERATIONS	500
CERTAIN STATE AND LOCAL TAX CONSIDERATIONS	513
METHOD OF DISTRIBUTION (CONFLICTS OF INTEREST)	514
INCORPORATION OF CERTAIN INFORMATION
BY REFERENCE	516
WHERE YOU CAN FIND MORE INFORMATION	516
FINANCIAL INFORMATION	517
CERTAIN ERISA CONSIDERATIONS	517
LEGAL INVESTMENT	521
LEGAL MATTERS	522
RATINGS	522
INDEX OF DEFINED TERMS	524

ANNEX A-1	CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES	A-1-1
ANNEX A-2	CERTAIN POOL CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES	A-2-1
ANNEX A-3	DESCRIPTION OF TOP FIFTEEN MORTGAGE LOANS AND ADDITIONAL MORTGAGE LOAN INFORMATION	A-3-1
ANNEX B	FORM OF REPORT TO CERTIFICATEHOLDERS	B-1
ANNEX C	FORM OF OPERATING ADVISOR ANNUAL REPORT	C-1
ANNEX D-1	GERMAN AMERICAN CAPITAL CORPORATION, CITI REAL ESTATE FUNDING INC., BARCLAYS CAPITAL REAL ESTATE INC. AND BANK OF MONTREAL MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES	D-1-1
ANNEX D-2	EXCEPTIONS TO GACC MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES	D-2-1
ANNEX D-3	EXCEPTIONS TO CREFI MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES	D-3-1
ANNEX D-4	EXCEPTIONS TO BCREI MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES	D-4-1
ANNEX D-5	EXCEPTIONS TO BMO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES	D-5-1
ANNEX E-1	GOLDMAN SACHS MORTGAGE COMPANY MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES	E-1-1
ANNEX E-2	EXCEPTIONS TO GSMC MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES	E-2-1

Dealers will be required to deliver a prospectus when acting as underwriters of these certificates and with respect to unsold allotments or subscriptions. In addition, all dealers selling these certificates will deliver a prospectus until the date that is ninety days from the date of this prospectus

$770,246,000
(Approximate)

Deutsche Mortgage & Asset
Receiving Corporation

Depositor

Benchmark 2026-V20 Mortgage
Trust

Issuing Entity

Benchmark 2026-V20
Mortgage Trust Commercial Mortgage
Pass-Through Certificates,
Series 2026-V20

Class A-1	$4,488,000
Class A-2	$0 – $274,943,000
Class A-3	$328,087,000 – $603,030,000
Class X-A	$693,222,000
Class X-B	$77,024,000
Class A-M	$85,704,000
Class B	$43,394,000
Class C	$33,630,000

PROSPECTUS

Deutsche Bank Securities

Co-Lead Manager and Joint Bookrunner

Goldman Sachs & Co. LLC

Co-Lead Manager and Joint Bookrunner

Citigroup

Co-Lead Manager and Joint Bookrunner

Barclays

Co-Lead Manager and Joint Bookrunner

BMO Capital Markets

Co-Lead Manager and Joint Bookrunner

Academy Securities

Co-Manager

Mischler Financial

Co-Manager

January      , 2026